As filed with the Securities and Exchange Commission on July 7, 2026

Registration No. 333-296768

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROME WILDLIFE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6531	42-2140010
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

c/o The Real Brokerage Inc.

701 Brickell Avenue, 17th Floor

Miami, Florida 33131

Telephone: (305) 306-9553

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Corporate Creations

1521 Concord Pike Suite 201

Wilmington, DE 19803

+1 (866) 761-1444

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service of Process)

With a copy to:
David K. Boston Sean M. Ewen Andrew C. Marmer Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Telephone: (212) 728-8000	Karri R. Callahan Susan L. Winders RE/MAX Holdings, Inc. 5075 South Syracuse Street Denver, Colorado 80237 Telephone: (303) 770-5531	Gavin B. Grover John T. Owen H. Thomas Felix Ryan J. Adams Morrison & Foerster LLP 425 Market Street San Francisco, California 94105 Telephone: (415) 268-7000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the transactions described in the enclosed joint proxy statement/prospectus and management information circular. ☐

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus and management information circular is not complete and may be changed. Rome Wildlife, Inc. may not sell the securities offered by this joint proxy statement/prospectus and management information circular until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus and management information circular is not an offer to sell these securities and Rome Wildlife, Inc. is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED July 7, 2026

MESSAGE TO THE SECURITYHOLDERS OF THE REAL BROKERAGE INC.
AND

THE STOCKHOLDERS OF RE/MAX HOLDINGS, INC.

July    , 2026

To the Securityholders of The Real Brokerage Inc. and the Stockholders of RE/MAX Holdings, Inc.:

We are pleased to share that on April 26, 2026, The Real Brokerage Inc. (“Real”), a leading technology-powered real estate brokerage, and RE/MAX Holdings, Inc. (“REMAX”), the parent company of one of the world’s leading franchisors of real estate brokerage services, entered into a definitive agreement (as may be amended, modified, supplemented or waived from time to time, the “Merger Agreement”) under which Real will acquire REMAX to create a leading technology-enabled global real estate platform named Real REMAX Group Inc. The enclosed joint proxy statement/prospectus and management information circular describes what this means for you as a securityholder of Real or a stockholder of REMAX.

We believe that the acquisition will unite two complementary business models: Real’s AI-powered, high-growth brokerage platform, proprietary software and vibrant agent community with REMAX’s iconic real estate brand and expansive global franchise network. Real REMAX Group Inc. will deliver a differentiated end-to-end home-buying and home-selling experience for the combined company’s agents and franchisees.

As explained in greater detail in the enclosed joint proxy statement/prospectus and management information circular, pursuant to the terms of the Merger Agreement, (i) Real has formed a new holding company to be renamed Real REMAX Group Inc.; (ii) following a 10-for-1 share consolidation, Real shareholders will receive one share of Real REMAX Group Inc. for each existing common share of Real and (iii) REMAX stockholders will have the right to elect to receive, for each share of REMAX Class A common stock, 5.150 shares of Real REMAX Group Inc. (to be adjusted to reflect the 10-for-1 share consolidation) or $13.80 in cash, subject to proration such that the aggregate cash proceeds to REMAX stockholders will be no less than $60 million and no greater than $80 million. Following the closing of the contemplated transactions, former Real shareholders are expected to own approximately 60% of the combined company, and former REMAX stockholders are expected to own approximately 40%, in each case on a fully exchanged and diluted basis, assuming the payment of the $80 million maximum available cash consideration to REMAX stockholders.

Securityholders of Real must vote to approve the Arrangement (as defined in the accompanying joint proxy statement/prospectus and management information circular) in order for it to occur. Likewise, the REMAX stockholders must vote to approve the Mergers (as defined in the accompanying joint proxy statement/prospectus and management information circular) in order for them to take place. After careful consideration, the boards of directors of both Real and REMAX have approved the contemplated transactions and are recommending that their respective securityholders or stockholders vote “FOR” the proposals described in the accompanying joint proxy statement/prospectus and management information circular, as applicable.

Your vote is very important. Please read the accompanying joint proxy statement/prospectus and management information circular carefully and vote your securities as instructed in the joint proxy statement/prospectus and management information circular.

We are excited about the opportunities that the contemplated transactions will create for you and for our employees, agents and franchisees. We look forward to expanding our infrastructure, enhancing our capabilities and creating new paths for growth, collaboration and innovation. Thank you for your continued support of Real and REMAX.

Sincerely,

Tamir Poleg	Erik Carlson

Chief Executive Officer	Chief Executive Officer
The Real Brokerage Inc.	RE/MAX Holdings, Inc.

LETTER TO THE SECURITYHOLDERS OF THE REAL BROKERAGE INC.

Arrangement Resolution Proposal — Your Vote Is Very Important

July    , 2026

Dear Securityholders of The Real Brokerage Inc.:

The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia (“Real”), and RE/MAX Holdings, Inc., a Delaware corporation (“REMAX”) have entered into an Arrangement Agreement and Plan of Merger, dated as of April 26, 2026 (as may be amended, modified, supplemented or waived from time to time, the “Merger Agreement”), by and among Real, REMAX, Rome Wildlife, Inc., a Delaware corporation and a wholly owned subsidiary of Real (“New Wildlife”), Wildlife Acquisition I Corp., a Delaware corporation and a wholly owned subsidiary of New Wildlife (“Merger Sub I”), Wildlife Acquisition II LLC, a Delaware limited liability company and a wholly owned subsidiary of New Wildlife (“Merger Sub II”), and 1587802 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of the Province of British Columbia and a wholly owned subsidiary of New Wildlife (“Bidco”). The Merger Agreement provides that, among other things and on the terms and subject to the conditions set forth therein:

(1)	Pursuant to an arrangement under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “Arrangement”) and in accordance with the plan of arrangement of Real, (i) the issued and outstanding common shares of Real (the “Real Common Shares”) will be consolidated (the “Share Consolidation”) on a 10-for-1 basis, such that each 10 outstanding Real Common Shares shall be consolidated into one Real Common Share, and (ii) the Real shareholders will then transfer all of their Real Common Shares to Bidco for shares of common stock of New Wildlife (“New Wildlife Common Stock”) on a one-for-one basis, such that Real becomes a wholly owned subsidiary of Bidco, which in turn is a wholly owned subsidiary of New Wildlife.
(2)	Following the effectiveness of the Arrangement, Merger Sub I will merge with and into REMAX (the “First Merger”), with REMAX surviving the First Merger as a wholly owned subsidiary of New Wildlife, and then REMAX will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of New Wildlife. Pursuant to the First Merger, each share of Class A common stock of REMAX (the “REMAX Class A Common Stock”) issued and outstanding immediately prior to the First Merger Effective Time (as defined in the accompanying joint proxy statement/prospectus and management information circular) (including shares of REMAX Class A Common Stock issued in connection with the RIHI Merger (as defined in the accompanying joint proxy statement/prospectus and management information circular), and other than certain shares as described in the Merger Agreement) will be converted into the right to elect to receive either 5.150 (to be adjusted prior to the First Merger Effective Time to reflect the Share Consolidation by dividing 5.150 by 10) shares of New Wildlife Common Stock or $13.80 in cash, subject to proration such that the aggregate cash proceeds to be delivered to REMAX stockholders who make an election to receive cash pursuant to the Merger Agreement will be no less than $60 million and no greater than $80 million, as determined pursuant to the election and allocation procedures in the Merger Agreement (all actions and transactions contemplated by the Merger Agreement, including the Arrangement, the Mergers, and the RIHI Merger together, the “Contemplated Transactions”).

As a result of the Contemplated Transactions, Real and REMAX will become wholly owned subsidiaries of New Wildlife, which will be renamed “Real REMAX Group Inc.” concurrently with the consummation of the Contemplated Transactions.

At the special meeting (the “Real Meeting”) of holders of Real Common Shares, Real options and Real restricted share units (collectively, the “Real Securityholders”), Real Securityholders will be asked to consider and vote on the following:

●	pursuant to an order of the Supreme Court of British Columbia dated July 6, 2026 and if deemed acceptable, to pass, with or without variation, a special resolution (the “Arrangement Resolution”), the full text of which is set forth in Annex A to the accompanying joint proxy statement/prospectus and management information circular, approving the Arrangement; and
●	to transact such other business as may properly come before the Real Meeting or any adjournment or postponement thereof.

Based on the number of Real Common Shares outstanding as of April 26, 2026, and the number of shares of REMAX Class A Common Stock outstanding as of April 26, 2026 and taking into account the number of shares of REMAX Class A Common Stock expected to be issued in connection with the RIHI Merger, immediately after completion of the Contemplated Transactions, former Real shareholders are expected to own approximately 60% of the combined company, and former REMAX stockholders are expected to own approximately 40%, in each case on a fully exchanged and diluted basis, assuming the payment of the $80 million maximum available cash consideration to REMAX stockholders.

The Real Common Shares are traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “REAX” and the shares of REMAX Class A Common Stock are traded on the New York Stock Exchange (the “NYSE”) under the symbol “RMAX.” Upon the consummation of the Contemplated Transactions (the “Closing”), the Real Common Shares will delist from Nasdaq and be deregistered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the REMAX Class A Common Stock will delist from the NYSE and be deregistered under the Exchange Act. Prior to the Closing, New Wildlife will prepare and cause to be filed with Nasdaq an application for listing of the shares of New Wildlife Common Stock under the symbol “REAX.” As promptly as practicable after the Closing, Real will apply to cease to be a reporting issuer under applicable Canadian securities laws. New Wildlife will continue as a reporting issuer under applicable Canadian securities laws.

We cannot complete the Arrangement unless the Real Securityholders approve the Arrangement Resolution. Your vote is very important, regardless of the number of Real Common Shares, Real options or Real restricted share units that you own. Whether or not you expect to attend the Real Meeting live, please vote your securities as promptly as possible so that your securities may be represented and voted at the Real Meeting. Even if you plan to attend the Real Meeting live, please complete, date and sign the enclosed Instrument of Proxy promptly, as applicable, and return it in the self-addressed envelope enclosed for that purpose or by any of the other methods indicated in the Instrument of Proxy in order to ensure that your securities will be represented at the Real Meeting if you are unable to attend. If you hold your Real Common Shares through a broker, investment dealer, bank, trust company, custodian, nominee or other intermediary, you should return the request for voting instructions in accordance with the instructions provided to you by your broker or such other intermediary in order to vote your Real Common Shares.

After careful consideration, the board of directors of Real (the “Real Board”) unanimously approved the Merger Agreement and the Contemplated Transactions, including the Arrangement and the Mergers. The Real Board unanimously recommends that Real Securityholders vote “FOR” the Arrangement Resolution to be submitted at the Real Meeting. In considering the recommendation of the Real Board, you should be aware that the directors and executive officers of Real have certain interests in the Contemplated Transactions that may be different from, or in addition to, the interests of Real Securityholders generally. See the sections entitled “The Arrangement — Interests of Certain Persons in the Arrangement” and “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of Real’s Directors and Executive Officers in the Contemplated Transactions,” beginning on pages 163 and 178, respectively, of the accompanying joint proxy statement/prospectus and management information circular for a more detailed description of these interests.

We urge you to read carefully and in its entirety the accompanying joint proxy statement/prospectus and management information circular, including the annexes and any documents incorporated by reference. In particular, we urge you to read carefully the section entitled “Risk Factors,” beginning on page 35 of the accompanying joint proxy statement/prospectus and management information circular.

Thank you for your consideration and continued support.

Sincerely,

Tamir Poleg

Chief Executive Officer

The Real Brokerage Inc.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR ANY CANADIAN SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS AND MANAGEMENT INFORMATION CIRCULAR OR THE SECURITIES TO BE ISSUED PURSUANT TO THE ARRANGEMENT AND THE MERGERS UNDER THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS AND MANAGEMENT INFORMATION CIRCULAR NOR HAVE THEY DETERMINED IF THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS AND MANAGEMENT INFORMATION CIRCULAR IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying joint proxy statement/prospectus and management information circular is dated July    , 2026, and is being mailed to shareholders of The Real Brokerage Inc. on or about July   , 2026.

LETTER TO THE STOCKHOLDERS OF RE/MAX HOLDINGS, INC.

July     , 2026

Dear Fellow Stockholder:

On April 26, 2026, RE/MAX Holdings, Inc., a Delaware corporation (“REMAX”), entered into an Arrangement Agreement and Plan of Merger (as may be amended, modified, supplemented or waived from time to time, the “Merger Agreement”) by and among REMAX, The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia (“Real”), Rome Wildlife, Inc., a Delaware corporation and a wholly owned subsidiary of Real (“New Wildlife”), Wildlife Acquisition I Corp., a Delaware corporation and a wholly owned subsidiary of New Wildlife (“Merger Sub I”), Wildlife Acquisition II LLC, a Delaware limited liability company and a wholly owned subsidiary of New Wildlife (“Merger Sub II”), and 1587802 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of the Province of British Columbia and a wholly owned subsidiary of New Wildlife (“Bidco”).

As explained in greater detail in the accompanying joint proxy statement/prospectus and management information circular, under the terms of the Merger Agreement:

(1)	Pursuant to an arrangement (the “Arrangement”) in accordance with the plan of arrangement attached to the Merger Agreement, Real’s shareholders (following a consolidation of the outstanding common shares of Real (“Real Common Shares”) on a 10-for-1 basis, such that each 10 outstanding Real Common Shares shall be consolidated into one Real Common Share (the “Share Consolidation”)) will transfer all of their Real Common Shares to Bidco for shares of common stock of New Wildlife (“New Wildlife Common Stock”) on a one-for-one basis (collectively, the “Exchange”), such that Real becomes a wholly owned subsidiary of Bidco, which in turn is a wholly owned subsidiary of New Wildlife.
(2)	Following the effectiveness of the Arrangement, Merger Sub I will merge with and into REMAX (the “First Merger”), with REMAX surviving the First Merger as a wholly owned subsidiary of New Wildlife, and then REMAX will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of New Wildlife. Pursuant to the First Merger, each share of Class A common stock of REMAX (the “REMAX Class A Common Stock”) issued and outstanding immediately prior to the First Merger Effective Time (as defined in the accompanying joint proxy statement/prospectus and management information circular) (including shares of REMAX Class A Common Stock issued in connection with the RIHI Merger (as defined below) and other than certain shares as described in the Merger Agreement) will be converted into the right to elect to receive either 5.150 (to be adjusted prior to the First Merger Effective Time to reflect the Share Consolidation by dividing 5.150 by 10) shares of New Wildlife Common Stock or $13.80 in cash, subject to proration such that the aggregate cash proceeds to be delivered to REMAX stockholders who make an election to receive cash pursuant to the Merger Agreement will be no less than $60 million and no greater than $80 million, as determined pursuant to the election and allocation procedures in the Merger Agreement (all actions and transactions contemplated by the Merger Agreement, including the Arrangement, the Mergers and the RIHI Merger, together, the “Contemplated Transactions”).

In addition, prior to the Arrangement and Mergers described above, REMAX will acquire RIHI, Inc., a Delaware corporation (“RIHI”) pursuant to mergers (collectively, the “RIHI Merger”) in accordance with the terms of the Merger Agreement and the terms of the Agreement and Plan of Merger (the “RIHI Merger Agreement”) by and among REMAX, Rhino Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of REMAX, Rhino Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of REMAX, and RIHI. In connection with the RIHI Merger, each outstanding share of RIHI common stock (the “RIHI Common Stock”) (other than dissenting or cancelled shares) will be converted into a number of shares of REMAX Class A Common Stock equal to the number of common units of RMCO, LLC held by RIHI, divided by the total number of issued and outstanding shares of RIHI Common Stock.

As a result of the Contemplated Transactions, Real and REMAX will become wholly owned subsidiaries of New Wildlife, which will be renamed “Real REMAX Group Inc.” concurrently with the consummation of the Contemplated Transactions.

Following the closing of the transactions, former Real shareholders are expected to own approximately 60% of the combined company, and former REMAX stockholders are expected to own approximately 40%, in each case on a fully exchanged and diluted basis, assuming the payment of the $80 million maximum available cash consideration to REMAX stockholders.

Upon the consummation of the transactions, (i) the New Wildlife Common Stock is expected to be listed on the Nasdaq Stock Market under the ticker symbol “REAX,” (ii) the shares of REMAX Class A Common Stock and the Real Common Shares will cease trading and will be delisted and deregistered under the U.S. Securities Exchange Act of 1934, as amended, and (iii) Real will apply to cease to be a reporting issuer under applicable Canadian securities laws. New Wildlife will be renamed “Real REMAX Group Inc.” in connection with the consummation of the Contemplated Transactions and will continue as a reporting issuer under applicable Canadian securities laws.

Each of Real and REMAX is holding a special meeting of its securityholders and stockholders, respectively, to vote on the proposals necessary to complete the transactions contemplated by the Merger Agreement. The special meeting of REMAX stockholders (including any adjournments, postponements or continuations thereof, the “REMAX Meeting”) will be held in a virtual meeting format only, via live webcast, without a physical meeting location. Record holders of REMAX Common Stock, please be sure to follow instructions found on your proxy card. Beneficial holders of REMAX Common Stock, please be sure to follow the instructions from your bank, brokerage firm or other nominee so that your shares may be represented and voted at the REMAX Meeting. Information about the REMAX Meeting, the transactions contemplated by the Merger Agreement and the other business to be considered by stockholders at the REMAX Meeting is contained in the accompanying Notice of Special Meeting of stockholders of RE/ MAX Holdings, Inc. (the “Notice of REMAX Meeting”) and joint proxy statement/prospectus and management information circular. Any stockholder entitled to attend and vote at the REMAX Meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of REMAX Common Stock. We urge you to read the accompanying Notice of REMAX Meeting and joint proxy statement/prospectus and management information circular and the annexes and any documents incorporated by reference carefully and in their entirety. You should also carefully consider the risks that are described in the “Risk Factors” section beginning on page 35 of the accompanying joint proxy statement/ prospectus and management information circular.

Your vote is very important regardless of the number of shares of REMAX Common Stock that you own. The transactions contemplated by the Merger Agreement cannot be completed without (1) the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of REMAX Class A Common Stock and Class B common stock of REMAX (the “REMAX Class B Common Stock”) entitled to vote thereon, voting together as a single class, and (2) the approval of the issuance of REMAX Class A Common Stock pursuant to the RIHI Merger Agreement by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of REMAX Class A Common Stock and REMAX Class B Common Stock present in person or represented by proxy at the REMAX Meeting and entitled to vote thereon, voting together as a single class.

Whether or not you plan to attend the REMAX Meeting, please submit your proxy, or voting instructions received from your bank, brokerage firm or other nominee, as applicable, as soon as possible to make sure that your shares are represented at the meeting.

Sincerely,

Erik Carlson

Chief Executive Officer
RE/MAX Holdings, Inc.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR ANY CANADIAN SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS AND MANAGEMENT INFORMATION CIRCULAR OR THE SECURITIES TO BE ISSUED PURSUANT TO THE ARRANGEMENT AND THE MERGERS UNDER THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS AND MANAGEMENT INFORMATION CIRCULAR NOR HAVE THEY DETERMINED IF THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS AND MANAGEMENT INFORMATION CIRCULAR IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying joint proxy statement/prospectus and management information circular is dated July    , 2026, and is being mailed to stockholders of REMAX on or about July   , 2026.

NOTICE OF SPECIAL MEETING OF SECURITYHOLDERS OF THE REAL BROKERAGE INC.

TAKE NOTICE THAT, pursuant to an order of the Supreme Court of British Columbia dated July 6, 2026 (the “Interim Order”), a special meeting (the “Real Meeting”) of holders (“Real Shareholders”) of common shares (“Real Common Shares”) of The Real Brokerage Inc. (“Real”), holders (“Real Optionholders”) of options to purchase Real Common Shares (“Real Options”) and holders (“Real RSU Holders” and, together with Real Shareholders and Real Optionholders, the “Real Securityholders”) of restricted share units of Real (“Real RSUs” and, together with Real Common Shares and Real Options, “Real Securities”) will be held on August 14, 2026, at 10:00 a.m. (Eastern time), subject to any adjournment or postponement thereof.

The Real Meeting will be a virtual meeting of securityholders. You will be able to attend the Real Meeting, vote and submit your questions during the Real Meeting via live webcast by visiting www.virtualshareholdermeeting.com/REAXSPECIAL2026. Prior to the Real Meeting, Real Shareholders, Real Optionholders and Real RSU Holders will be able to vote as set out further below.

The Real Meeting will be held for the following purposes:

1.	to consider, pursuant to the Interim Order, and, if deemed acceptable, to pass, with or without variation, a special resolution (the “Arrangement Resolution”), the full text of which is set forth in Annex A to the accompanying joint proxy statement/prospectus and management information circular of Real, dated July 6, 2026, approving an arrangement (the “Arrangement”) involving, among others, Real, Rome Wildlife, Inc. (“New Wildlife”) and 1587802 B.C. Unlimited Liability Company, a wholly owned subsidiary of New Wildlife (“Bidco”), pursuant to a statutory plan of arrangement under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) whereby (i) the issued and outstanding Real Common Shares will be consolidated on a 10-for-1 basis (the “Share Consolidation”), (ii) Real Shareholders will then transfer all of their resulting Real Common Shares to Bidco for shares of common stock of New Wildlife on a one- for-one basis, such that Real will become a wholly owned subsidiary of Bidco, and (iii) taking into account the Share Consolidation, all of the outstanding Real Options and Real RSUs will be exchanged for replacement options and restricted share units of New Wildlife and cancelled, all in accordance with the terms of the Arrangement Agreement and Plan of Merger, dated as of April 26, 2026, among Real, REMAX, New Wildlife, Wildlife Acquisition I Corp., Wildlife Acquisition II LLC and Bidco (as may be amended, modified, supplemented or waived from time to time, the “Merger Agreement”); and
2.	to transact such other business as may properly come before the Real Meeting or any adjournment or postponement thereof.

Specific details of the matters proposed to be put before the Real Meeting are set forth in the joint proxy statement/prospectus and management information circular which accompanies this notice of special meeting of Real Securityholders (the “Real Notice of Meeting”). The Merger Agreement has been filed under Real’s issuer profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.

The board of directors of Real (the “Real Board”) unanimously recommends that Real Securityholders vote FOR the Arrangement Resolution. In considering the recommendation of the Real Board, you should be aware that the directors and executive officers of Real have certain interests in the Contemplated Transactions that may be different from, or in addition to, the interests of Real Securityholders generally. See the sections entitled “The Arrangement — Interests of Certain Persons in the Arrangement” and “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of Real’s Directors and Executive Officers in the Contemplated Transactions,” beginning on pages 163 and 178, respectively, of the accompanying joint proxy statement/prospectus and management information circular for a more detailed description of these interests.

Pursuant to the Interim Order, the record date is Monday, June 29, 2026 (the “Real Record Date”) for determining Real Securityholders who are entitled to receive notice of and to vote at the Real Meeting. Only registered Real Shareholders shown on the central securities register of Real (“Registered Real Shareholders”), Real Optionholders and Real RSU Holders, or their duly appointed proxyholders, at the close of business on the Real Record Date are entitled to receive notice of the Real Meeting and to vote on the Arrangement Resolution at the Real Meeting. This Real Notice of Meeting is accompanied by the joint proxy statement/prospectus and management information circular, the form(s) of proxy (each an “Instrument of Proxy”), voting instruction form (“VIF”) and a letter of transmittal for Registered Real Shareholders (the “Real Letter of Transmittal”), as applicable.

Voting and Appointing Proxyholders

Each Real Security entitled to be voted at the Real Meeting will entitle the holder thereof to one vote at the Real Meeting.

In order to become effective, the Arrangement Resolution must be approved by at least (i) 662∕3% of the votes cast on the Arrangement Resolution by Real Shareholders present in person or represented by proxy and entitled to vote at the Real Meeting, and (ii) 662∕3% of the votes cast on the Arrangement Resolution by Real Shareholders, Real Optionholders and Real RSU Holders present in person or represented by proxy and entitled to vote at the Real Meeting, voting together as a single class. It is a condition to the implementation of the Arrangement that the Arrangement Resolution be approved at the Real Meeting. If the Arrangement Resolution is not approved at the Real Meeting, the Arrangement will not be completed.

Registered Real Shareholders, Real Optionholders and Real RSU Holders and duly appointed proxyholders, including Real Shareholders who hold their Real Common Shares through a broker, investment dealer, bank, trust company, custodian, nominee or other intermediary (“Beneficial Real Shareholders”) who have duly appointed themselves or a third party as proxyholder, may attend, participate in and vote at the Real Meeting. Beneficial Real Shareholders who have not duly appointed themselves as proxyholder may be able to attend the Real Meeting as guests but will not be able to vote at the Real Meeting.

Registered Real Shareholders, Real Optionholders and Real RSU Holders are requested to read the enclosed joint proxy statement/prospectus and management information circular and are requested to date and sign the enclosed Instrument of Proxy promptly, as applicable, and return it in the self-addressed envelope enclosed for that purpose or by any of the other methods indicated in the Instrument of Proxy. Registered Real Shareholders, Real Optionholders and Real RSU Holders may also vote in advance of the meeting on the Internet, by mail or by telephone. Pursuant to the Interim Order, proxies to be used at the Real Meeting must be received by Broadridge by no later than 10:00 a.m. (Eastern time) on Wednesday, August 12, 2026 (or, if the Real Meeting is adjourned or postponed, by the time that is 48 hours prior to the Real Meeting, excluding Saturdays, Sundays and holidays). The time limit for deposit of proxies may be waived or extended by the chair of the Real Meeting at his or her discretion, without notice.

To vote by the Internet, Real Shareholders, Real Optionholders and Real RSU Holders may visit www.proxyvote.com or scan the “QR” code included on the Instrument of Proxy (or VIF provided by an intermediary) to access the website. You will need your 16- digit control number located on the Instrument of Proxy/VIF. Alternatively, Real Shareholders, Real Optionholders and Real RSU Holders may return the completed, signed and dated Instrument of Proxy (or VIF provided by an intermediary) by mail in the business reply envelope to: Data Processing Centre, P.O. Box 3700 STN Industrial Park, Markham, ON L3R 5S5 or may enter their vote instruction by telephone at 1-800-474-7493 (English) or 1-800-474-7501 (French). You will need your 16-digit control number located on the Instrument of Proxy/VIF. If a Registered Real Shareholder, Real Optionholder or Real RSU Holder receives more than one Instrument of Proxy because such Registered Real Shareholder, Real Optionholder or Real RSU Holder owns securities of Real registered in different names or addresses, each Instrument of Proxy needs to be completed and returned or voted by Internet or by telephone.

Beneficial Real Shareholders are requested to complete and return the request for voting instructions in accordance with the instructions provided to you by your broker or such other intermediary. Failure to do so may result in such securities not being voted at the Real Meeting.

If you wish that a person other than the management nominees identified on the Instrument of Proxy or VIF form attends and votes at the Real Meeting as your proxy and votes your Real Common Shares, Real Options or Real RSUs, including if you are not a Registered Real Shareholder and wish to appoint yourself as proxyholder to attend and vote at the Real Meeting, you MUST submit your Instrument of Proxy or VIF, as applicable, in accordance with the instructions set out in the joint proxy statement/prospectus and management information circular. If submitting a proxy and appointing a person other than the management nominees identified, you must return your proxy in accordance with the instructions set out in the joint proxy statement/ prospectus and management information circular by 10:00 a.m. (Eastern time) on August 12, 2026 (or, if the Real Meeting is adjourned or postponed, by the time that is 48 hours prior to the Real Meeting, excluding Saturdays, Sundays and holidays).

Real Letter of Transmittal

If you are a Registered Real Shareholder (other than a Dissenting Holder (as defined in the accompanying joint proxy statement/prospectus and management information circular)), in order to receive the Arrangement Consideration (as defined in the accompanying joint proxy statement/prospectus and management information circular) that you are entitled to receive pursuant to the Arrangement, you must duly complete and execute the Real Letter of Transmittal in accordance with the instructions included therein, and deliver it to the exchange agent, Computershare Investor Services Inc. (the “Exchange Agent” (for Real)), together with the certificate(s) or the direct registration system statement(s) (“DRS Statements”) representing your Real Common Shares, if applicable, and such other documents and instruments as the Exchange Agent, Real, New Wildlife or Bidco may reasonably require. If you are sending certificates, it is recommended that you send them by registered mail. The Real Letter of Transmittal contains complete instructions on how to exchange your Real Common Shares for the Arrangement Consideration under the Arrangement. You will not receive your Arrangement Consideration until after the Arrangement Effective Time (as defined in the accompanying joint proxy statement/prospectus and management information circular), and only if you have returned your properly completed documents, including each applicable Real Letter of Transmittal, the certificate(s) or DRS Statement(s) representing your Real Common Shares, as applicable, and such other documents and instruments as the Exchange Agent, Real, Bidco or New Wildlife may reasonably require, to the Exchange Agent. The Real Letter of Transmittal is also available under Real’s issuer profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.

Only Registered Real Shareholders are required to submit a Real Letter of Transmittal. The exchange of Real Common Shares for the Arrangement Consideration in respect of any Beneficial Real Shareholder is expected to be made with the Beneficial Real Shareholder’s intermediary account through the procedures in place for such purposes between CDS Clearing and Depository Services Inc. or the Depository Trust Company and such other intermediary, as applicable, with no further action required by the Beneficial Real Shareholder. Beneficial Real Shareholders who hold Real Common Shares registered in the name of an intermediary should contact that intermediary if they have any questions regarding this process and to arrange for such intermediary to complete the necessary steps to ensure that they receive the Arrangement Consideration in respect of their Real Common Shares.

Dissent Rights

Pursuant to the Interim Order, Registered Real Shareholders as at the close of business on the Real Record Date have the right to dissent with respect to the Arrangement Resolution and, if the Arrangement becomes effective, to be paid the fair value of their Real Common Shares (which fair value will be the fair value of the Dissenting Holder’s Real Common Shares as of the close of business on the business day (as defined in the accompanying joint proxy statement/prospectus and management information circular) before the passing by the Real Shareholders of the Arrangement Resolution) in accordance with the provisions of Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order and the Plan of Arrangement (each as defined in the joint proxy statement/prospectus and management information circular). A Registered Real Shareholder as at the close of business on the Real Record Date wishing to exercise rights of dissent with respect to the Arrangement must send to Real a written objection to the Arrangement Resolution, which written objection must be sent to Real c/o Gowling WLG (Canada) LLP, 550 Burrard Street, Suite 2300, Bentall 5, Vancouver, BC V6C 2B5 Canada, Attention: Martin Palleson, by no later than 4:00 p.m. (Vancouver time) on August 12, 2026 (or by 4:00 p.m. (Vancouver time) on the date that is two business days immediately preceding the date that any adjourned or postponed Real Meeting is reconvened), and must otherwise strictly comply with the dissent procedures set forth in Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order and the Plan of Arrangement. The Registered Real Shareholders’ right to dissent is more particularly described in the joint proxy statement/ prospectus and management information circular. Copies of the Plan of Arrangement, the Interim Order and the text of Sections 237 to 247 of the BCBCA are set forth in Annex R (“Interim Order”), Annex B (“Plan of Arrangement”) and Annex C (“Dissent Provisions of the BCBCA”) of the joint proxy statement/prospectus and management information circular. Anyone who is a beneficial owner of Real Common Shares and who wishes to exercise a right of dissent should be aware that only Registered Real Shareholders as at the close of business on the Real Record Date are entitled to exercise a right of dissent. Accordingly, a Beneficial Real Shareholder who desires to cause dissent rights to be exercised with respect to the Real Common Shares beneficially owned by such Beneficial Real Shareholder must make arrangements for the Registered Real Shareholder of such Real Common Shares to exercise the right of dissent on behalf of such Beneficial Real Shareholder. A Registered Real Shareholder wishing to exercise a right of dissent on its own behalf may only exercise such rights with respect to all Real Common Shares owned by such Real Shareholder (whether on a registered or beneficial basis). A Beneficial Real Shareholder wishing to have dissent rights exercised on its behalf must arrange for such rights to be exercised with respect to all Real Common Shares owned by such Real Shareholder (whether on a registered or beneficial basis). It is recommended that you seek independent legal advice if you wish to exercise a right of dissent. Failure to strictly comply with the requirements set forth in Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order and the Plan of Arrangement, may result in the loss of any right of dissent.

Other Information

The joint proxy statement/prospectus and management information circular provides additional information relating to the matters to be dealt with at the Real Meeting and is deemed to form part of this Real Notice of Meeting. Any adjourned or postponed meeting resulting from an adjournment or postponement of the Real Meeting will be held at a time and place to be specified either by Real before the Real Meeting or by the chair at the Real Meeting.

Please review the accompanying joint proxy statement/prospectus and management information circular before voting as it contains important information about the Real Meeting. If you have any questions or require assistance, please contact MacKenzie Partners, Inc., our strategic shareholder advisor and proxy solicitation agent, by telephone at 1-800-322-2885 (toll-free in North America) or 212-928-5500 (for collect calls outside of North America) or by email at proxy@mackenziepartners.com, or your professional advisor.

DATED at Vancouver, British Columbia this            day of July, 2026.

By order of the Board of Directors of The Real Brokerage Inc.

Tamir Poleg
Chief Executive Officer and Director

RE/MAX HOLDINGS, INC.

5075 SOUTH SYRACUSE STREET

DENVER, COLORADO 80237

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF RE/MAX HOLDINGS, INC.

Dear Stockholders of RE/MAX Holdings, Inc.:

You are cordially invited to attend a special meeting of RE/MAX Holdings, Inc. (“REMAX”) stockholders (such meeting, including any adjournments, postponements or continuations thereof, the “REMAX Meeting”). The REMAX Meeting will be held virtually on August 14, 2026, at 8:00 a.m. (Mountain time), at www.virtualshareholdermeeting.com/RMAX2026SM, to consider and vote on the following matters:

1.	a proposal (the “Share Issuance Proposal”) to approve the issuance of shares of Class A common stock of REMAX to stockholders of RIHI, Inc. (“RIHI”) pursuant to the Agreement and Plan of Merger by and among REMAX, RIHI, Rhino Merger Sub I, Inc., and Rhino Merger Sub II, LLC, a copy of which is attached as Annex F to the accompanying joint proxy statement/prospectus and management information circular (as may be amended, modified, supplemented or waived from time to time, the “RIHI Merger Agreement”);
2.	a proposal (the “Merger Proposal”) to adopt the Arrangement Agreement and Plan of Merger by and among REMAX, The Real Brokerage Inc. (“Real”), Rome Wildlife, Inc. (“New Wildlife”), Wildlife Acquisition I Corp., Wildlife Acquisition II LLC and 1587802 B.C. Unlimited Liability Company, a copy of which is attached as Annex D to the accompanying joint proxy statement/ prospectus and management information circular (as may be amended, modified, supplemented or waived from time to time, the “Merger Agreement”);
3.	a proposal (the “Compensation Proposal”) to approve, by nonbinding, advisory vote, certain compensation that may be paid or become payable to REMAX’s named executive officers in connection with the transactions contemplated by the Merger Agreement and the agreements and understandings pursuant to which such compensation may be paid or become payable; and
4.	a proposal (the “Adjournment Proposal”) to approve adjournments of the REMAX Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the REMAX Meeting to approve the Share Issuance Proposal or the Merger Proposal.

The REMAX stockholder proposals are described in more detail in the accompanying joint proxy statement/prospectus and management information circular, which you should read carefully and in its entirety before you vote and is incorporated herein by reference (including all Annexes attached thereto). The record date for the REMAX Meeting is July 6, 2026. Only stockholders of record of REMAX as of the close of business on July 6, 2026, are entitled to notice of, and to vote at, the REMAX Meeting. Approval of the Share Issuance Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of REMAX Class A Common Stock and REMAX Class B Common Stock present in person or represented by proxy at the REMAX Meeting and entitled to vote thereon, voting together as a single class. Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the voting power of all outstanding shares of REMAX Class A Common Stock and REMAX Class B Common Stock entitled to vote thereon, voting together as a single class. Approval of each of the Compensation Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal by the holders of shares of REMAX Class A Common Stock and REMAX Class B Common Stock entitled to vote thereon, voting together as a single class; except that, in the absence of a quorum, the Adjournment Proposal requires the vote of the holders of a majority of the voting power of the REMAX Common Stock represented at the meeting. The Contemplated Transactions (as defined in the accompanying joint proxy statement/prospectus and management information circular) cannot be completed unless the REMAX Stockholders approve the Merger Proposal and the Share Issuance Proposal. Your vote is very important, regardless of the number of shares of REMAX Common Stock that you own.

The board of directors of REMAX (the “REMAX Board”), acting on the unanimous recommendation of a committee of independent directors of the REMAX Board and other factors, among other things, (i) determined that the Merger Agreement and the Contemplated Transactions are fair to, and in the best interests of, REMAX and its stockholders, (ii) approved and declared advisable the Merger Agreement and the Contemplated Transactions, including the Mergers (as defined in the accompanying joint proxy statement/prospectus and management information circular) and the related steps in the broader transaction structure, (iii) approved REMAX’s entry into the RIHI Merger Agreement, the RIHI TRA Termination Amendment (as defined in the accompanying joint proxy statement/prospectus and management information circular), and the Support Agreements (as defined in the accompanying joint proxy statement/prospectus and management information circular), and (iv) resolved to recommend that REMAX stockholders adopt the Merger Agreement and approve the Contemplated Transactions and approve the issuance of REMAX Class A Common Stock pursuant to the RIHI Merger Agreement. The REMAX Board recommends that REMAX stockholders vote:

●	“FOR” the Share Issuance Proposal;
●	“FOR” the Merger Proposal;
●	“FOR” the Compensation Proposal; and
●	“FOR” the Adjournment Proposal.

In considering the recommendation of the REMAX Board, you should be aware that directors and executive officers of REMAX have certain interests in the Contemplated Transactions that are or may be different from, or in addition to, the interests of REMAX stockholders generally. See the sections entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions” and “Proposals to be Considered at the Special Meetings — REMAX Proposal No. 3 — Nonbinding, Advisory Vote on Transactions- Related Compensation for REMAX’s Named Executive Officers,” beginning on pages 178 and 248, respectively, of the accompanying joint proxy statement/prospectus and management information circular for a more detailed description of these interests.

PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET PRIOR TO THE REMAX MEETING TO ENSURE THAT YOUR SHARES OF REMAX COMMON STOCK WILL BE REPRESENTED AND VOTED AT THE REMAX MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU HOLD YOUR SHARES IN “STREET NAME” THROUGH A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU SHOULD FOLLOW THE PROCEDURES PROVIDED BY YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE TO VOTE YOUR SHARES.

By Order of the Board of Directors,

Susan Winders
Chief Legal Officer and Secretary

Denver, Colorado

Dated: July , 2026

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS AND

MANAGEMENT INFORMATION CIRCULAR

This document, which forms part of a registration statement on Form S-4 filed by New Wildlife with the U.S. Securities and Exchange Commission (File No. 333-296768), constitutes a prospectus of Rome Wildlife, Inc. (“New Wildlife”) under Section 5 of the U.S. Securities Act of 1933, as amended, with respect to the shares of common stock of New Wildlife (“New Wildlife Common Stock”) to be (i) issued to holders of common shares of The Real Brokerage Inc. (“Real”) and (ii) issued to holders of shares of Class A common stock of RE/MAX Holdings, Inc. (“REMAX”) who make (or are deemed to make) an election to receive New Wildlife Common Stock pursuant to the Merger Agreement (as defined in this joint proxy statement/prospectus and management information circular).

This document also constitutes a management information circular of Real prepared and distributed in connection with the solicitation of proxies from Real securityholders in connection with the special meeting of Real securityholders to approve a statutory plan of arrangement under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”), in accordance with the terms and subject to the conditions set out in the plan of arrangement of Real, in compliance with the BCBCA and applicable Canadian securities laws.

This document also constitutes a proxy statement of REMAX under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, for the solicitation of proxies from the REMAX stockholders in connection with the special meeting of REMAX stockholders.

The information contained or incorporated by reference in this joint proxy statement/prospectus and management information circular relating to Real, New Wildlife, Wildlife Acquisition I Corp., Wildlife Acquisition II LLC, and 1587802 B.C. Unlimited Liability Company has been supplied by Real, and the information contained or incorporated by reference in this joint proxy statement/prospectus and management information circular relating to REMAX, Rhino Merger Sub I, Inc., Rhino Merger Sub II, LLC and RIHI, Inc. has been supplied by REMAX.

Real and REMAX have not authorized anyone to provide you with information other than the information that is contained in, or incorporated by reference into, this joint proxy statement/prospectus and management information circular. Real and REMAX take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This joint proxy statement/ prospectus and management information circular is dated July    , 2026, and you should not assume that the information contained in this joint proxy statement/prospectus and management information circular is accurate as of any date other than such date.

Further, you should not assume that the information incorporated by reference into this joint proxy statement/prospectus and management information circular is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus and management information circular, as applicable, to Real securityholders or REMAX stockholders, nor the issuance by New Wildlife of shares of New Wildlife Common Stock pursuant to the Merger Agreement will create any implication to the contrary.

GLOSSARY

Unless otherwise indicated or as the context otherwise requires, any reference in this joint proxy statement/ prospectus and management information circular to:

●	“Adjournment Proposal” means the proposal for REMAX Stockholders to approve adjournments of the REMAX Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the REMAX Meeting to approve the Share Issuance Proposal or the Merger Proposal;
●	“Arrangement” means an arrangement under Division 5 of Part 9 of the BCBCA in accordance with the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with its terms, the terms of the Merger Agreement or made at the direction of the Arrangement Court in the Final Order with the prior written consent of Real and REMAX, each acting reasonably;
●	“Arrangement Consideration” means the consideration to be received by the Real Shareholders (other than Dissenting Holders) pursuant to the Plan of Arrangement for their Real Common Shares, consisting of one share of New Wildlife Common Stock for each Real Common Share;
●	“Arrangement Court” means the Supreme Court of British Columbia;
●	“Arrangement Effective Time” means the time agreed to between Real and REMAX, which will be following the RIHI Merger and before the Mergers on the date of the Closing;
●	“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Real Meeting by the Real Securityholders, a copy of which is attached as Annex A to this joint proxy statement/prospectus and management information circular;
●	“BCBCA” means the Business Corporations Act (British Columbia);
●	“Beneficial Real Shareholder” means Real Shareholders who hold their Real Common Shares through a broker, investment dealer, bank, trust company, custodian, nominee or other intermediary;
●	“Bidco” means 1587802 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of the Province of British Columbia and a wholly owned subsidiary of New Wildlife;
●	“Canadian Securities Laws” means the Securities Act (Ontario) and any other applicable Canadian provincial and territorial securities laws, and rules, regulations and published policies thereunder;
●	“Cash Election” means an election to receive cash in exchange for shares of REMAX Class A Common Stock in connection with the Election;
●	“Cash Election Consideration” means, in the case of each share of REMAX Class A Common Stock with respect to which a Cash Election has been properly made and not revoked or lost, the Per Share Cash Price in cash, without interest (as adjusted for any proration, as applicable);
●	“Closing” means the consummation of the Arrangement and the Mergers;
●	“Code” means the Internal Revenue Code of 1986, as amended;
●	“Compensation Proposal” means the proposal for REMAX Stockholders to approve, by nonbinding, advisory vote, certain compensation that may be paid or become payable to REMAX’s named executive officers in connection with the Contemplated Transactions and the agreements and understandings pursuant to which such compensation may be paid or become payable;
●	“Contemplated Transactions” means the actions and transactions contemplated by the Merger Agreement, including the Arrangement and the Mergers;

●	“Contract Worker” means any independent contractor, consultant or retired person or service provider who is or was hired, retained, employed or used by either Real or its subsidiaries or REMAX or its subsidiaries and who is not: (a) classified by either Real or its subsidiaries or REMAX or its subsidiaries as an employee; or (b) compensated by either Real or its subsidiaries or REMAX or its subsidiaries through wages reported on a form W-2;
●	“DGCL” means the General Corporation Law of the State of Delaware;
●	“Dissenting Holder” means a Registered Real Shareholder as of the Real Record Date who has properly and validly exercised its Dissent Rights in strict compliance with the Plan of Arrangement, who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and who is ultimately determined to be entitled to be paid the fair value of its Real Common Shares;
●	“Dissent Shares” means shares of REMAX Common Stock that are issued and outstanding as of immediately prior to the First Merger Effective Time that have not been voted in favor of the Merger Proposal and that are held by a Person who has made a proper demand for appraisal in respect of such shares of REMAX Common Stock in accordance with Section 262 of the DGCL (until such time as such Person fails to perfect or otherwise loses such Person’s appraisal rights under Section 262 of the DGCL with respect to such shares);
●	“Dissent Rights” means rights of dissent of Registered Real Shareholders in connection with the Arrangement under Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Final Order and the Plan of Arrangement;
●	“Election” means, in the case of each share of REMAX Class A Common Stock, a Stock Election or a Cash Election;
●	“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise association, organization or entity;
●	“ERISA Affiliate” means any Person under common control with either Real or its subsidiaries or REMAX or its subsidiaries within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder;
●	“Exchange” means, collectively, (1) the Share Consolidation and (2) the transfer by Real Shareholders of all of their resulting Real Common Shares to Bidco for shares of New Wildlife Common Stock on a one-for-one basis, in each case on the terms and subject to the conditions set forth in the Merger Agreement and the Plan of Arrangement;
●	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;
●	“Exchange Agent” means Computershare Investor Services Inc. (for Real) and Computershare Trust Company N.A. (for REMAX);
●	“Excluded Shares” means shares of REMAX Common Stock held by REMAX as treasury stock or owned by New Wildlife or any subsidiary of New Wildlife or REMAX;
●	“Final Order” means the final order of the Arrangement Court, in a form and substance acceptable to Real and REMAX, each acting reasonably, approving the Arrangement pursuant to Section 291 of the BCBCA, as such order may be amended, supplemented, modified or varied by the Arrangement Court (with the consent of both Real and REMAX, each acting reasonably) at any time prior to the date of the Closing or, if appealed, then, unless such appeal is withdrawn or denied, as such order may be affirmed or amended (provided that any such amendment is satisfactory to both Real and REMAX, each acting reasonably) on appeal;
●	“First Merger” means the merger of Merger Sub I with and into REMAX, with REMAX surviving the merger and becoming a wholly owned subsidiary of New Wildlife;
●	“First Merger Effective Time” means the time of the filing of a duly executed certificate of merger for the First Merger by REMAX and Merger Sub I with the Secretary of State of the State of Delaware or such later time as may be mutually agreed by Real and REMAX in writing and specified in such certificate of merger;

●	“First RIHI Merger” means the merger of RIHI Merger Sub I with and into RIHI, with RIHI surviving as a wholly owned subsidiary of REMAX;
●	“First Step Surviving Company” means the surviving corporation in the First Merger;
●	“Foreign Real Plan” means each Plan that is maintained, sponsored, contributed to, or required to be contributed to, by Real, any of its subsidiaries or any ERISA Affiliate of Real or its subsidiaries primarily for the benefit of or relating to any Real Associates outside of the United States and Canada;
●	“Foreign REMAX Plan” means each Plan that is maintained, sponsored, contributed to, or required to be contributed to, by REMAX, its subsidiaries or any ERISA Affiliate of REMAX or its subsidiaries primarily for the benefit of or relating to any REMAX Associates outside of the United States and Canada;
●	“Governmental Body” means (a) any multinational or supranational body exercising legislative, judicial or regulatory powers; (b) any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) any federal, state, provincial, local, municipal, foreign or other government; (d) any instrumentality, subdivision, department, ministry, board, bureau, commissioner, court, administrative agency or commission or other governmental entity, authority or instrumentality or political subdivision thereof; or (e) any quasi-governmental, professional association or organization or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions or any stock exchange or self- regulatory organization;
●	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;
●	“Interim Order” means the interim order of the Arrangement Court issued following the application therefor submitted to the Arrangement Court, in a form and substance acceptable to Real and REMAX, each acting reasonably, providing for, among other things, the calling and holding of the Real Meeting, as such order may be amended, modified, supplemented or varied by the Arrangement Court with the consent of Real and REMAX, each acting reasonably, a copy of which is attached as Annex R to this joint proxy statement/prospectus and management information circular;
●	“J.P. Morgan” means J.P. Morgan Securities LLC, financial advisor to REMAX;
●	“Merger Agreement” means the Arrangement Agreement and Plan of Merger, dated as of April 26, 2026, by and among Real, REMAX, New Wildlife, Merger Sub I, Merger Sub II and Bidco, a copy of which is attached as Annex D to this joint proxy statement/prospectus and management information circular, as may be amended, modified, supplemented or waived from time to time, including by the amendment to the Merger Agreement, dated as of June 12, 2026;
●	“Merger Consideration” means the Stock Election Consideration or the Cash Election Consideration;
●	“Merger Proposal” means the proposal for REMAX Stockholders to adopt the Merger Agreement;
●	“Merger Sub I” means Wildlife Acquisition I Corp., a Delaware corporation and a wholly owned subsidiary of New Wildlife;
●	“Merger Sub II” means Wildlife Acquisition II LLC, a Delaware limited liability company and a wholly owned subsidiary of New Wildlife;
●	“Merger Subs” means Merger Sub I, together with Merger Sub II;
●	“Mergers” or “Merger” means the First Merger, together with the Second Merger;
●	“Morgan Stanley” means Morgan Stanley & Co. LLC, financial advisor to Real;
●	“Nasdaq” means the Nasdaq Global Select Market;
●	“New Wildlife” means Rome Wildlife, Inc., a Delaware corporation and a wholly owned subsidiary of Real;
●	“New Wildlife Board” means the board of directors of New Wildlife;

●	“New Wildlife Common Stock” means the common stock, par value $0.001 per share, of New Wildlife (to be renamed “Real REMAX Group Inc.” concurrently with the consummation of the Contemplated Transactions);
●	“New Wildlife RSU” means a restricted stock unit representing the right to vest in and be issued New Wildlife Common Stock by New Wildlife assumed from REMAX by New Wildlife in connection with the Contemplated Transactions, which right vests solely based on continued service to New Wildlife or an Affiliate of New Wildlife, including units that settle on a deferred basis;
●	“Non-Election Shares” means shares of REMAX Common Stock owned by REMAX Stockholders who fail to make an Election;
●	“NYSE” means the New York Stock Exchange;
●	“Per Share Cash Price” means $13.80;
●	“Person” means any individual, Entity or Governmental Body;
●	“Plan” means: (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (b) any other employment, consulting, salary, bonus, commission, other remuneration, stock option, stock purchase or other equity-based award (whether payable in cash, securities or otherwise), benefit, incentive compensation, profit sharing, savings, pension, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, change of control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, and similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing);
●	“Plan of Arrangement” means the plan of arrangement of Real, subject to any amendments or variations to such plan made in accordance with the Merger Agreement and the Plan of Arrangement or made at the direction of the Arrangement Court in the Final Order with the prior written consent of Real and REMAX, each acting reasonably, a copy of which is attached as Annex B to this joint proxy statement/prospectus and management information circular;
●	“Real” means The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia;
●	“Real Associate” means any current or former employee, Contract Worker, advisor, officer, member of the board of directors or managers (or similar body) or other individual service provider of or to Real or its subsidiaries;
●	“Real Board” means the board of directors of Real;
●	“Real Common Shares” means the common shares, without par value, of Real;
●	“Real Equity Awards” means the Real Options or Real RSUs;
●	“Real Equity Plans” means Real’s 2025 Stock Incentive Plan, Real’s Amended and Restated Omnibus Incentive Plan, Real’s Omnibus Incentive Plan, Real’s Stock Option Plan and Real’s Restricted Share Unit Plan;
●	“Real Meeting” means a special meeting of the Real Securityholders, to be held virtually on August 14, 2026, at 10:00 a.m. (Eastern time), subject to any adjournment or postponement thereof;
●	“Real Notice of Meeting” means the notice of special meeting of Real Securityholders;
●	“Real Option” means an option to purchase Real Common Shares from Real, whether granted by Real pursuant to the Real Equity Plans, assumed by Real in connection with any merger, acquisition or similar transaction or otherwise issued or granted;
●	“Real Optionholders” means the holders of Real Options;

●	“Real Plan” means each material Plan that is maintained, sponsored or contributed to, or required to be contributed to, by any of Real, its subsidiaries, any affiliate of Real or its subsidiaries, or any ERISA Affiliate primarily for the benefit of or relating to a Real Associate providing services in the United States and Canada or the beneficiaries or dependents of any such individual, or with respect to which Real or its subsidiaries have any liability, excluding any employee benefit plan established pursuant to applicable Legal Requirements that are maintained by a Governmental Body, including the Canada Pension Plan, Employment Insurance and workers’ compensation insurance;
●	“Real Record Date” means June 29, 2026;
●	“Real REMAX Group” means Real REMAX Group Inc., the future name of New Wildlife;
●	“Real Replacement Option” means the options granted by New Wildlife to acquire the same number of shares of New Wildlife Common Stock as the number of Real Common Shares that the holders of the Real Options outstanding immediately following the Share Consolidation would be entitled to acquire;
●	“Real Replacement RSU” means the restricted share units granted by New Wildlife to acquire the same number of shares of New Wildlife Common Stock or cash equivalent as the number of Real Common Shares or cash equivalent that the holders of the Real RSUs outstanding immediately following the Share Consolidation would be entitled to receive;
●	“Real RSU” means a restricted stock unit equivalent in value to one Real Common Share, representing the right, upon vesting, to receive settlement in the form of Real Common Shares or cash, whether granted by Real pursuant to the Real Equity Plans, assumed by Real in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested, which right vests solely based on continued service to Real or an affiliate of Real, including units that settle on a deferred basis;
●	“Real RSU Holders” means the holders of Real RSUs;
●	“Real Securities” means the Real Common Shares and the Real Equity Awards;
●	“Real Securityholders” means the holders of Real Securities;
●	“Real Shareholders” means the holders of Real Common Shares;
●	“Real Support Agreements” means the voting support agreements entered into between Real, REMAX and the Real Supporting Holders;
●	“Real Supporting Holders” means the holders (including certain directors and executive officers of Real) of Real Common Shares and Real Equity Awards or other securities or rights convertible into or exercisable or exchangeable for Real Common Shares that, as of the date of the Merger Agreement, collectively represented approximately 16% of the voting power of the issued and outstanding Real Common Shares;
●	“Registered Real Shareholders” means the registered Real Shareholders shown on the central securities register of Real;
●	“REMAX” means RE/MAX Holdings, Inc., a Delaware corporation;
●	“REMAX Associate” means any current or former employee, Contract Worker, advisor, officer, member of the board of directors or managers (or similar body) or other individual service provider of or to REMAX or any of its subsidiaries;
●	“REMAX Board” means the Board of Directors of REMAX;
●	“REMAX Equity Awards” means any REMAX Option, REMAX RSU, or REMAX PSU;
●	“REMAX Equity Plans” means the REMAX 2023 Omnibus Incentive Plan and the REMAX 2013 Omnibus Incentive Plan;
●	“REMAX Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of REMAX;

●	“REMAX Class B Common Stock” means the Series B common stock, par value $0.0001 per share, and the Series B-1 common stock, par value $0.0001 per share, of REMAX;
●	“REMAX Common Stock” means the REMAX Class A Common Stock and REMAX Class B Common Stock;
●	“REMAX Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of July 21, 2021, by and among certain of REMAX’s subsidiaries party thereto, the several banks and other financial institutions or entities from time to time parties thereto, as lenders, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time;
●	“REMAX Meeting” means a special meeting of the REMAX Stockholders, to be held virtually on August 14, 2026, at 8:00 a.m. (Mountain time), including any adjournments, postponements or continuations thereof;
●	“REMAX Option” means an option to purchase shares of REMAX Common Stock (whether granted by REMAX pursuant to the REMAX Equity Plans, assumed by REMAX in connection with any merger, acquisition or similar transaction or otherwise issued or granted);
●	“REMAX Plan” means each material Plan that is maintained, sponsored or contributed to or required to be contributed to by REMAX, its subsidiaries, any affiliate of REMAX or its subsidiaries or any ERISA Affiliate of REMAX or its subsidiaries primarily for the benefit of or relating to any REMAX Associate providing services in the United States or Canada or the beneficiaries or dependents of any such individuals with respect to which REMAX or its subsidiaries have any liability, excluding any employee benefit plan established pursuant to applicable Legal Requirements that are maintained by a Governmental Body, including the Canada Pension Plan, Employment Insurance and workers’ compensation insurance;
●	“REMAX PSU” means a restricted stock unit representing the right to vest in and be issued shares of REMAX Common Stock, whether granted by REMAX pursuant to the REMAX Equity Plans, assumed by REMAX in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested, which right vests based on achievement of performance targets;
●	“REMAX Record Date” means July 6, 2026;
●	“REMAX RSU” means a restricted stock unit representing the right to vest in and be issued shares of REMAX Common Stock, whether granted by REMAX pursuant to the REMAX Equity Plans, assumed by REMAX in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested, which right vests solely based on continued service to REMAX or an affiliate of REMAX, including units that settle on a deferred basis;
●	“REMAX Specified PSU” means each REMAX PSU that (i) is vested but not yet settled as of immediately prior to the First Merger Effective Time, or (ii) vests effective as of the First Merger Effective Time in accordance with its terms;
●	“REMAX Specified RSU” means each REMAX RSU that (i) is vested but not yet settled as of immediately prior to the First Merger Effective Time, (ii) is outstanding as of immediately prior to the First Merger Effective Time and was granted to a nonemployee member of the REMAX Board, or (iii) vests effective as of the First Merger Effective Time in accordance with its terms;
●	“REMAX Stockholders” means the holders of REMAX Common Stock;
●	“REMAX Support Agreement” means the voting support agreement entered into between Real, REMAX and the REMAX Supporting Holders;
●	“REMAX Supporting Holders” means the holders (including RIHI) of shares of REMAX Class A Common Stock and REMAX Class B Common Stock that collectively represent approximately 38% of the voting power of the issued and outstanding REMAX Common Stock;

●	“Required Real Securityholder Vote” means the approval by at least (i) 662∕3% of the votes cast on the Arrangement Resolution by Real Shareholders present in person or represented by proxy and entitled to vote at the Real Meeting and (ii) 662∕3% of the votes cast on the Arrangement Resolution by Real Shareholders, Real Optionholders and Real RSU Holders present in person or represented by proxy and entitled to vote at the Real Meeting, voting together as a single class;
●	“Required REMAX Stockholder Vote” means (x) in the case of the Merger Agreement and the Mergers, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of REMAX Class A Common Stock and REMAX Class B Common Stock entitled to vote thereon, voting together as a single class, and (y) in the case of the issuance of shares of REMAX Class A Common Stock in connection with the RIHI Merger, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of REMAX Class A Common Stock and REMAX Class B Common Stock present in person or represented by proxy at the REMAX Meeting and entitled to vote thereon, voting together as a single class;
●	“RIHI” means RIHI, Inc., a Delaware corporation (for more information regarding RIHI, see the section entitled “The Parties to the Contemplated Transactions,” beginning on page 76 of this joint proxy statement/prospectus and management information circular);
●	“RIHI Common Stock” means the common stock of RIHI;
●	“RIHI Merger” means the First RIHI Merger, together with the Second RIHI Merger;
●	“RIHI Merger Agreement” means the Agreement and Plan of Merger, dated as of April 26, 2026, by and among REMAX, RIHI, RIHI Merger Sub I and RIHI Merger Sub II, a copy of which is attached as Annex F to this joint proxy statement/prospectus and management information circular, as may be amended, modified, supplemented or waived from time to time;
●	“RIHI Merger Sub I” means Rhino Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of REMAX;
●	“RIHI Merger Sub II” means Rhino Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of REMAX;
●	“RIHI Series A Common Stock” means the shares of Series A common stock of RIHI;
●	“RIHI Support Agreement” means the voting and support agreement entered into between REMAX and the RIHI Supporting Holders;
●	“RIHI Supporting Holders” means the holders of RIHI Series A Common Stock that collectively represent approximately 96.8% of the voting power of the outstanding RIHI Common Stock;
●	“RIHI TRA” means the Tax Receivable Agreement, dated October 7, 2013, by and between REMAX and RIHI;
●	“RIHI TRA Termination Amendment” means the Amendment No. 1 to the RIHI TRA, by and between RIHI and REMAX, dated as of April 26, 2026 (as may be amended or modified after the date hereof in accordance with the terms thereof and in the Merger Agreement);
●	“RMCO” means RMCO, LLC, a Delaware limited liability company, and a majority-owned subsidiary of REMAX and the direct or indirect parent of all of REMAX’s operating units;
●	“RMCO Common Units” means the common units of RMCO, LLC;
●	“SEC” means the U.S. Securities and Exchange Commission;
●	“Second Merger” means the merger of the First Step Surviving Company with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly owned subsidiary of New Wildlife;
●	“Second RIHI Merger” means the merger of RIHI with and into RIHI Merger Sub II, with RIHI Merger Sub II surviving as a wholly owned subsidiary of REMAX;

●	“Securities Act” means the U.S. Securities Act of 1933, as amended;
●	“Share Consolidation” means the consolidation of all issued and outstanding Real Common Shares on a 10-for-1 basis, such that each 10 shares of outstanding Real Common Shares shall be consolidated into one Real Common Share;
●	“Share Issuance Proposal” means the proposal for REMAX Stockholders to approve the issuance of shares of REMAX Class A Common Stock to stockholders of RIHI pursuant to the RIHI Merger Agreement, a copy of which is attached as Annex F to the accompanying joint proxy statement/ prospectus and management information circular;
●	“Special Meetings” means the Real Meeting and the REMAX Meeting;
●	“Stock Election” means an election to receive New Wildlife Common Stock in exchange for shares of REMAX Class A Common Stock;
●	“Stock Election Consideration” means a number of shares of New Wildlife Common Stock equal to the Stock Election Exchange Ratio;
●	“Stock Election Exchange Ratio” means 5.150 prior to the Share Consolidation. The Stock Election Exchange Ratio will be adjusted by dividing 5.150 by 10 upon completion of the Share Consolidation pursuant to the Plan of Arrangement, with such adjustment to be effective prior to the First Merger Effective Time;
●	“Support Agreements” means, collectively, the Real Support Agreements, the REMAX Support Agreement and the RIHI Support Agreement;
●	“Surviving Company” means the surviving company in the Second Merger; and
●	“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus and management information circular may incorporate by reference important business and financial information about Real and REMAX from documents that are not included in or delivered with this joint proxy statement/prospectus and management information circular, including documents that Real and REMAX have filed with the SEC and in Canada on the System for Electronic Document Analysis and Retrieval+ (“SEDAR+”), as applicable. For a list of the documents incorporated by reference, see the section entitled “Where You Can Find More Information; Incorporation by Reference,” beginning on page 254 of this joint proxy statement/prospectus and management information circular. This information is available for you to review through the SEC’s website at www.sec.gov, and through the SEDAR+ website at www.sedarplus.ca, as applicable.

You may request copies of this joint proxy statement/prospectus and management information circular, as well as copies of Real’s financial statements and Management’s Discussion and Analysis (“MD&A”) and any of the documents incorporated by reference into this joint proxy statement/prospectus and management information circular or other information concerning Real, without charge, by written or telephonic request directed to Real’s proxy solicitor, MacKenzie Partners, Inc., by telephone at 1-800-322-2885 (toll-free in North America) or 212-928-5500 (for collect calls outside of North America) or by email at proxy@mackenziepartners.com. You will not be charged for any of these documents that you request. Financial information is provided in Real’s financial statements and MD&A for the financial year ended December 31, 2025.

You may also request copies of this joint proxy statement/prospectus and management information circular and any of the documents incorporated by reference into this joint proxy statement/prospectus and management information circular or other information concerning REMAX, without charge, by written or telephonic request directed to REMAX’s proxy solicitor, D.F. King & Co., Inc. (“D.F. King”), by telephone or by email at REMAX@dfking.com. Banks and brokers call collect: +1 (212) 257-2092; stockholders and all others call toll free: +1 (800) 870-0653. You will not be charged for any of these documents that you request.

In order for you to receive timely delivery of the documents in advance of the special meeting of Real Securityholders or REMAX Stockholders, as applicable, you must request the information no later than five business days prior to the date of the applicable special meeting (i.e., by August 6, 2026).

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This joint proxy statement/prospectus and management information circular contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this joint proxy statement/prospectus and management information circular may appear without the applicable ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Real, REMAX and their respective affiliates own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this joint proxy statement/prospectus and management information circular are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this joint proxy statement/prospectus and management information circular may appear without the applicable ®, ™ or SM symbols, but the respective owners will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

ANNEX L — OPINION OF J.P. MORGAN	L-1

ANNEX S — CONSENT OF MORGAN STANLEY	S-1

ANNEX T — CONSENT OF J.P. MORGAN	T-1

i

QUESTIONS AND ANSWERS ABOUT THE CONTEMPLATED TRANSACTIONS
AND THE SPECIAL MEETINGS

The following questions and answers are intended to briefly address some commonly asked questions that you, as a Real Securityholder or REMAX Stockholder, as applicable, may have regarding the Contemplated Transactions, and the other matters to be addressed at the Special Meetings. Real and REMAX urge you to carefully read the remainder of this joint proxy statement/prospectus and management information circular because the information in this section does not provide all of the information that might be important to you with respect to the Contemplated Transactions and the other matters to be addressed at the special meetings. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this joint proxy statement/prospectus and management information circular.

Questions about this joint proxy statement/prospectus and management information circular and the Contemplated Transactions

Q:	Why am I receiving this joint proxy statement/prospectus and management information circular?
A:

You are receiving this joint proxy statement/prospectus and management information circular to help you decide how to vote your Real Securities or shares of REMAX Common Stock, as applicable, with respect to (i) the proposals to be considered and voted on at the Real Meeting or (ii) the proposals to be considered and voted on at the REMAX Meeting, as applicable.

The Contemplated Transactions, including the Arrangement and the Mergers, cannot be completed unless, among other things: (1) Real Securityholders approve the Arrangement Resolution at the Real Meeting; and (2) REMAX Stockholders adopt the Share Issuance Proposal and the Merger Proposal at the REMAX Meeting.

This joint proxy statement/prospectus and management information circular constitutes a proxy statement of REMAX, a management information circular of Real and a prospectus of New Wildlife.

It is a proxy statement and management information circular because the Real Board is soliciting proxies from the Real Securityholders and the REMAX Board is soliciting proxies from the REMAX Stockholders. It is a prospectus because Real Securityholders and REMAX Stockholders will receive shares of New Wildlife Common Stock in the Contemplated Transactions. Information about the Real Meeting, the REMAX Meeting, the Arrangement, the Mergers, the Merger Agreement, the other Contemplated Transactions and the other business to be considered by Real Securityholders at the Real Meeting and by the REMAX Stockholders at the REMAX Meeting is contained in this joint proxy statement/prospectus and management information circular. Real Securityholders and REMAX Stockholders should read the information contained herein carefully and in its entirety. The enclosed voting materials allow Real Securityholders and REMAX Stockholders to cast their votes by proxy without attending the applicable meeting.

Q:	What are the Contemplated Transactions?
A:

As explained in greater detail elsewhere in this joint proxy statement/prospectus and management information circular, pursuant to the terms of the Plan of Arrangement and the Merger Agreement, (i) Real has formed a new holding company (New Wildlife) to be renamed Real REMAX Group Inc.; (ii) Real Shareholders will receive one share of New Wildlife Common Stock(1) for each existing Real Common Share; and (iii) REMAX Stockholders will have the right to elect to receive, for each share of REMAX Class A Common Stock, 5.150 shares(2) of New Wildlife Common Stock or the Per Share Cash Price, subject to proration such that the aggregate cash proceeds to REMAX Stockholders will be no less than $60 million and no greater than $80 million. Following the Closing, former Real Shareholders are expected to own approximately 60% of the combined company, and former REMAX Stockholders are expected to own approximately 40%, in each case on a fully exchanged and diluted basis, assuming the payment of the $80 million maximum available Cash Election Consideration to REMAX Stockholders. For more information, see the section entitled “The Contemplated Transactions,” beginning on page 79 of this joint proxy statement/prospectus and management information circular.

(1)	To be adjusted to reflect the 10-for-1 Share Consolidation of Real pursuant to the Arrangement.
(2)	To be adjusted prior to the First Merger Effective Time to reflect the 10-for-1 Share Consolidation by dividing 5.150 by 10.

Q:	What is the RIHI Merger?
A:

As explained in greater detail elsewhere in this joint proxy statement/prospectus and management information circular, pursuant to the terms of the RIHI Merger Agreement, (1) RIHI Merger Sub I will merge with and into RIHI, with RIHI surviving as a wholly owned subsidiary of REMAX, and, as soon as practicable thereafter, RIHI will merge with and into RIHI Merger Sub II, with RIHI Merger Sub II surviving as a wholly owned subsidiary of REMAX, and (2) at the effective time of the First RIHI Merger, each outstanding share of RIHI common stock (the “RIHI Common Stock”) (other than dissenting or cancelled shares) will be converted into a number of shares of REMAX Class A Common Stock equal to the number of RMCO Common Units held by RIHI divided by the total number of issued and outstanding shares of RIHI Common Stock, in each case, as of immediately prior to the time at which the First RIHI Merger becomes effective (the “First RIHI Merger Effective Time”). In connection with the RIHI Merger, the share of REMAX Class B Common Stock and the RMCO Common Units held by RIHI immediately prior to the effective time of the RIHI Merger will be surrendered to REMAX by RIHI and, upon such surrender, the share of REMAX Class B Common Stock will be cancelled and retired by REMAX for no consideration and will no longer be outstanding. The Real Securityholders are not being asked to vote on the RIHI Merger. The REMAX Stockholders are being asked to approve the issuance of REMAX Class A Common Stock to stockholders of RIHI in connection with the RIHI Merger. For more information, see the section entitled “The RIHI Merger Agreement,” beginning on page 170 of this joint proxy statement/prospectus and management information circular.

Q:	How will the Contemplated Transactions be financed?
A:

Concurrently with the signing of the Merger Agreement, Real entered into a financing commitment letter (the “Commitment Letter”) with Morgan Stanley Senior Funding, Inc. (together with its designated affiliates, “MSSF”), Apollo Capital Management, L.P., on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates (“ACM”) and Apollo Global Funding, LLC (together with ACM, collectively, “Apollo” and, together with MSSF, the “Commitment Parties”). The Commitment Letter provides for a 364-day senior secured bridge loan facility in an aggregate principal amount of $550 million. The financing commitments of MSSF and Apollo are subject to certain conditions set forth in the Commitment Letter. Real expects the financing under the Commitment Letter, together with cash balances, to be sufficient to provide the cash financing necessary to consummate the Contemplated Transactions.

Q:	When do you expect the Contemplated Transactions to be completed?
A:

Real and REMAX are working to complete the Contemplated Transactions as soon as practicable and currently expect that the Contemplated Transactions will be completed during the second half of 2026, subject to satisfaction of customary conditions to Closing, including receipt of regulatory approvals. Neither Real nor REMAX can predict, however, the actual date on which the Contemplated Transactions will be completed because they are subject to conditions beyond each company’s control, including obtaining the necessary regulatory approvals.

Q:	Do any of Real’s or REMAX’s directors or executive officers have interests in the Contemplated Transactions that may differ from my interests?
A:

Each of Real and REMAX’s directors and executive officers has interests in the Contemplated Transactions, including financial interests, that are or may be different from, or in addition to, the interests of other Real Securityholders and REMAX Stockholders, respectively, generally as described in the section entitled “Interests of Directors and Executive Officers in the Contemplated Transactions,” beginning on page 178 of this joint proxy statement/prospectus and management information circular.

Q:	What are the conditions to Closing that must be satisfied in order for the Closing to occur?
A:

There are a number of conditions to the closing of the Mergers and the Contemplated Transactions, including, (1) the approval by at least 662∕3% of the votes cast on the Arrangement Resolution by Real Shareholders present in person or represented by proxy and entitled to vote at the Real Meeting, (2) the approval by at least 662∕3% of the votes cast on the Arrangement Resolution by Real Shareholders, Real Optionholders and Real RSU Holders present in person or represented by proxy and entitled to vote at the Real Meeting, voting together as a single class, (3) the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of REMAX Class A Common Stock and REMAX Class B

Common Stock entitled to vote thereon, voting together as a single class, (4) the approval of the issuance of REMAX Class A Common Stock to stockholders of RIHI by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of REMAX Class A Common Stock and REMAX Class B Common Stock present in person or represented by proxy at the REMAX Meeting and entitled to vote thereon, voting together as a single class, (5) the expiration or termination of the applicable waiting period under the HSR Act, (6) the absence of an injunction, order or law in the United States or Canada prohibiting the Contemplated Transactions, (7) the obtaining of the Interim Order and the Final Order on terms consistent with the Merger Agreement and (8) the consummation of the RIHI Merger.

For a summary of the conditions that must be satisfied or waived prior to the consummation of the Contemplated Transactions, see the section entitled “The Merger Agreement — The Merger Agreement — Conditions to the Closing of the Contemplated Transactions,” beginning on page 144 of this joint proxy statement/prospectus and management information circular. The conditions to Closing can be waived by the applicable parties to the extent permitted by the Merger Agreement, but no party is required to waive any Closing condition.

If the parties were to waive any Closing condition, such waiver may have an adverse effect on Real, REMAX or their respective securityholders or stockholders, as applicable. For a summary of the potential risks relating to the Arrangement and the Mergers and the Contemplated Transactions, see the section entitled “Risk Factors,” beginning on page 35 of this joint proxy statement/prospectus and management information circular.

Q:	What happens if the Contemplated Transactions are not completed?
A:

If the Contemplated Transactions are not completed, Real Shareholders and REMAX Stockholders will continue to hold Real Common Shares and shares of REMAX Class A Common Stock and REMAX Class B Common Stock, as applicable. Each of Real and REMAX will remain an independent public company, the Real Common Shares will continue to be listed and traded on Nasdaq, the shares of REMAX Class A Common Stock will continue to be listed and traded on the NYSE and both companies will continue to file periodic reports with the SEC and, in the case of Real, with Canadian securities regulators.

Under specified circumstances, upon the termination of the Merger Agreement, Real may be required to pay REMAX a termination fee of $31 million, or REMAX may be required to pay Real a termination fee of $25 million. If the Contemplated Transactions are not consummated under certain circumstances relating to the failure to obtain required regulatory approval, Real may be required to pay REMAX a termination fee of $36 million. For more information, see the section entitled “The Merger Agreement — The Merger Agreement — Term and Termination,” beginning on page 148 of this joint proxy statement/prospectus and management information circular.

Q:	What respective percentage of the outstanding stock of Real REMAX Group will Real Shareholders and REMAX Stockholders hold immediately following the completion of the Contemplated Transactions?
A:

Following the closing of the Contemplated Transactions, former Real Shareholders are expected to own approximately 60% of the combined company, and former REMAX Stockholders are expected to own approximately 40%, in each case on a fully exchanged and diluted basis, assuming the payment of the $80 million maximum available Cash Election Consideration to REMAX Stockholders.

Q:	Who will serve on the board of directors of Real REMAX Group following the completion of the Contemplated Transactions?
A:

The board of directors of the combined company will consist of 10 members, including seven members from the Real Board and three members from the REMAX Board, who will be identified in accordance with the terms of the Merger Agreement.

Q:	Are there risks I should consider?
A:

Yes. You should carefully consider the risk factors described in the section entitled “Risk Factors,” beginning on page 35 of this joint proxy statement/prospectus and management information circular, together with the other information included or incorporated by reference in this joint proxy statement/ prospectus and management information circular.

Q:	What are the Real Support Agreements?
A:

Concurrently with the execution of the Merger Agreement, Real, REMAX, and the Real Supporting Holders who hold Real Common Shares and Real Equity Awards or other securities or rights convertible into or exercisable or exchangeable for Real Common Shares that, as of the date of the Merger Agreement, collectively represented approximately 16% of the voting power of the issued and outstanding Real Common Shares and approximately 20% of the outstanding Real Securities, entered into the Real Support Agreements, pursuant to which, among other things, the Real Supporting Holders agreed, subject to the terms of the Real Support Agreements, to (i) vote their Real Securities in favor of the Arrangement Resolution and any other matter necessary for the consummation of the Contemplated Transactions, including the Arrangement and the Mergers, and (ii) not transfer their Real Securities, subject to certain limited exceptions. The Real Support Agreements will terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the First Merger Effective Time.

Q:	What are the REMAX/RIHI Support Agreements?
A:

Concurrently with the execution of the Merger Agreement, Real, REMAX and the REMAX Supporting Holders who hold shares of REMAX Class A Common Stock and REMAX Class B Common Stock that collectively represent approximately 38% of the voting power of the issued and outstanding REMAX Common Stock, entered into the REMAX Support Agreement, pursuant to which, among other things, the REMAX Supporting Holders agreed, subject to the terms of the REMAX Support Agreement, to (i) vote their shares of REMAX Common Stock in favor of, among other things, the adoption of the Merger Agreement and the approval of the issuance of REMAX Common Stock in connection with the RIHI Merger, and (ii) not transfer their shares of REMAX Common Stock, subject to certain limited exceptions. The REMAX Support Agreement will terminate (subject to certain exceptions as set forth in the REMAX Support Agreement) upon the earliest of (i) the First Merger Effective Time, (ii) with respect to each REMAX Supporting Holder, the entry by Real and REMAX, without the prior written consent of such REMAX Supporting Holders, into any amendment or modification to the Merger Agreement that decreases the Merger Consideration, and (iii) the termination of the Merger Agreement in accordance with its terms.

Concurrently with the execution of the RIHI Merger Agreement, REMAX and the RIHI Supporting Holders who hold shares of RIHI Common Stock that collectively represent approximately 96.8% of the voting power of the outstanding RIHI Common Stock, entered into the RIHI Support Agreement pursuant to which, among other things, the RIHI Supporting Holders agreed, subject to the terms of the RIHI Support Agreement, to (i) vote the Shares (as defined in the RIHI Support Agreement) in favor of the adoption of the RIHI Merger Agreement and (ii) not transfer the Shares, with certain limited exceptions. The RIHI Support Agreement will terminate (subject to certain exceptions as set forth in the RIHI Support Agreement) upon the earliest of (i) the First Merger Effective Time (as defined in the RIHI Support Agreement), and (ii) the termination of the RIHI Merger Agreement in accordance with its terms.

Q:	What are the material tax consequences of the Exchange, the Mergers and the RIHI Merger to Real Shareholders and REMAX Stockholders?
A:

The parties intend that, for U.S. federal income tax purposes, (1) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (2) the Exchange, the Mergers, taken together, and the RIHI Merger will together qualify as a transaction described in Section 351 of the Code, and (3) the Merger Agreement will be a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code. It is a condition to Real’s obligation to complete the Contemplated Transactions that Real receive an opinion from Willkie Farr & Gallagher LLP (or other nationally recognized tax counsel reasonably acceptable to REMAX) (“Willkie” and such opinion, the “Willkie Tax Opinion”), and it is a condition to REMAX’s obligation to complete the Contemplated Transactions that REMAX receive an opinion from Morrison & Foerster LLP (or other nationally recognized tax counsel reasonably acceptable to REMAX) (“Morrison Foerster” and such opinion, the “Morrison Foerster Tax Opinion”), in each case to the effect that, subject to customary assumptions, qualifications and representations, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that the Exchange, the Mergers and the RIHI Merger will together qualify as a transaction described in Section 351 of the Code.

Assuming the receipt and accuracy of these opinions and that the Contemplated Transactions qualify for the intended U.S. federal income tax treatment, (1) a U.S. holder of Real Common Shares generally is not expected to recognize any gain or loss upon the exchange of Real Common Shares for shares of New Wildlife Common Stock pursuant to the Exchange; and (2) a U.S. holder of REMAX Class A Common Stock (a) that receives solely New Wildlife Common Stock generally will not recognize gain or loss, except with respect to cash received in lieu of fractional shares, if any, (b) that receives solely cash generally will recognize gain or loss, and (c) that receives a combination of New Wildlife Common Stock and cash (other than cash received in lieu of fractional shares) generally will recognize gain, but not loss, in an amount not exceeding the amount of cash received, excluding cash received in lieu of fractional shares, if any.

Certain non-US tax considerations are also described herein. See the sections entitled “Material Tax Consequences — Certain Canadian Federal Income Tax Considerations,” beginning on page 221 of this joint proxy statement/prospectus and management information circular. Real Securityholders that are not U.S. holders, in particular, should review those sections.

Tax matters can be complicated, and the tax consequences of the Exchange, the Mergers and the RIHI Merger to particular Real Securityholders and REMAX Stockholders will depend on their individual situations. Real Securityholders and REMAX Stockholders should consult their tax and investment advisors with respect to their particular circumstances to determine the tax consequences of the Exchange, the Mergers and the RIHI Merger.

Questions relating to the Real Meeting and Real Securityholders

Q:	What will Real Shareholders receive in the Arrangement?
A:

In accordance with the Plan of Arrangement, (i) the issued and outstanding Real Common Shares will be consolidated on a 10-for-1 basis, such that each 10 shares of outstanding Real Common Shares will be consolidated into one Real Common Share, and (ii) Real Shareholders will then transfer all of their Real Common Shares to Bidco in exchange for shares of New Wildlife Common Stock on a one- for-one basis, such that Real becomes a wholly owned subsidiary of Bidco, which in turn is a wholly owned subsidiary of New Wildlife. As a result, Real Shareholders will receive one share of New Wildlife Common Stock(1) for each existing Real Common Share.

Q:	What will holders of Real Options and Real RSUs receive in the Arrangement?
A:	Real Options and Real RSUs will be treated as follows:
●	Real Options outstanding immediately following the Share Consolidation will be exchanged for Real Replacement Options granted by New Wildlife to acquire the same number of shares of New Wildlife Common Stock as the number of Real Common Shares that the holders thereof would be entitled to acquire following the Share Consolidation. Such Real Replacement Options will have an exercise price per share of New Wildlife Common Stock equal to the exercise price per Real Common Share of such Real Options immediately following the Share Consolidation. Each Real Replacement Option will be subject to the terms of the applicable Real Equity Plan and have the same terms and conditions with respect to vesting, conditions to and manner of exercising, term to expiry and otherwise as were applicable to the Real Option for which it was exchanged, and any certificate or award agreement previously evidencing the applicable Real Option will thereafter evidence and be deemed to evidence such Real Replacement Options;
●	Real RSUs outstanding immediately following the Share Consolidation will be exchanged for Real Replacement RSUs granted by New Wildlife to acquire the same number of shares of New Wildlife Common Stock or cash equivalent as the number of Real Common Shares or cash equivalent that the holders thereof would be entitled to receive following the Share Consolidation. Each Real Replacement RSU will be subject to the terms of the applicable Real Equity Plan and have the same terms and conditions with respect to vesting, term to expiry and otherwise as were applicable to the Real RSU for which it was exchanged, and any certificate or award agreement previously evidencing the applicable Real RSUs will thereafter evidence and be deemed to evidence such Real Replacement RSUs; and

(1)To be adjusted to reflect the 10-for-1 Share Consolidation of Real pursuant to the Arrangement.

●	If the foregoing would result in the entitlement to a fraction of a share of New Wildlife Common Stock (or cash equivalent in the case of Real Replacement RSUs), then the number of shares of New Wildlife Common Stock issuable (or cash equivalent in the case of Real Replacement RSUs) will be rounded down to the nearest whole number of shares of New Wildlife Common Stock.
Q:	What vote of Real Securityholders is required?
A:

Each Real Security entitled to be voted at the Real Meeting will entitle the holder thereof to one vote at the Real Meeting. In order to become effective, the Arrangement Resolution must be approved by at least (i) 662∕3% of the votes cast on the Arrangement Resolution by Real Shareholders present in person or represented by proxy and entitled to vote at the Real Meeting, and (ii) 662∕3% of the votes cast on the Arrangement Resolution by Real Shareholders, Real Optionholders and Real RSU Holders present in person or represented by proxy and entitled to vote at the Real Meeting, voting together as a single class. Real Securityholders have the option of voting for or against the Arrangement Resolution. If a Real Securityholder’s Real Securities are present at the Real Meeting but are not voted at the Real Meeting, or if they fail to submit a proxy or to vote in person at the Real Meeting, or if their Real Common Shares are held through a broker, intermediary, trustee or other person and they do not instruct them to vote their Real Common Shares, as applicable, such Real Securityholder’s Real Securities will not be voted, but this will not have an effect on the approval of the Arrangement Resolution.

Q:	How does the Real Board recommend that the Real Securityholders vote?
A:	The Real Board unanimously recommends that Real Securityholders vote “FOR” the Arrangement Resolution.
Q:	When and where will the Real Meeting be held?
A:

The Real Meeting will be held virtually on Friday, August 14, 2026, at 10:00 a.m. (Eastern time) at www.virtualshareholdermeeting.com/REAXSPECIAL2026 or a place to which the Real Meeting may be adjourned, for the purposes set forth in the Real Notice of Meeting. At the Real Meeting, Real Securityholders will be asked to consider and vote on the Arrangement Resolution. For additional information about the Real Meeting, see the section entitled “Information About the Special Meetings — Information about the Real Meeting,” beginning on page 65 of this joint proxy statement/prospectus and management information circular.

Q:	Who can vote at the Real Meeting?
A:	The holders of Real Securities as of the Real Record Date are entitled to vote their Real Securities at the Real Meeting.
Q:	As a Real Securityholder, am I entitled to dissent rights?
A:

If you are a Registered Real Shareholder as at the close of business on the Real Record Date, you have the right to dissent with respect to the Arrangement Resolution and, if the Arrangement becomes effective, to be paid the fair value of your Real Common Shares in accordance with the provisions of Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order and the Plan of Arrangement. If you are a Registered Real Shareholder as at the close of business on the Real Record Date and wish to exercise rights of dissent with respect to the Arrangement, you must send Real a written objection to the Arrangement Resolution, which written objection must be sent to Real c/o Gowling WLG (Canada) LLP, 550 Burrard Street, Suite 2300, Bentall 5, Vancouver, BC V6C 2B5 Canada, Attention: Martin Palleson by 4:00 p.m. (Vancouver time) on or before August 12, 2026 (or, if the Real Meeting is not held on August 14, 2026, by 4:00 p.m. (Vancouver time) on the business day that is two business days immediately preceding the Real Meeting), and must otherwise strictly comply with the dissent procedure set forth in Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order and the Plan of Arrangement, all as described under “Appraisal Rights — Real Dissenting Holders’ Rights,” beginning on page 235 of this joint proxy statement/ prospectus and management information circular. Failure to strictly comply with the requirements set forth in Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order and the Plan of Arrangement, may result in the loss of any right of dissent. Be sure to read the section entitled “Appraisal Rights — Real Dissenting Holders’ Rights,” beginning on page 235 of this joint proxy statement/prospectus and management information circular and consult your own legal advisor if you wish to exercise rights of dissent.

Questions relating to the REMAX Meeting and REMAX Stockholders

Q:	What will REMAX Stockholders receive in the Mergers?
A:

Each share of REMAX Class A Common Stock issued and outstanding immediately prior to the First Merger Effective Time (other than (x) shares of REMAX Class A Common Stock held by REMAX as treasury stock or owned by New Wildlife or any subsidiary of New Wildlife or REMAX, and (y) Dissent Shares), including shares of REMAX Class A Common Stock issued in connection with the RIHI Merger, will be converted into the right to elect to receive the Stock Election Consideration or Per Share Cash Price, subject to proration such that the aggregate cash proceeds to be delivered to REMAX Stockholders will be no less than $60 million and no greater than $80 million, as determined pursuant to the election and allocation procedures in the Merger Agreement. See the section entitled “The Merger Agreement — The Merger Agreement — Proration,” beginning on page 133 of this joint proxy statement/prospectus and management information circular for further information regarding the proration mechanism.

Q:	What happens if I am eligible to receive a fraction of a share of New Wildlife Common Stock as part of the Merger Consideration?
A:

If the aggregate number of shares of New Wildlife Common Stock that you are entitled to receive as part of the Merger Consideration otherwise would include a fraction of a share of New Wildlife Common Stock, you will receive cash in lieu of that fractional share (less any applicable withholding taxes).

Q:	What will holders of REMAX equity compensation awards receive in the Mergers?
A:

In connection with the Mergers, REMAX equity compensation awards will be adjusted and converted in the manner described in the section entitled “The Merger Agreement — The Merger Agreement — Treatment of REMAX Equity Awards,” beginning on page 149 of this joint proxy statement/ prospectus and management information circular.

Q:	What are the Stock Election versus Cash Election procedures for REMAX Stockholders?
A:

Each holder of shares of REMAX Class A Common Stock (other than (x) shares of REMAX Class A Common Stock held by REMAX as treasury stock or owned by New Wildlife or any subsidiary of New Wildlife or REMAX, and (y) Dissent Shares), including holders of shares of REMAX Class A Common Stock issued in connection with the RIHI Merger, will have the right to elect to receive either the Stock Election Consideration or the Per Share Cash Price, subject to proration such that the aggregate cash proceeds to be delivered to REMAX Stockholders will be no less than $60 million and no greater than $80 million, as determined pursuant to the election and allocation procedures in the Merger Agreement. See the section entitled “The Merger Agreement — The Merger Agreement — Proration,” beginning on page 133 of this joint proxy statement/prospectus and management information circular for further information regarding the proration mechanism.

Holders of REMAX Class A Common Stock must make their elections by submitting a REMAX Election Form to the Exchange Agent. The Exchange Agent will make available and mail to the holders of shares of REMAX Class A Common Stock the form for making elections (the “REMAX Election Form”). An election shall have been made properly only if the Exchange Agent shall have received, after the Exchange Agent has made available or mailed REMAX Election Forms, and prior to 5:00 p.m. (Mountain time) on the date that Real and REMAX agree is as near as practicable to three business days prior to the date of the Closing (or such other date as Real and REMAX may agree) (the “REMAX Election Deadline”), a REMAX Election Form, properly completed and signed, including duly executed transmittal materials included in the REMAX Election Form. The Exchange Agent will make available and mail the REMAX Election Form at least 20 business days prior to the REMAX Election Deadline, to holders of REMAX Class A Common Stock of record as of a date on or prior to the date of such mailing, and thereafter will make available a REMAX Election Form to any holder of REMAX Class A Common Stock who requests a REMAX Election Form. Real and REMAX will cooperate to issue a press release announcing the date of the REMAX Election Deadline no more than 15 business days before, and at least 10 business days prior to, the REMAX Election Deadline.

Any holder of REMAX Class A Common Stock who does not submit a properly completed REMAX Election Form, including duly executed transmittal materials, prior to the REMAX Election Deadline, or who revokes his, her or its election prior to the REMAX Election Deadline, will be treated as having elected to receive the Stock Election Consideration.

If your shares of REMAX Class A Common Stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of such shares held in “street name.” In that case, this joint proxy statement/prospectus and management information circular has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares, the stockholder of record, and, if you wish to make an election, you should follow the instructions provided by your bank, brokerage firm or other nominee when making your election.

For more information, see the section entitled “The Contemplated Transactions — The Mergers,” beginning on page 79 of this joint proxy statement/prospectus and management information circular.

Q:	If I am a REMAX Stockholder, what happens if I do not properly make an Election?
A:

If any Election is not properly made by the end of the Election Period, the shares covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, meaning that they shall be treated as though they made the Stock Election.

Q:	If I am a REMAX Stockholder, can I change or revoke my Election once I have made it?
A:

Yes, you can change your election by written notice to the Exchange Agent received prior to the REMAX Election Deadline accompanied by a properly completed and signed revised REMAX Election Form. You can also revoke your election at any time prior to the REMAX Election Deadline, by written notice received by the Exchange Agent prior to the REMAX Election Deadline.

Q:

Will the market value of the Stock Election Consideration change between the date of this joint proxy statement/prospectus and management information circular and the time the Contemplated Transactions are completed?

A:

It may. Although the Stock Election Exchange Ratio is fixed, the market value of the Stock Election Consideration may fluctuate between the date of this joint proxy statement/prospectus and management information circular and the consummation of the Contemplated Transactions based upon the trading price of Real Common Shares, which will imply a value of the New Wildlife Common Stock issuable at the Closing. The market value of New Wildlife Common Stock at the time of completion of the Contemplated Transactions could be greater than, less than or the same as that implied by the market value of Real Common Shares on the date of the accompanying joint proxy statement/ prospectus and management information circular and/or the date of the Real Meeting or the REMAX Meeting. The amount of any change in value cannot be predicted, as the market price of Real Common Shares may fluctuate based on the perceived values of the Real Common Shares in anticipation of the Contemplated Transactions, and it likewise is not possible to predict the market value of New Wildlife Common Stock at the time of the completion of the Contemplated Transactions.

Q:	What vote of REMAX Stockholders is required?
A:

Approval of the Share Issuance Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of REMAX Class A Common Stock and REMAX Class B Common Stock present in person or represented by proxy at the REMAX Meeting and entitled to vote thereon, voting together as a single class. If your shares of REMAX Common Stock are present at the REMAX Meeting but are not voted on the Share Issuance Proposal, or if you have given a proxy and abstained on the Share Issuance Proposal, the shares of REMAX Common Stock held by you or your bank, brokerage firm or other nominee will have the same effect as a vote “AGAINST” the Share Issuance Proposal. If you fail to submit a proxy or to vote in person at the REMAX Meeting, as applicable, your shares of REMAX Common Stock will not be counted in determining the outcome of, and will not have an effect on, the Share Issuance Proposal.

Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the voting power of all outstanding shares of REMAX Class A Common Stock and REMAX Class B Common Stock entitled to vote thereon, voting together as a single class. Because the affirmative vote required to approve the Merger Proposal is based on the voting power of all outstanding shares of REMAX Common Stock, if you hold shares of REMAX Common Stock of record and you fail to submit a valid proxy or vote at the REMAX Meeting, or, if you hold your shares beneficially, you do not provide your bank, brokerage firm or other nominee with instructions, or, in either case, vote to abstain, this will have the same effect as a vote “AGAINST” the Merger Proposal.

Approval of each of the Compensation Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal by the holders of shares of REMAX Class A Common Stock and REMAX Class B Common Stock entitled to vote thereon, voting together as a single class; except that, in the absence of a quorum, the Adjournment Proposal requires the vote of the holders of a majority of the voting power of the REMAX Common Stock represented at the meeting. If you abstain or if you fail to submit a valid proxy or to vote at the REMAX Meeting or if your shares of REMAX Common Stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of REMAX Common Stock, your shares of REMAX Common Stock will not be voted, but this will not have an effect on the vote on the Compensation Proposal or the Adjournment Proposal.

Q:	Why are REMAX Stockholders being asked to consider and vote on a proposal to approve, by a nonbinding, advisory vote, the Compensation Proposal?
A:

Under SEC rules, REMAX is required to seek a nonbinding, advisory vote with respect to the compensation that may be paid or become payable to REMAX’s named executive officers in connection with the Contemplated Transactions and the agreements and understandings pursuant to which such compensation may be paid or become payable.

Q:	What happens if the Compensation Proposal is not approved by REMAX Stockholders?
A:

Approval of the Compensation Proposal is not a condition to completion of the Contemplated Transactions, and because the vote on the Compensation Proposal is advisory only, it will not be binding on REMAX. Accordingly, if the Merger Proposal is approved and the other conditions to Closing are satisfied or waived, the Contemplated Transactions will be completed even if the REMAX Compensation Proposal is not approved. If the Merger Proposal is approved and the Contemplated Transactions are completed, the REMAX transaction-related compensation will be payable to REMAX’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Compensation Proposal.

Q:	How does the REMAX Board recommend that the REMAX Stockholders vote?
A:

The REMAX Board, acting on the unanimous recommendation of a committee of independent directors of the REMAX Board and other factors, recommends that REMAX Stockholders vote “FOR” the Merger Proposal, “FOR” the Share Issuance Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

Q:	When and where will the REMAX Meeting be held?
A:

The REMAX Meeting will be held virtually on Friday, August 14, 2026, at 8:00 a.m. (Mountain time). You may participate in the REMAX Meeting by visiting the following website: www.virtualshareholdermeeting.com/RMAX2026SM. In order to attend, you will need the 16-digit control number included on the proxy card or on the instructions that accompanied the proxy materials. For additional information about the REMAX Meeting, see the section entitled “Information About the Special Meetings — Information about the REMAX Meeting,” beginning on page 71 of this joint proxy statement/prospectus and management information circular.

Q:	Who can vote at the REMAX Meeting?
A:

All holders of record of REMAX Common Stock as of the close of business on July 6, 2026 (the “REMAX Record Date”) are entitled to vote at the REMAX Meeting. Holders of REMAX Class A Common Stock are entitled to one vote per share of REMAX Class A Common Stock held as of the REMAX Record Date. RIHI, as the holder of the sole outstanding share of REMAX Class B Common Stock, is entitled to one vote for each RMCO Common Unit owned by RIHI as of the REMAX Record Date.

Q:	As a REMAX Stockholder, am I entitled to appraisal rights?
A:

Yes. Pursuant to Section 262 of the DGCL, holders of record and beneficial owners of REMAX Common Stock are entitled to appraisal rights in connection with the First Merger, provided that you meet the applicable requirements and follow the procedures prescribed by Section 262 of the DGCL.

Under Section 262, if the First Merger is completed, holders of record and beneficial owners of REMAX Common Stock who (i) do not vote in favor of the Merger Proposal, (ii) properly demand appraisal of their shares, and do not properly withdraw their demand or otherwise lose their rights to appraisal, (iii) continuously hold or beneficially own their shares of REMAX Common Stock through the First Merger Effective Time, and (iv) comply with all other requirements under Section 262 of the DGCL, will be entitled to have their shares of REMAX Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those shares.

A description of the appraisal rights available to holders of shares of RIHI Common Stock in connection with the RIHI Merger, including the procedures that must be followed to perfect such rights, will be set forth in a separate document to be provided to holders of shares of RIHI Common Stock in connection with the RIHI Merger. Holders of shares of RIHI Common Stock are not entitled to appraisal rights with respect to the Merger Proposal.

For more information, see the section entitled “Appraisal Rights — REMAX Stockholders’ Appraisal Rights” beginning on page 237 of this joint proxy statement/prospectus and management information circular and the text of Section 262 of the DGCL reproduced in its entirety as Annex G to this joint proxy statement/prospectus and management information circular.

SUMMARY

The following summary highlights selected information in this joint proxy statement/prospectus and management information circular and does not contain all the information that may be important to you as a Real Securityholder or a REMAX Stockholder. You should read this joint proxy statement/prospectus and management information circular and its annexes carefully and in their entirety, as well as the other documents to which Real and REMAX refer, before you decide how to vote with respect to the proposals to be considered and voted on at the Real Meeting or the REMAX Meeting, as applicable. Each item in this summary includes a page reference directing you to a more complete description of that topic. In addition, Real and REMAX may incorporate by reference important business and financial information about Real and REMAX into this joint proxy statement/prospectus and management information circular, as further described in the section entitled “Where You Can Find More Information; Incorporation by Reference,” beginning on page 254 of this joint proxy statement/prospectus and management information circular. You may obtain the information incorporated by reference into this joint proxy statement/prospectus and management information circular without charge by following the instructions under the section entitled “Where You Can Find More Information; Incorporation by Reference,” beginning on page 254 of this joint proxy statement/prospectus and management information circular.

The Parties to the Contemplated Transactions

1.The Real Brokerage Inc.

701 Brickell Avenue, 17th Floor

Miami, Florida 33131

Telephone: (305) 306-9553

Real is a company organized under the laws of the Province of British Columbia, Canada and a real estate experience company that combines essential real estate, mortgage and closing services with powerful technology to deliver a single seamless end-to-end consumer experience, guided by trusted agents. The Real Common Shares trade on Nasdaq under the symbol “REAX.” For more information about Real, please visit www.onereal.com. The information provided on Real’s website is not part of this joint proxy statement/prospectus and management information circular and is not incorporated herein by reference. See Annex H (“Information Concerning Real”) of this joint proxy statement/prospectus and management information circular for additional information concerning Real.

2.RE/MAX Holdings, Inc.

5075 S. Syracuse Street

Denver, Colorado 80237

(303) 770-5531

REMAX is a corporation organized under the laws of the State of Delaware and one of the world’s leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX® brand, and mortgage brokerages within the U.S. under the Motto® Mortgage brand. The REMAX Class A Common Stock is listed on the New York Stock Exchange under the symbol “RMAX.” REMAX’s website is www.remax.com. The information provided on REMAX’s website is not part of this joint proxy statement/prospectus and management information circular and is not incorporated herein by reference. See Annex I (“Information Concerning REMAX”) of this joint proxy statement/ prospectus and management information circular for additional information concerning REMAX.

3.Rome Wildlife, Inc.

c/o The Real Brokerage Inc.

701 Brickell Avenue, 17th Floor

Miami, Florida 33131

Telephone: (305) 306-9553

New Wildlife is a corporation organized under the laws of the State of Delaware and a direct wholly owned subsidiary of Real. New Wildlife was incorporated on April 24, 2026, solely for the purpose of effecting the Contemplated Transactions, and will be renamed “Real REMAX Group Inc.” in connection with the Contemplated Transactions. Pursuant to the Merger Agreement,

(1) the Arrangement will occur, and (2) Merger Sub I will merge with and into REMAX, with REMAX surviving, and thereafter REMAX will merge with and into Merger Sub II, with Merger Sub II surviving, so that as a result of the Contemplated Transactions, Real and REMAX will become wholly owned subsidiaries of New Wildlife. In connection with the Contemplated Transactions, New Wildlife will become a publicly traded corporation, and former Real Shareholders and former REMAX Stockholders who make (or are deemed to have made) the Stock Election will own shares of New Wildlife Common Stock. Until the Closing, New Wildlife will not conduct any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including in connection with the Arrangement and the Mergers. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” beginning on page 194 and Annex J (“Information Concerning the Combined Company”) of this joint proxy statement/prospectus and management information circular for additional information concerning New Wildlife.

4.Wildlife Acquisition I Corp.

c/o The Real Brokerage Inc.

701 Brickell Avenue, 17th Floor

Miami, Florida 33131

Telephone: (305) 306-9553

Merger Sub I is a corporation organized under the laws of the State of Delaware and a direct, wholly owned subsidiary of New Wildlife, formed solely for the purpose of effecting the Contemplated Transactions. Merger Sub I has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the Contemplated Transactions. As a result of the First Merger, Merger Sub I will be merged with and into REMAX, with REMAX surviving as a wholly owned subsidiary of New Wildlife.

5.Wildlife Acquisition II LLC

c/o The Real Brokerage Inc.

701 Brickell Avenue, 17th Floor

Miami, Florida 33131

Telephone: (305) 306-9553

Merger Sub II is a limited liability company organized under the laws of the State of Delaware and a direct, wholly owned subsidiary of New Wildlife, formed solely for the purpose of effecting the Contemplated Transactions. Merger Sub II has not carried out any activities or operations to date, except for those activities incidental to its formation or undertaken in connection with the Contemplated Transactions. As a result of the Second Merger, REMAX will be merged with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of New Wildlife.

6. 1587802 B.C. Unlimited Liability Company

c/o The Real Brokerage Inc.

701 Brickell Avenue, 17th Floor

Miami, Florida 33131

Telephone: (305) 306-9553

Bidco is an unlimited liability company organized under the laws of the Province of British Columbia, Canada that was incorporated on April 24, 2026. Bidco is a direct wholly owned subsidiary of New Wildlife, formed solely for the purpose of effecting the Contemplated Transactions. Bidco has not carried out any activities or operations to date, except for those activities incidental to its formation or undertaken in connection with the Contemplated Transactions. In accordance with the Plan of Arrangement and upon completion of the Arrangement, Real shall become a wholly owned subsidiary of Bidco.

7.RIHI, Inc.

c/o RE/MAX Holdings, Inc.

5075 S. Syracuse Street

Denver, Colorado 80237

(303) 770-5531

RIHI is a corporation organized under the laws of the State of Delaware. RIHI owns 12,559,600 RMCO Common Units and, through its ownership of the sole outstanding share of REMAX Class B Common Stock, RIHI holds, as of April 30, 2026, approximately 37.2% of the voting power of REMAX Common Stock. Dave Liniger, the chairman of the REMAX Board, is one of the two members of RIHI’s board of directors, and Mr. Liniger and his spouse beneficially own approximately 83.6% of the total outstanding shares of RIHI Common Stock. RIHI is party to the RIHI TRA with REMAX. By operation of the RIHI Merger, (i) RIHI Merger Sub I will merge with and into RIHI, with RIHI surviving as a wholly owned subsidiary of REMAX, and (ii) as soon as practicable following the First RIHI Merger, RIHI will merge with and into RIHI Merger Sub II, with RIHI Merger Sub II surviving as a wholly owned subsidiary of REMAX.

8.Rhino Merger Sub I, Inc.

c/o RE/MAX Holdings, Inc.

5075 S. Syracuse Street

Denver, Colorado 80237

(303) 770-5531

RIHI Merger Sub I is a corporation organized under the laws of the State of Delaware, and a direct, wholly owned subsidiary of REMAX, formed solely for the purpose of effecting the RIHI Merger. RIHI Merger Sub I has not carried out any activities or operations to date, except for those activities incidental to its formation or undertaken in connection with the RIHI Merger. As a result of the First RIHI Merger, RIHI Merger Sub I will be merged with and into RIHI, with RIHI surviving as a wholly owned subsidiary of REMAX.

9.Rhino Merger Sub II, LLC

c/o RE/MAX Holdings, Inc.

5075 S. Syracuse Street

Denver, Colorado 80237

(303) 770-5531

RIHI Merger Sub II is a limited liability company organized under the laws of the State of Delaware, and a direct, wholly owned subsidiary of REMAX, formed solely for the purpose of effecting the RIHI Merger. RIHI Merger Sub II has not carried out any activities or operations to date, except for those activities incidental to its formation or undertaken in connection with the RIHI Merger. As a result of the Second RIHI Merger, RIHI will be merged with and into RIHI Merger Sub II, with RIHI Merger Sub II surviving the Second RIHI Merger as a wholly owned subsidiary of REMAX.

For more information, see the section entitled “The Parties to the Contemplated Transactions,” beginning on page 76 of this joint proxy statement/prospectus and management information circular.

The Contemplated Transactions

As explained in greater detail below, pursuant to the terms of the Plan of Arrangement and the Merger Agreement, (i) Real Shareholders will receive one share of New Wildlife Common Stock(1) for each existing Real Common Share and (ii) REMAX Stockholders will have the right to elect to receive, for each share of REMAX Class A Common Stock, 5.150 shares(2) of New Wildlife Common Stock or the Per Share Cash Price, subject to proration such that the aggregate cash proceeds to be delivered to REMAX Stockholders will be no less than $60 million and no greater than $80 million. Following the Closing, former Real Shareholders are expected to own approximately 60% of the combined company, and former REMAX Stockholders are expected to own approximately 40%, in each case on a fully exchanged and diluted basis, assuming the payment of the $80 million maximum available Cash Election Consideration to REMAX Stockholders. For more information, see the section entitled “The Contemplated Transactions,” beginning on page 79 of this joint proxy statement/prospectus and management information circular.

(1)	To be adjusted to reflect the 10-for-1 Share Consolidation of Real pursuant to the Arrangement.
(2)	To be adjusted prior to the First Merger Effective Time to reflect the 10-for-1 Share Consolidation by dividing 5.150 by 10.

Merger Agreement

The Merger Agreement provides that, among other things and on the terms and subject to the conditions set forth therein:

(1)	Pursuant to the Arrangement under the BCBCA and in accordance with the Plan of Arrangement, (i) the Share Consolidation will take place and the issued and outstanding Real Common Shares will be consolidated on a 10-for-1 basis, such that each 10 shares of outstanding Real Common Shares shall be consolidated into one Real Common Share, and (ii) Real Shareholders will then transfer all of their Real Common Shares to Bidco in exchange for shares of New Wildlife Common Stock on a one-for- one basis, such that Real becomes a wholly owned subsidiary of Bidco, which in turn is a wholly owned subsidiary of New Wildlife.
(2)	Following the effectiveness of the Arrangement, Merger Sub I will merge with and into REMAX, with REMAX surviving as a wholly owned subsidiary of New Wildlife, and, as soon as practicable thereafter, REMAX will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of New Wildlife. Each share of REMAX Class A Common Stock issued and outstanding immediately prior to the First Merger Effective Time, including shares of REMAX Class A Common Stock issued in connection with the RIHI Merger, as described below, and other than (x) shares of REMAX Class A Common Stock held by REMAX as treasury stock or owned by New Wildlife or any subsidiary of New Wildlife or REMAX, and (y) Dissent Shares, will be converted into the right to elect to receive either the Stock Election Consideration or the Per Share Cash Price, subject to proration such that the aggregate cash proceeds to be delivered to REMAX Stockholders will be no less than $60 million and no greater than $80 million, as determined pursuant to the election and allocation procedures in the Merger Agreement.

Each of the parties to the Merger Agreement intends that, for U.S. federal income tax purposes, (1) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (2) the Exchange, the Mergers, taken together, and the RIHI Merger will together qualify as a transaction described in Section 351 of the Code, and (3) the Merger Agreement will be a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code.

Upon the consummation of the Mergers, the New Wildlife Common Stock will be listed on Nasdaq. If the Arrangement and the Mergers are consummated, (i) the Real Common Shares and the shares of REMAX Class A Common Stock will cease trading and will be delisted and deregistered under the Exchange Act and (ii) Real will apply to cease to be a reporting issuer under applicable Canadian Securities Laws. Real REMAX Group will continue as a reporting issuer under Canadian Securities Laws.

For more information, see the section entitled “The Contemplated Transactions — Overview,” beginning on page 79 of this joint proxy statement/prospectus and management information circular.

Treatment of REMAX Equity Awards

As of the First Merger Effective Time, the REMAX Equity Awards will be treated as follows:

●	Each REMAX Specified RSU and REMAX Specified PSU that is outstanding immediately prior to the First Merger Effective Time, whether vested or unvested, will be canceled and extinguished, and the holder thereof will be entitled to receive a number of shares of New Wildlife Common Stock based on the Stock Election Exchange Ratio, together with an amount in cash equal to any accrued but unpaid dividend equivalents with respect to such award, in each case subject to applicable withholding. The number of shares subject to each REMAX Specified PSU will be determined based on the attainment of the applicable performance goals in accordance with the terms of the applicable award agreement. Such consideration will be paid by New Wildlife within 10 business days after the First Merger Effective Time;
●	Each REMAX RSU and REMAX PSU, other than a REMAX Specified RSU or REMAX Specified PSU, that is outstanding and unvested immediately prior to the First Merger Effective Time will be converted into a corresponding award of New Wildlife RSUs based on the Stock Election Exchange Ratio. Any accrued but unpaid dividend equivalents with respect to any such REMAX RSU or REMAX PSU will be assumed by New Wildlife. Each such converted New Wildlife RSU will generally be subject to the same terms and conditions as were applicable to the corresponding REMAX RSU or REMAX PSU prior to the First Merger Effective Time, except that the performance metrics applicable to converted REMAX PSUs will not apply from and after the First Merger Effective Time; and

●	Each REMAX Option, whether vested or unvested, will generally be assumed by New Wildlife and converted into an option to purchase shares of New Wildlife Common Stock based on the Stock Election Exchange Ratio, with a corresponding adjustment to the applicable exercise price and otherwise on the same terms and conditions as were applicable to such REMAX Option; provided, however, that each REMAX Option with a per share exercise price that is equal to or greater than the Stock Election Consideration (or the Cash Election Consideration, if greater) payable to holders of REMAX Common Stock as of the First Merger Effective Time will be cancelled for no consideration.

For more information, see the section entitled “The Merger Agreement — The Merger Agreement — Treatment of REMAX Equity Awards,” beginning on page 149 of this joint proxy statement/prospectus and management information circular.

Treatment of Real Options and Real RSUs

The Real Options and Real RSUs will be treated as follows:

●	Real Options outstanding immediately following the Share Consolidation will be exchanged for Real Replacement Options granted by New Wildlife to acquire the same number of shares of New Wildlife Common Stock as the number of Real Common Shares that the holders thereof would be entitled to acquire following the Share Consolidation. Such Real Replacement Options will have an exercise price per share of New Wildlife Common Stock equal to the exercise price per Real Common Share of such Real Options immediately following the Share Consolidation. Each Real Replacement Option will be subject to the terms of the applicable Real Equity Plan and have the same terms and conditions with respect to vesting, conditions to and manner of exercising, term to expiry and otherwise as were applicable to the Real Option for which it was exchanged, and any certificate or award agreement previously evidencing the applicable Real Option will thereafter evidence and be deemed to evidence such Real Replacement Options;
●	Real RSUs outstanding immediately following the Share Consolidation will be exchanged for Real Replacement RSUs granted by New Wildlife to acquire the same number of shares of New Wildlife Common Stock or cash equivalent as the number of Real Common Shares or cash equivalent that the holders thereof would be entitled to receive following the Share Consolidation. Each Real Replacement RSU will be subject to the terms of the applicable Real Equity Plan and have the same terms and conditions with respect to vesting, term to expiry and otherwise as were applicable to the Real RSU for which it was exchanged, and any certificate or award agreement previously evidencing the applicable Real RSUs will thereafter evidence and be deemed to evidence such Real Replacement RSUs; and
●	If the foregoing would result in the entitlement to a fraction of a share of New Wildlife Common Stock (or cash equivalent in the case of Real Replacement RSUs), then the number of shares of New Wildlife Common Stock issuable (or cash equivalent in the case of Real Replacement RSUs) will be rounded down to the nearest whole number of shares of New Wildlife Common Stock.

For more information, see the section entitled “The Arrangement — Treatment of Real Options and Real RSUs,” beginning on page 162 of this joint proxy statement/prospectus and management information circular.

The RIHI Merger

Concurrently with the execution of the Merger Agreement, REMAX entered into the RIHI Merger Agreement.

The RIHI Merger Agreement provides that, among other things and on the terms and subject to the conditions set forth therein, (1) RIHI Merger Sub I will merge with and into RIHI, with RIHI surviving as a wholly owned subsidiary of REMAX, and, as soon as practicable thereafter, RIHI will merge with and into RIHI Merger Sub II, with RIHI Merger Sub II surviving as a wholly owned subsidiary of REMAX, and (2) at the effective time of the First RIHI Merger, each outstanding share of RIHI Common Stock (other than dissenting or cancelled shares) will be converted into a number of shares of REMAX Class A Common Stock equal to the number of RMCO Common Units held by RIHI divided by the total number of issued and outstanding shares of RIHI Common Stock, in each case as of immediately prior to the First RIHI Merger Effective Time.

In connection with the RIHI Merger, the share of REMAX Class B Common Stock and the RMCO Common Units held by RIHI will be surrendered to REMAX by RIHI and, upon such surrender, the share of REMAX Class B Common Stock will be cancelled and retired by REMAX for no consideration and will no longer be outstanding.

For more information, see the section entitled “The RIHI Merger Agreement,” beginning on page 170 of this joint proxy statement/prospectus and management information circular.

Recommendation of the Real Board; Real’s Reasons for the Contemplated Transactions

After careful consideration, the Real Board unanimously determined, among other things, that (i) the Arrangement and the entering into of the Merger Agreement is in the best interests of Real and that the Arrangement and the Contemplated Transactions (including the Mergers) are fair, from a financial point of view, to Real Securityholders, and (ii) the payment of the Merger Consideration and the issuance of shares of New Wildlife Common Stock by New Wildlife to the holders of shares of REMAX Common Stock (including shares of REMAX Class A Common Stock issued in connection with the RIHI Merger) (the “Stock Issuance”) is advisable and in the best interests of Real.

The Real Board unanimously approved, among other things, (i) the entering into of the Merger Agreement, including the Plan of Arrangement, (ii) subject to the approval of Real Securityholders, the Arrangement, and (iii) the Stock Issuance upon closing of the Contemplated Transactions.

The Real Board unanimously recommends that Real Securityholders vote “FOR” the Arrangement Resolution.

For the factors considered by the Real Board in reaching its decision to approve the Merger Agreement and to recommend the Arrangement Resolution, see the section entitled “The Contemplated Transactions —Recommendation of the Real Board; Real’s Reasons for the Contemplated Transactions,” beginning on page 98 of this joint proxy statement/prospectus and management information circular.

Recommendation of the REMAX Independent Committee and REMAX Board; REMAX’s Reasons for the Contemplated Transactions

The REMAX Board, acting on the unanimous recommendation of the REMAX Independent Committee and other factors, recommends that REMAX Stockholders vote “FOR” the adoption of the Merger Agreement, “FOR” the approval of the issuance of shares of REMAX Class A Common Stock in connection with the RIHI Merger and “FOR” each of the other proposals to be considered at the REMAX Meeting.

For more information, see the section entitled “The Contemplated Transactions — Recommendation of the REMAX Independent Committee and REMAX Board; REMAX’s Reasons for the Contemplated Transactions,” beginning on page 111 of this joint proxy statement/prospectus and management information circular.

Opinion of Real’s Financial Advisor

On April 26, 2026, at a meeting of the Real Board held to evaluate the Contemplated Transactions, Morgan Stanley, Real’s financial advisor, delivered to the Real Board an oral opinion, which was confirmed by delivery of a written opinion, dated April 26, 2026, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in Morgan Stanley’s written opinion, the arrangement consideration (as defined in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to holders of Real Common Shares.

The full text of the written opinion of Morgan Stanley, dated April 26, 2026, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex K to this joint proxy statement/prospectus and management information circular. Morgan Stanley provided financial advisory services and its opinion evaluating the fairness to holders of Real Common Shares, from a financial point of view, of the arrangement consideration (as defined in such opinion) pursuant to the Merger Agreement for the Real Board in connection with its consideration of the Contemplated Transactions. Morgan Stanley’s opinion is not a recommendation as to how any holder of Real Common Shares should vote with respect to the Arrangement Resolution or any other matter.

This summary is qualified in its entirety by reference to the full text of such opinion. For additional information, see Annex K (“Opinion of Morgan Stanley”) and the section entitled “The Contemplated Transactions — Opinion of Real’s Financial Advisor,” beginning on page 102 of this joint proxy statement/ prospectus and management information circular.

Opinion of REMAX’s Financial Advisor

Pursuant to an engagement letter dated January 5, 2026, REMAX retained J.P. Morgan as its financial advisor in connection with the Contemplated Transactions and to deliver a fairness opinion in connection with the Contemplated Transactions.

At the meeting of the REMAX Board on April 26, 2026, J.P. Morgan rendered its oral opinion to the REMAX Board that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the Merger Consideration to be paid to the holders of REMAX Class A Common Stock (other than holders of Excluded Shares and Dissent Shares) in the Contemplated Transactions was fair, from a financial point of view, to such holders. J.P. Morgan confirmed its April 26, 2026, oral opinion by delivering its written opinion to the REMAX Board, dated April 26, 2026, that, as of such date, the Merger Consideration to be paid to the holders of REMAX Class A Common Stock (other than holders of Excluded Shares and Dissent Shares) in the Contemplated Transactions was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated April 26, 2026, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex L to this joint proxy statement/prospectus and management information circular. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus and management information circular is qualified in its entirety by reference to the full text of such opinion. REMAX Stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the REMAX Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Contemplated Transactions, was directed only to the Merger Consideration to be paid in the Contemplated Transactions and did not address any other aspect of the Contemplated Transactions. J.P. Morgan expressed no opinion as to the fairness of the Merger Consideration to the holders of any other class of REMAX’s securities, REMAX’s creditors or REMAX’s other constituencies or as to the underlying decision by REMAX to engage in the Contemplated Transactions. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any REMAX Stockholder as to how such stockholder should vote with respect to the Contemplated Transactions or any other matter.

For more information, see the section entitled “The Contemplated Transactions — Opinion of REMAX’s Financial Advisor,” beginning on page 119 of this joint proxy statement/prospectus and management information circular.

Information about the Real Meeting

Time, Place and Purpose of the Real Meeting

The Real Meeting will be held virtually on Friday, August 14, 2026, at 10:00 a.m. (Eastern time) at www.virtualshareholdermeeting.com/REAXSPECIAL2026 or a place to which the Real Meeting may be adjourned, for the purposes set forth in the Real Notice of Meeting. At the Real Meeting, Real Securityholders will be asked to consider and vote on the Arrangement Resolution.

Record Date and Quorum

You are entitled to receive notice of the Real Meeting and vote your Real Securities if you are a Real Shareholder, Real Optionholder or Real RSU Holder, as applicable, as of record as of the close of business on June 29, 2026. On the Real Record Date, there were 217,944,140 Real Common Shares outstanding, 10,332,842 Real Options outstanding and 41,027,060 Real RSUs outstanding.

The quorum for the transaction of business at a meeting of Real Shareholders is two persons who are, or who represent by proxy, Real Shareholders who, in the aggregate, hold at least 5% of the issued Real Common Shares entitled to vote at the Real Meeting.

Vote Required

Each Real Security entitled to be voted at the Real Meeting will entitle the holder thereof to one vote at the Real Meeting.

In order to become effective, the Arrangement Resolution must be approved by at least (i) 662∕3% of the votes cast on the Arrangement Resolution by Real Shareholders present in person or represented by proxy and entitled to vote at the Real Meeting, and

(ii) 662∕3% of the votes cast on the Arrangement Resolution by Real Shareholders, Real Optionholders and Real RSU Holders present in person or represented by proxy and entitled to vote at the Real Meeting, voting together as a single class.

Voting Instructions

Registered Real Shareholders, Real Optionholders and Real RSU Holders

If you are a Registered Real Shareholder, Real Optionholder or Real RSU Holder, you may vote in any of the following ways:

●	By Internet by visiting www.proxyvote.com or scanning the “QR” code included on the form(s) or proxy (or voting instruction form provided by an intermediary) to access the website;
●	By returning the completed, signed and dated enclosed form(s) of proxy by mail in the business reply envelope to: Data Processing Centre, P.O. Box 3700, STN Industrial Park, Markham, ON L3R 5S5 Canada;
●	By telephone by entering your vote instruction by telephone at 1-800-474-7493 (English) or 1-800-474-7501 (French); or
●	In person — you may attend the Real Meeting virtually and cast your vote there.

Beneficial Real Shareholders

If you are a Beneficial Real Shareholder, you will receive instructions from your broker, intermediary, trustee or other person that you must follow in order to have your Real Common Shares voted. Those instructions will identify which of the above choices are available to you in order to have your Real Common Shares voted. Please note that if you are a beneficial owner and wish to vote at the Real Meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the Real Meeting. If you are a Beneficial Real Shareholder and wish to attend the Real Meeting and indirectly vote your Real Common Shares as proxyholder, you should enter your own name in the blank space on the voting instruction form provided to you and return the same to your broker (or broker’s agent) in accordance with the instructions provided by such broker.

The Real Securities represented by the enclosed form(s) of proxy will be voted or withheld from voting on any motion, by ballot or otherwise, in accordance with any indicated instructions. In the absence of such direction, such Real Securities will be voted in favor of passing the resolutions described in the form(s) of proxy.

Changing your Vote

If you change your mind about how you want to vote your Real Common Shares, Real Options or Real RSUs, you can revoke your proxy or voting instruction form, whether delivered over the Internet, by mail or by telephone, by voting again on the Internet or by telephone or by any other means permitted by law.

Registered Real Shareholders, Real Optionholders and Real RSU Holders can revoke their instructions by delivering a signed written notice to:

●	Broadridge Investor Communications Corporation at 2601 14th Avenue, Markham, Ontario L3R 0H9, at any time up to and including the last business day preceding the day of the Real Meeting; or
●	the chair of the Real Meeting on the day of the Real Meeting and before any vote in respect of which the proxy is to be used is taken.

Beneficial Real Shareholders who are unable to vote on the Internet or by telephone should consult their intermediary if they wish to revoke their instructions.

For more information, see the section entitled “Information about the Special Meetings — Information about the Real Meeting,” beginning on page 65 of this joint proxy statement/prospectus and management information circular.

Information about the REMAX Meeting

Time, Place and Purpose of the REMAX Meeting

This joint proxy statement/prospectus and management information circular is being furnished to REMAX Stockholders as part of the solicitation of proxies by the REMAX Board, for use at the REMAX Meeting to be held virtually on August 14, 2026, at 8:00 a.m. (Mountain Time), at www.virtualshareholdermeeting.com/RMAX2026SM or at any postponement, continuation or adjournment thereof. At the REMAX Meeting, REMAX Stockholders will be asked to consider and vote on (i) the Share Issuance Proposal, (ii) the Merger Proposal, (iii) the Compensation Proposal and (iv) the Adjournment Proposal.

REMAX Stockholders must approve the Share Issuance Proposal and the Merger Proposal in order for the Contemplated Transactions to occur. If REMAX Stockholders fail to approve the Share Issuance Proposal or Merger Proposal, none of the Contemplated Transactions will occur. A copy of the RIHI Merger Agreement is attached as Annex F to this joint proxy statement/prospectus and management information circular. A copy of the Merger Agreement is attached as Annex D to this joint proxy statement/prospectus and management information circular. You are encouraged to read the RIHI Merger Agreement and the Merger Agreement carefully and in their entirety.

Record Date and Quorum

REMAX has set the close of business on July 6, 2026 as the record date for the REMAX Meeting, and only holders of record of REMAX Common Stock on the REMAX Record Date are entitled to vote at the REMAX Meeting. You are entitled to receive notice of, and to vote at, the REMAX Meeting if you are a stockholder of record of shares of REMAX Common Stock as of the close of business on the REMAX Record Date. As of the close of business on the REMAX Record Date, there were 21,317,742 shares of REMAX Class A Common Stock and one share of REMAX Class B Common Stock outstanding and entitled to vote. Holders of REMAX Class A Common Stock are entitled to one vote per share of REMAX Class A Common Stock held as of the REMAX Record Date. RIHI, as the holder of the sole outstanding share of REMAX Class B Common Stock, is entitled to one vote for each RMCO Common Unit owned by RIHI as of the REMAX Record Date. As of the close of business on the REMAX Record Date, RIHI owned an aggregate of 12,559,600 RMCO Common Units, representing 12,559,600 votes at the REMAX Meeting.

The presence, in person or represented by proxy duly authorized, of the holders of a majority of the voting power of all the shares of stock entitled to vote at the REMAX Meeting constitutes a quorum for the purposes of the REMAX Meeting. Abstentions and broker non-votes, if any, are counted as present for purposes of establishing a quorum. A quorum is necessary to transact business at the REMAX Meeting.

In the absence of a quorum, the REMAX Meeting may be adjourned from time to time by the vote of the holders of a majority of the voting power represented at the REMAX Meeting or by the chair of the meeting, without notice other than by announcement at the meeting, until a quorum is present or represented, unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting.

Vote Required

The Share Issuance Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of REMAX Class A Common Stock and REMAX Class B Common Stock present in person or represented by proxy at the REMAX Meeting and entitled to vote thereon, voting together as a single class. You may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the Share Issuance Proposal, if your shares of REMAX Common Stock are present at the REMAX Meeting but are not voted on the Share Issuance Proposal, or if you have given a proxy and abstained on the Share Issuance Proposal, the shares of REMAX Common Stock held by you or your bank, brokerage firm or other nominee will have the same effect as a vote “AGAINST” the Share Issuance Proposal. If you fail to submit a proxy or to vote in person at the REMAX Meeting, as applicable, your shares of REMAX Common Stock will not be counted in determining the outcome of, and will not have an effect on, the Share Issuance Proposal.

The Merger Proposal requires the affirmative vote of holders of a majority of the voting power of all outstanding shares of REMAX Class A Common Stock and REMAX Class B Common Stock entitled to vote thereon, voting together as a single class. You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you fail to submit a valid proxy or to vote during the REMAX Meeting, or if you vote to abstain in connection with the Merger Proposal, it will have the same effect as a vote “AGAINST” the Merger Proposal.

The Compensation Proposal requires the affirmative vote of a majority of the votes cast on the proposal by the holders of shares of REMAX Class A Common Stock and REMAX Class B Common Stock entitled to vote thereon, voting together as a single class. You may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the Compensation Proposal, if your shares of REMAX Common Stock are present at the REMAX Meeting but are not voted on the Compensation Proposal, or if you have given a proxy and abstained on the Compensation Proposal, or if you fail to submit a proxy or to vote during the REMAX Meeting, as applicable, the shares of REMAX Common Stock held by you or your bank, brokerage firm or other nominee will not be counted as votes cast, and will not have an effect on, the Compensation Proposal.

The Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal by the holders of shares of REMAX Class A Common Stock and REMAX Class B Common Stock entitled to vote thereon, voting together as a single class; except that, in the absence of a quorum, the Adjournment Proposal requires the vote of the holders of a majority of the voting power of the REMAX Common Stock represented at the meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the Adjournment Proposal, if a quorum is present, if your shares of REMAX Common Stock are present at the REMAX Meeting but are not voted on the Adjournment Proposal, or if you have given a proxy and abstained on the Adjournment Proposal, or if you fail to submit a proxy or to vote during the REMAX Meeting, as applicable, the shares of REMAX Common Stock held by you or your bank, brokerage firm or other nominee will not be counted as votes cast, and will not have an effect on, the Adjournment Proposal.

As of the REMAX Record Date, the directors and executive officers of REMAX beneficially owned and were entitled to vote, in the aggregate, 1,227,874 shares of REMAX Class A Common Stock and one share of REMAX Class B Common Stock, representing approximately 40.70% of the voting power of the outstanding shares of REMAX Common Stock as of the close of business on the REMAX Record Date. The directors and executive officers of REMAX have informed REMAX that they currently intend to vote all such shares of REMAX Common Stock entitled to vote “FOR” the Share Issuance Proposal, “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal. In addition, the REMAX Supporting Holders, pursuant to the REMAX Support Agreement, agreed, subject to the terms and conditions thereof, to vote their shares of REMAX Common Stock in favor of the Merger Proposal and the Share Issuance Proposal. As of the REMAX Record Date, the directors and executive officers of Real did not own any shares of REMAX Class A Common Stock.

Proxies and Revocations

If you are a stockholder of record, you may have your shares voted on matters presented at the REMAX Meeting in any of the following ways:

●	by signing and returning the enclosed proxy card in the accompanying prepaid reply envelope;
●	by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by 9:59 p.m. (Mountain time) on August 13, 2026. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible; or
●	by attending the REMAX Meeting, by following the instructions available on the meeting website.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted.

Please note that if you are a beneficial owner and wish to vote at the REMAX Meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the REMAX Meeting.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with the Corporate Secretary of REMAX by the time the REMAX Meeting begins. After the Mergers are completed, a separate letter of transmittal (the “REMAX Letter of Transmittal”) will be mailed to each holder of record of a share of REMAX Class A Common Stock who has not previously submitted such share in connection with submission of a REMAX Election Form, that will enable you to receive the applicable Merger Consideration.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the REMAX Meeting to which you are entitled to vote.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” each of the proposals upon which you are entitled to vote.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date or time through any of the methods available to you, by signing and returning a new proxy card at a later date or time, by attending the REMAX Meeting and voting in person, or by giving written notice of revocation to REMAX prior to the time the REMAX Meeting begins. Written notice of revocation should be mailed to: RE/MAX Holdings, Inc., Attention: Corporate Secretary, 5075 South Syracuse Street, Denver, Colorado 80237. If you have instructed a bank, brokerage firm or other nominee to vote your shares, you may revoke your proxy by following the directions received from your bank, brokerage firm or other nominee to change those instructions.

For more information, see the section entitled “Information about the Special Meetings — Information about the REMAX Meeting,” beginning on page 71 of this joint proxy statement/prospectus and management information circular.

Interests of Real’s Directors and Executive Officers in the Contemplated Transactions

In considering the Arrangement and the recommendation of the Real Board with respect to the Arrangement, holders of Real Securities should be aware that the directors and senior officers of Real may have certain interests that are, or may be, different from, or in addition to, the interests of other holders of Real Securities generally, which may present them with actual or potential conflicts of interest in connection with the Arrangement. The Real Board was aware of these interests and considered them when evaluating and negotiating the Merger Agreement and recommending approval of the Arrangement by the holders of Real Securities, as applicable.

For more information, see the section entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of Real’s Directors and Executive Officers in the Contemplated Transactions,” beginning on page 178 of this joint proxy statement/prospectus and management information circular.

Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions

In considering the recommendations of the REMAX Board, the REMAX Stockholders should be aware that REMAX’s directors and executive officers have interests in the Contemplated Transactions, including financial interests, that are or may be different from, or in addition to, the interests of other REMAX Stockholders generally. These interests may include, among others, ownership of RIHI Common Stock, the treatment of REMAX Equity Awards pursuant to the Merger Agreement, the receipt of severance payments and benefits, the acceleration of vesting and lapse of forfeiture conditions with respect to REMAX’s equity and other incentive awards upon a severance-qualifying termination of employment within a specified period following a change in control of REMAX, and continued indemnification and insurance coverage for REMAX’s directors and executive officers by New Wildlife. The members of the REMAX Board were aware of, and considered, these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Contemplated Transactions, and in recommending that the stockholders of REMAX approve the Share Issuance Proposal, Merger Proposal, the Compensation Proposal and the Adjournment Proposal.

For more information, see the section entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions,” beginning on page 181 of this joint proxy statement/prospectus and management information circular.

Regulatory Approvals

Closing is conditioned on (i) the expiration or termination of the applicable waiting period under the HSR Act and (ii) the absence of any Order issued by any governmental body or applicable legal requirement in the United States or Canada imposing a Burdensome Condition (as defined below) or enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Arrangement or the Mergers.

Real and REMAX have agreed to use their reasonable best efforts to, and have agreed to cause their respective affiliates and subsidiaries to use reasonable best efforts to, cooperate with each other and obtain all regulatory approvals required to consummate the Contemplated Transactions. In furtherance of the foregoing, Real and REMAX have agreed to, and have agreed to cause their respective affiliates and subsidiaries to:

●	promptly supply any additional information and documentary material that may be required or requested pursuant to any legal requirement or legal proceeding by any Governmental Body; and
●	take or cause to be taken all other actions necessary, proper or advisable to obtain, as promptly as practicable and in any event so as to allow the consummation of the Mergers and the other Contemplated Transactions prior to the End Date (as defined below), all applicable clearances, consents, authorizations, approvals or waivers, cause the expiration or termination of all applicable waiting periods and avoid or resolve any legal proceedings with respect to the Mergers and the other Contemplated Transactions.

REMAX and its subsidiaries are not required to agree to or accept any requirement to sell, divest, license, hold separate or otherwise dispose of any portion of, or to conduct, restrict, operate, invest or otherwise change its or their respective assets, operations or businesses, unless binding only from and after the Closing.

Real and REMAX and their respective subsidiaries are not required to take or commit to take any remedy or other action that, if carried out, would reasonably be expected to have or result in a Regulatory Material Adverse Effect (as defined in the Merger Agreement) (referred to as a “Burdensome Condition”).

If the Merger Agreement is terminated by either Real or REMAX because of a permanent Restraint (as defined in the Merger Agreement) relating to antitrust or competition law, and in certain other circumstances relating to regulatory requirements, Real will be required to pay REMAX a regulatory termination fee of $36 million. See the section entitled “The Merger Agreement — Term and Termination,” beginning on page 148 of this joint proxy statement/prospectus and management information circular for further information.

All applicable filing parties filed notification and report forms under the HSR Act on May 13, 2026. The applicable filing parties voluntarily withdrew their respective notification and report forms under the HSR Act on June 12, 2026, and refiled them on June 15, 2026 in accordance with the HSR Act.

Within 30 days after the Closing, Real shall prepare and file a notification pursuant to Section 12 of the Investment Canada Act (Canada) in respect of the Contemplated Transactions.

For more information, see the section entitled “The Contemplated Transactions — Regulatory Approvals,” beginning on page 129 of this joint proxy statement/prospectus and management information circular.

Election Procedures

Each holder of shares of REMAX Class A Common Stock (other than (x) shares of REMAX Class A Common Stock held by REMAX as treasury stock or owned by New Wildlife or any subsidiary of New Wildlife or REMAX, and (y) Dissent Shares), including holders of shares of REMAX Class A Common Stock issued in connection with the RIHI Merger, will have the right to elect to receive either the Stock Election Consideration or the Per Share Cash Price, subject to proration such that the aggregate cash proceeds will be no less than $60 million and no greater than $80 million, as determined pursuant to the election and allocation procedures in the Merger Agreement. See the section entitled “The Merger Agreement — The Merger Agreement — Proration,” beginning on page 133 of this joint proxy statement/prospectus and management information circular for further information regarding the proration mechanism.

To make a valid election, holders of shares of REMAX Class A Common Stock must submit to the Exchange Agent, for receipt by the Exchange Agent prior to the REMAX Election Deadline, a properly completed and signed REMAX Election Form, including duly executed transmittal materials included in the REMAX Election Form, as further described below. The Exchange Agent will make available and mail the REMAX Election Form, at least 20 business days prior to the REMAX Election Deadline, to holders of REMAX Class A Common Stock of record as of a date on or prior to the date of such mailing, and thereafter will make available a REMAX Election Form to any holder of REMAX Class A Common Stock who requests a REMAX Election Form.

An election shall have been made properly only if the Exchange Agent shall have received, after the Exchange Agent has made available or mailed REMAX Election Forms, and prior to the REMAX Election Deadline, a REMAX Election Form, properly completed and signed, including duly executed transmittal materials included in the REMAX Election Form. Real and REMAX will cooperate to issue a press release announcing the date of the REMAX Election Deadline no more than 15 business days before, and at least 10 business days prior to, the REMAX Election Deadline.

If your shares of REMAX Class A Common Stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of such shares held in “street name.” In that case, this joint proxy statement/prospectus and management information circular has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares, the stockholder of record, and, if you wish to make an election, you should follow the instructions provided by your bank, brokerage firm or other nominee when making your election.

For more information, see the section entitled “The Contemplated Transactions — Election Procedures” on page 131 of this joint proxy statement/prospectus and management information circular.

Conditions to the Closing of the Contemplated Transactions

The completion of the Contemplated Transactions is subject to the satisfaction or waiver of certain customary conditions, including, but not limited to: (a) the Required Real Securityholder Vote; (b) the Required REMAX Stockholder Vote; (c) the authorization for listing on Nasdaq of the New Wildlife Common Stock to be issued in the Arrangement and the Mergers; (d) the effectiveness of the registration statement on Form S-4 (together with any amendments or supplements thereto), pursuant to which the shares of New Wildlife Common Stock to be issued in connection with the Arrangement and the Mergers will be registered pursuant to the Securities Act; (e) the expiration or termination of the applicable waiting period under the HSR Act; (f) the absence of an injunction, order or law in the United States or Canada prohibiting the Arrangement or the Mergers; (g) the consummation of the RIHI Merger; (h) obtaining of the Interim Order and Final Order of the Arrangement Court; (i) the accuracy of the parties’ respective representations and warranties, subject to materiality standards set forth in the Merger Agreement; and (j) material compliance by each party with its respective obligations under the Merger Agreement.

For more information, see the section entitled “The Merger Agreement — Conditions to the Closing of the Contemplated Transactions,” beginning on page 144 of this joint proxy statement/prospectus and management information circular.

No Solicitation of Acquisition Proposals

The Merger Agreement prohibits Real and REMAX from soliciting or engaging in discussions or negotiations with a third party with respect to an acquisition proposal, including the acquisition of a significant interest in Real Common Shares or REMAX Common Stock or assets. However, if prior to the Required Real Securityholder Vote or the Required REMAX Stockholder Vote, Real or REMAX, as applicable, receives an unsolicited written acquisition proposal from a third party that the Real Board or the REMAX Board, as applicable, among other things, determines in good faith after consultation with its outside legal counsel and financial advisors, either constitutes or would reasonably be expected to lead to a superior proposal, Real or REMAX, as applicable, is permitted to engage or participate in or otherwise assist or facilitate discussions and negotiations with, and/or provide any nonpublic information or data to, such third party, subject to the terms of the Merger Agreement.

For more information, see the section entitled “The Merger Agreement — No Solicitation of Acquisition Proposals,” beginning on page 145 of this joint proxy statement/prospectus and management information circular.

No Change in Recommendations

Subject to certain exceptions described in the section entitled “The Merger Agreement — No Change in Recommendations — Fiduciary Exception,” beginning on page 146 of this joint proxy statement/prospectus and management information circular, the Merger Agreement prohibits the Real Board or the REMAX Board from: (i) withholding, withdrawing, modifying or qualifying in any manner adverse to the other party, the Real Board Recommendation or the REMAX Board Recommendation; (ii) failing to include the Real Board Recommendation or the REMAX Board Recommendation in this joint proxy statement/prospectus and management information circular; (iii) failing to recommend against acceptance of a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act, or a take-over bid pursuant to Canadian Securities Laws, that is an acquisition proposal, within 10 business days of commencement of such tender offer, exchange offer or take-over bid; (iv) refusing to affirm publicly the Real Board Recommendation or the REMAX Board Recommendation following a reasonable written request by the other party; or (v) adopting, recommending or declaring advisable, or proposing or agreeing to adopt, recommend or declare advisable, or allowing Real or any of its subsidiaries or REMAX to execute or enter into, any acquisition agreement constituting, or that would reasonably be expected to lead to, an acquisition proposal (excluding, for the avoidance of doubt, any Acceptable Confidentiality Agreement (as defined in the Merger Agreement)).

However, at any time prior to the Required Real Securityholder Vote or the Required REMAX Stockholder Vote, Real and REMAX may make a change in recommendation if (i) (A) either (x) a bona fide written acquisition proposal is received by Real or REMAX, and the Real Board or REMAX Board, as applicable, has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal constitutes a superior proposal, or (y) the Real Board or REMAX Board, as applicable, has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that an intervening event has occurred and (B) the Real Board or REMAX Board, as applicable, has concluded in good faith (after consultation with its outside legal counsel) that failure to make a change in recommendation is inconsistent with its fiduciary duties under applicable legal requirements; (ii) the parties comply with the notice requirements; (iii) upon reasonable request by the other, the parties engage in good faith discussions and negotiations regarding any adjustment or modification of the terms of the Merger Agreement such that an acquisition proposal would no longer constitute a superior proposal; and (iv) Real or REMAX determines in good faith (after consultation with outside legal counsel and taking into account any adjustment or modification of the terms of the Merger Agreement irrevocably proposed in writing by the other party) that failure to make a change in recommendation is inconsistent with its fiduciary duties under applicable legal requirements.

Prior to the Required REMAX Stockholder Vote, REMAX may terminate the Merger Agreement in connection with a superior proposal if REMAX complies with the above in all material respects and, concurrently with entering into an acquisition agreement with respect to the superior proposal, (i) terminates the Merger Agreement and (ii) pays Real a termination fee of $25 million.

Termination

The Merger Agreement contains certain termination rights of Real and REMAX, including among other circumstances: (a) if there exists a final and nonappealable law or order in the United States prohibiting the Arrangement and the Mergers; (b) if there is a failure to receive the Required Real Securityholder Vote or a failure to receive the Required REMAX Stockholder Vote; (c) if, in the case of REMAX, it intends to enter into a definitive agreement with respect to a superior proposal; (d) in the event of a material uncured breach by the other party of its representations, warranties, covenants or other agreements under the Merger Agreement; (e) if, in the case of termination by Real, the REMAX Board changes its recommendation in favor of the Mergers or, in the case of termination by REMAX, the Real Board changes its recommendation in favor of the Arrangement; and (f) if, subject to certain limitations, the Contemplated Transactions have not closed within nine months after the execution of the Merger Agreement, subject to two automatic extensions of 45 days each if, on each such date, all of the conditions to Closing, except those relating to certain regulatory approvals, have been satisfied or waived (as such date may be extended in accordance with the terms of the Merger Agreement, the “End Date”).

For more information, see the section entitled “The Merger Agreement — Term and Termination,” beginning on page 148 of this joint proxy statement/prospectus and management information circular.

Termination Fees

Upon termination of the Merger Agreement under certain specified circumstances, a termination fee of $31 million will be payable by Real and a termination fee of $25 million will be payable by REMAX. In addition, subject to the terms and conditions of the Merger Agreement, upon termination of the Merger Agreement (i) by REMAX for certain breaches by Real of the regulatory efforts covenants in the Merger Agreement, (ii) by Real or REMAX at the End Date if certain required regulatory approvals have not been obtained or if certain regulatory Restraints (as defined in the Merger Agreement) prohibit the Arrangement or the Mergers (but all other conditions to Closing have been satisfied or waived (except for those that are to be satisfied at the Closing)), or (iii) by Real or REMAX because of a permanent Restraint (as defined in the Merger Agreement) relating to antitrust or competition law, Real will be required to pay REMAX a regulatory termination fee of $36 million.

The Merger Agreement also provides that either party may seek to compel the other party to specifically perform its obligations under the Merger Agreement.

For more information, see the section entitled “The Merger Agreement — Term and Termination,” beginning on page 148 of this joint proxy statement/prospectus and management information circular.

The Real Support Agreements

Concurrently with the execution of the Merger Agreement, Real, REMAX, and the Real Supporting Holders of Real Common Shares and Real Equity Awards or other securities or rights convertible into or exercisable or exchangeable for Real Common Shares that, as of the date of the Merger Agreement, collectively represented approximately 16% of the voting power of the issued and outstanding Real Common Shares and approximately 20% of the issued and outstanding Real Common Shares and Real Equity Awards, entered into the Real Support Agreements, pursuant to which, among other things, the Real Supporting Holders agreed, subject to the terms of the Real Support Agreements, to (i) vote their Real Securities in favor of the Arrangement Resolution and any other matter necessary for the consummation of the Contemplated Transactions, including the Arrangement and the Mergers, and (ii) not transfer their Real Securities, subject to certain limited exceptions. The Real Support Agreements will terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the First Merger Effective Time.

The foregoing description of the Real Support Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Real Support Agreement, which is attached hereto as Annex M.

For more information, see the section entitled “The Support Agreements — The Real Support Agreements,” beginning on page 174 and Annex M (“Form of Real Support Agreement”) of this joint proxy statement/prospectus and management information circular.

The REMAX/RIHI Support Agreements

Concurrently with the execution of the Merger Agreement, Real, REMAX and the REMAX Supporting Holders of shares of REMAX Class A Common Stock and the sole outstanding share of REMAX Class B Common Stock that collectively represent approximately 38% of the voting power of the issued and outstanding REMAX Common Stock, entered into the REMAX Support Agreement, pursuant to which, among other things, the REMAX Supporting Holders agreed, subject to the terms of the REMAX Support Agreement, to (i) vote their shares of REMAX Common Stock in favor of, among other things, the adoption of the Merger Agreement and the approval of the issuance of REMAX Common Stock in connection with the RIHI Merger, and (ii) not transfer their shares of REMAX Common Stock, subject to certain limited exceptions. The REMAX Support Agreement will terminate (subject to certain exceptions as set forth in the REMAX Support Agreement) upon the earliest of (i) the First Merger Effective Time, (ii) with respect to each REMAX Supporting Holder, the entry by Real and REMAX, without the prior written consent of such REMAX Supporting Holders, into any amendment or modification to the Merger Agreement that decreases the Merger Consideration, and (iii) the termination of the Merger Agreement in accordance with its terms.

Concurrently with the execution of the RIHI Merger Agreement, REMAX and the RIHI Supporting Holders of RIHI Series A Common Stock that collectively represent approximately 96.8% of the voting power of the outstanding RIHI Common Stock, entered into the RIHI Support Agreement, pursuant to which, among other things, the RIHI Supporting Holders agreed, subject to the terms of the RIHI Support Agreement, to (i) vote the Shares (as defined in the RIHI Support Agreement) in favor of the adoption of the RIHI Merger Agreement and (ii) not transfer the Shares, with certain limited exceptions. The RIHI Support Agreement will terminate (subject to certain exceptions as set forth in the RIHI Support Agreement) upon the earliest of (i) the First Merger Effective Time (as defined in the RIHI Support Agreement), and (ii) the termination of the RIHI Merger Agreement in accordance with its terms.

Each of the REMAX Support Agreement, the RIHI Support Agreement and the RIHI Merger Agreement include a provision that in the event REMAX enters into a Subsequent Merger Agreement (as defined therein), the terms of such agreement will apply in certain respects with respect to the Subsequent Merger Agreement and the transactions contemplated thereby, subject to the conditions set forth therein.

The foregoing descriptions of the REMAX Support Agreement and the RIHI Support Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the REMAX Support Agreement and the RIHI Support Agreement, which are attached hereto as Annex N and Annex O, respectively.

For more information, see the sections entitled “The Support Agreements — The REMAX Support Agreement” and “The Support Agreements — The RIHI Support Agreement,” beginning on pages 174 and 175, respectively, and Annex N (“The REMAX Support Agreement”) and Annex O (“The RIHI Support Agreement”) of this joint proxy statement/prospectus and management information circular.

RIHI TRA Termination Amendment

Concurrently with the execution of the Merger Agreement, REMAX and RIHI entered into the RIHI TRA Termination Amendment. Pursuant to the RIHI TRA Termination Amendment, among other things, the RIHI TRA will terminate upon the first to occur of the First Merger Effective Time and any other Qualifying Change of Control (as defined in the RIHI TRA Termination Amendment), and no Early Termination Payment or Tax Benefit Payment (as such terms are defined in the RIHI TRA) or other payment will be made to RIHI pursuant to the RIHI TRA. If a Qualifying Change of Control does not occur prior to the date that is 18 months after the date of the RIHI TRA Termination Amendment, the RIHI TRA Termination Amendment will be void and have no further force and effect.

The foregoing description of the RIHI TRA Termination Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the RIHI TRA Termination Amendment, which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

For more information, see the section entitled “The Merger Agreement — Related Agreements — RIHI TRA Termination Amendment,” on page 153 of this joint proxy statement/prospectus and management information circular.

Description of Financing

As of March 31, 2026, REMAX’s outstanding indebtedness was $438.2 million, consisting of term loans and related accrued interest expense under the REMAX Credit Agreement. Such indebtedness becomes payable upon the Closing of the Merger. For more details on the treatment of REMAX’s existing indebtedness, see the section entitled “The Merger Agreement — The Merger Agreement — Treatment of Indebtedness,” beginning on page 152 of this joint proxy statement/prospectus and management information circular. Concurrently with the signing of the Merger Agreement, Real entered into the Commitment Letter. The Commitment Letter provides for a 364-day senior secured bridge loan facility in an aggregate principal amount of $550 million. The financing commitments of MSSF and Apollo are subject to certain conditions set forth in the Commitment Letter. Real expects the financing under the Commitment Letter, together with cash balances, to be sufficient to provide the cash financing necessary to consummate the Contemplated Transactions, including the refinancing of REMAX’s existing credit facility.

For more information, see the section entitled “Description of Financing,” beginning on page 176 of this joint proxy statement/prospectus and management information circular.

Accounting Treatment

Real prepares its financial statements in accordance with accounting principles generally accepted in the United States of America. At the time of the Contemplated Transactions, New Wildlife will become the successor to Real with no change in accounting basis. The Second Merger will be accounted for by New Wildlife using the acquisition method of accounting. New Wildlife will be treated as the acquiror for accounting purposes.

For more information, see the section entitled “The Contemplated Transactions — Accounting Treatment,” beginning on page 129 of this joint proxy statement/prospectus and management information circular.

Material U.S. Federal Income Tax Consequences and Certain Canadian Federal Income Tax Considerations

Material U.S. Federal Income Tax Consequences of the Exchange, the Mergers and the RIHI Merger

Each of the parties to the Merger Agreement intends that, for U.S. federal income tax purposes, (1) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (2) the Exchange, the Mergers, taken together, and the RIHI Merger will together qualify as a transaction described in Section 351 of the Code, and (3) the Merger Agreement will be a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code. It is a condition to Real’s obligation to complete the Contemplated Transactions that Real receive the Willkie Tax Opinion, and it is a condition to REMAX’s obligation to complete the Contemplated Transactions that REMAX receive the Morrison Foerster Tax Opinion, in each case to the effect that, subject to customary assumptions, qualifications and representations, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that the Exchange, the Mergers and the RIHI Merger will together qualify as a transaction described in Section 351 of the Code.

Assuming the receipt and accuracy of these opinions and that the Contemplated Transactions qualify for the intended U.S. federal income tax treatment, (1) a U.S. holder of Real Common Shares generally is not expected to recognize any gain or loss upon the exchange of Real Common Shares for shares of New Wildlife Common Stock pursuant to the Exchange; and (2) a U.S. holder of REMAX Class A Common Stock (a) that receives solely New Wildlife Common Stock generally will not recognize a gain or loss, except with respect to cash received in lieu of fractional shares, if any, (b) that receives solely cash generally will recognize any gain or loss, and (c) that receives a combination of shares of New Wildlife Common Stock and cash (other than cash received in lieu of fractional shares, if any) generally will recognize a gain, but not a loss, in an amount not exceeding the amount of cash received, excluding cash received in lieu of fractional shares, if any. For a more detailed discussion, see the section entitled “Material Tax Consequences — Material U.S. Federal Income Tax Consequences,” beginning on page 216 of this joint proxy statement/ prospectus and management information circular. See also the section entitled “Material Tax Consequences — Certain Canadian Federal Income Tax Considerations,” beginning on page 221 of this joint proxy statement/prospectus and management information circular.

Tax matters can be complicated and the tax consequences of the Exchange, the Mergers and the RIHI Merger to any particular Real Securityholder or REMAX Stockholder will depend on such holder’s particular facts and circumstances. Holders of REMAX Class A Common Stock should consult their own tax advisors to determine the tax consequences of the Exchange, the Mergers and the RIHI Merger to them, as applicable, including the effects of U.S. federal, state, local and foreign tax laws. The U.S. federal income tax consequences described above may not apply to all holders of Real Common Shares or shares of REMAX Class A Common Stock. Because particular circumstances may differ, Real and REMAX recommend that you consult your tax advisor to determine the U.S. federal income tax consequences of the Contemplated Transactions to you in light of your own particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. A more complete description of the U.S. federal income tax consequences of the Contemplated Transactions is provided under the section entitled “Material Tax Consequences — Material U.S. Federal Income Tax Consequences,” beginning on page 216 of this joint proxy statement/prospectus and management information circular. Certain non-US tax considerations are also described herein. See also the section entitled “Material Tax Consequences — Certain Canadian Federal Income Tax Considerations,” beginning on page 221 of this joint proxy statement/ prospectus and management information circular. Real Securityholders that are not U.S. holders, in particular, should review those sections.

Comparison of Rights of Real Shareholders, REMAX Stockholders and New Wildlife Stockholders

The rights of Real Shareholders are governed by Real’s notice of articles, Real’s articles, and by the BCBCA. The rights of REMAX Stockholders are governed by the REMAX charter and the REMAX bylaws and by the DGCL.

Upon consummation of the Contemplated Transactions, Real Shareholders will no longer be shareholders of Real, and REMAX Stockholders will no longer be stockholders of REMAX, and Real Shareholders and REMAX Stockholders who receive the Stock Election Consideration will instead become New Wildlife stockholders, and their rights as stockholders will be governed by the terms of the New Wildlife charter and the New Wildlife bylaws. The terms of the New Wildlife charter and the New Wildlife bylaws are in some respects different from the terms of Real’s notice of articles and Real’s articles and the REMAX charter and the REMAX bylaws, which currently govern the rights of Real Shareholders and the REMAX Stockholders, respectively.

For more information, see Annex P (“Comparison of Rights of Real Shareholders, REMAX Stockholders and New Wildlife Stockholders”) of this joint proxy statement/prospectus and management information circular.

Real Dissenting Holders’ Rights

Pursuant to the Interim Order, Registered Real Shareholders as at the close of business on the Real Record Date have the right to dissent with respect to the Arrangement Resolution and, if the Arrangement becomes effective, to be paid the fair value of their Real Common Shares in accordance with the provisions of Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order and the Plan of Arrangement. A Registered Real Shareholder as at the close of business on the Real Record Date wishing to exercise rights of dissent with respect to the Arrangement must send to Real a written objection to the Arrangement Resolution, which written objection must be sent to Real c/o Gowling WLG (Canada) LLP, 550 Burrard Street, Suite 2300, Bentall 5, Vancouver, BC V6C 2B5 Canada, Attention: Martin Palleson by 4:00 p.m. (Vancouver time) on or before August 12, 2026 (or, if the Real Meeting is not held on August 14, 2026, by 4:00 p.m. (Vancouver time) on the business day that is two business days immediately preceding the Real Meeting), and must otherwise strictly comply with the dissent procedure set forth in Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order and the Plan of Arrangement.

For more information, see the section entitled “Appraisal Rights — Real Dissenting Holders’ Rights,” beginning on page 235 of this joint proxy statement/prospectus and management information circular. The text of Division 2 of Part 8 of the BCBCA, which will be relevant in any dissent proceeding, is set forth in Annex C (“Dissent Provisions of the BCBCA”) of this joint proxy statement/prospectus and management information circular.

Appraisal Rights of the REMAX Stockholders

Pursuant to Section 262 of the DGCL, stockholders of record and beneficial owners of shares of REMAX Common Stock who (i) do not vote in favor of the Merger Proposal, (ii) properly demand appraisal of their shares, and do not properly withdraw their demand or otherwise lose their rights to appraisal, (iii) continuously hold or beneficially own their shares of REMAX Common Stock through the First Merger Effective Time, and (iv) comply with all other requirements under Section 262 of the DGCL, will be entitled to have such shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the First Merger, together with interest, if any, to be paid on the amount determined to be fair value, as determined by the Delaware Court of Chancery. It is possible that the “fair value” as determined by the Delaware Court of Chancery through an appraisal proceeding may be more or less than, or the same as, the value of the Merger Consideration.

REMAX Stockholders (including beneficial owners of shares of REMAX Common Stock) who wish to exercise their appraisal rights must make a demand for appraisal prior to the time the Required REMAX Stockholder Vote is taken on the Merger Proposal.

REMAX Stockholders are encouraged to read Section 262 of the DGCL carefully and in its entirety. Due to the complexity of the procedures for exercising appraisal rights, REMAX Stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in the loss of appraisal rights.

In connection with the RIHI Merger, holders of shares of RIHI Common Stock may be entitled to appraisal rights under Section 262 of the DGCL. A description of the appraisal rights available to holders of shares of RIHI Common Stock in connection with the RIHI Merger, including the procedures that must be followed strictly to perfect such rights, will be set forth in a separate document to be provided to holders of shares of RIHI Common Stock in connection with the RIHI Merger. Holders of shares of RIHI Common Stock who receive shares of REMAX Class A Common Stock in connection with the RIHI Merger are not entitled to appraisal rights with respect to such shares of REMAX Class A Common Stock in connection with the Merger Proposal or the Mergers.

For more information, see the section entitled “Appraisal Rights — REMAX Stockholders’ Appraisal Rights,” beginning on page 237 of this joint proxy statement/prospectus and management information circular and the text of Section 262 of the DGCL reproduced in its entirety as Annex G to this joint proxy statement/prospectus and management information circular.

Summary Risk Factors

In evaluating the proposals to be presented at the Real Meeting and the REMAX Meeting, you should carefully read this joint proxy statement/prospectus and management information circular and especially consider the factors discussed in this section. Some of the risks related to the Contemplated Transactions, New Wildlife’s business and an investment in New Wildlife Common Stock are summarized below.

Risk Factors Relating to the Contemplated Transactions

Risks Related to the Pendency of the Contemplated Transactions

●	Each party is subject to business uncertainties and contractual restrictions while the Contemplated Transactions are pending, which may cause disruption to Real’s and REMAX’s respective businesses and operations, including to their relationships with their agents and franchisees, respectively, prior to the Closing, and to New Wildlife following the Closing.

Risks Related to the Merger Agreement and Conditions to Closing

●	The Merger Agreement may be terminated in accordance with its terms and the Closing may not occur.
●	Failure to close, or a delay in the Closing of, the Contemplated Transactions could negatively impact the market price of the Real Common Shares or the REMAX Common Stock, as well as the future business, financial condition, results of operations and cash flows of New Wildlife.
●	While the Contemplated Transactions are pending, Real and REMAX, and after the Closing, New Wildlife, might not be able to recruit and retain agents, franchisees and key personnel, which could adversely affect their businesses.
●	In order for the conditions for Closing to be satisfied, Real and REMAX must obtain certain required approvals, and the failure to obtain such approvals or the receipt of such approvals with conditions may delay or prevent the Closing, result in additional expenditures of money and resources, and/ or reduce the anticipated benefits of the Contemplated Transactions.
●	The Merger Agreement contains provisions that restrict Real and REMAX’s ability to pursue alternatives to the Contemplated Transactions that could require, in specified circumstances, either party to pay a termination fee and could discourage a potential competing acquiror of Real or REMAX.

Tax-Related Risks

●	If the Contemplated Transactions do not qualify for the Intended Tax Treatment, U.S. holders of Real Common Shares and/or REMAX Class A Common Stock may be required to pay additional U.S. federal income tax.
●	Real is a Canadian public company, and New Wildlife is a Delaware corporation. The Contemplated Transactions will give rise to a taxable disposition by Real Securityholders who are Canadian and who become securityholders of New Wildlife.

Risks Related to Consideration and Shareholder/Stockholder Matters

●	REMAX Stockholders may receive a form or combination of Merger Consideration different from what they elect.
●	The shares of New Wildlife Common Stock to be received by Real Shareholders and REMAX Stockholders as a result of the Contemplated Transactions will have rights different from the Real Common Shares and shares of REMAX Common Stock, as applicable.
●	The Arrangement Consideration and the Merger Consideration are fixed and will not be adjusted. Because the implied value of the New Wildlife Common Stock may fluctuate, Real Shareholders and REMAX Stockholders cannot be sure of the market value of the shares of New Wildlife Common Stock that they will receive in connection with the Arrangement and the Mergers, as applicable.

Other Transaction-Related Risks

●	There may be certain undiscovered liabilities or other matters related to Real and/or REMAX, which may adversely affect the future business, operations, financial condition and results of operations of New Wildlife.
●	Real has not previously consummated a transaction of this size and complexity, which creates additional risks.

Risks Related to New Wildlife Following the Contemplated Transactions

Risks Related to Integration of the Combined Company

●	Real Shareholders and REMAX Stockholders will have a reduced ownership and voting interest in New Wildlife after the Contemplated Transactions and will exercise less influence over its management.
●	If the Closing occurs, holders of Real Common Shares and REMAX Common Stock will receive shares of New Wildlife Common Stock as Arrangement Consideration or Stock Election Consideration, as applicable, and will accordingly become stockholders of New Wildlife. The market price of New Wildlife Common Stock after the Closing may fluctuate significantly and could be affected by factors different from those currently affecting Real Common Shares and shares of REMAX Class A Common Stock.
●	Although the Contemplated Transactions are expected to result in synergies and other benefits to New Wildlife, combining the businesses currently conducted by Real and REMAX will likely create numerous risks and uncertainties, including difficulties related to integration, the achievement of synergies, and other challenges.
●	At the Closing, New Wildlife will be a new publicly traded company with no operating history and may be unable to successfully operate as a standalone, publicly traded company.
●	Real and New Wildlife may encounter difficulty or high costs associated with financing the Contemplated Transactions and refinancing the existing indebtedness of REMAX, and its inability to satisfy and comply with conditions under its existing financing commitments or, if necessary, obtain additional or replacement financing could delay or prevent the Closing.
●	New Wildlife is incorporated in the United States, whereas Real is currently incorporated in Canada, which may expose former Real Shareholders to different legal, regulatory and tax frameworks.

Risks Related to New Wildlife’s Business Operations

●	New Wildlife may be unable to effectively manage rapid growth in its business.
●	New Wildlife will face intense competition in the real estate brokerage and technology industries, which could limit its revenue growth opportunities.
●	New Wildlife may be adversely affected by the outcome of certain antitrust litigation and potential regulatory changes affecting the real estate industry.
●	New Wildlife will rely on cloud-based infrastructure and information technology systems, and any security breaches, cyberattacks or service interruptions could harm its business.
●	New Wildlife expects to use artificial intelligence in its business, and challenges with properly managing its development or use could result in reputational harm, competitive harm, and legal liability, and adversely affect New Wildlife’s business, financial condition or results of operations.
●	A significant adoption by consumers of alternatives to full-service agents or loan originators could have a material adverse effect on New Wildlife’s business, prospects and results of operations.

Risks Related to New Wildlife’s Industry

●	New Wildlife will be dependent in large part on the health of the residential real estate market and general economic conditions.
●	New Wildlife’s business may be impacted by interest rates, and changes in prevailing interest rates may have an adverse effect on New Wildlife’s financial results.

Risks Related to Government Regulation

●	New Wildlife may face significant risk to its brands and revenue if it fails to maintain compliance with laws and regulations of federal, state, county and foreign governmental authorities, or private associations and governing boards.
●	New Wildlife could be subject to changes in tax laws and regulations, and challenges to its transfer pricing arrangements that may have a material adverse effect on its business.

Risks Related to Worldwide Economic Conditions

●	Current and threatened conflicts could negatively affect the housing market and could lead to lower revenue for New Wildlife.

Risks Related to Intellectual Property

●	New Wildlife’s intellectual property rights are valuable, and any failure or inability to protect them could adversely affect its business.
●	If New Wildlife fails to protect the privacy and personal information of its customers, franchisees, agents or employees, New Wildlife may be subject to legal claims, government action and damage to its reputation.

Risks Related to New Wildlife Common Stock

●	New Wildlife does not have any control over the research and reports that securities or industry analysts may publish about New Wildlife or its business, and adverse reports could cause the stock price to decline.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and management information circular, and the documents incorporated by reference into this joint proxy statement/prospectus and management information circular, contain “forward-looking statements” and “forward-looking information” within the meaning of applicable United States and Canadian securities laws, including Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements/forward-looking information include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “project,” “estimate,” “potential,” “plan,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.” These forward-looking statements/forward-looking information include, but are not limited to, statements related to the expected benefits of the Contemplated Transactions; the anticipated impact of the Contemplated Transactions on the combined company’s business and future financial and operating results, including the expected leverage of the combined company and the amount and timing of synergies from the Contemplated Transactions; the completion of the Contemplated Transactions and the expected timeline; and the ability to satisfy all conditions to Closing, including the receipt of required approvals for the Contemplated Transactions. Forward-looking statements/forward-looking information inherently involve many risks and uncertainties that could cause actual results to differ materially from those projected in these statements, including statements about the consummation of the Contemplated Transactions and the anticipated benefits thereof. Where, in any forward-looking statement, Real or REMAX express an expectation or belief as to future results or events, it is based on Real and/or REMAX’s current plans and expectations, expressed in good faith and believed to have a reasonable basis. However, neither Real nor REMAX can give any assurance that any such expectation or belief will result or will be achieved or accomplished. Important risk factors that may cause such a difference include, but are not limited to: Real’s and REMAX’s ability to consummate the Contemplated Transactions on the expected timeline or at all; Real’s and REMAX’s ability to obtain the necessary regulatory approvals in a timely manner and the risk that such approvals are not obtained or are obtained subject to conditions that are not anticipated; Real’s or REMAX’s ability to obtain approval of their securityholders, as applicable; the risk that a condition of closing of the Contemplated Transactions may not be satisfied or that the Closing of the Contemplated Transactions might otherwise not occur; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring Real or REMAX to pay a termination fee; the diversion of management time on transaction-related issues; risks related to disruption from the Contemplated Transactions, including disruption of management time from current plans and ongoing business operations due to the Contemplated Transactions and integration matters; the risk that the Contemplated Transactions, and the announcement of the Contemplated Transactions, could have an adverse effect on Real’s and REMAX’s ability to retain agents, franchisees and personnel, as applicable, or that there could be potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Contemplated Transactions; unexpected costs, charges or expenses resulting from the Contemplated Transactions; potential litigation relating to the Contemplated Transactions that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; the ability of the combined company to achieve the synergies and other anticipated benefits expected from the Contemplated Transactions or such synergies and other anticipated benefits taking longer to realize than anticipated; the ability of the combined company to achieve the expected leverage or such leverage taking longer to realize than anticipated; Real’s ability to integrate REMAX promptly and effectively; anticipated tax treatment, unforeseen liabilities, future capital expenditures, economic performance, future prospects, and business and management strategies for the management, expansion and growth of the combined company’s operations; certain restrictions during the pendency of the Contemplated Transactions that may impact Real’s or REMAX’s ability to pursue certain business opportunities or strategic transactions or otherwise operate their respective businesses; and other risk factors detailed from time to time in Real’s and REMAX’s reports filed with the SEC and Real’s reports filed with Canadian securities regulators, including Real’s annual report on Form 40-F, current reports on Form 6-K and other documents filed with the SEC, and REMAX’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC and Real’s audited annual financial statements and annual management’s discussion and analysis for the financial year ended December 31, 2025, and Annual Information Form dated March 4, 2026, filed with Canadian securities regulators, including documents that will be filed with the SEC and Canadian securities regulators in connection with the Contemplated Transactions.

While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements/forward-looking information. You should not place undue reliance on any of these forward-looking statements/forward-looking information as they are not guarantees of future performance or outcomes; actual performance and outcomes, including, without limitation, Real’s or REMAX’s actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which Real or REMAX operate, may differ materially from those made in or suggested by the forward-looking statements/forward-looking information contained in this joint proxy statement/prospectus and management information circular and the documents incorporated by reference into this joint proxy statement/prospectus and management information circular. Neither Real nor REMAX assumes any obligation to publicly provide revisions or updates to any forward- looking statements/forward-looking information, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. Neither future distribution of this joint proxy statement/prospectus and management information circular, and the documents incorporated by reference into this joint proxy statement/prospectus and management information circular, nor the continued availability of this joint proxy statement/prospectus and management information circular, and the documents incorporated by reference into this joint proxy statement/prospectus and management information circular, in archive form on Real’s or REMAX’s website should be deemed to constitute an update or reaffirmation of these statements as of any future date.

COMPARATIVE PER SHARE MARKET PRICE DATA

The following table sets forth the closing price per Real Common Share and REMAX Class A Common Stock, as reported on Nasdaq and the NYSE, respectively, on April 24, 2026, the last trading day prior to the public announcement of the Contemplated Transactions by Real and REMAX, and on July 6, 2026, the most recent practicable trading day prior to the date of this joint proxy statement/ prospectus and management information circular for which this information was available. The table also shows the implied value of the Stock Election Consideration for each share of REMAX Class A Common Stock as of the same dates. This implied value was calculated by multiplying the closing price of a Real Common Share on the relevant date by the Stock Election Exchange Ratio of 5.150.

			Implied Per Share
	Real	REMAX Class A	Value of the Stock
Date	Common Shares	Common Stock	Election Consideration
April 24, 2026	$2.68	$7.99	$13.80
July 6, 2026	$2.20	$11.34	$11.33

The market prices of Real Common Shares and REMAX Class A Common Stock have fluctuated significantly since the date of the announcement of the Contemplated Transactions and may continue to fluctuate significantly from the date of this joint proxy statement/prospectus and management information circular to the dates of the Real Meeting and the REMAX Meeting and the date of the Closing. No assurance can be given concerning the market prices of Real Common Shares or REMAX Class A Common Stock before completion of the Contemplated Transactions or shares of New Wildlife Common Stock after completion of the Contemplated Transactions. The Stock Election Exchange Ratio is fixed at 5.150, subject to adjustment prior to the First Merger Effective Time to reflect the Share Consolidation, but the market price of shares of New Wildlife Common Stock, and therefore the value of the Stock Election Consideration, when received by REMAX Stockholders at the First Merger Effective Time could be greater than, less than or the same as shown in the table above. In addition, the Merger Consideration is subject to proration such that the aggregate cash proceeds to REMAX Stockholders will be no less than $60 million and no greater than $80 million, and REMAX Stockholders may receive a form or combination of consideration different from what they elect. Accordingly, these comparisons may not provide meaningful information to Real Securityholders or REMAX Stockholders in determining how to vote with respect to the proposals described in this joint proxy statement/ prospectus and management information circular. Real Securityholders and REMAX Stockholders are advised to obtain current market quotations for Real Common Shares and REMAX Class A Common Stock and to review carefully the other information contained in, or incorporated by reference into, this joint proxy statement/prospectus and management information circular. For more information, see the section entitled “Where You Can Find More Information; Incorporation by Reference,” beginning on page 254 of this joint proxy statement/prospectus and management information circular.

RISK FACTORS

In addition to the other information included and incorporated by reference in this joint proxy statement/ prospectus and management information circular, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 32 of this joint proxy statement/prospectus and management information circular, you should carefully consider the following risks before deciding how to vote.

RISK FACTORS RELATING TO THE CONTEMPLATED TRANSACTIONS

Risks Related to the Pendency of the Contemplated Transactions

Each party is subject to business uncertainties and contractual restrictions while the Contemplated Transactions are pending, which may cause disruption to Real’s and REMAX’s respective businesses and operations, including to their relationships with their agents and franchisees, respectively, prior to the Closing, and to New Wildlife following the Closing.

The Merger Agreement generally requires each of Real and REMAX to operate their businesses in the ordinary course prior to the Closing, and restricts each of them from, without the other’s consent, taking certain specified actions until the Closing or the termination of the Merger Agreement. These restrictions include making certain acquisitions and divestitures, entering into certain contracts, incurring certain indebtedness and expenditures, paying dividends in excess of certain thresholds, and repurchasing or issuing securities outside of existing equity award programs. These restrictions may prevent Real or REMAX from pursuing attractive business opportunities that may arise prior to the Closing, may affect their ability to execute their business strategies and attain their financial and other goals and may impact their financial conditions, results of operations and cash flows.

The Contemplated Transactions could cause disruptions to the businesses or business relationships of Real and REMAX (including the business to be conducted by, and business relationships of, New Wildlife after the Closing), which could have an adverse impact on the businesses, financial condition, results of operations or prospects of the companies, including an adverse effect on New Wildlife’s ability to realize the anticipated benefits of the Contemplated Transactions. In addition, the risk, and adverse effect, of such disruptions could be exacerbated by a delayed Closing or a termination of the Merger Agreement. Parties with which Real and REMAX currently do business or may do business in the future, including their agents and franchisees, respectively, may experience uncertainty associated with the Contemplated Transactions, including with respect to current or future business relationships with Real, REMAX and New Wildlife. As a result, Real and REMAX’s business relationships may be subject to disruptions if agents, franchisees and others attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Real and REMAX as a result of the Contemplated Transactions. These disruptions could have a material and adverse effect on the business, financial condition, results of operations or prospects of New Wildlife following the Closing.

The pursuit of the Contemplated Transactions and the preparation for the integration with New Wildlife may place a significant burden on the management and internal resources of Real and REMAX. The diversion of management’s attention away from day-to-day business concerns could adversely affect Real and REMAX’s financial results.

In connection with the Contemplated Transactions, current and prospective employees of Real and REMAX may experience uncertainty about their future roles with New Wildlife following the Closing, which may materially adversely affect the ability of Real and REMAX to attract, retain and motivate key personnel while the Contemplated Transactions are pending. Despite each company’s retention planning and the programs that each of Real and REMAX has and may implement, key employees may depart because of issues relating to the uncertainty and difficulty of integration with New Wildlife, or a desire not to remain with New Wildlife following the Closing. Accordingly, no assurance can be given that Real or REMAX will be able to attract and retain key employees to the same extent that each has been able to in the past.

In addition, certain key employees of REMAX are entitled to receive severance payments and benefits on covered terminations of employment, including a termination without “cause” or, in certain cases, upon a resignation for “good reason,” which may be triggered by certain changes in such key employees’ duties, responsibilities, status, title, authority, reporting relationship, compensation, benefits, perquisites or primary office location. Such circumstances could occur in connection with the Contemplated Transactions, including as a result of changes in roles and responsibilities. See the section entitled “Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions,” beginning on page 178 of this joint proxy statement/prospectus and management information circular for a further discussion of potential severance payments and benefits.

Real and REMAX have each incurred and expect to continue to incur significant costs, expenses and fees for professional services and other transaction costs in connection with the Contemplated Transactions.

Real and REMAX may also incur unanticipated costs in the integration of their businesses into New Wildlife. The substantial majority of these costs are expected to be nonrecurring expenses relating to the Contemplated Transactions, and many of these costs are payable regardless of whether the Closing occurs. Real, REMAX or New Wildlife may also be subject to litigation related to the Contemplated Transactions, which could result in significant costs and expenses. Even if the Contemplated Transactions are not consummated, these risks may materialize and may adversely affect Real and REMAX’s business, financial condition, financial results and stock prices. Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the Contemplated Transactions. For further discussion, see the section entitled “The Merger Agreement — Conditions to the Closing of the Contemplated Transactions,” beginning on page 144 of this joint proxy statement/prospectus and management information circular.

Risks Related to the Merger Agreement and Conditions to Closing

The Merger Agreement may be terminated in accordance with its terms and the Closing may not occur.

Real and REMAX currently expect that the Closing will occur within the second half of 2026; however, the Merger Agreement contains a number of conditions that must be fulfilled in order for the Closing to occur. The parties cannot be certain when or if the conditions that must be satisfied or (if permissible under applicable law) waived in order for the Closing to occur will be satisfied or (if permissible under applicable law) waived. These conditions include, among other customary conditions, the approval of the Merger Agreement, the Mergers, and the RIHI Merger by the REMAX Stockholders; the approval of the Arrangement Resolution by the Real Securityholders; receipt of the Interim Order and the Final Order from the Arrangement Court; receipt of requisite regulatory approvals; absence of orders prohibiting the Closing, effectiveness of the registration statement of which this joint proxy statement/prospectus and management information circular is a part and the approval of the New Wildlife Common Stock for listing on Nasdaq.

Further, there can be no assurance that the conditions to Closing will be satisfied or waived or that the Closing will occur. There could be a significant delay in the consummation of the Contemplated Transactions, or the Closing could be prevented from occurring, as a result of the failure to satisfy the required conditions to Closing. If the Contemplated Transactions are not completed by January 26, 2027 (subject to extension (i) by mutual written consent of Real and REMAX or (ii) automatically until March 12, 2027, and thereafter until April 26, 2027, if the only conditions not satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, which such conditions shall be capable of being satisfied at such time) are conditions relating to regulatory approvals and the absence of any orders relating to regulatory approvals), either Real or REMAX may choose to terminate the Merger Agreement. In addition, Real or REMAX may elect to terminate the Merger Agreement in certain other circumstances, and the parties can mutually decide to terminate the Merger Agreement at any time prior to the Closing, before or after receipt of securityholder or stockholder approval, as applicable. See the section entitled “The Merger Agreement — Term and Termination,” beginning on page 148 of this joint proxy statement/prospectus and management information circular, for a more detailed description of these circumstances.

Failure to close, or a delay in the Closing of, the Contemplated Transactions could negatively impact the market price of the Real Common Shares or the REMAX Common Stock, as well as the future business, financial condition, results of operations and cash flows of New Wildlife.

Any delay in consummating the Contemplated Transactions could cause New Wildlife not to realize some or all of the benefits that the parties currently expect that New Wildlife will achieve if the Closing occurs within its expected timeframe. Further, if the Closing does not occur, the ongoing businesses of either or both of Real and REMAX may be adversely affected.

In the event that the Closing does not occur for any reason, (1) the holders of REMAX Common Stock will not receive any consideration for their shares of REMAX Common Stock in connection with the Contemplated Transactions, and will continue to hold shares of REMAX Common Stock, (2) the RIHI Merger will not occur and the holders of equity interests in RIHI will continue to hold such equity interests and (3) the Arrangement will not occur and the holders of Real Common Shares will continue to hold Real Common Shares rather than receiving shares of New Wildlife Common Stock. Instead, Real and REMAX will each remain independent public companies, Real Common Shares will continue to be listed and traded on Nasdaq and registered under the Exchange Act and Real will continue to be a reporting issuer under applicable Canadian Securities Laws, REMAX Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and each of Real and REMAX will continue to file periodic reports with the SEC, and Real will continue to file periodic reports on SEDAR+.

Additionally, if the Closing does not occur or is delayed, the ongoing businesses of Real and REMAX may be adversely affected such that either or both companies may experience negative reactions from the financial markets, including negative impacts on their respective stock prices and their respective employees, agents or franchisees, as applicable, suppliers or other third parties. Additionally, the focus of Real and REMAX management might be diverted from pursuing other opportunities that could have been beneficial to Real or REMAX. In addition, Real and REMAX may incur significant transaction expenses in connection with the Contemplated Transactions regardless of whether the Closing occurs and, if the Closing does not occur, such transaction expenses will be borne entirely by Real or REMAX, as applicable. In addition, either of Real or REMAX could be subject to litigation related to any failure to close the Contemplated Transactions or any related action that could be brought to enforce a party’s obligation under the Merger Agreement.

If the Closing does not occur, there can be no assurance that these risks will not materialize and will not materially adversely affect Real or REMAX’s respective share or stock price, business, financial condition, results of operations or cash flows. Real may be required, under certain circumstances, to pay REMAX a termination fee equal to $31 million, or in connection with a termination under certain specified circumstances in connection with the failure to obtain regulatory approvals, $36 million. In addition, REMAX may be required, under certain circumstances, to pay Real a termination fee equal to $25 million.

While the Contemplated Transactions are pending, Real and REMAX, and after the Closing, New Wildlife, might not be able to recruit and retain agents, franchisees and key personnel, which could adversely affect their businesses.

Uncertainties associated with the Contemplated Transactions, including, but not limited to, issues related to the actual or perceived difficulty of integration or desire not to become associated with New Wildlife, may cause Real and REMAX’s agent and franchisee recruitment and retention rates to decline while the Contemplated Transactions are pending and after the Closing. Furthermore, Real and REMAX may be required to incur additional costs to retain agents, potentially by offering compensation arrangements or incentives on terms that are less favorable to New Wildlife. In addition, Real and REMAX are dependent on the experience and industry knowledge of their management and other key personnel to execute their business plans, and current and prospective personnel may experience uncertainty about their roles while the Contemplated Transactions are pending and following the Closing, which may have an adverse effect on the ability of each company to attract or retain management and other key personnel. Real and REMAX could face disruptions in their operations, loss of existing agents, franchisees and customers (i.e., home buyers and home sellers), loss of key information, expertise or know-how and unanticipated additional recruitment and training costs. The loss of management and other key personnel could also diminish the anticipated benefits of the Contemplated Transactions. As a result, Real and REMAX may experience a decline in revenue or may incur lower margins, which could adversely affect Real’s and REMAX’s and New Wildlife’s business, financial condition and results of operations.

In order for the conditions for Closing to be satisfied, Real and REMAX must obtain certain required approvals, and the failure to obtain such approvals or the receipt of such approvals with conditions may delay or prevent the Closing, result in additional expenditures of money and resources, and/or reduce the anticipated benefits of the Contemplated Transactions.

The Contemplated Transactions are subject to customary conditions to Closing, which include, among others, the receipt of required approval of the REMAX Stockholders and the Real Securityholders, the approval of the Arrangement by the Arrangement Court, the effectiveness of the registration statement of which this joint proxy statement/prospectus and management information circular is a part, and the expiration or termination of the waiting period under the HSR Act in the United States. Although Real and REMAX have agreed to use reasonable best efforts, subject to certain limitations, to make certain governmental filings and obtain the governmental approvals or expirations or earlier termination of applicable waiting periods, as the case may be, the governmental agencies from which the parties will seek certain of these approvals have broad discretion in administering the governing regulations and there can be no assurance that the applicable waiting periods will expire or be terminated or that the applicable approvals will be obtained. As a condition to approving the Contemplated Transactions, governmental authorities may impose conditions, terms, obligations or restrictions or require divestitures or place restrictions on the conduct of New Wildlife’s business after the Closing. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying or preventing the Closing or imposing additional material costs on or materially limiting the revenues of New Wildlife following the Closing, or otherwise adversely affecting, including to a material extent, New Wildlife’s business and results of operations after the Closing. If Real and REMAX are required to divest assets or businesses, there can be no assurance that they will be able to negotiate such divestitures expeditiously or on favorable terms or that the governmental authorities will approve the terms of such divestitures. In addition, there can be no assurance that these conditions, terms, obligations or restrictions will not result in the abandonment of the Contemplated Transactions. If the Merger Agreement is terminated because of the failure to obtain such regulatory approvals, Real may, under certain circumstances, be required to pay to REMAX a termination fee of $36 million. See the sections entitled “The Contemplated Transactions — Regulatory Approvals” and “The Merger Agreement — Conditions to the Closing of the Contemplated Transactions,” beginning on pages 129 and 144, respectively, of this joint proxy statement/prospectus and management information circular.

Real’s and REMAX’s directors and officers have interests in the Contemplated Transactions that may be different from the interests of Real Securityholders and REMAX Stockholders, respectively.

In considering the recommendation of the Real Board with respect to the Arrangement, Real Securityholders should be aware that Real’s directors and senior officers have certain interests in connection with the Arrangement that differ from, or are in addition to, those of Real Securityholders generally and may present them with actual or potential conflicts of interest in connection with the Arrangement. See the section entitled “The Arrangement — Interests of Certain Persons in the Arrangement,” beginning on page 163 of this joint proxy statement/prospectus and management information circular.

In considering the recommendations of the REMAX board to approve the Share Issuance Proposal, the Merger Proposal, the Compensation Proposal and the Adjournment Proposal, REMAX Stockholders should be aware that directors and executive officers of REMAX have certain interests, including financial interests, in the Contemplated Transactions that are or may be different from, or in addition to, the interests of REMAX Stockholders, generally. These interests include ownership of RIHI Common Stock, the treatment in the Contemplated Transactions of REMAX’s change in control agreements, prorated annual bonuses, continued indemnification and insurance coverage for REMAX’s directors and executive officers by New Wildlife, and certain other rights held by REMAX’s directors and executive officers. See the sections entitled and “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions” and “Proposals to Be Considered at the Meetings — The REMAX Meeting — REMAX Proposal No. 3 — Nonbinding, Advisory Vote on Transactions-Related Compensation for REMAX’s Named Executive Officers,” beginning on pages 178 and 248, respectively, of this joint proxy statement/prospectus and management information circular for a more detailed description of these interests. The REMAX Board was aware of these interests and considered them, among other things, in evaluating and approving the Merger Agreement and the Contemplated Transactions and in recommending that the REMAX Stockholders approve the Share Issuance Proposal, the Merger Proposal, the Compensation Proposal and the Adjournment Proposal.

The Merger Agreement contains provisions that restrict Real and REMAX’s ability to pursue alternatives to the Contemplated Transactions that could require, in specified circumstances, either party to pay a termination fee and could discourage a potential competing acquiror of Real or REMAX.

The Merger Agreement contains provisions that, subject to limited exceptions, restrict each of Real and REMAX’s ability to solicit, initiate, or knowingly encourage or facilitate competing third-party proposals for the acquisition of Real or REMAX shares/stock or assets. In addition, before the Real Board or the REMAX Board withdraws, qualifies or modifies its recommendation of the Contemplated Transactions or chooses to terminate the Merger Agreement to enter into a superior proposal, the other party generally has an opportunity to offer to modify the terms of the Contemplated Transactions. In certain circumstances, upon termination of the Merger Agreement, Real will be required to pay REMAX a termination fee of $31 million and REMAX will be required to pay Real a termination fee of $25 million, as applicable. The parties would also be required to pay such termination fee if either party terminates the Merger Agreement in certain circumstances, if prior to such termination an acquisition proposal was publicly made for the breaching party and not withdrawn, and prior to the 12-month anniversary of such termination, the breaching party consummates an alternative transaction.

These provisions may have the effect of increasing the cost to Real or REMAX if Real or REMAX, respectively, enter into an agreement with respect to a superior proposal or if either the Real Board or the REMAX Board changes its recommendation that the Real Securityholders or the REMAX Stockholders, as applicable, approve the Arrangement and the Mergers, as applicable. If the Merger Agreement is terminated and either Real or REMAX decides to seek an alternative transaction, it may not be able to negotiate or consummate a transaction with another party on terms comparable to, or better than, the terms of the Merger Agreement. These provisions could discourage a potential third-party that might have an interest in making a competing proposal, even if such third-party were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the Contemplated Transactions, or might otherwise result in a potential third-party proposing to pay a lower price to the

Real Securityholders or REMAX Stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

Tax-Related Risks

If the Contemplated Transactions do not qualify for the Intended Tax Treatment, U.S. holders of Real Common Shares and/or REMAX Class A Common Stock may be required to pay additional U.S. federal income tax.

Real and REMAX intend for the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and for the Exchange, the Mergers, taken together, and the RIHI Merger to together qualify as a transaction described in Section 351 of the Code (collectively, the “Intended Tax Treatment”).

Real’s obligation to complete the Contemplated Transactions is conditioned on its receipt of the Willkie Tax Opinion, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the relevant transactions will qualify for the Intended Tax Treatment. Likewise, REMAX’s obligation to complete the Contemplated Transactions is conditioned on its receipt of the Morrison Foerster Tax Opinion, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the relevant transactions will qualify for the Intended Tax Treatment.

Moreover, neither the Willkie Tax Opinion nor the Morrison Foerster Tax Opinion will be binding on the IRS or the courts, and the IRS or a court may not agree with the conclusions reached in such opinions. Real and REMAX have not sought and will not seek a ruling from the IRS regarding any matters relating to the Contemplated Transactions and, as a result, there can be no assurance that the IRS would not assert that the relevant transactions do not qualify for the Intended Tax Treatment, or that a court would not sustain such a position. If the IRS or a court were to determine that the Contemplated Transactions do not qualify for the Intended Tax Treatment (i) a U.S. holder of Real Common Shares that receives shares of New Wildlife Common Stock pursuant to the Exchange generally would recognize a taxable gain or loss in an amount equal to the difference, if any, between (1) the fair market value of the New Wildlife Common Stock received by such holder and (2) such holder’s adjusted tax basis in the Real Common Shares exchanged therefor, and (ii) a U.S. holder of REMAX Class A Common Stock (including a holder who receives shares of REMAX Class A Common Stock issued in connection with the RIHI Merger) that receives shares of New Wildlife Common Stock pursuant to the Mergers generally would recognize a taxable gain or loss in an amount equal to the difference, if any, between (1) the aggregate amount of cash and the fair market value of the New Wildlife Common Stock received (including any fractional share deemed received and exchanged for cash) by such holder and (2) such holder’s adjusted tax basis in the REMAX Class A Common Stock exchanged therefor.

Holders of Real Common Shares and/or REMAX Class A Common Stock should consult with their tax advisors to determine the particular U.S. federal, state, local, or non-U.S. income or other tax consequences of the Exchange, the Mergers and the RIHI Merger to them. For a more detailed description of the U.S. federal income tax consequences of the Exchange, the Mergers and the RIHI Merger, see the section entitled “Material Tax Consequences — Material U.S. Federal Income Tax Consequences,” beginning on page 216 of this joint proxy statement/prospectus and management information circular.

Real is a Canadian public company, and New Wildlife is a Delaware corporation. The Contemplated Transactions will give rise to a taxable disposition by Real Securityholders who are Canadian and who become securityholders of New Wildlife.

The Contemplated Transactions will give rise to a taxable disposition by Real Securityholders who are Canadian residents and who become securityholders of New Wildlife. Certain material Canadian federal income tax consequences of the Contemplated Transactions are described in the section entitled “Material Tax Consequences — Certain Canadian Federal Income Tax Considerations,” beginning on page 221 of this joint proxy statement/prospectus and management information circular. Such section is not intended to be legal or tax advice to any particular shareholder or stockholder. Real Securityholders should consult their tax and investment advisors with respect to their particular circumstances.

Risks Related to the Arrangement Consideration, the Merger Consideration and Real Securityholder and REMAX Stockholder Matters

REMAX Stockholders may receive a form or combination of consideration different from what they elect.

As a result of the Mergers, each share of REMAX Common Stock issued and outstanding as of immediately prior to the First Merger Effective Time (including shares of REMAX Class A Common Stock issued in connection with the RIHI Merger), other than Excluded Shares and Dissent Shares, will be converted into the right to receive either the Stock Election Consideration or the Per Share Cash Price pursuant to the Election procedure for holders of REMAX Class A Common Stock. However, the Merger Consideration will be subject to proration, such that the aggregate cash proceeds to be delivered to REMAX Stockholders shall be no less than $60 million and no more than $80 million in cash. Accordingly, the Merger Agreement provides for pro rata adjustments to and reallocation of the Elections made by REMAX Stockholders. Accordingly, depending on the Elections made by other REMAX Stockholders, each REMAX Stockholder who makes the Cash Election and elects to receive cash for all of its shares of REMAX Common Stock in the Mergers may receive a portion of its consideration in New Wildlife Common Stock as a result of proration if more than $80 million of cash is elected in the aggregate and each REMAX Stockholder who makes the Stock Election and elects to receive the Stock Election Consideration for all of its shares of REMAX Common Stock in the Mergers may receive a portion of its consideration in cash if less than the minimum of $60 million of cash is elected in the aggregate. See the section entitled “The Merger Agreement — The Merger Agreement — Proration,” beginning on page 133 of this joint proxy statement/prospectus and management information circular for further information regarding the proration mechanism.

The consideration payable to REMAX Stockholders will not be known until New Wildlife tallies the results of the Elections made by such REMAX Stockholders, which will not occur until shortly prior to the First Merger Effective Time. As a result, REMAX Stockholders who make the Election will not be able to determine the exact amount of cash and the exact number of shares of New Wildlife Common Stock that they will receive in the Mergers prior to making an Election. This could result in, among other things, tax consequences that differ from those that would have resulted if such REMAX Stockholders had received the form of consideration that such stockholder elected.

The shares of New Wildlife Common Stock to be received by Real Shareholders and REMAX Stockholders as a result of the Contemplated Transactions will have rights different from the Real Common Shares and shares of REMAX Common Stock, as applicable.

Upon consummation of the Contemplated Transactions, Real Shareholders will no longer be shareholders of Real, and REMAX Stockholders will no longer be stockholders of REMAX, and Real Shareholders and REMAX Stockholders who receive the Stock Election Consideration will instead become New Wildlife stockholders, and their rights as stockholders will be governed by the terms of the New Wildlife charter and the New Wildlife bylaws. The terms of the New Wildlife charter and the New Wildlife bylaws are in some respects different from the terms of Real’s notice of articles and Real’s articles and the REMAX charter and the REMAX bylaws, which currently govern the rights of Real Shareholders and the REMAX Stockholders, respectively. See Annex P (“Comparison of Rights of Real Shareholders, REMAX Stockholders and New Wildlife Stockholders”) of this joint proxy statement/prospectus and management information circular for a discussion of the difference in rights associated with New Wildlife Common Stock.

The Arrangement Consideration and the Merger Consideration are fixed and will not be adjusted. Because the implied value of the New Wildlife Common Stock may fluctuate significantly, Real Shareholders and REMAX Stockholders cannot be sure of the market value of the shares of New Wildlife Common Stock that they will receive in connection with the Arrangement and the Mergers, as applicable.

At the Closing, Real Shareholders will receive one share of New Wildlife Common Stock for every ten Real Common Shares that they hold, and the REMAX Stockholders who receive the Stock Election Consideration will receive 5.150 shares of New Wildlife Common Stock (subject to proration), in each case, subject to adjustment prior to the First Merger Effective Time to reflect the 10-for-1 Share Consolidation. The number of shares of New Wildlife Common Stock that New Wildlife will issue to Real Shareholders as a result of the Arrangement and to REMAX Stockholders who receive the Stock Election Consideration in connection with the Mergers will not be adjusted in the event of any increase or decrease in the share price of either Real Common Shares or REMAX Common Stock between the time that the Real Securityholders vote to approve the Arrangement and the REMAX Stockholders vote to approve the Mergers and the Closing.

The actual market value of each share of New Wildlife Common Stock that New Wildlife will issue to Real Shareholders as a result of the Arrangement and to REMAX Stockholders who receive the Stock Election Consideration in connection with the Mergers could vary significantly from the implied value of New Wildlife Common Stock on the date of this joint proxy statement/prospectus and management information circular or the date of the Real Meeting or the REMAX Meeting. Because the number of shares of New Wildlife Common Stock that will be issued to Real Shareholders as a result of the Arrangement and to REMAX Stockholders who receive the Stock Election Consideration in connection with the Mergers will not be adjusted to reflect any changes in the market value of Real Common Shares or REMAX Common Stock, such market price fluctuations may be significant and may affect the value that Real Shareholders and REMAX Stockholders who receive the Stock Election Consideration will receive at the Closing. Stock price changes may result from a variety of factors, including changes in the business, operations or prospects of Real or REMAX, market assessments of the likelihood that the Contemplated Transactions will be completed, the timing of the Contemplated Transactions, regulatory considerations, general market and economic conditions and other factors. Real Shareholders and REMAX Stockholders are urged to obtain current market quotations for Real Common Shares and REMAX Common Stock.

The Registered Real Shareholders are entitled to dissent rights and holders of REMAX Common Stock and holders of RIHI Common Stock may be entitled to appraisal rights in connection with the Contemplated Transactions, which if exercised in substantial numbers could impact New Wildlife going forward.

Registered holders of Real Common Shares are entitled to dissent from the Arrangement Resolution in accordance with the provisions of Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order and the Plan of Arrangement. If the statutory procedures governing dissent rights are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting shareholders for their Real Common Shares that is different from the Arrangement Consideration. If Registered Real Shareholders exercise dissent rights in respect of a substantial number of Real Common Shares, this could have a material adverse effect on New Wildlife’s business operations, financial condition, financial results and stock price going forward.

In addition, stockholders of record and beneficial owners of REMAX Common Stock who do not vote in favor of the Merger Proposal and holders of RIHI Common Stock who do not vote in favor of the adoption of the RIHI Merger Agreement (including shares of RIHI Common Stock that are nonvoting) and who are entitled to demand and have properly and validly exercised their statutory rights of appraisal of such shares pursuant to and in strict compliance with Section 262 of the DGCL, will have the right to seek appraisal of such shares by the Delaware Court of Chancery and to receive payment in cash of the fair value of those shares. The fair value so determined could be greater than, less than or equal to the Merger Consideration or the shares of REMAX Class A Common Stock issued in connection with the RIHI Merger, as applicable. If holders of REMAX Class A Common Stock or RIHI Common Stock exercise appraisal rights in respect of a substantial number of shares of REMAX Common Stock or RIHI Common Stock, as applicable, this could have a material adverse effect on New Wildlife’s business operations, financial condition, financial results and stock price going forward.

The fairness opinions obtained by the Real Board and the REMAX Board from their respective financial advisors do not and will not reflect changes in circumstances between signing the Merger Agreement and the Closing, and such opinions will not be updated.

On April 26, 2026, Morgan Stanley delivered an opinion to the Real Board that, as of April 26, 2026, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Arrangement Consideration to be received by the holders of Real Common Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. In addition, on April 26, 2026, J.P. Morgan delivered an opinion to the REMAX Board to the effect that, as of April 26, 2026, and based upon and subject to the assumptions, limitations, qualifications, and conditions set forth in such opinion, the Merger Consideration to be received by the holders of REMAX Class A Common Stock (other than holders of Excluded Shares and Dissent Shares) in the Contemplated Transactions is fair, from a financial point of view, to such holders.

Neither the Real Board nor the REMAX Board has obtained an updated opinion as of the date of this document from their respective financial advisors and the opinions received prior to the signing of the Merger Agreement speak only as of the date of issuance. Neither opinion is expected to be updated at any future date, including once the Arrangement and the Mergers have each been completed. Consequently, the projections and assumptions provided by Real and REMAX to their respective financial advisors for their use in performing their respective financial analyses and their respective opinions do not take into account events occurring or information that has or will become available after April 26, 2026, including, among other things, the outcome of the Arrangement or the Mergers, any changes to the operations and prospects of Real or REMAX, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of Real and REMAX. Such subsequent events or information may have altered the value of Real or REMAX or the prices of Real Common Shares or shares of REMAX Common Stock as of the date of this joint proxy statement/prospectus and management information circular, or may alter such values and prices by the time of the Closing.

Neither the Real Board nor the REMAX Board has requested, or intends to request, the delivery of an additional opinion taking into account changes in circumstances between signing the Merger Agreement and the Closing. The opinions of Morgan Stanley and J.P. Morgan are attached as Annex K and Annex L, respectively, to this joint proxy statement/prospectus and management information circular. As a result, the Real Board and the REMAX Board have not had, and will not have, the benefit of fairness opinions that consider developments occurring after April 26, 2026. For a description of the opinions that Real and REMAX received from their respective financial advisors, see the sections entitled “The Contemplated Transactions — Opinion of Real’s Financial Advisor” and “The Contemplated Transactions — Opinion of REMAX’s Financial Advisor,” beginning on pages 102 and 119 of this joint proxy statement/prospectus and management information circular, respectively.

Real and REMAX may waive one or more of the conditions to Closing without re-soliciting securityholder and stockholder approval, respectively.

To the extent permitted by applicable law, Real and REMAX may determine to waive, in whole or part, one or more of the conditions to Closing prior to consummating the Contemplated Transactions. Real and REMAX currently expect to evaluate the materiality of any waiver and its effect on Real Securityholders or REMAX Stockholders, as applicable, in light of the facts and circumstances at the time, in order to determine whether any amendment of this joint proxy statement/prospectus and management information circular or any re-solicitation of proxies is required in light of such waiver. Any determination as to whether to waive any conditions to Closing, or to re-solicit securityholder or stockholder approval in order to amend or supplement this joint proxy statement/prospectus and management information circular as a result of such a waiver, will be made by Real or REMAX, as applicable, at the time of such waiver and based on the facts and circumstances as they exist at that time.

Securities class action lawsuits, oppression claims and derivative lawsuits relating to the Contemplated Transactions could result in an injunction preventing the Closing and/or substantial costs to Real and REMAX.

Securities class action lawsuits, oppression claims and derivative lawsuits are often brought in the United States against public companies that have entered into acquisitions, mergers or other business combination agreements like the Merger Agreement. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Real and REMAX’s business, financial condition and results of operations.

Lawsuits that may be brought against Real, REMAX or their respective directors could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the Merger Agreement that have already been implemented and to otherwise enjoin the parties from consummating the Contemplated Transactions. One of the conditions to Closing is that no injunction or law by any governmental entity of competent jurisdiction will be in effect that has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions. As such, if an injunction prohibiting the consummation of the Contemplated Transactions is obtained, that injunction may prevent the Contemplated Transactions from becoming effective within the expected timeframe or at all, which may adversely affect Real’s and REMAX’s respective businesses, financial conditions and results of operations.

Other Transaction-Related Risks

There may be certain undiscovered liabilities or other matters related to Real and/or REMAX, which may adversely affect the future business, operations, financial condition and results of operations of New Wildlife.

In the course of the due diligence review that Real and REMAX conducted prior to the execution of the Merger Agreement, the parties may not have discovered, or may not have been able to properly quantify, certain liabilities of their respective counterpart or other factors that may have an adverse effect on New Wildlife’s business, operations, financial condition and results of operations after the Closing.

Real has not previously consummated a transaction of this size and complexity, which creates additional risks.

The Contemplated Transactions represent a transformative combination for Real. Real has not previously completed an acquisition of this magnitude. The complexity of integrating a franchise-based real estate brokerage network, transitioning from a Canadian-domiciled company to a U.S.-incorporated holding company, and managing the financing, regulatory and operational challenges associated with the Contemplated Transactions may present risks that Real’s management has not previously encountered. Real’s lack of experience with transactions of this size and nature could result in difficulties or delays in successfully completing or integrating the Contemplated Transactions, which could adversely affect New Wildlife’s business, financial condition and results of operations following the Closing.

The Contemplated Transactions could have an adverse effect on the Real and REMAX brands.

The success of Real and REMAX is largely dependent upon the ability of each company to maintain and enhance the value of its brand and its agents’, franchisees’ and consumers’ connection to and perception of each brand, and maintaining a positive relationship with agents, franchisees and other stakeholders. Brand value could be severely damaged if the Contemplated Transactions receive considerable negative publicity or if agents, franchisees or consumers otherwise come to have a diminished view of either brand as a result of the Contemplated Transactions or the common ownership of the existing businesses under New Wildlife. Any such adverse impact on brand perception for either Real or REMAX could result in a decrease in agent counts, franchisee retention or consumer confidence, which could materially and adversely affect the businesses and results of operations of Real and REMAX prior to the Closing, and New Wildlife following the Closing.

RISK FACTORS RELATING TO NEW WILDLIFE IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS

Risks Related to Integration of the Combined Company

Real Shareholders and REMAX Stockholders will have a reduced ownership and voting interest in New Wildlife after the Contemplated Transactions and will exercise less influence over its management.

Based on the number of Real Common Shares outstanding as of April 26, 2026, and the number of shares of REMAX Common Stock outstanding as of April 26, 2026, immediately after completion of the Contemplated Transactions, former Real Shareholders are expected to own approximately 60% of the combined company, and former REMAX Stockholders are expected to own approximately 40%, in each case on a fully exchanged and diluted basis, assuming the payment of the $80 million maximum available Cash Election Consideration to REMAX Stockholders. Consequently, former Real Shareholders and former REMAX Stockholders will have less influence over the management and policies of New Wildlife than they currently have over the management and policies of Real and REMAX, respectively. Because of the Stock Election, the exact split in ownership of shares of New Wildlife Common Stock between former Real Shareholders and former REMAX Stockholders, and, as a result, the dilutive impact of the Contemplated Transactions, is not currently known and will not be known at the time of either the Real Meeting or the REMAX Meeting. REMAX will not re-solicit votes from its stockholders once the REMAX Election Deadline has passed.

If the Closing occurs, holders of Real Common Shares and REMAX Common Stock will receive shares of New Wildlife Common Stock as Arrangement Consideration or Stock Election Consideration, as applicable, and will accordingly become stockholders of New Wildlife. The market price of New Wildlife Common Stock after the Closing will continue to fluctuate and these fluctuations may be significant, and may be affected by factors different from those currently affecting Real Common Shares and shares of REMAX Class A Common Stock.

Upon the Closing of the Contemplated Transactions, holders of Real Common Shares and holders of shares of REMAX Common Stock who receive the Stock Election Consideration will become holders of shares of New Wildlife Common Stock. The market price of New Wildlife Common Stock may fluctuate significantly following the Closing, and holders of Real Common Shares and shares of REMAX Common Stock could lose the value of their investment in shares of New Wildlife Common Stock. The issuance of shares of New Wildlife Common Stock in connection with the Contemplated Transactions could on its own have the effect of depressing the market price for shares of New Wildlife Common Stock. In addition, many Real Shareholders and REMAX Stockholders may decide not to hold the shares of New Wildlife Common Stock that they receive as a result of the Contemplated Transactions. Other Real Shareholders and REMAX Stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of New Wildlife Common Stock that they receive as a result of the Contemplated Transactions. Such sales of New Wildlife Common Stock may take place shortly following consummation of the Contemplated Transactions and could have the effect of depressing the market price for New Wildlife Common Stock. In addition, the market price for New Wildlife Common Stock may be dependent upon the valuations and recommendations of the analysts who cover the New Wildlife business, and if its results do not meet the analysts’ forecasts and expectations, the market price for New Wildlife Common Stock could decline as a result of such analysts lowering their valuations and recommendations or otherwise. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, New Wildlife Common Stock, regardless of New Wildlife’s actual operating performance.

The businesses of New Wildlife are expected to differ from those of Real and REMAX in important respects, and, accordingly, the results of operations of New Wildlife after the Contemplated Transactions, as well as the market price of New Wildlife Common Stock, may be affected by factors different from those currently affecting the results of operations of Real and REMAX. Following the consummation of the Contemplated Transactions, Real and REMAX will each be part of a larger company with other lines of business, so decisions affecting each of Real and REMAX may be made based on considerations relating to the larger combined business as a whole rather than the Real and REMAX businesses individually. For further information on the businesses of Real and REMAX and certain factors to consider in connection with those businesses, see Annex H (“Information Concerning Real”), Annex I (“Information Concerning REMAX”) and Annex J (“Information Concerning the Combined Company”) as well as the documents incorporated by reference into this joint proxy statement/prospectus and management information circular and referred to under “Where You Can Find More Information; Incorporation by Reference,” beginning on page 254 of this joint proxy statement/prospectus and management information circular.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/ prospectus and management information circular is presented for illustrative purposes only and the actual financial condition and results of operations of New Wildlife following the Closing may differ materially.

The unaudited pro forma condensed combined financial information of New Wildlife contained in this joint proxy statement/prospectus and management information circular is presented for illustrative purposes only, is based on various adjustments, assumptions and preliminary estimates and may not be an indication of New Wildlife’s financial condition or results of operations following the Closing. The actual financial condition and results of operations of New Wildlife following the Closing may not be consistent with, or evident from, the unaudited pro forma condensed combined financial information presented herein. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors may affect New Wildlife’s financial condition or results of operations following the Closing. Any potential decline in New Wildlife’s financial condition or results of operations may cause significant variations in the stock price of New Wildlife.

In addition, the unaudited pro forma condensed combined financial information of New Wildlife reflects adjustments, which are based upon preliminary estimates, to record the REMAX identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of REMAX as of the date of the Closing. Accordingly, the final acquisition accounting adjustments may differ materially from the unaudited pro forma adjustments reflected in this document. Furthermore, the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus and management information circular assumes that no divestitures or other operating restrictions will be required in order to obtain the regulatory approvals required to close the Contemplated Transactions. Significant divestitures or other restrictions may be required to obtain the necessary regulatory approvals, and consequently, New Wildlife may be less able to realize the anticipated benefits of the Contemplated Transactions, and the business and results of operations of New Wildlife after the Closing may be adversely affected.

For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” beginning on page 194 of this joint proxy statement/prospectus and management information circular.

Although the Contemplated Transactions are expected to result in synergies and other benefits to New Wildlife, combining the businesses currently conducted by Real and REMAX will likely create numerous risks and uncertainties, including difficulties related to integration, the achievement of synergies, and other challenges.

Each of Real and REMAX will transition from being a standalone public corporation to being part of one holding company incorporated in Delaware, and there can be no assurances that their businesses can be combined in a manner that allows for the achievement of substantial benefits. The success of the Contemplated Transactions will depend, in part, on New Wildlife’s ability to realize anticipated synergies and cost savings, which is subject to integration challenges and other unforeseen difficulties. The Contemplated Transactions involve the integration of companies that have previously operated independently, which may be complex, costly and time-consuming. Specifically, the following issues, among others, must be addressed in combining the operations of Real and REMAX:

●	the diversion of New Wildlife’s management’s attention to integration of operations and the establishment of corporate and administrative infrastructures;
●	difficulties in achieving anticipated business opportunities and growth prospects from the respective businesses of Real and REMAX;
●	unanticipated issues in integrating administrative, logistics, information, communications, technological and other systems;
●	difficulties in the assimilation of employees, agents, franchisees and corporate cultures, to the extent necessary;
●	unanticipated changes in applicable laws and regulations;
●	unanticipated issues, expenses and liabilities;
●	challenges in attracting and retaining key personnel;
●	challenges in the adoption of new technologies by agents and franchisees;
●	combining the corporate functions of the two companies;
●	maintaining existing relations and goodwill with governmental entities, agents, franchisees, creditors, lessors, employees and business associates and others;
●	determining whether and how to address possible differences in corporate cultures and management philosophies;
●	developing products and technology that allow value to be unlocked in the future; and
●	effecting potential actions that may be required in connection with obtaining regulatory approvals.

If any of these factors impair New Wildlife’s ability to integrate the operations of Real and REMAX successfully or on a timely basis, New Wildlife may not be able to realize the anticipated synergies, business opportunities and growth prospects from ownership of the businesses. New Wildlife may not be able to accomplish any or all of these integrations smoothly, successfully or within the anticipated costs or time frame. In addition, New Wildlife may be required to spend additional time or money on integration that otherwise would be spent on the development and expansion of its business.

In addition, the market price of New Wildlife Common Stock may decline following the Closing if, among other things, the integration of Real and REMAX is unsuccessful, takes longer than expected or fails to achieve financial benefits to the extent anticipated by financial analysts or investors, or the effect of the Contemplated Transactions on the financial results of New Wildlife is otherwise not consistent with the expectations of financial analysts or investors. These integration matters may hinder New Wildlife’s ability to make further acquisitions and could have an adverse effect on it for an undetermined period after the Closing.

At the Closing, New Wildlife will be a new publicly traded company with no operating history and New Wildlife may be unable to successfully operate as a standalone, publicly traded company.

After the Closing, New Wildlife will be a new public company that will have no operating history as an independent public company, and there may be significant costs and expenses associated with New Wildlife operating the combined businesses in a similar manner to how each of Real and REMAX operated prior to the Contemplated Transactions. Because New Wildlife has no prior operating history as a standalone company, there can be no assurance that New Wildlife will be able to implement the changes necessary to successfully integrate the Real and REMAX businesses or that New Wildlife will not incur additional costs operating the combined business that could have a negative effect on New Wildlife’s business, results of operations or financial condition.

Real and New Wildlife may encounter difficulty or high costs associated with financing the Contemplated Transactions and refinancing the existing indebtedness of REMAX, and its inability to satisfy and comply with conditions under its existing financing commitments or, if necessary, obtain additional or replacement financing could delay or prevent the Closing.

The obligations of Real and New Wildlife under the Merger Agreement are not subject to any conditions regarding their ability to finance, or obtain financing for, the Contemplated Transactions and, accordingly, Real and New Wildlife will be required to complete the Contemplated Transactions (assuming that all of the conditions to their obligations under the Merger Agreement are satisfied) whether or not debt financing is available at all or on acceptable terms.

At Closing, Real and New Wildlife expect to fund the cash component of the Contemplated Transactions through entry into a senior secured term loan or revolving credit facility and/or the issuance of debt or equity securities (collectively, the “Permanent Financing”). Real has engaged Morgan Stanley, Apollo Global Securities, LLC and Apollo Global Funding, LLC, together with their respective designated affiliates (together, the “Engagement Parties”), to act as lead underwriters, lead initial purchasers and/or lead placement agents or as joint bookrunners and joint lead arrangers, as applicable, in connection with any Permanent Financing. Real and/or New Wildlife’s ability to obtain the Permanent Financing will be subject to various factors, including market conditions and operating performance.

The Permanent Financing is backstopped by a 364-day senior secured bridge loan facility totaling $550 million (the “Bridge Facility” and, together with the Permanent Financing, the “Financing”) committed via the Commitment Letter by and among Real and the Commitment Parties.

Following entry into definitive agreements for the Bridge Facility (the “Definitive Agreements”), New Wildlife and certain of its subsidiaries would be subject to a number of affirmative and negative covenants that would, subject to certain exceptions more fully set forth in the Commitment Letter, restrict their ability to, among other things, make maintenance capitalized expenditures, reduce cash and cash equivalents on the balance sheet, incur liens on their property, incur additional indebtedness, make investments, dispose of assets, make restricted payments (including dividends), undergo fundamental changes (including mergers or consolidations) and enter into restrictive agreements. In addition, the Definitive Agreements would contain a financial maintenance covenant that would require New Wildlife to maintain compliance with a financial ratio as of the last day of each applicable fiscal quarter. The ability of New Wildlife and its subsidiaries to comply with these provisions may be affected by events beyond their control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of New Wildlife’s repayment obligations.

As of the date of this joint proxy statement/prospectus and management information circular, neither New Wildlife nor any of its subsidiaries has entered into the Definitive Agreements, and the obligation of the Commitment Parties to provide the debt financing under the Commitment Letter is subject to a number of conditions, including, among others, the consummation of the Arrangement and the Mergers in all material respects in accordance with the terms of the Merger Agreement, the repayment of REMAX’s outstanding indebtedness, the delivery of certain financial statements, the execution and delivery of the Definitive Agreements, the delivery of certain customary closing deliverables, the creation and perfection of security interests in the collateral, the receipt of certain “know-your-customer” documentation, the payment of applicable fees and expenses, and the accuracy of certain specified representations and warranties. There is a risk that these conditions will not be satisfied and the Bridge Facility may not be available when desired or that the Permanent Financing will not be obtained prior to the maturity of the Bridge Facility. In the event that the debt financing contemplated by the Commitment Letter is not available, there is a risk that other financing may not be available on acceptable terms, in a timely manner or at all.

Depending on these factors, the terms upon which debt financing or debt offerings are available to Real and New Wildlife may be less favorable to Real and New Wildlife than the terms assumed for purposes of preparing the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus and management information circular.

The incurrence of indebtedness to pay the cash component of the Contemplated Transactions and refinance REMAX’s outstanding indebtedness will create interest expense, financial leverage and debt service obligations that could adversely affect New Wildlife’s business.

Substantially concurrently with the Closing, Real and New Wildlife will pay off REMAX’s outstanding indebtedness. However, New Wildlife is expected to take on indebtedness in order to fund these obligations and the Cash Election Consideration, which it expects to finance through the Permanent Financing and/or the Bridge Facility. Consequently, after the Closing, New Wildlife’s pro forma long-term debt, after the incurrence of debt in connection with the Commitment Letter and in connection with the anticipated assumption, incurrence and extinguishment of REMAX’s currently outstanding indebtedness, will be approximately $550 million.

New Wildlife may, by reason of the debt expected to be incurred to finance the Contemplated Transactions, have higher levels of indebtedness than Real and REMAX currently have in the aggregate. The degree to which New Wildlife would be leveraged following the Contemplated Transactions could have the effect of, among other things, reducing New Wildlife’s flexibility to respond to changing business and economic conditions; requiring the dedication of a substantial portion of New Wildlife’s cash flow from operations to the payment of principal and interest on, indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures, product research, dividend share repurchases and development or other corporate purposes; restricting New Wildlife from making strategic acquisitions or causing New Wildlife to make non-strategic divestitures; making it more difficult for New Wildlife to repay, refinance, or satisfy its obligations with respect to its debt; exposing New Wildlife to the risk of increased interest rates as borrowings under New Wildlife’s debt facilities are expected to be subject to variable rates of interest; causing the long-term and short-term debt ratings of New Wildlife and its subsidiaries to be lower than the long-term and short-term debt ratings currently applicable to Real and REMAX; and limiting New Wildlife’s ability to borrow additional funds in the future and increasing the cost of any such borrowing.

Following entry into the Definitive Agreements, New Wildlife and certain of its subsidiaries would be subject to a number of affirmative and negative covenants that would, subject to significant exceptions, restrict their ability to, among other things, make maintenance capitalized expenditures, reduce cash and cash equivalents on the balance sheet, incur liens on their property, incur additional indebtedness, make investments, dispose of assets, make restricted payments (including dividends), undergo fundamental changes (including mergers or consolidations), enter into transactions with affiliates and enter into restrictive agreements. In addition, the Definitive Agreements would contain a financial maintenance covenant that would require New Wildlife to maintain compliance with a financial ratio as of the last day of each applicable fiscal quarter. The ability of New Wildlife and its subsidiaries to comply with these provisions may be affected by events beyond their control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of New Wildlife’s repayment obligations.

In addition, New Wildlife may need to obtain additional financing to fund the Contemplated Transactions, working capital, capital expenditures, acquisitions or other general corporate requirements. New Wildlife’s ability to arrange additional financing will depend on, among other factors, its financial position and performance, as well as prevailing market conditions and other factors beyond its control. There can be no assurance that New Wildlife will be able to obtain this additional financing on acceptable terms or at all.

The increased levels of indebtedness following completion of the transactions may also create competitive disadvantages for New Wildlife relative to other companies with lower debt levels. See the section entitled “Description of Financing” beginning on page 176 of this joint proxy statement/prospectus and management information circular.

The Closing may trigger change in control or other provisions in certain agreements to which Real and/or REMAX are a party.

The Closing may trigger change in control and other provisions in certain agreements to which either Real or REMAX are a party. If Real and REMAX are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages or equitable remedies. Even if Real and REMAX are able to negotiate consents or waivers, the counterparties may require a fee for such consents or waivers or seek to renegotiate the agreements on terms less favorable to New Wildlife.

New Wildlife is incorporated in the United States, whereas Real is currently incorporated in Canada, which may expose former Real Shareholders to different legal, regulatory and tax frameworks.

New Wildlife is a Delaware corporation, whereas Real is a company existing under the laws of the Province of British Columbia. As a result, following the Contemplated Transactions, the rights of Real Shareholders who become New Wildlife stockholders will be governed by Delaware law and the New Wildlife charter and bylaws rather than by the BCBCA and Real’s notice of articles and articles. This change in jurisdiction of incorporation may have implications for shareholder rights, including differences in the standards for director fiduciary duties, derivative actions, appraisal and dissent rights, and the ability to adopt certain defensive measures. For example, under the BCBCA, many significant corporate actions, such as amending a company’s notice of articles or consummating a merger, require the approval of at least two-thirds of the votes cast by shareholders, whereas under the DGCL, unless a different vote is specified in the DGCL or a higher vote is required by the certificate of incorporation or bylaws, such actions require the approval of a majority of the voting power of outstanding stock entitled to vote on the matter. Furthermore, shareholders under the BCBCA are entitled to dissent rights under a number of extraordinary corporate actions, including an amalgamation with another unrelated corporation, certain amendments to a company’s notice of articles or the sale of all or substantially all of a company’s assets, whereas under the DGCL, stockholders are only entitled to appraisal rights in connection with certain mergers, consolidations and similar transactions. Thus, if the Contemplated Transactions are completed, following the Arrangement, in certain circumstances, holders of New Wildlife Common Stock will be afforded different protections under the DGCL than Real Shareholders had under the BCBCA. See Annex P (“Comparison of Rights of Real Shareholders, REMAX Stockholders and New Wildlife Stockholders”) of this joint proxy statement/ prospectus and management information circular for further information. In addition, the change from Canada to the United States may have tax implications for certain Real Shareholders, including Canadian residents, who will dispose of their Real Common Shares for Canadian federal income tax purposes and will be required to recognize a gain or loss at that time. The tax consequences to former Real Shareholders of holding stock of New Wildlife and of receiving dividends on such stock will differ from the tax consequences of holding, and receiving dividends in respect of, the Real Shares. See the section entitled “Material Tax Consequences,” beginning on page 216 of this joint proxy statement/prospectus and management information circular.

Risks Related to New Wildlife’s Business Operations

If New Wildlife fails to grow in the various local markets that it serves or is unsuccessful in identifying and pursuing new business opportunities, New Wildlife’s long-term prospects and profitability may be harmed.

To capture and retain market share in the various local markets that New Wildlife is expected to serve, it will need to compete successfully against other brokerages for franchisees, agents and for the consumer relationships. New Wildlife’s competitors could lower the fees that they charge to franchisees and agents or could raise the compensation structure for agents. New Wildlife’s competitors may have access to greater financial resources than New Wildlife, allowing them to undertake expensive local advertising or marketing efforts. In addition, New Wildlife’s competitors may be able to leverage local relationships, referral sources and strong local brand and name recognition that New Wildlife has not yet established. New Wildlife’s competitors could, as a result, have greater leverage in attracting new and established franchisees and agents in the market and in generating business among local consumers. New Wildlife’s ability to grow in the local markets that it is expected to serve will likely depend in part on its ability to compete with these local brokerages.

New Wildlife may implement changes to its business model and operations to improve revenues that cause a disproportionate increase in its expenses or reduce profit margins. For example, Real has allocated, and New Wildlife intends to continue to allocate, significant resources to its “Real Wallet” program. Expanding its service offerings could involve significant up-front costs that may only be recovered after lengthy periods of time. In addition, expansion into new markets, including internationally, could expose New Wildlife to additional compliance obligations and regulatory risks. If New Wildlife fails to grow in the local markets in which it is expected to operate or if it fails to successfully identify and pursue new business opportunities, its long-term prospects, financial condition, and results of operations may be harmed, and its stock price may decline.

If New Wildlife fails to grow its ancillary services, New Wildlife’s long-term prospects and profitability may be harmed.

New Wildlife’s efforts to expand its operations, including through ancillary services such as the mortgage broker and title operations it will inherit from Real and REMAX, may not be successful. The mortgage broker and title services that New Wildlife will inherit from Real and REMAX are currently available only in certain markets. If New Wildlife is unsuccessful in expanding these services into other markets or growing the businesses in the markets in which they currently operate, then it may not realize the expected benefits (including anticipated revenue), which could negatively impact its business, financial condition and results of operations. Similarly, if homebuyers do not use New Wildlife’s ancillary services, then New Wildlife’s revenues from ancillary services may not grow as quickly as expected. Further, New Wildlife’s title joint ventures, in which certain of New Wildlife’s affiliated real estate agents would be members, are subject to a number of regulations and ongoing compliance, and it is possible that ongoing compliance costs, including any potential audits, inquiries, investigations or reviews, could have a material adverse impact on the financial condition of the business. While New Wildlife intends to expand its real estate brokerage and ancillary services businesses to other offerings, there is no guarantee that New Wildlife will do so or be successful, and even if New Wildlife does, the expansions might be at a slower pace than anticipated.

New Wildlife may be unable to effectively manage rapid growth in its business.

New Wildlife may not be able to scale the combined business quickly enough to meet the growing needs of its affiliated real estate professionals and if New Wildlife is not able to grow efficiently, its operating results could be harmed. New Wildlife intends to devote additional financial and human resources to improving its internal systems, integrating with third-party systems, and maintaining infrastructure performance as it adds new real estate professionals. In addition, New Wildlife will need to appropriately scale its internal business systems and its services organization, including support of its affiliated real estate professionals as it grows over time. Any failure of or delay in these efforts could cause impaired system performance and reduced real estate professional satisfaction. These issues could reduce the attractiveness of New Wildlife to existing real estate professionals who might leave New Wildlife, as well as result in decreased attraction of new real estate professionals. Even if New Wildlife is able to upgrade its systems and expand its staff, such expansion may be expensive, complex, and place increasing demands on its management. New Wildlife could also face inefficiencies or operational failures as a result of its efforts to scale its infrastructure, and it may not be successful in maintaining adequate financial and operating systems and controls as it expands. Moreover, there are inherent risks associated with upgrading, improving and expanding its information technology systems. New Wildlife cannot be sure that the expansion and improvements to its infrastructure and systems will be fully or effectively implemented on a timely basis, if at all. These efforts may reduce New Wildlife’s revenue and margins and adversely impact its financial results.

Failing to develop and maintain a positive relationship with New Wildlife’s franchisees, agents and loan originators could compromise New Wildlife’s ability to maintain or expand its networks and could adversely affect its revenue growth and results of operations.

Because New Wildlife is expected to derive revenue from real estate transactions in which its agents receive commissions, increases in New Wildlife’s agent base are generally expected to correlate to increases in revenues and the rate of growth of its revenue is expected to correlate to the rate of growth of New Wildlife’s agent and broker base. The rate of growth of New Wildlife’s agent and broker base cannot be predicted and is expected to be subject to many factors outside of New Wildlife’s control, including actions taken by New Wildlife’s competitors and macroeconomic factors affecting the real estate industry generally. There is no assurance that New Wildlife will be able to maintain a steady agent growth rate or that New Wildlife’s agent and broker base will be able to expand in future periods. Any slowdown in New Wildlife’s agent growth rate could have a material adverse effect on revenue growth and could adversely affect New Wildlife’s business, financial condition or results of operations.

Moreover, the nature of such relationships can give rise to conflict. For example, franchisees, agents, brokers or loan originators may become dissatisfied with the fees and dues owed to New Wildlife, particularly in a period of economic downturn and uncertainty or in the event that New Wildlife increases fees and dues. Affiliates may also disagree with certain network-wide policies and procedures, including policies dictating brand standards or affecting their marketing efforts. They may also be disappointed with other aspects of New Wildlife’s value proposition, including New Wildlife’s marketing initiatives, technology offerings, or educational content. If New Wildlife experiences any conflicts with its franchisees on a large scale, such franchisees may decide not to renew their franchise agreements upon expiration or seek to disaffiliate with New Wildlife, which could result in litigation. An organized franchisee association could also pose risks to New Wildlife’s ability to set the terms of its franchise agreements and pricing. These events may, in turn, materially and adversely affect New Wildlife’s business and operating results.

New Wildlife’s financial results are expected to depend in part on the performance, retention and fee payments of its agents, franchisees and loan originators, and a decline in commission income or franchise fees could adversely affect its business.

New Wildlife’s financial results are expected to depend in part upon the operational and financial success of its agents, franchisees and their agents, brokers and loan originators. New Wildlife’s business model is expected to depend in part upon its agents’ success in generating gross commission income, which New Wildlife intends to collect and from which it expects to pay net commissions, and the franchise fees paid to it by its franchisees or regional franchise owners. The franchise systems that New Wildlife intends to adopt from REMAX provide more autonomy to these independent franchisees than is common in other franchised industries, and New Wildlife is expected to have virtually no control over the day-to-day operations of its franchisees or the fees they charge. New Wildlife’s financial results are expected to depend heavily upon the number of agents and loan origination offices in its networks, and the success of its franchisees is expected to depend largely on the ability of such franchisees to attract and retain high quality agents and loan originators. New Wildlife’s independent franchise operators may choose not to adopt initiatives and deploy products that New Wildlife believes are designed to help them and therefore may be less successful.

Real estate commission rates vary somewhat by market, and there can be no assurance that prevailing market practice will not change. Customary commission rates could change due to market forces locally or industry-wide and due to regulatory or legal changes, including as a result of litigation or enforcement actions. New Wildlife cannot predict the outcome of any new investigations or enforcement actions, but any such actions may result in industry-wide regulations, which can cause commission rates to decrease. Any decrease in commission rates may adversely impact New Wildlife’s business, financial condition, and results of operations. Recurring franchise fees are expected to be paid by New Wildlife’s franchisees or regional franchise owners based in large part on the number of affiliated agents or offices, annual dues paid by such franchisees’ agents, and recurring franchise fees based on the number of open loan origination offices. If New Wildlife’s franchisees are not able to attract and retain agents and loan originators or successfully manage teams of agents within their brokerages, none of which is expected to be within New Wildlife’s direct control, New Wildlife’s revenue may decline. New Wildlife may also terminate franchisees for nonpayment, non- reporting and other noncompliance with their franchise agreements, which may materially and adversely affect its business and operating results.

New Wildlife’s franchisees are expected to self-report their agent counts and agent commissions, which drive the fees due to it, and New Wildlife is expected to have limited tools to verify these reports. This could impact New Wildlife’s ability to collect revenue owed to it by its independent regions, franchisees, and agents, and could affect New Wildlife’s ability to forecast its performance accurately.

Under the franchise agreements that New Wildlife is expected to assume from REMAX, franchisees, including independent regions, self-report (a) the number of agents and (b) gross commissions and other statistics from home sale transactions. This data is expected to be used to determine New Wildlife’s billings for continuing franchise fees, annual dues and broker fees. New Wildlife is expected to have limited methods of validating the data and anticipates having to rely on reports submitted to it and its internal protocols for verifying the data. If franchisees were to underreport or erroneously report such data, even unintentionally, New Wildlife may not receive all the revenues due to it. In addition, to the extent that New Wildlife is underpaid, it may not have a definitive method for determining such underpayment. If a material number of New Wildlife’s franchisees were to underreport or erroneously report their agent counts, agent commissions, or fees due to it, it could have a material adverse effect on New Wildlife’s financial performance and results of operations. Further, New Wildlife’s agent count is expected to be a key performance indicator and incomplete information, or information that is not reported in a timely manner, could impair New Wildlife’s ability to evaluate and forecast key business drivers and financial performance.

Actions by New Wildlife’s real estate agents, franchisees and their agents, loan originators or employees could adversely affect its reputation and subject it to liability.

New Wildlife’s success is expected to depend in part on the performance of its agents, franchisees and their agents, loan originators and employees. Although its agents will be independent contractors, if agents or franchisees were to provide lower quality services to clients, New Wildlife’s image and reputation could be adversely affected. In addition, if New Wildlife’s agents or franchisees’ agents make fraudulent claims about properties they show, their transactions lead to allegations of errors or omissions, they violate certain regulations, including the Telephone Consumer Protection Act (the “TCPA”) or similar laws, privacy laws or employment laws applicable to the management of their own employees, or they engage in self-dealing or do not disclose conflicts of interest to New Wildlife’s agents, franchisees’ agents and clients, New Wildlife could be subject to litigation and regulatory claims which, if adversely determined, could adversely affect New Wildlife’s business, financial condition and results of operations. The TCPA limits specific telemarketing actions and has established rules for telemarketing compliance that account for consumer registration on a national or state Do-Not-Call registry. In addition, Canadian agents would be subject to compliance requirements under the Unsolicited Telecommunications Rules. Each of Real and REMAX have been, and New Wildlife could in the future be, subject to claims suggesting that it is responsible for contacts made by New Wildlife’s real estate professionals. Similarly, New Wildlife may be subject to risks of loss or reputational harm in the event that any of its employees violate applicable laws. Further, New Wildlife may improperly be named in claims or litigation but may still incur costs in responding to and being removed from such claims or litigation.

Some of New Wildlife’s losses may not be covered by insurance or New Wildlife may not be able to obtain or maintain adequate insurance coverage.

New Wildlife intends to maintain insurance to cover costs and losses from certain risk exposures in the ordinary course of New Wildlife’s operations, but its insurance will not cover all of the costs and losses from all events. New Wildlife will be responsible for certain retentions and deductibles that vary by policy, and New Wildlife may suffer losses that exceed its insurance coverage limits by a material amount. New Wildlife may also incur costs or suffer losses arising from events against which it does not have insurance coverage. In addition, large-scale market trends or the occurrence of adverse events in New Wildlife’s business may raise its cost of procuring insurance or limit the amount or type of insurance it is able to secure. The litigation trends in the industry in which it operates may impact the way potential insurers assess risk exposures as New Wildlife renews and purchases insurance. New Wildlife may not be able to maintain its current coverage, or obtain new coverage in the future, on commercially reasonable terms or at all. Incurring uninsured or underinsured costs or losses could harm New Wildlife’s business.

The failure of independent region owners to successfully develop or expand within their respective regions could adversely impact New Wildlife’s revenue and earnings growth opportunities.

REMAX has sold regional master franchises in the United States and Canada (referred to as “independent regions”) and New Wildlife intends to continue to sell regional master franchises in global locations outside of Canada. New Wildlife expects to continue to depend in part on independent regions in the U.S., Canada and globally, which will have the exclusive right to grant franchises within a particular region, to successfully develop or expand within their respective regions and to monitor franchisees’ use of the REMAX brand and, if applicable, the New Wildlife brand. The failure of any of these independent region owners to do these things, or the termination of an agreement with a regional master franchisee could delay the development of a particular franchised area, interrupt the operation of New Wildlife’s brands in a particular market or markets while it seeks alternative methods to develop New Wildlife’s franchises in the area, and weaken New Wildlife’s brand image. Such an event could result in lower revenue growth opportunities for New Wildlife, which would adversely impact New Wildlife’s growth prospects.

New Wildlife faces inherent technology development risks, and unanticipated delays, defects or rapid technological change could render its products obsolete or harm its business.

New Wildlife’s future success is expected to depend in part on its ability to develop and expand the products and technologies it will inherit from Real and REMAX and to address the needs of its customers. New Wildlife’s approach is expected to utilize technology principally architected and developed by Real, including the proprietary platform reZEN. There can be no assurances that New Wildlife will meet its targeted development or integration timelines, that it will be able to offer solutions at competitive pricing, or that it can continue to enhance and improve the responsiveness, functionality and features of its technology and enable solutions to scale at a reasonable cost. There may be delays in releasing new products or technologies, and any material delays may cause customers to forego purchases of New Wildlife’s products in favor of competitors’ offerings. Further, if New Wildlife’s systems and technologies lack capacity or quality sufficient to service agents and clients, then the number of agents who wish to use its products could decrease, the level of client service and transaction volume could suffer, and its costs could increase. The introduction of new products and technologies by competitors, the emergence of new industry standards, or improvements to existing technologies could also render New Wildlife’s platform obsolete or relatively less competitive. There is no guarantee that agents will use new features and New Wildlife may fail to generate revenue from new products. In addition, there is a risk that third parties may have been granted patents for processes or technology which Real or REMAX has already deployed or which New Wildlife intends to deploy, in which case New Wildlife may incur additional costs or be prohibited from using certain product features. New Wildlife’s solutions are expected to incorporate complex technology and software and may contain errors or bugs that could materially and adversely affect New Wildlife’s reputation, result in claims or significant costs, cause consumers, licensees and other parties to abandon New Wildlife’s solutions, and impair its ability to market and sell solutions in the future.

If franchisees, agents and brokers do not understand New Wildlife’s value proposition, New Wildlife may not be able to attract, retain and incentivize franchisees, agents and brokers.

New Wildlife’s franchisees, agents and brokers may not appreciate the components of New Wildlife’s value proposition, including its technology platform, the mobility it affords and the systems and tools that it provides to agents and brokers, among other benefits. For example, a key component of the agent and broker value proposition that New Wildlife intends to adapt from Real is participation in New Wildlife’s incentive programs that are similar to Real’s existing 2025 Stock Incentive Plan and predecessor securities-based compensation arrangements. Agents and brokers may not understand or appreciate the benefits of these incentive programs. If franchisees, agents and brokers do not understand the elements of New Wildlife’s service offering, or do not perceive it to be more valuable than the models used by most competitors, New Wildlife may not be able to attract, retain and incentivize new and existing agents and brokers to grow its revenues.

New Wildlife’s operating results will be subject to seasonality and may vary significantly among quarters during each calendar year, making meaningful comparisons of successive quarters difficult.

The real estate market is highly cyclical and subject to fluctuations based on economic conditions, interest rates, and consumer confidence, among other factors. These contribute to variations in transaction volumes and pricing, which may affect New Wildlife’s overall performance. Its business may exhibit significant seasonality in revenue, closely tracking with the seasonality in broader home sales trends in North America. Historically, the first quarter — followed closely by the fourth quarter — is the slowest due to reduced transaction volumes, while the second and third quarters are the strongest.

A considerable portion of New Wildlife’s expenses, most notably the commissions and revenue share expenses that it is expected to pay to its agents, may be variable, while others, including salaries, benefits and research and development expenses, may not follow the same seasonal pattern. This may create cyclicality in New Wildlife’s financial performance and cash flows, resulting in lower profits and cash flow in the first and fourth quarters, compared to the second and third quarters.

Home sales in successive quarters can fluctuate widely due to a wide variety of factors, including holidays, national or international emergencies, the school year calendar’s impact on timing of family relocations, interest rate changes, speculation of pending interest rate changes and the overall macroeconomic market. New Wildlife’s revenue and operating margins each quarter are expected to remain subject in part to seasonal fluctuations, poor weather and natural disasters and macroeconomic market changes that may make it difficult to compare or analyze New Wildlife’s financial performance effectively across successive quarters.

New Wildlife could be subject to unexpected tax liabilities.

New Wildlife will establish provisions and reserves for taxes that it believes will be sufficient to reflect its future tax obligations. However, it is possible that a taxing authority will successfully assert that New Wildlife owes taxes that it does not believe that it owes and for which it does not have a provision or reserves. If the additional taxes are material, it could have a material adverse impact on New Wildlife’s operating results and financial condition.

New Wildlife’s growth strategy may not achieve the anticipated results.

New Wildlife’s future success will depend in part on its ability to grow its business, including through commercialization of its products. Growth and innovation strategies require significant commitments of management resources and investments, and New Wildlife may not grow its revenues at the rate it expects or at all. As a result, New Wildlife may not be able to recover the costs incurred in developing new projects and initiatives or to realize their intended or projected benefits, which could materially adversely affect its business, financial condition or results of operations.

New Wildlife will face intense competition in the real estate brokerage and technology industries, which could limit its revenue growth opportunities.

Both the real estate brokerage and Software as a Service (“SaaS”) industries are highly competitive and rapidly changing, and New Wildlife expects that competition will intensify in the future. New Wildlife’s success is expected to depend in part on its ability to continuously innovate and improve the technology offerings it will inherit, including reZEN, to provide value to agents, and on market acceptance of its products and services. The success of the products New Wildlife inherits from Real and REMAX, and of any new products and services that New Wildlife may launch, is dependent upon its ability to attract and retain a critical mass of users in potentially diverse geographic locations. New Wildlife’s potential competitors include other real estate brokerage firms, as well as technology companies developing SaaS services and novel technologies designed for the real estate sector. Many of these potential competitors may have significantly greater financial, technical, marketing and other resources than New Wildlife is expected to have as well as longer operating histories and stronger relationships with agents and consumers. Specific factors upon which New Wildlife expects to compete include the functionality of its applications, ease of use, timing for implementation, quality of support and services, and price. The appeal of New Wildlife’s products may be reduced if competitors develop or market products or technologies that are more effective, convenient, or accepted by real estate agents. If those products gain market acceptance, or if New Wildlife fails to develop new products or enhance existing products, New Wildlife’s brokerage business may not continue to attract or retain real estate agents, and New Wildlife’s business, financial condition and results of operations may be adversely affected. If New Wildlife cannot monetize its products, or cannot offer competitive pricing packages, its operating results and revenues may also be adversely affected.

If New Wildlife fails to develop widespread brand awareness cost-effectively, its business may suffer.

New Wildlife will inherit and integrate the Real and REMAX brands, and it believes that developing and maintaining widespread awareness of its brands in a cost-effective manner is critical to achieving widespread acceptance of its products. New Wildlife’s marketing efforts are expected to be directed at growing brand awareness. Brand promotion activities may not generate customer awareness or increase revenues, and, even if they do, any increase in revenues may not offset the expenses incurred in brand building. If New Wildlife fails to successfully promote and maintain its brands, or if New Wildlife incurs substantial expenses in doing so, New Wildlife may fail to attract or retain customers necessary to realize a sufficient return on its brand-building efforts or to achieve the widespread brand awareness that is critical for broad adoption of its products.

Adverse litigation judgments or settlements resulting from legal proceedings could reduce New Wildlife’s profits or limit its ability to operate.

Real and REMAX are subject, and New Wildlife may become subject, to allegations, claims and legal actions arising in the ordinary course of their business, which may include claims by third parties, including employees or regulators. The outcome of many of these proceedings cannot be predicted. If any of these proceedings were to be determined adversely against New Wildlife, a judgment, a fine or a settlement involving a payment of a material sum of money were to occur, or injunctive relief were issued against New Wildlife, its business, financial condition and results of operations could be materially adversely affected.

New Wildlife may be subject to claims, lawsuits, arbitration proceedings, government investigations, and other legal and regulatory proceedings in the ordinary course of business, including those involving labor and employment, anti-discrimination, commercial disputes, competition, professional liability, consumer complaints, personal injury, intellectual property disputes, compliance with regulatory requirements, antitrust and anti-competition claims (including claims related to NAR or multiple listing services (“MLS”) rules regarding buyer-broker commissions), securities laws, and other matters, and it may become subject to additional types of claims, lawsuits, government investigations and legal or regulatory proceedings if the regulatory landscape changes, or as New Wildlife’s business grows, and as New Wildlife deploys new offerings, including proceedings related to its acquisitions, securities issuances or business practices. New Wildlife may also be subject to disputes with its employees and agents.

The results of any such claims, lawsuits, arbitration proceedings, government investigations or other legal or regulatory proceedings cannot be predicted with certainty. Any claims against New Wildlife or investigations involving New Wildlife, whether meritorious or not, could be time-consuming, result in significant defense and compliance costs, be harmful to New Wildlife’s reputation, require significant management attention and divert significant resources. Determining reserves for any pending litigation is a complex and fact-intensive process that requires significant subjective judgment and speculation. It is possible that a resolution of one or more such proceedings could result in substantial damage; settlement costs; fines or penalties that could adversely affect New Wildlife’s business, financial condition, and results of operations or could cause harm to New Wildlife’s reputation and brand; sanctions; consent decrees; injunctions or other orders requiring a change in New Wildlife’s business practices. Any of these consequences could adversely affect New Wildlife’s business, financial condition and results of operations. Furthermore, under certain circumstances, New Wildlife may have contractual and other legal obligations to indemnify and to incur legal expenses on behalf of its business and commercial partners and current and former directors, officers and employees.

Further, adverse outcomes in legal and regulatory actions against other companies, brokers, and agents in the residential and commercial real estate industry may adversely impact the public perception of New Wildlife and may lead to actions that impact the financial condition of New Wildlife and New Wildlife’s real estate brokers and agents when those matters relate to business practices shared by New Wildlife, New Wildlife’s real estate brokers and agents, or New Wildlife’s industry as a whole. Additionally, if plaintiffs are successful in claims against other companies, this may increase the likelihood of New Wildlife being named in similar claims in the future, and this may have negative impacts if New Wildlife is unable to distinguish or defend its business practices.

New Wildlife may be adversely affected by the outcome of certain antitrust litigation and potential regulatory changes affecting the real estate industry.

Real and REMAX are routinely defendants in class action complaints. For example, REMAX is currently a defendant in the Moehrl-related antitrust litigations, which allege violations of federal antitrust law relating to buyer-broker commission practices. RE/MAX, LLC entered into a settlement agreement on October 5, 2023, which was granted final court approval on May 9, 2024, but remains subject to pending appeals (the “Settlement Agreement”). New Wildlife will inherit the obligations and potential liabilities arising from these matters in which Real or REMAX were, are or may become involved. If the appellate court reverses or modifies the district court’s approval of the Settlement Agreement, New Wildlife could incur substantial legal fees in continued litigation and could ultimately be found liable for damages or subject to injunctive relief. In addition, these and similar industry proceedings may prompt regulatory changes to rules established by the National Association of Realtors (“NAR”), local or state real estate boards, or MLSs that could alter the amount and structure of commissions that real estate agents receive, reduce New Wildlife’s agent count and/or the fees it receives from franchisees and agents, and adversely affect New Wildlife’s financial condition and results of operations.

The franchise model that New Wildlife will adopt from REMAX can be subject to particular litigation risks.

Litigation against a franchisee or its affiliated agents or loan originators, whether in the ordinary course of business or otherwise, may also include claims against New Wildlife for liability by virtue of the franchise relationship. Franchisees may fail to obtain insurance that is required pursuant to the terms of their franchise agreements, naming New Wildlife as an additional insured on such claims. Claims against New Wildlife (including vicarious liability claims) could result in substantial costs, divert New Wildlife’s management resources and could cause adverse publicity, which may materially and adversely affect New Wildlife and its brand, regardless of whether such allegations are valid or whether it is liable.

In addition to claims over individual or isolated franchisee actions, third parties could attempt to hold New Wildlife responsible for the actions of its agents or franchisees and their agents or loan originators in the aggregate. New Wildlife’s franchised business model is unlike a traditional, integrated corporation where company-owned outlets provide goods or services to consumers and the corporation has direct responsibility for operations at those outlets. New Wildlife’s franchised business model is also unlike many franchisors in other industries — such as the restaurant and hospitality industries — where franchisors may dictate many operational details of the franchisees’ businesses and the delivery of goods and services to consumers and thereby have some of the liability for those or other aspects of the franchisees’ operations. Because New Wildlife will franchise in the real estate and mortgage brokerage industries, which are professional service fields where licensure is required, New Wildlife will not dictate or control the day-to-day operations or the advice provided by its agents, franchisees or their affiliated agents or loan originators. Nonetheless, third parties may try to hold New Wildlife liable for actions of its agents, franchisees and their agents or loan originators, even when it has no involvement with those actions and they are beyond its control and, it believes, should not result in liability to it. As a franchisor, unlike an integrated corporation, New Wildlife will obtain only a small portion of the revenue of its franchisees, and as a result New Wildlife’s capital is limited in comparison with the size of its entire franchise networks. Therefore, if third parties are successful in asserting liability for practices of New Wildlife’s franchise network in its entirety, and in holding it vicariously responsible for that liability, the resulting damages could exceed its available capital, materially affect its earnings, or even render it insolvent.

Possible failure to realize anticipated benefits of future acquisitions could impact New Wildlife’s business.

In the future, New Wildlife may complete acquisitions to strengthen its position in the real estate industry and to create the opportunity to realize certain benefits including, among other things, potential cost savings. Achieving the benefits of any future acquisitions depends, in part, on successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner as well as New Wildlife’s ability to realize the anticipated growth opportunities and synergies from combining the acquired businesses and operations with its own. The integration of acquired businesses requires the dedication of substantial management effort, time and resources which may divert management’s focus and resources from other strategic opportunities and from operational matters during this process. The integration process may result in the loss of key employees and the disruption of ongoing business, customer and employee relationships that may adversely affect New Wildlife’s ability to achieve the anticipated benefits of these and future acquisitions.

Acquisitions and joint ventures are inherently risky, and any that New Wildlife completes may not be successful. Any acquisitions and joint ventures that New Wildlife pursues would involve numerous risks, including the following: (i) difficulties in integrating and managing the operations and technologies of the businesses that New Wildlife acquires, including higher than expected integration costs and longer integration periods; (ii) diversion of New Wildlife’s management’s attention from normal daily operations of its business; (iii) New Wildlife’s inability to maintain the customers, key employees, key business relationships and reputations of the businesses that it acquires; (iv) New Wildlife’s inability to generate sufficient revenue or business efficiencies from acquisitions or joint ventures to offset its increased expenses associated with acquisitions or joint ventures; (v) New Wildlife’s responsibility for the liabilities of the businesses that it acquires or gains ownership in through joint ventures, including, without limitation, liabilities arising out of its failure to maintain effective data security, data integrity, disaster recovery and privacy controls prior to the acquisition, or its infringement or alleged infringement of third-party intellectual property, contract or data access rights prior to the acquisition; (vi) difficulties in complying with new markets or regulatory standards to which New Wildlife was not previously subject; (vii) delays in New Wildlife’s ability to implement internal standards, controls, procedures and policies in the businesses that it acquires or gains ownership in through joint ventures and increased risk that its internal controls may be ineffective; (viii) adverse effects of acquisition and joint venture activity on the key performance indicators that New Wildlife uses to monitor its performance as a business; (ix) disagreements with partners in the joint ventures which could lead to litigation, and (x) inability to fully realize intangible assets recognized through acquisitions or joint ventures and related noncash impairment charges that may result if New Wildlife is required to revalue such intangible assets.

New Wildlife’s failure to address these risks or any other challenges that it encounters with its future acquisitions, joint ventures, and investments could cause it to not realize all or any of the anticipated benefits of such acquisitions or investments, incur unanticipated liabilities, and harm New Wildlife’s business, which could negatively impact its operating results, financial condition and cash flows.

The businesses that New Wildlife will inherit from Real and REMAX operate in heavily regulated and competitive industries. Certain of these businesses are younger businesses, and they may carry a higher risk of failure.

The businesses that New Wildlife will inherit from Real and REMAX operate in heavily regulated and competitive industries. Certain of these businesses are newer and may carry higher risks of failure. For example, REMAX sells, and New Wildlife may continue to sell, residential mortgage brokerage franchises in the United States under the Motto Mortgage brand, and REMAX provides, and New Wildlife may continue to provide, loan-processing services through its Wemlo brand. Real offers, and New Wildlife may continue to offer, mortgage broker services in certain U.S. states and the District of Columbia through its subsidiary, One Real Mortgage. These strategies will hinge in part on New Wildlife’s ability to continue to recruit franchisees and help them recruit and retain loan originators, on its ability to develop and maintain strong competencies within the mortgage brokerage and loan-processing markets, on favorable conditions in the related regulatory environment and on New Wildlife’s success in developing strong, respected brands. New Wildlife may fail to understand, interpret, implement and/or train franchisees adequately concerning compliance requirements related to the mortgage brokerage industry or the relationship between it and its franchisees, any of which failures could subject New Wildlife or its franchisees to adverse actions from regulators. New Wildlife’s mortgage segment businesses may also have regulatory obligations; New Wildlife or its franchisees may fail to comply with those obligations, and that failure could also subject New Wildlife to adverse actions from regulators. In addition, residential mortgage brokerage is a highly competitive industry, and New Wildlife’s mortgage brokerage business may suffer if New Wildlife is unable to attract and retain franchisees.

The “Real Wallet” program has a limited performance history, and any failure to accurately capture credit risk or to execute New Wildlife’s funding strategy could have a negative impact on New Wildlife’s business, operating results, and financial condition.

Real offers business checking accounts for eligible U.S. agents through Thread Bank, a member of the Federal Deposit Insurance Corporation (“FDIC”), Real’s bank partner, including Real-branded debit cards. In addition, Real offers business loans in certain states and provinces to eligible U.S. and Canadian agents, based on their earnings history with Real. New Wildlife intends to continue these programs and expects to offer additional financial products in the future.

Prior to announcing the launch of the Real Wallet program in 2024, neither New Wildlife nor Real had prior experience offering a branded debit card or other financial products. The performance of these products will significantly depend on the ability of the credit and fraud decisioning and scoring models that New Wildlife will use in New Wildlife’s origination of the product, which includes a variety of factors, in order to effectively prevent fraud and to evaluate an applicant’s credit profile and likelihood of default. There is no assurance that the credit criteria used can accurately predict repayment and loss profiles. If the criteria do not accurately prevent fraud or reflect credit risk on any financial products offered by New Wildlife, greater than expected losses may result, and New Wildlife’s business, operating results, financial condition and prospects could be materially and adversely affected. In addition, revenue growth for the New Wildlife financial products will be dependent on increasing the volume of members who open an account and on growing balances on those accounts. There can be no assurance that any investments that New Wildlife makes in financial products, including providing differentiated features, will be effective. Developing New Wildlife’s service offerings and forming any partnerships related to the financial products could have higher costs than anticipated and could adversely impact New Wildlife’s results or dilute New Wildlife’s brands. New Wildlife’s reliance on financial institutions and other third parties to offer these products could adversely impact the performance of these products and New Wildlife’s ability to offer them as it intends, particularly if the financial institution does not perform as expected or if any of these third-party relationships terminates for any reason. Furthermore, the success of the financial products depends on their adoption rate and New Wildlife’s ability to execute on its funding strategy for the resulting receivables, where applicable. In the event that New Wildlife is unable to finance receivables, it could have a negative impact on New Wildlife’s business, operating results and financial condition.

New Wildlife may be exposed to lending, liquidity, concentration, and regulatory risks in its Real Wallet Capital business.

Real launched its Real Wallet Capital business in certain U.S. states in October 2025 and earlier in 2025 in certain Canadian provinces. Through Real Wallet Capital, Real has made, and New Wildlife intends to continue to make, business loans to real estate agents that were affiliated with Real and will be affiliated with New Wildlife or their affiliates. The loans are made from New Wildlife’s balance sheet. Real Wallet Capital is a new business, and New Wildlife may not receive expected returns from the loans. Borrowers may default on amounts owed or file for bankruptcy, and New Wildlife may have limited recourse or recovery. Because Real Wallet Capital loans will be funded from New Wildlife’s balance sheet, this activity may reduce liquidity available for other corporate uses. In addition, loan concentrations among agents affiliated with New Wildlife and exposure to the real estate industry may increase the risk of correlated defaults during market downturns.

New Wildlife is operating in a complex legal and regulatory environment with Real Wallet Capital. There is no assurance that it will be able to comply with all applicable lending, licensing or disclosure requirements across jurisdictions or that regulators will not later interpret these requirements in a manner adverse to New Wildlife. An examination or enforcement action could result in penalties, increased compliance costs or restrictions on New Wildlife’s ability to operate. Furthermore, changes in interest rates, credit market conditions, or the valuation of New Wildlife’s loan portfolio could negatively affect yields, borrower performance, and the carrying value of New Wildlife’s loans. Because this business involves lending to affiliated agents, any defaults or disputes could also negatively affect agent relationships and New Wildlife’s reputation.

New Wildlife will rely on cloud-based infrastructure and information technology systems, and any security breaches, cyberattacks or service interruptions could harm its business.

New Wildlife intends to outsource certain key aspects of its business to external parties, including providing technology products to its agents, franchisees and their agents and Motto franchisee and loan originators as well as supporting its flagship external websites. New Wildlife’s products and services are expected to involve storage using cloud-based hosting services and also physical storage, and New Wildlife’s business — particularly the cloud-based platform reZEN — is expected to be reliant on the uninterrupted functioning of its information technology systems. The secure processing, maintenance and transmission of information is expected to be critical to New Wildlife’s operations, especially the processing and closing of real estate transactions. Cybersecurity threats and incidents could range from uncoordinated individual attempts to gain unauthorized access to information technology systems to sophisticated and targeted measures aimed at disrupting business or gathering personal data of customers. Any damage to, or failure of, the hosting service’s systems could result in interruptions in, or the unavailability of, New Wildlife’s products or services, which may reduce revenue, cause customers to terminate their subscriptions and adversely affect New Wildlife’s ability to attract new customers. Although New Wildlife’s data is encrypted and stored in specialized security groups externally, the storage hardware and networking infrastructure on which it is processed is provided by a third party, and any security breaches, including cybersecurity incidents, affecting the integrity or availability of such infrastructure may expose New Wildlife’s data, including personal information, to a risk of loss, litigation and potential liability. Moreover, additional resources may be required in order to mitigate or remediate the effects of any such security breach. New Wildlife’s use of remote work environments and virtual platforms may increase its risk of cyberattack or data security breaches. If an actual or perceived breach of security or cyberattack were to occur, the market perception of the effectiveness of New Wildlife’s security measures could be harmed, and New Wildlife could lose users and may incur significant legal and financial exposure, including legal claims and regulatory fines and penalties. Computer viruses, break-ins, cyberattacks or other security problems could lead to misappropriation of proprietary information and interruptions, delays, or cessation in service to clients. New Wildlife’s primary risks from cyber incidents are expected to include operational interruption, loss of agent and client information, damage to its public image and reputation, and potentially negative impact on the relationships with its agents and clients and on New Wildlife’s financial results.

New Wildlife expects to use artificial intelligence in its business, and challenges with properly managing its development or use could result in reputational harm, competitive harm, and legal liability, and adversely affect New Wildlife’s business, financial condition or results of operations.

New Wildlife expects to incorporate artificial intelligence (“AI”) applications, tools, or technologies into its platform, offerings, services and features, and these may become important in New Wildlife’s operations over time. In 2023, Real launched Leo, an AI-powered assistant that serves as a concierge to its agents and brokers, and in the fourth quarter of 2025, Real launched HeyLeo, an agent assistant that guides buyers through their home search journeys in partnership with a Real agent. New Wildlife plans to continue to use the Leo and HeyLeo products. There are significant risks involved in developing, maintaining, and deploying AI applications, and there can be no assurance that the usage of, or New Wildlife’s investments in, Leo and HeyLeo will always be beneficial to New Wildlife’s products or services, or business, including New Wildlife’s efficiency or profitability. Moreover, the continuous development, maintenance, and operation of Leo and HeyLeo is complex and may involve unforeseen difficulties, including material performance problems, undetected defects, or errors. New Wildlife may not be successful in the ongoing development and maintenance of these applications in the face of novel and evolving technical, reputational, and market factors. New Wildlife’s competitors or other third parties may incorporate AI into their products more quickly or more successfully than New Wildlife, which could impair New Wildlife’s ability to compete effectively and adversely affect New Wildlife’s results of operations. In addition, certain of New Wildlife’s vendors utilize AI tools in connection with the services they provide to New Wildlife, and New Wildlife may grant vendors licenses to use its data to train or improve their AI models. The use of New Wildlife’s data by third-party vendors to train AI models may give rise to intellectual property ownership disputes, confidentiality concerns, or competitive risks if such data or model outputs are used in ways that are not adequately restricted. New Wildlife’s employees may also use AI applications of third parties over which it has no control and may use such third-party AI applications in a manner not authorized by New Wildlife and/or may input confidential or sensitive information, including personal information, into such tools, which may expose that information to third parties or otherwise result in violations of applicable data protection laws. Any such incidents related to New Wildlife’s use of AI applications could adversely affect New Wildlife’s reputation and business, financial condition or results of operations. AI also presents emerging ethical issues, and if New Wildlife’s use of AI becomes controversial, it may experience brand or reputational harm, competitive harm, or legal liability. The rapid evolution of AI technologies will require significant resources to develop, test and maintain New Wildlife’s platform, offerings, services, and features in order to help it implement AI ethically in order to minimize unintended, harmful impacts on consumers. Additionally, New Wildlife’s use of AI may inadvertently violate a third party’s rights, be noncompliant with the applicable terms of use or New Wildlife’s other legal obligations, or result in a security or privacy risk or data leakage. New Wildlife’s use of this technology could result in additional compliance costs, regulatory investigations and actions, and lawsuits. For example, New Wildlife may face claims from third parties claiming infringement of their intellectual property rights or mandatory compliance with open- source software or other license terms with respect to software or other materials or content that New Wildlife believed to be available for use and not subject to license terms or other third-party proprietary rights. Any of these claims could result in legal proceedings and could require New Wildlife to purchase costly licenses, comply with the requirements of third-party licenses, or limit or cease using the implicated software or other materials or content, unless and until New Wildlife can reengineer such software, materials, or content to avoid infringement or change the use of, or remove, the implicated third-party materials, which could reduce or eliminate the value of New Wildlife’s technologies and services. Additionally, New Wildlife’s use of third-party generative AI tools to develop source code, text, images, inventions, or other materials may expose New Wildlife to greater risks than utilizing contracted human developers, as third-party generative AI vendors typically do not provide warranties or indemnities with respect to the output generated by such generative AI tools, and generative AI tools may also hallucinate, providing output that appears correct but is erroneous. The legal and regulatory landscape surrounding AI technologies is rapidly evolving and uncertain, including in the areas of intellectual property, cybersecurity, and privacy and data protection. Compliance with new or changing laws, regulations, or industry standards relating to AI may impose significant costs and may limit New Wildlife’s ability to develop, deploy, or use AI technologies. Finally, the global AI regulatory landscape is increasingly complex, requiring New Wildlife to implement and maintain appropriate controls in order to ensure its compliance with evolving requirements that vary across jurisdictions. If the content, analyses, or recommendations that AI applications assist in producing are or are alleged to be deficient, inaccurate, or biased, or if the applications operate in an unexpected manner, New Wildlife may be exposed to liability under AI regulations, and its business, financial condition, and results of operations may be adversely affected.

New Wildlife’s global operations, including those in Canada, will be subject to risks not generally experienced by its U.S. operations.

The risks involved in New Wildlife’s global operations and relationships could result in losses against which it is not insured and therefore could affect New Wildlife’s profitability. These risks include:

●	fluctuations in foreign currency exchange rates, primarily related to changes in the Canadian dollar and euro to U.S. dollar exchange rates;
●	exposure to local economic conditions, laws and regulations, including those relating to New Wildlife’s employees and agents or the agents of its franchisees;
●	economic and/or credit conditions abroad;
●	potential adverse changes in the political stability of foreign countries or in their diplomatic relations with the United States;
●	business interruptions resulting from geopolitical instability;
●	restrictions on the withdrawal of foreign investments and earnings;
●	government policies against businesses owned by foreigners;
●	diminished ability to legally enforce New Wildlife’s contractual rights in foreign countries;
●	withholding and other taxes on remittances and other payments by subsidiaries; and
●	changes in tax laws regarding taxation of foreign profits.

A significant adoption by consumers of alternatives to full-service agents or loan originators could have a material adverse effect on New Wildlife’s business, prospects and results of operations.

A significant increase in consumer use of technology that eliminates or minimizes the role of the real estate agent could have a materially adverse effect on New Wildlife’s business, prospects and results of operations. These options include cloud-based competitors such as direct-buyer companies that purchase directly from the seller and online discounters who reduce the role of the agent in order to offer sellers a low commission or flat fee while giving rebates to buyers. How consumers want to buy or sell houses will determine in part if these models reduce or replace the long-standing preference for full-service agents. In addition, advances in AI and related technology may accelerate the development of tools that diminish the perceived value of full-service real estate agents.

Risks Related to New Wildlife’s Industry

New Wildlife will be dependent in large part on the health of the residential real estate market and general economic conditions.

New Wildlife’s financial performance is expected to be closely connected to the strength of the residential real estate market, which is subject to a number of general business and macroeconomic conditions beyond New Wildlife’s control.

Macroeconomic conditions that could adversely impact the growth of the real estate market and have a material adverse effect on New Wildlife’s business include, but are not limited to, economic slowdown or recession, increased unemployment, increased energy costs, reductions in the availability of credit or higher interest rates, increased costs of obtaining mortgages, an increase in foreclosure activity, inflation, disruptions in capital markets, declines in the stock market, adverse tax policies or changes in other regulations, lower consumer confidence, lower wage and salary levels, war or terrorist attacks, a health pandemic, natural disasters or adverse weather events, or the public perception that any of these events may occur. Unfavorable general economic conditions, such as a recession or economic slowdown in the United States, Canada or other markets that New Wildlife enters and operates within could negatively affect the affordability of, and consumer demand for, its services, which could have a material adverse effect on its business and profitability. In addition, federal and state governments, agencies and government-sponsored entities could take actions that result in unforeseen consequences to the real estate market or that otherwise could negatively impact New Wildlife’s business.

The real estate market is substantially reliant on the monetary policies of the federal government and its agencies and is particularly affected by the policies of the U.S. Federal Reserve Board, which regulates the supply of money and credit in the United States, which in turn impacts interest rates. Changes in the interest rate environment and mortgage market are beyond New Wildlife’s control, are difficult to predict and could have a material adverse effect on its business and profitability.

New Wildlife’s business may be impacted by interest rates, and changes in prevailing interest rates may have an adverse effect on New Wildlife’s financial results.

The financial performance of New Wildlife’s brokerage business may be adversely affected by changes in prevailing interest rates, which may be impacted by a number of factors. Real’s and REMAX’s businesses have been negatively impacted by rising interest rate environments, and New Wildlife’s business may similarly be affected. As mortgage rates rise, the number of home sale transactions may decrease as potential home sellers choose to stay with their lower mortgage rate rather than sell their home and pay a higher mortgage rate with the purchase of another home. Similarly, in higher interest rate environments, potential homebuyers may choose to rent rather than pay higher mortgage rates. The financial performance of New Wildlife’s mortgage broker business may also be adversely affected by changes in prevailing interest rates. As interest rates fall, refinancing generally becomes a larger portion of the mortgage market. Likewise, as interest rates rise, refinancing generally becomes a smaller portion of the mortgage loan market and demand may also decrease for purchase mortgages as home ownership becomes more expensive. Changes in the interest rate environment and mortgage market are beyond New Wildlife’s control, are difficult to predict and could have a material adverse effect on its business and profitability.

Risks Related to Government Regulation

New Wildlife may face significant risk to its brands and revenue if it fails to maintain compliance with laws and regulations of federal, state, county and foreign governmental authorities or private associations and governing boards.

New Wildlife is expected to operate in the real estate industry, which is a heavily regulated industry subject to complex, federal, state, provincial and local laws and regulations and third-party organizations’ regulations, policies and bylaws. In the United States generally, the laws, rules and regulations that are expected to apply to New Wildlife’s business practices include, without limitation, the Real Estate Settlement Procedures Act (“RESPA”), the federal Fair Housing Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and federal advertising laws as well as comparable state statutes; rules of trade organizations such as the NAR and local MLS, and state and local associations of realtors; licensing requirements and related obligations that could arise from its business practices relating to the provision of services other than real estate brokerage services; privacy regulations relating to its use of personal information collected from the users of its websites; laws relating to the use and publication of information through the Internet; and state real estate brokerage licensing requirements, as well as statutory due diligence, disclosure, record keeping and standard-of-care obligations relating to these licenses. RESPA, along with other laws, governs the payments and referrals associated with residential sales and settlement services, such as mortgages and title services. Violations can result in significant penalties, including fines and legal fees, particularly where RESPA and similar statutes have been invoked by plaintiffs in private litigation for various purposes.

Additionally, the Dodd-Frank Act contains the Mortgage Reform and Anti-Predatory Lending Act (“Mortgage Act”), which imposes a number of additional requirements on lenders and servicers of residential mortgage loans, by amending certain existing provisions and adding new sections to RESPA and other federal laws. It also broadly prohibits unfair, deceptive or abusive acts or practices, and knowingly or recklessly providing substantial assistance to a covered person in violation of that prohibition. The penalties for noncompliance with these laws are also significantly increased by the Mortgage Act, which could lead to an increase in lawsuits against mortgage lenders and servicers.

In Canada, generally, the laws, rules and regulations that are expected to apply to New Wildlife’s business practices include, without limitation, the Trust in Real Estate Services Act (Ontario), the Real Estate Act (Alberta), the Real Estate Services Act (British Columbia), the Real Estate Services Act (Manitoba), the Real Estate Act (Saskatchewan), the British Columbia Financial Services Authority and advertising and other laws, as well as comparable and associated statutes and regulations; rules of regulatory bodies, trade organizations and associations such as the Canadian Real Estate Association, and the real estate associations for each province, including licensing and compliance requirements and related obligations that could arise from New Wildlife’s business practices relating to the provision of services other than real estate brokerage services; privacy regulations relating to New Wildlife’s use of personal information collected from the registered users of New Wildlife’s websites; laws relating to the use and publication of information through the Internet; and provincial real estate brokerage licensing requirements, as well as statutory and common law due diligence, disclosure, record keeping and standard-of-care obligations relating to these licenses and the provision of real estate brokerage services.

Maintaining legal compliance is challenging and increases business costs due to resources required to continually monitor business practices for compliance with applicable laws, rules and regulations, and to monitor changes in the applicable laws themselves.

New Wildlife may not become aware of all the laws, rules and regulations that govern its business, or be able to comply with all of them, given the rate of regulatory changes, ambiguities in regulations, contradictions in regulations between jurisdictions, and the difficulties in achieving both company-wide and region-specific knowledge and compliance.

If New Wildlife fails, or is alleged to have failed, to comply with any existing or future applicable laws, rules and regulations, New Wildlife could be subject to lawsuits and administrative complaints and proceedings, as well as criminal proceedings. Non-compliance could result in significant defense costs, settlement costs, damages and penalties.

New Wildlife’s business licenses could be suspended or revoked, business practices enjoined, or it could be required to modify its business practices, which could materially impair, or even prevent, New Wildlife’s ability to conduct all or any portion of its business. Any such events could also damage New Wildlife’s reputation and impair New Wildlife’s ability to attract and service home buyers, home sellers and agents, as well as its ability to attract brokerages, brokers, teams of agents and agents to New Wildlife, without increasing its costs.

Further, if New Wildlife loses its ability to obtain and maintain all of the regulatory approvals and licenses necessary to conduct its business, New Wildlife’s ability to conduct its business may be harmed. Lastly, any lobbying or related activities that New Wildlife undertakes in response to mitigate liability of current or new regulations could substantially increase New Wildlife’s operating expenses.

New Wildlife could be subject to changes in tax laws and regulations, and challenges to its transfer pricing arrangements that may have a material adverse effect on its business.

New Wildlife will operate and be subject to taxes in the United States and other jurisdictions throughout the world. Changes to federal, state, local or international tax laws on income, sale, use, indirect, or other tax laws, statutes, rules or regulations may adversely affect its effective tax rate, operating results or cash flows.

As an international corporation, New Wildlife will be subject to transfer pricing and other tax regulations designed to ensure that its intercompany transactions are consummated at prices that reflect the economic reality of the relationship between entities and have not been manipulated to produce a desired tax result, that appropriate levels of income are reported as earned by the local entities, and that New Wildlife is taxed appropriately on such transactions. New Wildlife will inherit transfer pricing arrangements from Real and REMAX; Real has had transfer pricing arrangements between Canada and the United States, the two countries where Real’s operations are located, the United States and India, where a number of Real’s employees are located, and the United States and Israel. If taxing authorities challenge New Wildlife’s transfer pricing arrangements, New Wildlife could be subject to additional taxes in one or more jurisdictions, and New Wildlife’s operations may be harmed.

New Wildlife may suffer financial harm and loss of reputation if it does not or cannot comply with applicable laws, rules and regulations concerning the classification and compensation practices for its state brokers and real estate agents.

Real estate professionals in New Wildlife’s brokerage operations are expected to include real estate agents and state brokers that have been retained as independent contractors, either directly or indirectly through third-party entities formed by these independent contractors for their business purposes. With respect to these independent contractors, like most brokerage firms, New Wildlife is expected to be subject to the Internal Revenue Service regulations and applicable state law guidelines regarding independent contractor classification. These regulations and guidelines are subject to judicial and agency interpretation and it might be determined that the independent contractor classification is inapplicable to any of New Wildlife’s affiliated real estate professionals. Further, if federal and/or state legal standards for classification of real estate professionals as independent contractors change or appear to be changing, it may be necessary to modify New Wildlife’s compensation and benefits structure for its affiliated real estate professionals in some or all of its markets, including by paying additional compensation or reimbursing expenses.

In the future, New Wildlife could incur substantial costs, penalties and damages, including back pay, unpaid benefits, taxes, expense reimbursement and legal fees, in defending future challenges by its affiliated real estate professionals to New Wildlife’s employment classification or compensation practices.

If New Wildlife fails to maintain an effective system of internal controls, its ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, New Wildlife will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (“SOX”), and the rules and regulations of the listing standards of Nasdaq. New Wildlife expects to incur significant expenses and devote substantial management efforts toward ensuring compliance with the requirements of Section 404 of SOX, which involves annual assessments of a company’s internal controls over financial reporting, as well as annual independent registered public accounting firm attestation reports on New Wildlife’s internal controls over financial reporting. SOX requires, among other things, that New Wildlife maintain effective disclosure controls and procedures and internal controls over financial reporting. New Wildlife intends to continuously develop and refine its disclosure controls and other procedures that are designed to ensure that information required to be disclosed by it in the reports that it will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to New Wildlife’s principal executive and financial officers. Any of New Wildlife’s controls may become inadequate because of changes in conditions and rapid growth of its business.

Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm New Wildlife’s results of operations or cause it to fail to meet its reporting obligations and may result in a restatement of New Wildlife’s financial statements for prior periods. Any failure to implement and maintain effective internal controls over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports. Ineffective disclosure controls and procedures and internal controls over financial reporting could also cause investors to lose confidence in New Wildlife’s reported financial and other information, which could have a negative effect on the trading price of New Wildlife Common Stock. In addition, if it is unable to continue to meet these requirements, New Wildlife may not be able to remain listed on Nasdaq.

New Wildlife expects to develop new products and services that may be subject to additional state or federal laws or regulations or the authority of the Consumer Financial Protection Bureau and other state and federal regulators.

New Wildlife expects to constantly develop new products and services to make it easier for real estate agents affiliated with it to operate their businesses. These new products and services, including those in the Real Wallet program, may include features that are subject to additional state or federal laws or regulations or the authority of the Consumer Financial Protection Bureau. As a result of New Wildlife’s partnership with a U.S. bank, it may also be indirectly subject to the authority of the bank’s regulators, such as the FDIC. There is also a risk that a state regulator may disagree with New Wildlife’s regulatory interpretations, and determine that it is required to obtain additional financial licenses and comply with additional state laws in order to offer these services to agents in their state. There is no assurance, particularly since New Wildlife may have no experience in the relevant industry, that it will be able to comply with all the rules and regulations related to the product. In particular, there is no assurance that New Wildlife will be able to comply with the rules and regulations related to the Real Wallet or Real Wallet Capital programs or that it will be successful in operating these programs. An examination by a regulatory agency could result in regulatory or enforcement actions that adversely affect the operations of New Wildlife’s business by increasing New Wildlife’s costs, imposing penalties for non-compliance or otherwise limiting New Wildlife’s ability to provide such products and services.

Risks Related to Worldwide Economic Conditions

Current and threatened conflicts could negatively affect the housing market and could lead to lower revenue for New Wildlife.

Current and threatened geopolitical conflicts could disrupt credit and capital markets, reduce consumer confidence and adversely affect the housing market. Any such disruption could reduce demand for New Wildlife’s services and adversely affect its business, financial condition and results of operations. While none of these conflicts has had a material direct impact on Real or REMAX’s consolidated financial performance, the conflicts are still ongoing, and there are many risks and uncertainties in relation to those conflicts that will be outside of New Wildlife’s control. For example, these conflicts have already led and could lead to further market disruptions, including significant volatility in credit and capital markets. In addition, New Wildlife’s Chief Executive Officer lives in Israel, and the conflicts involving Israel could disrupt his ability to continue to serve New Wildlife. Any escalation or expansion of these conflicts, the emergence of new conflicts or any related geopolitical or macroeconomic uncertainty could reduce consumer confidence, which may lead potential homebuyers to decide not to invest in new homes at this time, or sellers to decide to stay in their current homes, and could have a material impact on New Wildlife’s business operations and financial condition and results of operations.

Risks Related to Intellectual Property

New Wildlife’s intellectual property rights are valuable, and any failure or inability to protect them could adversely affect its business.

New Wildlife’s success is expected to depend substantially upon the intellectual property that forms the basis of the products that it will inherit from Real and REMAX, primarily consisting of registered trademarks in multiple jurisdictions (which are critical to New Wildlife’s franchise business model), unpatented proprietary technology, processes, trade secrets, and know-how, as well as inherent copyright of authorship in the source code developed by Real and REMAX. Given the franchise-based nature of New Wildlife’s business, its trademarks and brand names are among its most valuable assets, and the loss, invalidity or unenforceability of any material trademarks could materially and adversely affect New Wildlife’s competitive position. To protect its intellectual property rights, New Wildlife intends to rely upon trade secret, copyright, trademark, passing-off laws and other statutory and common law protections in the United States, and international markets. New Wildlife also intends to protect its intellectual property through the use of non- disclosure agreements (“NDAs”) and other contracts, disclosure and invention assignment agreements, confidentiality procedures, and technical measures. There can be no assurance that these measures will be successful in any given case, particularly in those countries where the laws do not afford New Wildlife protection for its intellectual property rights as robust as those available under Canadian and United States laws. New Wildlife may be unable to prevent the misappropriation, infringement or violation of its intellectual property rights, the breaching of any contractual obligations, or the independent development of intellectual property that is similar to its own, any of which could reduce or eliminate New Wildlife’s competitive advantages, adversely affect New Wildlife’s revenues, or otherwise harm its business. New Wildlife cannot ensure that franchisees and other third parties who hold licenses to its intellectual property will not take actions that adversely affect the value of its intellectual property.

Assertions by third parties of infringement or other violations of New Wildlife’s intellectual property rights could result in significant costs and substantially harm New Wildlife’s business and operating results.

Third parties may in the future assert claims of infringement, misappropriation or other violations of intellectual property rights against New Wildlife. As New Wildlife becomes a public company with increased visibility following the contemplated transactions, and as competition in its market grows, the possibility of such claims may increase. Any such claim against New Wildlife, even those without merit, could cause New Wildlife to incur substantial costs defending against the claim and could distract its management. An adverse outcome of a dispute may require New Wildlife to pay substantial damages, cease making, licensing or using solutions that are alleged to infringe or misappropriate the intellectual property of others, expend additional development resources to attempt to redesign its services or otherwise develop non-infringing technology, which may not be successful, or enter into potentially unfavorable royalty or license agreements in order to obtain the right to use technologies or intellectual property rights. New Wildlife is generally obligated under certain of its agreements with franchisees to indemnify them for expenses or liabilities they incur as a result of third-party intellectual property infringement claims associated with New Wildlife’s platform, and to the extent that any such claim arises as a result of third-party technology New Wildlife has licensed for its platform, New Wildlife may be unable to recover from the applicable licensor any expenses or other liabilities it incurs.

Intellectual property claims are expensive and time consuming to defend and if resolved adversely, could have a significant impact on New Wildlife’s business, financial condition, and operating results.

Each of Real and REMAX are, and New Wildlife intends to continue to be, actively engaged in enforcement and other activities to protect their intellectual property rights, including trademark enforcement actions against alleged infringers and former franchisees continuing to use New Wildlife’s brands after their rights to do so have ceased. If it became necessary to resort to litigation to protect these rights, any proceedings could be burdensome, costly and divert the attention of management and New Wildlife may not prevail. Any repeal or weakening of intellectual property laws or diminishment of procedures available for the enforcement of intellectual property rights in Canada, the United States, or internationally could make it more difficult for New Wildlife to adequately protect its intellectual property rights, negatively impacting their value and increasing the cost of enforcing its rights. Moreover, rapid technological developments, including AI-driven tools, may increase New Wildlife’s exposure to existing intellectual property risks, including theft or unlicensed use, intellectual property disputes and enforcement challenges.

If New Wildlife is unable to protect the confidentiality of its proprietary information and know-how, the value of its technology and products could be adversely affected.

New Wildlife intends to rely upon unpatented proprietary technology, processes, trade secrets and know- how, including proprietary platforms developed internally and by third-party development vendors. Any disclosure to or misappropriation by third parties of its confidential or proprietary information could enable New Wildlife’s competitors to duplicate or surpass New Wildlife’s technological achievements, potentially eroding its competitive position in the market and negatively impacting New Wildlife’s business and operating results.

New Wildlife plans to protect its confidential and proprietary information in part through NDAs and other contracts, disclosure and invention assignment agreements, with all employees, consultants, advisors and any third parties, who have access to its confidential and proprietary information, and it employs confidentiality procedures and technical measures; however, there can be no certainty that these measures or procedures will be sufficient to prevent improper disclosure of such confidential and proprietary information, or to prevent it from falling into the hands of New Wildlife’s competitors and other third parties. In certain instances, the assignment of intellectual property developed on New Wildlife’s behalf may be contingent on New Wildlife’s satisfaction of payment obligations under the applicable vendor agreement, and some confidentiality obligations under vendor agreements may be of limited duration. There can be no certainty that parties to contracts used by New Wildlife to protect its confidential and proprietary information will not be terminated or breached, and New Wildlife may not have adequate remedies for any such termination or breach. Legal remedies may be insufficient or ineffective to meaningfully protect New Wildlife’s confidential and proprietary information or compensate New Wildlife for losses that may occur in the event of unauthorized use or disclosure.

If New Wildlife fails to protect the privacy and personal information of its customers, agents or employees, New Wildlife may be subject to legal claims, government action and damage to its reputation.

New Wildlife will collect and process personal information from consumers, independent contractors and employees, franchisees and their agents and Motto franchisee and loan originators during the normal course of its business. This is expected to include, but not be limited to, social security numbers, annual income amounts and sources, consumer names, addresses, telephone and cell phone numbers and email addresses. For New Wildlife to run its business, it is expected to be essential to store and transmit this sensitive information in its systems and networks. At the same time, New Wildlife is expected to be subject to numerous laws, regulations, and other obligations that require it and like businesses to protect the security of personal information, notify customers and other individuals about New Wildlife’s privacy practices, and limit the use, disclosure, or transfer of personal information across country borders. Regulators in the United States and abroad continue to enact sector-specific and comprehensive new laws or legislative reforms imposing significant privacy and cybersecurity restrictions. The result is that New Wildlife is expected to be subject to increased regulatory scrutiny, additional contractual requirements from corporate customers, and heightened compliance costs. These ongoing changes to privacy and cybersecurity laws, which may vary significantly across jurisdictions, also may make it more difficult for New Wildlife to operate its business and may have a material adverse effect on its operations. For example, in the United States, California enacted the California Consumer Privacy Act, which went into full effect in 2020, imposing comprehensive requirements on organizations that collect and disclose personal information about California residents, and providing certain rights to California consumers to control how those organizations may use their personal information. A number of U.S. states have enacted or are considering similar comprehensive privacy legislation that may apply to New Wildlife’s operations in those states.

Any alleged or actual violations of data protection laws and regulations could result in the loss of new or existing business, litigation, regulatory investigations, the payment of fines, damages, and penalties and damage to New Wildlife’s reputation, any of which could have a material adverse effect on its business, financial condition, and results of operations. New Wildlife could also be adversely affected if legislation or regulations are expanded to require changes in its business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect its business, results of operations or financial condition. New Wildlife cannot know whether any such changes may occur, what form they may take, or what impact they may have on its operations or business. In addition, while New Wildlife will maintain privacy statements on its websites, New Wildlife nonetheless may be subject to legal claims, government action, and damage to its reputation if it acts or is perceived to be acting inconsistently with the terms of its privacy statement, customer expectations, or state, national and international regulations. While New Wildlife conducts due diligence, negotiates contractual provisions and, in many cases, conducts periodic reviews of its vendors and other third parties with whom it shares personal information, New Wildlife’s policies and safeguards could be deemed insufficient if these third parties fail to protect the confidentiality, integrity or availability of that information.

The occurrence of a significant privacy- or data protection-related claim in excess of New Wildlife’s insurance coverage, or which is not covered by its insurance in any given period, could have a material adverse effect on New Wildlife’s financial condition and results of operations during the period. In the event New Wildlife or the vendors with which it contracts to provide services on behalf of New Wildlife’s customers were to suffer a breach of personal information, including as a result of a cyberattack, New Wildlife’s real estate agents and clients could terminate their business with New Wildlife. Furthermore, New Wildlife may be subject to claims to the extent individual employees or independent contractors breach or fail to adhere to New Wildlife’s privacy and data protection policies and practices, and such actions adversely impact any personal information held by the company. New Wildlife’s legal liability could include significant defense costs, settlement costs, damages and penalties, and may harm its reputation with consumers, which could significantly damage its ability to attract customers. Any or all of these consequences would result in a meaningful unfavorable impact on New Wildlife’s brands, business model, revenue, expenses, income and margins.

Risks Related to New Wildlife Common Stock

New Wildlife does not have any control over the research and reports that securities or industry analysts may publish about New Wildlife or its business.

The trading market for the New Wildlife Common Stock is expected to depend, to some extent, on the research and reports that securities or industry analysts publish about New Wildlife or its business. New Wildlife is not expected to have any control over these analysts. If one or more of the analysts who covers New Wildlife should downgrade the New Wildlife Common Stock or change their opinion of New Wildlife’s business prospects, the New Wildlife Common Stock trading price would likely decline. If one or more of these analysts ceases coverage of New Wildlife or fails to regularly publish reports on New Wildlife, it could lose visibility in the financial markets, which could cause New Wildlife’s share price or trading volume to decline.

OTHER RISKS

Additional Risks Related to Real’s Business

You should read and consider the risk factors specific to Real’s business that may also affect New Wildlife after the Closing. These risks are described in Annex H (“Information Concerning Real — Risk Factors”) of this joint proxy statement/prospectus and management information circular in Real’s Annual Report on Form 40-F for the fiscal year ended December 31, 2025, and in Real’s Report of Foreign Private Issuer filed on Form 6-K, which includes its MD&A for the period ended March 31, 2026, which are incorporated by reference into this document. For additional information, see the section entitled “Where You Can Find More Information; Incorporation by Reference,” beginning on page 254 of this joint proxy statement/prospectus and management information circular.

Additional Risks Related to REMAX’s Business

You should read and consider the risk factors specific to REMAX’s business that may also affect New Wildlife after the Closing. These risks are described in REMAX’s Annual Report on Form 10-K for the year ended December 31, 2025, and REMAX’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, which are incorporated by reference into this document, and in other documents that are incorporated by reference into this document. For additional information, see the section entitled “Where You Can Find More Information; Incorporation by Reference,” beginning on page 254 of this joint proxy statement/prospectus and management information circular.

INFORMATION ABOUT THE SPECIAL MEETINGS

INFORMATION ABOUT THE REAL MEETING

Solicitation of Proxies

Information contained in this document is provided in connection with the solicitation of proxies by management of Real for use at the Real Meeting. The Real Meeting will be held virtually on Friday, August 14, 2026, at 10:00 a.m. (Eastern time) at www.virtualshareholdermeeting.com/REAXSPECIAL2026 or a place to which the Real Meeting may be adjourned, for the purposes set forth in the Real Notice of Meeting.

Although it is expected that the solicitation of proxies will be primarily by mail, proxies may also be solicited personally or by telephone, facsimile or other means of electronic communication. In accordance with National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Administrators, arrangements have been made with brokerage houses and other intermediaries, clearing agencies, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the Real Common Shares held of record and Real may reimburse such persons for reasonable fees and disbursements incurred by them in doing so. The costs thereof will be borne by Real. Real has also retained MacKenzie Partners, Inc. as strategic shareholder advisor and proxy solicitation agent and will pay a base fee of $40,000 to MacKenzie Partners, Inc. for their proxy solicitation services in addition to certain out-of-pocket expenses.

This joint proxy statement/prospectus and management information circular is being sent to both registered and non-registered owners of the Real Common Shares, as well as Real Optionholders and Real RSU Holders. If you are a non-registered owner of Real Common Shares, and Real or its agent has sent this joint proxy statement/prospectus and management information circular directly to you, your name and address and information about your holdings or securities, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding Real Common Shares on your behalf.

Real will be mailing this joint proxy statement/prospectus and management information circular to non- objecting Beneficial Real Shareholders directly with the assistance of Broadridge and will pay for intermediaries to deliver proxy-related materials to objecting Beneficial Real Shareholders.

Accompanying this joint proxy statement/prospectus and management information circular (and filed with applicable securities regulatory authorities) are the form(s) of proxy (each an “Instrument of Proxy”) or voting instruction form (“VIF”), as applicable, for use at the Real Meeting. Each holder of Real Securities who is entitled to attend the Real Meeting is encouraged to participate in the Real Meeting and holders of Real Securities are urged to vote, at the meeting or by proxy, on the matters to be considered.

Date of Information and Other References

Unless otherwise indicated, the information in this section of the joint proxy statement/prospectus and management information circular is given as of June 29, 2026.

Real’s financial year end is December 31. Certain totals, subtotals and percentages in this section of the joint proxy statement/prospectus and management information circular may not reconcile due to rounding.

How to Vote

Real Shareholders, Real Optionholders and Real RSU Holders are encouraged to vote in advance of the Real Meeting at www.proxyvote.com.

Even if you currently plan to participate in the Real Meeting, you should consider voting your Real Securities by proxy in advance so that your vote will be counted if you later decide not to attend the Real Meeting or in the event that you are unable to access the Real Meeting for any reason.

Voting Instructions

Voting by Internet

To vote by the Internet, Real Shareholders, Real Optionholders and Real RSU Holders may visit www.proxyvote.com or scan the “QR” code included on the Instrument of Proxy (or VIF provided by an intermediary) to access the website. You will need your 16-digit control number located on the Instrument of Proxy/VIF.

Voting by Mail

Real Shareholders, Real Optionholders and Real RSU Holders may return the completed, signed and dated Instrument of Proxy (or VIF provided by an intermediary) by mail in the business reply envelope to: Data Processing Centre, P.O. Box 3700, STN Industrial Park, Markham, ON L3R 5S5 Canada.

Voting by Telephone

Real Shareholders, Real Optionholders and Real RSU Holders may enter their vote instruction by telephone at 1-800-474-7493 (English) or 1-800-474-7501 (French). You will need your 16-digit control number located on the Instrument of Proxy/VIF.

Appointment and Revocation of Proxies

Appointee Instructions

For Real Shareholders, Real Optionholders and Real RSU Holders, if you would like someone that you designate to attend the virtual meeting and vote on your behalf, you should appoint that person online at www.proxyvote.com as your proxy and provide that person with the appointee identification number and the exact name that you registered. With that appointee identification number and name, your appointee will be able to access the Real Meeting and vote on your behalf.

YOU MUST PROVIDE YOUR APPOINTEE WITH THE EXACT NAME AND EIGHT CHARACTER APPOINTEE IDENTIFICATION NUMBER TO ACCESS THE REAL MEETING. APPOINTEES CAN ONLY BE VALIDATED AT THE REAL MEETING BY USING THE EXACT NAME AND EIGHT CHARACTER APPOINTEE IDENTIFICATION NUMBER.

IF YOU DO NOT CREATE AN EIGHT CHARACTER APPOINTEE IDENTIFICATION NUMBER, YOUR APPOINTEE WILL NOT BE ABLE TO ACCESS THE VIRTUAL MEETING.

Proxy Cut-off

For Real Shareholders, Real Optionholders and Real RSU Holders, you are encouraged to provide your voting instructions or appoint your proxyholder online at www.proxyvote.com in accordance with the instructions on the Instrument of Proxy by no later than 10:00 a.m. (Eastern time), on Wednesday, August 12, 2026, or if the Real Meeting is adjourned, at least forty-eight (48) hours (not including Saturdays, Sundays or statutory holidays in Ontario) prior to the reconvened meeting (the proxy cut-off). If you prefer, you may also complete and return your Instrument of Proxy or VIF to Broadridge at Data Processing Centre, P.O. Box 3700, STN Industrial Park, Markham, ON, L3R 5S5. Broadridge must receive your completed Instrument of Proxy or VIF prior to the proxy deadline.

Providing your voting instructions or voting by the proxy cutoff will ensure your vote is counted at the Real Meeting even if you decide not to attend the Real Meeting or are unable to access it in the event of technical difficulties. If you attend and vote at the Real Meeting during the live webcast, any proxy you have previously given will be revoked.

Changing your Voting Instructions

If you change your mind about how you want to vote your Real Common Shares, Real Options or Real RSUs, you can revoke your Instrument of Proxy or VIF by voting again on the Internet or by telephone or by any other means permitted by law.

Registered Real Shareholders, Real Optionholders and Real RSU Holders can revoke their instructions by delivering a signed written notice executed by such holder or by their attorney authorized in writing or, where such holder is a company, by a duly authorized officer or attorney of that company, and delivered to:

●	Broadridge Investor Communications Corporation at 2601 14th Avenue, Markham, Ontario L3R 0H9, at any time up to and including the last business day preceding the day of the Real Meeting; or
●	the chair of the Real Meeting on the day of the Real Meeting and before any vote in respect of which the proxy is to be used is taken.

Beneficial owners of Real Common Shares who are unable to vote on the Internet or by telephone should consult their intermediary if they wish to revoke their instructions.

A proxy may also be revoked in any other manner provided by law. Any revocation of a proxy will not affect a matter on which a vote is taken before such revocation.

Signature on Proxies

The Instrument of Proxy must be executed by the holder of Real Securities or their duly appointed attorney authorized in writing or, if such holder is a corporation, by a duly authorized officer whose title must be indicated. An Instrument of Proxy signed by a person acting as attorney or in some other representative capacity should indicate that person’s capacity (following their signature) and should be accompanied by the appropriate instrument evidencing qualification and authority to act (unless such instrument has been previously filed with Real).

The Real Securities represented by the enclosed Instruments of Proxy, as applicable, will be voted or withheld from voting on any motion, by ballot or otherwise, in accordance with any indicated instructions. In the absence of such direction, such Real Securities will be voted IN FAVOR OF PASSING THE RESOLUTIONS DESCRIBED IN THE INSTRUMENT OF PROXY AND BELOW. If any amendment or variation to the matters identified in the Real Notice of Meeting is proposed at the Real Meeting or any adjournment or postponement thereof, or if any other matters properly come before the Real Meeting or any adjournment or postponement thereof, the accompanying Instrument of Proxy confers discretionary authority to vote on such amendments or variations or such other matters according to the best judgment of the appointed proxyholder. Unless otherwise stated, the Real Securities represented by valid Instruments of Proxy will be voted in favor of the Arrangement Resolution. As of the date hereof, management of Real knows of no such amendments or variations or other matters to come before the Real Meeting.

Advice to Beneficial Real Shareholders

The information set forth in this section is of importance to many Real Shareholders, as a substantial number of them do not hold Real Common Shares in their own name. Persons who are Beneficial Real Shareholders, meaning that they hold their Real Common Shares through their brokers, intermediaries, trustees or other persons, or who otherwise do not hold their Real Common Shares in their own name, should note that only proxies deposited by Real Shareholders who are registered holders (that is, holders whose names appear on the records maintained by the registrar and transfer agent for the Real Common Shares as registered Real Shareholders) will be recognized and acted upon at the Real Meeting. If Real Common Shares are listed in an account statement provided to a Beneficial Real Shareholder by a broker, those Real Common Shares will, in all likelihood, not be registered in the holder’s name. Such Real Common Shares will more likely be registered under the name of the holder’s broker or an agent of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms). In the United States, the vast majority of such shares are registered under the name of Cede & Co., the registration name for The Depository Trust Company, which acts as nominee for many United States brokerage firms. Real Common Shares held by brokers (or their agents or nominees) on behalf of a broker’s client can only be voted at the direction of the Beneficial Real Shareholder. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the broker’s clients.

Therefore, each Beneficial Real Shareholder should ensure that voting instructions are communicated to the appropriate person in advance of the Real Meeting.

Existing regulatory policy requires brokers and other intermediaries to seek voting instructions from Beneficial Real Shareholders in advance of shareholder meetings. The various brokers and other intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by Beneficial Real Shareholders in order to ensure that their Real Common Shares are voted at the Real Meeting. The voting instruction form supplied to a Beneficial Real Shareholder by his, her or its broker (or the agent of the broker) is substantially similar to the Instrument of Proxy provided directly to registered Real Shareholders. However, its purpose is limited to instructing the registered holder (i.e., the broker or agent of the broker) how to vote on behalf of the Beneficial Real Shareholder. The vast majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“BFS”) in Canada. BFS typically prepares machine-readable VIFs, mails those forms to Beneficial Real Shareholders and asks Beneficial Real Shareholders to return the forms to BFS, or otherwise communicate voting instructions to BFS (by way of the Internet or telephone, for example). BFS then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Real Common Shares to be represented at the Real Meeting. A Beneficial Real Shareholder who receives a BFS VIF cannot use that form to vote Real Common Shares directly at the Real Meeting. The VIFs must be returned to BFS (or instructions respecting the voting of Real Common Shares must otherwise be communicated to BFS) well in advance of the Real Meeting in order to have the Real Common Shares voted. If you have any questions respecting the voting of Real Common Shares held through a broker or other intermediary, please contact that broker or other intermediary for assistance.

Although a Beneficial Real Shareholder may not be recognized directly at the Real Meeting for the purposes of voting Real Common Shares registered in the name of their broker, CDS & Co., Cede & Co. or another intermediary, the Beneficial Real Shareholder may attend the Real Meeting as proxyholder and vote the Real Common Shares in that capacity. Please note that if you are a beneficial owner and wish to vote at the Real Meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the Real Meeting. Beneficial Real Shareholders who wish to attend the Real Meeting and indirectly vote their Real Common Shares as proxyholder, should enter their own names in the blank space on the VIF provided to them and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker.

All references to Real Shareholders in this joint proxy statement/prospectus and management information circular and the accompanying Instrument of Proxy and Real Notice of Meeting are to registered holders unless specifically stated otherwise.

What Proposals Will Be Presented and What is the Required Vote?

At the Real Meeting, you will be asked to vote on one proposal. Your options, and the voting requirements, are set forth below. The Real Board recommends you vote “FOR” the proposal.

Proposal	Voting options	Vote required to adopt the proposal	Can brokers vote without instructions?	Effect of “broker non-votes”
To approve the Arrangement Resolution	For or against	66 2∕3% of the votes cast by Real Shareholders with respect to the proposal	No	No effect
66 2∕3% of the votes cast by Real Shareholders, Real Optionholders and Real RSU Holders, voting together as a single class

The Real Supporting Holders, pursuant to the Real Support Agreements, have agreed, subject to the terms and conditions thereof, to vote their Real Securities in favor of the Arrangement Resolution.

Record Date and Quorum

The Real Board has fixed the record date for the Real Meeting at the close of business on June 29, 2026 (the “Real Record Date”). The holders of Real Securities of record as of the Real Record Date are entitled to receive notice of the Real Meeting and to vote their Real Securities included in the lists of Real Shareholders, Real Optionholders and Real RSU Holders entitled to vote at the Real Meeting prepared as of the Real Record Date.

The quorum for the transaction of business at a meeting of Real Shareholders is two persons who are, or who represent by proxy, Real Shareholders who, in the aggregate, hold at least 5% of the issued Real Common Shares entitled to vote at the Real Meeting.

Voting Securities and Principal Holders of Voting Securities

Holders of Real Securities of record as of the Real Record Date are entitled to receive notice and attend and vote at the Real Meeting. Each Real Security entitled to be voted at the Real Meeting will entitle the holder thereof to one vote at the Real Meeting.

As of the Real Record Date, Real had 217,944,140 issued and outstanding Real Common Shares. The Real Common Shares are the only voting shares of Real. All Real Common Shares represented at the Real Meeting by properly executed proxies will be voted on any matter that may be called for and, where a choice with respect to any matter to be acted upon has been specified in the accompanying Instrument of Proxy, the Real Common Shares represented by the proxy will be voted in accordance with such instructions. In the absence of any such instruction, the persons whose names appear on the printed Instrument of Proxy or VIF, as applicable, will vote in favor of all the matters set out thereon.

As of the Real Record Date, Real had 10,332,842 issued and outstanding Real Options and 41,027,060 issued and outstanding Real RSUs. The Real Options and Real RSUs are entitled to vote on the Arrangement Resolution at the Real Meeting. All Real Options and Real RSUs represented at the Real Meeting by properly executed proxies will be voted on the Arrangement Resolution and, where a choice with respect to such matter has been specified in the accompanying Instrument of Proxy, the Real Options and Real RSUs represented by such proxy will be voted in accordance with such instructions. In the absence of any such instruction, the persons whose names appear on the printed Instrument of Proxy will vote in favor of the Arrangement Resolution.

To the knowledge of the directors and officers of Real, as of the Real Record Date, no person or corporation beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the issued and outstanding Real Common Shares except as stated below.

	Aggregate Number of Real	Percentage of Outstanding
Name	Common Shares(1)	Real Common Shares(2)
Magma Venture Partners GP	23,680,629	10.87%
(1)	The information about Real Common Shares over which control or direction is exercised, not being within the knowledge of Real, is based solely on a Schedule 13F filed by Magma Venture Partners GP with the SEC on May 13, 2026.
(2)	Based on 217,944,140 Real Common Shares issued and outstanding as of the Real Record Date.

Particulars of Matters to be Acted Upon at the Real Meeting

To the knowledge of the Real Board, the only matter to be brought before the Real Meeting is set forth in the accompanying Real Notice of Meeting. This matter is described in more detail under the heading below.

Arrangement Resolution

As set out in the Real Notice of Meeting, at the Real Meeting, Real Securityholders will be asked to consider, pursuant to the Interim Order, and, if deemed acceptable, to pass, with or without variation, the Arrangement Resolution. The Arrangement, the Plan of Arrangement and the terms of the Merger Agreement are summarized in this joint proxy statement/prospectus and management information circular. See the sections entitled “The Merger Agreement” and “The Arrangement,” beginning on pages 133 and 155, respectively, of this joint proxy statement/prospectus and management information circular. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which has been filed by Real under its issuer profiles on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov, and the Plan of Arrangement, which is attached to this joint proxy statement/prospectus and management information circular as Annex B.

In order to become effective, the Arrangement Resolution must be approved by at least (i) 662∕3% of the votes cast on the Arrangement Resolution by Real Shareholders present in person or represented by proxy and entitled to vote at the Real Meeting, and (ii) 662∕3% of the votes cast on the Arrangement Resolution by Real Shareholders, Real Optionholders and Real RSU Holders present in person or represented by proxy and entitled to vote at the Real Meeting, voting together as a single class. The full text of the Arrangement Resolution is set forth in Annex A to this joint proxy statement/prospectus and management information circular. It is a condition to the implementation of the Arrangement that the Arrangement Resolution be approved at the Real Meeting. If the Arrangement Resolution is not approved at the Real Meeting, the Arrangement will not be implemented.

If Real has obtained the Required Real Securityholder Vote, REMAX has obtained the Required REMAX Stockholder Vote, the Final Order approving the Arrangement has been issued by the Arrangement Court and the other applicable conditions to Closing disclosed under the section entitled “The Merger Agreement — Conditions to the Closing of the Contemplated Transactions,” beginning on page 144 of this joint proxy statement/prospectus and management information circular, are satisfied or waived, the Arrangement will take effect commencing at the Arrangement Effective Time, which will be following the RIHI Merger and before the Mergers on the date of the Closing (which is expected to occur during the second half of 2026).

The Real Board unanimously approved the Arrangement and the entering into of the Merger Agreement and unanimously recommends that Real Securityholders vote “FOR” the Arrangement Resolution. See the section entitled “The Contemplated Transactions — Recommendation of the Real Board; Real’s Reasons for the Contemplated Transactions,” beginning on page 98 of this joint proxy statement/prospectus and management information circular.

The people named in the enclosed proxy will vote “FOR” the Arrangement Resolution unless instructed to vote against the Arrangement Resolution.

Other Business

As of the date of this joint proxy statement/prospectus and management information circular, management of Real is not aware of any other items of business to be considered at the Real Meeting. If other matters are properly brought up at the Real Meeting, Real Shareholders can vote as they see fit and the enclosed proxy will be voted on such matters in accordance with the best judgment of the persons named in such proxies.

Real Dissenting Holders’ Rights

Pursuant to the Interim Order, Registered Real Shareholders as at the close of business on the Real Record Date have the right to dissent with respect to the Arrangement Resolution and, if the Arrangement becomes effective, to be paid the fair value of their Real Common Shares in accordance with the provisions of Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order and the Plan of Arrangement. A Registered Real Shareholder as at the close of business on the Real Record Date wishing to exercise rights of dissent with respect to the Arrangement must send to Real a written objection to the Arrangement Resolution, which written objection must be sent to Real c/o Gowling WLG (Canada) LLP, 550 Burrard Street, Suite 2300, Bentall 5, Vancouver, BC V6C 2B5 Canada, Attention: Martin Palleson by 4:00 p.m. (Vancouver time) on or before August 12, 2026 (or, if the Real Meeting is not held on August 14, 2026, by 4:00 p.m. (Vancouver time) on the business day that is two business days immediately preceding the Real Meeting), and must otherwise strictly comply with the dissent procedure set forth in Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order and the Plan of Arrangement.

For more information, see the section entitled “Appraisal Rights — Real Dissenting Holders’ Rights,” beginning on page 235 of this joint proxy statement/prospectus and management information circular. The text of Division 2 of Part 8 of the BCBCA, which will be relevant in any dissent proceeding, is set forth in Annex C (“Dissent Provisions of the BCBCA”) of this joint proxy statement/prospectus and management information circular.

Questions and Additional Information

If you have additional questions about the Contemplated Transactions, need assistance in submitting your Instrument of Proxy or VIF or voting your Real Securities or need additional copies of this joint proxy statement/prospectus and management information circular or the enclosed Instrument(s) of Proxy, please contact MacKenzie Partners, Inc., Real’s proxy solicitation agent, by telephone at 1-800-322-2885 (toll-free in North America) or 212-928-5500 (for collect calls outside of North America) or by email at proxy@mackenziepartners.com.

INFORMATION ABOUT THE REMAX MEETING

Time, Place and Purpose of the REMAX Meeting

This joint proxy statement/prospectus and management information circular is being furnished to REMAX Stockholders as part of the solicitation of proxies by the REMAX Board, for use at the REMAX Meeting to be held virtually on August 14, 2026, at 8:00 a.m. (Mountain time), at www.virtualshareholdermeeting.com/RMAX2026SM or at any postponement, continuation or adjournment thereof. At the REMAX Meeting, REMAX Stockholders will be asked to consider and vote on (i) the Share Issuance Proposal, (ii) the Merger Proposal, (iii) the Compensation Proposal and (iv) the Adjournment Proposal.

REMAX Stockholders must approve the Share Issuance Proposal and the Merger Proposal in order for the Contemplated Transactions to occur. If REMAX Stockholders fail to approve the Share Issuance Proposal or the Merger Proposal, none of the Contemplated Transactions will occur. A copy of the RIHI Merger Agreement is attached as Annex F to this joint proxy statement/prospectus and management information circular. A copy of the Merger Agreement is attached as Annex D to this joint proxy statement/ prospectus and management information circular. You are encouraged to read the RIHI Merger Agreement and the Merger Agreement carefully and in their entirety.

Record Date and Quorum

REMAX has set the close of business on July 6, 2026, as the record date for the REMAX Meeting, and only holders of record of REMAX Common Stock on the REMAX Record Date are entitled to vote at the REMAX Meeting. You are entitled to receive notice of, and to vote at, the REMAX Meeting if you are a stockholder of record of shares of REMAX Common Stock as of the close of business on the REMAX Record Date. As of the close of business on the REMAX Record Date, there were 21,317,742 shares of REMAX Class A Common Stock and one share of REMAX Class B Common Stock outstanding and entitled to vote. Holders of REMAX Class A Common Stock are entitled to one vote per share of REMAX Class A Common Stock held as of the REMAX Record Date. RIHI, as the holder of the sole outstanding share of REMAX Class B Common Stock, is entitled to one vote for each RMCO Common Unit owned by RIHI as of the REMAX Record Date. As of the close of business on the REMAX Record Date, RIHI owned an aggregate of 12,559,600 RMCO Common Units, representing 12,559,600 votes at the REMAX Meeting.

The presence, in person or represented by proxy duly authorized, of the holders of a majority of the voting power of all the shares of stock entitled to vote at the REMAX Meeting constitutes a quorum for the purposes of the REMAX Meeting. Abstentions and broker non-votes, if any, are counted as present for purposes of establishing a quorum. A quorum is necessary to transact business at the REMAX Meeting.

In the absence of a quorum, the REMAX Meeting may be adjourned from time to time by the vote of the holders of a majority of the voting power represented at the meeting or by the chair of the meeting, without notice other than by announcement at the meeting, until a quorum is present or represented, unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting.

Attendance

Only REMAX Stockholders of record as of the close of business on the REMAX Record Date, their duly authorized proxy holders, beneficial owners with proof of ownership and guests of REMAX may attend the REMAX Meeting. The REMAX Meeting is completely virtual. You may participate in the REMAX Meeting by visiting the following website: www.virtualshareholdermeeting.com/RMAX2026SM. In order to attend, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. The meeting webcast will begin promptly at 8:00 a.m. (Mountain time). You are encouraged to access the meeting prior to the start time. Online check-in will begin at 7:45 a.m. (Mountain time), and you should allow ample time for check-in procedures. If you hold your shares through a bank or broker, instructions should also be provided on the voting instruction card provided by your bank or brokerage firm. If you lose your 16-digit control number, you may join the REMAX Meeting as a “Guest,” but you will not be able to vote, ask questions, or access the list of stockholders as of the REMAX Record Date.

Vote Required

The Share Issuance Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of REMAX Class A Common Stock and REMAX Class B Common Stock present in person or represented by proxy at the REMAX Meeting and entitled to vote thereon, voting together as a single class. You may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the Share Issuance Proposal, if your shares of REMAX Common Stock are present at the REMAX Meeting but are not voted on the Share Issuance Proposal, or if you have given a proxy and abstained on the Share Issuance Proposal, the shares of REMAX Common Stock held by you or your bank, brokerage firm or other nominee will have the same effect as a vote “AGAINST” the Share Issuance Proposal. If you fail to submit a proxy or to vote in person at the REMAX Meeting, as applicable, your shares of REMAX Common Stock will not be counted in determining the outcome of, and will not have an effect on, the Share Issuance Proposal.

The Merger Proposal requires the affirmative vote of holders of a majority of the voting power of all outstanding shares of REMAX Class A Common Stock and REMAX Class B Common Stock entitled to vote thereon, voting together as a single class. You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you fail to submit a valid proxy or to vote during the REMAX Meeting, or if you vote to abstain in connection with the Merger Proposal, it will have the same effect as a vote “AGAINST” the Merger Proposal.

The Compensation Proposal requires the affirmative vote of a majority of the votes cast on the proposal by the holders of shares of REMAX Class A Common Stock and REMAX Class B Common Stock entitled to vote thereon, voting together as a single class. You may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the Compensation Proposal, if your shares of REMAX Common Stock are present at the REMAX Meeting but are not voted on the Compensation Proposal, or if you have given a proxy and abstained on the Compensation Proposal, or if you fail to submit a proxy or to vote during the REMAX Meeting, as applicable, the shares of REMAX Common Stock held by you or your bank, brokerage firm or other nominee will not be counted as votes cast, and will not have an effect on, the Compensation Proposal.

The Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal by the holders of shares of REMAX Class A Common Stock and REMAX Class B Common Stock entitled to vote thereon, voting together as a single class; except that, in the absence of a quorum, the Adjournment Proposal requires the vote of the holders of a majority of the voting power of the REMAX Common Stock represented at the meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the Adjournment Proposal, if a quorum is present, if your shares of REMAX Common Stock are present at the REMAX Meeting but are not voted on the Adjournment Proposal, or if you have given a proxy and abstained on the Adjournment Proposal, or if you fail to submit a proxy or to vote during the REMAX Meeting, as applicable, the shares of REMAX Common Stock held by you or your bank, brokerage firm or other nominee will not be counted as votes cast, and will not have an effect on, the Adjournment Proposal.

If your shares are registered directly in your name with REMAX’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares, the stockholder of record. If you are a stockholder of record, this joint proxy statement/prospectus and management information circular and the enclosed proxy card have been sent directly to you by REMAX.

If your shares are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of such shares held in “street name.” In that case, this joint proxy statement/prospectus and management information circular has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the approval of the Share Issuance Proposal, the Merger Proposal, the Compensation Proposal and the Adjournment Proposal. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokerage firms and other nominees are not empowered to vote those shares on non-routine matters. Accordingly, broker non-votes are not expected at the REMAX Meeting.

As of the REMAX Record Date, the directors and executive officers of REMAX beneficially owned and were entitled to vote, in the aggregate, 1,227,874 shares of REMAX Class A Common Stock and one share of REMAX Class B Common Stock, representing approximately 40.70% of the voting power of the outstanding shares of REMAX Common Stock as of the close of business on the REMAX Record Date. The directors and executive officers of REMAX have informed REMAX that they currently intend to vote all such shares of REMAX Common Stock entitled to vote “FOR” the Share Issuance Proposal, “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal. In addition, the REMAX Supporting Holders, pursuant to the REMAX Support Agreement, agreed, subject to the terms and conditions thereof, to vote their shares of REMAX Common Stock in favor of the Merger Proposal and the Share Issuance Proposal. As of the REMAX Record Date, the directors and executive officers of Real did not own any shares of REMAX Class A Common Stock.

Proxies and Revocations

If you are a stockholder of record, you may have your shares voted on matters presented at the REMAX Meeting in any of the following ways:

●	by signing and returning the enclosed proxy card in the accompanying prepaid reply envelope;
●	by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by 9:59 p.m. (Mountain time) on August 13, 2026. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible; or
●	by attending the REMAX Meeting, by following the instructions available on the meeting website.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted.

Please note that if you are a beneficial owner and wish to vote at the REMAX Meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the REMAX Meeting.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with the Corporate Secretary of REMAX by the time the REMAX Meeting begins. To make an election to receive the Stock Election Consideration or the Per Share Cash Price, you must submit a REMAX Election Form, properly completed and signed, including duly executed transmittal materials included therein, to the Exchange Agent prior to the REMAX Election Deadline. If you do not submit a properly completed REMAX Election Form prior to the REMAX Election Deadline or you revoke your election prior to the REMAX Election Deadline, you will be treated as having elected to receive the Stock Election Consideration. After the Mergers are completed, a separate letter of transmittal (the “REMAX Letter of Transmittal”) will be mailed to each holder of record of a share of REMAX Class A Common Stock who has not previously submitted such share in connection with submission of a REMAX Election Form, that will enable you to receive the applicable Merger Consideration.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the REMAX Meeting to which you are entitled to vote.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” each of the proposals upon which you are entitled to vote.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date or time through any of the methods available to you, by signing and returning a new proxy card at a later date or time, by attending the REMAX Meeting and voting in person, or by giving written notice of revocation to REMAX prior to the time the REMAX Meeting begins. Written notice of revocation should be mailed to: RE/MAX Holdings, Inc., Attention: Corporate Secretary, 5075 South Syracuse Street, Denver, Colorado 80237. If you have instructed a bank, brokerage firm or other nominee to vote your shares, you may revoke your proxy by following the directions received from your bank, brokerage firm or other nominee to change those instructions.

If you have any questions or need assistance voting your shares, please contact D.F. King, REMAX’s proxy solicitor, by telephone or by email at REMAX@dfking.com. Banks and brokers call collect: +1 (212) 257-2092; stockholders and all others call toll free: +1 (800) 870-0653.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF REMAX CLASS A COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE REMAX MEETING, PLEASE SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET. REMAX STOCKHOLDERS WHO ATTEND THE REMAX MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Adjournments and Postponements

Although it is not currently expected, the REMAX Meeting may be adjourned on one or more occasions for the purpose of soliciting additional proxies if there are insufficient votes at the time of the REMAX Meeting to approve the Share Issuance Proposal or the Merger Proposal or if a quorum is not present at the REMAX Meeting. However, the Merger Agreement provides that REMAX may not adjourn the REMAX Meeting for more than an aggregate of 20 business days without Real’s consent. Any adjournment of the REMAX Meeting for the purpose of soliciting additional proxies will allow REMAX Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the REMAX Meeting as adjourned.

REMAX may also postpone or adjourn the REMAX Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that REMAX has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by REMAX Stockholders prior to the REMAX Meeting.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal. In addition, under the REMAX bylaws, in the absence of a quorum, the REMAX Meeting may be adjourned from time to time by the vote of the holders of a majority of the voting power represented at the meeting or by the chair of the meeting. The chair of the REMAX Meeting also has the power to adjourn or recess the REMAX Meeting from time to time, whether or not REMAX Stockholders have approved the Adjournment Proposal.

Solicitation of Proxies; Payment of Solicitation Expenses

REMAX has engaged D.F. King to assist in the solicitation of proxies for the REMAX Meeting. REMAX estimates that it will pay D.F. King a fee of $25,000 for acting as proxy solicitor in connection with the REMAX Meeting and a fee of $25,000 for acting as information agent in connection with the Election, and may pay D.F. King an additional success fee of up to $100,000 to be determined by REMAX in its sole discretion. REMAX has agreed to reimburse D.F. King for certain out-of-pocket fees and expenses and also will indemnify D.F. King against certain losses, claims, damages, liabilities or expenses. REMAX also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of REMAX Common Stock. REMAX’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Appraisal Rights of REMAX Stockholders

Pursuant to Section 262 of the DGCL, stockholders of record and beneficial owners of shares of REMAX Common Stock who (i) do not vote in favor of the Merger Proposal nor consent thereto in writing, (ii) properly demand appraisal of their shares of REMAX Common Stock and who do not properly withdraw or otherwise lose their rights to appraisal, (iii) continuously hold or beneficially own such shares through the First Merger Effective Time, and (iv) comply with all other requirements under Section 262 of the DGCL, will be entitled to have such shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the First Merger, together with interest, if any, to be paid on the amount to be determined to be fair value, as determined by the Delaware Court of Chancery. It is possible that the “fair value” as determined by the Delaware Court of Chancery through an appraisal proceeding may be more or less than, or the same as, the Merger Consideration.

REMAX Stockholders (including beneficial owners of REMAX Common Stock) who wish to exercise their appraisal rights must make a demand for appraisal prior to the time the Required REMAX Stockholder Vote is taken on the Merger Proposal.

In connection with the RIHI Merger, holders and beneficial owners of shares of RIHI Common Stock may be entitled to appraisal rights under Section 262 of the DGCL. A description of the appraisal rights available to holders of shares of RIHI Common Stock in connection with the RIHI Merger, including the procedures that must be followed to perfect such rights, will be set forth in a separate document to be provided to holders of shares of RIHI Common Stock in connection with the RIHI Merger. Holders of shares of RIHI Common Stock are not entitled to appraisal rights with respect to the Merger Proposal.

You are encouraged to read Section 262 of the DGCL carefully and in its entirety. Due to the complexity of the procedures for exercising your appraisal rights, holders and beneficial owners of REMAX Common Stock who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in the loss of appraisal rights. For more information, see the section entitled “Appraisal Rights — REMAX Stockholders’ Appraisal Rights” beginning on page 237 of this joint proxy statement/prospectus and management information circular and the text of Section 262 of the DGCL reproduced in its entirety as Annex G to this joint proxy statement/prospectus and management information circular.

Questions and Additional Information

If you have additional questions about the Contemplated Transactions, need assistance in submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus and management information circular or the enclosed proxy card, please contact D.F. King, REMAX’s proxy solicitor, by telephone or by email at REMAX@dfking.com. Banks and brokers call collect: +1 (212) 257‑2092; stockholders and all others call toll free: +1 (800) 870-0653.

THE PARTIES TO THE CONTEMPLATED TRANSACTIONS

The Real Brokerage Inc.

701 Brickell Avenue, 17th Floor

Miami, Florida 33131

Telephone: (305) 306-9553

Real is a company organized under the laws of the Province of British Columbia, Canada, and is a real estate experience company working to make life’s most complex transactions simpler. This fast-growing company combines essential real estate, mortgage and closing services with powerful technology to deliver a single seamless end-to-end consumer experience, guided by trusted agents. With a presence in all 50 U.S. states, the District of Columbia and five Canadian provinces, Real supports more than 34,000 agents who use its digital brokerage platform and tight-knit professional community to power their own forward-thinking businesses. The Real Common Shares trade on Nasdaq under the symbol “REAX.”

For more information about Real, please visit www.onereal.com. The information provided on Real’s website is not part of this joint proxy statement/prospectus and management information circular and is not incorporated herein by reference. See Annex H (“Information Concerning Real”) of this joint proxy statement/prospectus and management information circular. Additional information about Real may be included in the documents incorporated by reference into this joint proxy statement/prospectus and management information circular. See the section entitled “Where You Can Find More Information; Incorporation by Reference,” beginning on page 254 of this joint proxy statement/prospectus and management information circular.

RE/MAX Holdings, Inc.

5075 S. Syracuse Street

Denver, Colorado 80237

(303) 770-5531

REMAX is a corporation organized under the laws of the State of Delaware. REMAX is one of the world’s leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX® brand, and mortgage brokerages within the U.S. under the Motto® Mortgage brand. REMAX was founded in 1973 by Dave and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Now with more than 145,000 agents in nearly 8,500 offices and a presence in more than 120 countries and territories, nobody in the world sells more real estate than REMAX, as measured by total residential transaction sides. Dedicated to innovation and change in the real estate industry, REMAX launched Motto Franchising, LLC, a ground breaking mortgage brokerage franchisor, in 2016. Motto Mortgage, the first and only national mortgage brokerage franchise brand in the U.S., has offices across more than 40 states. REMAX’s Class A Common Stock is listed on the NYSE under the symbol “RMAX.”

REMAX’s website is www.remax.com. The information provided on REMAX’s website is not part of this joint proxy statement/prospectus and management information circular and is not incorporated herein by reference. See Annex I (“Information Concerning REMAX”) to this joint proxy statement/prospectus and management information circular for additional information concerning REMAX. Additional information about REMAX is also included in the documents incorporated by reference into this joint proxy statement/ prospectus and management information circular. See the section entitled “Where You Can Find More Information; Incorporation by Reference,” beginning on page 254 of this joint proxy statement/prospectus and management information circular.

Rome Wildlife, Inc.

c/o The Real Brokerage Inc.

701 Brickell Avenue, 17th Floor

Miami, Florida 33131

Telephone: (305) 306-9553

New Wildlife is a Delaware corporation and a direct wholly owned subsidiary of Real. New Wildlife was incorporated on April 24, 2026, solely for the purpose of effecting the Contemplated Transactions, and will be renamed “Real REMAX Group Inc.” in connection with the Contemplated Transactions. Pursuant to the Merger Agreement, (1) the Arrangement will occur, and (2) Merger Sub I will merge with and into REMAX, with REMAX surviving, and thereafter REMAX will merge with and into Merger Sub II, with Merger Sub II surviving, so that as a result of the Contemplated Transactions, Real and REMAX will become wholly owned subsidiaries of New Wildlife. In connection with the Contemplated Transactions, New Wildlife will become a publicly traded corporation, and former Real Shareholders and former REMAX Stockholders who make (or are deemed to have made) the Stock Election will own shares of New Wildlife Common Stock. Until the Closing, New Wildlife will not conduct any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including in connection with the Arrangement and the Mergers. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” beginning on page 194 and Annex J (“Information Concerning the Combined Company”) of this joint proxy statement/prospectus and management information circular for additional information concerning New Wildlife.

Wildlife Acquisition I Corp.

c/o The Real Brokerage Inc.

701 Brickell Avenue, 17th Floor

Miami, Florida 33131

Telephone: (305) 306-9553

Merger Sub I is a corporation organized under the laws of the State of Delaware and a direct, wholly owned subsidiary of New Wildlife, formed solely for the purpose of effecting the Contemplated Transactions. Merger Sub I has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the Contemplated Transactions. As a result of the First Merger, Merger Sub I will be merged with and into REMAX, with REMAX surviving as a wholly owned subsidiary of New Wildlife.

Wildlife Acquisition II LLC

c/o The Real Brokerage Inc.

701 Brickell Avenue, 17th Floor

Miami, Florida 33131

Telephone: (305) 306-9553

Merger Sub II is a limited liability company organized under the laws of the State of Delaware and a direct, wholly owned subsidiary of New Wildlife, formed solely for the purpose of effecting the Contemplated Transactions. Merger Sub II has not carried out any activities or operations to date, except for those activities incidental to its formation or undertaken in connection with the Contemplated Transactions. As a result of the Second Merger, REMAX will be merged with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of New Wildlife.

1587802 B.C. Unlimited Liability Company

c/o The Real Brokerage Inc.

701 Brickell Avenue, 17th Floor

Miami, Florida 33131

Telephone: (305) 306-9553

Bidco is an unlimited liability company organized under the laws of the Province of British Columbia, Canada that was incorporated on April 24, 2026. Bidco is a direct wholly owned subsidiary of New Wildlife, formed solely for the purpose of effecting the Contemplated Transactions. Bidco has not carried out any activities or operations to date, except for those activities incidental to its formation or undertaken in connection with the Contemplated Transactions. In accordance with the Plan of Arrangement and upon completion of the Arrangement, Real will become a wholly owned subsidiary of Bidco.

RIHI, Inc.

c/o RE/MAX Holdings, Inc.

5075 S. Syracuse Street

Denver, Colorado 80237

(303) 770-5531

RIHI is a corporation organized under the laws of the State of Delaware. RIHI owns 12,559,600 of the outstanding RMCO Common Units and, through its ownership of the sole outstanding share of REMAX Class B Common Stock, holds, as of April 30, 2026, approximately 37.2% of the voting power of REMAX Common Stock. Dave Liniger, the chairman of the REMAX Board, is one of the two members of RIHI’s board of directors, and Mr. Liniger and his spouse beneficially own approximately 83.6% of the total outstanding shares of RIHI Common Stock. RIHI is party to the RIHI TRA with REMAX. By operation of the RIHI Merger, (i) RIHI Merger Sub I will merge with and into RIHI, with RIHI surviving as a wholly owned subsidiary of REMAX, and (ii) as soon as practicable following the First RIHI Merger, RIHI will merge with and into RIHI Merger Sub II, with RIHI Merger Sub II surviving as a wholly owned subsidiary of REMAX.

Rhino Merger Sub I, Inc.

c/o RE/MAX Holdings, Inc.

5075 S. Syracuse Street

Denver, Colorado 80237

(303) 770-5531

RIHI Merger Sub I is a corporation organized under the laws of the State of Delaware, and a direct, wholly owned subsidiary of REMAX, formed solely for the purpose of effecting the RIHI Merger. RIHI Merger Sub I has not carried out any activities or operations to date, except for those activities incidental to its formation or undertaken in connection with the RIHI Merger. As a result of the First RIHI Merger, RIHI Merger Sub I will be merged with and into RIHI, with RIHI surviving as a wholly owned subsidiary of REMAX.

Rhino Merger Sub II, LLC

c/o RE/MAX Holdings, Inc.

5075 S. Syracuse Street

Denver, Colorado 80237

(303) 770-5531

RIHI Merger Sub II is a limited liability company organized under the laws of the State of Delaware, and a direct, wholly owned subsidiary of REMAX, formed solely for the purpose of effecting the RIHI Merger. RIHI Merger Sub II has not carried out any activities or operations to date, except for those activities incidental to its formation or undertaken in connection with the RIHI Merger. As a result of the Second RIHI Merger, RIHI will be merged with and into RIHI Merger Sub II, with RIHI Merger Sub II surviving the Second RIHI Merger as a wholly owned subsidiary of REMAX.

THE CONTEMPLATED TRANSACTIONS

The following is a summary of the material aspects of the Contemplated Transactions. This summary and the descriptions of the Contemplated Transactions that can be found elsewhere in this joint proxy statement/ prospectus and management information circular are qualified in their entirety by the full texts of the Merger Agreement and the RIHI Merger Agreement, a copy of each of which is attached as Annex D and Annex F, respectively, to this joint proxy statement/prospectus and management information circular and which are incorporated herein by reference. You are encouraged to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Real or REMAX. Such information can be found elsewhere in this joint proxy statement/prospectus and management information circular and in the public filings Real and REMAX make with the SEC and on SEDAR+, as applicable, as described in the section entitled “Where You Can Find More Information; Incorporation by Reference” beginning on page 254 of this joint proxy statement/prospectus and management information circular.

Overview

As explained in greater detail below, pursuant to the terms of the Plan of Arrangement and the Merger Agreement, (i) Real has formed a new holding company (New Wildlife) to be renamed Real REMAX Group Inc.; (ii) Real Shareholders will receive one share of New Wildlife Common Stock(1) for each existing Real Common Share; and (iii) REMAX Stockholders will have the right to elect to receive, for each share of REMAX Class A Common Stock, 5.150 shares(2) of New Wildlife Common Stock or the Per Share Cash Price, subject to proration such that the aggregate cash proceeds to be delivered to REMAX Stockholders will be no less than $60 million and no greater than $80 million. Following the Closing, former Real Shareholders are expected to own approximately 60% of the combined company,    and    former REMAX Stockholders    are expected to own approximately 40%, in each case on a fully exchanged and diluted basis, assuming the payment of the $80 million maximum available Cash Election Consideration to REMAX Stockholders. See the section entitled “The Merger Agreement,” beginning on page 133 of this joint proxy statement/ prospectus and management information circular.

Background of the Contemplated Transactions

The following chronology summarizes the key meetings, negotiations, discussions, and actions of the parties and their representatives that led to the execution of the Merger Agreement. As described more fully below, the Merger Agreement was the result of a process involving outreach to and engagement with multiple potential counterparties, culminating in a final negotiation phase in which the two remaining counterparties submitted multiple proposals. Unless otherwise indicated, all meetings of the REMAX Board of Directors and committees described below were held by means of remote communication. The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of REMAX and Real. The following is not, and does not purport to be, a comprehensive description or catalogue of every interaction among the parties, their respective boards of directors, committees, or their respective advisors and representatives, but instead describes the material events leading to the execution of the Merger Agreement.

The REMAX Board and members of REMAX’s senior management team regularly review REMAX’s operations, financial performance, future growth prospects, and strategic plans, as well as the macroeconomic environment and developments in the industry, including the competitiveness of other market participants providing residential real estate brokerage services. These reviews include consideration of the potential benefits and risks of commercial, partnership, and other strategic opportunities compared to REMAX continuing to execute on its strategy as a standalone company, taking into account business, competitive, regulatory, financing, and economic developments in the residential real estate brokerage industry and the broader housing market. As part of the ongoing consideration and evaluation of REMAX’s long-term strategic goals and plans, REMAX has periodically considered specific strategic opportunities, including possible business combinations and other strategic alternatives, such as remaining independent, pursuing acquisitions and divestitures, or engaging in strategic combinations with other industry participants in either the public or private markets.

On an ongoing basis, senior executives of REMAX and Real maintained familiarity with each other’s business and met periodically at industry conferences and events to discuss trends and developments in the residential real estate sector.

(1)	To be adjusted to reflect the 10-for-1 Share Consolidation of Real pursuant to the Arrangement.
(2)	To be adjusted prior to the First Merger Effective Time to reflect the 10-for-1 Share Consolidation by dividing 5.150 by 10.

On March 8, 2024, in connection with ordinary course commercial arrangements, REMAX and Real entered into a non-disclosure agreement (“NDA”) for the sharing of confidential information. In further conversations over the next several months, REMAX and Real also discussed the preliminary terms of a potential strategic transaction and, on June 21, 2024, REMAX received a non-binding proposal from Real for a combination between Real and REMAX involving Real’s issuance of all stock consideration valuing REMAX Common Stock at $12.50 per share. The REMAX Board discussed the proposal, but REMAX decided not to pursue a potential transaction with Real at that time.

REMAX also had preliminary discussions with other third parties from time to time concerning potential strategic transactions, including with an investment management firm (referred to herein as “Party A”), who had also discussed potential strategic investment opportunities concerning REMAX with another private equity firm (referred to herein as “Party B”). Both Party A and Party B have investments in various operating businesses adjacent to the real estate agency sector, but none of these prior discussions had led to a definitive proposal for a transaction.

On May 22, 2025, members of REMAX’s senior management and representatives of Party A met to explore a potential commercial partnership as well as broader strategic opportunities. On June 27, 2025, an additional meeting occurred between members of REMAX management and representatives of Party A to further evaluate a potential commercial partnership and further explore a potential strategic transaction. On September 4, 2025, representatives of Party A reached out to Karri Callahan, the chief financial officer of REMAX, and on September 8, 2025, representatives of Party A and Ms. Callahan had a call to discuss a potential strategic transaction. Over the next several weeks, Party A and REMAX had additional conversations regarding Party A’s possible interest in a strategic transaction that did not lead to a definitive proposal.

During a phone call on or around September 24, 2025, the chief executive officer of a competitor of REMAX (referred to herein as “Party C”) had a conversation with Adam Contos regarding consolidation in the residential real estate sector in light of the recent announcement of the transaction between Compass, Inc. and Anywhere Real Estate Inc. Mr. Contos is the former chief executive officer of REMAX and a personal advisor to David L. Liniger, the chairman of the REMAX Board.

The discussion between Mr. Contos and the chief executive officer of Party C included, among other things, the possibility of a strategic transaction between Party C and REMAX. Mr. Contos suggested that the chief executive officer of Party C should contact Erik Carlson, the chief executive officer of REMAX, to pursue these conversations further.

Mr. Contos provided an update regarding the outreach from Party C to Mr. Liniger.

On September 26, 2025, Mr. Contos updated Mr. Carlson regarding Party C’s interest in considering a strategic transaction and also mentioned Mr. Liniger’s interest in potentially pursuing a transaction that would provide liquidity for the stockholders of RIHI.

RIHI is the primary investment vehicle through which Mr. Liniger and his spouse beneficially own REMAX Common Stock. As of September 26, 2025, RIHI beneficially owned approximately 38.5% of the outstanding REMAX Common Stock, and Mr. Liniger and his spouse owned approximately 83.6% of the outstanding shares of RIHI Common Stock.

On September 29, 2025, the outside directors of the REMAX Board, consisting of all Board members other than Mr. Carlson and Mr. Liniger, held a meeting with REMAX’s senior management and a representative of Morrison Foerster, in attendance. During the meeting, such outside directors discussed Party C’s outreach to Messrs. Contos and Carlson. Such directors also discussed Mr. Liniger’s stated interest in potentially pursuing a transaction that would provide liquidity for the stockholders of RIHI. Such outside directors discussed the potential retention of a financial advisor as well as the potential formation of a committee of independent members of the REMAX Board to consider the outreach from Party C as well as the possibility that Mr. Liniger might pursue a sale in whole or in part of the RIHI ownership interest in REMAX.

On October 3, 2025, several of the outside directors, consisting of Mr. Dow, the lead independent director, Ms. Raffaeli, and Ms. Scherping, met with representatives of J.P. Morgan to discuss the possible engagement of J.P. Morgan as a financial advisor. Such outside directors and representatives of J.P. Morgan also discussed the changing competitive landscape in the real estate industry.

On October 8, 2025, Party C’s chief executive officer met in person with Messrs. Liniger and Contos. The meeting included a discussion about a potential transaction involving the sale of RIHI’s ownership interest in REMAX, but Party C indicated that it would only have an interest in a transaction if it involved all REMAX Stockholders. Party C provided an NDA to RIHI which was signed contemporaneously with the meeting, and also provided a proposed form of NDA between Party C and REMAX.

After the meeting with Party C, Mr. Liniger updated Mr. Dow regarding the discussion with Party C. Mr. Liniger also communicated to Mr. Dow his request that Mr. Contos be permitted to join Mr. Liniger during the meetings of REMAX Board members to facilitate Mr. Liniger’s consideration of potential strategic transactions. Mr. Contos thereafter executed an NDA with REMAX on December 1, 2025, and attended several of the ensuing meetings of the REMAX Board with Mr. Liniger.

On October 9, 2025, representatives of Party A reached out again to Ms. Callahan regarding further discussions about a potential strategic transaction.

On October 21, 2025, the outside members of the REMAX Board held a meeting that included members of REMAX’s senior management and representatives of Morrison Foerster. Mr. Dow reported on the outreach by Party C to Mr. Liniger. Such outside directors discussed the increasing consolidation in the industry, the risks and other implications of not participating in that consolidation and remaining as a standalone business, and the need to be prepared to consider a potential strategic combination.

Representatives of Morrison Foerster discussed the fiduciary duties of directors and officers under Delaware law in connection with the consideration of a strategic transaction as well as further steps that might be undertaken to allow REMAX the opportunity to evaluate alternatives in the event of a formal proposal from Party C.

The outside directors also discussed Mr. Liniger’s interest in considering strategic alternatives that might be available in the market given consolidation trends in the industry, including the potential for a strategic transaction that would create liquidity for the stockholders of RIHI. The outside directors also discussed the status of various previous discussions with Party A. In addition, the directors discussed the possible engagement of J.P. Morgan to assist in the evaluation of potential transactions, and resolved to pursue the engagement of J.P. Morgan subject to an agreement on terms of engagement.

The outside directors also discussed with representatives of Morrison Foerster the formation of a committee consisting solely of independent directors to oversee any exploration of strategic alternatives, including that such committee would run the process of further engagement directly with Party C rather than have those conversations continue through Mr. Liniger and RIHI. The directors also discussed with Morrison Foerster the existence of the RIHI TRA and possible outcomes with respect to the TRA in the event that REMAX were to pursue a strategic transaction.

The outside directors further discussed that such committee would be comprised solely of directors who were independent for purposes of NYSE rules governing independence as well as free of any conflicts with respect to Mr. Liniger and RIHI. The directors also discussed the potential creation of a subcommittee of the committee of independent directors in order to serve as a working group to provide additional availability of REMAX Board members during any consideration of strategic alternatives. The directors expressed support for the use of the independent director committee approach and determined to consider the formation of the committees at the next meeting of the REMAX Board. The directors also discussed further engagement with Party A and possible discussions with other potential counterparties.

On October 23, 2025, representatives of Morrison Foerster held an initial call with representatives of Bryan Cave Leighton Paisner LLP (“Bryan Cave”), counsel to RIHI, to obtain additional information about the conversations that had occurred between representatives of RIHI, including Mr. Liniger, and Party C, as well as to discuss certain background information about RIHI and its corporate structure and organization. The representatives of Bryan Cave indicated that the board of directors of RIHI consists of two members, Mr. Liniger and Bruce Benham. The representatives of Bryan Cave also indicated that Mr. Contos serves as a personal advisor to Mr. Liniger but is not a member of the RIHI board of directors, is not an officer or employee of RIHI, and does not serve in any other capacity as a representative or agent of RIHI.

On October 24, 2025, Ms. Callahan had a conversation with a representative of Party A, in which Party A indicated interest in pursuing a strategic transaction with REMAX, potentially including a transaction involving one or more other investors and that might also require a rollover of some or all of RIHI’s equity.

On October 29, 2025, the REMAX Board held a meeting, which included members of REMAX’s senior management and representatives of Morrison Foerster and J.P. Morgan. The REMAX Board discussed Party C’s outreach and the status of discussions with Party C regarding an NDA, including related procedures for sharing information with another industry participant. At the request of the REMAX Board, Mr. Liniger described his interactions with Party C, including his in-person meeting and other communications with Party C’s chief executive officer regarding a potential transaction involving REMAX. The REMAX Board also discussed the renewed interest expressed by Party A. Representatives of J.P. Morgan discussed various market perspectives on REMAX and the industry, including trends towards consolidation and scale, and potential strategic alternatives for REMAX. The REMAX Board also discussed financial projections for REMAX that had been prepared by REMAX’s management, including related assumptions.

The REMAX Board then further discussed the formation of a committee of independent directors to oversee and direct REMAX’s response to potential strategic proposals and the consideration of other strategic alternatives on behalf of REMAX. The REMAX Board discussed that such a committee would run the process and ultimately make a recommendation to the full REMAX Board regarding whether to approve a transaction. Following such discussion, Mr. Liniger left the meeting so that the independent directors could consider this issue further.

The remaining directors discussed with representatives of Morrison Foerster the independence considerations and factors previously reviewed during the meeting on October 21, 2025. The remaining directors also discussed the approach that could be taken for further engagement with third parties by including terms in an NDA that require future negotiations to be conducted through the REMAX Board which would be operating through the independent committee structure. Following further discussion, the REMAX Board, by vote of the independent directors, resolved to establish a committee consisting of all of the members of the REMAX Board other than Messrs. Carlson and Liniger (the “Independent Committee”), with authority to oversee and direct all aspects of the evaluation of strategic alternatives, including any outreach to and further negotiations with third parties regarding potential strategic transactions. The independent directors also resolved to create a subcommittee thereof comprised of Mr. Dow, Ms. Raffaeli, and Ms. Scherping (the “Strategy Committee” and, together with the Independent Committee, the “Independent Committees”) in order to provide the opportunity for more frequent interaction with REMAX’s advisors and management team. The Strategy Committee was authorized to serve as a working group between meetings of the Independent Committee with the expectation that it would update the Independent Committee and perform such other activities and functions as the Independent Committee might direct from time to time. The REMAX Board, by action of the independent directors, directed the officers of REMAX to provide assistance to the Independent Committees at the Independent Committees’ request. The independent directors also ratified the engagement of J.P. Morgan as financial advisor to REMAX in connection with the evaluation of strategic alternatives, subject to agreement on engagement terms.

On November 3, 2025, the Strategy Committee met with members of REMAX’s senior management to discuss the status of the Strategy Committee’s Process and next steps.

On November 6, 2025, Mr. Carlson and Ms. Callahan spoke with representatives of Party A to discuss Party A’s interest in discussing a possible transaction.

On November 10, 2025, Party C sent a non-binding preliminary indication of interest letter to the REMAX Board, with respect to a possible acquisition of REMAX for consideration that Party C indicated would have a stated value range of $12.00 to $15.00 per share of REMAX Class A Common Stock on a fully diluted basis, consisting of a mix of cash and stock and which Party C indicated would include a meaningful portion of cash. Party C’s preliminary indication of interest was based on a number of other terms including certain assumptions about REMAX’s capitalization and levels of cash and debt.

On November 12, 2025, the Strategy Committee met with members of REMAX’s senior management, representatives of Morrison Foerster, and representatives of J.P. Morgan to discuss the status of the process, including Party C’s proposal letter. The Strategy Committee discussed the Independent Committee’s supervision and direction of the process of engaging with counterparties potentially interested in a strategic transaction, including, where appropriate, directing members of the management team to engage in outreach with such parties. The Strategy Committee then discussed with the advisors the script for further outreach to Party A and directed management to reach out to Party A to further gauge its interest in a strategic transaction. The Strategy Committee also discussed the fiduciary duties of the directors and officers and directed the officers to report back to the Strategy Committee regarding matters related to the process and the instructions provided to them by the Independent Committees, as well as to defer any discussion of post-transaction employment or other similar relationships with any counterparties until a later stage in any discussions that might develop.

The Strategy Committee directed J.P. Morgan to engage with the financial advisor representing Party C.

The Strategy Committee discussed concerns regarding sharing commercially sensitive information with Party C, another participant in the same industry as REMAX, and various approaches to conducting due diligence in such a situation.

On November 13, 2025, Mr. Carlson spoke with a representative of Party A to discuss Party A’s interest in discussing a possible transaction. Representatives of Party A also facilitated an introduction between REMAX’s senior management team and a company involved in businesses adjacent to the residential real estate brokerage and agent sector that could be a potential strategic partner to REMAX or could otherwise participate in a strategic transaction (referred to herein as “Party D”).

On November 14, 2025, Mr. Carlson, Ms. Callahan and a representative of Party A had a brief, introductory call with a representative of Party D. During the meeting the participants discussed potential commercial opportunities between REMAX and Party D.

On November 17, 2025, the Strategy Committee met with members of REMAX’s senior management, representatives of J.P. Morgan and representatives of Morrison Foerster and discussed Party C’s proposal letter and the feedback from conversations with Party C’s financial advisor and management’s discussions with Party A and Party D. The Strategy Committee also discussed the status of the negotiation of, and potential terms of, the draft NDA with Party C including the inclusion of provisions requiring that negotiations be conducted through the REMAX Board’s committee process. The Strategy Committee also further discussed Mr. Liniger’s stated interest in potentially pursuing a transaction that would provide liquidity for the stockholders of RIHI. The Strategy Committee also again discussed REMAX’s financial forecasts in the context of the trajectory of the macro environment, as well as execution risks related to REMAX’s standalone strategic plan and the relative risks of integrating with a counterparty, and risks to REMAX’s stock price. In particular, the Strategy Committee discussed challenges facing REMAX’s ability to execute its standalone strategic plan, including the unfavorable housing market and macroeconomic conditions. The Strategy Committee requested additional information regarding Party A’s capabilities and other possible counterparties for a transaction, including Real.

On November 19, 2025, representatives of Morrison Foerster held a follow-up call with representatives of Bryan Cave, during which representatives of Morrison Foerster discussed the proposal from Party C, including potential structures for the acquisition of RIHI’s interests in REMAX, and representatives of Bryan Cave provided an update concerning RIHI’s perspectives concerning the proposal from Party C. On that call and in subsequent discussions with Bryan Cave, Morrison Foerster reviewed various details regarding RIHI’s corporate structure as well as aspects of how it would participate in the event of a strategic transaction involving all of the stockholders of REMAX.

On November 21, 2025, Mr. Carlson and Ms. Callahan spoke with representatives of Party A and Party D. During the meeting, participants discussed Party D’s potential interest in participating along with Party A with respect to a potential strategic transaction with REMAX.

Later on November 21, 2025, the Strategy Committee met with members of REMAX’s senior management, representatives of Morrison Foerster and representatives of J.P. Morgan to discuss the status of the process, including the Party C proposal letter and the proposed terms for the NDA between Party C and REMAX, as well as the continuing interest of Party A in discussing a strategic transaction, including Party A’s consideration of a joint strategic proposal together with Party D.

On December 2, 2025, Ms. Callahan spoke to a representative of Party A regarding the status of Party A’s evaluation of a potential strategic transaction involving REMAX. The representative of Party A indicated that its investment committee had directed its deal team to conduct additional analysis before being able to submit a proposal.

Also on December 2, 2025, the REMAX Board held a meeting in person with members of REMAX’s senior management and representatives of J.P. Morgan and Morrison Foerster. Mr. Dow provided an update to Mr. Liniger concerning the process undertaken to date by the Independent Committee. Mr. Liniger discussed his interest in liquidity with respect to RIHI’s ownership stake in REMAX. Management discussed with the REMAX Board the financial projections for REMAX on a standalone basis that the REMAX Board had previously considered, as well as the potential upside and risks and uncertainties of standalone alternatives. The REMAX Board discussed the strategic landscape and the relative merits of engaging with various potential counterparties, including Party A, Party C, Party D, Real, and several other strategic partners and private equity investors, and specifically discussed a major international private equity firm with investments in many different industries including a number of sectors adjacent to the residential real estate agency business (herein referred to as “Party E”). The REMAX Board discussed concerns that certain of the potential counterparties were also operated in the same industry as REMAX as well as the possibility that outreach to numerous possible counterparties might ultimately lead to adverse impacts on the REMAX business.

Mr. Liniger and Mr. Contos then left the meeting, and the Independent Committee then continued the meeting and engaged in further discussions with senior management and representatives of J.P. Morgan and Morrison Foerster. The representatives of REMAX’s senior management team provided their perspectives to the Independent Committee concerning the possible impact of a process involving consideration of strategic transactions. The Independent Committee informed the representatives of the senior management team that the Independent Committee would be providing further instructions to members of the management team regarding next steps and further communications with the various potential counterparties.

The management team then left the meeting, and the meeting continued as an Independent Committee discussion with J.P. Morgan and Morrison Foerster. The Independent Committee instructed J.P. Morgan and Morrison Foerster regarding responses to Party C and next steps with respect to broader outreach to other potential counterparties, including negotiation of an NDA with appropriate standstill provisions in light of the committee process and discussion with Party C’s financial advisor regarding the assumptions about valuation in Party C’s initial expression of interest letter, as well as the mix of cash and stock and sources of financing.

On December 3, 2025, representatives of J.P. Morgan spoke with representatives of Party C’s financial advisor and communicated the Independent Committee’s view regarding the amount and mix of merger consideration indicated in Party C’s proposal.

On December 6, 2025, the chief executive officers of Party C and REMAX spoke to coordinate an in-person meeting.

On December 7, 2025, representatives of J.P. Morgan provided the REMAX Board with a relationship disclosure letter. The REMAX Board did not identify in J.P. Morgan’s relationship disclosure any matter that would limit the ability of J.P. Morgan to fulfill its responsibilities as a financial advisor to REMAX.

On December 8, 2025, the Strategy Committee met with members of REMAX’s senior management and representatives of J.P. Morgan and Morrison Foerster to discuss the status of conversations with Party A and Party C. Mr. Carlson provided an update to the Strategy Committee regarding an upcoming in-person meeting with the chief executive officer of Party C. The Strategy Committee provided Mr. Carlson with certain ground rules for the conduct of such meeting and instructions regarding the outline of the meeting as well as potential next steps following the meeting. The Strategy Committee also provided guidance to Mr. Carlson regarding the overall process points around his role in acting for the Independent Committees in the context of this and other meetings during the process.

The Strategy Committee then discussed the process and approach to due diligence, including use of a virtual data room (“VDR”) and the possible use of various kinds of “clean team” folders in the context of due diligence with competing companies. J.P. Morgan and the Strategy Committee then discussed various other parties that could be the subject of potential outreach by J.P. Morgan regarding engaging in a strategic process as well as the process of engagement, due diligence, and potential participation in further discussions. The Strategy Committee then provided instructions to J.P. Morgan concerning outreach to other potentially interested third parties. Mr. Carlson then discussed certain rumors in the industry that Real might be engaged in a strategic transaction or a process of exploring alternatives. The Strategy Committee then provided instructions to Mr. Carlson regarding outreach to Real.

On December 10, 2025, as instructed by the Independent Committee, Mr. Carlson met with the chief executive officer of Party C in person and discussed an in-person meeting of representatives of their respective senior management teams, and also contacted Tamir Poleg, chief executive officer of Real, to set up a call.

On December 11, 2025, representatives of Morrison Foerster and counsel for Party C had a conversation concerning the terms of an NDA, including with respect to a standstill provision requiring exclusive engagement by Party C with the REMAX Board rather than through REMAX Stockholders (including RIHI).

On December 15, 2025, Mr. Carlson spoke by telephone with Mr. Poleg to raise the possibility of a strategic transaction.

On December 15, 2025, the Strategy Committee met with members of REMAX’s senior management and representatives of J.P. Morgan and Morrison Foerster to discuss the status of conversations with Party A and Party C. Mr. Carlson provided an update to the Strategy Committee regarding an upcoming in-person meeting with representatives from the senior management teams from REMAX and Party C. The Strategy Committee provided further guidance to the senior management team concerning the approach to be taken in the meeting and the objectives of the meeting. J.P. Morgan provided an update concerning its outreach efforts, and Morrison Foerster provided an update about discussions with the counsel for Party C concerning the terms of the proposed NDA. The Strategy Committee provided further instructions to the legal and financial advisors as well as the senior management team regarding engagement with Party A, Party C, and Real as well as other third parties.

On December 17, 2025, members of REMAX’s and Party C’s respective senior management teams met in person to discuss Party C’s vision for the proposed transaction and the merits of a combination between the companies.

On December 21, representatives of Morrison Foerster held a further call with outside counsel for Party C concerning the terms of the proposed NDA, during which representatives of Morrison Foerster outlined the intention of the REMAX Board that the Independent Committee would be solely responsible for running the process concerning such continuing discussions regarding any potential transaction.

On December 22, 2025, the Strategy Committee met with members of REMAX’s senior management and representatives of J.P. Morgan and Morrison Foerster to discuss the status of conversations with Party A and Party C. The senior management team provided an update to the Strategy Committee regarding the results of the in-person meeting with senior management of Party C. J.P. Morgan provided an update concerning its outreach efforts, and Morrison Foerster provided an update about discussions with the counsel for Party C concerning the terms of the proposed NDA.

On December 29, 2025, the Strategy Committee met with representatives of senior management as well as J.P. Morgan and Morrison Foerster and discussed the status of negotiations of the NDA with Party C, including the standstill provisions, the J.P. Morgan engagement letter, the establishment of the due diligence process, and the status of engagement with Party A and Party C as well as Real and other third parties. The Strategy Committee provided its approval of the proposed terms of the NDA for Party A and instructions regarding future NDAs for other potentially interested parties.

Representatives of J.P. Morgan reported that representatives of Morgan Stanley had been in contact with them regarding Real’s potential interest in a transaction with REMAX. Representatives of J.P. Morgan also reported on their outreach to four of the potential financial counterparties that had been discussed at the December 2, 2025 meeting and that only Party E had expressed an interest in participating in discussions.

On January 5, 2026, REMAX and Party C entered into an NDA that, among other things, required that all further negotiations regarding REMAX or a potential transaction be conducted solely through the REMAX Board, or any designated strategy or transaction committee of the REMAX Board, prior to expiration of a three-month standstill period. The NDA also contained other mutual standstill provisions and exceptions that allowed each party to make confidential proposals to the board of directors of the other party and provided that certain of the standstill provisions terminated automatically if, among other things, the other party entered into a definitive agreement for the acquisition of a majority interest in such other party.

Also on January 5, 2026, REMAX executed an engagement letter with J.P. Morgan as its financial advisor in connection with a potential strategic transaction.

From January 7, 2026 onwards, representatives of various counterparties and their respective advisors were provided with access to a VDR, including, in the case of Party C and Real (when it later gained access to the VDR), a clean room after clean team arrangements were established.

On January 8, 2026, Ms. Callahan had a call with a representative of Party A where Party A indicated that Party B and Party D intended to potentially pursue a joint proposal together with Party A.

On January 12, 2026, the Strategy Committee met with members of REMAX’s senior management and representatives of Morrison Foerster. Members of REMAX’s senior management provided a status update regarding Real and discussions with Party A, including that Party B and Party D had indicated their intention to pursue the approach of a joint proposal together with Party A. The Strategy Committee discussed various antitrust developments in connection with the Compass/Anywhere transaction.

On January 12, 2026, Mr. Carlson contacted Mr. Poleg to confirm REMAX’s willingness to engage in discussions and to request a call.

On January 13, 2026, Mr. Poleg and Mr. Carlson spoke by telephone and discussed scheduling an in-person meeting.

On January 19, 2026, the Strategy Committee met with representatives of J.P. Morgan and Morrison Foerster. Representatives of J.P. Morgan provided an update regarding potential counterparties, including that discussions with Real had commenced. Representatives of J.P. Morgan also reported that Party A remained potentially interested in pursuing a transaction.

On January 21, 2026, Party C submitted a second letter to the REMAX Board, in the form of a non-binding proposal for a strategic transaction with REMAX for merger consideration that Party C described as having a stated value of $14.00 per share on a fully diluted basis, consisting of approximately 57% cash and approximately 43% stock consideration. This proposal by Party C, along with each subsequent proposal submitted by Party C, as well as each of the proposals submitted by Real (i) were based on various other terms and conditions including certain assumptions about REMAX’s capitalization and levels of cash and debt, and (ii) consisted of a combination of cash and stock consideration.

On January 23, 2026, REMAX executed an NDA with Party A that included restrictions on discussions and a standstill on substantially the same terms as the NDA with Party C. The NDA with Party A also permitted Party A to hold discussions with Party B and Party D regarding a potential transaction. On January 26, 2026, REMAX executed a joinder to Party A’s NDA with Party B, and separate NDAs with each of Real and Party E, the terms of which included restrictions on discussions and a standstill. All NDAs were substantially on the same terms as the NDA with Party C.

On January 26, 2026, representatives of the senior management teams of Real and REMAX met in person to discuss the potential benefits of a strategic transaction, including opportunities for potential synergies.

On January 27, 2026, the Strategy Committee met with members of REMAX’s senior management and representatives of J.P. Morgan and Morrison Foerster. A member of senior management reported that the NDAs with Party A, Real, and Party E had been signed, and reported on the involvement of Party B and Party D with Party A. Mr. Carlson reported that he and members of REMAX’s senior management team had met with Real’s leadership team the prior day. Representatives of J.P. Morgan reported on the status of Party E’s review, which was still at an early stage. Representatives of J.P. Morgan also reported on Party C’s revised proposal and reported on their communications with the financial advisor of Party C.

Representatives of J.P. Morgan presented a preliminary and illustrative financial analysis regarding Party C’s revised proposal. The Strategy Committee discussed the importance of assessing potential synergies, and prospects for successful integration, given the two companies’ business models, in evaluating post- merger business performance, given that stock would likely be included as a meaningful portion of the consideration in a potential transaction, and the potential impact of a transaction on REMAX’s franchisees and their agents. The Strategy Committee directed REMAX’s senior management team to prepare further analysis regarding the post-closing business combination. The Strategy Committee also discussed the benefits of maintaining a competitive process with multiple interested parties and the expectation that Real might submit a proposal.

On January 29, 2026, the REMAX Board met with members of REMAX’s senior management and representatives of J.P. Morgan and Morrison Foerster. At the meeting, Mr. Dow provided a further update to Mr. Liniger concerning the process undertaken to date by the Independent Committee. Mr. Liniger was also informed that any negotiations of a potential strategic transaction would be conducted solely through the REMAX Board and persons designated by the REMAX Board.

Representatives of J.P. Morgan discussed the status of REMAX’s strategic alternatives evaluation process, including a review of Party C’s proposal and the history of negotiations, the status of discussions with Real, and the status of Party E’s review, which remained at an early stage. A member of management reported on the status of discussions with Party A. Representatives of J.P. Morgan presented a preliminary and illustrative financial analysis regarding Party C’s proposal, including a preliminary and illustrative analysis of REMAX based on the financial projections prepared by REMAX’s management that the REMAX Board had previously reviewed. Mr. Liniger then provided his perspectives on a possible strategic transaction, after which Mr. Liniger and Mr. Contos left the meeting.

The members of the Independent Committee then discussed the dynamics of a potential transaction with Party C and the possibility that Real might submit a proposal, including the significance of stock as a key portion of the deal consideration, integration considerations as well as differences in business models between REMAX, Real and the various other parties involved in the process. The Independent Committee also reviewed the potential impact on the REMAX franchise and agent network, potential team integration dynamics with different possible business combinations, and the use of a merger structure for the acquisition of RIHI, which would enable RIHI’s stockholders and REMAX Stockholders, respectively, to receive tax- deferred treatment for the consideration received in connection with such transactions. The Independent Committee further discussed the potential for share price multiple expansion or contraction in the combined company, the potential pro forma impact of potential transactions, and the need for further analysis. Representatives of J.P. Morgan discussed potential responses to Party C. Representatives of J.P. Morgan also discussed the potential timeline for a proposal from Real. Following discussion, the Independent Committee approved responding to

Party C and asked that J.P. Morgan provide guidance to Party C’s financial advisor, after which representatives of J.P. Morgan left the meeting.

The Independent Committee then authorized the Strategy Committee to proceed with next steps pending the next meeting of the Independent Committee.

On February 2, 2026, REMAX and Party D executed an NDA that allowed Party D to discuss with Party A regarding a potential transaction with REMAX.

On February 3, 2026, the chief executive officers of Party C and REMAX met in person for the purpose of having preliminary discussions regarding operational and strategic aspects of a potential combination of the two companies.

On February 5, 2026, Ms. Callahan met with a representative of Party A who communicated that Party B decided not to move forward with Party A in a potential transaction with REMAX but that Party D remained interested in a potential transaction with Party A.

On February 6, 2026, the chief financial officers and other senior executives of Party C and REMAX met in person to further discuss the merits of a combination of the two companies.

On February 9, 2026, the Strategy Committee met with members of REMAX’s senior management and representatives of J.P. Morgan and Morrison Foerster to discuss the status of the process. Representatives of J.P. Morgan and management indicated that Party B and Party E declined to pursue further interest in a strategic transaction with REMAX. The Strategy Committee reviewed discussions with remaining interested parties, including an update on recent conversations between Mr. Carlson and the chief executive officer of Party C as well as members of their respective management teams regarding operational synergies and opportunities.

Also on February 9, 2026, the Real Board held a meeting with Real senior management and representatives of Morgan Stanley and Willkie Farr & Gallagher LLP, U.S. legal counsel to Real (“Willkie”). At the meeting, senior management of Real made a presentation to the Real Board which discussed REMAX’s potential interest in a strategic transaction with Real and Real senior management’s views on the potential merits of a potential transaction. Representatives of Morgan Stanley discussed the potential transaction and representatives of Willkie discussed structuring of a potential transaction.

On February 11, 2026, the Real Board approved by written consent the formation of a transaction committee (the “Transaction Committee”) to review and consider a potential transaction between Real and REMAX. The Real Board retained all authority with respect to such potential transaction, including with respect to approval thereof. The Real Board also approved the submission of a non-binding proposal to REMAX concerning such potential transaction at a price of $10.75 per share, with up to $2.00 per share payable in cash (subject to a shareholder election mechanism) and the remainder payable in Real Common Shares.

On February 12, 2026, Real sent a non-binding written proposal to REMAX, proposing a potential combination with REMAX with consideration of $10.50 per share on a fully diluted basis, payable in Real Common Shares and cash, with up to $2.00 in cash and the remainder in Real Common Shares (subject to proration and election mechanisms). Real requested that REMAX agree to negotiate exclusively with Real for a period of 60 days.

Also on February 12, 2026, members of REMAX’s and Party C’s respective senior management teams met in a virtual meeting to further discuss the operational and strategic potential of combining the two businesses.

On February 15, 2026, Party C sent a third non-binding proposal letter to the REMAX Board, proposing a transaction with REMAX for merger consideration that Party C described as having a stated value of $15.00 per share on a fully diluted basis, consisting of approximately 57% cash and approximately 43% stock consideration. The proposal specified a fixed exchange ratio that was based on the 30-day volume weighted average share price for Party C as of February 13, 2026. Party C requested that REMAX agree to negotiate exclusively with it through March 6, 2026.

On February 17, 2026, the REMAX Board met in person with members of REMAX’s management and representatives of J.P. Morgan and Morrison Foerster. At the meeting, Mr. Dow provided a further update to Mr. Liniger concerning the process undertaken to date by the Independent Committee. Representatives of J.P. Morgan presented a preliminary and illustrative analysis of the two proposals. The REMAX Board contrasted the merits of the cash and stock mix of the Real and Party C proposals, noting that Party C’s proposal, given the larger cash component, offered more downside protection, while Real’s proposal was mostly stock and so required more analysis of the long-term value of Real’s equity, and further noting that Real’s proposal was its first proposal and that there might be an opportunity to improve on its terms. The REMAX Board also noted that the implied value of Party C’s proposal, based on the exchange ratio specified in the proposal and Party C’s closing price on February 13, 2026, was $13.91 per share. The REMAX Board then asked for feedback from the representatives of the management team in attendance regarding perspectives on the potential operational and other synergies of a transaction with each counterparty, and a discussion ensued. Mr. Liniger then provided his perspectives, after which he left the meeting.

Following further discussion, the Independent Committee determined that it was not willing to agree to exclusivity with either Real or Party C. The Independent Committee then provided instructions regarding next steps to each of the legal and financial advisors as well as representatives of the senior management team.

Also on February 17, 2026, Party A and Party D submitted a non-binding joint proposal offering $9.00 per share in cash for all of the outstanding REMAX Class A Common Stock, with RIHI rolling over its existing holdings. Party A and Party D requested exclusivity for 60 days.

Representatives of J.P. Morgan, at the direction of the REMAX Board, spoke with the financial advisors of Real and Party C, and with Party A and Party D, regarding the submission of revised written proposals by February 27, 2026.

On February 19, 2026, the Strategy Committee met with representatives of Morrison Foerster and REMAX’s senior management team. Representatives of Morrison Foerster again discussed the fiduciary duties of the directors and officers under Delaware law in connection with the consideration of a strategic transaction.

Later that day, the Independent Committee met with a member of REMAX’s senior management and representatives of J.P. Morgan and Morrison Foerster to discuss the status of the process, including the proposal from Party A and Party D and whether Party A or Party D might have potential interest in participating as minority investors in connection with a larger overall strategic transaction, including the possibility that either or both of such parties might participate alongside Real or Party C. The Independent Committee discussed these scenarios with J.P. Morgan and Morrison Foerster and the various complexities of putting together a multi-party consortium proposal with different investors and strategic parties that did not have a prior history of working together on similar transactions. The Independent Committee further discussed the proposals received from Real and Party C. The Independent Committee then provided instructions to J.P. Morgan and Morrison Foerster as well as directions to the senior management team.

Following the meeting, J.P. Morgan provided instructions to Real, Party C, and Party A and Party D as joint counterparties, to submit improved proposals not later than February 27, 2026.

On February 20, 2026, at the request of the Independent Committee, Mr. Carlson spoke with the chief executive officers of each of Real and Party C to convey REMAX’s initial feedback on their respective proposals.

On February 25, 2026, the Real Board held a meeting with members of Real’s senior management and representatives of Morgan Stanley. Representatives of Morgan Stanley provided an update on negotiations with REMAX and its advisors that had taken place since the February 9, 2026 meeting of the Real Board, including the submission of a non-binding proposal on February 12, 2026. Representatives of Morgan Stanley also indicated that REMAX had requested a revised proposal be submitted. Representatives of Morgan Stanley discussed a range of potential prices to be included in the revised proposal, the respective premiums at those prices and potential pro forma capitalization of a combined company. The Real Board then approved the submission of a revised non-binding proposal with respect to a potential transaction between Real and REMAX at a price per share of up to $12.50, comprised of Real Common Shares and an aggregate cash payment of up to $75.0 million. Later that week, the Real Board approved the submission of a revised non-binding proposal at a price per share of up to $13.00, comprised of Real Common Shares and an aggregate cash payment of up to $75.0 million.

On February 27, 2026, Real submitted a revised non-binding proposal for a combination between Real and REMAX with a stated value of $13.00 per share on a fully diluted basis, payable in Real Common Shares and cash, with up to $2.00 in cash (approximately equivalent to up to $75.0 million in cash based on Real’s assumption as of this date for REMAX’s fully diluted share count) and the remainder in Real Common Shares (subject to proration and election mechanisms). Real’s proposal also indicated that it would seek to retain and leverage the strongest talent from across both companies, that it would invite Mr. Liniger to serve as Chairman of the board of directors of the combined company (but that its combination proposal was not conditioned on Mr. Liniger accepting this role), and that it would also make available another seat for an additional member of the REMAX Board to be agreed upon later. Real requested that REMAX agree to negotiate exclusively with Real for a period of 30 days.

Also on February 27, 2026, Party C submitted a fourth non-binding proposal to the REMAX Board, proposing a transaction with REMAX for consideration that Party C described as having a stated value of $15.00 per share on a fully diluted basis, consisting of approximately 54% cash and approximately 46% stock consideration. The proposal specified a fixed exchange ratio that was based upon the closing stock price for Party C as of an earlier date. Party C requested that REMAX agree to negotiate exclusively with it through March 20, 2026.

On March 2, 2026, the Strategy Committee met with members of REMAX’s senior management and representatives of J.P. Morgan and Morrison Foerster to discuss the various proposals and potential process considerations. The Strategy Committee reviewed the proposals received from each of Party C and Real and discussed future prospects of the combined company under each transaction scenario. Representatives of J.P. Morgan reviewed the status of communications with each of the potential counterparties, and noted that they expected to receive a further joint proposal from Party A and Party D later that week. Representatives of J.P. Morgan discussed their preliminary and illustrative financial analysis of the updated Party C and Real proposals, based on financial projections provided by each of Party C and Real and the financial projections for REMAX prepared by REMAX’s management that the REMAX Board had previously reviewed. The Strategy Committee discussed the potential for cost synergies and revenue synergies, potential future trading multiples and how the stock component of each proposal might perform post-closing, including that, based on the parties’ recent share prices, the implied value of Party C’s proposal was higher than the implied value of Real’s proposal but that, based on the parties’ respective financial forecasts, expected synergies and other factors, Real’s proposal suggested greater potential long-term value of the consideration to be received by REMAX Stockholders compared to Party C’s proposal. The Strategy Committee then discussed stockholder vote matters, including the mechanics of obtaining the required REMAX Stockholder approval for the counterparties and the importance of securing voting commitments from key shareholders of the counterparties.

At the request of the Independent Committee, Susan Winders, the chief legal officer and chief compliance officer of REMAX, and Ms. Callahan met with Mr. Liniger and Mr. Contos on March 4, 2026 in order to discuss the treatment of the RIHI TRA (the terms of which are more fully discussed in the section entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions,” beginning on page 178 of this joint proxy statement/prospectus and management information circular) in connection with a potential transaction, Mr. Liniger’s estate planning matters, and the status of REMAX’s process. Mr. Liniger and Mr. Contos then briefed Mr. Benham on these discussions.

On March 5, 2026, the Independent Committee met with members of REMAX’s senior management and representatives of J.P. Morgan and Morrison Foerster. The Independent Committee discussed the status of the process with the advisors. Representatives of J.P. Morgan discussed the fact that Party A and Party D declined to improve upon the terms of their last joint proposal. J.P. Morgan then discussed the proposals from Party C and Real and J.P. Morgan’s related preliminary and illustrative financial analyses of Party C’s and Real’s proposals that they had discussed with the Strategy Committee on March 2, 2026. The Independent Committee discussed the proposals, including the potential near- and longer-term values of the proposals based on the stock included as consideration in the proposals, and requested input from the representatives of the management team concerning operational and strategic synergies available in the event of either business combination.

Mr. Liniger and Mr. Contos then joined the meeting. Mr. Dow provided an update to Mr. Liniger concerning the general process undertaken to date by the Independent Committee. He noted that the field had narrowed to Real and Party C. The other members of the REMAX Board then solicited the input of Mr. Liniger concerning his perspectives. The REMAX Board then discussed with Mr. Liniger various factors for evaluating the two current proposals, including the respective advantages and disadvantages of each proposal, along with other considerations such as REMAX’s standalone future value and stock value.

Mr. Liniger and Mr. Contos then left the meeting and the remaining members of the REMAX Board continued as a meeting of the Independent Committee to hold further discussions with the management team and representatives of J.P. Morgan and Morrison Foerster with respect to the two proposals. After further discussion, the Independent Committee then provided guidance to representatives of J.P. Morgan, Morrison Foerster and senior management regarding next steps with each of Real and Party C.

Also on March 5, 2026, representatives of J.P. Morgan spoke separately with representatives of each of Morgan Stanley and the financial advisor of Party C to communicate the Independent Committee’s feedback on the proposals.

Following the REMAX Board meeting on March 5, 2026, REMAX continued to engage in extensive due diligence with both Real and Party C.

On March 6, 2026, at the request of the Independent Committee, Mr. Carlson had separate discussions with the chief executive officers of each of Real and Party C in connection with their respective proposals.

On March 11, 2026, the Real Board’s Transaction Committee met with senior management of Real and representatives of Morgan Stanley. Representatives of Morgan Stanley provided an update on discussions with REMAX’s financial advisor since submitting the revised non-binding proposal. The parties then discussed next steps for continuing negotiations with respect to a potential transaction between Real and REMAX.

On March 12, 2026, the Strategy Committee met with members of REMAX’s senior management and representatives of Morrison Foerster and J.P. Morgan to discuss the status of the process. The Strategy Committee also discussed the potential tax structure of the RIHI Merger, REMAX’s obligations under the RIHI TRA following a transaction, and how the RIHI TRA could be addressed in connection with any potential transaction.

On March 14, 2026, representatives of Morrison Foerster sent initial drafts of the merger agreement to each of Willkie and the legal counsel to Party C. The initial drafts of the merger agreement contained REMAX’s position regarding certain material deal terms, including conditions to closing and the absence of a financing contingency, as well as “force the vote” provisions, to the extent required, with respect to a shareholder vote of the counterparty and voting and support agreements to be signed by key shareholders of REMAX, RIHI, and the counterparty.

On March 16, 2026, the Strategy Committee met with members of REMAX’s senior management and representatives of J.P. Morgan and Morrison Foerster to discuss the status of the process. Following J.P. Morgan’s departure, the Strategy Committee continued their discussion on the RIHI TRA and the range of outcomes for RIHI in connection with any potential transaction. The Strategy Committee considered how the RIHI TRA could be treated in a potential transaction. The Strategy Committee further recognized that the RIHI TRA obligation could affect the willingness of each of the potential counterparties to proceed or the amount of merger consideration that they would be prepared to offer.

Also on March 16, 2026, representatives of Morrison Foerster held separate calls with Willkie and legal counsel to Party C to discuss clean team agreements. On March 17, 2026, representatives of Morrison Foerster and Willkie discussed the proposed tax structure alternatives for Real’s proposed transaction, and representatives of Morrison Foerster held further calls with both Willkie and legal counsel to Party C regarding the clean team agreements.

On March 18, 2026, REMAX executed clean team agreements with each of Party C and Real.

On March 20, 2026, REMAX, representatives of Morrison Foerster, RIHI and Bryan Cave held a call to discuss the deal process, transaction structure and the RIHI TRA.

On March 22, 2026, Willkie sent representatives of Morrison Foerster its mark-up of the merger agreement. On March 22, 2026, Willkie and representatives of Morrison Foerster held a call to discuss the mark-up, deal process, and other workstreams.

On March 23, 2026, the Strategy Committee met with members of REMAX’s senior management and representatives of J.P. Morgan and Morrison Foerster, to discuss the status of the process. Representatives of J.P. Morgan recounted their discussions with representatives of each of Morgan Stanley and the financial advisor of Party C. The Strategy Committee noted that significant diligence and reverse diligence were underway. The Strategy Committee then met with senior management and representatives of Morrison Foerster to discuss the RIHI TRA.

On March 24, 2026, the Independent Committee met with REMAX’s senior management and representatives of Morrison Foerster to discuss the status of the process and the potential treatment of the RIHI TRA in connection with a transaction. Ms. Callahan presented an overview of the tax receivable agreements, including the RIHI TRA, and an illustrative analysis prepared by REMAX’s tax advisors regarding the potential future cost of the tax receivable agreements in connection with a strategic transaction based on, among other things, the assumption that pursuant to the terms of the relevant tax receivable agreement, an early termination payment would come into effect upon a change of control of REMAX. The members of the Independent Committee discussed the tax receivable agreements and possible negotiation outcomes, including the perspectives of the potential transaction counterparties, each of which had indicated that the RIHI TRA obligation could affect their willingness to proceed or the amount of merger consideration they would be prepared to offer. The Independent Committee expressed their support for negotiating a resolution of the RIHI TRA with RIHI.

Also on March 24, 2026, Willkie sent representatives of Morrison Foerster a further revised mark-up of the merger agreement.

On March 25, 2026, representatives of Morrison Foerster discussed with Bryan Cave the potential treatment of the RIHI TRA in connection with a transaction, as well as the benefits to Mr. Liniger and RIHI’s other stockholders of structuring the acquisition of RIHI by REMAX in connection with a transaction involving REMAX as a tax-free reorganization through a merger transaction with RIHI.

On March 26, 2026, representatives of Morrison Foerster and Willkie discussed Willkie’s merger agreement mark-up.

On March 27, 2026, the legal counsel to Party C provided its mark-up of the merger agreement to Morrison Foerster. The mark-up indicated that Party C expected the RIHI TRA obligations to be terminated for no additional consideration upon consummation of a merger.

On March 28, 2026, Ms. Winders and Ms. Callahan met with Mr. Liniger and Mr. Contos to discuss the RIHI TRA, including having a discussion as to whether RIHI would be willing to agree to terminate the RIHI TRA for no additional consideration in connection with a transaction involving REMAX. Mr. Liniger and Mr. Contos then briefed Mr. Benham on these discussions.

On March 29, 2026, representatives of Morrison Foerster and legal counsel to Party C held a call to clarify points in the draft merger agreement.

On March 30, 2026, REMAX, representatives of Morrison Foerster, McCarthy Tétrault LLP, Canadian counsel to REMAX (“McCarthy”), Willkie, Gowling WLG (Canada) LLP, Canadian counsel to Real (“Gowling”), and Real held a call to discuss Canadian structural and regulatory questions regarding the proposed transaction with Real.

Also on March 30, 2026, the Independent Committee convened a meeting with members of REMAX’s senior management and representatives of J.P. Morgan and Morrison Foerster to discuss the status of the process and negotiations with Real and Party C, including a comparison of Real’s and Party C’s respective mark-ups of the merger agreement. The Independent Committee also discussed potential alternatives with respect to the RIHI TRA. Representatives of J.P. Morgan discussed timing and process considerations. Following J.P. Morgan’s departure, members of REMAX’s senior management updated the Independent Committee on discussions with Mr. Liniger regarding the RIHI TRA and related timing considerations. A representative of Morrison Foerster also discussed the proposed transaction structure with Real, including tax considerations arising from Real’s corporate structure.

Also on March 30, 2026, representatives of Morrison Foerster spoke with representatives of Bryan Cave regarding the treatment of the RIHI TRA in connection with a transaction. The representatives of Bryan Cave indicated that Messrs. Liniger and Benham, in their capacities as the RIHI directors, were considering how to treat the RIHI TRA, including whether to keep it in place or to terminate it and what consideration, if any, to receive in return for such termination. In particular, Messrs. Liniger and Benham considered various alternatives with respect to the treatment of the RIHI TRA in the context of the larger potential transaction and which such alternatives were in the best interest of all RIHI shareholders, after considering all relevant factors.

On March 31, 2026, Mr. Carlson and Party C’s chief executive officer spoke. Also on March 31, 2026, representatives of Morrison Foerster held a call with representatives of Bryan Cave regarding the treatment of the RIHI TRA in connection with a strategic transaction involving REMAX and whether any payment would be required.

On April 1, 2026, representatives of Morrison Foerster and legal counsel to Party C held a call to discuss deal process and various terms of the draft merger agreement.

Also on April 1, 2026, Ms. Winders and representatives of Morrison Foerster held a call with representatives of Bryan Cave to discuss the treatment of the RIHI TRA in connection with a transaction.

On April 2, 2026, Ms. Winders and Ms. Callahan met with Messrs. Liniger and Contos to discuss the RIHI TRA, and at such meeting, Mr. Liniger confirmed that RIHI would terminate the RIHI TRA without any further payments in connection with a change of control. Also on April 2, representatives of Morrison Foerster held a further call with representatives of Bryan Cave to discuss the proposed termination of the RIHI TRA. Messrs. Liniger and Benham, in their capacities as the RIHI directors, further evaluated alternatives with respect to the RIHI TRA while considering the best interests of all RIHI shareholders.

On April 2, 2026, the Independent Committee held a meeting that included REMAX’s senior management and representatives of Morrison Foerster primarily to discuss the status of discussions with RIHI regarding the RIHI TRA and its proposed termination without any further payments in connection with a change of control. Senior management provided an update to the Independent Committee confirming RIHI’s willingness to agree to the termination of the RIHI TRA for no additional consideration and indicated that RIHI’s willingness reflected a variety of factors, including (i) RIHI’s desire to facilitate a transaction that would provide liquidity to all of RIHI’s stockholders through the RIHI Merger, (ii) that the RIHI stockholders would receive the stock portion of the applicable merger consideration as part of a tax-free reorganization by the terms of the RIHI merger agreement, and (iii) failure to agree to a termination of the RIHI TRA would put any proposed strategic transaction at risk or require a reduction in the per share consideration.

A representative of Morrison Foerster provided an update on negotiations regarding the merger agreement with each of Real and Party C. Mr. Carlson reported on the status of his conversations with the chief executive officers of Real and Party C. REMAX’s senior management updated the Independent Committee on the status of due diligence and reverse due diligence and also reported on the status of financing commitments, noting that Morgan Stanley and Apollo, as financing sources for Real, had indicated their willingness to provide a 364-day bridge facility. The Independent Committee discussed a variety of matters concerning the process, including the status of the reverse due diligence process and the potential procedures for soliciting final proposals.

Later on April 2, 2026, representatives of Morrison Foerster informed Willkie and legal counsel to Party C that RIHI was willing to terminate its TRA for no additional consideration. Also on April 2, 2026, REMAX, representatives of Morrison Foerster, McCarthy, Willkie, Gowling, and Real held a call to discuss the potential transaction, and representatives of Morrison Foerster, Real, and Willkie held a call to discuss matters related to the RIHI TRA.

On April 3, 2026, representatives of Morrison Foerster sent to Party C’s legal counsel a proposed amendment to the REMAX/Party C NDA extending its standstill term with respect to RIHI and Mr. Liniger through April 26, 2026. On April 4, 2026, Party C executed the NDA extension amendment.

On April 4, 2026, representatives of Morrison Foerster provided the first draft of the RIHI TRA termination agreement to Bryan Cave.

On April 5, 2026, representatives of Morrison Foerster sent a revised merger agreement draft to Willkie. Representatives of Morrison Foerster also distributed a draft of the RIHI TRA termination agreement to Willkie and counsel for Party C.

On April 6, 2026, the Independent Committee held a meeting with members of REMAX’s senior management and representatives of J.P. Morgan and Morrison Foerster to discuss the status of the process, the process for obtaining final proposals from Real and Party C, and the relative merits of the remaining counterparties’ proposals, taking into account, among other things, the proposed merger consideration, factors affecting transaction certainty, strategic fit, the potential long-term value of the consideration to be received by REMAX Stockholders, ongoing industry consolidation trends in the real estate agent sector, macroeconomic uncertainty resulting from elevated interest and mortgage rates and other such factors, and the challenges these conditions present for REMAX’s standalone prospects. Representatives of Morrison Foerster discussed the status of legal workstreams, including the negotiation of the merger agreement. Representatives of J.P. Morgan discussed the status of diligence procedures and the potential timeline for obtaining final proposals. The Independent Committee discussed, among other things, the cash and stock election feature. The Independent Committee discussed Real’s plans to identify and retain talent for the combined company’s leadership team, as proposed by Real, and the desire to understand the strategic plan for the combined company from each potential counterparty’s go-forward combined company plan. Based on the progress of negotiations with Real and Party C since the date of their respective last proposals, the Independent Committee decided to issue a formal process letter for soliciting final proposals regarding financial terms and other terms and conditions.

On April 8, 2026, representatives of J.P. Morgan, pursuant to the directions of the Independent Committee, sent to each of Real and Party C a process letter requesting that they submit their final offer, with a deadline of 10:00 p.m. Mountain Time on April 16, 2026. The letter provided instructions for submitting the offers, including a request to submit final proposed changes to the merger agreement and related transaction agreements, and provided each counterparty with an opportunity to present to the REMAX Board to discuss the merits of such counterparty’s proposed transaction. Parties were also instructed to assume that the RIHI TRA would be terminated with no additional consideration and that RIHI would be merged into a subsidiary of REMAX, in exchange for a number of shares of REMAX Class A Common Stock equal to the number of RMCO Common Units held by RIHI as part of the potential transaction. Also on April 8, 2026, representatives of Morrison Foerster distributed the first draft of the RIHI Merger Agreement to Bryan Cave, Willkie, and counsel for Party C.

Also on April 8, 2026, the Real Board met with members of Real senior management and representatives of Morgan Stanley. Representatives of Morgan Stanley discussed potential prices to be included in a potential final non-binding proposal.

On April 9, 2026, representatives of Morrison Foerster sent a revised draft of the merger agreement to legal counsel for Party C.

On April 10, 2026, representatives of Morrison Foerster sent the first draft of the voting agreement to Willkie and the legal counsel to Party C.

Also on April 10, 2026, representatives of Morrison Foerster and Willkie held a call regarding financing provisions in the merger agreement with Real.

On April 11, 2026, representatives of Morrison Foerster and legal counsel to Party C held a call. On April 12, 2026, Willkie provided a revised merger agreement. On April 13, 2026, further comments on the merger agreement, the RIHI merger agreement, company voting agreement, and the RIHI TRA termination agreement were received from Willkie. On April 14, 2026, legal counsel to Party C provided a revised merger agreement for Party C.

On April 14, 2026, the Independent Committee held a meeting with members of REMAX’s senior management and representatives of Morrison Foerster and J.P. Morgan to discuss the status of the process and preparation for the upcoming counterparty presentations to the REMAX Board. Members of REMAX’s senior management and representatives of J.P. Morgan discussed potential cost synergies as proposed by the respective potential counterparties and a reverse due diligence update. That same day, representatives of Morrison Foerster and Willkie held a call regarding the merger agreement.

On the morning of April 15, 2026, the Independent Committee met with REMAX’s senior management and representatives of J.P. Morgan and Morrison Foerster to prepare for the presentations by each of Party C and Real scheduled for that day. The Independent Committee noted that the purpose of the meetings was to allow each of the prospective counterparties to present its vision for the business combination and the opportunities for the future growth of the combined business in advance of the final proposals that were due the next day in accordance with the terms of the process letter.

The advisors then left, and Mr. Liniger and Mr. Contos joined the meeting. The REMAX Board then met with representatives of Party C. Representatives of Party C presented its vision for the combined company, describing a platform combining REMAX’s global franchise brand with Party C’s platform. Representatives of Party C said that it had identified various cost synergies. The REMAX Board asked questions regarding business combination risk, Party C’s business model, technology platforms, and plans for integration with respect to the REMAX franchise network. Following questions and answers and other discussion, the representatives of Party C left the meeting.

The REMAX Board then met with representatives of Real, who presented their vision for the combined company, describing a platform that would combine REMAX’s franchised model with Real’s owned brokerage model. Representatives of Real presented its proprietary technology platform and identified specific cost synergies that Real believed to be conservative and achievable, as well as extensive potential revenue synergy opportunities from new growth areas across various business lines. Representatives of Real also described a phased integration plan, and agent and franchisee retention strategies, which reflected an intent to preserve the REMAX brand, and presented balance sheet deleveraging projections. Following questions and answers and other discussion, the representatives of Real left the meeting.

The REMAX Board and members of REMAX’s senior management were then joined by representatives of Morrison Foerster and J.P. Morgan.

The REMAX Board discussed the possibilities of each deal, including the upside potential, and the pros and cons of each proposal. The REMAX Board also discussed their views regarding the presentations and each counterparty’s vision for the combined company, noting that Real had provided a greater level of detail regarding synergies, integration planning, and its growth trajectory, whereas Party C’s plans were more general in nature. The members of the REMAX Board also commented favorably on Real’s growth story and discussed the potential for a successful integration based upon the two companies’ business models. In particular, members of the REMAX Board noted Real’s track record of consistently meeting its financial and operational targets and discussed Real’s growth trajectory and the implications for the potential long-term value of the combined company’s equity.

The members of the Independent Committee then noted the importance of waiting to evaluate the final proposals from each counterparty before reaching a final decision. The REMAX Board discussed the need to evaluate the final proposals carefully, including questions regarding board representation in the combined company. Mr. Liniger indicated his willingness to serve as a brand ambassador in support of the combined company’s franchise network.

On April 16, the Real Board held a meeting with Real senior management, representatives of Morgan Stanley, and representatives of Willkie and Gowling. Representatives of Morgan Stanley discussed a potential final non-binding proposal, including the sources and uses of the proposed cash and equity consideration and changes since the prior proposal. Representatives of Willkie discussed key terms in the draft Merger Agreement. A representative of Gowling discussed the fiduciary duties applicable to the Real directors when determining whether to approve a potential transaction and other Canadian legal matters. The Real Board later approved the submission of a final non-binding proposal with a per share price of up to $13.00, comprised of Real Common Shares and an aggregate cash payment of up to $80.0 million.

Also on April 16, 2026, which was the deadline established in the process letter, each of Real and Party C submitted a revised non-binding proposal.

Real proposed a transaction between Real and REMAX at a stated value of $13.00 per share, payable in Real Common Shares and cash, with up to $2.00 in cash (approximately equivalent to up to $80.0 million in cash based on Real’s assumption as of this date for REMAX’s fully diluted share count) and the remainder in Real Common Shares (subject to proration and election mechanisms). The merger consideration would be expressed as a fixed exchange ratio in the merger agreement, with the exchange ratio to be based on Real’s 20-calendar-day volume weighted average price as of the close of the last trading day prior to execution of the merger agreement. Real’s proposal letter indicated that on an illustrative basis the exchange ratio would be 5.078 if it were based on the April 16, 2026 closing price of Real Common Shares. Real also submitted a draft of the Commitment Letter.

Party C proposed a transaction with REMAX for consideration that Party C described as having a stated value of $15.00 per share on a fully diluted basis, consisting of cash consideration per share of $3.85, with the remainder in stock, at the election of REMAX Stockholders (subject to proration). The proposal specified a fixed exchange ratio that was based upon the closing stock price for Party C referenced in its February 27, 2026 proposal letter. Party C noted that the value of their proposal, based on Party C’s closing share price as of April 16, 2026, was approximately $13.46 per share. Party C also submitted a form of debt commitment letter from a debt financing source. Party C requested that REMAX agree to negotiate exclusively with it through April 30, 2026.

On April 17, 2026, the Independent Committee held a meeting that included representatives of REMAX’s senior management and representatives of Morrison Foerster and J.P. Morgan. Representatives of J.P. Morgan provided an overview of the financial terms of each proposal, discussed the evolution of the proposals over time and the implied total consideration and pro forma ownership percentages under each proposal, and presented a preliminary and illustrative financial analysis of the two proposals.

The Independent Committee then discussed how to evaluate the two proposals, including various assumptions about how each counterparty’s stock might trade post-announcement, the presentations made by each of Real and Party C, the level of confidence in the synergies identified by each counterparty, and the risks around future assumptions, including that, based on the parties’ recent share prices, the implied value of Party C’s proposal was higher than the implied value of Real’s proposal, but that based on the parties’ respective projections, expected synergies and other factors, Real’s proposal suggested greater potential long-term value of the consideration to be received by REMAX Stockholders compared to Party C’s proposal. The Independent Committee discussed potential board representation in the combined company, including the expected number of board seats given REMAX’s anticipated ownership of the combined entity, noting that governance terms may be an area for further negotiation. The Independent Committee also discussed the structure and terms of employee retention arrangements and the continuation of employee benefits, including the importance of ensuring appropriate treatment of employees in connection with any transaction. Mr. Carlson reported that, at the direction of the REMAX Board, he had spoken with Mr. Poleg following submission of Real’s proposal and would be speaking with Party C’s chief executive officer.

On April 20, 2026, the REMAX Compensation Committee met with representatives of Morrison Foerster to discuss compensation for the members of the Independent Committee and the Strategy Committee in connection with their service during the strategic alternatives review process.

On April 20, 2026, the REMAX Board met with members of REMAX’s senior management and representatives of Morrison Foerster and J.P. Morgan to review the proposals received on April 16, 2026. Representatives of J.P. Morgan presented a comparison of the financial terms of the two proposals, noting among other factors the differences in cash and stock mix and other features, including the manner in which the two cash-stock election features would operate as well as the respective exchange ratio methodologies and how these would operate in the event of future changes in stock prices for each of the parties.

The REMAX Board noted that, among other things, Real’s proposal implied a value of $13.97 using the exchange ratio noted in Real’s proposal and the most recent closing price of the Real Common Shares, and that Party C’s proposal implied a value of $14.01 using the exchange ratio specified in Party C’s proposal and the most recent closing price of Party C’s stock. The REMAX Board also discussed the relative percentage ownership that REMAX Stockholders would hold in the combined company following a transaction with Real under the scenario in which REMAX Stockholders elected to receive all stock and no cash consideration, and under the scenario in which they elected to receive the maximum amount of available cash (which corresponds to $2.00 per share in cash, with the rest in stock), as well as the percentage ownership that REMAX Stockholders would hold in the combined company with Party C under Party C’s proposal. Representatives of J.P. Morgan also reviewed the evolution of the proposals over time and presented an updated preliminary and illustrative financial analysis regarding the proposals reflecting the current terms of each proposal.

Representatives of senior management of REMAX then reviewed with the REMAX Board management’s financial projections for REMAX on a standalone basis, as had previously been reviewed by the REMAX Board. Representatives of J.P. Morgan then reviewed with the REMAX Board the counterparties’ financial projections, and the anticipated cost synergies assumed by each of Party C and Real.

The REMAX Board reviewed and discussed REMAX’s financial projections and the financial projections for each of Real and Party C, as prepared by their respective managements, and the anticipated cost synergies assumed by each of Real and Party C, and approved them for use by J.P. Morgan.

There followed a discussion of the REMAX Board about the relative merits of the two proposals, including the anticipated synergies assumed by each counterparty and the risks of execution and realization of each set of future potential outcomes, as well as the risks of continuing to operate as a standalone company, including uncertainty in delivering growth, pricing, and margin improvement initiatives, evolving market dynamics relating to real estate agent commissions, and the challenges presented by macroeconomic and other conditions affecting the housing market. The REMAX Board also discussed the assumptions underlying the projected synergies and the risks associated with achieving them, noting, among other things, that, based on the parties’ recent share prices, the implied value of Party C’s proposal was higher than the implied value of Real’s proposal, but that based on the parties’ respective projections, expected synergies and other factors, Real’s proposal suggested greater potential long-term value of the consideration to be received by REMAX Stockholders compared to Party C’s proposal.

The REMAX Board, with Messrs. Liniger and Carlson recusing themselves, determined to pursue the Real transaction while maintaining ties with Party C in case issues arose with respect to Real. In reaching this determination, the REMAX Board, consisting of the members of the Independent Committee, (i) considered, among other factors, the value of the consideration to be received by REMAX Stockholders, including the cash/stock mix, the value of the proposed consideration both currently and based upon the potential long-term value of the combined company, the two counterparties’ anticipated synergies, and the risks around future assumptions, and (ii) following such considerations, determined to request several changes from Real, including (a) a third board seat, which would result in a board of ten directors comprising three REMAX designees and seven Real designees, (b) a consent right exercisable by REMAX regarding equity offerings by Real between the signing of the Merger Agreement and prior to the date of Closing, and (c) confirmation of the exchange ratio on a fixed basis as opposed to the 20 day volume-weighted average price stipulated in Real’s proposal from April 16, 2026. The REMAX Board believed that having three REMAX designees on the combined company board would provide strategic and financial benefits by supporting integration efforts and governance. At the conclusion of the REMAX Board’s discussion, representatives of J.P. Morgan and members of senior management departed so that the Independent Committee could continue to discuss the matters in executive session.

Later on April 20, 2026, Mr. Carlson, as directed by the Independent Committee, spoke to Mr. Poleg and conveyed these requests. Later that day, representatives of J.P. Morgan spoke with representatives of Morgan Stanley regarding the transaction and conveyed the same message. Representatives of Morgan Stanley conveyed that Real would be amenable to a third board seat for REMAX on the combined company board and a consent right regarding Real’s equity offerings prior to the date of Closing, and that Real would be willing to set the exchange ratio at 5.078 (which was the exchange ratio implied by Real’s April 16, 2026 proposal).

On April 21, 2026, Mr. Carlson, as directed by the Independent Committee, spoke with Party C’s chief executive officer, to deliver the message regarding the decision not to move forward with Party C.

Later on April 21, 2026, Party C submitted, on an unsolicited basis, despite the expiration of the deadline outlined in the process letter, a revised final proposal. Party C proposed a transaction with REMAX for consideration that Party C described as having a stated value of $15.00 per share on a fully diluted basis, with a fixed exchange ratio that was based upon the closing stock price for Party C as of April 20, 2026, and providing for cash consideration per share of $3.85, with the remainder in stock, at the election of REMAX Stockholders (subject to proration in the case of elections for cash consideration that exceeded an aggregate cash value of $3.85 per share on a fully diluted basis) Party C requested that REMAX agree to negotiate exclusively with it through April 30, 2026.

On April 22, 2026, the Independent Committee met with members of REMAX’s senior management and representatives of J.P. Morgan and Morrison Foerster to discuss Party C’s revised proposal. J.P. Morgan reviewed the financial terms of the revised proposal and an updated preliminary and illustrative financial analyses of each proposal. The Independent Committee discussed that Party C had submitted significantly increased additional revenue synergies estimates in support of its most recently updated proposal submitted on April 21, 2026, and discussed with J.P. Morgan the possible basis for such changes in assumptions at this stage in the process following multiple previous proposals. The Independent Committee discussed the two proposals, including the relative percentage ownership of the combined company by the stockholders of each party. The Independent Committee also considered that, based on the April 21, 2026 closing share prices, Party C’s proposal implied a value of $14.63 per share, and that based on the parties’ recent share prices, the implied value of Party C’s proposal was higher than the implied value of Real’s proposal, but that based on the parties’ respective projections, expected synergies and other factors, Real’s proposal suggested greater potential long-term value of the consideration to be received by REMAX Stockholders compared to Party C’s proposal.

Following further discussions, the Independent Committee determined to continue its focus on Real but instructed representatives of J.P. Morgan to communicate to representatives of Morgan Stanley that a further competing proposal had been received in order to give Real the opportunity to improve its proposal. The Independent Committee also instructed Mr. Carlson to convey the same message to Mr. Poleg, which he did in a conversation later on April 22, 2026.

On April 22, 2026, Morrison Foerster sent a revised draft of the merger agreement to Willkie. Also on April 22, 2026, Morrison Foerster sent revised drafts of the RIHI merger agreement and the REMAX and Real company voting agreement, as well as an initial draft of the RIHI voting agreement, to Willkie.

On April 23, 2026, representatives of J.P. Morgan provided the REMAX Board with an updated relationship disclosure letter. The REMAX Board did not identify in J.P. Morgan’s relationship disclosure any matter that would limit the ability of J.P. Morgan to fulfill its responsibilities as a financial advisor to REMAX. Also on April 23, 2026, Morrison Foerster sent Willkie a revised draft of the RIHI TRA termination agreement and further revised drafts of the REMAX and Real voting agreement and the RIHI voting agreement.

On April 24, 2026, the Real Board held a meeting with Real senior management, representatives of Morgan Stanley, Willkie, Gowling and Deloitte. Representatives of Morgan Stanley provided an update on negotiations with REMAX and its advisors regarding a potential transaction with REMAX. Representatives of Willkie discussed key transaction terms and Gowling discussed the Real Board’s duties in connection with approving a transaction like the Contemplated Transactions and other Canadian legal matters. The Real Board later approved the submission of the revised final non-binding indication of interest, comprised of Real Common Shares at a fixed exchange ratio of 5.150 shares of Real for each share of REMAX and an aggregate cash payment to REMAX Stockholders of not less than $60 million and not more than $80 million (subject to proration and election mechanisms).

Also on April 24, 2026, Real submitted a revised final proposal, in which Real increased the exchange ratio for an all-stock election from 5.078 to 5.150, which implied a value of $13.80 per share based on Real’s closing share price as of that date. Real’s final proposal also specified a maximum aggregate cash election of $80 million, which was substantially consistent with the cash component of approximately $2.00 per share contemplated by Real’s prior proposals, and introduced a minimum aggregate cash election of $60 million. As a condition to its revised proposal, Real required that the termination fee payable by REMAX upon termination of the Merger Agreement be set at 4.5% of the equity value of the outstanding shares of REMAX, which amounted to a fee of $25 million. Real also agreed to a termination fee payable in certain circumstances by Real in the amount of 4.5% of Real’s equity value, which amounted to a fee of $31 million.

On April 25, 2026, the REMAX Board held a meeting with members of REMAX’s senior management and representatives of Morrison Foerster and J.P. Morgan to discuss the two revised proposals. Representatives of J.P. Morgan reviewed the financial terms of each of the two proposals and an updated preliminary and illustrative financial analysis of both proposals. The REMAX Board discussed the significant REMAX stock price movements on the prior trading day and discussed market surveillance considerations. The REMAX Board reviewed again the projections for each of Real and REMAX, as had previously been reviewed and approved by the REMAX Board, together with an additional year of projections for each of REMAX and Real, in each case, as prepared by their respective management teams, and approved the use by J.P. Morgan of such projections. A representative of Morrison Foerster discussed the latest merger agreement mark-up from Real. The REMAX Board discussed the merits of each proposal, including integration risks, the long-term scenarios under each proposal relative to REMAX’s standalone plan, the impact on franchisees and agents, and the pros and cons of each proposal. The REMAX Board noted that Real’s revised proposal implied a value, based on the closing price of Real shares on April 24, 2026, of $13.80, and would result in pro forma ownership of the combined company by REMAX Stockholders of approximately 40% (assuming the payment of the $80 million maximum of available cash consideration to REMAX Stockholders). The REMAX Board also noted that, based on the parties’ recent share prices, the implied value of Party C’s proposal was higher than the implied value of Real’s proposal, but that based on the parties’ respective projections, expected synergies and other factors, Real’s proposal suggested greater potential long-term value of the consideration to be received by REMAX Stockholders compared to Party C’s proposal and that the Board was more comfortable with the likelihood of achieving the financial results reflected in such projections as well as the synergies and strategic benefits anticipated to result from a combination with Real. Each of the members of the Independent Committee voted in favor of continuing to pursue Real’s proposed transaction.

The parties continued to conduct various discussions following the meeting, and exchanged drafts and final comments on the various transaction agreements.

On April 26, 2026, the Independent Committee, based on consultation with the REMAX Compensation Committee, met with representatives of Morrison Foerster to discuss and approve fees for the members of the Independent Committee and the Strategy Committee in connection with their service during the strategic alternatives review process. The terms of such fees are described under the section entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions,” beginning on page 178 of this joint proxy statement/ prospectus and management information circular.

Also on April 26, 2026, the REMAX Board met with members of REMAX’s senior management and representatives of J.P. Morgan and Morrison Foerster. Representatives of J.P. Morgan presented their financial analyses with respect to the proposed transaction. The REMAX Board discussed, among other things, the results of the negotiations and the key dimensions of the proposed transactions from the perspective of REMAX Stockholders.

The REMAX Board then held an executive session with representatives of J.P. Morgan and Morrison Foerster to discuss the transaction without Messrs. Carlson and Liniger.

The REMAX Board meeting resumed with Mr. Carlson, Mr. Liniger, and representatives of J.P. Morgan and Morrison Foerster. At the request of the REMAX Board, representatives of J.P. Morgan rendered J.P. Morgan’s fairness opinion orally to the REMAX Board, which opinion was subsequently confirmed by delivery of a written opinion, dated April 26, 2026, that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the Merger Consideration to be paid to the holders of REMAX Class A Common Stock (other than holders of Excluded Shares and Dissent Shares) in the proposed transaction was fair, from a financial point of view, to such holders. For a description of J.P. Morgan’s opinion and the analyses performed in connection therewith, see the section entitled “The Contemplated Transactions — Opinion of REMAX’s Financial Advisor,” beginning on page 119 of this joint proxy statement/prospectus and management information circular.

Following receipt of J.P. Morgan’s oral opinion, the Audit Committee approved the various related party elements of the proposed transactions.

The Independent Committee then discussed the transaction further and unanimously approved the Contemplated Transactions and recommended it to the full REMAX Board. Messrs. Carlson and Liniger then recused themselves from the voting, and the REMAX Board by the unanimous vote of the independent directors, approved the Merger Agreement and the Contemplated Transactions.

On April 26, 2026, the Real Board held a meeting with members of Real’s senior management and representatives of Morgan Stanley, Willkie and Gowling. Representatives of Morgan Stanley reviewed a summary of the potential transaction, including structure, pricing, consideration and anticipated pro forma ownership of the combined company. Morgan Stanley then reviewed REMAX’s forecasts and key assumptions included therein and summarized Morgan Stanley’s valuation analysis. Morgan Stanley then rendered its oral opinion (subsequently confirmed by delivery of its written opinion) to the Real Board (in its capacity as such) that, as of April 26, 2026, the Arrangement Consideration (as defined in Morgan Stanley’s written opinion) pursuant to the Merger Agreement was fair from a financial point of view to the holders of Real Common Shares. Representatives of Morgan Stanley also subsequently delivered a customary relationship disclosure letter, which included information related to certain of Morgan Stanley’s current and prior relationships with Real, REMAX, and certain of their respective affiliates. Morgan Stanley’s written opinion is described in the section entitled “The Contemplated Transactions — Opinion of Real’s Financial Advisor” beginning on page 102 of this joint proxy statement/prospectus and management information circular. Representatives of Willkie then reviewed the terms of the draft Merger Agreement and related documents, including the Plan of Arrangement, the Support Agreements and the RIHI Merger Agreement, as well as the Commitment Letter for the Bridge Facility. After additional discussions and deliberations including as to the matters discussed in the sections entitled “The Contemplated Transactions — Recommendation of the Real Board; Real’s Reasons for the Contemplated Transactions,” beginning on page 98 of this joint proxy statement/prospectus and management information circular, the Real Board unanimously approved the Merger Agreement, the Contemplated Transactions, the Financing, the Commitment Letter and other documents related to financing the Contemplated Transaction.

Following the REMAX Board’s and the Real Board’s approvals, the Merger Agreement, the RIHI Merger Agreement, the Support Agreements, and the RIHI TRA Termination Amendment were executed on April 26, 2026, and on April 27, 2026, prior to the opening of trading on the NYSE and Nasdaq, REMAX and Real issued a joint press release announcing the transaction.

On June 10, 2026, each of the REMAX Board and the Real Board approved entering into an amendment to the Merger Agreement in order to make certain technical changes to the transaction steps set out in the Merger Agreement, the Plan of Arrangement and the Arrangement Resolution. On June 12, 2026, Real, REMAX and the other parties to the Merger Agreement entered into an amendment to the Merger Agreement.

Recommendation of the Real Board; Real’s Reasons for the Contemplated Transactions

At its meeting held on April 26, 2026, after careful consideration and consultation with Real’s senior management and its legal and financial advisors, the Real Board unanimously determined, among other things, that (i) the Arrangement and the entering into of the Merger Agreement is in the best interests of Real and that the Arrangement and the Contemplated Transactions (including the Mergers) are fair, from a financial point of view, to Real Securityholders, and (ii) the payment of the Merger Consideration and the Stock Issuance is advisable and in the best interests of Real.

The Real Board unanimously approved, among other things, (i) the entering into of the Merger Agreement, including the Plan of Arrangement, (ii) subject to the approval of Real Securityholders, the Arrangement, and (iii), the Stock Issuance upon closing of the Contemplated Transactions. In doing so, the Real Board considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of each of Real and REMAX and certain anticipated effects of the Contemplated Transactions on the combined company.

In making its determination, the Real Board consulted with Real’s management and legal and financial advisors and considered a number of factors, including the following, that it believed weighed positively in favor of the Merger Agreement, the Contemplated Transactions and the Stock Issuance (not necessarily in order of relative importance):

●	the Real Board’s belief that the combined company will be a leading technology-enabled global real estate platform;
●	the prospect of uniting Real’s AI-powered, high-growth brokerage platform, proprietary software and vibrant agent community with REMAX’s iconic real estate brand and expansive global franchise network with a presence in more than 120 countries and territories and more than 145,000 agents;
●	the fact that the Contemplated Transactions would establish a combined company with nearly 8,500 franchisees and over 180,000 agents, more than 100,000 of whom are based in the U.S. and Canada;

●	the Real Board’s expectation that the Contemplated Transactions would yield approximately $30 million of annual run-rate cost savings from efficiencies that would result from the combination of the businesses, the majority of which would be expected to be realized within calendar year 2027. These savings were expected to be primarily generated from shared services, corporate and public company costs, technology efficiencies and gradual optimization of the combined company’s real estate footprint;
●	the Real Board’s understanding of the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of each of Real and REMAX;
●	the Real Board’s expectation that, upon completion of the Contemplated Transactions, current Real Shareholders will own approximately 60% of the outstanding shares of New Wildlife Common Stock on a fully exchanged and diluted basis, and assuming the payment of the $80 million maximum available Cash Election Consideration to REMAX Stockholders;
●	the opportunity to diversify Real’s revenue base with durable, high-margin revenue from REMAX’s iconic global franchise network spanning more than 120 countries and territories;
●	the fact that the Contemplated Transactions will enable Real to continue investments in technology to help real estate professionals grow their business and enhance the services they offer homebuyers and home sellers;
●	the expectation that the Contemplated Transactions will be accretive for holders of Real Common Shares, generating strong combined free cash flow and creating opportunities to accelerate growth in emerging and adjacent revenue streams across the combined platform;
●	the fact that (i) holders of Real Common Shares and Real Equity Awards or other securities or rights convertible into or exercisable or exchangeable for Real Common Shares that, as of the date of the Merger Agreement, collectively represented approximately 16% of the voting power of the issued and outstanding Real Common Shares, and approximately 20% of the outstanding Real Securities, agreed to vote in favor of the Arrangement Resolution, (ii) holders of shares of REMAX Class A Common Stock and REMAX Class B Common Stock that collectively represent approximately 38% of the voting power of the issued and outstanding REMAX Common Stock agreed to vote in favor of the adoption of the Merger Agreement and (iii) holders of RIHI Series A Common Stock that collectively represent approximately 96.8% of the voting power of the outstanding RIHI common stock agreed to vote in favor of the adoption of the RIHI Merger Agreement, as more fully described in the section entitled “The Support Agreements,” beginning on page 174 of this joint proxy statement/prospectus and management information circular;
●	the historical and then-current trading prices and volumes of each of the Real Common Shares and the shares of REMAX Common Stock;
●	the current and prospective business environment in which each of the companies operates, including economic conditions and the highly competitive environment that each of the companies operates within, and the likely effect of these factors on Real, REMAX and the combined company;
●	the Real Board received a fairness opinion from its financial advisor, Morgan Stanley, as more fully described under the section entitled “The Contemplated Transactions — Opinion of Real’s Financial Advisor,” beginning on page 102 of this joint proxy statement/prospectus and management information circular;
●	the result of Real’s due diligence investigation of REMAX and the reputation, business practices and experience of REMAX and its management;
●	the terms of the Merger Agreement, including, among other things, the delivery of the RIHI TRA Termination Amendment and REMAX’s obligation to pay Real a termination fee of $25 million if the Merger Agreement is terminated under certain circumstances;

●	the Real Supporting Holders (who, as of the date of the Merger Agreement, collectively represented approximately 16% of the voting power of the issued and outstanding Real Common Shares) have entered into the Real Support Agreements pursuant to which they have agreed, among other things, to vote in favor of the Arrangement Resolution;
●	the Arrangement is subject to the Required Real Securityholder Vote and the Arrangement must be approved by the Arrangement Court, both of which protect Real Securityholders; and
●	Registered Real Shareholders who oppose the Arrangement may, subject to strict compliance with all applicable requirements, exercise Dissent Rights and, if ultimately successful, receive fair value for their Real Common Shares (as set forth in Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order and the Plan of Arrangement).

The Real Board also considered a number of uncertainties and risks in its deliberations concerning the Contemplated Transactions, including the following (not necessarily in order of relative importance):

●	the fact that, because the Stock Election Exchange Ratio is fixed, the market value of the Stock Election Consideration to be paid to the holders of REMAX Common Stock may fluctuate between the date of this joint proxy statement/prospectus and management information circular and the consummation of the Contemplated Transactions based upon the trading price of Real Common Shares;
●	the fact that the opinion of Morgan Stanley to the Real Board as to the fairness, from a financial point of view, of the Arrangement Consideration (as defined in such opinion) to be received by the holders of Real Common Shares pursuant to the Merger Agreement speaks only as of the date of issuance and does not take into account events occurring or information that has become available after such date, including general market and economic conditions and other factors which may be beyond the control of Real and REMAX and on which the fairness opinion was based, any of which conditions may be material;
●	the ownership dilution to current Real Shareholders as a result of the issuance of shares of New Wildlife Common Stock pursuant to the Contemplated Transactions;
●	the potential length and uncertainty of the regulatory approval process and, consequently, the amount of time from the date on which the Real Board approved the Arrangement and the entering into of the Merger Agreement and the date of the Closing during which Real will be subject to the operating restrictions in the Merger Agreement, which could impact Real’s operations or performance, including by, among other things, delaying or preventing Real from undertaking certain business opportunities that Real would otherwise undertake absent the pending completion of the Contemplated Transactions and diverting Real management’s attention from day-to-day business concerns, as more fully described in the section entitled “Risk Factors — Risk Factors Relating to the Contemplated Transactions,” beginning on page 35 of this joint proxy statement/prospectus and management information circular;
●	Real’s commitments to take certain actions and agree to certain conditions in order to obtain required regulatory approvals;
●	the risk that the required regulatory approvals for the completion of the Contemplated Transactions may not be obtained and the Contemplated Transactions may not be consummated;
●	the risk that governmental entities may impose conditions on the combined company that may adversely affect the ability of the combined company to realize the expected benefits of the Contemplated Transactions, including requirements to divest certain businesses or assets or agree to restrictions on the operation of the combined company;
●	the fact that REMAX’s obligation to complete the Contemplated Transactions is conditioned on its receipt of the Morrison Foerster Tax Opinion;
●	the risk that the expected synergies may not be realized or may not be captured to the extent and within the time expected;
●	the risk that REMAX’s performance may not meet Real’s expectations;

●	the provisions of the Merger Agreement that restrict Real’s ability to solicit or participate in discussions or negotiations regarding acquisition proposals, subject to certain exceptions;
●	the fact that in certain circumstances, including if REMAX terminates the Merger Agreement as a result of the Real Board changing its recommendation in favor of the Arrangement Resolution, Real would be required to pay REMAX a termination fee of $31 million, as more fully described in the section entitled “The Merger Agreement — Term and Termination,” beginning on page 148 of this joint proxy statement/prospectus and management information circular;
●	the fact that in certain circumstances, including if the Merger Agreement is terminated because of a permanent Restraint (as defined in the Merger Agreement) relating to antitrust or competition law, Real would be required to pay REMAX a termination fee of $36 million, as more fully described in the section entitled “The Merger Agreement — Term and Termination,” beginning on page 148 of this joint proxy statement/prospectus and management information circular;
●	the Merger Agreement’s provisions permitting REMAX to terminate the Merger Agreement prior to the Required REMAX Stockholder Vote in connection with a superior proposal, as more fully described in the section entitled “The Merger Agreement — No Change in Recommendations,” beginning on page 146 of this joint proxy statement/prospectus and management information circular;
●	the significant costs incurred by Real in connection with entering into the Merger Agreement and the substantial time and effort on the part of Real’s management required to complete the Contemplated Transactions, which may disrupt Real’s business operations;
●	the risks and challenges inherent in the combination of two businesses of the size, scope and complexity of Real and REMAX, including the potential for unforeseen difficulties in integrating operations and systems and difficulties integrating employees;
●	the risk that Real and REMAX may be unable to retain key personnel;
●	the potential effect on Real’s business and relationships with agents, home buyers and home sellers and other stakeholders as a result of the announcement of the Contemplated Transactions and the uncertainty regarding whether or not the Contemplated Transactions will be completed;
●	the fact that the combined company will have higher leverage following the Contemplated Transactions due to its incurrence of indebtedness to fund the repayment of REMAX’s outstanding indebtedness, which could have adverse consequences to the combined company’s business and financial position or its ability to pursue acquisition opportunities following the Contemplated Transactions;
●	the risk that Real Securityholders or the REMAX Stockholders may not approve the Contemplated Transactions at the Real Meeting or the REMAX Meeting, respectively;
●	the fact that, despite the efforts of Real and REMAX, and even if the Contemplated Transactions are approved by the Real Securityholders and the REMAX Stockholders, the Contemplated Transactions may not be completed or may be delayed; and
●	various other risks associated with the Contemplated Transactions and the business of Real, REMAX and the combined company described in the section entitled “Risk Factors,” beginning on page 35 of this joint proxy statement/prospectus and management information circular.

The Real Board determined that, overall, these potential risks and uncertainties were outweighed by the benefits that the Real Board expects to achieve as a result of the Contemplated Transaction. The Real Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The foregoing discussion of the information and factors that the Real Board considered is not intended to be exhaustive, but is meant to include the material factors relating to the Contemplated Transactions that the Real Board considered. In view of the complexity and wide variety of factors that the Real Board considered, the Real Board did not find it practical to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights or values to any of the factors considered. In addition, individual members of the Real Board may have given different weights to different factors.

The foregoing description of Real’s consideration of the factors relating to the Contemplated Transactions is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 32 of this joint proxy statement/prospectus and management information circular.

ACCORDINGLY, THE REAL BOARD UNANIMOUSLY RECOMMENDS THAT REAL SECURITYHOLDERS VOTE “FOR” THE ARRANGEMENT RESOLUTION.

Opinion of Real’s Financial Advisor

Real retained Morgan Stanley to provide it with financial advisory services in connection with the Contemplated Transactions and to provide a financial opinion to the Real Board. Real selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in Real’s industry, and its knowledge of the business and affairs of Real. As part of this engagement, the Real Board requested that Morgan Stanley evaluate the fairness to holders of Real Common Shares, from a financial point of view, of the arrangement consideration (as defined in Morgan Stanley’s opinion). On April 26, 2026, at a meeting of the Real Board, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion to the Real Board dated April 26, 2026, that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the arrangement consideration (as defined in Morgan Stanley’s opinion) was fair, from a financial point of view, to holders of Real Common Shares.

The full text of the written opinion of Morgan Stanley, dated as of April 26, 2026, is attached to this joint proxy statement/prospectus and management information circular as Annex K and is hereby incorporated into this joint proxy statement/prospectus and management information circular by reference in its entirety. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. You should read the entire opinion and the summary of Morgan Stanley’s opinion below carefully and in their entirety. This summary of the opinion of Morgan Stanley set forth in this joint proxy statement/prospectus and management information circular is qualified in its entirety by reference to the full text of the opinion. Morgan Stanley’s opinion was directed to the Real Board, in its capacity as such, addressed only the fairness of the arrangement consideration (as defined in such opinion), from a financial point of view, to holders of Real Common Shares as of the date of the opinion and did not address any other aspects or implications of the Contemplated Transactions. The opinion did not in any manner address the prices at which shares of New Wildlife Common Stock will trade following consummation of the Contemplated Transactions or at any time. Morgan Stanley’s opinion was not intended to, and does not, constitute a recommendation to any holder of Real Common Shares or REMAX Common Stock as to how to vote at the Real Meeting or the REMAX Meeting, respectively, or whether to take any other action with respect to the Contemplated Transactions. Morgan Stanley was not required to opine as to, and its opinion does not in any manner address, the underlying business decision by Real to proceed with or effect the Contemplated Transactions, or the likelihood that the Contemplated Transactions are consummated. Morgan Stanley’s opinion did not address the relative merits of the Contemplated Transactions as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

In connection with rendering its opinion, Morgan Stanley, among other things:

●	reviewed certain publicly available financial statements and other business and financial information of Real and REMAX, respectively;
●	reviewed certain internal financial statements and other financial and operating data concerning Real and REMAX, respectively;
●	reviewed certain financial projections prepared by the management teams of Real and REMAX, respectively;

●	reviewed information relating to certain strategic, financial and operational benefits anticipated from the Contemplated Transactions, prepared by the managements of Real and REMAX, respectively;
●	discussed the past and current operations and financial condition and the prospects of Real, including information relating to certain strategic, financial and operational benefits anticipated from the Contemplated Transactions, with senior executives of Real;
●	discussed the past and current operations and financial condition and the prospects of REMAX with senior executives of REMAX;
●	reviewed the reported prices and trading activity for Real Common Shares and REMAX Class A Common Stock;
●	compared the financial performance of Real and REMAX and the prices and trading activity of Real Common Shares and REMAX Class A Common Stock with that of certain other publicly-traded companies comparable with Real and REMAX, respectively, and their securities;
●	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
●	participated in certain discussions and negotiations among representatives of Real and REMAX and their financial and legal advisors;
●	reviewed the Merger Agreement and certain related documents; and
●	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Real and REMAX, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Contemplated Transactions, Morgan Stanley assumed, with Real’s consent, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Real and REMAX of the future financial performance of Real and REMAX. These projections are discussed more fully in the section entitled “The Contemplated Transactions — Certain Unaudited Prospective Financial Information” beginning on page 124 of this joint proxy statement/ prospectus and management information circular. Morgan Stanley assumed, with Real’s consent, that the projections prepared by the management of Real are a reasonable basis upon which to evaluate the business and financial prospects of Real and REMAX. Morgan Stanley expressed no view as to such projections or the assumptions on which they were based. Morgan Stanley relied upon, without independent verification, the assessment by the management teams of Real and REMAX of: (i) the strategic, financial and other benefits expected to result from the Contemplated Transactions; (ii) the timing and risks associated with the integration of Real and REMAX; (iii) their ability to retain key employees of Real and REMAX, respectively; and (iv) the validity of, and risks associated with, the Real and REMAX’s existing and future technologies, intellectual property, products, services and business models. In addition, Morgan Stanley assumed, with Real’s consent, that the Contemplated Transactions will be consummated in accordance with all applicable laws and regulations and in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Contemplated Transactions will be treated as a tax-free reorganization pursuant to the Code, and will qualify as a transaction described in Section 351 of the Code, and that the definitive Merger Agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed, with Real’s consent, that in connection with the receipt of all the necessary governmental, regulatory or other approvals, consents or agreements required in connection with the Contemplated Transactions, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Contemplated Transactions. Morgan Stanley did not express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Contemplated Transactions or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Real and REMAX and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of REMAX’s officers, directors or employees, or any class of such persons, relative to the arrangement consideration (as defined in Morgan Stanley’s opinion) to be received by the holders of REMAX Common Stock in the transaction. Morgan Stanley was not requested to make, and did not make, any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Real or REMAX, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of the date of its opinion. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses of Morgan Stanley

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter to the Real Board dated April 26, 2026. The following summary is not a complete description of the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The various analyses summarized below were based on the closing prices for Real Common Shares and REMAX Class A Common Stock as of April 24, 2026, the last trading day prior to the execution of the Merger Agreement, except as otherwise noted. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

Comparable Public Company Analysis

Morgan Stanley reviewed and compared certain publicly available ratios and consensus estimates of each of Real and REMAX with equivalent publicly available financial information and consensus estimates for companies that share business characteristics with Real and REMAX to derive an implied exchange ratio reference range with respect to Real and REMAX. Morgan Stanley in its professional judgment determined that the comparable companies with business characteristics most similar to Real and REMAX for the purposes of its opinion (which we collectively refer to as, the “Comparable Companies”), grouped by category to reflect the different business characteristics of each business, were:

●	Residential Brokerage (applicable to both Real and REMAX):
●	Compass, Inc. (“Compass”); and
●	eXp World Holdings, Inc. (“eXp”).
●	Real Estate Tech / Residential Portals (applicable to Real):
●	AppFolio, Inc.;
●	CoStar Group, Inc.;
●	Opendoor Technologies Inc.;
●	Porch Group, Inc.;
●	SmartRent, Inc.; and
●	Zillow Group, Inc. (“Zillow”)

●	Real Estate Services (applicable to REMAX):
●	Colliers International Group Inc.;
●	Cushman & Wakefield Ltd.; and
●	Newmark Group, Inc.
●	Low-Growth Franchisors (applicable to REMAX):
●	Driven Brands Holdings Inc.;
●	Dine Brands Global, Inc.; and
●	Chemed Corporation.

For purposes of this comparable public company analysis, Morgan Stanley analyzed the following statistics of the Comparable Companies for comparison purposes: (i) aggregate value to consensus estimated earnings before interest, tax, depreciation, amortization, and stock-based compensation (“Adjusted EBITDA”), which we refer to as “AV/Adjusted EBITDA”; and (ii) price to estimated earnings, which we refer to as “Price/Earnings”; in each case, (i) and (ii) for the calendar years 2026 (reflecting reported financial data through March 31, 2026, where applicable, and consensus estimates for the remainder of 2026) and 2027. Price/Earnings was not applied to REMAX because the REMAX Projections as provided to Morgan Stanley extended only to Adjusted EBITDA. The statistics for each Comparable Company were calculated using its respective closing price on April 24, 2026, and were based on the most recent publicly available information and street consensus estimates.

Morgan Stanley then compared the median 2026 and 2027 AV / Adjusted EBITDA from the applicable category of Comparable Companies to management forecasted Adjusted EBITDA estimates for each of Real and REMAX to derive a range of implied share prices for each share of Real Common Shares and REMAX Class A Common Stock. Morgan Stanley also compared the median 2027 Price / Earnings multiple of the Residential Brokerage and Real Estate Tech / Residential Portal Comparable Companies to Real management’s forecasted 2027 net income to derive an additional reference range of implied per share equity values for Real Common Shares as a secondary approach. Price / Earnings was not applied to REMAX because the REMAX projections as provided to Morgan Stanley did not extend to net income. The ranges of implied share prices were derived utilizing (1) for Real, Real management’s forecasted 2026 and 2027 Adjusted EBITDA (post-SPP SBC) of $36 million and $68 million, respectively, and forecasted 2027 net income of $20 million and (2) for REMAX, REMAX management’s forecasted 2026 and 2027 Adjusted EBITDA of $93 million and $106 million, respectively.

The following tables reflect the results of this analysis for Real:

Real

	Comparable	Implied
	Companies Median	Share Price
AV / 2026E Adjusted EBITDA
Residential Brokerage Median	13.0x	$2.08
Real Estate Tech / Residential Portals Median	18.8x	$2.89
Median for All Comparable Companies	14.2x	$2.24
AV / 2027E Adjusted EBITDA
Residential Brokerage Median	9.8x	$2.85
Real Estate Tech / Residential Portals Median	14.8x	$4.18
Median for All Comparable Companies	12.7x	$3.63
Price / 2027E Earnings
Residential Brokerage Median	29.7x	$2.87
Real Estate Tech / Residential Portals Median	20.7x	$1.99
Median for All Comparable Companies	20.7x	$1.99

The following tables reflect the results of this analysis for REMAX:

REMAX

	Comparable	Implied
	Companies Median	Share Price
AV / 2026E Adjusted EBITDA
Residential Brokerage Median	13.0x	$22.05
Real Estate Services Median	7.5x	$9.07
Low-Growth Franchisors Median	8.5x	$11.52
Median for All Comparable Companies	9.2x	$13.12
AV / 2027E Adjusted EBITDA
Residential Brokerage Median	9.8x	$17.85
Real Estate Services Median	6.7x	$9.52
Low-Growth Franchisors Median	7.3x	$11.16
Median for All Comparable Companies	7.9x	$12.82

Following this analysis, Morgan Stanley then compared the ranges of implied share prices for each of Real and REMAX, with deductions to the implied REMAX share prices for the $60 to $80 million of Cash Election Consideration, equivalent to $1.51 to $2.01 per share of REMAX Class A Common Stock. Morgan Stanley compared the lowest implied equity value per share for REMAX Class A Common Stock, as adjusted for the Cash Election Consideration, to the highest implied equity value per Real Common Share to derive the lowest implied exchange ratio implied by each pair of estimates. Similarly, Morgan Stanley compared the highest implied equity value per share of REMAX Class A Common Stock, as adjusted for the Cash Election Consideration, to the lowest implied equity value per Real Common Share to derive the highest implied exchange ratio implied by each pair of estimates. The implied exchange ratio ranges resulting from this analysis, as compared to the exchange ratio of 5.150 provided for in the Merger Agreement, adjusted to an implied exchange ratio of 4.587 assuming $60 million of Cash Election Consideration and 4.400 assuming $80 million of Cash Election Consideration, were:

Implied Exchange Ratio Range
	Assuming $60 MM Cash	Assuming $80 MM Cash
	Election Consideration	Election Consideration
AV / 2026E Adjusted EBITDA	2.616x to 9.876x	2.442x to 9.634x
AV / 2027E Adjusted EBITDA	1.917x to 5.734x	1.796x to 5.557x

Discounted Cash Flow Analysis

Real

Morgan Stanley performed a discounted cash flow analysis, or “DCF,” which is designed to imply a value of a company by calculating the present value of estimated future unlevered free cash flows and terminal value of the company. The “unlevered free cash flows” or “free cash flows” refer to a calculation of the future cash flows of an asset without including, in such calculation, any debt servicing costs. The present value of a terminal value, representing the value of unlevered free cash flows beyond the end of the forecast period, is added to arrive at a total aggregate value. Outstanding debt and non-controlling interests is subtracted and outstanding cash is added to arrive at an equity value. The equity value is then divided by the number of fully diluted shares of common stock, in order to arrive at an implied equity value per share.

Morgan Stanley calculated ranges of implied equity values per Real Common Share, based on a discounted cash flow analysis utilizing the Real Projections, extrapolated based upon the guidance and direction of Real management.

The unlevered free cash flows (post-SBC) for such periods were discounted to present value using a range of discount rates from 10.7% to 12.7%, which was derived by taking a sensitized range of Real’s weighted average cost of capital determined utilizing the capital asset pricing model to calculate Real’s cost of equity, which Morgan Stanley treated as Real’s cost of capital because Real did not have any indebtedness.

Morgan Stanley then calculated a range of implied terminal aggregate values of Real as of December 31, 2030, by applying a range of AV/ Adjusted EBITDA multiples of 10.3x to 12.5x to the forecasted Adjusted EBITDA of Real for the 12 months ending

December 31, 2031, as extrapolated based upon the guidance and direction of Real management, and adjusted to deduct stock-based compensation related to Real’s Agent Stock Purchase Plan. The range of AV / Adjusted EBITDA multiples was selected based on the range of AV / NTM Adjusted EBITDA multiples observed for the Residential Brokerage companies within the Real Comparable Companies. These analyses resulted in a range of implied terminal values of Real as of December 31, 2030. The implied terminal aggregate value of Real was then discounted to present value as of June 30, 2026, using the range of discount rates described above. This present value of the implied terminal aggregate value of Real was then added to the implied present value of the unlevered free cash flows (post-SBC) as described above, subtracting outstanding debt and non-controlling interests and adding outstanding cash as of March 31, 2026, and dividing by the number of fully diluted Real Common Shares as of April 24, 2026, all as provided by Real’s management.

This analysis indicated an implied per share equity value reference range for Real of $6.65 to $8.53 per Real Common Share.

REMAX

Morgan Stanley performed a similar DCF analysis to derive an implied equity value reference range for the REMAX Class A Common Stock.

Morgan Stanley calculated ranges of implied equity values per share of common stock, based on a discounted cash flow analysis utilizing the REMAX Projections, extrapolated based upon the guidance and direction of Real management. Morgan Stanley conducted two versions of this REMAX DCF analysis, with one version including the impact of expense synergies as projected by Real management (including the projected timing to realize these expense synergies and the one-time cost to achieve them) and a second version excluding these synergies.

The unlevered free cash flows (post-SBC) for such periods were discounted to present value using a range of discount rates from 6.6% to 7.3%, which was derived by taking a sensitized range of REMAX’s weighted average cost of capital determined utilizing the capital asset pricing model to calculate REMAX’s cost of equity and utilizing REMAX’s current weighted average interest rate on its current indebtedness and current tax rate to calculate REMAX’s cost of debt.

Morgan Stanley then calculated a range of implied terminal aggregate values of REMAX as of December 31, 2029, by applying a range of AV/ Adjusted EBITDA multiples of 6.4x to 12.5x to the forecasted Adjusted EBITDA of REMAX for the 12 months ending December 31, 2030, as extrapolated based upon the guidance and direction of Real management, and inclusive of expense synergies as projected by Real management in the first version of the DCF analysis, as described above. The range of AV / Adjusted EBITDA multiples was selected based on the range of AV / NTM Adjusted EBITDA multiples observed for the REMAX Comparable Companies. These analyses resulted in a range of implied terminal values of REMAX as of December 31, 2029. The implied terminal aggregate value of REMAX was then discounted to present value as of June 30, 2026, using the range of discount rates described above. This present value of the implied terminal aggregate value of REMAX was then added to the implied present value of the unlevered free cash flows (post-SBC) as described above, subtracting outstanding debt and non-controlling interests and adding outstanding cash as of March 31, 2026, and dividing by the number of fully diluted shares of REMAX Common Stock as of April 24, 2026, all as provided by REMAX’s management. This analysis indicated an implied per share equity value reference range for REMAX of $20.48 to $42.40 per share of REMAX Class A Common Stock inclusive of the impact of synergies and $15.48 to $33.65 excluding the impact of synergies.

Following this analysis, Morgan Stanley then compared the ranges of implied equity values for each of Real and REMAX, both with and without factoring in the value of expected transaction synergies for the REMAX implied equity values. First, Morgan Stanley compared the lowest implied equity value per share of REMAX Class A Common Stock, as adjusted for the Cash Election Consideration, to the highest implied equity value per Real Common Share to derive the lowest implied exchange ratio implied by each pair of estimates. Second, Morgan Stanley compared the highest implied equity value per share of REMAX Class A Common Stock, as adjusted for the Cash Election Consideration, to the lowest implied equity value per Real Common Share to derive the highest implied exchange ratio implied by each pair of estimates. The implied exchange ratio ranges resulting from this analysis, as compared to the exchange ratio of 5.150 adjusted to an implied exchange ratio of 4.587 assuming $60 million of Cash Election Consideration and 4.400 assuming $80 million of Cash Election Consideration provided for in the Merger Agreement, were:

Implied Exchange Ratio Range
	Assuming $60 MM Cash	Assuming $80 MM Cash
	Election Consideration	Election Consideration
With Expense Synergies	2.224x to 6.147x	2.165x to 6.071x
Pre-Synergies	1.639x to 4.831x	1.580x to 4.755x

Other Information

Morgan Stanley observed certain additional items that were not considered part of Morgan Stanley’s financial analyses with respect to its opinion but were referenced for informational purposes, including the following:

Selected Precedent Transactions Analysis

For reference only, using publicly available information, Morgan Stanley also reviewed the terms of the following selected public company precedent transactions announced between December 2006 and March 2026 in which the targets were residential brokerage companies, companies that provide real estate services, real estate technology transactions or franchised businesses and the transaction was greater than $200 million, for which sufficient information was available as of the date of the opinion.

Completed	Target	Acquiror
March 2026	Eastdil Secured	Savills
February 2026	European Wax Center	General Atlantic
November 2025	Denny’s Corporation	TriArtisan; Treville; Yadav Enterprises
September 2025	Anywhere Real Estate	Compass
March 2025	Redfin	Rocket Companies
December 2024	@properties	Compass
May 2022	Black Knight	Intercontinental Exchange
June 2021	RE/MAX INTEGRA North America	REMAX
February 2021	CoreLogic	Stone Point Capital; Insight Partners
December 2020	RealPage	Thoma Bravo
September 2020	ServiceMaster Brands	Roark Capital Group
March 2019	HFF	JLL
September 2014	Move, Inc.	News Corp
July 2014	Trulia	Zillow
May 2014	Studley	Savills
December 2006	Realogy	Apollo Management

Morgan Stanley reviewed (i) the premiums paid to the target companies’ unaffected stock prices (defined for each selected precedent transaction as the closing stock price on the trading day prior to the announcement of the transaction or prior to a news report, management commentary, public filing, or other public disclosure regarding a potential transaction), (ii) the premiums paid to aggregate value calculated based upon the target companies’ unaffected stock prices, and (iii) for informational purposes only, the ratio of the aggregate value of the target companies to such target company’s adjusted EBITDA over the next 12 months following the announcement of the transaction, which we refer to as “AV / NTM Adjusted EBITDA.” The observed 25th percentile and 75th percentile premiums to unaffected share prices in all transactions reviewed (excluding transactions in which the target was not publicly traded) were 31% and 74%, respectively, with a median premium to unaffected stock price of 43%. Morgan Stanley derived an implied per share equity value range of REMAX Class A Common Stock using (i) the median premium to the unaffected share price observed in the precedent transactions (43%) as a low-end reference and (ii) the median AV/NTM Adjusted EBITDA multiple observed in the precedent transactions (10.5x) as a high-end reference. Morgan Stanley deemed REMAX’s unaffected share price to be its closing share price on April 23, 2026, the last trading day prior to industry speculation regarding a potential sale of REMAX. This analysis indicated the following implied per share equity value reference range for a share of REMAX Class A Common Stock:

Implied REMAX Per Share Equity Value Range
$9.41 – 16.10

No company or transaction utilized in the premiums paid analysis is identical to REMAX or the Contemplated Transactions or directly comparable to the Contemplated Transactions in business mix, timing and size. The fact that points in the range of implied value per share of REMAX Class A Common Stock derived from the valuation of premiums paid in precedent transactions were less than or greater than the consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the consideration for the Contemplated Transactions, but is one of many factors Morgan Stanley considered.

The premiums paid analysis was presented for reference purposes only and was not relied upon for valuation purposes.

Relative Historical Trading Prices

For reference only, Morgan Stanley also reviewed the historical trading range of Real Common Shares and REMAX Class A Common Stock for the 52-week period ended on April 24, 2026. The ranges were as follows:

	Historical Per Share	Historical Per Share
Historical Period	Range for REMAX	Range for Real
52 Weeks (April 24, 2026)	$5.66 – $10.23	$2.35 – $5.38

Implied Exchange Ratio Range from Historical Trading Prices
Assuming $60 MM Cash	Assuming $80 MM Cash
Election Consideration	Election Consideration
0.772x to 3.711x	0.678x to 3.497x

Historical trading prices were presented for reference purposes only and were not relied upon for valuation purposes.

Research Analyst Price Targets

For reference only, Morgan Stanley reviewed available public market trading price targets for Real Common Shares by five equity-research analysts that provided a price target for Real prior to April 26, 2026 (one of the five analysts covering Real had not published a price target as of such date). Morgan Stanley reviewed the most recent price target published by each of the analysts prior to such date. The range was as follows:

Broker	Price Target		Price Target Date
Broker A		$8.00	April 17, 2026
Broker B		$5.00	March 4, 2026
Broker C		$4.25	April 15, 2026
Broker D		$3.00	April 13, 2026
Broker E	$	N/A	March 5, 2026

Morgan Stanley also reviewed available public market trading price targets for REMAX Class A Common Stock by five equity research analysts that provided a price target for REMAX prior to April 26, 2026 (two of the five analysts covering REMAX had not published a price target as of such date). Morgan Stanley reviewed the most recent price target published by each of the analysts prior to such date. The range was as follows:

Broker	Price Target		Price Target Date
Broker A		$9.00	February 19, 2026
Broker B		$9.00	January 23, 2026
Broker C		$7.00	April 13, 2026
Broker D	$	N/A	March 5, 2026
Broker E	$	N/A	February 20, 2026

Implied Exchange Ratio Range from Research Analyst Price Targets
Assuming $60 MM Cash	Assuming $80 MM Cash
Election Consideration	Election Consideration
0.686x to 2.497x	0.624x to 2.330x

Research analyst price targets for Real and REMAX were presented for reference purposes only and were not relied upon for valuation purposes.

General

Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of these analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Real or REMAX.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. These include, among other things, the impact of competition on the businesses of Real and REMAX and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Real, REMAX, the industry or in the financial markets in general. Many of these assumptions are beyond the control of Real and REMAX. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Arrangement Consideration to Real, and in connection with the delivery of its opinion as of April 26, 2026 to the Real Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of New Wildlife might actually trade.

The arrangement consideration (as defined in Morgan Stanley’s opinion) was determined through arm’s-length negotiations between Real and REMAX and was unanimously approved by the Real Board. Morgan Stanley provided advice to the Real Board during these negotiations but did not, however, recommend any specific arrangement consideration to Real or the Real Board, or that any specific arrangement consideration constituted the only appropriate arrangement consideration for the Contemplated Transactions. Morgan Stanley was not requested to opine as to, and its opinion does not in any manner address, the underlying business decision of Real to proceed with or effect the Contemplated Transactions, or the likelihood that the Contemplated Transactions are consummated. Morgan Stanley’s opinion did not address the relative merits of the Contemplated Transactions as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was not intended to, and does not, express an opinion or a recommendation as to how any holder of Real Common Shares or REMAX Common Stock should vote at the special meeting to be held in connection with the Contemplated Transactions, or as to any other action that a holder of Real Common Shares or REMAX Common Stock should take relating to the Contemplated Transactions.

Morgan Stanley’s opinion and presentation to the Real Board was one of many factors taken into consideration by the Real Board in deciding to approve the Arrangement and entering into the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Real Board with respect to the arrangement consideration (as defined in Morgan Stanley’s opinion) or of whether the Real Board would have been willing to agree to a different arrangement consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for its own account or the accounts of its customers, in debt or equity securities or loans of Real, REMAX, any other company, or any currency or commodity, that may be involved in the Contemplated Transactions, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Real Board with financial advisory services and a financial opinion, and Real has agreed to pay Morgan Stanley a fee up to $11.0 million, $1.5 million of which has already been paid for Morgan Stanley’s delivery of its fairness opinion and other financial advisory services, and the remainder of which is contingent upon the consummation of the Contemplated Transactions. Real has also agreed to reimburse Morgan Stanley for certain of its reasonable expenses, including fees of outside counsel, incurred in performing its services. In addition, the Real Board has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to, arising out of or in connection with Morgan Stanley’s engagement.

In addition, Morgan Stanley or one of its affiliates has entered into a Commitment Letter to secure the Bridge Facility, which may be replaced by the Permanent Financing, and Morgan Stanley and its affiliates will receive customary fees and interest in connection therewith. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services to Real but have not received fees in connection with such services. As of the date of the opinion, Morgan Stanley holds an aggregate interest of less than one percent in outstanding Real Common Shares and less than one percent of outstanding REMAX Common Stock, with such interests held in connection with Morgan Stanley’s (i) investment management business, (ii) wealth management business, including client discretionary accounts or (iii) ordinary course trading activities, including hedging activities. Morgan Stanley and its affiliates may seek to provide financial advisory and financing services to Real, New Wildlife and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Recommendation of the REMAX Independent Committee and REMAX Board; REMAX’s Reasons for the Contemplated Transactions

Recommendation of the REMAX Independent Committee

In evaluating the Merger Agreement and the Contemplated Transactions, the REMAX Independent Committee, with the assistance of the REMAX Strategy Committee, consulted with REMAX’s senior management and legal and financial advisors. At the conclusion of its review, on April 26, 2026, the REMAX Independent Committee unanimously determined that the Merger Agreement and the Contemplated Transactions are fair to and in the best interests of REMAX and the REMAX Stockholders and declared the Merger Agreement and the Contemplated Transactions advisable, and recommended that the REMAX Board (x) approve and declare advisable the Merger Agreement and the Contemplated Transactions, including the Mergers and the related steps in the broader transaction structure, (y) approve REMAX’s entry into the RIHI Merger Agreement, the RIHI TRA Termination Amendment, and the Support Agreements, and (z) recommend that the REMAX Stockholders adopt the Merger Agreement and approve the Contemplated Transactions and approve the issuance of REMAX Class A Common Stock pursuant to the RIHI Merger Agreement.

In the course of reaching its determination and making its recommendations, the REMAX Independent Committee considered a number of factors, both positive and negative, and potential benefits and detriments, including, among other things, the following factors (which are not necessarily listed in any particular order):

Valuation of the Merger Consideration. The value of the Merger Consideration relative to the market prices of REMAX Class A Common Stock prior to the REMAX Independent Committee’s approval of the Merger, including that the Merger Consideration implied a 110% premium to REMAX’s unaffected closing share price of $6.56 as of April 23, 2026, the last trading day prior to the announcement of the Merger Agreement or industry speculation regarding a potential transaction involving REMAX, and a 73% premium to REMAX’s closing share price of $7.99 as of April 24, 2026, the last trading day prior to the announcement of the Merger Agreement.

Terms of the Merger Consideration. The terms of the Merger Consideration, including:

●	the right of REMAX Stockholders to elect to receive, for each share of REMAX Class A Common Stock, cash, stock or a combination of cash and stock, based on (i) the Stock Election Exchange Ratio, (ii) the Per Share Cash Price and (iii) the cash and stock election mix being subject to proration such that the aggregate cash proceeds available to REMAX Stockholders will be no less than $60 million and no greater than $80 million;
●	that the option for REMAX Stockholders to elect to receive cash, stock or a combination of cash and stock (subject to the proration described above) maximizes optionality for stockholders with divergent preferences — allowing those who wish to remain invested to retain equity exposure and those who prefer liquidity to exit their position — while preserving the intended overall economics of the Contemplated Transactions;
●	that, for those REMAX Stockholders who elect cash, the cash portion of the Merger Consideration provides such stockholders certainty of value and liquidity with respect to such portion of the Merger Consideration;
●	that the Stock Election Exchange Ratio is a fixed ratio and will not change in the event of increases or decreases in the trading price of REMAX Common Stock or Real Common Shares following the announcement of the Merger, which the REMAX Independent Committee believes is consistent with the strategic purpose of the Merger and with market practice for transactions of this type and provides REMAX Stockholders the opportunity to participate in the upside of the combined company; and
●	that the stock portion of the Merger Consideration for the holders of REMAX Common Stock is intended to qualify for deferral of gain based upon the fact that the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Best Available Transaction Following a Thorough Process. The value of the Merger Consideration is more favorable to REMAX and the REMAX Stockholders than the other alternatives reasonably available to REMAX, including continuing to operate as a standalone business, in light of a number of factors, including the following:

●	the REMAX Independent Committee’s close monitoring of management’s progress on the strategic plan, including the identification of challenges executing the strategic plan and the implications of those challenges for REMAX’s future standalone prospects, which informed the REMAX Independent Committee’s decision to pursue a strategic transaction;
●	that REMAX had conducted a thorough process over a period of approximately seven months, with active oversight and direction provided by the REMAX Independent Committee, with support from financial and legal advisors, including its strategic alternatives review process involving outreach to nine potential counterparties, of which six potential counterparties executed non-disclosure agreements, three of those six potential counterparties provided initial proposals, and two provided final proposals for a strategic transaction involving all or parts of the outstanding capital stock of REMAX;
●	the course and history of REMAX’s discussions and negotiations with Real, as described in the section entitled “The Contemplated Transactions — Background of the Contemplated Transactions,” beginning on page 79 of this joint proxy statement/prospectus and management information circular, including multiple rounds of bids submitted by Real and other potential counterparties;
●	the improvements that REMAX and its advisors were able to obtain since Real’s initial proposal, as reflected in the Merger Agreement and other transaction documents, including, among other things, the increase in the Merger Consideration from an implied value of $10.50 per share to $13.80 per share; and
●	the fact that REMAX, under the direction of the REMAX Independent Committee, negotiated vigorously and at arm’s-length with Real with respect to the other terms of the Merger Agreement and that the process of completing the negotiations regarding the Merger Consideration and final terms and conditions of the Merger Agreement was the result of a competitive process that involved (i) multiple proposals by Real and Party C regarding the structure as well as the economics of the transaction consideration during a period of parallel negotiations with REMAX and each of the two potential counterparties, and (ii) side-by-side negotiations with each potential counterparty regarding the terms and conditions of a definitive transaction agreement starting with a form agreement proposed by REMAX and using the competitive nature of the process to drive each counterparty to accept terms viewed to be favorable to REMAX and the REMAX Stockholders.

Financial Analysis and Receipt of a Fairness Opinion of J.P. Morgan. The financial analyses presented by J.P. Morgan to the REMAX Independent Committee and the REMAX Board and the oral opinion of J.P. Morgan, which was subsequently confirmed by delivery of its written opinion dated April 26, 2026, to the REMAX Board that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the Merger Consideration to be paid to the holders of REMAX Class A Common Stock (other than holders of Excluded Shares and Dissent Shares) in the Contemplated Transactions was fair, from a financial point of view, to such holders. For more information, see the section entitled “The Contemplated Transactions — Opinion of REMAX’s Financial Advisor,” beginning on page 119 of this joint proxy statement/prospectus and management information circular and the copy of J.P. Morgan’s opinion attached as Annex L to this joint proxy statement/prospectus and management information circular.

Strategic Rationale. The REMAX Independent Committee’s belief that the combined company, and accordingly holders of REMAX Common Stock who receive Real Common Shares as part of the Merger Consideration, will benefit from the Merger in a number of ways, including in the near and long term from the anticipated synergies, operational efficiencies and future growth opportunities, including due to the following considerations:

●	the complementary operating models of Real and REMAX, including (i) Real’s technology-enabled brokerage platform and (ii) REMAX’s capital-light, higher-margin franchise network and globally recognized brand with its potential for further development and monetization of its digital assets including its websites, which together are expected to create a differentiated real estate business spanning brokerage, franchising, fintech and ancillary services;
●	the enhanced value proposition for agents and franchisees through the opportunity to utilize Real’s integrated technology platform. Real’s agents and REMAX’s franchisees are expected to benefit from stronger agent attraction and retention, expanded revenue opportunities and lower operating costs, while maintaining their existing business models and brand identities;
●	the expectation that consumers will benefit from a more efficient home buying and selling experience, while expanding consumer access to integrated services, including mortgage and title, and providing additional revenue opportunities for the combined company;
●	the expectation that the Contemplated Transactions will strengthen the combined company’s financial profile and cash generation, and that the combined company would have greater financial flexibility; and
●	the complementary nature of the brands, services, customers and geographies of Real and REMAX, and the expected impact on the combined company’s business, operations, financial condition, earnings and prospects, including the increase in the total number of agents and diversification across operations, customer base and revenue streams, and that the Contemplated Transactions would result in a combined company with more efficient operations and broader geographic presence than REMAX on a standalone basis.

Financial Condition and Prospects. The REMAX Independent Committee’s belief that the Merger Consideration was more favorable to the REMAX Stockholders than the potential value that might result from other alternatives reasonably available to REMAX, including, but not limited to, the continued operation of REMAX on a standalone basis, given the business and execution risks related to REMAX’s standalone strategic plan. Among the factors that influenced the view of the REMAX Independent Committee were various considerations affecting REMAX and the industry conditions in which REMAX operates, including, but not limited to, the REMAX Independent Committee’s assessment of:

●	industry consolidation trends with respect to businesses involved with residential real estate agents and the importance of remaining competitive with larger competitors;
●	housing market conditions, including that the industry has been experiencing historically low levels of existing home sales due to a variety of adverse market conditions, including elevated interest and mortgage rates, affordability constraints, sensitivity to economic cycles and discretionary demand, macroeconomic and geopolitical uncertainty and ongoing volatility in the credit, financial and stock markets;
●	adverse macroeconomic and other conditions that are creating pressure on the residential real estate agent sector, together with other factors such as evolving market dynamics relating to real estate agent commissions and the emergence of new business models for the purchase and sale of residential properties that are adversely affecting traditional real estate agency models;
●	the challenges these conditions present for REMAX’s standalone prospects, including uncertainty in delivering growth, pricing and margin improvement initiatives, and the challenging housing market conditions that REMAX has been navigating on a standalone basis; and

●	other risks and uncertainties regarding the ability of REMAX to achieve its current and future business, financial and operational targets and objectives including meeting management’s projections for the future financial performance of the business.

Based on these assessments, the REMAX Independent Committee believed that the proposed Merger and the Contemplated Transactions offered greater benefits, with reduced risks, as compared to the value that would reasonably be expected to be obtained from REMAX’s standalone plan as well as other strategic alternatives available to REMAX. In particular, the REMAX Independent Committee concluded that REMAX and the REMAX Stockholders would be served by pursuing the Merger with Real, as an alternative to the other alternatives reasonably available to REMAX, including, but not limited to, the continued operation of REMAX on a standalone basis, because REMAX would gain access to the increased resources of the combined company and synergies available as a result of the Contemplated Transactions, including by capitalizing on operational efficiencies, as well as shared service centralization, elimination of duplicative public company costs, technology spend efficiencies, optimization of real estate footprint and expanded long-term growth opportunities.

Competition for Agents. The REMAX Independent Committee’s assessment that the residential real estate agent sector has been experiencing intense competition for the recruitment and retention of real estate agents as a result of a number of factors, including ongoing competition from technology-enabled service offerings, other alternative business models and competitors with greater financial resources. The REMAX Independent Committee considered that the combination of these and other factors has created pressure on the financial performance of a number of agent-centric business models, contributing to slower growth rates in agent count and revenue and a negative perception of REMAX’s future growth prospects.

Additional Benefits to the REMAX Franchisees and Agents. The REMAX Independent Committee’s assessment of a number of operational and other benefits offered to REMAX’s franchisees and their agents as a result of the Contemplated Transactions, including, in addition to those noted above:

●	additional financial opportunities from a broader set of income streams related to integrated service offerings and enhanced referral opportunities and an increased network related to the greater size of the combined business, including total number of agents and combined geographic footprint;
●	improved value to REMAX agents through the availability of innovative technology solutions providing them with greater productivity through streamlined transaction management, AI automation and integrated financial services; and
●	improved value to REMAX franchisees related to stronger agent attraction and retention resulting from these anticipated benefits to the REMAX agents.

Market for the Combined Company Common Stock. The REMAX Independent Committee’s belief that the Contemplated Transactions will be advantageous to REMAX Stockholders and the combined company due to the resulting New Wildlife Common Stock having favorable attributes in comparison to the existing REMAX Common Stock, including (i) enhanced trading volume and liquidity in the market, (ii) the absence of a perceived market overhang from a large stockholder position represented by one holder owning approximately 40% of the REMAX Common Stock, and (iii) a greater market capitalization that is expected to provide increased investor appeal and better access to capital markets as well as more favorable financing alternatives. The REMAX Independent Committee considered that these factors would allow the combined company increased financial flexibility to pursue growth initiatives and optimize capital allocation and would give stockholders access to better liquidity in the market for their ownership interests.

Terms of the Merger Agreement. The terms and conditions of the Merger Agreement and related transaction documents, including, in addition to those noted above, the following:

●	the right of REMAX Stockholders to elect to receive, for each share of REMAX Class A Common Stock, cash, stock or a combination of cash and stock, based on (i) the Stock Election Exchange Ratio, (ii) the Per Share Cash Price, and (iii) the cash and stock election mix being subject to proration such that the aggregate cash proceeds available to REMAX Stockholders will be no less than $60 million and no greater than $80 million;
●	that the Stock Election Exchange Ratio is a fixed ratio that does not change with fluctuations in the price of the stock of either company;

●	that the stock portion of the Merger Consideration for the holders of REMAX Class A Common Stock is intended to qualify for deferral of gain based upon the fact that the Mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;
●	that REMAX Stockholders are expected to own approximately 40% of the combined company on a fully exchanged and diluted basis, assuming the payment of the $80 million maximum of available aggregate Cash Election Consideration to REMAX Stockholders, giving REMAX Stockholders the ability to participate meaningfully in any potential future increases in the equity value of the combined company, including the upside associated with any future revenue and earnings growth and expected synergies resulting from the Contemplated Transactions;
●	that the 10 directors of the combined company board would include three REMAX designees and seven Real designees, which is expected to provide strategic and financial benefits by supporting integration efforts, culture alignment and achievement of synergies, including that the combined company’s board will benefit from the talent, expertise and familiarity with the business model and practices of each of Real and REMAX;
●	the likelihood that the Contemplated Transactions would be completed, as well as the associated timeline, based on, among other things, the conditions to the Closing, the efforts required by all parties pursuant to the covenants and other terms of the Merger Agreement and the entry by certain equityholders of the respective entities into the Real Support Agreement, the REMAX Support Agreement and the RIHI Support Agreement;
●	entry by RIHI into the RIHI TRA Termination Amendment, as a result of which no further payments would be required to be made with respect to the RIHI TRA, assuming that the Contemplated Transactions are consummated;
●	entry by RIHI into the RIHI Merger Agreement, as a result of which the stockholders of RIHI who receive REMAX Class A Common Stock pursuant to the RIHI Merger would be able to receive the Stock Election Consideration on a tax-deferred basis comparable to the U.S. tax treatment intended for existing holders of REMAX Class A Common Stock;
●	the absence of any financing condition, and the fact that Real obtained committed debt financing to fund certain costs relating to the consummation of the Contemplated Transactions, including the repayment of certain outstanding indebtedness of REMAX and its subsidiaries;
●	the likelihood and anticipated timing of obtaining approval for the Contemplated Transactions required under the HSR Act, or the expiration or termination of the waiting period under the HSR Act, also considering the provision in the Merger Agreement that requires Real to take any and all steps necessary to avoid or eliminate each and every impediment asserted by a governmental body, unless such action would reasonably be expected to have a Regulatory Material Adverse Effect (as defined in the Merger Agreement), and to defend against any lawsuit or legal proceeding challenging the Merger Agreement or the consummation of the Contemplated Transactions, and Real’s obligation to pay REMAX a regulatory termination fee of $36 million in connection with this provision if the Contemplated Transactions are not completed due to certain failures to satisfy the regulatory condition;
●	that before the Real Board withdraws, qualifies or modifies its recommendation of the Contemplated Transactions, REMAX generally has an opportunity to offer to modify the terms of the Contemplated Transactions;
●	that, in certain circumstances, upon termination of the Merger Agreement, Real will be required to pay REMAX a termination fee of $31 million and REMAX will be required to pay Real a termination fee of $25 million, as applicable;
●	REMAX’s ability, under certain circumstances pursuant to the Merger Agreement, to seek specific performance to prevent breaches of the Merger Agreement and specifically enforce the terms of the Merger Agreement;
●	the representations, warranties and covenants of the parties requiring operation in the ordinary course, with reasonable market-standard restrictions;

●	that the terms of the Merger Agreement are anticipated to provide REMAX with sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger or the termination of the Merger Agreement;
●	the terms of the Merger Agreement that allow REMAX, subject to specified limitations, to respond to and engage in discussions regarding third-party acquisition proposals under certain circumstances, and ultimately change its recommendation that the REMAX Stockholders adopt the Merger Agreement and terminate the Merger Agreement in order to accept a superior proposal, subject to compliance with procedural terms and conditions, including a termination fee payable by REMAX to Real in the amount of $25 million, as set forth in the Merger Agreement;
●	the REMAX Independent Committee’s belief that the size of the $25 million termination fee payable by REMAX under specified circumstances is reasonable in light of the overall terms of the Merger Agreement, is within the range of termination fees in other transactions of this size and nature and would not be likely to preclude another party from making a competing proposal;
●	the requirement for both parties to use reasonable best efforts to obtain approval for the Contemplated Transactions required under the HSR Act, or the expiration or termination of the waiting period under the HSR Act, and other specified antitrust laws, including defending against any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the Contemplated Transactions;
●	that REMAX Stockholders will have the opportunity to vote on the Merger and the issuance of shares of REMAX Class A Common Stock in connection with the RIHI Merger; and
●	the nature of the conditions to the Closing included in the Merger Agreement, as well as the likelihood and timing of satisfaction of all conditions to completion of the Contemplated Transactions.

Characteristics of Real and New Wildlife. The following factors relating to Real and the combined company (which are not necessarily listed in any particular order):

●	the anticipated post-closing market capitalization, balance sheet, cash flow, liquidity and capital structure of New Wildlife;
●	Real’s business, operations, financial condition and future prospects, including its revenue, agent count and transaction volume;
●	Real’s track record of growth and consistency in meeting its financial and operational objectives including the development of new products and services and the use of technology solutions in its offering to agents;
●	the financial statements of Real and the prospective financial information described in more detail under the section entitled “The Contemplated Transactions — Certain Unaudited Prospective Financial Information,” beginning on page 124 of this joint proxy statement/prospectus and management information circular;
●	the historical and then-current trading prices, trading volumes and liquidity of Real Common Shares; and
●	Real’s structured integration plan set forth for the combined company.

In the course of its deliberations, the REMAX Independent Committee also considered a number of uncertainties, risks and other countervailing factors relating to entering into the Merger Agreement and the Contemplated Transactions and concluded that the anticipated benefits of the Contemplated Transactions were likely to substantially outweigh these risks. These potential risks include (which are not necessarily listed in any particular order):

Closing Certainty. The possibility that the Contemplated Transactions may not be completed or that completion may be unduly delayed for reasons beyond the control of Real or REMAX, including the failure to receive approval for the Contemplated Transactions required under the HSR Act, or the expiration or termination of the waiting period under the HSR Act, and other specified antitrust laws or to obtain the Required Real Securityholder Vote or the Required REMAX Stockholder Vote.

Potential for Valuation Variance in Stock Consideration. The possibility that REMAX Stockholders receiving shares of New Wildlife Common Stock as Merger Consideration may be subject to shifts in the value of the Merger Consideration prior to the consummation of the Contemplated Transactions.

Proration of Merger Consideration. That proration may result in REMAX Stockholders receiving a different mix of cash and stock than elected.

Interests of the REMAX Supporting Holders. That the REMAX Supporting Holders, comprising RIHI, David L. Liniger (independently and through his trust) and Gail A. Liniger (through her trust), together control approximately 38% of the aggregate voting power of the issued and outstanding REMAX Common Stock, and that their interests in the Contemplated Transactions may be different from, or in addition to, the interests of the other REMAX Stockholders.

Ownership Percentage. That, following the consummation of the Contemplated Transactions, it is anticipated that REMAX Stockholders will own approximately 40% of the common stock in the combined company and may have less influence over the management and operations of the combined company than they currently have with respect to REMAX.

Integration and Execution Complexity. That there are integration and execution risks inherent in combining the systems, operations and branding of Real and REMAX, including that the expected synergies may be delayed or may not be realized, and that successful integration will require the dedication of significant management and employee resources, which may temporarily detract attention from the day-to-day businesses of the combined company.

Differences in Culture. The risks of difficulties in combining the businesses based on differences in the cultures of the two companies.

Transaction Costs. The substantial costs to be incurred in connection with the Contemplated Transactions, including if the Contemplated Transactions are not completed, the costs of integrating the businesses of Real and REMAX and the other transaction costs to be incurred in connection with the Contemplated Transactions.

Termination Fee. The obligation of REMAX to pay Real a termination fee of $25 million in the event that REMAX were to receive a competing proposal following announcement of the Contemplated Transactions with Real that results in termination of the Merger Agreement under specified circumstances, as further discussed in the section entitled “The Merger Agreement — No Solicitation of Acquisition Proposals,” beginning on page 145 of this joint proxy statement/prospectus and management information circular, which may have the effect of discouraging other parties from making such proposals.

Impact on Existing Relationships. The possibility of encountering difficulties in successfully maintaining existing employees, agents, customers, vendors, franchisees and other stakeholder relationships.

Impact of Announcement of the Contemplated Transactions. The risk that potential disruptions from the Contemplated Transactions and its announcement could (i) lead to difficulties in successfully maintaining existing customer, employee, agent, vendor, stakeholder and franchisee relationships and (ii) harm the ability of Real and REMAX to retain key employees, agents, vendors and franchisees during the pendency of the Contemplated Transactions and thereafter. The REMAX Independent Committee also considered that potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Contemplated Transactions and potential business uncertainty, including changes to existing business relationships, could affect the financial performance of Real, REMAX or the combined company.

Pre-Closing Covenants. The restrictions placed on the conduct of each of REMAX’s and Real’s respective businesses prior to completion of the Contemplated Transactions pursuant to the terms of the Merger Agreement could delay or prevent REMAX or Real from undertaking business opportunities that may arise, or from undertaking any other action they would otherwise take with respect to their operations absent the pending completion of the Contemplated Transactions.

Potential Litigation. The potential for litigation challenging the Contemplated Transactions, which, even where lacking in merit, could nonetheless result in distraction and expense.

Appraisal Rights. That the REMAX Stockholders (as well as certain “beneficial owners”) have the right to exercise their statutory appraisal rights under Section 262 of the DGCL and receive payment of the fair value of their shares of REMAX Common Stock in lieu of the Merger Consideration, subject to and in accordance with the terms and conditions of the Merger Agreement and the DGCL.

Other Risks. The other risks described under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” beginning on pages 32 and 35, respectively, of this joint proxy statement/prospectus and management information circular.

Recommendation of the REMAX Board

On April 26, 2026, the independent members of the REMAX Board, acting on the basis of the recommendation of the Independent Committee and other factors, unanimously (A)(i) determined that the Merger Agreement and the Contemplated Transactions, including the Mergers, are fair to, and in the best interest of, REMAX and its stockholders, (ii) declared advisable and approved the Merger Agreement, (iii) approved the execution, delivery and performance by REMAX of the Merger Agreement, the RIHI TRA Termination Amendment, and the Support Agreements, and the consummation of the Contemplated Transactions, including the Mergers, (iv) subject to the other terms and conditions of the Merger Agreement, resolved to recommend that the REMAX Stockholders vote in favor of the adoption of the Merger Agreement and the issuance of shares of REMAX Class A Common Stock in connection with the RIHI Merger and (v) resolved to recommend that the holders of REMAX Common Stock adopt the Merger Agreement and (B) approved the entry into the RIHI Merger Agreement and the RIHI TRA Termination Amendment by REMAX.

In evaluating the Merger Agreement and the Contemplated Transactions, the REMAX Board relied on the Independent Committee’s analyses and conclusions described above. Without limiting the foregoing, the REMAX Board consulted with REMAX’s senior management and legal and financial advisors and considered a number of factors, including the following material factors (which are not necessarily listed in any particular order):

●	the fact that the REMAX Independent Committee consists of independent directors of REMAX who are not affiliated with Real or its affiliates, are not employees of Real or REMAX or any of their affiliates, and have no financial interest in the Contemplated Transactions different from, or in addition to, the interests of REMAX Stockholders generally, other than their interests described under the section entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions,” beginning on page 178 of this joint proxy statement/prospectus and management information circular;
●	the fact that the REMAX Independent Committee was advised by J.P. Morgan, as financial advisor, and by Morrison Foerster, as legal advisor, each a nationally recognized firm; and
●	the fact that, over a period of approximately seven months, the REMAX Independent Committee engaged in a significant effort regarding the exploration of strategic alternatives and conducted deliberations in more than 20 meetings, and was exclusively running the process of negotiating the terms of the Merger Agreement, prior to the execution of the Merger Agreement, and that each member of the REMAX Independent Committee was actively engaged in the process.

The REMAX Board concluded that the uncertainties, risks and potentially negative factors relevant to the Merger Agreement and the Contemplated Transactions were outweighed by the potential benefits of the Merger Agreement and the Contemplated Transactions.

The foregoing discussion of the information and factors considered by the REMAX Independent Committee and the REMAX Board is not intended to be exhaustive but includes the material factors considered by the REMAX Independent Committee and the REMAX Board. In reaching their respective decisions to recommend or approve the Merger Agreement and the Contemplated Transactions, including the Mergers, the REMAX Independent Committee and the REMAX Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The REMAX Independent Committee and the REMAX Board considered all these factors as a whole, including through their discussions with REMAX senior management and financial, legal and other advisors, in evaluating the Merger Agreement and the Contemplated Transactions, including the Mergers.

In addition to considering the factors described above, the REMAX Independent Committee and the REMAX Board were aware of and considered that certain directors and executive officers of REMAX may have interests in the Contemplated Transactions that are different from, or in addition to, those of REMAX Stockholders generally, including interests that are a result of employment and compensation arrangements with REMAX. For more information, see the section entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions,” beginning on page 178 of this joint proxy statement/prospectus and management information circular.

It should be noted that certain portions of this explanation of the reasoning of the REMAX Independent Committee and the REMAX Board and certain portions of the other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 32 of this joint proxy statement/prospectus and management information circular.

The REMAX Board, acting on the unanimous recommendation of the REMAX Independent Committee and other factors, recommends that REMAX Stockholders vote “FOR” the adoption of the Merger Agreement, “FOR” the approval of the issuance of shares of REMAX Class A Common Stock in connection with the RIHI Merger, and “FOR” each of the other proposals to be considered at the REMAX Meeting.

For more information, see the section entitled “The Contemplated Transactions — Recommendation of the REMAX Independent Committee and REMAX Board; REMAX’s Reasons for the Contemplated Transactions,” beginning on page 111 of this joint proxy statement/prospectus and management information circular.

Opinion of REMAX’s Financial Advisor

Pursuant to an engagement letter dated January 5, 2026, REMAX retained J.P. Morgan as its financial advisor in connection with the Contemplated Transactions and to deliver a fairness opinion in connection with the Contemplated Transactions.

At the meeting of the REMAX Board on April 26, 2026, J.P. Morgan rendered its oral opinion to the REMAX Board that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the Merger Consideration to be paid to the holders of REMAX Class A Common Stock (other than holders of Excluded Shares and Dissent Shares) in the Contemplated Transactions was fair, from a financial point of view, to such holders. J.P. Morgan confirmed its April 26, 2026, oral opinion by delivering its written opinion to the REMAX Board, dated April 26, 2026, that, as of such date, the Merger Consideration to be paid to the holders of REMAX Class A Common Stock (other than holders of Excluded Shares and Dissent Shares) in the Contemplated Transactions was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated April 26, 2026, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex L to this joint proxy statement/prospectus and management information circular. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus and management information circular is qualified in its entirety by reference to the full text of such opinion. REMAX Stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the REMAX Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Contemplated Transactions, was directed only to the Merger Consideration to be paid in the Contemplated Transactions and did not address any other aspect of the Contemplated Transactions. J.P. Morgan expressed no opinion as to the fairness of the Merger Consideration to the holders of any other class of REMAX’s securities, REMAX’s creditors or REMAX’s other constituencies or as to the underlying decision by REMAX to engage in the Contemplated Transactions. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any of the REMAX Stockholders as to how such stockholder should vote with respect to the Contemplated Transactions or any other matter.

In connection with preparing its opinion, J.P. Morgan, among other things:

●	reviewed a draft dated April 26, 2026, of the Merger Agreement, a draft dated April 25, 2026, of the Plan of Arrangement, and a draft dated April 25, 2026, of the RIHI Merger Agreement;
●	reviewed certain publicly available business and financial information concerning Real and REMAX and the industries in which they operate;

●	compared the financial and operating performance of Real and REMAX with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Real Common Shares and REMAX Class A Common Stock and certain publicly traded securities of such other companies;
●	reviewed certain internal financial analyses and forecasts prepared by the managements of Real and REMAX relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Contemplated Transactions (the “Synergies”); and
●	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Real and REMAX with respect to certain aspects of the Contemplated Transactions, and the past and current business operations of Real and REMAX, the financial condition and future prospects and operations of Real and REMAX, the effects of the Contemplated Transactions on the financial condition and future prospects of Real and REMAX, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Real and REMAX or otherwise reviewed by J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with REMAX, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of REMAX or Real under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Real and REMAX to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the Exchange, the Mergers, the RIHI Merger and the other transactions contemplated by the Merger Agreement would qualify as a tax-free reorganization for U.S. federal income tax purposes, and would be consummated as described in the Merger Agreement, the Plan of Arrangement and the RIHI Merger Agreement, and that the definitive Merger Agreement, the Plan of Arrangement and the RIHI Merger Agreement, would not differ in any material respects from the drafts thereof reviewed by J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Real and REMAX in the Merger Agreement and the related agreements were and would be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to REMAX with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Contemplated Transactions would be obtained without any adverse effect on REMAX or Real or on the contemplated benefits of the Contemplated Transactions.

The financial projections, including the Real Projections and the Synergies, and the REMAX Projections, furnished to J.P. Morgan by Real and REMAX (as summarized and described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” beginning on page 194 of this joint proxy statement/prospectus and management information circular) were prepared by the managements of Real and REMAX, respectively. Real and REMAX do not publicly disclose internal management financial projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Contemplated Transactions, and such financial projections were not prepared with a view toward public disclosure. These financial projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the managements of Real and REMAX, respectively, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such financial projections. For more information regarding the use of financial projections and other forward-looking statements, please refer to the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” beginning on page 194 of this joint proxy statement/prospectus and management information circular.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. It should be understood that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of REMAX Class A Common Stock (other than holders of the Excluded Shares and Dissent Shares) in the Contemplated Transactions and J.P. Morgan

expressed no opinion as to the fairness of any Merger Consideration paid in connection with the Contemplated Transactions to the holders of any other class of securities, creditors or other constituencies of REMAX or as to the underlying decision by REMAX to engage in the Contemplated Transactions. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Contemplated Transactions, or any class of such persons relative to the Merger Consideration to be paid to the holders of REMAX Class A Common Stock in the Contemplated Transactions or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Real Common Shares or REMAX Class A Common Stock would trade at any future time.

The terms of the Contemplated Transactions, including the Merger Consideration, were determined through arm’s-length negotiations between Real and REMAX, and the decision to enter into the Merger Agreement was solely that of the REMAX Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the REMAX Board in its evaluation of the Contemplated Transactions and should not be viewed as determinative of the views of the REMAX Board or management with respect to the Contemplated Transactions or the Merger Consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the REMAX Board on April 26, 2026, and this summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Publicly Traded Companies Analysis

Using publicly available information, J.P. Morgan compared selected financial data of each of Real and REMAX with similar data of the selected publicly traded companies listed below, which are engaged in businesses that J.P. Morgan judged to be sufficiently analogous to Real and REMAX’s respective operations and businesses, or aspects thereof. The companies selected by J.P. Morgan were Compass and eXp.

These companies were selected, among other reasons, by J.P. Morgan because they are publicly traded companies with business models or certain operating characteristics that, for the purposes of J.P. Morgan’s analysis, may be considered sufficiently similar to those of REMAX or Real, or aspects thereof. However, neither of the selected companies is identical to REMAX or Real and either of these companies may have characteristics that are materially different from those of REMAX or Real. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect REMAX or Real.

Using information obtained from public filings, public equity research analysts’ estimates and FactSet Research Systems as of April 24, 2026, J.P. Morgan calculated, for each selected company, and for Real and REMAX, the ratio of such company’s firm value (calculated as equity value, plus or minus, as applicable, net debt or net cash, including non-controlling interests and investment in unconsolidated subsidiaries, and referred to herein as “FV”) to the consensus equity research analyst estimates of such selected company’s adjusted earnings before interest, taxes, depreciation and amortization, before taking into account certain share-based compensation, for the calendar year 2026 (referred to herein as the “FV/2026E Adjusted EBITDA Multiple”).

REMAX

Based on the results of this analysis and on other factors J.P. Morgan considered appropriate based on its experience and professional judgment, J.P. Morgan selected a FV/2026E Adjusted EBITDA Multiple reference range of 6.0x to 7.5x. J.P. Morgan then applied such reference range to REMAX’s estimated Adjusted EBITDA, for the calendar year 2026, as reflected in the REMAX Projections. This analysis indicated a range of implied per share equity values for REMAX Class A Common Stock (rounded to the nearest $0.25) of approximately $6.00 to $9.50, as compared to the (i) unaffected closing price of REMAX Class A Common Stock of $6.56 per share on April 23, 2026 (the last trading day prior to industry speculation regarding a potential sale of REMAX, which is referred to in this section as the “Unaffected Date”), (ii) closing price of REMAX Class A Common Stock of $7.99 per share on April 24, 2026, and (iii) implied offer price of $13.80 per share of REMAX Class A Common Stock based on an exchange ratio of 5.150x and closing price of Real Common Shares of $2.68 per share on April 24, 2026.

Real

Based on the results of this analysis and on other factors J.P. Morgan considered appropriate based on its experience and professional judgment, J.P. Morgan selected a FV/2026E Adjusted EBITDA Multiple reference range of 15.0x to 20.5x. J.P. Morgan then applied such reference range to Real’s estimated Adjusted EBITDA (post-SPP SBC), for the calendar year 2026, as reflected in the Real Projections. This analysis indicated a range of implied per share equity values for Real Common Shares (rounded to the nearest $0.25) of approximately $2.25 to $3.00, as compared to the closing price of Real Common Shares of $2.68 per share on April 24, 2026.

Discounted Cash Flow Analysis

REMAX

J.P. Morgan conducted a discounted cash flow analysis of REMAX using the unlevered free cash flows (post-SBC) that REMAX was expected to generate during calendar years 2026 through 2030 based on the REMAX Projections. J.P. Morgan calculated a range of terminal values for REMAX at the end of such period by applying perpetual growth rates ranging from 1.0% to 2.0% to the unlevered free cash flows (post-SBC) of REMAX during the terminal year, based on the REMAX Projections.

J.P. Morgan then discounted the unlevered free cash flow (post-SBC) estimates and the range of terminal values to present value as of December 31, 2025, using a range of discount rates from 11.0% to 12.0%, which range was selected by J.P. Morgan based upon an analysis of the weighted average cost of capital of REMAX. The present values of the unlevered free cash flow (post-SBC) estimates and the range of terminal values were then adjusted for REMAX’s net debt as of December 31, 2025, as set forth in REMAX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and dividing the result by the diluted number of shares of REMAX Class A Common Stock outstanding as of March 31, 2026 (calculated using the treasury stock method), as provided by REMAX management. This analysis indicated ranges of implied per share equity values for REMAX Class A Common Stock (rounded to the nearest $0.25) of approximately $10.50 to $14.00, as compared to the (i) unaffected closing price of REMAX Class A Common Stock of $6.56 per share on April 23, 2026, the Unaffected Date, (ii) closing price of REMAX Class A Common Stock of $7.99 per share on April 24, 2026, and (iii) implied offer price of $13.80 per share of REMAX Class A Common Stock based on an exchange ratio of 5.150x and closing price of Real Common Shares of $2.68 per share on April 24, 2026.

Real

J.P. Morgan conducted a discounted cash flow analysis of Real using the unlevered free cash flows (post-SBC) that Real was expected to generate during calendar years 2026 through 2030 based on the Real Projections. J.P. Morgan calculated a range of terminal values for Real at the end of such period by applying perpetual growth rates ranging from 2.0% to 3.0% to the unlevered free cash flows (post-SBC) of Real during the terminal year, based on the Real Projections for Real.

J.P. Morgan then discounted the unlevered free cash flow (post-SBC) estimates and the range of terminal values to present value as of December 31, 2025, using a range of discount rates from 11.0% to 12.0%, which range was selected by J.P. Morgan based upon an analysis of the weighted average cost of capital of Real. The present values of the unlevered free cash flow (post-SBC) estimates and the range of terminal values were then adjusted for Real’s cash, non-controlling interest and investments in unconsolidated subsidiaries, as of December 31, 2025, as set forth in Real’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and dividing the result by the diluted number of Real Common Shares outstanding as of March 31, 2026, as provided by Real Management and approved for J.P. Morgan’s use by REMAX. This analysis indicated ranges of implied per share equity values for Real Common Shares (rounded to the nearest $0.25) of approximately $2.50 to $3.00, as compared to the closing price of Real Common Shares of $2.68 per share on April 24, 2026.

Implied Relative Value Analysis

J.P. Morgan compared the results for REMAX to the results for Real with respect to the Publicly Traded Companies Analysis and Discounted Cash Flow Analysis described above. J.P. Morgan compared the lowest implied equity value per share of REMAX Class A Common Stock to the highest implied equity value per Real Common Share to derive the lowest exchange ratio that each pair of results implied. J.P. Morgan also compared the highest implied equity value per share of REMAX Class A Common Stock to the lowest implied equity value per Real Common Share to derive the highest exchange ratio that each pair of results implied. The ranges of implied exchange ratios resulting from this analysis were as follows:

Implied Exchange Ratios
Methodology	Low – High
Publicly Traded Companies Analysis	1.9305x – 4.0719x
Discounted Cash Flow	3.3747x – 5.5775x

The ranges of implied exchange ratios resulting from the foregoing analysis were compared to the proposed Exchange Ratio of 5.150x pursuant to the Merger Agreement.

J.P. Morgan noted that the implied exchange ratios presented above did not reflect the 10-for-1 stock consolidation of Real pursuant to the Merger Agreement.

Intrinsic Value Creation Analysis

J.P. Morgan conducted an illustrative implied intrinsic value creation analysis based on the REMAX Projections, the Real Projections, and the Synergies, as applicable, which compared the implied equity value of REMAX Class A Common Stock derived from a discounted cash flow analysis on a standalone basis to the implied equity value attributable to the holders of REMAX Class A Common Stock of the pro forma combined company, taking into account the Synergies, and assuming a blended Merger Consideration of $11.79 in shares of New Wildlife and $2.01 in cash per share of REMAX Class A Common Stock. J.P. Morgan determined the implied equity value of the pro forma combined company by calculating the sum of (i) the aggregate of the implied equity value of REMAX and the implied equity value of Real, in each case using the midpoint values determined pursuant to J.P. Morgan’s discounted cash flow analyses described above, plus (ii) the estimated present value of the Synergies of approximately $233 million (which were discounted to present value using a discount rate of 11.5% and applying a perpetual growth rate of 2.5%), less (iii) the Cash Election Consideration to be paid to holders of REMAX Class A Common Stock of approximately $80 million pursuant to the Merger Agreement, less (iv) transaction expenses of approximately $71 million, as provided by Real Management and approved for J.P. Morgan’s use by REMAX. J.P. Morgan determined the implied value attributable to the holders of REMAX Class A Common Stock by multiplying the implied equity value of the pro forma combined company by the pro forma equity ownership percentage of the combined company attributable to the existing holders of REMAX Class A Common Stock pursuant to the Mergers of approximately 40.6%, and adding to that the Cash Election Consideration to be paid to the holders of REMAX Class A Common Stock of approximately $80 million. This analysis indicated that, on an illustrative basis, the Mergers created hypothetical incremental implied value of approximately 24.3% to the holders of REMAX Class A Common Stock. There can be no assurance, however, that the Synergies, transaction-related expenses, and other impacts referred to above will not be substantially greater or less than those estimated by Real’s Management and described above. The equity values in this analysis were calculated on a diluted basis.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of REMAX or Real. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to REMAX or Real. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of REMAX or Real. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to REMAX or Real.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise REMAX with respect to the Contemplated Transactions and deliver an opinion to the REMAX Board with respect to the Contemplated Transactions on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Real and REMAX and the industries in which they operate.

For services rendered in connection with the Contemplated Transactions and the delivery of its opinion, REMAX agreed to pay J.P. Morgan a fee of up to approximately $15.4 million, of which $2 million became payable upon delivery of the opinion and the remainder of which is contingent upon the closing of the Contemplated Transactions. In addition, REMAX agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates had commercial or investment banking relationships with REMAX, for which J.P. Morgan and such affiliates received customary compensation. Such services during such period included acting as sole bookrunner on REMAX’s credit facility in September 2025. During the two-year period preceding the date of J.P. Morgan’s opinion, the aggregate fees recognized by J.P. Morgan from REMAX were approximately $250,000. Please be advised that during the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates had any other material financial advisory or other material commercial or investment banking relationships with Real. Please be advised that during the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates had any other material financial advisory or other material commercial or investment banking relationships with RIHI, Inc. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of REMAX, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding Real Common Shares and REMAX Class A Common Stock. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and its affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of REMAX or Real for J.P. Morgan’s own account or for the accounts of customers and, accordingly, J.P. Morgan likely holds long or short positions in such securities or other financial instruments.

Certain Unaudited Prospective Financial Information

Unaudited Prospective Financial Information

While REMAX periodically has provided public guidance regarding certain financial performance metrics, such guidance is typically limited to the then-current fiscal year, and Real and REMAX do not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the assumptions and estimates inherent in such projections. As a result, neither Real nor REMAX endorses projections or other prospective financial information as necessarily indicative of actual future results.

However, in connection with Real’s evaluation of a potential strategic transaction between Real and REMAX, Real management prepared certain unaudited prospective financial information of Real, on a standalone basis without giving effect to a potential transaction, for fiscal years 2026 through 2030 (which we refer to as the “Real Projections”). The Real Projections are included in this joint proxy statement/ prospectus and management information circular only because (i) the Real Projections were made available to REMAX in connection with its evaluation of the Mergers, (ii) the Real Projections were provided to the Real Board in connection with its evaluation of a potential strategic transaction between Real and REMAX and (iii) the Real Projections were provided to Real’s financial advisor, Morgan Stanley, and approved by Real for Morgan Stanley’s use and reliance in connection with its financial analyses and opinion described in the section entitled “The Contemplated Transactions — Opinion of Real’s Financial Advisor,” beginning on page 102 of this joint proxy statement/prospectus and management information circular.

Also, in connection with REMAX’s evaluation of strategic alternatives, including the continued execution of REMAX’s strategy as a standalone public company or a potential strategic transaction, REMAX management prepared certain unaudited prospective financial information of REMAX, on a stand- alone basis without giving effect to a potential transaction, for fiscal years 2026 through 2030 (which we refer to as the “REMAX Projections”). The REMAX Projections are included in this joint proxy statement/ prospectus and management information circular only because (i) portions of the REMAX Projections for fiscal years 2026 through 2029 were made available to Real in connection with its evaluation of a potential strategic transaction between Real and REMAX, (ii) the REMAX Projections were provided to the REMAX Board in connection with its evaluation of the Mergers and (iii) the REMAX Projections were provided to J.P. Morgan and approved by the REMAX Board for J.P. Morgan’s use and reliance in connection with its financial analyses and opinion, as described in the section entitled “The Contemplated Transactions — Opinion of REMAX’s Financial Advisor” beginning on page 119 of this joint proxy statement/ prospectus and management information circular. The REMAX Board also approved for J.P. Morgan’s use and reliance in connection with its financial analyses and opinion the Real Projections and the Synergies Estimates (as defined below) as prepared by Real management and provided by Real.

The Real Projections and REMAX Projections are referred to collectively as the “Projections.”

The Projections and the Synergies Estimates are included in this joint proxy statement/prospectus and management information circular solely to give REMAX Stockholders and Real Securityholders access to the information that was made available to Real, REMAX and their respective boards of directors and financial advisors prior to the signing of the Merger Agreement in connection with their consideration of the Merger Agreement and the Contemplated Transactions. The Projections and the Synergies Estimates are not included in this joint proxy statement/prospectus and management information circular to influence any Real Securityholder or REMAX Stockholder in making any investment, voting or other decision. None of Real, REMAX or any of their respective affiliates, officers, directors, accountants, advisors or other representatives has made or makes any representation to any Real Securityholder or any REMAX Stockholder or any other person regarding the ultimate performance of Real or REMAX or as to whether forecasted results and forecasted cost savings and other synergies included in the Projections and Synergies Estimates will be achieved. Real has made no representation to REMAX, and REMAX has made no representation to Real, in the Merger Agreement or otherwise, concerning the Projections or Synergies Estimates.

Certain Limitations on the Projections and Synergies Estimates

Although the information in the Projections and Synergies Estimates is presented with numerical specificity, it reflects numerous estimates and assumptions made by either Real’s or REMAX’s management team, as applicable, with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Real’s and REMAX’s businesses, respectively, in each case as of the date they were prepared, all of which are difficult or impossible to predict accurately and many of which are beyond Real’s and REMAX’s control. The Projections and Synergies Estimates are forward-looking statements that should be read with caution. In addition, since the Projections and Synergies Estimates cover multiple years, such information by its nature becomes less predictive with each successive year. See the sections of this joint proxy statement/prospectus and management information circular entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” beginning on pages 32 and 35, respectively, of this joint proxy statement/prospectus and management information circular, as well as the risks described in Real’s Annual Report on Form 40-F for the fiscal year ended December 31, 2025, and in Real’s Report of Foreign Private Issuer filed on Form 6-K, which includes its MD&A for the period ended March 31, 2026, which are incorporated by reference into this document, and the risks described in REMAX’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2025 and REMAX’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, which are incorporated by reference into this document, and in other documents that are incorporated by reference into this document.

The Projections and Synergies Estimates reflect assumptions as to certain business decisions that are subject to change and are susceptible to multiple interpretations and to changes based on actual results, revised prospects for Real’s and REMAX’s respective businesses, the competitive environment, changes in general business or economic conditions, the housing market, interest rates, or any other transaction or event that has occurred or that may occur and that was not anticipated when the Projections and Synergies Estimates were prepared. In addition, the Projections and Synergies Estimates might be affected by the ability of Real or REMAX, as applicable, to achieve proposed initiatives, objectives and targets over the applicable periods. As a result, there can be no assurance that the Projections or Synergies Estimates will be realized, and actual results may be materially better or worse than those contained in the Projections or Synergies Estimates. The Projections and Synergies Estimates should not be relied upon as necessarily indicative of actual future results. Readers of this joint proxy statement/prospectus and management information circular are cautioned not to place undue reliance on the Projections or Synergies Estimates.

The Projections and Synergies Estimates may not be consistent with Real’s or REMAX’s historical operating data, as applicable, as a result of the assumptions and estimates detailed above. The Projections also may differ from publicized analyst estimates and forecasts. You should evaluate the Projections, if at all, in conjunction with Real’s and REMAX’s respective historical financial statements and other information regarding Real and REMAX contained in Real’s and REMAX’s respective public filings with the SEC and Canadian securities regulators, as applicable.

The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased given the length of time in the future over which these assumptions apply. Any assumptions and projections in early periods, and any deviations therefrom as a result of the factors outlined above or other factors that may become applicable, could have a compounding effect on the projections shown for later periods or the difference between the projections and actual results for those periods. Thus, any failure of an assumption or projections to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods.

The inclusion of this information should not be regarded as an indication that Real, REMAX, Morgan Stanley, J.P. Morgan, their respective representatives or any other recipient of this information considered, or now considers, the Projections or the Synergies Estimates to be material information of Real or REMAX, or that the Projections or Synergies Estimates are necessarily predictive of actual future results, nor should the Projections or Synergies Estimates be construed as financial guidance or relied upon as such.

The Projections were developed by Real’s and REMAX’s respective managements, as applicable, prior to the execution of the Merger Agreement as then-current estimates of Real’s and REMAX’s respective future financial performance as independent companies, without giving effect to the Merger Agreement or the Contemplated Transactions, or any changes to Real’s or REMAX’s respective operations or strategy that may be implemented in connection with the pendency of, or following the consummation of, the Mergers. In the view of Real’s and REMAX’s respective managements, the Projections and Synergies Estimates prepared by them, as applicable, were prepared on a reasonable basis and reflected the best available estimates and judgments at the time of preparation. However, as a result of the passage of time since their preparation and because the Projections and Synergies Estimates reflect estimates and judgments, they are susceptible to sensitivities and assumptions, as well as to multiple interpretations based on actual experience and business developments. The Projections and Synergies Estimates do not take into account any circumstances or events occurring after the date they were prepared and, except to the extent required by applicable laws, neither Real nor REMAX intends to update or otherwise revise the Projections or Synergies Estimates to reflect circumstances existing after the date that such information was prepared or to reflect the occurrence of future events, even in the event that all or any of the assumptions are shown to be in error. The Projections also do not consider the effect of any failure of the Mergers to be completed. The Projections and Synergies Estimates are not, and should not be considered to be, a guarantee of future operating results.

For the foregoing reasons, as well as the bases and assumptions on which the Projections and Synergies Estimates were prepared, the inclusion of specific portions of the Projections and Synergies Estimates in this joint proxy statement/prospectus and management information circular should not be viewed as an indication that such Projections or Synergies Estimates are an accurate prediction of future events, and they should not be relied upon as such.

Certain of the financial measures included in the Projections are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”) and include non-GAAP financial measures. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures, as used in the Projections, may not be comparable to similarly titled amounts used by other companies or persons. Financial measures included in projections provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the Projections, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non- GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures in the Projections were not provided to or relied upon by the Real Board or the REMAX Board or their respective financial advisors. Accordingly, no reconciliation of the financial measures included in the Projections is provided in this joint proxy statement/prospectus and management information circular.

The Projections and Synergies Estimates were prepared for internal use. The Projections and Synergies Estimates were not prepared with a view toward public disclosure or compliance with GAAP or published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Projections and Synergies Estimates included in this joint proxy statement/prospectus and management information circular have been prepared by Real’s and REMAX’s respective managements, as applicable. None of Brightman Almagor Zohar & Co., a firm in the Deloitte global network, and Ernst & Young LLP, nor any other independent accountants, have compiled, reviewed, examined, or performed any other assurance procedures, or expressed any form of assurance with respect to the Projections, Synergies Estimates or any other prospective financial information included in this joint proxy statement/prospectus and management information circular or its achievability, and each of them assumes no responsibility for, and disclaims any association with, the Projections and Synergies Estimates and any other such prospective financial information. The reports of Brightman Almagor Zohar & Co, a firm in the Deloitte global network incorporated by reference in this joint proxy statement/prospectus and management information circular relate to Real’s historical audited financial statements and do not extend to the unaudited prospective information and should not be read to do so, and the reports of Ernst & Young LLP incorporated by reference in this joint proxy statement/ prospectus and management information circular relate to REMAX’s historical audited financial statements and do not extend to the unaudited prospective information and should not be read to do so.

Real Projections

The following table summarizes the Real Projections for fiscal year 2026 through fiscal year 2030 as prepared by management of Real:

(U.S.$ in millions)	2026	2027	2028	2029	2030
Revenue(1)	2,576	3,444	4,393	5,465	6,680
Adjusted EBITDA(2)	88	149	233	310	399
Adjusted EBITDA (post-SPP SBC)(3)	36	68	129	182	243
Unlevered Free Cash Flow (pre-SBC)(4)	70	121	185	235	307
Unlevered Free Cash Flow (post-SBC)(5)	-21	-1	33	50	85
(1)	Calculated in accordance with GAAP
(2)	Adjusted EBITDA excludes stock-based compensation expense, tax expense, finance expenses, depreciation and amortization expense, goodwill and intangible asset impairment, restructuring expenses, acquisition costs, and expenses related to litigation settlements. Stock-based compensation expense is influenced by factors such as the volume of awards granted and/or forfeited during the period, as well as changes in their fair value. Real’s management uses Adjusted EBITDA to evaluate core operating performance and scalability.
(3)	Adjusted EBITDA (post-SPP SBC) is Adjusted EBITDA less stock-based compensation expense related to Real’s agent stock purchase program.
(4)	Calculated as Adjusted EBITDA less taxes, capital expenditure, and working capital for Real Wallet, utilizing U.S. net operating losses and Total Comprehensive Income (Loss) Attributable to Owners of Real as taxable income.
(5)	As was approved by Real for Morgan Stanley’s use and reliance in connection with its financial analyses and opinion, and is calculated as Adjusted EBITDA less stock-based compensation, taxes, capital expenditure, and working capital for Real Wallet, utilizing U.S. net operating losses and Total Comprehensive Income (Loss) Attributable to Owners of Real as taxable income. For purposes of J.P. Morgan’s use and reliance in connection with its financial analyses and opinion, REMAX approved unlevered free cash flow (post-SBC) that differed in years 2028 through 2030, being $39 million, $53 million and $81 million, respectively, as a result of utilizing U.S. and foreign net operating losses, and Adjusted EBIT less stock-based compensation as taxable income.

Key assumptions underlying the Real Projections include the following:

●	continued growth in Real’s agent count driven by its attractive agent value proposition, proprietary technology platform, and agent-led growth model, resulting in revenue growth at an approximate compound annual growth (“CAGR”) rate of 27% from 2026 through 2030;
●	improvement in Adjusted EBITDA margins over the projection period driven by operating leverage as revenue scales and there being higher proportional growth in higher-margin ancillary services; and

●	achievement of Real’s strategic plan and its objectives, including planned investments in financial services and other ancillary services.

REMAX Projections

The following table summarizes the REMAX Projections for fiscal year 2026 through fiscal year 2030 as prepared by the management of REMAX:

	For Years
(U.S. $ in millions)	FY26E	FY27E	FY28E	FY29E	FY30E
Revenue(1)	$301	$324	$357	$392	$398
Adjusted EBITDA(2)	$93	$106	$123	$138	$140
Unlevered free cash flow (pre-SBC)(3)	72	78	90	101	106
Unlevered free cash flow (post-SBC)(4)	$55	$61	$72	$83	$88
(1)	Calculated in accordance with GAAP.
(2)	Adjusted EBITDA is calculated as GAAP net income before interest expense, interest income, income taxes, depreciation and amortization, and other non-cash or special items, including stock-based compensation expense, restructuring and restructuring-related charges, asset impairments, debt issuance and refinancing costs, acquisition-related costs and integration expenses.
(3)	Unlevered free cash flow (pre-SBC) is calculated as Adjusted EBITDA less taxes, capital expenditures and changes in net working capital.
(4)	As was approved by REMAX for J.P. Morgan’s use and reliance in connection with its financial analyses and opinion. Unlevered free cash flow (post-SBC) is calculated as Adjusted EBITDA less stock- based compensation expense, taxes, capital expenditures and changes in net working capital. For purposes of Morgan Stanley’s use and reliance in connection with its financial analyses and opinion, Real approved unlevered free cash flow (post-SBC) that differed in years 2026 through 2029 and were $53 million, $64 million, $76 million and $86 million, respectively, as a result of assuming an illustrative tax rate and no change in working capital.

Key assumptions underlying the REMAX Projections include the following:

●	approximately 7.2% CAGR in REMAX’s revenue for fiscal years 2026 through 2030, with growth driven by increases in REMAX agent count and Motto Mortgage open offices and growth in advertising revenue and other ancillary products and services;
●	approximately 5.3% CAGR in REMAX’s cash operating expenses for fiscal years 2026 through 2030; and
●	approximately 10.8% CAGR in REMAX’s Adjusted EBITDA, with expanding margins, for fiscal years 2026 through 2030 driven primarily by higher margin contributions from advertising revenue and other ancillary products and services.

Certain Estimated Cost Synergies

Prior to Real’s and REMAX’s entering into the merger agreement, Real management prepared and provided to the respective boards of directors and financial advisors of Real and REMAX certain estimates of annual cost savings and other cost synergies anticipated by Real’s management to be realized by the combined company following the Contemplated Transactions (referred to as the “Synergies Estimates”). Such run-rate cost synergies were estimated at approximately $30 million, and were anticipated by Real management to be achieved by the end of the second year following completion of the Contemplated Transactions. Please see the section entitled “The Contemplated Transactions — Certain Unaudited Prospective Financial Information,” beginning on page 124 of this joint proxy statement/prospectus and management information circular, for information regarding the uncertainties underlying the Synergies Estimates, as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” beginning on pages 32 and 35 of this joint proxy statement/prospectus and management information circular, for further information regarding the uncertainties and factors associated with realizing the Synergies Estimates.

Accounting Treatment

Real prepares its financial statements in accordance with accounting principles generally accepted in the United States of America. At the time of the Contemplated Transactions, New Wildlife will become the successor to Real with no change in accounting basis. The Second Merger will be accounted for by New Wildlife using the acquisition method of accounting. New Wildlife will be treated as the acquiror for accounting purposes.

Regulatory Approvals

Closing is conditioned on (i) the expiration of the applicable waiting period under the HSR Act and (ii) the absence of any Order issued by any governmental body or applicable legal requirement in the U.S. or Canada imposing a Burdensome Condition or enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Arrangement or the Mergers.

Real and REMAX have agreed to use their reasonable best efforts to, and to cause their respective affiliates and subsidiaries to, use reasonable best efforts to obtain, as promptly as practicable and in any event so as to allow the consummation of the Mergers and the other Contemplated Transactions prior to January 26, 2027, all regulatory approvals required to consummate the Contemplated Transactions. In furtherance of the foregoing, Real and REMAX have agreed to, and have agreed to cause their respective affiliates and subsidiaries to:

●	promptly supply any additional information and documentary material that may be required or requested pursuant to any legal requirement or legal proceeding by any Governmental Body; and
●	take or cause to be taken all other actions necessary, proper or advisable to obtain, as promptly as practicable and in any event so as to allow the consummation of the Mergers and the other Contemplated Transactions prior to January 26, 2027, all applicable clearances, consents, authorizations, approvals or waivers, cause the expiration or termination of all applicable waiting periods and avoid or resolve any legal proceedings with respect to the Mergers and the other Contemplated Transactions.

REMAX and its subsidiaries are not required to agree to or accept any requirement to sell, divest, license, hold separate or otherwise dispose of any portion of, or to conduct, restrict, operate, invest or otherwise change its or their respective assets, operations or businesses, unless binding only from and after the Closing.

Real and REMAX and their respective subsidiaries are not required to take or commit to take any remedy or other action that, if carried out, would reasonably be expected to have or result in a material adverse effect on the business, financial condition or results of operations of New Wildlife and its subsidiaries, taken as a whole, after giving effect to the Contemplated Transactions.

Subject to applicable laws relating to the exchange of information, Real and REMAX will have the right to review in advance, and, to the extent practicable, each will consult the other on, all of the information relating to Real or REMAX, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Body in connection with the Contemplated Transactions. To the extent permitted by applicable law, each party must provide the other with all written correspondence between it and any Governmental Body relating to the Contemplated Transactions and, to the extent reasonably practicable, all meetings with a Governmental Body regarding the Contemplated Transactions can include representatives of Real and REMAX. In exercising the foregoing, Real and REMAX each must act reasonably and as promptly as reasonably practicable.

In addition, Real and REMAX will coordinate with respect to developing the strategy and timing for obtaining the consents, approvals, permits, waiting period expirations or authorizations of any governmental entity required to consummate the Contemplated Transactions prior to the termination date. To the extent permitted by applicable law and subject to all applicable privileges, including attorney-client privilege, each of Real and REMAX has agreed to:

●	promptly inform the other of any communication from any Governmental Body;

●	consult and cooperate with, and consider in good faith the views of, one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under the HSR Act or the antitrust, competition or foreign investment legal requirements of any other Governmental Body, including any proceeding initiated by a private party;
●	promptly provide the other parties with copies of all written communications to or from any Governmental Body;
●	use good-faith efforts to give the other parties reasonable advance notice of all meetings with any Governmental Body; and
●	not participate independently in any meeting with a Governmental Body without providing reasonable advance notice to the other parties and an opportunity to attend and participate in such meeting.

Provided, that each of the parties may, as it deems advisable and necessary, reasonably redact such materials as reasonably necessary to address reasonable attorney-client or other privilege or confidentiality concerns or designated as “outside counsel only.”

HSR Act

Under the HSR Act, certain transactions, including the Mergers, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”). A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. Parties may voluntarily withdraw and resubmit their filing one time before the expiration of the waiting period, which starts the 30-calendar day waiting period again. If the DOJ or FTC issues a Request for Additional Information and Documentary Material (a “Second Request”) prior to the expiration of the waiting period, the parties must observe another 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier.

All applicable filing parties filed notification and report forms under the HSR Act on May 13, 2026. The applicable filing parties voluntarily withdrew their respective notification and report forms under the HSR Act on June 12, 2026, and refiled them on June 15, 2026 in accordance with the HSR Act.

Investment Canada Act

Within 30 days after the Closing, Real will prepare and file a notification pursuant to Section 12 of the Investment Canada Act (Canada) in respect of the Contemplated Transactions.

Nasdaq Listing of New Wildlife Common Stock

Prior to the Closing, Real and REMAX will cause New Wildlife and its representatives to (i) prepare and cause to be filed with Nasdaq an application for listing of the New Wildlife Common Stock to be issued in connection with the Arrangement and the First Merger (the “Listing”), and (ii) use reasonable best efforts to have such Listing approved as promptly as practicable following submission such that the New Wildlife Common Stock will be listed and authorized for trading immediately following the effective time of the First Merger.

Nasdaq Delisting of Real Common Shares; Real Ceasing to be a Canadian Reporting Issuer; New Wildlife Becoming a Canadian Reporting Issuer

If the Arrangement is completed, the Real Common Shares will be delisted from Nasdaq and deregistered under the Exchange Act and Real will apply to cease to be a reporting issuer under Canadian Securities Laws as promptly as practicable after the Closing.

Prior to the closing of the Contemplated Transactions, Real has agreed to cooperate and use commercially reasonable efforts to enable such delisting, deregistration and application to cease to be a reporting issuer.

Upon the Closing, Real REMAX Group will become a reporting issuer under Canadian Securities Laws.

NYSE Delisting and Deregistration of REMAX Common Stock

Upon consummation of the First Merger, REMAX Class A Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and REMAX will no longer be required to file periodic reports with the SEC in respect of the REMAX Class A Common Stock.

Prior to the closing of the Contemplated Transactions, REMAX has agreed to cooperate and use commercially reasonable efforts to enable such delisting and deregistration.

Real REMAX Group Board

Immediately following the Closing, the board of directors of the combined company will consist of 10 members, including three members from the REMAX Board and seven members from the Real Board, who will be identified in accordance with the terms of the Merger Agreement. The current members of the Real Board are Tamir Poleg, Vikki Bartholomae, Guy Gamzu, Larry Klane, Atul Malhotra Jr., Laurence Rose, Susanne Greenfield Sandler and Sharran Srivatsaa and the current members of the REMAX Board are Dave L. Liniger, Annita M. Menogan, Teresa S. Van De Bogart, Roger J. Dow, Norman K. Jenkins, Katherine L. Scherping, Erik Carlson and Cathleen Raffaeli.

Election Procedures

Each holder of shares of REMAX Class A Common Stock (other than (x) shares of REMAX Class A Common Stock held by REMAX as treasury stock or owned by New Wildlife or any subsidiary of New Wildlife or REMAX, and (y) Dissent Shares), including holders of shares of REMAX Class A Common Stock issued in connection with the RIHI Merger, will have the right to elect to receive either the Stock Election Consideration or the Per Share Cash Price, subject to proration such that the aggregate cash proceeds will be no less than $60 million and no greater than $80 million, as determined pursuant to the election and allocation procedures in the Merger Agreement.

To make a valid election, holders of shares of REMAX Class A Common Stock must submit to the Exchange Agent, for receipt by the Exchange Agent prior to the REMAX Election Deadline, a properly completed and signed REMAX Election Form, including duly executed transmittal materials included in the REMAX Election Form, as further described below. The Exchange Agent will make available and mail the REMAX Election Form, at least 20 business days prior to the REMAX Election Deadline, to holders of REMAX Class A Common Stock of record as of a date on or prior to the date of such mailing and thereafter will make available a REMAX Election Form to any holder of REMAX Class A Common Stock who requests a REMAX Election Form.

An election shall have been made properly only if the Exchange Agent shall have received, after the Exchange Agent has made available or mailed REMAX Election Forms, and prior to the REMAX Election Deadline, a REMAX Election Form, properly completed and signed, including duly executed transmittal materials included in the REMAX Election Form. Real and REMAX will cooperate to issue a press release announcing the date of the REMAX Election Deadline no more than 15 business days before, and at least 10 business days prior to, the REMAX Election Deadline.

If your shares of REMAX Class A Common Stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of such shares held in “street name.” In that case, this joint proxy statement/prospectus and management information circular has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares, the stockholder of record, and, if you wish to make an election, you should follow the instructions provided by your bank, brokerage firm or other nominee when making your election.

A holder of REMAX Class A Common Stock may change or revoke an election by providing written notice to the Exchange Agent prior to the REMAX Election Deadline and, in the case of a change of election, timely submitting a properly completed and signed revised REMAX Election Form, or, in the case of a revocation of election, by withdrawing his, her or its shares of REMAX Class A Common Stock previously deposited with the Exchange Agent.

If any election is not properly made with respect to any shares of REMAX Class A Common Stock such election will be deemed to be not in effect, and the shares of REMAX Class A Common Stock covered by such election will be deemed to have elected to receive the Stock Election Consideration, unless a proper election is subsequently timely made. None of Real, REMAX, or the Exchange Agent has or will have any duty to notify any such REMAX Stockholder of any such defect in the REMAX Election

Form or otherwise in the election. All elections will be automatically deemed revoked upon receipt by the Exchange Agent of written notification from Real or REMAX that the Merger Agreement has been terminated.

Subject to the terms of the Merger Agreement and the REMAX Election Form, REMAX and Real, in the exercise of reasonable, good faith discretion, will have the right to make all determinations, not inconsistent with the terms of the Merger Agreement, governing (i) the validity of the REMAX Election Form and compliance by any holder of REMAX Class A Common Stock with the election procedures described in this section, (ii) the method of issuance of New Wildlife Common Stock into which shares of REMAX

Class A Common Stock are converted in the Mergers and (iii) the method of payment of cash for shares of REMAX Class A Common Stock converted into the right to receive the cash consideration and cash in lieu of fractional shares of New Wildlife Common Stock.

The RIHI Merger

Concurrently with the execution of the Merger Agreement, REMAX entered into the RIHI Merger Agreement.

The RIHI Merger Agreement provides that, among other things and on the terms and subject to the conditions set forth therein, (1) RIHI Merger Sub I will merge with and into RIHI, with RIHI surviving as a wholly owned subsidiary of REMAX, and, as soon as practicable thereafter, RIHI will merge with and into RIHI Merger Sub II, with RIHI Merger Sub II surviving as a wholly owned subsidiary of REMAX, and (2) at the effective time of the First RIHI Merger, each outstanding share of RIHI Common Stock (other than dissenting or cancelled shares) will be converted into a number of shares of fully paid and nonassessable REMAX Class A Common Stock equal to the number of RMCO Common Units held by RIHI divided by the total number of issued and outstanding shares of RIHI Common Stock, in each case as of immediately prior to the effective time of the First RIHI Merger. Each share of RIHI Common Stock issued and outstanding immediately prior to the effective time of the First RIHI Merger that is owned or held in treasury by RIHI or is owned by REMAX or any direct or indirect wholly owned subsidiary of REMAX or of RIHI will be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

For more information, see the section entitled “The RIHI Merger Agreement” on page 170 of this joint proxy statement/prospectus and management information circular.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. This summary and the descriptions of the Merger Agreement that can be found elsewhere in this joint proxy statement/prospectus and management information circular are qualified in their entirety by the full text of the Merger Agreement, a copy of which is attached as Annex D to this joint proxy statement/prospectus and management information circular and which is incorporated herein by reference. You are encouraged to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Real or REMAX. Such information can be found elsewhere in this joint proxy statement/prospectus and management information circular and in the public filings Real and REMAX make with the SEC and on SEDAR+, as applicable, as described in the section entitled “Where You Can Find More Information; Incorporation by Reference,” beginning on page 254 of this joint proxy statement/prospectus and management information circular.

THE MERGER AGREEMENT

The Arrangement

The Merger Agreement provides that, among other things and on the terms and subject to the conditions set forth therein, pursuant to the Arrangement under the BCBCA and in accordance with the Plan of Arrangement, (i) the Share Consolidation will take place and the issued and outstanding Real Common Shares will be consolidated on a 10-for-1 basis, such that each 10 shares of outstanding Real Common Shares will be consolidated into one Real Common Share, and (ii) Real Shareholders will then transfer all of their Real Common Shares to Bidco in exchange for shares of New Wildlife Common Stock on a one-for-one basis, such that Real becomes a wholly owned subsidiary of Bidco, which in turn is a wholly owned subsidiary of New Wildlife.

The Mergers

The Merger Agreement provides that, among other things and on the terms and subject to the conditions set forth therein, following the effectiveness of the Arrangement, the First Merger will occur, with Merger Sub I merging with and into REMAX, with REMAX surviving the First Merger as a wholly owned subsidiary of New Wildlife, and, as soon as practicable following the First Merger, the Second Merger will occur, with REMAX merging with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of New Wildlife. Each share of REMAX Class A Common Stock issued and outstanding immediately prior to the First Merger Effective Time, including shares of REMAX Class A Common Stock issued in connection with the RIHI Merger, as described below, and other than (x) shares of REMAX Class A Common Stock held by REMAX as treasury stock or owned by New Wildlife or any subsidiary of New Wildlife or REMAX, and (y) Dissent Shares, will be converted into the right to elect to receive either the Stock Election Consideration or the Per Share Cash Price, subject to proration such that the aggregate cash proceeds to be delivered to REMAX Stockholders will be no less than $60 million and no greater than $80 million, as determined pursuant to the election and allocation procedures in the Merger Agreement.

Proration

REMAX Stockholders have the right to make an election to receive either Stock Election Consideration in exchange for a share of REMAX Class A Common Stock (a “Stock Electing Share”) or Cash Election Consideration in exchange for a share of REMAX Class A Common Stock (a “Cash Electing Share”) in connection with the Mergers, subject to the proration mechanism as follows:

●	if, following the election, the aggregate amount of cash elected (the “Aggregate Cash Election Amount”) is less than $60 million (the “Available Minimum Aggregate Cash Amount” and such shortfall, the “Cash Deficit Amount”), then (i) each Cash Electing Share will receive the Cash Election Consideration of $13.80 per share and (ii) each Stock Electing Share will receive a combination of (A) an amount of cash equal to the quotient of (1) the Cash Deficit Amount divided by (2) the number of Stock Electing Shares and (B) a number of shares of New Wildlife Common Stock equal to the product of (1) the Exchange Ratio multiplied by (2) (x) one minus (y) a fraction, (A) the numerator of which is the Cash Deficit Amount and (B) the denominator of which is (i) the product of the Cash Election Consideration of $13.80 and the total number of Stock Electing Shares and Cash Electing Shares minus (ii) the Aggregate Cash Election Amount, such that the Available Minimum Aggregate Cash Amount of $60 million is paid;

●	if, following the election, the Aggregate Cash Election Amount is equal to or exceeds $80 million (the “Available Maximum Aggregate Cash Amount”) and the Aggregate Cash Election Amount is equal to or greater than the Available Minimum Aggregate Cash Amount, then (i) each Stock Electing Share will be converted into the right to receive the Stock Election Consideration and (ii) each Cash Electing Share will be converted into the right to receive an amount of cash equal to the Cash Election Consideration of $13.80; or
●	if, following the election, the Aggregate Cash Election Amount is greater than the Available Maximum Aggregate Cash Amount of $80 million, then (i) each Stock Electing Share will receive the Stock Election Consideration and (ii) each Cash Electing Share will receive a combination of (A) an amount of cash equal to the quotient of (1) the Available Maximum Aggregate Cash Amount divided by (2) the number of Cash Electing Shares and (B) a number of shares of New Wildlife Common Stock equal to the product of (1) the Exchange Ratio multiplied by (2) (x) one minus (y) a fraction, (A) the numerator of which is the Available Maximum Aggregate Cash Amount and (B) the denominator of which is the Aggregate Cash Election Amount, such that the Available Maximum Aggregate Cash Amount of $80 million is paid.

Representations and Warranties

The Merger Agreement contains certain representations and warranties of REMAX relating to the following: organization and qualification; capitalization and subsidiaries; authority relative to the Merger Agreement; governmental consents and no violation; reports and financial statements; controls and procedures; undisclosed liabilities; absence of changes; compliance with legal requirements; employee benefit plans and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); labor matters; certain business practices; affiliate transactions; tax matters; legal proceedings and orders; intellectual property; privacy and data protection; real property and leasehold interests; material contracts; takeover statutes; the vote required; the fairness opinion; advisors’ fees; information supplied; franchise matters; Competition Act (Canada); insurance; the RIHI Merger Agreement; and no other representations.

The Merger Agreement also contains certain representations and warranties of Real relating to the following: organization and qualification; capitalization and subsidiaries; authority relative to the Merger Agreement; governmental consents and no violation; stock ownership; absence of certain arrangements; reports and financial statements; controls and procedures; undisclosed liabilities; absence of changes; compliance with legal requirements; employee benefit plans and ERISA; labor matters; certain business practices; affiliate transactions; tax matters; legal proceedings and orders; intellectual property; privacy and data protection; real property and leasehold interests; material contracts; financing; solvency; takeover statutes; the vote required; the fairness opinion; advisors’ fees; information supplied; Competition Act (Canada); insurance; and no other representations.

Certain of the representations and warranties of Real and REMAX, as applicable, are qualified by REMAX disclosure schedule or by Real’s disclosure schedule, as applicable. Certain of the representations and warranties of Real and REMAX, as applicable, are also qualified as to “materiality,” or as to Material Adverse Effect on the Company or Material Adverse Effect on Parent (each as defined in the Merger Agreement), as applicable.

The representations and warranties of Real and REMAX contained in the Merger Agreement will not survive the completion of the Contemplated Transactions and will expire and be terminated on the earlier of the Closing and the date on which the Merger Agreement is terminated in accordance with its terms.

Covenants

Real and REMAX have agreed to certain covenants between the date of the Merger Agreement and the earlier of the Closing and the termination of the Merger Agreement. A brief summary of certain covenants of each party is provided below.

Covenants of Real Relating to the Conduct of Business

During the period between signing and Closing (the “Pre-Closing Period”), except (w) as may be required by applicable legal requirements or contracts of Real, (x) with the prior written consent of REMAX, (y) as expressly required or permitted by the Merger Agreement or (z) as set forth in Real’s disclosure schedule, Real has agreed to use its commercially reasonable efforts to, and cause each of the other Real entities to use their commercially reasonable efforts to, (i) conduct its business in the ordinary course in all material respects and (ii) preserve substantially intact the Real entities’(taken as a whole) business organization and keep available the services of Real’s current officers in all material respects.

During the Pre-Closing Period, except (w) as may be required by applicable legal requirements or contracts of Real, (x) with the prior written consent of REMAX, (y) as expressly required or permitted by the Merger Agreement, or (z) as set forth in Real’s disclosure schedule, Real will not, and Real will cause the other Real entities not to:

●	(A) declare, set aside, establish a record date for or pay any dividend or other distribution (whether in cash, stock or otherwise) in respect of its outstanding shares in its authorized share structure, except for cash dividends or distributions declared, set aside or made by any direct or indirect wholly owned subsidiary of Real to Real or one of its other wholly owned subsidiaries; (B) repurchase, redeem or otherwise acquire any of its shares in its authorized share structure or other securities, other than (1) pursuant to the terms of the Real Equity Plans, award agreements or contracts evidencing Real Equity Awards, (2) the acquisition of Real Equity Awards in connection with the forfeiture of such awards, (3) Real Common Shares accepted as payment for the exercise price of Real Options, (4) for withholding taxes incurred in connection with the exercise, vesting or settlement of Real Equity Awards in accordance with the terms of the applicable Real Equity Award, (5) as required by the terms of any capital stock or equity interest of any subsidiary outstanding on the date of the Merger Agreement, (6) pursuant to Real’s Share Repurchase Authorization Program, or (7) any transaction between any Real entity and another Real entity; or (C) split, combine, subdivide or reclassify any of its capital stock;
●	sell, issue, grant or authorize the sale, issuance or grant of: (A) any of its capital stock or other equity security; (B) any option, call, warrant or right to acquire any of its capital stock or other equity security; or (C) any instrument convertible into or exchangeable for any of its capital stock or other equity security, except, in each case with respect to clauses (A) through (C), (v) for monthly grants to agents in the ordinary course of business consistent with past practice pursuant to Real’s Agent Awards Stock Grant Program, Agent Stock Purchase Program, and Loan Officer Awards Stock Grant Program, (w) to directors or officers or other employees in the ordinary course of business consistent with past practice or in accordance with Real’s disclosure schedule, provided, that the number of shares underlying such issuances or grants to employees at an “officer” level or above will not exceed 1,000,000 Real Common Shares per calendar year except with the prior written consent of REMAX, (x) upon the exercise of, or the vesting, settlement or delivery of shares pursuant to, Real Equity Awards in accordance with their terms, (y) in connection with any transaction between any Real entity and another Real entity or (z) (A) the sale, issuance or grant of any such capital stock or other equity securities (or any such option, call, warrant, right or other instrument exercisable or exchangeable for Real Common Shares) not to exceed 1,000,000 Real Common Shares in the aggregate or (B) the sale, issuance or grant of any such capital stock or other equity securities (or any such option, call, warrant, right or other instrument exercisable or exchangeable for equity securities) only with REMAX’s prior written consent (which may be granted or withheld in REMAX’s sole and absolute discretion) in connection with a Financing (as defined in the Merger Agreement), the proceeds of which reduce, or will reduce, the commitments under the Commitment Letter;
●	amend any of Real’s governing documents, or effect any liquidation, dissolution, restructuring, recapitalization or similar transaction;
●	merge or consolidate with any other person or enter into agreements providing for any acquisitions (by merger, consolidation, purchase of stock or assets or otherwise) of any entity, business or assets that constitute a business or division of any person, or all or substantially all of the assets of any person, except for (A) such acquisitions for which the consideration does not exceed $20,000,000 in the aggregate; (B) transactions among Real and a wholly owned Real entity or among wholly owned Real entities; (C) the recruitment of agents and/or teams in the ordinary course of business consistent with past practices for consideration; or (D) the acquisition of brokerages in the ordinary course of business consistent with past practices for consideration;
●	authorize, or make any commitment with respect to, capital expenditures that in the aggregate exceed the aggregate amount set forth on Real’s disclosure schedule;

●	(A) incur or assume any indebtedness for borrowed money or issue any debt securities; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the indebtedness for borrowed money of any other Person; (C) other than as set forth on Real’s disclosure schedule, make any loan, advance or capital contribution to, or investment in, any other person, except (with respect to this clause (C)) for (1) extensions of credit to franchisees in the ordinary course of business and consistent with past practices; (2) advances to directors, officers and other employees, in each case in the ordinary course of business and consistent with past practices; (3) for loans or advances between subsidiaries of Real or between Real and its subsidiaries and capital contributions in wholly owned subsidiaries of Real; or (4) those advances or investments as set forth in Real’s disclosure schedule; or (D) create any Encumbrance (other than Permitted Encumbrances) (each as defined in the Merger Agreement) on any material assets, except, in each case of (A), (B) and (D), for any such obligation (1) owed by one Real entity to another Real entity; (2) pursuant to business credit cards in the ordinary course of business and consistent with past practices; (3) pursuant to letters of credit in the ordinary course of business; and (4) for a principal amount of less than $5,000,000; provided, that none of the foregoing will prohibit the Real entities from incurring, assuming, or otherwise becoming liable for any indebtedness or creating any Encumbrances (as defined in the Merger Agreement), in each case, to the extent in connection with the Financing (as defined in the Merger Agreement);
●	other than as set forth on Real’s disclosure schedule, except for actions required pursuant to the terms of any Real Plan, applicable legal requirements, or otherwise in the ordinary course of business consistent with past practice, (1) establish, adopt, enter into, amend, or terminate any material Real Plan, Foreign Real Plan, or any plan, practice, agreement, arrangement or policy that would be a material Real Plan or Foreign Real Plan if it was in existence on the date of the Merger Agreement (other than in connection with routine, immaterial or ministerial amendments to health and welfare plans), or (2) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Real Equity Plans, or otherwise modify any of the terms of any outstanding Real Equity Award;
●	except as required by GAAP or other applicable accounting standards or legal requirements, change in any material respect any of its methods of accounting or accounting practices, including with respect to taxes;
●	change or rescind any material method of tax accounting or any material tax election, (B) amend any material tax return, or (C) settle or otherwise compromise any claim, dispute, audit or assessment relating to a material amount of taxes, or enter into any closing agreement relating to a material amount of taxes;
●	settle, release, waive or compromise any legal proceeding (excluding any audit, claim or other proceeding in respect of taxes), other than (1) routine collection matters in the ordinary course of business and consistent with past practices, (2) settlements providing solely for money damages payable by a Real entity of less than $20,000,000 (in addition to any amounts covered by insurance) (and no other material relief of any nature), involving no finding or admission of any wrongdoing on the part of any Real entity and (3) settlements entered into in accordance with Section 5.16 of the Merger Agreement;
●	engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of Real or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;
●	enter into or amend any agreement, contract or commitment that would reasonably be expected to prevent or materially delay or materially impair the consummation of the Contemplated Transaction; or
●	authorize, approve, agree, commit or offer to take any of the actions described in the bullets listed above.

REMAX acknowledged and agreed that nothing listed above gives REMAX the right to control or direct the operations of the Real entities within the meaning of applicable antitrust and competition legal requirements, and no consent of REMAX will be required with respect to any matter set forth in the Merger Agreement to the extent the requirement of such consent would violate any applicable antitrust and competition legal requirements. Prior to the First Merger Effective Time, each of the Real Entities will exercise, consistent with the terms and conditions hereof, complete control and supervision over its operations.

Covenants of REMAX Relating to the Conduct of Business

During the Pre-Closing Period, except (w) as may be required by applicable legal requirements or contracts to which REMAX is a party (including the RIHI Merger Agreement and the RIHI TRA Termination Amendment), (x) with the prior written consent of Real (y) as expressly required or permitted by the Merger Agreement or (z) as set forth in REMAX’s disclosure schedule, REMAX has agreed to use its commercially reasonable efforts to, and cause each of the other acquired companies to use their commercially reasonable efforts to (i) conduct its business in the ordinary course in all material respects and (ii) preserve substantially intact the acquired companies’ (taken as a whole) business organization and keep available the services of REMAX’s current officers in all material respects.

During the Pre-Closing Period, except (w) as may be required by applicable legal requirements or contracts to which REMAX is a party (including the RIHI Merger Agreement and the RIHI TRA Termination Amendment), (x) with the prior written consent of Real, (y) as expressly required or permitted by the Merger Agreement or (z) as set forth in REMAX’s disclosure schedule, REMAX has agreed to not, and cause the other acquired companies not to:

●	declare, set aside, establish a record date for or pay any dividend or other distribution (whether in cash, stock or otherwise) in respect of its outstanding shares of capital stock, except for cash dividends or distributions declared, set aside or made by any direct or indirect wholly owned subsidiary of REMAX to REMAX or one of its other wholly owned subsidiaries; (B) repurchase, redeem or otherwise acquire any of its shares of capital stock or other securities, other than (1) pursuant to the terms of the REMAX Equity Plans, award agreements or contracts evidencing REMAX Equity Awards, (2) the acquisition of REMAX Equity Awards in connection with the forfeiture of such awards, (3) shares of REMAX Common Stock accepted as payment for the exercise price of REMAX Options, (4) for withholding taxes incurred in connection with the exercise, vesting or settlement of REMAX Equity Awards in accordance with the terms of the applicable REMAX Equity Award, (5) as required by the terms of any capital stock or equity interest of any subsidiary outstanding on the date of the Merger Agreement, or (6) any transaction between any acquired company and another acquired company; or (C) split, combine, subdivide or reclassify any of its capital stock;
●	sell, issue, grant or authorize the sale, issuance or grant of: (A) any of its capital stock or other equity security; (B) any option, call, warrant or right to acquire any of its capital stock or other equity security; or (C) any instrument convertible into or exchangeable for any of its capital stock or other equity security, except, in each case with respect to clauses (A) through (C), (w) to directors or officers or other employees in the ordinary course of business consistent with past practice in accordance with REMAX’s disclosure schedule, (x) other grants to directors or officers or other employees, subject to a basket in an aggregate amount not to exceed the number of shares of REMAX Common Stock set forth on REMAX’s disclosure schedule per calendar year (for the avoidance of doubt, such share basket will be applicable for the remainder of 2026) except with the prior written consent of Real, (y) upon the exercise of, or the vesting, settlement or delivery of shares pursuant to, REMAX Equity Awards in accordance with their terms, or (z) in connection with any transaction between any acquired company and another acquired company;
●	amend any of REMAX’s governing documents, or effect any liquidation, dissolution, restructuring, recapitalization, or similar transaction;
●	merge or consolidate with any other person or enter into agreements providing for any acquisitions (by merger, consolidation, purchase of stock or assets or otherwise) of any entity, business or assets that constitute a business or division of any person, or all or substantially all of the assets of any person, except as set forth in REMAX’s disclosure schedule;
●	authorize, or make any commitment with respect to, capital expenditures that in the aggregate exceed the aggregate amount of the annual capital expenditures budget of REMAX and the subsidiaries of REMAX, taken as a whole (a copy of which has been provided to Parent);

●	except in the ordinary course of business, (A) enter into any contract that would constitute a Material Contract (as defined in the Merger Agreement) if in effect as of the date of the Merger Agreement, (B) renew, extend, amend, or waive or exercise any material right or remedy under, any Material Contract (as defined in the Merger Agreement) in such a way as to materially reduce the expected business or economic benefits to the acquired companies, or (C) voluntarily terminate any Material Contract (as defined in the Merger Agreement); provided, that none of the foregoing will prohibit or restrict any acquired company from entering into or renewing, extending or amending any Contract to the extent such entry, renewal, extension or amendment implements a transaction or action that is specifically permitted by any of the other subclauses of Section 4.2(b) of the Merger Agreement;
●	except with respect to refinancing, modifying or extending the term loan facility under REMAX’s credit agreement up to an aggregate amount that does not exceed the lower of the principal amount outstanding thereunder on the date hereof and the principal amount outstanding thereunder on the date of such refinancing, modification or extension, in each case, plus unpaid accrued interest thereon on the date of such refinancing, modification or extension; provided that the process with respect to obtaining such refinancing, modification or extension will not (x) initially begin (including any announcement, launch, marketing, solicitation or any other action in connection therewith) prior to April 26, 2027, or (y) interfere in any respect with Real’s process to consummate the Financing (as defined in the Merger Agreement); provided further that such refinancing, modification or extension will not require any prepayment premium for any prepayment thereof in connection with the transactions contemplated by the Merger Agreement, (A) incur or assume any indebtedness for borrowed money or issue any debt securities; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the indebtedness for borrowed money of any other person; (C) make any loan, advance or capital contribution to, or investment in, any other person, except (with respect to this clause (C)) for (1) extensions of credit to franchisees in the ordinary course of business and consistent with past practices; (2) advances to directors, officers and other employees, in each case in the ordinary course of business and consistent with past practices; (3) for loans or advances between subsidiaries of REMAX or between REMAX and its subsidiaries and capital contributions in wholly owned subsidiaries of REMAX; or (4) those advances or investments as set forth on REMAX’s disclosure schedule; or (D) create any Encumbrance (other than Permitted Encumbrances) (each as defined in the Merger Agreement) on any material assets, except, in each case of (A), (B) and (D), for any such obligation (1) owed by one acquired company to another acquired company; (2) pursuant to business credit cards in the ordinary course of business and consistent with past practices; (3) pursuant to letters of credit in the ordinary course of business; and (4) for a principal amount of less than $3,000,000;
●	except for actions required pursuant to the terms of any REMAX Plan or Foreign REMAX Plan in effect as of the date of the Merger Agreement or applicable legal requirements, (1) establish, adopt, enter into, amend, or terminate any material REMAX Plan, Foreign REMAX Plan, or any plan, practice, agreement, arrangement or policy that would be a material REMAX Plan or Foreign REMAX Plan if it was in existence on the date of the Merger Agreement (other than in connection with routine, immaterial or ministerial amendments to health and welfare plans), or (2) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the REMAX Equity Plans, or otherwise modify any of the terms of any outstanding REMAX Equity Award; or (B) except for actions required pursuant to the terms of any REMAX Plan or Foreign REMAX Plan, pay or make any new commitment to pay, any bonus, cash incentive payment or profit-sharing or similar payment to, or increase or make any commitment to increase the amount of the wages, salary, commissions, fringe benefits or other similar compensation (excluding equity-based compensation) or remuneration payable to, any of its directors, officers or other employees;
●	hire or terminate (other than for cause) any employee at the level of Senior Vice President or above except for hiring of Persons hired (at compensation that is commercially reasonable, taking into account the prior compensation of such replaced employee and REMAX’s ordinary course of business hiring practices) following the date hereof to replace employees at the level of Senior Vice President or above who resign employment or who are terminated for cause on or following the date of the Merger Agreement;
●	sell, assign, transfer, exclusively license, abandon, grant, pledge, encumber (other than Permitted Encumbrances) or allow to be dedicated to the public domain, allow to lapse or otherwise dispose of any material intellectual property owned by REMAX;
●	except as required by GAAP or other applicable accounting standards or legal requirements, change in any material respect any of its methods of accounting or accounting practices, including with respect to taxes;

●	change or rescind any material method of tax accounting or any material tax election, (B) amend any material tax return, or (C) settle or otherwise compromise any claim, dispute, audit or assessment relating to a material amount of taxes, or enter into any closing agreement relating to a material amount of taxes;
●	settle, release, waive or compromise any legal proceeding (excluding any audit, claim or other proceeding in respect of taxes), other than (1) routine collection matters in the ordinary course of business and consistent with past practices, (2) those settlements as set forth in REMAX’s Disclosure Schedule, and (3) settlements entered into in accordance with Section 5.16 of the Merger Agreement;
●	engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of REMAX or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;
●	enter into or amend any agreement, contract or commitment that would reasonably be expected to prevent or materially delay or materially impair the consummation of the Contemplated Transaction; or
●	authorize, approve, agree, commit or offer to take any of the actions described in the bullets listed above.

Notwithstanding the above, Real acknowledged and agreed that nothing listed above gives Real the right to control or direct the operations of REMAX or its subsidiaries within the meaning of applicable antitrust and competition legal requirements, and no consent of Real will be required with respect to any matter set forth in the Merger Agreement to the extent the requirement of such consent would violate any applicable antitrust and competition legal requirements. Prior to the First Merger Effective Time, each of REMAX and its subsidiaries has agreed to exercise, consistent with the terms and conditions hereof, complete control and supervision over its operations.

Certain Other Covenants of Real and REMAX

Real has agreed to:

●	take all action necessary to set a record date for, call, give notice of and hold the Real Meeting in accordance with the Interim Order, all applicable legal requirements and Real’s governing documents as promptly as reasonably practicable after the date of the Merger Agreement (but in no event shall the initial date for the Real Meeting be later than 45 days after the registration statement is declared effective under the Securities Act without the prior written consent of REMAX (which shall not be unreasonably withheld, conditioned or delayed));
●	submit the Arrangement Resolution to such holders at the Real Meeting and will use its reasonable best efforts to solicit proxies in favor of the Arrangement Resolution from such holders before the Real Meeting, including using the services of proxy solicitation agents retained in consultation with REMAX;
●	not submit any other proposal to such holders at the Real Meeting without the prior written consent of REMAX (which shall not be unreasonably withheld, conditioned or delayed); provided, that in the event that REMAX postpones or adjourns the REMAX Meeting in accordance with the terms of the Merger Agreement, Real may postpone or adjourn the Real Meeting for an equal number of days; and
●	provide reasonable updates to REMAX with respect to the proxy solicitation for the Real Meeting (including interim results) as reasonably requested by REMAX.

Real will not be required to hold the Real Meeting if the Merger Agreement is terminated in accordance with its terms. Real may postpone, recess or adjourn the Real Meeting in certain enumerated circumstances which are set out in the Merger Agreement. If the Real Meeting is postponed, recessed or adjourned in accordance with the Merger Agreement, Real shall convene or reconvene, as applicable, the Real Meeting at the earliest practicable date on which the Real Board reasonably expects to have sufficient affirmative votes to obtain the Required Real Securityholder Vote. Real has agreed to use its reasonable best efforts to set the record date in such manner as is necessary or advisable to allow the Real Meeting to occur on the same date as the REMAX Meeting.

As soon as reasonably practicable after the registration statement is declared effective under the Securities Act, Real will apply to the Arrangement Court in a manner reasonably acceptable to REMAX pursuant to the BCBCA and, in cooperation with REMAX, file and diligently pursue an application for the Interim Order, which must provide for certain things which are enumerated in the Merger Agreement. If the Interim Order is obtained and the Required Real Securityholder Vote is obtained at the Real Meeting as provided for in the Interim Order, Real will take all steps necessary or desirable to submit the Arrangement to the Arrangement Court and diligently pursue an application for the Final Order pursuant to Section 291 of the BCBCA, as soon as reasonably practicable and, in any event, not later than five business days after the Arrangement Resolution is passed at the Real Meeting as provided for in the Interim Order (provided that the hearing date will depend on the inscription on the roll and the availability of the Arrangement Court), or within such other period as the parties may agree, acting reasonably.

REMAX has agreed to:

●	take all action necessary under all applicable legal requirements and REMAX’s governing documents to set a record date for, call, give notice of and hold the REMAX Meeting to vote on (1) a proposal to adopt the Merger Agreement and (2) a proposal to approve the issuance of shares of REMAX Common Stock in connection with the RIHI Merger, as promptly as reasonably practicable after the date of the Merger Agreement (but in no event shall the initial date for the REMAX Meeting be later than 45 days after this registration statement is declared effective under the Securities Act without the prior written consent of Real (which shall not be unreasonably withheld, conditioned or delayed));
●	submit such proposals to such holders at the REMAX Meeting and, unless there is a Change in Company Recommendation (as defined in the Merger Agreement), will use its reasonable best efforts to solicit proxies in favor of such proposals from such holders before the REMAX Meeting;
●	not submit any other proposals to such holders at the REMAX Meeting (other than an advisory vote regarding merger-related compensation and a customary proposal regarding adjournment of the REMAX Meeting) without the prior written consent of Real (which shall not be unreasonably withheld, conditioned or delayed); provided, that in the event that Real postpones or adjourns the Real Meeting in accordance with the terms of the Merger Agreement, the Company may postpone or adjourn the REMAX Meeting for an equal number of days; and
●	provide reasonable updates to Real with respect to the proxy solicitation for the REMAX Meeting (including interim results) as reasonably requested by Real.

REMAX will not be required to hold the REMAX Meeting if the Merger Agreement is terminated in accordance with its terms. REMAX may postpone, recess or adjourn the REMAX Meeting in certain enumerated circumstances which are set out in the Merger Agreement. If the REMAX Meeting is postponed, recessed or adjourned in accordance with the Merger Agreement, REMAX will convene or reconvene, as applicable, the REMAX Meeting at the earliest practicable date on which the REMAX Company Board reasonably expects to have sufficient affirmative votes to obtain the Required REMAX Stockholder Vote. REMAX has agreed to use its reasonable best efforts to set the record date in such manner as is necessary or advisable to allow the REMAX Meeting to occur on the same date as the Real Meeting.

The Merger Agreement contains certain other covenants and agreements, including covenants relating to:

●	the filing of the registration statement on Form S-4, of which this joint proxy statement/prospectus and management information circular forms a part, and the proxy statement with the SEC and Canadian securities regulators (and cooperation in response to any comments from the SEC in respect to the filings);
●	cooperation between Real and REMAX with respect to court proceeding related to the Interim and Final Order;
●	Real and REMAX using reasonable best efforts to consummate the Contemplated Transactions;
●	cooperation between Real and REMAX with respect to public announcements;
●	cooperation between Real and REMAX with respect to the delisting of the REMAX Common Stock and the Real Common Shares;

●	cooperation between Real and REMAX with respect to the listing of the New Wildlife Common Stock and the renaming of New Wildlife as “The Real REMAX Group Inc.”;
●	taking steps to cause any dispositions of equity securities of Real or REMAX or acquisitions of equity securities of New Wildlife resulting from the Arrangement, the Mergers and the other Contemplated Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to New Wildlife, to be exempt under Rule 16b-3 under the Exchange Act;
●	keeping the other parties informed of certain litigation relating to the Mergers, the Merger Agreement, the Plan of Arrangement or any of the other Contemplated Transactions and allowing the other party to participate therein;
●	the resignation of the REMAX directors; and
●	subject to certain limitations, REMAX has agreed not amend, modify, waive or terminate, or take any action that has the effect of amending, modifying, waiving or terminating, or otherwise adversely affecting REMAX’s rights under, or grant any consent under (including any consent to any assignment or transfer under), any provision of the RIHI Merger Agreement or the RIHI TRA Termination Amendment, in each case, without the prior written consent of Real.

Financing

Pursuant to the Merger Agreement, Real has agreed to use reasonable best efforts, and to cause each of its subsidiaries (including New Wildlife) to use reasonable best efforts, to take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund, to Real and New Wildlife, the Financing Amounts (as defined in the Merger Agreement) on or prior to the date on which the Mergers are required to be consummated pursuant to the terms of the Merger Agreement. This includes using reasonable best efforts to take certain actions set forth in the Merger Agreement.

Real has agreed that neither it, nor any of its subsidiaries (including New Wildlife) will, without the prior written consent of REMAX: (i) permit, consent to or agree to any amendment, replacement, supplement or modification to, or any waiver of, any provision or remedy under, the Commitment Letter if such amendment, replacement, supplement, modification or waiver could be reasonably likely to (A) add new (or adversely modify any existing) conditions to the availability or consummation of all or any portion of the Financing, (B) reduce (or could have the effect of reducing) the aggregate principal amount of any portion of the Financing (including by increasing the amount of fees to be paid or original issue discount) to an amount less than, together with all other available sources of funding to Real and New Wildlife, the Financing Amounts (as defined in the Merger Agreement), (C) subject to the terms of the Merger Agreement, adversely affect the ability of Real and New Wildlife to enforce their respective rights against other parties to the Commitment Letter or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, or (D) expand, amend or modify any provision of the Commitment Letter in a manner that could otherwise reasonably be expected to prevent, impede or delay the consummation of the Mergers and the Contemplated Transactions (the effects described in clauses (A) through (D), collectively, the “Prohibited Modifications”); or (ii) subject to the terms of the Merger Agreement, terminate the Commitment Letter or any Definitive Agreement. Real shall reasonably promptly (and in any event, within three business days) deliver to REMAX true and complete copies of any such amendment, replacement, supplement, termination, modification, consent or waiver to or under the Commitment Letter or any Definitive Agreement reasonably promptly upon the execution thereof.

In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Real has agreed to (i) reasonably promptly (and in any event, within three business days) notify REMAX in writing of such unavailability and the reason therefor and (ii) use reasonable best efforts, and cause each of its subsidiaries (including New Wildlife) to use their reasonable best efforts, to arrange and obtain, as reasonably promptly as practicable following the occurrence of such event, alternative financing from the same or alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with the available portion of the Financing and all other available sources of funding to Real and New Wildlife to pay the Financing Amounts and which does not include any Prohibited Modifications or conditions to the consummation of such Alternative Financing that are more onerous to Real and New Wildlife than the conditions set forth in the Commitment Letter as of the date of the Merger Agreement (for the avoidance of doubt, any Alternative Financing in the form of equity will be subject to the prior written consent of REMAX in all respects (which may be granted or withheld in REMAX’s sole and absolute discretion). Real has agreed to keep REMAX reasonably informed on a current basis of the status of its efforts to consummate the Financing, including any Alternative Financing. Real has agreed to promptly (and in any event, within three business days) deliver to REMAX true and complete copies of all contracts or agreements (including any Redacted Fee Letter related thereto) pursuant to which any such alternative source shall have committed to provide any portion of the Financing after execution and delivery thereof.

Real has agreed to provide REMAX with reasonably prompt written notice (and, in any event, within three business days) (i) of any actual or threatened (in writing) material breach, default (or any event that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default), cancellation, termination or repudiation by any party to the Commitment Letter or any Definitive Agreement and a copy of any written notice or other written communication from any Debt Financing Source or other financing source with respect to any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Commitment Letter or any Definitive Agreement of any provision thereof, (ii) of the occurrence of an event or development that could reasonably be expected to have an adverse impact on the ability of Real or New Wildlife to obtain all or any portion of the Financing contemplated by the Commitment Letter in an amount sufficient, when taken together with all other available sources of funding to Real and New Wildlife, to pay the Financing Amounts, (iii) of the receipt by Real or New Wildlife of any notice or other communication from any Person with respect to any material dispute or disagreement between or among parties to the Commitment Letter or the Definitive Agreements with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing (but excluding ordinary course negotiations), and (iv) if for any reason Real believes in good faith that (x) there is (or there is likely to be) a material dispute or disagreement between or among parties to the Commitment Letter or the definitive documents related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing (but excluding ordinary course negotiations) or (y) there is a reasonable likelihood that the Financing will not be available for any reason on the terms, in the manner or from the sources contemplated by the Commitment Letter or any Definitive Agreements, in each case, in an amount sufficient, when taken together with the available portion of the Financing and all other available sources of funding to Real and New Wildlife, to pay the Financing Amounts. Real has agreed to provide, as soon as reasonably practicable, any information reasonably requested by REMAX relating to any circumstance referred to in the immediately preceding sentence.

The receipt of the Financing is not a condition to the Closing.

Financing Cooperation

REMAX has agreed to use its reasonable best efforts, and cause its subsidiaries to use reasonable best efforts, and each of them shall use their reasonable best efforts to cause their respective representatives to use their reasonable best efforts, to provide customary cooperation, to the extent reasonably requested by Real or New Wildlife, necessary for the arrangement of the Financing, or the financing contemplated by the Alternative Debt Commitments (as such term is defined in the Merger Agreement) or any other financing arrangements (including any equity or equity-linked financing consummated in accordance with the Merger Agreement), in each case, subject to Real’s and New Wildlife’s reimbursement obligations. Such assistance includes, without limitation and among others (in each case as more fully set forth in the Merger Agreement and subject to qualifications and exceptions set forth therein):

●	participating (and causing senior management and representatives of REMAX to participate) in presentations, road shows and due diligence sessions and other customary syndication activities in respect of the Financing;
●	furnishing Real, New Wildlife and the Debt Financing Sources (as such term is defined in the Merger Agreement), as promptly as practicable (A)(X)(I) in the case of any audited financial statements of RE/MAX Holdings, Inc. no more than 75 days after the end of the relevant fiscal year and (II) in the case of any unaudited quarterly financial statements, no more than 40 days after the end of the relevant fiscal quarter, and (Y) all Required Financial Information (as such term defined in the Merger Agreement), (B) all financial statements, schedules, financial data, audit reports and other information regarding REMAX and its subsidiaries that are reasonably requested by Real or New Wildlife to the extent that such information is of the type that would be required by Regulation S-K or Regulation S-X under the Securities Act for a registered underwritten offering, Rule 144A offering or private placement of debt securities contemplated to be issued in lieu of any facility under the Financing and (C) such other pertinent information regarding REMAX and its subsidiaries as may be reasonably requested by Real or New Wildlife and customarily required to assist in the preparation of bank information memoranda, lenders’ presentations, offering memoranda, prospectuses, prospectus supplements, and other customary marketing materials relevant to the Financing, including a customary confidential information memorandum or other customary information documents used in the Financing;

●	using reasonable best efforts to cause REMAX’s independent auditors to assist and cooperate with Real and New Wildlife in connection with the Financing, including by (A) obtaining any required consent of such auditors for use of their audit reports in any offering materials relating to any such Financing, and the provision of customary “comfort” letters (including “negative assurance” and change period comfort) with respect to financial information relating to REMAX and its subsidiaries and (B) attending accounting due diligence sessions;
●	using reasonable best efforts to cause REMAX senior management to assist in preparation of, and to participate in, a reasonable number of meetings, presentations, road shows, sessions with rating agencies, due diligence sessions, drafting sessions and sessions between senior management and the Debt Financing Sources in connection with the Financing, in each case at reasonable times and with reasonable advance notice, and in each case which shall be virtual unless otherwise agreed to by REMAX;
●	furnishing Real, New Wildlife and the Debt Financing Sources, at least four business days prior to Closing, with all documentation and other information about REMAX and its subsidiaries as is reasonably requested by Real or New Wildlife at least nine business days prior to Closing, in accordance with the requirements of the Debt Financing Sources, relating to applicable “know your customer” and AML Laws;
●	assisting in the preparation, execution and delivery of the Definitive Agreements, including any credit agreement, guarantee and collateral documents, pledge and security documents, customary closing certificates and documents and back-up therefor and for legal opinions in connection with the Financing (including executing and delivering a solvency certificate from the chief financial officer or treasurer (or other comparable officer) of REMAX (in the agreed form)) and other customary documents as may reasonably be requested by Real or the Debt Financing Sources and (B) facilitating the pledging of, granting of security interests in and liens on collateral in connection with the Financing;
●	using reasonable best efforts to provide assistance with the preparation of materials for, as applicable, rating agency presentations, offering memoranda, prospectuses or prospectus supplements, bank information memoranda, syndication memoranda, lender presentations and other customary marketing materials required in connection with the Financing, (B) using reasonable best efforts to provide reasonable cooperation with the due diligence efforts of the Debt Financing Sources to the extent reasonable and customary (and, to the extent applicable, subject to the limitations contained in the Merger Agreement) and (C) providing customary authorization letters with respect to REMAX authorizing the distribution of information to prospective lenders and investors (including, to the extent applicable, customary 10b-5 and material non-public information representations) and customary certificates;
●	filing a Current Report on Form 8-K, if, in connection with the marketing efforts contemplated by any Debt Financing Sources in connection with the Financing, Real or New Wildlife reasonably requests REMAX to furnish or file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to REMAX and its subsidiaries or their respective securities, which information is necessary or desirable (as reasonably agreed by Real and REMAX) to include in customary offering documents or marketing materials for any Financing; and
●	facilitating the taking, no earlier than the Closing, of customary corporate, limited liability company, partnership or other similar actions reasonably requested by Real to permit the consummation of the Financing (provided that no such action shall be required of persons who are officers or directors of REMAX or its subsidiaries or any of their respective affiliates prior to the First Merger Effective Time who will not be continuing in such capacities thereafter).

Supplementing the Required Financial Information (as defined in the Merger Agreement) on a reasonably current basis to the extent that any such Required Financial Information, to the knowledge of REMAX, is not Compliant (as defined in the Merger Agreement).

Termination of Indebtedness

REMAX has agreed to, with respect to the REMAX Credit Agreement, use its reasonable best efforts to obtain executed copies of a customary payoff letter (the “Payoff Letter”) and at least three business days prior to the date of Closing, a draft of the Payoff Letter. The Payoff Letter shall (A) provide for the payment and/or cancellation in full of the total amount of indebtedness due to such agent, lender and/or creditor as of the Closing (including accrued interest and any termination fees, prepayment fees, breakage costs, premiums, make-whole payments or penalties or other amounts due as a result of the consummation of the Contemplated

Transactions) and any commitments thereunder, and (B) provide that all guarantee obligations and liens related to such indebtedness, automatically upon the payment of the amount set forth in the Payoff Letter at or prior to the Closing, be released, discharged and terminated, and (C) be in customary form and substance.

Contemporaneously with the Closing, Real and New Wildlife have agreed to pay (or cause to be paid) to lenders under the REMAX Credit Agreement, the amount specified in the Payoff Letter with respect thereto (including after giving effect to any per diem amount specified therein, to the extent applicable) in cash in immediately available funds to the bank account(s) specified therein to discharge all obligations of REMAX and its subsidiaries outstanding under the REMAX Credit Agreement and to terminate the commitments thereunder.

Conditions to the Closing of the Contemplated Transactions

The completion of the Contemplated Transactions is subject to the satisfaction or waiver of certain customary conditions, including, but not limited to:

The obligations of all the parties to the Merger Agreement are subject to the satisfaction or waiver of the following conditions:

●	the effectiveness of the registration statement on Form S-4 (together with any amendments or supplements thereto), pursuant to which the shares of New Wildlife Common Stock to be issued in connection with the Arrangement and the Mergers will be registered pursuant to the Securities Act;
●	the authorization for listing on Nasdaq of the New Wildlife Common Stock to be issued in the Arrangement and the Mergers;
●	the Required Real Securityholder Vote;
●	the Required REMAX Stockholder Vote;
●	the expiration or termination of the applicable waiting period under the HSR Act;
●	the absence of an injunction, order or law in the United States or Canada prohibiting the Arrangement or the Mergers;
●	obtaining the Interim Order and Final Order of the Arrangement Court; • the consummation of the RIHI Merger; and
●	the RIHI TRA Termination Amendment remaining in full force and effect.

The obligations of Real are subject to the satisfaction or waiver of the following conditions, among others:

●	the accuracy of REMAX’s representations and warranties, subject to materiality standards set forth in the Merger Agreement;
●	material compliance by REMAX with its obligations under the Merger Agreement;
●	since the date of the Merger Agreement, there having not occurred a Material Adverse Effect (as that term is defined in the Merger Agreement) on REMAX; and
●	Real having received the Willkie Tax Opinion.

The obligations of REMAX are subject to the satisfaction or waiver of the following conditions, among others:

●	the accuracy of Real’s representations and warranties, subject to materiality standards set forth in the Merger Agreement;
●	material compliance by Real with its obligations under the Merger Agreement;
●	since the date of the Merger Agreement, there having not occurred a Material Adverse Effect (as that term is defined in the Merger Agreement) on Real; and

●	REMAX having received the Morrison Foerster Tax Opinion.

No Solicitation of Acquisition Proposals

Each of Real and REMAX has agreed to immediately cease, and to cause its subsidiaries, and its and their respective directors and officers (other than any director or officer of REMAX who has executed the REMAX Support Agreement in their personal capacity), and to use its reasonable best efforts to cause its other representatives (including any director or officer of REMAX who has executed the REMAX Support Agreement in their personal capacity), to immediately cease any discussions or negotiations with any person with respect to an acquisition proposal (as defined below), and that by April 28, 2026, to have requested to have returned or destroyed any confidential information that had been provided in any such discussions or negotiations.

The Merger Agreement provides that, during the pre-closing period, each of Real and REMAX will not, and will cause its subsidiaries, and its and their respective directors and officers (other than any director or officer of REMAX who has executed the REMAX Support Agreement in their personal capacity) not to, and will use its reasonable best efforts to cause its other representative not to:

●	initiate, solicit, knowingly encourage or knowingly facilitate inquiries, proposals or offers from any person that constitute or would reasonably be expected to lead to an acquisition proposal;
●	participate in or engage in negotiations or substantive discussions regarding any acquisition proposal or inquiry or proposal or that would reasonably be expected to lead to an acquisition proposal; or
●	furnish any nonpublic information relating to any Real entity or REMAX company, as applicable, to any person in connection with any acquisition proposal or any inquiry or proposal that would reasonably be expected to lead to an acquisition proposal.

The Merger Agreement provides that an “acquisition proposal” with respect to Real or REMAX, as applicable, means, other than the Contemplated Transactions and the RIHI Merger, any proposal or offer made by any third party or group (i) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of related transactions, (A) beneficial ownership of shares representing 20% or more of the voting power of the Real Common Shares or REMAX Common Stock pursuant to a merger, consolidation, plan of arrangement or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction; or (B) any one or more assets or businesses of the Real entities or the REMAX companies, as applicable, that generated 20% or more of the consolidated revenues or net income of the Real entities or the REMAX companies, taken as a whole, during the 12-month period ended December 31, 2025, or that constitute 20% or more of the assets of the Real entities or the REMAX companies, taken as a whole, as of April 26, 2026; (ii) to issue, sell or dispose, directly or indirectly, securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Real or REMAX, as applicable; or (iii) any combination of the foregoing.

The Merger Agreement requires that each of Real and REMAX promptly (and in any event within 48 hours after receipt by such party), notify the other party of receipt of any acquisition proposal, or any request for nonpublic information relating to any Real entity or any REMAX company, as applicable, by any person that informs Real or REMAX, or any of their subsidiaries, that it is considering making, or has made, an acquisition proposal. This notice will indicate the material terms (including price) and conditions of any proposals or offers, to the extent known, including the identity of the person making such acquisition proposal.

Each of Real and REMAX has agreed to keep the other party reasonably informed of the status and material details (including any amendments or proposed amendments) of any such acquisition proposal and keep such other party reasonably informed as to the material details of any such acquisition proposal and to provide to the other party within 48 hours after receipt thereof all copies of any other documentation material to understanding such acquisition proposal (as determined by the party providing such material in good faith) received by Real or REMAX, as applicable, from the person (or from any representatives of such person) making such acquisition proposal.

Unless the Merger Agreement has been terminated in connection with a superior proposal, each of Real and REMAX will not take any action to exempt any person from the restrictions on “business combinations” contained in any applicable legal requirements or otherwise cause such restrictions not to apply.

Fiduciary Exception

The Merger Agreement further provides that each of Real and REMAX is permitted to grant a waiver of or terminate any “standstill” or similar obligation of any person with respect to any Real entity or any REMAX company, solely to the extent necessary to allow such person to submit, on a confidential basis, to the Real Board or the REMAX Board an acquisition proposal if the Real Board or the REMAX Board, as applicable, has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action is inconsistent with the fiduciary duties of the Real Board or REMAX Board, as applicable, under applicable legal requirements.

Prior to obtaining the Required Real Securityholder Vote or the Required REMAX Stockholder Vote, as applicable, and subject to Real and REMAX, as applicable, first entering into an acceptable confidentiality agreement, each of Real and REMAX is permitted to engage or participate in or otherwise assist or facilitate discussions and negotiations with, and/or provide any nonpublic information or data to, any person (and their respective representatives and financing sources) who makes a bona fide written acquisition proposal after the date of the Merger Agreement (that did not result from a material breach of the non- solicitation provisions in the Merger Agreement), that the Real Board or the REMAX Board, as applicable, concludes in good faith (after consultation with its outside legal counsel and financial advisors), based on the information then available, either constitutes or would reasonably be expected to lead to a superior proposal (as defined below). Each of Real or REMAX, as applicable, agrees to promptly (and in any event within 24 hours) provide to the other party any nonpublic information or data (or access thereto) that is furnished to any such person pursuant to the prior sentence that was not previously provided to such other party or its representatives.

Notwithstanding anything to the contrary in the Merger Agreement, Real or REMAX, as applicable, may contact any person submitting an acquisition proposal after the date of the Merger Agreement (that did not result from a material breach of the non-solicitation provisions in the Merger Agreement) solely to the extent necessary to clarify the material terms of the acquisition proposal in order to allow the Real Board or the REMAX Board to determine whether such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal.

The Merger Agreement provides that a “superior proposal” means a bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party that is not affiliated with Real or REMAX, as the case may be, to enter into any transaction involving an acquisition proposal that the Real Board or REMAX Board, as the case may be, has determined in good faith, after consultation with outside legal counsel and its financial advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions, conditions to consummation and certainty and speed of consummation, including the prospects for obtaining regulatory approvals and financing) (i) is more favorable to the shareholders of Real or stockholders of REMAX, as applicable, than the Contemplated Transactions, and (ii) is reasonably capable of being completed on the terms proposed; provided, that, for the purposes of this definition of superior proposal, references in the definition of “acquisition proposal” to “20%” shall be deemed to be references to “50%.”

No Change in Recommendations

Subject to certain exceptions described below, the Real Board and the REMAX Board, and each committee thereof, may not:

●	withhold, withdraw, modify or qualify in any manner adverse to REMAX or Real, as applicable, or propose publicly to withhold, withdraw, modify or qualify in any manner adverse to REMAX or Real, as applicable, the recommendation (i) in the case of Real, by the Real Board that Real Securityholders vote in favor of the Arrangement (the “Real Board Recommendation”) and (ii) in the case of REMAX, by the REMAX Board that REMAX Stockholders vote in favor of the adoption of the Merger Agreement and the issuance of shares of REMAX Class A Common Stock in connection with the RIHI Merger (the “REMAX Board Recommendation”);
●	fail to include either the Real Board Recommendation or the REMAX Board Recommendation, as applicable, in this joint proxy statement/prospectus and management information circular;

●	fail to recommend against acceptance of a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act or a take-over bid pursuant to Canadian Securities Laws that is an acquisition proposal (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act or Canadian Securities Laws, as applicable, other than recommending rejection of such tender offer, exchange offer or take-over bid) within 10 business days (as defined in Rule 14d-9 of the Exchange Act or Canadian Securities Laws, as applicable) of the commencement (for purposes of Rule 14d-2 of the Exchange Act or Canadian Securities Laws, as applicable) of such tender offer, exchange offer or take-over bid (it being understood that the Real Board or the REMAX Board, as applicable, may refrain from taking a position with respect to a tender offer, exchange offer or take- over bid until 5:30 p.m., Mountain time, on the 10th business day after the commencement thereof, without such action (or inaction) constituting a change in recommendation);
●	refuse to affirm publicly the Real Board Recommendation or the REMAX Board Recommendation, as applicable, following a reasonable written request by REMAX or Real, as applicable, to provide such reaffirmation (which request may only be made in connection with the public disclosure of an acquisition proposal (other than pursuant to a commenced tender offer, exchange offer or take-over bid) that, in the reasonable judgment of REMAX or Real, as applicable, calls into question whether the Required Real Securityholder Vote or the Required REMAX Stockholder Vote, as applicable, will be obtained prior to the earlier of (A) 10 business days following such request and (B) five business days prior to the Real Meeting or the REMAX Meeting, as applicable (provided, in the case of clause (B), that if such request is made less than eight business days prior to such meeting, then, notwithstanding the foregoing, the Real Board or the REMAX Board, as applicable, or any committee thereof shall have four business days to respond to such request for reaffirmation, and that REMAX or Real, as applicable, may not make such request less than four business days prior to such meeting), provided, that the Real Board or the REMAX Board, as applicable, shall not be required to affirm the Real Board Recommendation or the REMAX Board Recommendation, as applicable, made more than once per acquisition proposal or material modification of such acquisition proposal; or
●	adopt, recommend or declare advisable, or propose or agree to adopt, recommend or declare advisable, or allow any Real entity or any REMAX company to execute or enter into, any acquisition agreement constituting, or that would reasonably be expected to lead to, an acquisition proposal (excluding, for the avoidance of doubt, any acceptable confidentiality agreement).

Fiduciary Exception

Notwithstanding anything to the contrary in the Merger Agreement, (i) Real may make a change in recommendation at any time prior to receipt of the Required Real Securityholder Vote and (ii) REMAX may make a change in recommendation (and/or in the case of a superior proposal received by REMAX, terminate the Merger Agreement in order to enter into an acquisition agreement with respect to a superior proposal in accordance with the terms of the Merger Agreement), at any time prior to receipt of the Required REMAX Stockholder Vote, in each case, if and only if:

●	(i) a bona fide written acquisition proposal (that did not result from a material breach of the non- solicitation provisions in the Merger Agreement) is received by Real or REMAX, and the Real Board or REMAX Board, as applicable, has concluded in good faith (after consultation with its outside legal counsel and financial advisors), based on the information then available, that such acquisition proposal constitutes a superior proposal, or (ii) the Real Board or REMAX Board, as applicable, has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that an intervening event (as defined below) has occurred;
●	the Real Board or REMAX Board, as applicable, has concluded in good faith (after consultation with its outside legal counsel) that failure to make a change in recommendation is inconsistent with its fiduciary duties under applicable legal requirements;

●	five business days (the “Notice Period”) have elapsed since Real or REMAX, as applicable, has (x) given written notice to the other party advising such other party that it intends to take such action and specifying, in reasonable detail, the material terms or conditions of any such superior proposal or providing a description of the intervening event that is the basis of the proposed action and (y) provided to the other party a copy of the principal documentation relating to the superior proposal or intervening event, if any (a “Notice of Recommendation Change”) (it being understood that, in the case of a superior proposal, any amendment to any material term of such superior proposal shall require a new Notice of Recommendation Change and a new Notice Period, except that the Notice Period referenced above shall instead be equal to the longer of (i) three business days or (ii) the period remaining under the existing Notice Period immediately prior to the delivery of such additional notice);
●	during the Notice Period, Real or REMAX, as applicable, has considered and, at the reasonable request of the other party, engaged in good faith discussions and negotiations with such other party regarding, any adjustment or modification of the terms of the Merger Agreement proposed by such other party such that, in the case of an acquisition proposal, such acquisition proposal would no longer constitute a superior proposal or, in the case of an intervening event, such adjustment or modification would obviate the need to make such change in recommendation;
●	following the Notice Period, the Real Board or the REMAX Board, as applicable, again determines in good faith (after consultation with outside legal counsel and taking into account any adjustment or modification of the terms of the Merger Agreement irrevocably proposed in writing by the other party) that failure to make a change in recommendation is inconsistent with their fiduciary duties under applicable legal requirements; and
●	in the case where REMAX seeks to terminate the Merger Agreement in connection with a superior proposal, REMAX complies with the above requirements in all material respects and concurrently with entering into an acquisition agreement with respect to such superior proposal, (i) terminates the Merger Agreement and (ii) pays Real a termination fee of $25 million.

Notwithstanding any change in recommendation or any other provision of the Merger Agreement to the contrary, unless the Merger Agreement has been validly terminated, Real and REMAX agree to cause the proposal (i) in the case of Real, to approve the Arrangement and (ii) in the case of REMAX, to adopt the Merger Agreement, to be submitted to a vote of Real Securityholders at the Real Meeting and REMAX Stockholders at the REMAX Meeting, as applicable.

An “intervening event” means any event, occurrence, change, development, circumstance, fact or effect that, (i) in the case of Real, materially affects Real and its subsidiaries (taken as a whole), and (ii) in the case of REMAX, materially affects REMAX and its subsidiaries (taken as a whole), and that (A) was not known to the Real Board or REMAX Board, as applicable, or reasonably foreseeable to the Real Board or REMAX Board, as applicable, as of the date of the Merger Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Real Board or the REMAX Board, as applicable, as of the execution and delivery of the Merger Agreement) and (B) does not relate to (i) any acquisition proposal or (ii) the mere fact, in and of itself, that Real or REMAX, as applicable, meets or exceeds any internal or published financial projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement, or changes after the date of the Merger Agreement in the market price or trading volume of the Real Common Shares or REMAX Common Stock, as applicable (provided that the underlying causes of any such fact or change shall not be excluded by reason of this clause (ii) in determining whether an intervening event has occurred).

Term and Termination

The Merger Agreement contains certain termination rights of Real and REMAX, including among other circumstances: (a) if there exists a final and nonappealable law or order in the United States prohibiting the Arrangement and the Mergers; (b) if there is a failure to receive the Required Real Securityholder Vote or a failure to receive the Required REMAX Stockholder Vote; (c) if, in the case of REMAX, it intends to enter into a definitive agreement with respect to a superior proposal; (d) in the event of a material uncured breach by the other party of its representations, warranties, covenants or other agreements under the Merger Agreement; (e) if, in the case of termination by Real, the REMAX Board changes its recommendation in favor of the Mergers or, in the case of termination by REMAX, the Real Board changes its recommendation in favor of the Arrangement; and (f) if, subject to certain limitations, Closing has not occurred within nine months after the execution of the Merger Agreement, subject to two automatic extensions of 45 days each if, on each such date, all of the conditions to Closing, except those relating to certain regulatory approvals, have been satisfied or waived (as such date may be extended in accordance with the terms of the Merger Agreement, the “End Date”).

Upon termination of the Merger Agreement under certain specified circumstances, a termination fee of $31 million will be payable by Real and a termination fee of $25 million will be payable by REMAX. In addition, subject to the terms and conditions of the Merger Agreement, upon termination of the Merger Agreement (i) by REMAX for certain breaches by Real of the regulatory efforts covenants in the Merger Agreement, (ii) by Real or REMAX at the End Date if certain required regulatory approvals have not been obtained or if certain regulatory Restraints (as defined in the Merger Agreement) prohibit the Arrangement or the Mergers (but all other conditions to Closing have been satisfied or waived (except for those that are to be satisfied at the Closing)), or (iii) by Real or REMAX because of a permanent Restraint (as defined in the Merger Agreement) relating to antitrust or competition law, and in certain other circumstances relating to regulatory requirements, Real will be required to pay REMAX a regulatory termination fee of $36 million.

The Merger Agreement also provides that either party may seek to compel the other party to specifically perform its obligations under the Merger Agreement.

Treatment of REMAX Equity Awards

As of the First Merger Effective Time, the REMAX Equity Awards will be treated as follows:

REMAX RSUs

Each REMAX Specified RSU that is outstanding immediately prior to the First Merger Effective Time, whether vested or unvested, will be canceled and extinguished, and the holder thereof will be entitled to receive (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld) a number of shares of New Wildlife Common Stock, rounded to the nearest whole share, equal to (x) the product of (i) the number of shares of REMAX Class A Common Stock subject to such REMAX Specified RSU, multiplied by (ii) the Stock Election Exchange Ratio, and (y) an amount in cash equal to any accrued but unpaid dividend equivalents with respect to each REMAX Specified RSU. Such consideration will be paid by New Wildlife within 10 business days after the First Merger Effective Time.

Each REMAX RSU (other than a REMAX Specified RSU) that is outstanding and unvested immediately prior to the First Merger Effective Time will be converted into that number of New Wildlife RSUs, rounded to the nearest whole share, equal to the product of (i) the number of shares of REMAX Class A Common Stock subject to such REMAX RSU, multiplied by (ii) the Stock Election Exchange Ratio. Any accrued but unpaid dividend equivalents with respect to any such REMAX RSU will be assumed by New Wildlife. Each such converted New Wildlife RSU will be subject to the same terms and conditions as were applicable to the corresponding REMAX RSU prior to the First Merger Effective Time.

REMAX PSUs

Each REMAX Specified PSU that is outstanding immediately prior to the First Merger Effective Time will be canceled and extinguished, and the holder thereof will be entitled to receive (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld) a number of shares of New Wildlife Common Stock, rounded to the nearest whole share, equal to (x) the product of (i) the number of shares of REMAX Class A Common Stock subject to such REMAX Specified PSU (with such number of shares being based on the attainment of the applicable performance in accordance with the terms of the applicable award agreement), multiplied by (ii) the Stock Election Exchange Ratio, and (y) an amount in cash equal to any accrued but unpaid dividend equivalents with respect to each REMAX Specified PSU. Such consideration will be paid by New Wildlife within 10 business days after the First Merger Effective Time.

Each REMAX PSU (other than a REMAX Specified PSU) that is outstanding and unvested immediately prior to the First Merger Effective Time will be converted into that number of New Wildlife RSUs, rounded to the nearest whole share, equal to the product of (i) the number of shares of REMAX Class A Common Stock subject to such REMAX PSU (with such number of shares being based on the attainment of the applicable performance in accordance with the terms of the applicable award agreement), multiplied by (ii) the Stock Election Exchange Ratio. Any accrued but unpaid dividend equivalents with respect to any such REMAX PSU will be assumed by New Wildlife. Each such converted New Wildlife RSU will be subject to the same terms and conditions as were applicable to the corresponding REMAX PSU prior to the First Merger Effective Time, except that the performance metrics applicable to such REMAX PSU will not apply from and after the First Merger Effective Time.

REMAX Options

Each REMAX Option, whether vested or unvested, will be assumed by New Wildlife and converted into an option to purchase, on the same terms and conditions as were applicable under such REMAX Option, that number of shares of New Wildlife Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of REMAX Class A Common Stock subject to such REMAX Option, multiplied by (ii) the Stock Election Exchange Ratio, at an exercise price per share of New Wildlife Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the per share exercise price for the REMAX Class A Common Stock subject to such REMAX Option, by (B) the Stock Election Exchange Ratio; provided, however, that each REMAX Option with a per share exercise price that is equal to or greater than the Stock Election Consideration (or the Cash Election Consideration, if greater) payable to holders of REMAX Common Stock as of the First Merger Effective Time will be cancelled for no consideration.

Treatment of Real Options and Real RSUs

The Real Options and Real RSUs will be treated in accordance with the Plan of Arrangement. See the section entitled “The Arrangement — Treatment of Real Options and Real RSUs,” beginning on page 162 of this joint proxy statement/prospectus and management information circular.

Employee Benefits Matters

From and after the First Merger Effective Time or the Arrangement Effective Time, as applicable, New Wildlife will honor, and will cause the Surviving Company, Bidco or their applicable subsidiaries to honor, all benefit plans of REMAX and its subsidiaries and all benefit plans of Real and its subsidiaries and, to the extent applicable, will assume any such plan that requires or necessitates assumption by its terms by an acquirer or successor.

For the period commencing on the date of the Closing and ending on December 31, 2027 (or, if earlier, the effective date of a Continuing Employee’s (as defined below) termination of employment with New Wildlife or any subsidiary of New Wildlife) (the “Continuation Period”), each individual who is employed by REMAX or any of its subsidiaries as of immediately prior to the First Merger Effective Time (including employees who are on disability or other approved leave) and who continues in employment with New Wildlife or any subsidiary (including the Surviving Company, Bidco or any subsidiary thereof) immediately following the First Merger Effective Time (each, a “Continuing Employee”) will be provided with the following by New Wildlife for so long as such Continuing Employee remains employed during the Continuation Period:

●	base salary or hourly wages which are no less than the base salary or hourly wages provided by REMAX immediately prior to the Closing;
●	short-term cash opportunities, equity-based compensation opportunities, and benefits that are, in each case, in amounts and on terms that are consistent with those offered to similarly situated employees of Real immediately prior to the Closing;
●	retirement benefits that are in amounts and on terms that are no less favorable than those offered to Continuing Employees under the relevant REMAX retirement plan immediately prior to the Closing; and
●	severance benefits that are in the amounts and on terms that are consistent with those offered to similarly situated employees of Real immediately prior to the Closing, but New Wildlife will, during the Continuation Period, honor the terms of all REMAX plans that provide severance benefits (including, but not limited to, any severance plans, employment agreements or similar arrangements) that have been disclosed by REMAX to Real.

In addition, New Wildlife has agreed:

●	to pay, or cause its affiliates to pay, to each Continuing Employee who participated in cash bonus incentive plans of REMAX with respect to REMAX’s fiscal year during which the Closing occurs, a pro-rated amount equal to the cash bonus award (if any) payable to such Continuing Employee under such plans for the period from the beginning of the applicable performance period through the date of the Closing (the “Pre-Close Bonus Period”) based on such Continuing Employee’s incentive entitlement and based on the Continuing Employee’s target level of achievement of the applicable performance goals (or comparable level, if no target level is specified). Following the expiration of the Pre-Close Bonus Period, in respect of the remainder of the fiscal year during which the Closing occurs (the “Post-Close Bonus Period”), Continuing Employees will be eligible to earn pro-rated cash bonus awards in a manner that is consistent with the short-term cash opportunities described above. Bonus amounts in respect of both the Pre-Close Bonus Period and the Post-Close Bonus Period will be payable at such time as annual bonus amounts would have otherwise been paid to such Continuing Employees in the ordinary course and in all events prior to March 15 of the year following the year in which the Closing occurs, with payment contingent on each such Continuing Employee remaining employed by New Wildlife or its affiliates through the applicable payment date. However, if a Continuing Employee’s employment is terminated without “cause” (or, in the case of a participant in the REMAX Change in Control Severance Plan, such Continuing Employee resigns for “good reason”), the pre-close bonus will be paid to the Continuing Employee within 60 days of the Continuing Employee’s termination of employment, subject to such Continuing Employee’s timely execution, delivery and non-revocation of a customary release of claims in favor of New Wildlife, its subsidiaries and its affiliates; provided, further, that the amount of such pre-close bonus will be reduced (including to $0) to avoid any duplication of benefits under the applicable severance plans;
●	to provide to each Continuing Employee under each employee benefit plan, program or arrangement established or maintained by New Wildlife or one of its affiliates in which such Continuing Employees may be eligible to participate following the date of the Closing (each, a “Post-Closing Plan”), credit for purposes of eligibility to participate, benefit accruals, severance benefits, and vesting for full or partial years of service with REMAX or any of its subsidiaries performed at any time prior to the date of the Closing, to the extent such service was taken into account under the analogous REMAX plan immediately prior to the date of the Closing, except as would result in duplication of benefits;
●	to use commercially reasonable efforts to cause (i) all pre-existing condition exclusions, evidence of insurability requirements, actively-at-work requirements, and waiting periods for each Post-Closing Plan providing medical, dental, prescription drug and/or vision benefits to be waived for such Continuing Employee and their covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under the analogous REMAX plan immediately prior to the date of the Closing, and (ii) such Continuing Employees to be given credit under such Post-Closing Plans for co-payments made, and deductibles satisfied, prior to the date of the Closing in respect of the pre- Closing portion of the year of the Closing;
●	to permit Continuing Employees to continue to participate in REMAX plans providing for health and welfare benefits during the Continuation Period, on terms that are consistent in all material respects with those that were in effect prior to the Closing; and
●	to honor, after the Closing, all rights to paid time off, including vacation, personal and sick days, accrued by Continuing Employees prior to the Closing under any REMAX plan.

In addition, following the date of the Closing, New Wildlife may have in effect one or more defined contribution plans for the benefit of employees in the United States that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “New Wildlife 401(k) Plan”). Each Continuing Employee in the United States participating in a REMAX 401(k) plan immediately prior to the date of the Closing will remain a participant in such REMAX 401(k) plan and/or become a participant in the New Wildlife 401(k) Plan, and each Continuing Employee who would have become eligible to participate in a REMAX 401(k) plan will become a participant no later than such time as he or she would have become eligible under such REMAX 401(k) plan. New Wildlife has agreed to cause the New Wildlife 401(k) Plan to allow each Continuing Employee to make a “direct rollover” of account balances (including promissory notes evidencing any outstanding loans, if and to the extent permitted by the New Wildlife 401(k) Plan) to the New Wildlife 401(k) Plan.

Treatment of Indebtedness

REMAX shall use its reasonable best efforts to obtain the Payoff Letter (with a draft obtained at least three business days prior to the date of Closing) with respect to the REMAX Credit Agreement. The Payoff Letter shall (i) provide for the payment and/or cancellation in full of the total amount of indebtedness due to such agent, lender and/or creditor as of the Closing (including accrued interest and any termination fees, prepayment fees, breakage costs, premiums, make-whole payments or penalties or other amounts due as a result of the consummation of the Contemplated Transactions) and any commitments thereunder, (ii) provide that all guarantee obligations and liens related to such indebtedness, automatically upon the payment of the amount set forth in the Payoff Letter at or prior to the Closing, be released, discharged and terminated, and (iii) be in customary form and substance.

Contemporaneously with the Closing, Real and New Wildlife shall pay (or cause to be paid) to lenders under the REMAX Credit Agreement, the amount specified in the Payoff Letter with respect thereto (including after giving effect to any per diem amount specified therein, to the extent applicable) in cash in immediately available funds to the bank account(s) specified therein to discharge all obligations of REMAX and its subsidiaries outstanding under the REMAX Credit Agreement and to terminate the commitments thereunder.

Indemnification and Insurance

From and after the First Merger Effective Time, New Wildlife will, and will cause the Surviving Company and its subsidiaries to, exculpate, indemnify and hold harmless (and will also cause the Surviving Company to advance fees, costs and expenses as incurred) each present and former director or person identified as an officer of REMAX and any of its subsidiaries and any other person who is or was serving at the request of REMAX or any of its subsidiaries as a director, officer, manager, member, trustee, fiduciary, employee or agent of another person (collectively, the “Indemnified Persons”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, including any amounts paid in settlement, arising out of or related to such Indemnified Person’s service as a director or officer of REMAX or any of its subsidiaries, or services performed by such persons at the request of REMAX or any of its subsidiaries, in each case, at or prior to the First Merger Effective Time.

From the First Merger Effective Time until the sixth anniversary of the First Merger Effective Time, New Wildlife will, and will cause the Surviving Company and its subsidiaries to, cause the organizational documents of the Surviving Company and its subsidiaries to contain provisions with respect to indemnification, exculpation and advancement and reimbursement that are at least as favorable as the indemnification, exculpation and advancement and reimbursement provisions contained in the organizational documents of REMAX and its subsidiaries, as applicable, immediately prior to the First Merger Effective Time. The indemnification agreements between REMAX or any of its subsidiaries and an Indemnified Person will survive the consummation of the Contemplated Transactions, and continue in full force and effect in accordance with their respective terms and New Wildlife will, and will cause the Surviving Company and its Subsidiaries to, honor and perform all such agreements.

From the First Merger Effective Time until the sixth anniversary of the First Merger Effective Time, New Wildlife will cause the Surviving Company to maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors, officers or employees of REMAX or its subsidiaries, or other acts or omissions at the request of REMAX or its subsidiaries occurring prior to the First Merger Effective Time, the current policies of directors’ and officers’, employment practices, fiduciary and professional liability (including malpractice) insurance maintained as of the date of the Merger Agreement (the “Existing Insurance Policies”), except that: (i) New Wildlife may substitute for any Existing Insurance Policy a policy or policies substantially equivalent to and in any event not less favorable than the existing policies with a carrier who has an equal or better credit rating; and (ii) New Wildlife will not be required to pay annual premiums for the Existing Insurance Policies (or for any substitute policies) in excess of 300% of the most recent annual premium paid prior to the date of the Merger Agreement for the Existing Insurance Policies. In lieu of such insurance, prior to the date of Closing, REMAX and each of its subsidiaries may, at its option, and New Wildlife will, on behalf of REMAX or any of its subsidiaries, if requested by REMAX or any of its subsidiaries, purchase a fully-funded and non-revocable six-year prepaid “tail” directors’ and officers’, employment practices, fiduciary and professional liability (including malpractice) insurance policy for REMAX and its subsidiaries, and their current and former directors and officers who are currently covered by the Existing Insurance Policies, such “tail” policy to provide coverage in an amount not less than the coverage under the Existing Insurance Policies and to have other terms not less favorable to the insured persons than those under the Existing Insurance Policies.

Amendment

The Merger Agreement may be amended by the parties thereto at any time prior to the First Merger Effective Time; however, after receipt of the Required REMAX Stockholder Vote or the Required Real Securityholder Vote, no amendment may be made that would require additional approvals by the REMAX Stockholders or the Real Shareholders, without obtaining such further approval.

Fees and Expenses

Except as otherwise specified in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement or any of the Contemplated Transactions shall be paid by the party incurring such fees and expenses, whether or not the Mergers are consummated.

Governing Law

The Merger Agreement, and any action, suit or other legal proceeding arising out of or relating to the Merger Agreement, the Contemplated Transactions or the legal relationship of the parties to the Merger Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles or any borrowing statute of the State of Delaware.

Waiver of Jury Trial

The parties have agreed to waive all rights to trial by jury in respect of any action arising out of or relating to the Merger Agreement or the Contemplated Transactions.

RELATED AGREEMENTS

Related Support Agreements

Concurrently with the execution of the Merger Agreement, (i) Real, REMAX, and the Real Supporting Holders entered into the Real Support Agreements and (ii) Real, REMAX and the REMAX Supporting Holders entered into the REMAX Support Agreement. Further, concurrently with the execution of the RIHI Merger Agreement, REMAX and the RIHI Supporting Holders entered into the RIHI Support Agreement.

For more information regarding the Real Support Agreements, the REMAX Support Agreement and the RIHI Support Agreement, including summaries thereof, please refer to the section entitled “The Support Agreements,” beginning on page 174 of this joint proxy statement/prospectus and management information circular.

Registration Rights Agreement

Pursuant to the Merger Agreement, concurrent with the Closing, Real REMAX Group will enter into a registration rights agreement with Dave Liniger and certain REMAX Stockholders affiliated with Dave Liniger (the “Registration Rights Holders”). The registration rights agreement will provide the Registration Rights Holders certain registration rights whereby, at any time following the Closing, subject to certain terms and conditions, the Registration Rights Holders can require Real REMAX Group to register under the Securities Act the shares of New Wildlife Common Stock owned by them. The registration rights agreement will also provide for piggyback registration rights for all Registration Rights Holders.

RIHI TRA Termination Amendment

REMAX and RIHI are parties to a Tax Receivable Agreement, dated October 7, 2013, that requires, among other things, payments to RIHI of 85% of the cash tax savings REMAX realizes (or in some circumstances is deemed to realize) due to an increase in its share of tax basis in RMCO’s tangible and intangible assets resulting from REMAX’s acquisition of RMCO Common Units from RIHI and certain other payments REMAX may make under the RIHI TRA. If certain forms of business combination or changes of control of REMAX occur, or if REMAX elects an early termination of the RIHI TRA, then REMAX’s obligations under the RIHI TRA would be based on certain assumptions, including that REMAX would have sufficient taxable income to utilize all potential future tax benefits that are subject to the RIHI TRA.

For more information with respect to the RIHI TRA, please see REMAX’s filings with the SEC, including the section under the heading “Holdings Ownership of RMCO and Tax Receivable Agreements” in REMAX’s Form 10-K for the fiscal year ended December 31, 2025. A copy of the RIHI TRA is included as Exhibit 10.6 to such Form 10-K.

Concurrently with the execution of the Merger Agreement, REMAX and RIHI entered into the RIHI TRA Termination Amendment. Pursuant to the RIHI TRA Termination Amendment, among other things, the RIHI TRA will terminate upon the first to occur of the First Merger Effective Time and any other Qualifying Change of Control (as defined in the RIHI TRA Termination Amendment), and no Early Termination Payment or Tax Benefit Payment (as such terms are defined in the RIHI TRA) or other payment will be made to RIHI pursuant to the RIHI TRA. If a Qualifying Change of Control does not occur prior to the date that is 18 months after the date of the RIHI TRA Termination Amendment, the RIHI TRA Termination Amendment will be void and have no further force and effect.

The foregoing description of the RIHI TRA Termination Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the RIHI TRA Termination Amendment, a copy of which is filed as Exhibit 10.4 and incorporated by reference herein.

THE ARRANGEMENT

The following is a summary of the material provisions of the Arrangement and the Plan of Arrangement. This summary and the descriptions of the Arrangement and the Plan of Arrangement that can be found elsewhere in this joint proxy statement/prospectus and management information circular are qualified in their entirety by the full text of the Plan of Arrangement, a copy of which is attached as Annex B to this joint proxy statement/ prospectus and management information circular and which is incorporated herein by reference. You are encouraged to read the Plan of Arrangement carefully and in its entirety. This section is not intended to provide you with any factual information about Real or REMAX. Such information can be found elsewhere in this joint proxy statement/prospectus and management information circular and in the public filings Real and REMAX make with the SEC and on SEDAR+, as applicable, as described in the section entitled “Where You Can Find More Information; Incorporation by Reference” beginning on page 254 of this joint proxy statement/ prospectus and management information circular.

Plan of Arrangement

The following description of the Plan of Arrangement is qualified in its entirety by reference to the full text of the Plan of Arrangement, which is attached as Annex B to this joint proxy statement/prospectus and management information circular.

Starting at the Arrangement Effective Time, each of the following events will occur and will be deemed to occur sequentially as set out below, with each event after the first occurring five minutes after the preceding event (except where otherwise indicated) without any further authorization, act or formality:

●	The Real Common Shares will be, and will be deemed to be, consolidated on the basis of one Real Common Share for every 10 Real Common Shares outstanding. Each fractional Real Common Share arising as a result of the Share Consolidation that is less than 1/2 of a Real Common Share will be cancelled without payment of any consideration therefor, and each fractional Real Common Share arising as a result of the Share Consolidation that is at least 1/2 of a share will be changed into one whole Real Common Share. As a result of the Share Consolidation, pursuant to the terms of the Real Equity Plans, Real Options and Real RSUs will continue but the terms will be modified as follows:
●	the number of Real Options held by each Real Optionholder and the number of Real Common Shares to which such Real Optionholder is entitled upon exercise of such Real Options will be divided by 10 (rounded down to the nearest whole number (and which cannot be rounded to less than one), and the exercise price per Real Common Share issuable upon the exercise of such Real Options will be multiplied by 10; and
●	the number of Real RSUs held by each Real RSU Holder and, where the Real RSUs entitle the holder to a number of Real Common Shares or cash equivalent on settlement, the number of Real Common Shares or cash equivalent to which such holder of Real RSUs is entitled upon settlement of such Real RSUs will be divided by 10 (rounded down to the nearest whole number (and which cannot be rounded to less than one).
●	Each outstanding Real Common Share in respect of which a Dissenting Holder has validly exercised their respective Dissent Rights will be deemed to have been transferred without any further action by or on behalf of the holder thereof to Bidco in exchange for a debt claim against Bidco for the amount determined in accordance with the Plan of Arrangement, and:
●	such Dissenting Holder will cease to be the holder of such Real Common Share and to have any rights as a Real Common Shareholder, other than the debt claim against Bidco for the amount determined in accordance with the Plan of Arrangement;
●	such Dissenting Holder’s name will be removed from the central securities register of Real in respect of each such Real Common Share; and
●	Bidco will be recorded in the central securities register of Real in respect of the Real Common Shares as the holder of the Real Common Shares so transferred, and will be deemed to be the legal and beneficial owner thereof.

●	Each outstanding Real Common Share (for greater certainty, excluding Real Common Shares in respect of which Dissenting Holders have validly exercised their respective Dissent Rights, if any) will be transferred without any further action by or on behalf of the holder thereof, to Bidco in consideration for the Arrangement Consideration, and in respect of the Real Common Shares so transferred:
●	the holder of each such Real Common Share will cease to be the holder thereof and to have any rights as a Real Shareholder other than the right to receive the Arrangement Consideration in accordance with the Plan of Arrangement;
●	such holder’s name will be removed from the central securities register of Real in respect of each such Real Common Share; and
●	Bidco will be recorded in the central securities register of Real in respect of the Real Common Shares as the holder of the Real Common Shares so transferred, and will be deemed to be the legal and beneficial owner thereof.
●	Concurrently with the precedent event:
●	New Wildlife will subscribe for a number of common shares in the capital of Bidco equal to the number of outstanding Real Common Shares (excluding the Real Common Shares in respect of which Dissenting Holders have validly exercised their respective Dissent Rights), which shall have an aggregate value equal to the aggregate Arrangement Consideration payable by New Wildlife (the “Bidco Shares”);
●	in full payment of the subscription price for the Bidco Shares, New Wildlife will be obligated to pay the Arrangement Consideration to the Real Common Shareholders in accordance with the Plan of Arrangement; and
●	Bidco will issue the Bidco Shares to New Wildlife.
●	The Real Options outstanding immediately following the Share Consolidation will be exchanged for Real Replacement Options granted by New Wildlife to acquire the same number of shares of New Wildlife Common Stock as the number of Real Common Shares that the holders thereof would be entitled to acquire following the Share Consolidation; provided, that if the foregoing would result in the issuance of a fraction of a share of New Wildlife Common Stock, then the number of shares of New Wildlife Common Stock issuable pursuant to such Real Replacement Options will be rounded down to the nearest whole number of shares of New Wildlife Common Stock. Such Real Replacement Options will have an exercise price per share of New Wildlife Common Stock equal to the exercise price per Real Common Share of such Real Options immediately following the Share Consolidation.

Each Real Replacement Option will be subject to the terms of the applicable Real Equity Plan and have the same terms and conditions with respect to vesting, conditions to and manner of exercising, term to expiry and otherwise as were applicable to the Real Option for which it was exchanged, and any certificate or award agreement previously evidencing the applicable Real Options will thereafter evidence and be deemed to evidence such Real Replacement Options; provided however that New Wildlife’s board of directors or a committee thereof will succeed to the authority and responsibility of the Real Board or any committee thereof with respect to each Real Replacement Option.

Thereafter, the Real Options so exchanged will be cancelled and the holders of such Real Options will cease to be the holders thereof or to have any rights as holders in respect of such Real Options and the names of the holders thereof will be removed from the applicable securities register of Real with respect to such Real Options.

●	The Real RSUs outstanding immediately following the Share Consolidation will be exchanged for Real Replacement RSUs granted by New Wildlife to acquire the same number of shares of New Wildlife Common Stock or cash equivalent as the number of Real Common Shares or cash equivalent that the holders thereof would be entitled to receive following the Share Consolidation; provided that, if the foregoing would result in the entitlement to a fraction of a share of New Wildlife Common Stock or cash equivalent on any particular settlement of Real RSUs, then the number of shares of New Wildlife Common Stock issuable pursuant to such Real Replacement RSUs or cash equivalent will be rounded down to the nearest whole number of shares of New Wildlife Common Stock.

Each Real Replacement RSU will be subject to the terms of the applicable Real Equity Plan and have the same terms and conditions with respect to vesting, term to expiry and otherwise as were applicable to the Real RSU for which it was exchanged, and any certificate or award agreement previously evidencing the applicable Real RSUs will thereafter evidence and be deemed to evidence such Real Replacement RSUs; provided however that New Wildlife’s board of directors or a committee thereof will succeed to the authority and responsibility of the Real Board or any committee thereof with respect to each Real Replacement RSU.

Thereafter, the Real RSUs so exchanged will be cancelled and the holders of such Real RSUs will cease to be the holders thereof or to have any rights as holders in respect of such Real RSUs and the names of the holders thereof will be removed from the applicable securities register of Real with respect to such Real RSUs.

The foregoing exchanges and cancellations will be deemed to occur at or following the Arrangement Effective Time as provided for in the Plan of Arrangement, notwithstanding that certain procedures related thereto are not completed until after the Arrangement Effective Time.

The Arrangement Effective Time

If Real has obtained the Required Real Securityholder Vote, REMAX has obtained the Required REMAX Stockholder Vote, the Final Order approving the Arrangement has been issued by the Arrangement Court and the other applicable conditions to Closing disclosed under the section entitled “The Merger Agreement — Conditions to the Closing of the Contemplated Transactions,” beginning on page 144 of this joint proxy statement/prospectus and management information circular are satisfied or waived, the Arrangement will take effect commencing at the Arrangement Effective Time, which will be following the RIHI Merger and before the Mergers on the date of the Closing (which is expected to occur during the second half of 2026).

On completion of the Arrangement, Real will become a wholly owned subsidiary of Bidco, which in turn is a wholly owned subsidiary of New Wildlife.

Exchange of Real Common Shares

Exchange Agent

Real, REMAX and New Wildlife have appointed Computershare Investor Services Inc. to act as Exchange Agent to handle the exchange of Real Common Shares for the Arrangement Consideration.

Deposit and Delivery of Arrangement Consideration

Following receipt of the Final Order and no later than two business days preceding the Arrangement Effective Time, Bidco and New Wildlife will deposit (or will arrange to be deposited) in escrow, or cause to be deposited in escrow, with the Exchange Agent, for the benefit of the Real Shareholders, for exchange in accordance with the Arrangement through the Exchange Agent, sufficient shares of New Wildlife Common Stock to satisfy the aggregate Arrangement Consideration issuable to Real Shareholders in accordance with the Plan of Arrangement, which will be held by the Exchange Agent in escrow as agent and nominee for such former Real Shareholders for distribution to such former Real Shareholders in accordance with the Plan of Arrangement.

As soon as practicable following the later of the Arrangement Effective Time and the deposit of certificate(s) and/or DRS Statement(s) representing a Registered Real Shareholder’s Real Common Shares, including the delivery of the duly completed and executed Real Letter of Transmittal and such other documents and instruments as Real, Bidco, New Wildlife or the Exchange Agent may reasonably require, the Exchange Agent will deliver, or will cause to be delivered, the DRS Statement (or certificate) representing the shares of New Wildlife Common Stock that such former Registered Real Shareholder is entitled to receive pursuant to the Arrangement, in accordance with the Plan of Arrangement and the instructions set forth in the Real Letter of Transmittal. The shares of New Wildlife Common Stock will be registered in such name or names as set out in the Real Letter of Transmittal, delivered to the address or addresses as such Registered Real Shareholder directed in their Real Letter of Transmittal. If no instructions are provided by the Registered Real Shareholder in the Real Letter of Transmittal, the Arrangement Consideration will be issued in the name of the Registered Real Shareholder and mailed to the address of the Registered Real Shareholder as it appears on the register previously maintained by or on behalf of Real.

In all cases, delivery of the Arrangement Consideration that a Registered Real Shareholder is entitled to receive pursuant to the Arrangement will be made only after timely receipt by the Exchange Agent of a duly completed and executed Real Letter of Transmittal, together with the certificate(s) and/or DRS Statement(s) representing such Registered Real Shareholder’s Real Common Shares and such other documents and instruments as Real, Bidco, New Wildlife or the Exchange Agent may reasonably require. The Exchange Agent will deliver, or will cause the delivery of, the Arrangement Consideration that a Registered Real Shareholder is entitled to receive pursuant to the Arrangement in accordance with the instructions in the properly completed and signed Real Letter of Transmittal.

In the event of a transfer of ownership of Real Common Shares which was not registered in the transfer records of Real, the Arrangement Consideration that such holder has the right to receive, subject to the Plan of Arrangement, will be delivered to the transferee if the certificate or DRS Statement which immediately prior to the Arrangement Effective Time represented Real Common Shares that were exchanged for the Arrangement Consideration under the Arrangement is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer.

New Wildlife reserves the right, if New Wildlife so elects in its absolute discretion, to instruct the Exchange Agent to waive any defect or irregularity contained in any letter of transmittal and/or accompanying documents received by it and any such waiver or non-waiver will be binding upon the affected Real Shareholders. The granting of a waiver to one or more Real Shareholders does not constitute a waiver for any other Real Shareholders. New Wildlife reserves the right to demand strict compliance with the terms of the Real Letter of Transmittal and the Arrangement.

The method used to deliver the Real Letter of Transmittal, any accompanying certificate(s) and/or DRS Statement(s) representing the Real Common Shares and any other accompanying documents and instruments, if any, is at the option and risk of the Real Shareholder surrendering them, and delivery will be deemed effective only when such documents are actually received by the Exchange Agent at the address set out in the Real Letter of Transmittal. Real and New Wildlife recommend that the necessary documentation be delivered through the use of registered mail with return receipt requested, properly insured.

Any duly completed and executed Real Letter of Transmittal, once deposited with the Exchange Agent, together with the accompanying certificate(s) or DRS Statement(s) representing their Real Common Shares and all other documents and instruments that Real, Bidco, New Wildlife or the Exchange Agent may reasonably require, is irrevocable and may not be withdrawn by a Registered Real Shareholder, except that all Real Letters of Transmittal will be automatically revoked if the Exchange Agent is notified in writing by Real, Bidco and New Wildlife that the Arrangement has not been completed.

Whether or not a Registered Real Shareholder delivers a Real Letter of Transmittal and the certificate(s) or DRS Statement(s) representing their Real Common Shares to the Exchange Agent, upon completion of the Arrangement, Real Shareholders will cease to be holders of Real Common Shares as of the Arrangement Effective Time. From and after the Arrangement Effective Time and until surrendered, each certificate or DRS Statement that immediately prior to the Arrangement Effective Time represented one or more Real Common Shares following completion of the Contemplated Transactions described above under the heading “The Arrangement — Plan of Arrangement,” will be deemed at all times to represent only the right to receive in exchange therefor the Arrangement Consideration that the holder of such certificate or DRS Statement is entitled to receive in accordance with the terms of the Arrangement.

Only Registered Real Shareholders are required to submit a Real Letter of Transmittal. The exchange of Real Common Shares for the Arrangement Consideration in respect of any Beneficial Real Shareholder is expected to be made with the Beneficial Real Shareholder’s intermediary account through the procedures in place for such purposes between CDS Clearing and Depository Services Inc. or the Depository Trust Company and such intermediary, as applicable, with no further action required by the Beneficial Real Shareholder. Beneficial Real Shareholders who hold Real Common Shares registered in the name of an intermediary should contact that intermediary if they have any questions regarding this process and to arrange for such intermediary to complete the necessary steps to ensure that they receive the Arrangement Consideration in respect of their Real Common Shares.

Real Letter of Transmittal

Registered Real Shareholders as of the Real Record Date will have received a Real Letter of Transmittal with this joint proxy statement/prospectus and management information circular. In order to receive the Arrangement Consideration that a registered Real Shareholder (other than a Dissenting Holder) is entitled to receive under the Arrangement, such Real Shareholders must duly complete and execute the Real Letter of Transmittal and deliver it, and such other documents and instruments as the Exchange Agent, Real,

Bidco or New Wildlife may reasonably require, including the certificate(s) and/or DRS Statement(s) representing their Real Common Shares, to the Exchange Agent in accordance with the instructions contained in the Real Letter of Transmittal. It is recommended that registered Real Shareholders send a duly completed and executed Real Letter of Transmittal, the accompanying certificate(s) and/or DRS Statement(s) representing their Real Common Shares, and such other documents and instruments as the Exchange Agent, Real, Bidco or New Wildlife may reasonably require, to the Exchange Agent as soon as possible.

The Real Letter of Transmittal is only for use by Registered Real Shareholders. Beneficial Real Shareholders will not be provided with, and will not need to submit, a Real Letter of Transmittal. Beneficial Real Shareholders must contact their intermediary for instructions and assistance in receiving the Arrangement Consideration for their Real Common Shares.

The Real Letter of Transmittal contains procedural information relating to the Arrangement and should be reviewed carefully. Registered Real Shareholders (other than the Dissenting Holders) can obtain additional copies of the Real Letter of Transmittal by contacting the Exchange Agent at 1-800-564-6253 (toll free) or by email at corporateactions@computershare.com. The Real Letter of Transmittal is also available on Real’s profiles on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.

DRS Statements

Where Real Common Shares are evidenced only by DRS Statement(s), there is no requirement to first obtain a certificate for those Real Common Shares or deposit with the Exchange Agent any certificate evidencing Real Common Shares. Only a properly completed and signed Real Letter of Transmittal accompanied by the applicable DRS Statement(s), and any other documents required by the Exchange Agent, Real, Bidco or New Wildlife, is required to be delivered to the Exchange Agent in order to surrender those Real Common Shares under the Arrangement. New Wildlife reserves the right, if it so elects in its absolute discretion, to instruct the Exchange Agent to waive any defect or irregularity contained in any Real Letter of Transmittal received by it.

Dissent Rights

Pursuant to the Interim Order, Real Shareholders who are registered holders of Real Common Shares as of both the Real Record Date and as of the deadline for exercising such Dissent Rights may exercise Dissent Rights in connection with the Arrangement under Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Final Order and the Plan of Arrangement, with respect to all (but not less than all) of the Real Common Shares held by such Registered Real Shareholder; provided, that the Notice of Dissent contemplated by Section 242(1)(a) of the BCBCA, as may be modified by the Interim Order, must be received by Real by 4:00 p.m. (Vancouver time) on the date that is at least two business days prior to the date of the Real Meeting, or any date to which the Real Meeting may be postponed or adjourned, and provided further that each Dissenting Holder who duly exercises Dissent Rights will be deemed to have transferred the Real Common Shares held by such holder to Bidco as provided in the Plan of Arrangement and if such holder:

(a)	is ultimately entitled to be paid the fair value of their Real Common Shares (i) will be entitled to be paid the fair value of such Real Common Shares by Bidco (less any applicable withholdings pursuant to the Plan of Arrangement), which fair value, notwithstanding anything to the contrary contained in the BCBCA, will be the fair value of such Real Common Shares determined as of the close of business on the day immediately before the approval of the Arrangement Resolution, (ii) will be deemed not to have participated in certain transactions in the Plan of Arrangement, (iii) will be deemed to have transferred and assigned such Real Common Shares, free and clear of any Encumbrances, to Bidco in accordance with the Plan of Arrangement, and (iv) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement, had such holder not exercised their Dissent Rights in respect of such Real Common Shares; or
(b)	is ultimately not entitled, for any reason, to be paid fair value for such holder’s Real Common Shares, will be deemed to have participated in the Arrangement, as of the Arrangement Effective Time, on the same basis as a non-dissenting registered Real Shareholder, and will be entitled to receive only the Arrangement Consideration pursuant to the Plan of Arrangement that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Rights.

In no circumstances will Real, Bidco or any other Person be required to recognize a Person exercising Dissent Rights, unless such Person is the registered holder of those Real Common Shares in respect of which such rights are sought to be exercised as of both the Real Record Date and as of the deadline for exercising such Dissent Rights.

In no case will Real, Bidco or any other Person be required to recognize Dissenting Holders as Real Shareholders after the time that is immediately prior to the Arrangement Effective Time, and the names of such Dissenting Holders will be deleted from the central securities register as Real Shareholders at the time at which the applicable step in the Plan of Arrangement occurs.

For greater certainty, in addition to any other restrictions set forth in the Interim Order and under Division 2 of Part 8 of the BCBCA, none of the following will be entitled to exercise Dissent Rights: (i) a holder of any Real Options or Real RSUs in respect of such holder’s Real Options or Real RSUs, respectively; (ii) Real Shareholders who have voted or have instructed a proxyholder to vote their Real Common Shares in favor of the Arrangement Resolution; and (iii) any Person who is not a registered Real Shareholder as of both the Real Record Date and as of the deadline for exercising such Dissent Rights.

Withholding Rights

Real, Bidco, New Wildlife, the Exchange Agent and any other relevant Person (each, a “withholding agent”) will be entitled to take such actions as are reasonably necessary to deduct and withhold (or cause to be deducted and withheld) from any amounts or consideration payable or otherwise deliverable to any Person pursuant to the Arrangement (including the Plan of Arrangement) such tax, source deductions and other amounts as are required to be deducted and withheld under applicable legal requirements. To the extent that amounts are so deducted and withheld and timely remitted to the applicable Governmental Body, such amounts will be treated for all purposes of the Arrangement as having been paid to the Person in respect of which such deduction and withholding was made. Each withholding agent is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide sufficient funds to the withholding agent to enable it to comply with such deduction and withholding requirement, and the withholding agent will use commercially reasonable efforts to notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Body, and, if applicable, any portion of such net proceeds that is not required to be so remitted will be paid to such Person.

No Fractional Shares

No fractional shares of New Wildlife Common Stock will be issued pursuant to the Plan of Arrangement.

Interest

Under no circumstances will interest accrue or be paid by New Wildlife, Bidco, Real, the Exchange Agent or any other Person to any Real Shareholder or other Person depositing certificates or DRS Statement pursuant to the Plan of Arrangement in respect of Real Common Shares immediately existing prior to the Arrangement Effective Time, regardless of any delay in making any delivery or payment contemplated under the Plan of Arrangement.

Lost Certificates

In the event that any certificate which, immediately prior to the Arrangement Effective Time, represented one or more outstanding Real Common Shares, which were exchanged in accordance with the Plan of Arrangement will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate, aggregate Arrangement Consideration which such holder is entitled to receive in accordance with the Plan of Arrangement. When authorizing such delivery of aggregate Arrangement Consideration which such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom the Arrangement Consideration is to be delivered will, as a condition precedent to the delivery of such Arrangement Consideration, give a bond satisfactory to Bidco, Real and the Exchange Agent in such amount as Bidco, Real and the Exchange Agent may direct (each acting reasonably), or otherwise indemnify Bidco, Real and the Exchange Agent and/or any of their respective representatives or agents in a manner satisfactory to Bidco, Real and the Exchange Agent (each acting reasonably), against any claim that may be made against Bidco, Real or the Exchange Agent and/or any of their respective representatives or agents with respect to the certificate alleged to have been lost, stolen or destroyed.

Extinction of Rights

If any former Real Shareholder fails to deliver to the Exchange Agent the certificate, documents or instruments required to be delivered to the Exchange Agent under the Plan of Arrangement in order for such former Real Shareholder to receive the consideration which such former holder is entitled to receive under the Plan of Arrangement on or before the day immediately prior to the sixth anniversary of the Arrangement Effective Time, then any right or claim to payment under the Plan of Arrangement that remains outstanding on the day before the sixth anniversary of the Arrangement Effective Time (i) will cease to represent a right or claim of any kind or nature, the right of the holder to receive the applicable consideration pursuant to the Plan of Arrangement will terminate and any applicable consideration held by the Exchange Agent in trust for such former holder will be deemed to be surrendered and forfeited to Bidco and New Wildlife or their respective successors for no consideration, and (ii) any certificate representing Real Common Shares formerly held by such former holder will cease to represent a claim of any nature whatsoever and will be deemed to have been surrendered to Bidco and will be cancelled. None of Real, Bidco, New Wildlife, or any their respective successors, will be liable to any Person in respect of any consideration (including any consideration previously held by the Exchange Agent in trust for any such former holder) which is forfeited to Real, Bidco or New Wildlife or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

Accordingly, former Real Shareholders who deposit with the Exchange Agent any certificate(s) and/or DRS Statement(s) representing Real Common Shares on or after the sixth anniversary of the Arrangement Effective Time will not receive the Arrangement Consideration or any other consideration in exchange therefor and will not own any interest in Real, Bidco or New Wildlife and will not be paid any compensation.

Paramountcy

From and after the Arrangement Effective Time: (a) the Plan of Arrangement will take precedence and priority over any and all rights related to the Real Common Shares, Real Options and Real RSUs issued or outstanding prior to the Arrangement Effective Time, (b) the rights and obligations of the Real Shareholders, Real Options and Real RSUs, Real, Bidco, New Wildlife, Wildlife Acquisition I Corp., Wildlife Acquisition II LLC, REMAX, the Exchange Agent, and any registrar or transfer agent or other depositary therefor in relation thereto, and any other Person having any right, title or interest in or to Real Common Shares, Real Options and Real RSUs, will be solely as provided for in the Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Real Common Shares, Real Options and Real RSUs will be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

Amendments

Real and REMAX may amend, modify and/or supplement the Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time; provided, that each such amendment, modification and/or supplement must (a) be set out in writing, (b) be approved by Real and REMAX, each acting reasonably, (c) be filed with the Arrangement Court, and, if made following the Real Meeting, approved by the Arrangement Court, and (d) be communicated to the Real Shareholders, Real Options and Real RSUs if and as required by the Arrangement Court.

Subject to the provisions of the Interim Order, any amendment, modification and/or supplement to the Plan of Arrangement may be proposed by Real or REMAX at any time prior to or at the Real Meeting (provided that Real or REMAX, as applicable, will have consented thereto in writing) with or without any other prior notice or communication and, if so proposed and accepted by the Persons voting at the Real Meeting (other than as may be required under the Interim Order), will become part of the Plan of Arrangement for all purposes.

Real and REMAX may amend, modify and/or supplement the Plan of Arrangement at any time and from time to time after the Real Meeting and prior to the Arrangement Effective Time with the approval of the Arrangement Court and, if and as required by the Arrangement Court, after communication to the Real Shareholders, Real Options and Real RSUs.

Notwithstanding anything to the contrary contained in the Plan of Arrangement, Real and REMAX may amend, modify and/or supplement the Plan of Arrangement at any time and from time to time without the approval of the Arrangement Court, the Real Shareholders, Real Options and Real RSUs or any other Persons; provided, that each such amendment, modification and/or supplement (a) must concern a matter which, in the reasonable opinion of each of Real and REMAX, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and (b) is not adverse to the financial or economic interests of any Real Shareholders, Real Options or Real RSUs or, to the extent the amendment, modification and/or supplement is made following the Arrangement Effective Time, former Real Shareholders, Real Options or Real RSUs.

Other

If the Arrangement is not completed, any certificate(s) and/or DRS Statement(s) representing deposited Real Common Shares will be returned to the depositing Real Shareholder upon written notice to the Exchange Agent from Real and New Wildlife by returning the certificate(s) and/or DRS Statement(s) representing deposited Real Common Shares (and any other relevant documents) by first class insured mail in the name of and to the address specified by, in respect of the Real Common Shares, the holder of the Real Common Shares in the Real Letter of Transmittal or, if such name and address is not so specified, in such name and to such address as shown on the register of Real Common Shares maintained by or on behalf of Real.

Notwithstanding the provisions of the Arrangement, this joint proxy statement/prospectus and management information circular and the Real Letter of Transmittal, certificates or DRS Statements representing the shares of New Wildlife Common Stock to be delivered for Real Common Shares deposited pursuant to the Arrangement that a former registered Real Shareholder is entitled to receive pursuant to the Plan of Arrangement, and any certificates or DRS Statements, as applicable, representing Real Common Shares to be returned will not be mailed if New Wildlife determines that delivery thereof by mail may be delayed.

Persons entitled to certificates, DRS Statements, checks and/or other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Exchange Agent at which the Real Letter of Transmittal related thereto was deposited until such time as New Wildlife has determined that delivery by mail will no longer be delayed.

Notwithstanding the foregoing section, certificates, DRS Statements, checks and/or other relevant documents not mailed for the foregoing reason will be conclusively delivered on the first day upon which they are available for delivery at the office of the Exchange Agent at which the Real Common Shares were deposited.

Treatment of Real Options and Real RSUs

The Real Options and Real RSUs that are outstanding immediately prior to the Arrangement Effective Time will be treated in accordance with the Plan of Arrangement.

Initially, as a result of the Share Consolidation, pursuant to the terms of the Real Equity Plans, Real Options and Real RSUs will continue but the terms will be modified as follows:

●	the number of Real Options held by each Real Optionholder and the number of Real Common Shares to which such Real Optionholder is entitled upon exercise of such Real Options will be divided by 10 (rounded down to the nearest whole number (and which cannot be rounded to less than one)), and the exercise price per Real Common Share issuable upon the exercise of such Real Options will be multiplied by 10; and
●	the number of Real RSUs held by each Real RSU Holder and, where the Real RSUs entitle the holder to a number of Real Common Shares or cash equivalent on settlement, the number of Real Common Shares or cash equivalent to which such Real RSU Holder is entitled upon settlement of such Real RSUs will be divided by 10 (rounded down to the nearest whole number (and which cannot be rounded to less than one)).

Then immediately following the Share Consolidation:

●	Real Options will be exchanged for Real Replacement Options granted by New Wildlife to acquire the same number of shares of New Wildlife Common Stock as the number of Real Common Shares that the holders thereof would be entitled to acquire following the Share Consolidation; provided, that if the foregoing would result in the issuance of a fraction of a share of New Wildlife Common Stock, then the number of shares of New Wildlife Common Stock issuable pursuant to such Real Replacement Options will be rounded down to the nearest whole number of shares of New Wildlife Common Stock. Such Real Replacement Options will have an exercise price per share of New Wildlife Common Stock equal to the exercise price per Real Common Share of such Real Options immediately following the Share Consolidation.

●	Real RSUs will be exchanged for Real Replacement RSUs granted by New Wildlife to acquire the same number of shares of New Wildlife Common Stock or cash equivalent as the number of Real Common Shares or cash equivalent that the holders thereof would be entitled to receive following the Share Consolidation; provided, that if the foregoing would result in the entitlement to a fraction of a share of New Wildlife Common Stock or cash equivalent on any particular settlement of Real RSUs, then the number of shares of New Wildlife Common Stock issuable pursuant to such Real Replacement RSUs or cash equivalent will be rounded down to the nearest whole number of shares of New Wildlife Common Stock.

Each Real Replacement Option and Real Replacement RSU will be subject to the terms of the applicable Real Equity Plan and have the same terms and conditions with respect to vesting, conditions to and manner of exercising, as applicable, term to expiry and otherwise as were applicable to the Real Option or Real RSU for which it was exchanged, and any certificate or award agreement previously evidencing the applicable Real Options or Real RSUs will thereafter evidence and be deemed to evidence such Real Replacement Options or Real Replacement RSUs, as applicable; provided however that New Wildlife’s board of directors or a committee thereof will succeed to the authority and responsibility of the Real Board or any committee thereof with respect to each Real Replacement Option and Real Replacement RSU.

Thereafter, the Real Options and Real RSUs so exchanged will be cancelled, the holders of such Real Options and Real RSUs, as applicable, will cease to be the holders thereof or to have any rights as holders in respect of such Real Options and Real RSUs and the names of the holders thereof will be removed from the applicable securities register of Real with respect to such Real Options and such Real RSUs.

Interests of Certain Persons in the Arrangement

In considering the Arrangement and the recommendation of the Real Board with respect to the Arrangement, holders of Real Securities should be aware that the directors and senior officers of Real may have certain interests that are, or may be, different from, or in addition to, the interests of other holders of Real Securities generally, which may present them with actual or potential conflicts of interest in connection with the Arrangement. These interests include those described below. The Real Board was aware of these interests and considered them, along with the other matters described above in the section entitled “The Contemplated Transactions — Real’s Reasons for the Contemplated Transactions” of this joint proxy statement/ prospectus and management information circular, when evaluating and negotiating the Merger Agreement and recommending approval of the Arrangement by the holders of Real Securities, as applicable. Real has determined that none of the entitlements of the directors and senior officers of Real under the Arrangement resulting from their interests described below represents a “collateral benefit” for purposes of MI 61-101. See the below section entitled “The Arrangement — MI 61-101 — Collateral Benefits,” beginning on page 166 of this joint proxy statement/prospectus and management information circular.

Securities Held by Directors and Senior Officers of Real

The table below sets out, as of the Real Record Date, the number of Real Common Shares, Real Options and Real RSUs beneficially owned, directly or indirectly, or over which control or direction is exercised by the directors and senior officers of Real.

The Real Common Shares, Real Options and Real RSUs held by directors and senior officers of Real will be treated in the same manner under the Arrangement as the Real Common Shares, Real Options and Real RSUs held by other holders of those securities, respectively. See the section entitled “The Arrangement — Plan of Arrangement,” beginning on page 155 of this joint proxy statement/prospectus and management information circular, for a description of how the Real Common Shares, Real Options and Real RSUs will be affected by the Arrangement.

Name, Province/State and Country of	Number of Real Common Shares	Number of Real Options and	Number of Real RSUs and
Residence, and Position with Real	and % of Class(1)	% of Class(2)	% of Class(3)
Directors
Tamir Poleg	7,581,305 (3.48%)	5,270,578 (51%)	2,600,029 (6.34%)
Tel Aviv, Israel
Chief Executive Officer and Director
Vikki Bartholomae	136,561(5) (0.06%)	100,000 (1%)	77,720 (0.19%)
Winter Garden, Florida
Director
Guy Gamzu	16,843,621(6) (7.73%)	390,638 (3.8%)	108,808 (0.27%)
Tel Aviv, Israel
Director
Larry Klane	2,846,794(7) (1.31%)	390,638 (3.8%)	123,056 (0.30%)
Westport, Connecticut
Director
Atul Malhotra, Jr.	Nil(8)	Nil(8)	Nil(8)
West Hollywood, California
Director
Ken Pozek	Nil	Nil	99,192 (0.24%)
Orlando, Florida
Director
Laurence Rose	1,036,259(9) (0.48%)	200,638 (1.9%)	77,720 (0.19%)
Toronto, Ontario
Director
Susanne Greenfield Sandler	92,319 (0.04%)	Nil	77,720 (0.19%)
Jersey City, New Jersey
Director
Sharran Srivatsaa	533,797 (0.24%)	Nil	98,445 (0.24%)
Marina Del Rey, California
Director
Senior Officers
Ravi Jani	142,256 (0.07%)	Nil	520,307 (1.27%)
Glen Ridge, New Jersey
Chief Financial Officer
Pritesh Damani	705,807 (0.32%)	1,850,723 (17.9%)	1,644,562 (4.01%)
St. Petersburg, Florida
Chief Technology Officer
Jenna Rozenblat	161,969 (0.07%)	Nil	898,849 (2.19%)
Atlanta, Georgia
Chief Operating Officer
Other Senior Officers(4)
Alexandra Lumpkin	98,893 (0.05%)	Nil	447,770 (1.09%)
Miami, Florida
Vice President, Chief Legal Officer and Secretary
Total	37,183,271 (17.06%)	8,303,215 (80.36%)	6,851,898 (16.70%)

Notes:

(1)	The number of Real Common Shares are those beneficially owned, directly or indirectly, or over which control or direction is exercised, as of June 29, 2026. Based on 217,944,140 Real Common Shares issued and outstanding as at the Real Record Date.
(2)	Based on 10,332,842 Real Options issued and outstanding as at the Real Record Date.

(3)	Based on 41,027,060 Real RSUs issued and outstanding as at the Real Record Date.
(4)	Being those senior officers of Real who are not “named executive officers” or “NEOs” as defined in Form 51-102F6 — Statement of Executive Compensation of the Canadian Securities Administrators.
(5)	Comprised of 33,900 Real Common Shares held by Ms. Bartholomae’s parent and 102,661 Real Common Shares held by Ms. Bartholomae personally.
(6)	15,412,218 Real Common Shares held by Cubit Investments Ltd., a company beneficially owned by Mr. Gamzu, and 1,431,403 Real Common Shares held by Mr. Gamzu personally.
(7)	Comprised of 2,684,019 Real Common Shares held by Poom Holdings LLC, a company beneficially owned by Mr. Klane, 20,865 Real Common Shares held by The Klane 2012 Dynasty Trust and 141,910 Real Common Shares held by Mr. Klane personally.
(8)	Atul Malhotra Jr. serves as the Investor Director Designee of Insight Partners in connection with the Investor Rights Agreement. Insight Partners holds 7,003,690 Real Common Shares, 100,000 Real Options exercisable for 100,000 Real Common Shares and 77,720 Real RSUs. Mr. Malhotra is a Managing Director on the investment team at Insight Partners and disclaims beneficial ownership of such Real Securities.
(9)	Comprised of 1,001,294 Real Common Shares held by Matchpoint Capital Inc., a company beneficially owned by Mr. Rose, and 34,965 Real Common Shares held by Mr. Rose personally.

Employment Agreements and Change in Control Benefits

Employment Agreements

Real entered into offer letters (the “Offer Letters”) with the following senior officers: Tamir Poleg (Chief Executive Officer), Ravi Jani (Chief Financial Officer), Pritesh Damani (Chief Technology Officer), Jenna Rozenblat (Chief Operating Officer) and Alexandra Lumpkin (Vice President, Chief Legal Officer and Secretary) upon their initial employment, and has subsequently entered into an employment agreement with Mr. Poleg pursuant to which Mr. Poleg serves as Chief Executive Officer of Real, reporting to the Real Board (the “Poleg Employment Agreement”). Neither the Offer Letters, nor the Poleg Employment Agreement, provide for compensation in the event that there is “change in control”.

Change in Control Benefits

Real has also recently entered into executive severance agreements with each of the foregoing senior officers and Mr. Poleg (collectively, the “Executive Severance Agreements”). The Executive Severance Agreements expressly provide that the Contemplated Transactions do not constitute a “Change in Control” under such agreements.

For Real Options and Real RSUs generally, the effect of a “Change in Control” (as such term is defined in the applicable Real Equity Plan) in connection with a termination or resignation for good reason is governed by the plan under which such Real Options and Real RSUs were granted. The Contemplated Transactions will not constitute a Change in Control under the Real Equity Plans and, as a result, there will be no accelerated vesting of the Real Options and Real RSUs as a result of the Contemplated Transactions.

For the Real RSUs granted in 2026 under Real’s 2025 Stock Incentive Plan only, as set forth in each of their award agreements, in the event of a “Change in Control” and, within one year, an involuntary “Termination” or resignation for “Good Reason” (each as defined in Real’s 2025 Stock Incentive Plan), such persons would be entitled to acceleration of the vesting of their Real RSUs that would otherwise have vested within one year of termination, and the remaining Real RSUs would be forfeited. However, the Contemplated Transactions do not constitute a “Change in Control” under Real’s 2025 Stock Incentive Plan, and as a result such persons are not entitled to any acceleration of the vesting of their Real RSUs (or the Real Replacement RSUs).

MI 61-101

Real is a reporting issuer (or its equivalent) in all of the provinces and territories of Canada and, accordingly, is subject to Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions (“MI 61-101”).

MI 61-101 is intended to regulate certain transactions that raise the potential for conflicts of interest in order to ensure equality of treatment among security holders. The protections of MI 61-101 apply to, among other transactions, “business combinations” (as defined in MI 61-101). “Business combinations” include any amalgamation, arrangement, consolidation, amendment to the terms of a class of equity securities or any other transaction of an issuer, as a consequence of which the interest of a holder of an equity security of the issuer may be terminated without the holder’s consent, regardless of whether the equity security is replaced with another security, but exclude certain transactions prescribed by MI 61-101.

Among other things, a transaction will not be a “business combination” (as defined in MI 61-101), if (i) it is a consolidation of securities that does not have the effect of terminating the interests of holders of equity securities of the issuer in those securities without their consent, through the elimination of post-consolidated fractional interests or otherwise, except to an extent that is nominal in the circumstances, or (ii) there is no “related party” (as defined in MI 61-101) of the issuer at the time the Contemplated Transactions is agreed to that, among other things, is entitled to receive, directly or indirectly, as a consequence of the Contemplated Transactions, a “collateral benefit” (as defined in MI 61-101).

If a transaction is considered a “business combination” for the purposes of MI 61-101, it will be subject to “minority approval” and “formal valuation” requirements (each as defined in MI 61-101).

Because the Arrangement is a transaction whereby the interest of a holder of a Real Common Share may be terminated without the holder’s consent by virtue of all of the issued and outstanding Real Common Shares being exchanged for the Arrangement Consideration under the terms of the Plan of Arrangement, further analysis is required to determine if it is a “business combination.”

Share Consolidation

The Share Consolidation is a consolidation of securities that has the effect of terminating the interests of holders of equity securities of an issuer in those securities without their consent, through the elimination of certain post-consolidated fractional interests. Pursuant to the terms of the Plan of Arrangement, each fractional Real Common Share arising as a result of the Share Consolidation that is less than 1/2 of a Real Common Share will be cancelled without payment of any consideration therefor (and each fractional Real Common Shares arising as a result of the Share Consolidation that is at least 1/2 of a share will be changed into one whole Real Common Share). However, given the 10-for-1 basis of the Share Consolidation and the closing price of the Real Common Shares immediately prior to the announcement of the Contemplated Transactions of $2.68, this elimination will occur to an extent that is nominal in the circumstances. By way of example, a shareholder with 504 Real Common Shares pre-Share Consolidation would be entitled to 50.4 Real Common Shares post-Share Consolidation. Based on the closing price of the Real Common Shares immediately prior to the announcement of the Contemplated Transactions, the four-tenths of a Real Common Share that would be eliminated would be worth $10.72 after the Share Consolidation, which is nominal in the circumstances. Accordingly, the Arrangement will not constitute a “business combination” as a result of the Share Consolidation.

Collateral Benefits

As noted above, if a “related party” receives a “collateral benefit,” the Arrangement will constitute a “business combination” under MI 61-101. A “collateral benefit,” as defined in MI 61-101, is any benefit that a “related party” of the issuer (which includes the directors and senior officers of the issuer) is entitled to receive, directly or indirectly, as a consequence of the transaction, including, without limitation, an increase in salary, a lump-sum payment, a payment for surrendering securities or other enhancement in benefits related to past or future services as an employee, director or consultant of the issuer or another person, regardless of the existence of any offsetting costs to the related party or whether the benefit is provided, or agreed to, by the issuer or another party to the transaction. MI 61-101 excludes from the meaning of “collateral benefit” a payment or distribution per equity security that is identical in amount and form to the entitlement of the general body of holders in Canada of securities of the same class.

As noted above in the section entitled “The Arrangement — Interests of Certain Persons in the Arrangement — Securities Held by Directors and Senior Officers of Real,” beginning on page 163 of this joint proxy statement/prospectus and management information circular, certain directors and senior officers of Real hold Real Common Shares, Real Options and/or Real RSUs, providing them with certain entitlements pursuant to the Arrangement. Real has considered whether any of these entitlements may constitute a “collateral benefit” for purposes of MI 61-101. It has determined that none of these entitlements is a “collateral benefit” for purposes of MI 61-101 as, among other things, no related party of Real is entitled to consideration for its Real Common Shares that is not identical in amount and form to Real Shareholders generally, and the Real Replacement Options and Real Replacement RSUs to be issued in exchange for the Real Options and Real RSUs, respectively, pursuant to the Arrangement, will preserve, and not enhance, the rights of the holders thereof, and will have the same terms and conditions as the exchanged Real Options and Real RSUs including with respect to exercise price, vesting and term to expiry, as applicable. See the section entitled “The Arrangement — Plan of Arrangement,” beginning on page 155 of this joint proxy statement/prospectus and management information circular for a description of how the Real Common Shares, Real Options and Real RSUs will be affected by the Arrangement.

As noted above under the section entitled “Interests of Certain Persons in the Arrangement — Employment Agreements and Change in Control Benefits,” beginning on page 165 of this joint proxy statement/prospectus and management information circular, no “change in control” benefits or other benefits are payable to a related party or otherwise triggered under the Offer Letters, Poleg Employment Agreement or Executive Severance Agreements as a result of the Contemplated Transactions.

Accordingly, the Arrangement will not constitute a “business combination” in respect of Real, and, as a result, no “minority approval” is required for the Arrangement Resolution. In addition, since the Arrangement does not constitute a “business combination” under MI 61-101, no “formal valuation” of Real is required for the Arrangement under MI 61-101.

Required Real Securityholder Vote

At the Real Meeting, pursuant to the Interim Order, Real Securityholders will be asked to approve the Arrangement Resolution. The complete text of the Arrangement Resolution to be presented to the Real Meeting is set forth in Annex A to this joint proxy statement/prospectus and management information circular. Each Real Securityholder of record as at the close of business on the Real Record Date will be entitled to vote on the Arrangement Resolution.

In order to become effective, the Arrangement Resolution must be approved by at least (i) 662∕3% of the votes cast on the Arrangement Resolution by Real Shareholders present in person or represented by proxy and entitled to vote at the Real Meeting and (ii) 662∕3 % of the votes cast on the Arrangement Resolution by Real Shareholders, Real Optionholders and Real RSU Holders present in person or represented by proxy and entitled to vote at the Real Meeting, voting together as a single class. The Arrangement Resolution must receive the Required Real Securityholder Vote in order for Real to seek the Final Order and implement the Arrangement on the date of the Closing in accordance with the terms of the Final Order. If the Arrangement Resolution is not approved at the Real Meeting, the Arrangement will not be completed.

Notwithstanding the foregoing, the Arrangement Resolution authorizes the Real Board, without further notice to, or approval of, any securityholder of Real, to amend or vary the Merger Agreement or the Plan of Arrangement, to the extent permitted thereby, and, subject to the terms and conditions of the Merger Agreement, not to proceed with the Arrangement and any related transactions.

The Real Board has unanimously approved the Arrangement and the entering into of the Merger Agreement and unanimously recommends that Real Securityholders vote “FOR” the Arrangement Resolution. See the section entitled “The Contemplated Transactions — Recommendation of the Real Board; Real’s Reasons for the Contemplated Transactions,” beginning on page 98 of this joint proxy statement/ prospectus and management information circular.

Court Approval of the Arrangement

Interim Order

The Arrangement requires approval by the Arrangement Court under Division 5 of Part 9 of the BCBCA. Prior to the mailing of this joint proxy statement/prospectus and management information circular, Real obtained the Interim Order providing for the calling and holding of the Real Meeting, the Dissent Rights and other procedural matters. A copy of the Interim Order is attached as Annex R to this joint proxy statement/prospectus and management information circular.

Final Order

Under the Merger Agreement, if the Required Real Securityholder Vote is obtained at the Real Meeting as provided for in the Interim Order, Real is required to diligently pursue an application for the Final Order as soon as reasonably practicable and, in any event, not later than five business days after the Arrangement Resolution is passed at the Real Meeting as provided for in the Interim Order.

Subject to the approval of the Arrangement Resolution by Real Securityholders at the Real Meeting, Real intends to make an application to the Arrangement Court for the Final Order approving the Arrangement. The application for the Final Order is expected to take place at the courthouse of the Arrangement Court at 800 Smithe Street, Vancouver, British Columbia at 9:45 a.m. (Vancouver time) on August 21, 2026, or as soon thereafter as counsel may be heard, or at any other date and time and by any other method as the Arrangement Court may direct. A copy of the Notice of Hearing of Petition is set forth in Annex Q to this joint proxy statement/prospectus and management information circular.

The Arrangement Court has broad discretion under the BCBCA when making orders with respect to the Arrangement. The Arrangement Court may approve the Arrangement, either as proposed or as amended, on the terms presented or substantially on those terms. Depending upon the nature of any required amendments, Real or REMAX may determine not to proceed with the Arrangement.

Any Real Securityholder or any other interested party who wishes to appear or be represented and to present evidence or arguments at that hearing of the application for the Final Order must file and serve a Response to Petition by no later than 4:00 p.m. (Vancouver time) on Monday, August 17, 2026, along with any other documents required, all as set out in the Interim Order and the Notice of Hearing of Petition, the text of which are set out in Annex R and Annex Q, respectively, to this joint proxy statement/prospectus and management information circular, respectively, and satisfy any other requirements of the Arrangement Court. Such Persons should consult with their legal advisors as to the necessary requirements. In the event that the hearing is adjourned, then, subject to further order of the Arrangement Court, only those persons having previously filed and served a Response to Petition will be given notice of the adjournment.

For further information regarding the Arrangement Court hearing and your rights in connection with the Arrangement Court hearing, see the Notice of Hearing of Petition attached as Annex Q to this joint proxy statement/prospectus and management information circular. The Notice of Hearing of Petition constitutes notice of the Arrangement Court hearing of the application for the Final Order and is your only notice of the Arrangement Court hearing.

Canadian Securities Law Matters

Each Real Shareholder is urged to consult with their professional advisors to determine the Canadian conditions and restrictions applicable to trades in the shares of New Wildlife Common Stock issued pursuant to the Arrangement.

Status under Canadian Securities Laws and Delisting/Listing Matters

Real is a reporting issuer in each of the provinces and territories of Canada, and the Real Common Shares currently trade on Nasdaq. Following the Arrangement Effective Time, it is expected that the Real Common Shares will be delisted from Nasdaq as promptly as practicable following the completion of the Arrangement. Following the Arrangement Effective Time, it is expected that New Wildlife will cause Real to apply to cease to be a reporting issuer under the securities legislation of each of the provinces and territories in Canada under which it is currently a reporting issuer or take or cause to be taken such other measures as may be appropriate to ensure that Real is not required to prepare and file continuous disclosure documents.

Upon Closing, New Wildlife will become a reporting issuer in each of the provinces and territories of Canada, and the shares of New Wildlife Common Stock will trade on Nasdaq.

Distribution and Resale of Shares of New Wildlife Common Stock under Canadian Securities Laws

The distribution of the shares of New Wildlife Common Stock, as well as the distribution of the Real Replacement Options and Real Replacement RSUs pursuant to the Arrangement, will constitute distributions of securities which are exempt from the prospectus requirements of Canadian Securities Laws. The shares of New Wildlife Common Stock received pursuant to the Arrangement may be resold in each of the provinces and territories of Canada without a prospectus or an exemption from the prospectus requirement; provided, that (i) New Wildlife is and has been a reporting issuer for the four months immediately preceding the trade (and it is expected that New Wildlife will be entitled to include the period of time that Real was a reporting issuer immediately prior to the Contemplated Transactions for the purposes of satisfying this requirement), (ii) the trade is not a “control distribution” as defined in National Instrument 45-102 — Resale of Securities of the Canadian Securities Administrators, (iii) no unusual effort is made to prepare the market or to create a demand for shares of New Wildlife Common Stock, (iv) no extraordinary commission or consideration is paid to a person or company in respect of such sale and (v) if the selling security holder is an insider or officer of New Wildlife, the selling security holder has no reasonable grounds to believe that New Wildlife is in default of Canadian Securities Laws.

Exemptive Relief

Real has applied for and obtained exemptive relief from the Ontario Securities Commission from the requirement to include a reconciliation of the financial statements of REMAX that are included or incorporated by reference in this joint proxy statement/prospectus and management information circular to International Financial Reporting Standards as required by National Instrument 71-101 — The Multijurisdictional Disclosure System of the Canadian Securities Administrators.

THE RIHI MERGER AGREEMENT

The following is a summary of the material provisions of the RIHI Merger Agreement. This summary and the descriptions of the RIHI Merger Agreement that can be found elsewhere in this joint proxy statement/ prospectus and management information circular are qualified in their entirety by the full text of the RIHI Merger Agreement, a copy of which is attached as Annex F to this joint proxy statement/prospectus and management information circular and which is incorporated herein by reference. You are encouraged to read the RIHI Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about RIHI, Real or REMAX. Such information can be found elsewhere in this joint proxy statement/prospectus and management information circular and in the public filings Real and REMAX make with the SEC and on SEDAR+, as applicable, as described in the section entitled “Where You Can Find More Information; Incorporation by Reference” beginning on page 254 of this joint proxy statement/prospectus and management information circular.

Material Terms of the RIHI Merger Agreement

The RIHI Merger Agreement provides that, among other things and on the terms and subject to the conditions set forth therein, (1) RIHI Merger Sub I will merge with and into RIHI, with RIHI surviving as a wholly owned subsidiary of REMAX, and, as soon as practicable thereafter, RIHI will merge with and into RIHI Merger Sub II, with RIHI Merger Sub II surviving as a wholly owned subsidiary of REMAX (the “Surviving LLC”), and (2) at the effective time of the First RIHI Merger, each outstanding share of RIHI Common Stock (other than dissenting or cancelled shares) will be converted into a number of shares of REMAX Class A Common Stock equal to the number of RMCO Common Units held by RIHI divided by the total number of issued and outstanding shares of RIHI Common Stock, in each case as of immediately prior to the effective time of the First RIHI Merger. Each share of RIHI Common Stock issued and outstanding immediately prior to the effective time of the First RIHI Merger that is owned or held in treasury by RIHI or is owned by REMAX or any direct or indirect wholly owned subsidiary of REMAX or of RIHI will be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

The officers of RIHI Merger Sub II as of immediately prior to the effective time of the Second RIHI Merger will be the officers of the Surviving LLC from and after the effective time of the Second RIHI Merger.

The parties to the RIHI Merger Agreement intend that, for U.S. federal income tax purposes, the acquisition of RIHI pursuant to the RIHI Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that the RIHI Merger Agreement will be a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code.

Cancellation of REMAX Class B Common Stock

In connection with the RIHI Merger, the sole outstanding share of REMAX Class B Common Stock, held by RIHI, will be surrendered to REMAX by RIHI and, upon such surrender, the share of REMAX Class B Common Stock will be cancelled and retired by REMAX for no consideration and will no longer be outstanding.

Information Regarding the Operations of RIHI

In the RIHI Merger Agreement, RIHI provided representations that it was formed for the sole purpose of beneficially owning equity interests in REMAX and RMCO and engaging in transactions and operations incidental thereto, and that since REMAX’s IPO it has not conducted any business other than owning RMCO Common Units and REMAX Class B Common Stock and entering into and complying with the RIHI Merger Agreement and related agreements and other agreements or arrangements with REMAX or RMCO.

Appraisal Rights of Holders of RIHI Common Stock

Pursuant to Section 262 of the DGCL, holders of RIHI Common Stock who have not voted in favor of the adoption of the RIHI Merger Agreement (including shares of RIHI Common Stock that are nonvoting) and who are entitled to demand and have properly and validly exercised their statutory rights of appraisal of such shares pursuant to and in strict compliance with Section 262 of the DGCL will have the right to seek appraisal of such shares by the Delaware Court of Chancery and to receive payment in cash of the fair value of those shares, exclusive of any element of value arising from the accomplishment of the RIHI Merger, together with interest, if any, to be paid on the amount to be determined to be fair value (the procedures for holders of RIHI Common Stock to seek such appraisal are not included in this joint proxy statement/prospectus but are included in the separate materials being provided to holders of RIHI Common Stock by or on behalf of RIHI in connection with the RIHI Merger). Holders of RIHI Common Stock who receive shares of REMAX Class A Common Stock in connection with the RIHI Merger will not have the right to seek appraisal of such shares of REMAX Class A Common Stock in connection with the Mergers.

Indemnification and Exculpation

From and after the First RIHI Merger Effective Time, the Surviving LLC will, and REMAX will cause the Surviving LLC to, exculpate, indemnify and hold harmless (and will also advance or cause the Surviving LLC to advance fees, costs and expenses as incurred) each present and former director and officer of RIHI, including Mr. Liniger, and any other person who is or was serving at the request of RIHI as a director, officer, manager, member, trustee, fiduciary, employee or agent of another person (collectively, the “RIHI Indemnified Persons”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, including any amounts paid in settlement, arising out of or related to such RIHI Indemnified Persons’ service as a director or officer of RIHI or services performed by such person at the request of RIHI at or prior to the First RIHI Merger Effective Time; provided that the foregoing will not require the Surviving LLC to exculpate, indemnify or hold harmless (or make any advances) to any person in connection with any claim, action, suit, proceeding or investigation to the extent that such matter relates to such person’s capacity as a holder of equity in RIHI or to the extent such matter was initiated by such person.

From the First RIHI Merger Effective Time until the sixth anniversary of the First RIHI Merger Effective Time, the Surviving LLC will, and REMAX will cause the Surviving LLC to, cause the organizational documents of the Surviving LLC to contain provisions with respect to indemnification, exculpation and advancement and reimbursement that are at least as favorable as the indemnification, exculpation and advancement and reimbursement provisions contained in the organizational documents of RIHI immediately prior to the First RIHI Merger Effective Time. The indemnification agreements between RIHI and a RIHI Indemnified Person will survive the consummation of the RIHI Merger, and continue in full force and effect in accordance with their respective terms and the Surviving LLC will, and REMAX will cause the Surviving LLC to, honor and perform all such agreements.

From the First RIHI Merger Effective Time until the sixth anniversary of the First RIHI Merger Effective Time, the Surviving LLC will, and REMAX will cause the Surviving LLC to, maintain in effect, for the benefit of the RIHI Indemnified Persons with respect to their acts and omissions as directors or officers of RIHI, or other acts or omissions at the request of RIHI occurring prior to the First RIHI Merger Effective Time, continuing insurance coverage with respect to the current policies of directors’ and officers’ insurance maintained as of the date of the RIHI Merger Agreement (the “Existing RIHI Insurance Policies”), except that: (i) the Surviving LLC may substitute for any Existing RIHI Insurance Policy a policy or policies substantially equivalent to and in any event not less favorable than the existing policies with a carrier who has an equal or better credit rating; and (ii) the Surviving LLC will not be required to pay annual premiums for the Existing RIHI Insurance Policies (or for any substitute policies) in excess of 300% of the most recent annual premium paid prior to the date of the RIHI Merger Agreement for the Existing RIHI Insurance Policies. In lieu of such insurance, prior to the date of Closing, RIHI may, at its option, purchase a fully-funded and non-revocable six-year prepaid “tail” directors’ and officers’ insurance policy for RIHI, and their current and former directors and officers who are covered by the Existing RIHI Insurance Policies, such “tail” policy to provide coverage in an amount not less than the coverage under the Existing RIHI Insurance Policies and to have other terms not less favorable to the insured persons than those under the Existing RIHI Insurance Policies.

Other Terms and Conditions

The RIHI Merger Agreement contains representations, warranties and covenants.

The RIHI Merger is subject to the satisfaction or waiver of certain specified closing conditions, including, but not limited to: (a) approval of the holders of a majority of the outstanding shares of RIHI Series A Common Stock; (b) the Required REMAX Stockholder Vote; (c) the expiration or termination of the applicable waiting period under the HSR Act; (d) the absence of an injunction, order or law in the United States prohibiting the RIHI Merger; (e) the accuracy of the parties’ respective representations and warranties, subject to materiality standards set forth in the RIHI Merger Agreement; (f) the satisfaction or waiver of the specified conditions set forth in the Merger Agreement (excluding the condition relating to the satisfaction of the RIHI Merger); and (g) material compliance by each party with its respective obligations under the RIHI Merger Agreement.

The RIHI Merger Agreement contains certain termination rights of RIHI and REMAX, including among other circumstances: (a) if there exists a final and nonappealable law or order in the U.S. prohibiting the RIHI Merger; (b) if, in the case of termination by REMAX, if the Merger Agreement is validly terminated pursuant to the terms thereof; and (c) in the event of a material uncured breach by the other party of its representations, warranties, covenants or other agreements under the RIHI Merger Agreement.

If the Merger Agreement is terminated and REMAX enters into a definitive Acquisition Agreement (as defined in the Merger Agreement), under certain circumstances, then the RIHI Merger Agreement will continue in full force and effect and apply to such definitive Acquisition Agreement (as the same may be amended, supplemented or modified).

The RIHI Merger Agreement also provides that either party may seek to compel the other party to specifically perform its obligations under the RIHI Merger Agreement.

Approval by the Holders of RIHI Common Stock

Following execution of the RIHI Merger Agreement, holders of a majority of the outstanding shares of RIHI Series A Common Stock executed and delivered to RIHI a written consent approving and adopting the RIHI Merger Agreement and the transactions contemplated thereby.

RIHI Merger Support Agreements

Concurrently with the execution of the Merger Agreement, (i) Real, REMAX, and the Real Supporting Holders entered into the Real Support Agreements and (ii) Real, REMAX and the REMAX Supporting Holders entered into the REMAX Support Agreement. Further, concurrently with the execution of the RIHI Merger Agreement, REMAX and the RIHI Supporting Holders entered into the RIHI Support Agreement.

For more information regarding the Real Support Agreements, the REMAX Support Agreement and the RIHI Support Agreement, including summaries thereof, please refer to the section entitled “The Support Agreements,” beginning on page 174 of this joint proxy statement/prospectus and management information circular.

TRANSACTIONS RELATED TO THE SHARE ISSUANCE PROPOSAL

The Share Issuance Proposal is a proposal for the REMAX Stockholders to approve the issuance by REMAX of shares of REMAX Class A Common Stock to stockholders of RIHI, including Mr. Liniger, the chairman of the REMAX Board, in connection with the acquisition of RIHI by REMAX pursuant to the RIHI Merger Agreement.

RIHI and the RIHI Merger Agreement

RIHI owns RMCO Common Units that are redeemable, at the option of RIHI, for shares of REMAX Class A Common Stock on a one-for-one basis (or, at the option of REMAX, cash in lieu of such shares of REMAX Class A Common Stock, based upon the market price for shares of REMAX Class A Common Stock). As of April 24, 2026, RIHI owned 12,559,600 RMCO Common Units, and REMAX owned the remaining 21,232,815 outstanding RMCO Common Units. RIHI is party to the RIHI TRA, which is the subject of the RIHI TRA Termination Amendment entered into concurrently with the RIHI Merger Agreement and the Merger Agreement.

RIHI owns the sole outstanding share of REMAX Class B Common Stock. As holder of such share of REMAX Class B Common Stock, RIHI is entitled to a number of votes on matters presented to REMAX Stockholders equal to the number of RMCO Common Units that it holds.

Mr. Liniger is one of the two members of RIHI’s board of directors, and Mr. Liniger and his spouse beneficially own approximately 83.6% of the total outstanding shares of RIHI Common Stock.

Concurrently with the execution of the Merger Agreement, REMAX and RIHI entered into the RIHI Merger Agreement. The RIHI Merger will result in the ownership by REMAX of all of the outstanding equity of RIHI and, indirectly, all of the RMCO Common Units owned by RIHI. The acquisition by REMAX of the outstanding RIHI equity and RMCO Common Units is being structured by means of the RIHI Merger so as to enable stockholders of RIHI to receive REMAX Class A Common Stock on a tax- deferred basis and thereafter participate in the Mergers on substantially the same basis as stockholders of REMAX, including the ability to elect to receive either shares of New Wildlife Common Stock or cash (subject to proration and other terms of the Merger Agreement), with the intent of the parties to the Merger Agreement that (1) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (2) the Mergers, taken together, the Exchange and the RIHI Merger will together qualify as an exchange described in Section 351 of the Code, in each case, with the effects described in the section entitled “Material Tax Consequences,” beginning on page 216 of this joint proxy statement/ prospectus and management information circular.

THE SUPPORT AGREEMENTS

The following is a summary of the material provisions of each of the form of Real Support Agreement, the REMAX Support Agreement and the RIHI Support Agreement. This summary and the descriptions of each of the Real Support Agreements, the REMAX Support Agreement and the RIHI Support Agreement that can be found elsewhere in this joint proxy statement/prospectus and management information circular are qualified in their entirety by the full text of each of the form of Real Support Agreement, the REMAX Support Agreement and the RIHI Support Agreement, a copy of each of which is attached as Annex M, Annex N and Annex O, respectively, to this joint proxy statement/prospectus and management information circular and which is incorporated herein by reference. You are encouraged to read each of the form of Real Support Agreement, the REMAX Support Agreement and the RIHI Support Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about RIHI, Real or REMAX. Such information can be found elsewhere in this joint proxy statement/prospectus and management information circular and in the public filings Real and REMAX make with the SEC and on SEDAR+, as applicable, as described in the section entitled “Where You Can Find More Information; Incorporation by Reference” beginning on page 254 of this joint proxy statement/prospectus and management information circular.

The Real Support Agreements

Concurrently with the execution of the Merger Agreement, Real, REMAX, and the Real Supporting Holders entered into the Real Support Agreements, pursuant to which, among other things, the Real Supporting Holders agreed, subject to the terms of the Real Support Agreements, to (i) vote their Real Securities in favor of the Arrangement Resolution and any other matter necessary for the consummation of the Contemplated Transactions, including the Arrangement and the Mergers, and (ii) not transfer their Real Securities, subject to certain limited exceptions. The Real Support Agreements will terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the First Merger Effective Time.

The foregoing description of the Real Support Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Real Support Agreement, which is attached hereto as Annex M.

The REMAX Support Agreement

Concurrently with the execution of the Merger Agreement, Real, REMAX and the REMAX Supporting Holders entered into the REMAX Support Agreement, pursuant to which, among other things, the REMAX Supporting Holders agreed, subject to the terms of the REMAX Support Agreement, to (i) vote their shares of REMAX Common Stock in favor of, among other things, the adoption of the Merger Agreement and the approval of the issuance of REMAX Common Stock in connection with the RIHI Merger, and (ii) not transfer their shares of REMAX Common Stock, subject to certain limited exceptions. The REMAX Support Agreement will terminate (subject to certain exceptions as set forth in the REMAX Support Agreement) upon the earliest of (i) the First Merger Effective Time, (ii) with respect to each REMAX Supporting Holder, the entry by Real and REMAX, without the prior written consent of such REMAX Supporting Holder, into any amendment or modification to the Merger Agreement that decreases the Merger Consideration, and (iii) the termination of the Merger Agreement in accordance with its terms.

The REMAX Support Agreement includes a provision that, in the event REMAX enters into a Subsequent Merger Agreement (as defined therein), the terms of such agreement will apply in certain respects with respect to the Subsequent Merger Agreement and the transactions contemplated thereby, subject to the conditions set forth therein.

The foregoing description of the REMAX Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the REMAX Support Agreement, which is attached hereto as Annex N.

The RIHI Support Agreement

Concurrently with the execution of the RIHI Merger Agreement, REMAX and the RIHI Supporting Holders entered into the RIHI Support Agreement, pursuant to which, among other things, the RIHI Supporting Holders agreed, subject to the terms of the RIHI Support Agreement, to (i) vote the Shares (as defined in the RIHI Support Agreement) in favor of the adoption of the RIHI Merger Agreement and (ii) not transfer the Shares, with certain limited exceptions. The RIHI Support Agreement will terminate (subject to certain exceptions as set forth in the RIHI Support Agreement) upon the earlier of (i) the First Merger Effective Time (as defined in the RIHI Support Agreement) and (ii) the termination of the RIHI Merger Agreement in accordance with its terms.

The RIHI Support Agreement includes a provision that, in the event REMAX enters into a Subsequent Merger Agreement (as defined therein), the terms of such agreement will apply in certain respects with respect to the Subsequent Merger Agreement and the transactions contemplated thereby, subject to the conditions set forth therein.

The foregoing description of the RIHI Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the RIHI Support Agreement, which is attached hereto as Annex O.

DESCRIPTION OF FINANCING

Treatment of REMAX Indebtedness

As of March 31, 2026, REMAX’s outstanding indebtedness was $438.2 million, consisting of term loans and related accrued interest expense under the REMAX Credit Agreement. Such indebtedness becomes payable upon the Closing of the Merger. For more details on the treatment of REMAX’s existing indebtedness under the Merger Agreement, see the section entitled “The Merger Agreement — Treatment of Indebtedness,” beginning on page 152 of this joint proxy statement/prospectus and management information circular.

Commitment Letter

Real expects that it will need to borrow up to $550 million in order to pay amounts due under the Merger Agreement (including the refinancing of REMAX’s outstanding indebtedness under the REMAX Credit Agreement, the payment of the Cash Election Consideration and related fees, costs and expenses in connection therewith). Real anticipates that the funds needed to pay the foregoing amounts will be derived from borrowings under the Bridge Facility described below and/or the Permanent Financing obtained in lieu thereof. Real’s obligation to complete the Contemplated Transactions is not contingent on the receipt by Real of any financing.

In connection with the execution of the Merger Agreement, Real entered into the Commitment Letter, pursuant to which the Commitment Parties have committed to provide up to $550 million under the Bridge Facility. MSSF will act as administrative agent and collateral agent, and MSSF and Apollo Global Funding, LLC will each act as a joint lead arranger and a joint bookrunner for the Bridge Facility.

The Bridge Facility will serve as a backstop for the Permanent Financing, which will take the form of a senior secured term loan or revolving credit facility and/or the issuance of debt or equity securities. The Engagement Parties will act as lead underwriters, lead initial purchasers and/or lead placement agents or as joint bookrunners and joint lead arrangers, as applicable, in connection with any Permanent Financing. As of the date of this joint proxy statement/prospectus and management information circular, neither New Wildlife nor any of its subsidiaries has entered into a commitment letter or definitive agreements in respect of the Permanent Financing.

Description of Material Terms of the Financing

To the extent funded, the net proceeds of the Bridge Facility are expected to be used to refinance REMAX’s outstanding indebtedness under the REMAX Credit Agreement, to finance the Cash Election Consideration, to pay fees, costs and expenses related to the Contemplated Transactions, and, in respect of any amounts in excess of amounts required for the foregoing, for working capital. Loans under the Bridge Facility will be available in U.S. dollars in a single drawing on the date of Closing. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed. On the date of Closing, any undrawn commitments under the Bridge Facility will automatically terminate.

The Bridge Facility will mature 364 days after the date of Closing. All amounts outstanding under the Bridge Facility will bear interest at a rate per annum equal to, at the Company’s option, the Base Rate or plus the Applicable Margin or Term SOFR plus the Applicable Margin. The Applicable Margin is 4.75% for Term SOFR loans and 3.75% for Base Rate loans, in each case increasing by 0.50% on each of the 90th, 180th and 270th day after the date of Closing. In addition, duration fees are payable at the close of business on the 90th, 180th and 270th day after the date of Closing in amounts equal to 0.75%, 1.00% and 1.25%, respectively, of the aggregate principal amount of the loans under the Bridge Facility then outstanding.

All obligations of the borrower under the Bridge Facility and of the guarantors under the guarantees will be secured by first priority perfected security interests (subject to permitted liens) in substantially all existing and after-acquired personal property of the borrower and each guarantor, and 100% of the outstanding equity interests (which, in the case of any first-tier foreign subsidiary (other than a subsidiary organized in Canada), will be limited to 65% of the voting equity interests and 100% of any non-voting equity interests) owned by the borrower and the guarantors.

As of the date of this joint proxy statement/prospectus and management information circular, neither New Wildlife nor any of its subsidiaries has entered into the Definitive Agreements, and the obligation of the Commitment Parties to provide the debt financing under the Commitment Letter is subject to a number of customary conditions, including, among others, the consummation of the Arrangement and the Mergers in all material respects in accordance with the terms of the Merger Agreement, the repayment of REMAX’s outstanding indebtedness under the REMAX Credit Agreement, the delivery of certain financial statements, the execution and delivery of definitive facility documentation, the delivery of certain customary closing deliverables (including a solvency certificate), the creation and perfection of security interests in the collateral, the receipt of certain “know-your-customer” documentation, the payment of applicable fees and expenses, and the accuracy of certain specified representations and warranties. The definitive documentation governing the Bridge Facility has not been finalized and, accordingly, the actual terms of the Bridge Facility may differ from those described in this joint proxy statement/prospectus and management information circular.

Each Commitment Party’s commitment to provide loans under the Bridge Facility pursuant to the Commitment Letter expires on the first to occur of (i) the consummation of the Mergers without the use of the Bridge Facility, (ii) the termination of the Merger Agreement prior to the consummation of the Mergers, (iii) the execution and delivery of the definitive bridge loan agreement by the borrower and the other parties thereto, (iv) the date that is five business days after the “End Date” (as defined in the Merger Agreement) as it may be extended in accordance with the Merger Agreement and (v) the date that the aggregate commitments under the Commitment Letter have been reduced to zero.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE CONTEMPLATED TRANSACTIONS

Interests of Real’s Directors and Executive Officers in the Contemplated Transactions

Interests of Informed Persons in Material Transactions

Other than as disclosed in this joint proxy statement/prospectus and management information circular, no “informed person” of Real, or any “associate” or “affiliate” of any “informed person” (as such terms are defined in National Instrument 51-102 — Continuous Disclosure Obligations of the Canadian Securities Administrators), has had any material interest, direct or indirect, in any transaction since the commencement of Real’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect Real or any of its subsidiaries. See the section entitled “The Arrangement — Interests of Certain Persons in the Arrangement,” beginning on page 163 of this joint proxy statement/ prospectus and management information circular.

Interests of Certain Persons in Matters to be Acted Upon

Other than as disclosed in this joint proxy statement/prospectus and management information circular, none of Real’s directors or executive officers at any time since the beginning of Real’s last financial year, or any “associate” or “affiliate” of any of them, has or had a material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Real Meeting except for any interest arising from the ownership of Real Common Shares, Real Options or Real RSUs where the holder thereof will receive no extra or special benefit or advantage not shared on a pro rata basis by all holders thereof.

Beneficial Ownership of Other Principal Stockholders

The following table sets forth information regarding the amount and nature of beneficial ownership of Real Common Stock, by each person known to Real to beneficially own 5% of its voting securities based on the 217,944,140 shares of Real Common Stock issued and outstanding as of June 29, 2026.

5% Stockholders	Number	Percentage
Magma Venture Partners General Partners Ltd.(1)	23,680,629	10.87%
Guy Gamzu (2)	16,843,621	7.73%
Portolan Capital Management, LLC(3)	14,519,848	6.66%
(1)	Based solely on a Schedule 13F filed by Magma Venture Partners GP (“Magma Venture Partners”) with the SEC on May 13, 2026. Magma Venture Partners reported sole voting power and sole dispositive power with respect to 23,680,629 shares. In such filing, Magma Venture Partners lists its address as 3 Rothschild Blvd., 3rd Floor, Tel Aviv, L3 6688218.
(2)	Comprised of 15,412,218 shares of Real Common Stock held by Cubit Investments Ltd., a company beneficially owned by Mr. Gamzu, and 1,431,403 shares of Real Common Stock held by Mr. Gamzu personally. The address is 21 Tuval Street, 32nd Floor, Ramat Gan, Israel.
(3)	Based solely on a Schedule 13G filed by Portolan Capital Management LLC (“Portolan Capital”) on May 15, 2026. Portolan Capital reported sole voting power and sole dispositive power with respect to 14,519,848 shares. In such filing, Portolan Capital lists its address as 2 International Place, FL 26, Boston, MA 02110.

Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions

In considering the recommendations of the REMAX Board (acting on the basis of the recommendation of the Independent Committee and other factors) to vote for the Share Issuance Proposal, the Merger Proposal, the Compensation Proposal, and the Adjournment Proposal, REMAX Stockholders should be aware that REMAX directors and executive officers may have interests in the Contemplated Transactions, including financial interests, that may be different from, or in addition to, the interests of REMAX Stockholders generally. The REMAX Board was aware of and considered these interests, among other matters, in reaching its determination that the Contemplated Transactions are fair to and in the best interests of REMAX and the REMAX Stockholders, approving and declaring advisable the Merger Agreement and the Contemplated Transactions, and recommending that REMAX Stockholders approve the Share Issuance Proposal, the Merger Proposal, the Compensation Proposal, and the Adjournment Proposal.

These interests are described in more detail below and, with respect to REMAX named executive officers, are quantified in the section entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Other Directors and Executive Officers in the Contemplated Transactions — Quantification of Potential Payments and Benefits to REMAX’s Named Executive Officers,” beginning on page 188 of this joint proxy statement/prospectus and management information circular. See the sections entitled “The Contemplated Transactions — Background of the Contemplated Transactions” and “The Contemplated Transactions — Recommendation of the REMAX Independent Committee and REMAX Board; REMAX’s Reasons for the Contemplated Transactions,” beginning on pages 79 and 111, respectively, of this joint proxy statement/prospectus and management information circular.

Interests of Mr. Liniger in the Contemplated Transactions

Mr. Liniger is the non-executive Chairman of the REMAX Board.

Mr. Liniger has certain interests in the Merger and the Contemplated Transactions in addition to his interests with respect to the shares of REMAX Common Stock that he owns.

RIHI Merger Agreement

Mr. Liniger and his spouse beneficially own approximately 83.6% of the total outstanding shares of RIHI Common Stock.

Through ownership of interests in RIHI, Mr. Liniger and his spouse beneficially own 12,559,600 shares of REMAX Common Stock, of which their economic interest is 83.6% based on percentage ownership in RIHI.

Concurrently with the execution of the Merger Agreement, REMAX and RIHI entered into the RIHI Merger Agreement. The RIHI Merger will result in the ownership by REMAX of all of the outstanding equity of RIHI. The acquisition by REMAX of the outstanding RIHI equity is being structured by means of the RIHI Merger so as to enable stockholders of RIHI to receive REMAX Class A Common Stock on a tax-deferred basis and thereafter participate in the Mergers on substantially the same basis as stockholders of REMAX, including the ability to elect to receive either shares of New Wildlife Common Stock or cash (subject to proration and other terms of the Merger Agreement), with the intent of the parties to the Merger Agreement that (1) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (2) the Mergers, taken together, the Exchange and the RIHI Merger will together qualify as an exchange described in Section 351 of the Code, in each case, with the effects described in the section entitled “Material Tax Consequences” beginning on page 216 of this joint proxy statement/prospectus and management information circular.

Indemnification and Insurance

As a director of REMAX, Mr. Liniger is entitled by the terms of the Merger Agreement to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies with respect to REMAX following the closing of the Contemplated Transactions. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement — The Merger Agreement — Indemnification and Insurance” beginning on page 152 of this joint proxy statement/prospectus and management information circular.

As a director of RIHI, Mr. Liniger is also entitled by the terms of the RIHI Merger Agreement to certain ongoing indemnification from REMAX and RIHI and coverage under directors’ and officers’ liability insurance policies with respect to RIHI. Such indemnification and insurance coverage is further described in the section entitled “The RIHI Merger Agreement — Indemnification and Exculpation” beginning on page 171 of this joint proxy statement/prospectus and management information circular.

RIHI TRA Termination Amendment

RIHI Tax Receivable Agreement

REMAX and RIHI are parties to a Tax Receivable Agreement, dated October 7, 2013 (the “RIHI TRA”), that requires, among other things, payments to RIHI of 85% of the cash tax savings REMAX realizes (or in some circumstances is deemed to realize) due to an increase in its share of tax basis in RMCO’s tangible and intangible assets resulting from REMAX’s acquisition of RMCO Common Units from RIHI and certain other payments REMAX may make under the RIHI TRA. If certain forms of business combination or changes of control of REMAX occur, or if REMAX elects an early termination of the RIHI TRA, then REMAX’s obligations under the RIHI TRA would be based on certain assumptions, including that REMAX would have sufficient taxable income to utilize all potential future tax benefits that are subject to the RIHI TRA.

For more information with respect to the RIHI TRA, please see REMAX’s filings with the SEC, including the section under the heading “Relationships Arising from Our Historical Ownership and Relationships with the Linigers and Liniger-Related Entities — Tax Receivable Agreements” in Amendment No. 1 to REMAX’s Form 10-K for the fiscal year ended December 31, 2025. A copy of the RIHI TRA is included as Exhibit 10.6 to such Form 10-K Amendment.

RIHI TRA Termination Amendment

Concurrently with the execution of the Merger Agreement, REMAX and RIHI entered into the RIHI TRA Termination Amendment. Pursuant to the RIHI TRA Termination Amendment, among other things, the RIHI TRA will terminate upon the first to occur of the First Merger Effective Time and any other Qualifying Change of Control (as defined in the RIHI TRA Termination Amendment), and no Early Termination Payment or Tax Benefit Payment (as such terms are defined in the RIHI TRA) or other payment will be made to RIHI pursuant to the RIHI TRA. Accordingly, RIHI has agreed that, if the First Merger (or any other Qualifying Change of Control) occurs, REMAX will not be required to make any further payments to RIHI under the RIHI TRA.

If a Qualifying Change of Control does not occur prior to the date that is eighteen (18) months after the date of the RIHI TRA Termination Amendment, the RIHI TRA Termination Amendment will be void and have no further force and effect and REMAX will continue to be obligated to make payments to RIHI under the RIHI TRA pursuant to its existing terms.

REMAX also is party to another tax receivable agreement with an unrelated third party. However, that other tax receivable agreement has not been amended in connection with the Merger Agreement, and REMAX will be required to make payments under such tax receivable agreement as described above.

The foregoing description of the RIHI TRA Termination Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the RIHI TRA Termination Amendment, a copy of which is filed as Exhibit 10.4 and incorporated by reference herein.

Registration Rights Agreement

Pursuant to the Merger Agreement, concurrent with the Closing, New Wildlife will enter into a registration rights agreement with Mr. Liniger and certain REMAX Stockholders affiliated with Mr. Liniger (the “Registration Rights Holders”). The registration rights agreement will provide the Registration Rights Holders certain registration rights whereby, at any time following the Closing, subject to certain terms and conditions, the Registration Rights Holders can require New Wildlife to register under the Securities Act the New Wildlife Common Stock owned by them. The registration rights agreement will also provide for piggyback registration rights for all Registration Rights Holders.

New Wildlife will bear all expenses incurred in connection with its performance of or compliance with the registration rights agreement and is required to reimburse the Registration Rights Holders for the reasonable fees and disbursements of counsel chosen by the Registration Rights Holders in connection with such registration.

New Wildlife will agree to indemnify each Registration Rights Holder and affiliated parties against certain liabilities for securities law matters in connection with such registration.

Sanctuary Golf Course

Sanctuary, Inc., a company owned by Mr. and Mrs. Liniger, owns and manages Sanctuary, a private golf course located near Denver, Colorado. REMAX has paid, and, following the Closing, New Wildlife may continue to pay, Sanctuary, Inc. for corporate meetings and events held at Sanctuary and for catering services. Transactions between REMAX and Sanctuary, Inc. were below $120,000 in 2025.

Interests of REMAX’s Other Directors and Executive Officers in the Contemplated Transactions

As noted above, REMAX’s directors and executive officers may have interests in the Contemplated Transactions, including financial interests, which may be different from, or in addition to, the interests of REMAX Stockholders generally and the REMAX Board was aware of and considered these interests, among other matters, in reaching its determination that the Contemplated Transactions are fair to and in the best interests of REMAX and the REMAX Stockholders, approving and declaring advisable the Merger Agreement and the Contemplated Transactions, and recommending that REMAX Stockholders approve the Share Issuance Proposal, the Merger Proposal, the Compensation Proposal, and the Adjournment Proposal.

These interests of directors (other than for Mr. Liniger, for whom such disclosures are provided above) and executive officers are described in more detail below and, with respect to REMAX named executive officers, are quantified in the section entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Other Directors and Executive Officers in the Contemplated Transactions — Quantification of Potential Payments and Benefits to REMAX’s Named Executive Officers,” beginning on page 188 of this joint proxy statement/prospectus and management information circular. These interests include:

●	treatment of REMAX Equity Awards held by REMAX directors and executive officers in connection with the Contemplated Transactions, including
●	the conversion of REMAX RSUs and REMAX PSUs into New Wildlife RSUs and the cancellation and conversion of REMAX Specified RSUs and REMAX Specified PSUs into the right to receive shares of New Wildlife Common Stock, and potential accelerated vesting of such converted awards upon certain qualifying terminations of employment following the Closing (as described below in the section entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Other Directors and Executive Officers in the Contemplated Transactions — Treatment of REMAX Equity Awards,” beginning on page 183 of this joint proxy statement/prospectus and management information circular);
●	potential cash severance payments and other benefits payable to REMAX executive officers in the event of a qualifying termination of employment in connection with the Contemplated Transactions (as described below in the section entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Other Directors and Executive Officers in the Contemplated Transactions — REMAX Change in Control Arrangements with Executive Officers,” beginning on page 184 of this joint proxy statement/prospectus and management information circular);
●	eligibility of executive officers to receive cash-based retention awards, payable upon the Closing (as described below in the section entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Other Directors and Executive Officers in the Contemplated Transactions — Transaction-Related Bonus Program,” beginning on page 186 of this joint proxy statement/prospectus and management information circular); and
●	New Wildlife’s undertakings with respect to continuing director and officer indemnity arrangements and the maintenance of directors’ and officers’ insurance coverage following the Closing (as described below under “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Other Directors and Executive Officers in the Contemplated Transactions — Indemnification and Insurance,” beginning on page 187 of this joint proxy statement/ prospectus and management information circular), and potential service on the New Wildlife Board or as senior management of New Wildlife following the Closing (as described below in the section entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Other Directors and Executive Officers in the Contemplated Transactions — Other Arrangements,” beginning on page 188 of this joint proxy statement/prospectus and management information circular).

Executive Officers

For purposes of this disclosure, REMAX’s executive officers (all of whom, except Christopher Lim, are REMAX’s “named executive officers”) are:

●	W. Erik Carlson, Chief Executive Officer;
●	Karri Callahan, Chief Financial Officer;
●	Christopher Lim, President and Chief Growth Officer;
●	Abigail Lee, Chief Marketing Officer;
●	Robert Fuchs, Chief Human Resources Officer;
●	Victor Lombardo, President of Mortgage Services; and
●	Susan Winders, Chief Legal Officer, Chief Compliance Officer, and Secretary.

REMAX’s current non-employee directors are:

●	David L. Liniger;
●	Roger J. Dow;
●	Norman K. Jenkins;
●	Annita M. Menogan;
●	Cathleen Raffaeli;
●	Katherine L. Scherping; and
●	Teresa S. Van De Bogart.

REMAX also has certain former executive officers and non-employee directors, as of the beginning of REMAX’s prior fiscal year, but such persons are no longer affiliated with REMAX and therefore do not have any interests in the Contemplated Transactions apart from any shares of REMAX Common Stock they may continue to own as well as certain ongoing rights to indemnification that they may have as former officers and directors of REMAX, as described below under “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Other Directors and Executive Officers in the Contemplated Transactions — Indemnification and Insurance,” beginning on page 187 of this joint proxy statement/prospectus and management information circular

REMAX Change in Control

The Contemplated Transactions will be treated as a change in control for purposes of REMAX’s compensation plans and arrangements, including its equity awards and the severance plans and employment agreements described below.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

●	the effective time is July 6, 2026, which is the assumed date of the closing of the Contemplated Transactions solely for purposes of the disclosure in this section (the “Assumed Closing Date”);
●	the relevant price per share of REMAX Class A Common Stock is $10.76 (the “Assumed Converted Per Share Value”), which is the average closing stock price for the first five business days following April 27, 2026 (the date of the announcement of the Contemplated Transactions);
●	each executive officer of REMAX experiences a termination of employment by REMAX and/or New Wildlife without “Cause” or, to the extent applicable, by the executive officer for “Good Reason,” as such terms are defined in the relevant plans and agreements immediately following the Assumed Closing Date;
●	at the effective time, the performance metrics applicable to REMAX PSUs when such REMAX PSUs convert to time-vesting New Wildlife RSUs will be deemed to have been achieved at (i) actual performance for any tranche of the REMAX PSU for which the applicable performance period has ended prior to the Contemplated Transactions, (ii) target performance for any tranche for which the applicable performance period is currently ongoing as of the date of the Contemplated Transactions, and (iii) target performance for any tranche corresponding to a performance period that has not begun as of the date of the Contemplated Transactions;
●	the potential payments and benefits described in this section are not subject to a “cutback” to avoid an excise tax that may be imposed under Section 4999 of the Code;
●	executive officers’ salary and total eligible target cash bonus levels are as in effect as of the date of this joint proxy statement/prospectus and management information circular; and
●	amounts included herein do not attempt to forecast any additional equity grants or other awards or forfeitures that may occur prior to the date of Closing following the Assumed Closing Date.

As the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

Treatment of REMAX Equity Awards

As of the First Merger Effective Time, the REMAX Equity Awards held by REMAX’s executive officers and directors will be treated as set forth in the Merger Agreement, and as summarized below. For a more detailed description of the treatment of REMAX Equity Awards, including the cancellation of certain REMAX Options, see the section entitled “The Merger Agreement — The Merger Agreement — Treatment of REMAX Equity Awards,” beginning on page 149 of this joint proxy statement/prospectus and management information circular.

Each REMAX RSU (other than a REMAX Specified RSU) and REMAX PSU (other than a REMAX Specified PSU) that is outstanding and unvested will be converted into New Wildlife RSUs on substantially the same terms and conditions, except that performance metrics applicable to REMAX PSUs will cease to apply following the First Merger Effective Time. Each REMAX Specified RSU and REMAX Specified PSU will be canceled and converted into the right to receive shares of New Wildlife Common Stock, based on the number of shares subject to such award and the Stock Election Exchange Ratio, plus an amount in cash equal to any accrued but unpaid dividend equivalents.

Under the applicable award agreements, the performance conditions applicable to the REMAX PSUs that are not REMAX Specified PSUs will be deemed satisfied as follows: (i) each tranche corresponding to a performance period that is completed on or prior to the change in control shall be deemed satisfied based on the achievement of the applicable revenue metrics during the corresponding performance period; (ii) if the transaction date occurs prior to the last day of a performance period, the tranche corresponding to the performance period in which the change in control falls shall be deemed satisfied based on the greater of (a) the amount that would be deemed satisfied based on revenue for that performance period through the end of the most recently completed calendar month ending on or prior to the transaction date, with such performance levels prorated through the change in control and (b) the target revenue level; and (iii) each tranche corresponding to a performance period that has not begun as of the change in control shall be deemed satisfied at target.

Each New Wildlife RSU so converted from a REMAX PSU will vest in full on the last day of the final performance period applicable to the REMAX PSU, subject to the grantee’s continuous service through such last day, or upon certain earlier terminations of service, as described in the next paragraph.

Each New Wildlife RSU held by an executive officer that is converted from a REMAX RSU or PSU will automatically become fully vested if the grantee’s continuous service is terminated before the otherwise applicable vesting date by New Wildlife (or a related entity) without cause or by the grantee with good reason during the 24-month period following the closing, or due to the grantee’s death or disability.

The table below summarizes the number of unvested REMAX RSUs, REMAX Specified RSUs, and unvested REMAX PSUs held by REMAX’s executive officers and directors as of the Assumed Closing Date, and the estimated aggregate value of such awards, calculated based on the Assumed Converted Per Share Value of $10.76. None of REMAX’s executive officers or directors hold REMAX Options, and it is not expected that any executive officers or directors will hold REMAX Specified PSUs. There are no accrued but unpaid dividends with respect to such awards. The actual price per share of REMAX Class A Common Stock at the time of the Closing may be higher or lower than the Assumed Converted Per Share Value.

						Estimated
	Number of	Estimated Value			Number of	Value of
	Unvested	of Unvested			Unvested	Unvested
	REMAX RSUs	REMAX RSUs		Estimated	REMAX PSUs	REMAX PSUs
	(other than	(other than	Number of	Value	(other than	(other than
	REMAX	REMAX	REMAX	of Specified	REMAX	REMAX
	Specified	Specified	Specified	REMAX	Specified	Specified
	RSUs)	RSUs)	RSUs	RSUs	PSUs)	PSUs)
Name	(#)	($)	(#)	($)	(#)(1)	($)
Executive Officers
W. Erik Carlson	592,838	6,378,937	—	—	576,090	6,198,728
Karri Callahan	134,937	1,451,922	—	—	185,109	1,991,773
Christopher Lim	105,925	1,139,753	—	—	94,896	1,021,081
Abigail Lee	94,314	1,014,819	—	—	116,361	1,252,044
Robert Fuchs	96,225	1,035,381	—	—	120,129	1,292,588
Victor Lombardo	119,901	1,290,135	—	—	69,901	752,135
Susan Winders	97,513	1,049,240	—	—	120,785	1,299,647
Non-Employee Directors
David L. Liniger	—	—	—	—	—	—
Roger J. Dow	—	—	13,090	140,848	—	—
Norman K. Jenkins	—	—	13,090	140,848	—	—
Annita M. Menogan	—	—	13,090	140,848	—	—
Cathleen Raffaeli	—	—	13,090	140,848	—	—
Katherine L. Scherping	—	—	13,090	140,848	—	—
Teresa S. Van De Bogart	—	—	13,090	140,848	—	—
(1)	Includes only those REMAX PSUs that are expected to be outstanding as of the Assumed Closing Date based on the anticipated closing price of REMAX Class A Common Stock as of the Closing.

REMAX Change in Control Arrangements with Executive Officers

REMAX’s executive officers are entitled to certain severance and other benefits in connection with a change in control transaction pursuant to (i) in the case of Mr. Carlson, his Executive Agreement dated November 9, 2023 (the “CEO Employment

Agreement”), and (ii) in the case of the other executive officers, the CIC Severance Plan. The Contemplated Transactions will constitute a “Change in Control” for purposes of the CEO Employment Agreement and the CIC Severance Plan.

CEO Employment Agreement

Under the CEO Employment Agreement, if Mr. Carlson’s employment is terminated without Cause or if he resigns for Good Reason within two years following a change in control, Mr. Carlson is entitled to the following:

(i)	a lump sum amount equal to 2.5x the sum of his then-current annual base salary and target annual bonus;
(ii)	continued health and welfare benefits for 30 months; and
(iii)	any earned but unpaid annual bonus for the prior fiscal year.

These payments and benefits are conditioned on Mr. Carlson’s execution and non-revocation of a general release of claims against REMAX and its affiliates within 60 days following the date of termination, and on his acceptance of non-competition and non-solicitation provisions applicable during the applicable post-termination period.

Under the CEO Employment Agreement, “Cause” generally includes violation of material written policies, material breach of the agreement, obtaining a material personal profit not disclosed to the board, commission of a felony or crime involving moral turpitude, fraud or embezzlement, breach of fiduciary duty, or repeated failure to obey lawful instructions from the board. “Good Reason” under the CEO Employment Agreement generally includes a material breach by REMAX of the agreement, a material reduction in Mr. Carlson’s duties, authority, responsibilities, or title, a change in reporting structure such that he no longer reports directly to the board, a reduction in his base salary or target annual bonus of at least 15%, or a required relocation of more than 30 miles from REMAX’s current headquarters in Denver, Colorado, in each case subject to a 180-day notice window and a 30-day cure period.

CIC Severance Plan

Pursuant to the benefits available to executive officers (other than Mr. Carlson) under the CIC Severance Plan, if, within two years following a change in control, an executive officer’s employment is terminated without Cause or the executive officer resigns for Good Reason, the executive officer is entitled to the following:

(i)	a lump sum amount equal to 2.0x the sum of the executive officers’ then-current annual base salary and target annual bonus;
(ii)	continued health and welfare benefits for 24 months;
(iii)	any earned but unpaid annual bonus for the prior fiscal year;
(iv)	a pro-rated annual bonus for the fiscal year in which the date of termination occurs; and
(v)	outplacement services.

The payment and benefits described above are conditioned on the executive officer’s execution and non- revocation of a restrictive covenant agreement and general release of claims against REMAX and its affiliates within 60 days following the date of termination.

Under the CIC Severance Plan, “Cause” generally includes willful dishonesty, theft, disclosure of trade secrets, or embezzlement materially injurious to the company, commission of a willful felonious act, or willful engagement in other activities materially injurious to the business or reputation of the company, in each case subject to a REMAX Board determination and a 30-day cure period. “Good Reason” under the CIC Severance Plan generally includes a diminution in the combined value of the participant’s base salary, annual bonus opportunity, and long-term incentive opportunity (or a reduction of more than 10% in any single component), a material diminution in title, authority, duties, or responsibilities, a required relocation of more than 30 miles, a material change in work-related travel or remote-attendance expectations, a material breach by REMAX of any material written agreement with the participant, or the failure of a successor to assume the CIC Severance Plan, in each case subject to a 60-day notice window and a 30-day cure period.

Transaction-Related Bonus Program

Under the Merger Agreement, REMAX may establish incremental cash bonus arrangements in connection with the Contemplated Transactions, including retention payments, special bonuses or other similar compensation, in each case to be paid following the Closing, so long as the aggregate payments do not exceed $5 million (the “Transaction-Related Bonus Program”). The Transaction-Related Bonus Program is designed to provide retention incentives for REMAX employees through the Closing and in the period after the Closing. As of the date hereof, REMAX has granted awards to REMAX employees under the Transaction-Related Bonus Program totaling approximately $2,300,000, payable 50% at Closing and 50% on December 31, 2026, subject to continued employment through the payment date (or earlier on a qualifying termination of employment). None of REMAX’s executive officers have been granted any awards pursuant to the Transaction-Related Bonus Program; however, REMAX may grant such awards to REMAX’s executive officers in the future.

Prorated Bonuses

Under the Merger Agreement, each individual who is employed by REMAX or any of its subsidiaries as of immediately prior to the First Merger Effective Time (including employees who are on disability or other approved leave) and who continues in employment with New Wildlife or any subsidiary (including the Surviving Company, Bidco or any subsidiary thereof) immediately following the First Merger Effective Time (each, a “Continuing Employee”) who participated in REMAX’s cash bonus incentive plans with respect to the fiscal year during which the Closing occurs will be entitled to receive a pro-rated cash bonus award for the period from the beginning of the applicable performance period through the date of the Closing (the “Pre-Close Bonus Period”), based on target level of achievement of the applicable performance goals (the “Prorated Bonus”). Except as described below, the Prorated Bonuses will be payable in the ordinary course, which is typically in February or March (but in all events prior to March 15) of the year following the year in which the Closing occurs, subject to the Continuing Employee’s continued employment through the applicable payment date.

If a Continuing Employee’s employment is terminated without “Cause” (or, in the case of a participant in the CIC Severance Plan, such Continuing Employee resigns for “Good Reason”), the Prorated Bonus will be paid within 60 days of such termination, subject to the Continuing Employee’s timely execution, delivery and non-revocation of a customary release of claims in favor of New Wildlife, its subsidiaries and its affiliates.

To avoid any duplication of the prorated annual bonuses payable as severance benefits, as described above in connection with participation in the CIC Severance Plan, the amount of the Prorated Bonus will be reduced (including to $0). For additional information regarding the Prorated Bonuses, see the section entitled “The Merger Agreement — The Merger Agreement — Employee Benefits Matters,” beginning on page 186 of this joint proxy statement/prospectus and management information circular.

REMAX’s executive officers, to the extent they are Continuing Employees, are eligible for a Prorated Bonus as described in the preceding paragraphs. See the below section entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Other Directors and Executive Officers in the Contemplated Transactions — Quantification of Potential Payments and Benefits to REMAX’s Named Executive Officers,” beginning on page 188 of this joint proxy statement/prospectus and management information circular, for the estimated amount of the Prorated Bonus payment that each of REMAX’s named executive officers would receive under the terms of the Merger Agreement. Based on the assumptions described above in the section entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Other Directors and Executive Officers in the Contemplated Transactions — Certain Assumptions,” beginning on page 183 of this joint proxy statement/prospectus and management information circular, and, for illustrative purposes, the estimated aggregate amount of the Prorated Bonus that Christopher Lim, who is the only REMAX executive officer who is not a named executive officer, would receive under the terms of the Merger Agreement is $152,882.

Employee Benefits Matters

Under the Merger Agreement, New Wildlife has agreed to honor the CIC Severance Plan and the REMAX, LLC Severance and Retirement Plan during the Continuation Period for each Continuing Employee, including executive officers who are Continuing Employees. Accordingly, each of REMAX’s executive officers (other than Mr. Carlson) will remain eligible to receive severance benefits under the CIC Severance Plan during the Continuation Period and Mr. Carlson will remain eligible to receive severance benefits pursuant to the CEO Employment Agreement unless New Wildlife enters into new arrangements with Mr. Carlson or the other executive officers replacing these existing entitlements. See the Section Entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Other Directors and Executive Officers in the Contemplated Transactions — REMAX Change in Control Arrangements with Executive Officers,” beginning on page 184 of this joint proxy statement/prospectus and management information circular, for a description of the severance benefits under the CIC Severance Plan and the CEO Employment Agreement.

In addition, New Wildlife has agreed to provide the following to each Continuing Employee, including each executive officer, who remains employed during the Continuation Period:

●	base salary or hourly wages which are no less than the base salary or hourly wages provided by REMAX immediately prior to the Closing;
●	short-term cash opportunities (including in respect of the Post-Close Bonus Period), equity-based compensation opportunities, and benefits that are, in each case, in amounts and on terms that are consistent with those offered to similarly situated employees of Real immediately prior to the Closing; and
●	retirement benefits that are in amounts and on terms that are no less favorable than those offered to Continuing Employees under the relevant REMAX retirement plan immediately prior to the Closing.

Section 280G Mitigation Actions

Each of the CEO Employment Agreement and the CIC Severance Plan includes a “best net” provision, which provides that if the payment of any amounts to the executive would subject the executive to the excise tax provisions of Sections 280G and 4999 of the Code, the payments would be reduced to an amount that would not trigger such excise tax if such a reduction would result in a greater after-tax benefit to the executive. REMAX may mitigate the potential impact of Sections 280G and 4999 of the Code on the payments and benefits received or to be received by the executive officers. Such mitigation approaches may involve (i) obtaining third-party valuations of restrictive covenants and (ii) if the closing were to occur after 2026, accelerating cash payments and/or the vesting and settlement of REMAX RSUs and REMAX PSUs into 2026. As of the date of this joint proxy statement/prospectus and management information circular, REMAX has engaged advisors to assist with the valuation of restrictive covenants, but no other mitigation actions have been taken. Executive officers are not entitled to receive gross-ups or tax reimbursements from REMAX with respect to any potential excise taxes.

Indemnification and Insurance

Under the Merger Agreement, any directors and executive officers of REMAX, will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies with respect to REMAX following the closing of the Contemplated Transactions. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement — The Merger Agreement — Indemnification and Insurance,” beginning on page 152 of this joint proxy statement/prospectus and management information circular.

Independent Director Committee Fees

In connection with the evaluation of strategic alternatives involving REMAX, the REMAX Board established the Independent Committee, consisting of all of the current members of the REMAX Board other than Erik Carlson and David Liniger, each of whom had been determined by the REMAX Board to be independent of Mr. Liniger and RIHI and who qualify as independent under applicable NYSE standards, with authority to oversee and direct all aspects of the evaluation of strategic alternatives, and a subcommittee thereof comprised of Roger Dow, Cathleen Raffaeli and Katherine Scherping to serve as a working group between meetings of the Independent Committee (the “Strategy Committee” and, together with the Independent Committee, the “Independent Committees”), in order to assure the availability of independent directors to participate in frequent meetings in order to provide oversight of the process to the advisors and management team. In light of the amount of work that had been required as part of the transaction review process, the REMAX Board, on April 26, 2026, upon the recommendation of the Compensation Committee, determined that REMAX would pay Roger Dow, as head of the Strategy Committee, a monthly fee of $18,000, subject to a cap of $180,000; Cathleen Raffaeli and Katherine Scherping, as members of the Strategy Committee, a monthly fee of $13,000, subject to a cap of $130,000 for each such director; and Norman Jenkins, Annita Menogan and Teresa Van De Bogart, as members of the Independent Committee who do not serve on the Strategy Committee, a monthly fee of $6,500, subject to a cap of $65,000 for each such director. The aggregate amount payable by REMAX under these fee arrangements is capped at $635,000. Such fees began accruing on October 29, 2025, are in addition to the regular compensation received as a member of the REMAX Board and will continue to accrue until the Closing, subject to the applicable individual and aggregate caps described above.

The Independent Committees’ compensation was not, and is not, contingent upon the approval or completion of the Contemplated Transactions or any other potential strategic transaction involving REMAX.

Director Equity Awards

Under the Merger Agreement, directors will continue to receive equity compensation and meeting fees in accordance with and in amounts consistent with past practices with respect to their continuing service on the REMAX Board prior to the Closing.

In approximately May of each year, REMAX grants REMAX RSUs to newly-appointed or elected outside members of the REMAX Board (including outside members of the REMAX Board re-elected at the annual meeting, but excluding Mr. Liniger) in an amount equal to $100,000 each year. Pursuant to these annual director compensation arrangements, REMAX issued 10,385 REMAX RSUs on May 12, 2026 to each non-employee member of the REMAX Board (other than Mr. Liniger) in the ordinary course of business consistent with past practice. These grants will vest on May 1, 2027, subject to forfeiture if the director terminates service before the vesting date (or, if earlier, upon the director’s death or disability). The REMAX RSUs granted to the directors on May 12, 2026 are Specified RSUs under the Merger Agreement and will accelerate in connection with the Contemplated Transactions, as described in the section entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Other Directors and Executive Officers in the Contemplated Transactions — Treatment of REMAX Equity Awards,” beginning on page 183 of this joint proxy statement/prospectus and management information circular.

Other Arrangements

The Merger Agreement requires that the New Wildlife Board consist of 10 members, including three members from the REMAX Board and 7 members from the Real Board, who will be identified in accordance with the terms of the Merger Agreement. In addition, Abigail Lee, REMAX’s Chief Marketing Officer, will serve as the Chief Marketing Officer of New Wildlife, and the senior management of New Wildlife following the Closing may include other members of REMAX’s senior management team. Accordingly, certain REMAX directors and certain members of senior management may be entitled to receive compensation from New Wildlife in such capacities following the consummation of the Contemplated Transactions. The terms of Ms. Lee’s compensation from New Wildlife have not yet been determined.

Except as otherwise set forth herein, as of the date of this joint proxy statement/prospectus and management information circular, (i) the individuals from REMAX elected to serve on the New Wildlife Board after the Contemplated Transactions and the terms of the director compensation that will be provided to such continuing directors are expected to be the same as the compensation programs available generally to the other independent members of the New Wildlife Board, and (ii) none of REMAX’s executive officers has entered into any agreement with Real or New Wildlife regarding employment with, or compensation to be received from, Real or New Wildlife on a going-forward basis following the closing of the Contemplated Transactions.

Any directors and executive officers of REMAX who continue as directors or officers of New Wildlife after the Closing, will also receive ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from New Wildlife following the closing of the Contemplated Transactions.

The Merger Agreement provides a framework for selecting the post-Closing leadership of New Wildlife in terms of the officers of each of Real and REMAX who will continue the senior executive leadership roles of New Wildlife following the Closing.

Quantification of Potential Payments and Benefits to REMAX’s Named Executive Officers

In accordance with Item 402(t) of Regulation S-K, the following information, table and the related footnotes present information about the compensation payable to REMAX named executive officers in connection with the Contemplated Transactions.

The narrative and tables that follow are estimates based on multiple assumptions described above that may or may not actually occur, including the assumptions described above under “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Other Directors and Executive Officers in the Contemplated Transactions — Certain Assumptions,” beginning on page 183 of this joint proxy statement/prospectus and management information circular, and in the footnotes to the table. The actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below.

			Perquisites/
	Cash	Equity	Benefits	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)
W. Erik Carlson	6,141,093	12,577,665	68,290	18,787,048
Karri Callahan	2,130,455	3,443,695	61,132	5,635,282
Abigail Lee	1,355,380	2,266,863	61,128	3,683,371
Robert Fuchs	1,368,539	2,327,969	53,734	3,750,242
Victor Lombardo	1,653,056	2,042,270	37,247	3,732,572
Susan Winders	1,504,167	2,348,887	61,132	3,914,185
(1)	Cash. Represents a lump sum cash severance payment equal to 2.5x (for Mr. Carlson) or 2x (for all other named executive officers) the sum of the named executive officer’s annual base salary and target annual bonus. Such cash severance amounts are considered “double trigger” payments, which means that the amounts will become payable only upon a qualifying termination of employment within two (2) years following the closing of the Contemplated Transactions. For further details regarding the cash severance amounts that may become payable to REMAX’s named executive officers, see the section entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Other Directors and Executive Officers in the Contemplated Transactions — REMAX Change in Control Arrangements with Executive Officers,” beginning on page 184 of this joint proxy statement/ prospectus and management information circular.

In addition, such amounts also include the prorated annual bonus each named executive officer is eligible to receive pursuant to the terms of the Merger Agreement, which amounts are considered “single- trigger” payments as the named executive officers will become entitled to such payments regardless of whether a qualifying termination occurs. For further details regarding the prorated annual bonuses, see the sections entitled “The Merger Agreement — Employee Benefits Matters” and “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Other Directors and Executive Officers in the Contemplated Transactions — Prorated Bonuses,” beginning on pages 186 and 186, respectively, of this joint proxy statement/prospectus and management information circular.

			Prorated
		Annual	Annual
	Base Salary	Target Bonus	Target
	Severance	Severance	Bonus	Total
Name	($)	($)	($)	($)
W. Erik Carlson	2,188,750	3,283,125	669,218	6,141,093
Karri Callahan	1,030,000	875,500	224,955	2,130,455
Abigail Lee	721,000	504,700	129,680	1,355,380
Robert Fuchs	728,000	509,600	130,939	1,368,539
Victor Lombardo	879,350	615,545	158,161	1,653,056
Susan Winders	750,000	600,000	154,167	1,504,167

(2)	Equity. Represents the value of accelerated vesting of outstanding REMAX RSUs and REMAX PSUs (based on the assumptions described below). As described above, these equity awards will be assumed by New Wildlife and converted into New Wildlife RSUs. The values in the table below and in the equity column of the table above reflect the accelerated vesting terms and the following assumptions:
●	the named executive officer’s employment is terminated by REMAX or New Wildlife without cause or by the named executive officer for good reason, as applicable, such that the named executive officer’s outstanding and unvested assumed REMAX Equity Awards (including converted REMAX RSUs and converted REMAX PSUs) will vest in full, which is a “double-trigger” benefit, meaning that these awards will vest and become payable only upon a qualifying termination of employment within two (2) years following the closing of the Contemplated Transactions; REMAX Specified RSUs and REMAX Specified PSUs are single-trigger awards that are canceled and settled at the First Merger Effective Time regardless of whether a qualifying termination occurs;
●	the values are based on the Assumed Converted Per Share Value of $10.76;
●	the values for REMAX PSUs reflect amounts determined based on (i) actual performance for any performance period completed prior to the First Merger Effective Time, (ii) target performance for any performance period that is ongoing as of the First Merger Effective Time, and (iii) target performance for any performance period that has not yet begun as of the First Merger Effective Time; and
●	the named executive officers do not hold any REMAX Specified RSUs or REMAX Specified PSUs.

There are no accrued but unpaid dividends with respect to such awards. For further details regarding the treatment of the REMAX Equity Awards held by the named executive officers, see the sections entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Other Directors and Executive Officers in the Contemplated Transactions — Treatment of REMAX Equity Awards” and “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Other Directors and Executive Officers in the Contemplated Transactions — REMAX Change in Control Arrangements with Executive Officers,” beginning on pages 183 and 184, respectively, of this joint proxy statement/prospectus and management information circular.

	Value of	Value of
	REMAX RSUs	REMAX PSUs
	(other than	(other than
	REMAX	REMAX
	Specified RSUs)	Specified PSUs)	Total
Name	($)	($)	($)
W. Erik Carlson	6,378,937	6,198,728	12,577,665
Karri Callahan	1,451,922	1,991,773	3,443,695
Abigail Lee	1,014,819	1,252,044	2,266,863
Robert Fuchs	1,035,381	1,292,588	2,327,969
Victor Lombardo	1,290,135	752,135	2,042,270
Susan Winders	1,049,240	1,299,647	2,348,887

(3)	Perquisites/Benefits. Represents 30 months’ (in the case of Mr. Carlson) and 24 months’ (in the case of all other named executive officers) of continued healthcare coverage at the same cost to the employee as in effect before the termination, which the named executive officers are eligible to receive pursuant to the terms of the CEO Employment Agreement (in the case of Mr. Carlson) and the CIC Severance Plan (in the case of all other named executive officers), in each case upon a qualifying termination of employment following a change in control (including the Contemplated Transactions). In addition, for all named executive officers other than Mr. Carlson, this amount also includes the value of outplacement services payable upon a qualifying termination of employment following a change in control (including the Contemplated Transactions) under the CIC Severance Plan. These amounts are reflected in the table below and are considered “double trigger” payments, which means that the amounts will become payable only upon a qualifying termination of employment within two (2) years following the closing of the Contemplated Transactions. For further details regarding the health and outplacement benefits that may become payable to REMAX’s named executive officers, see the section entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Other Directors and Executive Officers in the Contemplated Transactions — REMAX Change in Control Arrangements with Executive Officers,” beginning on page 184 of this joint proxy statement/prospectus and management information circular.

		Continued
	Outplacement	Healthcare
	Assistance	Coverage	Total
Name	($)	($)	($)
W. Erik Carlson	—	68,290	68,290
Karri Callahan	6,500	54,632	61,132
Abigail Lee	6,500	54,628	61,128
Robert Fuchs	6,500	47,234	53,734
Victor Lombardo	6,500	30,747	37,247
Susan Winders	6,500	54,632	61,132

(4)	Total. This amount includes the aggregate dollar value of the sum of all amounts reported in the preceding columns. If any payment or benefit received by a named executive officer in connection with the Contemplated Transactions would be subject to excise taxes imposed under Section 4999 of the Code, the amount of such payments or benefits provided would be reduced if such reduction results in a greater after-tax benefit to the named executive officer, in accordance with the “best net” provisions of the CEO Employment Agreement and the CIC Severance Plan. The amounts reflected above have not been reduced. A definitive analysis of the need, if any, for such reductions will depend on the effective time, the date of termination (if any) of the named executive officer and certain other assumptions used in the applicable calculations.

Stock Ownership of Certain Beneficial Owners and Management

The following tables set forth information regarding the beneficial ownership of REMAX Class A Common Stock and Class B Common Stock by (i) each of its directors, (ii) each of its named executive officers, (iii) its directors and executive officers as a group, and (iv) each person known to REMAX to beneficially own more than 5% of its voting securities. For our directors, named executive officers and other executive officers, the information is as of July 6, 2026, unless otherwise noted. Unless otherwise noted, for stockholders who own more than 5% of REMAX Class A Common Stock, the information is as of the most recent Form 13G or Form 4 filed by each such REMAX Stockholder with the SEC. Unless otherwise noted, the address of each REMAX Stockholder in the following table is c/o RE/MAX Holdings, Inc., 5075 S. Syracuse St., Denver, CO 80237.

REMAX has determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of REMAX Common Stock deemed outstanding includes shares issuable upon exercise of options or conversion rights held by the respective person or group that may be exercised or converted within 60 days after the REMAX Record Date. Applicable percentage ownership and voting power is based on 21,317,742 shares of REMAX Class A Common Stock, one share of REMAX Class B Common Stock and 33,877,252 RMCO Common Units outstanding as of July 6, 2026.

Pursuant to RMCO’s Fourth Amended and Restated Operating Agreement, RMCO Common Units are redeemable at the unitholders’ election for, at the option of REMAX, shares of REMAX Class A Common Stock on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions and adjustments for stock splits, stock dividends and reclassifications) or a cash payment equal to the market price of one share of REMAX Class A Common Stock for each common unit redeemed. Beneficial ownership of RMCO Common Units reflected in the following table is not reflected as beneficial ownership of shares of REMAX Class A Common Stock for which such units may be redeemed.

Beneficial Ownership of Directors and Executive Officers

The following table sets forth information regarding the amount and nature of beneficial ownership of the REMAX Class A Common Stock, RMCO Common Units and REMAX Class B Common Stock as of July 6, 2026, by each director and executive officer and by all directors and executive officers as a group.

							Combined
							Voting Power
							of Class A
Directors and Executive	Class A		RMCO Common Units		Class B(1)		and Class B
Officers	Number	Percentage	Number	Percentage	Number	Percentage	Percentage
David L. Liniger(2)	354,711	1.66%	12,559,600	37.07%	1	100.00%	38.12%
Erik Carlson	277,314	1.30%	—	*	—	*	*
Karri R. Callahan	181,341	*	—	*	—	*	*
Roger J. Dow	55,961	*	—	*	—	*	*
Robert M. Fuchs	39,300	*	—	*	—	*	*
Norman K. Jenkins	28,511	*	—	*	—	*	*
Abigail C. Lee	41,422	*	—	*	—	*	*
Victor S. Lombardo	29,898	*	—	*	—	*	*
Annita M. Menogan	32,339	*	—	*	—	*	*
Cathleen Raffaeli	17,636	*	—	*	—	*	*
Katherine L. Scherping	31,101	*	—	*	—	*	*
Teresa S. Van De Bogart	46,977	*	—	*	—	*	*
Susan L. Winders	71,175	*	—	*	—	*	*
Directors and Executive Officers as a group, excluding David L. Liniger (13 persons)	873,163	4.10%	—	*	—	*	2.58%
Directors and Executive Officers as a group (14 persons)	1,227,874	5.76%	12,559,600	37.07%	1	100.00%	40.70%
*	Less than 1%
(1)	RIHI, as the holder of the sole outstanding share of REMAX Class B Common Stock, is entitled to one vote for each RMCO Common Unit owned by RIHI as of the REMAX Record Date. RIHI is majority owned and controlled by David and Gail Liniger. As such, Mr. and Mrs. Liniger have dispositive, voting and investment control over the RMCO Common Units held by RIHI.
(2)	Includes RMCO Common Units held by RIHI which may be redeemed at RIHI’s election for, at the option of REMAX, shares of REMAX Class A Common Stock on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions, and adjustments for stock splits, stock dividends, and reclassifications) or cash.

Beneficial Ownership of Other Principal Stockholders

The following table sets forth information regarding the amount and nature of beneficial ownership of the REMAX Class A Common Stock, RMCO Common Units and REMAX Class B Common Stock as of July 6, 2026, by each person known to REMAX to beneficially own more than 5% of its voting securities.

							Combined
							Voting Power
							of Class A
	Class A		RMCO Common Units		Class B(1)		and Class B
5% Stockholders	Number	Percentage	Number	Percentage	Number	Percentage	Percentage
RIHI(2)	—	*	12,559,600	37.07%	1	100.00%	37.07%
BlackRock, Inc.(3)	1,363,608	6.40%	—	*	—	*	4.03%
Capital World Investors(4)	1,500,000	7.04%	—	*	—	*	4.43%
*	Less than 1%
(1)	RIHI, as the holder of the sole outstanding share of REMAX Class B Common Stock, is entitled to one vote for each RMCO Common Unit owned by RIHI as of the REMAX Record Date. RIHI is majority owned and controlled by David and Gail Liniger. As such, Mr. and Mrs. Liniger have dispositive, voting and investment control over the RMCO Common Units held by RIHI.
(2)	Includes RMCO Common Units which may be redeemed at RIHI’s election for, at the option of REMAX, shares of REMAX Class A Common Stock on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions, and adjustments for stock splits, stock dividends, and reclassifications) or cash.
(3)	Based solely on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on April 17, 2025. BlackRock reported sole voting power with respect to 1,338,489 shares and sole dispositive power with respect to 1,363,608 shares. In such filing, BlackRock lists its address as 50 Hudson Yards, New York, NY 10001.
(4)	Based solely on a Schedule 13G filed by Capital World Investors (“Capital World”) on February 13, 2025. Capital World reported sole voting power and sole dispositive power with respect to 1,500,000 shares. In such filing, Capital World lists its address as 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

REMAX Stockholdings

As of the close of business on the REMAX Record Date, REMAX’s directors (excluding Mr. Liniger, whose interests are described in the section entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions — Interests of Mr. Liniger in the Contemplated Transactions,” beginning on page 179 of this joint proxy statement/prospectus and management information circular) and named executive officers beneficially owned 873,163 shares of REMAX Class A Common Stock, representing approximately 4.10% of the outstanding shares of REMAX Class A Common Stock. For more information, see the section entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Other Directors and Executive Officers in the Contemplated Transactions — Stock Ownership of Certain Beneficial Owners and Management,” beginning on page 191 of this joint proxy statement/prospectus and management information circular. Based on a per share value of $11.34, which equals the closing stock price of a share of REMAX Class A Common Stock on July 6, 2026, the aggregate value of such beneficially owned shares held by REMAX’s directors (excluding Mr. Liniger) and executive officers (other than REMAX Equity Awards, described above) is $ 9,901,668.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 26, 2026, Real and REMAX entered into the Merger Agreement. Pursuant to the Arrangement and in accordance with the Plan of Arrangement, (i) the Share Consolidation will occur, such that each 10 outstanding Real Common Shares shall be consolidated into one Real Common Share, and (ii) the Real Shareholders will then transfer all of their Real Common Shares to Bidco for shares of New Wildlife Common Stock on a one-for-one basis, such that Real becomes a wholly owned subsidiary of Bidco, which in turn is a wholly owned subsidiary of New Wildlife. Following the effectiveness of the Arrangement, the First Merger will occur, with REMAX surviving the First Merger as a wholly owned subsidiary of New Wildlife, and then the Second Merger will occur, with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of New Wildlife. In addition, immediately prior to the completion of the Arrangement and the Mergers, REMAX will acquire RIHI pursuant to the RIHI Merger. Following the Mergers, Real and REMAX will be subsidiaries of New Wildlife, a newly formed public company, which will be renamed “Real REMAX Group Inc.” Concurrent with the execution of the Merger Agreement, Real entered into a Commitment Letter, which provides for the Financing, including the Bridge Facility in an aggregate principal amount of $550 million. Refer to Note 1 for further description of the Contemplated Transactions.

The following unaudited pro forma condensed combined financial information (the “Pro Forma Financial Information”) has been prepared using the assumptions set forth in the notes to the Pro Forma Financial Information. The Pro Forma Financial Information gives effect to adjustments reflecting the accounting for the Contemplated Transactions (the “Merger Adjustments”) and the related financing (the “Financing Adjustments”). Collectively, the Merger Adjustments and the Financing Adjustments are Transaction Accounting Adjustments. All terms defined in this section are used solely for the purposes of this section and do not apply to any other section.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026 (the “Pro Forma Balance Sheet”) combines the balance sheet of New Wildlife with the historical unaudited condensed consolidated balance sheet of Real and the historical unaudited condensed consolidated balance sheet of REMAX as of such date and gives effect to adjustments reflecting the accounting for the Contemplated Transactions and related Financing.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026, and the year ended December 31, 2025 (the “Pro Forma Statements of Operations”) combine the historical unaudited condensed consolidated statements of comprehensive income of Real for the three months ended March 31, 2026, and the historical audited consolidated statements of comprehensive income of Real for the year ended December 31, 2025, with the historical unaudited condensed consolidated statements of income (loss) of REMAX for the three months ended March 31, 2026, and historical audited consolidated statements of income (loss) for the year ended December 31, 2025, respectively, and give effect to adjustments reflecting the accounting for the Contemplated Transactions and related Financing as if those adjustments were made on January 1, 2025.

The Pro Forma Financial Information should be read in conjunction with:

●	The accompanying notes to the Pro Forma Financial Information;
●	The historical audited balance sheet of New Wildlife as of April 24, 2026 (inception), and the related notes, included elsewhere in this joint proxy statement/prospectus and management information circular. New Wildlife did not have operations during the periods presented in the Pro Forma Financial Information;
●	The historical unaudited condensed consolidated financial statements of Real as of and for the three months ended March 31, 2026, and the related notes, as included in Real’s Form 6-K as filed with the SEC on May 7, 2026;
●	The historical audited consolidated financial statements of Real as of and for the year ended December 31, 2025, and the related notes, as included in Real’s Annual Report on Form 40-F as filed with the SEC on March 4, 2026;

●	The historical unaudited condensed consolidated financial statements of REMAX as of and for the three months ended March 31, 2026, and the related notes, as included in REMAX’s Quarterly Report on Form 10-Q as filed with the SEC on May 8, 2026; and
●	The historical audited consolidated financial statements of REMAX as of and for the year ended December 31, 2025, and the related notes, as included in REMAX’s Annual Report on Form 10-K as filed with the SEC on February 19, 2026.

The Pro Forma Financial Information is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved had the Contemplated Transactions and the Financing been consummated on the dates indicated or that the combined company may achieve in future periods. The Merger Adjustments and the Financing Adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that management believes are reasonable and supportable. As the Pro Forma Financial Information has been prepared based on these assumptions, the final amounts recorded to reflect the accounting for the Contemplated Transactions and related Financing may differ materially from the information presented herein. Further, the Pro Forma Financial Information does not reflect any operating synergies, dis-synergies, or cost savings that may result from the Contemplated Transactions.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2026

(In thousands)

								New
	New		REMAX					Wildlife
	Wildlife	Real	(Reclassified)	Merger		Financing		Pro Forma
	Historical	Historical	(Note 3)	Adjustments	Notes	Adjustments	Notes	Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$—	$46,016	$107,126	$(147,500)	5(A)	$101,461	5(H)	$107,103
Restricted cash	—	36,805	75,496	—		—		112,301
Investments in financial assets	—	16,904	—	—		—		16,904
Trade receivables	—	25,185	28,241	—		—		53,426
Short-term financing receivables, net	—	9,008	—	—		—		9,008
Income taxes receivable	—	—	7,937	—		—		7,937
Other current assets	—	2,786	14,089	—		—		16,875
TOTAL CURRENT ASSETS	—	136,704	232,889	(147,500)		101,461		323,554
NON-CURRENT ASSETS
Intangible assets	—	3,812	74,778	409,820	5(B)	—		488,410
Goodwill	—	8,993	238,854	7,784	5(C)	—		255,631
Property and equipment	—	2,451	5,674	—		—		8,125
Operating lease right of use assets	—	—	11,749	—		—		11,749
Long-term investments	—	2,250	—	—		—		2,250
Long-term financing receivables, net	—	1,767	—	—		—		1,767
Deferred tax assets	—	931	—	—		—		931
Other assets, net of current portion	—	—	8,401	—		—		8,401
TOTAL ASSETS	$—	$156,908	$572,345	$270,104		$101,461		$1,100,818
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$	$931	$6,814	$—		$—		$7,745
Accrued liabilities		48,993	106,661	—		(77)	5(H)	155,577
Customer deposits		36,805	—	—		—		36,805
Deferred revenue		—	20,112	—		—		20,112
Debt		—	4,600	—		535,088	5(H)	539,688
Operating lease liabilities		—	9,451	—		—		9,451
Other payables		4,589	605	(219)	5(D)	—		4,975
TOTAL CURRENT LIABILITIES		91,318	148,243	(219)		535,011		774,353
Debt, net of current portion		—	431,362	2,188	5(E)	(433,550)	5(H)	—
Deferred tax liabilities		10	8,039	29,121	5(F)	—		37,170
Deferred revenue, net of current portion		—	12,410	—		—		12,410
Operating lease liabilities, net of current portion		—	11,508	—		—		11,508
Other liabilities, net of current portion		—	2,441	—		—		2,441
TOTAL LIABILITIES		91,328	614,003	31,090		101,461		837,882
EQUITY
EQUITY ATTRIBUTABLE TO OWNERS
Common stock		—	2	12	5(G)	—		14
Additional paid-in capital		181,262	582,658	(317,816)	5(G)	—		446,104
Accumulated deficit		(116,272)	(135,915)	68,415	5(G)	—		(183,772)
Accumulated other comprehensive loss		701	(598)	598	5(G)	—		701
EQUITY ATTRIBUTABLE TO OWNERS		65,691	446,147	(248,791)		—		263,047
Non-controlling interest		(111)	(487,805)	487,805	5(D)	—		(111)
TOTAL EQUITY		65,580	(41,658)	239,014		—		262,936
TOTAL LIABILITIES AND EQUITY		$156,908	$572,345	$270,104		$101,461		$1,100,818

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2026

(In thousands, except per share data)

							New
		REMAX					Wildlife
	Real	(Reclassified)	Merger		Financing		Pro Forma
	Historical	(Note 3)	Adjustments	Notes	Adjustments	Notes	Combined
Revenues	$465,551	$70,228	$—		$—		$535,779
Cost of Sales	423,396	—	—		—		423,396
Gross Profit	42,155	70,228	—		—		112,383
General and administrative expenses	19,004	52,686	(1,262)	6(A)	—		70,935
			507	6(B)
Marketing expenses	21,132	16,866	—		—		37,998
Research and development expenses	5,147	—	—		—		5,147
Settlement of litigation	—	8,500	—		—		8,500
Acquisition-related costs	312	—	—		—		312
Operating Expenses	45,595	78,052	(755)		—		122,892
Operating Loss	(3,440)	(7,824)	755		—		(10,509)
Other income, net	112	890	—		—		1,002
Finance expenses, net	(86)	(7,158)	—		(14,015)	6(G)/6(H)	(21,259)
Loss Before Tax	(3,414)	(14,092)	755		(14,015)		(30,766)
Tax Expense (Benefit)	44	1,617	(262)	6(E)	—	6(I)	1,399
Net Loss	(3,458)	(15,709)	1,017		(14,015)		(32,165)
Net loss attributable to non-controlling interests	(37)	(5,968)	5,968	6(F)	—		(37)
Net loss attributable to controlling interest	$(3,421)	$(9,741)	$(4,951)		$(14,015)		$(32,128)
Loss per share
Basic loss per share	$(0.02)						$(0.87)
Diluted loss per share	$(0.02)						$(0.87)
Weighted-average shares, basic	223,688						36,786
Weighted-average shares, diluted	223,688						36,786

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2025

(In thousands, except per share data)

							New
		REMAX					Wildlife
	Real	(Reclassified)	Merger		Financing		Pro Forma
	Historical	(Note 3)	Adjustments	Notes	Adjustments	Notes	Combined
Revenues	$1,968,416	$291,601	$—		$—		$2,260,017
Cost of Sales	1,802,728	—	—		—		1,802,728
Gross Profit	165,688	291,601	—		—		457,289
General and administrative expenses	74,359	173,451	7,045	6(A)	—		321,441
			(199)	6(B)
			67,500	6(C)
			(715)	6(D)
Marketing expenses	82,383	72,835	—		—		155,218
Research and development expenses	17,443	—	—		—		17,443
Settlement of litigation	750	(1,728)	—		—		(978)
Operating Expenses	174,935	244,558	73,631		—		493,124
Operating Income (Loss)	(9,247)	47,043	(73,631)		—		(35,835)
Other income, net	995	4,285	—		—		5,280
Finance expenses, net	(554)	(31,700)	—		(51,538)	6(G)/6(H)	(83,792)
Income (Loss) Before Tax	(8,806)	19,628	(73,631)		(51,538)		(114,347)
Tax Expense (Benefit)	(740)	6,195	(12,283)	6(E)	(10,495)	6(I)	(17,323)
Net Income (Loss)	(8,066)	13,433	(61,348)		(41,043)		(97,024)
Net income attributable to non-controlling interests	39	5,280	(5,280)	6(F)	—		39
Net income (loss) attributable to controlling interest	$(8,105)	$8,153	$(56,068)		$(41,043)		$(97,063)
Loss per share
Basic loss per share	$(0.04)						$(2.67)
Diluted loss per share	$(0.04)						$(2.67)
Weighted-average shares, basic	219,873						36,405
Weighted-average shares, diluted	219,873						36,405

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1.Description of the Contemplated Transactions

On April 26, 2026, Real and REMAX entered into a Merger Agreement by and among Real, REMAX, New Wildlife, Merger Sub I, Merger Sub II, and Bidco.

The transaction is structured as a series of steps that results in Real and REMAX becoming subsidiaries of a newly formed public company, New Wildlife, to be renamed Real REMAX Group.

Arrangement

Immediately prior to the Mergers, Real will complete the Arrangement pursuant to the Arrangement Agreement consisting of the following steps:

(i)	the Share Consolidation will occur, whereby the issued and outstanding Real Common Shares will be consolidated on a 10-for-1 basis;
(ii)	Real Shareholders will transfer all of their Real Common Shares to Bidco in exchange for shares of New Wildlife Common Stock on a one-for-one basis; and
(iii)	New Wildlife will receive common shares of Bidco in consideration therefor.

As a result of the Arrangement, Real will become a wholly owned subsidiary of Bidco, which in turn is a wholly owned subsidiary of New Wildlife. New Wildlife will become the successor to Real such that New Wildlife will assume the historical operations of Real in its financial statements, with no change in accounting basis. See the section entitled “The Merger Agreement — The Merger Agreement — The Arrangement,” beginning on page 133 of this joint proxy statement/prospectus and management information circular, for additional information on the reorganization of Real.

RIHI Merger

Concurrently with the execution of the Merger Agreement, REMAX entered into the RIHI Merger Agreement. RIHI is the holder of the single outstanding share of the REMAX Class B Common Stock and of the RMCO Common Units not held by REMAX. Pursuant to the RIHI Merger, REMAX will acquire RIHI, as the holder of such share and such RMCO Common Units, effectively collapsing REMAX’s Up-C structure. See the section entitled “The RIHI Merger Agreement,” beginning on page 170 of this joint proxy statement/ prospectus and management information circular, for additional information.

Pursuant to the RIHI Merger Agreement, the following steps will occur:

(i)	the First RIHI Merger will take place, and RIHI Merger Sub I will merge with and into RIHI, with RIHI surviving the merger as a wholly owned subsidiary of REMAX; and
(ii)	immediately thereafter, RIHI will merge with and into RIHI Merger Sub II, with RIHI Merger Sub II surviving as a wholly owned subsidiary of REMAX.

In connection with the RIHI Merger, all RMCO Common Units held by RIHI and the single outstanding share of the REMAX Class B Common Stock held by RIHI will be surrendered to REMAX and upon such surrender, the share of REMAX Class B Common Stock will be canceled for no consideration and will cease to be outstanding. At the effective time of the First RIHI Merger, each outstanding share of RIHI Common Stock (other than dissenting or cancelled shares) will be converted into shares of REMAX Class A Common Stock based on a conversion ratio determined by the number of RMCO Common Units held by RIHI, such that each RMCO Common Unit is effectively exchanged on a one-for-one basis for one share of REMAX Class A Common Stock. The existing non-controlling interest in RMCO attributable to RIHI unitholders will be canceled, and all such holders will become shareholders of REMAX through ownership of REMAX Class A Common Stock.

Accordingly, immediately following the RIHI Merger and prior to the effective time of the Mergers contemplated by the Merger Agreement, all outstanding equity interests in REMAX will consist solely of REMAX Class A Common Stock, which will represent the basis for determining the Merger Consideration to be received by REMAX Stockholders in the Contemplated Transactions.

Concurrently with execution of the Merger Agreement, REMAX and RIHI entered into the RIHI TRA Termination Amendment, pursuant to which the RIHI TRA Agreement will be terminated upon the first to occur of the effective time of the First Merger and any other Qualifying Change of Control (as defined in the RIHI TRA Termination Amendment). No early termination payment, tax benefit payment, or other payment will be made to RIHI thereunder.

Mergers

Following the completion of the Arrangement and the RIHI Merger, the transactions contemplated by the Merger Agreement will be consummated. Pursuant to the Merger Agreement, Merger Sub 1 will merge with and into REMAX, with REMAX surviving as a wholly owned subsidiary of New Wildlife. As soon as practicable thereafter, REMAX will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of New Wildlife.

Each share of REMAX Class A Common Stock outstanding immediately prior to the effective time of the First Merger (including shares of REMAX Class A Common Stock issued in connection with the RIHI Merger and other than (x) shares of REMAX Class A Common Stock held by REMAX as treasury stock or owned by New Wildlife or any subsidiary of New Wildlife or REMAX, and (y) Dissent Shares) will be converted into the right to receive, at the holder’s election:

●	the Stock Election Consideration, equal to 0.5150 shares of New Wildlife Common Stock, which reflects the Stock Election Exchange Ratio by taking into account the Share Consolidation by dividing 5.150 by 10; or
●	the Cash Election Consideration, equal to $13.80 in cash per share, subject to proration such that the cash proceeds will be no less than the Available Minimum Aggregate Cash Amount of $60 million and no greater than the Available Maximum Aggregate Cash Amount of $80 million, as determined pursuant to the election and allocation procedures in the Merger Agreement.

REMAX Stockholders have the right to make an election to receive either Stock Election Consideration in respect of each share of REMAX Class A Common Stock or Cash Election Consideration in respect of each share of REMAX Class A Common Stock in connection with the Mergers, subject to the proration mechanism as follows:

●	if, following the election, the Aggregate Cash Election Amount is less than the Available Minimum Aggregate Cash Amount of $60 million, then (i) each Cash Electing Share will receive the Cash Election Consideration of $13.80 per share and (ii) each Stock Electing Share will receive a combination of (A) an amount of cash equal to the quotient of (1) the Cash Deficit Amount divided by (2) the number of Stock Electing Shares and (B) a number of shares of New Wildlife Common Stock equal to the product of (1) the Exchange Ratio multiplied by (2) (x) one minus (y) a fraction, (A) the numerator of which is the Cash Deficit Amount and (B) the denominator of which is (i) the product of the Cash Election Consideration of $13.80 and the total number of Stock Electing Shares and Cash Electing Shares minus (ii) the Aggregate Cash Election Amount, such that the Available Minimum Aggregate Cash Amount of $60 million is paid; or
●	if, following the election, the Available Maximum Aggregate Cash Amount is equal to or exceeds the Aggregate Cash Election Amount and the Aggregate Cash Election Amount is equal to or greater than the Available Minimum Aggregate Cash Amount, then (i) each Stock Electing Share will be converted into the right to receive the Stock Election Consideration and (ii) each Cash Electing Share will be converted into the right to receive an amount of cash equal to the Cash Election Consideration of $13.80; or
●	if, following the election, the Aggregate Cash Election Amount is greater than the Available Maximum Aggregate Cash Amount of $80 million, then (i) each Stock Electing Share will receive the Stock Election Consideration and (ii) each Cash Electing Share will receive a combination of (A) an amount of cash equal to the quotient of (1) the Available Maximum Aggregate Cash Amount divided by (2) the number of Cash Electing Shares and (B) a number of shares of New Wildlife Common Stock equal to the product of (1) the Exchange Ratio multiplied by (2) (x) one minus (y) a fraction, (A) the numerator of which is the Available Maximum Aggregate Cash Amount and (B) the denominator of which is the Aggregate Cash Election Amount, such that the Available Maximum Aggregate Cash Amount of $80 million is paid.

The Pro Forma Financial Information is prepared based on the expectation that the holders of REMAX Class A Common Stock will receive cash consideration up to the Available Maximum Aggregate Cash Amount of $80 million, which represents management’s estimate of the most likely outcome.

As a result of the Contemplated Transactions, REMAX will cease to exist as a standalone publicly traded entity and will become a wholly owned subsidiary of New Wildlife. Additionally, Real will cease to exist as a standalone publicly traded entity and will become a wholly owned subsidiary of New Wildlife. New Wildlife will be renamed “Real REMAX Group Inc.”

Refer to Note 4 for additional information regarding the accounting treatment and preliminary allocation of consideration transferred.

Treatment of Equity Awards

Subject to the terms and conditions set forth in the Merger Agreement, each outstanding REMAX equity award will be treated as follows:

●	REMAX Options:Each REMAX Option will generally be assumed by New Wildlife and converted into an option to purchase, on the same terms and conditions as were applicable under such REMAX Option, that number of shares of New Wildlife Common Stock equal to the product of (i) the number of shares of REMAX Common Stock subject to such REMAX Option, multiplied by (ii) the Exchange Ratio, at an exercise price per share equal to the quotient obtained by dividing (A) the per share exercise price for the REMAX Common Stock subject to such REMAX Option, by (B) the Exchange Ratio; provided, however, that each REMAX Option with a per share exercise price that is equal to or greater than the Stock Election Consideration (or the Cash Election Consideration, if greater) payable to holders of REMAX Common Stock as of the First Merger Effective Time will be cancelled for no consideration.
●	REMAX RSUs:Each RSU that is outstanding and that is not a Specified REMAX RSU (as defined below) will be converted into that number of restricted stock units of New Wildlife RSUs equal to (x) the product of (i) the number of shares of REMAX Common Stock subject to such REMAX RSU multiplied by (ii) the Exchange Ratio and will remain subject to the same terms and conditions as were applicable to such REMAX RSU. Any accrued but unpaid dividend equivalents with respect to any such REMAX RSU will be assumed by New Wildlife and become an obligation with respect to the applicable New Wildlife RSU. For REMAX RSUs that (i) are vested but not yet settled, (ii) are outstanding and granted to a non-employee member of REMAX Board, or (iii) vest effective as of the Contemplated Transactions in accordance with its terms (together, each “Specified REMAX RSU”), will be canceled and extinguished, and the holder will be entitled to receive a number of shares of New Wildlife Common Stock equal to (x) the product of (i) the number of shares of REMAX Common Stock subject to such REMAX RSU multiplied by (ii) the Exchange Ratio, and (y) an amount in cash equal to any accrued but unpaid dividend equivalents with respect to each Specified REMAX RSU.
●	REMAX PSUs:Each REMAX PSU that is outstanding and that is not a Specified REMAX PSU (as defined below) will be converted into that number of New Wildlife RSUs equal to (x) the product of (i) the number of shares of REMAX Common Stock subject to such REMAX PSU, with such number of shares of REMAX Common Stock being based on the attainment of the applicable performance in accordance with the terms of the applicable award agreement, multiplied by (ii) the Exchange Ratio and will remain subject to the same terms and conditions as were applicable to such REMAX PSU, except that the performance metrics applicable to such REMAX PSU will not apply. Any accrued but unpaid dividend equivalents with respect to any such REMAX PSU will be assumed by Real REMAX Group and become an obligation with respect to the applicable New Wildlife RSU. For REMAX PSUs that (i) are vested but not yet settled, or (ii) vest effective as of the Contemplated Transactions in accordance with its terms (together, each “Specified REMAX PSU”), will be canceled and extinguished, and the holder will be entitled to receive a number of shares of New Wildlife Common Stock equal to (x) the product of (i) the number of shares of REMAX Common Stock subject to such Specified REMAX PSU, with such number of shares of REMAX Common Stock being based on the attainment of the applicable performance in accordance with the terms of the applicable award agreement, multiplied by (ii) the Exchange Ratio, and (y) an amount in cash equal to any accrued but unpaid dividend equivalents with respect to each Specified REMAX PSU.

Based on the terms and subject to the conditions set forth in the Merger Agreement, at the Closing, each outstanding Real Equity Award will be treated as follows:

●	Real Options:Real Options outstanding immediately following the Share Consolidation will be exchanged for Real Replacement Options granted by New Wildlife to acquire the same number of shares of New Wildlife Common Stock as the number of Real Common Shares that the holders thereof would be entitled to acquire following the Share Consolidation. Such Real Replacement Options will have an exercise price per share of New Wildlife Common Stock equal to the exercise price per Real Common Share of such Real Options immediately following the Share Consolidation. Each Real Replacement Option will be subject to the terms of the applicable Real Equity Plan and have the same terms and conditions with respect to vesting, conditions to and manner of exercising, term to expiry and otherwise as were applicable to the Real Option for which it was exchanged, and any certificate or award agreement previously evidencing the applicable Real Option will thereafter evidence and be deemed to evidence such Real Replacement Options;
●	Real RSUs:Real RSUs outstanding immediately following the Share Consolidation will be exchanged for Real Replacement RSUs granted by New Wildlife to acquire the same number of shares of New Wildlife Common Stock or cash equivalent as the number of Real Common Shares or cash equivalent that the holders thereof would be entitled to receive following the Share Consolidation. Each Real Replacement RSU will be subject to the terms of the applicable Real Equity Plan and have the same terms and conditions with respect to vesting, term to expiry and otherwise as were applicable to the Real RSU for which it was exchanged, and any certificate or award agreement previously evidencing the applicable Real RSUs will thereafter evidence and be deemed to evidence such Real Replacement RSUs.

If the foregoing would result in the entitlement to a fraction of a share of New Wildlife Common Stock (or cash equivalent in the case of RSUs), then the number of shares of New Wildlife Common Stock issuable (or cash equivalent in the case of RSUs) will be rounded down to the nearest whole number of shares of New Wildlife Common Stock.

The Real Options and Real RSUs were replaced on a value-for-value basis, with no incremental fair value relative to the fair value of the original awards, and the terms and conditions of the replacement awards are substantially identical to those of the original awards Accordingly, the replacement constitutes a modification for accounting purposes, but no additional consideration transferred or incremental post- combination share-based compensation expense will be recognized.

Financing

In connection with the Merger Agreement, on April 26, 2026, Real entered into the Commitment Letter, pursuant to which MSSF and Apollo have committed to provide Real with the Bridge Facility in an aggregate principal amount of up to $550 million, subject to certain conditions set forth in the Commitment Letter. Real expects to use the proceeds to repay the REMAX Senior Secured Credit Facility upon the closing of the Contemplated Transactions. To the extent funded, the net proceeds of the Bridge Facility are expected to be used to refinance REMAX’s Senior Secured Credit Facility, to finance the Cash Election Consideration, to pay fees, costs and expenses related to the Contemplated Transactions, and, in respect of any amounts in excess of amounts required for the foregoing, for working capital. While Real is pursuing alternative financing to be used for the closing of the Contemplated Transactions in lieu of the Bridge Facility, those alternatives are not currently in place. As a result, the Pro Forma Financial Information assumes the Bridge Facility, which has a maturity of less than one year, is outstanding for the entirety of the pro forma periods. If funded at the closing of the Contemplated Transactions, the Bridge Facility is expected to be replaced with the long-term Permanent Financing following the closing at or before maturity, however, the timing and form of which is not currently determinable. Borrowings under the Bridge Facility would bear interest at Term SOFR plus an applicable margin of 4.75%. In addition, the Pro Forma Financial Information reflects fees of $10.3 million due in connection with the commitments for and assumed funding of the Bridge Facility, as well as quarterly fees pursuant to the Commitment Letter.

Note 2.Basis of Presentation

The Pro Forma Financial Information is meant to illustrate the Pro Forma Balance Sheet and the Pro Forma Statements of Operations of New Wildlife, following the completion of the Contemplated Transactions and the Financing. The historical financial statements of New Wildlife, the historical consolidated financial statements of Real and the historical consolidated financial statements of REMAX were prepared in accordance with GAAP and presented in U.S. dollars.

The Pro Forma Financial Information gives effect to adjustments reflecting the accounting for the Contemplated Transactions and the Financing, which includes adjustments for the following:

●	Certain reclassifications to conform REMAX’s historical financial statement presentation to Real’s historical financial statement presentation;
●	Certain reorganization adjustments by REMAX including the effect of the RIHI Merger Agreement and the RIHI TRA Termination Amendment immediately prior to the Contemplated Transactions;
●	Adjustments to reflect purchase accounting of REMAX in accordance with ASC 805;
●	Non-recurring acquisition-related costs incurred by Real in connection with the Contemplated Transactions; and
●	Proceeds and uses of the Financing entered into in connection with the Contemplated Transactions. The Pro Forma Financial Information assumes the use of the Bridge Facility to refinance indebtedness of REMAX, to finance the Cash Election Consideration and to pay fees, costs and expenses related thereto. While certain alternative financing may be contemplated by Real in lieu of the Bridge Facility, those alternatives are not currently determinable. As a result, the Pro Forma Financial Information assumes the Bridge Facility, which has a maturity of less than one year, is outstanding for the entirety of the pro forma periods as it is expected to be replaced with the Permanent Financing.

Additionally, as discussed in Note 3, certain reclassifications were made to conform the historical presentation of REMAX’s consolidated financial statements to that of Real’s financial statement presentation. The accounting policies used in the preparation of the Pro Forma Financial Information are those set out in Real’s audited financial statements for the year ended December 31, 2025. Management conducted a preliminary evaluation of accounting policies used by REMAX compared to accounting policies used by Real and did not identify any material differences in accounting policies. Accordingly, no adjustments to conform accounting policies have been reflected in the Pro Forma Financial Information. Following the completion of the Contemplated Transactions, Real will conduct a comprehensive review of REMAX’s accounting policies, and as a result of that review, Real may identify differences, which may differ materially from the information presented herein.

The Pro Forma Financial Information reflects adjustments reflecting the accounting for the Mergers using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), with Real as the accounting acquirer for the Contemplated Transactions, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and is based on the historical financial statements of Real and REMAX. Refer to Note 4 for additional information regarding the accounting treatment and preliminary allocation of consideration transferred.

Note 3.Accounting Policy Alignment and Reclassification Adjustments

The following depicts certain reclassification adjustments to REMAX’s historical balance sheet presentation to conform to Real’s balance sheet presentation:

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2026

(In thousands)

					REMAX
		REMAX	Reclassification		(Adjusted
Real	REMAX	(Historical)	Adjustments	Notes	Historical)
Assets
Current assets
Cash and cash equivalents	Cash and cash equivalents	$107,126	$—		$107,126
Restricted cash	Restricted cash	75,496	—		75,496
Investments in financial assets			—		—
Trade receivables	Accounts and notes receivable, net of allowance	28,241	—		28,241
Short-term financing receivables, net			—		—
	Income taxes receivable	7,937	—		7,937
Other current assets	Other current assets	14,089	—		14,089
Total current assets	Total current assets	232,889	—		232,889
Intangible assets, net	Other intangible assets, net	11,543	63,235	(3a)	74,778
Goodwill	Goodwill	238,854	—		238,854
Property and equipment, net	Property and equipment, net of accumulated depreciation	5,674	—		5,674
Investment in equity securities			—		—
Long-term financing receivables, net			—		—
Deferred tax asset			—		—
	Operating lease right of use assets	11,749	—		11,749
	Franchise agreements, net	63,235	(63,235)	(3a)	—
	Other assets, net of current portion	8,401	—		8,401
Total assets		$572,345	$—		$572,345
Liabilities and Equity
Current liabilities
Accounts payable	Accounts payable	$6,814	$—		$6,814
Accrued liabilities	Accrued liabilities	106,661	—		106,661
Customer deposits			—		—
Other payables			605	(3b)	605
	Income taxes payable	386	(386)	(3b)	—
	Deferred revenue	20,112	—		20,112
	Debt	4,600	—		4,600
	Payable pursuant to tax receivable agreements	219	(219)	(3b)	—
	Operating lease liabilities	9,451	—		9,451
Total current liabilities		148,243	—		148,243
Non-current liabilities
Deferred tax liability	Deferred tax liabilities	8,039	—		8,039
	Debt, net of current portion	431,362	—		431,362
	Deferred revenue, net of current portion	12,410	—		12,410
	Operating lease liabilities, net of current portion	11,508	—		11,508
	Other liabilities, net of current portion	2,441	—		2,441
Total liabilities		614,003	—		614,003
Equity
Equity attributable to owners
Common Shares	Common stock	2	—		2
Additional paid-in capital	Additional paid-in capital	582,658	—		582,658
Accumulated deficit	Accumulated deficit	(135,915)	—		(135,915)
Accumulated other comprehensive income	Accumulated other comprehensive income (deficit), net of tax	(598)	—		(598)
Equity attributable to owners	Total stockholders’ equity attributable to REMAX, Inc.	446,147	—		446,147
Non-controlling interest	Non-controlling interest	(487,805)			(487,805)
Total equity	Total stockholders’ equity (deficit)	(41,658)	—		(41,658)
Total liabilities and equity	Total liabilities and stockholders’ equity (deficit)	$572,345	$—		$572,345
3a.	Reclassification of “Franchise agreements, net “ to “Other Intangible assets, net” to align with Real’s presentation of similar assets.
3b.	Reclassification of “Income taxes payable” and “Payable pursuant to tax receivable agreements” to “Other payables” to align with Real’s presentation.

The following depicts certain reclassification adjustments to REMAX’s historical statement of income (loss) presentation to conform to Real’s statement of comprehensive income (loss) presentation:

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2026

(In thousands)

					REMAX
		REMAX	Reclassification		(Adjusted
Real	REMAX	(Historical)	Adjustments	Notes	Historical)
Revenues		$—	$70,228	(3c)	$70,228
	Continuing franchise fees	25,791	(25,791)	(3c)	—
	Annual dues	7,558	(7,558)	(3c)	—
	Broker fees	12,611	(12,611)	(3c)	—
	Marketing Funds fees	16,866	(16,866)	(3c)	—
	Franchise sales and other revenue	7,402	(7,402)	(3c)	—
	Total revenue	70,228	—		70,228
Cost of Sales		—	—		—
Gross Profit		70,228	—		70,228
General and administrative expenses	Selling, operating and administrative expenses	46,811	5,875	(3f)	52,686
Marketing expenses	Marketing Funds expenses	16,866	—		16,866
Research and development			—		—
Settlement of litigation	Settlement and impairment charges	8,500	—		8,500
Acquisition costs		—	—		—
	Depreciation and amortization	5,875	(5,875)	(3f)	—
Operating expenses	Total operating expenses	78,052	—		78,052
Operating loss	Operating loss	(7,824)	—		(7,824)
Other income, net			890	(3g)	890
Finance expenses, net			(7,158)	(3h)	(7,158)
	Interest expense	(7,158)	7,158	(3h)	—
	Interest income	874	(874)	(3g)	—
	Foreign currency transaction gains (losses)	16	(16)	(3g)	—
Loss Before Tax	Income (loss) before provision for income taxes	(14,092)	—		(14,092)
Tax Expense	Provision for income taxes	(1,617)	—		(1,617)
Net loss	Net loss	(15,709)	—		(15,709)
Net loss attributable to non-controlling interests	Less: net loss attributable to non-controlling interest	(5,968)	—		(5,968)
Net Loss Attributable to the Owners of the Company	Net loss attributable to REMAX, Inc.	$(9,741)	$—		$(9,741)

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2025

(In thousands)

					REMAX
		REMAX	Reclassification		(Adjusted
Real	REMAX	(Historical)	Adjustments	Notes	Historical)
Revenue		$—	$291,601	(3c)	$291,601
	Continuing franchise fees	112,865	(112,865)	(3c)	—
	Annual dues	30,462	(30,462)	(3c)	—
	Broker fees	53,691	(53,691)	(3c)	—
	Marketing Funds fees	72,835	(72,835)	(3c)	—
	Franchise sales and other revenue	21,748	(21,748)	(3c)	—
	Total revenue	291,601	—		291,601
Cost of Sales		—	—		—
Gross Profit		291,601	—		291,601
General and administrative expenses	Selling, operating and administrative expenses	146,702	26,749	(3d) / (3e) / (3f)	173,451
Marketing expenses	Marketing Funds expenses	72,835	—		72,835
Research and development		—	—		—
Settlement of litigation	Settlement and impairment charges	(1,542)	(186)	(3d)	(1,728)
	Change in estimated tax receivable agreement liability	715	(715)	(3e)	—
	Depreciation and amortization	25,848	(25,848)	(3f)	—
Operating expenses	Total operating expenses	244,558	—		244,558
Operating income (loss)	Operating income (loss)	47,043	—		47,043
Other income, net			4,285	(3g)	4,285
Finance expenses, net			(31,700)	(3h)	(31,700)
	Interest expense	(31,700)	31,700	(3h)	—
	Interest income	3,580	(3,580)	(3g)	—
	Foreign currency transaction gains (losses)	705	(705)	(3g)	—
Income (Loss) Before Tax	Income (loss) before provision for income taxes	19,628	—		19,628
Tax Expense	Provision for income taxes	(6,195)	—		(6,195)
Net Income (Loss) Attributable to the Owners of the Company	Net income (loss)	13,433	—		13,433
Net income attributable to non-controlling interests	Less: net income (loss) attributable to non-controlling interest	5,280	—		5,280
Net Income (Loss) Attributable to the Owners of REMAX	Net income (loss) attributable to REMAX	$8,153	$—		$8,153
3c.

Reclassification of “Continuing franchise fees”, “Annual dues”, “Broker fees”, “Marketing Funds fees”, and “Franchise sales and other revenue” to “Revenue” for the three months ended March 31, 2026 and for the year ended December 31, 2025 to align with Real’s presentation.

3d.

Reclassification of certain impairment related expenses from “Settlement and impairment charges” to “General and administrative expenses” for the year ended December 31, 2025 to align with Real’s presentation.

3e.	Reclassification of “Change in estimated tax receivable agreement liability” to “Selling, operating and administrative expenses” for the year ended December 31, 2025 to align with Real’s presentation.
3f.

Reclassification of “Depreciation and amortization” to “General and administrative expenses” for the three months ended March 31, 2026 and for the year ended December 31, 2025 to align with Real’s presentation.

3g.

Reclassification of “Interest income” and “Foreign currency transaction gains (losses)” to “Other income, net” for the three months ended March 31, 2026 and for the year ended December 31, 2025 to align with Real’s presentation.

3h.	Reclassification of “Interest expense” to “Finance expenses, net” for the three months ended March 31, 2026 and for the year ended December 31, 2025 to align with Real’s presentation.

Note 4.Accounting Treatment and Preliminary Allocation of Consideration Transferred

The Arrangement between Real and New Wildlife will be accounted for as a common control transaction, where substantially all of the net assets of New Wildlife will be those previously held by Real and Real is assumed to be the predecessor entity. The Mergers will be accounted for as a business combination using the acquisition method in accordance with ASC 805, with Real assumed to be the accounting acquiror. Under ASC 805, assets acquired and liabilities assumed in a business combination are recognized and measured at the acquisition date mostly at fair value. Acquisition-related costs associated with a business combination incurred by Real are expensed as incurred. The excess of consideration transferred over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. The process of valuing the assets and liabilities of REMAX at the date of the Closing, the allocation of the consideration transferred, as well as evaluating accounting policies for conformity, is preliminary and represents management’s current best estimate and is subject to revision. Accordingly, the allocation of consideration transferred and related pro forma adjustments reflected in this Pro Forma Financial Information are preliminary and subject to revision based on a final determination of fair value.

The preliminary consideration transferred, calculated in accordance with ASC 805, is based on the Merger Consideration as delineated in the Merger Agreement and the expectation that the holders of REMAX Common Stock will receive Cash Election Consideration up to the maximum amount of $80 million and the remainder in Stock Election Consideration. The final consideration transferred will be based in part on the actual number of New Wildlife Common Stock issued multiplied by Real’s share price as of the date of Closing of the Contemplated Transactions.

In determining the preliminary estimate of fair values of assets acquired and liabilities assumed of REMAX, Real used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The allocation of consideration transferred is preliminary and subject to change, as additional information becomes available and as additional analyses are performed. There can be no assurances that the valuations will not result in material changes to the allocation of the consideration transferred. The final allocation of the consideration transferred will be determined when Real has completed the detailed valuations and necessary calculations. The final allocation of the consideration transferred may be materially different than that reflected in the preliminary allocation of consideration transferred presented herein. Any increase or decrease in fair values of the net assets as compared with the Pro Forma Financial Information may change the amount of the total consideration transferred allocated to goodwill and other assets and liabilities and may impact the Pro Forma Statements of Operations due to adjustments in the depreciation and amortization expense of the adjusted assets. Unless otherwise noted, Real has estimated that the carrying value of REMAX’s assets acquired and liabilities assumed approximates the fair value.

The accounting for the Contemplated Transactions is based on currently available information as of the date of this filing and is considered preliminary. The final accounting for the Contemplated Transactions may differ materially from that presented in this Pro Forma Financial Information. The estimated fair value of Stock Election Consideration is based on the closing Real Common Share price per share as of May 27, 2026.

Preliminary Consideration Transferred

The following table presents the preliminary consideration transferred:

March 31,
(in thousands, except share count and per share data)	2026
Estimated number of shares of REMAX(1)	27,995,314
Exchange Ratio	0.5150
Estimated number of shares of Real Common Share to be issued	14,417,587
Real closing stock price(2)	$17.40
Total preliminary Stock Election Consideration under the Merger Agreement	$250,866
Estimated number of shares of REMAX(3)	5,797,101
Cash Election Consideration per share	$13.80
Total preliminary Cash Election Consideration under the Merger Agreement(3)	$80,000
Total preliminary Merger Consideration under the Merger Agreement	330,866
Add: Pre-combination value of replaced equity awards(4)	13,990
Add: Repayment of REMAX’s debt(5)	438,227
Total preliminary consideration transferred under ASC 805	$783,083
(1)	The number of the estimated shares of REMAX Class A Common Stock is based on 33,792,415 shares outstanding as of March 31, 2026 (including RMCO Common Units converted to REMAX’s Class A common stock in connection with the RIHI Merger) less the number of REMAX Class A Common Stock electing Cash Election Consideration pursuant to the Merger Agreement.
(2)	Reflects the Real Common Share closing price of $1.74 per share as of May 27, 2026 multiplied by 10 to give effect to the Share Consolidation in connection with the Arrangement. The number of the estimated shares of REMAX Class A Common Stock is based on 33,792,415 shares outstanding as of March 31, 2026 (including RMCO Common Units converted to REMAX’s Class A common stock in connection with the RIHI Merger) less the number of REMAX Class A Common Stock electing Cash Election Consideration pursuant to the Merger Agreement.
(3)	The number of estimated shares of REMAX Class A Common Stock which elected to receive Cash Election Consideration. This Pro Forma Financial Information assumes that the Available Maximum Aggregate Cash Amount of $80 million will be paid to shareholders of REMAX, which represents management’s estimate of the most likely outcome. If an amount less than the maximum cash election is paid to electing shareholders then the value of the equity consideration transferred will increase, and the amount of cash paid to REMAX shareholders and total fair value of consideration transferred will decrease.
(4)	Reflects the fair value of REMAX RSUs and PSUs that are expected to be replaced with similar New Wildlife equity awards allocated to the pre-acquisition period. This amount was calculated by multiplying the outstanding and unvested REMAX Equity Awards referred to above by 5.150 (as defined in the Merger Agreement), the Real Common Share price per share as of May 27, 2026, and the ratio of the pre- combination service period to the total service period. The Share Consolidation does not result in any change to the fair value of outstanding and unvested REMAX Equity Awards because the number of shares underlying the awards and the related exercise prices are proportionately adjusted.
(5)	Reflects the balance of REMAX’s Senior Secured Credit Facility of $438.2 million and related accrued interest expense, to be repaid upon the closing of the Mergers.

The equity portion of the fair value of consideration transferred will depend on the market price of Real Common Shares when the merger is consummated. The following table shows the effect of changes in Real Common Share price and the resulting impact on the estimated Stock Election Consideration:

		Impact on
	Real	Preliminary
(in thousands, except percentage and share price)	Common	Stock Election
Share Price Sensitivity	Share Price(1)	Consideration
As presented	$17.40	$250,866
10% increase	$19.14	$275,953
10% decrease	$15.66	$225,779
(1)	Real Common Share prices presented in this table reflect the Real Common Share price per share multiplied by 10 to give effect to the Share Consolidation in connection with the Arrangement. As such, the “As presented” share price is based on the Real Common Share closing price of $1.74 as of May 27, 2026 multiplied by 10, with the “10% increase” and “10% decrease” share prices derived therefrom.

Preliminary Allocation of Consideration Transferred

The following table presents the preliminary allocation of consideration transferred as if the Mergers had been completed on March 31, 2026. Amounts presented are in thousands:

Fair value
Total preliminary consideration transferred under ASC 805	$783,083
ASSETS
Cash and cash equivalents	107,126
Restricted cash	75,496
Trade receivables	28,241
Prepaid expenses and deposits	7,937
Other assets	22,490
Intangible assets	484,598
Property and equipment	5,674
Operating lease right of use assets	11,749
Total assets acquired	$743,311
LIABILITIES
Accounts payable	$6,814
Accrued liabilities	106,584
Deferred revenue	32,522
Operating lease liabilities	20,959
Other payables	2,827
Deferred tax liabilities	37,160
Total liabilities assumed	$206,866
Non-controlling interests	—
Fair value of identifiable net assets	$536,445
Goodwill	$246,638

Note 5.Adjustments to Pro Forma Balance Sheet

Merger Adjustments

The adjustments included are detailed below:

(A)

Reflects a decrease to cash and cash equivalents as a result of the payment of Cash Election Consideration of $80.0 million and the payment of estimated one-time non-recurring acquisition- related costs of approximately $67.5 million incurred by Real, including investment banking fees, legal fees, consulting fees, and other transaction costs, not reflected in the historical financial statements that Real expects to incur in connection with the Contemplated Transactions. The adjustment to cash and cash equivalents as of March 31, 2026 is summarized as follows (in thousands):

March 31,
2026
Payment of Cash Election Consideration under the Merger Agreement	$80,000
Estimated acquisition-related costs	67,500
Pro forma adjustment	$147,500

(B)

Reflects the adjustment to eliminate the historical intangible assets of REMAX and record the preliminary estimated fair value of the intangible assets acquired following the close of the Contemplated Transactions. These estimates were determined using publicly available benchmarking information, as well as a variety of other assumptions, including market participant assumptions. The fair value of intangible assets is expected to change as Real finalizes various estimates, inputs and analyses.

Fair Value of Intangible Assets (in thousands):

	Historical	Estimated	Pro
	Carrying	Fair	Forma
	Value	Value	Adjustment
Intangible assets
Franchise agreements	$63,235	$246,786	$183,551
Software	10,632	13,461	2,829
Trademarks	322	224,351	224,029
Non-compete agreements	589	—	(589)
	$74,778	$484,598	$409,820

(C)

Represents the preliminary goodwill as a result of the Mergers and the elimination of REMAX’s historical goodwill. Goodwill will not be amortized but instead will be reviewed for impairment annually, or more frequently if facts and circumstances warrant review. Goodwill is attributable to the assembled workforce of REMAX, planned growth in new markets, and synergies expected to be achieved from the combined operations of Real and REMAX. Goodwill recognized in the Mergers is not expected to be deductible for tax purposes.

The adjustment to goodwill is summarized as follows (in thousands):

March 31,
2026
Fair value of consideration transferred (a)	$783,083
Fair value of identifiable net assets acquired (b)	536,445
Goodwill acquired (a) – (b)	246,638
Elimination of historical goodwill	(238,854)
Pro forma adjustment	$7,784

(D)	Reflects the elimination of REMAX’s historical TRA liabilities and non-controlling interests prior to the Contemplated Transactions. Holders of the non-controlling interest will receive REMAX Class A Common Stock in connection with the RIHI Merger and will therefore have the right to receive Merger Consideration upon the closing of the Contemplated Transactions.

(E)	Reflects the write-off of unamortized debt issuance costs associated with REMAX’s Senior Secured Credit Facility, which will be settled by Real in connection with the Contemplated Transactions.
(F)	Represents an increase of $29.1 million to deferred tax liabilities due to a $100.9 million increase in deferred tax liabilities related to the estimated impact of purchase accounting pro forma fair value adjustments to REMAX’s acquired assets and liabilities in connection with the Mergers utilizing a blended statutory tax rate of 24.6% based on jurisdictions where income is generated. The increase from the fair value adjustments noted above is offset by a $48.7 million partial release of a valuation allowance against REMAX’s deferred tax assets, due to changes in the combined company conclusion as to the ultimate recoverability of those deferred tax assets caused by the Mergers and a $23.1 million increase in deferred tax assets as a result of Merger Adjustments and Financing Adjustments from the Mergers. Real anticipates the combined company’s acquired deferred tax liabilities are sources of future taxable income of the combined business for purposes of assessing realizability of REMAX’s historical deferred tax assets.

Real believes the estimates are provisional in nature as adjustments to our deferred taxes could change based on further refinement to the estimates of the fair values of acquired assets and liabilities, changes in judgment regarding realizability of assets as a result of the combination and other assumptions that will need to be finalized in conjunction with the consummation of the Mergers. These changes in estimates could be material.

(G)	Reflects the elimination of REMAX’s historical equity in addition to other transaction-related adjustments.

Adjustments to REMAX Common Stock (including former holders of RIHI common stock) were summarized as follows (in thousands):

March 31,
2026
New Wildlife Common Stock issued as consideration transferred to REMAX shareholders	$14
Elimination of historical common stock	(2)
Pro forma adjustment	$12

Adjustments to additional paid-in capital were summarized as follows (in thousands):

March 31,
2026
Fair value of Stock Election Consideration (Note 4)	$264,842
Elimination of historical equity	(582,658)
Pro forma adjustment	$(317,816)

Adjustments to accumulated deficit were summarized as follows (in thousands):

March 31,
2026
Elimination of historical equity	$135,915
Non-recurring acquisition-related costs (Note 5A)	(67,500)
Pro forma adjustment	$68,415

Financing Adjustments

(H)	Represents the pro forma adjustment to record the proceeds of $550.0 million related to the Bridge Facility used to refinance existing REMAX’s Senior Secured Credit Facility, to finance the Cash Election Consideration and to pay fees, costs and expenses related thereto. The proceeds are shown net of preliminary estimated debt issuance costs (including structuring and commitment fees paid for the Bridge Facility) of $10.3 million. The proceeds from the Bridge Facility were used for cash payment of $438.2 million for the settlement of REMAX’s Senior Secured Credit Facility and related accrued interest expense, which is being refinanced at the closing of the Contemplated Transactions. This obligation is classified as debt within current liabilities based on its term of one year.

As noted in Note 1 above, while Real is pursuing alternative financing to be used for the closing of the Contemplated Transactions in lieu of the Bridge Facility, those alternatives are not currently in place. As a result, the Pro Forma Financial Information assumes the Bridge Facility, which has a maturity of less than one year, is outstanding for the entirety of the pro forma periods. If funded at the closing of the Contemplated Transactions, the Bridge Facility is expected to be replaced with long-term permanent financing following the closing at or before maturity, however, the timing and form of which is not currently determinable.

The following table summarizes the cash impacts from the Bridge Facility, including all related inflows and outflows (in thousands):

Amount
Proceeds from the Bridge Facility	$550,000
Debt issuance costs paid upon funding of the Bridge Facility	(10,312)
Repayment of REMAX’s Senior Secured Credit Facility, current portion	(4,600)
Repayment of REMAX’s Senior Secured Credit Facility, net of current portion	(433,550)
Repayment of interest accrued on REMAX’s Senior Secured Credit Facility	(77)
Pro forma adjustment	$101,461

The following table reflects the incremental adjustment required for the current portion of debt related to the Bridge Facility and the related debt issuance costs, as well as the repayment of REMAX’s Senior Secured Credit Facility (in thousands):

Amount
Proceeds from the Bridge Facility	$550,000
Debt issuance cost incurred related to the Bridge Facility	(10,312)
Repayment of REMAX’s Senior Secured Credit Facility, current portion	(4,600)
Pro forma adjustment	$535,088

For the Pro Forma Balance Sheet, the Bridge Facility is assumed to remain outstanding for 364 days after the Closing of the Contemplated Transactions, which results in the outstanding balance being classified as a current liability.

(I)	Reflects the elimination of $0.1 million of accrued interest expense associated with REMAX’s Senior Secured Credit Facility.

Note 6.Adjustments to Pro Forma Statements of Operations

The adjustments included are as follows:

Merger Adjustments

(A)	Reflects an increase (decrease) to general and administrative expenses to record the incremental equity- based compensation expense related to the REMAX Equity Awards that were converted into similar Real equity-based awards at the close of the Contemplated Transactions and are considered post- combination expense. Post-combination equity-based compensation expense is calculated as the difference between the total fair value of the replacement awards (the number of replaced REMAX Equity Awards multiplied by 5.150 (as defined in the Merger Agreement) and the Real Common Share price per share as of May 27, 2026) and the amount allocated to consideration transferred, as disclosed in Note 4. The Share Consolidation does not result in any change to the fair value of the replacement awards because the number of shares underlying the awards and the related exercise prices are proportionately adjusted. The reduction in expense for the three-month period ended March 31, 2026 is primarily due to the alignment with Real’s accounting policy election (accelerated attribution compared to straight-line) for recognition of equity-based awards subject only to service conditions and graded vesting. Amounts presented are in thousands:

	For the
	Three Months	For the
	Ended	Year Ended
	March 31,	December 31,
	2026	2025
Post-combination equity-based compensation expense	$2,819	$20,018
Less: Historical equity-based compensation expense	(4,081)	(12,973)
Pro forma adjustment	$(1,262)	$7,045

(B)	Reflects an increase to general and administrative expenses for incremental amortization expense, on a straight-line basis, based on the preliminary fair value of intangible assets and the associated useful lives. Definite-lived intangible assets are amortized over their estimated useful lives using a pattern that reflects the timing of the economic benefits expected to be derived. Amounts are presented in thousands (except useful lives):

			Amortization	Amortization
			expense for the	expense
			Three Months	for the
	Useful		Ended	Year Ended
	Life		March 31,	December 31,
	(Years)	Fair Value	2026	2025
Franchise agreements	12.0	$246,786	$5,141	$20,566
Software	5.0	13,461	673	2,692
Trademarks	n/a	224,351	—	—
Total identifiable intangible assets		484,598	5,814	23,258
Less: Historical amortization expense of intangible assets			(5,307)	(23,457)
Pro forma adjustment for incremental amortization expense			$507	$(199)

(C)	Reflects an increase to general and administrative expenses related to estimated non-recurring acquisition- related costs incurred by Real of $67.5 million, including investment banking fees, legal fees, accounting and regulatory fees, not reflected in the historical financial statements that Real expects to incur in connection with the Contemplated Transactions. These non-recurring costs are not anticipated to affect the Pro Forma Statements of Operations beyond 12 months after the date of Closing.
(D)	Reflects a reduction in general and administrative expenses related to the elimination of $0.7 million of change in estimated RIHI TRA Termination Amendment liability in connection with the RIHI Merger in the year ended December 31, 2025. Refer to Note 1 for further information.
(E)	Reflects the estimated income tax benefit of $0.3 million and $12.3 million related to the Merger Adjustments for the three months ended March 31, 2026 and for the year ended December 31, 2025, respectively, after taking into consideration the combined company’s net operating loss.
(F)	Reflects the elimination of net income (loss) attributable to non-controlling interests for REMAX for the three months ended March 31, 2026 and for the year ended December 31, 2025. The remaining net income (loss) attributable to non-controlling interests amounts relate solely to Real’s operations during the pro forma periods.

Financing Adjustments

(G)	For pro forma purposes, Real has assumed entry into the Bridge Facility at the closing of the Contemplated Transactions, but it will pursue alternative permanent financing alternatives, for which the terms are not yet known or determinable. This represents the pro forma adjustment to record interest expense and fees on the $550.0 million Bridge Facility as well as the amortization of the associated debt issuance costs. The pro forma interest expense assumes the Bridge Facility, which has a maturity of less than one year, is outstanding for the entirety of the pro forma periods as it is expected to be replaced with permanent financing. The interest rate assumed for purposes of preparing this Pro Forma Financial Information is the effective interest rate on the Bridge Facility of 11.4%, which is based upon quarterly Term SOFR rates in 2025.

The following adjustments have been recorded to interest expense (in thousands):

	For the
	Three Months	For the
	Ended	Year Ended
	March 31,	December 31,
	2026	2025
Estimated interest expense on the Bridge Facility (including amortization of the debt issuance costs)	$15,634	$62,536
Estimated quarterly fees associated with the Bridge Facility	5,537	20,700
Elimination of interest expense and amortization of debt issuance costs associated with REMAX’s Senior Secured Credit Facility (Note 6H)	(7,156)	(31,698)
Pro forma adjustment	$14,015	$51,538

A 1/8 of a percentage point increase or decrease in the benchmark rate would result in a change in interest expense of $0.2 million and $0.7 million for the three months ended March 31, 2026, and for the year ended December 31, 2025, respectively.

(H)	Represents the reversal of interest expense and historical amortization of debt issuance costs related to the repayment of REMAX’s Senior Secured Credit Facility recorded in REMAX’s consolidated statements of income (loss) for the three months ended March 31, 2026, and for the year ended December 31, 2025.
(I)	Reflects the estimated income tax benefit of $10.5 million related to the Financing Adjustments for the year ended December 31, 2025, after taking into consideration the combined company’s net operating loss and interest expense carryforwards. There was no estimated income tax provision or benefit for the three months ended March 31, 2026, as there is expected to be a full valuation allowance against the interest expense generated from the Financing Adjustments due to income limitations.

Note 7.Loss Per Share

The following tables set forth the computation of pro forma basic and diluted loss per share of New Wildlife for the three months ended March 31, 2026, and for the year ended December 31, 2025. The pro forma basic and diluted loss per share gives effect to (i) the share consolidation of Real Common Share on a 10-for-1 basis and the exchange of such shares for newly issued shares of New Wildlife in connection with the Arrangement, and (ii) the issuance of New Wildlife shares to REMAX shareholders in connection with the Mergers. As a result, the pro forma weighted-average shares outstanding reflect both the converted historical Real Common Shares and the incremental shares issued to effect the Mergers. Amounts and shares are presented in thousands, except per share data:

	For the
	Three Months	For the
	Ended	Year Ended
	March 31,	December 31,
	2026	2025
Numerator (basic and diluted):
Pro forma net loss attributable to common shares	$(32,128)	$(97,063)
Denominator (basic and diluted):
Weighted-average number of common shares outstanding – basic and diluted(1)	36,786	36,405
Pro forma loss per share:
Loss per share attributable to common shares – basic and diluted	$(0.87)	$(2.67)
Denominator (basic and diluted):
Weighted-average number of common shares outstanding – basic and diluted – Real Historical Adjusted(2)	22,368	21,987
Shares of New Wildlife Common Stock issued as consideration transferred to REMAX shareholders (Note 4)	14,418	14,418
Weighted-average number of common shares outstanding – basic and diluted	36,786	36,405
(1)	For periods in which Real reports net losses, diluted loss per common stock attributable to Real is the same as basic loss per common stock attributable to Real because potentially dilutive common stocks are not assumed to have been issued if their effect is anti-dilutive. The computation of pro forma diluted weighted-average shares outstanding for the three months ended March 31, 2026 and year ended December 31, 2025 excludes 3.2 million and 2.8 million of unvested Real Options and Real RSUs, respectively, and 3.1 million of Real REMAX Group equity awards to be issued as of March 31, 2026 to replace REMAX’s equity awards under the treasury stock method because the effect would have been anti-dilutive. Accordingly, the pro forma basic and diluted weighted-average shares outstanding are the same for the periods presented.
(2)	Gives effect to the consolidation of all issued and outstanding Real Common Shares on a 10 for 1 basis, such that each ten outstanding Real Common Shares will be consolidated into one share and exchanged for New Wildlife Common Stock.

MATERIAL TAX CONSEQUENCES

Material U.S. Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of the Exchange, the Mergers and the RIHI Merger to U.S. holders and non-U.S. holders (each as defined below) of Real Common Shares and REMAX Class A Common Stock that exchange their shares for the consideration pursuant to the Exchange, the Mergers and the RIHI Merger and of the ownership and disposition of New Wildlife Common Stock received by such holders upon the consummation of the Exchange, the Mergers and the RIHI Merger. This discussion is limited to holders who hold their Real Common Shares, REMAX Class A Common Stock and, after the Exchange, the Mergers and the RIHI Merger, New Wildlife Common Stock, as applicable, as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Real Common Shares, REMAX Class A Common Stock or New Wildlife Common Stock, as applicable, that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation, or any other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust (a) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. Persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of Real Common Shares, REMAX Class A Common Stock or New Wildlife Common Stock, as applicable, that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes. If a partnership, including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Real Common Shares, REMAX Class A Common Stock or New Wildlife Common Stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships holding Real Common Shares, REMAX Class A Common Stock or New Wildlife Common Stock should consult their own tax advisors regarding the tax consequences of the Exchange, the Mergers and the RIHI Merger and of the ownership and disposition of New Wildlife Common Stock received in the Exchange, the Mergers and the RIHI Merger.

This discussion does not purport to be a complete analysis of all of the U.S. federal income tax consequences (such as the Medicare contribution tax on net investment income or consequences that may arise under the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith)) that may be relevant to holders in light of their particular circumstances and does not apply to holders that are subject to special rules under the U.S. federal income tax laws, including, but not limited to:

●	banks, insurance companies, and certain other financial institutions;
●	regulated investment companies and real estate investment trusts;
●	individual retirement accounts or other tax-deferred accounts;
●	brokers, dealers or traders in securities that use a mark-to-market method of tax accounting;
●	tax-exempt organizations or governmental organizations;
●	U.S. expatriates and former citizens or long-term residents of the United States;

●	holders who hold Real Common Shares, REMAX Class A Common Stock or New Wildlife Common Stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction;
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to Real Common Shares or REMAX Class A Common Stock being taken into account in an applicable financial statement;
●	Persons that actually or constructively own 5% or more (by vote or value) of the outstanding Real Common Shares or REMAX Class A Common Stock or, after the Exchange or Mergers, as applicable, of the New Wildlife Common Stock;
●	holders who exercise Dissent Rights or appraisal rights;
●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
●	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);
●	Persons subject to the “base erosion and anti-abuse” tax;
●	U.S. holders having a functional currency other than the U.S. dollar;
●	Persons who hold or acquired shares pursuant to the exercise of any employee share option or otherwise as compensation; and
●	tax-qualified retirement plans.

This discussion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the Internal Revenue Service (“IRS”), each as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE CONTEMPLATED TRANSACTIONS. ALL HOLDERS OF REAL COMMON SHARES AND REMAX CLASS A COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE CONTEMPLATED TRANSACTIONS, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Intended U.S. Federal Income Tax Treatment and Tax Opinions

Each of the parties to the Merger Agreement intends that, for U.S. federal income tax purposes, (1) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (2) the Exchange, the Mergers, taken together, and the RIHI Merger will together qualify as a transaction described in Section 351 of the Code, and (3) the Merger Agreement will be a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code.

It is a condition to Real’s obligation to complete the Contemplated Transactions that Real receive the written opinion of Willkie Farr & Gallagher LLP, counsel to Real, and it is a condition to REMAX’s obligation to complete the Contemplated Transactions that REMAX receive the written opinion of Morrison & Foerster LLP, counsel to REMAX, in each case dated as of the Closing and to the effect that, subject to customary assumptions, qualifications and representations and on the basis of facts, representations and assumptions set forth or referred to in such opinion, (1) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (2) the Exchange, the Mergers, taken together, and the RIHI Merger will together qualify as a transaction described in Section 351 of the Code.

These opinions will be based on certain assumptions, representations and covenants, including those contained in the Merger Agreement and in certificates of officers of Real and REMAX. If any of the assumptions, representations or covenants underlying the tax opinions is incorrect, incomplete, inaccurate or is violated, the validity of the opinions described above may be affected, and the U.S. federal income tax consequences of the Exchange, the Mergers, taken together, and the RIHI Merger could differ materially from those described in this joint proxy statement/prospectus and management information circular. An opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. Neither Real nor REMAX intends to obtain a ruling from the IRS with respect to the U.S. federal income tax consequences of the Contemplated Transactions.

U.S. Federal Income Tax Consequences of the Exchange to U.S. Holders of Real Common Shares

A U.S. holder of Real Common Shares that exercises Dissent Rights in respect of their Real Common Shares and receives cash in exchange for such Real Common Shares generally will recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in the Real Common Shares surrendered.

The aggregate tax basis of the New Wildlife Common Stock received will be equal to the aggregate adjusted tax basis of the Real Common Shares surrendered. The holding period of any New Wildlife Common Stock will include the holding period of the Real Common Shares surrendered.

Any recognized gain or loss generally will be capital gain or loss, and generally will be long-term capital gain or loss if such U.S. holder’s holding period in such Real Common Shares exceeds one year at the time of the exchange. The deductibility of capital losses is subject to limitations.

If the Exchange, the Mergers, taken together, and the RIHI Merger do not together qualify as a transaction described in Section 351 of the Code for U.S. federal income tax purposes, then a U.S. holder of Real Common Shares that exchanges such shares for New Wildlife Common Stock would recognize gain or loss with respect to all of such holder’s Real Common Shares exchanged equal to the difference between (1) the fair market value of the New Wildlife Common Stock received and (2) such holder’s adjusted tax basis in the Real Common Shares exchanged therefor. Gain or loss must be calculated separately for each block of Real Common Shares exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss so recognized will be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of Real Common Shares exceeds one year at the effective time of the Exchange. The deductibility of capital losses is subject to limitations.

U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders of REMAX Class A Common Stock

Subject to the discussion below relating to the receipt of cash in lieu of fractional shares, on the basis of the opinions described above and assuming that the Mergers, taken together, qualify as a reorganization within the meaning of Section 368(a) of the Code:

●	a U.S. holder who receives solely New Wildlife Common Stock (other than cash received in lieu of a fractional share of New Wildlife Common Stock) generally will not recognize gain or loss;
●	a U.S. holder who receives solely cash (whether by Election or as a result of the proration mechanics) generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and such U.S. holder’s tax basis in the shares of REMAX Class A Common Stock surrendered in exchange therefor; and
●	a U.S. holder who receives a combination of shares of New Wildlife Common Stock and cash (other than cash received in lieu of a fractional share of New Wildlife Common Stock) generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of cash received (other than any cash received in lieu of a fractional share of New Wildlife Common Stock) and (2) the excess of the sum of the amount of cash and the fair market value of the New Wildlife Common Stock received over such U.S. holder’s tax basis in the shares of REMAX Class A Common Stock surrendered in exchange therefor, and such U.S. holder will not be able to recognize any loss.

Subject to the discussion below regarding potential dividend treatment, any gain recognized by a U.S. holder in connection with the Mergers generally will constitute capital gain, and such gain will be long-term capital gain if the U.S. holder’s holding period with respect to the shares of REMAX Class A Common Stock surrendered is more than one year. A long-term capital gain of noncorporate U.S. holders (including individuals) is eligible for preferential U.S. federal income tax rates.

If a U.S. holder acquired different blocks of shares of REMAX Class A Common Stock at different times or different prices, any gain or loss generally will be determined separately for each identifiable block of shares. U.S. holders should consult their tax advisors regarding the manner in which the consideration received should be allocated among different blocks of shares of REMAX Class A Common Stock surrendered and the determination of the tax bases and holding periods of any New Wildlife Common Stock received. The deductibility of capital losses is subject to limitations.

In some cases, if a U.S. holder actually or constructively owns New Wildlife Common Stock after the completion of the Mergers, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder could have dividend income up to the amount of any Cash Election Consideration received. Such treatment will generally not apply to a shareholder of a publicly held corporation, such as REMAX, whose relative stock interest is minimal, who exercises no control with respect to corporate affairs and experiences at least a de minimis reduction in its percentage interest as a result of the deemed redemption of New Wildlife Common Stock for the Cash Election Consideration. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a U.S. holder, including the application of certain constructive ownership rules, U.S. holders should consult their tax advisors regarding the potential tax consequences of the Mergers to them, and U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

The aggregate tax basis of the New Wildlife Common Stock received (including fractional shares deemed received and redeemed as described in the section entitled “Material Tax Consequences — Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Consequences to U.S. Holders who Receive Cash in Lieu of a Fractional Share,” beginning on page 220 of this joint proxy statement/prospectus and management information circular) will be equal to the aggregate adjusted tax basis of the shares of REMAX Class A Common Stock surrendered, reduced by the amount of Cash Election Consideration received by the U.S. holder (excluding any cash in lieu of a fractional share) and increased by the amount of gain (excluding any gain recognized with respect to cash in lieu of a fractional share), if any, recognized by the U.S. holder in the Mergers. The holding period of any New Wildlife Common Stock received (including fractional shares deemed received and redeemed as described in the section entitled “Material Tax Consequences – Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Consequences to U.S. Holders who Receive Cash in Lieu of a Fractional Share,” beginning on page 220 of this joint proxy statement/prospectus and management information circular) will include the holding period of the shares of REMAX Class A Common Stock surrendered.

If the Mergers, taken together, do not qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, then a U.S. holder of REMAX Class A Common Stock that exchanges such shares for New Wildlife Common Stock and/or cash generally will recognize gain or loss equal to the difference, if any, between (1) the sum of the cash, including any cash received in lieu of a fractional share of New Wildlife Common Stock, and the fair market value of the New Wildlife Common Stock actually received by such U.S. holder and (2) such U.S. holder’s adjusted tax basis in the REMAX Class A Common Stock exchanged therefor. The gain or loss must be calculated separately for each block of REMAX Class A Common Stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss so recognized will be a long-term capital gain or loss if the U.S. holder’s holding period in a particular block of REMAX Class A Common Stock exceeds one year at the effective time of the Mergers. The deductibility of capital losses is subject to limitations.

U.S. Federal Income Tax Consequences of Owning and Disposing of New Wildlife Common Stock

Distributions made with respect to New Wildlife Common Stock to a U.S. holder generally will be included as dividend income in a U.S. holder’s gross income in the year received or deemed received, but only to the extent such distributions are paid out of New Wildlife’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of New Wildlife’s current and accumulated earnings and profits generally will be treated first as a nontaxable return of capital to the extent of a U.S. holder’s adjusted tax basis in its New Wildlife Common Stock and thereafter as capital gain.

A U.S. holder generally will recognize capital gain or loss upon the sale, exchange or other taxable disposition of New Wildlife Common Stock, measured by the difference between the amount received and the U.S. holder’s adjusted tax basis in the New Wildlife Common Stock. Any gain or loss will be long-term capital gain or loss if the U.S. holder has a holding period for the New Wildlife Common Stock of more than one year at the time of such sale, exchange or other taxable disposition. Long-term capital gains of noncorporate U.S. holders generally are eligible for preferential rates of taxation. A U.S. holder’s ability to deduct capital losses is subject to limitations.

Subject to the discussion on backup withholding below, any gain or loss realized by a non-U.S. holder on the taxable disposition of New Wildlife Common Stock generally will not be subject to U.S. federal income tax, unless (1) such gain or loss is effectively connected with the conduct of a trade or business by such non-U.S. holder within the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States or (2) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year in which the taxable disposition occurs and certain other conditions and requirements are met, and certain other requirements are met.

U.S. Federal Income Tax Consequences to U.S. Holders who Receive Cash in Lieu of a Fractional Share

A U.S. holder who receives cash in lieu of a fractional share of New Wildlife Common Stock will be treated as having received the fractional share pursuant to the Mergers, and then as having exchanged that fractional share with New Wildlife for cash in a redemption transaction.

A U.S. holder receiving cash in lieu of a fractional share of New Wildlife Common Stock will generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s tax basis in such fractional share of New Wildlife Common Stock, with such tax basis determined in accordance with the rules discussed above. Any gain or loss recognized generally will be long-term capital gain or loss if the U.S. holder’s holding period in such New Wildlife Common Stock, as determined in accordance with the rules discussed above, exceeds one year at the closing of the Mergers. The deductibility of capital losses is subject to limitations.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

In general, the U.S. federal income tax consequences of the Exchange, the Mergers and the RIHI Merger to non-U.S. holders that receive New Wildlife Common Stock for Real Common Shares or receive New Wildlife Common Stock and/or cash in exchange for REMAX Class A Common Stock generally will be the same as those described above for U.S. holders, except that, subject to the discussion below regarding potential dividend treatment and backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized in connection with the Exchange, the Mergers and the RIHI Merger unless:

●	such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States; or
●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year in which the gain is realized and certain other conditions are met.

If any gain recognized by a non-U.S. holder is recharacterized as a dividend for U.S. federal income tax purposes as described above, such dividend income not effectively connected with a U.S. trade or business of the non-U.S. holder may be subject to U.S. federal withholding tax at the rate of 30%, or such lower rate specified by an applicable tax treaty if the non-U.S. holder provides the documentation required to claim benefits under such tax treaty to the applicable withholding agent. Because the possibility of dividend treatment, and U.S. federal withholding tax, depends, in part, upon each non-U.S. holder’s particular circumstances, including the application of constructive ownership rules, non-U.S. holders should consult their tax advisors regarding the application of the foregoing rules.

Information Reporting and Backup Withholding

Any cash payments to a U.S. holder in connection with the Contemplated Transactions may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%), unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number (generally on a properly completed IRS Form W-9) and otherwise complies with all applicable requirements of the backup withholding rules. Certain U.S. holders (such as corporations) are exempt from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, if any; provided, that the required information is timely furnished to the IRS.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSEQUENCES RELATING TO THE CONTEMPLATED TRANSACTIONS, AND IS NOT, AND IS NOT INTENDED TO BE, TAX ADVICE. ALL SECURITYHOLDERS ARE STRONGLY ADVISED AND ARE EXPECTED TO CONSULT THEIR LEGAL AND TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE CONTEMPLATED TRANSACTIONS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER U.S. FEDERAL TAX LAWS, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS.

Certain Canadian Federal Income Tax Considerations

The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Tax Act in respect of the Arrangement that are generally applicable to a beneficial owner of Real Common Shares who at all relevant times and for purposes of the Tax Act: (a) deals at arm’s length with each of Real, Bidco and New Wildlife; (b) is not and will not be affiliated with any of Real, Bidco or New Wildlife; and (c) holds Real Common Shares and will hold any shares of New Wildlife Common Stock received pursuant to the Arrangement as capital property (each such owner in this section, a “Holder”).

The Real Common Shares and shares of New Wildlife Common Stock will generally be considered capital property to a Holder for purposes of the Tax Act, unless the Holder holds or uses, or is deemed to hold or use, such shares in the course of carrying on a business of trading or dealing in securities or the Holder has acquired or holds, or is deemed to have acquired or held, such shares in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to Persons holding Real Options or Real RSUs, and the tax considerations relevant to such Holders are not discussed herein. Any such Persons referenced above should consult their tax advisors with respect to the tax consequences of the Arrangement.

In addition, this summary is not applicable to a Holder: (a) that is a “financial institution” (as defined in the Tax Act for the purposes of the “mark-to-market rules”); (b) that is a “specified financial institution” (as defined in the Tax Act); (c) an interest in which is a “tax shelter investment” (as defined in the Tax Act); (d) that makes, or has made, an election to report its “Canadian tax results” (as defined in the Tax Act) in a currency other than Canadian currency; (e) that acquired Real Common Shares under an employee stock option plan or other equity-based employment compensation arrangement, including pursuant to the Real Equity Plans; (f) that has entered into or will enter into a “synthetic disposition agreement,” or a “derivative forward agreement” (each as defined in the Tax Act) with respect to Real Common Shares or shares of New Wildlife Common Stock; (g) that is a “foreign affiliate” (as defined in the Tax Act) of a taxpayer resident in Canada; (h) that receives dividends on its Real Common Shares or shares of New Wildlife Common Stock under or as part of a “dividend rental arrangement” (as defined in the Tax Act); (i) that is exempt from tax under Part I of the Tax Act; or (j) in relation to which New Wildlife or any of its subsidiaries is or will be a “foreign affiliate” (as defined in the Tax Act). Such Holders should consult their tax advisors.

Additional considerations not discussed herein may apply to a Holder that is a corporation resident in Canada that is or becomes (or does not deal at arm’s length for purposes of the Tax Act with a corporation resident in Canada that is or becomes), as part of a transaction or event or series of transactions or events that includes the Arrangement, controlled by a non-resident person or a group of non-resident persons that do not deal with each other at arm’s length for purposes of the foreign affiliate dumping rules in section 212.3 of the Tax Act. Such Holders should consult their tax advisors.

This summary is based on the current provisions of the Tax Act and the regulations thereunder (the “Regulations”) in force as of the date hereof, and counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”), published in writing by it prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act or the Regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that the Proposed Amendments will be enacted in the form proposed. No assurance can be given that the Proposed Amendments will be enacted in the form proposed, or at all. Except for the Proposed Amendments, this summary does not otherwise take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action or changes in the administrative policies or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations discussed below.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not, and should not be construed as, legal, business or tax advice to any particular Holder, no representation with respect to the tax consequences to any particular Holder is made. Accordingly, all Holders should consult their tax advisors regarding the Canadian federal income tax consequences of the Arrangement applicable to their particular circumstances, and any other consequences to them of the Contemplated Transactions under Canadian federal, provincial, local and foreign tax laws.

This summary does not address the Canadian federal income tax consequences of the Mergers to a holder of shares of REMAX Class A Common Stock whose shares are converted into the right to receive the Merger Consideration as a result of the Mergers. Such holders should consult their tax advisors regarding the Canadian federal income tax consequences of the Mergers applicable to their particular circumstances, and any other consequences to them of the Contemplated Transactions under Canadian federal, provincial, local and foreign tax laws.

Currency Conversion

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of securities (including dividends, adjusted cost base and proceeds of disposition) must generally be expressed in Canadian dollars. Amounts denominated in foreign currency must be converted into Canadian dollars, generally based on the rate quoted by the Bank of Canada for the exchange of the foreign currency on the date such amounts arise or such other rate of exchange as is acceptable to the Minister of National Revenue (Canada).

Holders Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention is, or is deemed to be, resident in Canada (a “Resident Holder”). Certain Resident Holders whose Real Common Shares might not otherwise qualify as capital property may, in certain circumstances, be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Real Common Shares (but not shares of New Wildlife Common Stock), and every other “Canadian security” (as defined in the Tax Act) owned by such Resident Holder in the taxation year in which the election is made and in all subsequent taxation years, be deemed to be capital property. Resident Holders should consult their tax advisors as to whether such election is available or advisable, having regard to their particular circumstances.

Share Consolidation

The Share Consolidation will not be considered to result in a disposition of the Real Common Shares for purposes of the Tax Act. Accordingly, a Resident Holder will not realize a capital gain or a capital loss as a result of the Share Consolidation.

Disposition of Real Common Shares Pursuant to the Arrangement

Resident Holders (other than Resident Dissenters as defined below) will dispose of their Real Common Shares to Bidco in consideration for shares of New Wildlife Common Stock pursuant to the Arrangement. Such Resident Holders will realize a capital gain (or capital loss) equal to the amount, if any, by which the aggregate fair market value of the shares of New Wildlife Common Stock received exceeds (or is less than) the total of the adjusted cost base (as defined in the Tax Act) to the Resident Holder of their Real Common Shares immediately before the Arrangement Effective Time and the Resident Holder’s reasonable costs of disposition. For a description of the tax treatment of capital gains and capital losses, see the section entitled “Material Tax Consequences — Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains and Capital Losses,” beginning on page 223 of this joint proxy statement/prospectus and management information circular.

The cost to a Resident Holder (other than a Resident Dissenter) of each share of New Wildlife Common Stock acquired under the Arrangement will be equal to the fair market value of such share at the time of acquisition. For the purpose of determining the adjusted cost base of a share of New Wildlife Common Stock to a Resident Holder, the cost of the newly acquired share of New Wildlife Common Stock will be averaged with the adjusted cost base of all shares of New Wildlife Common Stock (if any) owned by the Resident Holder as capital property immediately before that acquisition.

Dividends on Shares of New Wildlife Common Stock

A Resident Holder will be required to include in computing income for a taxation year the amount of dividends, if any, received or deemed to be received in respect of shares of New Wildlife Common Stock, including amounts withheld for foreign withholding tax, if any. For individuals (including a trust), such dividends will not be subject to the gross-up and dividend tax credit rules under the Tax Act normally applicable to “taxable dividends” received by an individual from a “taxable Canadian corporation” (each as defined in the Tax Act). A Resident Holder that is a corporation will generally not be entitled to deduct the amount of such dividends in computing its taxable income.

Subject to the detailed rules in the Tax Act, a Resident Holder may be entitled to a foreign tax credit or deduction for any foreign withholding tax paid on dividends received by the Resident Holder on the shares of New Wildlife Common Stock. Resident Holders should consult their tax advisors with respect to the availability of a foreign tax credit or deduction having regard to their own particular circumstances.

Dispositions of Shares of New Wildlife Common Stock

A Resident Holder that disposes or is deemed to dispose of a share of New Wildlife Common Stock in a taxation year will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the share of New Wildlife Common Stock exceeds (or is less than) the aggregate of the Resident Holder’s adjusted cost base of such share of New Wildlife Common Stock immediately before the disposition and any reasonable costs of disposition. For a description of the tax treatment of capital gains and capital losses, see the section entitled “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains and Capital Losses,” beginning on page 223 of this joint proxy statement/prospectus and management information circular.

In certain circumstances U.S. tax may be required to be paid by a Resident Holder in connection with the realization of a capital gain on the disposition of shares of New Wildlife Common Stock. Foreign tax, if any, levied on any gain realized on a disposition of the shares of New Wildlife Common Stock may be eligible for a foreign tax credit or deduction under the Tax Act to the extent and under the circumstances described in the Tax Act. See the section entitled “Material Tax Consequences — Material U.S. Federal Income Tax Consequences,” beginning on page 216 of this joint proxy statement/prospectus and management information circular. Resident Holders should consult their tax advisors regarding their eligibility for such deductions or credits.

Taxation of Capital Gains and Capital Losses

Generally, and subject to and in accordance with the detailed rules contained in the Tax Act, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by it in that year and is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in that year. Allowable capital losses in excess of taxable capital gains for a taxation year may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years, subject to the detailed rules contained in the Tax Act.

The amount of any capital loss realized on the disposition of a share by a Resident Holder that is a corporation may, to the extent and under the circumstances specified by the Tax Act, be reduced by the amount of dividends received or deemed to have been received by such Resident Holder on such share (or on a share for which such a share is substituted or exchanged). Similar rules may apply where a Resident Holder that is a corporation is a member of a partnership or a beneficiary of a trust that owns any such shares, directly or indirectly, through a partnership or trust. Resident Holders for which these rules may be relevant should consult their tax advisors.

Alternative Minimum Tax

Capital gains realized and dividends received, or deemed to be received, by a Resident Holder who is an individual (including certain trusts) may give rise to liability for alternative minimum tax under the Tax Act. Resident Holders should consult their own advisors with respect to the application of the alternative minimum tax.

Additional Refundable Tax

A Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act), or a “substantive CCPC” (as defined in the Tax Act) at any time in the relevant taxation year, may be required to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income” (as defined in the Tax Act) for the year, which will include net taxable capital gains, interest, and dividends or deemed dividends not deductible in computing the Resident Holder’s taxable income. Resident Holders should consult their tax advisors with regard to this additional tax and refund mechanism.

Foreign Property Information Reporting

Generally, a Resident Holder that is a “specified Canadian entity” (as defined in the Tax Act) for a taxation year or a fiscal period and whose total “cost amount” of “specified foreign property” (each as defined in the Tax Act), including the shares of New Wildlife Common Stock, at any time in the year or fiscal period exceeds C$100,000 will be required to file an information return with the CRA for the taxation year or fiscal period, disclosing prescribed information in respect of such property. Subject to certain exceptions, a Resident Holder generally will be a “specified Canadian entity.” The shares of New Wildlife Common Stock will be “specified foreign property” of a Resident Holder for these purposes.

Penalties may apply where a Resident Holder fails to file the required information return in respect of such Resident Holder’s “specified foreign property” on a timely basis in accordance with the Tax Act. The reporting rules in the Tax Act relating to “specified foreign property” are complex and this summary does not purport to address all circumstances in which reporting may be required by a Resident Holder. Resident Holders should consult their tax advisors regarding compliance with these reporting requirements.

Offshore Investment Fund Property Rules

The Tax Act contains rules (the “OIF Rules”) which, in certain circumstances, may require a Resident Holder to include an amount in income in each taxation year in respect of the acquisition and holding of shares of New Wildlife Common Stock if (1) the value of such shares of New Wildlife Common Stock may reasonably be considered to be derived, directly or indirectly, primarily from certain portfolio investments described in paragraph 94.1(1)(b) of the Tax Act, particularly (i) shares of the capital stock of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (viii) rights or options to acquire or dispose of any of the foregoing, or (ix) any combination of the foregoing (collectively, “Investment Assets”), and (2) it may reasonably be concluded, having regard to all the circumstances, that one of the main reasons for the Resident Holder acquiring or holding the shares of New Wildlife Common Stock was to derive a benefit from portfolio investments in Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act, if the income, profits and gains had been earned directly by the Resident Holder.

The OIF Rules are complex, and their application and consequences depend, to a large extent, on the reasons for a Resident Holder acquiring or holding shares of New Wildlife Common Stock. Resident Holders should consult their tax advisors regarding the application and consequences of the OIF Rules having regard to their own particular circumstances.

Dissenting Resident Holders

A Resident Holder that validly exercises Dissent Rights (a “Resident Dissenter”) will be deemed to have transferred their Real Common Shares to Bidco and will be entitled to receive a payment from Bidco of an amount equal to the fair value of the Real Common Shares.

A Resident Dissenter will be considered to have disposed of their Real Common Shares for proceeds of disposition equal to the amount of the payment received on account of the fair value of their Real Common Shares (other than in respect of interest awarded by a court, if any). The Resident Dissenter will generally realize a capital gain (or a capital loss) equal to the amount by which the Resident Dissenter’s aggregate proceeds of disposition exceed (or are less than) the aggregate of the Resident Dissenter’s adjusted cost base of their Real Common Shares determined immediately before the disposition and any reasonable costs of disposition. Any such capital gain or capital loss realized by a Resident Dissenter will be treated in the same manner as described in the section entitled “Material Tax Consequences — Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains and Capital Losses,” beginning on page 223 of this joint proxy statement/prospectus and management information circular.

Interest (if any) awarded by a court to a Resident Dissenter in respect of the exercise of Dissent Rights will be included in the Resident Dissenter’s income for the purposes of the Tax Act.

Resident Dissenters should refer to the section entitled “Material Tax Consequences — Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Alternative Minimum Tax” and “Material Tax Consequences — Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Additional Refundable Tax,” beginning on page 224 of this joint proxy statement/prospectus and management information circular.

Resident Holders who are considering exercising Dissent Rights are urged to consult with their tax advisors with respect to the Canadian federal income tax and other tax consequences of exercising their Dissent Rights.

Holders Not Resident in Canada

The following portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention, is neither resident nor deemed to be resident in Canada and does not use or hold, and is not deemed to use or hold, Real Common Shares or shares of New Wildlife Common Stock in connection with a business carried on, or deemed to be carried on, in Canada (a “Nonresident Holder”). This part of the summary is not applicable to Nonresident Holders that are insurers carrying on an insurance business in Canada and elsewhere or an “authorized foreign bank” (as defined in the Tax Act). Such Nonresident Holders should consult their tax advisors.

Disposition of Real Common Shares Pursuant to the Arrangement and Subsequent Dispositions of Shares of New Wildlife Common Stock

Generally, a Nonresident Holder will not be subject to tax under the Tax Act on any capital gain, or be entitled to deduct any capital loss, realized on the disposition of Real Common Shares under the Arrangement or on the future or deemed disposition of shares of New Wildlife Common Stock, unless the Real Common Shares or shares of New Wildlife Common Stock, as applicable, are “taxable Canadian property” and are not “treaty-protected property” (each as defined in the Tax Act) to the Nonresident Holder. Generally, a Real Common Share or a share of New Wildlife Common Stock, as the case may be, will not be taxable Canadian property of a Nonresident Holder at a particular time; provided, that the share is listed on a “designated stock exchange” (which currently includes the Nasdaq), unless, at any time during the 60-month period immediately preceding the disposition or deemed disposition: (a) one or any combination of (i) the Nonresident Holder, (ii) any one or more other Persons with whom the Nonresident Holder does not deal at arm’s length, or (iii) any partnership in which the Nonresident Holder or a non-arm’s-length Person holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series in the capital stock of Real or New Wildlife, as the case may be; and (b) more than 50% of the fair market value of the share was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource property” and “timber resource property” (each as defined in the Tax Act), or options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists).

Notwithstanding the foregoing, in certain other circumstances a Real Common Share or a share of New Wildlife Common Stock could be deemed to be taxable Canadian property to a Nonresident Holder for the purposes of the Tax Act. Nonresident Holders should consult their tax advisors in this regard.

Even if the Real Common Shares or shares of New Wildlife Common Stock, as the case may be, are taxable Canadian property of a Nonresident Holder, a taxable capital gain or an allowable capital loss resulting from the disposition of the Real Common Shares or shares of New Wildlife Common Stock will not be taken into account in computing the Nonresident Holder’s taxable income earned in Canada for the purposes of the Tax Act if, at the time of the disposition, the Real Common Shares or shares of New Wildlife Common Stock, as the case may be, constitute “treaty-protected property” (as defined in the Tax Act) of the Nonresident Holder. Real Common Shares or shares of New Wildlife Common Stock, as the case may be, will generally be considered treaty-protected property of a Nonresident Holder for purposes of the Tax Act at the time of the disposition if the gain from their disposition would, because of an applicable income tax treaty or convention (including as a result of the application of the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting) between Canada and the country in which the Nonresident Holder is resident for purposes of such treaty or convention and in respect of which the Nonresident Holder is entitled to receive benefits thereunder, be exempt from tax under Part I of the Tax Act.

In the event that the Real Common Shares constitute taxable Canadian property and are not treaty- protected property to a particular Nonresident Holder, the Nonresident Holder will realize a capital gain (or capital loss) generally in the circumstances as described in the sections entitled “Material Tax Consequences — Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains and Capital Losses” and “Material Tax Consequences — Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Disposition of Real Common Shares Pursuant to the Arrangement,” beginning on pages 223 and 222, respectively, of this joint proxy statement/prospectus and management information circular.

Similarly, Nonresident Holders, whose shares of New Wildlife Common Stock constitute taxable Canadian property and are not treaty protected property as defined in the Tax Act at the time of disposition, will generally be subject to the tax considerations described in the section entitled “Material Tax Consequences — Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Dispositions of Shares of New Wildlife Common Stock” and “Material Tax Consequences — Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains and Capital Losses,” beginning on page 223 of this joint proxy statement/prospectus and management information circular.

Nonresident Holders whose Real Common Shares or shares of New Wildlife Common Stock, as the case may be, are or may be taxable Canadian property should consult their tax advisors for advice having regard to their particular circumstances, including whether their Real Common Shares or shares of New Wildlife Common Stock constitute treaty-protected property.

Dissenting Nonresident Holders

A Nonresident Holder that validly exercises Dissent Rights (a “Non-Resident Dissenter”) will be deemed to have transferred their Real Common Shares to Bidco and will be entitled to receive a payment from Bidco of an amount equal to the fair value of their Real Common Shares.

The principles applicable to Nonresident Holders are generally applicable to Non-Resident Dissenters. Refer to the section entitled “Material Tax Consequences — Certain Canadian Federal Income Tax Considerations — Holders Not Resident in Canada — Disposition of Real Common Shares Pursuant to the Arrangement and Subsequent Dispositions of Shares of New Wildlife Common Stock,” beginning on page 225 of this joint proxy statement/prospectus and management information circular.

Interest (if any) awarded by a Court to a Non-Resident Dissenter in respect of the exercise of Dissent Rights generally should not be subject to withholding tax under the Tax Act.

Nonresident Holders that are considering exercising Dissent Rights should consult their tax advisors with respect to the Canadian federal income tax and other tax consequences of exercising their Dissent Rights.

Eligibility for Investment

Based on the provisions of the Tax Act and the Regulations in force as of the date hereof, shares of New Wildlife Common Stock will be qualified investments under the Tax Act for a trust governed by a registered retirement savings plan, a registered retirement income fund, a registered education savings plan, a registered disability savings plan, a first home savings account and a tax-free savings account (each referred to as a “Registered Plan”) and a deferred profit sharing plan (each as defined in the Tax Act), at a particular time; provided that, at such time, the shares of New Wildlife Common Stock are listed on a “designated stock exchange” for purposes of the Tax Act (which currently includes the Nasdaq). If the shares of New Wildlife Common Stock are not so listed at the Arrangement Effective Time, such shares will not be a qualified investment for a Registered Plan or a deferred profit sharing plan. Registered Plan holders should consult their tax advisors.

Notwithstanding the foregoing, the holder, subscriber or annuitant of, or under, a Registered Plan (the “Controlling Individual”) will be subject to a penalty tax as set out in the Tax Act in respect of the shares of New Wildlife Common Stock acquired by a Registered Plan if such shares are a “prohibited investment” for purposes of the Tax Act for the particular Registered Plan. A share of New Wildlife Common Stock generally will not be a “prohibited investment” for a Registered Plan; provided that the Controlling Individual deals at arm’s length with New Wildlife for the purposes of the Tax Act and does not have a “significant interest” (as defined in the Tax Act for purposes of the prohibited investment rules) in New Wildlife. In addition, a share of New Wildlife Common Stock will not be a “prohibited investment” if such share is “excluded property” (as defined in the Tax Act for purposes of the prohibited investment rules), for the Registered Plan. Controlling Individuals should consult their tax advisors as to whether a share of New Wildlife Common Stock would be a prohibited investment in their particular circumstances.

DESCRIPTION OF NEW WILDLIFE UPON THE CLOSING OF THE CONTEMPLATED TRANSACTIONS

Executive Officers of New Wildlife upon the Closing of the Contemplated Transactions

The following table provides information regarding the expected executive officers and non-executive officer directors of New Wildlife as of June 29, 2026. There are no family relationships among any of our executive officers and non-executive officer directors.

Name	Age	Position
Tamir Poleg	50	Chief Executive Officer
Ravi Jani	39	Chief Financial Officer
Jenna Rozenblat	41	Chief Operating Officer
Pritesh Damani	46	Chief Technology Officer
Abigail Lee	55	Chief Marketing Officer
Alexandra Lumpkin	43	Chief Legal Officer
Leah Jenkins	45	Chief Accounting Officer

Executive Officers

Tamir Poleg – Chief Executive Officer

Tamir Poleg is the cofounder and current Chief Executive Officer of Real, which was founded through a subsidiary in 2014. Prior to founding Real, Mr. Poleg founded and served as the Chief Executive Officer of Optimum RE Investments — a real estate company focused on multi-family investments and operations. Before shifting to real estate, Mr. Poleg served in executive sales and business development positions with several technology companies, focusing on wireless infrastructure development and deployment across multiple continents. With over 15 years of real estate experience, including serving as a construction manager, and 9 years of technology company experience, Mr. Poleg is considered an expert in real estate technology and is a member of Forbes Real Estate Council. Mr. Poleg holds a bachelor’s degree in economics and several real estate related accreditations.

Ravi Jani – Chief Financial Officer

Ravi Jani is the current Chief Financial Officer of Real. Mr. Jani has served as Chief Financial Officer since April 2025. Mr. Jani previously served as Vice President of Investor Relations and Financial Planning & Analysis at Real from September 2023 to April 2025. Prior to joining Real, he served as Vice President of Investor Relations at Blade Air Mobility, Inc. from April 2022 to August 2023 and served as an investment analyst at Citadel LLC from November 2019 to December 2021. Prior to Citadel, Mr Jani was an investment analyst at Anchor Bolt Capital LP, and began his career in investment banking at Bank of America and Moelis & Company.

Jenna Rozenblat – Chief Operating Officer

Jenna Rozenblat is the current Chief Operating Officer at Real. Ms. Rozenblat has served as Chief Operating Officer since August 2023. She previously served as Executive Vice President of Operations of Real from January 2023 to August 2023. Prior to joining Real, Ms. Rozenblat was with Orchard, a full-service real estate brokerage, from September 2019 to January 2023, most recently serving as Head of Customer Experience and Market Expansion, and prior to Orchard, was with Village Realty.

Pritesh Damani – Chief Technology Officer

Pritesh Damani is the current Chief Technology Officer at Real. Mr. Damani has served as Chief Technology Officer since January 2021. Mr. Damani joined Real in connection with Real’s acquisition of RealtyCrunch, a web and mobile platform for home buyers and real estate agents, where Mr. Damani had served as Founder and Chief Executive Officer since 2019.

Abigail Lee – Chief Marketing Officer

Abigail Lee is the current Chief Marketing Officer of REMAX, where she leads REMAX’s global advertising, marketing, communications, events, product ownership and marketing, and brand partnerships. She is responsible for the strategic stewardship and evolution of the REMAX brand worldwide, overseeing integrated marketing strategy, digital and social innovation, public relations, and global brand governance. Ms. Lee has been with REMAX since 1998, when she joined as a Media Buyer/Planner, and has held a series of progressively senior roles across brand advertising, regional marketing, and media strategy. She was named Executive Vice President of Marketing, Communications and Events in 2024 and Chief Marketing Officer in 2026. A third-generation real estate agent and licensed broker, Ms. Lee brings both deep industry knowledge and decades of marketing leadership experience.

Alexandra Lumpkin – Chief Legal Officer

Alexandra Lumpkin is the current Vice President, Chief Legal Officer and Secretary for Real. Prior to joining Real in February 2023, Ms. Lumpkin served as in house counsel at Lennar Corporation from 2013 to 2023, most recently as Deputy General Counsel. Prior to transitioning to an in-house legal position, Ms. Lumpkin focused on securities and corporate governance matters at Greenberg Traurig, LLP and Holland & Knight LLP.

Leah Jenkins – Chief Accounting Officer

Leah Jenkins is the current Chief Accounting Officer of REMAX, responsible for REMAX’s SEC reporting, accounting, and financial reporting functions. She brings significant experience in public company reporting, technical accounting, and internal controls. Ms. Jenkins joined REMAX in 2016 and has held a series of progressively senior roles in financial reporting and technical accounting. Over the course of her tenure, she has led accounting and reporting efforts related to acquisitions and complex transactions and has played a key role in the implementation of major accounting standards. Prior to joining REMAX, Ms. Jenkins held accounting and reporting roles at MPLX LP and Red Robin Gourmet Burgers, Inc. She began her career in assurance services at Ernst & Young.

Non-Executive Officer Directors

New Wildlife has not yet paid any compensation to its directors or executive officers. New Wildlife is evaluating the specific terms of New Wildlife’s compensation arrangements and, except as otherwise set forth herein, New Wildlife has not entered into or adopted any such arrangements with its directors or executive officers as of the date of this joint proxy statement/prospectus and management information circular. For further information, see the section entitled “The Arrangement -- Interests of Certain Persons in the Arrangement -- Employment Agreements and Change in Control Benefits,” beginning on page 163 of this joint proxy statement/prospectus and management information circular.

Information concerning the compensation paid to, and the employment agreements with, Real’s named executive officers is contained in Real’s Current Report on Form 6-K, filed with the SEC on May 24, 2026, which is incorporated by reference into this joint proxy statement/prospectus and management information circular. Information concerning the compensation paid to, and the employment agreements with, REMAX’s named executive officers is contained in Amendment No. 1 to REMAX’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on April 30, 2026, which is incorporated by reference into this joint proxy statement/prospectus and management information circular.

Poleg Employment Agreement

Real Technology Broker Ltd. entered into an employment agreement (the “Poleg Employment Agreement”) with Mr. Poleg effective as of May 6, 2026, pursuant to which Mr. Poleg serves as Chief Executive Officer of Real, reporting to the Real Board. Under the Poleg Employment Agreement, Mr. Poleg receives an annual gross salary of $200,000 (payable monthly in NIS), is entitled to contributions to a pension arrangement consisting of 8.33% of salary towards severance and 6.5% of salary towards pension, and is eligible to receive an annual discretionary bonus as determined by Real in its sole discretion. The Poleg Employment Agreement may be terminated by either party upon at least 30 days’ prior written notice (following the first year of employment). In connection with his employment, Mr. Poleg also executed a Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking, and his compensation includes special consideration for his commitments under such undertaking agreement. The Poleg Employment Agreement itself does not provide for compensation in the event that there is a “change in control”.

Executive Severance Agreements

Real Technology Broker Ltd. also entered into an executive severance agreement (the “Poleg Severance Agreement”) with Mr. Poleg effective as of May 6, 2026, which provides for severance benefits upon certain qualifying terminations of employment. In the event that Mr. Poleg’s employment is terminated by Real without Cause (as such term is defined in the Poleg Severance Agreement), or within 12 months of a Change in Control (as such term is defined in the Poleg Severance Agreement), if his employment is terminated without Cause or he resigns for Good Reason (as such term is defined in the Poleg Severance Agreement), Mr. Poleg will be entitled to receive: (i) salary continuation payments equal to 24 months of base salary; (ii) a pro-rata portion of his target annual bonus for the year of termination; (iii) an amount equal to two times his target annual bonus; and (iv) acceleration of vesting of outstanding Real RSUs and Real Options having a grant date in a year prior to the year of termination accelerating in full, and Real RSUs and Real Options granted in the year of termination accelerating within the Acceleration Period (as such term is defined in the Poleg Severance Agreement). In the event that Real and Mr. Poleg mutually agree that Mr. Poleg’s employment will terminate, Mr. Poleg will be entitled to receive: (i) salary continuation payments equal to 12 months of base salary; (ii) a pro-rata portion of his target annual bonus for the year of termination; (iii) an amount equal to his target annual bonus; and (iv) acceleration of vesting of outstanding Real RSUs and Real Options with vesting dates within one year of Mr. Poleg’s separation date, with the remaining Real RSUs and Real Options forfeited. The severance benefits provided upon a mutually agreed termination are not payable if Mr. Poleg receives severance benefits upon a termination without Cause or in connection with a Change in Control as described above. The severance benefits payable under the Poleg Severance Agreement are not cumulative with statutory severance payable under Israeli law; if the statutory severance equals or exceeds the salary continuation amount, no additional salary continuation is payable under the Poleg Severance Agreement. The severance benefits are conditioned on Mr. Poleg’s execution of a release of claims and compliance with applicable restrictive covenant obligations.

Also, effective May 2026, Real Broker, LLC entered into executive severance agreements with certain other executive officers of Real (together with the Poleg Severance Agreement, collectively the “Executive Severance Agreements”). Under these agreements, in the event of a termination without Cause outside of the Change in Control context (each as defined in the applicable Executive Severance Agreement), the executive officer is entitled to receive: (i) salary continuation payments equal to four to six months of base salary (depending on the executive officer’s position); (ii) a pro-rata portion of the executive officer’s target annual bonus for the year of termination; (iii) treatment of equity awards as set forth in the applicable equity plan or award agreement; and (iv) payment of COBRA premiums for four to six months. If a Change in Control has occurred and, within 12 months following such Change in Control, the executive officer’s employment is terminated without Cause or the executive officer resigns for Good Reason, the executive officer is entitled to receive: (i) salary continuation payments equal to 12 months of base salary; (ii) a pro-rata portion of the executive officer’s target annual bonus for the year of termination; (iii) treatment of equity awards as set forth in the applicable equity plan or award agreement; and (iv) payment of COBRA premiums for 12 months. These severance benefits are conditioned on the executive officer’s execution of a release of claims.

For the avoidance of doubt, the Executive Severance Agreements expressly provide that the Contemplated Transactions do not constitute a “change in control” under such agreements.

DESCRIPTION OF NEW WILDLIFE COMMON STOCK

In connection with the Contemplated Transactions, New Wildlife will amend and restate its certificate of incorporation and bylaws. The following is a description of the material terms of, and is qualified in its entirety by, the New Wildlife certificate of incorporation and bylaws and provisions of the DGCL, each of which will be in effect upon the consummation of the Contemplated Transactions, the forms of which are filed as exhibits to this joint proxy statement/prospectus and management information circular. Because this is only a summary, it may not contain all the information that is important to you.

Authorized Capital Stock

The authorized capital stock of New Wildlife consists of shares of common stock, par value $0.001 per share and shares of preferred stock, par value $0.001 per share. Subject to the rights of the holders of New Wildlife preferred stock, the number of authorized shares of New Wildlife preferred stock or New Wildlife Common Stock may be increased or decreased (but not below the number of shares thereof then- outstanding) without the separate vote of the holders of New Wildlife preferred stock or New Wildlife Common Stock, as applicable, as a class.

Common Stock

Dividend Rights

The holders of shares of New Wildlife Common Stock may receive dividends when, as and if declared by the New Wildlife Board at its discretion out of funds legally available for that purpose, subject to applicable law, the provisions of the New Wildlife certificate of incorporation and the preferential rights of any preferred stock, including the New Wildlife preferred stock, that may be outstanding.

Voting Rights

The holders of New Wildlife Common Stock are entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law, holders of a series of New Wildlife preferred stock shall be entitled only to such voting rights, if any, as shall expressly be granted to such holders by the New Wildlife certificate of incorporation (including any certificate of designation relating to such series). Corporate actions to be taken by vote of the stockholders generally require the vote of holders of a majority in voting power of the shares of capital stock of New Wildlife entitled to vote on the matter and who are present in person or represented by proxy, except as otherwise required by law or provided in the New Wildlife certificate of incorporation or bylaws. The New Wildlife certificate of incorporation does not provide for cumulative voting by stockholders in the election of directors. Directors are elected by the affirmative vote of the majority of votes cast, except that if the number of nominees exceeds the number of directors to be elected, the directors are elected by a plurality of the votes cast, up to the number of directors to be elected in such meeting. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.

Liquidation Rights

Subject to the preferential liquidation rights of any preferred stock that may be outstanding, including the New Wildlife preferred stock, upon the liquidation, dissolution or winding-up of New Wildlife, the holders of New Wildlife Common Stock will be entitled to share ratably in New Wildlife’s assets legally available for distribution to New Wildlife’s stockholders.

Other Rights

The holders of New Wildlife Common Stock are not entitled to preemptive rights or preferential rights to subscribe for shares of New Wildlife capital stock or rights to redeem or convert the holders’ shares of New Wildlife Common Stock.

Preferred Stock

The New Wildlife certificate of incorporation authorizes the New Wildlife Board to designate and issue from time to time one or more series of preferred stock without stockholder approval. The New Wildlife Board may fix the number of shares constituting each such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of each such series.

Anti-Takeover Provisions

The New Wildlife certificate of incorporation, New Wildlife bylaws and the DGCL contain certain provisions that may discourage an unsolicited takeover of New Wildlife or make an unsolicited takeover of New Wildlife more difficult. The following are some of the more significant anti-takeover provisions that are applicable to New Wildlife:

Charter Documents

Removal.The New Wildlife stockholders may remove directors with or without cause. Removal requires the affirmative vote of holders of shares representing at least a majority of the voting power of the then-outstanding shares of capital stock of the New Wildlife entitled generally to vote in the election of directors of New Wildlife, voting together as a single class.

Blank-Check Preferred Stock.The New Wildlife certificate of incorporation authorizes the New Wildlife Board to provide, without any further vote or action by the stockholders, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers. if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

No Stockholder Action by Written Consent.Subject to the rights of the holders of any outstanding series of preferred stock, the New Wildlife certificate of incorporation expressly excludes the right of New Wildlife stockholders to act by written consent. Stockholder action must take place at a duly called annual meeting or special meeting of New Wildlife stockholders.

Special Stockholder Meetings.The New Wildlife certificate of incorporation and bylaws provide that special meetings of stockholders for any proper purpose or purposes may be only called by (i) the Chairman of the New Wildlife Board or the Lead Director of the New Wildlife Board, if any, and (ii) a majority of the entire New Wildlife Board (the entire New Wildlife Board being the total number of authorized directors, whether or not there exist any vacancies or unfilled previously authorized directorships) and, subject to the provisions of the New Wildlife bylaws, the Secretary of New Wildlife upon delivery of the written request of a stockholder, or a group of stockholders, owning a twenty-five percent (25%) or more “net long position,” as defined in the bylaws, of the outstanding shares of New Wildlife’s Common Stock for at least 30 days, provided that such stockholder(s) satisfy the requirements set forth in the bylaws.

Requirements for Advance Notification of Stockholder Nominations and Proposals.Under the New Wildlife bylaws, stockholders of record are able to nominate persons for election to the New Wildlife Board or bring other business constituting a proper matter for stockholder action only by providing proper notice to the secretary of New Wildlife. In the case of a nomination or business purpose at an annual meeting, proper notice must be given, generally between 90 and 120 days prior to the first anniversary of the prior year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent). In the case of an election of directors to be held at a special meeting, proper notice must be given no earlier than the 90th day prior to such special meeting and no later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the public announcement is first made of the date of the special meeting. In the case of a nomination at a stockholder requested special meeting, no stockholder may nominate a person for election to the New Wildlife board or propose any other business to be considered thereat, except pursuant to the request delivered in accordance with the New Wildlife bylaws. The The New Wildlife bylaws also specify requirements as to the substance and form of a stockholder’s notice.

No Cumulative Voting.The New Wildlife certificate of incorporation does not provide for cumulative voting in the election of directors. Accordingly, each share of New Wildlife voting stock is entitled to one vote for each director seat to be filled, and stockholders may not aggregate or cumulate votes for a single nominee. The absence of cumulative voting may, under certain circumstances, make it more difficult for a minority stockholder or group of stockholders to elect a director nominee without support from a majority of the voting power entitled to vote in the election of directors.

Amendments to Certificate of Incorporation and Bylaws.The DGCL provides that the affirmative vote of the board of directors of a company and the holders of a majority of the voting power of the outstanding capital stock entitled to vote is required to amend a company’s certificate of incorporation unless the company’s certificate of incorporation provides for a higher threshold, and the New Wildlife certificate of incorporation does not provide for a higher threshold. The New Wildlife certificate of incorporation provides that the bylaws may be amended by the New Wildlife Board or by the affirmative vote of the holders of shares representing at least a majority of the voting power of the outstanding shares of New Wildlife capital stock entitled generally to vote in the election of directors of New Wildlife, voting together as a single class.

Delaware Takeover Statute

In general, Section 203 of the DGCL prohibits a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by 2,000 or more stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the date that this stockholder became an interested stockholder, unless the business combination is approved in a prescribed manner or meets certain requirements. A “business combination” includes, among other things, a merger, consolidation, sale of assets or other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, in the case of certain persons, owned within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203 of the DGCL, the three-year moratorium is imposed on a business combination between a corporation and an interested stockholder unless the business combination satisfies one of the following conditions:

●	Before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding shares owned by (i) persons who are directors and also officers and (ii) employee stock plans, (but not the outstanding voting stock owned by the interested stockholder) which do not permit employees to decide confidentially whether to accept a tender or exchange offer; or
●	At or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at a meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The DGCL permits a corporation to opt out of, or choose not to be governed by, its anti-takeover statute by expressly stating so in its original certificate of incorporation (or subsequent amendment to its certificate of incorporation or bylaws approved by its stockholders). The certificate of incorporation does not contain a provision expressly opting out of the application of Section 203 of the DGCL; therefore, New Wildlife is subject to the anti-takeover statute.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

Section 145 of the DGCL provides that a corporation may indemnify directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director or officer of the registrant. The DGCL provides that Section 145 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The New Wildlife bylaws generally will provide for indemnification by New Wildlife of its directors and officers to the fullest extent permitted by the DGCL or other applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in the case of directors, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) in the case of officers, for any action by or in the right of the corporation. The New Wildlife certificate of incorporation provides that no director or officer of New Wildlife shall be personally liable to New Wildlife or its stockholders for monetary damages arising from a breach of fiduciary duty as a director or officer, as applicable, to the fullest extent permitted by the DGCL. The New Wildlife certificate of incorporation further provides that New Wildlife may, through bylaw provisions, agreements with agents or other persons, votes of stockholders or disinterested directors or otherwise provide indemnification of (and advancement of expenses to) its current and former directors, officers, employees and agents to the fullest extent permitted by the DGCL or any other law of the State of Delaware.

New Wildlife is expected to maintain standard policies of insurance under which coverage is provided (a) to New Wildlife directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to New Wildlife with respect to payments which may be made by New Wildlife to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Exclusive Forum

The New Wildlife certificate of incorporation and bylaws will provide that, unless New Wildlife consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any current or former stockholder (including a current or former beneficial owner) to bring the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of New Wildlife; (ii) any action, suit or proceeding asserting a claim that is based upon a violation of a duty owed by any current or former director, officer, employee, agent or stockholder of New Wildlife to New Wildlife or to New Wildlife’s stockholders; (iii) any action, suit or proceeding asserting a claim against New Wildlife, or any current or former director, officer, employee, agent or stockholder of New Wildlife arising pursuant to the provisions of the Delaware General Corporation Law (or any successor provision thereto), the New Wildlife certificate of incorporation or bylaws (as either may be amended from time to time); (iv) any action, suit or proceeding asserting a claim against New Wildlife related to or involving the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the Delaware General Corporation Law shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, the federal court for the District of Delaware).

To the fullest extent permitted by law, if any action, the subject matter of which is within the scope described above, is filed in a court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, the federal court for the District of Delaware) (a “Foreign Action”), by or on behalf of any current or former stockholder (including a current or former beneficial owner), such stockholder shall be deemed to have consented (x) to the personal jurisdiction of the Court of Chancery (or the federal court for the District of Delaware, as applicable) in connection with any action brought in any such court to enforce the applicable provisions of the New Wildlife certificate of incorporation and bylaws and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. The New Wildlife certificate of incorporation and bylaws also provide that unless New Wildlife consents otherwise in writing, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act.

Although the New Wildlife certificate of incorporation and bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder finds favorable for disputes with New Wildlife or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims or make such lawsuits more costly for stockholders, although New Wildlife stockholders will not be deemed to have waived New Wildlife’s compliance with federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for shares of New Wildlife Common Stock will be Computershare Trust Company, N.A.

COMPARISON OF REAL SHAREHOLDERS’, REMAX STOCKHOLDERS’ AND NEW WILDLIFE STOCKHOLDERS’ RIGHTS

Effects of the Arrangement on Real Shareholders’ Rights

Pursuant to the Plan of Arrangement, Real Shareholders will receive shares of New Wildlife Common Stock in exchange for their Real Common Shares. The rights of Real Shareholders are currently governed by the BCBCA and by Real’s articles and notice of articles.

Since New Wildlife is a company existing under the laws of the State of Delaware, the rights of holders of shares of New Wildlife Common Stock are governed by the applicable provisions of the DGCL and by New Wildlife’s certificate of incorporation and bylaws. See Annex P to this joint proxy statement/prospectus and management information circular for a summary comparison of the rights of holders of Real Common Shares, the holders of REMAX Common Stock and the holders of shares of New Wildlife Common Stock. This summary is not intended to be exhaustive, and Real Shareholders should consult their legal advisors regarding all of the implications of the effects of the Arrangement on such holder’s rights.

APPRAISAL RIGHTS

Real Dissenting Holders’ Rights

The following is a summary of the provisions of the BCBCA relating to a Dissenting Holder’s Dissent Rights in respect of the Arrangement Resolution. Such summary is not a comprehensive statement of the procedures to be followed by a Dissenting Holder who seeks payment of the fair value of its Real Common Shares. This summary is qualified in its entirety by reference to the full text of Division 2 of Part 8 of the BCBCA, which is attached as Annex C to this joint proxy statement/prospectus and management information circular, as modified by the Plan of Arrangement (which is attached as Annex B to this joint proxy statement/ prospectus and management information circular) and the Interim Order (which is attached as Annex R to this joint proxy statement/prospectus and management information circular). The Arrangement Court hearing the application for the Final Order has the discretion to alter the Dissent Rights described herein based on the evidence presented at such hearing.

The statutory provisions dealing with the right of dissent are technical and complex. Any Real Shareholder seeking to exercise their Dissent Rights should seek independent legal advice, as failure to strictly comply with the requirements set forth in Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Final Order and the Plan of Arrangement, may result in the loss of any right of dissent.

Pursuant to the Interim Order, each Registered Real Shareholder as at the close of business on the Real Record Date may exercise Dissent Rights in respect of the Arrangement under Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Final Order and the Plan of Arrangement. Registered Real Shareholders who duly and validly exercise such Dissent Rights and who:

●	are ultimately entitled to be paid fair value for their Real Common Shares: (A) will be entitled to be paid the fair value of such Real Common Shares by Bidco, which fair value, notwithstanding anything to the contrary contained in the BCBCA, will be the fair value of such Real Common Shares determined as of the close of business on the day immediately before the approval of the Arrangement Resolution; (B) will be deemed not to have participated in the transactions in the Plan of Arrangement (other than as specified in the Plan of Arrangement, if applicable); (C) will be deemed to have transferred and assigned such Real Common Shares, free and clear of any liens, to Bidco in accordance with the Plan of Arrangement; and (D) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Real Common Shares; and
●	are ultimately not entitled, for any reason, to be paid fair value for their Real Common Shares, will be deemed to have participated in the Arrangement, as of the Arrangement Effective Time, on the same basis as a non-dissenting Registered Real Shareholder and will be entitled to receive only the Arrangement Consideration that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Rights.

In no circumstances will New Wildlife, Bidco, Real or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the registered holder of those Real Common Shares in respect of which such rights are sought to be exercised as of the Real Record Date and as of the deadline for exercising such Dissent Rights. In no case will New Wildlife, Bidco, Real or any other Person be required to recognize Real Shareholders who exercise Dissent Rights as holders of Real Common Shares after the time that is immediately prior to the Arrangement Effective Time, and the names of the Dissenting Holders will be deleted from the central securities register as Real Shareholders.

Pursuant to Division 2 of Part 8 of the BCBCA, every Registered Real Shareholder who duly and validly dissents from the Arrangement Resolution in strict compliance with Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Final Order and the Plan of Arrangement will be entitled to be paid the fair value of the Real Common Shares held by such Dissenting Holder determined as of the close of business on the day immediately before the approval of the Arrangement Resolution.

A Registered Real Shareholder who wishes to dissent must deliver written notice of dissent (a “Notice of Dissent”) to Real, c/o Gowling WLG (Canada) LLP, 550 Burrard Street, Suite 2300, Bentall 5, Vancouver, BC V6C 2B5 Canada, Attention: Martin Palleson by 4:00 p.m. (Vancouver time) on or before August 12, 2026 (or, if the Real Meeting is not held on August 14, 2026, by 4:00 p.m. (Vancouver time) on the business day that is two business days immediately preceding the Real Meeting), and such Notice of Dissent must strictly comply with the requirements of Section 242 of the BCBCA and the Interim Order. Any failure by a Real Shareholder to fully comply with such requirements may result in the loss of that holder’s Dissent Rights. Beneficial Real Shareholders who wish to exercise Dissent Rights must arrange for the Registered Real Shareholder to deliver the Notice of Dissent.

The delivery of a Notice of Dissent does not deprive a Dissenting Holder of the right to vote at the Real Meeting on the Arrangement Resolution; however, a Dissenting Holder is not entitled to exercise the Dissent Rights with respect to any of their Real Common Shares if the Dissenting Holder votes in favor of the Arrangement Resolution. A vote against the Arrangement Resolution, whether in person or by proxy, does not constitute a Notice of Dissent.

A Registered Real Shareholder that wishes to exercise Dissent Rights must prepare a separate Notice of Dissent for themself if dissenting on their own behalf, and for each other person who beneficially owns Real Common Shares registered in the Dissenting Holder’s name and on whose behalf the Dissenting Holder is dissenting, and must dissent with respect to all of the Real Common Shares registered in their name beneficially owned by the Beneficial Real Shareholder on whose behalf they are dissenting and, if such Registered Real Shareholder is dissenting on their own behalf, with respect to all of the Real Common Shares beneficially owned by and registered in the name of such Registered Real Shareholder. The Notice of Dissent must set out the number of Real Common Shares in respect of which the Notice of Dissent is to be sent (the “Notice Shares”) and:

●	if such Notice Shares constitute all of the Real Common Shares of which the holder is the registered and beneficial owner and the holder owns no other Real Common Shares beneficially, a statement to that effect;
●	if such Notice Shares constitute all of the Real Common Shares of which the holder is both the registered and beneficial owner, but the holder owns additional Real Common Shares beneficially, a statement to that effect and the names of the registered holders of Real Common Shares, the number of Real Common Shares held by each such holder and a statement that written Notices of Dissent are being or have been sent with respect to such other Real Common Shares; or
●	if the Dissent Rights are being exercised by a Real Shareholder on behalf of a beneficial owner of Real Common Shares who is not the Dissenting Holder, a statement to that effect and the name and address of the beneficial holder of the Real Common Shares and a statement that the registered holder is dissenting with respect to all Real Common Shares of the beneficial holder registered in such registered holder’s name.

If the Arrangement Resolution is approved by the Required Real Securityholder Vote and if Real notifies the Dissenting Holder of the Real’s intention to act upon the Arrangement Resolution, the Dissenting Holder, if they wish to proceed with the dissent, is required, within one month after Real gives such notice, to send to Real the certificates (if any) representing the Notice Shares and a written statement that requires Real to purchase all of the Notice Shares (including a written statement prepared in accordance with Section 244(1)(c) of the BCBCA if the dissent is being exercised by a Registered Real Shareholder on behalf of a Beneficial Real Shareholder), whereupon, subject to the provisions of the BCBCA relating to the termination of Dissent Rights, the Real Shareholder becomes a Dissenting Holder, and is bound to sell, and Bidco is bound to purchase, those Real Common Shares. Such Dissenting Holder may not vote or exercise or assert any rights of a shareholder of Real in respect of such Notice Shares, other than the rights set forth in Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order and the Plan of Arrangement.

The Dissenting Holder and Bidco may agree on the payout value of the Notice Shares; otherwise, either party may apply to the Arrangement Court to determine the fair value of the Notice Shares. There is no obligation on Real, Bidco or New Wildlife to make an application to the Arrangement Court. After a determination of the payout value of the Notice Shares, Bidco must then promptly pay that amount to the Dissenting Holder. There can be no assurance that the amount a Dissenting Holder may receive as fair value for its Real Common Shares will be more than or equal to the Arrangement Consideration under the Arrangement. It should be noted that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a transaction such as the Arrangement is not an opinion as to fair value under the BCBCA.

In no circumstances will Real, New Wildlife, Bidco, the Exchange Agent or any other person be required to recognize a person as a Dissenting Holder: (i) unless such person is the registered holder of the Real Common Shares in respect of which Dissent Rights are sought to be exercised as of the Real Record Date and as of the deadline for exercising such Dissent Rights; (ii) if such person has voted or instructed a proxyholder to vote the Notice Shares in favor of the Arrangement Resolution; and (iii) unless such person has strictly complied with the procedures for exercising Dissent Rights set out in Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order and the Plan of Arrangement, and does not withdraw such person’s Notice of Dissent prior to the Arrangement Effective Time.

Dissent Rights with respect to Notice Shares will terminate and cease to apply to the Dissenting Holder if, before full payment is made for the Notice Shares, the Arrangement in respect of which the Notice of Dissent was sent is abandoned or by its terms will not proceed, the Arrangement Resolution does not pass, a court permanently enjoins or sets aside the corporate action approved by the

Arrangement Resolution, the Dissenting Holder votes in favor of the Arrangement Resolution, or the Dissenting Holder withdraws the Notice of Dissent with Real’s written consent. If any of these events occur, Real must return the share certificates representing the Real Common Shares to the Dissenting Holder and the Dissenting Holder regains the ability to vote and exercise its rights as a shareholder of Real.

If a Dissenting Holder fails to strictly comply with the requirements of the Dissent Rights set out in Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order and the Plan of Arrangement, it will lose its Dissent Rights, Real will return to the Dissenting Holder the certificates representing the Notice Shares that were delivered to Real, if any, and if the Arrangement is completed, that Dissenting Holder will be deemed to have participated in the Arrangement on the same terms as a Real Shareholder.

The discussion above is only a summary of the Dissent Rights, which are technical and complex. A Real Shareholder who intends to exercise Dissent Rights should carefully consider and comply with the provisions of Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order and the Plan of Arrangement. Persons who are beneficial Real Shareholders registered in the name of an intermediary such as a broker, custodian, nominee, other Intermediary, or in some other name, who wish to dissent should be aware that only the registered owner of such Real Common Shares is entitled to exercise Dissent Rights.

For greater certainty, in addition to any other restrictions in the Interim Order and under the BCBCA, none of the following will be entitled to exercise Dissent Rights: (i) a Real Optionholder in respect of such holder’s Real Options; (ii) a Real RSU Holder in respect of such holder’s Real RSUs; (iii) Real Shareholders who vote or have instructed a proxyholder to vote such Real Common Shares in favor of the Arrangement Resolution; and (iv) any other Person who is not a Registered Real Shareholder as of the Real Record Date.

Real suggests that any Real Shareholder wishing to avail themselves of the Dissent Rights seek their own legal advice as failure to strictly comply with the requirements set forth in Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order and the Plan of Arrangement, may result in the loss of any right of dissent. Dissenting Holders should note that the exercise of Dissent Rights can be a complex, time-consuming and expensive process. For a general summary of certain income tax implications to a Dissenting Holder, see the sections entitled “Material Tax Consequences — Material U.S. Federal Income Tax Consequences” and “Material Tax Consequences — Certain Canadian Federal Income Tax Considerations,” beginning on pages 216 and 221 of this joint proxy statement/prospectus and management information circular.

REMAX Stockholders’ Appraisal Rights

General

Upon the consummation of the First Merger, holders of shares of REMAX Common Stock are entitled to seek appraisal of their shares of REMAX Common Stock under Section 262 of the DGCL and, if all procedures and conditions described in Section 262 of the DGCL are strictly complied with, such persons will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive, in lieu of the Merger Consideration, payment in cash of the “fair value” of their shares of REMAX Common Stock exclusive of any element of value arising from the accomplishment or expectation of the First Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid on the amount to be determined to be fair value. The “fair value” of your shares of REMAX Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights.” This joint proxy statement/prospectus and management information circular serves as a notice of such appraisal rights pursuant to Section 262 of the DGCL.

In connection with the RIHI Merger, holders of shares of RIHI Common Stock may be entitled to appraisal rights under Section 262 of the DGCL. A description of the appraisal rights available to holders of shares of RIHI Common Stock in connection with the RIHI Merger, including the procedures that must be followed to perfect such rights, will be set forth in a separate document to be provided to holders of shares of RIHI Common Stock in connection with the RIHI Merger.

Persons who exercise appraisal rights under Section 262 of the DGCL will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement.

They will receive an amount determined to be the “fair value” of their shares of REMAX Common Stock following petition to, and an appraisal by, the Delaware Court of Chancery. Persons considering seeking appraisal should recognize that the fair value of their shares of REMAX Common Stock determined under Section 262 of the DGCL could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 of the DGCL is required. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262 of the DGCL, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A copy of Section 262 of the DGCL is attached to the accompanying joint proxy statement/prospectus and management information circular as Annex G and may be accessed without subscription or cost at the following publicly available website, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. This summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to the full text of Section 262 of the DGCL and any amendments thereto after the date of this joint proxy statement/prospectus and management information circular. Any person who desires to exercise his, her or its appraisal rights should carefully review Section 262 of the DGCL and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262 of the DGCL. As used in this section entitled “REMAX Stockholders’ Appraisal Rights,” the word “stockholder” means a holder of record of shares of REMAX Common Stock, the words “beneficial owner” mean a person who is the beneficial owner of shares of REMAX Common Stock held either in a voting trust or by a nominee on behalf of such person and the word “person” means any individual, corporation, partnership, unincorporated association or other entity. A person who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration under the Merger Agreement.

Who May Exercise Appraisal Rights

Under Section 262 of the DGCL, a holder of record or a beneficial owner of shares of REMAX Common Stock who (1) continuously holds or beneficially owns such shares through the First Merger Effective Time, (2) has not voted in favor of or otherwise consented to the adoption of the Merger Agreement in writing or otherwise withdrawn, lost or waived appraisal rights (but failure to vote against the adoption of the Merger Agreement, alone, will not constitute a waiver of appraisal rights), (3) strictly complies with the applicable procedures under Section 262 of the DGCL, (4) does not thereafter withdraw his, her or its demand for appraisal of such shares and (5) in the case of a beneficial owner, a person who (a) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (b) provides documentary evidence of such beneficial owner’s beneficial ownership of such shares and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provides an address at which such beneficial owner consents to receive notices given by the REMAX surviving company and to be set forth on the Chancery List (as defined below), will be entitled to have his, her or its shares appraised by the Delaware Court of Chancery and to receive the fair value of his, her or its shares of REMAX Common Stock exclusive of any element of value arising from the accomplishment or expectation of the First Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. Voting in person or by proxy, against, abstaining from voting on or failing to vote on the adoption of the Merger Agreement, will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Section 262 of the DGCL requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the holders of REMAX Common Stock (who were stockholders on the applicable record date and were entitled to appraisal) be notified that appraisal rights will be available for any and all such shares not less than 20 days before the meeting to vote on adoption of the Merger Agreement. Such notice must include notice that appraisal rights are available and either a copy of Section 262 of the DGCL or information directing the stockholders and beneficial owners to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. This joint proxy statement/prospectus and management information circular constitutes REMAX’s notice to its stockholders that appraisal rights are available in connection with the First Merger, in compliance with the requirements of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 of the DGCL, which is attached to the accompanying joint proxy statement/prospectus and management information circular as Annex G and which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

How to Exercise Your Appraisal Rights

To exercise appraisal rights with respect to your shares of REMAX Common Stock, you must satisfy all of the following conditions:

●	you must deliver to REMAX a written demand for appraisal of your shares of REMAX Common Stock before the taking of the vote on the proposal to adopt the Merger Agreement, which demand must reasonably inform it of the identity of the holder of record of shares of REMAX Common Stock for which the demand is made and, for beneficial owners only, such demand must also be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of such shares and a statement that such documentary evidence is a true and correct copy of what it purports to be, and must provide an address at which such beneficial owner consents to receive notices given by the REMAX surviving company and to be set forth on the Chancery List;
●	you must not vote or submit a proxy in favor of the proposal to adopt the Merger Agreement;
●	you must hold or own your shares of REMAX Common Stock continuously through the First Merger Effective Time;
●	you or the REMAX surviving company must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such shares of all persons entitled to appraisal within 120 days after the completion of the First Merger (as the REMAX surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so, it is the obligation of stockholders and beneficial owners of REMAX Common Stock to initiate all necessary action to perfect their appraisal rights in respect of such shares of REMAX Common Stock and to file any petitions in the Delaware Court of Chancery relating to an appraisal within the time prescribed in Section 262 of the DGCL); and
●	you must comply with the other applicable procedures and requirements of Section 262 of the DGCL.

Voting in person or by proxy, against, abstaining from voting on or failing to vote on the adoption of the Merger Agreement, will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

A stockholder or beneficial owner of REMAX Common Stock who elects to exercise appraisal rights must mail or deliver his, her or its written demand for appraisal to the following address:

RE/MAX Holdings, Inc.

5075 South Syracuse Street

Denver, Colorado 80237

Attention: Corporate Secretary

If the shares of REMAX Common Stock are held of record by more than one person, as in a joint tenancy and tenancy in common, a demand for appraisal by the record holder of the shares should be executed by or on behalf of all joint holders. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record or beneficial owner; provided, that the agent doing so must identify the record holder of the shares (and, if by an authorized agent of any beneficial owner or owners, must identify the beneficial owner or owners and otherwise comply with the requirements applicable to appraisal demands made by a beneficial owner) and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the stockholder, or beneficial owner or owners, as the case may be.

A record holder who holds shares of REMAX Common Stock as a nominee for others, such as a bank broker or brokerage firm, trust, depositary or other nominee, may exercise appraisal rights with respect to the shares then held for all or less than all beneficial owners of shares as to which such person is the record owner, while not exercising this right for other beneficial owners. In such case, the demand must set forth the number of shares of REMAX Common Stock covered by such demand. Where the number of shares of REMAX Common Stock is not expressly stated, the demand will be presumed to cover all shares of REMAX Common Stock outstanding in the name of such record holder demanding appraisal. If you hold your shares of REMAX Common Stock through a bank, broker or other nominee and you wish such holder, as the holder of record of your shares of REMAX Common Stock, to exercise appraisal rights on your behalf, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

New Wildlife’s Actions After the Completion of the First Merger

Within 10 days after the First Merger Effective Time, the REMAX surviving company must notify each REMAX Stockholder or beneficial owner who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Proposal, of the First Merger Effective Time. At any time within 60 days after the First Merger Effective Time, any person entitled to appraisal who has not commenced an appraisal proceeding or joined a proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the Merger Consideration specified by the Merger Agreement for that person’s shares of REMAX Common Stock by delivering to the REMAX surviving company a written withdrawal of the demand for appraisal.

Within 120 days after the First Merger Effective Time, but not thereafter, the REMAX surviving company, or any person who has complied with and is entitled to appraisal rights under Section 262 of the DGCL, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the REMAX surviving company in the case of a petition filed by a stockholder or beneficial owner of shares of REMAX Common Stock, demanding a determination of the fair value of the shares of REMAX Common Stock held by all holders who did not adopt the merger and properly demanded appraisal of such shares. There is no present intent on the part of REMAX or the REMAX surviving company and each entity is under no obligation to file an appraisal petition and persons seeking to exercise appraisal rights should assume that REMAX and the REMAX surviving company will not file such a petition or initiate any negotiations with respect to the fair value of shares of REMAX Common Stock. Accordingly, persons who desire to have their shares of REMAX Common Stock appraised should initiate all necessary action to perfect their appraisal rights in respect of such shares within the time periods and in the manner prescribed in Section 262 of the DGCL. If, within 120 days after the First Merger Effective Time, no such petition has been filed as provided above, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the Merger Consideration under the Merger Agreement.

In addition, within 120 days after the First Merger Effective Time, any person who has complied with requirements for exercise of appraisal rights under Section 262 of the DGCL will be entitled, upon written request, to receive from the REMAX surviving company a statement setting forth the aggregate number of shares of REMAX Common Stock not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal were received by the REMAX surviving company and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that where a beneficial owner makes a demand for appraisal, the record holder of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement must be mailed within 10 days after the written request therefor has been received by the REMAX surviving company or within 10 days after the expiration of the period for the delivery of demands for appraisal, whichever is later.

Upon the filing of such petition by any such holder of shares, service of a copy of such petition shall be made upon the REMAX surviving company. The REMAX surviving company shall then be required to, within 20 days after such service, file with the Delaware Register in Chancery of the Court of Chancery (the “Register in Chancery”) a duly verified list containing the names and addresses of all persons who have demanded an appraisal of their shares of REMAX Common Stock and with whom the REMAX surviving company has not reached agreements as to the value of such shares (the “Chancery List”). The Register in Chancery, if so ordered by the Delaware Court of Chancery, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the REMAX surviving company and to all of the persons set forth on the Chancery List at the addresses stated therein.

After notice of the time and place fixed for the hearing of such petition is given to REMAX surviving company and such stockholders and beneficial owners as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those persons who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded an appraisal of their shares of REMAX Common Stock and who hold shares represented by certificates to submit their certificates of shares of REMAX Common Stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any such person fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that person. If, immediately prior to the First Merger, the shares of REMAX Class A Common Stock continue to be listed on a national securities exchange, the Delaware Court of Chancery will dismiss the appraisal proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless either (1) the total number of such shares entitled to appraisal exceeds 1% of the outstanding shares of REMAX Class A Common Stock eligible for appraisal or (2) the value of the Merger Consideration for such total number of shares exceeds $1 million. Upon application by the REMAX surviving company or any person entitled to participate in the appraisal proceedings, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262 of the DGCL.

Where proceedings are not dismissed, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court of Chancery will determine the fair value of shares of REMAX Common Stock as of the First Merger Effective Time, taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the First Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, and except as otherwise provided in Section 262, interest from the First Merger Effective Time through the date the judgment on an appraisal award will be compounded quarterly and accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the First Merger Effective Time and the date of payment of the judgment. Notwithstanding the foregoing, at any time before the entry of judgment in the appraisal proceeding, the REMAX surviving company may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only on the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of REMAX Common Stock as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid by the REMAX surviving company as part of the pre-judgment payment to the person. When the fair value of the shares of REMAX Common Stock is determined, the Delaware Court of Chancery will direct the payment of such value, together with interest thereon, if any, by the REMAX surviving company to the persons entitled to receive the same.

Although REMAX believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders and beneficial owners of REMAX Common Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, the REMAX surviving company does not anticipate offering more than the Merger Consideration to any person exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of REMAX Common Stock is less than the Merger Consideration.

In determining “fair value,” the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Delaware Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger[.]” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Stockholders and beneficial owners of REMAX Common Stock considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the payment for their shares of REMAX Common Stock in connection with the First Merger and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

The costs of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties by the Delaware Court of Chancery, as it deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees and expenses. Upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of expert witnesses, be charged pro rata against the value of all shares of REMAX Common Stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. In the absence of such an order, each party bears its own fees and expenses.

From and after the First Merger Effective Time, no person who has duly demanded appraisal in compliance with Section 262 of the DGCL will be entitled to vote for any purpose such shares of REMAX Common Stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or other distributions, if any, payable to REMAX Stockholders at a date prior to the First Merger Effective Time.

No appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under Section 262(j) of the DGCL; provided, however, that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the First Merger within 60 days after the First Merger Effective Time. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the First Merger Effective Time, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the Merger Consideration under the Merger Agreement.

To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262 of the DGCL, on the other hand, Section 262 of the DGCL will govern.

RIHI Shareholders’ Appraisal Rights

Pursuant to Section 262 of the DGCL, holders of RIHI Common Stock who have not voted in favor of the adoption of the RIHI Merger Agreement (including shares of RIHI Common Stock that are nonvoting) and who are entitled to demand and have properly and validly exercised their statutory rights of appraisal of such shares pursuant to and in strict compliance with Section 262 of the DGCL will have the right to seek appraisal of such shares by the Delaware Court of Chancery and to receive payment in cash of the fair value of those shares, exclusive of any element of value arising from the accomplishment of the RIHI Merger, together with interest, if any, to be paid on the amount to be determined to be fair value (the procedures for holders of RIHI Common Stock to seek such appraisal are not included in this joint proxy statement/prospectus but are included in the separate materials being provided to holders of RIHI Common Stock by or on behalf of RIHI in connection with the RIHI Merger). Holders of RIHI Common Stock who receive shares of REMAX Class A Common Stock in connection with the RIHI Merger will not have the right to seek appraisal of such shares of REMAX Class A Common Stock in connection with the Mergers.

FUTURE SHAREHOLDER / STOCKHOLDER PROPOSALS

Real

If for any reason the Closing of the Contemplated Transactions does not occur, Real will hold an annual meeting of the Real Shareholders in 2027.

Under the BCBCA, a proposal may be made by certain registered or beneficial holders of shares entitled to be voted at an annual meeting of shareholders. To be eligible to submit such a proposal, a shareholder must be the registered or beneficial holder of, or have the support of the registered or beneficial holders of, (i) at least 1/100 of the total number of issued voting shares of the company; or (ii) voting shares whose fair market value is at least $2,000. Such registered or beneficial holder(s) must have held such shares for an uninterrupted period of at least two years before the date of the signing of the proposal and such shareholder will not have, within two years before the date of the signing of the proposal, failed to present, personally or by proxy, at an annual general meeting, an earlier proposal submitted by such shareholder in response to which the company complied with its obligations under the BCBCA. A proposal under the BCBCA must include declarations providing the name and mailing address of the person submitting the proposal, the names and mailing addresses of the person’s supporters, the number and class or series of shares of the company, carrying the right to vote at annual general meetings that are owned by such person(s), and the name of the registered owner of those shares.

If the proposal and declarations are received at the registered office of the company at least three months before the anniversary of the previous year’s annual reference date and the proposal and written statement (if any) do not exceed 1,000 words in length and meet other specified requirements, then the company must send to all the persons who are entitled to notice of the annual general meeting in relation to which the proposal is made (a) the text of the proposal, (b) the names and mailing addresses of the submitter and the supporters, and (c) the text of the statement (if any), accompanying the proposal, in the notice of the applicable annual general meeting, or the company’s information circular or equivalent, if any, sent in respect of the applicable annual general meeting. If the submitter is a qualified shareholder at the time of the annual general meeting to which its proposal relates, the company must allow the submitter to present the proposal, in person or by proxy, at such meeting. To be eligible for inclusion in next year’s proxy statement, shareholder proposals must be received by no later than the close of business on March 1, 2027.

If a company refuses to process a proposal, the company will notify the person making such proposal in writing within 21 days after the proposal is received by its registered office of its decision in relation to the proposal and a written explanation as to the company’s reasons therefor, including a specific reference to the provision of section 189 of the BCBCA that the company is relying on in refusing to process the proposal and the reasons why the company believes that the provision applies. In any such event, the person submitting the proposal may make application to a court for a review of the company’s decision and a court may restrain the holding of the annual general meeting and may, if it determines that the company did not have proper grounds to refuse to process the proposal in accordance with sections 189(1) to (4) of the BCBCA, make any order it considers appropriate. In addition, a company or any person claiming to be aggrieved by a proposal may apply to a court for an order permitting or requiring the company to refrain from processing the proposal and the court may make such order as it considers appropriate.

Real has also adopted an Advance Notice Policy requiring a shareholder who wishes to nominate directors to provide timely written notice to Real’s secretary and prescribed information about the nominating shareholder and each proposed nominee. For an annual meeting, notice generally must be given at least 30 days before the meeting, or, if the meeting is first publicly announced less than 50 days before the meeting date, by the 10th day after that announcement. For a special meeting (which is not also an annual meeting) at which directors are to be elected, notice generally must be given by the 15th day after the first public announcement of the meeting.

REMAX

REMAX does not expect to hold an annual meeting of stockholders in 2026. REMAX will only hold an annual meeting if the Contemplated Transactions are not approved. The deadline for stockholders to submit proposals to be considered for inclusion in the proxy statement for the 2026 annual meeting of stockholders pursuant to Exchange Act Rule 14a-8 was December 4, 2025. In the event a 2026 annual meeting occurs, proposals must be received by REMAX a reasonable time before REMAX begins to print and send its proxy materials for the 2026 annual meeting of stockholders.

Additionally, a stockholder may submit a proposal or director nomination for consideration at the 2026 annual meeting of stockholders, if such meeting occurs, in accordance with the advance notice provisions of the REMAX bylaws. In the event a 2026 annual meeting occurs, notice by the stockholder must be delivered to REMAX’s Corporate Secretary at REMAX’s principal executive offices not later than 5:00 p.m., local time in the principal place of business of REMAX, on the later of the 90th day prior to the 2026 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2026 annual meeting of stockholders is first made by REMAX.

In addition, to comply with the SEC’s universal proxy rules, REMAX Stockholders who intend to solicit proxies in support of director nominees other than REMAX nominees must provide notice that sets forth the additional information required by Exchange Act Rule 14a-19, with such notice being delivered to the Corporate Secretary at REMAX principal executive offices no later than sixty days prior to our 2026 annual meeting or, if later, the tenth day following the day on which public announcement of the meeting date is made.

PROPOSALS TO BE CONSIDERED AT THE MEETINGS

THE REAL MEETING

Arrangement Resolution

At the Real Meeting, pursuant to the Interim Order, Real Securityholders will be asked to approve the Arrangement Resolution. The complete text of the Arrangement Resolution to be presented to the Real Meeting is set forth in Annex A to this joint proxy statement/prospectus and management information circular. Each Real Securityholder of record as at the close of business on the Real Record Date will be entitled to vote on the Arrangement Resolution.

In order to become effective, the Arrangement Resolution must be approved by at least (i) 662∕3% of the votes cast on the Arrangement Resolution by Real Shareholders present in person or represented by proxy and entitled to vote at the Real Meeting, and (ii) 662∕3% of the votes cast on the Arrangement Resolution by Real Shareholders, Real Optionholders and Real RSU Holders present in person or represented by proxy and entitled to vote at the Real Meeting, voting together as a single class. The Arrangement Resolution must receive the Required Real Securityholder Vote in order for Real to seek the Final Order and implement the Arrangement on the date of the Closing in accordance with the terms of the Final Order. If the Arrangement Resolution is not approved at the Real Meeting, the Arrangement will not be completed.

Notwithstanding the foregoing, the Arrangement Resolution authorizes the Real Board, without further notice to, or approval of, any securityholder of Real, to amend or vary the Merger Agreement or the Plan of Arrangement, to the extent permitted thereby, and, subject to the terms and conditions of the Merger Agreement, not to proceed with the Arrangement and any related transactions.

The Real Board has unanimously approved the Arrangement and the entering into of the Merger Agreement and unanimously recommends that Real Securityholders vote FOR the Arrangement Resolution.

THE REMAX MEETING

REMAX Proposal No. 1 — Approval of Issuance of REMAX Class A Common Stock

As discussed throughout this joint proxy statement/prospectus and management information circular, REMAX is asking its stockholders to approve the issuance of shares of REMAX Class A Common Stock in connection with the RIHI Merger pursuant to the RIHI Merger Agreement. You should read carefully and in its entirety this joint proxy statement/prospectus and management information circular, including the Annexes attached hereto and the documents incorporated by reference, for more detailed information concerning the Share Issuance Proposal. The text of the RIHI Merger Agreement is set forth on Annex F to this joint proxy statement/prospectus and management information circular.

Under NYSE Rule 312.03, a NYSE-listed company is required to obtain stockholder approval prior to the issuance of shares of common stock in connection with the acquisition of another company if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock or voting power outstanding before such issuance of shares. If the RIHI Merger is completed pursuant to the RIHI Merger Agreement, REMAX expects to issue up to approximately 12,559,600 shares of REMAX Class A Common Stock in connection with the RIHI Merger based on the number of shares of RIHI Common Stock and RMCO Common Units outstanding as of the REMAX Record Date. Accordingly, the aggregate number of shares of REMAX Class A Common Stock that REMAX will issue in the RIHI Merger will exceed 20% of the shares of REMAX Common Stock outstanding before such issuance, and for this reason, REMAX is seeking the approval of REMAX Stockholders for the issuance of shares of REMAX Class A Common Stock pursuant to the RIHI Merger Agreement.

In the event the Share Issuance Proposal is not approved by REMAX Stockholders, the Mergers will not be completed. In the event the Share Issuance Proposal is approved by REMAX Stockholders, but the Merger Agreement is terminated (without the Mergers being completed) prior to the issuance of shares of REMAX Class A Common Stock pursuant to the RIHI Merger Agreement, REMAX will not issue any shares of REMAX Class A Common Stock as a result of the approval of the Share Issuance Proposal.

The affirmative vote of the holders of a majority of the voting power of the outstanding shares of REMAX Class A Common Stock and REMAX Class B Common Stock present in person or represented by proxy at the REMAX special meeting and entitled to vote thereon, voting together as a single class, is required to approve the Share Issuance Proposal. The Contemplated Transactions cannot be completed unless REMAX Stockholders approve the Share Issuance Proposal. Shares of REMAX Common Stock present at the REMAX Meeting but not voted on the Share Issuance Proposal, or shares represented by proxy and voted to abstain, will have the same effect as a vote “AGAINST” the Share Issuance Proposal. Shares of REMAX Common Stock not present in person or represented by proxy at the REMAX Meeting will not be counted in determining the outcome of, and will not have an effect on, the Share Issuance Proposal.

THE REMAX BOARD RECOMMENDS THAT REMAX STOCKHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL.

REMAX Proposal No. 2 — Approval of the Merger Proposal

The REMAX Board, acting on the unanimous recommendation of a committee of independent directors of the REMAX Board and other factors, has declared advisable, approved and authorized in all respects the Merger Agreement and the Contemplated Transactions, including the Mergers and the related steps in the broader transaction structure, in order to enable REMAX to consummate the Mergers and effect the other transactions in accordance with the terms of the Merger Agreement. You should read carefully and in its entirety this joint proxy statement/prospectus and management information circular, including the Annexes attached hereto and the documents incorporated by reference, for more detailed information concerning the Merger Proposal. The text of the Merger Agreement is set forth on Annex D to this joint proxy statement/prospectus and management information circular.

The affirmative vote of holders of a majority of the voting power of all outstanding shares of REMAX Class A Common Stock and REMAX Class B Common Stock entitled to vote thereon, voting together as a single class, is required to approve the Merger Proposal and adopt the Merger Agreement. This means that, of the outstanding shares of REMAX Common Stock entitled to vote on the Merger Agreement, a majority of such voting power must be voted “FOR” the Merger Proposal for the Merger Agreement to be adopted. The Contemplated Transactions cannot be completed unless REMAX Stockholders approve the Merger Proposal. Failure to submit a valid proxy or to vote during the REMAX Meeting, or an abstention in connection with the Merger Proposal, will have the same effect as a vote “AGAINST” the Merger Proposal.

THE REMAX BOARD RECOMMENDS THAT REMAX STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

REMAX Proposal No. 3 — Nonbinding, Advisory Vote on Transactions-Related Compensation for REMAX’s Named Executive Officers

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Act, REMAX is required to provide its stockholders the opportunity to vote to approve, on a nonbinding, advisory basis, certain compensation that may be paid or become payable to REMAX’s named executive officers that is based on or otherwise relates to the Contemplated Transactions, as described in the section entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions,” beginning on page 178 of this joint proxy statement/prospectus and management information circular. Accordingly, REMAX Stockholders are being provided the opportunity to cast an advisory vote on such payments.

The compensation that may be paid or become payable to REMAX’s named executive officers in connection with the Contemplated Transactions includes, among other things, cash severance payments, the accelerated vesting of equity awards (including stock options and restricted stock units), and the continuation of certain employee benefits. For a detailed discussion of such compensation arrangements, please see the section entitled “Interests of Directors and Executive Officers in the Contemplated Transactions — Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions,” beginning on page 178 of this joint proxy statement/prospectus and management information circular.

For further details regarding such compensation, please see the table entitled “Quantification of Potential Payments and Benefits to REMAX’s Named Executive Officers,” beginning on page 188 of this joint proxy statement/prospectus and management information circular, which is required by Item 402(t) of Regulation S-K.

The amounts indicated in the Quantification of Potential Payments and Benefits to REMAX’s Named Executive Officers table are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in that section. The actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth in the table.

As an advisory vote, this proposal is not binding upon REMAX or the REMAX Board or Real or the Real Board, and approval of this proposal is not a condition to completion of the Contemplated Transactions and is a vote separate and apart from the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Compensation Proposal and vice versa. Because the transaction- related executive compensation to be paid in connection with the Contemplated Transactions is based on the terms of the Merger Agreement as well as the contractual arrangements with REMAX’s named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the Merger Proposal is approved (subject only to the contractual conditions applicable thereto). However, REMAX seeks the support of its stockholders, and believes that stockholder support is appropriate, as the executive compensation programs are designed to incentivize executives to successfully execute a transaction such as that contemplated by the Merger Proposal from its early stages until consummation. Accordingly, holders of shares of REMAX Common Stock are being asked to vote on the following resolution:

RESOLVED, that the stockholders of RE/MAX Holdings, Inc. approve, on an advisory, nonbinding basis, certain compensation that may be paid or become payable to the named executive officers of RE/MAX Holdings, Inc. that is based on or otherwise relates to the Contemplated Transactions, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “Interests of REMAX’s Directors and Executive Officers in the Contemplated Transactions.”

The affirmative vote of a majority of the votes cast on the Compensation Proposal by the holders of shares of REMAX Class A Common Stock and REMAX Class B Common Stock entitled to vote thereon, voting together as a single class, is required to approve the Compensation Proposal. Shares of REMAX Common Stock present at the REMAX Meeting but not voted on the Compensation Proposal, shares represented by proxy and abstaining, and shares not present in person or represented by proxy at the REMAX Meeting will not be counted as votes cast on, and will not have an effect on, the Compensation Proposal.

THE REMAX BOARD RECOMMENDS THAT REMAX STOCKHOLDERS VOTE “FOR” THE COMPENSATION PROPOSAL.

REMAX Proposal No. 4 — Adjournment of the Special Meeting to Solicit Additional Proxies

REMAX is asking its stockholders to authorize the holder of any proxy solicited by the REMAX Board to vote in favor of one or more adjournments of the REMAX Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the REMAX Meeting to approve the Share Issuance Proposal or the Merger Proposal, or if a quorum is not present at the REMAX Meeting.

REMAX does not intend to call a vote on adjournments of the REMAX Meeting to solicit additional proxies if the Share Issuance Proposal and the Merger Proposal are approved at the REMAX Meeting.

If a quorum is present, the affirmative vote of a majority of the votes cast on the Adjournment Proposal by holders of REMAX Common Stock entitled to vote thereon, voting together as a single class is required to approve the Adjournment Proposal. Shares of REMAX Common Stock present at the REMAX Meeting but not voted on the Adjournment Proposal, shares represented by proxy and abstaining, and shares not present in person or represented by proxy at the REMAX Meeting will not be counted as votes cast on, and will not have an effect on, the Adjournment Proposal. If a quorum is not present, the REMAX Meeting may be adjourned by vote of the holders of a majority of the voting power represented at the REMAX Meeting. Under REMAX’s bylaws, the chair of the REMAX Meeting may also adjourn the REMAX Meeting regardless of the outcome of the Adjournment Proposal.

THE REMAX BOARD RECOMMENDS THAT REMAX STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

LEGAL MATTERS

Willkie Farr & Gallagher LLP will provide an opinion regarding the validity of the shares of New Wildlife Common Stock offered hereby and an opinion regarding certain U.S. federal income tax consequences relating to the Contemplated Transactions and the Mergers. Morrison & Foerster LLP will provide an opinion regarding certain U.S. federal income tax consequences relating to the Contemplated Transactions and the Mergers.

EXPERTS

The financial statements of The Real Brokerage Inc. as of December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, incorporated by reference into this joint proxy statement/prospectus and management information circular, and the effectiveness of The Real Brokerage Inc.’s internal control over financial reporting, have been audited by Brightman Almagor Zohar & Co., a firm in the Deloitte global network, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of REMAX appearing in REMAX’s Annual Report on Form 10-K for the year ended December 31, 2025, and the effectiveness of REMAX’s internal control over financial reporting as of December 31, 2025, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statement of Rome Wildlife, Inc. as of April 24, 2026, included in this joint proxy statement/ prospectus and management information circular, has been audited by Brightman Almagor Zohar & Co., a firm in the Deloitte global network, an independent registered public accounting firm, as stated in their report. Such financial statement is included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

INDEPENDENT PUBLIC ACCOUNTING FIRMS, TRANSFER AGENTS AND REGISTRARS

The auditors of Real are Brightman Almagor Zohar & Co., a firm in the Deloitte Global Network, at their principal office in Tel Aviv, Israel, which is located at 132 Menahem Begin St., Tel-Aviv Israel. The auditors are independent of Real in accordance with the applicable rules and regulations of the SEC and the Public Company Accounting Oversight Board (United States). The transfer agent and registrar for the Real Common Shares is Computershare Investor Services Inc., located at 320 Bay Street, 14th Floor, Toronto ON, M5H 4A6 and Computershare Trust Company, N.A. located at 150 Royall Street, Canton, MA 02021.

The auditors of REMAX are Ernst & Young LLP, at their principal office in Denver, Colorado, which is located at 370 17th Street, Suite 4800, Denver, Colorado 80202. Ernst & Young LLP is independent of REMAX in accordance with the applicable rules and regulations of the SEC and the Public Company Accounting Oversight Board (United States). The transfer agent and registrar for the REMAX Common Stock is Broadridge Corporate Issuer Solutions, Inc. through its principal offices in Lake Success, New York.

The auditors of New Wildlife are Brightman Almagor Zohar & Co., a firm in the Deloitte Global Network, at their principal office in Tel Aviv, Israel, which is located at 132 Menahem Begin St., Tel-Aviv Israel. The auditors are independent of New Wildlife in accordance with the applicable rules and regulations of the SEC and the Public Company Accounting Oversight Board (United States). The transfer agent and registrar for the New Wildlife Common Stock will be Computershare Trust Company, N.A., through its principal offices in Providence, Rhode Island.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy materials and annual reports with respect to two or more shareholders/ stockholders who share the same address by delivering a single set of proxy materials or annual reports, as applicable, addressed to those shareholders/stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders/stockholders and cost savings for companies.

REMAX and the banks and brokerage firms with account holders who are REMAX Stockholders have delivered only one joint proxy statement/prospectus and management information circular to multiple stockholders who share an address unless one or more of such REMAX Stockholders has provided contrary instructions. REMAX will promptly deliver, upon written or oral request to the address or telephone number below, a separate copy of this joint proxy statement/prospectus and management information circular to a stockholder at a shared address to which a single joint proxy statement/prospectus and management information circular was delivered. Requests for additional copies and/or notice that a stockholder wishes to receive a separate annual report or proxy statement in the future should be directed to: RE/MAX Holdings, Inc., Attention: Investor Relations, at 5075 S. Syracuse Street, Denver, Colorado 80237, by telephone to (303) 224-5458, or by email at investorrelations@remax.com. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Real and REMAX file annual, quarterly and special reports, proxy statements, management information circulars and other information with the SEC and Canadian securities regulators, as applicable. With respect to Real and REMAX, such documents filed with or furnished to the SEC are available to the public on the SEC’s website at www.SEC.gov. With respect to Real, such documents filed with the applicable Canadian securities regulators are also available to the public on SEDAR+ at www.sedarplus.ca. In addition, you may obtain free copies of the documents Real files with the SEC and Canadian securities regulators by going to Real’s website at https://investors.onereal.com/financials/sec-filings/default.aspx. You may obtain free copies of the documents REMAX files with the SEC by going to REMAX’s website at https://investors.remaxholdings.com/financials/sec-filings/default.aspx. The information provided on Real’s and REMAX’s websites, other than copies of the documents listed below that have been filed with the SEC or on SEDAR+, is not part of this joint proxy statement/prospectus and management information circular and is not incorporated herein by reference.

New Wildlife has filed with the SEC a registration statement on Form S-4 to register with the SEC the New Wildlife Common Stock to be issued to Real Securityholders and REMAX Stockholders in connection with the Contemplated Transactions. This joint proxy statement/prospectus and management information circular is a part of that registration statement and constitutes a prospectus of New Wildlife in addition to being a proxy statement of Real and REMAX for the Special Meetings. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the annexes to the registration statement.

Statements contained in this joint proxy statement/prospectus and management information circular, or in any document incorporated by reference into this joint proxy statement/prospectus and management information circular, are not necessarily complete and each such statement is qualified in its entirety by reference to that filed as an exhibit with the SEC or filed on SEDAR+ with Canadian securities regulators. The SEC and Canadian securities regulators, as applicable, may allow Real and REMAX to incorporate by reference the information Real and REMAX file with them, as applicable, which means that Real and REMAX may disclose important information to you by referring you to other documents filed separately with the SEC and Canadian securities regulators, as applicable. Due to certain differences in applicable U.S. and Canadian securities laws, the documents incorporated by reference into this joint proxy statement/ prospectus and management information circular differ for purposes of the filing of this joint proxy statement/ prospectus and management information circular with the SEC and with Canadian securities regulatory authorities. You should read the information incorporated by reference because it is an important part of this joint proxy statement/prospectus and management information circular.

For the purposes of filing this joint proxy statement/prospectus and management information circular with the SEC, the following documents, which have been filed with the SEC by Real (SEC File No. 001-40442) and REMAX (SEC File No. 001-36101), are hereby incorporated by reference into this joint proxy statement/ prospectus and management information circular. Notwithstanding the foregoing, information furnished by Real or REMAX on any Current Report on Form 6-K or Form 8-K, as applicable, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act, will not be deemed to be incorporated by reference into this joint proxy statement/prospectus and management information circular.

Real

●	Annual Report on Form 40-F for the fiscal year ended December 31, 2025, filed with the SEC on March 4, 2026;
●	Current Reports on Form 6-K furnished to the SEC on February 11, 2026, March 4, 2026, April 24, 2026, April 27, 2026, April 28, 2026, May 7, 2026, and May 29, 2026; and
●	The descriptions of Real Common Shares contained in its Form 40FR12B, filed with the SEC on May 25, 2021, including any amendments or reports filed for the purpose of updating such description.

For the purposes of filing this joint proxy statement/prospectus and management information circular with the SEC, any person may request copies of this joint proxy statement/prospectus and management information circular and any of the above-listed documents incorporated by reference into this joint proxy statement/prospectus and management information circular or other information concerning Real, without charge, by written or telephonic request directed to Real, Attention: Alexandra Lumpkin, 701 Brickell Avenue, 17th Floor, Miami, Florida 33131, or by telephone at: (305) 306-9553.

REMAX

●	Annual Report on Form 10-K for the year ended December 31, 2025 (filed with the SEC on February 19, 2026);
●	Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2025 (filed with the SEC on April 30, 2026);
●	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 (filed with the SEC on May 8, 2026);
●	Current Reports on Form 8-K filed with the SEC on February 11, 2026, February 18, 2026 and April 28, 2026; and
●	the descriptions of REMAX Common Stock contained in its Registration Statement on Form 8-A, filed with the SEC on September 27, 2013, including any amendments or reports filed for the purpose of updating such description.

Any person may request copies of this joint proxy statement/prospectus and management information circular and any of the documents incorporated by reference into this joint proxy statement/prospectus and management information circular or other information concerning REMAX, without charge, by written request directed to REMAX, Attention: Investor Relations, 5075 S. Syracuse Street, Denver, Colorado 80237, by telephone at (303) 224-5458 or by email at investorrelations@remax.com.

For the purposes of filing this joint proxy statement/prospectus and management information circular with Canadian securities regulators, the following documents, which have been filed with Canadian securities regulators under Real’s SEDAR+ profile, are hereby incorporated by reference into this joint proxy statement/ prospectus and management information circular.

Real

●	the annual information form of Real for the financial year ended December 31, 2025, dated March 4, 2026;
●	the audited consolidated financial statements of Real as at and for the financial years ended December 31, 2025 and 2024, together with the notes thereto and the reports of independent auditors thereon (the “Real Annual Financial Statements”);
●	the management’s discussion and analysis of Real relating to the Real Annual Financial Statements;
●	the unaudited interim financial statements of Real as at and for the three-month period ended March 31, 2026, together with the notes thereto (the “Real Interim Financial Statements”);
●	the management’s discussion and analysis of Real relating to the Real Interim Financial Statements;
●	the management information circular of Real dated April 2, 2026 in connection with the annual general meeting of Real Shareholders held May 29, 2026;
●	the material change report of Real dated February 17, 2026 in respect of the appointment of a director to the board of directors of Real; and
●	the material change report of Real dated April 28, 2026 in respect of the Contemplated Transactions.

REMAX

●	Annual Report on Form 10-K for the year ended December 31, 2025 (filed with the SEC on February 19, 2026);
●	Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2025 (filed with the SEC on April 30, 2026);
●	Report on Form 10-Q for the quarterly period ended March 31, 2026 (filed with the SEC on May 8, 2026);

●	Current Reports on Form 8-K filed with the SEC on February 11, 2026, February 18, 2026 and April 28, 2026; and
●	the descriptions of REMAX Common Stock contained in its Registration Statement on Form 8-A, filed with the SEC on September 27, 2013, including any amendments or reports filed for the purpose of updating such description.

For the purposes of filing this joint proxy statement/prospectus and management information circular with Canadian securities regulators, any person may request copies of this joint proxy statement/prospectus and management information circular and any of the above-listed documents incorporated by reference into this joint proxy statement/prospectus and management information circular or other information concerning Real, without charge, by written or telephonic request directed to Real, Attention: Alexandra Lumpkin, 701 Brickell Avenue, 17th Floor, Miami, Florida 33131, or by telephone: (305) 306-9553.

You can obtain any of the documents incorporated by reference into this joint proxy statement/ prospectus and management information circular through Real or REMAX, as applicable, or from the SEC through the SEC’s website at the address described above or by downloading copies from the SEDAR+ website at the address described above.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this joint proxy statement/prospectus and management information circular or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

Any future filings made with the SEC by Real pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and management information circular and prior to the date on which the Real Meeting is held shall also be deemed incorporated by reference. Information in such future filings updates and supplements the information provided in this joint proxy statement/prospectus and management information circular. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document previously filed with the SEC by Real that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC by REMAX pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and management information circular and prior to the REMAX Meeting, shall also be deemed incorporated by reference. Information in such future filings updates and supplements the information provided in this joint proxy statement/prospectus and management information circular. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document previously filed with the SEC by REMAX that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

THIS JOINT PROXY STATEMENT/PROSPECTUS AND MANAGEMENT INFORMATION CIRCULAR DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. NEITHER REAL NOR REMAX HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OTHER THAN THE INFORMATION THAT IS CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS JOINT PROXY STATEMENT/PROSPECTUS AND MANAGEMENT INFORMATION CIRCULAR. THIS JOINT PROXY STATEMENT/PROSPECTUS AND MANAGEMENT INFORMATION CIRCULAR IS DATED JULY, 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND MANAGEMENT INFORMATION CIRCULAR IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND YOU SHOULD NOT ASSUME THAT THE INFORMATION INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS AND MANAGEMENT INFORMATION CIRCULAR IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE INCORPORATED DOCUMENT. THE MAILING OF THIS JOINT PROXY STATEMENT/ PROSPECTUS AND MANAGEMENT INFORMATION CIRCULAR, AS APPLICABLE TO SECURITYHOLDERS/STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Rome Wildlife, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Rome Wildlife, Inc. and subsidiaries (the “Company”) as of April 24, 2026, and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of April 24, 2026, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

June 12, 2026

We have served as the Company’s auditor since 2026.

F-1

Rome Wildlife, Inc.

Consolidated Balance Sheet

As of April 24, 2026
ASSETS
TOTAL ASSETS	$—

LIABILITIES AND EQUITY
TOTAL LIABILITIES	$—
STOCKHOLDER’S EQUITY
Common Stock $0.001 par value, 100 shares authorized, 100 shares issued and outstanding at April 24, 2026	—
TOTAL STOCKHOLDER’S EQUITY	$—
TOTAL LIABILITIES AND EQUITY	$—

See accompanying notes to the consolidated balance sheet.

F-2

Rome Wildlife, Inc.

Notes to the Balance Sheet

1.ORGANIZATION AND BACKGROUND

Rome Wildlife, Inc. (the “Company”) was incorporated in Delaware on April 24, 2026, as a direct wholly owned subsidiary of The Real Brokerage Inc. (“Real”). In connection with the Company’s formation, three additional wholly owned subsidiaries of the Company, organized in both the United States and Canada, were established. The Company and its subsidiaries formed solely to facilitate a series of transactions in connection with merger agreement dated April 26, 2026, between Real and RE/MAX Holdings, Inc. (“RE/MAX”), pursuant to which Real and RE/MAX will be combined under a newly formed holding company structure (the “Contemplated Transactions”).

Upon completion of the transaction, Real and RE/MAX are expected to become wholly owned subsidiaries of the Company. Until the closing of the transaction, the Company and its subsidiaries will not conduct any activities other than those incidental to their formation and the implementation of the transaction.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated balance sheet has been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Statements of comprehensive income, changes in equity and cash flows have not been presented because the Company has not engaged in any business or other activities except in connection with its formation.

Income Taxes

The Company is treated as a subchapter C corporation, and therefore, is subject to both federal and state income taxes.

3.STOCKHOLDER’S EQUITY

On April 24, 2026, the Company was authorized to issue 100 shares of common stock, $0.001 par value. As of April 24, 2026, 100 shares are issued and outstanding.

4.SUBSEQUENT EVENTS

The Company has evaluated subsequent events through June 12, 2026, the date on which the audited balance sheet was available to be issued.

F-3

ANNEX A

ARRANGEMENT RESOLUTION

BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

1.	The arrangement (as it may be amended or varied in accordance with its terms, the “Arrangement”) under Part 9, Division 5 of the Business Corporations Act (British Columbia) (the “BCBCA”), involving The Real Brokerage Inc. (“Real”), its securityholders, 1587802 B.C. Unlimited Liability Company (“Bidco”) and Rome Wildlife, Inc. (“New Wildlife”), all as more particularly described and set forth in the joint proxy statement/prospectus and management information circular of Real dated July 9, 2026 (the “Circular”) accompanying the notice of the meeting, is hereby authorized, approved and adopted.
2.	The plan of arrangement of Real (as it may be amended or varied in accordance with its terms, the “Plan of Arrangement”), the full text of which is attached as Annex B to the Circular, is hereby authorized, approved and adopted.
3.	The Arrangement Agreement and Plan of Merger dated as of April 26, 2026 (as amended from time to time in accordance with its terms, the “Merger Agreement”) between Real, New Wildlife, Wildlife Acquisition I Corp., Wildlife Acquisition II LLC, Bidco and RE/MAX Holdings, Inc. (“REMAX”) and all the transactions contemplated therein (including the acquisition of REMAX by New Wildlife), the actions of the directors of Real in approving the Arrangement and the Merger Agreement and the actions of the directors and officers of Real in executing and delivering the Merger Agreement and any amendments or variations thereto and causing the performance by Real of its obligations thereunder (including Real’s application for an interim order from the Supreme Court of British Columbia (the “Arrangement Court”)) are hereby confirmed, ratified, authorized and approved.
4.	For greater certainty, Real is hereby authorized and directed to cause New Wildlife to issue shares of common stock in the capital of New Wildlife (“Consideration Shares”) pursuant to the Merger Agreement and the Plan of Arrangement, including (i) Consideration Shares issuable to shareholders of Real and REMAX thereunder, (ii) pursuant to the exercise of New Wildlife replacement options to be issued in exchange for Real and REMAX options thereunder, and (iii) pursuant to the settlement of New Wildlife replacement restricted share units to be issued in exchange for Real and REMAX restricted share units thereunder; and the Consideration Shares will be, when issued, validly issued as fully paid and non-assessable shares of common stock of New Wildlife.
5.	Real be and is hereby authorized to apply for a final order from the Arrangement Court to approve the Arrangement on the terms set forth in the Merger Agreement and the Plan of Arrangement (as they may be, or may have been, amended or varied from time to time in accordance with their terms).
6.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the securityholders of Real, or that the Arrangement has been approved by the Arrangement Court, the directors of Real are hereby authorized and empowered, at their discretion, without further notice to, or approval of, any securityholder of Real:
(a)	to amend or vary the Merger Agreement or the Plan of Arrangement to the extent permitted thereby; and
(b)	subject to the terms and conditions of the Merger Agreement, not to proceed with the Arrangement and any related transactions.
7.	Any one or more officers or directors of Real is hereby authorized, for and on behalf and in the name of Real, to execute and deliver all such agreements, forms, waivers, notices, certificates, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such officer or director may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Merger Agreement, and all the transactions contemplated therein, and the completion of the Plan of Arrangement in accordance with the terms of the Merger Agreement and the Plan of Arrangement, including:
(a)	all actions required to be taken by or on behalf of Real, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and
(b)	the signing of certificates, consents and other documents or declarations required under the Merger Agreement or otherwise to be entered into by Real,
(c)	such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

A-1

ANNEX B

PLAN OF ARRANGEMENT UNDER SECTION 288

OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1

INTERPRETATION

Section 1.1Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“Arrangement” means the arrangement under Part 9, Division 5 of the BCBCA in accordance with the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms hereof, the terms of the Arrangement Agreement or made at the direction of the Court in the Final Order with the prior written consent of Parent and the Company, each acting reasonably.

“Arrangement Agreement” means the arrangement agreement and plan of merger dated as of April 26, 2026 among Parent, New Wildlife, Wildlife Acquisition I Corp., Wildlife Acquisition II LLC, Bidco and the Company to which this Plan of Arrangement is attached as Exhibit H, including all exhibits annexed thereto as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Arrangement Consideration” means the consideration to be received by the Parent Common Shareholders (other than Dissenting Holders) pursuant to this Plan of Arrangement for their Parent Common Shares, consisting of one share of New Wildlife Common Stock for each Parent Common Share pursuant to Section 2.3(3) hereof.

“Arrangement Effective Time” means the time as Parent and the Company agree to in writing prior to the Closing Date.

“Arrangement Resolution” means the special resolution approving this Plan of Arrangement to be considered at the Parent Shareholders’ Meeting by the Parent Securityholders, substantially in the form and content set forth in Exhibit G to the Arrangement Agreement.

“BCBCA” means the Business Corporations Act (British Columbia).

“Bidco” means 1587802 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of the Province of British Columbia.

“Bidco Shares” has the meaning specified in Section 2.3(4)(a).

“Company” means RE/MAX Holdings, Inc., a Delaware Corporation.

“Court” means the Supreme Court of British Columbia.

“Dissent Rights” has the meaning specified in Section 3.1.

“Dissent Shares” means the Parent Common Shares held by a Dissenting Holder in respect of which the Dissenting Holder has properly and validly exercised Dissent Rights.

“Dissenting Holder” means a registered Parent Common Shareholder as of the record date of the Parent Shareholders’ Meeting who has properly and validly exercised its Dissent Rights in strict compliance with Article 3, who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and who is ultimately determined to be entitled to be paid the fair value of its Parent Common Shares.

“Exchange Agent” means such person as Parent and the Company may appoint (acting reasonably) to act as exchange agent/depositary in respect of the Arrangement.

“Final Order” means the final order of the Court, in a form and substance acceptable to Parent and the Company, each acting reasonably, approving the Arrangement pursuant to Section 291 of the BCBCA, as such order may be amended, supplemented, modified or varied by the Court (with the consent of both Parent and the Company, each acting reasonably) at any time prior to the Closing Date or, if appealed, then, unless such appeal is withdrawn or denied, as such order may be affirmed or amended (provided that any such amendment is satisfactory to both Parent and the Company, each acting reasonably) on appeal.

“Interim Order” means the interim order of the Court to be issued following the application therefor submitted to the Court, in a form and substance acceptable to Parent and the Company, each acting reasonably, providing for, among other things, the calling and holding of the Parent Shareholders’ Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of Parent and the Company, each acting reasonably.

“In-the-Money Value” means, in respect of a stock option at a particular time, the amount, if any, by which (a) the aggregate fair market value at that time of the securities subject to such stock option exceeds (b) the aggregate exercise price of such stock option.

“Letter of Transmittal” means the letter of transmittal to be forwarded or made available by Parent to registered Parent Common Shareholders, in a form acceptable to Parent and the Company, acting reasonably, for use by such Parent Common Shareholders in connection with the Arrangement as contemplated herein.

“New Wildlife” means Rome Wildlife, Inc., a Delaware corporation.

“New Wildlife Common Stock” means common stock in the capital of New Wildlife.

“Notice of Dissent” means a written notice provided by a registered Parent Common Shareholder to Parent as of both the record date of the Parent Shareholders’ Meeting and as of the deadline for exercising such Dissent Rights setting forth such Parent Common Shareholder’s objection to the Arrangement Resolution and exercise of Dissent Rights, in accordance with the requirements of Division 2 of Part 8 of the BCBCA, as may be modified by this Plan of Arrangement or the Interim Order.

“Parent” means The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia.

“Parent Common Shareholders” means the registered or beneficial holders of the Parent Common Shares, as the context requires.

“Parent Common Shares” means the common shares, without par value, of Parent.

“Parent Shareholders’ Meeting” means the special meeting of the Parent Common Shareholders and holders of Parent Options and Parent RSUs, including any adjournment or postponement of such special meeting, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution.

“Plan of Arrangement” means this plan of arrangement, subject to any amendments or variations to this plan of arrangement made in accordance with the terms hereof, the terms of the Arrangement Agreement or made at the direction of the Court in the Final Order with the prior written consent of Parent and the Company, each acting reasonably.

“Tax Act” means the Income Tax Act (Canada).

Section 1.2Certain Rules of Interpretation

In this Plan of Arrangement, unless otherwise specified:

(1)	Headings, etc.The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.
(2)	Currency.All references to dollars or to $ are references to United States Dollars, unless specified otherwise.

(3)	Gender and Number.Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.
(4)	Certain Phrases and References, etc.The words “including”, “includes” and “include” mean “including (or includes or include) without limitation,” and “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. Unless stated otherwise, “Article” and “Section”, followed by a number or letter mean and refer to the specified Article or Section of this Plan of Arrangement. The terms “Plan of Arrangement”, “hereof”, “herein” and similar expressions refer to this Plan of Arrangement (as it may be amended, modified or supplemented from time to time) and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.
(5)	Statutory and Agreement References.Except as otherwise provided in this Plan of Arrangement, any reference in this Plan of Arrangement to a statute refers to such statute and all rules and regulations made under it as they may have been or may from time to time be amended, re- enacted or replaced.
(6)	The term “Agreement” and any reference in this Plan of Arrangement to the Arrangement Agreement or any other agreement or document includes, and is a reference to, the Arrangement Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated or replaced; and any reference to a Contract, including the Arrangement Agreement, shall mean such agreement or contract, as the same may be amended, renewed, supplemented, extended novated and/or restated from time to time in accordance with its terms, and includes all schedules, annexes, appendices and other attachments to it.
(7)	Computation of Time.If any action may be taken within, or any right or obligation is to expire at the end of, a period of days under this Plan of Arrangement, then the first day of the period is not counted, but the day of its expiry is counted. Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment will be made or such action will be taken on or not later than the next succeeding Business Day.

(8)Time References.References to time are to New York time.

ARTICLE 2

THE ARRANGEMENT

Section 2.1Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement, except in respect of the order and sequence of the steps comprising the Arrangement, which shall occur in the order and sequence set forth in Section 2.3. This Plan of Arrangement constitutes an arrangement as referred to in Division 5 of Part 9 of the BCBCA.

Section 2.2Effectiveness

Subject to the Court’s approval of the Arrangement under Section 291 of the BCBCA, this Plan of Arrangement will become effective at the Arrangement Effective Time (except as otherwise provided herein) and will be binding from and after the Arrangement Effective Time on Parent, Bidco, New Wildlife, Wildlife Acquisition I Corp., Wildlife Acquisition II LLC, the Company, the Exchange Agent, the Parent Common Shareholders, including the Dissenting Holders, holders of Parent Options and holders of Parent RSUs, in each case, without any further authorization, act or formality on the part of any Person, except as expressly provided in this Plan of Arrangement.

Section 2.3Arrangement

Each of the following events shall occur and shall be deemed to occur sequentially as set out below without any further authorization, act or formality, starting at the Arrangement Effective Time:

(1)	At the Arrangement Effective Time, the Parent Common Shares shall be, and shall be deemed to be, consolidated on the basis of one Parent Common Share for every 10 Parent Common Shares outstanding (the “Consolidation”). Each fractional Parent Common Share arising as a result of the Consolidation that is less than 1∕2 of a Parent Common Share will be cancelled without payment of any consideration therefor, and each fractional Parent Common Share arising as a result of the Consolidation that is at least 1∕2 of a share will be changed into one whole Parent Common Share. As a result of the Consolidation, pursuant to the terms of the Parent Equity Plans, Parent Options and Parent RSUs shall continue but the terms shall be modified as follows:
(a)	the number of Parent Options held by each holder of Parent Options and the number of Parent Common Shares to which such holder of Parent Options is entitled upon exercise of such Parent Options will be divided by 10 (rounded down to the nearest whole number (and which cannot be rounded to less than one)), and the exercise price per Parent Common Share issuable upon the exercise of such Parent Options shall be multiplied by 10; and
(b)	the number of Parent RSUs held by each holder of Parent RSUs and, where the RSUs entitle the holder to a number of Parent Common Shares or cash equivalent on settlement, the number of Parent Common Shares or cash equivalent to which such holder of Parent RSUs is entitled upon settlement of such Parent RSUs will be divided by 10 (rounded down to the nearest whole number (and which cannot be rounded to less than one)).
(2)	Five minutes after the step in Section 2.3(1), each Dissent Share shall be deemed to have been transferred without any further action by or on behalf of the holder thereof to Bidco in exchange for a debt claim against Bidco for the amount determined in accordance with Section 3.1, and:
(a)	such Dissenting Holder shall cease to be the holder of such Parent Common Share and to have any rights as a Parent Common Shareholder, other than the debt claim against Bidco for the amount determined in accordance with Section 3.1;
(b)	such Dissenting Holder’s name shall be removed from the central securities register of Parent in respect of each such Parent Common Share; and
(c)	Bidco shall be recorded in the central securities register of Parent in respect of the Parent Common Shares as the holder of the Parent Common Shares so transferred, and shall be deemed to be the legal and beneficial owner thereof.
(3)	Five minutes after the steps in Section 2.3(2), each outstanding Parent Common Share (for greater certainty, excluding Parent Common Shares in respect of which Dissenting Holders have validly exercised their respective Dissent Rights, if any) shall be transferred without any further action by or on behalf of the holder thereof, to Bidco in exchange for the Arrangement Consideration, and in respect of the Parent Common Shares so transferred:

(a)	the holder of each such Parent Common Share shall cease to be the holder thereof and to have any rights as a Parent Common Shareholder other than the right to receive the Arrangement Consideration in accordance with this Plan of Arrangement;
(b)	such holder’s name shall be removed from the central securities register of Parent in respect of each such Parent Common Share; and
(c)	Bidco shall be recorded in the central securities register of Parent in respect of the Parent Common Shares as the holder of the Parent Common Shares so transferred, and shall be deemed to be the legal and beneficial owner thereof.

(4)Concurrently with the steps in Section 2.3(3):

(a)

New Wildlife shall subscribe for a number of common shares in the capital of Bidco equal to the number of outstanding Parent Common Shares (excluding the Parent Common Shares in respect of which Dissenting Holders have validly exercised their respective Dissent Rights), which shall have an aggregate value equal to the aggregate Arrangement Consideration payable by New Wildlife pursuant to Section 2.3(3) (the “Bidco Shares”);

(b)

in full payment of the subscription price for the Bidco Shares, New Wildlife shall be obligated to pay the Arrangement Consideration to the Parent Common Shareholders in accordance with this Plan of Arrangement; and

(c)	Bidco shall issue the Bidco Shares to New Wildlife.

(5)

(a)	Five minutes after the steps in Section 2.3(4), the Parent Options outstanding immediately following the step in Section 2.3(1) shall be exchanged for options (“Replacement Options”) granted by New Wildlife to acquire the same number of shares of New Wildlife Common Stock as the number of Parent Common Shares that the holders thereof would be entitled to acquire following the step in Section 2.3(1), provided that, if the foregoing would result in the issuance of a fraction of a share of New Wildlife Common Stock, then the number of shares of New Wildlife Common Stock issuable pursuant to such Replacement Options shall be rounded down to the nearest whole number of shares of New Wildlife Common Stock. Such Replacement Options shall have an exercise price per share of New Wildlife Common Stock equal to the exercise price per Parent Common Share of such Parent Options immediately following the step in Section 2.3(1).
(b)	Except, as provided in this Section 2.3(5), each Replacement Option shall be subject to the terms of the applicable Parent Equity Plan and have the same terms and conditions with respect to vesting, conditions to and manner of exercising, term to expiry and otherwise as were applicable to the Parent Option for which it was exchanged, and any certificate or award agreement previously evidencing the applicable Parent Options shall thereafter evidence and be deemed to evidence such Replacement Options; provided however that New Wildlife’s board of directors or a committee thereof will succeed to the authority and responsibility of Parent’s board of directors or any committee thereof with respect to each Replacement Option. Thereafter, the Parent Options so exchanged shall be cancelled and the holders of such Parent Options will cease to be the holders thereof or to have any rights as holders in respect of such Parent Options and the names of the holders thereof will be removed from the applicable securities register of Parent with respect to such Parent Options.
(c)	It is intended that the provisions of subsection 7(1.4) of the Tax Act apply to the exchange of a Parent Option for a Replacement Option. Accordingly, if applicable, the exercise price of a Replacement Option will be automatically adjusted nunc pro tunc such that the In-The- Money Value of the Replacement Option immediately after the exchange does not exceed the In- The-Money Value of the Parent Option for which it was exchanged immediately before the exchange.

(6)

(a)	Five minutes after the steps in Section 2.3(5), the Parent RSUs outstanding immediately following the step in Section 2.3(1) shall be exchanged for restricted share units (“Replacement RSUs”) granted by New Wildlife to acquire the same number of shares of New Wildlife Common Stock or cash equivalent as the number of Parent Common Shares or cash equivalent that the holders thereof would be entitled to receive following the step in Section 2.3(1), provided that, if the foregoing would result in the entitlement to a fraction of a share of New Wildlife Common Stock or cash equivalent on any particular settlement of Parent RSUs, then the number of shares of New Wildlife Common Stock issuable pursuant to such Replacement RSUs or cash equivalent shall be rounded down to the nearest whole number of shares of New Wildlife Common Stock.
(b)	Each Replacement RSU shall be subject to the terms of the applicable Parent Equity Plan and have the same terms and conditions with respect to vesting, term to expiry and otherwise as were applicable to the Parent RSU for which it was exchanged, and any certificate or award agreement previously evidencing the applicable Parent RSUs shall thereafter evidence and be deemed to evidence such Replacement RSUs; provided however that New Wildlife’s board of directors or a committee thereof will succeed to the authority and responsibility of Parent’s board of directors or any committee thereof with respect to each Replacement RSU. Thereafter, the Parent RSUs so exchanged shall be cancelled and the holders of such Parent RSUs will cease to be the holders thereof or to have any rights as holders in respect of such Parent RSUs and the names of the holders thereof will be removed from the applicable securities register of Parent with respect to such Parent RSUs.
(7)	Notwithstanding any provision herein to the contrary, the parties agree that this Plan of Arrangement will be carried out with the intention that all Replacement Options and Replacement RSUs granted on completion of this Plan of Arrangement will be granted in reliance on an exemption from the registration requirements of the Securities Act, including the exemption provided by section 3(a)(10) thereof.

ARTICLE 3

DISSENT RIGHTS

Section 3.1Dissent Rights

(1)	Pursuant to the Interim Order, Parent Common Shareholders who are registered holders of Parent Common Shares as of both the record date of the Parent Shareholders’ Meeting and as of the deadline for exercising such Dissent Rights may exercise rights of dissent in connection with the Arrangement under Division 2 of Part 8 of the BCBCA, as modified by this Article 3, the Interim Order and the Final Order (“Dissent Rights”), with respect to all (but not less than all) of the Parent Common Shares held by such Parent Common Shareholder, provided that the Notice of Dissent contemplated by Section 242(1)(a) of the BCBCA, as may be modified by the Interim Order, must be received by Parent by 4:00 p.m. (Vancouver time) on the date that is at least two Business Days prior to the date of the Parent Shareholders’ Meeting, or any date to which the Parent Shareholders’ Meeting may be postponed or adjourned, and provided further that each Dissenting Holder who duly exercises Dissent Rights shall be deemed to have transferred the Parent Common Shares held by such holder to Bidco as provided in Section 2.3(2) and if such holder:
(a)	is ultimately entitled to be paid the fair value of their Dissent Shares (i) will be entitled to be paid the fair value of such Dissent Shares by Bidco (less any applicable withholdings pursuant to Section 4.2 hereof), which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be the fair value of such Dissent Shares determined as of the close of business on the day immediately before the approval of the Arrangement Resolution, (ii) shall be deemed not to have participated in the transactions in Article 2 (other than Section 2.3(1) and Section 2.3(2), if applicable), (iii) shall be deemed to have transferred and assigned such Dissent Shares, free and clear of any Encumbrances, to Bidco in accordance with Section 2.3(2) hereof, and (iv) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holder not exercised their Dissent Rights in respect of such Parent Common Shares; or
(b)	is ultimately not entitled, for any reason, to be paid fair value for such holder’s Parent Common Shares, shall be deemed to have participated in the Arrangement, as of the Arrangement Effective Time, on the same basis as a non-dissenting registered holder of Parent Common Shares, and shall be entitled to receive only the Arrangement Consideration pursuant to Section 2.3(3) hereof that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Rights.

Section 3.2Recognition of Dissenting Holders

(1)	In no circumstances shall Parent, Bidco or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the registered holder of those Parent Common Shares in respect of which such rights are sought to be exercised as of both the record date of the Parent Shareholders’ Meeting and as of the deadline for exercising such Dissent Rights.
(2)	In no case shall Parent, Bidco or any other Person be required to recognize Dissenting Holders as holders of Parent Common Shares after the time that is immediately prior to the Arrangement Effective Time, and the names of such Dissenting Holders shall be deleted from the central securities register as holders of Parent Common Shares at the time at which the step in Section 2.3(2) hereof occurs.
(3)	For greater certainty, in addition to any other restrictions set forth in the Interim Order and under Division 2 of Part 8 of the BCBCA, none of the following shall be entitled to exercise Dissent Rights: (i) a holder of any Parent Options or Parent RSUs in respect of such holder’s Parent Options or Parent RSUs, respectively; (ii) Parent Common Shareholders who have voted or have instructed a proxyholder to vote their Parent Common Shares in favour of the Arrangement Resolution; and (iii) any Person who is not a registered Parent Common Shareholder as of both the record date for the Parent Shareholders’ Meeting and as of the deadline for exercising such Dissent Rights.

ARTICLE 4

DELIVERY OF ARRANGEMENT CONSIDERATION

Section 4.1Deposit and Delivery of Arrangement Consideration

(1)	Following receipt of the Final Order and no later than two Business Days preceding the Arrangement Effective Time, Bidco and New Wildlife shall deposit (or shall arrange to be deposited) in escrow, or cause to be deposited in escrow, with the Exchange

Agent, for the benefit of the Parent Common Shareholders, for exchange in accordance with the Arrangement through the Exchange Agent, sufficient shares of New Wildlife Common Stock to satisfy the aggregate Arrangement Consideration issuable to Parent Common Shareholders pursuant to Section 2.3(3), which shall be held by the Exchange Agent in escrow as agent and nominee for such former Parent Common Shareholders for distribution to such former Parent Common Shareholders in accordance with the provisions of this Article 4.
(2)	Until such time as a Parent Common Shareholder deposits with the Exchange Agent a duly completed Letter of Transmittal, documents, certificates and instruments contemplated by the Letter of Transmittal, and such other documents and instruments as the Exchange Agent, Parent, Bidco or New Wildlife reasonably require, the delivery to which such Parent Common Shareholder is entitled will, in each case, be delivered to the Exchange Agent to be held as agent on behalf of and for the benefit of such Parent Common Shareholder for delivery to such Parent Common Shareholder, without interest and net of all applicable withholdings and other taxes, if any, upon delivery of the Letter of Transmittal, as applicable, documents, certificates and instruments contemplated by the Letter of Transmittal and such other documents, certificates and instruments as the Exchange Agent, Parent, Bidco or New Wildlife reasonably require.
(3)	Upon surrender to the Exchange Agent for cancellation of a certificate or a direct registration system statement (a “DRS Statement”) that immediately prior to the Arrangement Effective Time represented one or more Parent Common Shares that were transferred under the Arrangement, together with a duly completed and executed Letter of Transmittal, and such additional documents, certificates and instruments as the Exchange Agent, Parent, Bidco or New Wildlife may reasonably require, the holder of such surrendered certificate or DRS Statement will be entitled to receive, and the Exchange Agent will, as promptly as practicable after the Arrangement Effective Time, deliver to such holder (in each case less any amounts withheld pursuant to Section 4.2 (if any)), the certificate(s) representing or other evidence of, shares of New Wildlife Common Stock that such Parent Common Shareholder is entitled to receive under the Arrangement, and any certificate or DRS Statement so surrendered will forthwith be cancelled.
(4)	In the event of a transfer of ownership of Parent Common Shares which was not registered in the transfer records of Parent, the Arrangement Consideration that such holder has the right to receive, subject to Section 2.3, shall be delivered to the transferee if the certificate or DRS Statement which immediately prior to the Arrangement Effective Time represented Parent Common Shares that were exchanged for the Arrangement Consideration under the Arrangement is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer.
(5)	After the Arrangement Effective Time and until surrendered as contemplated by this Article 4, each certificate or DRS Statement that immediately prior to the Arrangement Effective Time represented one or more Parent Common Shares, other than Dissent Shares, will be deemed at all times to represent only the right to receive in exchange therefor certificate(s) representing or other evidence of, the shares of New Wildlife Common Stock, less any amounts withheld pursuant to Section 4.2 (if any).

Section 4.2Deemed Fully Paid and Non-Assessable Shares

All shares of New Wildlife Common Stock issued pursuant to this Plan of Arrangement shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares.

Section 4.3Withholding Rights

Parent, Bidco, New Wildlife, the Exchange Agent and any other relevant Person (each, a “withholding agent”) will be entitled to take such actions as are reasonably necessary to deduct and withhold (or cause to be deducted and withheld) from any amounts or consideration payable or otherwise deliverable to any Person pursuant to the Arrangement (including this Plan of Arrangement) such Tax, source deductions and other amounts as are required to be deducted and withheld under applicable Legal Requirements. To the extent that amounts are so deducted and withheld and timely remitted to the applicable Governmental Body, such amounts will be treated for all purposes of the Arrangement as having been paid to the Person in respect of which such deduction and withholding was made. Each withholding agent is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide sufficient funds to the withholding agent to enable it to comply with such deduction and withholding requirement and the withholding agent will use commercially reasonable efforts to notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Body and, if applicable, any portion of such net proceeds that is not required to be so remitted will be paid to such Person.

Section 4.4No Fractional Shares

No fractional shares of New Wildlife Common Stock shall be issued pursuant to this Plan of Arrangement.

Section 4.5Calculations

All amounts of cash payable under this Plan of Arrangement (if any) will be calculated to the nearest cent ($0.01). All calculations and determinations made in good faith by New Wildlife, Bidco, Parent or the Exchange Agent, as applicable, for the purposes of this Plan of Arrangement shall be conclusive, final and binding.

Section 4.6Interest

Under no circumstances shall interest accrue or be paid by New Wildlife, Bidco, Parent, the Exchange Agent or any other Person to any Parent Common Shareholder or other person depositing certificates or DRS Statements pursuant to this Plan of Arrangement in respect of Parent Common Shares existing immediately prior to the Arrangement Effective Time, regardless of any delay in making any delivery or payment contemplated hereunder.

Section 4.7No Encumbrances

Any exchange or transfer of securities, deemed or otherwise, in accordance with this Plan of Arrangement shall be free and clear of any Encumbrances or other claims of third parties of any kind.

Section 4.8Lost Certificates

In the event that any certificate which, immediately prior to the Arrangement Effective Time, represented one or more outstanding Parent Common Shares, which were exchanged in accordance with Section 2.3(3) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed certificate, the aggregate Arrangement Consideration which such holder is entitled to receive in accordance with this Plan of Arrangement. When authorizing such delivery of the aggregate Arrangement Consideration which such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom the Arrangement Consideration is to be delivered shall, as a condition precedent to the delivery of such Arrangement Consideration, give a bond satisfactory to Bidco, Parent and the Exchange Agent in such amount as Bidco, Parent and the Exchange Agent may direct (each acting reasonably), or otherwise indemnify Bidco, Parent and the Exchange Agent and/or any of their respective representatives or agents in a manner satisfactory to Bidco, Parent and the Exchange Agent (each acting reasonably), against any claim that may be made against Bidco, Parent or the Exchange Agent and/or any of their respective representatives or agents with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4.9Extinction of Rights

If any former Parent Common Shareholder fails to deliver to the Exchange Agent the certificates, documents or instruments required to be delivered to the Exchange Agent under this Article 4 in order for such former Parent Common Shareholder to receive the consideration which such former holder is entitled to receive pursuant to Section 2.3(3) on or before the day immediately prior to the sixth anniversary of the Arrangement Effective Time, then any right or claim to payment hereunder that remains outstanding on the day before the sixth anniversary of the Arrangement Effective Time (i) will cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration pursuant to this Plan of Arrangement will terminate and any applicable consideration held by the Exchange Agent in trust for such former holder will be deemed to be surrendered and forfeited to Bidco and New Wildlife or their respective successors for no consideration, and (ii) any certificate representing Parent Common Shares formerly held by such former holder will cease to represent a claim of any nature whatsoever and will be deemed to have been surrendered to Bidco and will be cancelled. None of Parent, Bidco or New Wildlife, or any of their respective successors, will be liable to any Person in respect of any consideration (including any consideration previously held by the Exchange Agent in trust for any such former holder) which is forfeited to Parent, Bidco or New Wildlife or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE 5

PARAMOUNTCY

Section 5.1Paramountcy

From and after the Arrangement Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all rights related to the Parent Common Shares, Parent Options and Parent RSUs issued or outstanding prior to the Arrangement Effective Time, (b) the rights and obligations of the Parent Common Shareholders, the holders of Parent Options, the holders of Parent RSUs, Parent, Bidco, New Wildlife, Wildlife Acquisition I Corp., Wildlife Acquisition II LLC, the Company, the Exchange Agent, and any registrar or transfer agent or other depositary therefor in relation thereto, and any other Person having any right, title or interest in or to Parent Common Shares, Parent Options and Parent RSUs, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Parent Common Shares, Parent Options and Parent RSUs shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

ARTICLE 6

AMENDMENTS

Section 6.1Amendments

(1)	Parent and the Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time, provided that each such amendment, modification and/or supplement must (a) be set out in writing, (b) be approved by the Company and Parent, each acting reasonably, (c) be filed with the Court, and, if made following the Parent Shareholders’ Meeting, approved by the Court, and (d) be communicated to the Parent Common Shareholders, holders of Parent Options and holders of Parent RSUs if and as required by the Court.
(2)	Subject to the provisions of the Interim Order, any amendment, modification and/or supplement to this Plan of Arrangement may be proposed by Parent or the Company at any time prior to or at the Parent Shareholders’ Meeting (provided that Parent or the Company, as applicable, shall have consented thereto in writing) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Parent Shareholders’ Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.
(3)	Parent and the Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time after the Parent Shareholders’ Meeting and prior to the Arrangement Effective Time with the approval of the Court, and, if and as required by the Court, after communication to the Parent Common Shareholders, holders of Parent Options and holders of Parent RSUs.
(4)	Notwithstanding anything to the contrary contained herein, Parent and the Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time without the approval of the Court, the Parent Common Shareholders, holders of Parent Options, holders of Parent RSUs or any other Persons, provided that each such amendment, modification and/or supplement (a) must concern a matter which, in the reasonable opinion of each of Parent and the Company, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement, and (b) is not adverse to the financial or economic interests of any Parent Common Shareholders, holders of Parent Options or holders of Parent RSUs or, to the extent the amendment, modification and/or supplement is made following the Arrangement Effective Time, former Parent Common Shareholders, former holders of Parent Options or former holders of Parent RSUs.

Section 6.2Termination

This Plan of Arrangement may be withdrawn prior to the Arrangement Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 7

FURTHER ASSURANCES

Section 7.1Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of Parent, Bidco, New Wildlife, Wildlife Acquisition I Corp., Wildlife Acquisition II LLC and the Company shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.

ARTICLE 8

U.S. SECURITIES LAW EXEMPTION

Section 8.1U.S. Securities Law Exemption

To the extent necessary, to provide for the issuance of freely tradeable shares, New Wildlife shall, on or as promptly as practicable following the Arrangement Effective Date, file one or more registration statements on Form S-8 with the SEC to register the issuance of shares of New Wildlife Common Stock upon exercise of Replacement Options and vesting of Replacement RSUs from time to time after the Arrangement Effective Time. New Wildlife shall also apply and use commercially reasonable efforts to obtain approval for listing on Nasdaq by the Arrangement Effective Time of the shares of New Wildlife Common Stock issuable hereunder, including the shares of New Wildlife Common Stock issuable upon the exercise of any Replacement Options and vesting of Replacement RSUs.

ANNEX C

DISSENT PROVISIONS OF THE BCBCA

DIVISION 2 OF PART 8 OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

237.Definitions and application

(1)In this Division:

●	“dissenter” means a shareholder who, being entitled to do so, sends written notice of dissent when and as required by section 242;
●	“notice shares” means, in relation to a notice of dissent, the shares in respect of which dissent is being exercised under the notice of dissent;
●	“payout value” means,
(a)	in the case of a dissent in respect of a resolution, the fair value that the notice shares had immediately before the passing of the resolution,
(b)	in the case of a dissent in respect of an arrangement approved by a court order made under section 291 (2) (c) that permits dissent, the fair value that the notice shares had immediately before the passing of the resolution adopting the arrangement,
(c)	in the case of a dissent in respect of a matter approved or authorized by any other court order that permits dissent, the fair value that the notice shares had at the time specified by the court order, or
(d)	in the case of a dissent in respect of a community contribution company, the value of the notice shares set out in the regulations, excluding any appreciation or depreciation in anticipation of the corporate action approved or authorized by the resolution or court order unless exclusion would be inequitable.
(2)	This Division applies to any right of dissent exercisable by a shareholder except to the extent that
(a)	the court orders otherwise, or
(b)	in the case of a right of dissent authorized by a resolution referred to in section 238 (1) (g), the court orders otherwise or the resolution provides otherwise.

238.Right to dissent

(1)	A shareholder of a company, whether or not the shareholder’s shares carry the right to vote, is entitled to dissent as follows:
(a)	under section 260, in respect of a resolution to alter the articles
(i)	to alter restrictions on the powers of the company or on the business the company is permitted to carry on, or
(ii)	without limiting subparagraph (i), in the case of a community contribution company, to alter any of the company’s community purposes within the meaning of section 51.91; or
(iii)	without limiting subparagraph (i), in the case of a benefit company, to alter the company’s benefit provision;
(b)	under section 272, in respect of a resolution to adopt an amalgamation agreement;
(c)	under section 287, in respect of a resolution to approve an amalgamation under Division 4 of Part 9;

(d)	in respect of a resolution to approve an arrangement, the terms of which arrangement permit dissent;
(e)	under section 301 (5), in respect of a resolution to authorize or ratify the sale, lease or other disposition of all or substantially all of the company’s undertaking;
(f)	under section 309, in respect of a resolution to authorize the continuation of the company into a jurisdiction other than British Columbia;
(g)	in respect of any other resolution, if dissent is authorized by the resolution;
(h)	in respect of any court order that permits dissent.

(1.1) A shareholder of a company, whether or not the shareholder’s shares carry the right to vote, is entitled to dissent under section 51.995 (5) in respect of a resolution to alter its notice of articles to include or to delete the benefit statement.

(2)	A shareholder wishing to dissent must
(a)	prepare a separate notice of dissent under section 242 for
(i)	the shareholder, if the shareholder is dissenting on the shareholder’s own behalf, and
(ii)	each other person who beneficially owns shares registered in the shareholder’s name and on whose behalf the shareholder is dissenting,
(b)	identify in each notice of dissent, in accordance with section 242 (4), the person on whose behalf dissent is being exercised in that notice of dissent, and
(c)	dissent with respect to all of the shares, registered in the shareholder’s name, of which the person identified under paragraph (b) of this subsection is the beneficial owner.
(3)	Without limiting subsection (2), a person who wishes to have dissent exercised with respect to shares of which the person is the beneficial owner must
(a)	dissent with respect to all of the shares, if any, of which the person is both the registered owner and the beneficial owner, and
(b)	cause each shareholder who is a registered owner of any other shares of which the person is the beneficial owner to dissent with respect to all of those shares.

239.Waiver of right to dissent

(1)	A shareholder may not waive generally a right to dissent but may, in writing, waive the right to dissent with respect to a particular corporate action.
(2)	A shareholder wishing to waive a right of dissent with respect to a particular corporate action must
(a)	provide to the company a separate waiver for
(i)	the shareholder, if the shareholder is providing a waiver on the shareholder’s own behalf, and
(ii)	each other person who beneficially owns shares registered in the shareholder’s name and on whose behalf the shareholder is providing a waiver, and
(b)	identify in each waiver the person on whose behalf the waiver is made.

(3)

If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on the shareholder’s own behalf, the shareholder’s right to dissent with respect to the particular corporate action terminates in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and this Division ceases to apply to

(a)	the shareholder in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and
(b)

any other shareholders, who are registered owners of shares beneficially owned by the first mentioned shareholder, in respect of the shares that are beneficially owned by the first mentioned shareholder.

(4)

If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on behalf of a specified person who beneficially owns shares registered in the name of the shareholder, the right of shareholders who are registered owners of shares beneficially owned by that specified person to dissent on behalf of that specified person with respect to the particular corporate action terminates and this Division ceases to apply to those shareholders in respect of the shares that are beneficially owned by that specified person.

240.Notice of resolution

(1)

If a resolution in respect of which a shareholder is entitled to dissent is to be considered at a meeting of shareholders, the company must, at least the prescribed number of days before the date of the proposed meeting, send to each of its shareholders, whether or not their shares carry the right to vote,

(a)	a copy of the proposed resolution, and
(b)	a notice of the meeting that specifies the date of the meeting, and contains a statement advising of the right to send a notice of dissent.
(2)

If a resolution in respect of which a shareholder is entitled to dissent is to be passed as a consent resolution of shareholders or as a resolution of directors and the earliest date on which that resolution can be passed is specified in the resolution or in the statement referred to in paragraph (b), the company may, at least 21 days before that specified date, send to each of its shareholders, whether or not their shares carry the right to vote,

(a)	a copy of the proposed resolution, and
(b)	a statement advising of the right to send a notice of dissent.
(3)

If a resolution in respect of which a shareholder is entitled to dissent was or is to be passed as a resolution of shareholders without the company complying with subsection (1) or (2), or was or is to be passed as a directors’ resolution without the company complying with subsection (2), the company must, before or within 14 days after the passing of the resolution, send to each of its shareholders who has not, on behalf of every person who beneficially owns shares registered in the name of the shareholder, consented to the resolution or voted in favour of the resolution, whether or not their shares carry the right to vote,

(a)	a copy of the resolution,
(b)	a statement advising of the right to send a notice of dissent, and
(c)	if the resolution has passed, notification of that fact and the date on which it was passed.
(4)	Nothing in subsection (1), (2) or (3) gives a shareholder a right to vote in a meeting at which, or on a resolution on which, the shareholder would not otherwise be entitled to vote.

241.Notice of court orders

If a court order provides for a right of dissent, the company must, not later than 14 days after the date on which the company receives a copy of the entered order, send to each shareholder who is entitled to exercise that right of dissent

(a)	a copy of the entered order, and
(b)	a statement advising of the right to send a notice of dissent.

242.Notice of dissent

(1)	A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (a), (b), (c), (d), (e) or (f) must,
(a)	if the company has complied with section 240 (1) or (2), send written notice of dissent to the company at least 2 days before the date on which the resolution is to be passed or can be passed, as the case may be,
(b)	if the company has complied with section 240 (3), send written notice of dissent to the company not more than 14 days after receiving the records referred to in that section, or
(c)	if the company has not complied with section 240 (1), (2) or (3), send written notice of dissent to the company not more than 14 days after the later of
(i)	the date on which the shareholder learns that the resolution was passed, and
(ii)	the date on which the shareholder learns that the shareholder is entitled to dissent.
(2)	A shareholder intending to dissent in respect of a resolution referred to in section 238 (1)(g) must send written notice of dissent to the company
(a)	on or before the date specified by the resolution or in the statement referred to in section 240(2) (b) or (3)(b) as the last date by which notice of dissent must be sent, or
(b)	if the resolution or statement does not specify a date, in accordance with subsection (1) of this section.
(3)	A shareholder intending to dissent under section 238(1)(h) in respect of a court order that permits dissent must send written notice of dissent to the company
(a)	within the number of days, specified by the court order, after the shareholder receives the records referred to in section 241, or
(b)	if the court order does not specify the number of days referred to in paragraph (a) of this subsection, within 14 days after the shareholder receives the records referred to in section 241.
(4)	A notice of dissent sent under this section must set out the number, and the class and series, if applicable, of the notice shares, and must set out whichever of the following is applicable:
(a)	if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner and the shareholder owns no other shares of the company as beneficial owner, a statement to that effect;
(b)	if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner but the shareholder owns other shares of the company as beneficial owner, a statement to that effect and
(i)	the names of the registered owners of those other shares,

(ii)	the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and
(iii)	a statement that notices of dissent are being, or have been, sent in respect of all of those other shares;
(c)	if dissent is being exercised by the shareholder on behalf of a beneficial owner who is not the dissenting shareholder, a statement to that effect and
(i)	the name and address of the beneficial owner, and
(ii)	a statement that the shareholder is dissenting in relation to all of the shares beneficially owned by the beneficial owner that are registered in the shareholder’s name.
(5)	The right of a shareholder to dissent on behalf of a beneficial owner of shares, including the shareholder, terminates and this Division ceases to apply to the shareholder in respect of that beneficial owner if subsections (1) to (4) of this section, as those subsections pertain to that beneficial owner, are not complied with.

243.Notice of intention to proceed

(1)	A company that receives a notice of dissent under section 242 from a dissenter must,
(a)	if the company intends to act on the authority of the resolution or court order in respect of which the notice of dissent was sent, send a notice to the dissenter promptly after the later of
(i)	the date on which the company forms the intention to proceed, and
(ii)	the date on which the notice of dissent was received, or
(b)	if the company has acted on the authority of that resolution or court order, promptly send a notice to the dissenter.
(2)	A notice sent under subsection (1)(a) or (b) of this section must
(a)	be dated not earlier than the date on which the notice is sent,
(b)	state that the company intends to act, or has acted, as the case may be, on the authority of the resolution or court order, and
(c)	advise the dissenter of the manner in which dissent is to be completed under section 244.

244.Completion of dissent

(1)

A dissenter who receives a notice under section 243 must, if the dissenter wishes to proceed with the dissent, send to the company or its transfer agent for the notice shares, within one month after the date of the notice,

(a)	a written statement that the dissenter requires the company to purchase all of the notice shares,
(b)	the certificates, if any, representing the notice shares, and
(c)	if section 242(4)(c) applies, a written statement that complies with subsection (2) of this section.
(2)	The written statement referred to in subsection (1)(c) must
(a)	be signed by the beneficial owner on whose behalf dissent is being exercised, and
(b)	set out whether or not the beneficial owner is the beneficial owner of other shares of the company and, if so, set out

(i)	the names of the registered owners of those other shares,
(ii)	the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and
(iii)	that dissent is being exercised in respect of all of those other shares.
(3)	After the dissenter has complied with subsection (1),
(a)	the dissenter is deemed to have sold to the company the notice shares, and
(b)	the company is deemed to have purchased those shares, and must comply with section 245, whether or not it is authorized to do so by, and despite any restriction in, its memorandum or articles.
(4)

Unless the court orders otherwise, if the dissenter fails to comply with subsection (1) of this section in relation to notice shares, the right of the dissenter to dissent with respect to those notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares.

(5)

Unless the court orders otherwise, if a person on whose behalf dissent is being exercised in relation to a particular corporate action fails to ensure that every shareholder who is a registered owner of any of the shares beneficially owned by that person complies with subsection (1) of this section, the right of shareholders who are registered owners of shares beneficially owned by that person to dissent on behalf of that person with respect to that corporate action terminates and this Division, other than section 247, ceases to apply to those shareholders in respect of the shares that are beneficially owned by that person.

(6)	A dissenter who has complied with subsection (1) of this section may not vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, other than under this Division.

245.Payment for notice shares

(1)	A company and a dissenter who has complied with section 244 (1) may agree on the amount of the payout value of the notice shares and, in that event, the company must
(a)	promptly pay that amount to the dissenter, or
(b)	if subsection (5) of this section applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.
(2)	A dissenter who has not entered into an agreement with the company under subsection (1) or the company may apply to the court and the court may
(a)

determine the payout value of the notice shares of those dissenters who have not entered into an agreement with the company under subsection (1), or order that the payout value of those notice shares be established by arbitration or by reference to the registrar, or a referee, of the court,

(b)	join in the application each dissenter, other than a dissenter who has entered into an agreement with the company under subsection (1), who has complied with section 244(1), and
(c)	make consequential orders and give directions it considers appropriate.
(3)	Promptly after a determination of the payout value for notice shares has been made under subsection (2)(a) of this section, the company must
(a)

pay to each dissenter who has complied with section 244(1) in relation to those notice shares, other than a dissenter who has entered into an agreement with the company under subsection (1) of this section, the payout value applicable to that dissenter’s notice shares, or

(b)	if subsection (5) applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.
(4)	If a dissenter receives a notice under subsection (1)(b) or (3)(b),
(a)

the dissenter may, within 30 days after receipt, withdraw the dissenter’s notice of dissent, in which case the company is deemed to consent to the withdrawal and this Division, other than section 247, ceases to apply to the dissenter with respect to the notice shares, or

(b)

if the dissenter does not withdraw the notice of dissent in accordance with paragraph (a) of this subsection, the dissenter retains a status as a claimant against the company, to be paid as soon as the company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the company but in priority to its shareholders.

(5)	A company must not make a payment to a dissenter under this section if there are reasonable grounds for believing that
(a)	the company is insolvent, or
(b)	the payment would render the company insolvent.

246.Loss of right to dissent

The right of a dissenter to dissent with respect to notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares, if, before payment is made to the dissenter of the full amount of money to which the dissenter is entitled under section 245 in relation to those notice shares, any of the following events occur:

(a)	the corporate action approved or authorized, or to be approved or authorized, by the resolution or court order in respect of which the notice of dissent was sent is abandoned;
(b)	the resolution in respect of which the notice of dissent was sent does not pass;
(c)	the resolution in respect of which the notice of dissent was sent is revoked before the corporate action approved or authorized by that resolution is taken;
(d)	the notice of dissent was sent in respect of a resolution adopting an amalgamation agreement and the amalgamation is abandoned or, by the terms of the agreement, will not proceed;
(e)	the arrangement in respect of which the notice of dissent was sent is abandoned or by its terms will not proceed;
(f)	a court permanently enjoins or sets aside the corporate action approved or authorized by the resolution or court order in respect of which the notice of dissent was sent;
(g)	with respect to the notice shares, the dissenter consents to, or votes in favour of, the resolution in respect of which the notice of dissent was sent;
(h)	the notice of dissent is withdrawn with the written consent of the company;
(i)	the court determines that the dissenter is not entitled to dissent under this Division or that the dissenter is not entitled to dissent with respect to the notice shares under this Division.
247.	Shareholders entitled to return of shares and rights

If, under section 244(4) or (5), 245(4)(a) or 246, this Division, other than this section, ceases to apply to a dissenter with respect to notice shares,

(a)	the company must return to the dissenter each of the applicable share certificates, if any, sent under section 244(1)(b) or, if those share certificates are unavailable, replacements for those share certificates,
(b)	the dissenter regains any ability lost under section 244(6) to vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, and
(c)	the dissenter must return any money that the company paid to the dissenter in respect of the notice shares under, or in purported compliance with, this Division.

ANNEX D

ARRANGEMENT AGREEMENT AND PLAN OF MERGER

by and among:

THE REAL BROKERAGE INC.,

a company existing under the laws of the Province of British Columbia;

ROME WILDLIFE, INC.,

a Delaware corporation;

WILDLIFE ACQUISITION I CORP.,

a Delaware corporation;

WILDLIFE ACQUISITION II LLC,

a Delaware limited liability company;

1587802 B.C. UNLIMITED LIABILITY COMPANY,

an unlimited liability company existing under the laws of the Province of British Columbia

and

RE/MAX HOLDINGS, INC.,

a Delaware corporation

Dated as of April 26, 2026

EXHIBITS

Exhibit A — Certain Definitions

Exhibit B — Rhino Merger Agreement

Exhibit C — Form of Company Voting and Support Agreement

Exhibit D — Form of Parent Voting and Support Agreement

Exhibit E — Form of Registration Rights Agreement

Exhibit F — Form of Arrangement Resolution

Exhibit G — Plan of Arrangement

Exhibit H — TRA Termination Agreement

ARRANGEMENT AGREEMENT AND PLAN OF MERGER

THIS ARRANGEMENT AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 26, 2026, by and among: THE REAL BROKERAGE INC., a company existing under the laws of the Province of British Columbia (“Parent”); RE/MAX HOLDINGS, INC., a Delaware corporation (the “Company”); ROME WILDLIFE, INC., a Delaware corporation (“New Wildlife”); WILDLIFE ACQUISITION I CORP., a Delaware corporation and a wholly owned Subsidiary of New Wildlife (“Merger Sub I”); WILDLIFE ACQUISITION II LLC, a Delaware limited liability company and a wholly owned Subsidiary of New Wildlife (“Merger Sub II”); and 1587802 B.C. UNLIMITED LIABILITY COMPANY, an unlimited liability corporation existing under the laws of the Province of British Columbia and a wholly owned Subsidiary of New Wildlife (“Bidco”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.Parent has incorporated New Wildlife, and New Wildlife has incorporated Merger Sub I and Bidco, and has formed Merger Sub II, for the purpose of facilitating the strategic combination of Parent and the Company.

B.Parent, New Wildlife, the Company, Merger Sub I, Merger Sub II, and Bidco intend to effect (1) pursuant to the Arrangement, among other things, (a) the issued and outstanding Parent Common Shares will be consolidated (the “Share Consolidation”) on a 10 for 1 basis (the “Share Consolidation Ratio”), such that each ten shares of outstanding Parent Common Shares shall be consolidated into one share, and any resulting fractional shares shall be treated as set forth in the Plan of Arrangement, (b) Parent’s shareholders will then transfer all of their resulting Parent Common Shares to Bidco in exchange for common shares of Bidco on a one for one basis (and $0.0001 per Parent Common Share in cash) and (c) then those holders of common shares of Bidco will transfer all of their common shares of Bidco to New Wildlife in exchange for shares of New Wildlife Common Stock on a one for one basis, in each case on the terms and subject to the conditions set forth herein (the steps set forth in this clause (1) collectively, the “Exchange”), such that Parent becomes a wholly-owned Subsidiary of Bidco, the Arrangement being in accordance with the Business Corporations Act (British Columbia), and (2) (a) a merger of Merger Sub I with and into the Company (the “First Merger”), with the Company as the surviving entity and continuing as a wholly owned Subsidiary of New Wildlife, and (b) as soon as practicable following the First Merger, but in any case, on the same day as the First Merger Effective Time (as defined below), and as the second step in a single integrated transaction with the First Merger, a merger of the Company with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II as the surviving entity and continuing as a wholly owned Subsidiary of New Wildlife, each of the Mergers being in accordance with this Agreement, the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), such that, upon consummation of the Mergers, Merger Sub I and the Company will cease to exist and Merger Sub II will be a wholly owned Subsidiary of New Wildlife.

C.Concurrently with the execution and delivery of this Agreement, the Company has entered into a merger agreement with RIHI, Inc. (“Rhino”), pursuant to which, immediately prior to the consummation of the Arrangement, and as a condition to the consummation of the Contemplated Transactions, the Company will acquire all of the outstanding equity of Rhino, in exchange for shares of Company Class A Common Stock (the “Rhino Merger” and such merger agreement, attached hereto as Exhibit B, as the same may be amended or modified after the date hereof in accordance with the terms thereof and hereof, the “Rhino Merger Agreement”).

D.Each of the parties to this Agreement intends that, for U.S. federal income tax purposes, (1) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (2) the Mergers, taken together, and the Exchange and the Rhino Merger will together qualify as a transaction described in Section 351 of the Code, and (3) this Agreement be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code.

E.Concurrently with the execution and delivery of this Agreement, certain of the Company’s stockholders are entering into Voting and Support Agreements in connection with the Mergers substantially in the form attached hereto as Exhibit C, pursuant to which such stockholders have agreed to vote in favor of, and take certain actions to support, the Rhino Merger (including the issuance of shares of Company Class A Common Stock in connection with the Rhino Merger) and the Mergers.

F.Concurrently with the execution and delivery of this Agreement, certain of Parent’s shareholders are entering into Voting and Support Agreements in connection with the Exchange and the Mergers substantially in the form attached hereto as Exhibit D, pursuant to which such shareholders have agreed to vote in favor of, and take certain actions to support, the Arrangement.

G.Concurrently with the execution and delivery of this Agreement, Rhino is entering into a TRA termination agreement with the Company (such TRA termination agreement, attached hereto as Exhibit H, as the same may be amended or modified after the date hereof in accordance with the terms thereof and hereof, the “TRA Termination Agreement”), pursuant to which, among other things and subject to the terms of the TRA Termination Agreement, the parties thereto agree that, at and conditioned upon the Closing, the Tax Receivable Agreement, dated October 7, 2013, by and between the Company and Rhino shall terminate and be of no further force and effect.

H.The respective boards of directors (or equivalent) of New Wildlife, Parent, Merger Sub I, Merger Sub II, Bidco and the Company have each approved this Agreement, the Voting and Support Agreements, and the Contemplated Transactions (including the Rhino Merger and the Arrangement, the First Merger and the Second Merger), as applicable.

I.The Parent Board has, subject to Section 4.3, unanimously resolved to recommend the approval of the Arrangement and the Merger Agreement to Parent’s securityholders.

J.The Company Board has, subject to Section 4.3, unanimously (of those voting) resolved to recommend the adoption of this Agreement to the Company’s stockholders.

K.New Wildlife, Parent, Merger Sub I, Merger Sub II, Bidco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Arrangement and the Mergers and also to prescribe various conditions to consummation thereof.

AGREEMENT

In consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Section 1.THE CONTEMPLATED TRANSACTIONS

1.1The Contemplated Transactions.

The Contemplated Transactions will be implemented in accordance with and subject to the terms and conditions of, among other things, this Agreement and the Plan of Arrangement. Without limitation to the foregoing, the following shall occur on the Closing Date in the following sequence: (i) immediately prior to the Arrangement Effective Time, the Rhino Merger, (ii) at and following the Arrangement Effective Time in accordance with the Plan of Arrangement, the Arrangement, (iii) at the First Merger Effective Time, the First Merger, and (iv) at and following the Second Merger Effective Time, the Second Merger, with the effect that, among other things, Rhino shall be a wholly-owned Subsidiary of the Company, Parent shall be a wholly-owned Subsidiary of Bidco, and Merger Sub II (as the surviving company in the Second Merger with the Company) shall be a wholly-owned Subsidiary of New Wildlife.

1.2The Arrangement.

(a)The Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement, the Plan of Arrangement and the BCBCA.

(b)Notwithstanding anything to the contrary in this Agreement, the transactions described in this Section 1.2(a) and Section 1.3, and the Rhino Merger, shall be interdependent and shall not be consummated unless consummated substantially concurrently with each other and with the Closing in accordance with Section 1.5.

(c)For the avoidance of doubt, the procedural matters relating to the implementation and consummation of the Arrangement shall be governed by the Plan of Arrangement. To the extent of any inconsistencies in Sections 1.9, 1.12, 1.13 and 1.14 hereof with the Plan of Arrangement, the Plan of Arrangement shall govern.

1.3The Mergers.

Upon the terms and subject to the conditions set forth in this Agreement, at the First Merger Effective Time, New Wildlife, Merger Sub I, and Parent shall cause Merger Sub I to be merged with and into the Company, whereupon the separate existence of Merger Sub I shall cease and the Company shall continue as the surviving company in the First Merger (the “First Step Surviving Company”) and as a wholly owned Subsidiary of New Wildlife. As part of a single integrated plan, as soon as practicable following the First Merger Effective Time, but in any case, on the same day as the First Merger, New Wildlife, Merger Sub II and the First Step Surviving Company shall cause the First Step Surviving Company to be merged with and into Merger Sub II, whereupon the separate existence of the First Step Surviving Company shall cease and Merger Sub II shall continue as the surviving entity of the Second Merger (the “Surviving Company”) and as a wholly owned Subsidiary of New Wildlife.

1.4Effects of the Mergers.

The First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. At the First Merger Effective Time, the First Step Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of the Company and Merger Sub I, all as provided under the DGCL. The Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the DLLCA. At the Second Merger Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of the First Step Surviving Company and Merger Sub II, all as provided under the DGCL and the DLLCA.

1.5Closing; Effective Time.

New Wildlife, Parent, Merger Sub I, Merger Sub II, Bidco and the Company shall consummate the Arrangement and the Mergers (the “Closing”) by means of a virtual closing through electronic exchange of signatures at 8:00 a.m. (New York Time) on the third Business Day after the satisfaction or waiver of each of the conditions set forth in Section 6 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as Parent and the Company may agree in writing; provided, however, that the Closing shall not occur earlier than the first Business Day that is sixty (60) days following the date hereof without the prior written consent of Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.” In no event will the Closing occur unless the Rhino Merger has been consummated, and in no event will the consummation of the Rhino Merger occur unless the Arrangement and the Mergers are consummated thereafter in the sequencing contemplated by Section 1.1. As at the Arrangement Effective Time, the Plan of Arrangement shall have the effects provided by applicable Legal Requirements. The First Merger shall become effective at the time of the filing of a duly executed certificate of merger by the Company and Merger Sub I with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed by Parent and the Company in writing and specified in such certificate of merger (the time at which the First Merger becomes effective being referred to as the “First Merger Effective Time”). As soon as practicable after the First Merger Effective Time, but in any case, on the same day as the First Merger Effective Time, the Second Merger shall become effective at the time of the filing of a duly executed certificate of merger by the First Step Surviving Company and Merger Sub II with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed by Parent and the Company prior to the Closing in writing and specified in such certificate of merger (the time at which the Second Merger becomes effective being referred to as the “Second Merger Effective Time”).

1.6Governing Documents; Directors and Officers.

Unless otherwise mutually agreed by Parent and the Company:

(a)at the First Merger Effective Time, the certificate of incorporation of the First Step Surviving Company shall be amended and restated to conform to the certificate of incorporation of Merger Sub I as in effect immediately prior to the First Merger Effective Time except to the extent required to include the rights and responsibilities of the First Step Surviving Company under this Agreement, including indemnification and exculpation obligations under Section 5.10;

(b)at the First Merger Effective Time, the bylaws of the First Step Surviving Company shall be amended and restated to conform to the bylaws of Merger Sub I as in effect immediately prior to the First Merger Effective Time except to the extent required to include the rights and responsibilities of the First Step Surviving Company under this Agreement, including indemnification and exculpation obligations under Section 5.10;

(c)the directors and officers of the First Step Surviving Company immediately after the First Merger Effective Time shall be the respective individuals who were the directors and officers of Merger Sub I immediately prior to the First Merger Effective Time;

(d)at the Second Merger Effective Time, the certificate of formation of the Surviving Company shall remain unchanged;

(e)at the Second Merger Effective Time, the limited liability company agreement of Merger Sub II as in effect immediately prior to the Second Merger Effective Time shall be the limited liability company agreement of the Surviving Company and such agreement shall include the rights and responsibilities of the Surviving Company under this Agreement, including indemnification and exculpation obligations under Section 5.10;

(f)the managing member of the Surviving Company shall be New Wildlife, as the managing member of Merger Sub II immediately prior to the Second Merger Effective Time, and the officers of the Surviving Company shall be those individuals who were the officers of Merger Sub II immediately prior to the Second Merger Effective Time;

(g)prior to the Second Merger Effective Time, New Wildlife shall cause three (3) members of the Company Board (who shall be mutually agreed between Parent and the Company) (“Specified New Wildlife Directors”) and seven (7) members of the Parent Board (designated prior to the Closing by Parent) to become members of the board of directors of New Wildlife (the “New Wildlife Board”), and following such appointment (i) New Wildlife shall cause the New Wildlife Board to be comprised of no more than ten (10) directors, and (ii) New Wildlife shall nominate, or cause to be nominated, the Specified New Wildlife Directors for election by New Wildlife’s shareholders to the New Wildlife Board at each applicable annual meeting of New Wildlife’s shareholders such that the Specified New Wildlife Directors would serve until the 2028 annual meeting of New Wildlife’s shareholders, and New Wildlife shall use efforts to cause the election of the Specified New Wildlife Directors no less favorable than the efforts used by New Wildlife to cause the election of its other nominees to the New Wildlife Board, subject to (x) at least one (1) Specified New Wildlife Director satisfying the independence standards of the Nasdaq and (y) each Specified New Wildlife Director satisfying the written corporate governance policies generally applicable to all members of the New Wildlife Board and consenting to serving on the New Wildlife Board; provided, that if, prior to the 2028 annual meeting of New Wildlife’s shareholders, any Specified New Wildlife Director is unable or unwilling to serve on the New Wildlife Board, or for any other reason does not become or ceases to be a member of the New Wildlife Board, another director, nominated by the New Wildlife Board, or the nominating committee of such Board of Directors, as applicable, and consented to by the remaining Specified New Wildlife Directors (such consent not to be unreasonably withheld), shall be appointed to the New Wildlife Board by New Wildlife and become a Specified New Wildlife Director;

(h)prior to the Second Merger Effective Time, New Wildlife shall take all necessary corporate action under applicable Legal Requirements, including the DGCL, so that, effective as of the Second Merger Effective Time, the officers of New Wildlife shall be those individuals identified in accordance with Section 5.10(h);

(i)effective as of the Second Merger Effective Time, the certificate of incorporation of New Wildlife will be amended and restated in customary form consistent with the terms of this Agreement as mutually agreed between Parent and the Company; and

(j)for the avoidance of doubt, from and after the Second Merger Effective Time, New Wildlife shall be the ultimate parent entity of Parent and the Surviving Company, and their respective Subsidiaries resulting from the Contemplated Transactions, and all governance arrangements shall be implemented at the New Wildlife level except as otherwise required by applicable Legal Requirements or organizational documents.

1.7Conversion of Shares.

(a)Effects of First Merger on Company Common Stock.

(i)At the First Merger Effective Time, by virtue of the First Merger, each share of Company Common Stock issued and outstanding immediately prior to the First Merger Effective Time (including shares of Company Class A Common Stock issued in connection with the Rhino Merger), other than shares of Company Common Stock held by the Company as treasury stock or owned by New Wildlife or any Subsidiary of New Wildlife or the Company (the “Excluded Shares”) and the Dissenting Shares, and the share of Company Class B Common Stock which shall be treated in accordance with Section 1.7(e), shall be automatically converted into and shall thereafter represent the right to receive (subject to adjustment as provided in Section 1.8):

(A)in the case of each share of Company Class A Common Stock (x) with respect to which an election to receive New Wildlife Common Stock (a “Stock Election”) has been properly made and not revoked or lost pursuant to Section 1.8(b)(vi) or (y) that is a Non- Election Share (each share described in clauses (x) and (y), a “Stock Electing Share”), a number of New Wildlife Common Stock equal to the Stock Election Exchange Ratio (the “Stock Election Consideration”); or

(B)in the case of each share of Company Class A Common Stock with respect to which an election to receive cash (a “Cash Election”) has been properly made and not revoked or lost pursuant to Section 1.8(b)(vi) (each, a “Cash Electing Share” and, collectively, the “Cash Electing Shares”), the Per Share Cash Price in cash, without interest (as adjusted pursuant to Section 1.8(a), the “Cash Election Consideration”).

For the avoidance of doubt, Company Options and Company RSUs are subject to Section 5.7 of this Agreement and shall in no event be eligible to be Stock Electing Shares or Cash Electing Shares (unless, prior to the First Merger Effective Time, such Company Options are exercised for, or such Company RSUs are converted into, shares of Class A Common Stock).

(ii)Cancellation of Certain Company Common Stock.Each share of Company Common Stock held immediately prior to the First Merger Effective Time by the Company as treasury stock, or owned by New Wildlife or the Company, if any, shall be cancelled and cease to exist, and no consideration shall be paid with respect thereto.

(b)Effects of First Merger on Merger Sub I Common Stock and New Wildlife Common Stock Held by Parent.At the First Merger Effective Time, by virtue of the First Merger, each share of common stock of Merger Sub I (the “Merger Sub I Common Stock”) issued and outstanding immediately prior to the First Merger Effective Time shall be converted into and become one share of common stock of the First Step Surviving Company, and (ii) each share of New Wildlife Common Stock owned by Parent immediately prior to the First Merger Effective Time shall be automatically cancelled and retired and shall cease to exist, for no consideration and shall no longer be outstanding.

(c)Effects of Second Merger on Merger Sub II Limited Liability Company Interest and Common Stock of the First Step Surviving Company. At the Second Merger Effective Time, by virtue of the Second Merger, (1) each limited liability company interest of Merger Sub II outstanding immediately prior to such time shall remain unchanged and continue to remain outstanding as a limited liability company interest in the Surviving Company, and (2) each share of common stock of the First Step Surviving Company issued and outstanding immediately prior to such time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(d)Cancellation of Company Class A Common Stock.At the First Merger Effective Time, all shares of Company Class A Common Stock issued and outstanding immediately prior to the First Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and (i) each share of Company Class A Common Stock that was represented by a certificate (each, a “Certificate”) immediately prior to the First Merger Effective Time and (ii) each uncertificated share of Company Class A Common Stock (an “Uncertificated Share”) that immediately prior to the First Merger Effective Time was registered to a holder on the stock transfer books of the Company (in each case, other than Excluded Shares and the Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration into which such share was converted in accordance with this Section 1.7 and, as applicable, the right to receive any dividends pursuant to Section 1.9(f) and any cash in lieu of any fractional New Wildlife Common Stock pursuant to Section 1.11, in each case to be issued or paid in accordance with Section 1.9, without interest.

(e)Surrender and Cancellation of Company Class B Common Stock.In connection with the Rhino Merger, the share of Company Class B Common Stock issued and outstanding immediately prior to the effective time of the Rhino Merger will be surrendered to the Company by the holder thereof and, upon such surrender, shall be cancelled and retired by the Company for no consideration and shall cease to exist and no longer be outstanding.

1.8Proration; Election Procedures.

(a)Proration. Notwithstanding anything to the contrary set forth in this Agreement, the Cash Election Consideration shall be subject to adjustment pursuant to this Section 1.8(a):

(i)If the Aggregate Cash Election Amount exceeds the Available Maximum Aggregate Cash Amount, then (x) each Stock Electing Share shall be converted into the right to receive the Stock Election Consideration and (y) each Cash Electing Share shall be converted into the right to receive:

(A)an amount (without interest) of cash equal to the quotient of (1) the Available Maximum Aggregate Cash Amount divided by (2) the number of Cash Electing Shares; and

(B)a number of shares of New Wildlife Common Stock equal to the product of (1) the Stock Election Exchange Ratio multiplied by (2) (x) one minus (y) a fraction, (A) the numerator of which is the Available Maximum Aggregate Cash Amount and (B) the denominator of which is the Aggregate Cash Election Amount; and

(ii)If the Available Maximum Aggregate Cash Amount is equal to or exceeds the Aggregate Cash Election Amount and the Aggregate Cash Election Amount is equal to or greater than the Available Minimum Aggregate Cash Amount, then:

(A)each Stock Electing Share shall be converted into the right to receive the Stock Election Consideration; and

(B)each Cash Electing Share shall be converted into the right to receive an amount (without interest) of cash equal to the Per Share Cash Price.

(iii)If the Aggregate Cash Election Amount is less than the Available Minimum Aggregate Cash Amount (such difference expressed as a positive number, the “Cash Deficit Amount”), then (x) each Cash Electing Share shall be converted into the right to receive an amount of cash (without interest) equal to the Per Share Cash Price and (y) each Stock Electing Share shall be converted into the right to receive:

(A)an amount (without interest) of cash equal to the quotient of (1) the Cash Deficit Amount divided by (2) the number of Stock Electing Shares; and

(B)a number of shares of New Wildlife Common Stock equal to the product of (1) the Stock Election Exchange Ratio multiplied by (2) (x) one minus (y) a fraction, (A) the numerator of which is the Cash Deficit Amount and (B) the denominator of which is (i) the product of the Per Share Cash Price and the total number of Stock Electing Shares and Cash Electing Shares minus (ii) the Aggregate Cash Election Amount.

(b)Election Procedures.

(i)Each holder of record of shares of Company Common Stock (including holders of record of equity interests in Rhino (“Rhino Holder”) that received shares of Company Class A Common Stock pursuant to the Rhino Merger) to be converted into the right to receive the Merger Consideration in accordance with, and subject to, Section 1.7(a) (each, a “Holder”) shall have the right, subject to the limitations set forth in this Section 1.8(b), to specify in a request made in accordance with the provisions of this Section 1.8(b) (herein called an “Election”) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make (i) a Stock Election or (ii) a Cash Election.

(ii)The Company shall (x) prepare a form reasonably acceptable to Parent, including appropriate and customary transmittal materials in such form as prepared by the Company and reasonably acceptable to Parent (the “Form of Election”), to permit Holders (or the beneficial owners through appropriate and customary documentation and instructions) to exercise their right to make an Election, (y) cause the Exchange Agent to make available and mail the Form of Election not less than twenty (20) Business Days prior to the anticipated Election Deadline (as defined below) to Holders as of the Business Day prior to such mailing date, and (z) following such mailing date, make available as promptly as possible a Form of Election to any Holder who requests such Form of Election prior to the Election Deadline. The period between such mailing date and the Election Deadline is referred to herein as the “Election Period”. Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election, properly completed and signed, including duly executed transmittal materials included in the Form of Election.

(iii)Notwithstanding anything to the contrary in this Agreement, each Rhino Holder shall have the right, subject to the limitations set forth in this Section 1.8(b), to make an Election during the Election Period with respect to the number of shares of Company Class A Common Stock that such Rhino Holder is entitled to receive upon the consummation of the Rhino Merger. For purposes of this Section 1.8(b) only, each Rhino Holder shall be deemed to be a holder of record of such shares of Company Class A Common Stock as of the Election Deadline and shall be deemed to have properly made an Election if the Exchange Agent shall have received, during the Election Period, a Form of Election, properly completed and signed, including duly executed transmittal materials included in the Form of Election and such evidence of such Rhino Holder’s entitlement to receive such shares of Company Class A Common Stock immediately prior to the First Merger Effective Time as the Exchange Agent may reasonably require.

(iv)As used herein, unless otherwise agreed in advance by the parties hereto, “Election Deadline” means 5:00 p.m. (Mountain time) on the date which the parties hereto shall agree is as near as practicable to three (3) Business Days preceding the Closing Date or at such other date and time as the parties may agree. The Company and Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) Business Days before, and at least ten (10) Business Days prior to, the Election Deadline.

(v)Any Holder may, at any time during the Election Period, change such Holder’s Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If any Election is not properly made with respect to any shares of Company Common Stock (none of New Wildlife, Parent, the Company nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to not be effective, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made with respect thereto.

(vi)Any Holder may, at any time during the Election Period, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties hereto that this Agreement has been terminated in accordance with the terms hereof.

1.9Procedures for Surrender and Payment.

(a)Prior to the beginning of the Election Period, the Company and Parent shall jointly appoint an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement, in form and substance reasonably acceptable to the Company and Parent, with the Exchange Agent for the purposes of (1) the Arrangement pursuant to the Plan of Arrangement, (2) distributing and receiving Forms of Election, and (3) exchanging Certificates and Uncertificated Shares for the Merger Consideration payable in respect of the shares of Company Common Stock.

(b)At or prior to the Arrangement Effective Time, New Wildlife shall deposit with the Exchange Agent, for the benefit of the holders of shares of Parent Common Shares and Company Common Stock, for exchange in accordance with this Section 1.9 through the Exchange Agent, the aggregate Arrangement Consideration and Merger Consideration, including the necessary cash payable hereunder. Parent shall make available, directly or indirectly, to New Wildlife or the Exchange Agent from time to time as needed the cash described in the preceding sentence and any additional cash sufficient to pay any dividends to which such holders are entitled pursuant to Section 1.9(f) and cash in lieu of any fractional New Wildlife Common Stock to which such holder is entitled pursuant to Section 1.11. All evidence of shares in book-entry form, any dividends with respect thereto and cash deposited with the Exchange Agent pursuant to this Section 1.9 shall be referred to in this Agreement as the “Exchange Fund.”

New Wildlife shall cause the Exchange Agent to deliver the Arrangement Consideration and the Merger Consideration (and any dividends pursuant to Section 1.9(f) and any cash in lieu of any fractional New Wildlife Common Stock pursuant to Section 1.11) contemplated to be issued or paid pursuant to this Section 1 out of the Exchange Fund. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement or the Plan of Arrangement. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by New Wildlife; provided, that no such investment or losses thereon shall affect the Arrangement Consideration, the Merger Consideration, the dividends to which holders of shares of Company Common Stock are entitled pursuant to Section 1.9(f) or cash in lieu of fractional interests to which holders of shares of Company Common Stock are entitled pursuant to Section 1.11. Parent shall promptly replace or cause to be replaced any funds deposited with the Exchange Agent lost through any investment made pursuant to this Section 1.9(b) to the extent necessary to allow the Exchange Agent to pay the Arrangement Consideration and the Merger Consideration in respect of all Parent Common Shares and shares of Company Common Stock. Any interest and other income resulting from such investments shall be the property of, and paid to, New Wildlife upon termination of the Exchange Fund.

(c)Promptly after the First Merger Effective Time (but in any event, within one (1) Business Day), New Wildlife shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock represented by a Certificate or Uncertificated Shares at the First Merger Effective Time, who did not submit such holder’s Certificate or Uncertificated Shares together with a Form of Election pursuant to Section 1.8(b), a letter of transmittal and instructions that shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent for use in such exchange.

(d)With respect to Uncertificated Shares held through The Depositary Trust Company (“DTC”), New Wildlife and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of shares of Company Common Stock held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional New Wildlife Common Stock, if any, and any unpaid non-stock dividends or other distributions, in each case, that DTC has the right to receive pursuant to this Section 1.

(e)Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months following the Closing Date shall be delivered to New Wildlife or as otherwise instructed by New Wildlife, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 1.9 prior to that time shall thereafter look only to New Wildlife for payment of the Merger Consideration (and cash in lieu of any fractional New Wildlife Common Stock and any dividends with respect thereto, as respectively contemplated by Section 1.11 and Section 1.9(f)), without any interest thereon. Notwithstanding the foregoing, New Wildlife and its Subsidiaries (including the Surviving Company and its Subsidiaries) shall not be liable to any holder of shares of Company Common Stock for any amounts properly paid to a public official in compliance with applicable abandoned property, escheat or similar Legal Requirements. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of New Wildlife free and clear of any claims or interest of any Person previously entitled thereto.

(f)Following the surrender of any Certificates or the transfer of any Uncertificated Shares as provided in this Section 1.9, New Wildlife shall pay, or cause to be paid, without interest, to the holder thereof (i) the Merger Consideration in respect thereof as set forth in Section 1.7, (ii) the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 1.11, (iii) the aggregate amount of all dividends payable with respect to such New Wildlife Common Stock with a record date on or after the First Merger Effective Time that were paid prior to the time of such surrender or transfer, and (iv) at the appropriate payment date after the payment of the Merger Consideration, the amount of all dividends payable with respect to whole New Wildlife Common Stock constituting the Merger Consideration with a record date on or after the First Merger Effective Time and prior to the time of such surrender or transfer and with a payment date subsequent to the time of such surrender or transfer. No dividends or other distributions with respect to New Wildlife Common Stock constituting the Merger Consideration, and no cash payment in lieu of fractional shares pursuant to Section 1.11, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 1.9.

1.10    Certain Adjustments.

Without limiting or affecting any of the provisions of Section 4.2 and subject to the last sentence of this Section 1.10, if, during the period between the date of this Agreement and the Arrangement Effective Time, any change in the issued and outstanding Parent Common Shares or shares of Company Common Stock shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange, consolidation, subdivision or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon (including any dividend or distribution of securities convertible into the Parent Common Shares or Company Common Stock), the Arrangement Consideration and Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Arrangement Consideration or Merger Consideration or any such other amounts payable pursuant to this Agreement. Nothing in this Section 1.10 shall be construed to permit the parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement or the Plan of Arrangement.

1.11    No Fractional Shares.

No certificates or scrip representing fractional shares of New Wildlife Common Stock shall be issued in the Arrangement or the Mergers. In lieu thereof, upon surrender of the applicable Certificates or Uncertificated Shares, (a) each holder of Company Class A Common Stock an amount in cash (rounded to the nearest cent) equal to the product obtained by multiplying (i) the fractional share interest in shares of New Wildlife Common Stock to which such holder (after taking into account all shares of Company Common Stock held at the First Merger Effective Time by such) would otherwise be entitled by (ii) the volume-weighted average closing price (rounded to the nearest one ten thousandth) of Company Common Stock on the New York Stock Exchange over the last 30 trading days preceding and including the day before the First Merger Effective Time multiplied by (y) ten (10) and (b) the Plan of Arrangement shall govern the treatment of fractional shares in the Arrangement.

1.12    Lost, Stolen or Destroyed Certificates.

In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by New Wildlife, the posting by such Person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Arrangement Consideration or Merger Consideration payable or issuable pursuant to this Section 1 (and any dividends or other distributions pursuant to Section 1.9(f) and any cash in lieu of any fractional New Wildlife Common Stock pursuant to Section 1.11), as if such lost, stolen or destroyed Certificate had been surrendered.

1.13    Withholding Rights.

Notwithstanding any provision contained herein to the contrary, each of New Wildlife, Parent, Merger Sub I, Merger Sub II, Bidco, the Surviving Company, the Exchange Agent and any other withholding agent shall be entitled, without duplication, to deduct and withhold from any consideration otherwise payable to any holder of shares of Company Common Stock, Company Equity Awards, or Parent Common Shares pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable federal, state, local or foreign Tax Legal Requirements. To the extent that amounts are so withheld by New Wildlife, Parent, Merger Sub I, Merger Sub II, Bidco, the Surviving Company, the Exchange Agent or such other withholding agent, as applicable, and paid to the applicable Governmental Body required to be paid such withheld amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by New Wildlife, Parent, Merger Sub I, Merger Sub II, Bidco, the Surviving Company, the Exchange Agent, or such other withholding agent, as applicable. New Wildlife, Parent, Merger Sub I, Merger Sub II, Bidco, the Surviving Company, the Exchange Agent or any other withholding agent, as applicable, shall timely remit any amounts of Tax so deducted and withheld to the applicable Governmental Body. Each of New Wildlife, Parent, Merger Sub I, Merger Sub II, Bidco, the Surviving Company, the Exchange Agent and any other withholding agent shall be entitled, without duplication, to take any other actions it considers reasonably necessary or appropriate in connection with the withholding provisions of this 1.13 in order to comply with its withholding obligations under the Code, or any other applicable federal, state, local or foreign Tax Legal Requirements.

1.14    Transfers of Ownership.

(a)If a transfer of ownership of Parent Common Shares or shares of Company Common Stock is not registered in the stock transfer books or ledger of Parent or the Company (as applicable), or if payment of the Arrangement Consideration or Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such certificate representing such share shall be properly endorsed or shall otherwise be in proper form for transfer or such share, if uncertificated, shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(b)Following the Exchange, there shall be no further registration of transfers of Parent Common Shares on the records of Parent. If, after the Arrangement Effective Time, certificates or uncertificated Parent Common Shares are presented to New Wildlife, Parent or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Arrangement Consideration provided for, and in accordance with the procedures set forth, in the Plan of Arrangement. Upon the First Merger Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. If, after the First Merger Effective Time, Certificates or Uncertificated Shares are presented to New Wildlife, the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in Section 1.9.

1.15    Dissenters’ Rights.

(a)Registered holders of Parent Common Shares shall have Dissent Rights in respect of the Arrangement as provided in the Plan of Arrangement.

(b)Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.7(a), but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(c)If any Dissenting Shares lose their status as such (through failure to perfect or otherwise), then, effective as of the later of the First Merger Effective Time and the date of loss of such status, such shares will be deemed automatically to have been converted into, and shall represent only, the right to receive Merger Consideration in accordance with Section 1.7(a), without interest thereon, upon surrender of the Certificates and Uncertificated Shares, in each case in accordance with Section 1.9.

(d)The Company shall give Parent: (i) prompt notice of any demand for appraisal received by the Company prior to the First Merger Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the First Merger Effective Time pursuant to the DGCL and relating to any demand for appraisal; and (ii) the opportunity to participate in (but not direct) all negotiations and proceedings with respect to any such demand, notice or instrument relating to any demand for appraisal. The Company shall not (i) make any payment or settlement offer prior to the First Merger Effective Time with respect to any such demand, notice or instrument or (ii) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL, in each case unless Parent has given its prior written consent to such payment or settlement offer.

1.16    Further Action.

If, at any time after the First Merger Effective Time, any further action is determined by New Wildlife to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of the Company, Merger Sub I and Merger Sub II, then the officers and directors of New Wildlife and the Surviving Company shall be fully authorized (in the name of the Company, in the name of Merger Sub I, in the name of Merger Sub II or otherwise) to take such action. If, at any time after the Arrangement Effective Time, any further action is determined by New Wildlife to be necessary or desirable to carry out the purposes of this Agreement, the Plan of Arrangement or to vest Bidco with full right, title and possession of and to all rights and property of Parent, then the officers and directors of New Wildlife and Bidco shall be fully authorized (in the name of Parent or otherwise) to take such action.

1.17    Intended Tax Treatment.

Each of the parties to this Agreement intends that, for U.S. federal income tax purposes, (1) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (2) the Mergers, taken together, the Exchange and the Rhino Merger will together qualify as a transaction described in Section 351 of the Code, and (3) this Agreement be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code.

Section 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (x) any Company SEC Report filed with, or furnished to, the SEC on or after January 1, 2023 (so long as such documents are publicly available via the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system) at least one day before the date of this Agreement (including exhibits and other information filed or furnished therewith, or incorporated by reference therein, but excluding any disclosures set forth in the “risk factors” section or in any depiction of risks in any “forward-looking statements” section to the extent such disclosures are cautionary and forward-looking in nature (other than any portion of such disclosures that relate to historical or factual matters)) provided, that (A) any matter disclosed in any Company SEC Report will be deemed to be disclosed in a section of the Company Disclosure Schedule only to the extent it is reasonably apparent on the face of such disclosure in such Company SEC Report that it is applicable to such section of the Company Disclosure Schedule and (B) nothing disclosed in any such Company SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 2.1, Section 2.2, Section 2.3, Section 2.8, Section 2.12, Section 2.20 or Section 2.21, or (y) the Company Disclosure Schedule (subject to Section 8.6), the Company represents and warrants to Parent, Merger Sub I, Merger Sub II and New Wildlife as follows:

2.1    Organization; Qualification.

(a)The Company is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is qualified to do business and, where such concept is recognized, is in good standing as a foreign corporation or other Entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has filed with the SEC, prior to the date of this Agreement, a true, accurate and complete copy of the certificate of incorporation and bylaws of the Company, as amended (“Company Governing Documents”). The Company is not in violation of the Company Governing Documents in any material respect.

(b)Each Subsidiary of the Company is a corporation or other Entity duly organized, validly existing and, where such concept is recognized, in good standing under the Legal Requirements of its respective jurisdiction of its incorporation or organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and, where such concept is recognized, is in good standing as a foreign corporation or other Entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

2.2    Capitalization; Subsidiaries.

(a)The authorized capital stock of the Company consists of: (i) 180,000,000 shares of Company Class A Common Stock; (ii) 1,000 shares of Company Class B Common Stock, of which 250 shares are classified as Company Series B Common Stock and 750 shares are classified as Company Series B-1 Common Stock; and (iii) 10,000,000 shares of preferred stock, $0.0001 par value per share (“Company Preferred Stock”). As of 5:00 p.m. (Mountain time) on April 24, 2026 (the “Capitalization Date”):

(i)21,232,815 shares of Company Class A Common Stock were issued and outstanding;

(ii)1 share of Company Series B Common Stock was issued and outstanding;

(iii)No shares of Company Series B-1 Common Stock were issued and outstanding;

(iv)No shares of Company Preferred Stock were issued and outstanding;

(v)310,830 shares of Company Class A Common Stock were subject to issuance pursuant to outstanding Company Options;

(vi)3,012,998 shares of Company Class A Common Stock were subject to issuance pursuant to outstanding Company RSUs;

(vii)3,002,760 shares of Company Class A Common Stock were subject to issuance pursuant to outstanding Company PSUs (assuming actual performance for completed performance periods and achievement of the target level of performance for Company PSUs at the end of the current and future performance periods); and

(viii)   21,232,815 OpCo common units were issued and outstanding and held by the Company and 12,559,600 OpCo common units were issued and outstanding and held by Rhino, which such units constitute all of the outstanding units of OpCo and, following the consummation of the Rhino Merger, all such units will be owned, directly or indirectly, by the Company.

(b)All issued and outstanding shares of Company Common Stock including Company Options, Company RSUs and Company PSUs are duly authorized, validly issued, fully paid, nonassessable and were issued in compliance in all material respects with applicable Legal Requirements and are free of any preemptive rights. With respect to each Company Option, Company RSU, Company PSU and each other equity award granted by the Company or available for issuance under the Company Equity Plans, (i) each grant was duly authorized no later than the date on which the grant of such grant was by its terms effective (the “Grant Date”), (ii) each Company Option has an exercise price that is equal or greater than the fair market value of the underlying shares of Company Class A Common Stock on the applicable Grant Date, (iii) each such grant was properly accounted for and disclosed in all material respects in accordance with Legal Requirements, and (iv) no modifications have been made to any Company Options following the Grant Date.

(c)Except as set forth in Section 2.2(a) herein, other than the shares of Company Common Stock that have become outstanding after the Capitalization Date that were issued in accordance with the Company Equity Plans or in connection with the redemption or exchange of OpCo common units, and other than equity securities that were issued in accordance with Section 4.2(b): (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding; (ii) except for the Rhino Merger Agreement and the OpCo common units held by Rhino, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Subsidiary of the Company is a party or is otherwise bound obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell, or make any payment with respect to, any shares of or other equity interests of the Company or any of its Subsidiaries or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, or (C) redeem or otherwise acquire any such shares or other equity interests; and (iii) there is no stockholder rights plan (or similar plan commonly referred to as a “poison pill”) under which the Company is obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(d)There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which the stockholders of the Company have a right to vote.

(e)Except for the Voting and Support Agreements, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries.

(f)Section 2.2(f) of the Company Disclosure Schedule sets forth a true, accurate and complete list (as of the date hereof) of (i) the Subsidiaries of the Company and (ii) the Company’s or any of its Subsidiaries’ membership interest, partnership interest, joint venture interest or other equity or voting interest in any other Person, in each case, setting forth the name, the jurisdiction of organization and ownership percentage. All of the outstanding shares of capital stock of, or equity interests in, each of the Subsidiaries of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and all such shares and equity interests (other than the OpCo common units owned by Rhino) are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Encumbrances, other than Permitted Encumbrances or arising pursuant to applicable securities Legal Requirements.

2.3    Authority.

(a)The Company has the requisite corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby to which it is a party and, assuming the representations and warranties set forth in Section 3.5 are true and correct and subject to receipt of the Required Company Stockholder Vote, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Company Board at a duly held meeting unanimously, by those directors voting, (A)(i) determined that this Agreement and the Contemplated Transactions, including the Mergers, are fair to, and in the best interest of, the Company and its stockholders, (ii) declared advisable and approved this Agreement, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Contemplated Transactions, including the Mergers, (iv) subject to the other terms and conditions of this Agreement, including Section 4.3, resolved to recommend the Company Board Recommendation, in each case, on the terms and subject to the conditions set forth herein and (v) resolved to recommend that the holders of Company Common Stock adopt this Agreement and (B) approved the entry into the Rhino Merger Agreement and the TRA Termination Agreement by the Company and, in each case, the consummation of the transactions contemplated thereby. Except for the receipt of the Required Company Stockholder Vote, and the filing of the certificates of merger for the Rhino Merger, the First Merger and the Second Merger with the Secretary of State of the State of Delaware, no other corporate or similar proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the Contemplated Transactions (except with respect to the Arrangement).

(b)(i) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by New Wildlife, Parent, Bidco, Merger Sub I and Merger Sub II, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, (ii) the Rhino Merger Agreement (a true and complete copy of which has been attached hereto as Exhibit B) has been duly and validly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, and (iii) the TRA Termination Agreement (a true and complete copy of which has been attached hereto as Exhibit H) has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, in each case, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Legal Requirements, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

2.4    Governmental Consents; No Violation.

(a)Other than in connection with or in compliance with (i) the DGCL and the DLLCA, including the filing of the certificates of merger, (ii) the Securities Act and the Exchange Act, including the filing with the SEC of the Proxy Statement/Prospectus, and any other applicable U.S. state or federal securities, takeover or “blue sky” Legal Requirements, (iii) the HSR Act, any foreign antitrust and competition Legal Requirement, any Foreign Investment Law, (iv) the NYSE Rules, and (v) FDD amendment filings by Franchisors under applicable Franchise Laws, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body is necessary or required, under applicable Legal Requirements, on the part of the Company for the consummation by the Company of the Contemplated Transactions, except for such consents, approvals, authorizations, permits, filings or notifications that, if not obtained or made, (x) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (y) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Contemplated Transactions prior to the End Date.

(b)Assuming compliance with Section 2.4(a) (including, where relevant, expiration of a waiting period) and receipt of the Required Company Stockholder Vote, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Contemplated Transactions, do not and will not (i) result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any Material Contract or result in the creation of any Encumbrances (other than Permitted Encumbrances) upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or violate any provision of the Company Governing Documents or (iii) conflict with or violate any Legal Requirements applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i) and (iii), any such violation, conflict, breach, default, termination, cancellation, acceleration, right, loss or Encumbrance that (x) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (y) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Contemplated Transactions prior to the End Date.

2.5    Reports and Financial Statements.

(a)The Company has timely filed or furnished all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed by the Company with the SEC since January 1, 2023 (the “Company SEC Reports”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), the Company SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Company SEC Reports. As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. No Subsidiary of the Company is separately subject to the periodic reporting requirements of the Exchange Act.

(b)The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Reports (if amended, as of the date of the last such amendment) fairly presented, in all material respects, the financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and their results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X or other rules and regulations of the SEC, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act or other rules and regulations of the SEC).

(c)Neither the Company nor any Subsidiary is a party to any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiary in the Company’s or the Subsidiaries’ published financial statements or any Company SEC Reports.

(d)To the Knowledge of the Company, there are no unresolved comments received from the SEC staff with respect to the Company SEC Reports on or prior to the date hereof. To the Knowledge of the Company, none of the Company SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

2.6    Controls and Procedures.

The Company maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a 15 under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such internal control over financial reporting is reasonably designed to provide reasonable assurance regarding the reliability of the

Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. Based on the Company’s most recent evaluation of internal control over financial reporting prior to the date hereof, to the Knowledge of the Company, as of the date hereof, there is (i) no material weakness in the design of its internal control over financial reporting, and (ii) no fraud, whether or not material, involving management or other employees of the Company who have a significant role in the internal control over financial reporting of the Company, that in either case would reasonably be expected to result in a material misstatement of the Company’s financial statements.

2.7    Undisclosed Liabilities.

None of the Acquired Companies has any Liability of any nature, other than: (i) Liabilities reflected or otherwise reserved against in the Company Balance Sheet (or the notes thereto); (ii) Liabilities that have been incurred by the Acquired Companies since the date of the Company Balance Sheet in the ordinary course of business; (iii) Liabilities for performance of obligations of the Acquired Companies under any Contracts of the Company; (iv) Liabilities under this Agreement, the Rhino Merger Agreement or in connection with the Contemplated Transactions, including the Mergers and the Rhino Merger; and (v) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

2.8    Absence of Changes.

Between the date of the Company Balance Sheet and the date of this Agreement: (a) there has not been any Material Adverse Effect on the Company; (b) except in connection with the negotiation, execution and delivery of this Agreement and the Rhino Merger Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business; and (c) neither the Company nor any of its Subsidiaries has taken any action or committed to take any action, that if taken during the Pre-Closing Period would require Parent’s consent under Section 4.2(b)(i).

2.9    Compliance with Legal Requirements.

(a)The Company and each of its Subsidiaries are in compliance with and are not in default under or in violation of any Legal Requirements applicable to the Company, its Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries are and have been since January 1, 2023, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Body necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), (ii) all Company Permits are valid and in full force and effect and (iii) since January 1, 2023, neither the Company nor any of its Subsidiaries have received any written notice of any cancellation or suspension, or threatened cancellation or suspension, of, or material limitation on, any such Company Permit.

(c)Since January 1, 2023, the Company has not (i) contracted with independent sales representatives, contractors, brokers or consultants which are authorized to sell or promote franchises on behalf of the Franchisors, except in the ordinary course of business, or (ii) agreed to rebate or share with any third party amounts to be paid by a Franchisee under any Franchise Agreement. Each Franchisor is and, since January 1, 2023, has been, in compliance in all material respects with Franchise Laws in states in which it conducts, and/or has conducted at any time during such period, franchise activities, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 2.9(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of all currently effective U.S. state franchise registrations, state franchise registration exemption filings and state business opportunity law exemption filings obtained by any Franchisor.

2.10    Employee Benefit Plans; ERISA.

(a)Section 2.10(a) of the Company Disclosure Schedule contains a true, complete and correct list, as of the date of this Agreement, of each material Company Plan. With respect to each material Company Plan, as applicable, the Company has made available to Parent true, accurate and complete copies of (i) the current plan document, including any amendments thereto, and descriptions of the material terms of any such Company Plan that is not in writing (and, if applicable, related trust or funding agreements, annuity policies or insurance policies), (ii) the most recent determination or opinion letter received from, or issued by, the applicable Governmental Body, including the IRS, and (iii) the most recent financial statements and filed annual reports.

(b)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Plan has been established, maintained and operated in all material respects in accordance with its terms and in compliance in all material respects with all applicable Legal Requirements, including ERISA, the Code, the Income Tax Act (Canada) and applicable provincial pension standards, as applicable; (ii) each Company Plan intended to qualify for Tax-exempt or Tax-preferred treatment including under Section 401(a) of the Code and each trust intended to qualify for Tax-exempt and Tax-preferred treatment including under Section 501(a) of the Code, if applicable, has obtained a favorable determination letter or is the subject of a favorable opinion letter from the applicable Governmental Body, including the IRS, as to its qualified status under the Code, and, to the Knowledge of the Company, no event has occurred and no facts or circumstances exist that would reasonably be expected to adversely affect such qualification; (iii) each Foreign Company Plan intended to qualify for special tax treatment satisfies all requirements for such treatment under applicable Legal Requirements; (iv) there is no audit, inquiry or Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing by the IRS, DOL or any other Governmental Body with respect to any Company Plan, and to the Knowledge of the Company, no facts or circumstances exist that would be reasonably expected to form a reasonable basis for any such audit, inquiry or Legal Proceeding; (v) none of the Acquired Companies or any of their respective ERISA Affiliates has since January 1, 2023 incurred any material penalty or Tax with respect to any Company Plan under applicable Legal Requirements, including Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; (vi) each of the Acquired Companies and their respective ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Plan, except as would not result in material Liability and, to the extent not yet due, such contributions and other payments have been adequately accrued in the consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports; and (vii) each Foreign Company Plan that is required to be registered or approved by any Governmental Body under applicable Legal Requirements has been so registered or approved.

(c)During the past six (6) years, none of the Acquired Companies, and none of their respective ERISA Affiliates, has maintained, established, sponsored, participated in, or contributed to, or been obligated to contribute to, or could reasonably have any Liability in respect of, any: (i) “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) plan described in Section 413 of the Code; (iv) a plan that is or has been funded by, associated with or is related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code; (v) a pension plan that is subject to federal or provincial pension standards legislation in Canada, including any “registered pension plan” (as such term is defined in Section 248(1) of the Income Tax Act (Canada)); (vi) a “retirement compensation arrangement” (as such term is defined in Subsection 248(1) of the Income Tax Act (Canada)); (vii) an “employee life and health trust” (as such term is defined in Subsection 248(1) of the Income Tax Act (Canada)); or (viii) an “employees profit sharing plan” (as such term is defined in Subsection 144(1) of the Income Tax Act (Canada)). No Company Plan is intended to be or has ever been found or alleged by a Governmental Body in writing to be a “salary deferral arrangement”(as such term is defined in Subsection 248(1) of the Income Tax Act (Canada)). No Company Plan subject to ERISA holds stock issued by the Company or any of its current ERISA Affiliates as a plan asset. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the fair market value of the assets of each funded Foreign Company Plan, the Liability of each insurer for any Foreign Company Plan funded through insurance, or the book reserve established for any Foreign Company Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Company Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Company Plan.

(d)No Company Plan provides (except at no cost to the Acquired Companies or any Affiliate of any Acquired Company), or reflects or represents any Liability of any of the Acquired Companies or any Affiliate of any Acquired Company to provide, post-termination or retiree life insurance, post- termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Company Associate for any reason, (i) except for any benefits required to be provided during a notice of termination period (whether statutory, contractual or at common law), or (ii) except as may be required by under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(e)Except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in combination with another event, whether contingent or otherwise): (i) result in any payment (whether of bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; or (ii) require any contributions or payments to fund any obligations under any Company Plan, or cause any of the Acquired Companies to transfer or set aside any assets to fund any Company Plan. Without limiting the generality of the foregoing, no amount payable to any Company Associate as a result of the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions (either alone or in combination with any other event) would be an “excess parachute payment” within the meaning of Section 280G or would be nondeductible under Section 280G of the Code. None of the Acquired Companies has any obligation to compensate any Company Associate for any Taxes incurred by such Company Associate under Section 4999 of the Code.

(f)Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, each Company Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”) is and has at all times been administered in documentary and operational compliance with the requirements of Section 409A in all material respects. No Acquired Company has any obligation to gross-up or otherwise reimburse any Company Associate for any Tax incurred by such person pursuant to Section 409A.

2.11    Labor Matters.

(a)Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreements or other labor-related agreements with a labor union, works council or similar employee or labor organization applicable to any Company Associate. There are no pending material strikes, lockouts, grievances or other labor disputes with respect to any employees of the Company or its Subsidiaries, and to the Knowledge of the Company, none are threatened in writing against the Company or any of its Subsidiaries.

(b)The Company has provided to Parent a correct and complete list that includes the following details for each active employee of the Acquired Companies employee identification number, job title, place of work, commencement date, base compensation, incentive compensation in 2025 and vacation entitlement accrual.

(c)The Company has provided to Parent a correct and complete list of each independent contractor, dependent contractor and consultant engaged by the Acquired Companies, including details regarding their annual fees, length of engagement, location and type of services, and whether their engagement is subject to a written contract.

(d)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each contractor and consultant currently engaged by the Acquired Companies is properly characterized as an independent contractor and is not likely to be characterized by any Governmental Body as an employee, and (ii) to the Knowledge of the Company, the Acquired Companies do not have any direct or indirect material liability, whether actual or contingent, with respect to the misclassification of any individual as an independent contractor rather than as an employee, or as eligible or not eligible for overtime pay, or for participation in or exclusion from any Plan or with respect to any temporary employees, in each case, since January 1, 2023.

(e)True and complete copies of any employment agreements, independent contractor agreements, incentive compensation plans, commission plans, employee confidentiality agreements, intellectual property agreements and restrictive covenant agreements with material terms that deviate from the Acquired Companies’ standard form of each such agreement and plan applicable to the active employees of the Acquired Companies have been provided and listed in Section 2.11(e) of the Company Disclosure Schedule.

(f)Except as disclosed in Section 2.11(f) of the Company Disclosure Schedule, there are no change of control, gross-up or similar agreements or arrangements with any employees or contractors, and neither the execution and delivery of this Agreement nor the completion of the Contemplated Transactions will result in any cash or other compensation or benefits accelerating or becoming payable to any employees or contractors.

(g)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all (i) amounts that have become due and payable for employee compensation (including salary, wages, overtime, vacation pay, holiday pay, bonuses, commissions, and other incentive payments, and benefits under the Plans) under applicable Legal Requirements, Contracts or Plans have been paid in full or are properly reflected in the Company’s books and records, and

(ii) required deductions and withholdings (including income tax withholdings, and employer contribution requirements) have been timely deducted, withheld, and remitted.

(h)The Acquired Companies have delivered all current employee manuals and handbooks and employment policy statements of the Acquired Companies.

(i)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are and since January 1, 2023 have been in compliance in all material respects with all applicable Legal Requirements with respect to employment and labor, including Legal Requirements relating to employment standards, wages, hours, overtime, vacation pay, holiday pay, labor relations, collective bargaining, civil rights, equal employment opportunities, pay equity, fair employment practices, human rights, harassment, retaliation, leaves of absence, paid sick leave, classification of service providers, unemployment insurance, employment discrimination, safety and health, immigration status and employment of foreign citizens, workers’ compensation and payment of withholding and/or social security Taxes.

(j)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, during the past five (5) years, no allegations of workplace harassment, sexual misconduct or illegal retaliation or discrimination have been made known to the Company or its Subsidiaries, initiated, filed, settled or, to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries or any Company Associate.

(k)Except as would not result in material liability for the Company, no tribunal, court or Governmental Body has issued any judgment, order or determination that any of the Acquired Companies is a joint or common employer of any employee of a Franchisee. Except as would not result in material liability for the Company, to the Knowledge of the Company, there are no pending or threatened claims that any of the Acquired Companies is a joint or common employer of any Franchisee’s employees.

2.12    Certain Business Practices.

(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since January 1, 2021, neither the Company, nor its senior officers, nor any of its Subsidiaries or, to the Knowledge of the Company, any other third party, in each case, acting on behalf of the Company or any of its Subsidiaries, has taken any action in violation of, been convicted of, or charged with any offenses under the United States Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), Part IV or Section 426 (Secret Commissions) of the Criminal Code (Canada), or any other comparable anti-bribery or anti-corruption legislation in criminal and anti-competition Laws in Canada or the United States (collectively, “Anti-Corruption Laws”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since January 1, 2021, neither the Company nor any of its Subsidiaries has been subject to any actual, pending, or threatened Legal Proceeding, or made any voluntary disclosures to any Governmental Body, involving the Company or any of its Subsidiaries in any way relating to applicable Anti-Corruption Laws. The Company and its Subsidiaries are in compliance with all Export Control Laws applicable to their export and import transactions, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)The Company and each of its Subsidiaries, and their respective directors, officers, and employees (i) is not a Sanctioned Person and (ii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, has not engaged and is not currently engaging in any business or other dealings with, in, involving or relating to any Sanctioned Countries or Sanctioned Persons, in violation of applicable Sanctions. In the past five (5) years, the Company and each of its Subsidiaries have been in compliance in all material respects with applicable Sanctions and Export Control Laws.

(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since January 1, 2021, neither the Company, nor any of its Subsidiaries or, to the Knowledge of the Company, any other third party, in each case, acting on behalf of the Company or any of its Subsidiaries, is or has been in violation of any laws relating to anti- money laundering, anti-terrorist financing or anti-sanctions evasion including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations thereunder or the Criminal Code (Canada) (collectively “AML Laws”). Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company, since January 1, 2021, neither the Company nor any of its Subsidiaries is or has been subject to any actual, pending, or threatened

Legal Proceeding, or made any voluntary disclosures to any Governmental Body, involving the Company or any of its Subsidiaries in any way relating to applicable AML Laws.

2.13    Affiliate Transactions.

There are no transactions, agreements, arrangements or understandings between the Company, on the one hand, and any director or executive officer of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act with respect to the Company other than ordinary course of business employment agreements and similar employee arrangements.

2.14    Tax Matters.

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

(a)(i) all Tax Returns required to be filed by or on behalf of each Acquired Company with any Governmental Body (1) have been filed on or before the applicable due date (including any extensions of such due date) and (2) are true, correct and complete; and (ii) all Taxes for which each Acquired Company is liable have been timely paid or accrued (in accordance with GAAP);

(b)(i) the Company Balance Sheet reflects a reserve established in accordance with GAAP for all actual and contingent Tax liabilities of the Acquired Companies as of the date thereof, and (ii) since such date, no Acquired Company has incurred Liabilities for Taxes other than in the ordinary course of operation of its business, except in connection with the Contemplated Transactions;

(c)(i) no audit, claim or Legal Proceeding relating to Taxes for which an Acquired Company is or may be liable, is pending or threatened in writing and, in each case, that has not been resolved; (ii) no deficiency for Taxes that remains unpaid or otherwise settled has been proposed or assessed by any Governmental Body against any Acquired Company; and (iii) no written claim has since January 1, 2023 been made by any Governmental Body in a jurisdiction where an Acquired Company does not file a Tax Return that it is or may be subject to Tax in that jurisdiction;

(d)other than Permitted Encumbrances, there are no Encumbrances relating to Taxes upon any asset of any Acquired Company;

(e)in the two (2) years prior to the date of this Agreement, no Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock qualifying for tax-free treatment under Sections 355 and 361 of the Code;

(f)(i) no Acquired Company has any Liability for the Taxes of another Person (other than another Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar state, local or foreign Legal Requirement), as a transferee, as a successor or by Contract, except for an agreement (A) solely between the Acquired Companies, (B) that will terminate as of Closing, or (C) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes or otherwise, and (ii) except for a group of which the Company is the common parent and which includes only the Acquired Companies, no Acquired Company has been a member of an affiliated, consolidated, or unitary group for Tax purposes;

(g)no Acquired Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (except for an agreement (i) solely between Acquired Companies, (ii) that will terminate as of Closing or (iii) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes);

(h)no Acquired Company has since January 1, 2023 participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or a similar transaction under any similar Legal Requirement;

(i)no Acquired Company has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar state, local or foreign Legal Requirement), and no Acquired Company has requested, has received or is subject to any written ruling of a Governmental Body or has entered into any similar written agreement with a Governmental Body with respect to any Taxes;

(j)each Acquired Company has properly and timely withheld from each payment or deemed payment made to each Company Associate, its past and present suppliers, creditors, stockholders and other third parties all Taxes and other deductions required to be withheld and has duly and timely paid such withheld amounts to the proper Governmental Bodies and complied with all reporting and record retention requirements related to such Taxes;

(k)no Acquired Company has Knowledge of any facts, agreements, plans or other circumstances, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede (1) the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (2) the Mergers, taken together, the Exchange and the Rhino Merger from together qualifying as a transaction described in Section 351 of the Code;

(l)no claims have since January 1, 2023 been made by any Governmental Body that any Acquired Company is or may be subject to Tax in a jurisdiction where the Acquired Company does not file Tax Returns;

(m)no facts, circumstances or events exist or have existed that have resulted in, or may result in, the application of any of Sections 15, 17, 79 to 80.04 of the Income Tax Act (Canada) (or any similar provision of an applicable Tax Legal Requirement of any province or territory of Canada) to an Acquired Company; and

(n)for any transactions since January 1, 2023 between each Acquired Company and any non- resident person with whom it was not dealing at arm’s length, such Acquired Company has made or obtained records or documents that meet the transfer pricing requirements under applicable Legal Requirements;

(o)the value of the consideration paid or received by an Acquired Company for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to a person with whom the Acquired Company was not dealing at arm’s length within the meaning of the Income Tax Act (Canada) was equal to the fair market value of such property acquired, provided or sold or services purchased or provided;

(p)each Acquired Company that carries on business in Canada is duly registered with the Canada Revenue Agency under Subdivision d of Division V of Part IX of the Excise Tax Act (Canada) for purposes of goods and services sales tax and the harmonized sales tax (“GST/HST”). All input tax credits, rebates and similar refunds claimed by an Acquired Company for GST/HST and provincial or other sales or value-added tax purposes were calculated in accordance with applicable Tax Legal Requirement. Each Acquired Company has complied with all registration, reporting, payment, collection and remittance requirements in respect of GST/HST and provincial or other sales or value-added tax in accordance with applicable Tax Legal Requirements;

(q)no Acquired Company that carries on business in Canada has claimed any reserve, deduction, or deferral, or made any election or designation, under the Income Tax Act (Canada) or any applicable Tax Legal Requirement of any province or territory of Canada, other than any such item claimed or made in the ordinary course of business and consistent with past practice, that would reasonably be expected to materially increase Taxes payable by an Acquired Company in any taxation year or period beginning on or after the Closing Date or, with respect to any period beginning before and ending after the Closing Date, the portion of such period beginning on or after the Closing Date;

(r)no Acquired Company that carries on business in Canada has made any payment, nor is obligated to make any payment, nor is a party to any agreement under which it could be obligated to make any payment, that may not be deductible by virtue of Section 67 or 78 of the Income Tax Act (Canada) or any similar provision of an applicable Tax Legal Requirement of any province or territory of Canada;

(s)none of the shares of the Company constitute “taxable Canadian property” for purposes of the Income Tax Act (Canada); and

(t)no Acquired Company that carries on business in Canada has engaged in any transaction that is or could be a “reportable transaction” as defined in Subsection 237.3(1) of the Income Tax Act (Canada) or a “notifiable transaction” as defined in Subsection 237.4(1) of the Income Tax Act (Canada).

Notwithstanding any other provision of this Agreement, Section 2.10, Section 2.11 and this Section 2.14, each only to the extent they relate to Taxes, shall contain the sole and exclusive representations and warranties of the Company with respect to Taxes.

2.15    Legal Proceedings; Orders.

(a)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, there is no pending Legal Proceeding or that, to the Knowledge of the Company, is being threatened in writing against the Company or any of its Subsidiaries. There is no pending Legal Proceeding against the Company or any of its Subsidiaries that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers, the Rhino Merger, or any of the other Contemplated Transactions. No Acquired Company is subject to any order, decree or ruling that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b)Except as set forth on Section 2.15(b) of the Company Disclosure Schedule, (i) there are no outstanding material disputes between any Acquired Company and any Franchisee of any Franchisor, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (ii) no Franchisees or independent franchisee associations having Franchisees as members have brought material legal claims against any Acquired Company that are still pending, and no franchisee associations having Franchisees as members have provided to any Acquired Company a written objection to the policies of any of the Franchisors, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No Acquired Company has received any written notice from any Person alleging that any Franchisor is a joint or co-employer of, or has any liability whatsoever as a joint or co-employer with respect to, any employees of a Franchisee. Except for the arrangements described on Section 2.15(b) of the Company Disclosure Schedule, no Franchisor has granted any subfranchising rights to a Franchise System which remain in force.

2.16    Intellectual Property.

(a)Section 2.16(a) of the Company Disclosure Schedule sets forth a true, complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) Internet domain name registrations, in each case that are owned or purported to be owned by the Company or any of its Subsidiaries (collectively, the “Company Registered IP”). The Company and its Subsidiaries own all right, title, and interest in and to all Company Owned IP and have the right to use all other Intellectual Property used in, held for use in or necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted, in each case, free and clear of all Encumbrances except for Permitted Encumbrances (collectively, the “Company Intellectual Property”), except where the failure to own or have the right to use such properties would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all of the Company Registered IP is valid, subsisting and enforceable. No Legal Proceeding is pending or, to the Knowledge of the Company, is threatened in writing, that challenges the validity, enforceability, registration or ownership of any Company Registered IP.

(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the use of the Company Intellectual Property by the Company and its Subsidiaries and the operation of the business of each of the Company and its Subsidiaries do not infringe, dilute, misappropriate, or otherwise violate, and since January 1, 2023 have not infringed, diluted, misappropriated, or otherwise violated any Intellectual Property of any other Person and, (ii) since January 1, 2023, no Person has sent any written notice to the Company or any of its Subsidiaries (or, to the Knowledge of the Company, any counterparty to a Franchise Agreement) alleging the foregoing.

(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) since January 1, 2023, no Person has challenged the ownership, validity or enforceability of, or, to the Knowledge of the Company, infringed, diluted, misappropriated, or otherwise violated, any Company Owned IP or any other rights of the Company or any of its Subsidiaries in any exclusively licensed Company Intellectual Property, and (ii) since January 1, 2023, neither the Company nor any of its Subsidiaries has made any claim or allegation, or sent any notice, alleging any of the foregoing.

(d)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no Proprietary Software contains, is derived from, is distributed, integrated or bundled with, or statically links to or otherwise uses, any Open Source Software in any manner that (i) requires (or purports to require) the use, licensing, disclosure or distribution of any portion of Company Owned IP or Proprietary Software (including any source code therefor), (ii) imposes any material limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any Company Owned IP or Proprietary Software, or (iii) creates obligations for the Company or its Subsidiaries with respect to any

Company Owned IP (including any Proprietary Software) or grants to any other Person any rights or immunities under any Company Owned IP (including any Proprietary Software). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company, its Subsidiaries, nor any other Person acting on behalf of any of the foregoing has disclosed or delivered to any third party, agreed to disclose or deliver to any third party, or permitted the disclosure or delivery from any escrow agent or other third party, any source code. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of any Company Owned IP; or (ii) the release, disclosure, or delivery of any Company Owned IP (including the source code of any Proprietary Software) by or to any escrow agent or other Person, including pursuant to the terms of any source code escrow agreement.

(e)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries take commercially reasonable actions to protect, safeguard and maintain each item of material Company Intellectual Property, including taking commercially reasonable security measures to protect the confidentiality of any trade secrets and other material confidential information included in the Company Intellectual Property or otherwise used or held for use in the conduct of the business of the Company or its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no current or former employee, founder, officer, consultant, or independent contractor of the Company or any of its Subsidiaries (each, a “Company Contributor”) has any right, license, claim, or interest whatsoever in or with respect to any Company Owned IP, and the Company and its Subsidiaries have secured from all Company Contributors who independently or jointly contributed to the conception, reduction to practice, creation, or development of any Company Owned IP unencumbered, unrestricted, and exclusive ownership (without any rights of reversion) of all such Company Contributor’s Intellectual Property in such contribution which the Company and its Subsidiaries do not already own by operation of law and no such Company Contributor has retained any rights or licenses with respect thereto.

(f)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the IT Systems owned, used, or held for use by, or relied upon by the Company or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of the Company and its Subsidiaries, (ii) since January 1, 2023, have not been subject to any outages or failures which have resulted in Liability or remain unremediated, (iii) since January 1, 2023, permitted any Person to access the IT Systems without authorization and (iv) to the Knowledge of the Company, are free from any code that may disrupt, disable, erase or harm in any way the operation of the Company or its Subsidiaries. The Company and its Subsidiaries have each implemented commercially reasonable data security, data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Systems, except where the failure to so implement such data security, data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Systems would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

2.17    Privacy and Data Protection.

(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries is, and since January 1, 2023, has been in compliance with all Information Privacy and Security Requirements that apply to the Company or to such Subsidiary, respectively.

(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries has implemented and maintains and, since January 1, 2023, has maintained commercially reasonable and appropriate physical, technical and administrative measures and policies, compliant with applicable Information Privacy and Security Requirements, designed to protect the confidentiality, integrity, availability and security of Personal Data within its possession or control and of its IT Systems involved in the processing of such Personal Data.

(c)Since January 1, 2023, there has been no unauthorized access, use, communication, modification, disclosure, loss or any other breach of the protection of Personal Data within the possession or control of the Company or of any of its Subsidiaries or unauthorized intrusion into the Company’s or any of its Subsidiaries’ IT Systems involved in the processing of such Personal Data, in each case, which would require notification to any Person pursuant to any applicable Information Privacy and Security Requirement.

(d)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is, to the Knowledge of the Company, under investigation by any

Governmental Body for an alleged violation of any Information Privacy and Security Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since January 1, 2023, no notice, complaint, claim, inquiry, audit, enforcement action, proceeding or litigation of any kind has been served on, or initiated against, the Company, its Subsidiaries or any of its officers, directors or employees (in their capacity as such) by any Person, alleging non-compliance with any Information Privacy and Security Requirement.

(e)The execution, delivery, and performance of this Agreement shall not cause, constitute, or result in any material breach or violation of any Information Privacy and Security Requirement.

2.18    Real Property; Leasehold.

(a)None of the Acquired Companies owns, nor has owned since January 1, 2023, any real property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Acquired Companies have a valid leasehold title (as applicable) to the real property subject to the leases and subleases to which any Acquired Company is a party as tenant for real property (including, in each case, to the extent included in such lease or sublease, leasehold rights to all land improvements, structures, buildings, plants, fixtures, building improvements and all appurtenances pertaining thereto or accruing to the benefit thereof) (the “Company Real Property Leases”), in each case, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)Each Company Real Property Lease is valid, binding and in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there is not under any Company Real Property Lease (i) any existing default by the Company or any of the other Acquired Companies or, to the Knowledge of the Company, any other party thereto or (ii) to the Knowledge of the Company, any condition or event that, with notice or lapse of time, or both, would constitute a default under the provisions of such Company Real Property Lease.

2.19    Material Contracts.

(a)Section 2.19(a) of the Company Disclosure Schedule identifies, as of the date of this Agreement, each of the following Contracts of an Acquired Company (excluding any Company Plans, Foreign Company Plans, Company Real Property Leases, the Rhino Merger Agreement and any purchase or sales order issued in the ordinary course of business) (each, a “Material Contract”):

(i)any joint venture, partnership or limited liability company agreement which is material to the Company and its Subsidiaries (taken as a whole) relating to the formation, creation, operation, management or control of any such material joint venture, partnership or limited liability company;

(ii)any Contract creating, guaranteeing or incurring indebtedness for borrowed money in excess of $5,000,000;

(iii)any Contract with a supplier or vendor of the Company or any of its Subsidiaries that resulted in aggregate payments by the Company and its Subsidiaries to such supplier or vendor in excess of $8,000,000 for the fiscal year ended December 31, 2025;

(iv)any Contract for the acquisition or disposition (by merger, consolidation, purchase or sale of stock or of assets or otherwise) of any Entity, business or assets that constitute a business or division of any Person, or all or substantially all of the assets of any Person (A) after the date hereof and with a fair market value or a purchase price (including assumption of debt) in excess of $8,000,000 and under which, after the Closing, the Company or any of its Subsidiaries will have any material financial obligations or (B) under which, after the Closing, the Company or any of its Subsidiaries will have any material continuing indemnification obligations or “earn-out” or similar contingent payment obligations;

(v)except with respect to franchising arrangements as described in Section 4.2(b)(v) of the Company Disclosure Schedule, any Contract that (A) contains any covenant that expressly limits, curtails or restricts the ability of the Company or any of its Subsidiaries to engage in any line of business, compete with any Person or conduct activities in any geographic area, in each case that would reasonably be expected to be material to the operations of the Company and its Subsidiaries (taken as a whole) or (B) grants to any third party a right of first refusal, first offer or first negotiation or a call or put right with respect to any asset that is material to the Company and its Subsidiaries (taken as a whole);

(vi)any Contract that is between the Company or any of its Subsidiaries, on the one hand, and any director, officer or stockholder holding five percent (5%) or more of the voting power of the Company Common Stock, on the other hand, other than (A) any employment agreements, (B) relating to transactions conducted on an arm’s-length basis or (C) any agreements with consideration of less than $5,000,000;

(vii)any Contract (A) under which the Company or any of its Subsidiaries grants or is granted (x) a covenant not to use or assert any Intellectual Property or (y) a license on an exclusive basis to any Intellectual Property or (B) material to the conduct of the business of the Company and its Subsidiaries (taken as a whole) under which the Company or any of its Subsidiaries grants a license to a third party with respect to Company Owned IP, or acquires, is granted a license to or otherwise permitted to use Intellectual Property of a third party, other than, in the case of Subsection (B), (1) Contracts involving the licensing of Intellectual Property where such licensed Intellectual Property is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is something other than such license of Intellectual Property, (2) Contracts relating to the non-exclusive license, support or service of the Company’s products and services in the ordinary course of business on the Company’s standard form, (3) Contracts for (x) the license of generally commercially available, non-customized technology pursuant to a non-exclusive license, with annual fees of less than $5,000,000, or (y) Open Source Software, (4) non- disclosure agreements entered into in the ordinary course of business, or (5) employee invention assignment agreements entered into in the ordinary course of business on the Company’s standard form;

(viii)any tax receivable agreements;

(ix)master franchise agreements for the United States independent regions, Quebec and Europe (collectively, the “Master Franchise Agreements”);

(x)each agreement under which the Company or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, or employees;

(xi)each agreement that contains any “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal to which the Company or any of its Subsidiaries or any of their respective Affiliates is subject and that is material to the business of the Company and its Subsidiaries, taken as a whole, except for any agreement in which such provision is solely for the benefit of the Company or any of its Subsidiaries; and

(xii)any Contract not otherwise described in any other Subsection of this Section 2.19(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) with respect to the Company.

(b)Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the Enforceability Limitations and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. None of the Acquired Companies, and, to the Knowledge of the Company, no other Person, has violated or breached, or committed any default under, any Material Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

2.20    Takeover Statutes.

Assuming the accuracy of the representations and warranties in Section 3.5, the Company Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Article 13 of the Company’s certificate of incorporation are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Mergers and the other Contemplated Transactions. To the Knowledge of the Company, there are no other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti- takeover statutes or regulations, including Section 203 of the DGCL (each, a “Takeover Statute”) applicable to, or purporting to be applicable to, this Agreement, any Acquired Company, the Mergers or any of the other Contemplated Transactions. None of the Company or any of its Subsidiaries has adopted a stockholder rights agreement, rights plan, “poison pill” or other similar agreement that is currently in effect.

2.21    Vote Required.

Subject to the accuracy of the representations and warranties in Section 3.5, the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Mergers, and approve the issuance of shares of Company Class A Common Stock in connection with the Rhino Merger, is (x) in the case of this Agreement and the Mergers, the affirmative vote of the holders of a majority of the voting power of the shares of the Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting, and (y) in the case of the issuance of shares of Company Class A Common Stock in connection with the Rhino Merger, the affirmative vote of the holders of a majority of the voting power of the shares of the Company Common Stock outstanding on the record date and present in person or by proxy at the Company Stockholders’ Meeting and entitled to vote on the proposal to approve the issuance of shares in connection with the Rhino Merger (clauses (x) and (y), the “Required Company Stockholder Vote”).

2.22    Fairness Opinion.

The Company Board has received the oral opinion of J.P. Morgan Securities LLC (“JP Morgan”), financial advisor to the Company, to be confirmed by delivery of a written opinion, that, as of the date thereof and based upon and subject to the assumptions, limitations, qualifications, and conditions set forth in such opinion, the Merger Consideration to be received by the holders of Company Class A Common Stock (other than holders of Excluded Shares and Dissenting Shares) in the Contemplated Transactions is fair, from a financial point of view, to such holders.

2.23    Advisors’ Fees.

Except for JP Morgan, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Mergers or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Companies that will be payable by any of the Acquired Companies.

2.24    Information Supplied.

None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of the Company and the shareholders of Parent or at the time of the Company Stockholders’ Meeting or at the time of the Parent Shareholders’ Meeting (or, in each case, any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder and the provisions of Canadian Securities Laws, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub I, Merger Sub II, BidCo or New Wildlife for inclusion or incorporation by reference in the Proxy Statement/Prospectus or any financial projections or forward-looking statements.

2.25    Franchise Matters.

(a)The lists of Franchisees identified and reported in each Franchisor’s 2026 U.S. FDD are true, correct, and complete lists in all material respects, and, taken as a whole, identify all Franchisees in the United States as of the close of the 2025 fiscal year for the Franchisors.

(b)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) each Master Franchise Agreement is a valid and binding agreement of the parties thereto in full force and effect and in which the parties thereto are in material compliance with the terms of such agreement, and is enforceable against the parties thereto in accordance with its terms, subject to the Enforceability Limitations, (ii) each Master Franchise Agreement complies in all material respects with Legal Requirements and orders of Governmental Bodies having jurisdiction with respect to the offer and sale of Franchises, (iii) no party to a Master Franchise Agreement has given written notice to any Acquired Company of its breach of the applicable Master Franchise Agreement or such party’s intention to exercise termination rights, cease or materially and adversely change its business relationship with the Franchisor, (iv) since January 1, 2023, the Franchisors have been in compliance in all material respects with applicable Legal Requirements regarding the Master Franchise Agreements and Franchisees, and the offer and sale of Franchises and (v) except for the RE/MAX, LLC Advisory Council, none of the Acquired Companies has organized, sponsored or given formal recognition to any franchise advisory council, independent franchisee association or other similar organization of Franchisees.

(c)(i) Not more than two percent (2%) of the Franchise Agreements in effect, as measured by the total monthly ongoing fees paid by the Franchisees to the Franchisors in the twelve (12)-months ending December 31, 2025, include change in control rights or similar provisions that would trigger the Franchisee’s right to terminate their Franchise Agreement upon execution of this Agreement or the consummation of the Contemplated Transactions and (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the execution of this Agreement nor the consummation of the Contemplated Transactions (x) will require the consent or approval by any Franchisee, Franchisee council, or Franchisee association, or other third party, or (y) will result in a violation of or a default under any Franchise Agreement.

2.26    Competition Act (Canada).

For the purposes of Section 109 of the Competition Act, the aggregate value of the assets in Canada of the Company and its affiliates does not exceed CAD $180,000,000, and the annual gross revenues from sales in, from and into Canada generated by the Company and its affiliates does not exceed CAD $90,000,000, in each case determined in accordance with the Competition Act.

2.27    Insurance.

Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company: (a) each insurance policy of the Company and its Subsidiaries is in full force and effect and (b) none of the Company or its Subsidiaries is in default under any provisions of any such policy of insurance nor has any of the Company or its Subsidiaries received notice of cancellation of or cancelled any such insurance since January 1, 2023.

2.28    Rhino Merger Agreement.

Each of the representations and warranties given by the Company and, to the Knowledge of the Company, Rhino, in the Rhino Merger Agreement are true and complete in all material respects.

2.29    No Other Representations.

The Company, on behalf of itself and the other Acquired Companies, acknowledges that: (a) except for the representations and warranties expressly set forth in Section 3, and in the certificate delivered pursuant to Section 6.2(c), none of Parent, Merger Sub I, Merger Sub II, New Wildlife, Bidco or any other Parent Entity (or any other Person) makes, or has made, any representation or warranty relating to the Parent Entities or any of their businesses or operations in connection with this Agreement or the Mergers; and (b) the representations and warranties made by Parent in Section 3 and in the certificate delivered pursuant to Section 6.3(c) are in lieu of and are exclusive of all other representations and warranties made by Parent, including any express or implied warranties as to merchantability or fitness for a particular purpose, and each of Parent, Merger Sub I, Merger Sub II, New Wildlife and Bidco disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure by or on behalf of Parent, Merger Sub I, Merger Sub II, New Wildlife or Bidco of any other information (including any financial information, supplemental data or financial projections or other forward-looking statements) to the Company, any other Acquired Company or any of their respective Affiliates or Representatives. The Company, on behalf of itself and the other Acquired Companies, further acknowledges that, except for the representations and warranties expressly set forth in Section 3 and in the certificate delivered pursuant to Section 6.3(c), they have not relied on or otherwise been induced by: (i) any express or implied representation or warranty relating to the Parent Entities or any of their businesses or operations in connection with this Agreement or the Mergers; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company, any other Acquired Company or any of their respective

Affiliates or Representatives; or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Section 3.    REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in (x) any Parent Public Report filed with, or furnished to, the SEC or Canadian Securities Regulators or otherwise filed on the System for Electronic Document Analysis and Retrieval (“SEDAR+”) system on or after January 1, 2023 (so long as such documents are publicly available via the EDGAR or SEDAR+ system, as applicable) at least one day before the date of this Agreement (including exhibits and other information filed or furnished therewith, or incorporated by reference therein, but excluding any disclosures set forth in the “risk factors” section or in any depiction of risks in any “forward- looking statements” section to the extent such disclosures are cautionary and forward-looking in nature (other than any portion of such disclosures that relate to historical or factual matters)) provided, that (A) any matter disclosed in any Parent Public Report will be deemed to be disclosed in a section of the Parent Disclosure Schedule only to the extent it is reasonably apparent on the face of such disclosure in such Parent Public Report that it is applicable to such section of the Parent Disclosure Schedule and (B) nothing disclosed in any such Parent Public Report will be deemed to modify or qualify the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.10, Section 3.14, Section 3.24 or Section 3.25, or (y) the Parent Disclosure Schedule (subject to Section 8.6), Parent represents and warrants to the Company as follows:

3.1    Organization; Qualification.

(a)Each of Parent, Merger Sub I, Merger Sub II, New Wildlife and Bidco is a legal Entity duly organized, validly existing and, where such concept is recognized, in good standing under the Legal Requirements of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Each of Parent, Merger Sub I, Merger Sub II, New Wildlife and Bidco is qualified to do business and, where such concept is recognized, is in good standing as a foreign corporation or other Entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has provided to the Company, prior to the date hereof, a true, accurate and complete copy of the certificate of incorporation, notice of articles and articles of Parent as amended to the date hereof (“Parent Governing Documents”). Parent is not in violation of the Parent Governing Documents in any material respect.

(b)Each Subsidiary of Parent is a corporation or other Entity duly organized, validly existing and, where such concept is recognized, in good standing under the Legal Requirements of its respective jurisdiction of its incorporation or organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and, where such concept is recognized, is in good standing as a foreign corporation or other Entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

3.2    Capitalization; Subsidiaries.

(a)The authorized share structure of Parent consists of an unlimited number of Parent Common Shares without par value. As of 5:00 p.m. (Eastern time) on April 24, 2026 (the “Parent Capitalization Date”):

(i)214,610,724 Parent Common Shares were issued and outstanding;

(ii)25,000 Parent Common Shares were subject to issuance pursuant to outstanding Parent Options under Parent’s 2025 Stock Incentive Plan;

(iii)22,530,064 Parent Common Shares were subject to issuance pursuant to outstanding Parent RSUs under Parent’s 2025 Stock Incentive Plan;

(iv)5,730,834 Parent Common Shares were subject to issuance pursuant to outstanding Parent Options under Parent’s Amended and Restated Omnibus Incentive Plan;

(v)11,962,976 Parent Common Shares were subject to issuance pursuant to outstanding Parent RSUs under Parent’s Amended and Restated Omnibus Incentive Plan;

(vi)259,168 Parent Common Shares were subject to issuance pursuant to outstanding Parent Options under Parent’s Omnibus Incentive Plan;

(vii)1,375 Parent Common Shares were subject to issuance pursuant to outstanding Parent RSUs under Parent’s Omnibus Incentive Plan;

(viii)  4,217,840 Parent Common Shares were subject to issuance pursuant to outstanding Parent Options under Parent’s Stock Option Plan; and

(ix)1,000 Parent Common Shares were subject to issuance pursuant to outstanding Parent RSUs under Parent’s Restricted Share Unit Plan.

(b)All issued and outstanding Parent Common Shares are duly authorized, validly issued, fully paid, nonassessable and were issued in compliance in all material respects with applicable Legal Requirements and are free of any preemptive rights. All issued and outstanding Parent Options and Parent RSUs are duly authorized, validly issued and were issued in compliance in all material respects with applicable Legal Requirements and are free of any preemptive rights. With respect to each Parent Option, Parent RSU and each other equity award granted by Parent or available for issuance under the Parent Equity Plans, (i) each grant was duly authorized no later than the Grant Date, (ii) each Parent Option has an exercise price that is equal or greater than the fair market value of the underlying Parent Common Shares on the applicable Grant Date, (iii) each such grant was properly accounted for and disclosed in all material respects in accordance with Legal Requirements, and (iv) no modifications have been made to any Parent Options following the Grant Date.

(c)The authorized capital stock of New Wildlife consists of 100 shares of common stock, par value $0.001 per share, 100 of which are validly issued, fully paid, nonassessable and outstanding. All of the issued and outstanding capital stock of New Wildlife is, and at the First Merger Effective Time will be, owned by Parent, free and clear of all Encumbrances. New Wildlife does not have outstanding any option, warrant, right or any other agreement pursuant to which any Person other than Parent or its wholly owned Subsidiaries may acquire any equity security of New Wildlife. New Wildlife was formed solely for the purpose of engaging in the Contemplated Transactions, and it has not conducted any business activities prior to the date hereof and has no, and prior to the First Merger Effective Time will have no, business activities, assets, Liabilities or obligations of any nature other than those incident to its incorporation and pursuant to this Agreement and the Contemplated Transactions.

(d)The authorized capital stock of Merger Sub I consists of 100 shares of common stock, par value $0.001 per share, 100 of which are validly issued, fully paid, nonassessable and outstanding. All of the issued and outstanding capital stock of Merger Sub I is, and at the First Merger Effective Time will be, owned by New Wildlife, free and clear of all Encumbrances. Merger Sub I does not have outstanding any option, warrant, right or any other agreement pursuant to which any Person other than New Wildlife or its wholly owned Subsidiaries may acquire any equity security of Merger Sub I. Merger Sub I was formed solely for the purpose of engaging in the Contemplated Transactions, and it has not conducted any business activities prior to the date hereof and has no, and prior to the First Merger Effective Time will have no, business activities, assets, Liabilities or obligations of any nature other than those incident to its incorporation and pursuant to this Agreement and the Contemplated Transactions.

(e)The authorized capital stock of Merger Sub II consists of 100 units, without par value, 100 of which are validly issued, fully paid, nonassessable and outstanding. All of the issued and outstanding capital stock of Merger Sub II is, and at the First Merger Effective Time will be, owned by New Wildlife, free and clear of all Encumbrances. Merger Sub II does not have outstanding any option, warrant, right or any other agreement pursuant to which any Person other than New Wildlife or its wholly owned Subsidiaries may acquire any equity security of Merger Sub II. Merger Sub II was formed solely for the purpose of engaging in the Contemplated Transactions, and it has not conducted any business activities prior to the date hereof and has no, and prior to the Second Merger Effective Time will have no, business activities, assets, Liabilities or obligations of any nature other than those incident to its incorporation and pursuant to this Agreement and the Contemplated Transactions.

(f)The authorized share structure of Bidco consists of an unlimited number of common shares, without par value, one (1) of which is validly issued, fully paid, nonassessable and outstanding. All of the issued and outstanding common shares of Bidco are, and at the Arrangement Effective Time will be, owned by New Wildlife, free and clear of all Encumbrances. Bidco does not have outstanding any option, warrant, right or any other agreement pursuant to which any Person other than New Wildlife or its wholly owned Subsidiaries may acquire any equity security of Bidco. Bidco was formed solely for the purpose of engaging in the Contemplated Transactions, and it has not conducted any business activities prior to the date hereof and has no, and prior to the Arrangement Effective Time will have no, business activities, assets, Liabilities or obligations of any nature other than those incident to its incorporation and pursuant to this Agreement and the Contemplated Transactions.

(g)Except as set forth in Section 3.2(a) and Section 3.2(g) of the Parent Disclosure Schedule, and other than the Parent Common Shares that have become outstanding after the Parent Capitalization Date that were issued in accordance with the Parent Equity Plans and other than equity securities that were issued in accordance with Section 4.2(d), (i) Parent does not have any shares of its authorized share structure or other equity interests issued or outstanding; (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which Parent or any Subsidiary of Parent is a party or otherwise bound obligating Parent or any of its Subsidiaries to (A) issue, transfer or sell, or make any payment with respect to, any shares of or other equity interests of Parent or any of its Subsidiaries or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, or (C) redeem or otherwise acquire any such shares or other equity interests; and (iii) there is no shareholder rights plan (or similar plan commonly referred to as a “poison pill”) under which Parent is obligated to sell or otherwise issue any shares of its authorized share structure or any other securities.

(h)There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which the shareholders of Parent have a right to vote.

(i)Except for the Voting and Support Agreements, there are no voting trusts or other agreements or understandings to which any Parent Entity is a party with respect to the voting of the capital stock or other equity interests of any Parent Entity.

(j)Section 3.2(j) of the Parent Disclosure Schedule sets forth a true, accurate and complete list (as of the date hereof) of (i) the Subsidiaries of Parent and (ii) Parent’s or any of its Subsidiaries’ membership interest, partnership interest, joint venture interest or other equity or voting interest in any other Person, in each case, setting forth the name, the jurisdiction of organization and ownership percentage. All of the outstanding shares of capital stock of, or equity interests in, each of the Subsidiaries of Parent are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and all such shares and equity interests are owned of record and beneficially, directly or indirectly, by Parent free and clear of all Encumbrances, other than Permitted Encumbrances or arising pursuant to applicable securities Legal Requirements.

3.3Authority.

(a)Each of Parent, Merger Sub I, Merger Sub II, New Wildlife and Bidco has the requisite corporate power and authority to execute and deliver this Agreement and the other documents contemplated hereby to which it is a party and subject to receipt of the Required Parent Shareholder Vote, the Final Order and the New Wildlife Consents, to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the Contemplated Transactions have been duly and validly authorized by all necessary corporate or similar action, and no other corporate or similar proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Contemplated Transactions other than the Required Parent Shareholder Vote and the New Wildlife Consents.

(b)This Agreement has been duly and validly executed and delivered by Parent, Merger Sub I, Merger Sub II, New Wildlife and Bidco and, assuming the due authorization, execution and delivery hereof by the Company constitutes the valid and binding agreement of Parent, Merger Sub I, Merger Sub II, New Wildlife and Bidco, enforceable against Parent, Merger Sub I, Merger Sub II, New Wildlife and Bidco in accordance with its terms, subject to the Enforceability Limitations.

3.4Governmental Consents; No Violation.

(a)Other than in connection with or in compliance with (i) the DGCL and the DLLCA, including the filing of the certificates of merger, (ii) the Securities Act and the Exchange Act, including the filing with the SEC of the Proxy Statement/Prospectus, and any other applicable U.S. state or federal securities, takeover or “blue sky” Legal Requirements, (iii) filings under Canadian Securities Laws, (iv) the Interim Order and any approvals required by the Interim Order, (v) the Final

Order, (vi) the HSR Act, any foreign antitrust and competition Legal Requirement, any Foreign Investment Law, and (vii) the Nasdaq Rules, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body is necessary or required, under applicable Legal Requirements, on the part of Parent for the consummation by Parent of the Contemplated Transactions, except for such consents, approvals, authorizations, permits, filings or notifications that, if not obtained or made, (x) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and (y) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent to consummate the Contemplated Transactions prior to the End Date.

(b)Assuming compliance with Section 3.4(a) (including, where relevant, expiration of a waiting period) and receipt of the Required Parent Shareholder Vote, the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Contemplated Transactions, do not and will not (i) result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any Parent Material Contract or result in the creation of any Encumbrances (other than Permitted Encumbrances) upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or violate any provision of the Parent Governing Documents or (iii) conflict with or violate any Legal Requirements applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i) and (iii), any such violation, conflict, breach, default, termination, cancellation, acceleration, right, loss or Encumbrance that (x) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and (y) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent to consummate the Contemplated Transactions prior to the End Date.

3.5Stock Ownership.

As of the date of this Agreement, none of Parent or any of its controlled Affiliates (a) beneficially owns (as such term is used in Rule 13d-3 under the Exchange Act) any shares of Company Common Stock or any options, warrants or other rights to acquire shares of Company Common Stock, or (b) “owns” or has “owned” within the three years prior to the date hereof (as such terms are defined in Article 13 of the Company’s certificate of incorporation) 15% or more of the Voting Stock of the Company (as defined in Article 13 of the Company’s certificate of incorporation).

3.6Absence of Certain Arrangements.

(a)As of the date hereof, none of the Parent Entities has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) pursuant to which any stockholder of the Company (including any stockholder of the Company following the Rhino Merger) would be entitled to receive, in respect of any share of Company Common Stock, consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Proposal, or (ii) pursuant to which any stockholder of the Company (including any stockholder of the Company following the Rhino Merger) or any of its Subsidiaries has agreed to make an investment in, or contribution to, Parent in connection with the Contemplated Transactions, in the case of clause (i), except for the Voting and Support Agreements. As of the date hereof, to the Knowledge of Parent, except for the Voting and Support Agreements, there are no agreements, arrangements or understandings (in each case, whether oral or written) between Parent or any of its Subsidiaries, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to, or are in connection with, the Contemplated Transactions or the operations of the Company or any of its Subsidiaries or, following the Closing, the Surviving Company or any of its Subsidiaries.

(b)To the Knowledge of Parent, none of its related parties (within the meaning of Multilateral Instrument 61-101), nor any of their associated entities (within the meaning of Multilateral Instrument 61-101), will receive any collateral benefit (within the meaning of Multilateral Instrument 61-101) as a result of the Contemplated Transactions, nor do they, except as set forth in Section 3.6(b) of the Parent Disclosure Schedule, beneficially own or exercise control or direction over one percent (1%) or more of the outstanding Parent Common Shares.

3.7Reports and Financial Statements.

(a)Parent is a “reporting issuer” under applicable Canadian Securities Laws in each of the provinces and territories of Canada. As at the date of this Agreement, Parent has not taken any action to cease to be a reporting issuer in any province or territory of Canada nor has Parent received notification from any Canadian Securities Regulator seeking to revoke the reporting issuer status of Parent. As of the date of this Agreement, no order or other restriction with respect to any securities of Parent is pending or, to the Knowledge of Parent, threatened.

(b)Parent has timely filed or furnished all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed by Parent with the SEC, or any Canadian Securities Regulator or otherwise made available on SEDAR+ since January 1, 2023 (the “Parent Public Reports”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), the Parent Public Reports complied as to form in all material respects with the applicable requirements of laws, including Canadian Securities Laws, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, applicable to the Parent Public Reports. As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), the Parent Public Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Parent has not filed any confidential material change reports or other confidential documents with any Canadian Securities Regulator which remain confidential as at the date of this Agreement. No Subsidiary of Parent is separately subject to the periodic reporting requirements of the Exchange Act or any Canadian Securities Laws.

(c)The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent Public Reports (if amended, as of the date of the last such amendment) fairly presented, in all material respects, the financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and their results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X or other rules and regulations of the SEC or under Canadian Securities Laws, or, in the case of unaudited financial statements, as permitted by Form 6-K or any successor form under the Exchange Act or other rules and regulations of the SEC or under Canadian Securities Laws).

(d)No Parent Entity is a party to any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among such Parent Entity, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Parent Entity in Parent’s published financial statements or any Parent Public Reports.

(e)To the Knowledge of Parent, there are no unresolved comments received from the SEC staff or the applicable Canadian Securities Regulators with respect to the Parent Public Reports on or prior to the date hereof. To the Knowledge of Parent, none of the Parent Public Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation or similar investigation by the applicable Canadian Securities Regulators.

3.8Controls and Procedures.

(a)Parent maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in National Instrument 52-109). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under Canadian Securities Laws is recorded, processed, summarized and reported within the time periods specified under Canadian Securities Laws, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to National Instrument 52-109 and Sections 302 and 906 of the Sarbanes-Oxley Act. Such internal control over financial reporting is reasonably designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Based on Parent’s most recent evaluation of internal control over financial reporting prior to the date hereof, to the Knowledge of Parent, there is currently (i) no material weakness (as such term is defined in National Instrument 52-

109) in the design of its internal control over financial reporting, and (ii) no fraud, whether or not material, involving management or other employees of Parent who have a significant role in the internal control over financial reporting of Parent, that in either case would reasonably be expected to result in a material misstatement of Parent’s financial statements.

3.9Undisclosed Liabilities.

None of the Parent Entities has any Liability of any nature, other than: (i) Liabilities reflected or otherwise reserved against in the Parent Balance Sheet (or the notes thereto); (ii) Liabilities that have been incurred by the Parent Entities since the date of the Parent Balance Sheet in the ordinary course of business; (iii) Liabilities for performance of obligations of the Parent Entities under any Contracts of Parent; (iv) Liabilities under this Agreement or in connection with the Contemplated Transactions, including the Mergers and the Arrangement; and (v) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

3.10    Absence of Changes.

Between the date of Parent Balance Sheet and the date of this Agreement: (a) there has not been any Material Adverse Effect on Parent; (b) except in connection with the negotiation, execution and delivery of this Agreement, the business of the Parent Entities has been conducted in all material respects in the ordinary course of business, and (c) none of the Parent Entities has taken any action or committed to take any action, that if taken during the Pre-Closing Period would require the Company’s consent under Section 4.2(d)(i).

3.11    Compliance with Legal Requirements.

(a)Parent and each of its Subsidiaries are in compliance with and are not in default under or in violation of any Legal Requirements applicable to Parent, its Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) Parent and its Subsidiaries are and have been since January 1, 2023, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Body necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), (ii) all Parent Permits are valid and in full force and effect and (iii) since January 1, 2023, neither Parent nor any of its Subsidiaries have received any written notice of any cancellation or suspension, or threatened cancellation or suspension, of, or material limitation on, any such Parent Permit.

3.12    Employee Benefit Plans; ERISA.

(a)Section 3.12(a) of the Parent Disclosure Schedule contains a true, complete and correct list, as of the date of this Agreement, of each material Parent Plan. With respect to each material Parent Plan, as applicable, Parent has made available to the Company true, accurate and complete copies of (i) the current plan document, including any amendment thereto, and, descriptions of the material terms of any Parent Plan that is not in writing (and, if applicable, related trust or funding agreements, annuity policies or insurance policies), (ii) the most recent determination or opinion letter received from, or issued by, the applicable Governmental Body, including the IRS, and (iii) the most recent financial statements and filed annual reports.

(b)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (i) each Parent Plan has been established, maintained and operated in all material respects in accordance with its terms and in compliance in all material respects with all applicable Legal Requirements, including ERISA, the Code, the Income Tax Act (Canada) and applicable provincial pension standards, as applicable; (ii) each Parent Plan intended to qualify for Tax-exempt or Tax-preferred treatment including under Section 401(a) of the Code and each trust intended to qualify for Tax-exempt and Tax-preferred treatment, including under Section 501(a) of the Code, if applicable, has obtained a favorable determination letter or is the subject of a favorable opinion letter from the applicable Governmental Body, including the IRS as to its qualified status under the Code and, to the Knowledge of Parent, no event has occurred and no facts or circumstances exist that would reasonably be expected to adversely affect such qualification; (iii) each Foreign Parent Plan intended to qualify for special tax treatment satisfies all requirements for such treatment under applicable Legal Requirements; (iv) there is no audit, inquiry or Legal Proceeding pending or, to the Knowledge of Parent, threatened in writing by the IRS, DOL or any other Governmental Body with respect to any Parent Plan, and, to the Knowledge of Parent, no facts or circumstances exist that would be reasonably expected to form a reasonable basis for any such audit, inquiry or Legal Proceeding; (v) none of the Parent Entities or any of their respective ERISA Affiliates has since January 1, 2023 incurred any material penalty or Tax with respect to any Parent Plan under applicable Legal Requirements, including Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; (vi) each of the Parent Entities and their respective ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Parent Plan, except as would not result in material Liability and, to the extent not yet due, such contributions and other payments have been adequately accrued in the consolidated financial statements (including any related notes) contained or incorporated by reference in the Parent Public Reports; and (vii) each Foreign Parent Plan that is required to be registered or approved by any Governmental Body under applicable Legal Requirements has been so registered or approved.

(c)During the past six (6) years, none of the Parent Entities, and none of their respective ERISA Affiliates, has maintained, established, sponsored, participated in, or contributed to, or been obligated to contribute to or could reasonably have any Liability in respect of, any: (i) “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) plan described in Section 413 of the Code; (iv) a plan that is or has been funded by, associated with or is related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code; (v) a pension plan that is subject to federal or provincial pension standards legislation in Canada, including any “registered pension plan” (as such term is defined in Section 248(1) of the Income Tax Act (Canada)); (vi) a “retirement compensation arrangement” (as such term is defined in Subsection 248(1) of the Income Tax Act (Canada)); (vii) an “employee life and health trust” (as such term is defined in Subsection 248(1) of the Income Tax Act (Canada)); or (viii) an “employees profit sharing plan” (as such term is defined in Subsection 144(1) of the Income Tax Act (Canada)). No Parent Plan is intended to be or has ever been found or alleged by a Governmental Body in writing to be a “salary deferral arrangement” (as such term is defined in Subsection 248(1) of the Income Tax Act (Canada)). No Parent Plan subject to ERISA holds shares issued by Parent or any of its current ERISA Affiliates as a plan asset. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, the fair market value of the assets of each funded Foreign Parent Plan, the Liability of each insurer for any Foreign Parent Plan funded through insurance, or the book reserve established for any Foreign Parent Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Parent Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Parent Plan.

(d)No Parent Plan provides (except at no cost to the Parent Entities or any Affiliate of any Parent Entity), or reflects or represents any Liability of any of the Parent Entities or any Affiliate of any Parent Entity to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Parent Associate for any reason, (i) except for any benefits required to be provided during a notice of termination period (whether statutory, contractual or at common law), or (ii) except as may be required by under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(e)Except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in combination with another event, whether contingent or otherwise): (i) result in any payment (whether of bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Associate; or (ii) require any contributions or payments to fund any obligations under any Parent Plan, or cause any of the Parent Entities to transfer or set aside any assets to fund any Parent Plan. Without limiting the generality of the foregoing, no amount payable to any Parent Associate as a result of the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions (either alone or in combination with any other event) would be an “excess parachute payment” within the meaning of Section 280G or would be nondeductible under Section 280G of the Code. None of the Parent Entities has any obligation to compensate any Parent Associate for any Taxes incurred by such Parent Associate under Section 4999 of the Code.

(f)Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent, each Parent Plan that is a “nonqualified deferred compensation plan” subject to Section 409A is and has at all times been administered in documentary and operational compliance with the requirements of Section 409A in all material respects. No Parent Entity has any obligation to gross-up or otherwise reimburse any Parent Associate for any Tax incurred by such person pursuant to Section 409A.

3.13    Labor Matters.

(a)No Parent Entity is a party to or otherwise bound by any collective bargaining agreements or other labor-related agreements with a labor union, works council or similar employee or labor organization applicable to any Parent Associate. There are no pending material strikes, lockouts, grievances or other labor disputes with respect to any employees of any Parent Entity, and to the Knowledge of Parent, none are threatened in writing against any Parent Entity.

(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) each contractor and consultant currently engaged by the Parent Entities is properly characterized as an independent contractor and is not likely to be characterized by any Governmental Body as an employee, and (ii) to the Knowledge of Parent, the Parent Entities do not have any direct or indirect material liability, whether actual or contingent, with respect to the misclassification of any individual as an independent contractor rather than as an employee, or as eligible or not eligible for overtime pay, for participation in or exclusion from any Plan or with respect to any temporary employee, in each case, since January 1, 2023.

(c)Except as disclosed in Section 3.13(c) of the Parent Disclosure Schedule, there are no change of control, gross-up or similar agreements or arrangements with any employees or contractors, that would be triggered in connection with the execution and delivery of this Agreement or the completion of the Contemplated Transactions, and neither the execution and delivery of this Agreement nor the completion of the Contemplated Transactions will result in any cash or other compensation or benefits accelerating or becoming payable to any employees or contractors.

(d)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, all (i) amounts that have become due and payable for employee compensation (including salary, wages, overtime, vacation pay, holiday pay, bonuses, commissions, and other incentive payments and benefits under the Plans) under applicable Legal Requirements, Contracts or Plans have been paid in full or are properly reflected in Parent’s books and records, and (ii) required deductions and withholdings (including income tax withholdings, and employer contribution requirements) have been timely deducted, withheld, and remitted.

(e)The Parent Entities have delivered all current employee manuals and handbooks, and employment policy statements of the Parent Entities.

(f)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, the Parent Entities are and since January 1, 2023 have been in compliance in all material respects with all applicable Legal Requirements with respect to employment and labor, including Legal Requirements relating to employment standards, wages, hours, overtime, vacation pay, holiday pay, labor relations, collective bargaining, civil rights, equal employment opportunities, pay equity, fair employment practices, human rights, harassment, retaliation, leaves of absence, paid sick leave, classification of service providers, unemployment insurance, employment discrimination, safety and health, immigration status and employment of foreign citizens, workers’ compensation and payment of withholding and/or social security Taxes.

(g)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, during the past five (5) years, no allegations of workplace harassment, sexual misconduct or illegal retaliation or discrimination have been made known to any Parent Entity, initiated, filed, settled or, to the Knowledge of Parent, threatened in writing against any Parent Entity or any Parent Associate.

3.14    Certain Business Practices.

(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect to Parent, since January 1, 2021, neither Parent, nor its senior officers, nor any of its Subsidiaries or, to the Knowledge of Parent, any other third party, in each case, acting on behalf of Parent or any of its Subsidiaries, has taken any action in violation of, been convicted of, or charged with any offences under the Anti-Corruption Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, since January 1, 2021, neither Parent nor any of its Subsidiaries has been subject to any actual, pending, or threatened Legal Proceeding, or made any voluntary disclosures to any Governmental Body, involving Parent or any of its Subsidiaries in any way relating to applicable Anti-Corruption Laws. Parent and its Subsidiaries are in compliance with all Export Control Laws applicable to their export and import transactions, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b)Parent and each of its Subsidiaries, and their respective directors, officers, and employees, (i) is not a Sanctioned Person and (ii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, has not engaged and is not currently engaging in any business or other dealings with, in, involving or relating to any Sanctioned Countries or Sanctioned Persons, in violation of applicable Sanctions. In the past five (5) years, the Parent Entities have been in compliance in all material respects with applicable Sanctions and Export Control Laws.

(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, since January 1, 2021, neither Parent, nor any of its Subsidiaries or, to the Knowledge of Parent, any other third party, in each case, acting on behalf of Parent or any of its Subsidiaries, is or has been in violation of any AML Laws. Except as would not reasonably be expected, individually or in the aggregate, to be material to Parent, since January 1, 2021, neither Parent nor any of its Subsidiaries is or has been subject to any actual, pending, or threatened Legal Proceeding, or made any voluntary disclosures to any Governmental Body, involving Parent or any of its Subsidiaries in any way relating to applicable AML Laws.

3.15    Affiliate Transactions.

There are no transactions, agreements, arrangements or understandings between Parent, on the one hand, and any director or executive officer of Parent, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act with respect to Parent other than ordinary course of business employment agreements and similar employee arrangements.

3.16    Tax Matters.

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent:

(a)(i) all Tax Returns required to be filed by or on behalf of each Parent Entity with any Governmental Body (1) have been filed on or before the applicable due date (including any extensions of such due date) and (2) are true, correct and complete; and (ii) all Taxes for which each Parent Entity is liable have been timely paid or accrued (in accordance with GAAP);

(b)(i) Parent Balance Sheet reflects a reserve established in accordance with GAAP for all actual and contingent Tax liabilities of Parent Entities as of the date thereof, and (ii) since such date, no Parent Entity has incurred Liabilities for Taxes other than in the ordinary course of operation of its business, except in connection with the Contemplated Transactions;

(c)(i) no audit, claim or Legal Proceeding relating to Taxes for which a Parent Entity is or may be liable, is pending or threatened in writing and, in each case, that has not been resolved; (ii) no deficiency for Taxes that remains unpaid or otherwise settled has been proposed or assessed by any Governmental Body against any Parent Entity; and (iii) no written claim has since January 1, 2023 been made by any Governmental Body in a jurisdiction where a Parent Entity does not file a Tax Return that it is or may be subject to Tax in that jurisdiction;

(d)other than Permitted Encumbrances, there are no Encumbrances relating to Taxes upon any asset of any Parent Entity;

(e)in the two (2) years prior to the date of this Agreement, no Parent Entity has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock qualifying for tax-free treatment under Sections 355 and 361 of the Code;

(f)(i) no Parent Entity has any Liability for the Taxes of another Person (other than another Parent Entity) under Treasury Regulations Section 1.1502-6 (or any similar state, local or foreign Legal Requirement), as a transferee, as a successor or by Contract, except for an agreement (A) solely between the Parent Entities, (B) that will terminate as of Closing, or (C) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes or otherwise, and (ii) except for a group of which Parent is the common parent and which includes only the Parent Entities, no Parent Entity has been a member of an affiliated, consolidated, or unitary group for Tax purposes;

(g)no Parent Entity is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (except for an agreement (i) solely between Parent Entities, (ii) that will terminate as of Closing or (iii) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes);

(h)no Parent Entity has since January 1, 2023 participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or a similar transaction under any similar Legal Requirement;

(i)no Parent Entity has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar state, local or foreign Legal Requirement), and no Parent Entity has requested, has received or is subject to any written ruling of a Governmental Body or has entered into any similar written agreement with a Governmental Body with respect to any Taxes;

(j)each Parent Entity has properly and timely withheld from each payment or deemed payment made to each Parent Associate, its past and present suppliers, creditors, shareholders and other third parties all Taxes and other deductions required to be withheld and has duly and timely paid such withheld amounts to the proper Governmental Bodies and complied with all reporting and record retention requirements related to such Taxes;

(k)no Parent Entity has Knowledge of any facts, agreements, plans or other circumstances, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede (1) the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (2) the Mergers, taken together, the Exchange and the Rhino Merger from together qualifying as a transaction described in Section 351 of the Code;

(l)no claims have since January 1, 2023 been made by any Governmental Body that any Parent Entity is or may be subject to Tax in a jurisdiction where the Parent Entity does not file Tax Returns;

(m)no facts, circumstances or events exist or have existed that have resulted in, or may result in, the application of any of Sections 15, 17, 79 to 80.04 of the Income Tax Act (Canada) (or any similar provision of an applicable Tax Legal Requirement of any province or territory of Canada) to a Parent Entity;

(n)for any transactions since January 1, 2023 between each Parent Entity and any non-resident person with whom it was not dealing at arm’s length, such Parent Entity has made or obtained records or documents that meet the transfer pricing requirements under applicable Legal Requirements;

(o)the value of the consideration paid or received by a Parent Entity for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to a person with whom the Parent Entity was not dealing at arm’s length within the meaning of the Income Tax Act (Canada) was equal to the fair market value of such property acquired, provided or sold or services purchased or provided;

(p)each Parent Entity that carries on business in Canada is duly registered with the Canada Revenue Agency under Subdivision d of Division V of Part IX of the Excise Tax Act (Canada) for purposes of the GST/HST. All input tax credits, rebates and similar refunds claimed by a Parent Entity for GST/HST and provincial or other sales or value-added tax purposes were calculated in accordance with applicable Tax Legal Requirement. Each Parent Entity has complied with all registration, reporting, payment, collection and remittance requirements in respect of GST/HST and provincial or other sales or value-added tax in accordance with applicable Tax Legal Requirements;

(q)no Parent Entity that carries on business in Canada has claimed any reserve, deduction, or deferral, or made any election or designation, under the Income Tax Act (Canada) or any applicable Tax Legal Requirement of any province or territory of Canada, other than any such item claimed or made in the ordinary course of business and consistent with past practice, that would reasonably be expected to materially increase Taxes payable by a Parent Entity in any taxation year or period beginning on or after the Closing Date or, with respect to any period beginning before and ending after the Closing Date, the portion of such period beginning on or after the Closing Date;

(r)no Parent Entity has made any payment, nor is obligated to make any payment, nor is a party to any agreement under which it could be obligated to make any payment, that may not be deductible by virtue of Section 67 or 78 of the Income Tax Act (Canada) or any similar provision of an applicable Tax Legal Requirement of any province or territory of Canada;

(s)none of the shares of Parent constitute “taxable Canadian property” for purposes of the Income Tax Act (Canada);

(t)no Parent Entity that carries on business in Canada has engaged in any transaction that is or could be a “reportable transaction” as defined in Subsection 237.3(1) of the Income Tax Act (Canada) or a “notifiable transaction” as defined in Subsection 237.4(1) of the Income Tax Act (Canada); and

(u)for any transactions since January 1, 2023, Parent has complied in all material respects with relevant transfer pricing laws, including preparing contemporaneous documentation and other documents contemplated thereby, including, for greater certainty, Section 247 of the Income Tax Act (Canada).

Notwithstanding any other provision of this Agreement, Section 3.12, Section 3.13, and this Section 3.16, each only to the extent they relate to Taxes, shall contain the sole and exclusive representations and warranties of Parent with respect to Taxes.

3.17    Legal Proceedings; Orders.

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, there is no pending Legal Proceeding or that, to the Knowledge of Parent, is being threatened in writing against Parent or any of its Subsidiaries. There is no pending Legal Proceeding against Parent or any of its Subsidiaries that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers, the Arrangement, or any of the other Contemplated Transactions. No Parent Entity is subject to any order, decree or ruling that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

3.18    Intellectual Property.

(a)Section 3.18(a) of the Parent Disclosure Schedule sets forth a true, complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) Internet domain name registrations, in each case that are owned or purported to be owned by Parent or any of its Subsidiaries (collectively, the “Parent Registered IP”). Parent and its Subsidiaries own all right, title, and interest in and to all Parent Owned IP, and have the right to use all other Intellectual Property used in, held for use in or necessary for the operation of the businesses of each of Parent and its Subsidiaries as presently conducted, in each case, free and clear of all Encumbrances except for Permitted Encumbrances (collectively, the “Parent Intellectual Property”), except where the failure to own or have the right to use such properties would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, all of the Parent Registered IP is valid, subsisting and enforceable. No Legal Proceeding is pending or to the Knowledge of Parent, is threatened in writing, that challenges the validity, enforceability, registration or ownership of any Parent Registered IP.

(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) the use of the Parent Intellectual Property by Parent and its Subsidiaries and the operation of the business of each of Parent and its Subsidiaries do not infringe, dilute, misappropriate, or otherwise violate, and since January 1, 2023 have not infringed, diluted, misappropriated, or otherwise violated any Intellectual Property of any other Person, and (ii) since January 1, 2023, no Person has sent any written notice to Parent or any of its Subsidiaries (or, to the Knowledge of Parent, any counterparty to a Franchise Agreement) alleging the foregoing.

(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) since January 1, 2023, no Person has challenged the ownership, validity or enforceability of, or, to the Knowledge of Parent, infringed, diluted, misappropriated, or otherwise violated, any Parent Owned IP or any other rights of Parent or any of its Subsidiaries in any exclusively licensed Parent Intellectual Property, and (ii) since January 1, 2023, neither Parent nor any of its Subsidiaries has made any claim or allegation, or sent any notice, alleging any of the foregoing.

(d)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, no Proprietary Software contains, is derived from, is distributed, integrated or bundled with, or statically links to or otherwise uses, any Open Source Software in any manner that (i) requires (or purports to require) the use, licensing, disclosure or distribution of any portion of Parent Owned IP or Proprietary Software (including any source code therefor), (ii) imposes any material limitation, restriction or condition on the right or ability of Parent or any of its Subsidiaries to use or distribute any Parent

Owned IP or Proprietary Software, or (iii) creates obligations for Parent or its Subsidiaries with respect to any Parent Owned IP (including any Proprietary Software) or grants to any other Person any rights or immunities under any Parent Owned IP (including any Proprietary Software). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent, its Subsidiaries, nor any other Person acting on behalf of any of the foregoing has disclosed or delivered to any third party, agreed to disclose or deliver to any third party, or permitted the disclosure or delivery from any escrow agent or other third party, any source code. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of any Parent Owned IP; or (ii) the release, disclosure, or delivery of any Parent Owned IP (including the source code of any Proprietary Software) by or to any escrow agent or other Person, including pursuant to the terms of any source code escrow agreement.

(e)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and its Subsidiaries take commercially reasonable actions to protect, safeguard and maintain each item of material Parent Intellectual Property, including taking commercially reasonable security measures to protect the confidentiality of any trade secrets and other material confidential information included in the Parent Intellectual Property or otherwise used or held for use in the conduct of the business of Parent or its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, no current or former employee, founder, officer, consultant, or independent contractor of Parent or any of its Subsidiaries (each, a “Parent Contributor”) has any right, license, claim, or interest whatsoever in or with respect to any Parent Owned IP, and Parent and its Subsidiaries have secured from all Parent Contributors who independently or jointly contributed to the conception, reduction to practice, creation, or development of any Parent Owned IP unencumbered, unrestricted, and exclusive ownership (without any rights of reversion) of all such Parent Contributor’s Intellectual Property in such contribution which Parent and its Subsidiaries do not already own by operation of law and no such Parent Contributor has retained any rights or licenses with respect thereto.

(f)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, the IT Systems owned, used, or held for use by, or relied upon by Parent or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of Parent and its Subsidiaries, (ii) since January 1, 2023, have not been subject to any outages or failures which have resulted in Liability or remain unremediated, (iii) since January 1, 2023, permitted any Person to access the IT Systems without authorization and (iv) to the Knowledge of Parent, are free from any code that may disrupt, disable, erase or harm in any way the operation of Parent or its Subsidiaries. Parent and its Subsidiaries have each implemented commercially reasonable data security, data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Systems, except where the failure to so implement such data security, data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Systems would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

3.19    Privacy and Data Protection.

(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and each of its Subsidiaries is, and, since January 1, 2023, has been in compliance with all Information Privacy and Security Requirements that apply to Parent or to such Subsidiary, respectively.

(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and each of its Subsidiaries has implemented and maintains, and since January 1, 2023, has maintained, commercially reasonable and appropriate physical, technical and administrative measures and policies, compliant with applicable Information Privacy and Security Requirements, designed to protect the confidentiality, integrity, availability and security of Personal Data within its possession or control and of its IT Systems involved in the processing of such Personal Data.

(c)Since January 1, 2023, there has been no unauthorized access, use, communication, modification, disclosure, loss or any other breach of the protection of Personal Data within the possession or control of Parent or of any of its Subsidiaries or unauthorized intrusion into Parent’s or any of its Subsidiaries’ IT Systems involved in the processing of such Personal Data, in each case, which would require notification to any Person pursuant to any applicable Information Privacy and Security Requirement.

(d)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is, to the Knowledge of Parent, under investigation by any Governmental Body for an alleged violation of any Information Privacy and Security Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, since January 1, 2023, no notice, complaint, claim, inquiry, audit, enforcement action, proceeding or litigation of any kind has been served on, or initiated against, Parent, its Subsidiaries or any of its officers, directors or employees (in their capacity as such) by any Person alleging non-compliance with any Information Privacy and Security Requirement.

(e)The execution, delivery, and performance of this Agreement shall not cause, constitute, or result in a material breach or violation of any Information Privacy and Security Requirement.

3.20    Real Property; Leasehold.

(a)None of the Parent Entities owns, nor has owned since January 1, 2023, any real property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, the Parent Entities have a valid leasehold title (as applicable) to the real property subject to the leases and subleases to which any Parent Entity is a party as tenant for real property (including, in each case, to the extent included in such lease or sublease, leasehold rights to all land improvements, structures, buildings, plants, fixtures, building improvements and all appurtenances pertaining thereto or accruing to the benefit thereof) (the “Parent Real Property Leases”), in each case, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)Each Parent Real Property Lease is valid, binding and in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, there is not under any Parent Real Property Lease (i) any existing default by Parent or any of the other Parent Entities or, to the Knowledge of Parent, any other party thereto or (ii) to the Knowledge of Parent, any condition or event that, with notice or lapse of time, or both, would constitute a default under the provisions of such Parent Real Property Lease.

3.21    Parent Material Contracts.

(a)Section 3.21(a) of the Parent Disclosure Schedule identifies, as of the date of this Agreement, each of the following Contracts of a Parent Entity (excluding any Parent Plans, Foreign Parent Plans, Parent Real Property Leases, and any purchase or sales order issued in the ordinary course of business) (each, a “Parent Material Contract”):

(i)any joint venture, partnership or limited liability company agreement which is material to Parent and its Subsidiaries (taken as a whole) relating to the formation, creation, operation, management or control of any such material joint venture, partnership or limited liability company;

(ii)any Contract creating, guaranteeing or incurring indebtedness for borrowed money in excess of $5,000,000;

(iii)any Contract with a supplier or vendor of Parent or any of its Subsidiaries that resulted in aggregate payments by Parent and its Subsidiaries to such supplier or vendor in excess of $5,000,000 for the fiscal year ended December 31, 2025;

(iv)any Contract for the acquisition or disposition (by merger, consolidation, purchase or sale of stock or of assets or otherwise) of any Entity, business or assets that constitute a business or division of any Person, or all or substantially all of the assets of any Person (A) after the date hereof and with a fair market value or a purchase price (including assumption of debt) in excess of $5,000,000 and under which, after the Closing, Parent or any of its Subsidiaries will have any material financial obligations or (B) under which, after the Closing, Parent or any of its Subsidiaries will have any material continuing indemnification obligations or “earn-out” or similar contingent payment obligations;

(v)any Contract that (A) contains any covenant that expressly limits, curtails or restricts the ability of Parent or any of its Subsidiaries to engage in any line of business, compete with any Person or conduct activities in any geographic area, in each case that would reasonably be expected to be material to the operations of Parent and its Subsidiaries (taken as a whole) or (B) grants to any third party a right of first refusal, first offer or first negotiation or a call or put right with respect to any asset that is material to Parent and its Subsidiaries (taken as a whole);

(vi)any Contract that is between Parent or any of its Subsidiaries, on the one hand, and any director, officer or shareholder holding five percent (5%) or more of the voting power of the Parent Common Shares, on the other hand, other than (A) any employment agreements, (B) relating to transactions conducted on an arm’s-length basis or (C) any agreements with consideration of less than $5,000,000;

(vii)  any Contract (A) under which Parent or any of its Subsidiaries grants or is granted (x) a covenant not to use or assert any Intellectual Property or (y) a license on an exclusive basis to any Intellectual Property or (B) material to the conduct of the business of Parent and its Subsidiaries (taken as a whole) under which Parent or any of its Subsidiaries grants a license to a third party with respect to Parent Owned IP, or acquires, is granted a license to or otherwise permitted to use Intellectual Property of a third party, other than, in the case of Subsection (B), (1) Contracts involving the licensing of Intellectual Property where such licensed Intellectual Property is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is something other than such license of Intellectual Property, (2) Contracts relating to the non-exclusive license, support or service of Parent’s products and services in the ordinary course of business on Parent’s standard form, (3) Contracts for (x) the license of generally commercially available, non-customized technology pursuant to a non-exclusive license, with annual fees of less than $5,000,000 or (y) Open Source Software, (4) non-disclosure agreements entered into in the ordinary course of business or (5) employee invention assignment agreements entered into in the ordinary course of business on Parent’s standard form;

(viii)  any tax receivable agreements;

(ix)each agreement under which a Parent Entity has advanced or loaned any amount of money to any of its officers, directors or employees;

(x)each agreement that contains any “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal to which a Parent Entity or any of its Affiliates is subject and that is material to the business of such Parent Entity, taken as a whole, except for any agreement in which such provision is solely for the benefit of such Parent Entity; and

(xi)any Contract not otherwise described in any other Subsection of this Section 3.21(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) with respect to Parent.

(b)Each Parent Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the Enforceability Limitations and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. None of the Parent Entities, and, to the Knowledge of Parent, no other Person, has violated or breached, or committed any default under, any Parent Material Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

3.22    Financing.

(a)As of the date hereof, Parent has delivered to the Company a true, correct and complete copy of a duly executed debt commitment letter, dated as of the date hereof, and Redacted Fee Letter (together with the term sheet and any other annexes, exhibits, schedules or other attachments to such debt commitment letter and Redacted Fee Letter, each as amended, restated, amended and restated, supplemented or replaced from time to time in whole or in part (and including amendments, modifications, supplements and replacements of and to such replacements) not in violation of this Agreement, collectively, the “Debt Commitment Letter”), by and among New Wildlife and the Debt Financing Sources party thereto, pursuant to which the Debt Financing Sources have agreed, subject to the terms and conditions therein, to provide debt financing in the amounts set forth therein for the purposes of, among others, financing the Contemplated Transactions and the related fees and expenses to be incurred by or on behalf of New Wildlife in connection therewith. The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Financing.”

(b)Except as expressly set forth in the Debt Commitment Letter, there are no conditions precedent related to the obligations of the Debt Financing Sources to provide the Financing or any terms that would permit the Debt Financing Sources to reduce the aggregate principal amount of the Financing (including pursuant to any “flex” provision) (other than as a result of any mandatory commitment reduction on a dollar-for-dollar basis in connection with the consummation of any asset sale or Alternative Debt

Commitments (as defined below), or the issuance of any equity or equity- linked securities consummated in accordance with Section 4.2(d)(ii), in each case, as contemplated by the Debt Commitment Letter providing, when taken together with other sources of funds immediately available to Parent, New Wildlife, Merger Sub I and Merger Sub II, as applicable, the Financing Amounts (as defined below) on the Closing Date. Assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, as of the date hereof, Parent does not have any reason to believe (i) that it or New Wildlife will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it or New Wildlife in the Debt Commitment Letter on or prior to the Closing Date, (ii) that the conditions thereof will not otherwise be satisfied or (iii) subject to Section 5.22(d), that the full amount of the Financing committed pursuant to the Debt Commitment Letter will not be available on the Closing Date. There are no side letters, or other agreements, Contracts or arrangements of any kind to which Parent, New Wildlife or any of their respective controlled Affiliates are a party relating to the Debt Commitment Letter or the Financing other than as expressly contained in the Debt Commitment Letter and delivered to the Company on or prior to the date of this Agreement (other than any customary engagement letter or any side letter solely with respect to the payment of fees, credits and/or appointment or roles and/or titles, in each case that does not impact the conditionality or aggregate amounts committed pursuant to the Financing and could not reasonably be expected to prevent, impair or delay the consummation of the Financing).

(c)Assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, the aggregate amounts committed pursuant to the Financing, when funded in accordance with the Debt Commitment Letter and giving effect to any “flex” provision in or related to the Debt Commitment Letter (including with respect to fees and original issue discount), together with all other available sources of funding to Parent and New Wildlife, shall provide New Wildlife with cash proceeds on the Closing Date sufficient for the satisfaction of all of New Wildlife’s obligations under this Agreement and the Debt Commitment Letter, including the payment of the Merger Consideration (assuming that the aggregate amount of Cash Election Consideration payable pursuant to this Agreement is equal to the Available Maximum Aggregate Cash Amount), the Arrangement Consideration and any other amounts payable by New Wildlife, Parent, Merger Sub I, Merger Sub II, Bidco, the First Step Surviving Company, or the Surviving Company (i) under this Agreement, the Plan of Arrangement and the Debt Commitment Letter, (ii) in respect of any fees and expenses in connection with the Contemplated Transactions, and (iii) for any repayment of any outstanding indebtedness of the Company and the other Acquired Companies under the Company Credit Agreement (such amounts, collectively, the “Financing Amounts”).

(d)The Debt Commitment Letter constitutes the legal, valid, binding and enforceable obligations of New Wildlife and, to the Knowledge of Parent, all of the other parties thereto and is in full force and effect, subject to Enforceability Limitations. As of the date hereof, no event has occurred or circumstance exists that (with or without notice, lapse of time or both) could, or could reasonably be expected to, (i) constitute or result in a default, breach or failure to satisfy a condition by New Wildlife or, to the Knowledge of Parent, any other parties thereto under the terms and conditions of the Debt Commitment Letter, (ii) constitute or result in a failure to satisfy any of the terms or conditions set forth in the Debt Commitment Letter required to be complied with or satisfied by such party, or (iii) otherwise result in any portion of the Financing not being available when required pursuant to the terms of the Debt Commitment Letter. As of the date hereof, and subject to Section 5.22(d), New Wildlife does not have any reason to believe that any of the conditions to the Financing will not be satisfied by New Wildlife on a timely basis or that the Financing will not be available to New Wildlife on the Closing Date. New Wildlife has paid, or caused to be paid, in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement, and will pay, or cause to be paid, in full any such amounts due on or before the Closing Date as and when due. The Debt Commitment Letter (i) as of the date hereof, has not been amended, modified, supplemented, terminated, rescinded or replaced in any respect, (ii) will not be amended, modified, supplemented, terminated, rescinded or replaced at any time through the Closing, except in a manner not in violation of this Agreement (with any such modification, amendment, supplement, termination, recession or replacement promptly notified in writing to the Company) and (iii) as of the date hereof, none of the commitments under the Debt Commitment Letter have been terminated, reduced, withdrawn, repudiated or rescinded in any respect, and, subject to Section 5.22(d), no termination, reduction, withdrawal, repudiation or rescission thereof is contemplated; provided, that the existence or exercise of “flex” provisions contained in the Redacted Fee Letter shall not constitute an amendment or modification of the Debt Commitment Letter. In no event shall the receipt by, or the availability of any funds or financing to, Parent or any of its Affiliates or any other financing be a condition to Parent’s or New Wildlife’s obligation to consummate the Contemplated Transactions.

3.23    Solvency.

Assuming (a) the satisfaction of the conditions set forth in Section 6; and (b) immediately prior to the First Merger Effective Time, the Acquired Companies are Solvent (substituting references to “Parent” and “following the Closing” in such definition with references to “the Company” and “prior to the First Merger Effective Time”, respectively), immediately following the Closing, after giving effect to the Contemplated Transactions, New Wildlife, Parent and their respective Subsidiaries (including the Surviving Company and Bidco), taken as a whole, will be Solvent. As used herein, “Solvent” means, with respect to New Wildlife, Parent and their respective Subsidiaries, taken as a whole, immediately following the Closing, that: (i) the fair value of the property of New Wildlife, Parent and their respective Subsidiaries, taken as a whole, immediately following the Closing is greater than the total amount of Liabilities, including, contingent Liabilities, of New Wildlife, Parent and their respective Subsidiaries, taken as a whole, immediately following the Closing; (ii) the present fair salable value of the assets of New Wildlife, Parent and their respective Subsidiaries, taken as a whole, immediately following the Closing is not less than the amount that will be required to pay the probable Liability of New Wildlife, Parent and their respective Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) immediately following the Closing, New Wildlife, Parent and their respective Subsidiaries, taken as a whole, do not have outstanding Liabilities beyond their ability to pay such Liabilities as they mature; and (iv) immediately following the Closing, New Wildlife, Parent and their respective Subsidiaries, taken as a whole, are not engaged in a business or a transaction, and are not proposing to engage in a business or a transaction, for which New Wildlife’s, Parent’s and their respective Subsidiaries’ property, taken as a whole, would constitute an unreasonably small amount of capital. The amount of contingent liabilities at any time shall be computed under this Section 3.23 as the amount that, in the light of all the facts and circumstances existing immediately following the Closing, is probable to become an actual or matured Liability.

3.24    Takeover Statutes.

To the Knowledge of Parent, there are no Takeover Statutes applicable to, or purporting to be applicable to, this Agreement, any Parent Entity, the Arrangement or any of the other Contemplated Transactions. Neither of Parent nor any of its Subsidiaries has adopted a shareholder rights agreement, rights plan, “poison pill” or other similar agreement that is currently in effect.

3.25    Vote Required.

The vote required to approve the Arrangement shall be the Required Parent Shareholder Vote. The Required Parent Shareholder Vote shall be the only vote of the holders of any class or series of Parent’s authorized share structure necessary to approve the Arrangement.

3.26    Fairness Opinion.

The Parent Board has received from Morgan Stanley & Co. LLC (“Morgan Stanley”), financial advisor to Parent, its written opinion dated April 26, 2026, to the effect that, as of the date of such written opinion, the Arrangement Consideration pursuant to this Agreement is fair from a financial point of view to the holders of Parent Common Shares.

3.27    Advisors’ Fees.

Except for Morgan Stanley, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Mergers, the Arrangement or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Parent Entities that will be payable by any of the Parent Entities.

3.28    Information Supplied.

None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/ Prospectus is mailed to the stockholders of the Company and the shareholders of Parent or at the time of the Company Stockholders’ Meeting or at the time of the Parent Shareholders’ Meeting (or, in each case, any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder and Canadian Securities Laws, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by any Acquired Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus or any financial projections or forward looking statements.

3.29    Competition Act (Canada).

For the purposes of Section 109 of the Competition Act, the aggregate value of the assets in Canada of Parent and its affiliates does not exceed CAD $200,000,000, and the annual gross revenues from sales in, from and into Canada generated by Parent and its affiliates does not exceed CAD $305,000,000, in each case determined in accordance with the Competition Act.

3.30    Insurance.

Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent: (a) each insurance policy of the Parent Entities is in full force and effect and (b) none of Parent or its Subsidiaries is in default under any provisions of any such policy of insurance nor has Parent received notice of cancellation of or cancelled any such insurance since January 1, 2023.

3.31    No Other Representations.

Each of Parent, Merger Sub I, Merger Sub II, Bidco, New Wildlife and any other Parent Entity acknowledges that: (a) except for the representations and warranties expressly set forth in Section 2, and in the certificate delivered pursuant to Section 6.2(c), none of the Company or any other Acquired Company (or any other Person) makes, or has made, any representation or warranty relating to the Acquired Companies or any of their businesses or operations in connection with this Agreement or the Mergers; and (b) the representations and warranties made by the Company in Section 2 and in the certificate delivered pursuant to Section 6.2(c) are in lieu of and are exclusive of all other representations and warranties made by the Company, including any express or implied warranties as to merchantability or fitness for a particular purpose, and the Company, on behalf of itself and the other Acquired Companies, disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure by or on behalf of the Company of any other information (including any financial information, supplemental data or financial projections or other forward-looking statements) to Parent, any other Parent Entity or any of their respective Affiliates or Representatives. Parent, Merger Sub I, Merger Sub II, Bidco, New Wildlife and any other Parent Entity further acknowledges that, except for the representations and warranties expressly set forth in Section 2 and in the certificate delivered pursuant to Section 6.2(c), it has not relied on or otherwise been induced by: (i) any express or implied representation or warranty relating to the Acquired Companies or any of their businesses or operations in connection with this Agreement or the Mergers; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent any other Parent Entity or any of their respective Affiliates or Representatives; or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Section 4.CERTAIN COVENANTS OF THE COMPANY AND PARENT

4.1	Access and Investigation.

(a)During the Pre-Closing Period, the Company and Parent each shall, and shall cause each of their respective Subsidiaries and Representatives to, afford to the other party and its Representatives, (i) reasonable access during normal business hours to the offices, properties, books and records of the other party and its Subsidiaries; and (ii) such financial and operating data and other information of the other party and its Subsidiaries, in each case, (A) as the Company or Parent may reasonably request, (B) under the supervision of appropriate personnel of the other party, (C) in such a manner not to unreasonably interfere with the usual operation of the Company or Parent, or their respective Subsidiaries, (D) to the extent reasonably required for the purposes of consummating the Contemplated Transactions and (E) with respect to such financial and operating data and other information solely to the extent such items are created in the ordinary course and are in the possession and control of the Company or Parent, or their respective Subsidiaries. All such information and material shall be held confidential by the requesting party and its Representatives, and shall be subject to other restrictions, in accordance with the terms of the Confidentiality Agreement, and upon reasonable request shall be made available and be accessed pursuant to and otherwise shall be subject to the terms of the Clean Team Agreement.

(b)Notwithstanding the foregoing, Section 4.1(a) shall not require the disclosure of any information to the other party if, in the reasonable judgment of the Company or Parent, as the case may be, such disclosure (u) relates to the strategic process known as “Project Wildlife” or its predecessors or to any Acquisition Proposal or Intervening Event (which such disclosure shall be governed by Section 4.3), (v) is reasonably likely to cause competitive harm to the Company or Parent if the Contemplated Transactions are not consummated, (w) would violate any applicable Legal Requirements, (x) would jeopardize the attorney-client privilege, work-product doctrine or other legal privilege held by the Company or Parent, (y) is prohibited pursuant to the terms of confidentiality provisions in a Contract with a third party entered into prior to the date of this Agreement or (z) would violate the Clean Team Agreement; provided, that if any party does not provide or cause its Representatives to provide such access or such information in reliance on clauses (v) through (z) of this sentence, then such party shall as soon as reasonably practicable provide a written notice to the other party stating that it is withholding such access or such information and stating the justification therefor and will inform the other party of the general nature of the document or information being withheld and, if reasonably requested by the other party, reasonably cooperate with the other party to provide such document or information in a manner that, as applicable, would not give rise to the circumstances described in clauses (v) through (z).

4.2	Operation of the Company’s Business and Parent’s Business.

(a)During the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements or Contracts of the Company (including the Rhino Merger Agreement and the TRA Termination Agreement), (x) with the prior written consent of Parent (including by email) (which shall not be unreasonably withheld, conditioned or delayed), (y) as expressly required or permitted by this Agreement or (z) as set forth in Section 4.2(a) of the Company Disclosure Schedule, the Company shall use its commercially reasonable efforts to, and shall cause each of the other Acquired Companies to use their commercially reasonable efforts to (i) conduct its business in the ordinary course in all material respects and (ii) preserve substantially intact the Acquired Companies’ (taken as a whole) business organization and keep available the services of the Company’s current officers in all material respects (it being agreed that any action specifically addressed by any of the provisions of Section 4.2(b) shall not constitute a breach of this Section 4.2(a) unless such action is a breach of Section 4.2(b)).

(b)During the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements or Contracts of the Company (including the Rhino Merger Agreement and the TRA Termination Agreement), (x) with the prior written consent of Parent (including by email) (which shall not be unreasonably withheld, conditioned or delayed), (y) as expressly required or permitted by this Agreement or (z) as set forth in Section 4.2(b) of the Company Disclosure Schedule, the Company shall not, and the Company shall cause the other Acquired Companies not to:

(i)(A) declare, set aside, establish a record date for or pay any dividend or other distribution (whether in cash, stock or otherwise) in respect of its outstanding shares of capital stock, except for cash dividends or distributions declared, set aside or made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; (B) repurchase, redeem or otherwise acquire any of its shares of capital stock or other securities, other than (1) pursuant to the terms of the Company Equity Plans, award agreements or Contracts evidencing Company Equity Awards, (2) the acquisition of Company Equity Awards in connection with the forfeiture of such awards, (3) shares of Company Common Stock accepted as payment for the exercise price of Company Options, (4) for withholding Taxes incurred in connection with the exercise, vesting or settlement of Company Equity Awards in accordance with the terms of the applicable Company Equity Award, (5) as required by the terms of any capital stock or equity interest of any Subsidiary outstanding on the date of this Agreement, or (6) any transaction between any Acquired Company and another Acquired Company; or (C) split, combine, subdivide or reclassify any of its capital stock;

(ii)sell, issue, grant or authorize the sale, issuance or grant of: (A) any of its capital stock or other equity security; (B) any option, call, warrant or right to acquire any of its capital stock or other equity security; or (C) any instrument convertible into or exchangeable for any of its capital stock or other equity security, except, in each case with respect to clauses (A) through (C), (w) to directors or officers or other employees in the ordinary course of business consistent with past practice in accordance with Section 4.2(b)(ii) of the Company Disclosure Schedule, (x) other grants to directors or officers or other employees, subject to a basket in an aggregate amount not to exceed the number of shares of Company Common Stock set forth on 4.2(b)(ii) of the Company Disclosure Schedule per calendar year (for the avoidance of doubt, such share basket shall be applicable for the remainder of 2026) except with the prior written consent of Parent, (y) upon the exercise of, or the vesting, settlement or delivery of shares pursuant to, Company Equity Awards in accordance with their terms, or (z) in connection with any transaction between any Acquired Company and another Acquired Company;

(iii)amend any of the Company Governing Documents, or effect any liquidation, dissolution, restructuring, recapitalization, or similar transaction;

(iv)merge or consolidate with any other Person or enter into agreements providing for any acquisitions (by merger, consolidation, purchase of stock or assets or otherwise) of any Entity, business or assets that constitute a business or division of any Person, or all or substantially all of the assets of any Person, except as set forth in Section 4.2(b)(iv) of the Company Disclosure Schedule;

(v)authorize, or make any commitment with respect to, capital expenditures that in the aggregate exceed the aggregate amount of the annual capital expenditures budget of the Company and the Subsidiaries, taken as a whole (a copy of which has been provided to Parent);

(vi)except in the ordinary course of business, (A) enter into any Contract that would constitute a Material Contract if in effect as of the date of this Agreement, (B) renew, extend, amend, or waive or exercise any material right or remedy under, any Material Contract in such a way as to materially reduce the expected business or economic benefits to the Acquired Companies, or (C) voluntarily terminate any Material Contract; provided, that this clause (vi) shall not prohibit or restrict any Acquired Company from entering into or renewing, extending or amending any Contract to the extent such entry, renewal, extension or amendment implements a transaction or action that is specifically permitted by any of the other subclauses of this Section 4.2(b);

(vii)  except with respect to refinancing, modifying or extending the term loan facility under the Company Credit Agreement up to an aggregate amount that does not exceed the lower of the principal amount outstanding thereunder on the date hereof and the principal amount outstanding thereunder on the date of such refinancing, modification or extension, in each case, plus unpaid accrued interest thereon on the date of such refinancing, modification or extension; provided that the process with respect to obtaining such refinancing, modification or extension shall not (x) initially begin (including any announcement, launch, marketing, solicitation or any other action in connection therewith) prior to April 26, 2027 or (y) interfere in any respect with Parent’s process to consummate the Financing (it being understood and agreed that no breach of Section 3.22 or Section 5.22 shall occur if such breach was a direct or indirect result of any such interference); provided further that such refinancing, modification or extension shall not require any prepayment premium for any prepayment thereof in connection with the transactions contemplated by this Agreement, (A) incur or assume any indebtedness for borrowed money or issue any debt securities; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the indebtedness for borrowed money of any other Person; (C) make any loan, advance or capital contribution to, or investment in, any other Person, except (with respect to this clause (C)) for (1) extensions of credit to franchisees in the ordinary course of business and consistent with past practices; (2) advances to directors, officers and other employees, in each case in the ordinary course of business and consistent with past practices; (3) for loans or advances between Subsidiaries of the Company or between the Company and its Subsidiaries and capital contributions in wholly owned Subsidiaries of the Company; or (4) those advances or investments as set forth in Section 4.2(b)(vii) of the Company Disclosure Schedule; or (D) create any Encumbrance (other than Permitted Encumbrances) on any material assets, except, in each case of (A), (B) and (D), for any such obligation (1) owed by one Acquired Company to another Acquired Company; (2) pursuant to business credit cards in the ordinary course of business and consistent with past practices; (3) pursuant to letters of credit in the ordinary course of business; and (4) for a principal amount of less than $3,000,000;

(viii)  (A) except for actions required pursuant to the terms of any Company Plan or Foreign Company Plan in effect as of the date of this Agreement or applicable Legal Requirements, (1) establish, adopt, enter into, amend, or terminate any material Company Plan, Foreign Company Plan, or any plan, practice, agreement, arrangement or policy that would be a material Company Plan or Foreign Company Plan if it was in existence on the date of this Agreement (other than in connection with routine, immaterial or ministerial amendments to health and welfare plans), or (2) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Equity Plans, or otherwise modify any of the terms of any outstanding Company Equity Award; or (B) except for actions required pursuant to the terms of any Company Plan or Foreign Company Plan, pay or make any new commitment to pay, any bonus, cash incentive payment or profit-sharing or similar payment to, or increase or make any commitment to increase the amount of the wages, salary, commissions, fringe benefits or other similar compensation (excluding equity-based compensation, which is addressed in Section 4.2(b)(ii)) or remuneration payable to, any of its directors, officers or other employees;

(ix)hire or terminate (other than for cause) any employee at the level of Senior Vice President or above except for hiring of Persons hired (at compensation that is commercially reasonable, taking into account the prior compensation of such replaced employee and the Company’s ordinary course of business hiring practices) following the date hereof to replace employees at the level of Senior Vice President or above who resign employment or who are terminated for cause on or following the date of this Agreement;

(x)sell, assign, transfer, exclusively license, abandon, grant, pledge, encumber (other than Permitted Encumbrances) or allow to be dedicated to the public domain, allow to lapse or otherwise dispose of any material Company Owned IP;

(xi)except as required by GAAP or other applicable accounting standards or Legal Requirements, change in any material respect any of its methods of accounting or accounting practices, including with respect to Taxes;

(xii)  (A) change or rescind any material method of Tax accounting or any material Tax election, (B) amend any material Tax Return, or (C) settle or otherwise compromise any claim, dispute, audit or assessment relating to a material amount of Taxes, or enter into any closing agreement relating to a material amount of Taxes;

(xiii)  settle, release, waive or compromise any Legal Proceeding (excluding any audit, claim or other proceeding in respect of Taxes), other than (1) routine collection matters in the ordinary course of business and consistent with past practices, (2) those settlements as set forth in Section 4.2(b)(xiii) of the Company Disclosure Schedule, and (3) settlements entered into in accordance with Section 5.16;

(xiv)  engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(xv)enter into or amend any agreement, contract or commitment that would reasonably be expected to prevent or materially delay or materially impair the consummation of the Contemplated Transaction; or

(xvi)  authorize, approve, agree, commit or offer to take any of the actions described in clauses (i) through (xv) of this Section 4.2(b).

Parent acknowledges and agrees that nothing contained in this Section 4.2(b) shall give Parent the right to control or direct the operations of the Acquired Companies within the meaning of applicable antitrust and competition Legal Requirements, and no consent of Parent shall be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable antitrust and competition Legal Requirements. Prior to the First Merger Effective Time, each of the Acquired Companies shall exercise, consistent with the terms and conditions hereof, complete control and supervision over its operations.

(c)During the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements or Contracts of Parent, (x) with the prior written consent of the Company (including by email) (which shall not be unreasonably withheld, conditioned or delayed), (y) as expressly required or permitted by this Agreement or (z) as set forth in Section 4.2(c) of the Parent Disclosure Schedule, Parent shall use its commercially reasonable efforts to, and shall cause each of the other Parent Entities to use their commercially reasonable efforts to, (i) conduct its business in the ordinary course in all material respects and (ii) preserve substantially intact the Parent Entities’ (taken as a whole) business organization and keep available the services of Parent’s current officers in all material respects (it being agreed that any action specifically addressed by any of the provisions of Section 4.2(d) shall not constitute a breach of this Section 4.2(c) unless such action is a breach of Section 4.2(d)).

(d)During the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements or Contracts of Parent, (x) with the prior written consent of the Company (including by email) (which shall not be unreasonably withheld, conditioned or delayed), (y) as expressly required or permitted by this Agreement, or (z) as set forth in Section 4.2(d) of the Parent Disclosure Schedule, Parent shall not, and Parent shall cause the other Parent Entities not to:

(i)(A) declare, set aside, establish a record date for or pay any dividend or other distribution (whether in cash, stock or otherwise) in respect of its outstanding shares in its authorized share structure, except for cash dividends or distributions declared, set aside or made by any direct or indirect wholly owned Subsidiary of Parent to Parent or one of its other wholly owned Subsidiaries; (B) repurchase, redeem or otherwise acquire any of its shares in its authorized share structure or other securities, other than (1) pursuant to the terms of the Parent Equity Plans, award agreements or Contracts evidencing Parent Equity Awards, (2) the acquisition of Parent Equity Awards in connection with the forfeiture of such awards, (3) Parent Common Shares accepted as payment for the exercise price of Parent Options, (4) for withholding Taxes incurred in connection with the exercise, vesting or settlement of Parent Equity Awards in accordance with the terms of the applicable Parent Equity Award, (5) as required by the terms of any capital stock or equity interest of any Subsidiary outstanding on the date of this Agreement, (6) pursuant to the Parent Share Repurchase Authorization Program, or (7) any transaction between any Parent Entity and another Parent Entity; or (C) split, combine, subdivide or reclassify any of its capital stock;

(ii)sell, issue, grant or authorize the sale, issuance or grant of: (A) any of its capital stock or other equity security; (B) any option, call, warrant or right to acquire any of its capital stock or other equity security; or (C) any instrument convertible into or exchangeable for any of its capital stock or other equity security, except, in each case with respect to clauses (A) through (C), (v) for monthly grants to agents in the ordinary course of business consistent with past practice pursuant to Parent’s Agent Awards Stock Grant Program, Agent Stock Purchase Program, and Loan Officer Awards Stock Grant Program, (w) to directors or officers or other employees in the ordinary course of business consistent with past practice or in accordance with Section 4.2(d) of the Parent Disclosure Schedule, provided, that the number of shares underlying such issuances or grants to employees at an “officer” level or above shall not exceed 1,000,000 Parent Common Shares per calendar year except with the prior written consent of the Company, (x) upon the exercise of, or the vesting, settlement or delivery of shares pursuant to, Parent Equity Awards in accordance with their terms, (y) in connection with any transaction between any Parent Entity and another Parent Entity or (z) (A) the sale, issuance or grant of any such capital stock or other equity securities (or any such option, call, warrant, right or other instrument exercisable or exchangeable for Parent Common Shares) not to exceed 1,000,000 Parent Common Shares in the aggregate or (B) the sale, issuance or grant of any such capital stock or other equity securities (or any such option, call, warrant, right or other instrument exercisable or exchangeable for equity securities) only with the Company’s prior written consent (which may be granted or withheld in the Company’s sole and absolute discretion) in connection with a Financing contemplated by Section 5.23(a), the proceeds of which reduce, or will reduce, the commitments under the Debt Commitment Letter;

(iii)amend any of the Parent Governing Documents, or effect any liquidation, dissolution, restructuring, recapitalization or similar transaction;

(iv)merge or consolidate with any other Person or enter into agreements providing for any acquisitions (by merger, consolidation, purchase of stock or assets or otherwise) of any Entity, business or assets that constitute a business or division of any Person, or all or substantially all of the assets of any Person, except for (A) such acquisitions for which the consideration does not exceed $20,000,000 in the aggregate; (B) transactions among Parent and a wholly owned Parent Entity or among wholly owned Parent Entities; (C) the recruitment of agents and/or teams in the ordinary course of business consistent with past practices for consideration; or (D) the acquisition of brokerages in the ordinary course of business consistent with past practices for consideration;

(v)authorize, or make any commitment with respect to, capital expenditures that in the aggregate exceed the aggregate amount set forth on Section 4.2(d)(v) of the Parent Disclosure Schedule;

(vi)(A) incur or assume any indebtedness for borrowed money or issue any debt securities; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the indebtedness for borrowed money of any other Person; (C) other than as set forth on Section 4.2(d)(vi)(C) of the Parent Disclosure Schedule, make any loan, advance or capital contribution to, or investment in, any other Person, except (with respect to this clause (C)) for (1) extensions of credit to franchisees in the ordinary course of business and consistent with past practices; (2) advances to directors, officers and other employees, in each case in the ordinary course of business and consistent with past practices; (3) for loans or advances between Subsidiaries of Parent or between Parent and its Subsidiaries and capital contributions in wholly owned Subsidiaries of Parent; or (4) those advances or investments as set forth in Section 4.2(d)(vi)(C)(4) of the Parent Disclosure Schedule; or (D) create any Encumbrance (other than Permitted Encumbrances) on any material assets, except, in each case of (A), (B) and (D), for any such obligation (1) owed by one Parent Entity to another Parent Entity; (2) pursuant to business credit cards in the ordinary course of business and consistent with past practices; (3) pursuant to letters of credit in the ordinary course of business; and (4) for a principal amount of less than $5,000,000; provided, that nothing in this clause (vi) shall prohibit the Parent Entities from incurring, assuming, or otherwise becoming liable for any indebtedness or creating any Encumbrances, in each case, to the extent in connection with the Financing (including, for the avoidance of doubt, any Financing contemplated by Section 5.22(a), as applicable);

(vii)(A) other than as set forth on Section 4.2(d)(vii) of the Parent Disclosure Schedule, except for actions required pursuant to the terms of any Parent Plan, applicable Legal Requirements, or otherwise in the ordinary course of business consistent with past practice, (1) establish, adopt, enter into, amend, or terminate any material Parent Plan, Foreign Parent Plan, or any plan, practice, agreement, arrangement or policy that would be a material Parent Plan or Foreign Parent Plan if it was in existence on the date of this Agreement (other than in connection with routine, immaterial or ministerial amendments to health and welfare plans), or (2) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Parent Equity Plans, or otherwise modify any of the terms of any outstanding Parent Equity Award;

(viii)except as required by GAAP or other applicable accounting standards or Legal Requirements, change in any material respect any of its methods of accounting or accounting practices, including with respect to Taxes;

(ix)(A) change or rescind any material method of Tax accounting or any material Tax election, (B) amend any material Tax Return, or (C) settle or otherwise compromise any claim, dispute, audit or assessment relating to a material amount of Taxes, or enter into any closing agreement relating to a material amount of Taxes;

(x)settle, release, waive or compromise any Legal Proceeding (excluding any audit, claim or other proceeding in respect of Taxes), other than (1) routine collection matters in the ordinary course of business and consistent with past practices, (2) settlements providing solely for money damages payable by a Parent Entity of less than $20,000,000 (in addition to any amounts covered by insurance) (and no other material relief of any nature), involving no finding or admission of any wrongdoing on the part of any Parent Entity and (3) settlements entered into in accordance with Section 5.16;

(xi)engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of Parent or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(xii)enter into or amend any agreement, contract or commitment that would reasonably be expected to prevent or materially delay or materially impair the consummation of the Contemplated Transaction; or

(xiii)  authorize, approve, agree, commit or offer to take any of the actions described in clauses (i) through (xii) of this Section 4.2(d).

The Company acknowledges and agrees that nothing contained in this Section 4.2(d) shall give the Company the right to control or direct the operations of the Parent Entities within the meaning of applicable antitrust and competition Legal Requirements, and no consent of the Company shall be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable antitrust and competition Legal Requirements. Prior to the First Merger Effective Time, each of the Parent Entities shall exercise, consistent with the terms and conditions hereof, complete control and supervision over its operations.

4.3	No Solicitation; Change in Recommendations.

(a)Each of Parent and the Company shall immediately cease, and shall cause its Subsidiaries, and its and their respective directors and officers (other than any director or officer of the Company who has executed the Company Voting and Support Agreement in his personal capacity), and shall use its reasonable best efforts to cause its other Representatives (including any director or officer of the Company who has executed the Company Voting and Support Agreement in his personal capacity), to immediately cease, any discussions or negotiations with any Person that may be ongoing as of the date of this Agreement with respect to an Acquisition Proposal, and shall promptly (and, in any event, within two (2) Business Days of the date hereof) request to have returned to Parent or the Company, as applicable, or to have destroyed, any confidential information that has been provided in any such discussions or negotiations. During the Pre-Closing Period, each of Parent and the Company shall not, and shall cause its Subsidiaries, and its and their respective directors and officers (other than any director or officer of the Company who has executed the Company Voting and Support Agreement in his personal capacity) not to, and shall use its reasonable best efforts to cause its other Representatives (including any director or officer of the Company who has executed the Company Voting and Support Agreement in his personal capacity) not to (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries, proposals or offers from any Person (other than the Company or Parent, as applicable) that constitute or would reasonably be expected to lead to an Acquisition Proposal; (ii) participate in or engage in negotiations or substantive discussions regarding any Acquisition Proposal or inquiry or proposal or that would reasonably be expected to lead to an Acquisition Proposal, or (iii) furnish any non-public information relating to any Parent Entity or any Acquired Company, as applicable, to any Person (other than the Company and its Representatives, or Parent and its Representatives, as applicable) in connection with any Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal. Notwithstanding the foregoing or anything else in this Agreement, each of Parent and the Company shall be permitted to grant a waiver of or terminate any “standstill” or similar obligation of any Person with respect to any Parent Entity or Acquired Company solely to the extent necessary to allow such Person to submit, on a confidential basis to the Parent Board or the Company Board, an Acquisition Proposal if the Parent Board or the Company Board, as applicable, has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action is inconsistent with the fiduciary duties of the Parent Board or Company Board, as applicable, under applicable Legal Requirements. Any violation of this Section 4.3 by any director or officer of Parent or the Company (other than any director or officer of the Company who has executed a Voting and Support Agreement) shall be deemed to be a breach of this Section 4.3 by Parent or the Company, as applicable. If Parent or the Company is made aware of an action by any of its respective Representatives (other than any of its directors or officers) that would constitute a breach of any provision of this Section 4.3 if taken by Parent or the Company, as applicable, and Parent or the Company does not promptly use its reasonable best efforts to prohibit or terminate such action, then such action will be deemed to constitute a breach of such provision by Parent or the Company, as applicable.

(b)

(i)Notwithstanding anything in this Agreement to the contrary, each of Parent and the Company and their respective Representatives shall be permitted, prior to obtaining the Required Parent Shareholder Vote or the Required Company Stockholder Vote, as applicable, and subject to Parent or the Company, as applicable, first entering into an Acceptable Confidentiality Agreement, to engage or participate in or otherwise assist or facilitate discussions and negotiations with, and/or provide any nonpublic information or data to, any Person (and their respective Representatives and financing sources) who makes a bona fide written Acquisition Proposal after the date of this Agreement (that did not result from a material breach of Section 4.3(a)), that the Parent Board or the Company Board, as applicable, concludes in good faith (after consultation with its outside legal counsel and financial advisors), based on the information then available, either constitutes or would reasonably be expected to lead to a Superior Proposal. Parent or the Company, as applicable, shall promptly (and in any event within twenty-four (24) hours) provide to the other party any non-public information or data (or access thereto) that is furnished to any such Person pursuant to the prior sentence that was not previously provided to such other party or its Representatives. Notwithstanding anything to the contrary in this Agreement, Parent or the Company, as applicable, may contact any Person submitting an Acquisition Proposal after the date of this Agreement (that did not result from a material breach of Section 4.3(a)) solely to the extent necessary to clarify the material terms of the Acquisition Proposal in order to allow the Parent Board or the Company Board to determine whether such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal.

(ii)Each of Parent and the Company shall promptly (and in any event within forty- eight (48) hours after receipt by such party), notify the other party of receipt of any Acquisition Proposal, or any request for nonpublic information relating to any Parent Entity or Acquired Company, as applicable, by any Person that informs Parent or the Company, or any of their Subsidiaries, that it is considering making, or has made, an Acquisition Proposal. Such notice shall indicate the material terms (including price) and conditions of any proposals or offers, to the extent known, including the identity of the Person making such Acquisition Proposal. The Company shall keep Parent, or Parent shall keep the Company, as applicable, reasonably informed of the status and material details (including any amendments or proposed amendments) of any such Acquisition Proposal and keep such other party reasonably informed as to the material details of any such Acquisition Proposal and shall provide to the other party within forty-eight (48) hours after receipt thereof all copies of any other documentation material to understanding such Acquisition Proposal (as determined by the party providing such material in good faith) received by the Company or Parent, as applicable, from the Person (or from any Representatives of such Person) making such Acquisition Proposal. The Company Board or Parent Board, as applicable, shall promptly consider in good faith (in consultation with its outside legal counsel and financial advisors) any proposed alteration of the terms of this Agreement or the Contemplated Transactions proposed by the other party in response to any Acquisition Proposal. Unless this Agreement has been terminated in accordance with Section 7.1(e)(i) in connection with a Superior Proposal, each of the Company and Parent shall not take any action to exempt any Person from the restrictions on “business combinations” contained in any applicable Legal Requirements or otherwise cause such restrictions not to apply.

(iii)Except as provided in Section 4.3(b)(v), neither the Company Board nor any committee thereof shall (A) withhold, withdraw, modify or qualify in any manner adverse to Parent, or propose publicly to withhold, withdraw, modify or qualify in any manner adverse to Parent, the recommendation by the Company Board that the Company’s stockholders vote in favor of the adoption of this Agreement and the issuance of shares of Company Class A Common Stock in connection with the Rhino Merger (the “Company Board Recommendation”), (B) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus, (C) fail to recommend against acceptance of a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act that is an Acquisition Proposal (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act other than recommending rejection of such tender offer, exchange offer or take-over bid) within ten (10) Business Days (as defined in Rule 14d-9 of the Exchange Act, as applicable) of the commencement (for purposes of Rule 14d-2 of the Exchange Act) of such tender offer, exchange offer or take-over bid (it being understood that the Company Board may refrain from taking a position with respect to a tender offer, exchange offer or take-over bid until 5:30 p.m., Mountain time, on the 10th Business Day after such commencement thereof, without such action (or inaction) constituting a Change in Company Recommendation), (D) refuse to affirm publicly the Company Board Recommendation following a reasonable written request by Parent to provide such reaffirmation (which request may only be made in connection with the public disclosure of an Acquisition Proposal (other than pursuant to a commenced tender offer, exchange offer or take-over bid) that, in the reasonable judgment of Parent, calls into question whether the Required Company Stockholder Vote will be obtained) prior to the earlier of (A) ten (10) Business Days following such request and (B) five (5) Business Days prior to the Company Stockholders’ Meeting (provided, in the case of clause (B), that if such request is made less than eight (8) Business Days prior to such meeting, then, notwithstanding the foregoing, the Company Board or any committee thereof shall have four (4) Business Days to respond to such request for reaffirmation, and that Parent may not make such request less than four (4) Business Days prior to such meeting), provided, that the Company Board shall not be required to affirm the Company Board Recommendation more than once per Acquisition Proposal or material modification of such Acquisition Proposal (any of the foregoing (A), (B), (C) or (D), a “Change in Company Recommendation”) or (E) adopt, recommend or declare advisable, or propose or agree to adopt, recommend or declare advisable, or allow any Acquired Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other similar definitive agreement (an “Acquisition Agreement”) constituting, or that would reasonably be expected to lead to, an Acquisition Proposal (excluding, for the avoidance of doubt, any Acceptable Confidentiality Agreement).

(iv)Except as provided in Section 4.3(b)(v), neither the Parent Board nor any committee thereof shall (A) withhold, withdraw, modify or qualify in any manner adverse to the Company, or propose publicly to withhold, withdraw, modify or qualify in any manner adverse to the Company, the recommendation by the Parent Board that the Parent’s securityholders vote in favor of the Arrangement (the “Parent Board Recommendation”), (B) fail to include the Parent Board Recommendation in the Proxy Statement/Prospectus (including in the management information circular), (C) fail to recommend against acceptance of a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act or a take-over bid pursuant to Canadian Securities Laws that is an Acquisition Proposal (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act or Canadian Securities Laws, as applicable, other than recommending rejection of such tender offer, exchange offer or take-over bid) within ten (10) Business Days (as defined in Rule 14d-9 of the Exchange Act or Canadian Securities Laws, as applicable) of the commencement (for purposes of Rule 14d-2 of the Exchange Act or Canadian Securities Laws, as applicable) of such tender offer, exchange offer or take-over bid (it being understood that the Parent Board may refrain from taking a position with respect to a tender offer, exchange offer or take-over bid until 5:30 p.m., Mountain time, on the 10th Business Day after the commencement thereof, without such action (or inaction) constituting a Change in Parent Recommendation), (D) refuse to affirm publicly the Parent Board Recommendation following a reasonable written request by the Company to provide such reaffirmation (which request may only be made in connection with the public disclosure of an Acquisition Proposal (other than pursuant to a commenced tender offer, exchange offer or take-over bid) that, in the reasonable judgment of the Company, calls into question whether the Required Parent Shareholder Vote will be obtained) prior to the earlier of (A) ten (10) Business Days following such request and (B) five (5) Business Days prior to the Parent Shareholders’ Meeting (provided, in the case of clause (B), that if such request is made less than eight Business Days prior to such meeting, then, notwithstanding the foregoing, the Parent Board or any committee thereof shall have four (4) Business Days to respond to such request for reaffirmation, and that the Company may not make such request less than four (4) Business Days prior to such meeting), provided, that the Parent Board shall not be required to affirm the Parent Board Recommendation made more than once per Acquisition Proposal or material modification of such Acquisition Proposal (any of the foregoing (A), (B), (C) or (D), a “Change in Parent Recommendation”) or (E) adopt, recommend or declare advisable, or propose or agree to adopt, recommend or declare advisable, or allow any

Parent Entity to execute or enter into, any Acquisition Agreement constituting, or that would reasonably be expected to lead to, an Acquisition Proposal (excluding, for the avoidance of doubt, any Acceptable Confidentiality Agreement).

(v)Notwithstanding anything in this Agreement to the contrary, the Company may make a Change in Company Recommendation at any time prior to receipt of the Required Company Stockholder Vote (and/or in the case of a Superior Proposal received by the Company, terminate this Agreement pursuant to Section 7.1(e)(i)) and Parent may make a Change in Parent Recommendation at any time prior to receipt of the Required Parent Shareholder Vote, in each case, if and only if:

(A)(1) a bona fide written Acquisition Proposal (that did not result from a material breach of Section 4.3(a)) is received by the Company or Parent, and the Company Board or Parent Board, as applicable, has concluded in good faith (after consultation with its outside legal counsel and financial advisors), based on the information then available, that such Acquisition Proposal constitutes a Superior Proposal, or (2) the Company Board or Parent Board, as applicable, has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that an Intervening Event has occurred;

(B)the Company Board or Parent Board, as applicable, has concluded in good faith (after consultation with its outside legal counsel) that failure to make a Change in Company Recommendation or Change in Parent Recommendation, as applicable, is inconsistent with its fiduciary duties under applicable Legal Requirements;

(C)five (5) Business Days (the “Notice Period”) shall have elapsed since the Company or Parent, as applicable, has (x) given written notice to the other party advising such other party that it intends to take such action and specifying, in reasonable detail, the material terms or conditions of any such Superior Proposal or providing a description of the Intervening Event that is the basis of the proposed action and (y) provided to the other party a copy of the principal documentation relating to the Superior Proposal or Intervening Event, if any (a “Notice of Recommendation Change”) (it being understood that, in the case of a Superior Proposal, any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change and a new Notice Period, except that the Notice Period referenced above shall instead be equal to the longer of (1) three (3) Business Days or (2) the period remaining under the existing Notice Period immediately prior to the delivery of such additional notice under this clause (C));

(D)during the Notice Period, the Company or Parent has considered and, at the reasonable request of the other party, engaged in good faith discussions and negotiations with such other party regarding, any adjustment or modification of the terms of this Agreement proposed by such other party such that, in the case of an Acquisition Proposal, such Acquisition Proposal would no longer constitute a Superior Proposal or, in the case of an Intervening Event, such adjustment or modification would obviate the need to make such Change in Company Recommendation or Change in Parent Recommendation, as applicable;

(E)the Company Board or the Parent Board, following the Notice Period, again determines in good faith (after consultation with outside legal counsel and taking into account any adjustment or modification of the terms of this Agreement irrevocably proposed in writing by the other party) that failure to make a Change in Company Recommendation or Change in Parent Recommendation, as the case may be, is inconsistent with their fiduciary duties under applicable Legal Requirements; and

(F)in the case where the Company seeks to terminate this Agreement pursuant to Section 7.1(e)(i), the Company complies with clauses (A) through (E) above in all material respects and concurrently with entering into an Acquisition Agreement with respect to such Superior Proposal, (1) terminates this Agreement in accordance with the provisions of Section 7.1(e)(i) and (2) pays the Company Termination Fee in accordance with Section 7.3(d).

(vi)Nothing contained in this Section 4.3 shall prohibit the Company Board or the Parent Board from, directly or indirectly through its Representatives, (x) complying with Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or National Instrument 62-104 — Take-Over Bids and Issuer Bids of the Canadian Securities Administrators, as applicable, with regard to any Acquisition Proposal, so long as any such compliance rejects any Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by this Agreement, (y) from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (z) from making any other disclosure to the stockholders of the Company or Parent that is required by applicable Legal Requirement; provided, however, that if any such disclosure under this clause (z) does not reaffirm the Company Board Recommendation or Parent Board Recommendation, as applicable, in such disclosure or withdraws or modifies the Company Board Recommendation or Parent Board Recommendation in a manner adverse to the Company or Parent, as applicable, such disclosure shall constitute a Change in Company Recommendation or Change in Parent Recommendation, as applicable, and nothing in this Section 4.3(b)(vi) will be deemed to permit the Company Board or Parent Board to make a Change in Company Recommendation or Change in Parent Recommendation, as applicable, except to the extent permitted by Section 4.3(b)(v). It is understood and agreed that the following will not be deemed a Change in Company Recommendation or Change in Parent Recommendation, and shall otherwise be permitted under this Agreement: a public statement that describes the Company’s or Parent’s receipt of an Acquisition Proposal, that the Company Board or Parent Board, as applicable, is considering the Acquisition Proposal, and that no position has been taken by the Company Board or the Parent Board as to the advisability or desirability of such Acquisition Proposal, so long as any such statement confirms that the Company Board or Parent Board, as applicable, has not changed its recommendation of the transactions contemplated by this Agreement.

(vii)Notwithstanding any Change in Parent Recommendation or any other provision of this Agreement to the contrary, unless this Agreement has been validly terminated pursuant to Section 7.1, Parent shall cause the proposal to approve the Arrangement to be submitted to a vote of Parent’s securityholders at the Parent Shareholders’ Meeting.

(viii)Notwithstanding any Change in Company Recommendation or any other provision of this Agreement to the contrary, unless this Agreement has been validly terminated pursuant to Section 7.1, the Company shall cause the proposal to adopt this Agreement to be submitted to a vote of the Company’s stockholders at the Company Stockholders’ Meeting.

(c)For purposes of this Agreement, “Superior Proposal” means a bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party that is not affiliated with the Company or Parent, as the case may be, to enter into any transaction involving an Acquisition Proposal that the Company Board or Parent Board, as the case may be, has determined in good faith, after consultation with outside legal counsel and its financial advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions, conditions to consummation and certainty and speed of consummation, including the prospects for obtaining regulatory approvals and financing) (i) is more favorable to the stockholders of the Company or shareholders of Parent, as applicable, than the Contemplated Transactions, and (ii) is reasonably capable of being completed on the terms proposed; provided, that, for the purposes of this definition of Superior Proposal, references in the definition of “Acquisition Proposal” to “twenty percent (20%)” shall be deemed to be references to “fifty percent (50%)”.

(d)For purposes of this Agreement, “Intervening Event” means any event, occurrence, change, development, circumstance, fact or effect that, in the case of the Company, materially affects the Company and its Subsidiaries (taken as a whole), and in the case of Parent, materially affects Parent and its Subsidiaries (taken as a whole), that (A) was not known to the Company Board or Parent Board, as applicable, or reasonably foreseeable to the Company Board or Parent Board, as applicable, as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board or the Parent Board, as applicable, as of the execution and delivery of this Agreement) and (B) does not relate to (i) any Acquisition Proposal or (ii) the mere fact, in and of itself, that the Company or Parent, as applicable, meets or exceeds any internal or published financial projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or Parent Common Shares, as applicable (provided, that the underlying causes of any such fact or change shall not be excluded by reason of this clause (ii) in determining whether an Intervening Event has occurred).

Section 5.ADDITIONAL COVENANTS OF THE PARTIES

5.1	Registration Statement; Proxy Statement/Prospectus.

(a)Notwithstanding anything to the contrary in this Section 5.1, (i) New Wildlife shall be responsible for the preparation and filing of the Registration Statement (including any amendments or supplements thereto), (ii) New Wildlife, Parent and the Company shall be jointly responsible for the preparation of the Proxy Statement/Prospectus (including any amendments or supplements thereto), and (iii) each of Parent and the Company shall cooperate in good faith and use commercially reasonable efforts to assist the others in connection with the foregoing, including by providing information and responding to comments from the SEC or the Canadian Securities Regulators.

(b)As promptly as reasonably practicable after the date of this Agreement: (i) the Company and Parent shall jointly prepare and file with the SEC and the Canadian Securities Regulators (if necessary or desirable) the preliminary Proxy Statement/Prospectus, as applicable, and (ii) the Company and Parent shall jointly prepare and New Wildlife shall file with the SEC the Registration Statement. Each of New Wildlife, Parent and the Company shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act, and the Proxy Statement/Prospectus to be cleared by the SEC and its staff under the Securities Act, as promptly as practicable after such filing, and to keep the Registration Statement effective so long as necessary to consummate the Mergers and the Arrangement. Unless there is a Change in Company Recommendation or a Change in Parent Recommendation, in each case, made in accordance with Section 4.3, the Proxy Statement/ Prospectus shall include the Company Board Recommendation and the Parent Board Recommendation in any iteration of the Proxy Statement/Prospectus filed in preliminary or definitive form. Each of New Wildlife, Parent and the Company shall promptly notify the other parties upon the receipt of any comments from the SEC (or the staff of the SEC) or the Canadian Securities Regulators or any request from the SEC (or the staff of the SEC) or the Canadian Securities Regulators for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement, as applicable, and shall promptly provide the other parties with copies of all correspondence between such first party and its Representatives, on the one hand, and the SEC (or the staff of the SEC) or the Canadian Securities Regulators, on the other hand, and all written comments with respect to the Proxy Statement/Prospectus or the Registration Statement received from the SEC (or the staff of the SEC) or the Canadian Securities Regulators and advise the other parties of any oral comments with respect to Proxy Statement/ Prospectus or the Registration Statement received from the SEC (or the staff of the SEC) or the Canadian Securities Regulators. If a party receives comments from the SEC (or the staff of the SEC) or the Canadian Securities Regulators on the Proxy Statement/Prospectus or the Registration Statement, as applicable, each of New Wildlife, Parent and the Company shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) or the Canadian Securities Regulators with respect to the Proxy Statement/Prospectus or the Registration Statement, as applicable. New Wildlife shall advise the Company and Parent, promptly after the receipt of notice thereof, of the time of effectiveness of the Registration Statement, and the issuance of any stop order relating thereto or the suspension of qualification of the New Wildlife Common Stock for offering or sale in any jurisdiction, and each of New Wildlife, the Company and Parent shall use their respective commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of New Wildlife, the Company and Parent shall take any other action required to be taken under the Securities Act, the Exchange Act, Nasdaq Rules, any applicable foreign or state securities or “blue sky” Legal Requirements and the rules and regulations thereunder in connection with the Contemplated Transactions, and Parent shall furnish to New Wildlife and the Company all information concerning Parent as may be reasonably requested in connection with any such actions.

(c)As promptly as practicable after the clearance of the Proxy Statement/Prospectus by the SEC, and obtaining the Interim Order, Parent and the Company shall cause the Proxy Statement/ Prospectus to be sent contemporaneously to (i) in the case of Parent, the Persons required to be sent the Proxy Statement/Prospectus by the Interim Order and applicable Legal Requirements, and (ii) in the case of the Company, the holders of Company Common Stock entitled to vote at the Company Stockholders’ Meeting.

(d)Each of the Company and Parent shall prepare the Proxy Statement/Prospectus, and each of the Company, Parent and New Wildlife shall prepare the Registration Statement, in each case, in compliance as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and, as applicable, Canadian Securities Laws. Without limiting any other provision herein, the Proxy Statement/Prospectus and the Registration Statement will contain such information and disclosure reasonably requested by New Wildlife, Parent or the Company so that the Registration Statement conforms in form and substance to the requirements of the Securities Act and the Proxy Statement/Prospectus conforms in form and substance to the requirements of the Exchange Act and Canadian Securities Laws. No filing of or mailing of the Proxy Statement/Prospectus or the Registration Statement (or, in each case, any amendment or supplement thereto) or response to any comments of the SEC (or the staff of the SEC) or Canadian Securities Regulators with respect thereto shall be made by, New Wildlife, the Company or Parent without the prior written (email being sufficient) approval of the other parties (which shall not be unreasonably withheld, conditioned or delayed), and each of New Wildlife, the Company and Parent shall provide the others and their respective counsel with a reasonable opportunity to review and comment thereon (including the proposed final version of such document or response) and shall give good faith consideration to all reasonable additions, deletions or changes suggested by the other or its counsel; provided, however, that (A) New Wildlife and the Company may amend or supplement the Proxy Statement/Prospectus without the prior written consent of Parent in the event of a Change in Company Recommendation made in accordance with Section 4.3 and (B) Parent may amend or supplement the Proxy Statement/ Prospectus without the prior written consent of New Wildlife and the Company in the event of a Change in Parent Recommendation made in accordance with Section 4.3.

(e)Each of New Wildlife, Parent and the Company shall, as promptly as possible, furnish to the other parties all reasonably required information concerning the Parent Entities, on the one hand, or the Acquired Companies, on the other hand, as applicable, as may be reasonably requested by New Wildlife, the Company or Parent, as applicable, in connection with the Proxy Statement/Prospectus or Registration Statement, as applicable, including such information that is required by the Exchange Act, the rules and regulations promulgated thereunder, Canadian Securities Laws or other applicable Legal Requirements to be set forth in the Proxy Statement/Prospectus or Registration Statement, as applicable, and shall otherwise assist and cooperate with the other parties in the preparation of the Proxy Statement/Prospectus, or the Registration Statement, as applicable, and the resolution of comments from the SEC (or the staff of the SEC) or Canadian Securities Regulators. If the SEC (or the staff of the SEC) or Canadian Securities Regulators’ comments on the Proxy Statement/Prospectus or the Registration Statement, New Wildlife, Parent or the Company, as applicable, shall, to the extent applicable and upon a good-faith and reasonable request of New Wildlife, the Company or Parent, as applicable, confirm and/or supplement the information relating to the Parent Entities on the one hand, and New Wildlife and the Acquired Companies, on the other hand, in each case supplied by New Wildlife, Parent or the Company, as applicable, for inclusion in the Proxy Statement/Prospectus or Registration Statement, as applicable, in each case, sufficiently in advance of the mailing of the Proxy Statement/Prospectus. None of New Wildlife, the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof or with Canadian Securities Regulators, in respect of the Proxy Statement/Prospectus, or the Registration Statement, as applicable unless, to the extent reasonably practicable, it consults with the other parties in advance and, to the extent permitted by the SEC or Canadian Securities Regulators, allows the other parties to participate.

(f)If at any time prior to the Arrangement Effective Time any event, circumstance or information relating to New Wildlife, the Company or Parent or any of New Wildlife’s, the Company’s or Parent’s Subsidiaries, or their respective officers or directors or relating to any information supplied by New Wildlife, Parent or the Company for inclusion in the Proxy Statement/Prospectus or the Registration Statement, is discovered by New Wildlife, the Company or Parent, respectively, which, pursuant to the Securities Act or the Exchange Act or Canadian Securities Laws, should be set forth in an amendment or a supplement to such document, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such party shall promptly inform the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and the Canadian Securities Regulators and, to the extent required by applicable Legal Requirement, disseminated to the Company’s stockholders and the Parent’s securityholders. Each party agrees to correct any information provided by it for use in the Proxy Statement/Prospectus or the Registration Statement which shall have become false or misleading.

5.2	Company Stockholders’ Meeting.

(a)The Company: (i) shall take all action necessary under all applicable Legal Requirements and the Company Governing Documents to set a record date for, call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) to vote on (1) a proposal to adopt this Agreement and (2) a proposal to approve the issuance of shares of Company Common Stock in connection with the Rhino Merger, as promptly as reasonably practicable after the date of this Agreement (but in no event shall the initial date for the Company Stockholders’ Meeting be later than forty-five (45) days after the Registration Statement is declared effective under the Securities Act without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed)); (ii) shall submit such proposals to such holders at the Company Stockholders’ Meeting and, unless there is a Change in Company Recommendation made in accordance with Section 4.3, shall use its reasonable best efforts to solicit proxies in favor of such proposals from such holders before the Company Stockholders’ Meeting; and (iii) shall not submit any other proposals to such holders at the Company Stockholders’ Meeting (other than an advisory vote regarding merger- related compensation and a customary proposal regarding adjournment of the Company Stockholders’ Meeting) without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed); provided, that in the event that Parent postpones or adjourns the Parent Shareholders’ Meeting in accordance with the terms of this Agreement, the Company may postpone or adjourn the Company Stockholders’ Meeting for an equal number of days. The Company shall provide reasonable updates to Parent with respect to the proxy solicitation for the Company Stockholders’ Meeting (including interim results) as reasonably requested by Parent. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholders’ Meeting if this Agreement is terminated in accordance with its terms. The Company agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligations pursuant to this Section 5.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by the making of any Change in Company Recommendation.

(b)The Company may postpone, recess or adjourn the Company Stockholders’ Meeting: (i) with the consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum (in which case the Company shall use its commercially reasonable efforts to obtain such quorum as promptly as practicable), (iii) if, after consultation with Parent, the Company believes in good faith that such postponement, recess or adjournment is reasonably necessary to (A) solicit additional proxies for the purpose of obtaining the Required Company Stockholder Vote, or (B) allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable Legal Requirements and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Stockholders’ Meeting, (iv) if required by Legal Requirement, or (v) for an equal number of days by which Parent postpones or adjourns the Parent Shareholders’ Meeting in accordance with the terms of this Agreement; provided, that, in the case of clauses (ii) and (iii), without the written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), in no event shall the Company Stockholders’ Meeting be held on a date later than the earlier of (x) twenty (20) Business Days after the date for which the Company Stockholders’ Meeting was originally scheduled prior to such postponement or adjournment (in the case of clause (iii)(B) excluding any postponements or adjournments required by applicable Legal Requirement) and (y) two (2) Business Days before the End Date. If the Company Stockholders’ Meeting is postponed, recessed or adjourned in accordance with this Section 5.2(b), the Company shall convene or reconvene, as applicable, the Company Stockholders’ Meeting at the earliest practicable date on which the Company Board reasonably expects to have sufficient affirmative votes to obtain the Required Company Stockholder Vote.

(c)The Company shall use its reasonable best efforts to set the record date in such manner as is necessary or advisable to allow the Company Stockholders’ Meeting to occur on the same date as, the Parent Shareholders’ Meeting.

5.3	Interim Order

(a)As soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, Parent shall apply to the Arrangement Court in a manner reasonably acceptable to the Company pursuant to Part 9, Division 5 of the BCBCA and, in cooperation with the Company, file and diligently pursue an application for the Interim Order, which must provide, among other things:

(i)for the classes of Persons to whom notice is to be provided in respect of the Arrangement and the Parent Shareholders’ Meeting and for the manner in which such notice is to be provided;

(ii)that the required level of approval for the Arrangement Resolution (the “Required Parent Shareholder Vote”) shall be (A) at least two thirds of the votes cast on such Arrangement Resolution by holders of Parent Common Shares present in person or represented by proxy at the Parent Shareholders’ Meeting and (B) at least two thirds of the votes cast on such Arrangement Resolution by holders of Parent Securities present in person or represented by proxy at the Parent Shareholders’ Meeting and voting as a single class;

(iii)that, in all other respects, the terms, restrictions and conditions of the Parent Governing Documents, including quorum requirements and all other matters, shall apply in respect of the Parent Shareholders’ Meeting unless otherwise ordered by the Arrangement Court;

(iv)for the grant of Dissent Rights to those holders of Parent Common Shares who are registered shareholders on the record date for the Parent Shareholders’ Meeting, as contemplated in the Plan of Arrangement;

(v)for the notice requirements with respect to the presentation of the application to the Arrangement Court for the Final Order;

(vi)that the Parent Shareholders’ Meeting may be postponed, recessed or adjourned from time to time by the Parent Board in accordance with the provisions of this Agreement or any other agreement between the parties, without the need for additional approval of the Arrangement Court;

(vii)for confirmation of the record date for purposes of determining the holders of Parent Securities entitled to receive notice of and to vote at the Parent Shareholders’ Meeting in accordance with the Interim Order and that the record date for holders of Parent Securities entitled to receive notice of and to vote at the Parent Shareholders’ Meeting will not change in respect or as a consequence of any adjournment(s) or postponement(s) of the Parent Shareholders’ Meeting, unless required by applicable Legal Requirements;

(viii)that the Parent Shareholders’ Meeting may be held as a virtual or hybrid meeting, and holders of Parent Securities that participate in the Parent Shareholders’ Meeting through virtual means, if applicable, will be deemed to be present at the Parent Shareholders’ Meeting; and

(ix)for such other matters as Parent or the Company may reasonably require, subject to obtaining the prior consent of the other party, such consent not to be unreasonably withheld, delayed or conditioned.

5.4	Parent Shareholders’ Meeting.

(a)Parent: (i) shall take all action necessary to set a record date for, call, give notice of and hold a special meeting of the holders of Parent Securities (the “Parent Shareholders’ Meeting”) in accordance with the Interim Order, all applicable Legal Requirements and the Parent Governing Documents as promptly as reasonably practicable after the date of this Agreement (but in no event shall the initial date for the Parent Shareholder’s Meeting be later than forty-five (45) days after the Registration Statement is declared effective under the Securities Act without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed)); (ii) shall submit the Arrangement Resolution to such holders at the Parent Shareholders’ Meeting and shall use its reasonable best efforts to solicit proxies in favor of the Arrangement Resolution from such holders before the Parent Shareholders’ Meeting, including using the services of proxy solicitation agents retained in consultation with the Company; and (iii) shall not submit any other proposal to such holders at the Parent Shareholders’ Meeting without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed); provided, that in the event that the Company postpones or adjourns the Company Stockholders’ Meeting in accordance with the terms of this Agreement, Parent may postpone or adjourn the Parent Shareholders’ Meeting for an equal number of days. Parent shall provide reasonable updates to the Company with respect to the proxy solicitation for the Parent Shareholders’ Meeting (including interim results) as reasonably requested by the Company. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not be required to hold the Parent Shareholders’ Meeting if this Agreement is terminated in accordance with its terms. Parent agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligations pursuant to this Section 5.4 shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Acquisition Proposal or by the making of any Change in Parent Recommendation.

(b)Parent may postpone, recess or adjourn the Parent Shareholders’ Meeting: (i) with the consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum (in which case Parent shall use its commercially reasonable efforts to obtain such quorum as promptly as practicable), (iii) if, after consultation with the Company, Parent believes in good faith that such postponement, recess or adjournment is reasonably necessary to (A) solicit additional proxies for the purpose of obtaining the Required Parent Shareholder Vote, or (B) allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Parent Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable Legal Requirements and for such supplemental or amended disclosure to be disseminated to and reviewed by the Parent’s securityholders prior to the Parent Shareholders’ Meeting, (iv) if required by Legal Requirement, or (v) for an equal number of days by which the Company postpones or adjourns the Company Stockholders’ Meeting in accordance with the terms of this Agreement; provided, that, in the case of clauses (ii) and (iii), without the written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), in no event shall the Parent Shareholders’ Meeting be held on a date later than the earlier of (x) twenty (20) Business Days after the date for which the Parent Shareholders’ Meeting was originally scheduled prior to such postponement or adjournment (in the case of clause (iii)(B) excluding any postponements or adjournments required by applicable Legal Requirement) and (y) two (2) Business Days before the End Date. If the Parent Shareholders’ Meeting is postponed, recessed or adjourned in accordance with this Section 5.4(b), Parent shall convene or reconvene, as applicable, the Parent Shareholders’ Meeting at the earliest practicable date on which the Parent Board reasonably expects to have sufficient affirmative votes to obtain the Required Parent Shareholder Vote.

(c)Parent shall use its reasonable best efforts to set the record date in such manner as is necessary or advisable to allow the Parent Shareholders’ Meeting to occur on the same date as the Company Stockholders’ Meeting.

5.5	Final Order.

If the Interim Order is obtained and the Required Parent Shareholder Vote is obtained at the Parent Shareholders’ Meeting as provided for in the Interim Order, Parent shall take all steps necessary or desirable to submit the Arrangement to the Arrangement Court and diligently pursue an application for the Final Order pursuant to Section 291 of the BCBCA, as soon as reasonably practicable and, in any event, not later than five (5) Business Days after the Arrangement Resolution is passed at the Parent Shareholders’ Meeting as provided for in the Interim Order (provided that the hearing date will depend on the inscription on the roll and the availability of the Arrangement Court), or within such other period as the parties may agree, acting reasonably.

5.6	Court Proceedings.

(a)The Company shall cooperate with and assist Parent in, and consent to Parent, seeking the Interim Order and the Final Order, including by providing to Parent on a timely basis any information regarding the Company and its Affiliates as reasonably requested by Parent or as required by applicable Legal Requirements to be supplied by the Company in connection therewith.

(b)In connection with all Arrangement Court proceedings relating to obtaining the Interim Order and the Final Order, in each case subject to applicable Legal Requirements, Parent shall:

(i)   diligently pursue, and the parties shall cooperate with each other in diligently pursuing, the Interim Order and the Final Order;

(ii)   provide the Company and its legal counsel with reasonable opportunity to review and comment upon drafts of all materials to be filed with the Arrangement Court, the Registrar or the Canadian Securities Regulators in connection with the Arrangement, including drafts of the motion for Interim Order and of the motion for Final Order, the Interim Order, the Final Order and the affidavits, prior to the service and filing of such materials, and give reasonable and due consideration to all such comments of the Company and its legal counsel, provided that all information relating to the Company included in such materials shall be in a form and substance satisfactory to the Company, acting reasonably;

(iii)   ensure that all material filed with the Arrangement Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement;

(iv)   not file any material with the Arrangement Court, the Registrar or the Canadian Securities Regulators in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Company’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that the Company is not required to agree or consent to any increase in or variation in the form of the Arrangement Consideration or other modification or amendment to such filed or served materials that expands or increases the Company’s or its Subsidiaries obligations, or diminishes or limits the Company’s or its Subsidiaries rights, set forth in any such filed or served materials or under this Agreement, the Arrangement or the Mergers;

(v)   oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement;

(vi)   if Parent is required by the terms of the Final Order or by applicable Legal Requirements to return to Arrangement Court with respect to the Final Order, do so only after notice to, and in consultation and cooperation with, the Company;

(vii)   not unreasonably object to legal counsel to the Company making such submissions on the application for the Interim Order and the Final Order as such counsel considers appropriate, acting reasonably, provided the Company advises Parent of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement; and

(viii)   provide the Company and its legal counsel with copies of any notice and evidence served on Parent or its legal counsel in respect of the application for the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or Final Order.

5.7	Treatment of Company Equity Awards.

(a)At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Person, except as set forth in Section 5.7(a) of the Company Disclosure Schedule, each Company Option, whether vested or unvested, shall be assumed by New Wildlife and converted into an option to purchase, on the same terms and conditions as were applicable under such Company Option, that number of shares of New Wildlife Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option, multiplied by (ii) the Stock Election Exchange Ratio, at an exercise price per share (of New Wildlife Common Stock rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the per share exercise price for the Company Common Stock subject to such Company Option, by (B) the Stock Election Exchange Ratio (each such assumed Company Option, as so adjusted, a “Converted Option”); provided, however, that, following the First Merger Effective Time, all references to the “Company” in each Company Equity Plan and each award agreement shall be deemed to be references to New Wildlife. The assumption and conversion of Converted Options contemplated by this Section 5.7(a) shall in each case be effected in a manner intended to comply with Section 409A of the Code.

(b)At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Person, each Company RSU that is outstanding and unvested immediately prior to the First Merger Effective Time and that is not a Specified RSU shall be converted into that number of New Wildlife RSUs, rounded to the nearest whole share, equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU, multiplied by (ii) the Stock Election Exchange Ratio (each such assumed Company RSU, as so adjusted, a “Converted RSU”). Any accrued but unpaid dividend equivalents with respect to any such Company RSU will be assumed by New Wildlife and become an obligation with respect to the applicable Converted RSU. Any Converted RSU issued pursuant to this Section 5.7(b) shall be subject to the same terms and conditions as were applicable to such Company RSU prior to the First Merger Effective Time; provided, however, that all references to the “Company” in each Company Equity Plan and each award agreement shall be deemed to be references to New Wildlife.

(c)At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Person, each Specified RSU that is outstanding immediately prior to the First Merger Effective Time, whether vested or unvested, shall be canceled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Legal Requirements to be withheld) a number of shares of New Wildlife Common Stock, rounded to the nearest whole share, equal to (x) the product of (i) the number of shares of Company Common Stock subject to such Specified RSU, multiplied by (ii) the Stock Election Exchange Ratio, and (y) an amount in cash equal to any accrued but unpaid dividend equivalents with respect to each Specified RSU.

(d)At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Person, each Company PSU that is outstanding and unvested immediately prior to the First Merger Effective Time and that is not a Specified PSU shall be converted into that number of New Wildlife RSUs, rounded to the nearest whole share, equal to the product of (i) the number of shares of Company Common Stock subject to such Company PSU, with such number of shares of Company Common Stock being based on the attainment of the applicable performance in accordance with the terms of the applicable award agreement, multiplied by (ii) the Stock Election Exchange Ratio (each such assumed Company PSU, as so adjusted, a “Converted PSU”). Any accrued but unpaid dividend equivalents with respect to any such Company PSU will be assumed by New Wildlife and become an obligation with respect to the applicable Converted PSU. Any Converted PSU issued pursuant to this Section 5.7(d) shall be subject to the same terms and conditions as were applicable to such Company PSU prior to the First Merger Effective Time; provided, however, that (A) all references to the “Company” in each Company Equity Plan and each award agreement shall be deemed to be references to New Wildlife, and (B) the performance metrics applicable to such Company PSU shall not apply from and after the First Merger Effective Time.

(e)At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Person, each Specified PSU that is outstanding immediately prior to the First Merger Effective Time, shall be canceled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Legal Requirements to be withheld) a number of shares of New Wildlife Common Stock, rounded to the nearest whole share, equal to (x) the product of (i) the number of shares of Company Common Stock subject to such Specified PSU, with such number of shares of Company Common Stock being based on the attainment of the applicable performance in accordance with the terms of the applicable award agreement, multiplied by (ii) the Stock Election Exchange Ratio, and (y) an amount in cash equal to any accrued but unpaid dividend equivalents with respect to each Specified PSU.

(f)Any shares of Company Common Stock that remain available for issuance pursuant to any Company Equity Plans as of the First Merger Effective Time (the “Residual Shares”) shall be converted at the First Merger Effective Time into the number of shares of New Wildlife Common Stock equal to the product of the number of such Residual Shares and the Stock Election Exchange Ratio.

(g)The consideration payable pursuant to this Section 5.7 shall be made by New Wildlife within 10 Business Days after the First Merger Effective Time; provided, that to the extent that any payment within such time or on such date would trigger a Tax or penalty under Section 409A, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty. The number of shares of New Wildlife Common Stock to be withheld shall be determined based on the closing price of a share of New Wildlife Common Stock on the Closing Date.

(h)Prior to the First Merger Effective Time, each of New Wildlife, Parent and the Company shall take all actions reasonably necessary to effectuate the provisions set forth in this Section 5.7; provided, however, that no such action taken shall be required to be irrevocable until immediately prior to the First Merger Effective Time. At or prior to the Arrangement Effective Time, New Wildlife shall take all actions reasonably necessary to reserve for issuance a number of shares of New Wildlife Common Stock necessary to effectuate the provisions set forth in this Section 5.7. At the Arrangement Effective Time, New Wildlife agrees to file a registration statement on Form S-8 (or any successor form) with respect to the New Wildlife Common Stock issuable pursuant to this Section 5.7, in each case that are eligible to be registered on Form S-8, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the equity awards assumed in accordance with this Agreement remain outstanding. The Company and Parent shall assist New Wildlife in the preparation of such registration statement and provide New Wildlife with all information reasonably requested by New Wildlife for such preparation.

5.8	Treatment of Parent Equity Awards.

The parties acknowledge that the Parent Equity Awards that are outstanding immediately prior to the Arrangement Effective Time shall be exchanged in accordance with the provisions of the Plan of Arrangement. Each of New Wildlife, Parent and the Company shall take all such commercially reasonable steps as may be necessary or desirable to give effect to the foregoing; provided, however, that no such steps taken shall be required to be irrevocable until immediately prior to the Arrangement Effective Time.

5.9	Employee Benefits.

(a)From and after the First Merger Effective Time or the Arrangement Effective Time, as applicable, New Wildlife shall honor, and shall cause the Surviving Company, Bidco or their applicable Subsidiaries to honor, all Company Plans and Parent Plans and, to the extent applicable, shall assume any Company Plan or Parent Plan that requires or necessitates assumption by its terms by an acquirer or successor; provided, that, subject to the terms of such Company Plans or Parent Plans, nothing herein shall be deemed to require New Wildlife or any of its Affiliates to maintain any such Company Plan or Parent Plan for any particular period of time following the Closing Date, nor shall anything herein be deemed to prohibit New Wildlife or any of its Affiliates from amending or terminating any such Company Plan or Parent Plan in accordance with their terms.

(b)During the period commencing on the Closing Date and ending on December 31, 2027 (or if earlier, the effective date of a Continuing Employee’s (as defined below) termination of employment with New Wildlife or any Subsidiary of New Wildlife) (such period, the “Continuation Period”), New Wildlife shall provide, or cause to be provided, to each employee of the Company or any of its Subsidiaries as of immediately prior to the First Merger Effective Time (including any such employee who is on disability or other approved leave), and who continues in employment with New Wildlife or any Subsidiary (including the Surviving Company, Bidco or any Subsidiary thereof) immediately following the First Merger Effective Time (each, a “Continuing Employee”) with:

(i)base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing;

(ii)short-term cash opportunities, equity-based compensation opportunities, and benefits that are, in each case, in amounts and on terms that are consistent with those offered to similarly situated employees of Parent immediately prior to the Closing;

(iii)retirement benefits that are in amounts and on terms that are no less favorable than those offered to Continuing Employees under the relevant Company Plan immediately prior to the Closing; and

(iv)severance benefits that are in the amounts and on terms that are consistent with those offered to similarly situated employees of Parent immediately prior to the Closing; provided, however, that New Wildlife shall, during the Continuation Period, honor the terms of all Company Plans that provide severance benefits (including, but not limited to, any severance plans, employment agreements or similar arrangements) that are set forth on Section 5.9(b)(iv) of the Company Disclosure Schedule.

(c)New Wildlife shall, or shall cause its Affiliates to, pay to each Continuing Employee who participated in cash bonus incentive Company Plans with respect to the Company’s fiscal year during which the Closing occurs, a pro-rated amount equal to the cash bonus award (if any) payable to such Continuing Employee under such Company Plans for the period from the beginning of the applicable performance period through the Closing Date (the “Pre-Close Bonus Period”) based on such Continuing Employee’s incentive entitlement and based on the Continuing Employee’s target level of achievement of the applicable performance goals (or comparable level, if no target level is specified). Following the expiration of the Pre-Close Bonus Period, in respect of the remainder of the fiscal year during which the Closing occurs (the “Post-Close Bonus Period”), Continuing Employees shall be eligible to earn pro-rated cash bonus awards in a manner that is consistent with the requirements of Section 5.9(b)(ii) hereof. Bonus amounts in respect of both the Pre-Close Bonus Period (the “Pre-Close Bonus”) and the Post-Close Bonus Period shall be payable at such time as annual bonus amounts would have otherwise been paid to such Continuing Employees in the ordinary course and in all events prior to March 15 of the year following the year in which the Closing Date occurs, with payment contingent on each such Continuing Employee remaining employed by New Wildlife or its Affiliates through the applicable payment date, provided, however, that if a Continuing Employee’s employment is terminated without “cause” (as defined in the applicable Company Plan or Foreign Company Plan providing severance or termination benefits in which such Continuing Employee is a participant (the “Severance Plans”) or, if no such definition exists in such Company Plan or Foreign Company Plan, as defined in the Company’s 2023 Omnibus Incentive Plan) or, if a Continuing Employee is a participant in the Company’s Change in Control Severance Plan (the “CIC Plan”), such Continuing Employee resigns for “good reason” (as defined in the CIC Plan), the Pre-Close Bonus shall be paid to the Continuing Employee within 60 days of the Continuing Employee’s termination of employment, subject to his or her timely execution, delivery and non-revocation of a customary release of claims in favor of New Wildlife, its Subsidiaries and its Affiliates; provided, further, that the amount of such Pre-Close Bonus shall be reduced (including to $0) to avoid any duplication of benefits under the Severance Plans.

(d)After the Closing, New Wildlife shall, or shall cause its Affiliates to, honor all rights to paid time off, including vacation, personal and sick days, accrued by Continuing Employees prior to the Closing under any Company Plan or Foreign Company Plan (as applicable). Notwithstanding the foregoing, nothing herein shall restrict New Wildlife, Parent, the Surviving Company, Bidco or any of their respective Affiliates from terminating the employment of any Continuing Employee, subject to the terms of such Continuing Employee’s employment agreement and the requirements of applicable Legal Requirements.

(e)As of the Closing Date, New Wildlife, Parent, the Surviving Company, Bidco or one of their respective Affiliates will provide to each Continuing Employee under each employee benefit plan, program or arrangement established or maintained by New Wildlife or one of its Affiliates in which such Continuing Employees may be eligible to participate after the Closing Date (the “Post-Closing Plans”), credit for purposes of eligibility to participate, benefit accruals, severance benefits, and vesting for full or partial years of service with the Company or any of its Subsidiaries performed at any time prior to the Closing Date to the extent such service was taken into account under the analogous Company Plan or Foreign Company Plan immediately prior to the Closing Date, except as would result in duplication of benefits.

(f)For purposes of each Post-Closing Plan providing medical, dental, prescription drug and/or vision benefits to any Continuing Employee, New Wildlife shall, or shall cause the Surviving Company, Bidco or one of their respective Subsidiaries to, use commercially reasonable efforts to cause (i) all pre- existing condition exclusions, evidence of insurability requirements, actively-at-work requirements, and waiting periods for such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under the analogous Company Plan or Foreign Company Plan immediately prior to the Closing Date; and (ii) such Continuing Employees to be given credit under such Post-Closing Plans for co-payments made, and deductibles satisfied, prior to the Closing Date in respect of the pre-Closing portion of the year of the Closing. Notwithstanding the foregoing, or anything to the contrary in this Section 5.9, New Wildlife shall permit Continuing Employees to continue to participate in Company Plans providing for health and welfare benefits during the Continuation Period, on terms that are consistent in all material respects with those that were in effect prior to Closing.

(g)Following the Closing Date, New Wildlife may have in effect one or more defined contribution plans for the benefit of employees in the United States that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (as applicable, the “New Wildlife 401(k) Plan”). Each Continuing Employee in the United States participating in a Company Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “Company 401(k) Plan”) immediately prior to the Closing Date shall, following the Closing Date, remain a Company 401(k) Plan participant, and/or become a participant in the New Wildlife 401(k) Plan, and each Continuing Employee who would have become eligible to participate in a Company 401(k) Plan or shall become a participant in the Company 401(k) Plan or the New Wildlife 401(k) Plan no later than such time as he or she would have become eligible to participate in the Company 401(k) Plan. New Wildlife agrees to cause the New Wildlife 401(k) Plan to allow each Continuing Employee to make a “direct rollover” to the New Wildlife 401(k) Plan of the account balances of such Continuing Employee (including promissory notes evidencing any outstanding loans if and to the extent permitted by the terms of the New Wildlife 401(k) Plan) under the Company 401(k) Plan in which such Continuing Employee participated if such direct rollover is elected in accordance with applicable Legal Requirements by such Continuing Employee. The rollovers described herein shall comply with applicable Legal Requirements, and each party shall make all filings and take any actions required of such party under applicable Legal Requirements in connection therewith.

(h)Nothing contained in this Agreement, express or implied, is intended to (i) be treated as an amendment of any particular Plan, (ii) prevent New Wildlife, Parent, the Surviving Company or any of their Affiliates from amending or terminating any of their benefit plans or, after the First Merger Effective Time, any Plan in accordance with its terms, (iii) prevent New Wildlife, Parent, the Surviving Company or any of their Affiliates from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any employee of the Company or Parent, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment or benefits that may be provided to any Continuing Employee by New Wildlife, Parent, the Surviving Company or any of their Affiliates or under any benefit plan which New Wildlife, Parent, the Surviving Company or any of their Affiliates may maintain.

5.10    Indemnification; Insurance.

(a)From and after the First Merger Effective Time, New Wildlife shall, and shall cause the Surviving Company and its Subsidiaries to, exculpate, indemnify and hold harmless (and shall also advance or cause the Surviving Company to advance fees, costs and expenses as incurred), to the fullest extent that the Company or applicable Subsidiary of the Company would have been permitted under applicable Legal Requirements, under the Company Governing Documents, or any certificate of incorporation, bylaws or other similar organizational documents of any other Acquired Company (as in effect on the date hereof), and under any indemnification agreements entered into prior to the date hereof with any Acquired Company (collectively, the “Indemnification Documents”), each present and former director or person identified as an officer of any Acquired Company and any other person who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, manager, member, trustee, fiduciary, employee or agent of another Person (collectively, the “Indemnified Persons”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities (including all interest, assessments and other charges paid or payable in connection with or in respect thereof) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, including any amounts paid in settlement, arising out of or related to such Indemnified Persons’ service as a director or officer of any Acquired Company, or services performed by such Persons at the request of any Acquired Company, in each case, at or prior to the First Merger Effective Time, whether asserted or claimed prior to, at or after the First Merger Effective Time, including with respect to the Mergers and the other Contemplated Transactions. New Wildlife and any applicable Affiliates shall promptly reimburse each Indemnified Person for any costs or expenses (including attorneys’ fees) incurred by such Indemnified Person in enforcing the indemnification or other obligations provided in this Section 5.10.

(b)From the First Merger Effective Time until the sixth anniversary of the First Merger Effective Time, New Wildlife shall, and shall cause the Surviving Company and its Subsidiaries to, cause the certificate of incorporation, bylaws or other similar organizational documents of the Surviving Company and its Subsidiaries to contain provisions with respect to indemnification, exculpation and advancement and reimbursement that are at least as favorable as the indemnification, exculpation and advancement and reimbursement provisions contained in the certificate of incorporation, bylaws or similar organizational documents of the applicable Acquired Company immediately prior to the First Merger Effective Time, and during such period, such provisions and the provisions set forth in the other Indemnification Documents shall not be amended, repealed or otherwise modified in any respect, except as required by Legal Requirement. The indemnification agreements between any Acquired Company and an Indemnified Person shall survive the consummation of the Mergers and the Arrangement, and continue in full force and effect in accordance with their respective terms and New Wildlife shall, and shall cause the Surviving Company and its Subsidiaries to, honor and perform all such agreements.

(c)From the First Merger Effective Time until the sixth anniversary of the First Merger Effective Time, New Wildlife shall cause the Surviving Company to maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors, officers or employees of an Acquired Company, or other acts or omissions at the request of any Acquired Company occurring prior to the First Merger Effective Time, the current policies of directors’ and officers’, employment practices, fiduciary and professional liability (including malpractice) insurance maintained by an Acquired Company as of the date of this Agreement (the “Existing Insurance Policies”), except that: (i) New Wildlife may substitute for any Existing Insurance Policy a policy or policies substantially equivalent to and in any event not less favorable than the existing policies of the Acquired Companies with a carrier who has an equal or better credit rating; and (ii) New Wildlife will not be required to pay annual premiums for the Existing Insurance Policies (or for any substitute policies) in excess of 300% of the most recent annual premium paid prior to the date of this Agreement for the Existing Insurance Policies (the “Maximum Premium”). If any future annual premiums for the Existing Insurance Policies (or any substitute policies therefor) exceed the Maximum Premium, then New Wildlife may reduce the amount of coverage of such Existing Insurance Policies (or any substitute policies therefor) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. In lieu of such insurance, prior to the Closing Date, each Acquired Company may, at its option, and New Wildlife shall, on behalf of the Acquired Companies if requested by an Acquired Company, purchase a fully-funded an non-revocable six (6)-year prepaid “tail” directors’ and officers’, employment practices, fiduciary and professional liability (including malpractice) insurance policy for the Acquired Companies, and their current and former directors and officers who are currently covered by the directors’ and officers’, employment practices, fiduciary and professional liability (including malpractice) insurance coverage currently maintained by or for the benefit of the Acquired Companies, such “tail” policy to provide coverage in an amount not less than the coverage under the Existing Insurance Policies and to have other terms not less favorable to the insured persons than those under the Existing Insurance Policies. New Wildlife, the Surviving Company and their respective Subsidiaries shall maintain such policies in full force and effect, and continue to honor the obligations thereunder, and shall take no action to cancel, terminate or modify, or otherwise rescind or make unavailable the benefits of, such policies.

(d)From and after the First Merger Effective Time, the obligations and Liability of New Wildlife, Parent, the Surviving Company, Bidco and their Subsidiaries under this Section 5.10 shall be joint and several, and Parent shall guarantee and cause the performance by New Wildlife, the Surviving Company, Bidco and their Subsidiaries of all such obligations.

(e)The obligations under this Section 5.10 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Persons (or any other person who is a beneficiary under any Existing Insurance Policy or the “tail” policy referred to in paragraph (c) above (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under any Existing Insurance Policy or the “tail” policy referred to in paragraph (c) above (and their heirs and representatives).

(f)The provisions of this Section 5.10 are intended to be for the benefit of, and will be fully enforceable by each of the Indemnified Persons (and other persons who are beneficiaries under any Existing Insurance Policy or the “tail” policy referred to in paragraph (c) above (and their heirs and representatives)), who are intended third-party beneficiaries of this Section 5.10 from and after the First Merger Effective Time. The rights of the Indemnified Persons (and other persons who are beneficiaries under any Existing Insurance Policy or the “tail” policy referred to in paragraph (c) above (and their heirs and representatives)) under this Section 5.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate of incorporation, bylaws or other equivalent organizational documents, any and all agreements of or entered into by the Acquired Companies, or applicable Legal Requirement (whether at law or in equity).

(g)In the event that New Wildlife, Surviving Company, or any of their Subsidiaries (or any of their respective successors or assigns) shall consolidate, convert or merge with any other person and shall not be the continuing or surviving company or Entity in such consolidation, conversion or merger, or transfers at least fifty percent (50%) of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving company or Entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.10.

(h)As soon as reasonably practicable following the date hereof, Parent and the Company shall commence mutual discussions between their respective Chief Executive Officers in order to recommend to the Parent Board prior to Closing the senior executive leadership of New Wildlife and its Subsidiaries following the Closing, which individuals shall be approved and/or ratified by the Parent Board and the New Wildlife Board, provided, that the Persons set forth on Section 5.10(h) of the Company Disclosure Schedule shall serve as officers of New Wildlife having the positions set forth next to such Person’s name on such schedule.

5.11    Efforts.

(a)Subject to the terms and conditions set forth in this Agreement, each of the parties shall, and shall cause their respective Affiliates and Subsidiaries to, use their reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the Contemplated Transactions as promptly as practicable after the date hereof and in any event prior to the End Date, including (i) obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods, including under antitrust, competition, or foreign investment Legal Requirements, from Governmental Bodies and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid Legal Proceedings by, any Governmental Body, (ii) obtaining all necessary consents, approvals or waivers from third parties and (iii) defending any Legal Proceedings, lawsuits or other actions, whether judicial or administrative, challenging this Agreement or the consummation of the Contemplated Transactions.

(b)In furtherance and not in limitation of the foregoing, each of the parties shall, and shall cause their respective Affiliates and Subsidiaries to, (i) as promptly as reasonably practicable (and in any event within fifteen (15) Business Days after the date of this Agreement), file with the Federal Trade Commission and the Antitrust Division of the Department of Justice a Notification and Report Form relating to this Agreement and the Mergers and the other Contemplated Transactions as required by the HSR Act, which shall request early termination of the HSR Act waiting period to the extent available, (ii) as soon as reasonably practicable, and in any event within fifteen (15) Business Days following the date of this Agreement, file comparable notification filings, forms and submissions, or draft notification filings, forms and submissions (if applicable), with any Governmental Body that are required by other applicable antitrust, competition or foreign investment Legal Requirements in connection with the Mergers and the other Contemplated Transactions, (iii) promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other party and its Affiliates and Subsidiaries may reasonably require in connection with their preparation of necessary or advisable filings, notifications, responses, and submissions of information to any Governmental Body, (iv) promptly supply any additional information and documentary material that may be required or requested pursuant to any applicable Legal Requirements or Legal Proceedings by any Governmental Body, including a Request for Additional Information and Documentary Material, and (v) take or cause to be taken all other actions necessary, proper or advisable to obtain all applicable clearances, consents, authorizations, approvals or waivers, cause the expiration or termination of all applicable waiting periods and avoid or resolve any Legal Proceeding with respect to the Mergers and the other Contemplated Transactions under any applicable Legal Requirements as promptly as practicable and in any event so as to allow the Closing to occur prior to the End Date. In addition, each of Parent and the Company shall, and shall cause their Affiliates to, use reasonable best efforts to obtain all consents, approvals, waivers, licenses, permits, franchises, authorizations or Orders (other than in connection with antitrust and competition Legal Requirements, “Consents”) of Persons (other than Governmental Bodies) that are necessary, proper or advisable to consummate the Mergers and the other Contemplated Transactions; provided, that without the prior written consent of Parent, the Company shall not incur any significant expense or liability, enter into any significant new commitment or agreement or agree to any significant modification to any contractual arrangement to obtain such Consents in each case, that would be material to the business or operations of the Company and its Subsidiaries, taken as a whole.

(c)In furtherance and not in limitation of the foregoing, Parent shall, and shall cause its Affiliates and Subsidiaries to, take any and all steps necessary to avoid or eliminate each and every impediment that may be asserted by any Governmental Body or any other Person so as to enable the parties to consummate the Contemplated Transactions as promptly as possible and in any event so as to allow the Closing to occur prior to the End Date, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture, licensing or disposition of any of Parent’s or its Affiliates’ assets, properties or businesses or any of the Acquired Companies’ assets, properties or businesses; (ii) accepting any operational restrictions or otherwise taking or committing to take actions that limit the Parent Entities’ or the Acquired Companies’ freedom of action with respect to, or their ability to retain, any assets, properties, licenses, rights, product lines, operations or businesses; (iii) proposing, negotiating and entering into such other arrangements, including, without limiting the generality of the foregoing, a hold separate arrangement, in each case, as may be necessary or advisable in order to avoid the entry of, the commencement of litigation seeking the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order or other order in any Legal Proceeding, which would have the effect of materially delaying or preventing the consummation of the Contemplated Transactions; and (iv) contesting, defending and appealing through litigation on the merits any claim asserted in court or other Legal Proceeding by any Person (including a Governmental Body) in order to avoid entry of, or to have vacated or terminated, any decree, judgment, injunction or other Order (whether temporary, preliminary or permanent) of a Governmental Body that would prevent the consummation of the Contemplated Transactions (any such action, a “Remedy”). Notwithstanding anything to the contrary in this Agreement, (i) neither the Company nor any of the other Acquired Companies shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, divest, license, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets, operations or business of the Company or any of the Acquired Companies, unless such requirement, condition, understanding, agreement or order is binding on or otherwise applicable to the Company or the Acquired Companies only from and after the Closing and (ii) none of Parent, the Company or their respective Subsidiaries or Affiliates shall be required to take or commit to take any Remedy or other action pursuant to this Section 5.11 that would reasonably be expected to have a Regulatory Material Adverse Effect (a “Burdensome Condition”).

(d)Without limiting the generality of anything contained in this Section 5.11, each party shall, subject to requirements of any Governmental Body and any applicable Legal Requirement, and subject to all applicable privileges, including the attorney-client privilege: (i) promptly inform the other parties of any communication from any Governmental Body; (ii) consult and cooperate with, and consider in good faith the views of, one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under the HSR Act or the antitrust, competition or foreign investment Legal Requirements of any other Governmental Body, including any proceeding initiated by a private party; (iii) promptly provide the other parties with copies of all written communications to or from any Governmental Body; (iv) use good faith efforts to give the other parties reasonable advance notice of all meetings with any Governmental Body; and (v) not participate independently in any meeting with a Governmental Body without providing reasonable advance notice to the other parties and an opportunity to attend and participate in such meeting. Each of the parties may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties as “outside counsel only” such that the materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by outside legal counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the party hereto that provided the materials. Any materials shared under this Section 5.11(d) may be redacted (x) to remove references concerning the valuation of the businesses of the Acquired Companies, or proposals from third parties, (y) as necessary to comply with Contracts and (z) as necessary to address reasonable privilege or confidentiality concerns, and may be provided on an outside counsel only basis. Each of the parties may limit the other parties’ participation in any meeting or discussion with any Governmental Body to outside counsel (or other agreed Representatives) in order to protect competitively sensitive information that may be discussed during the meeting or discussion or to address reasonable privilege or confidentiality concerns.

(e)Without limiting any of the obligations of Parent under the preceding provisions of this Section 5.11, the Company and Parent shall consult and cooperate with one another with respect to developing the (i) strategy and timing for obtaining all regulatory approvals contemplated by this Section 5.11 and for avoiding any Legal Proceeding, (ii) response to any request from, inquiry by, or investigation by (including the timing, nature and substance of all such responses) any Governmental Body with respect to the Mergers and the other Contemplated Transactions and (iii) strategy for the defense and settlement of any action brought by or before any Governmental Body. The Company and Parent shall not (and shall cause their Affiliates to not), without the prior written consent of the other party, extend or offer or agree to extend any waiting period under the HSR Act or any other Legal Requirement under which a regulatory approval is required hereby, or enter into any agreement with any Governmental Body related to this Agreement or the Mergers or the other Contemplated Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(f)Parent shall be solely responsible for all filing fees in connection with any notices, filings and applications required to be made by the parties in order to consummate the Contemplated Transactions, including under the HSR Act.

(g)During the Pre-Closing Period, except with prior written consent of the Company, Parent shall not, and shall not permit any of its Subsidiaries or Affiliates, to enter into (or agree to enter into), any Contract that, individually or in the aggregate, would reasonably be expected to prevent or impede or delay, in any material respect, the timely consummation of the Contemplated

Transactions. Without limiting the generality of the foregoing, except with the prior written consent of the Company, Parent shall not, and shall not permit any of its Subsidiaries or Affiliates to, acquire or agree to acquire, whether by merger, consolidation or otherwise, or by purchasing assets, equity or other securities of any Person (a “Specified Acquisition”), any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to or the consummation of such Specified Acquisition would, individually or in the aggregate, (i) in any material respect, impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Governmental Body or the expiration or termination of any applicable waiting period necessary for the consummation of the Contemplated Transactions, (ii) increase in any material respect the risk of any Governmental Body entering an Order prohibiting the consummation of the Contemplated Transactions, (iii) increase in any material respect the risk of being unable to oppose, avoid entry of, or to effect the dissolution of, any such Order, or (iv) reasonably be expected to impede, prevent or delay in any material respect the obtaining of any authorization, consent, Order, declaration or approval of any Governmental Body or the expiration or termination of any applicable waiting period necessary to consummate the Contemplated Transactions.

(h)Subject to the terms and conditions under this Agreement and the Plan of Arrangement, Parent shall cause New Wildlife and its Subsidiaries (including Merger Sub I, Merger Sub II and Bidco) to perform its and their obligations under this Agreement and the Plan of Arrangement and to consummate the Mergers and the Arrangement on the terms and conditions set forth in this Agreement and the Plan of Arrangement.

5.12    Disclosure.

Parent and the Company: (a) have agreed to the text of the joint press release and investor relations presentation announcing the signing of this Agreement and certain other communications to other constituencies including employees, agents and franchisees that will be disclosed in filings with the SEC (or with Canadian Securities Regulators, to the extent required), substantially concurrently with such announcement of the signing; and (b) shall consult with each other before issuing any further press release or otherwise making any public statement with respect to the Mergers or any of the other Contemplated Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing: (i) each of Parent and the Company may, without such consultation or consent, may issue a press release or public statement with respect to the Contemplated Transactions if such release or statement is consistent in tone and substance with previous releases or statements made in compliance with this Section 5.12; (ii) Parent or the Company may, without the prior consent of the other party, issue any press release or make any public statement as may be required by a Legal Requirement or the applicable rules of any stock exchange if the applicable party first notifies and consults with the other party prior to issuing any such press release or making any such public statement; (iii) the Company or Parent, as applicable, need not consult with (or obtain the consent of) Parent or the Company, as applicable, in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal or any Change in Company Recommendation or Change in Parent Recommendation; in each case, so long as such Change in Company Recommendation or Change in Parent Recommendation (as the case may be) is made in accordance with Section 4.3; and (iv) neither Parent nor the Company need consult with (or obtain the consent of) the other party in connection with any press release, public statement or filing in connection with any Legal Proceeding between Parent and the Company related to this Agreement or any of the Contemplated Transactions.

5.13    Delisting.

(a)Prior to the Closing, each of Parent and the Company shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements to enable:

(i)the de-listing by the Surviving Company of the Company Common Stock from NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Closing;

(ii)the de-listing by Parent of the Parent Common Shares from the Parent Stock Exchange, the deregistration of the Parent Common Shares under the Exchange Act and Parent to cease to be a reporting issuer under Canadian Securities Laws as promptly as practicable after the Closing.

(b)Such delisting, deregistration and ceasing to be a reporting issuer, as applicable shall, in each case, be effected only after the shares of New Wildlife to be issued in the Arrangement and the Mergers have been approved for listing and are listed for trading on the applicable stock exchange.

5.14    New Wildlife Stock Listing.

(a)Prior to the Closing, Parent and Company shall cause new New Wildlife and its Representatives to (i) prepare and cause to be filed with Nasdaq an application for listing of the New Wildlife Common Stock to be issued in connection with the Arrangement and the First Merger (the “Listing”), and (ii) use reasonable best efforts to have such Listing approved as promptly as practicable following submission such that the New Wildlife Common Stock will be listed and authorized for trading immediately following the First Merger Effective Time. Each of Parent and the Company shall cooperate with New Wildlife in connection with the Listing, including by providing such information as may be reasonably required in connection therewith. Prior to filing the listing application (or any amendment or supplement thereto) or responding to any comments of Nasdaq, New Wildlife shall provide Parent and the Company with a reasonable opportunity to review and comment on such documents or responses and shall give good faith consideration to all reasonable additions, deletions or changes suggested by Parent or the Company or their respective counsel.

(b)The parties shall cause (i) the name of New Wildlife to be changed to “Real REMAX Group” as of the Closing and (ii) the Nasdaq ticker symbol of New Wildlife to be “REAX” as of the Closing.

5.15    Section 16 Matters.

Assuming that each of Parent and the Company delivers to New Wildlife the applicable Section 16 Information (as hereinafter defined) in a timely fashion prior to the Closing, then, prior to the Closing, Parent, the Company and New Wildlife shall take all steps that may be required to cause any dispositions of Company Common Stock or Parent Common Shares (including, in each case, derivative securities with respect thereto) and any acquisitions of New Wildlife Common Stock (including derivative securities with respect thereto) resulting from the Arrangement, the Mergers and the other Contemplated Transactions by each individual who is, or will become as a result of the Contemplated Transactions, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to New Wildlife to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Legal Requirements. “Section 16 Information” shall mean information accurate in all material respects regarding Covered Insiders, the number of shares of Company Common Stock and derivative securities with respect to Company Common Stock, and the number of Parent Common Shares and derivative securities with respect thereto held by each such Covered Insider and expected to be exchanged for shares of New Wildlife Common Stock pursuant to the transaction contemplated by this Agreement and any other information that may be required under applicable interpretations of the SEC under Rule 16b-3. “Covered Insiders” shall mean those officers and directors of New Wildlife (or who will become officers or directors of New Wildlife as of or following the Closing) who are, or will be, subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

5.16    Stockholder Litigation.

Each party hereto shall provide the other parties hereto prompt notice of any litigation or claim brought by any stockholder/shareholder of that party (or any Subsidiary thereof) against such party, any of its Subsidiaries and/or any of their respective directors or officers relating to the Mergers, this Agreement, the Plan of Arrangement or any of the other Contemplated Transactions. Each party hereto shall give the other parties hereto the opportunity to participate (but not control) (at such other party’s expense) in the defense or settlement of any such litigation or claim, and no such settlement shall be agreed to without the other’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 5.16 and, either Section 4.2 or Section 5.11, the provisions of this Section 5.16 shall control.

5.17    Takeover Statutes and Rights.

If any Takeover Statute is or becomes applicable to this Agreement, the Plan of Arrangement, the Mergers, the Arrangement or any of the other Contemplated Transactions, each of Parent and the Company and their respective boards of directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on this Agreement, the Plan of Arrangement, the Mergers, the Arrangement and the other Contemplated Transactions.

5.18    Tax Matters.

(a)The Company shall use reasonable best efforts to deliver to Company Tax Counsel and Parent Tax Counsel an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Registration Statement), signed by an officer of the Company, containing customary representations of the Company as shall be reasonably necessary or appropriate to (A) enable Company Tax Counsel to render the opinion described in Section 6.3(e) on the Closing Date (and, if required, as of the effective date of the Registration Statement, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act) and (B) enable Parent Tax Counsel to render the opinion described in Section 6.2(e) on the Closing Date (and, if required, as of the effective date of the Registration Statement, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act).

(b)Parent shall use reasonable best efforts to (A) deliver to Company Tax Counsel an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Registration Statement), signed by an officer of Parent, containing customary representations of Parent as shall be reasonably necessary or appropriate to (A) enable Company Tax Counsel to render the opinion described in Section 6.3(e) on the Closing date (and, if required, as of the effective date of the Registration Statement, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act) and (B) enable Parent Tax Counsel to render the opinion described in Section 6.2(e) on the Closing Date (and, if required, as of the effective date of the Registration Statement, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act).

(c)Bidco shall make a “check-the-box” election under Treasury Regulations Section 301.7701-3 to be treated as a disregarded entity for U.S. federal income tax purposes, and shall have taken no action inconsistent therewith.

(d)The Company and Parent agree to use their reasonable best efforts to cause (1) the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (2) the Mergers, taken together, the Exchange and the Rhino Merger to together qualify as a transaction described in Section 351 of the Code. Each of the parties to this Agreement shall treat the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code, and no party shall take any position for Tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.19    Certain New Wildlife Obligations.

Until the First Merger Effective Time, New Wildlife shall at all times be the direct owner of all of the issued and outstanding shares of capital stock or other ownership interests (as applicable) of each of Merger Sub I, Merger Sub II and Bidco (except, with respect to Bidco, after the Arrangement Effective Time, as contemplated by the Arrangement). Promptly following the execution of this Agreement, New Wildlife shall, and Parent shall cause New Wildlife to, execute and deliver written consents as sole equityholder of each of Merger Sub I and Merger Sub II and Bidco adopting or approving, as applicable, this Agreement in accordance with the DGCL, the DLLCA or the BCBCA, as applicable, and provide a copy of such written consent to the Company and Parent, and thereafter neither New Wildlife nor any of its Subsidiaries shall amend, modify or withdraw such consent (collectively, the “New Wildlife Consents”).

5.20    Notice of Certain Events.

The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such party from any Governmental Body or from any other Person alleging that the consent of such Person is or may be required in connection with the Mergers, the Arrangement or the other Contemplated Transactions, if the failure of such party to obtain such consent could be material to the Company, the Surviving Company or Parent, (ii) of any Legal Proceeding commenced or, to any party’s knowledge, threatened in writing against, such party in connection with the Mergers, the Arrangement or any other Contemplated Transaction or (iii) upon becoming aware of any event, fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non- occurrence of which, would reasonably be expected to result in any of the conditions to the obligations of the Company or the Parent set forth in Section 6 not being satisfied at the Closing; provided, however, that the delivery of any notice pursuant to this Section 5.20 shall not cure any breach of any representation or warranty requiring disclosure of such matter in the Company Disclosure Schedule or Parent

Disclosure Schedule, as applicable, or otherwise limit or affect the remedies available hereunder to any party. The failure to deliver any such notice shall not affect any of the conditions set forth in Section 6 or give rise to any right to terminate under Section 7.

5.21    Registration Rights.

At the Closing, New Wildlife and each stockholder of the Company set forth in Section 5.21 of the Company Disclosure Schedule shall enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit E.

5.22    Financing.

(a)Parent shall use reasonable best efforts, and shall cause each of its Subsidiaries (including New Wildlife) to use reasonable best efforts, to take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund, together with all other available sources of funding to Parent and New Wildlife, the Financing Amounts on or prior to the date on which the Mergers are required to be consummated pursuant to the terms hereof. In furtherance and not in limitation of the foregoing, Parent shall use reasonable best efforts, and shall cause each of its Subsidiaries (including New Wildlife) to use reasonable best efforts, to take, or cause to be taken, all appropriate actions and do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the proceeds of the Financing on the terms and subject only to the conditions (including any “flex” provisions set forth in the Redacted Fee Letter) described in the Debt Commitment Letter on a timely basis but in any event prior to the date on which the Mergers are required to be consummated pursuant to the terms hereof, including by (i) subject to Section 5.22(d), maintaining in effect and complying with the Debt Commitment Letter, (ii) negotiating and entering into definitive agreements with respect to the Financing (the “Definitive Agreements”) on the terms and subject only to conditions contained in the Debt Commitment Letter (including, as necessary, any “flex” provisions set forth in the Redacted Fee Letter) and without any Prohibited Modification, (iii) satisfying on a timely basis all conditions in the Debt Commitment Letter and the Definitive Agreements that are within the control of Parent and New Wildlife and complying with its obligations thereunder (or, if deemed necessary or advisable by Parent or New Wildlife, seek the waiver of conditions applicable to New Wildlife contained in such Debt Commitment Letter or such Definitive Agreements), (iv) subject to Section 5.22(d), consummating the Financing at or prior to the Closing Date, (v) [reserved], (vi) accepting (and complying with) to the fullest extent any and all “flex” provisions contemplated by the Debt Commitment Letter and the Financing to the extent that such “flex” provisions are exercised in accordance with the terms thereof, and (vii) complying with its covenants and other obligations under the Debt Commitment Letter and the Definitive Agreements. Subject to Section 5.22(d), Parent and New Wildlife shall not, and Parent and New Wildlife shall not permit any of their respective controlled Affiliates to, (x) breach any provision in the Debt Commitment Letter and/or the Definitive Agreements that would result in a failure of any condition to funding on the Closing Date contained in the Debt Commitment Letter and/or the Definitive Agreements to be satisfied or (y) take any action that would directly result in the termination of the Debt Commitment Letter.

(b)Neither Parent nor any of its Subsidiaries (including New Wildlife) shall, without the prior written consent of the Company: (i) permit, consent to or agree to any amendment, replacement, supplement or modification to, or any waiver of, any provision or remedy under, the Debt Commitment Letter (it being understood that the exercise of any “flex” provisions contained in the Redacted Fee Letter shall not be deemed an amendment, replacement, supplement, modification or waiver) if such amendment, replacement, supplement, modification or waiver could be reasonably likely to (A) add new (or adversely modify any existing) conditions to the availability or consummation of all or any portion of the Financing, (B) reduce (or could have the effect of reducing) the aggregate principal amount of any portion of the Financing (including by increasing the amount of fees to be paid or original issue discount) to an amount less than, together with all other available sources of funding to Parent and New Wildlife, the Financing Amounts, (C) subject to Section 5.22(d), adversely affect the ability of Parent and New Wildlife to enforce their respective rights against other parties to the Debt Commitment Letter or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, or (D) expand, amend or modify any provision of the Debt Commitment Letter in a manner that could otherwise reasonably be expected to prevent, impede or delay the consummation of the Mergers and the Contemplated Transactions (the effects described in clauses (A) through (D), collectively, the “Prohibited Modifications”); or (ii) subject to Section 5.22(d), terminate the Debt Commitment Letter or any Definitive Agreement. Parent shall reasonably promptly (and in any event, within three (3) Business Days) deliver to the Company true and complete copies of any such amendment, replacement, supplement, termination, modification, consent or waiver to or under the Debt Commitment Letter or any Definitive Agreement reasonably promptly upon the execution thereof.

(c)In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Parent shall (i) reasonably promptly (and in any event, within three (3) Business Days) notify the Company in writing of such unavailability and the reason therefor and (ii) use reasonable best efforts, and cause each of its Subsidiaries (including New Wildlife) to use their reasonable best efforts, to arrange and obtain, as reasonably promptly as practicable following the occurrence of such event, alternative financing from the same or alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with the available portion of the Financing and all other available sources of funding to Parent and New Wildlife to pay the Financing Amounts and which does not include any Prohibited Modifications or conditions to the consummation of such Alternative Financing that are more onerous to Parent and New Wildlife than the conditions set forth in the Debt Commitment Letter as of the date of this Agreement (for the avoidance of doubt, any Alternative Financing in the form of equity shall be subject to the prior written consent of the Company in all respects (which may be granted or withheld in the Company’s sole and absolute discretion). Parent shall keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Financing, including any Alternative Financing. Parent shall promptly (and in any event, within three (3) Business Days) deliver to the Company true and complete copies of all contracts or agreements (including any Redacted Fee Letter related thereto) pursuant to which any such alternative source shall have committed to provide any portion of the Financing after execution and delivery thereof.

(d)Notwithstanding anything contained herein to the contrary, it is understood and agreed that Parent or New Wildlife may elect, by providing written notice to the Company in accordance with the definition of Alternative Debt Financing Event (such election, an “Alternative Debt Financing Election”), to replace or supplement all or any portion of the Debt Commitment Letter and the Financing with alternative debt financing commitments (“Alternative Debt Commitments”) from other financing sources that provide financing for purposes of financing the Contemplated Transactions, so long as: (1) any commitments of the Debt Financing Sources under the Debt Commitment Letter delivered on or before the date hereof are only terminated or reduced simultaneously with, or following, the entry into such Alternative Debt Commitments and the commitments under such Alternative Debt Commitments are equal to or greater than the corresponding amount of commitments terminated or reduced under the Debt Commitment Letter delivered with the signing of this Agreement and (2) the replacement or supplement with the Alternative Debt Commitments (A) would not reasonably be expected (x) to adversely affect the ability of New Wildlife to timely consummate the Contemplated Transactions or (y) to delay the consummation of the Contemplated Transactions beyond the date on which Closing would otherwise be required to occur hereunder, (B) does not include any Prohibited Modifications or otherwise amend, supplement, modify or waive the conditions to the Financing in a manner adverse to the Company, in each case, without the prior written consent of the Company, and (C) would not reasonably be expected to delay the Closing or make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur. Parent shall promptly (and in any event, within three (3) Business Days) deliver correct and complete copies of all contracts or agreements (including any Redacted Fee Letter related thereto) with respect to the Alternative Debt Commitments to the Company after execution and delivery thereof, together with correct and complete copies of any Redacted Fee Letter relating thereto. Notwithstanding anything herein to the contrary, (1) Parent and New Wildlife will use reasonable best efforts, and cause each of their respective Subsidiaries to use their respective reasonable best efforts, not to materially increase the burden of cooperation imposed on the Company and its Subsidiaries from additional requests for information and documents made by the sources of such Alternative Debt Commitments as compared to the information and document requests of the type made by (or on behalf of) the Debt Financing Sources in respect of the Debt Commitment Letter delivered on the date hereof, and (2) in no event shall the satisfaction of any cooperation covenants with respect to the Alternative Debt Commitments by the Company, its subsidiaries or any of their respective Affiliates be a condition to any of Parent’s or New Wildlife’s obligations under this Agreement to the extent any requests in connection therewith are not requested by Parent or New Wildlife in writing at least three (3) Business Days prior to the Closing Date.

(e)Parent shall provide the Company with reasonably prompt written notice (and, in any event, within three (3) Business Days) (i) of any actual or threatened (in writing) material breach, default (or any event that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default), cancellation, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Agreement and a copy of any written notice or other written communication from any Debt Financing Source or other financing source with respect to any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Agreement of any provision thereof, (ii) of the occurrence of an event or development that could reasonably be expected to have an adverse impact on the ability of Parent or New Wildlife to obtain all or any portion of the Financing contemplated by the Debt Commitment Letter in an amount sufficient, when taken together with all other available sources of funding to Parent and New Wildlife, to pay the Financing Amounts, (iii) of the receipt by Parent or New Wildlife of any notice or other communication from any Person with respect to any material dispute or disagreement between or among parties to the Debt Commitment Letter or the Definitive Agreements with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing (but excluding ordinary course negotiations), and (iv) if for any reason Parent believes in good faith that (x) there is (or there is likely to be) a material dispute or disagreement between or among parties to the Debt Commitment Letter or the definitive documents related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing (but excluding ordinary course negotiations) or (y) there is a reasonable likelihood that the Financing will not be available for any reason on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or any Definitive Agreements, in each case, in an amount sufficient, when taken together with the available portion of the Financing and all other available sources of funding to Parent and New Wildlife, to pay the Financing Amounts. As soon as reasonably practicable, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence.

(f)Notwithstanding the foregoing or anything else in this Agreement to the contrary, compliance by Parent with this Section 5.22 shall not relieve Parent of its obligations to consummate the Contemplated Transactions whether or not the Financing or any Alternative Financing is available. Parent acknowledges and agrees that the receipt or availability of any debt, equity or other financing to it or New Wildlife is not a condition to the consummation of the Contemplated Transactions, and that if no such financing is obtained, Parent and New Wildlife will continue to be obligated, subject only to the satisfaction or waiver of the conditions set forth in Section 6, to consummate the Contemplated Transactions.

(g)To the extent Parent or New Wildlife obtains Alternative Financing, makes an Alternative Debt Financing Election pursuant to an Alternative Debt Financing Event or amends, replaces, supplements, terminates, modifies or waives any of the Financing, in each case pursuant to this Section 5.22 and without any Prohibited Modification, references to the “Financing,” “Debt Financing Sources,” and “Debt Commitment Letter,” “Definitive Agreements” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing or Alternative Debt Commitments, the commitments thereunder and the agreements with respect thereto or the Financing as so amended, restated, replaced, supplemented, terminated, modified or waived (other than with respect to representations in this Agreement made by Parent that are made solely as of the date hereof), respectively.

5.23    Financing Cooperation.

(a)Prior to Closing, the Company shall use its reasonable best efforts, and shall cause its Subsidiaries to use reasonable best efforts, and each of them shall use their reasonable best efforts to cause their respective Representatives to use their reasonable best efforts, to provide customary cooperation, to the extent reasonably requested by Parent or New Wildlife, necessary for the arrangement of the Financing, or the financing contemplated by the Alternative Debt Commitments or any other financing arrangements (including any equity or equity-linked financing consummated in accordance with Section 4.2(d)(ii)), and, in such instance, the term “Financing” hereunder shall include such alternative financings, in each case, subject to Parent’s and New Wildlife’s Reimbursement Obligations. Such assistance shall include, without limitation:

(i)participating (and causing senior management and Representatives of the Company to participate) in a reasonable number of meetings, presentations, road shows and due diligence sessions and other customary syndication activities in respect of the Financing;

(ii)furnishing Parent, New Wildlife and the Debt Financing Sources, as promptly as practicable (A)(X)(I) in the case of any audited financial statements of RE/MAX Holdings, Inc., a Delaware corporation, as promptly as reasonably practicable but in no event more than seventy- five (75) days after the end of the relevant fiscal year and (II) in the case of any unaudited quarterly financial statements, as promptly as reasonably practicable but in no event more than forty (40) days after the end of the relevant fiscal quarter, and (Y) all Required Financial Information (which shall be Compliant as of the Closing) (provided, that the filing of the required financial statements on Form 10-K, Form 10-Q, Form 6-K or Form 8-K by the Company will be deemed to satisfy the applicable requirements of the foregoing clauses (X) or (Y), as applicable, so long as a subsequent Form 8-K, Item 4.02 has not been filed with respect to the financial statements included therein), (B) all financial statements, schedules, financial data, audit reports and other information regarding the Company and its Subsidiaries that are reasonably requested by Parent or New Wildlife to the extent that such information is of the type that would be required by Regulation S-K or Regulation S-X under the Securities Act for a registered underwritten offering, Rule 144A offering or private placement of debt securities contemplated to be issued in lieu of any facility under the Financing and (C) such other pertinent information regarding the Company and its Subsidiaries (including information regarding the business, operations and financial projections thereof) as may be reasonably requested by Parent or New Wildlife and customarily required to assist in the preparation of bank information memoranda, lenders’ presentations, offering memoranda, prospectuses, prospectus supplements, and other customary marketing materials relevant to the Financing, including a customary confidential information memorandum or other customary information documents used in the Financing; provided, that nothing in clause (ii)(B) or (ii)(C) shall require the provision of any Excluded Information;

(iii)using reasonable best efforts to cause the independent auditors of the Company to assist and cooperate with Parent and New Wildlife in connection with the Financing, including by (A) obtaining any required consent of such auditors for use of their audit reports in any offering materials relating to any such Financing, and the provision of customary “comfort” letters (including “negative assurance” and change period comfort) with respect to financial information relating to the Company and its Subsidiaries and (B) attending accounting due diligence sessions;

(iv)using reasonable best efforts to cause senior management of the Company, with appropriate seniority and expertise, to assist in preparation of, and to participate in, a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and buyers of, the Financing), presentations, road shows, sessions with rating agencies, due diligence sessions, drafting sessions and sessions between senior management and the Debt Financing Sources in connection with the Financing, in each case at reasonable times and with reasonable advance notice, and in each case which shall be virtual unless otherwise agreed to by the Company;

(v)furnishing Parent, New Wildlife and the Debt Financing Sources, promptly and, in any event, at least four (4) Business Days prior to Closing, with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent or New Wildlife at least nine (9) Business Days prior to Closing, in accordance with the requirements of the Debt Financing Sources, relating to applicable “know your customer” and AML Laws;

(vi)(A) assisting in the preparation, execution and delivery of the Definitive Agreements, including any credit agreement, guarantee and collateral documents, pledge and security documents, customary closing certificates and documents and back-up therefor and for legal opinions in connection with the Financing (including executing and delivering a solvency certificate from the chief financial officer or treasurer (or other comparable officer) of the Company (in the form attached as Annex I to Exhibit B to the Debt Commitment Letter)) and other customary documents as may reasonably be requested by Parent or the Debt Financing Sources and (B) facilitating the pledging of, granting of security interests in and liens on collateral in connection with the Financing;

(vii)(A) using reasonable best efforts to provide assistance with the preparation of materials for, as applicable, rating agency presentations, offering memoranda, prospectuses or prospectus supplements, bank information memoranda, syndication memoranda, lender presentations and other customary marketing materials required in connection with the Financing, (B) using reasonable best efforts to provide reasonable cooperation with the due diligence efforts of the Debt Financing Sources to the extent reasonable and customary (and, to the extent applicable, subject to the limitations contained in this Agreement) and (C) providing customary authorization letters with respect to the Company authorizing the distribution of information to prospective lenders and investors (including, to the extent applicable, customary 10b-5 and material non-public information representations) and customary certificates;

(viii)  filing a Current Report on Form 8-K, if, in connection with the marketing efforts contemplated by any Debt Financing Sources in connection with the Financing, Parent or New Wildlife reasonably requests the Company to furnish or file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and its Subsidiaries or their respective securities, which information is necessary or desirable (as reasonably agreed by Parent and the Company) to include in customary offering documents or marketing materials for any Financing; and

(ix)facilitating the taking, no earlier than the Closing, of customary corporate, limited liability company, partnership or other similar actions reasonably requested by Parent to permit the consummation of the Financing (provided that no such action shall be required of persons who are officers or directors of the Company or its Subsidiaries or any of their respective Affiliates prior to the First Merger Effective Time who will not be continuing in such capacities thereafter).

(b)The foregoing notwithstanding, none of the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 5.23, including with respect to any Encumbrance on any assets of the Company or its Subsidiaries in connection with the Financing, that would: (i) require the Company or its Subsidiaries or any of their respective

Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement that would be effective prior to the Closing Date or that is not contingent upon the Closing (except (I) the authorization letters set forth in clause (a)(vii)(C) above, (II) the “know-your- customer” and anti-money laundering documents contemplated by clause (a)(v) above and (III) to approve regulatory filings relating to the Company or its Subsidiaries in connection with the Financing (clauses (I) through (III), collectively, the “Pre-Closing Financing Deliverables”) (for the avoidance of doubt, any persons who are officers or directors of the Company or its Subsidiaries or any of their respective Affiliates prior to the First Merger Effective Time who will not be continuing in such capacities thereafter shall not be required to pass any resolutions or consents to approve or authorize the execution of the Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement in connection with the Financing other than the Pre-Closing Financing Deliverables), (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (iii) require the Company or any of its Subsidiaries to pay any commitment or other similar fee, (iv) reasonably be expected to cause any director, officer, employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (v) reasonably be expected, in the reasonable judgment of the Company, to conflict with the Company Governing Documents, any Legal Requirements or any Material Contract or obligations of confidentiality (not created in contemplation hereof) binding on the Company or any of its Subsidiaries, (vi) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Material Contract to which the Company or any of its Subsidiaries is a party (other than any Material Contract entered into in contemplation hereof), (vii) provide access to or disclose information that the Company or any of its Subsidiaries determines in good faith would jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Subsidiaries, (viii) require the delivery of any opinion of counsel, (ix) require the Company to prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice (other than, for the avoidance of doubt, the Required Financial Information), (x) require the preparation or delivery of any Excluded Information (other than, for the avoidance of doubt, as contemplated by this Section 5.23(b)), (xi) unreasonably interfere with the conduct of the ongoing business of the Company, (xii) create a risk of damage or destruction to any property or assets of the Company, (xiii) cause any condition to the Closing set forth herein to not be satisfied or otherwise cause any breach of this Agreement or (xiv) require the change of any fiscal period of the Company or any of its Subsidiaries. Nothing contained in this Section 5.23 or otherwise shall require the Company or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Financing. Parent shall, promptly on request by the Company, reimburse the Company or any of its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by them or their respective Representatives in connection with such cooperation and shall reimburse, indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them pursuant to this Section 5.23 or otherwise at the request of Parent, New Wildlife or their respective Representatives in connection with the Financing and any information used in connection therewith, except to the extent that any of the foregoing is determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the (x) bad faith, gross negligence or willful misconduct of the Company or any of its representatives or (y) financial statements, financial information or other materials prepared prior to the date hereof or, after the date hereof, that the Company would have prepared in the ordinary course of business (such reimbursement, indemnification, and hold harmless obligations described in this sentence, the “Parent Reimbursement Obligations”).

(c)The parties acknowledge and agree that the provisions contained in this Section 5.23 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent or New Wildlife with respect to the Contemplated Transactions and the transactions contemplated by the Debt Commitment Letter, and no other provision of this Agreement (including the annexes, exhibits and schedules hereto) or the Debt Commitment Letter shall be deemed to expand or modify such obligations. Notwithstanding anything to the contrary in this Agreement, a breach of the obligations of the Company or its Subsidiaries under Section 5.23(a) may not be asserted by Parent, New Wildlife or any of their respective Affiliates or Representatives as the basis for (x) the conditions set forth in Section 6.2(a) or Section 6.2(b) not being satisfied; or (y) the termination of this Agreement pursuant to Section 7.1(g), if the Financing has been funded or is reasonably expected to be funded if the date of such assertion was the Closing Date.

(d)Parent and New Wildlife shall ensure that all nonpublic or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent, New Wildlife or their respective Representatives pursuant to this Section 5.23 shall be kept confidential and used only in accordance with and otherwise treated as provided in the Confidentiality Agreement and the Clean Team Agreement.

(e)The Company shall, and shall cause its Affiliates to, supplement to Required Financial Information on a reasonably current basis to the extent that any such Required Financial Information, to the Knowledge of the Company, is not Compliant.

5.24    Termination of Indebtedness.

(a)The Company shall, with respect to the Company Credit Agreement, use its reasonable best efforts to obtain executed copies of a customary payoff letter (the “Payoff Letter”) and at least three (3) Business Days prior to the Closing Date, a draft of the Payoff Letter. The Payoff Letter shall (A) provide for the payment and/or cancellation in full of the total amount of indebtedness due to such agent, lender and/or creditor as of the Closing (including accrued interest and any termination fees, prepayment fees, breakage costs, premiums, make-whole payments or penalties or other amounts due as a result of the consummation of the Contemplated Transactions) and any commitments thereunder, and (B) provide that all guarantee obligations and liens related to such indebtedness, automatically upon the payment of the amount set forth in the Payoff Letter at or prior to the Closing, be released, discharged and terminated, and (C) be in customary form and substance.

(b)Contemporaneously with the Closing, Parent and New Wildlife shall pay (or cause to be paid) to lenders under the Company Credit Agreement, the amount specified in the Payoff Letter with respect thereto (including after giving effect to any per diem amount specified therein, to the extent applicable) in cash in immediately available funds to the bank account(s) specified therein to discharge all obligations of the Company and its Subsidiaries outstanding under the Company Credit Agreement and to terminate the commitments thereunder.

5.25    Resignation of Directors.

The Company shall use reasonable best efforts to obtain and deliver to Parent prior to the Closing Date (to be effective as of the First Merger Effective Time) the resignation of each director of the Company (in each case, in their capacities as directors, and not employees).

5.26    Rhino Merger; TRA Termination Agreement.

The Company shall not amend, modify, waive or terminate, or take any action that has the effect of amending, modifying, waiving or terminating, or otherwise adversely affecting the Company’s rights under, or grant any consent under (including any consent to any assignment or transfer under), any provision of the Rhino Merger Agreement or the TRA Termination Agreement, in each case, without the prior written consent of Parent; provided, however, that the Company may, without Parent’s prior written consent, make in good faith amendments, modifications or waivers that are not adverse to Parent and do not affect the economic terms or other material terms of the Rhino Merger Agreement or the TRA Termination Agreement, as applicable. The Company shall perform all of its obligations under the Rhino Merger Agreement and the TRA Termination Agreement in all material respects and shall enforce all of its rights under each such agreement in accordance with its terms in all material respects. If any party to the Rhino Merger Agreement or the TRA Termination Agreement breaches any provision of such agreement, the Company shall promptly use its reasonable best efforts to seek specific performance of the terms of such agreement. Without the prior written consent of Parent, the Company shall not make a determination that any of the closing conditions set forth in Section 6.1(a) or Section 6.1(d) of the Rhino Merger Agreement have not been satisfied unless the failure of such condition would have a Material Adverse Effect of the Company if the Rhino Merger were consummated.

5.27    Matters relating to New Wildlife

Immediately prior to the Arrangement Effective Time, the shares of New Wildlife Common Stock held by Parent shall be cancelled for no consideration.

5.28    Matters relating to Bidco

New Wildlife and Bidco agree that Bidco (and any successor company) shall not be liquidated or dissolved until at least one year following the Closing Date.

5.29    U.S. Securities Law Matters relating to the Arrangement

The parties agree that the Arrangement will be carried out with the intention that, and will use their commercially reasonable efforts to ensure that, all shares of Bidco issued pursuant to the Arrangement will be issued by Bidco in reliance on the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) thereunder and pursuant to exemptions from applicable state securities laws. In order to ensure the availability of the exemption under Section 3(a)(10) of the Securities Act and to facilitate Bidco’s compliance with other securities laws, the parties agree that the Arrangement will be carried out on the following basis:

(a)the Court will be asked to approve the procedural and substantive fairness of the Arrangement;

(b)pursuant to Section 5.4, the Arrangement Court will be advised of the intention of the parties to rely upon the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) thereof with respect to the issuance of the shares of Bidco prior to the hearing required to approve the procedural and substantive fairness of the Arrangement to the shareholders of Parent to whom the shares of Bidco will be issued;

(c)the Arrangement Court will be advised prior to the hearing to approve the Interim Order that its approval of the Arrangement will be relied upon as a determination that the Court has satisfied itself as to the procedural and substantive fairness of the Arrangement to all shareholders of Parent who are entitled to receive shares of Bidco pursuant to the Arrangement;

(d)Parent will ensure that each Person entitled to receive the shares of Bidco pursuant to the Arrangement will be given adequate notice, in a timely manner, advising them of their right to attend the hearing of the Arrangement Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(e)each Person entitled to receive the shares of Bidco will be advised that the shares of Bidco issued pursuant to the Arrangement have not been and will not be registered under the Securities Act and will be issued by Bidco in reliance on the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) thereof, and that certain restrictions on resale under securities laws may be applicable with respect to such securities;

(f)the Interim Order will specify that each Person entitled to receive shares of Bidco pursuant to the Plan of Arrangement will have the right to appear before the Court at the hearing of the Court to give approval to the Arrangement so long as they enter an appearance within a reasonable time; (g)the Arrangement Court will hold a hearing approving the fairness of the Arrangement before issuing the Final Order; and

(h)the Final Order will expressly state that the Arrangement serves as the basis of a claim to the exemption under Section 3(a)(10) of the Securities Act from the registration requirements otherwise imposed by the Securities Act regarding the issuance and exchange of securities pursuant to the Plan of Arrangement and is approved by the Court as being substantively and procedurally fair to the shareholders of Parent.

Section 6.CONDITIONS PRECEDENT TO CONSUMMATION OF THE ARRANGEMENT AND THE MERGERS

6.1	Conditions to Obligations of Each Party.

The obligations of New Wildlife, Parent, Merger Sub I, Merger Sub II, Bidco and the Company to effect the Arrangement and the Mergers and otherwise consummate the Contemplated Transactions are subject to the satisfaction (or waiver by written agreement of Parent and the Company), at or prior to the Closing, of each of the following conditions:

(a)The Registration Statement shall have been declared effective by the SEC and shall not be the subject of any stop order or pending proceeding by the SEC seeking a stop order. (b)The New Wildlife Common Stock to be issued in the Arrangement and the Mergers shall have been approved for listing (subject to official notice of issuance) on the Nasdaq.

(c)The Company shall have obtained the Required Company Stockholder Vote.

(d)Parent shall have obtained the Required Parent Shareholder Vote.

(e)(i) The waiting period applicable to the Mergers pursuant to the HSR Act (and any extension thereof including any agreement with any Governmental Body to delay the Closing entered into in connection therewith) shall have expired or otherwise been terminated and (ii) any applicable waiting periods (and extensions thereof), consents or approvals required under any applicable Legal Requirement as set forth on Section 6.1(e) of the Company Disclosure Schedule or Section 6.1(e) of the Parent Disclosure Schedule shall have expired, been terminated or obtained, as the case may be, in each case, without the imposition of a Burdensome Condition.

(f)No Order issued by any Governmental Body or applicable Legal Requirements (collectively, “Restraints”), in either case, in the United States, Canada or any jurisdiction set forth in Section 6.1(e) of the Company Disclosure Schedule or Section 6.1(e) of the Parent Disclosure Schedule (the “Applicable Jurisdictions”), shall be in effect imposing a Burdensome Condition or enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Mergers or the Arrangement.

(g)Each of the Interim Order and the Final Order shall have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to either Parent or the Company, each acting reasonably, on appeal or otherwise.

(h)The consummation of the Rhino Merger shall have occurred.

(i)The TRA Termination Agreement remains in full force and effect.

6.2	Additional Conditions to Obligations of Parent, New Wildlife, Merger Sub I, Merger Sub II and Bidco.

The obligations of Parent, New Wildlife, Merger Sub I, Merger Sub II and Bidco to effect the Mergers and the Arrangement and otherwise consummate the Contemplated Transactions are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

(a)(i) The representation and warranty of the Company set forth in Section 2.8(a) (Absence of Changes) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; (ii) the representations and warranties of the Company set forth in Section 2.2(a) (Capitalization; Subsidiaries) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct only as of such particular date or with respect to such period of time), except, in the case of this clause (ii), for any inaccuracies that are de minimis; (iii) the representations and warranties of the Company set forth in the first sentence of Section 2.1 (Organization; Qualification), Section 2.2(b) (Capitalization; Subsidiaries), Section 2.3 (Authority), Section 2.20 (Takeover Statutes), Section 2.21 (Vote Required) and Section 2.23 (Advisors’ Fees) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and (iv) the other representations and warranties of the Company set forth in Section 2 (without giving effect to any qualification as to “materiality,” “in all material respects,” “Material Adverse Effect on the Company” or similar qualifiers contained in such representations and warranties) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct only as of such particular date or with respect to such period of time), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or results from the consummation of the Rhino Merger.

(b)The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)Parent shall have received a certificate executed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been duly satisfied.

(d)Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company.

(e)Parent shall have received the written opinion of Willkie Farr & Gallagher LLP (or other nationally recognized Tax counsel reasonably acceptable to the Company) (“Parent Tax Counsel”), in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, which opinion concludes (subject to customary assumptions, qualifications and representations, and on the basis of facts, representations and assumptions set forth or referred to in such opinion) that (1) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (2) the Mergers, taken together, the Exchange and the Rhino Merger will together qualify as a transaction described in Section 351 of the Code. In rendering such opinion, Parent Tax Counsel may rely upon representations contained in certificates of officers of Parent and the Company delivered pursuant to Section 5.18(a) and 5.18(b).

6.3	Additional Conditions to Obligations of the Company.

The obligations of the Company to effect the Mergers and the Arrangement and otherwise consummate the Contemplated Transactions are subject to the satisfaction (or waiver by Company), at or prior to the Closing, of each of the following conditions:

(a)(i) The representation and warranty of Parent set forth in Section 3.10(a) (Absence of Changes) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; (ii) the representations and warranties of Parent set forth in Section 3.2(a) (Capitalization; Subsidiaries) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct only as of such particular date or with respect to such period of time), except, in the case of this clause (ii), for any inaccuracies that are de minimis; (iii) the representations and warranties of Parent set forth in the first sentence of Section 3.1 (Organization; Qualification), Section 3.2(b) (Capitalization; Subsidiaries), Section 3.3 (Authority), Section 3.25 (Vote Required), Section 3.24 (Takeover Statutes) and Section 3.27 (Advisors’ Fees) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and (iv) the other representations and warranties of Parent set forth in Section 3 (without giving effect to any qualification as to “materiality,” “in all material respects,” “Material Adverse Effect on Parent” or similar qualifiers contained in such representations and warranties) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct only as of such particular date or with respect to such period of time), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b)The covenants and obligations in this Agreement that Parent is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)The Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent confirming that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been duly satisfied.

(d)Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Parent.

(e)The Company shall have received the written opinion of Morrison & Foerster (or other nationally recognized Tax counsel reasonably acceptable to the Company) (“Company Tax Counsel”), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, which opinion concludes (subject to customary assumptions, qualifications and representations, and on the basis of facts, representations and assumptions set forth or referred to in such opinion) that (1) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (2) the Mergers, taken together, the Exchange and the Rhino Merger will together qualify as a transaction described in Section 351 of the Code. In rendering such opinion, Company Tax Counsel may rely upon representations contained in certificates of officers of Parent and the Company delivered pursuant to Section 5.18(a) and Section 5.18(b).

Section 7.TERMINATION

7.1	Termination.

This Agreement may be terminated prior to the Arrangement Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote) by written notice of the terminating party to the other parties:

(a)by mutual written consent of Parent and the Company;

(b)by either Parent or the Company, if the Arrangement and the Mergers shall not have been consummated by 11:59 p.m. (Mountain time) on January 26, 2027 (as such date may be extended pursuant to the provisos in sub-clause (i) or as mutually agreed to by the Company and Parent in writing, the “End Date”); provided, however, that: (i) if, at such time, one or more of the conditions to the Mergers set forth in (A) Section 6.1(e) (HSR) or (B) Section 6.1(f) (Restraints) (if, in the case of clause (B), the Order relates to the HSR Act or any applicable Legal Requirement set forth on Section 6.1(f) of the Company Disclosure Schedule) shall not have been satisfied, but all other conditions set forth in Section 6 shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied or waived at such time) or waived, then the End Date shall automatically be extended to 11:59 p.m. (Mountain time) on March 12, 2027; provided, further, that if, as of such extended time, one or more of the conditions to the Mergers set forth in (A) Section 6.1(e) (HSR) or (B) Section 6.1(f) (Restraints) (if, in the case of clause (B), the Order relates to the HSR Act or any applicable Legal Requirement set forth on Section 6.1(f) of the Company Disclosure Schedule) shall not have been satisfied, but all other conditions set forth in Section 6 shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied or waived at such time) or waived, then the End Date shall automatically be extended to 11:59 p.m. (Mountain time) on April 26, 2027; and (ii) a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the failure to consummate the Mergers by the End Date is primarily attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Arrangement Effective Time in breach of such party’s obligations hereunder;

(c)by either the Company or Parent, if any Restraint in the United States or any Applicable Jurisdiction having the effect set forth in Section 6.1(f) (Restraints) shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used the required efforts to prevent the entry of and to remove such Restraint in accordance with its covenants or agreements under this Agreement; and provided, further, that no party shall be permitted to invoke this Section 7.1(c) if such party’s failure to comply with its covenants or agreements under this Agreement is the primary cause of the failure of Section 6.1(f) (Restraints) to be satisfied;

(d)by either the Company or Parent if:

(i)the Required Company Stockholder Vote shall not have been obtained upon a vote taken thereon at the duly convened Company Stockholders’ Meeting or at any adjournment or postponement thereof, in each case at which a vote on obtaining the Required Company Stockholder Vote was taken; provided, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to the Company if the Company’s failure to perform any of its obligations under this Agreement is the principal cause of the failure to obtain the Required Company Stockholder Vote; or

(ii)the Required Parent Shareholder Vote shall not have been obtained upon a vote taken thereon at the duly convened Parent Shareholders’ Meeting or at any adjournment or postponement thereof, in each case at which a vote on obtaining the Required Parent Shareholder Vote was taken; provided, that the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) shall not be available to Parent if Parent’s failure to perform any of its obligations under this Agreement is the principal cause of the failure to obtain the Required Parent Shareholder Vote;

(e)by the Company if:

(i)at any time prior to the receipt of the Required Company Stockholder Vote, in order to enter into an Acquisition Agreement in accordance with Section 4.3(b)(v)(F) with respect to a Superior Proposal;

(ii)at any time prior to the receipt of the Required Parent Shareholder Vote, there shall have been a Change in Parent Recommendation; or

(iii)Parent fails to hold the Parent Shareholders’ Meeting in accordance with the timing requirements set forth in Section 5.4(a)(i) (taking into account any applicable timing adjustments as set forth in Section 5.4(b)) or fails to pursue the Final Order in accordance with the timing requirements of Section 5.5; or

(iv)Parent knowingly and intentionally breaches Section 4.3(a) in any material respect, in which case Company may terminate at any time prior to the receipt of the Required Parent Shareholder Vote.

(f)by Parent if:

(i)at any time prior to the receipt of the Required Company Stockholder Vote, there shall have been a Change in Company Recommendation;

(ii)the Company fails to hold the Company Stockholders’ Meeting in accordance with the timing requirements set forth in Section 5.2(a)(i) (taking into account any applicable timing adjustments as set forth in Section 5.2(b)); or

(iii)the Company knowingly and intentionally breaches Section 4.3(a) in any material respect, or any Person named in Section 7.1(f)(iii) of the Company Disclosure Schedule knowingly and intentionally breaches Section 5(a) of the Company Voting and Support Agreement in any material respect, in which case Parent may terminate at any time prior to the receipt of the Required Company Stockholder Vote.

(g)by Parent if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of any condition set forth in Section 6.2(a) or Section 6.2(b) and (B) cannot be cured by the End Date or, if curable, is not cured within the earlier of (x) thirty (30) days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(g) and (y) the End Date and the basis for such termination; provided, however, Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if Parent itself is in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied; or

(h)by the Company if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of any condition set forth in Section 6.3(a) or Section 6.3(b) and (B) cannot be cured by the End Date or, if curable, is not cured within the earlier of (x) thirty (30) days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(h) and (y) the End Date and the basis for such termination; provided, however, the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if the Company itself is in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied.

7.2	Effect of Termination.

If this Agreement is validly terminated as provided in Section 7.1, all further obligations of the parties under this Agreement shall terminate, this Agreement shall be of no further force or effect and there shall be no Liability on the part of New Wildlife, the Company, Parent, Merger Sub I, Merger Sub II, Bidco or any of their respective stockholders or shareholders, Affiliates or Representatives; provided, however, that: (a) the last sentence of Section 4.1(a), Section 5.23(d), this Section 7.2, Section 7.3, Section 8 and the Parent Reimbursement Obligations set forth in Section 5.23(b) shall survive the termination of this Agreement and shall remain in full force and effect; (b) the Confidentiality Agreement and the Clean Team Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their terms; and (c) the termination of this Agreement shall not relieve any party from any Liability or damages arising out of such party’s fraud or any knowing and intentional breach of any covenant or obligation contained in this Agreement. For purposes of this Agreement, “knowing and intentional breach” means a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows that it would, or would reasonably be expected to, be or cause a material breach of this Agreement; provided, that notwithstanding the foregoing, the failure of a party hereto to consummate the Contemplated Transactions when the conditions set forth in Section 6 have been satisfied or waived and such party is obligated to effectuate the Closing pursuant to Section 1.5 will, in and of itself, constitute a knowing and intentional breach; and “fraud” means actual and intentional common law fraud under Delaware law in the making of the representations and warranties set forth in Section 2 or Section 3 of this Agreement, and shall not include constructive or equitable fraud or negligent misrepresentation or negligent omission.

7.3	Expenses; Termination Fees.

(a)Except as set forth in Section 5.11 or this Section 7.3, all fees and expenses incurred in connection with this Agreement or any of the Contemplated Transactions shall be paid by the party incurring such fees and expenses, whether or not the Mergers are consummated.

(b)If this Agreement (A) is terminated by the Company or Parent pursuant to Section 7.1(d)(i), and an Acquisition Proposal with respect to the Company shall have been publicly announced after the date of this Agreement and shall not have been publicly withdrawn prior to the Company Stockholders’ Meeting; and (B) within twelve (12) months after such termination, the Company enters into a definitive Acquisition Agreement for an Acquisition Proposal that is later consummated or consummates an Acquisition Proposal (with, for purposes of this Section 7.3(b), all percentages included in the definition of “Acquisition Proposal” being deemed to be references to “50.1%”), then the Company shall pay to Parent the Company Termination Fee in cash.

(c)If this Agreement (A) is terminated by the Company or Parent pursuant to Section 7.1(d)(ii), and an Acquisition Proposal with respect to Parent shall have been publicly announced after the date of this Agreement and shall not have been publicly withdrawn prior to the Parent Shareholders’ Meeting; and (B) within twelve (12) months after such termination, Parent enters into a definitive Acquisition Agreement for an Acquisition Proposal that is later consummated or consummates an Acquisition Proposal (with, for purposes of this Section 7.3(c), all percentages included in the definition of “Acquisition Proposal” being deemed to be references to “50.1%”), then Parent shall pay to Company the Parent Termination Fee in cash.

(d)If this Agreement is terminated by the Company pursuant to Section 7.1(e)(i), then the Company shall pay to Parent the Company Termination Fee in cash.

(e)If this Agreement is terminated by the Company pursuant to Section 7.1(e)(ii), Section 7.1(e)(iii) or Section 7.1(e)(iv), then Parent shall pay to the Company the Parent Termination Fee in cash.

(f)If this Agreement is terminated by Parent pursuant to Section 7.1(f)(i), Section 7.1(f)(ii) or Section 7.1(f)(iii), then the Company shall pay to Parent the Company Termination Fee in cash.

(g)If this Agreement (A) is terminated by Parent pursuant to Section 7.1(g), and an Acquisition Proposal with respect to the Company shall have been publicly announced after the date of this Agreement and shall not have been publicly withdrawn prior to the date of termination; and (B) within twelve (12) months after such termination, the Company enters into a definitive Acquisition Agreement for an Acquisition Proposal that is later consummated or consummates an Acquisition Proposal (with, for purposes of this Section 7.3(g)), all percentages included in the definition of “Acquisition Proposal” being deemed to be references to “50.1%”), then the Company shall pay to Parent the Company Termination Fee in cash.

(h)If this Agreement (A) is terminated by the Company pursuant to Section 7.1(h) (other than in circumstances in which a Parent Regulatory Termination Fee is payable pursuant to Section 7.3(i)) and an Acquisition Proposal with respect to the Parent shall have been publicly announced after the date of this Agreement and shall not have been publicly withdrawn prior to the date of termination; and (B) within twelve (12) months after such termination, Parent enters into a definitive Acquisition Agreement for an Acquisition Proposal that is later consummated or consummates an Acquisition Proposal (with, for purposes of this Section 7.3(h), all percentages included in the definition of “Acquisition Proposal” being deemed to be references to “50.1%”), then Parent shall pay to the Company the Parent Termination Fee in cash.

(i)If (i) the Company terminates this Agreement pursuant to Section 7.1(h) (solely to the extent such termination relates to a breach under Section 5.11 (Efforts) resulting in the failure to satisfy the conditions set forth in Section 6.1(e) or Section 6.1(f)), (ii) the Company or Parent terminates this Agreement pursuant to Section 7.1(b) (End Date), and at the time of such termination, (x) one or more of the conditions set forth in Section 6.1(e) or Section 6.1(f) (with respect to Section 6.1(f), solely as a result of a Restraint entered or issued by a Governmental Body pursuant to any antitrust and competition Legal Requirement) has not been satisfied or waived and (y) all of the other conditions set forth in Section 6.1, Section 6.2 and Section 6.3 have been satisfied or waived (except for those conditions that are to be satisfied at the Closing) or (iii) the Company or Parent terminates this

Agreement pursuant to Section 7.1(c) (solely to the extent such termination relates to a Restraint entered or issued by a Governmental Body pursuant to any antitrust and competition Legal Requirement), then Parent shall pay the Company the Parent Regulatory Termination Fee in cash.

(j)Any Company Termination Fee required to be paid to Parent pursuant to (i) Section 7.3(b) or Section 7.3(g) shall be paid by the Company contemporaneously with the consummation of the Acquisition Proposal contemplated by Section 7.3(b) or Section 7.3(g), as applicable, (ii) Section 7.3(d), substantially concurrently with such termination, or (iii) Section 7.3(f) shall be paid by the Company promptly and in any event within two (2) Business Days after such termination.

(k)Any Parent Termination Fee or Parent Regulatory Termination Fee, as applicable required to be paid to the Company pursuant to (i) Section 7.3(c) or Section 7.3(h) shall be paid by Parent contemporaneously with the consummation of the Acquisition Proposal contemplated by Section 7.3(c) or Section 7.3(h), as applicable or (ii) Section 7.3(e) or Section 7.3(i) shall be paid by Parent promptly and in any event within two (2) Business Days after such termination.

(l)In no event shall the Company be required to pay the Company Termination Fee under this Section 7.3 on more than one occasion, whether or not such fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. In no event shall Parent be required to pay the Parent Termination Fee or Parent Regulatory Termination Fee under this Section 7.3 on more than one occasion, nor shall Parent be required to pay both the Parent Termination Fee and the Parent Regulatory Termination Fee, whether or not such fees may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(m)The Company and Parent agree that the agreements contained in this Section 7.3 are an integral part of the Contemplated Transactions and that each of the Company Termination Fee, the Parent Termination Fee, the Parent Regulatory Termination Fee and the Parent Reimbursement Obligations is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which the Company Termination Fee, the Parent Termination Fee, the Parent Regulatory Termination Fee or the Parent Reimbursement Obligations, as applicable, is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers.

(n)If the Company receives the full payment of both (i) the Parent Termination Fee or the Parent Regulatory Termination Fee, as applicable, and (ii) the Parent Reimbursement Obligations from (or on behalf of) Parent pursuant to this Section 7.3, the receipt by the Company of both (i) the Parent Termination Fee or the Parent Regulatory Termination Fee, as applicable, and (ii) the Parent Reimbursement Obligations, shall be the sole and exclusive remedy for any and all losses, Liabilities, costs, expenses or damages suffered by the Company, or any of its Affiliates, directors, officers and employees or their respective Representatives, in connection with this Agreement (and any breach or termination hereof), the Mergers, the Arrangement and the other Contemplated Transactions (and the failure to consummate or abandonment thereof), and any claims or actions under applicable Legal Requirement arising out of any such breach, termination, failure or abandonment or any matter forming the basis therefor (provided, that the foregoing limitation shall not apply to (x) Section 7.3(q), (y) any breach of the Confidentiality Agreement or the Clean Team Agreement or (z) any fraud by Parent).

(o)If Parent receives the full payment of the Company Termination Fee from (or on behalf of) the Company pursuant to this Section 7.3, the receipt by Parent of the Company Termination Fee shall be the sole and exclusive remedy for any and all losses, Liabilities, costs, expenses or damages suffered by Parent, or any of its Affiliates, directors, officers, employees or their respective Representatives, in connection with this Agreement (and any breach or termination hereof), the Mergers, the Arrangement and the other Contemplated Transactions (and the failure to consummate or abandonment thereof), and any claims or actions under applicable Legal Requirement arising out of any such breach, termination, failure or abandonment or any matter forming the basis therefor (provided, that the foregoing limitation shall not apply to (x) Section 7.3(q), (y) any breach of the Confidentiality Agreement or Clean Team Agreement, or (z) any fraud by the Company).

(p)In no event shall either the Company or Parent be entitled to receive both specific performance to cause the Closing to occur and payment of the Parent Termination Fee, the Parent Regulatory Termination Fee, the Parent Reimbursement Obligations or the Company Termination Fee, as applicable.

(q)In the event that either the Company or Parent fails to timely pay the other the Company Termination Fee, the Parent Termination Fee, the Parent Regulatory Termination Fee or the Parent Reimbursement Obligations, as applicable, when due pursuant to this Section 7.3 and Parent or the Company, as applicable, commences litigation to seek all or a portion of the amounts payable under this Section 7.3, and it prevails in such litigation, it shall be entitled to receive, in addition to all amounts that it is otherwise entitled to receive under this Section 7.3, all reasonable, documented and out-of-pocket expenses (including documented and reasonable out-of-pocket attorneys’ fees of one outside counsel) which it has incurred in enforcing its rights hereunder, together with interest on the amount of the Parent Termination Fee, the Parent Regulatory Termination Fee, the Parent Reimbursement Obligations or Company Termination Fee, as applicable, from the date payment such amount was due to the date of actual payment at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment was required to be made.

Section 8.MISCELLANEOUS PROVISIONS

8.1	Amendment.

Subject to Section 8.13, this Agreement may be amended by New Wildlife, the Company, Parent, Merger Sub I, Merger Sub II and Bidco at any time prior to the First Merger Effective Time (whether before or after receipt of the Required Company Stockholder Vote or the Required Parent Shareholder Vote); provided, however, that after any such receipt of the Required Company Stockholder Vote or the Required Parent Shareholder Vote, no amendment shall be made which by applicable Legal Requirements requires further approval of the stockholders of the Company or shareholders of Parent, as the case may be, without the further approval of such stockholders/shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.2	Waiver.

No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.3	No Survival of Representations and Warranties.

None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the consummation of the Mergers. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement and the Clean Team Agreement shall survive the consummation of the Mergers in accordance with their respective terms.

8.4	Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery.

This Agreement (including all Exhibits hereto), the Confidentiality Agreement and the Clean Team Agreement constitute the entire agreement among the parties regarding the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. The Company Disclosure Schedule and the Parent Disclosure Schedule are “facts ascertainable” as that term is used in Section 251(b) of the DGCL and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms of this Agreement.

8.5	Applicable Legal Requirements; Jurisdiction; Waiver of Jury Trial.

(a)This Agreement, and any action, suit or other Legal Proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any of the Contemplated Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles or any borrowing statute of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies, except to the extent mandatorily governed by the Province of British Columbia and the federal laws of Canada applicable therein, including the provisions relating to the Arrangement and the Plan of Arrangement. In any action, suit or other Legal Proceeding between any of the parties arising out of or relating to this Agreement, any of the Contemplated Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chosen Court; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Court; and (iii) agrees that it will not bring any such action in any court other than the Chosen Court. Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 8.9 shall be effective service of process for any such action.

(b)EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS (INCLUDING THE FINANCING AND THE DEBT COMMITMENT LETTER). EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

8.6	Disclosure Schedules.

The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2 (or any other applicable provision of this Agreement) and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify (a) the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2 (or any other applicable provision of this Agreement), and (b) any other representation or warranty, where it is reasonably apparent that such information relates or is relevant to another representation or warranty. The Company shall not be entitled to update or modify the Company Disclosure Schedule after the execution and delivery of this Agreement, and any update or modification made or purported to have been made to the Company Disclosure Schedule after the execution and delivery of this Agreement shall be disregarded for all purposes under this Agreement. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3 (or any other applicable provision of this Agreement), and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify (i) the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 3 (or any other applicable provision of this Agreement), and (ii) any other representation or warranty where it is reasonably apparent that such information relates or is relevant to another representation or warranty. Parent shall not be entitled to update or modify the Parent Disclosure Schedule after the execution and delivery of this Agreement, and any update or modification made or purported to have been made to the Parent Disclosure Schedule after the execution and delivery of this Agreement shall be disregarded for all purposes under this Agreement.

8.7	[Reserved].
8.8	Assignability; Third-Party Beneficiaries.

(a)Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the parties hereto, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by the Company without Parent’s prior written consent shall be void and of no effect, except that, effective as of the Closing, Parent may make a collateral assignment of any or all of its rights under this Agreement to any Debt Financing Source or any agent or collateral trustee for the Debt Financing Sources in connection with the Financing; provided, that no such assignment shall relieve Parent of any of its obligations hereunder and Parent shall remain fully liable for the performance of all such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

(b)The parties to this Agreement hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other parties to this Agreement on the terms and subject to the conditions set forth in this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including, without limiting the generality of Section 8.4, the right to rely upon the representations and warranties set forth in this Agreement. Notwithstanding the foregoing, subject to Section 7.3(n), the following Persons shall be third-party beneficiaries of this Agreement, with rights of enforcement, as follows: (x) prior to the First Merger Effective Time, in accordance with Section 261(a)(1) of the DGCL, the Company shall have the right, on behalf of the Company’s stockholders and the stockholders of Rhino (each of which are third party beneficiaries of this Agreement solely to the extent required for this provision to be enforceable), to pursue damages in accordance with this Agreement (which should include, to the extent proven and awarded by a court of competent jurisdiction, the benefit of the bargain lost by the Company’s stockholders and the stockholders of Rhino) in the event that the Contemplated Transaction are not consummated due to fraud or a willful breach by Parent of this Agreement, it being agreed that in no event shall any such stockholders be entitled to enforce any of their rights, or any of Parent’s obligations, under this Agreement in the event of any such willful breach, but rather that the Company shall have the sole and exclusive right to do so as a representative for such stockholders of the Company (and upon receipt of any payment as a result thereof, the Company shall be entitled to retain the amount of such payments so received), (y) from and after the First Merger Effective Time, the Indemnified Persons and the other persons who are beneficiaries under any Existing Insurance Policy or the “tail” policy referred to in Section 5.10, shall be third party beneficiaries of and entitled to enforce Section 5.10, and (z) from and after the Closing, the Company’s stockholders, shall be third party beneficiaries or and entitled to enforce Section 1.

(c)Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 8.2 without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.9	Notices.

Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the second Business Day after being sent; (c) if sent via a national courier service, two Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties hereto):

if to Parent, Merger Sub I, Merger Sub II, Bidco or New Wildlife:

The Real Brokerage Inc.
701 Brickell Avenue, 17th Floor
Miami, Florida 33131
Attention:	[Intentionally Omitted]
Email:	[Intentionally Omitted]

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	David K. Boston
Sean M. Ewen
Andrew C. Marmer
Email:	dboston@willkie.com
Sewen@willkie.com
AMarmer@willkie.com

and to:

Gowling WLG (Canada) LLP
Suite 1600, 1 First Canadian Place
100 King Street West
Toronto ON M5X 1G5
Canada
Attention:	Jason A. Saltzman; Kathleen Ritchie
Email:	Jason.saltzman@gowlingwlg.com;
kathleen.ritchie@gowlingwlg.com

if to the Company:

RE/MAX Holdings, Inc.
5075 S. Syracuse Street
Denver, Colorado 80237
Attention:	[Intentionally Omitted]
Email:	[Intentionally Omitted]

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention:	Gavin Grover; Michael O’Bryan; Joseph Sulzbach
Email:	ggrover@mofo.com; mobryan@mofo.com; jsulzbach@mofo.com

and to:

McCarthy Tétrault LLP
1000 De La Gauchetière Street West
Suite MZ400
Montreal, QC H3B 0A2
Canada
Attention:	Patrick Shea; Fraser Bourne
Email:	pshea@mccarthy.ca; fbourne@mccarthy.ca

8.10    Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision. In the event that the parties are unable to agree to such replacement, the parties agree that the court making the determination referred to above shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.

8.11    Remedies.

The parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach by any party of any covenant or obligation contained in this Agreement, any non-breaching party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such non-breaching party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of the parties hereby waives any requirement for the securing or posting of any bond in connection with any such remedy. The parties further agree not to assert that (a) a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason or (b) a remedy of monetary damages would provide an adequate remedy.

8.12    Construction.

(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)As used in this Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” All references in this Agreement to “dollars” or “$” shall mean United States Dollars. The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(d)Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) all references to “Sections,” “Schedules” and “Exhibits” in this Agreement or in any Schedule or Exhibit to this Agreement are intended to refer to sections of this Agreement and Schedules and Exhibits to this Agreement, respectively; (iv) the words “herein,” “hereof,” “hereunder” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; and (v) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

(e)The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.13    Financing Provisions.

Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement or the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, as applicable, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letter or in any definitive documentation related to the Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware), (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Legal Requirements trial by jury in any such legal action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement or the Financing, (d) agrees that none of the Debt Financing Sources shall have any liability to the Company or any of its Subsidiaries or any of their respective controlled Affiliates or representatives relating to or arising out of this Agreement or the Financing (subject to the last sentence of this Section 8.13), and (e) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of Section 8.1, Section 8.5(b), Section 8.8(a) and this Section 8.13 and that Section 8.1, Section 8.5(b), Section 8.8(a) and this Section 8.13 may not be amended in a manner adverse to the Debt Financing Sources without the written consent of the Debt Financing Sources (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing in this Section 8.13 shall in any way limit or modify the rights and obligations of Parent under this Agreement, or any Debt Financing Source’s obligations under the Debt Commitment Letter, or the rights of Parent and its Subsidiaries against the Debt Financing Sources with respect to the Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.

[Remainder of page intentionally left blank]

The parties have caused this Agreement to be duly executed as of the date first above written.

THE REAL BROKERAGE INC.

By:	/s/ Tamir Poleg
	Name:	Tamir Poleg
	Title:	Chief Executive Officer

ROME WILDLIFE, INC.

By:	/s/ Tamir Poleg
	Name:	Tamir Poleg
	Title:	Chief Executive Officer

WILDLIFE ACQUISITION I CORP.

By:	/s/ Tamir Poleg
	Name:	Tamir Poleg
	Title:	Chief Executive Officer

WILDLIFE ACQUISITION II LLC

By:	/s/ Tamir Poleg
	Name:	Tamir Poleg
	Title:	Chief Executive Officer

1587802 B.C. UNLIMITED LIABILITY COMPANY

By:	/s/ Alexandra Lumpkin
	Name:	Alexandra Lumpkin
	Title:	Chief Legal Officer

[Signature Page to Arrangement Agreement and Plan of Merger]

The parties have caused this Agreement to be duly executed as of the date first above written.

RE/MAX HOLDINGS, INC.

By:	/s/ Susan Winders
Name: Susan Winders
Title: Chief Legal Officer and Chief Compliance Officer

[Signature Page to Arrangement Agreement and Plan of Merger]

Exhibit A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acceptable Confidentiality Agreement” with respect to either the Company or Parent, means a confidentiality agreement that contains confidentiality and use provisions that are no less favorable in any material respect to the Company or Parent, as applicable, than the confidentiality and use provisions in the Confidentiality Agreement (it being understood that, notwithstanding anything in this Agreement to the contrary, an Acceptable Confidentiality Agreement shall not be required to contain any standstill or similar provisions or otherwise prohibit the making or amendment of any Acquisition Proposal).

“Acquired Company” means: (a) the Company; and (b) each Subsidiary of the Company.

“Acquisition Agreement” has the meaning assigned to such term in Section 4.3(b)(iii) of this Agreement.

“Acquisition Proposal” means, with respect to Parent or the Company, as applicable, other than the Contemplated Transactions and the Rhino Merger, any proposal or offer made by any third party or group (as defined in Section 13(d)(3) of the Exchange Act) (i) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of related transactions, (A) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of shares representing twenty percent (20%) or more of the voting power of the Parent Common Shares or Company Common Stock pursuant to a merger, consolidation, plan of arrangement or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction; or (B) any one or more assets or businesses of the Parent Entities or the Acquired Companies, as applicable, that generated twenty percent (20%) or more of the consolidated revenues or net income of the Parent Entities or the Acquired Companies, taken as a whole, during the twelve month period ended December 31, 2025 or that constitute twenty percent (20%) or more of the assets of the Parent Entities or the Acquired Companies, taken as a whole, as the date hereof; (ii) to issue, sell or dispose, directly or indirectly, securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing twenty percent (20%) or more of the voting power of Parent or the Company, as applicable; or (iii) any combination of the foregoing.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition and this Agreement, the term “control”(and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person; provided, however, that for the purposes of this Agreement, with respect to the Company, none of Rhino, any Franchisee, or any agent of a Franchisee shall be deemed to be a “Affiliate” of the Company.

“Aggregate Cash Election Amount” means the product of (i) the number of Cash Electing Shares multiplied by (ii) the Per Share Cash Price.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Alternative Debt Commitments” has the meaning assigned to such term in Section 5.22(d) of this Agreement.

“Alternative Debt Financing Election” has the meaning assigned to such term in Section 5.22(d) of this Agreement.

“Alternative Debt Financing Event” shall be deemed to have occurred once Parent notifies the Company in writing that it or New Wildlife intends to obtain Alternative Debt Commitments (including the reasonably detailed terms and provisions thereof).

“Alternative Financing” has the meaning assigned to such term in Section 5.22(c) of this Agreement.

“AML Laws” has the meaning assigned to such term in Section 2.12(c) of this Agreement.

“Anti-Corruption Laws” has the meaning assigned to such term in Section 2.12(a) of this Agreement.

“Applicable Jurisdictions” has the meaning assigned to such term in Section 6.1(f) of this Agreement.

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“Arrangement” means an arrangement under Part 9, Division 5 of the BCBCA in accordance with the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with its terms, the terms of this Agreement or made at the direction of the Court in the Final Order with the prior written consent of Parent and the Company, each acting reasonably.

“Arrangement Consideration” has the meaning set forth under the Plan of Arrangement.

“Arrangement Court” means the Supreme Court of British Columbia.

“Arrangement Effective Time” has the meaning assigned to such term in the Plan of Arrangement.

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Parent Shareholders’ Meeting by holders of Parent Securities, substantially in the form and content set forth in Exhibit F.

“Available Maximum Aggregate Cash Amount” means $80,000,000.

“Available Minimum Aggregate Cash Amount” means $60,000,000.

“BCBCA” means the Business Corporations Act (British Columbia).

“Bidco” has the meaning assigned to such term in the preamble to this Agreement.

“Burdensome Condition” has the meaning assigned to such term in Section 5.11(c) of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Denver, Colorado, Miami, Florida or Vancouver, British Columbia are authorized or obligated by law or executive order to close.

“Canadian Securities Laws” means the Securities Act (Ontario) and any other applicable Canadian provincial and territorial securities laws, and rules, regulations and published policies thereunder.

“Canadian Securities Regulators” means the Ontario Securities Commission and any other applicable securities commission or securities regulatory authority of a province or territory of Canada.

“Capitalization Date” has the meaning assigned to such term in Section 2.2(a) of this Agreement.

“Cash Electing Shares” has the meaning assigned to such term in Section 1.7(a)(i)(B) of this Agreement.

“Cash Election” has the meaning assigned to such term in Section 1.7(a)(i)(B) of this Agreement.

“Cash Election Consideration” has the meaning assigned to such term in Section 1.7(a)(i)(B) of this Agreement.

“Certificate” has the meaning assigned to such term in Section 1.7(d) of this Agreement.

“Change in Company Recommendation” has the meaning assigned to such term in Section 4.3(b)(iii) of this Agreement.

“Change in Parent Recommendation” has the meaning assigned to such term in Section 4.3(b)(iv) of this Agreement.

“Chosen Court” means: (a) if the federal courts have exclusive jurisdiction over the matters at issue in any action, suit or other Legal Proceeding described in Section 8.5(a) of this Agreement, the United States District Court for the District of Delaware; or (b) if the federal courts do not have exclusive jurisdiction over the matters at issue in any action, suit or other Legal Proceeding described in Section 8.5(a) of this Agreement, the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; provided, that, in the case of this clause (b) only, (i) if the Court of Chancery of the State of Delaware does not have jurisdiction over such matters, then the Chosen Court shall be the Superior Court of the State of Delaware in and for New Castle County, Delaware; and (ii) if the Superior Court of the State of Delaware does not have jurisdiction over such matters, then the Chosen Court shall be the United States District Court for the District of Delaware.

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“CIC Plan” has the meaning assigned to such term in Section 5.9(c) of this Agreement.

“Clean Team Agreement” means that certain Clean Team Confidentiality Agreement dated as of March 18, 2026, by and between Parent and the Company.

“Closing” has the meaning assigned to such term in Section 1.5 of this Agreement.

“Closing Date” has the meaning assigned to such term in Section 1.5 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned to such term in the preamble to this Agreement.

“Company 401(k) Plan” has the meaning assigned to such term in Section 5.9(g) of this Agreement.

“Company Associate” means any current or former employee, Contract Worker, advisor, officer, member of the board of directors or managers (or similar body) or other individual service provider of or to any of the Acquired Companies.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2025 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on February 19, 2026.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning assigned to such term in Section 4.3(b)(iii) of this Agreement.

“Company Class A Common Stock” means the Class A common stock, $0.0001 par value per share, of the Company.

“Company Class B Common Stock” means the Company Series B Common Stock and Company Series B-1 Common Stock.

“Company Common Stock” means the Company Class A Common Stock and Company Class B Common Stock.

“Company Contributor” has the meaning assigned to such term in Section 2.16(f) of this Agreement.

“Company Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of July 21, 2021, by and among certain of the Company’s Subsidiaries party thereto, the several banks and other financial institutions or entities from time to time parties thereto, as lenders, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 8.6 of this Agreement and has been delivered by the Company to Parent on the date of this Agreement.

“Company Equity Award” means any Company Option, Company RSU or Company PSU.

“Company Equity Plans” means the 2023 Omnibus Incentive Plan, any Company Equity Award granted under as an “inducement” award under applicable New York Stock Exchange rules and regulations that are subject to its terms, and 2013 Omnibus Incentive Plan.

“Company Governing Documents” has the meaning assigned to such term in Section 2.1(a) of this Agreement.

“Company Intellectual Property” has the meaning assigned to such term in Section 2.16(a) of this Agreement.

“Company Option” means an option to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

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“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or its Subsidiaries.

“Company Permits” has the meaning assigned to such term in Section 2.9(b) of this Agreement.

“Company Plan” means each material Plan that is maintained, sponsored or contributed to or required to be contributed to by any of the Acquired Companies or any Affiliate of any Acquired Company or any ERISA Affiliate primarily for the benefit of or relating to any Company Associate providing services in the United States or Canada or the beneficiaries or dependents of any such individuals with respect to which any Acquired Company has any Liability, excluding any employee benefit plan established pursuant to applicable Legal Requirements that are maintained by a Governmental Body, including the Canada Pension Plan, Employment Insurance and workers’ compensation insurance.

“Company Preferred Stock” has the meaning assigned to such term in Section 2.2(a) of this Agreement.

“Company PSUs” means a restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested, which right vests based on achievement of performance targets, including performance targets related to the price of Company Common Stock on a relative or absolute basis.

“Company Real Property Leases” has the meaning assigned to such term in Section 2.18(a) of this Agreement.

“Company Registered IP” has the meaning assigned to such term in Section 2.16(a) of this Agreement.

“Company RSUs” means a restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested, which right vests solely based on continued service to the Company or an Affiliate of the Company, including units that settle on a deferred basis.

“Company SEC Reports” has the meaning assigned to such term in Section 2.5(a) of this Agreement.

“Company Series B Common Stock” means the Series B common stock, $0.0001 par value per share, of the Company.

“Company Series B-1 Common Stock” means the Series B-1 common stock, $0.0001 par value per share, of the Company.

“Company Stockholders’ Meeting” has the meaning assigned to such term in Section 5.2(a) of this Agreement, including any adjournment or postponement thereof.

“Company Tax Counsel” has the meaning assigned to such term in Section 6.3(e) of this Agreement.

“Company Termination Fee” means an amount equal to $25,000,000.

“Competition Act” means the Competition Act (Canada), R.S.C., 1985, c. C-34, as amended.

“Compliant” means, with respect to the Required Financial Information, that such Required Financial Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Financial Information not misleading, in light of the circumstances under which the statements contained in such required information were made and that any audits have not been withdrawn.

“Confidentiality Agreement” that certain Confidentiality Agreement, dated as of January 26, 2026, between Parent and the Company.

“Consent” has the meaning assigned to such term in Section 5.11(b) of this Agreement.

“Contemplated Transactions” means all actions and transactions contemplated by this Agreement, including the Mergers and the Arrangement.

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“Continuation Period” has the meaning assigned to such term in Section 5.9(b) of this Agreement.

Continuing Employee” has the meaning assigned to such term in Section 5.9(b) of this Agreement.

“Contract” means any legally binding written agreement, contract, lease, binding understanding, instrument, note, option, warranty, license, sublicense, insurance policy, or legally binding commitment or undertaking, whether express or implied.

“Contract Worker” means any independent contractor, consultant or retired person or service provider who is or was hired, retained, employed or used by any of the Acquired Companies and who is not: (a) classified by an Acquired Company as an employee; or (b) compensated by an Acquired Company through wages reported on a form W-2.

“Converted Option” has the meaning assigned to such term in Section 5.7(a) of this Agreement.

“Converted PSU” has the meaning assigned to such term in Section 5.7(d) of this Agreement.

“Converted RSU” has the meaning assigned to such term in Section 5.7(b) of this Agreement.

“Covered Insiders” has the meaning assigned to such term in Section 5.15 of this Agreement.

“Debt Commitment Letter” has the meaning assigned to such term in Section 3.22(a) of this Agreement.

“Debt Financing Sources” means, collectively, the Persons that have committed to provide and have otherwise entered into agreements in connection with the Financing or any Alternative Financing, including financing pursuant to any Alternative Debt Commitments, and any other lender, arranger, bookrunner or agent under the Financing or any Alternative Financing, including financing pursuant to any Alternative Debt Commitments, including the parties to any joinder agreements, credit agreements or other definitive financing documents entered into pursuant to or in connection with the Financing or any Alternative Financing, including financing pursuant to any Alternative Debt Commitments, their respective Affiliates and their and their Affiliates’ respective officers, directors, incorporators, managers, members, employees, agents, advisors, partners, controlling parties, representatives, successors and permitted assigns.

“Definitive Agreements” has the meaning assigned to such term in Section 5.22(a) of this Agreement.

“DGCL” has the meaning assigned to such term in the recitals to this Agreement.

“Dissent Rights” means the dissent rights exercisable by holders of Parent Common Shares in respect of the Arrangement as described in the Plan of Arrangement.

“Dissenting Shares” has the meaning assigned to such term in Section 1.15(b) of this Agreement.

“DLLCA” has the meaning assigned to such term in the recitals to this Agreement.

“DOL” means the United States Department of Labor.

“DTC” has the meaning assigned to such term in Section 1.9(d) of this Agreement.

“EDGAR” has the meaning assigned to such term in Section 2 of this Agreement.

“Election” has the meaning assigned to such term in Section 1.8(b)(i) of this Agreement.

“Election Deadline” has the meaning assigned to such term in Section 1.8(b)(iv) of this Agreement.

“Election Period” has the meaning assigned to such term in Section 1.8(b)(ii) of this Agreement.

“Encumbrance” means any lien (statutory or other), pledge or other deposit arrangement, hypothecation, charge, mortgage, deed of trust, easement, encroachment, imperfection of title, title exception, title defect, title retention, right of possession, lease, tenancy

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license, security interest, security arrangement or security agreement, executory seizure, attachment, garnishment, encumbrance (including any exception, reservation or limitation, right of way, and the like), conditional sale, option to purchase, right of first refusal, preemptive right, or other encumbrance or security interest of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), in each case excluding any non-exclusive licenses or other non-exclusive rights in, to or under Intellectual Property granted in the ordinary course of business consistent with past practice.

“End Date” has the meaning assigned to such term in Section 7.1(b) of this Agreement.

“Enforceability Limitations” has the meaning assigned to such term in Section 2.3(b) of this Agreement.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with any of the Acquired Companies within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.

“Exchange” has the meaning assigned to such term in the recitals to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning assigned to such term in Section 1.9(a) of this Agreement.

“Exchange Fund” has the meaning assigned to such term in Section 1.9(a) of this Agreement.

“Excluded Information” means any (a) financial statements of the Company or its Subsidiaries other than the Required Financial Information; (b) description of all or any component of the Financing; (c) pro forma financial statements or adjustments or projections (including information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments), it being understood that Parent or New Wildlife, and not the Company or its Subsidiaries or their respective Representatives, will be responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments; and (d) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any ‘Compensation Discussion and Analysis’ required by Item 402(b) of Regulation S-K, any information required by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A.

“Excluded Shares” has the meaning assigned to such term in Section 1.7(a)(i) of this Agreement.

“Existing Insurance Policies” has the meaning assigned to such term in Section 5.10(c) of this Agreement.

“Export Control Law” means any applicable Legal Requirement regulating or restricting exports or imports, including any export control Legal Requirement (e.g., the U.S. International Traffic in Arms Regulations, the U.S. Export Administration Regulations, the Export and Import Permits Act (Canada) or any other similar Legal Requirements of other jurisdictions) or customs Legal Requirement.

“FDD” means a franchise disclosure document prepared in accordance with the FTC Rule, or other Franchise Law, and used by any Franchisor, and provided to any prospective Franchisee in connection with the offer or sale of Franchises.

“Final Order” means the final order of the Arrangement Court, in a form and substance acceptable to Parent and the Company, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, approving the Arrangement pursuant to Section 291 of the BCBCA, as such order may be amended, supplemented, modified or varied by the Arrangement Court (with the consent of both Parent and the Company, each acting reasonably) at any time prior to the Closing

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Date or, if appealed, then, unless such appeal is withdrawn or denied, as such order may be affirmed or amended (provided that any such amendment is satisfactory to both Parent and the Company, each acting reasonably) on appeal.

“Financing” has the meaning assigned to such term in Section 3.22(a) of this Agreement.

“Financing Amount” has the meaning assigned to such term in Section 3.22(c) of this Agreement.

“First Merger” has the meaning assigned to such term in the recitals to this Agreement.

“First Merger Effective Time” has the meaning assigned to such term in Section 1.5 of this Agreement.

“First Step Surviving Company” has the meaning assigned to such term in Section 1.3 of this Agreement.

“Foreign Company Plan” means each Plan that is maintained, sponsored, contributed to, or required to be contributed to, by any Acquired Company or any ERISA Affiliate primarily for the benefit of or relating to any Company Associates outside of the United States and Canada.

“Foreign Investment Law” means any Legal Requirement that provides for foreign investment screening or national security and/or public order reviews in connection with the acquisition of any interests in or assets of a business or Entity.

“Foreign Parent Plan” means each Plan that is maintained, sponsored, contributed to, or required to be contributed to, by any Parent Entity or any of its ERISA Affiliate primarily for the benefit of or relating to any Parent Associates outside of the United States and Canada.

“Form of Election” has the meaning assigned to such term in Section 1.8(b)(ii) of this Agreement.

“Franchise” means any commercial business arrangement of any of the Franchise Systems that is defined as a “franchise” under the FTC Rule or any applicable Legal Requirements and that is owned or operated pursuant to a Franchise Agreement with a Franchisor.

“Franchise Agreement” means any currently effective Contract pursuant to which a Franchisor grants or has granted any Person the right, option or license (whether or not subject to certain qualifications or conditions) to establish, develop, own, acquire or operate a Franchise Business using any Franchise System, brand, trademark, service mark, trade name, proprietary system or other Intellectual Property of such granting Person, whether for a specified location, area, or territory, and including any franchise agreements, license agreements, area development agreements, multi-unit license or franchise agreements, master license or franchise agreements, area representative agreements, or similar Contract granting the right or option to develop, operate or acquire a Franchise in any location, area or territory.

“Franchise Business” means a business to which a Person has been granted the right to operate pursuant to a Franchise Agreement with a Franchisor with respect to one or more of the Franchise Systems.

“Franchise Laws” means the FTC Rule and any other Legal Requirements (including the laws of any state in the United States, the federal laws of the United States, the laws of any province in Canada, the federal laws of Canada, and any national, state, provincial, or local Governmental Body) governing the Acquired Companies’ offer and sale of Franchises, business opportunities, seller-assisted marketing plans or similar arrangements, or governing the relationship of the parties to a Franchise arrangement, including in the areas of terminating, failing to renew, and transferring that arrangement or agreement.

“Franchise System” means the “REMAX” and “Motto Mortgage” franchise systems.

“Franchisee” means a Person that is a party to a Franchise Agreement with a Franchisor.

“Franchisor” means an Acquired Company that owns, or has the rights to use and license others to use, a Franchise System, and grants Franchises for such Franchise Systems.

“fraud” has the meaning assigned to such term in Section 7.2 of this Agreement.

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“FTC Rule” means the U.S. Federal Trade Commission regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Part 436.1 et seq, as amended.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authorization” means: (a) any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, including the expiration of the waiting period under the HSR Act, any required approval or clearance of any Governmental Body pursuant to any applicable foreign Legal Requirement relating to antitrust or competition matters and any required approval or clearance of any Governmental Body pursuant to any Foreign Investment Law; or (b) any right under any Contract with any Governmental Body.

“Governmental Body” means: (a) any multinational or supranational body exercising legislative, judicial or regulatory powers; (b) any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) any federal, state, provincial, local, municipal, foreign or other government; (d) any instrumentality, subdivision, department, ministry, board, bureau, commissioner, court, administrative agency or commission, or other governmental entity, authority or instrumentality or political subdivision thereof; or (e) any quasi-governmental, professional association or organization or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions or any stock exchange or self-regulatory organization.

“Grant Date” has the meaning assigned to such term in Section 2.2(b) of this Agreement.

“GST/HST” has the meaning assigned to such term in Section 3.16(p) of this Agreement.

“Holder” has the meaning assigned to such term in Section 1.8(b)(i) of this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnification Documents” has the meaning assigned to such term in Section 5.10(a) of this Agreement.

“Indemnified Persons” has the meaning assigned to such term in Section 5.10(a) of this Agreement.

“Information Privacy and Security Laws” means all applicable Legal Requirements relating to the privacy, security and processing, including cross-border transfer, of Personal Data, general consumer protection laws as applied in the context of data privacy, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channels, and all regulations promulgated by Governmental Bodies thereunder.

“Information Privacy and Security Requirements” means (i) Information Privacy and Security Laws; (ii) all externally published and posted policies, procedures, agreements and notices relating to the collection, use, storage, disclosure, destruction, processing or cross-border transfer of Personal Data; (iii) any Contracts and/or binding codes of conduct relating to the collection, use, storage, disclosure, destruction, processing or cross-border transfer of Personal Data; and (iv) applicable standards published by the Payment Card Industry Security Standards Council.

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, whether registered or unregistered, under the applicable Legal Requirements of any jurisdiction throughout the world or rights under international treaties, both statutory and common law rights, including: (a) rights in inventions, industrial designs, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, brand names, d/b/a’s, trade names, slogans, symbols, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof and renewals of the same (including all common law rights and goodwill associated with the foregoing and symbolized thereby); (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, together with all common law and moral rights therein, rights in software, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations and reversions thereof; (d) trade secrets, know-how, and other rights in confidential or proprietary information, including designs, formulations, algorithms, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; (e) Internet domain names and URLs and rights in social media handles; (f) any tangible embodiments of the foregoing; and (g) all other similar or equivalent intellectual property, industrial or proprietary rights.

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“Interim Order” means the interim order of the Arrangement Court to be issued following the application therefor submitted to the Arrangement Court, in a form and substance acceptable to Parent and the Company, each acting reasonably, providing for, among other things, the calling and holding of the Parent Shareholders’ Meeting, as such order may be amended, supplemented, modified or varied by the Arrangement Court with the consent of Parent and the Company, each acting reasonably.

“Intervening Event” has the meaning assigned to such term in Section 4.3(c) of this Agreement.

“IRS” means the United States Internal Revenue Service.

“IT System” means any Software, hardware, network or information technology or computer systems, including any server, workstation, network, router, hub, switch, data line, database, firewall, desktop application, server-based application, mobile application, or cloud service.

“JP Morgan” has the meaning assigned to such term in Section 2.22 of this Agreement.

“knowing and intentional breach” has the meaning assigned to such term in Section 7.2 of this Agreement.

An Entity shall be deemed to have “Knowledge” of a fact or other matter if (a) with respect to the Company, any individual listed in Section 1.1 of the Company Disclosure Schedule has actual knowledge of such fact or other matter, or (b) with respect to Parent, any individual listed in Section 1.1 of the Parent Disclosure Schedule has actual knowledge of such fact or other matter, in each case after reasonable inquiry of such individual’s direct reports.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, or inquiry commenced, brought, conducted or heard by or before, any court or other Governmental Body of competent jurisdiction or any arbitrator or arbitration panel with binding authority over the relevant parties.

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, guidance, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Listing” has the meaning assigned to such term in Section 5.14 of this Agreement.

“Master Franchise Agreements” has the meaning assigned to such term in Section 2.19 of this Agreement.

“Material Adverse Effect on Parent” means any effect, change, development, event or circumstance (“Effect”) that, considered individually or together with all other Effects, has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on the business, financial condition or results of operations of the Parent Entities, taken as a whole; provided, however, that no Effect to the extent directly or indirectly resulting from, arising out of, attributable to or related to any of the following shall be deemed to constitute a Material Adverse Effect on Parent and none of the following shall be deemed to be or constitute a Material Adverse Effect on Parent or be taken into account in determining whether a Material Adverse Effect on Parent has occurred or would reasonably be expected to occur: (a) economic, financial, regulatory, credit, foreign exchange or capital market conditions, including interest and exchange rates, tariffs and trade wars, in the United States or in other locations in which the Parent Entities have operations, and any changes thereto or any U.S. government shutdown; (b) conditions generally affecting the industries in which the Parent Entities operate, and any changes thereto (including seasonal fluctuations); (c) changes in the stock price or trading volume of the Parent Common Shares (it being understood, however, that the facts or circumstances giving rise to any such change in stock price or trading volume that are not otherwise excluded from this definition of “Material Adverse Effect on Parent” may be taken into account in determining whether a Material Adverse Effect on Parent has occurred or would reasonably be expected to occur); (d) the failure of Parent to meet internal or securities analysts’ published projections of earnings or revenues (it being understood, however, that the facts or circumstances giving rise to any such failure that are not otherwise excluded from this definition of “Material Adverse Effect on Parent” may be taken into account in determining whether a Material Adverse Effect on Parent has occurred or would

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reasonably be expected to occur); (e) changes that are effected after the date of this Agreement in Legal Requirements, or changes that are effected after the date of this Agreement in GAAP or other accounting standards (or the interpretation thereof); (f) political or geopolitical conditions in the United States or any other country in the world in which the Parent Entities have operations, or acts of war, sabotage, acts of armed hostility or terrorism (including cyberterrorism) that occur in the United States or in other locations in which the Parent Entities have operations, or the worsening of such conditions threatened or existing as of the date hereof, and any changes thereto or responses thereto by a Governmental Body; (g) acts of God, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, cyberattacks, data breaches, pandemics or disease outbreaks or other force majeure events, or the worsening of such conditions threatened or existing as of the date hereof; (h) the negotiation, execution, delivery, announcement or pendency of this Agreement or the anticipated (and actual) consummation of the Mergers and the Arrangement, and the changes in relationships with or losses of customers, suppliers or other business partners or employees resulting from the foregoing; (i) any shareholder class action, securities litigation or derivative litigation commenced against Parent (or the officers or directors or material shareholders of Parent) after the date of this Agreement and arising from or relating to (A) allegations of breach of fiduciary duty of Parent’s directors relating to their approval of this Agreement or any transactions in connection herewith, and/or (B) allegations of false or misleading public disclosure by Parent with respect to this Agreement or any of the foregoing matters in clause (A) and any Legal Proceeding commenced by any Governmental Body under antitrust or other competition Legal Requirements in relation to the Mergers or any other Contemplated Transactions; (j) any action or failure to act that is requested by the Company, any action expressly required by this Agreement, or any action expressly prohibited by this Agreement; or (k) any requirements imposed by any Governmental Body as a condition to obtaining the Governmental Authorizations or Consents; provided, that with respect to each of the exceptions set forth in clauses (a), (b), (e), (f) and (g), if such change, development, event or circumstance has had a disproportionate impact on the Parent Entities as compared to other companies in the industries in which the Parent Entities operate, then only the incremental disproportionate adverse impact of such change, development, event or circumstance shall be taken into account for the purposes of determining whether a Material Adverse Effect on Parent has occurred or would reasonably be expected to occur.

“Material Adverse Effect on the Company” means any Effect that, considered individually or together with all other Effects, has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on the business, financial condition or results of operations of the Acquired Companies taken as a whole; provided, however, that, no Effect to the extent directly or indirectly resulting from, arising out of, attributable to or related to any of the following shall be deemed to constitute a Material Adverse Effect on Company and none of the following shall be deemed to constitute a Material Adverse Effect on the Company or be taken into account in determining whether a Material Adverse Effect on the Company has occurred or would reasonably be expected to occur: (a) economic, financial, regulatory, credit, foreign exchange or capital market conditions, including interest and exchange rates, tariffs and trade wars, in the United States or in other locations in which the Acquired Companies have operations, and any changes thereto or any U.S. government shutdown; (b) conditions generally affecting the industries in which the Acquired Companies operate, and any changes thereto (including seasonal fluctuations); (c) changes in the stock price or trading volume of the Company Common Stock (it being understood, however, that the facts or circumstances giving rise to any such change in stock price or trading volume that are not otherwise excluded from this definition of “Material Adverse Effect on the Company” may be taken into account in determining whether a Material Adverse Effect on the Company has occurred or would reasonably be expected to occur); (d) the failure of the Company to meet internal or securities analysts’ published projections of earnings or revenues (it being understood, however, that the facts or circumstances giving rise to any such failure that are not otherwise excluded from this definition of “Material Adverse Effect on the Company” may be taken into account in determining whether a Material Adverse Effect on the Company has occurred or would reasonably be expected to occur); (e) changes that are effected after the date of this Agreement in Legal Requirements, or changes that are effected after the date of this Agreement in GAAP or other accounting standards (or the interpretation thereof); (f) political or geopolitical conditions in the United States or any other country in the world in which the Acquired Companies have operations, or acts of war, sabotage, acts of armed hostility or terrorism (including cyberterrorism) that occur in the United States or in other locations in which the Acquired Companies have operations, or the worsening of such conditions threatened or existing as of the date hereof, and any changes thereto or responses thereto by a Governmental Body; (g) acts of God, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, cyberattacks, data breaches, pandemics or disease outbreaks or other force majeure events, or the worsening of such conditions threatened or existing as of the date hereof; (h) the negotiation, execution, delivery, announcement or pendency of this Agreement or the anticipated (and actual) consummation of the Mergers, the Rhino Merger or the Arrangement, and the changes in relationships with or losses of customers, suppliers or other business partners or employees resulting from the foregoing; (i) any (x) stockholder class action, securities litigation or derivative litigation commenced against the Company or Rhino (or the officers or directors or material stockholders of the Company or Rhino) after the date of this Agreement and arising from or relating to (A) allegations of breach of fiduciary duty of the Company’s or Rhino’s directors relating to their approval of this Agreement or the Rhino Merger Agreement or any transactions in connection herewith or therewith, and/or (B) allegations of false or misleading public disclosure by

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the Company with respect to this Agreement or any of the foregoing matters in clause (x)(A) above, and (y) any Legal Proceeding commenced by any Governmental Body under antitrust or other competition Legal Requirements in relation to the Mergers or any other Contemplated Transactions; (j) any action or failure to act that is requested by Parent, any action expressly required by this Agreement, or any action expressly prohibited by this Agreement; or (k) any requirements imposed by any Governmental Body as a condition to obtaining the Governmental Authorizations or Consents; provided, that with respect to each of the exceptions set forth in clauses (a), (b), (e), (f) and (g), if such change, development, event or circumstance has had a disproportionate impact on the Acquired Companies as compared to other companies in the industries in which the Acquired Companies operate, then only the incremental disproportionate adverse impact of such change, development, event or circumstance shall be taken into account for the purposes of determining whether a Material Adverse Effect on the Company has occurred or would reasonably be expected to occur.

“Material Contract” has the meaning assigned to such term in Section 2.19(a) of this Agreement.

“Maximum Premium” has the meaning assigned to such term in Section 5.10(c) of this Agreement.

“Merger Consideration” means the Stock Election Consideration or Cash Election Consideration.

“Merger Sub I” has the meaning assigned to such term in the preamble to this Agreement.

“Merger Sub I Common Stock” has the meaning assigned to such term in Section 1.7(b) of this Agreement.

“Merger Sub II” has the meaning assigned to such term in the preamble to this Agreement.

“Mergers” has the meaning assigned to such term in the recitals to this Agreement.

“Morgan Stanley” has the meaning assigned to such term in Section 3.26 of this Agreement.

“Multilateral Instrument 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions of the Canadian Securities Administrators.

“Nasdaq” means the Nasdaq Stock Market.

“Nasdaq Rules” means the rules and regulations of Nasdaq.

“National Instrument 52-109” means National Instrument 52-109 — Certification of Disclosure in Issuers’ Annual and Interim Filings of the Canadian Securities Administrators.

“New Wildlife” has the meaning assigned to such term in the preamble to this Agreement.

“New Wildlife 401(k) Plan” has the meaning assigned to such term in Section 5.9(g) of this Agreement.

“New Wildlife Board” has the meaning assigned to such term in Section 1.6(g) of this Agreement.

“New Wildlife Common Stock” means the shares of common stock, par value $0.001 per share, of New Wildlife.

“New Wildlife Consents” has the meaning assigned to such term in Section 5.19 of this Agreement.

“New Wildlife RSU” means a restricted stock unit representing the right to vest in and be issued New Wildlife Common Stock by New Wildlife assumed by New Wildlife in connection with the Mergers, which right vests solely based on continued service to New Wildlife or an Affiliate of New Wildlife, including units that settle on a deferred basis.

“Non-Election Shares” means shares of Company Common Stock other than shares as to which a Cash Election or Stock Election has been effectively made and not revoked or lost pursuant to Section 1.8(b)(vi) of this Agreement.

“Notice of Recommendation Change” has the meaning assigned to such term in Section 4.3(b)(v)(C) of this Agreement.

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“Notice Period” has the meaning assigned to such term in Section 4.3(b)(iv) of this Agreement.

“NYSE” means the New York Stock Exchange.

“NYSE Rules” means the rules and regulations of the NYSE.

“Open Source Software” means Software that is licensed, distributed, conveyed or made available under “open source”, “free software” or similar terms, and any Software distributed or made available under any license that is approved by the Open Source Initiative and listed at https://www.opensource.org/licenses, including the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms.

“Order” means any order, writ, injunction, judgment or decree.

“OpCo common units” means the common units of RMCO, LLC.

“Parent” has the meaning assigned to such term in the preamble to this Agreement.

“Parent Associate” means any current or former employee, Contract Worker, advisor, officer, member of the board of directors or managers (or similar body) or other individual service provider of or to any of the Parent Entities.

“Parent Balance Sheet” means the audited consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2025 included in Parent’s Annual Report on Form 40-F for the fiscal year ended December 31, 2025, as filed with the SEC on March 4, 2026.

“Parent Board” means the board of directors of Parent.

“Parent Board Recommendation” has the meaning assigned to such term in Section 4.3(b)(iv) of this Agreement.

“Parent Capitalization Date” has the meaning assigned to such term in Section 3.2(a) of this Agreement.

“Parent Common Shares” means the common shares, without par value, of Parent.

“Parent Contributor” has the meaning assigned to such term in Section 3.18(e) of this Agreement.

“Parent Disclosure Schedule” means the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 8.6 of this Agreement and has been delivered by Parent to the Company on the date of this Agreement.

“Parent Entity” means (a) Parent and (b) each Subsidiary of Parent.

“Parent Equity Award” means any Parent Option or Parent RSU.

“Parent Equity Plans” means Parent’s 2025 Stock Incentive Plan, Parent’s Amended and Restated Omnibus Incentive Plan, Parent’s Omnibus Incentive Plan, Parent’s Stock Option Plan and Parent’s Restricted Share Unit Plan.

“Parent Governing Documents” has the meaning assigned to such term in Section 3.1(a) of this Agreement.

“Parent Intellectual Property” has the meaning assigned to such term in Section 3.18(a) of this Agreement.

“Parent Material Contract” has the meaning assigned to such term in Section 3.21 of this Agreement.

“Parent Option” means an option to purchase Parent Common Shares from Parent (whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

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“Parent Owned IP” means all Intellectual Property owned or purported to be owned by Parent or its Subsidiaries.

“Parent Permit” has the meaning assigned to such term in Section 3.11(b) of this Agreement.

“Parent Plan” means each material Plan that is maintained, sponsored or contributed to or required to be contributed to by any of the Parent Entities or any Affiliate of any Parent Entity or any ERISA Affiliate primarily for the benefit of or relating to any Parent Associate providing services in the United States and Canada or the beneficiaries or dependents of any such individual, or with respect to which any Parent Entity has any Liability, excluding any employee benefit plan established pursuant to applicable Legal Requirements that are maintained by a Governmental Body, including the Canada Pension Plan, Employment Insurance and workers’ compensation insurance.

“Parent Public Reports” has the meaning assigned to such term in Section 3.7(b) of this Agreement.

“Parent Real Property Lease” has the meaning assigned to such term in Section 3.20(a) of this Agreement.

“Parent Registered IP” has the meaning assigned to such term in Section 3.18(a) of this Agreement.

“Parent Regulatory Termination Fee” means an amount equal to $36,000,000.

“Parent Reimbursement Obligations” has the meaning assigned to such term in Section 5.23(a)(viii) of this Agreement.

“Parent RSU” means a restricted stock unit equivalent in value to one Parent Common Share, representing the right, upon vesting, to receive settlement in the form of Parent Common Shares or cash, whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested, which right vests solely based on continued service to Parent or an Affiliate of Parent, including units that settle on a deferred basis.

“Parent Securities” means Parent Common Shares and Parent Equity Awards.

“Parent Shareholders’ Meeting” has the meaning assigned to such term in Section 5.4(a) of this Agreement and includes any adjournment or postponement thereof.

“Parent Share Repurchase Authorization Program” means the Share Repurchase Authorization Program of Parent, effective May 30, 2025.

“Parent Stock Exchange” means the Nasdaq.

“Parent Tax Counsel” has the meaning assigned to such term in Section 6.2(e) of this Agreement.

“Parent Termination Fee” means an amount equal to $31,000,000.

“Payoff Letter” has the meaning assigned to such term in Section 5.24(a) of this Agreement.

“Per Share Cash Price” means $13.80.

“Permitted Encumbrance” means any of the following: (a) Encumbrances for Taxes or other governmental assessments not yet due and payable or that are being contested in good faith by appropriate proceedings for which reserves have been maintained in accordance with GAAP; (b) Encumbrances imposed by Legal Requirements, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business; (c) pledges or deposits arising in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) Encumbrances that do not, individually or in the aggregate, materially adversely affect the value of or the present use of such asset; (e) any pledge, deposit or other lien securing the performance of bids, trade contracts (other than contracts in respect of indebtedness), leases, surety and appeal bonds, performance bonds and other obligations of a similar nature; (f) Encumbrances imposed on the underlying fee interest in real property subject to a lease; (g) matters that would be disclosed by an accurate survey or inspection of the real property; (h) Encumbrances that will be released prior to or as of the Closing; (i) Encumbrances created by or

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through, in the case of the Company, any of the Parent Entities; (j) Encumbrances arising under this Agreement, any ancillary agreements, or as a result of the Contemplated Transactions; and (k) Encumbrances listed on the Company Balance Sheet or Parent Balance Sheet, as applicable.

“Person” means any individual, Entity or Governmental Body.

“Personal Data” means: (a) any information that identifies, or in combination with other information may reasonably identify, is linked to, or relates to an individual or household, or is reasonably capable of being associated with an individual or household; and (b) any data or information that qualifies as “personal data,” “personal information,” “personally identifiable information,” “non-public financial personal information” or any similar term under applicable Information Privacy and Security Requirements.

“Plan” means: (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (b) any other employment, consulting, salary, bonus, commission, other remuneration, stock option, stock purchase or other equity-based award (whether payable in cash, securities or otherwise), benefit, incentive compensation, profit sharing, savings, pension, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, change of control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, and similar fringe, welfare or other employee benefit plan, program, agreement, Contract, policy or binding arrangement (whether or not in writing).

“Plan of Arrangement” means the plan of arrangement of Parent, substantially in the form set out in Exhibit G, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Arrangement Court in the Final Order with the prior written consent of Parent and the Company, each acting reasonably.

“Post-Close Bonus Period” has the meaning assigned to such term in Section 5.9(c) of this Agreement.

“Post-Closing Plans” has the meaning assigned to such term in Section 5.9(e) of this Agreement.

“Pre-Close Bonus Period” has the meaning assigned to such term in Section 5.9(c) of this Agreement.

“Pre-Close Bonus” has the meaning assigned to such term in Section 5.9(c) of this Agreement.

“Pre-Closing Financing Deliverables” has the meaning assigned to such term in Section 5.23(a)(viii) of this Agreement.

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the earlier of (i) the valid termination of this Agreement pursuant to Section 7.1 and (ii) the First Merger Effective Time.

“process,” “processed,” “processes,” or “processing” means any operation or set of operations performed on data, whether or not by automatic means, such as receipt, collection, access, monitoring, maintenance, creation, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, processing, analysis, transfer, transmission, disclosure, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Prohibited Modifications” has the meaning assigned to such term in Section 5.22(b) of this Agreement.

“Proprietary Software” means all Software owned or purported to be owned by an Entity or any of its Subsidiaries.

“Proxy Statement/Prospectus” means collectively the Company’s proxy statement and Parent’s management information circular (together with any amendments or supplements thereto) relating to the Company Stockholders’ Meeting and the Parent Shareholders’ Meeting, respectively, which will be used together with a prospectus of New Wildlife with respect to the shares of New Wildlife Common Stock issuable in connection with the Mergers and the Arrangement (it being understood that such proxy statement, prospectus and management information circular and any other applicable documentation with respect to the Parent Shareholders’ Meeting may be used as a joint offering document if the parties agree on that approach).

“Redacted Fee Letter” means the fee letter referred to in the Debt Commitment Letter (or otherwise executed in connection with the Debt Commitment Letter or the Definitive Agreements) which may be redacted solely to omit fee existence and/or amounts,

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“market flex” provisions, “securities demand” provisions, pricing terms, pricing caps and/or other economic terms and commercially sensitive information, in each case, in a customary manner; provided, that such redactions do not relate to any terms that could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Financing being made available by the Debt Financing Sources on the Closing Date.

“Registrar” means the Registrar of Companies appointed pursuant to Section 400 of the BCBCA.

“Registration Statement” means the registration statement on Form S-4 (together with any amendments or supplements thereto) pursuant to which the offer and sale of shares of New Wildlife Common Stock in connection with the Mergers, Rhino Merger and the Arrangement will be registered pursuant to the Securities Act and in which the Proxy Statement/Prospectus will be included as a prospectus of New Wildlife.

“Regulatory Material Adverse Effect” means any Remedy, taken together with the circumstances related to such Remedy, that, if carried out, would reasonably be expected to have or result in a material adverse effect on the business, financial condition or results of operations of New Wildlife and its Subsidiaries, taken as a whole, after giving effect to the Contemplated Transactions; provided, that, in determining the existence of a Regulatory Material Adverse Effect, (a) the circumstances described in clauses (a) through (j) of the definitions of Material Adverse Effect on the Company and Material Adverse Effect on Parent that are unrelated to such Remedy shall not be taken into account when determining if any such Remedy results in a Regulatory Material Adverse Effect, and (b) for the avoidance of doubt, the circumstances described in clause (k) of such definitions that are related to such Remedy shall be taken into account when determining if any such Remedy results in a Regulatory Material Adverse Effect.

“Remedy” has the meaning assigned to such term in Section 5.11(c) of this Agreement.

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Required Company Stockholder Vote” has the meaning assigned to such term in Section 2.21 of this Agreement.

“Required Financial Information” means the financial information of the Company and its Subsidiaries required by paragraph 3 of Exhibit B to the Debt Commitment Letter or in connection with any Alternative Financing.

“Required Parent Shareholder Vote” has the meaning assigned to such term in Section 5.3(a)(ii) of this Agreement.

“Residual Shares” has the meaning assigned to such term in Section 5.7(f) of this Agreement.

“Restraints” has the meaning assigned to such term in Section 6.1(e) of this Agreement.

“Rhino” has the meaning assigned to such term in the recitals to this Agreement.

“Rhino Holder” has the meaning assigned to such term in Section 1.8(b)(i) of this Agreement.

“Rhino Merger” has the meaning assigned to such term in the recitals to this Agreement.

“Rhino Merger Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Sanctioned Country” means any country or region that is the subject of comprehensive, territorial Sanctions (currently Cuba, Iran, North Korea, and the Crimea, Donetsk People’s Republic, Luhansk People’s Republic, Kherson, and Zaporizhzhia regions of Ukraine).

“Sanctioned Person” means any Person that is, or is owned or controlled, directly or indirectly, by, or whose property is deemed under Canadian Sanctions to be owned by, one or more persons that are: (i) the subject or target of any Sanctions; or (ii) located, organized, or resident in a Sanctioned Country.

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“Sanctions” means economic or trade sanctions administered or enforced by the United States Government, including the Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State, the United Nations Security Council, Canada, including Public Safety Canada and Global Affairs Canada, the European Union, His Majesty’s Treasury, Australia, or other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Second Merger” has the meaning assigned to such term in the recitals to this Agreement.

“Second Merger Effective Time” has the meaning assigned to such term in Section 1.5 of this Agreement.

“Section 16 Information” has the meaning assigned to such term in Section 5.15 of this Agreement.

“Section 409A” has the meaning assigned to such term in Section 2.10(f) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“SEDAR±” has the meaning assigned to such term in Section 3 of this Agreement.

“Severance Plans” has the meaning assigned to such term in Section 5.9(c) of this Agreement.

“Share Consolidation” has the meaning set forth in the Recitals.

“Share Consolidation Ratio” has the meaning set forth in the Recitals.

“Software” means, collectively, computer software (including APIs, drivers, scripts, and other code), firmware and other code incorporated or embodied in hardware devices, data files, source code, object code, and executable code, architecture, schematics, software models and methodologies, algorithms, data files or records, computerized databases, plugins, libraries, compilers, tools, user interfaces, manuals and all related specifications and documentation.

“Solvent” has the meaning assigned to such term in Section 3.17 of this Agreement.

“Specified Acquisition” has the meaning assigned to such term in Section 5.11(g) of this Agreement.

“Specified New Wildlife Director” has the meaning assigned to such term in Section 1.6(g) of this Agreement.

“Specified PSU” means each Company PSU that (i) is vested but not yet settled as of immediately prior to the First Merger Effective Time, or (ii) vests effective as of the First Merger Effective Time in accordance with its terms.

“Specified RSU” means each Company RSU that (i) is vested but not yet settled as of immediately prior to the First Merger Effective Time, (ii) is outstanding as of immediately prior to the First Merger Effective Time and was granted to a non-employee member of the Company Board, or (iii) vests effective as of the First Merger Effective Time in accordance with its terms.

“Stock Electing Share” has the meaning assigned to such term in Section 1.7(a)(i)(A) of this Agreement.

“Stock Election” has the meaning assigned to such term in Section 1.7(a)(i)(A) of this Agreement.

“Stock Election Consideration” has the meaning assigned to such term in Section 1.7(a)(i)(A) of this Agreement.

“Stock Election Exchange Ratio” means 5.150 prior to the Share Consolidation. The Stock Election Exchange Ratio will be adjusted by dividing 5.150 by 10 (reflecting the Share Consolidation Ratio) upon completion of the Share Consolidation pursuant to the Plan of Arrangement, with such adjustment to be effective prior to the First Merger Effective Time.

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An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity; provided, however, that for the purposes of this Agreement, with respect to the Company, Rhino shall not be deemed to be a “Subsidiary” thereof.

“Superior Proposal” has the meaning assigned to such term in Section 4.3(c) of this Agreement.

“Surviving Company” has the meaning assigned to such term in Section 1.3 of this Agreement.

“Takeover Statute” has the meaning assigned to such term in Section 2.20 of this Agreement.

“Tax” means any federal, state, local, foreign or other tax (including any income, franchise, capital gains, gross receipts, value-added, surtax, estimated, unemployment, national health insurance, excise, ad valorem, transfer, stamp, sales, use, property, business, withholding or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, in each case, of a kind in the nature of a tax, and any related charge or amount imposed with respect thereto (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“TRA Termination Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Uncertificated Share” has the meaning assigned to such term in Section 1.7(d) of this Agreement.

“Voting and Support Agreements” means those Voting and Support Agreements in connection with the Mergers and Arrangement substantially in the form attached hereto as Exhibit C and Exhibit D, as applicable.

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AGREEMENT AND PLAN OF MERGER

by and among

RE/MAX Holdings, Inc.,

Rhino Merger Sub I, Inc.,

Rhino Merger Sub II, LLC,

and

RIHI, Inc.

Dated as of April 26, 2026

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D-B-2

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TABLE OF ANNEXES

Annex I	Certain Definitions

Annex II	Written Consent

D-B-4

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 26, 2026 (this “Agreement”), is entered into by and among RE/MAX Holdings, Inc., a Delaware corporation (“Wildlife”), Rhino Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”) and a direct wholly owned subsidiary of Wildlife, Rhino Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”) and a direct wholly owned subsidiary of Wildlife, and RIHI, Inc., a Delaware corporation (the “Company”). Capitalized terms used in this Agreement but not otherwise defined shall have the meanings set forth in Annex I to this Agreement.

RECITALS

WHEREAS, Wildlife, Merger Sub I, Merger Sub II and the Company intend to effect (i) a merger of Merger Sub I with and into the Company (the “First Merger”), with the Company as the surviving entity and continuing as a wholly owned Subsidiary of Wildlife, and (ii) as soon as practicable following the First Merger, but in any case, on the same day as the First Effective Time (as defined below), and as the second step in a single integrated transaction with the First Merger, a merger of the Company with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II as the surviving entity and continuing as a wholly owned Subsidiary of Wildlife, each of the Mergers being in accordance with this Agreement, the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Wildlife has entered into an arrangement agreement and plan of merger (as the same may be amended or modified after the date hereof, the “Wildlife Merger Agreement”) with The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia (“Wildlife Merger Counterparty”) and the other parties thereto pursuant to which (and subject to the terms and conditions thereof) Wildlife Merger Counterparty has incorporated New Wildlife, and New Wildlife has incorporated Merger Sub I and Merger Sub II (each as defined in the Wildlife Merger Agreement), for the purposes of acquiring Wildlife. Pursuant to the terms of the Wildlife Merger Agreement, the outstanding shares of Wildlife Common Stock (including the shares of Wildlife Class A Common Stock to be issued to the holders of Company Common Stock in the First Merger pursuant to this Agreement) will be converted into the Merger Consideration (as defined in the Wildlife Merger Agreement).

WHEREAS, each of the parties to this Agreement intends that, for U.S. federal income tax purposes, the acquisition of the Company pursuant to the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Article I
THE MERGER

Section 1.1The Mergers.Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL, at the First Effective Time, Merger Sub I shall be merged with and into the Company, and the separate existence of Merger Sub I shall cease. The Company will become a wholly owned Subsidiary of Wildlife and will continue as the surviving corporation in the First Merger (the “Surviving Corporation”). Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable following the First Effective Time, but in any case, on the same day as the First Merger, and as part of a single integrated transaction, at the Second Effective Time, the Surviving Corporation shall be merged with and into Merger Sub II and Merger Sub II will continue as the surviving entity in the Second Merger and as a wholly owned Subsidiary of Wildlife (the “Surviving LLC”) in accordance with the applicable provisions of the DGCL and the DLLCA.

Section 1.2Effect of the Mergers.The First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. The Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the DLLCA.

Section 1.3The Closing.The closing of the Mergers (the “Closing”) shall take place by means of a virtual closing through electronic exchange of signatures at 7:30 a.m. (Mountain Time) on the Closing Date under (and as defined in) the Wildlife Merger Agreement, subject to the satisfaction or, to the extent permitted by applicable Law, waiver of each of the conditions set forth in

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Article VI or at such other place, time or date as Wildlife and the Company may agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” In no event will the Mergers be consummated unless the mergers contemplated by the Wildlife Merger Agreement (the “Wildlife Mergers”) are consummated immediately thereafter, and in no event will the Wildlife Mergers be consummated unless the Mergers are consummated immediately prior thereto.

Section 1.4Effective Times.The First Merger shall become effective at the time of the filing of a duly executed certificate of merger by the Company with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed by Wildlife and the Company in writing and specified in such certificate of merger (the time at which the First Merger becomes effective being referred to as the “First Effective Time”). As soon as practicable after the First Effective Time, but in any case, on the same day as the First Effective Time, the Second Merger shall become effective at the time of the filing of a duly executed certificate of merger by Merger Sub II with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed by Wildlife and the Company prior to the Closing in writing and specified in such certificate of merger (the time at which the Second Merger becomes effective being referred to as the “Second Effective Time”). Notwithstanding anything to the contrary set forth herein, the Second Effective Time shall occur prior to the First Effective Time (as defined in the Wildlife Merger Agreement).

Section 1.5Charter Documents.Unless otherwise determined by Wildlife prior to the First Effective Time, and by virtue of the Mergers and pursuant to each certificate of merger:

(a)Subject to Section 5.5, at the First Effective Time, the certificate of incorporation of the Company and the bylaws of the Company, respectively, shall be amended in their entirety to be the same as the certificate of incorporation of Merger Sub I (other than with respect to the name and incorporator) and the bylaws of Merger Sub I (other than the name), each as in effect immediately prior to the First Effective Time, and as so amended shall be the certificate of incorporation and the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

(b)Subject to Section 5.5, at the Second Effective Time, the certificate of formation of Merger Sub II and the limited liability company agreement of Merger Sub II, respectively, each as in effect immediately prior to the Second Effective Time, shall be the certificate of formation and the limited liability company agreement of the Surviving LLC until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.6Directors; Officers.Unless otherwise determined by Wildlife prior to the First Effective Time:

(a)The officers of Merger Sub I immediately prior to the First Effective Time shall be the initial officers of the Surviving Corporation from and after the First Effective Time and the directors of Merger Sub I immediately prior to the First Effective Time shall be the initial directors of the Surviving Corporation from and after the First Effective Time.

(b)Wildlife, which is and will be the Managing Member (as defined in the limited liability company agreement of Merger Sub II) of Merger Sub II immediately prior to the Second Effective Time, shall be the Managing Member of the Surviving LLC from and after the Second Effective Time and the officers of Merger Sub II as of immediately prior to the Second Effective Time shall be the officers of the Surviving LLC from and after the Second Effective Time.

Article II
TREATMENT OF SECURITIES.

Section 2.1Treatment of Capital Stock.

(a)The First Merger.At the First Effective Time by virtue of the First Merger and without any action on the part of any Person:

(i)Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than any Dissenting Shares or Cancelled Shares) shall be converted into a number of fully paid and nonassessable shares of Wildlife Class A Common Stock equal to the Exchange Ratio, subject to Section 2.4 with respect to fractional shares (the “Merger Consideration”). For purposes of this Agreement, the “Exchange Ratio” shall equal the number of OpCo Common Units held by the Company divided by the total number of issued and outstanding shares of Company Common Stock, in each case, as of immediately prior to the First Effective Time. From and after the First Effective Time, all shares of Company Common Stock (other than any Dissenting Shares or Cancelled Shares) shall cease to be issued and outstanding and shall

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automatically be cancelled and retired and shall cease to exist, and each holder of a valid certificate or certificates which immediately prior to the First Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) or evidenced by way of book-entry in the register of stockholders of the Company immediately prior to the First Effective Time (each, a “Book-Entry Share”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration upon the surrender of such shares of Company Common Stock in accordance with Section 2.2;

(ii)Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time that is owned or held in treasury by the Company or is owned by Wildlife or any direct or indirect wholly owned Subsidiary of Wildlife or of the Company shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Shares”);

(iii)Each share of common stock of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be automatically converted into and become one validly issued, fully paid and nonassessable common share, par value $0.0001 per share, of the Surviving Corporation.

(b)The Second Merger.At the Second Effective Time by virtue of the Second Merger and without any action on the part of any Person, each share of common stock, par value $0.0001 per share, of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and retired and shall cease to exist. Each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a limited liability company interest of the Surviving LLC.

(c)Dissenting Shares.Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.1(c)), each share of Company Common Stock outstanding immediately prior to the First Effective Time (other than Cancelled Shares) and held by a holder who has not voted in favor of (or otherwise consented to) the adoption of this Agreement and who has properly and validly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. At the First Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under Section 262 of the DGCL with respect to such Dissenting Shares. If any such holder fails to perfect, or otherwise fails to comply with the provisions of Section 262 of the DGCL, or otherwise waives, withdraws or loses his, her, its or their right to appraisal under Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such holder’s Dissenting Shares shall be deemed to have been converted, as of the First Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration in respect of each Dissenting Share held by such holder pursuant to Section 2.1(a)(i) without interest and subject to any withholding of Taxes required by applicable Law. The Company or the Surviving LLC, as applicable, shall give each of Wildlife and the Wildlife Merger Counterparty prompt written notice of any demands received by the Company or the Surviving LLC, as applicable, for appraisal of shares of Company Common Stock, of any withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to Section 262 of DGCL, and Wildlife shall have the right to participate in and reasonably and in good faith direct all negotiations and Actions with respect to such demands. Prior to the First Effective Time, the Company shall not, except with the prior written consent of Wildlife and the Wildlife Merger Counterparty, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing in respect of any Dissenting Shares.

(d)Adjustment to Merger Consideration.If, during the period between the date of this Agreement and the First Effective Time, any change in the issued and outstanding shares of Company Common Stock or Wildlife Class A Common Stock shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange, consolidation, subdivision or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon (including any dividend or distribution of securities convertible into the Company Common Stock or Wildlife Class A Common Stock), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement. Nothing in this Section 2.1(d) shall be construed to permit the parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

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Section 2.2Payment for Securities.

(a)Prior to the First Effective Time, Wildlife and the Company shall jointly appoint an exchange agent in the Mergers (the “Exchange Agent”). Immediately prior to the First Effective Time, Wildlife shall deposit with the Exchange Agent evidence of book-entry shares representing the Wildlife Class A Common Stock issuable pursuant to Section 2.1(a)(i) and any cash payable in respect of fractional shares pursuant to Section 2.4. Such Wildlife Class A Common Stock and such cash so deposited with the Exchange Agent are referred to collectively as the “Exchange Fund.”

(b)Immediately following the First Effective Time, the Exchange Agent shall issue book-entry shares representing the Merger Consideration (in a number of whole shares of Wildlife Class A Common Stock) that each holder of Company Common Stock (as of immediately prior to the First Effective Time and which are set forth on Section 3.2(b) of the Company Disclosure Schedule) has the right to receive pursuant to the provisions of Section 2.1(a)(i) and shall pay to each such holder cash payable in respect of fractional shares pursuant to Section 2.4; provided, however, that receipt of the Merger Consideration and such cash shall be subject to receipt by the Exchange Agent of any documentation or information reasonably requested by the Exchange Agent from such holder.

(c)No interest shall be paid or accrue on any portion of the Merger Consideration payable hereunder.

(d)At the First Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Company Common Stock on the records of the Company.

Section 2.3Withholding.Each of the Company, Wildlife, Merger Sub I, Merger Sub II, the Surviving Corporation, the Surviving LLC and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable state, local or non-U.S. Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.4Fractional Shares.No certificate or scrip representing fractional shares of Wildlife Class A Common Stock shall be issued hereunder, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Wildlife. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock converted pursuant to the First Merger who would otherwise have been entitled to receive a fraction of a share of Wildlife Class A Common Stock (after aggregating all shares held by such holder immediately prior to the First Merger) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fraction of a share of Wildlife Class A Common Stock multiplied by the volume-weighted average price (rounded to the nearest one ten thousandth) of Wildlife Class A Common Stock on the New York Stock Exchange (“NYSE”) on the last 30 trading days preceding the First Effective Time.

Section 2.5Tax Treatment.For U.S. federal income Tax purposes, Wildlife, Merger Sub I, Merger Sub II and the Company intend that the acquisition of the Company pursuant to the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code.

Article III
REPRESENTATIONS AND WARRANTIES BY THE COMPANY

Except as disclosed in the corresponding section (or subsection) of the disclosure letter delivered by the Company to Wildlife immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify (or, as applicable, constitute a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article III for which it is reasonably apparent on its face that such information is relevant to such other section), the Company hereby represents and warrants to Wildlife, Merger Sub I and Merger Sub II as follows:

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Section 3.1Organization.The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted.

Section 3.2Capitalization.

(a)The authorized capital stock of the Company consists of: 5,000,000 shares of common stock, $0.001 par value per share (the “Company Common Stock”), of which 3,500,000 shares are classified as Series A Common Stock and 1,500,000 of which are classified as Series B Common Stock. As of the date hereof, there are (i) 2,657,777 shares of Series A Common Stock issued and outstanding; and (ii) 531,330 shares of Series B Common Stock issued and outstanding. The Series B Common Stock do not have the right to vote. All of the outstanding shares of Company Common Stock have been duly authorized, validly issued, fully paid and nonassessable and free of any pre-emptive rights other than those pursuant to the Stockholder Agreement.

(b)As of the date hereof, Section 3.2(b) of the Company Disclosure Schedule sets forth the record owners of the shares of each class and series of Company Common Stock.

(c)Except as set forth in Section 3.2(a) and Section 3.2(b), (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding; and (ii) except for the Wildlife Merger Agreement, the Stockholder Agreement, and that certain voting agreement entered into by and among the Company and the other parties thereto in connection with the Wildlife Merger Agreement (as amended, the “Wildlife Voting Agreement”), there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company is a party or is otherwise bound obligating the Company to (A) issue, transfer or sell, or make any payment with respect to, any shares of or other equity interests of the Company or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, or (C) redeem or otherwise acquire any such shares or other equity interests.

(d)As of the date hereof, the Company owns of record 12,559,600 OpCo Common Units and 1 share of Series B common stock, $0.0001 par value per share, of Wildlife (“Wildlife Series B Common Stock”), in each case free and clear of all liens.

Section 3.3Authorization.

(a)The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Company Stockholder Approval, to consummate the Transactions. The board of directors of the Company (the “Company Board”) (i) determined that this Agreement and the Transactions, including the Mergers, are fair to, and in the best interest of, the Company and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Mergers, and (iv) resolved to recommend that the Company’s stockholders approve and adopt this Agreement, in each case, on the terms and subject to the conditions set forth herein. Except for the receipt of the Requisite Company Stockholder Approval, and the filing of the certificates of merger for the First Merger and the Second Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the Transactions.

(b)The approval of the Company’s stockholders holding at least a majority of the outstanding Series A Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement (the “Requisite Company Stockholder Approval”).

(c)This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Wildlife, Merger Sub I and Merger Sub II, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

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Section 3.4No Conflict; Required Consents and Approvals.

(a)Other than in connection with or in compliance with (i) the DGCL and the DLLCA, including the filing of the certificates of merger, (ii) the Securities Act and the Exchange Act, and any other applicable U.S. state or federal securities, takeover or “blue sky” Law, (iii) the HSR Act and (iv) the NYSE Rules, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity is necessary or required, under applicable Law, on the part of the Company for the consummation by the Company of the Transactions, except for such consents, approvals, authorizations, permits, filings or notifications that, if not obtained or made, (x) would not reasonably be expected have, individually or in the aggregate, a material adverse effect on the Company and (y) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Transactions.

(b)Assuming compliance with Section 3.4(a) (including, where relevant, expiration of a waiting period) and receipt of the Requisite Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, do not and will not (i) result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any material Contract to which the Company is a party, (ii) conflict with or violate any provision of the Charter Documents of the Company or (iii) conflict with or violate any Law applicable to the Company, other than in the case of clauses (i) and (iii), any such violation, conflict, breach, default, termination, cancellation, acceleration, right, or loss that (x) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and (y) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Transactions.

Section 3.5Financial Statements.The Company has delivered to Wildlife its unaudited financial statements for the fiscal year ended December 31, 2025 (the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition and operating results of the Company for the periods indicated therein.

Section 3.6No Undisclosed Liabilities.Except as and to the extent adequately accrued or reserved against in the balance sheet of the Company set forth in the Financial Statements, the Company has no Liability required to be reflected in a balance sheet of the Company or disclosed in the notes thereto, except for any Liabilities (i) incurred in the ordinary course of business consistent with past practice since December 31, 2025, (ii) incurred in connection with the transactions contemplated hereby or by the Wildlife Merger Agreement or (iii) disclosed in the Company Disclosure Schedule. There are no off-balance sheet arrangements to which the Company is a party.

Section 3.7Holding Company.Since the initial public offering of Wildlife, other than for OpCo Common Units and Wildlife Series B Common Stock, the Company has not owned any equity interest in any corporation, partnership, trust, joint venture, limited liability company or other business entity. The Company was formed for the sole purpose of beneficially owning equity interests in Wildlife and OpCo and engaging in transactions and operations incidental thereto. Since the initial public offering of Wildlife, the Company has conducted no business or operations, except for owning OpCo Common Units and Wildlife Series B Common Stock and entering into, and complying with its obligations under, this Agreement and the other documents contemplated hereby, the Wildlife Voting Agreement, any agreements or arrangements with Wildlife or OpCo, and transactions or operations incidental to the foregoing.

Section 3.8Taxes.Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company:

(a)(i) all Tax Returns required to be filed by or on behalf of the Company with any Governmental Entity (1) have been filed on or before the applicable due date (including any extensions of such due date) and (2) are true, correct and complete; and (ii) all Taxes for which the Company is liable have been timely paid or accrued (in accordance with GAAP);

(b)(i) the Financial Statements reflect a reserve established in accordance with GAAP for all actual and contingent Tax liabilities of the Company as of the date thereof, and (ii) since such date, the Company has not incurred Liabilities for Taxes other than in the ordinary course of operation of its business, except in connection with the Transactions or the transactions contemplated by the Wildlife Merger Agreement;

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(c)(i) no audit, claim or legal proceeding relating to Taxes for which the Company is or may be liable, is pending or threatened in writing and, in each case, that has not been resolved; (ii) no deficiency for Taxes that remains unpaid or otherwise settled has been proposed or assessed by any Governmental Entity against the Company; and (iii) no written claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to Tax in that jurisdiction;

(d)there are no liens relating to Taxes upon any asset of the Company, other than liens for Taxes or other governmental assessments not yet due and payable or that are being contested in good faith by appropriate proceedings for which reserves have been maintained in accordance with GAAP;

(e)in the two (2) years prior to the date of this Agreement, the Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock qualifying for tax-free treatment under Sections 355 and 361 of the Code;

(f)(i) the Company has no Liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any similar state, local or foreign Tax Law), as a transferee, as a successor or by contract, except for an agreement (A) that will terminate as of Closing or (B) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes or otherwise, and (ii) the Company is not, and has not been, a member of an affiliated, consolidated, or unitary group for Tax purposes;

(g)the Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract (except for an agreement (i) solely between the Company and Wildlife or Wildlife’s subsidiaries or (ii) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes);

(h)the Company has never participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or a similar transaction under any similar provision of state, local or foreign Law);

(i)the Company has not entered into any “closing agreement” as described in Section 7121 of the Code (or any similar state, local or foreign Tax Law), and the Company has not requested, received or is subject to any written ruling of a Governmental Entity or has entered into any similar written agreement with a Governmental Entity with respect to any Taxes;

(j)the Company has properly and timely withheld from each payment or deemed payment made to any employee, contractor, past or present supplier, creditor, stockholder or other third party all Taxes and other deductions required to be withheld and has duly and timely paid such withheld amounts to the proper Governmental Entities and complied with all reporting and record retention requirements related to such Taxes;

(k)the Company has no knowledge of any facts, agreements, plans or other circumstances, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(l)for all transactions between the Company and any non-resident person with whom it was not dealing at arm’s length, the Company has made or obtained records or documents that meet the transfer pricing requirements under applicable law;

(m)at all times between the date of its formation until the completion of the Mergers, the Company was validly classified as an S corporation within the meaning of Sections 1361 and 1362 of the Code for U.S. federal income Tax purposes and any analogous or corresponding state, local or non-U.S. Tax Law; and

(n)(i) the Company has no potential Tax liability under Section 1374 of the Code (or any similar provision of state or local Tax Law), and (ii) the Company has not, in the past five (5) years, (A) acquired assets from a corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

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Section 3.9Legal Proceedings.Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company, there is no pending Legal Proceeding or that, to the Knowledge of the Company, is being threatened in writing against the Company or any of its Subsidiaries, directors or officers.

Article IV
REPRESENTATIONS AND WARRANTIES
OF WILDLIFE, MERGER SUB I AND MERGER SUB II

Wildlife, Merger Sub I and Merger Sub II hereby represent and warrant to the Company as follows:

Section 4.1Organization.Each of Wildlife, Merger Sub I and Merger Sub II is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted.

Section 4.2Valid Issuance.All shares of Wildlife Class A Common Stock issuable as Merger Consideration (the “Wildlife Share Issuance”) will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid, nonassessable, issued in compliance in all material respects with applicable Law and free of any preemptive rights.

Section 4.3Authorization.

(a)Wildlife has the requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Wildlife Stockholder Approval, to consummate the Transactions. The board of directors of Wildlife (the “Wildlife Board”) at a duly held meeting (i) determined that this Agreement and the Transactions, including the Mergers and the Wildlife Share Issuance, are fair to, and in the best interest of, Wildlife and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by Wildlife of this Agreement and the consummation of the Transactions, including the Mergers and the Wildlife Share Issuance, and (iv) except as permitted pursuant to Section 5.9, resolved to recommend that Wildlife’s stockholders approve the Wildlife Share Issuance (the “Wildlife Board Recommendation”), in each case, on the terms and subject to the conditions set forth herein. Except for the receipt of the Requisite Wildlife Stockholder Approval and the Wildlife Merger Approvals, and the filing of the certificates of merger for the First Merger and the Second Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Wildlife are necessary to authorize the execution and delivery of this Agreement and the consummation of the Transactions.

(b)The affirmative vote of the holders of a majority of the voting power of the shares of Wildlife Common Stock outstanding on the record date and present in person or by proxy at the Company Stockholders’ Meeting (as defined in the Wildlife Merger Agreement) and entitled to vote on the proposal to approve the Wildlife Share Issuance is the only vote of the holders of any class or series of capital stock of Wildlife necessary to approve the Wildlife Share Issuance (the “Requisite Wildlife Stockholder Approval”).

(c)The affirmative vote of Wildlife, as the sole stockholder of Merger Sub I, is the only vote of the holders of any class or series of capital stock of Merger Sub I necessary to approve the First Merger and to approve and adopt this Agreement (the “Wildlife First Merger Approval”).

(d)The affirmative vote of Wildlife, as the sole stockholder of Merger Sub II, is the only vote of the holders of any class or series of securities of Merger Sub II necessary to approve the Second Merger and to approve and adopt this Agreement (the “Wildlife Second Merger Approval” and, together with the Wildlife First Merger Approval, the “Wildlife Merger Approvals”).

(e)This Agreement has been duly and validly executed and delivered by Wildlife, Merger Sub I and Merger Sub II and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the valid and binding agreement of Wildlife, Merger Sub I and Merger Sub II, enforceable against Wildlife, Merger Sub I and Merger Sub II in accordance with its terms, except for the Enforceability Limitations.

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Section 4.4No Conflict; Required Consents and Approvals.

(a)Other than in connection with or in compliance with (i) the DGCL and the DLLCA, including the filing of the certificates of merger, (ii) the Securities Act and the Exchange Act, and any other applicable U.S. state or federal securities, takeover or “blue sky” Law, (iii) the HSR Act, and (iv) the NYSE Rules, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity is necessary or required, under applicable Law, on the part of Wildlife for the consummation by Wildlife of the Transactions, except for such consents, approvals, authorizations, permits, filings or notifications that, if not obtained or made, (x) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Wildlife and (y) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Wildlife to consummate the Transactions.

(b)Assuming compliance with Section 4.4(a) (including, where relevant, expiration of a waiting period) and receipt of the Requisite Wildlife Stockholder Approval and the Wildlife Merger Approvals, the execution, delivery and performance by Wildlife of this Agreement and the consummation by Wildlife of the Transactions, do not and will not (i) result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any material Contract to which Wildlife is a party, (ii) conflict with or violate any provision of the Charter Documents of Wildlife or (iii) conflict with or violate any Law applicable to Wildlife, other than in the case of clauses (i) and (iii), any such violation, conflict, breach, default, termination, cancellation, acceleration, right, or loss that (x) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Wildlife and (y) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Wildlife to consummate the Transactions.

Article V
COVENANTS

Section 5.1Conduct of Business.During the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing, the Company shall not conduct any business or operations, except for directly or indirectly owning equity interests of Wildlife and OpCo and entering into, and complying with its covenants and agreements under, this Agreement, the Wildlife Voting Agreement, the Wildlife Merger Agreement and transactions or operations incidental to the foregoing.

Section 5.2Reasonable Best Efforts; Frustration of Closing Conditions.

(a)Subject to the terms and conditions set forth in this Agreement, each of the parties shall, and shall cause their respective Affiliates and Subsidiaries to, use their reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions as promptly as practicable after the date hereof and in any event prior to the End Date (as defined in the Wildlife Merger Agreement), including (i) obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods, including under antitrust or competition Laws, from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid Actions by, any Governmental Entities, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any Action, lawsuits or other actions, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions and (iv) executing and delivering any additional instruments necessary to consummate the Transactions.

(b)In furtherance and not in limitation of the foregoing, each of the parties shall, and shall cause their respective Affiliates and Subsidiaries to, (i) as promptly as reasonably practicable (and in any event within fifteen (15) Business Days after the date of this Agreement), file with the Federal Trade Commission and the Antitrust Division of the Department of Justice a Notification and Report Form relating to this Agreement and the Mergers and the other Transactions as required by the HSR Act, which shall request early termination of the HSR Act waiting period to the extent available, (ii) promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other party and its Affiliates and Subsidiaries may reasonably require in connection with their preparation of necessary filings, notifications, responses, and submissions of information to any Governmental Entity, (iii) promptly supply any additional information and documentary material that may be required or requested pursuant to any applicable Laws by any Governmental Entity including a Request for Additional Information and Documentary Material, and (iv)

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take or cause to be taken all other actions necessary, proper or advisable to obtain all applicable clearances, consents, authorizations, approvals or waivers and cause the expiration or termination of all applicable waiting periods with respect to the Mergers and the other Transactions under any applicable Laws as promptly as practicable and in any event so as to allow the Closing to occur prior to the End Date (as defined in the Wildlife Merger Agreement).

(c)Without limiting the generality of anything contained in this Section 5.2, each party shall, in connection with the Transactions, subject to requirements of any Governmental Entity and any applicable Law, and subject to all applicable privileges, including the attorney-client privilege: (i) promptly inform the other parties and the Wildlife Merger Counterparty of any substantive communication from any Governmental Entity; (ii) consult and cooperate with, and consider in good faith the views of, one another and the Wildlife Merger Counterparty, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under the HSR Act, provided that Wildlife shall have the right to direct and control the overall strategy of the foregoing; (iii) promptly provide the other parties and the Wildlife Merger Counterparty with copies of all substantive written communications to or from any Governmental Entity; (iv) use good faith efforts to give the other parties and the Wildlife Merger Counterparty reasonable advance notice of all meetings with any Governmental Entity; and (v) not participate independently in any meeting with a Governmental Entity without providing reasonable advance notice to the other parties and the Wildlife Merger Counterparty and an opportunity to attend and participate in such meeting. Each of the parties and the Wildlife Merger Counterparty may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties or the Wildlife Merger Counterparty as “outside counsel only” such that the materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by outside legal counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the party hereto that provided the materials. Any materials shared under this Section 5.2(c) may be redacted (x) to remove references concerning the valuation of the businesses of Wildlife, or proposals from third parties, (y) as necessary to comply with Contracts and (z) as necessary to address reasonable privilege or confidentiality concerns, and may be provided on an outside counsel only basis. Each of the parties may limit the other parties’ and the Wildlife Merger Counterparty’s participation in any meeting or discussion with any Governmental Entity to outside counsel (or other agreed representatives) in order to protect competitively sensitive information that may be discussed during the meeting or discussion or to address reasonable privilege or confidentiality concerns

(d)Notwithstanding anything to the contrary set forth in this Agreement, no party may rely on the failure of any condition set forth in Article VI to be satisfied if such failure was primarily caused by the failure of such party, as applicable, to perform any of their respective obligations under this Agreement.

Section 5.3Tax Matters.

(a)Tax Treatment.The parties hereto intend that the acquisition of the Company pursuant to the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Company and Wildlife agree to use their reasonable best efforts to cause the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties to this Agreement shall treat the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code, and no party shall take any position for Tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The parties hereto agree to (and, after the Closing, Wildlife agrees to cause Company to) (i) file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (ii) file all Tax Returns on a basis consistent with, and not take any position with a Governmental Entity inconsistent with, the intended characterization in this Section 5.3(a), except as otherwise required by applicable Law.

(b)Transfer Taxes.The payment of any transfer taxes (including any penalties and interest) incurred solely by a holder of Company Common Stock in connection with the First Merger, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

Section 5.4Required Notification.The Company shall promptly notify Wildlife and the Wildlife Merger Counterparty of (a) any notice or other substantive communication from any Governmental Entity in connection with the Transactions; (b) any notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (c) any Action commenced or, to the Knowledge of the Company threatened against, relating to or involving the Company or that relates to the consummation of the Transactions; or (d) any breach of any representation, warranty or covenant in this Agreement that would

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reasonably be expected to cause any of the conditions to Closing set forth in Article VI not to be satisfied. Any such disclosure shall not constitute an exception to the representations and warranties set forth in Article III, shall not limit the rights of Wildlife under this Agreement for any breach by the Company of such representations and warranties, and shall not have the effect of satisfying any of the conditions set forth in Section 6.1.

Section 5.5Indemnification of Directors and Officers.

(a)From and after the First Effective Time, the Surviving LLC shall, and Wildlife shall cause the Surviving LLC to, exculpate, indemnify and hold harmless (and shall also advance or cause the Surviving LLC to advance fees, costs and expenses as incurred), to the fullest extent that the Company would have been permitted under applicable Law, the Company Charter Documents (as in effect on the date hereof), and any indemnification agreements entered into prior to the date hereof with the Company, each present and former director or officer of the Company, and any other individual who is or was serving at the request of the Company as a director, officer, manager, member, trustee, fiduciary, employee or agent of another Person (collectively, the “Indemnified Persons”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (including all interest, assessments and other charges paid or payable in connection with or in respect thereof) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, including any amounts paid in settlement, arising out of or related to such Indemnified Persons’ service as a director or officer of the Company or services performed by such Person at the request of the Company at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, including with respect to the Mergers and the other transactions contemplated hereby; provided, that the foregoing shall not require the Surviving LLC to exculpate, indemnify or hold harmless (or make advances) to any Person (including any Person serving as a director or officer of the Company or Wildlife) in connection with any claim, action, suit, proceeding or investigation to the extent that such matter relates to such Person’s capacity as a holder of equity in the Company or to the extent that such matter was initiated by such Person. The Surviving LLC shall promptly reimburse each Indemnified Person for any costs or expenses (including attorneys’ fees) incurred by such Indemnified Person in successfully enforcing the indemnification or other obligations provided in this Section 5.5.

(b)From the First Effective Time until the sixth anniversary of the First Effective Time, the Surviving LLC shall, and Wildlife shall cause the Surviving LLC to, cause the organizational documents of the Surviving LLC to contain provisions with respect to indemnification, exculpation and advancement and reimbursement that are at least as favorable as the indemnification, exculpation and advancement and reimbursement provisions contained in the certificate of incorporation or bylaws of the Company immediately prior to the First Effective Time, and during such period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by applicable Law. The indemnification agreements between the Company and an Indemnified Person shall survive the consummation of the Mergers and continue in full force and effect in accordance with their respective terms and the Surviving LLC shall, and Wildlife shall cause the Surviving LLC to, honor and perform all such agreements.

(c)From the First Effective Time until the sixth anniversary of the First Effective Time, the Surviving LLC shall, and Wildlife shall cause the Surviving LLC to, maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors or officers of the Company, or other acts or omissions at the request of the Company occurring prior to the First Effective Time, continuing insurance coverage with respect to the current policies of directors’ and officers’ insurance maintained by the Company as of the date of this Agreement (the “Existing Insurance Policies”), except that: (i) the Surviving LLC may substitute for any Existing Insurance Policy a policy or policies substantially equivalent to and in any event not less favorable than the existing policies of the Company with a carrier who has an equal or better credit rating; and (ii) the Surviving LLC will not be required to pay annual premiums for the Existing Insurance Policies (or for any substitute policies) in excess of 300% of the most recent annual premium paid prior to the date of this Agreement for the Existing Insurance Policies (the “Maximum Premium”). If any future annual premiums for the Existing Insurance Policies (or any substitute policies therefor) exceed the Maximum Premium, then the Surviving LLC may reduce the amount of coverage of such Existing Insurance Policies (or any substitute policies therefor) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. In lieu of such insurance, prior to the Closing Date, the Company may, at its option, purchase a fully-funded and non-revocable six (6)-year prepaid “tail” directors’ and officers’ insurance policy for the Company, and their current and former directors and officers who are covered by the directors’ and insurance coverage currently maintained by or for the benefit of the Company, such “tail” policy to provide coverage in an amount not less than the coverage under the Existing Insurance Policies and to have other terms not less favorable to the insured persons than those under the Existing Insurance Policies. The Surviving LLC shall, and Wildlife shall cause the Surviving LLC to, maintain such policies in full force and effect, and continue to honor

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the obligations thereunder, and shall take no action to cancel, terminate or modify, or otherwise rescind or make unavailable the benefits of, such policies.

(d)From and after the First Effective Time, the obligations and liability of Wildlife and the Surviving LLC under this Section 5.5 shall be joint and several, and Wildlife shall guarantee and cause the performance by the Surviving LLC of all such obligations.

(e)The obligations under this Section 5.5 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Persons (or any other person who is a beneficiary under any Existing Insurance Policy or the “tail” policy referred to in paragraph (c) above (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under any Existing Insurance Policy or the “tail” policy referred to in paragraph (c) above.

(f)The provisions of this Section 5.5 are intended to be for the benefit of, and will be fully enforceable by each of the Indemnified Persons (and other persons who are beneficiaries under any Existing Insurance Policy or the “tail” policy referred to in paragraph (c) above (and their heirs and representatives)), who are intended third-party beneficiaries of this Section 5.5 from and after the First Effective Time. The rights of the Indemnified Persons (and other persons who are beneficiaries under any Existing Insurance Policy or the “tail” policy referred to in paragraph (c) above (and their heirs and representatives)) under this Section 5.5 shall be in addition to, and not in substitution for, any other rights that such persons may have under the Company Charter Documents or applicable Law (whether at law or in equity).

(g)Notwithstanding that an Indemnified Person may have certain rights to indemnification, advancement of expenses and/or insurance provided by any other Person (collectively, the “Other Indemnitors”), the Surviving LLC (i) shall be the indemnitor of first resort (i.e., its obligations to an Indemnified Person are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Person are secondary), and (ii) shall be required to advance the full amount of expenses incurred by an Indemnified Person and shall be liable for the full amount of all Liabilities, without regard to any rights such Indemnified Person may have against any of the Other Indemnitors, in respect of all matters described in sub-sections (a), (b) and (c) above. No advancement or payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Surviving LLC shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Surviving LLC.

(h)In the event that the Surviving LLC or Wildlife shall consolidate or merge with any other person and shall not be the continuing or surviving company or entity in such consolidation or merger, or transfers at least fifty percent (50%) of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving company or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.5.

Section 5.6Stockholder Consent; Information Statement; Voting Agreement.

(a)Within twenty-four (24) hours following the execution of this Agreement, the Company shall obtain and deliver to Wildlife a true, correct and complete copy of a written consent in substantially the form attached hereto as Annex II (the “Written Consent”), executed by stockholders of the Company representing at least the number and class of shares of Company Common Stock sufficient to fully and irrevocably provide the Requisite Company Stockholder Approval in accordance with the DGCL and the Charter Documents of the Company.

(b)Within 10 Business Days following the receipt by the Company of the Written Consent executed by holders of Company Common Stock sufficient to fully and irrevocably obtain the Requisite Company Stockholder Approval, the Company shall, in accordance with applicable Law, including Section 228 of the DGCL, and the Charter Documents of the Company, send a notice (the “228 Notice”) to each holder of Company Common Stock that has not theretofore executed the Written Consent notifying him, her or it that (1) action has been taken by less than unanimous written consent of the holders of Company Common Stock, and (2) this Agreement was duly adopted. The 228 Notice shall be in a form and substance approved by Wildlife and shall be in compliance with Section 228 of the DGCL and other applicable Laws.

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(c)Within 5 Business Days following the Proxy Statement/Prospectus (as defined in the Wildlife Merger Agreement) being made available (including on the Electronic Data Gathering, Analysis and Retrieval filing system) to the stockholders of Wildlife, the Company shall send to each holder of Company Common Stock (1) the Proxy Statement/Prospectus (as defined in the Wildlife Merger Agreement) and (2) a notice (the “262 Notice”) that appraisal rights are available pursuant to Section 262 of the DGCL. The 262 Notice shall be in a form and substance approved by Wildlife and shall be in compliance with Section 262 of the DGCL and other applicable Laws.

(d)The Company shall, and shall cause its Affiliates to, provide information reasonably requested by Wildlife and otherwise assist and cooperate reasonably with Wildlife in preparing the Proxy Statement/ Prospectus (as defined in the Wildlife Merger Agreement).

(e)Wildlife and certain stockholders of the Company have entered into that certain Voting Agreement dated as of the date of this Agreement providing for the further commitment of such parties with respect to the Requisite Company Stockholder Approval (the “Rhino Merger Voting Agreement”).

Section 5.7Transfer Restrictions.The Company shall use reasonable best efforts to enforce all transfer restrictions related to Company Common Stock set forth in the Stockholder Agreement. The Company shall not grant any waiver of, shall not consent to, and shall not grant any other relief under, any of the transfer restrictions related to Company Common Stock set forth in the Stockholder Agreement.

Section 5.8Transfer and Surrender of Shares of Series B Common Stock and OpCo Common Units.Effective immediately following the Second Effective Time, the Surviving LLC hereby surrenders and transfers all of the (i) shares of Wildlife Series B Common Stock and (ii) OpCo Common Units that it holds of record to Wildlife for no additional consideration, and Wildlife hereby accepts such surrender and transfer of such shares of Wildlife Series B Common Stock and OpCo Common Units. In conjunction with such surrender and transfer of such shares of Wildlife Series B Common Stock and OpCo Common Units, the Surviving LLC shall, promptly following the Closing Date, surrender to Wildlife any share certificate(s) which evidence the issuance of such shares of Wildlife Series B Common Stock to the Surviving LLC and any certificate(s) which evidence the issuance of such OpCo Common Units to the Surviving LLC. Upon surrender and transfer of such shares of Wildlife Series B Common Stock, such shares shall be retired and cancelled in accordance with the DGCL and the Wildlife Charter Documents without any further action by Wildlife.

Section 5.9Change in Wildlife Board Recommendation.Notwithstanding anything herein to the contrary, the Wildlife Board shall be permitted to withdraw or modify the Wildlife Board Recommendation solely to the extent permitted by, and in accordance with, Section 4.3(b)(v) of the Wildlife Merger Agreement.

Article VI
CONDITIONS TO CLOSING

Section 6.1Conditions to Obligations of Wildlife, Merger Sub I and Merger Sub II.The obligations of Wildlife, Merger Sub I and Merger Sub II to consummate the Mergers are subject to the satisfaction of, or waiver by Wildlife of, each of the following conditions:

(a)Representations and Warranties of the Company.(i) Each of the representations and warranties of the Company set forth in Section 3.2(a) (Capitalization) and Section 3.3(a) and (b) (Authorization) shall be true and correct in all respects (except, in the case of Section 3.2 for de minimis inaccuracies) at and as of the Closing with the same force and effect as if made as of the Closing, (ii) each of the representations and warranties of the Company set forth in Section 3.1 (Organization) and Section 3.3(c) (Authorization) shall be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing, and (iii) each of the representations and warranties of the Company contained herein, other than those set forth above in clause (i) or (ii), shall be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct in all respects as of such specified date), except with respect to this clause (iii) as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Wildlife and its Subsidiaries, taken as a whole, after giving effect to the Transactions.

(b)Approval of Stockholders.The Requisite Company Stockholder Approval and the Requisite Wildlife Stockholder Approval shall have been validly obtained.

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(c)No Restraints.No Order issued by any Governmental Entity or applicable Law (collectively, “Restraints”), in either case, in the U.S. or any jurisdiction set forth in Section 6.1(c) of the Company Disclosure Schedule (the “Applicable Jurisdictions”), shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Mergers.

(d)Performance of Obligations of the Company.The Company shall have performed and complied in all material respects with all obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(e)Certificate.The Company shall have delivered to Wildlife a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Section 6.1(a) and Section 6.1(d) have been satisfied.

(f)Wildlife Merger Agreement.The conditions to closing set forth in Section 6 of the Wildlife Merger Agreement (excluding the condition set forth in Section 6.1(h) of the Wildlife Merger Agreement, relating to the closing of the First Merger under this Agreement) shall have been satisfied or, to the extent permitted by applicable Law, waived (other than such conditions that by their nature are to be satisfied at the Closing (as defined in the Wildlife Merger Agreement); provided, that such conditions are capable of being satisfied at the Closing (as defined in the Wildlife Merger Agreement)), and the parties thereto are prepared to consummate the transactions contemplated therein.

(g)HSR Act.The waiting period applicable to the Mergers pursuant to the HSR Act (and any extension thereof including any agreement with any Governmental Entity to delay the Closing entered into in connection therewith) shall have expired or otherwise been terminated.

Section 6.2Conditions to Obligations of the Company.The obligations of the Company to consummate the Mergers are subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of each of the following conditions:

(a)Representations and Warranties of Wildlife, Merger Sub I and Merger Sub II.Each of the representations and warranties of Wildlife, Merger Sub I and Merger Sub II contained herein shall be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing.

(b)Approval of Stockholders.The Requisite Company Stockholder Approval and the Requisite Wildlife Stockholder Approval shall have been validly obtained.

(c)No Restraints.No Restraint in the U.S. or any Applicable Jurisdiction shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Mergers.

(d)Performance of Obligations of Wildlife.Wildlife, Merger Sub I and Merger Sub II shall have performed and complied in all material respects with all obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(e)Certificate.Wildlife shall have delivered to the Company a certificate, dated the Closing Date and signed by an executive officer of Wildlife, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(d) have been satisfied.

(f)Wildlife Merger Agreement.The conditions to closing set forth in Section 6 of the Wildlife Merger Agreement (excluding the condition set forth in Section 6.1(h) of the Wildlife Merger Agreement, relating to the closing of the First Merger under this Agreement) shall have been satisfied or, to the extent permitted by applicable Law, waived (other than such conditions that by their nature are to be satisfied at the Closing (as defined in the Wildlife Merger Agreement); provided, that such conditions are capable of being satisfied at the Closing (as defined in the Wildlife Merger Agreement)), and the parties thereto are prepared to consummate the transactions contemplated therein.

(g)HSR Act.The waiting period applicable to the Mergers pursuant to the HSR Act (and any extension thereof including any agreement with any Governmental Entity to delay the Closing entered into in connection therewith) shall have expired or otherwise been terminated.

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Article VII
TERMINATION

Section 7.1Termination.At any time prior to the Closing, this Agreement may be terminated and the Mergers abandoned:

(a)by mutual written consent of Wildlife and the Company;

(b)by either the Company or Wildlife, if any Restraint in the U.S or any Applicable Jurisdiction having the effect set forth in Section 6.1(c) or Section 6.2(c) shall have become final and non-appealable;

(c)by Wildlife, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of any condition set forth in Section 6.1(a) or Section 6.1(d) and (B) cannot be cured by the End Date (as defined in the Wildlife Merger Agreement) or, if curable, is not cured within thirty (30) Business Days following Wildlife’s delivery of written notice to the Company stating Wildlife’s intention to terminate this Agreement pursuant to this Section 7.1(c) and the basis for such termination; provided, however, Wildlife shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c) if Wildlife itself is in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(d) to be satisfied;

(d)by the Company, if Wildlife, Merger Sub I or Merger Sub II shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of any condition set forth in Section 6.2(a) or Section 6.2(d) and (B) cannot be cured by the End Date (as defined in the Wildlife Merger Agreement) or, if curable, is not cured within thirty (30) Business Days following the Company’s delivery of written notice to Wildlife stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; provided, however, the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the Company itself is in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.1(a) or Section 6.1(d) to be satisfied;

(e)by Wildlife, if the Wildlife Merger Agreement is validly terminated pursuant to the terms thereof; or

(f)by Wildlife, if the Company does not obtain and deliver to Wildlife, in accordance with Section 5.6 and the DGCL, the Written Consent.

The party seeking to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall give written notice of such termination to the other party.

Section 7.2Effect of Termination.In the event of the valid termination of this Agreement as set forth in Section 7.1, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Wildlife, Merger Sub I, Merger Sub II, the Company or their respective officers, directors, stockholders, members, managers, Affiliates or representatives; provided, however, that (a) the provisions of this Section 7.2 and Article VIII shall remain in full force and effect and survive any termination of this Agreement, and (b) the termination of this Agreement shall not relieve any party from any Liability or damages arising out of such party’s fraud or any knowing and intentional breach of any covenant or obligation contained in this Agreement. For purposes of this Agreement, “knowing and intentional breach” means a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows that it would, or would reasonably be expected to, be or cause a material breach of this Agreement; provided, that, notwithstanding the foregoing, the failure of a party hereto to consummate the Mergers when the relevant conditions to the Mergers set forth in Article VI have been satisfied or waived and such party is obligated to effectuate the Closing pursuant to Section 1.3 will, in and of itself, constitute a knowing and intentional breach; and “fraud” means actual and intentional common law fraud under Delaware law in the making of the representations and warranties set forth in Article III or Article IV of this Agreement, and shall not include constructive or equitable fraud or negligent misrepresentation or negligent omission.

Section 7.3Alternative Transactions.Notwithstanding the preceding Section 7.2 or anything else in this Agreement to the contrary, if (x) the Wildlife Merger Agreement is terminated by Wildlife in accordance with Section 7.1(e)(i) thereof (Superior Proposal) and, in connection with such termination, Wildlife enters into an Acquisition Agreement (as defined in the Wildlife Merger

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Agreement) with respect to an Acquisition Proposal (as defined in the Wildlife Merger Agreement) that the Wildlife Board has determined constitutes a Superior Proposal (as defined in the Wildlife Merger Agreement), (y) there is a publicly announced or disclosed alternative transaction prior to any termination of the Wildlife Merger Agreement, the Wildlife Merger Agreement is terminated in accordance with its terms, and Wildlife following such termination enters into a definitive Acquisition Agreement with the party making such proposal or any of its affiliates, or (z) following any termination of the Wildlife Merger Agreement, but in any event within one (1) year of the date hereof, the Wildlife Board approves or recommends a definitive Acquisition Agreement with respect to any other transaction that constitutes a Change of Control under (and as defined in) the Tax Receivable Agreement dated as of October 7, 2013, between the Company and Wildlife (as the same may be amended, supplemented or otherwise modified, the “Tax Receivable Agreement”) (any such Acquisition Agreement, as the same may be amended, supplemented or modified, the “Subsequent Merger Agreement”), then this Agreement shall continue in full force and effect and the terms of this Agreement shall apply with respect to (x) the Subsequent Merger Agreement, as if it were the Wildlife Merger Agreement, and the counterparty to Wildlife thereto, as if it were the Wildlife Merger Counterparty, and (y) the Superior Proposal or other alternative transaction and the other transactions contemplated by the Subsequent Merger Agreement, as if they were the Mergers and the other transactions contemplated by the Wildlife Merger Agreement, until the earliest of (A) the consummation of the transactions contemplated by the Subsequent Merger Agreement and (B) the termination of the Subsequent Merger Agreement in accordance with its terms.

Article VIII
MISCELLANEOUS

Section 8.1Survival.None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the consummation of the Mergers.

Section 8.2Entire Agreement; Counterparts.This Agreement (including all Annexes hereto) and the Rhino Merger Voting Agreement constitutes the entire agreement among the parties regarding the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof. The Company Disclosure Schedule is “facts ascertainable” as that term is used in Section 251(b) of the DGCL and does not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms of this Agreement.

Section 8.3Severability.Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision. In the event that the parties are unable to agree to such replacement, the parties agree that the court making the determination referred to above shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.

Section 8.4Notices.Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the second Business Day after being sent; (c) if sent via a national courier service, two Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties hereto):

(a) if to Wildlife, Merger Sub I or Merger Sub II

RE/MAX Holdings, Inc.
5075 S. Syracuse Street

D-B-20

Denver, Colorado 80237
Attention:	[Intentionally Omitted]
Email:	[Intentionally Omitted]

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention:	Gavin Grover; Michael O’Bryan; Joseph Sulzbach
Email:	ggrover@mofo.com; mobryan@mofo.com; jsulzbach@mofo.com

(b)if to the Company (prior to Closing):

RIHI, Inc.
6700 Massive Peak Cir.
Castle Rock, CO 80108
Attention:	[Intentionally Omitted]
Email:	[Intentionally Omitted]

with a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP
1700 Lincoln Street, Suite 4100
Denver, CO 80203
Attention:	Charles D. Maguire; Todd Kaye; Tyler Mark
Email:	charles.maguire@bclplaw.com; todd.kaye@bclplaw.com; tyler.mark@bclplaw.com

Section 8.5Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a)This Agreement, and any action, suit or other legal proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any of the Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles or any borrowing statute of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action, suit or other legal proceeding between any of the parties arising out of or relating to this Agreement, any of the Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chosen Court; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Court; and (iii) agrees that it will not bring any such action in any court other than the Chosen Court. Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 8.4 shall be effective service of process for any such action.

(b)EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

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Section 8.6Interpretation.

(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)As used in this Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” All references in this Agreement to “dollars” or “$” shall mean United States Dollars. The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(d)Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Law in this Agreement shall be construed as referring to such agreement, instrument or other document or Law as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) all references to “Sections,” “Schedules” and “Exhibits” in this Agreement or in any Schedule or Exhibit to this Agreement are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement, respectively; (iv) the words “herein,” “hereof,” “hereunder” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; and (v) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

(e)The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 8.7No Third-Party Beneficiaries.This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except from and after the First Effective Time, the Indemnified Persons (including their heirs and representatives) shall be third party beneficiaries of and entitled to enforce Section 5.5.

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Section 8.8Remedies.The parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any party of any covenant or obligation contained in this Agreement, any non- breaching party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such non-breaching party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of the parties hereby waives any requirement for the securing or posting of any bond in connection with any such remedy. The parties further agree not to assert that (a) a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason or (b) a remedy of monetary damages would provide an adequate remedy.

Section 8.9Amendment and Modification.This Agreement may be amended by the Company, Wildlife, Merger Sub I and Merger Sub II at any time prior to the First Effective Time (whether before or after the adoption of this Agreement by the Company’s stockholders or Wildlife as Merger Sub I and Merger Sub II’s sole securityholder); provided, however, that after any such adoption of this Agreement by the Company’s stockholders or approval by Wildlife as Merger Sub I and Merger Sub II’s securityholder, no amendment shall be made which by applicable Law requires further approval of the stockholders of the Company or Merger Sub I or Merger Sub II, as the case may be, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.10Fees and Expenses.Whether or not the Mergers are consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Mergers and the other Transactions, including all fees and expenses of its representatives, shall be paid by the party incurring such expense.

Section 8.11Waivers.No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

[Signature page follows]

D-B-23

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

RE/MAX HOLDINGS, INC.

By:	/s/ Susan Winders
	Name:	Susan Winders
	Title:	Chief Legal Officer and Chief Compliance Officer

RHINO MERGER SUB I, INC.

By:	/s/ Susan Winders
	Name:	Susan Winders
	Title:	President

RHINO MERGER SUB II, LLC

By:	/s/ Susan Winders
	Name:	Susan Winders
	Title:	Vice President and Secretary

[Signature Page to RIHI Agreement and Plan of Merger]

D-B-24

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

RIHI, INC.

By:	/s/ Bruce Benham
	Name:	Bruce Benham
	Title:	Vice President and Secretary

[Signature Page to RIHI Agreement and Plan of Merger]

D-B-25

ANNEX I

CERTAIN DEFINITIONS

For the purposes of this Agreement the following capitalized terms shall have the meanings set forth below (which shall apply equally to both the singular and plural forms of such terms):

“Action” means any claim, action, cause of action, suit, demand, proceeding, examination, audit or investigation by or before any Governmental Entity, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person; provided, however, that for the purposes of this Agreement, with respect to the Company, none of its stockholders, Wildlife or any of Wildlife’s Subsidiaries shall be deemed an “Affiliate” of the Company, and with respect to Wildlife, neither the Company nor any of its equityholders shall be deemed an “Affiliate” of Wildlife. For the purposes of this definition, “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Jurisdictions” has the meaning set forth in Section 6.1(c).

“Book-Entry Share” has the meaning set forth in Section 2.1(a)(i).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Denver, Colorado or New York City, New York are authorized or obligated by law or executive order to close.

“Cancelled Shares” has the meaning set forth in Section 2.1(a)(ii).

“Certificates” has the meaning set forth in Section 2.1(a)(i).

“Charter Documents” means the (i) articles or certificate of incorporation, certificate of formation, articles of organization or certificate of limited partnership, (ii) bylaws, limited liability company agreement or limited partnership agreement of any Person, and (iii) other equivalent organizational documents of any Person, as in effect as of the date hereof.

“Chosen Court” means: (a) if the federal courts have exclusive jurisdiction over the matters at issue in any action, suit or other legal proceeding described in Section 8.5(a) of this Agreement, the United States District Court for the District of Delaware; or (b) if the federal courts do not have exclusive jurisdiction over the matters at issue in any action, suit or other legal proceeding described in Section 8.5(a) of this Agreement, the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; provided, that, in the case of this clause (b) only, (i) if the Court of Chancery of the State of Delaware does not have jurisdiction over such matters, then the Chosen Court shall be the Superior Court of the State of Delaware in and for New Castle County, Delaware; and (ii) if the Superior Court of the State of Delaware does not have jurisdiction over such matters, then the Chosen Court shall be the United States District Court for the District of Delaware.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in Section 3.3(a).

D-B-26

“Company Common Stock” has the meaning set forth in Section 3.2(a).

“Company Disclosure Schedule” has the meaning set forth in the introduction of Article III.

“Contract” means any binding written or oral contract, agreement, instrument, option, lease, license, warranty, note, bond, mortgage, indenture, obligation, or commitment.

“Dissenting Shares” has the meaning set forth in Section 2.1(c).

“DGCL” has the meaning set forth in the Recitals.

“DLLCA” has the meaning set forth in the Recitals.

“Enforceability Limitations” has the meaning set forth in Section 3.3(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Exchange Ratio” has the meaning set forth in Section 2.1(a)(i).

“Financial Statements” has the meaning set forth in Section 3.5.

“First Effective Time” has the meaning set forth in Section 1.4.

“First Merger” has the meaning set forth in the Recitals.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory, administrative or quasi-governmental authority, branch, office agency, commission or other body, or any court, tribunal, or arbitral or judicial body (including any grand jury), whether domestic or foreign.

The Company shall be deemed to have “Knowledge” of a fact or other matter if any individual listed in Section 1.1 of the Company Disclosure Schedule has actual knowledge of such fact or other matter after reasonable inquiry of such individual’s direct reports.

“Law” means any statute, law, treaty, ordinance, regulation, directive, rule, code, executive order, injunction, judgment, decree, writ, order or other requirement, including any successor provisions thereof, of any Governmental Entity.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, or inquiry commenced, brought, conducted or heard by or before, any court or other Governmental Entity of competent jurisdiction or any arbitrator or arbitration panel with binding authority over the relevant parties.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Mergers” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a)(i).

D-B-27

“Merger Sub I” has the meaning set forth in the Preamble.

“Merger Sub II” has the meaning set forth in the Preamble.

“NYSE” has the meaning set forth in Section 2.4.

“NYSE Rules” means the rules and regulations of the NYSE.

“OpCo” means RMCO, LLC.

“OpCo Common Units” means the common units of OpCo.

“Order” means any order, writ, injunction, judgment or decree.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity.

“Requisite Company Stockholder Approval” has the meaning set forth in Section 3.3(b).

“Requisite Wildlife Stockholder Approval” has the meaning set forth in Section 4.3(b).

“Restraints” has the meaning set forth in Section 6.1(c).

“Second Effective Time” has the meaning set forth in Section 1.4.

“Second Merger” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholder Agreement” means that certain Stockholder Agreement, dated December 31, 2002, by and among RE/MAX International Holdings, Inc., and the other signatories thereto.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, registered or local office, association, trust, unincorporated association or other legal entity of which such first Person, as the case may be (either alone or through or together with any other Subsidiary), (i) owns, directly or indirectly, more than 50% of the shares or economic interests of capital stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (ii) has the contractual or other power to designate a majority of the board of directors or other governing body (and, where the context permits, includes any predecessor of such an entity) of such corporation or other legal entity.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Surviving LLC” has the meaning set forth in Section 1.1.

“Tax” means any federal, state, local, foreign or other tax (including any income, franchise, capital gains, gross receipts, value-added, surtax, estimated, unemployment, national health insurance, excise, ad valorem, transfer, stamp, sales, use, property, business, withholding or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, in each case, of a kind in the nature of a tax, and any related charge or amount imposed with respect thereto (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Entity.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

D-B-28

“Transactions” means the transactions contemplated by this Agreement.

“Wildlife” has the meaning set forth in the Preamble.

“Wildlife Board” has the meaning set forth in Section 4.3(a).

“Wildlife Board Recommendation” has the meaning set forth in Section 4.3(a).

“Wildlife Class A Common Stock” means the Class A common stock, $0.0001 par value per share, of Wildlife.

“Wildlife Common Stock” means the Class A Common Stock and the Wildlife Series B Common Stock.

“Wildlife First Merger Approval” has the meaning set forth in Section 4.3(c).

“Wildlife Merger Agreement” has the meaning set forth in the Recitals.

“Wildlife Merger Approvals” has the meaning set forth in Section 4.3(d).

“Wildlife Merger Counterparty” has the meaning set forth in the Recitals.

“Wildlife Mergers” has the meaning set forth in Section 1.3.

“Wildlife Second Merger Approval” has the meaning set forth in Section 4.3(d).

“Wildlife Series B Common Stock” has the meaning set forth in Section 3.2(d).

“Wildlife Share Issuance” has the meaning set forth in Section 4.2.

“Wildlife Voting Agreement” has the meaning set forth in Section 3.2(c).

“Written Consent” has the meaning set forth in Section 5.6(a)

D-B-29

ANNEX II

Form of Written Consent

[Intentionally Omitted]

D-B-30

EXHIBIT C

FORM OF COMPANY VOTING AND SUPPORT AGREEMENT

[Intentionally Omitted]

D-C-1

EXHIBIT D

FORM OF PARENT VOTING AND SUPPORT AGREEMENT

[Intentionally Omitted]

D-D-1

EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT

D-E-1

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of [•], 2026, between Rome Wildlife, Inc., a Delaware corporation (the “Company) and [•]1 (the “Stockholder”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1.Definitions.As used herein, the following terms have the following meanings:

“Agreement” has the meaning set forth in the preamble.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock of such corporation (whether voting or nonvoting and whether common or preferred) including shares of Common Stock and (ii) with respect to any Person that is not a corporation, individual or governmental entity, any and all partnership, membership, limited liability company or other equity interests of such Person that confer on the holder thereof the right to receive a share of the profits and losses of, or the distribution of assets of the issuing Person, including in each case any and all warrants, rights (including conversion and exchange rights) and options to purchase any of the foregoing.

“Common Stock” means the Company’s common stock, par value $0.001 per share.

“Company” has the meaning set forth in the preamble.

“Demand Registrations” has the meaning set forth in Section 2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority.

“Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

“Holdback Period” has the meaning set forth in Section 4(a).

“Indemnified Parties” has the meaning set forth in Section 7(a).

“Joinder” has the meaning set forth in Section 9.

“Long-Form Registrations” has the meaning set forth in Section 2(a).

“Permitted Transferee” means, with respect to the Stockholder, the Stockholder’s spouse, any lineal ascendants or descendants or trusts or other entities in which the Stockholder or the Stockholder’s spouse, lineal ascendants or descendants hold (and continue to hold while such trusts or other entities hold Common Stock) 50.1% or more of such entity’s beneficial interests.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or department or agency thereof.

“Piggyback Registrations” has the meaning set forth in Section 3(a).

“Public Offering” means any sale or distribution by the Company and/or holders of Registrable Securities to the public of Common Stock pursuant to an offering registered under the Securities Act.

1Note to Draft: To include Founder (and, if applicable, spouse or family trusts, etc.).

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“Registrable Securities” means (i) any Common Stock owned by the Stockholder (or its Permitted Transferee) as of the date hereof and (ii) any Common Stock issued or issuable with respect to the securities referred to in clause (i) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been (a) sold or distributed pursuant to a Public Offering, (b) sold to the public through a broker, dealer or market maker in compliance with Rule 144 or other exemption from registration under the Securities Act, or (c) repurchased by the Company or a subsidiary of the Company. For purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities, and the Registrable Securities shall be deemed to be in existence, whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Registrable Securities hereunder; provided a holder of Registrable Securities may only request that Registrable Securities in the form of Common Stock be registered pursuant to this Agreement.

“Registration Expenses” has the meaning set forth in Section 6(a).

“Rule 144,” “Rule 158,” “Rule 405,” “Rule 415” and “Rule 462” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the Securities and Exchange Commission, as the same shall be amended from time to time, or any successor rule then in force.

“Sale of the Company” means a sale of all or substantially all of the Company’s assets determined on a consolidated basis or a sale of a majority of the Company’s outstanding Common Stock, in either case, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise, provided that neither (a) a transaction solely for the purpose of changing the jurisdiction of domicile of the Company, nor (b) a transaction solely for the purpose of changing the form of entity of the Company, shall constitute a Sale of the Company.

“Sale Transaction” has the meaning set forth in Section 4(a).

“Securities” has the meaning set forth in Section 4(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Shelf Registration” has the meaning set forth in Section 2(c).

“Short-Form Registrations” has the meaning set forth in Section 2(a).

“Suspension Period” has the meaning set forth in Section 5(a)(vi).

“Violation” has the meaning set forth in Section 7(a).

“WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

Section 2.Demand Registrations.

(a)Requests for Registration.Subject to the terms and conditions of this Agreement, the holders of at least 51% of the Registrable Securities shall be entitled to direct that the Company register the sale of all or any portion of their Registrable Securities on Form S-1 or any similar long-form registration (“Long- Form Registrations”), and the holders of at least 51% of the Registrable Securities shall be entitled to direct that the Company register the sale of all or any portion of their Registrable Securities on Form S-3 (including pursuant to Rule 415) or any similar short-form registration (“Short-Form Registrations”) if available. All registrations requested pursuant to this Section 2 are referred to herein as “Demand Registrations.”

(b)Long-Form Registrations.The holders of the Registrable Securities shall each be entitled to request two (2) Long-Form Registrations in which the Company shall pay all Registration Expenses. A registration shall not count as one of the permitted Long-Form Registrations until (i) at least 75% of the Registrable Securities requested to be included in such registration by the requesting holders have been registered and (ii) such registration has become effective in accordance with the Securities Act and all applicable

D-E-3

rules and regulations promulgated thereunder. All Long-Form Registrations shall be underwritten registrations unless otherwise approved by the holders of a majority of the Registrable Securities requesting registration. Notwithstanding the foregoing, if a Long-Form Registration is withdrawn by the holders of Registrable Securities who requested such registration prior to the time it has become effective for reasons other than the disclosure of information concerning the Company that is materially adverse to the Company or the trading price of the Common Stock (which disclosure is made by the Company after the date that such registration is requested pursuant to Section 2(a)), such Long-Form Registration shall count as one of the permitted Long-Form Registrations hereunder unless the holders of Registrable Securities who requested such registration reimburse the Company for all of the Registration Expenses incurred by the Company prior to such withdrawal.

(c)Short-Form Registrations.

(i)In addition to the Long-Form Registrations provided pursuant to Section 2(b), the holders of the Registrable Securities shall each be entitled to request an unlimited number of Short-Form Registrations in which the Company shall pay all Registration Expenses. Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use any applicable short form and if the managing underwriters (if any) agree to the use of a Short-Form Registration. The Company shall use its reasonable best efforts to make Short-Form Registrations available for the sale of Registrable Securities. If the holders of a majority of the Registrable Securities request that a Short-Form Registration be filed pursuant to Rule 415 (a “Shelf Registration”) and the Company is qualified to do so, the Company shall use its reasonable best efforts to cause the Shelf Registration to be declared effective under the Securities Act as soon as practicable after filing, and once effective, the Company shall cause the Shelf Registration to remain continuously effective for a period ending on the earlier of (i) the date on which all Registrable Securities included in such registration have been sold or distributed pursuant to the Shelf Registration or (ii) the date as of which all of the Registrable Securities included in such registration are able to be sold without limitation or restriction within a three-month period in compliance with Rule 144. If thereafter for any reason the Company ceases to be a WKSI or becomes ineligible to utilize Form S-3, the Company shall prepare and file with the Securities and Exchange Commission a registration statement or registration statements on such form that is available for the sale of Registrable Securities.

(ii)Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Company files a Short-Form Registration covering all of the Registrable Securities then outstanding (which, for the avoidance of doubt, may be part of a “universal” shelf registration statement filed by the Company) and such Shelf Registration has been declared effective under the Securities Act, the Company shall, for so long as such Shelf Registration remains effective, have no obligations with respect to any Demand Registrations hereunder; provided that, the Stockholder shall be entitled, at any time and from time to time when a Shelf Registration is effective, subject to the terms of this Agreement, to sell any or all of the Registrable Securities covered by such Shelf Registration (a “Shelf Take-Down”) and the Stockholder intending to effect a Shelf Take-Down shall be entitled to request, by written notice to the Company, that the Shelf Take-Down be an underwritten offering (an “Underwritten Shelf Take-Down”). In the case of an Underwritten Shelf Take-Down, the Company may request to include a primary offering of equity securities in such Underwritten Shelf Take-Down, subject to the second sentence of Section 2(d).

(d)Priority on Demand Registrations.The Company shall not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the holders of at least 51% of the Registrable Securities. If a Demand Registration or Underwritten Shelf-Take Down is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering (including, in the case of an Underwritten Shelf Take-Down, primary shares requested to be included by the Company) exceeds the number of Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such registration prior to the inclusion of any securities which are not Registrable Securities the number of Registrable Securities requested to be included which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among the respective holders thereof on the basis of the amount of Registrable Securities owned by each such holder.

(e)Procedures and Restrictions on Demand Registrations or Underwritten Shelf Take-Downs.

(i)Each request for a Demand Registration or Underwritten Shelf-Take Down shall specify the approximate number of Registrable Securities requested to be registered and the intended method of distribution. Within ten days after receipt of any such request, the Company shall give written notice of the Demand Registration or Underwritten Shelf-Take Down to all other holders of Registrable Securities and, subject to the terms of Section 2(d), shall include in such Demand Registration or Underwritten Shelf Take-Down (and in all related registrations and qualifications under state blue sky laws and in any related underwriting) all

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Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the receipt of the Company’s notice.

(ii)The Company shall not be obligated to effect any Demand Registration, including any Shelf Registration, or Underwritten Shelf Take-Down if (i) the holders of Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration or offering, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $50,000,000 or (ii) within 180 days after the effective date of a previous Demand Registration or Underwritten Shelf Take-Down or a previous registration in which Registrable Securities were included pursuant to Section 3 and in which there was no reduction in the number of Registrable Securities requested to be included. The Company may postpone, for up to 90 days from the date of the request, the filing or the effectiveness of a registration statement for a Demand Registration or an Underwritten Shelf Take-Down, if the Company’s board of directors determines in its reasonable good faith judgment that not postponing such Demand Registration or Underwritten Shelf Take-Down (i) would interfere with a material corporate transaction or (ii) would require the disclosure of material non-public information concerning the Company that at the time is not, in the reasonable good faith judgment of the Company’s board of directors, in the best interest of the Company to disclose and is not, in the opinion of the Company’s legal counsel, otherwise required to be disclosed. In the event that the Company exercises its right to postpone a Demand Registration or Underwritten Shelf Take-Down pursuant to the preceding sentence, the holders of Registrable Securities initially requesting such Demand Registration or Underwritten Shelf Take-Down shall be entitled to withdraw such request, and if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder and the Company shall pay all Registration Expenses in connection with such registration.

(f)Selection of Underwriters.The holders of a majority of the Registrable Securities included in any Demand Registration or Underwritten Shelf Take-Down shall have the right to select the investment banker(s) and manager(s) to administer the offering; provided that the consent of the Company shall be required for the selection of the investment banker(s) and manager(s) to administer the offering.

(g)Other Registration Rights.The Company represents and warrants that it is not a party to, or otherwise subject to, any other agreement granting registration rights to any other Person with respect to any securities of the Company.

Section 3.Piggyback Registrations.

(a)Right to Piggyback.Whenever the Company proposes to register any of its securities under the Securities Act (other than (i) pursuant to a Demand Registration, or (ii) in connection with registrations on Form S-4 or S-8 promulgated by the Securities and Exchange Commission or any successor or similar forms) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to all holders of Registrable Securities of its intention to effect such Piggyback Registration and, subject to the terms of Section 3(c) and Section 3(d), shall include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 20 days after delivery of the Company’s notice.

(b)Piggyback Expenses.The Registration Expenses of the holders of Registrable Securities shall be paid by the Company in all Piggyback Registrations, whether or not any such registration became effective.

(c)Priority on Primary Registrations.If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, and (ii) second, the Registrable Securities and any other equity securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect, pro rata among the holders of such Registrable Securities and other equity securities on the basis of the number of shares owned by each such holder.

(d)Priority on Secondary Registrations.If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in

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such registration (i) first, the securities requested to be included therein by the holders requesting such registration which, in the opinion of the underwriters, can be sold without any such adverse effect, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the number of shares owned by each such holder which, in the opinion of the underwriters, can be sold without any such adverse effect and (iii) third, other securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect.

Section 4.Holdback Agreements.

(a)Holders of Registrable Securities.If requested by the Company, each holder of Registrable Securities participating in an underwritten Public Offering (for purposes of this Section 4(a), the words “Common Stock” in the definition of “Public Offering” shall be replaced with the words “Capital Stock of the Company”) shall enter into lock-up agreements with the managing underwriter(s) of such Public Offering in such form as agreed to by the holders of the Registrable Securities participating in such Public Offering. In addition to any such lock-up agreement, each holder of Registrable Securities agrees as follows:

(i)In connection with any underwritten Public Offering and without the prior written consent of the underwriters managing such Public Offering, such holder shall not, for a period of 90 days following the date of the final prospectus (the “Holdback Period”) relating to such Public Offering, (A) offer, pledge, sell, contract, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act), by such holder or any other securities so owned convertible into or exercisable or exchangeable for Capital Stock or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of owning Capital Stock, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Capital Stock or such other securities, in cash or otherwise (each such transaction, a “Sale Transaction”).

(ii)The foregoing clause (i) shall not apply to (A) the sale of Capital Stock pursuant to the terms of the underwriting agreement entered into in connection with such underwritten Public Offering, or (B) transactions relating to shares of Capital Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with transfers or dispositions of such shares of Capital Stock or other securities acquired in such open market transactions (other than a filing on Form 5 made after the expiration of the Holdback Period), or (C) transfers of Capital Stock or any security convertible into Capital Stock to a Permitted Transferee, the spouse, domestic partner, parent, sibling, child or grandchild (each an “immediate family member”) of such holder or to a trust formed for the benefit of such holder or of an immediate family member of the undersigned, or (D) transfers of Capital Stock or any security convertible into Capital Stock as a bona fide gift, or (E) distributions of shares of Capital Stock or any security convertible into Capital Stock to limited partners, members, stockholders or affiliates of the undersigned or to any investment fund or other entity controlled or managed by, or under common control or management with, such holder, or (F) as a distribution by a trust to its beneficiaries, provided that in the case of any transfer or distribution pursuant to clause (C), (D), (E) or (F), (1) each donee or distributee shall sign and deliver a lock-up agreement substantially in the form of the lock-up agreement entered into by such holder and (2) no such transfer or distribution in (C), (D), (E) or (F) shall be permitted if it shall require a filing under Section 16(a) or Section 13(d) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Capital Stock, and no such filing under Section 16(a) or Section 13(d) of the Exchange Act shall be voluntarily made during the Holdback Period, or (G) the receipt by the undersigned from the Company of Capital Stock upon a vesting event of Capital Stock or rights to acquire Capital stock pursuant to the Company’s equity incentive plans or the exercise by such holder of options to purchase Capital Stock issued pursuant to the Company’s equity incentive plans (including, in each case, by way of net exercise, but for the avoidance of doubt, excluding all manners of exercise that would involve a sale of any securities relating to such options, whether to cover the applicable aggregate exercise price, withholding tax obligations or otherwise), provided that (1) any securities received upon such vesting event or exercise will also be subject to the terms of such holder’s lock-up agreement and (2) no such vesting event or exercise shall be permitted if it shall require a filing under Section 16(a) or Section 13(d) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Capital Stock, and no such filing under Section 16(a) or Section 13(d) of the Exchange Act shall be voluntarily made during the Holdback Period in connection with such vesting event or exercise, or (H) transfers of Capital Stock or any securities convertible into or exercisable or exchangeable for Capital Stock to the Company, pursuant to agreements under which the Company has the option to repurchase such shares or securities or a right of first refusal with respect to transfers of such shares or securities, provided that unless such transfers are pursuant to the Company’s option to repurchase in the event such holder is terminated or resigns as an employee of the Company, no transfer shall be permitted if it shall require a filing under Section 16(a) or Section 13(d) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Capital Stock, and no such filing under Section 16(a) or

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Section 13(d) of the Exchange Act shall be voluntarily made during the Holdback Period in connection with such transfer (other than a filing on Form 5 pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Capital Stock, provided that (1) such plan does not provide for the transfer of Capital Stock during the Holdback Period and (2) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of such holder or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Capital Stock may be made under such plan during the Holdback Period.

The Company may impose stop-transfer instructions with respect to the shares of Capital Stock (or other securities) subject to the restrictions set forth in this Section 4(a) until the end of such period.

(b)The Company.In the event of any Holdback Period occurring in connection with the exercise by a party to this Agreement of its registration rights with respect to Registrable Securities pursuant to Section 2, to the extent requested by the managing underwriter(s) for the applicable offering, the Company (i) shall not file any registration statement for a Public Offering or cause any such registration statement to become effective (for purposes of this Section 4(b), the words “Common Stock” in the definition of “Public Offering” shall be replaced with the words “Capital Stock of the Company”) during any Holdback Period, and (ii) shall use its reasonable best efforts to cause each of its directors and executive officers to agree not to effect any Sale Transaction during any Holdback Period, except as part of such underwritten registration, if otherwise permitted, unless the underwriters managing the Public Offering otherwise agree in writing.

(c)The foregoing limitations of this Section 4 shall not apply to a registration in connection with an employee benefit plan or in connection with any type of acquisition transaction or exchange offer.

Section 5.Registration Procedures.

(a)Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement (or, as applicable, an Underwritten Shelf Take-Down under an existing Shelf Registration), the Company shall use its reasonable best efforts to effect the registration and/or the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall, to the extent applicable, as expeditiously as possible:

(i)   in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder, prepare and file with the Securities and Exchange Commission a registration statement, and all amendments and supplements thereto and related prospectuses, with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

(ii)   notify each holder of Registrable Securities of (A) the issuance by the Securities and Exchange Commission of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (B) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each registration statement filed hereunder;

(iii)   prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but in any event not before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

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(iv)   furnish to each seller of Registrable Securities thereunder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), each Free Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(v)   use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (B) consent to general service of process in any such jurisdiction);

(vi)   notify each seller of such Registrable Securities (A) promptly after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained; (B) promptly after receipt thereof, of any request by the Securities and Exchange Commission for the amendment or supplementing of such registration statement or prospectus or for additional information and (C) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading; provided that at any time, upon written notice to the participating holders of Registrable Securities the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement or completion of an Underwritten Shelf Take-Down (the “Suspension Period”) (and the holders of Registrable Securities hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company determines in its reasonable good faith judgment that postponement of such Demand Registration or Underwritten Shelf Take-Down would be in the best interest of the Company including where the Demand Registration or Underwritten Shelf Take-Down might require disclosure of any matter such as a potential business transaction or other matter; provided, that the Company may only exercise its right to institute a Suspension Period twice in any calendar year and for no more than 120 days in the aggregate in any calendar year;

(vii)   use reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market markers to register as such with respect to such Registrable Securities with FINRA;

(viii)   use reasonable best efforts to provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(ix)   enter into and perform a customary underwriting agreement;

(x)   make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(xi)   take all reasonable actions to ensure that any Free-Writing Prospectus utilized in connection with any Demand Registration, Piggyback Registration or Underwritten Shelf Take-Down hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

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(xii)   otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission at all times, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158;

(xiii)   permit any holder of Registrable Securities which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to allow such holder to propose language for insertion therein, in form and substance reasonably satisfactory to the Company, which in the reasonable judgment of such holder and its counsel should be included;

(xiv)   in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction use reasonable best efforts promptly to obtain the withdrawal of such order;

(xv)   use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(xvi)   cooperate with the holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such holders may request;

(xvii)   cooperate with each holder of Registrable Securities covered by the registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xviii)   use its reasonable best efforts to make available the executive officers of the Company to participate with the holders of Registrable Securities and any underwriters in any “road shows” or other selling efforts that may be reasonably requested by the holders in connection with the methods of distribution for the Registrable Securities;

(xix)   provide the holders with all CUSIP and other identification numbers associated with the Registrable Securities;

(xx)   use its reasonable best efforts to obtain one or more cold comfort letters from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters; and

(xxi)   use its reasonable best efforts to provide a legal opinion of the Company’s outside counsel in customary form and covering such matters of the type customarily covered by such legal opinion, dated the effective date of such registration statement.

(b)The Company shall not undertake any voluntary act that could be reasonably expected to cause a Violation or result in delay or suspension under Section 5(a)(vi). During any Suspension Period, and as may be extended hereunder, the Company shall use its reasonable best efforts to correct or update any disclosure causing the Company to provide notice of the Suspension Period and to file and cause to become effective or terminate the suspension of use or effectiveness, as the case may be, the subject registration statement. In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive 60 days with the consent of the holders of a majority of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld. If so directed by the Company, all holders of Registrable Securities registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension and (ii) use their reasonable best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.

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Section 6.Registration Expenses.

(a)The Company’s Obligation.All expenses incident to the Company’s performance of or compliance with this Agreement (including, without limitation, all registration, qualification and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by the Company) (all such expenses being herein called “Registration Expenses”), shall be borne by the Company except as otherwise provided in this Agreement, except that the Company shall, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed. Each Person that sells securities pursuant to a Demand Registration, Piggyback Registration or Underwritten Shelf Take-Down hereunder shall bear and pay all underwriting discounts and commissions applicable to the securities sold for such Person’s account.

(b)Counsel Fees and Disbursements.In connection with each Demand Registration, Piggyback Registration or Underwritten Shelf Take-Down, the Company shall reimburse the holders of Registrable Securities included in such registration for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the Registrable Securities included in such registration.

(c)Security Holders.To the extent Registration Expenses are not required to be paid by the Company under the terms of this Agreement, each holder of securities included in any registration hereunder shall pay those Registration Expenses allocable to the registration of such holder’s securities so included, and any Registration Expenses not so allocable shall be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered.

Section 7.Indemnification and Contribution.

(a)By the Company.The Company shall indemnify and hold harmless, to the extent permitted by law, each holder of Registrable Securities, such holder’s officers, directors employees, agents and representatives, and each Person who controls such holder (within the meaning of the Securities Act) (the “Indemnified Parties”) against all losses, claims, actions, damages, liabilities and expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) caused by, resulting from, arising out of, based upon or related to any of the following statements, omissions or violations (each a “Violation”) by the Company: (i) any untrue or alleged untrue statement of material fact contained in (a) any registration statement, prospectus, preliminary prospectus or Free-Writing Prospectus, or any amendment thereof or supplement thereto or (b) any application or other document or communication (in this Section 7, collectively called an “application”) executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the securities laws thereof; (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance. In addition, the Company will reimburse such Indemnified Party for any legal or any other expenses reasonably incurred and documented by them in connection with investigating or defending any such losses. Notwithstanding the foregoing, the Company shall not be liable in any such case to the extent that any such losses result from, arise out of, are based upon, or relate to an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus, preliminary prospectus or Free-Writing Prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished in writing to the Company by such Indemnified Party expressly for use therein or by such Indemnified Party’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Indemnified Party with a sufficient number of copies of the same. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors, and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Indemnified Parties.

(b)By Each Security Holder.In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its officers, directors, employees, agents and representatives, and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue

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statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder; provided that the obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds (before taxes) received by such holder from the sale of Registrable Securities pursuant to such registration statement.

(c)Claim Procedure.Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall impair any Person’s right to indemnification hereunder only to the extent such failure has prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties shall each have a right to retain one separate counsel, in each instance chosen by the holders of a majority of the Registrable Securities of the indemnified party included in the registration if such holders are indemnified parties, at the expense of the indemnifying party.

(d)Contribution.If the indemnification provided for in this Section 7 is held by a court of competent jurisdiction to be unavailable to, or is insufficient to hold harmless, an indemnified party or is otherwise unenforceable with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party in lieu of indemnifying such indemnified party hereunder shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, claim, damage liability or action as well as any other relevant equitable considerations; provided that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if the contribution pursuant to this Section 7(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to herein shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(t) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)Release.No indemnifying party shall, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. Notwithstanding anything to the contrary in this Section 7, an indemnifying party shall not be liable for any amounts paid in settlement of any loss, claim, damage, liability, or action if such settlement is effected without the consent of the indemnifying party, such consent not to be unreasonably withheld, conditioned or delayed.

(f)Non-exclusive Remedy: Survival.The indemnification and contribution provided for under this Agreement shall be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract and shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

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Section 8.Underwritten Registrations.

(a)Participation.No Person may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to any over-allotment or “green shoe” option requested by the underwriters; provided that no holder of Registrable Securities shall be required to sell more than the number of Registrable Securities such holder has requested to include) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

(b)Suspended Distributions.Each Person that is participating in any registration under this Agreement, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(a)(vi), shall immediately discontinue the disposition of its Registrable Securities pursuant to the registration statement until such Person’s receipt of the copies of a supplemented or amended prospectus as contemplated by Section 5(a)(vi). In the event the Company has given any such notice, the applicable time period set forth in Section 5(a)(ii) during which a registration statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 8(b) to and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 5(a)(vi).

Section 9.[Reserved.]

Section 10.Current Public Information.At all times after the Company has filed a registration statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Exchange Act, the Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as any holder or holders of Registrable Securities may reasonably request, all to the extent required to enable such holders to sell Registrable Securities pursuant to Rule 144. Upon request, the Company shall deliver to any holder of Restricted Securities a written statement as to whether it has complied with such requirements.

Section 11.Subsidiary Public Offering.If the Company distributes securities of such subsidiary to its equity holders, then the rights and obligations of the Company pursuant to this Agreement shall apply, mutatis mutandis, to such subsidiary, and the Company shall cause such subsidiary to comply with such subsidiary’s obligations under this Agreement.

Section 12.Transfer of Registrable Securities.

(a)Restrictions on Transfers.Notwithstanding anything to the contrary contained herein, except in the case of (i) a transfer to the Company, (ii) transfer by the Stockholder to one of its Permitted Transferees, (iii) a Public Offering or (iv) a transfer in connection with a Sale of the Company, prior to transferring any Registrable Securities to any Person (including, without limitation, by operation of law), the transferring holder shall cause the prospective transferee to execute and deliver to the Company a joinder to this Agreement from such transferee in the form of Exhibit A attached hereto (a “Joinder”) agreeing to be bound by the terms of this Agreement. Any transfer or attempted transfer of any Registrable Securities in violation of any provision of this Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Registrable Securities as the owner thereof for any purpose.

(b)Legend.Each certificate evidencing any Registrable Securities and each certificate issued in exchange for or upon the transfer of any Registrable Securities (unless such Registrable Securities would no longer be Registrable Securities after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT DATED AS OF                          AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S STOCKHOLDERS, AS AMENDED. A COPY OF SUCH REGISTRATION RIGHTS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

The Company shall imprint such legend on certificates evidencing Registrable Securities outstanding prior to the date hereof. The legend set forth above shall be removed from the certificates evidencing any securities that have ceased to be Registrable Securities.

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Section 13.General Provisions.

(a)Termination.Except with respect to the indemnification and contribution provisions contained in Section 7 and the standstill provisions in Section 13(h), the rights granted to the Stockholder (or the Permitted Transferee) pursuant to this Agreement shall terminate and forthwith become null and void in full on the earliest to occur of (i) the date on which the Stockholder (or the Permitted Transferee) ceases to beneficially own at least 5% of the Common Stock of the Company then outstanding and (ii) the later of (x) the fifth anniversary of the date of this Agreement, and (y) the date Rule 144 or another similar exemption under the Securities Act is available for the sale of all of the shares beneficially owned by the Stockholder (or the Permitted Transferee) without limitation and restriction during a three-month period without registration.

(b)Amendments and Waivers.Except as otherwise provided herein, the provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and holders of a majority of the Registrable Securities. The failure or delay of any Person to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Person thereafter to enforce each and every provision of this Agreement in accordance with its terms. A waiver or consent to or of any breach or default by any Person in the performance by that Person of his, her or its obligations under this Agreement shall not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement.

(c)Remedies.The parties to this Agreement shall be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to any other rights and remedies existing hereunder, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(d)Severability.Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.

(e)Entire Agreement.Except as otherwise provided herein, this Agreement contains the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

(f)Successors and Assigns.Except as otherwise provided herein, this Agreement shall bind and inure to the benefit and be enforceable by the Company and its successors and assigns and the holders of Registrable Securities and their respective successors and permitted assigns (whether so expressed or not). In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities.

(g)Notices.All notices, demands or other communications to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient but, if not, then on the next business day; (iii) one business day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications shall be sent to the Company at the address specified below and to any holder of Registrable Securities or to any other party subject to this Agreement at such address as indicated beneath such party’s signature hereto, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any party may change its address for receipt of notice by providing prior written notice of the change to the sending party. The Company’s address is:

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Rome Wildlife, Inc.
701 Brickell Avenue, 17th floor
Miami, Florida 33131

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019

Attention:	David K. Boston
Sean M. Ewen
Andrew C. Marmer

Email:	dboston@willkie.com
Sewen@willkie.com
AMarmer@willkie.com

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(h)Standstill.Until the date that is the three-year anniversary of the date hereof, the Stockholder shall not, and shall not permit any of its representatives or affiliates to (either individually, or in concert with any other Person, or as a “group”(as such term is used in Section 13(d)(3) of the Exchange Act)), directly or indirectly make or in any way participate or engage in any “solicitation” of “proxies” or consents (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or knowingly seek to advise or influence any Person with respect to voting of, any voting securities of the Company or any of its subsidiaries, or call or seek to call a meeting of the Company’s stockholders (or action by written consent in lieu thereof) or initiate or make any stockholder proposal for action by the Company’s stockholders, or seek election to or to place a representative on the board of directors of the Company or seek the removal of any director from the board of directors of the Company.

(i)Business Days.If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief-executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

(j)Governing Law.All issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(k)MUTUAL WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(l)CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS

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CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(m)Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

(n)No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(o)Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

(p)Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(q)Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each holder of Registrable Securities shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

(r)No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement.

(s)Selection of Investment Bankers. The holders of a majority of the Registrable Securities included in any Demand Registration or Underwritten Shelf Take-Down shall have the right to select the investment banker(s) and manager(s) to administer the offering; provided that the consent of the Company shall be required for the selection of the investment banker(s) and manager(s) to administer the offering. In any Piggyback Registration, the Company shall select the investment banker(s) and manager(s) to administer the offering.

* * * * *

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

ROME WILDLIFE, INC.

By:
Name:
Title:

[Stockholder]

By:

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EXHIBIT F
FORM OF ARRANGEMENT RESOLUTION

[Intentionally Omitted]

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EXHIBIT G

PLAN OF ARRANGEMENT UNDER SECTION 288
OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

[Intentionally Omitted]

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EXHIBIT H

TRA TERMINATION AGREEMENT

AMENDMENT NO. 1 TO THE TAX RECEIVABLE AGREEMENT

This AMENDMENT NO. 1 TO THE TAX RECEIVABLE AGREEMENT (this “Amendment”), by and between RE/MAX Holdings, Inc., a Delaware corporation (“Holdings”), and RIHI, Inc., a Delaware corporation (“RHINO”), dated as of April 26, 2026 (the “Effective Date”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Tax Receivable Agreement (as defined below).

WHEREAS, Holdings and RHINO entered into that certain Tax Receivable Agreement, dated as of October 7, 2013 (as may be amended, restated, supplemented or otherwise modified from time to time and together with the annexes, exhibits and schedules attached thereto, the “Tax Receivable Agreement”);

WHEREAS, concurrently with the execution of this Amendment, Holdings is entering into (1) that certain Agreement and Plan of Merger (as may be amended, restated, supplemented or otherwise modified from time to time, the “RHINO Merger Agreement”) among Holdings, RHINO, and the other parties thereto, and (2) that certain Agreement and Plan of Merger (as may be amended, restated, supplemented or otherwise modified from time to time, the “Holdings Merger Agreement” and, together with the RHINO Merger Agreement, the “Merger Agreements”) among The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia (“Wildlife Merger Parent”), Holdings, and the other parties thereto, pursuant to which (but subject to the terms and conditions of such Merger Agreements), among other things, Holdings will acquire RHINO and the outstanding equity interests of RHINO will be converted into Class A Shares of Holdings, and Wildlife Merger Parent and Holdings will consummate a business combination;

WHEREAS, in order to induce Holdings to enter into the Merger Agreements and Wildlife Merger Parent to enter into the Holdings Merger Agreement, and to induce Holdings and Wildlife Merger Parent to consummate the transactions contemplated by the Merger Agreements, RHINO has agreed to enter into this Amendment, providing for, upon such terms and conditions and at such time as provided herein, including the closing of the transactions under the RHINO Merger Agreement, the termination of the Tax Receivable Agreement and the termination of any and all Tax Benefit Payments, Early Termination Payments and any other amounts payable thereunder; and WHEREAS, Holdings desires to accept such termination of the Tax Receivable Agreement and the termination of such payment rights on the terms set forth herein, and in reliance thereon Holdings is willing to enter into the Merger Agreements;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Holdings and RHINO hereby agree as follows:

1.Amendment.The following is hereby added to Article IV of the Tax Receivable Agreement as a new Section 4.4 thereof:

“Section 4.4

(a)Notwithstanding anything to the contrary in this Agreement, effective automatically, and without any further action by Holdings, RHINO or any other Person, upon the first to occur of (i) the First Merger Effective Time (as defined in the RHINO Merger Agreement), (ii) in the event of a Superior Proposal Termination (as defined below), the closing of the transactions contemplated by any Acquisition Agreement (as defined in the Holdings Merger Agreement) (as may be amended, restated, supplemented or otherwise modified from time to time) entered into by Holdings in connection with the Superior Proposal (as defined in the Holdings Merger Agreement) giving rise to such Superior Proposal Termination, (iii) if there is a publicly announced or disclosed alternative transaction prior to any termination of the Holdings Merger Agreement, the Holdings Merger Agreement is terminated and Holdings following such termination enters into a definitive Acquisition Agreement (as the same may be amended, supplemented or modified) with the party making such proposal or any of its affiliates, the closing of the transactions contemplated by such Acquisition Agreement, and (iv) if, following any termination of the Holdings Merger Agreement, but in any event within one (1) year of the date hereof, the Board of Directors of Holdings approves or recommends a definitive Acquisition Agreement (as the same may be amended, supplemented or modified) with respect to any other transaction that constitutes a Change of Control, the closing of the transaction contemplated by such Acquisition Agreement (the first to occur of such events, the “Qualifying Change of Control”), (A) this Agreement shall terminate in full, (B) all rights, liabilities and obligations of RHINO and Holdings under this Agreement, whether arising before, on or after such time, shall be irrevocably terminated, cancelled and extinguished, and (C) no Early Termination Payment, Tax Benefit Payment or other payment shall be

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made to RHINO pursuant to this Agreement; provided, that, notwithstanding the foregoing, the Amendment and the rights and obligations thereunder of the parties thereto shall survive termination of this Agreement and this Section 4.4 shall be subject to the surviving provisions of the Amendment. For the avoidance of any doubt, any payment or other rights that might become due or payable to, or otherwise arise in favor of, RHINO in connection with this Agreement as a result of or upon such Qualifying Change of Control will be deemed to have been terminated for purposes of this Agreement immediately prior to such Qualifying Change of Control.

(b)Subject to Section 4 of the Amendment, any and all Tax Benefit Payments, together with any other payments by and all obligations and liabilities of Holdings, and interest on any of the foregoing, in respect of amounts accrued, due or payable to RHINO (or other obligations or benefits in favor of RHINO) as of the Effective Date (as defined in the Amendment) or that may become payable to RHINO or arise in favor of RHINO on or after the Effective Date (as defined in the Amendment), in each case pursuant to or in connection with this Agreement, shall not be made and shall not arise, including any payments, right or obligations in connection with a Change of Control. Subject to Section 4 of the Amendment, from and after the Effective Date (as defined in the Amendment), notwithstanding anything to the contrary in this Agreement, Holdings shall not be obligated to make any payments, or otherwise be liable for any obligations, pursuant to or in connection with this Agreement (or other obligations or benefits in favor of RHINO), including, for the avoidance of doubt, any amounts payable, or liabilities or obligations due or that may become due (or other obligations or benefits in favor of RHINO), pursuant to or in connection with this Agreement as a result of or in connection with a Change of Control or the transactions contemplated by the Merger Agreements or any other provision of Article IV of this Agreement, and all rights to any and all payments by, and all obligations and liabilities of Holdings under this Agreement, be and hereby are extinguished in their entirety.

(c)For purposes of this Agreement, (i) “Amendment” means the Amendment No. 1 to this Agreement, dated as of April 26, 2026, by and among the Holdings and RHINO (as may be amended, supplemented or otherwise modified from time to time and together with the annexes, schedules and exhibits thereto), (ii) “RHINO Merger Agreement” means the Agreement and Plan of Merger, dated as of the date of the Amendment, by and among Holdings, RHINO and the other parties thereto (as may be amended, restated, supplemented or otherwise modified from time to time), (iii) “Holdings Merger Agreement” means the Agreement and Plan of Merger, dated as of the date of the Amendment, by and among The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia (“Parent”), Holdings and the other parties thereto (as may be amended, restated, supplemented or otherwise modified from time to time), (iv) “Merger Agreements” means the RHINO Merger Agreement and the Holdings Merger Agreement, (v) “Superior Proposal Termination” means termination of the Holdings Merger Agreement by Holdings pursuant to Section 7.1(e)(i) thereof in order to enter into an Acquisition Agreement (as defined in the Holdings Merger Agreement), and (vi) any other term not otherwise defined herein shall have the meaning as defined in the First Amendment.”

2.Termination of Tax Receivable Agreement Payment Rights.RHINO hereby agrees that, effective automatically and without any further action by any Person, upon the first occurrence of a Qualifying Change of Control and subject to Section 4 below, the following rights of RHINO shall be terminated: (i) any and all right to any and all Tax Benefit Payments or Early Termination Payment, (ii) any other payments by, and all obligations and liabilities of Holdings, (iii) any other rights accruing in favor of RHINO, and (iv) any interest, penalties, costs, fees, expenses or other rights or entitlements related to any of the foregoing, in respect of amounts payable to RHINO (or other rights or entitlements in favor of RHINO) as of the date hereof or that may become payable to RHINO on or after the date hereof (including as a result of or otherwise on or after the consummation of the Qualifying Change of Control), in the case of (i) through (iv) pursuant to or in connection with the Tax Receivable Agreement. From and after the Effective Date, notwithstanding anything to the contrary in the Tax Receivable Agreement but subject to Section 4 below, (i) Holdings shall not be obligated to make any payments, or otherwise be liable for any obligations, pursuant to or in connection with the Tax Receivable Agreement, including, for the avoidance of doubt, any amounts payable, or liabilities or obligations due, or that may become due, pursuant to or in connection with the Tax Receivable Agreement in connection with a Change of Control or the Contemplated Transactions (as defined in the Holdings Merger Agreement) or any other provision of Article IV of the Tax Receivable Agreement, and (ii) all rights to any and all payments by Holdings, and all obligations and liabilities of Holdings, under or in connection with the Tax Receivable Agreement, be and hereby are terminated, cancelled, and extinguished in their entirety.

3.Release.Effective automatically and without any further action by Holdings, RHINO or any other Person, upon the first Qualifying Change of Control to occur, each of Holdings and RHINO, on behalf of itself and its past and present Affiliates and direct and indirect equityholders and its and their successors, assigns and representatives (the “Releasing Parties”), hereby unconditionally and irrevocably, waives, releases, remises and forever discharges the other party and its Affiliates (including, in the case of Holdings, from and after the consummation of the Mergers under (and as defined in) the Holdings Merger Agreement, Wildlife Merger Parent and Wildlife Merger Parent’s Affiliates) and its and their direct and indirect equityholders, directors, officers, employees, counsel, advisors, auditors, agents, representatives, successors, assigns, heirs and representatives (the “Released Parties”) from any and all

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liabilities and obligations of any kind under or in connection with the Tax Receivable Agreement and any and all rights, claims, debts, losses, expenses, proceedings, covenants, suits, judgments, damages, actions and causes of action and liabilities of any kind or character whatsoever, absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured, determinable or indeterminable, suspected or unsuspected, in contract or in tort, direct or indirect, at law or in equity, that such Releasing Parties have ever had, now have or ever may have or claim to have against or with respect to the Released Parties, relating to the Tax Receivable Agreement; provided, that this waiver, release, remise and discharge does not extend to any rights under, or any claim to enforce the terms of, or any breach of, this Amendment. In furtherance of the foregoing, each of Holding and RHINO, on behalf of itself and its Releasing Parties, expressly waive and relinquish any and all rights and benefits conferred by California Civil Code § 1542 (and any similar law of any jurisdiction), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

4.Effectiveness; Termination.This Amendment is effective as of the Effective Date. In the event that a Qualifying Change of Control does not occur prior to the date that is eighteen (18) months after the Effective Date, (i) this Amendment will, automatically and without further action by Holdings, RHINO or any other Person, be void and of no further force and effect, (ii) the Tax Receivable Agreement will be deemed not to have been amended hereby, and (iii) any Tax Benefit Payments or other related amount that would have been payable to RHINO pursuant to the Tax Receivable Agreement at any time after the Effective Date, but for the provisions of this Amendment (including Section 1), if any, will be reinstated and thereafter become payable to RHINO in accordance with the terms of and with interest as provided in the Tax Receivable Agreement and the other corresponding rights of RHINO that were suspended pursuant to this Amendment shall also be reinstated as of the Effective Date.

5.Effect of Amendment and Termination.Except as specifically modified, amended or terminated hereby, the Tax Receivable Agreement shall remain unchanged and in full force and effect until the first occurrence of a Qualifying Change of Control, at which time it shall terminate in accordance with Section 1 of this Amendment, shall be of no further force or effect, and thereafter no party shall have any further rights or obligations under the Tax Receivable Agreement other than those rights or obligations set forth in this Amendment. References in the Tax Receivable Agreement to the date thereof, and references to the “date hereof,” “the date of this Agreement” or words of similar meaning in the Tax Receivable Agreement, shall continue to refer to October 7, 2013.

6.Tax Reporting.The parties acknowledge and agree that no part of the merger consideration or any other amounts payable to RHINO shareholders pursuant to the Merger Agreements or any other agreement is being paid or received in consideration for entering into this Agreement, and neither Holdings nor RHINO shall, or shall cause or permit any of their Affiliates to, take any position inconsistent therewith for U.S. federal or applicable state and local income tax purposes, except as required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

7.Representations and Warranties.Each of the parties hereto represents and warrants to the other party hereto as follows (which representations and warranties shall survive until the expiration of the applicable statute of limitations):

a.	Authorization of Transaction.Such party has all requisite power and authority (corporate or otherwise) to execute and deliver this Amendment, to effectuate the termination and waivers and release contemplated by Sections 1, 2 and 3 hereof, and to perform its obligations hereunder. The execution and delivery by such party of this Amendment and the performance by such party of this Amendment and the consummation by such party of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such party, including any action by the board of directors (or any committee of the board of directors) or the holders of any equity interests of such party. This Amendment has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect that affect creditors’ rights generally.
b.	Non-contravention.Neither the execution and delivery by such party of this Amendment, nor the consummation by such party of the transactions contemplated hereby, will (i) conflict with or violate any provision of the organizational documents of such party, (ii) require on the part of such party any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such party or any of its properties or assets.

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c.	Absence of Litigation.As of the date hereof, there is no suit, action, investigation, claim or proceeding pending or, to such party’s knowledge, threatened against or involving or affecting, such party that would reasonably be expected to impair the ability of such party to perform fully its obligations hereunder or to consummate on a timely basis the transactions contemplated hereby to be consummated by such party.
d.	No Additional Representations.Such party acknowledges that no Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information furnished or made available to such party and its representatives in connection with entering into this Amendment, except as expressly set forth in this Amendment or the Tax Receivable Agreement. Without limiting the generality of the foregoing, such party further acknowledges and agrees that, except for the representations and warranties expressly set forth in the above sub-sections of this Section 6, it has not relied on or otherwise been induced by any representation or warranty, express or implied, relating to any matter by or on behalf of the other party.

8.Further Agreements of RHINO. RHINO hereby further represents and warrants to Holdings, as of the date of this Amendment and as of the occurrence of a Qualifying Change of Control, that: (a) RHINO is the sole legal and beneficial owner of all of its rights, interests and entitlements under the Tax Receivable Agreement, free and clear of any lien, security interest, encumbrance, claim or restriction of any nature, and (b) RHINO has not, directly or indirectly, assigned, transferred or otherwise disposed of any of its rights, interests or entitlements under the Tax Receivable Agreement or with respect to the payments thereunder, or granted any Person any authority with respect to such rights, interests or entitlements. Notwithstanding anything to the contrary in Section 7.6 of the Tax Receivable Agreement, until the earlier of (x) the occurrence of a Qualifying Change of Control and (y) the termination of this Amendment pursuant to Section 4 hereof, RHINO shall not, directly or indirectly, assign, transfer, pledge, encumber, or otherwise dispose of all or any portion of its rights, interests, or entitlements under the Tax Receivable Agreement or this Amendment.

9.Further Assurances.Each party hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or, in the reasonable judgment of Holdings, as may be necessary, advisable or appropriate to carry out the intent and purposes of this Amendment.

10.Entire Agreement.This Amendment constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

11.Other TRA.This Amendment shall not constitute an amendment, waiver or modification of the Tax Receivable Agreement, dated as of October 7, 2013, originally entered into by and between Holdings and Weston Presidio V, L.P., a Delaware limited partnership (as such agreement was thereafter modified, amended, extended and assigned, herein the “Other TRA”) nor shall it create any rights to any other party under or pursuant to such Other TRA.

12.Resolution of Disputes.The following is hereby added to the end of Section 7.8 of the Tax Receivable Agreement as Section 7.8(g) thereof:

(g)The parties desire to standardize their alternative dispute resolution (ADR) and arbitration procedures under this Agreement in accordance with the applicable rules of JAMS. Accordingly, this Section 7.8(g) shall supersede and amend the existing dispute resolution procedures otherwise set forth in this Section 7.8 and in Section 7.8(a) in particular, and apart from the amendments thereto such provisions shall otherwise continue in full force and effect in accordance with their existing terms to the extent that there is no conflict with this Section 7.8(g), and the parties hereby agree that (i) the currently-prevailing Comprehensive Arbitration Rules and Procedures of JAMS shall be the ADR provider for any Dispute or other matter for which arbitration shall be applicable pursuant to this Agreement, and (ii) the place of any mediation and arbitration shall be in the location currently specified in Section 7.8(a).

13.Miscellaneous.The provisions of Sections 7.1 (Notices), 7.2 (Counterparts), 7.4 (Governing Law), 7.5 (Severability), 7.6 (Assignment; Amendments; Successors; Waiver), 7.7 (Titles and Subtitles), 7.8 (Resolution of Disputes) (as amended by this Amendment), 7.9 (Reconciliation), 7.10 (Withholding), 7.12 (Confidentiality) and 7.14 (Independent Nature of Rights and Obligations) of the Tax Receivable Agreement are incorporated herein by reference, mutatis mutandis, and shall as so incorporated survive any termination of the Tax Receivable Agreement and be binding upon the parties hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the date first written above.

RE/MAX HOLDINGS, INC.

By:	/s/ Susan Winders
	Name:	Susan Winders
	Title:	Chief Legal Officer and Chief Compliance Officer

[Signature Page to Amendment No.1 to the Tax Receivable Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the date first written above.

RIHI, INC.

By:	/s/ Bruce Benham
	Name:	Bruce Benham
	Title:	Vice President and Secretary

[Signature Page to Amendment No.1 to the Tax Receivable Agreement]

ANNEX E

AMENDMENT TO THE ARRANGEMENT AGREEMENT AND PLAN OF MERGER

This Amendment to the Arrangement Agreement and Plan of Merger (this “Amendment”) is made and entered into as of June 12, 2026, by and among: The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia (“Parent”); RE/MAX Holdings, Inc., a Delaware corporation (the “Company”); Rome Wildlife, Inc., a Delaware corporation (“New Wildlife”); Wildlife Acquisition I Corp., a Delaware corporation and a wholly owned Subsidiary of New Wildlife (“Merger Sub I”); Wildlife Acquisition II LLC, a Delaware limited liability company and a wholly owned Subsidiary of New Wildlife (“Merger Sub II”); and 1587802 B.C. Unlimited Liability Company, an unlimited liability corporation existing under the laws of the Province of British Columbia and a wholly owned Subsidiary of New Wildlife (“Bidco”).

RECITALS

A.Parent, the Company, New Wildlife, Merger Sub I, Merger Sub II and Bidco are parties to an arrangement agreement and plan of merger made and entered into as of April 26, 2026 (the “ Merger Agreement”) under which Parent will become a wholly-owned subsidiary of Bidco pursuant to a plan of arrangement under the Business Corporations Act (British Columbia) attached as Exhibit G to the Merger Agreement, as amended or supplemented from time to time in accordance with the terms thereof (the “Plan of Arrangement”).

B.Pursuant to the amendment provisions set out in Section 8.1 of the Merger Agreement, by their execution and delivery of, and in accordance with the terms of, this Amendment, Parent, the Company, New Wildlife, Merger Sub I, Merger Sub II and Bidco wish to amend certain terms of the Merger Agreement and the Plan of Arrangement and the associated Arrangement Resolution (as such term is defined in the Merger Agreement).

AGREEMENT

In consideration of the mutual covenants, representations, warranties and agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Section 1.    Interpretation

1.1   Definitions.

Capitalized terms used in this Amendment and not otherwise defined have the meanings ascribed thereto in the Merger Agreement.

Section 2.    Amendments

2.1   Amendment to Recitals.

Recital B. of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“B. Parent, New Wildlife, the Company, Merger Sub I, Merger Sub II, and Bidco intend to effect (1) pursuant to the Arrangement, among other things, (a) the issued and outstanding Parent Common Shares will be consolidated (the “Share Consolidation”) on a 10 for 1 basis (the “Share Consolidation Ratio”), such that each ten shares of outstanding Parent Common Shares shall be consolidated into one share, and any resulting fractional shares shall be treated as set forth in the Plan of Arrangement and (b) Parent’s shareholders will then transfer all of their resulting Parent Common Shares to Bidco in exchange for shares of New Wildlife Common Stock on a one for one basis and New Wildlife shall receive common shares of Bidco in consideration therefor, in each case on the terms and subject to the conditions set forth herein (the steps set forth in this clause (1) collectively, the “Exchange”), such that Parent becomes a wholly-owned Subsidiary of Bidco, the Arrangement being in accordance with the Business Corporations Act (British Columbia), and (2) (a) a merger of Merger Sub I with and into the Company (the “First Merger”), with the Company as the surviving entity and continuing as a wholly owned Subsidiary of New Wildlife, and (b) as soon as practicable following the First Merger, but in any case, on the same day as the First Merger Effective

Time (as defined below), and as the second step in a single integrated transaction with the First Merger, a merger of the Company with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II as the surviving entity and continuing as a wholly owned Subsidiary of New Wildlife, each of the Mergers being in accordance with this Agreement, the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), such that, upon consummation of the Mergers, Merger Sub I and the Company will cease to exist and Merger Sub II will be a wholly owned Subsidiary of New Wildlife.”

2.2   Deletion of Section 5.29.

Section 5.29 of the Merger Agreement is hereby deleted in its entirety and marked as “Intentionally deleted”.

2.3   Amendments to Exhibit A — Definitions.

The definition of “Final Order” in Exhibit A of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

““Final Order” means the final order of the Arrangement Court, in a form and substance acceptable to Parent and the Company, each acting reasonably, approving the Arrangement pursuant to Section 291 of the BCBCA, as such order may be amended, supplemented, modified or varied by the Arrangement Court (with the consent of both Parent and the Company, each acting reasonably) at any time prior to the Closing Date or, if appealed, then, unless such appeal is withdrawn or denied, as such order may be affirmed or amended (provided that any such amendment is satisfactory to both Parent and the Company, each acting reasonably) on appeal.”

2.4   Amendment to Exhibit F — Form of Arrangement Resolution.

Exhibit F of the Merger Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

2.5   Amendment to Exhibit G — Plan of Arrangement.

Exhibit G of the Merger Agreement is hereby deleted in its entirety and replaced with Schedule B attached hereto.

Section 3.    Representations and Warranties

3.1   Representations and Warranties of the Parties.

Each of the parties, acknowledging that the other parties are entering into this Amendment in reliance thereon, hereby represents and warrants that this Amendment has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes the valid and binding obligation of it, enforceable against it in accordance with its terms, subject to the Enforceability Limitations.

Section 4. General

4.1   Reference to and Effect on the Merger Agreement.

This Amendment is an amendment to the Merger Agreement. Unless the context of this Amendment otherwise requires, the Merger Agreement and this Amendment shall be read together and shall have effect as if the provisions of the Merger Agreement were contained in one agreement, and those sections of the Merger Agreement set forth under Section 8. Miscellaneous Provisions shall apply to this Amendment mutatis mutandis.

Each reference in the Merger Agreement to “this Agreement” and each reference to the Merger Agreement in any and all other agreements, documents and instruments delivered by the parties or any other Person (as defined in the Merger Agreement) in connection with the Merger Agreement shall mean and be a reference to the Merger Agreement, including all schedules to the Merger Agreement, as amended by this Amendment and all further amendments or restatements, as permitted. Except as specifically amended by this Amendment, each of the parties acknowledges and agrees that the Merger Agreement remains in full force and effect, unamended. To the extent that this Amendment shall be deemed to be inconsistent with any terms or conditions of the Merger Agreement, the terms of this Amendment shall govern.

[Remainder of page intentionally left blank]

The parties have caused this Agreement to be duly executed as of the date first above written.

The Real Brokerage Inc.

By:	/s/ Alexandra Lumpkin
	Name:	Alexandra Lumpkin
	Title:	Chief Legal Officer

Rome Wildlife, Inc.

By:	/s/ Alexandra Lumpkin
	Name:	Alexandra Lumpkin
	Title:	Vice President & Chief Legal Officer

Wildlife Acquisition I Corp.

By:	/s/ Alexandra Lumpkin
	Name:	Alexandra Lumpkin
	Title:	Vice President & Chief Legal Officer

Wildlife Acquisition II LLC

By:	/s/ Alexandra Lumpkin
	Name:	Alexandra Lumpkin
	Title:	Vice President & Chief Legal Officer

1587802 B.C. Unlimited Liability Company

By:	/s/ Alexandra Lumpkin
	Name:	Alexandra Lumpkin
	Title:	Chief Legal Officer

The parties have caused this Agreement to be duly executed as of the date first above written.

RE/MAX Holdings, Inc.

By:	/s/ Susan Winders
	Name:	Susan Winders
	Title:	Chief Legal Officer and Chief Compliance Officer

Schedule A

FORM OF ARRANGEMENT RESOLUTION

[Intentionally Omitted]

Schedule B

PLAN OF ARRANGEMENT UNDER SECTION 288
OF THE BUSINESS CORPORATIONS ACT (BRITISH
COLUMBIA)

[Intentionally Omitted]

ANNEX F

AGREEMENT AND PLAN OF MERGER

by and among

RE/MAX Holdings, Inc.,

Rhino Merger Sub I, Inc.,

Rhino Merger Sub II, LLC,

and

RIHI, Inc.

Dated as of April 26, 2026

TABLE OF ANNEXES

Annex I	Certain Definitions

Annex II	Written Consent

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 26, 2026 (this “Agreement”), is entered into by and among RE/MAX Holdings, Inc., a Delaware corporation (“Wildlife”), Rhino Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”) and a direct wholly owned subsidiary of Wildlife, Rhino Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”) and a direct wholly owned subsidiary of Wildlife, and RIHI, Inc., a Delaware corporation (the “Company”). Capitalized terms used in this Agreement but not otherwise defined shall have the meanings set forth in Annex I to this Agreement.

RECITALS

WHEREAS, Wildlife, Merger Sub I, Merger Sub II and the Company intend to effect (i) a merger of Merger Sub I with and into the Company (the “First Merger”), with the Company as the surviving entity and continuing as a wholly owned Subsidiary of Wildlife, and (ii) as soon as practicable following the First Merger, but in any case, on the same day as the First Effective Time (as defined below), and as the second step in a single integrated transaction with the First Merger, a merger of the Company with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II as the surviving entity and continuing as a wholly owned Subsidiary of Wildlife, each of the Mergers being in accordance with this Agreement, the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Wildlife has entered into an arrangement agreement and plan of merger (as the same may be amended or modified after the date hereof, the “Wildlife Merger Agreement”) with The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia (“Wildlife Merger Counterparty”) and the other parties thereto pursuant to which (and subject to the terms and conditions thereof) Wildlife Merger Counterparty has incorporated New Wildlife, and New Wildlife has incorporated Merger Sub I and Merger Sub II (each as defined in the Wildlife Merger Agreement), for the purposes of acquiring Wildlife. Pursuant to the terms of the Wildlife Merger Agreement, the outstanding shares of Wildlife Common Stock (including the shares of Wildlife Class A Common Stock to be issued to the holders of Company Common Stock in the First Merger pursuant to this Agreement) will be converted into the Merger Consideration (as defined in the Wildlife Merger Agreement).

WHEREAS, each of the parties to this Agreement intends that, for U.S. federal income tax purposes, the acquisition of the Company pursuant to the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Article I

THE MERGER

Section 1.1   The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL, at the First Effective Time, Merger Sub I shall be merged with and into the Company, and the separate existence of Merger Sub I shall cease. The Company will become a wholly owned Subsidiary of Wildlife and will continue as the surviving corporation in the First Merger (the “Surviving Corporation”). Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable following the First Effective Time, but in any case, on the same day as the First Merger, and as part of a single integrated transaction, at the Second Effective Time, the Surviving Corporation shall be merged with and into Merger Sub II and Merger Sub II will continue as the surviving entity in the Second Merger and as a wholly owned Subsidiary of Wildlife (the “Surviving LLC”) in accordance with the applicable provisions of the DGCL and the DLLCA.

Section 1.2   Effect of the Mergers. The First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. The Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the DLLCA.

Section 1.3   The Closing. The closing of the Mergers (the “Closing”) shall take place by means of a virtual closing through electronic exchange of signatures at 7:30 a.m. (Mountain Time) on the Closing Date under (and as defined in) the Wildlife Merger Agreement, subject to the satisfaction or, to the extent permitted by applicable Law, waiver of each of the conditions set forth in Article VI or at such other place, time or date as Wildlife and the Company may agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” In no event will the Mergers be consummated unless the mergers contemplated by the Wildlife Merger Agreement (the “Wildlife Mergers”) are consummated immediately thereafter, and in no event will the Wildlife Mergers be consummated unless the Mergers are consummated immediately prior thereto.

Section 1.4   Effective Times. The First Merger shall become effective at the time of the filing of a duly executed certificate of merger by the Company with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed by Wildlife and the Company in writing and specified in such certificate of merger (the time at which the First Merger becomes effective being referred to as the “First Effective Time”). As soon as practicable after the First Effective Time, but in any case, on the same day as the First Effective Time, the Second Merger shall become effective at the time of the filing of a duly executed certificate of merger by Merger Sub II with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed by Wildlife and the Company prior to the Closing in writing and specified in such certificate of merger (the time at which the Second Merger becomes effective being referred to as the “Second Effective Time”). Notwithstanding anything to the contrary set forth herein, the Second Effective Time shall occur prior to the First Effective Time (as defined in the Wildlife Merger Agreement).

Section 1.5   Charter Documents. Unless otherwise determined by Wildlife prior to the First Effective Time, and by virtue of the Mergers and pursuant to each certificate of merger:

(a)Subject to Section 5.5, at the First Effective Time, the certificate of incorporation of the Company and the bylaws of the Company, respectively, shall be amended in their entirety to be the same as the certificate of incorporation of Merger Sub I (other than with respect to the name and incorporator) and the bylaws of Merger Sub I (other than the name), each as in effect immediately prior to the First Effective Time, and as so amended shall be the certificate of incorporation and the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

(b)Subject to Section 5.5, at the Second Effective Time, the certificate of formation of Merger Sub II and the limited liability company agreement of Merger Sub II, respectively, each as in effect immediately prior to the Second Effective Time, shall be the certificate of formation and the limited liability company agreement of the Surviving LLC until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.6   Directors; Officers. Unless otherwise determined by Wildlife prior to the First Effective Time:

(a)The officers of Merger Sub I immediately prior to the First Effective Time shall be the initial officers of the Surviving Corporation from and after the First Effective Time and the directors of Merger Sub I immediately prior to the First Effective Time shall be the initial directors of the Surviving Corporation from and after the First Effective Time.

(b)Wildlife, which is and will be the Managing Member (as defined in the limited liability company agreement of Merger Sub II) of Merger Sub II immediately prior to the Second Effective Time, shall be the Managing Member of the Surviving LLC from and after the Second Effective Time and the officers of Merger Sub II as of immediately prior to the Second Effective Time shall be the officers of the Surviving LLC from and after the Second Effective Time.

Article II

TREATMENT OF SECURITIES.

Section 2.1   Treatment of Capital Stock.

(a)The First Merger. At the First Effective Time by virtue of the First Merger and without any action on the part of any Person:

(i)Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than any Dissenting Shares or Cancelled Shares) shall be converted into a number of fully paid and nonassessable shares of Wildlife Class A Common Stock equal to the Exchange Ratio, subject to Section 2.4 with respect to fractional shares (the “Merger Consideration”). For purposes of this Agreement, the “Exchange Ratio” shall equal the number of OpCo Common Units held by the Company divided by the total number of issued and outstanding shares of Company Common Stock, in each case, as of immediately prior to the First Effective Time. From and after the First Effective Time, all shares of Company Common Stock (other than any Dissenting Shares or Cancelled Shares) shall cease to be issued and outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a valid certificate or certificates which immediately prior to the First Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) or evidenced by way of book-entry in the register of stockholders of the Company immediately prior to the First Effective Time (each, a “Book-Entry Share”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration upon the surrender of such shares of Company Common Stock in accordance with Section 2.2;

(ii)Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time that is owned or held in treasury by the Company or is owned by Wildlife or any direct or indirect wholly owned Subsidiary of Wildlife or of the Company shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Shares”);

(iii)Each share of common stock of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be automatically converted into and become one validly issued, fully paid and nonassessable common share, par value $0.0001 per share, of the Surviving Corporation.

(b)The Second Merger. At the Second Effective Time by virtue of the Second Merger and without any action on the part of any Person, each share of common stock, par value $0.0001 per share, of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and retired and shall cease to exist. Each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a limited liability company interest of the Surviving LLC.

(c)Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.1(c)), each share of Company Common Stock outstanding immediately prior to the First Effective Time (other than Cancelled Shares) and held by a holder who has not voted in favor of (or otherwise consented to) the adoption of this Agreement and who has properly and validly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. At the First Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under Section 262 of the DGCL with respect to such Dissenting Shares. If any such holder fails to perfect, or otherwise fails to comply with the provisions of Section 262 of the DGCL, or otherwise waives, withdraws or loses his, her, its or their right to appraisal under Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such holder’s Dissenting Shares shall be deemed to have been converted, as of the First Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration in respect of each Dissenting Share held by such holder pursuant to Section 2.1(a)(i) without interest and subject to any withholding of Taxes required by applicable Law. The Company or the Surviving LLC, as applicable, shall give each of Wildlife and the Wildlife Merger Counterparty prompt written notice of any demands received by the Company or the Surviving LLC, as applicable, for appraisal of shares of Company Common Stock, of any withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to Section 262 of DGCL, and Wildlife shall have the right to participate in and reasonably and in good faith direct all negotiations and Actions with respect to such demands. Prior to the First Effective Time, the Company shall not, except with the prior written consent of Wildlife and the Wildlife Merger Counterparty, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing in respect of any Dissenting Shares.

(d)Adjustment to Merger Consideration. If, during the period between the date of this Agreement and the First Effective Time, any change in the issued and outstanding shares of Company Common Stock or Wildlife Class A Common Stock shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange, consolidation, subdivision or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon (including any dividend or distribution of securities convertible into the Company Common Stock or Wildlife Class A Common Stock), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement. Nothing in this Section 2.1(d) shall be construed to permit the parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

Section 2.2   Payment for Securities.

(a)Prior to the First Effective Time, Wildlife and the Company shall jointly appoint an exchange agent in the Mergers (the “Exchange Agent”). Immediately prior to the First Effective Time, Wildlife shall deposit with the Exchange Agent evidence of book-entry shares representing the Wildlife Class A Common Stock issuable pursuant to Section 2.1(a)(i) and any cash payable in respect of fractional shares pursuant to Section 2.4. Such Wildlife Class A Common Stock and such cash so deposited with the Exchange Agent are referred to collectively as the “Exchange Fund.”

(b)Immediately following the First Effective Time, the Exchange Agent shall issue book-entry shares representing the Merger Consideration (in a number of whole shares of Wildlife Class A Common Stock) that each holder of Company Common Stock (as of immediately prior to the First Effective Time and which are set forth on Section 3.2(b) of the Company Disclosure Schedule) has the right to receive pursuant to the provisions of Section 2.1(a)(i) and shall pay to each such holder cash payable in respect of fractional shares pursuant to Section 2.4; provided, however, that receipt of the Merger Consideration and such cash shall be subject to receipt by the Exchange Agent of any documentation or information reasonably requested by the Exchange Agent from such holder.

(c)No interest shall be paid or accrue on any portion of the Merger Consideration payable hereunder.

(d)At the First Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Company Common Stock on the records of the Company.

Section 2.3   Withholding. Each of the Company, Wildlife, Merger Sub I, Merger Sub II, the Surviving Corporation, the Surviving LLC and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable state, local or non-U.S. Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.4   Fractional Shares. No certificate or scrip representing fractional shares of Wildlife Class A Common Stock shall be issued hereunder, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Wildlife. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock converted pursuant to the First Merger who would otherwise have been entitled to receive a fraction of a share of Wildlife Class A Common Stock (after aggregating all shares held by such holder immediately prior to the First Merger) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fraction of a share of Wildlife Class A Common Stock multiplied by the volume-weighted average price (rounded to the nearest one ten thousandth) of Wildlife Class A Common Stock on the New York Stock Exchange (“NYSE”) on the last 30 trading days preceding the First Effective Time.

Section 2.5   Tax Treatment. For U.S. federal income Tax purposes, Wildlife, Merger Sub I, Merger Sub II and the Company intend that the acquisition of the Company pursuant to the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code.

Article III

REPRESENTATIONS AND WARRANTIES BY THE COMPANY

Except as disclosed in the corresponding section (or subsection) of the disclosure letter delivered by the Company to Wildlife immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify (or, as applicable, constitute a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article III for which it is reasonably apparent on its face that such information is relevant to such other section), the Company hereby represents and warrants to Wildlife, Merger Sub I and Merger Sub II as follows:

Section 3.1   Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted.

Section 3.2   Capitalization.

(a)The authorized capital stock of the Company consists of: 5,000,000 shares of common stock, $0.001 par value per share (the “Company Common Stock”), of which 3,500,000 shares are classified as Series A Common Stock and 1,500,000 of which are classified as Series B Common Stock. As of the date hereof, there are (i) 2,657,777 shares of Series A Common Stock issued and outstanding; and (ii) 531,330 shares of Series B Common Stock issued and outstanding. The Series B Common Stock do not have the right to vote. All of the outstanding shares of Company Common Stock have been duly authorized, validly issued, fully paid and nonassessable and free of any pre-emptive rights other than those pursuant to the Stockholder Agreement.

(b)As of the date hereof, Section 3.2(b) of the Company Disclosure Schedule sets forth the record owners of the shares of each class and series of Company Common Stock.

(c)Except as set forth in Section 3.2(a) and Section 3.2(b), (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding; and (ii) except for the Wildlife Merger Agreement, the Stockholder Agreement, and that certain voting agreement entered into by and among the Company and the other parties thereto in connection with the Wildlife Merger Agreement (as amended, the “Wildlife Voting Agreement”), there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company is a party or is otherwise bound obligating the Company to (A) issue, transfer or sell, or make any payment with respect to, any shares of or other equity interests of the Company or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, or (C) redeem or otherwise acquire any such shares or other equity interests.

(d)As of the date hereof, the Company owns of record 12,559,600 OpCo Common Units and 1 share of Series B common stock, $0.0001 par value per share, of Wildlife (“Wildlife Series B Common Stock”), in each case free and clear of all liens.

Section 3.3   Authorization.

(a)The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Company Stockholder Approval, to consummate the Transactions. The board of directors of the Company (the “Company Board”) (i) determined that this Agreement and the Transactions, including the Mergers, are fair to, and in the best interest of, the Company and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Mergers, and (iv) resolved to recommend that the Company’s stockholders approve and adopt this Agreement, in each case, on the terms and subject to the conditions set forth herein. Except for the receipt of the Requisite Company Stockholder Approval, and the filing of the certificates of merger for the First Merger and the Second Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the Transactions.

(b)The approval of the Company’s stockholders holding at least a majority of the outstanding Series A Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement (the “Requisite Company Stockholder Approval”).

(c)This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Wildlife, Merger Sub I and Merger Sub II, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 3.4   No Conflict; Required Consents and Approvals.

(a)Other than in connection with or in compliance with (i) the DGCL and the DLLCA, including the filing of the certificates of merger, (ii) the Securities Act and the Exchange Act, and any other applicable U.S. state or federal securities, takeover or “blue sky” Law, (iii) the HSR Act and (iv) the NYSE Rules, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity is necessary or required, under applicable Law, on the part of the Company for the consummation by the Company of the Transactions, except for such consents, approvals, authorizations, permits, filings or notifications that, if not obtained or made, (x) would not reasonably be expected have, individually or in the aggregate, a material adverse effect on the Company and (y) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Transactions.

(b)Assuming compliance with Section 3.4(a) (including, where relevant, expiration of a waiting period) and receipt of the Requisite Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, do not and will not (i) result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any material Contract to which the Company is a party, (ii) conflict with or violate any provision of the Charter Documents of the Company or (iii) conflict with or violate any Law applicable to the Company, other than in the case of clauses (i) and (iii), any such violation, conflict, breach, default, termination, cancellation, acceleration, right, or loss that (x) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and (y) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Transactions.

Section 3.5   Financial Statements. The Company has delivered to Wildlife its unaudited financial statements for the fiscal year ended December 31, 2025 (the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition and operating results of the Company for the periods indicated therein.

Section 3.6   No Undisclosed Liabilities. Except as and to the extent adequately accrued or reserved against in the balance sheet of the Company set forth in the Financial Statements, the Company has no Liability required to be reflected in a balance sheet of the Company or disclosed in the notes thereto, except for any Liabilities (i) incurred in the ordinary course of business consistent with past practice since December 31, 2025, (ii) incurred in connection with the transactions contemplated hereby or by the Wildlife Merger Agreement or (iii) disclosed in the Company Disclosure Schedule. There are no off-balance sheet arrangements to which the Company is a party.

Section 3.7   Holding Company. Since the initial public offering of Wildlife, other than for OpCo Common Units and Wildlife Series B Common Stock, the Company has not owned any equity interest in any corporation, partnership, trust, joint venture, limited liability company or other business entity. The Company was formed for the sole purpose of beneficially owning equity interests in Wildlife and OpCo and engaging in transactions and operations incidental thereto. Since the initial public offering of Wildlife, the Company has conducted no business or operations, except for owning OpCo Common Units and Wildlife Series B Common Stock and entering into, and complying with its obligations under, this Agreement and the other documents contemplated hereby, the Wildlife Voting Agreement, any agreements or arrangements with Wildlife or OpCo, and transactions or operations incidental to the foregoing.

Section 3.8   Taxes. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company:

(a)(i) all Tax Returns required to be filed by or on behalf of the Company with any Governmental Entity (1) have been filed on or before the applicable due date (including any extensions of such due date) and (2) are true, correct and complete; and (ii) all Taxes for which the Company is liable have been timely paid or accrued (in accordance with GAAP);

(b)(i) the Financial Statements reflect a reserve established in accordance with GAAP for all actual and contingent Tax liabilities of the Company as of the date thereof, and (ii) since such date, the Company has not incurred Liabilities for Taxes other than in the ordinary course of operation of its business, except in connection with the Transactions or the transactions contemplated by the Wildlife Merger Agreement;

(c)(i) no audit, claim or legal proceeding relating to Taxes for which the Company is or may be liable, is pending or threatened in writing and, in each case, that has not been resolved; (ii) no deficiency for Taxes that remains unpaid or otherwise settled has been proposed or assessed by any Governmental Entity against the Company; and (iii) no written claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to Tax in that jurisdiction;

(d)there are no liens relating to Taxes upon any asset of the Company, other than liens for Taxes or other governmental assessments not yet due and payable or that are being contested in good faith by appropriate proceedings for which reserves have been maintained in accordance with GAAP;

(e)in the two (2) years prior to the date of this Agreement, the Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock qualifying for tax-free treatment under Sections 355 and 361 of the Code;

(f)(i) the Company has no Liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any similar state, local or foreign Tax Law), as a transferee, as a successor or by contract, except for an agreement (A) that will terminate as of Closing or (B) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes or otherwise, and (ii) the Company is not, and has not been, a member of an affiliated, consolidated, or unitary group for Tax purposes;

(g)the Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract (except for an agreement (i) solely between the Company and Wildlife or Wildlife’s subsidiaries or (ii) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes);

(h)the Company has never participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or a similar transaction under any similar provision of state, local or foreign Law);

(i)the Company has not entered into any “closing agreement” as described in Section 7121 of the Code (or any similar state, local or foreign Tax Law), and the Company has not requested, received or is subject to any written ruling of a Governmental Entity or has entered into any similar written agreement with a Governmental Entity with respect to any Taxes;

(j)the Company has properly and timely withheld from each payment or deemed payment made to any employee, contractor, past or present supplier, creditor, stockholder or other third party all Taxes and other deductions required to be withheld and has duly and timely paid such withheld amounts to the proper Governmental Entities and complied with all reporting and record retention requirements related to such Taxes;

(k)the Company has no knowledge of any facts, agreements, plans or other circumstances, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(l)for all transactions between the Company and any non-resident person with whom it was not dealing at arm’s length, the Company has made or obtained records or documents that meet the transfer pricing requirements under applicable law;

(m)at all times between the date of its formation until the completion of the Mergers, the Company was validly classified as an S corporation within the meaning of Sections 1361 and 1362 of the Code for U.S. federal income Tax purposes and any analogous or corresponding state, local or non-U.S. Tax Law; and

(n)(i) the Company has no potential Tax liability under Section 1374 of the Code (or any similar provision of state or local Tax Law), and (ii) the Company has not, in the past five (5) years, (A) acquired assets from a corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

Section 3.9   Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company, there is no pending Legal Proceeding or that, to the Knowledge of the Company, is being threatened in writing against the Company or any of its Subsidiaries, directors or officers.

Article IV

REPRESENTATIONS AND WARRANTIES

OF WILDLIFE, MERGER SUB I AND MERGER SUB II

Wildlife, Merger Sub I and Merger Sub II hereby represent and warrant to the Company as follows:

Section 4.1   Organization. Each of Wildlife, Merger Sub I and Merger Sub II is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted.

Section 4.2   Valid Issuance. All shares of Wildlife Class A Common Stock issuable as Merger Consideration (the “Wildlife Share Issuance”) will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid, nonassessable, issued in compliance in all material respects with applicable Law and free of any preemptive rights.

Section 4.3   Authorization.

(a)Wildlife has the requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Wildlife Stockholder Approval, to consummate the Transactions. The board of directors of Wildlife (the “Wildlife Board”) at a duly held meeting (i) determined that this Agreement and the Transactions, including the Mergers and the Wildlife Share Issuance, are fair to, and in the best interest of, Wildlife and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by Wildlife of this Agreement and the consummation of the Transactions, including the Mergers and the Wildlife Share Issuance, and (iv) except as permitted pursuant to Section 5.9, resolved to recommend that Wildlife’s stockholders approve the Wildlife Share Issuance (the “Wildlife Board Recommendation”), in each case, on the terms and subject to the conditions set forth herein. Except for the receipt of the Requisite Wildlife Stockholder Approval and the Wildlife Merger Approvals, and the filing of the certificates of merger for the First Merger and the Second Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Wildlife are necessary to authorize the execution and delivery of this Agreement and the consummation of the Transactions.

(b)The affirmative vote of the holders of a majority of the voting power of the shares of Wildlife Common Stock outstanding on the record date and present in person or by proxy at the Company Stockholders’ Meeting (as defined in the Wildlife Merger Agreement) and entitled to vote on the proposal to approve the Wildlife Share Issuance is the only vote of the holders of any class or series of capital stock of Wildlife necessary to approve the Wildlife Share Issuance (the “Requisite Wildlife Stockholder Approval”).

(c)The affirmative vote of Wildlife, as the sole stockholder of Merger Sub I, is the only vote of the holders of any class or series of capital stock of Merger Sub I necessary to approve the First Merger and to approve and adopt this Agreement (the “Wildlife First Merger Approval”).

(d)The affirmative vote of Wildlife, as the sole stockholder of Merger Sub II, is the only vote of the holders of any class or series of securities of Merger Sub II necessary to approve the Second Merger and to approve and adopt this Agreement (the “Wildlife Second Merger Approval” and, together with the Wildlife First Merger Approval, the “Wildlife Merger Approvals”).

(e)This Agreement has been duly and validly executed and delivered by Wildlife, Merger Sub I and Merger Sub II and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the valid and binding agreement of Wildlife, Merger Sub I and Merger Sub II, enforceable against Wildlife, Merger Sub I and Merger Sub II in accordance with its terms, except for the Enforceability Limitations.

Section 4.4   No Conflict; Required Consents and Approvals.

(a)Other than in connection with or in compliance with (i) the DGCL and the DLLCA, including the filing of the certificates of merger, (ii) the Securities Act and the Exchange Act, and any other applicable U.S. state or federal securities, takeover or “blue sky” Law, (iii) the HSR Act, and (iv) the NYSE Rules, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity is necessary or required, under applicable Law, on the part of Wildlife for the consummation by Wildlife of the Transactions, except for such consents, approvals, authorizations, permits, filings or notifications that, if not obtained or made, (x) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Wildlife and (y) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Wildlife to consummate the Transactions.

(b)Assuming compliance with Section 4.4(a) (including, where relevant, expiration of a waiting period) and receipt of the Requisite Wildlife Stockholder Approval and the Wildlife Merger Approvals, the execution, delivery and performance by Wildlife of this Agreement and the consummation by Wildlife of the Transactions, do not and will not (i) result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any material Contract to which Wildlife is a party, (ii) conflict with or violate any provision of the Charter Documents of Wildlife or (iii) conflict with or violate any Law applicable to Wildlife, other than in the case of clauses (i) and (iii), any such violation, conflict, breach, default, termination, cancellation, acceleration, right, or loss that (x) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Wildlife and (y) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Wildlife to consummate the Transactions.

Article V

COVENANTS

Section 5.1   Conduct of Business. During the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing, the Company shall not conduct any business or operations, except for directly or indirectly owning equity interests of Wildlife and OpCo and entering into, and complying with its covenants and agreements under, this Agreement, the Wildlife Voting Agreement, the Wildlife Merger Agreement and transactions or operations incidental to the foregoing.

Section 5.2   Reasonable Best Efforts; Frustration of Closing Conditions.

(a)Subject to the terms and conditions set forth in this Agreement, each of the parties shall, and shall cause their respective Affiliates and Subsidiaries to, use their reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions as promptly as practicable after the date hereof and in any event prior to the End Date (as defined in the Wildlife Merger Agreement), including (i) obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods, including under antitrust or competition Laws, from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid Actions by, any Governmental Entities, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any Action, lawsuits or other actions, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions and (iv) executing and delivering any additional instruments necessary to consummate the Transactions.

(b)In furtherance and not in limitation of the foregoing, each of the parties shall, and shall cause their respective Affiliates and Subsidiaries to, (i) as promptly as reasonably practicable (and in any event within fifteen (15) Business Days after the date of this Agreement), file with the Federal Trade Commission and the Antitrust Division of the Department of Justice a Notification and Report Form relating to this Agreement and the Mergers and the other Transactions as required by the HSR Act, which shall request early termination of the HSR Act waiting period to the extent available, (ii) promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other party and its Affiliates and Subsidiaries may reasonably require in connection with their preparation of necessary filings, notifications, responses, and submissions of information to any Governmental Entity, (iii) promptly supply any additional information and documentary material that may be required or requested pursuant to any applicable Laws by any Governmental Entity including a Request for Additional Information and Documentary Material, and (iv) take or cause to be taken all other actions necessary, proper or advisable to obtain all applicable clearances, consents, authorizations, approvals or waivers and cause the expiration or termination of all applicable waiting periods with respect to the Mergers and the other Transactions under any applicable Laws as promptly as practicable and in any event so as to allow the Closing to occur prior to the End Date (as defined in the Wildlife Merger Agreement).

(c)Without limiting the generality of anything contained in this Section 5.2, each party shall, in connection with the Transactions, subject to requirements of any Governmental Entity and any applicable Law, and subject to all applicable privileges, including the attorney-client privilege: (i) promptly inform the other parties and the Wildlife Merger Counterparty of any substantive communication from any Governmental Entity; (ii) consult and cooperate with, and consider in good faith the views of, one another and the Wildlife Merger Counterparty, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under the HSR Act, provided that Wildlife shall have the right to direct and control the overall strategy of the foregoing; (iii) promptly provide the other parties and the Wildlife Merger Counterparty with copies of all substantive written communications to or from any Governmental Entity; (iv) use good faith efforts to give the other parties and the Wildlife Merger Counterparty reasonable advance notice of all meetings with any Governmental Entity; and (v) not participate independently in any meeting with a Governmental Entity without providing reasonable advance notice to the other parties and the Wildlife Merger Counterparty and an opportunity to attend and participate in such meeting. Each of the parties and the Wildlife Merger Counterparty may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties or the Wildlife Merger Counterparty as “outside counsel only” such that the materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by outside legal counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the party hereto that provided the materials. Any materials shared under this Section 5.2(c) may be redacted (x) to remove references concerning the valuation of the businesses of Wildlife, or proposals from third parties, (y) as necessary to comply with Contracts and (z) as necessary to address reasonable privilege or confidentiality concerns, and may be provided on an outside counsel only basis. Each of the parties may limit the other parties’ and the Wildlife Merger Counterparty’s participation in any meeting or discussion with any Governmental Entity to outside counsel (or other agreed representatives) in order to protect competitively sensitive information that may be discussed during the meeting or discussion or to address reasonable privilege or confidentiality concerns

(d)Notwithstanding anything to the contrary set forth in this Agreement, no party may rely on the failure of any condition set forth in Article VI to be satisfied if such failure was primarily caused by the failure of such party, as applicable, to perform any of their respective obligations under this Agreement.

Section 5.3   Tax Matters.

(a)Tax Treatment. The parties hereto intend that the acquisition of the Company pursuant to the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Company and Wildlife agree to use their reasonable best efforts to cause the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties to this Agreement shall treat the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code, and no party shall take any position for Tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The parties hereto agree to (and, after the Closing, Wildlife agrees to cause Company to) (i) file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (ii) file all Tax Returns on a basis consistent with, and not take any position with a Governmental Entity inconsistent with, the intended characterization in this Section 5.3(a), except as otherwise required by applicable Law.

(b)Transfer Taxes. The payment of any transfer taxes (including any penalties and interest) incurred solely by a holder of Company Common Stock in connection with the First Merger, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

Section 5.4   Required Notification. The Company shall promptly notify Wildlife and the Wildlife Merger Counterparty of (a) any notice or other substantive communication from any Governmental Entity in connection with the Transactions; (b) any notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (c) any Action commenced or, to the Knowledge of the Company threatened against, relating to or involving the Company or that relates to the consummation of the Transactions; or (d) any breach of any representation, warranty or covenant in this Agreement that would reasonably be expected to cause any of the conditions to Closing set forth in Article VI not to be satisfied. Any such disclosure shall not constitute an exception to the representations and warranties set forth in Article III, shall not limit the rights of Wildlife under this Agreement for any breach by the Company of such representations and warranties, and shall not have the effect of satisfying any of the conditions set forth in Section 6.1.

Section 5.5   Indemnification of Directors and Officers.

(a)From and after the First Effective Time, the Surviving LLC shall, and Wildlife shall cause the Surviving LLC to, exculpate, indemnify and hold harmless (and shall also advance or cause the Surviving LLC to advance fees, costs and expenses as incurred), to the fullest extent that the Company would have been permitted under applicable Law, the Company Charter Documents (as in effect on the date hereof), and any indemnification agreements entered into prior to the date hereof with the Company, each present and former director or officer of the Company, and any other individual who is or was serving at the request of the Company as a director, officer, manager, member, trustee, fiduciary, employee or agent of another Person (collectively, the “Indemnified Persons”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (including all interest, assessments and other charges paid or payable in connection with or in respect thereof) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, including any amounts paid in settlement, arising out of or related to such Indemnified Persons’ service as a director or officer of the Company or services performed by such Person at the request of the Company at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, including with respect to the Mergers and the other transactions contemplated hereby; provided, that the foregoing shall not require the Surviving LLC to exculpate, indemnify or hold harmless (or make advances) to any Person (including any Person serving as a director or officer of the Company or Wildlife) in connection with any claim, action, suit, proceeding or investigation to the extent that such matter relates to such Person’s capacity as a holder of equity in the Company or to the extent that such matter was initiated by such Person. The Surviving LLC shall promptly reimburse each Indemnified Person for any costs or expenses (including attorneys’ fees) incurred by such Indemnified Person in successfully enforcing the indemnification or other obligations provided in this Section 5.5.

(b)From the First Effective Time until the sixth anniversary of the First Effective Time, the Surviving LLC shall, and Wildlife shall cause the Surviving LLC to, cause the organizational documents of the Surviving LLC to contain provisions with respect to indemnification, exculpation and advancement and reimbursement that are at least as favorable as the indemnification, exculpation and advancement and reimbursement provisions contained in the certificate of incorporation or bylaws of the Company immediately prior to the First Effective Time, and during such period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by applicable Law. The indemnification agreements between the Company and an Indemnified Person shall survive the consummation of the Mergers and continue in full force and effect in accordance with their respective terms and the Surviving LLC shall, and Wildlife shall cause the Surviving LLC to, honor and perform all such agreements.

(c)From the First Effective Time until the sixth anniversary of the First Effective Time, the Surviving LLC shall, and Wildlife shall cause the Surviving LLC to, maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors or officers of the Company, or other acts or omissions at the request of the Company occurring prior to the First Effective Time, continuing insurance coverage with respect to the current policies of directors’ and officers’ insurance maintained by the Company as of the date of this Agreement (the “Existing Insurance Policies”), except that: (i) the Surviving LLC may substitute for any Existing Insurance Policy a policy or policies substantially equivalent to and in any event not less favorable than the existing policies of the Company with a carrier who has an equal or better credit rating; and (ii) the Surviving LLC will not be required to pay annual premiums for the Existing Insurance Policies (or for any substitute policies) in excess of 300% of the most recent annual premium paid prior to the date of this Agreement for the Existing Insurance Policies (the “Maximum Premium”). If any future annual premiums for the Existing Insurance Policies (or any substitute policies therefor) exceed the Maximum Premium, then the Surviving LLC may reduce the amount of coverage of such Existing Insurance Policies (or any substitute policies therefor) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. In lieu of such insurance, prior to the Closing Date, the Company may, at its option, purchase a fully-funded and non-revocable six (6)-year prepaid “tail” directors’ and officers’ insurance policy for the Company, and their current and former directors and officers who are covered by the directors’ and insurance coverage currently maintained by or for the benefit of the Company, such “tail” policy to provide coverage in an amount not less than the coverage under the Existing Insurance Policies and to have other terms not less favorable to the insured persons than those under the Existing Insurance Policies. The Surviving LLC shall, and Wildlife shall cause the Surviving LLC to, maintain such policies in full force and effect, and continue to honor the obligations thereunder, and shall take no action to cancel, terminate or modify, or otherwise rescind or make unavailable the benefits of, such policies.

(d)From and after the First Effective Time, the obligations and liability of Wildlife and the Surviving LLC under this Section 5.5 shall be joint and several, and Wildlife shall guarantee and cause the performance by the Surviving LLC of all such obligations.

(e)The obligations under this Section 5.5 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Persons (or any other person who is a beneficiary under any Existing Insurance Policy or the “tail” policy referred to in paragraph (c) above (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under any Existing Insurance Policy or the “tail” policy referred to in paragraph (c) above.

(f)The provisions of this Section 5.5 are intended to be for the benefit of, and will be fully enforceable by each of the Indemnified Persons (and other persons who are beneficiaries under any Existing Insurance Policy or the “tail” policy referred to in paragraph (c) above (and their heirs and representatives)), who are intended third-party beneficiaries of this Section 5.5 from and after the First Effective Time. The rights of the Indemnified Persons (and other persons who are beneficiaries under any Existing Insurance Policy or the “tail” policy referred to in paragraph (c) above (and their heirs and representatives)) under this Section 5.5 shall be in addition to, and not in substitution for, any other rights that such persons may have under the Company Charter Documents or applicable Law (whether at law or in equity).

(g)Notwithstanding that an Indemnified Person may have certain rights to indemnification, advancement of expenses and/or insurance provided by any other Person (collectively, the “Other Indemnitors”), the Surviving LLC (i) shall be the indemnitor of first resort (i.e., its obligations to an Indemnified Person are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Person are secondary), and (ii) shall be required to advance the full amount of expenses incurred by an Indemnified Person and shall be liable for the full amount of all Liabilities, without regard to any rights such Indemnified Person may have against any of the Other Indemnitors, in respect of all matters described in sub-sections (a), (b) and (c) above. No advancement or payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Surviving LLC shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Surviving LLC.

(h)In the event that the Surviving LLC or Wildlife shall consolidate or merge with any other person and shall not be the continuing or surviving company or entity in such consolidation or merger, or transfers at least fifty percent (50%) of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving company or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.5.

Section 5.6   Stockholder Consent; Information Statement; Voting Agreement.

(a)Within twenty-four (24) hours following the execution of this Agreement, the Company shall obtain and deliver to Wildlife a true, correct and complete copy of a written consent in substantially the form attached hereto as Annex II (the “Written Consent”), executed by stockholders of the Company representing at least the number and class of shares of Company Common Stock sufficient to fully and irrevocably provide the Requisite Company Stockholder Approval in accordance with the DGCL and the Charter Documents of the Company.

(b)Within 10 Business Days following the receipt by the Company of the Written Consent executed by holders of Company Common Stock sufficient to fully and irrevocably obtain the Requisite Company Stockholder Approval, the Company shall, in accordance with applicable Law, including Section 228 of the DGCL, and the Charter Documents of the Company, send a notice (the “228 Notice”) to each holder of Company Common Stock that has not theretofore executed the Written Consent notifying him, her or it that (1) action has been taken by less than unanimous written consent of the holders of Company Common Stock, and (2) this Agreement was duly adopted. The 228 Notice shall be in a form and substance approved by Wildlife and shall be in compliance with Section 228 of the DGCL and other applicable Laws.

(c)Within 5 Business Days following the Proxy Statement/Prospectus (as defined in the Wildlife Merger Agreement) being made available (including on the Electronic Data Gathering, Analysis and Retrieval filing system) to the stockholders of Wildlife, the Company shall send to each holder of Company Common Stock (1) the Proxy Statement/Prospectus (as defined in the

Wildlife Merger Agreement) and (2) a notice (the “262 Notice”) that appraisal rights are available pursuant to Section 262 of the DGCL. The 262 Notice shall be in a form and substance approved by Wildlife and shall be in compliance with Section 262 of the DGCL and other applicable Laws.

(d)The Company shall, and shall cause its Affiliates to, provide information reasonably requested by Wildlife and otherwise assist and cooperate reasonably with Wildlife in preparing the Proxy Statement/Prospectus (as defined in the Wildlife Merger Agreement).

(e)Wildlife and certain stockholders of the Company have entered into that certain Voting Agreement dated as of the date of this Agreement providing for the further commitment of such parties with respect to the Requisite Company Stockholder Approval (the “Rhino Merger Voting Agreement”).

Section 5.7   Transfer Restrictions. The Company shall use reasonable best efforts to enforce all transfer restrictions related to Company Common Stock set forth in the Stockholder Agreement. The Company shall not grant any waiver of, shall not consent to, and shall not grant any other relief under, any of the transfer restrictions related to Company Common Stock set forth in the Stockholder Agreement.

Section 5.8   Transfer and Surrender of Shares of Series B Common Stock and OpCo Common Units. Effective immediately following the Second Effective Time, the Surviving LLC hereby surrenders and transfers all of the (i) shares of Wildlife Series B Common Stock and (ii) OpCo Common Units that it holds of record to Wildlife for no additional consideration, and Wildlife hereby accepts such surrender and transfer of such shares of Wildlife Series B Common Stock and OpCo Common Units. In conjunction with such surrender and transfer of such shares of Wildlife Series B Common Stock and OpCo Common Units, the Surviving LLC shall, promptly following the Closing Date, surrender to Wildlife any share certificate(s) which evidence the issuance of such shares of Wildlife Series B Common Stock to the Surviving LLC and any certificate(s) which evidence the issuance of such OpCo Common Units to the Surviving LLC. Upon surrender and transfer of such shares of Wildlife Series B Common Stock, such shares shall be retired and cancelled in accordance with the DGCL and the Wildlife Charter Documents without any further action by Wildlife.

Section 5.9   Change in Wildlife Board Recommendation. Notwithstanding anything herein to the contrary, the Wildlife Board shall be permitted to withdraw or modify the Wildlife Board Recommendation solely to the extent permitted by, and in accordance with, Section 4.3(b)(v) of the Wildlife Merger Agreement.

Article VI

CONDITIONS TO CLOSING

Section 6.1   Conditions to Obligations of Wildlife, Merger Sub I and Merger Sub II. The obligations of Wildlife, Merger Sub I and Merger Sub II to consummate the Mergers are subject to the satisfaction of, or waiver by Wildlife of, each of the following conditions:

(a)Representations and Warranties of the Company. (i) Each of the representations and warranties of the Company set forth in Section 3.2(a) (Capitalization) and Section 3.3(a) and (b) (Authorization) shall be true and correct in all respects (except, in the case of Section 3.2 for de minimis inaccuracies) at and as of the Closing with the same force and effect as if made as of the Closing, (ii) each of the representations and warranties of the Company set forth in Section 3.1 (Organization) and Section 3.3(c) (Authorization) shall be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing, and (iii) each of the representations and warranties of the Company contained herein, other than those set forth above in clause (i) or (ii), shall be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct in all respects as of such specified date), except with respect to this clause (iii) as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Wildlife and its Subsidiaries, taken as a whole, after giving effect to the Transactions.

(b)Approval of Stockholders. The Requisite Company Stockholder Approval and the Requisite Wildlife Stockholder Approval shall have been validly obtained.

(c)No Restraints. No Order issued by any Governmental Entity or applicable Law (collectively, “Restraints”), in either case, in the U.S. or any jurisdiction set forth in Section 6.1(c) of the Company Disclosure Schedule (the “Applicable Jurisdictions”), shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Mergers.

(d)Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(e)Certificate. The Company shall have delivered to Wildlife a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Section 6.1(a) and Section 6.1(d) have been satisfied.

(f)Wildlife Merger Agreement. The conditions to closing set forth in Section 6 of the Wildlife Merger Agreement (excluding the condition set forth in Section 6.1(h) of the Wildlife Merger Agreement, relating to the closing of the First Merger under this Agreement) shall have been satisfied or, to the extent permitted by applicable Law, waived (other than such conditions that by their nature are to be satisfied at the Closing (as defined in the Wildlife Merger Agreement); provided, that such conditions are capable of being satisfied at the Closing (as defined in the Wildlife Merger Agreement)), and the parties thereto are prepared to consummate the transactions contemplated therein.

(g)HSR Act. The waiting period applicable to the Mergers pursuant to the HSR Act (and any extension thereof including any agreement with any Governmental Entity to delay the Closing entered into in connection therewith) shall have expired or otherwise been terminated.

Section 6.2   Conditions to Obligations of the Company. The obligations of the Company to consummate the Mergers are subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of each of the following conditions:

(a)Representations and Warranties of Wildlife, Merger Sub I and Merger Sub II. Each of the representations and warranties of Wildlife, Merger Sub I and Merger Sub II contained herein shall be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing.

(b)Approval of Stockholders. The Requisite Company Stockholder Approval and the Requisite Wildlife Stockholder Approval shall have been validly obtained.

(c)No Restraints. No Restraint in the U.S. or any Applicable Jurisdiction shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Mergers.

(d)Performance of Obligations of Wildlife. Wildlife, Merger Sub I and Merger Sub II shall have performed and complied in all material respects with all obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(e)Certificate. Wildlife shall have delivered to the Company a certificate, dated the Closing Date and signed by an executive officer of Wildlife, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(d) have been satisfied.

(f)Wildlife Merger Agreement. The conditions to closing set forth in Section 6 of the Wildlife Merger Agreement (excluding the condition set forth in Section 6.1(h) of the Wildlife Merger Agreement, relating to the closing of the First Merger under this Agreement) shall have been satisfied or, to the extent permitted by applicable Law, waived (other than such conditions that by their nature are to be satisfied at the Closing (as defined in the Wildlife Merger Agreement); provided, that such conditions are capable of being satisfied at the Closing (as defined in the Wildlife Merger Agreement)), and the parties thereto are prepared to consummate the transactions contemplated therein.

(g)HSR Act. The waiting period applicable to the Mergers pursuant to the HSR Act (and any extension thereof including any agreement with any Governmental Entity to delay the Closing entered into in connection therewith) shall have expired or otherwise been terminated.

Article VII
TERMINATION

Section 7.1   Termination. At any time prior to the Closing, this Agreement may be terminated and the Mergers abandoned:

(a)by mutual written consent of Wildlife and the Company;

(b)by either the Company or Wildlife, if any Restraint in the U.S or any Applicable Jurisdiction having the effect set forth in Section 6.1(c) or Section 6.2(c) shall have become final and non-appealable;

(c)by Wildlife, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of any condition set forth in Section 6.1(a) or Section 6.1(d) and (B) cannot be cured by the End Date (as defined in the Wildlife Merger Agreement) or, if curable, is not cured within thirty (30) Business Days following Wildlife’s delivery of written notice to the Company stating Wildlife’s intention to terminate this Agreement pursuant to this Section 7.1(c) and the basis for such termination; provided, however, Wildlife shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c) if Wildlife itself is in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(d) to be satisfied;

(d)by the Company, if Wildlife, Merger Sub I or Merger Sub II shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of any condition set forth in Section 6.2(a) or Section 6.2(d) and (B) cannot be cured by the End Date (as defined in the Wildlife Merger Agreement) or, if curable, is not cured within thirty (30) Business Days following the Company’s delivery of written notice to Wildlife stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; provided, however, the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the Company itself is in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.1(a) or Section 6.1(d) to be satisfied;

(e)by Wildlife, if the Wildlife Merger Agreement is validly terminated pursuant to the terms thereof; or

(f)by Wildlife, if the Company does not obtain and deliver to Wildlife, in accordance with Section 5.6 and the DGCL, the Written Consent.

The party seeking to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall give written notice of such termination to the other party.

Section 7.2   Effect of Termination. In the event of the valid termination of this Agreement as set forth in Section 7.1, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Wildlife, Merger Sub I, Merger Sub II, the Company or their respective officers, directors, stockholders, members, managers, Affiliates or representatives; provided, however, that (a) the provisions of this Section 7.2 and Article VIII shall remain in full force and effect and survive any termination of this Agreement, and (b) the termination of this Agreement shall not relieve any party from any Liability or damages arising out of such party’s fraud or any knowing and intentional breach of any covenant or obligation contained in this Agreement. For purposes of this Agreement, “knowing and intentional breach” means a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows that it would, or would reasonably be expected to, be or cause a material breach of this Agreement; provided, that, notwithstanding the foregoing, the failure of a party hereto to consummate the Mergers when the relevant conditions to the Mergers set forth in Article VI have been satisfied or waived and such party is obligated to effectuate the Closing pursuant to Section 1.3 will, in and of itself, constitute a knowing and intentional breach; and “fraud” means actual and intentional common law fraud under Delaware law in the making of the representations and warranties set forth in Article III or Article IV of this Agreement, and shall not include constructive or equitable fraud or negligent misrepresentation or negligent omission.

Section 7.3   Alternative Transactions. Notwithstanding the preceding Section 7.2 or anything else in this Agreement to the contrary, if (x) the Wildlife Merger Agreement is terminated by Wildlife in accordance with Section 7.1(e)(i) thereof (Superior Proposal) and, in connection with such termination, Wildlife enters into an Acquisition Agreement (as defined in the Wildlife Merger

Agreement) with respect to an Acquisition Proposal (as defined in the Wildlife Merger Agreement) that the Wildlife Board has determined constitutes a Superior Proposal (as defined in the Wildlife Merger Agreement), (y) there is a publicly announced or disclosed alternative transaction prior to any termination of the Wildlife Merger Agreement, the Wildlife Merger Agreement is terminated in accordance with its terms, and Wildlife following such termination enters into a definitive Acquisition Agreement with the party making such proposal or any of its affiliates, or (z) following any termination of the Wildlife Merger Agreement, but in any event within one (1) year of the date hereof, the Wildlife Board approves or recommends a definitive Acquisition Agreement with respect to any other transaction that constitutes a Change of Control under (and as defined in) the Tax Receivable Agreement dated as of October 7, 2013, between the Company and Wildlife (as the same may be amended, supplemented or otherwise modified, the “Tax Receivable Agreement”) (any such Acquisition Agreement, as the same may be amended, supplemented or modified, the “Subsequent Merger Agreement”), then this Agreement shall continue in full force and effect and the terms of this Agreement shall apply with respect to (x) the Subsequent Merger Agreement, as if it were the Wildlife Merger Agreement, and the counterparty to Wildlife thereto, as if it were the Wildlife Merger Counterparty, and (y) the Superior Proposal or other alternative transaction and the other transactions contemplated by the Subsequent Merger Agreement, as if they were the Mergers and the other transactions contemplated by the Wildlife Merger Agreement, until the earliest of (A) the consummation of the transactions contemplated by the Subsequent Merger Agreement and (B) the termination of the Subsequent Merger Agreement in accordance with its terms.

Article VIII

MISCELLANEOUS

Section 8.1   Survival. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the consummation of the Mergers.

Section 8.2   Entire Agreement; Counterparts. This Agreement (including all Annexes hereto) and the Rhino Merger Voting Agreement constitutes the entire agreement among the parties regarding the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof. The Company Disclosure Schedule is “facts ascertainable” as that term is used in Section 251(b) of the DGCL and does not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms of this Agreement.

Section 8.3   Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision. In the event that the parties are unable to agree to such replacement, the parties agree that the court making the determination referred to above shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.

Section 8.4   Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the second Business Day after being sent; (c) if sent via a national courier service, two Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties hereto):

(a)	if to Wildlife, Merger Sub I or Merger Sub II

RE/MAX Holdings, Inc.

5075 S. Syracuse Street

Denver, Colorado 80237

Attention:   [Intentionally Omitted]

Email:        [Intentionally Omitted]

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Attention: Gavin Grover; Michael O’Bryan; Joseph Sulzbach

Email: ggrover@mofo.com; mobryan@mofo.com; jsulzbach@mofo.com

(b)	if to the Company (prior to Closing):

RIHI, Inc.

6700 Massive Peak Cir.

Castle Rock, CO 80108

Attention:   [Intentionally Omitted]

Email:        [Intentionally Omitted]

with a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP

1700 Lincoln Street, Suite 4100

Denver, CO 80203

Attention:   Charles D. Maguire; Todd Kaye; Tyler Mark

Email:        charles.maguire@bclplaw.com; todd.kaye@bclplaw.com;

  tyler.mark@bclplaw.com

Section 8.5   Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a)This Agreement, and any action, suit or other legal proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any of the Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles or any borrowing statute of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action, suit or other legal proceeding between any of the parties arising out of or relating to this Agreement, any of the Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chosen Court; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Court; and (iii) agrees that it will not bring any such action in any court other than the Chosen Court. Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 8.4 shall be effective service of process for any such action.

(b)EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

Section 8.6   Interpretation.

(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)As used in this Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” All references in this Agreement to “dollars” or “$” shall mean United States Dollars. The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(d)Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Law in this Agreement shall be construed as referring to such agreement, instrument or other document or Law as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) all references to “Sections,” “Schedules” and “Exhibits” in this Agreement or in any Schedule or Exhibit to this Agreement are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement, respectively; (iv) the words “herein,” “hereof,” “hereunder” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; and (v) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

(e)The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 8.7   No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except from and after the First Effective Time, the Indemnified Persons (including their heirs and representatives) shall be third party beneficiaries of and entitled to enforce Section 5.5.

Section 8.8   Remedies. The parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any party of any covenant or obligation contained in this Agreement, any non-breaching party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such non-breaching party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of the parties hereby waives any requirement for the securing or posting of any bond in connection with any such remedy. The parties further agree not to assert that (a) a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason or (b) a remedy of monetary damages would provide an adequate remedy.

Section 8.9   Amendment and Modification. This Agreement may be amended by the Company, Wildlife, Merger Sub I and Merger Sub II at any time prior to the First Effective Time (whether before or after the adoption of this Agreement by the Company’s stockholders or Wildlife as Merger Sub I and Merger Sub II’s sole securityholder); provided, however, that after any such adoption of this Agreement by the Company’s stockholders or approval by Wildlife as Merger Sub I and Merger Sub II’s securityholder, no amendment shall be made which by applicable Law requires further approval of the stockholders of the Company or Merger Sub I or Merger Sub II, as the case may be, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.10   Fees and Expenses. Whether or not the Mergers are consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Mergers and the other Transactions, including all fees and expenses of its representatives, shall be paid by the party incurring such expense.

Section 8.11   Waivers. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

RE/MAX HOLDINGS, INC.

By:	/s/ Susan Winders
	Name:	Susan Winders
	Title:	Chief Legal Officer and Chief Compliance Officer

RHINO MERGER SUB I, INC.

By:	/s/ Susan Winders
	Name:	Susan Winders
	Title:	President

RHINO MERGER SUB II, LLC

By:	/s/ Susan Winders
	Name:	Susan Winders
	Title:	Vice President and Secretary

[Signature Page to RIHI Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

RIHI, INC.

By:	/s/ Bruce Benham
	Name:	Bruce Benham
	Title:	Vice President and Secretary

[Signature Page to RIHI Agreement and Plan of Merger]

ANNEX I

CERTAIN DEFINITIONS

For the purposes of this Agreement the following capitalized terms shall have the meanings set forth below (which shall apply equally to both the singular and plural forms of such terms):

“Action” means any claim, action, cause of action, suit, demand, proceeding, examination, audit or investigation by or before any Governmental Entity, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person; provided, however, that for the purposes of this Agreement, with respect to the Company, none of its stockholders, Wildlife or any of Wildlife’s Subsidiaries shall be deemed an “Affiliate” of the Company, and with respect to Wildlife, neither the Company nor any of its equityholders shall be deemed an “Affiliate” of Wildlife. For the purposes of this definition, “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Jurisdictions” has the meaning set forth in Section 6.1(c).

“Book-Entry Share” has the meaning set forth in Section 2.1(a)(i).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Denver, Colorado or New York City, New York are authorized or obligated by law or executive order to close.

“Cancelled Shares” has the meaning set forth in Section 2.1(a)(ii).

“Certificates” has the meaning set forth in Section 2.1(a)(i).

“Charter Documents” means the (i) articles or certificate of incorporation, certificate of formation, articles of organization or certificate of limited partnership, (ii) bylaws, limited liability company agreement or limited partnership agreement of any Person, and (iii) other equivalent organizational documents of any Person, as in effect as of the date hereof.

“Chosen Court” means: (a) if the federal courts have exclusive jurisdiction over the matters at issue in any action, suit or other legal proceeding described in Section 8.5(a) of this Agreement, the United States District Court for the District of Delaware; or (b) if the federal courts do not have exclusive jurisdiction over the matters at issue in any action, suit or other legal proceeding described in Section 8.5(a) of this Agreement, the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; provided, that, in the case of this clause (b) only, (i) if the Court of Chancery of the State of Delaware does not have jurisdiction over such matters, then the Chosen Court shall be the Superior Court of the State of Delaware in and for New Castle County, Delaware; and (ii) if the Superior Court of the State of Delaware does not have jurisdiction over such matters, then the Chosen Court shall be the United States District Court for the District of Delaware.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in Section 3.3(a).

“Company Common Stock” has the meaning set forth in Section 3.2(a).

“Company Disclosure Schedule” has the meaning set forth in the introduction of Article III.

“Contract” means any binding written or oral contract, agreement, instrument, option, lease, license, warranty, note, bond, mortgage, indenture, obligation, or commitment.

“Dissenting Shares” has the meaning set forth in Section 2.1(c).

“DGCL” has the meaning set forth in the Recitals.

“DLLCA” has the meaning set forth in the Recitals.

“Enforceability Limitations” has the meaning set forth in Section 3.3(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Exchange Ratio” has the meaning set forth in Section 2.1(a)(i).

“Financial Statements” has the meaning set forth in Section 3.5.

“First Effective Time” has the meaning set forth in Section 1.4.

“First Merger” has the meaning set forth in the Recitals.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory, administrative or quasi-governmental authority, branch, office agency, commission or other body, or any court, tribunal, or arbitral or judicial body (including any grand jury), whether domestic or foreign.

The Company shall be deemed to have “Knowledge” of a fact or other matter if any individual listed in Section 1.1 of the Company Disclosure Schedule has actual knowledge of such fact or other matter after reasonable inquiry of such individual’s direct reports.

“Law” means any statute, law, treaty, ordinance, regulation, directive, rule, code, executive order, injunction, judgment, decree, writ, order or other requirement, including any successor provisions thereof, of any Governmental Entity.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, or inquiry commenced, brought, conducted or heard by or before, any court or other Governmental Entity of competent jurisdiction or any arbitrator or arbitration panel with binding authority over the relevant parties.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Mergers” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a)(i).

“Merger Sub I” has the meaning set forth in the Preamble.

“Merger Sub II” has the meaning set forth in the Preamble.

“NYSE” has the meaning set forth in Section 2.4.

“NYSE Rules” means the rules and regulations of the NYSE.

“OpCo” means RMCO, LLC.

“OpCo Common Units” means the common units of OpCo.

“Order” means any order, writ, injunction, judgment or decree.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity.

“Requisite Company Stockholder Approval” has the meaning set forth in Section 3.3(b).

“Requisite Wildlife Stockholder Approval” has the meaning set forth in Section 4.3(b).

“Restraints” has the meaning set forth in Section 6.1(c).

“Second Effective Time” has the meaning set forth in Section 1.4.

“Second Merger” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholder Agreement” means that certain Stockholder Agreement, dated December 31, 2002, by and among RE/MAX International Holdings, Inc., and the other signatories thereto.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, registered or local office, association, trust, unincorporated association or other legal entity of which such first Person, as the case may be (either alone or through or together with any other Subsidiary), (i) owns, directly or indirectly, more than 50% of the shares or economic interests of capital stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (ii) has the contractual or other power to designate a majority of the board of directors or other governing body (and, where the context permits, includes any predecessor of such an entity) of such corporation or other legal entity.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Surviving LLC” has the meaning set forth in Section 1.1.

“Tax” means any federal, state, local, foreign or other tax (including any income, franchise, capital gains, gross receipts, value-added, surtax, estimated, unemployment, national health insurance, excise, ad valorem, transfer, stamp, sales, use, property, business, withholding or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, in each case, of a kind in the nature of a tax, and any related charge or amount imposed with respect thereto (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Entity.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transactions” means the transactions contemplated by this Agreement.

“Wildlife” has the meaning set forth in the Preamble.

“Wildlife Board” has the meaning set forth in Section 4.3(a).

“Wildlife Board Recommendation” has the meaning set forth in Section 4.3(a).

“Wildlife Class A Common Stock” means the Class A common stock, $0.0001 par value per share, of Wildlife.

“Wildlife Common Stock” means the Class A Common Stock and the Wildlife Series B Common Stock.

“Wildlife First Merger Approval” has the meaning set forth in Section 4.3(c).

“Wildlife Merger Agreement” has the meaning set forth in the Recitals.

“Wildlife Merger Approvals” has the meaning set forth in Section 4.3(d).

“Wildlife Merger Counterparty” has the meaning set forth in the Recitals.

“Wildlife Mergers” has the meaning set forth in Section 1.3.

“Wildlife Second Merger Approval” has the meaning set forth in Section 4.3(d).

“Wildlife Series B Common Stock” has the meaning set forth in Section 3.2(d).

“Wildlife Share Issuance” has the meaning set forth in Section 4.2.

“Wildlife Voting Agreement” has the meaning set forth in Section 3.2(c).

“Written Consent” has the meaning set forth in Section 5.6(a)

ANNEX II

Form of Written Consent

[Intentionally Omitted]

ANNEX G

DGCL Section 262

§ 262. Appraisal rights [For application of this section, see 81 Del. Laws, c. 354, § 17; 82 Del. Laws, c. 45, § 23; 82 Del. Laws, c. 256, § 24; 83 Del. Laws, c. 377, § 22; and 84 Del. Laws, c. 98, § 16].

(a)Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b)Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1)Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a.Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b.Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)[Repealed.]

(c)Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2)If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3)Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e)Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f)Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g)At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i)The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j)The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k)Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l)The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

ANNEX H

INFORMATION CONCERNING REAL

NOTICE TO READER

The following information provided by Real is presented on a pre-Contemplated Transaction basis (except where otherwise indicated) and reflects the current business, financial and share capital position of Real. This information should be read in conjunction with the documents incorporated by reference in this Annex H and the information concerning Real appearing elsewhere in the joint proxy statement/prospectus and management information circular to which this Annex is attached. See Annex I “Information Concerning REMAX” of the joint proxy statement/prospectus and management information circular to which this Annex is attached for business, financial and share capital information related to REMAX on a pre- Contemplated Transaction basis. Also see Annex J “Information Concerning the Combined Company” of the joint proxy statement/prospectus and management information circular to which this Annex is attached for business, financial and share capital information related to New Wildlife after giving effect to the Contemplated Transactions.

Unless the context otherwise requires, all references in this Annex to “Real”, “we”, “us” and “our” refer to The Real Brokerage Inc. and its subsidiaries, as defined and set out below under “Corporate Structure”.

Unless otherwise indicated, the information in this Annex is given as of June 29, 2026.

References in this Annex to (i) C$ are to Canadian dollars and (ii) $ or US$ are to United States dollars. Real has used the following annual average exchange rates reported by the Bank of Canada for conversions of currency to Canadian dollars in this Annex, unless indicated otherwise:

	Year Ended December 31
Currency	2025		2024		2023
One United States dollar in Canadian dollars	C$	1.3706	C$	1.4389	C$	1.3226

On June 29, 2026, the exchange rate as quoted by the Bank of Canada for conversion of one United States dollar into Canadian dollars was US$1.00 = C$1.4206.

Real’s financial year end is December 31. Certain totals, subtotals and percentages throughout this Annex may not reconcile due to rounding.

This Annex contains company names, product names, trade names, trademarks and service marks of Real and other organizations, all of which are the property of their respective owners.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annex contains “forward-looking information” and “forward-looking statements” under applicable Canadian and United States securities laws (collectively, “forward-looking statements”). These forward-looking statements typically include the words “anticipate,” “believe,” “consider,” “estimate,” “expect,” “forecast,” “intend,” “objective,” “plan,” “predict,” “projection,” “seek,” “strategy,” “target,” “outlook,” “will,” “should,” “could” or similar expressions, including statements expressed in future tense. Forward-looking statements contained herein may include opinions or beliefs regarding market conditions and similar matters. In many instances, those opinions and beliefs are based upon general observations by members of our management, anecdotal evidence and our experience in the conduct of our businesses, without specific investigations or analyses. Therefore, while they reflect our view of the industries and markets in which we are involved, they should not be viewed as reflecting verifiable views or views that are necessarily shared by all who are involved in those industries or markets. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.

This Annex may contain forward-looking statements pertaining to the following:

●	Real’s capital and organizational structure;
●	Real’s expected working capital;
●	Real’s business plans and strategies including targets for future growth;

●	the development of Real’s business, including expectations regarding the growth of its ancillary services, One Real Title, One Real Mortgage and Real Wallet;
●	expectations regarding the real estate industry;
●	expectations regarding the development, launch and adoption of new technologies, including Real Wallet, Leo CoPilot, HeyLeo and their expected features;
●	expectations with respect to future opportunities;
●	capital expenditure programs and future capital requirements;
●	demand for Real’s services;
●	Real’s plans and funding for planned development activities and the expected results of such activities;
●	Real’s treatment under governmental and international regulatory regimes;
●	Real’s access to capital and overall strategy and development plans for all of Real’s assets; and
●	litigation and antitrust matters that may impact Real.

The forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from what is anticipated by our forward-looking statements. The most important factors that could cause actual results to differ materially from those anticipated by our forward-looking statements include, but are not limited to:

●	the impact of macroeconomic conditions on the strength of the residential real estate market;
●	an extended slowdown in some or all of the real estate markets in which we operate;
●	the future operational and financial activities of Real generally;
●	fluctuations in foreign currency exchange rates, interest rates, business prospects and opportunities;
●	the impact of inflation or a higher interest rate environment;
●	reduced availability or increased cost of mortgage financing for homebuyers;
●	increased interest rates or increased competition in the mortgage industry;
●	our inability to successfully execute our strategies, including our strategy regarding Real Wallet, HeyLeo, Leo CoPilot and our strategy to grow our ancillary mortgage broker, title services, and wallet operations;
●	our inability to offer HeyLeo with all expected features or at all;
●	the possibility that we will incur nonrecurring costs that affect earnings in one or more reporting periods;
●	the impact of the industry antitrust litigation on the industry generally and specifically to us with respect to any lawsuit in which we were named, as well as potential future lawsuits in which we are named;
●	a reduction in customary commission rates and reduction in Real’s gross commission income collection;

●	new laws or regulatory changes, or unfavorable interpretations of existing laws by regulators, that adversely affect the profitability of our businesses;
●	risks related to information technology failures or data security breaches;
●	the effect of cybersecurity incidents and threats;
●	our ability to attract and retain highly qualified employees;
●	our inability to retain agents, or maintain our agent growth rate;
●	the regulatory framework governing intellectual property in the jurisdictions in which Real conducts its business and any other jurisdictions in which Real may conduct its business in the future;
●	Real’s potential inability to comply with the regulatory bodies governing its activities;
●	the impact of competition on Real;
●	our ability to obtain or maintain adequate insurance coverage on commercially reasonable terms;
●	the effects of weather conditions and natural disasters on our business and financial results;
●	our ability to maintain our company culture;
●	the effects of public health issues such as a major epidemic or pandemic that could have a negative impact on the economy and on our businesses;
●	the effects of negative publicity;
●	our ability to maintain cash balances and generate cash sufficient to satisfy our operating requirements;
●	our ability to successfully estimate the impact of certain accounting and tax matters, including related to transfer pricing;
●	changes in law that have a negative impact on our business; and
●	the impact of regulatory and litigation matters.

The foregoing list of assumptions is not exhaustive. Actual results could differ materially from those anticipated in forward-looking statements as a result of various events and circumstances, including, among other things, the risk factors identified under the heading “Risk Factors”.

Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking information prove incorrect, actual results, performance or achievement may vary materially from those expressed or implied by the forward-looking information contained in this Annex. These factors should be carefully considered and readers are cautioned not to place undue reliance on forward- looking information, which speaks only as of the date of this Annex. All subsequent forward-looking information of Real herein is expressly qualified in its entirety by the cautionary statements contained in or referred to herein. Real does not undertake any obligation to release publicly any revisions to this forward- looking information to reflect events or circumstances that occur after the date of this Annex or to reflect the occurrence of unanticipated events, except as may be required under applicable Canadian and United States securities laws.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in the joint proxy statement/prospectus and management information circular to which this Annex is attached from documents filed with the securities commissions or similar authorities in Canada and filed with, or furnished to, the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice President, Chief Legal Officer and Secretary of The Real Brokerage Inc. at 701 Brickell Avenue, 17th Floor, Miami, Florida, 33131, telephone (305) 306-9553, and are also available electronically through SEDAR+ at www.sedarplus.ca. Documents filed with, or furnished to, the SEC are available through EDGAR at www.sec.gov. The filings of Real through SEDAR+ and through EDGAR are not incorporated by reference in this Annex except as specifically set out herein.

The following documents, filed by Real with the securities commissions or similar authorities in each of the provinces and territories of Canada, are specifically incorporated by reference into, and form an integral part of, this Annex:

(a)	the annual information form of Real for the financial year ended December 31, 2025, dated March 4, 2026 (the “Real AIF”);
(b)	the audited consolidated financial statements of Real as at and for the financial years ended December 31, 2025 and 2024, together with the notes thereto and the reports of independent auditors thereon (the “Real Annual Financial Statements”);
(c)	the management’s discussion and analysis of Real relating to the Real Annual Financial Statements (the “Real Annual MD&A”);
(d)	the unaudited interim financial statements of Real as at and for the three-month period ended March 31, 2026, together with the notes thereto (the “Real Interim Financial Statements”);
(e)	the management’s discussion and analysis of Real relating to the Real Interim Financial Statements (the “Real Interim MD&A”);
(f)	the management information circular of Real dated April 2, 2026 in connection with the annual general meeting of Real Shareholders held May 29, 2026 (the “Real Management Information Circular”);
(g)	the material change report of Real dated February 17, 2026 in respect of the appointment of a director to the board of directors of Real; and
(h)	the material change report of Real dated April 28, 2026 in respect of the Contemplated Transactions.

Any document of the type referred to in item 11.1 of Form 44-101F1 — Short Form Prospectus of National Instrument 44-101 — Short Form Prospectus Distributions of the Canadian Securities Administrators (other than confidential material change reports, if any) filed by Real with any securities commissions or similar regulatory authorities in Canada after the date of this Annex disclosing additional or updated information, including the documents incorporated by reference herein, filed pursuant to the requirements of applicable securities legislation in Canada and prior to the Real Meeting will be deemed to be incorporated by reference in this Annex. These documents are available on SEDAR+, which can be accessed at www.sedarplus.ca. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to Real and readers should review all information contained in this Annex and the documents incorporated or deemed to be incorporated herein by reference.

Any statement contained in this Annex or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for the purposes of this Annex, to the extent that a statement contained herein, or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Annex. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall thereafter neither constitute, nor be deemed to constitute, a part of this Annex, except as so modified or superseded.

Information contained in or otherwise accessed through Real’s website (https://onereal.ca/), or any other website, does not form part of this Annex. All such references to Real’s website are inactive textual references only.

MARKET AND INDUSTRY DATA

This Annex may contain market and industry data and forecasts obtained from third-party sources, industry publications and publicly available information. Real believes that the industry data is accurate and that its estimates and assumptions are reasonable, but there is no assurance as to the accuracy or completeness of this data. Third-party sources generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. Although management believes it to be reliable, Real has not independently verified any of the data from third-party sources referred to in this Annex, or analyzed or verified the underlying information relied upon or referred to by such sources, or ascertained the underlying economic assumptions relied upon by such sources.

SUMMARY OF RECENT DEVELOPMENTS

On April 26, 2026, Real entered into the Merger Agreement with REMAX, among others, which was amended by the amendment to the Merger Agreement, dated as of June 12, 2026. If the Contemplated Transactions are completed, Real expects significant changes to its business during the current financial year, including the combination of Real’s operations with REMAX. For a complete description of the Contemplated Transactions and their expected impact on Real’s business, see the sections entitled “Summary” and “The Contemplated Transactions” in the joint proxy statement/prospectus and management information circular to which this Annex is attached.

GLOSSARY OF TERMS

The following is a glossary of certain terms used in this Annex. Capitalized terms used in this Annex and not otherwise defined herein have the meanings ascribed to them in the joint proxy statement/ prospectus and management information circular to which this Annex is attached. Unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing any gender include all genders.

“2025 Plan” means The Real Brokerage Inc. 2025 Stock Incentive Plan which was approved by the Real Shareholders at Real’s annual general meeting of shareholders held on May 30, 2025.

“AI” means artificial intelligence.

“AML” has the meaning ascribed to it in the section titled “Description of the Business”.

“Amended and Restated Omnibus Incentive Plan” means the securities-based incentive compensation plan of Real adopted by the Real Board on July 15, 2022, and approved by the Real Shareholders at a meeting on June 9, 2023, providing for the grant of Real Options and Real RSUs to eligible directors, officers, employees and consultants.

“Audit Committee” means the audit committee of the Real Board.

“Auditor” has the meaning ascribed to it in the section titled “Auditors, Transfer Agents and Registrars”.

“Bank Partner” has the meaning ascribed to it in the section titled “Description of the Business”.

“BCBCA” means the Business Corporations Act (British Columbia), including the regulations promulgated thereunder, as amended from time to time.

“BSA” has the meaning ascribed to it in the section titled “Description of the Business”.

“Capital” has the meaning ascribed to it in the section titled “Description of the Business”.

“Compensation Committee” means the compensation committee of the Real Board.

“D.C.” means the District of Columbia in the United States.

“EDGAR” means Electronic Data Gathering, Analysis, and Retrieval system under the U.S. Securities Act and available for public view at www.sec.gov.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIC” has the meaning ascribed to it in the section titled “Description of the Business”.

“iBuyers” has the meaning ascribed to it in the section titled “Description of the Business”.

“Insight Partners” means certain funds affiliated with Insight Holdings Group, LLC, in particular Insight Partners XI, L.P.; Insight Partners (Cayman) XI, L.P.; Insight Partners XI (Co-Investors), L.P.; Insight Partners XI (Co-Investors) (B), L.P.; Insight Partners (Delaware) XI, L.P.; and Insight Partners (EU) XI, S.C.Sp.

“Investor Rights Agreement” means the investor rights agreement entered into between Real and Insight Partners dated December 2, 2020, providing for, among other things, participation rights, certain standstill and transfer restrictions and a director nomination right in favour of Insight Partners.

“MLS” means Multiple Listing Services, a cooperative database that real estate agents and brokers use to share information about properties for sale.

“NASDAQ” means the NASDAQ Capital Market.

“Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Real Board.

“Omnibus Incentive Plan” means the securities-based incentive compensation plan of Real as approved by the Real Shareholders at Real’s annual general meeting of shareholders held on June 13, 2022.

“Order” has the meaning ascribed to it in the section titled “Governance and Management of Real”.

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator or legal representative.

“Promoter” means (A) a Person or company that, acting alone or in conjunction with one or more other persons, companies or a combination of them, directly or indirectly, takes the initiative in founding, organizing or substantially reorganizing the business of an issuer; or (B) a Person or company that, in connection with the founding, organizing or substantial reorganizing of the business of an issuer, directly or indirectly, receives in consideration of services or property or both services and property, 10% or more of the issued securities of a class of securities of the issuer or 10% or more of the proceeds from the sale of a class of securities of a particular issue, but a Person or company who receives the securities or proceeds either solely as underwriting commissions or solely in consideration of property shall not be considered a Promoter within the meaning of this definition where that Person or company does not otherwise take part in founding, organizing or substantially reorganizing the business.

“Real” means The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia.

“Real AIF” has the meaning ascribed to it in the section titled “Documents Incorporated by Reference”.

“Real Annual Financial Statements” has the meaning ascribed to it in the section titled “Documents Incorporated by Reference”.

“Real Annual MD&A” has the meaning ascribed to it in the section titled “Documents Incorporated by Reference”.

“Real Board” means the board of directors of Real.

“Real Common Shares” means common shares in the authorized share structure of Real.

“Real Interim Financial Statements” has the meaning ascribed to it in the section titled “Documents Incorporated by Reference”.

“Real Interim MD&A” has the meaning ascribed to it in the section titled “Documents Incorporated by Reference”.

“Real Management Information Circular” has the meaning ascribed to it in the section titled “Documents Incorporated by Reference”.

“Real Option” means an option exercisable into a Real Common Share pursuant to a Securities Based Compensation Arrangement.

“Real RSU” means a restricted share unit granted pursuant to a Securities Based Compensation Arrangement.

“Real Shareholders” means the holders of the Real Common Shares.

“RSU Plan” means the restricted share unit plan of Real as approved by the Real Shareholders at Real’s annual general meeting of shareholders held on August 20, 2020.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Based Compensation Arrangements” means the 2025 Plan, Amended and Restated Omnibus Incentive Plan, the Omnibus Incentive Plan, the Stock Option Plan and RSU Plan.

“SEDAR+” means the system for the transmission of documents known as the System for Electronic Data Analysis and Retrieval+.

“Stock Option Plan” means the stock option plan of Real as approved by the Real Shareholders at Real’s annual general meeting of shareholders held on August 20, 2020.

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

“U.S. Securities Act” means the Securities Act of 1933, as amended.

CORPORATE STRUCTURE

The full corporate name of Real is The Real Brokerage Inc. Real was incorporated under the laws of the BCBCA on February 27, 2018. Real’s principal executive office is located at 701 Brickell Avenue, 17th Floor, Miami, Florida, 33131 and its registered office is located at 550 Burrard Street, Suite 2300, Bentall 5, Vancouver, British Columbia, V6C 2B5, Canada.

The following diagram illustrates the current corporate structure of Real and its material subsidiaries, including their respective jurisdictions of incorporation. Unless otherwise indicated, as of June 29, 2026, Real beneficially owns, or controls or directs, directly or indirectly, 100% of the votes attaching to all outstanding voting securities of each such subsidiary. Certain subsidiaries that, individually, do not exceed 10% of Real’s consolidated assets or consolidated revenues and, in the aggregate, do not exceed 20% of Real’s consolidated assets or consolidated revenues, are excluded from the corporate structure illustrated below.

DESCRIPTION OF THE BUSINESS

The majority of Real’s business operations are in the United States. For the year ended December 31, 2025, approximately 89% of our revenue was generated from operations in the United States, while approximately 11% of our revenue was generated from our operations in Canada. In the United States, as a real estate brokerage, we primarily generate revenue from commissions from real estate transactions, and from our ancillary mortgage broker, title services and Real Wallet operations. In Canada, also as a real estate brokerage, we primarily generate revenue from commissions from real estate transactions.

Real Estate Brokerage

Overview

Real is a real estate technology company that operates as a licensed residential real estate brokerage across all 50 U.S. states, the District of Columbia, and five Canadian provinces. Real generates the majority of its revenue from commissions earned on residential real estate transactions completed by agents affiliated with Real. Real pays a portion of these commissions to its affiliated agents, in accordance with Real’s agent compensation structure.

In addition to its core brokerage operations, Real offers ancillary services, including mortgage brokerage, title and escrow services, and financial technology products, which are intended to complement Real’s brokerage platform and provide additional revenue opportunities.

Operating Model

Real operates a fully digital brokerage model and generally does not rely on a traditional network of physical branch offices, except where required by applicable local laws. Brokerage operations are supported by proprietary technology designed to centralize core brokerage functions and support geographically distributed agents while maintaining a scalable and comparatively low fixed-cost structure.

Real’s brokerage platform incorporates the following core elements:

●	a commission-based compensation model that includes revenue share arrangements and equity-based incentive programs intended to support agent recruitment and retention;
●	proprietary technology tools, including the reZEN platform and AI-enabled agent support tools such as Leo CoPilot, designed to support transaction management, compliance oversight, and agent productivity;
●	an operating model that provides agents with flexibility to operate independently or as part of teams without reliance on a traditional physical office network; and
●	platform features and community tools intended to facilitate collaboration, information sharing, and interaction among agents operating across multiple jurisdictions.

Software-Based Brokerage and Growth Model

Real’s brokerage model is focused on developing and delivering technology to enhance real estate agent performance while operating a scalable, efficient brokerage operation that is not dependent on a cost-heavy brick-and- mortar footprint.

Real’s platform is designed to support individual agents, real estate teams, and independent brokerages. Real has developed programs intended to accommodate varying operational and branding needs, including:

●	Private Label — Allows independent brokerages to retain their branding while utilizing Real’s transaction management and back-office support.
●	ProTeams — Provides team leaders with flexibility to customize team members’ commission caps, splits, and fee structures, making it easier for large teams to join Real.

By operating a nationwide platform for team growth, Real is able to support agents and teams across multiple jurisdictions without geographic limitations.

Technology Platform — reZEN

Technology is foundational to Real’s brokerage operations. At the core of Real’s technology platform is reZEN, its proprietary transaction management and brokerage operations software. reZEN supports key brokerage functions enabling efficiency, automation, and flexibility, by incorporating:

●	End-to-End Transaction Management — Agents can process deals, manage commissions, and direct payments.
●	Automated Assistance with Compliance & Brokerage Oversight — Reduces manual workload and ensures regulatory compliance in real time.
●	Integrated Payment & Financial Services — Provides commission disbursement and access to financial tools.
●	Leo CoPilot: AI-Powered Agent Support — reZEN powers Leo CoPilot, our AI-driven agent assistant, enhancing productivity and streamlining workflows.
●	Open API for Customization — Agents have the flexibility to integrate certain third-party tools.

By automating and centralizing core brokerage functions, reZEN is designed to support operational efficiency and scalability across Real’s brokerage platform. It also serves as the foundation for new product innovations, including consumer-facing tools and ancillary services expansion.

Artificial Intelligence Tools — Leo CoPilot and HeyLeo

Real has developed AI-enabled tools that are integrated within reZEN, including Leo CoPilot, an AI-powered assistant that is integrated with reZEN, available to agents and brokers. Leo CoPilot provides access to transaction data, operational information and workflow support to assist agents and brokerage personnel in managing transactions and day-to-day activities.

Real has also developed consumer-facing technology products intended to support the residential real estate transaction process under the guidance of affiliated agents. Real’s consumer-facing platform, HeyLeo, is designed as an extension of its agent-facing technology.

HeyLeo enables consumers to ask questions using their voice or natural text and uses contextual intelligence to aggregate information a buyer shares to curate recommendations. HeyLeo’s intelligence is powered by enriched listing data, drawn from direct MLS feeds across key U.S. markets, and is intended to facilitate consumer engagement by enabling access to property information, communication tools, and brokerage and ancillary services. The platform incorporates internally developed technology as well as consumer-facing technology assets acquired through the acquisition of Flyhomes’ consumer search portal in July 2025.

HeyLeo beta launched in the fourth quarter of 2025 in 20 states.

Agent Compensation and Incentives

Real’s agent compensation model is commission-based and is structured to provide agents with a high proportion of commissions earned on completed residential real estate transactions, subject to contractual commission splits, annual commission caps, and transaction-based fees.

Under Real’s standard commission structure:

●	Agents receive 85% of the gross commission earned on a completed transaction, with the remaining 15% retained by Real, until the agent reaches a contractual annual commission cap;
●	The annual commission cap is generally US$12,000 for agents operating in the United States and C$15,000 for agents operating in Canada, or such other amount as may be agreed with the agent;
●	Once an agent reaches the applicable annual commission cap, the agent retains 100% of gross commissions on subsequent transactions for the remainder of the annual cycle, subject to transaction-based fees; and
●	following the achievement of the annual commission cap, agents generally must pay per-transaction fees, which include a transaction processing fee and a compliance and broker review fee.

In addition to commission-based compensation, Real offers incentive programs intended to support agent growth and retention, including:

●	Revenue Share payments, under which eligible agents and brokers may earn a portion of Real’s retained commissions generated by other agents they have referred to the platform, subject to program terms and conditions; and
●	Equity-based incentive programs, which may include Real RSUs and participation in an agent stock purchase plan, subject to eligibility requirements and vesting conditions.

The specific terms of agent compensation arrangements, including commission splits, caps, fees, revenue share eligibility, and equity incentives, may vary by jurisdiction and by individual agreement.

Ancillary Services

In addition to its core real estate brokerage operations, Real operates ancillary service businesses intended to complement its brokerage platform and provide additional revenue opportunities related to residential real estate transactions completed by agents affiliated with Real. These ancillary services vary by jurisdiction and include title and escrow services, mortgage brokerage services, and financial technology products offered under the Real Wallet brand.

Title and Escrow Services

Real provides title and escrow services through One Real Title, which operates through wholly owned subsidiaries of Real and through joint ventures in which Real is the managing member and majority owner. One Real Title offers title and escrow services in 19 states including: Arizona, California, Florida, Georgia, Illinois, Maryland, Michigan, Minnesota, Missouri, Nevada, New Jersey, North Carolina, North Dakota, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and Wisconsin; and the District of Columbia. These services are not currently offered in Canada.

One Real Title’s operations are subject to applicable state licensing, regulatory, and compliance requirements governing title insurance and escrow services in the jurisdictions in which it operates.

Mortgage Brokerage Services

Real provides mortgage brokerage services through One Real Mortgage, which operates as a licensed mortgage broker in Washington, D.C. and 29 states including: Alabama, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Illinois, Louisiana, Iowa, Kansas, Maryland, Michigan, Minnesota, Mississippi, New Jersey, North Carolina, Ohio, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, Washington, and Wisconsin. These services are not currently offered in Canada.

One Real Mortgage offers mortgage brokerage services in connection with residential real estate transactions and is subject to applicable federal, state, and local licensing, regulatory, and compliance requirements governing mortgage brokerage activities.

Financial Technology Products — Real Wallet

Real has developed financial technology products under the Real Wallet brand, which provide affiliated agents with access to Real-branded financial tools and services. Real Wallet is intended to centralize access to certain financial products used by agents in connection with their real estate businesses.

Real Wallet offerings include, among other products:

●	Business checking accounts for eligible U.S. agents provided through Thread Bank, Member FDIC, including Real-branded debit cards;
●	Rewards programs, including Real Wallet Rewards, under which agents may earn points based on account balances and transaction activity that may be applied to reduce brokerage fees, subject to program terms and conditions.

Through Real Wallet Capital (“Capital”), an embedded business lending solution designed to provide agents with access to working capital. Real Wallet Capital is integrated into Real’s proprietary technology platform and uses underwriting criteria that may include a blend of historical earnings data, pending transactions and projected future income. Loans are made from Real’s balance sheet. Capital is available in 35 states and Washington D.C., and four Canadian provinces.

Regulatory Considerations

Real is a real estate technology company and is not a bank. Banking services are provided by Thread Bank, Member FDIC (“Bank Partner”). FDIC deposit insurance covers the failure of an insured bank. Certain conditions must be satisfied for pass-through deposit insurance coverage to apply. The Real Wallet Visa debit card is issued by our Bank Partner pursuant to a license from Visa U.S.A. Inc and may be used anywhere Visa cards are accepted. All accounts are subject to approval.

Expansion of Ancillary Services

Real continues to evaluate opportunities to expand its ancillary service offerings and financial technology products in a manner consistent with applicable regulatory requirements and the operational needs of agents operating on its brokerage platform.

Products and Services

Real has developed, integrated and adopted various mobile and desktop focused technologies to create a comprehensive offering for agents and to support its brokerage operations. The implementation and utilization of technology enables Real to operate multi-jurisdiction operations, quickly expand to additional markets and serve agents more efficiently. These factors seek to disrupt the market and minimize the need for traditional brick-and-mortar locations. Real’s technology product offering is focused on the following segments and includes the following features:

●	Productivity — transaction management platform, transaction support, paperless file sharing, virtual signature tools, business dashboard, broker support, technical support (including Leo), interactive training, education platform (www.real.academy), and weekly educational webinars and conference calls.
●	Marketing — Each agent joining Real receives a personally branded mobile app, personal branded website, access to Real’s printing portal enabling ordering of business cards, yard signs, and marketing materials, designer assistance, and access to marketing webinars focused on lead generation and personal marketing.
●	Community — Real’s agents have access to Real’s app and desktop-based community, which we believe enhances the sense of agent belonging, creates synergy and collaboration in local markets and propels information sharing. Real’s community has topic groups and feeds, and contains posts from agents across the U.S. and in Canada, and Real’s employees. Real’s agents use the community to socialize, celebrate success, ask questions, cooperate, market properties, exchange leads, transact business with colleagues, share information and learn about Real announcements.
●	Brokerage Operations — We believe a key component in building a sustainable brokerage is the ability to operate extremely efficiently to ensure a competitive advantage. Over the years, Real has invested substantial resources in building proprietary software and implementing automation and technology to assist in serving agents, processing transactions, overseeing agent activity, measuring performance, facilitating contract reviews, helping to ensure timely payments to agents, streamlining communications and eliminating redundant staffing costs.

Specialized Skill and Knowledge

Real believes that its success is largely dependent on the performance of its management and key employees, many of whom have specialized experience relating to our industry, services, regulatory environment, customers and business. The assembled management team and the Real Board have experience in the management and growth of successful emerging enterprises.

Competitive Conditions

As a licensed real estate brokerage, Real competes with other local, regional and nationwide brokerages over agents, teams of agents, brokers and consumers. We compete primarily on the basis of our service, culture, collaboration, economic model, technologies that reduce costs, professional development opportunities and the ability to participate in the growth of our company. Residential real estate brokerage companies typically realize revenues in the form of a commission based on a percentage of the price of each home purchased or sold, which can vary based on industry standards, geographical location and specific customer-agent negotiations, among other factors. We are positioned to earn commissions on either — or both — of the buy side or sell side of residential real estate transactions, as well as the ability to receive other fees for services provided by our ancillary mortgage broker, title and wallet businesses.

Industry Overview

The real estate brokerage industry is closely aligned with the health of the residential real estate market, which fluctuates with factors such as economic growth, interest rates, unemployment, inventory levels, and mortgage rate volatility. Our business could be negatively impacted by higher mortgage rates or further increases in mortgage rates. As mortgage rates rise, the number of home sale transactions tends to decrease as potential home sellers choose to stay with their lower mortgage rate rather than sell their home and pay a higher mortgage rate with the purchase of another home. Similarly, in higher interest rate environments, potential home buyers may choose to rent rather than purchase a home. Changes in the interest rate environment and mortgage market are beyond our control and are difficult to predict and, as such, could have a material adverse effect on our business and profitability.

In 2025, macroeconomic conditions in North America continued to impact the residential real estate market, as well as our business and financial results. The year was characterized by persistent challenges in home buyer affordability and inventory shortages, a continuation of a trend that began during 2022, following robust market activity in 2021.

Key 2025 Trends:

●	Shifts in Monetary Policy and Interest Rates — In 2025, while inflation pressures in the U.S. remained elevated, the Federal Reserve implemented several rate cuts to manage growing unemployment rates. The Federal Funds Rate which had been held at 4.25% – 4.50% since December 2024, was lowered to 4.00% – 4.25% in September, 3.75% – 4.00% in October, and 3.50% – 3.75% in December. However, mortgage rates in the United States remained elevated, ending the year at an average of 6.2%, down slightly from 6.9% at the end of 2024. This ended an upward trend from 6.6% at the end of 2023 and 6.4% at the end of 2022, according to Freddie Mac data, and continues to dampen buyer demand. The persistence of high mortgage rates, despite declining benchmark rates, was largely driven by a rise in long-term Treasury yields, a key determinant of mortgage pricing.
●	Flat transaction volume — While mortgage rates and affordability constraints continued to weigh on transaction volumes, increases were seen near the end of the year as mortgage rates began to decrease. Total existing home sales in the U.S. in 2025 were 4.1 million, virtually unchanged from 2024 and 2023, according to data reported by the National Association of Realtors. Current year volume is still down from 5.0 million in 2022, and remains well below the historical long-term average of 5.2 million existing home sales. Despite the improvement in the current year, transaction volumes remain well below typical market levels, constrained by affordability challenges and persistent inventory shortages.
●	Elevated, but stabilizing home prices — The median sale price on a U.S. existing home was US$405,400 as of December 2025, relatively unchanged from December 2024 and up 6% from December 2023. Average home prices remain well above levels experienced prior to the COVID-19 pandemic, as limited inventory has supported elevated pricing levels, a trend driven by the “lock-in effect” of existing homeowners holding onto lower-rate mortgages and reduced new construction activity.

New business models, intense competition, technology and evolving consumer expectations are reshaping the industry landscape. Real believes the most agile and agent-centric real estate brokerages will emerge as the long-term winners.

One trend involves national brick-and-mortar brokerages using significant financial resources to attract agents, including offering lucrative signing packages to gain market share. Meanwhile, some lead-generation focused players hire in-house agents as staff rather than as commissioned contractors, aiming for higher per agent transaction volumes. Real believes neither of these models serve the long-term interests. Instead of purchasing market share or squeezing agent revenue, Real seeks to compete by providing agents a higher value offering at a lower cost.

Another notable dynamic is the emergence of “instant buyers” (“iBuyers”). iBuyers use industry data to make instant offers on listings in some markets and then seek to resell or “flip” the homes they buy for a profit. While iBuyers provide sellers speed and certainty, their offers are often below market rates. iBuyers use agents to close the original transaction and the resale transaction, and therefore Real does not anticipate the iBuyer trend to substantially affect the demand for real estate brokerage services.

Real’s Opportunity

Consumer demand for better service, transparency, increased competition for agents, and the high overhead costs of traditional models, create opportunities for innovative brokerage offerings like Real’s. Real believes the following trends impacting the real estate brokerage industry position Real well to continue growing its business:

●	Democratization of Information — Traditionally, real estate brokerages relied heavily on brick-and-mortar locations to attract clients with listing information that was otherwise difficult to obtain. The internet and database technology have now made listing information publicly available through well-known listing search sites, thereby eliminating a consumer’s need to visit street-front brokerages to discover homes for sale. Real expects this trend to continue, and that consumers will choose agents based on their local knowledge, professional experience, and service quality, rather than their access to listing information.
●	Mobile Technology — Traditional brick-and-mortar real estate brokerages also provided dedicated physical offices where agents and clients met and signed purchase agreements, closing documents and related paperwork. Mobile technology has since enabled consumers and agents to communicate directly and sign documents from anywhere, making physical offices for signing agreements and paperwork obsolete. Real’s mobile-first technology platform was designed to facilitate seamless remote interactions, providing agents and clients with the flexibility to conduct transactions from anywhere, a unique differentiator that many traditional brokerages cannot match.
●	Desire for Freedom and Flexibility — Although agents are mainly independent contractors, agents at traditional brokerages are often required to perform unpaid “floor time” at the office and attend in-office meetings. So-called “desk fees” are also common. As the need for physical space diminishes, agents increasingly seek the flexibility to work their own hours and from locations that suit them best. Real caters to this trend with its flexible, remote-first model, while many traditional brokerages lack the culture and the technological infrastructure required to fully support remote work.
●	Consumer pressure on real estate commissions — Service commissions are dropping across industries and sellers increasingly expect to pay less for real estate agent services. To support lower costs for consumers while keeping agents net pay sustainable, brokerage firms may be forced to reduce their portion of a commission split without dropping service levels. Real believes its competitive agent commission splits and lean cost structure position it well to withstand any potential commission compression in the industry, a challenge that traditional brokerages with higher overheads may struggle to meet.
●	Younger generations of agents — According to the Pew Research Center, millennials have now surpassed baby boomers as the largest living generational group in the United States. In our view, millennials already comprise the largest segment of home buyers in the United States. Millennials entering the real estate market expect their brokerage to provide and use effective mobile technology and to allow the agents the freedom to express their personal brand in social media. Real believes its differentiated technology platform and collaborative culture will appeal to new and younger generations of agents when compared to traditional brokerage models.

Intangible Properties

Real’s material owned intellectual property consists primarily of registered and unregistered trademarks, domain names, proprietary technology, processes, trade secrets, know-how and source code developed by or for Real.

Real owns or has rights to a portfolio of registered and pending trademarks in the United States, Canada and certain U.S. states, including marks used in connection with Real’s brokerage, mortgage, title, technology and related service offerings, such as REAL, REALTYCRUNCH, REZEN, LEO, ONE REAL, ONE REAL MORTGAGE, ONE REAL TITLE, REAL WALLET, REAL WALLET CAPITAL, HEYLEO, REAL ORIGINATE and ONE REAL ESCROW. Real also owns rights to several domain names used in connection with its business.

Real’s material owned intellectual property also includes unpatented proprietary technology, processes, trade secrets and know-how. While Real’s commercial success generally depends on its ability to maintain the confidentiality of its proprietary technology, processes, trade secrets and know-how and to protect its brand and technology, Real is not substantially dependent on any single specific and identifiable item of intellectual property. Real also does not have any material licensed intellectual property, other than ordinary- course commercially available software and open-source software components that are not material to Real’s business.

To protect its intellectual property, Real relies on a combination of trade secret, copyright, trademark, passing-off laws and other statutory and common law protections in Israel, the United States, Canada and international markets. Real also protects its intellectual property with non-disclosure agreements and other contracts, disclosure and invention assignment agreements, confidentiality procedures and technical protection measures.

Seasonality

Seasons and weather traditionally impact the real estate industry in the jurisdictions where Real operates. Poor weather or natural disasters also negatively impact listings and sales. Spring and summer seasons historically reflect greater sales periods in comparison to fall and winter seasons. Real has historically experienced lower revenues during the fall and winter seasons, as well as during periods of unseasonable weather, which reduces Real’s operating income, net income, operating margins and cash flow.

Real estate listings precede sales and a period of poor listings activity will negatively impact revenue. Past performance in similar seasons or during similar weather events can provide no assurance of future or current performance and macroeconomic shifts in the markets Real serves can conceal the impact of poor weather or seasonality.

Regulatory Environment

Our principal business is residential real estate brokerage in the United States and Canada. We also offer, through a wholly-owned subsidiary and joint ventures in which our wholly-owned subsidiaries are the managing member and majority owner, title insurance, and closing services for residential and/or commercial transactions. In addition, through our wholly-owned subsidiary, One Real Mortgage, we are a residential mortgage broker for borrowers (or consumers), and we are considering entering the correspondent residential mortgage space, as well. Further, we can offer certain Real-branded financial products and other offerings through Real Wallet. Our residential real estate brokerage, title services, mortgage broker services and Real Wallet offerings are subject to a number of U.S. federal, state and local laws and regulations.

Residential Real Estate Brokerage

Federal

Real estate brokers are subject to the U.S. Federal Fair Housing Act, which makes it unlawful to discriminate against protected classes of individuals in housing or in brokerage services. Our brokerage activities are also affected by the U.S. Telephone Consumer Protection Act and other U.S. and Canadian federal, state and provincial laws pertaining to privacy, which affect our ability to solicit new clients.

State, Provincial and Local

In every jurisdiction, there are state or local laws affecting real estate brokerages. While these laws vary across jurisdictions, they virtually all require that anyone who receives compensation for arranging real estate transactions be licensed as a broker or a salesperson. Licensed activities include (but are not limited to) advertising or helping to arrange the sale or purchase of real estate or managing or leasing residential properties for a fee or commission. An agent, sales associate or salesperson generally must be associated with a licensed broker. We are a licensed broker in 50 states, the District of Columbia and five Canadian provinces.

Real estate licensees, whether they are brokers, agents, sales associates or salespersons, must follow the local real estate licensing laws and regulations. These laws and regulations generally specify minimum duties and obligations of licensees to their clients and the public, as well as standards for the conduct of business, including requirements for contract disclosures, record keeping, local offices, escrow trust fund management, agency representation, advertising and fair housing.

In each of the jurisdictions where Real has operations, Real assigns appropriately licensed personnel to manage and comply with applicable laws and regulations.

Industry Organizations

Beyond federal, state, provincial and local governmental regulations, the real estate brokerage industry is subject to rules established by private real estate groups or trade organizations, including, but not limited to, state and local Associations of REALTORS®, the National Association of Realtors® and local Multiple Listing Services. Generally, licensed brokers, salespersons, individuals, agents and brokerage entities join these groups and organizations, which causes them to be subject to the organizations’ rules. Real assigns appropriate personnel to manage compliance with organizations’ rules.

Mortgage Broker, Title, and Wallet

Our mortgage and title subsidiaries must comply with applicable real estate, lending and insurance laws and regulations. These laws and regulations include provisions regarding operating procedures and privacy disclosures. The subsidiaries are licensed in the states in which they do business and must comply with laws and regulations in those states.

Our One Real Mortgage subsidiary must comply with any and all U.S. federal laws affecting residential mortgage brokers and with state laws in jurisdictions where it is licensed as a mortgage broker. It is currently licensed as a mortgage broker in Washington D.C. and 29 states. If, as we expect, One Real Mortgage begins to fund residential mortgage loans in the states licensed, it will have to comply with a variety of U.S. federal and state laws that apply to residential mortgage lenders.

Our Real Wallet business is subject to U.S. federal and state regulation of the banking industry, and tax and accounting laws, regulations, rules, and standards. Real Wallet products and services may include features that are subject to additional state or federal laws or regulations. Real Wallet business checking accounts are offered through our banking partner, Thread Bank, a member of the Federal Deposit Insurance Corporation (“FDIC”), and operate within a robust regulatory environment designed to safeguard customer deposits and ensure compliance with applicable laws. Regulation D, issued by the Federal Reserve Board, governs reserve requirements and certain withdrawal and transfer rules applicable to these accounts. Real Wallet business checking accounts are also subject to the Bank Secrecy Act (“BSA”) and anti-money laundering (“AML”) regulations. These laws require the implementation of comprehensive transaction monitoring, customer identification programs, and reporting of suspicious activities to regulatory authorities. Oversight of these accounts is conducted by several regulatory bodies. The FDIC ensures deposit insurance and compliance with related requirements, while the Federal Reserve Board oversees reserve practices and payment systems. Regulatory oversight is also provided by the Office of the Comptroller of the Currency. FinCEN enforces BSA and AML compliance, and the Consumer Financial Protection Bureau indirectly impacts business deposit accounts through its broader financial regulatory role.

Our Real Wallet business in Canada is subject to provincial and federal laws, rules, regulations and prescribed practices, including in respect of loan disclosure, interest rates and privacy requirements.

Employees, Independent Contractors and Agents

As of June 29, 2026, Real and its subsidiaries had 515 full-time employees, 137 part-time employees, 14 independent contractors supporting its corporate operations, 40 brokers who are independent contractors, and approximately 35,000 real estate agents.

Foreign Operations

As of June 29, 2026, Real, through its subsidiaries, has brokerage operations in the United States and Canada.

Bankruptcy and Similar Proceedings

There have been no bankruptcy or receivership proceedings against Real or any of its subsidiaries within the three most recently completed financial years or the current financial year.

Reorganizations

Neither Real nor any of its subsidiaries has completed any material reorganizations within the three most recently completed financial years or during the current financial year nor is any material reorganization proposed, except in connection with the Contemplated Transactions.

Corporate Structure

We were incorporated on February 27, 2018 as “ADL Ventures Inc.” pursuant to the BCBCA as a “capital pool company” under the policies of the TSX Venture Exchange. We became a reporting issuer in the provinces of British Columbia, Alberta and Ontario on June 6, 2018 and listed our common shares on the TSX Venture Exchange. On October 20, 2022, we became a reporting issuer in all of the provinces and territories of Canada.

On June 8, 2020 we acquired all of the issued and outstanding securities of Real Technology Broker Ltd. as our “qualifying transaction”, changed our name to “The Real Brokerage Ltd.” and the Real Common Shares were listed on the TSX Venture Exchange. On June 15, 2021 the Real Common Shares commenced trading on NASDAQ. On July 20, 2022, the Real Common Shares commenced trading on the Toronto Stock Exchange and were delisted from the TSX Venture Exchange. On August 11, 2023, we voluntarily delisted the Real Common Shares from the Toronto Stock Exchange.

The History of Real

Real is a fast-growing real estate technology company that operates as a software-based brokerage across all 50 U.S. states, the District of Columbia and five Canadian provinces. Real generates the majority of its revenue from commissions earned on residential real estate transactions completed by agents affiliated with Real. Real pays a portion of these commissions to its affiliated agents in accordance with Real’s agent compensation structure.

Our platform leverages AI and automation to enhance agent productivity while maintaining a lean operating model. Unlike traditional brokerages, which rely on costly physical offices with high overhead expense, Real operates as a digital brokerage, offering agents a more flexible, efficient and financially compelling model. Within our platform, AI plays a critical role in agent support, enhancing agent productivity and operational automation, and we believe our integration of AI is differentiated by its focus on real estate-specific applications, including intelligent transaction management, proactive agent assistance and automated compliance oversight. Our vision is to transform the home buying and selling experience by integrating technology, AI and ancillary products and services into a seamless real estate ecosystem, while ensuring agents remain at the center of the transaction.

We began operations in Texas in 2014 and have since grown our presence to all 50 states and the District of Columbia and five Canadian provinces. As of March 31, 2026, 33,510 real estate agents were affiliated with Real or its subsidiaries.

2023

During 2023, Real continued to scale its brokerage platform and agent network despite a challenging residential real estate market characterized by elevated mortgage rates and reduced transaction activity. Real continued to advance its strategy of building a technology-enabled, end-to-end real estate platform, including through its proprietary transaction management platform, reZEN.

In 2023, Real launched Leo, its in-house AI-powered agent concierge integrated with reZEN, and announced Real Wallet, a financial technology program designed to centralize agents’ access to certain Real-branded financial products.

The Real Common Shares continued to trade on the NASDAQ under the trading symbol “REAX”. On July 28, 2023, Real announced that its application for a voluntary delisting of the Real Common Shares from the Toronto Stock Exchange had been approved by the Real Board and the Toronto Stock Exchange. The Real Common Shares were delisted from the Toronto Stock

Exchange effective as of the close of markets on August 11, 2023. Real remains a reporting issuer in all the provinces and territories of Canada.

On May 24, 2023, Real announced that it renewed its normal course issuer bid, pursuant to which Real could purchase up to 9,000,000 Real Common Shares, representing approximately 5% of the total 180,000,000 Real Common Shares issued and outstanding as of May 18, 2023. The normal course issuer bid was conducted to acquire Real Common Shares for the purposes of satisfying Real RSU obligations.

2024

During 2024, Real continued to expand its software-based brokerage platform and agent network. Real also continued to invest in its agent value proposition and ancillary service strategy, including through the continued development of AI-enabled tools, and ancillary services intended to complement its brokerage platform.

In 2024, Real expanded its use of AI and automation through reZEN and Leo CoPilot, continued to develop its ancillary services, and launched certain Real Wallet products, including business checking accounts for select U.S. agents through Thread Bank, Member FDIC, and credit lines for select Canadian agents based on their earnings history with Real.

On May 14, 2024, Real announced that it renewed its normal course issuer bid, pursuant to which Real could purchase up to approximately 9,470,000 Real Common Shares, representing approximately 5% of the total 189,000,000 Real Common Shares issued and outstanding as of May 1, 2024. The normal course issuer bid was conducted to acquire Real Common Shares for the purposes of Real RSU obligations. Real appointed CWB Trust Services as trustee for the purposes of arranging the acquisition of Real Common Shares and holding the Real Common Shares in trust to satisfy Real RSU obligations and address related administrative matters. Through CWB Trust Services, RBC Capital Markets was engaged to undertake purchases under the normal course issuer bid.

2025

During 2025, Real further expanded its platform, agent base and ancillary service offerings. Real continued to focus on its software-based brokerage model, AI-enabled agent support tools and ancillary service strategy, including mortgage brokerage, title and escrow services and financial technology products.

The normal course issuer bid terminated on May 28, 2025. On May 30, 2025, Real announced a new share repurchase authorization, pursuant to which it may repurchase up to the lesser of 35,000,000 Real Common Shares or US$150 million in value of Real Common Shares. Purchases are made at prevailing market prices and the program has no termination date, provided it continues to comply with exemptions from the issuer bid requirements of applicable Canadian securities laws at the applicable time. The program may be suspended or discontinued at any time and does not obligate Real to acquire any amount of Real Common Shares. As of December 31, 2025, Real had repurchased 7,100,000 Real Common Shares under the repurchase authorization.

In July 2025, Real acquired the AI-powered consumer home search portal and related technology assets of Flyhomes, Inc. and concurrently made an equity investment in Flyhomes to support Flyhomes’ evolution into a wholesale mortgage lender focused on modern home financing solutions. Real also incorporated Flyhomes’ consumer-facing technology assets into HeyLeo, its AI-enabled consumer-facing platform, which beta launched in the fourth quarter of 2025 in 20 states.

Real also expanded Real Wallet during 2025. Real Wallet offerings included business checking accounts for eligible U.S. agents, Real-branded debit cards, credit products for eligible agents and rewards programs. In October 2025, Real launched Real Wallet Capital, an embedded business lending solution designed to provide eligible U.S. and Canadian agents with access to working capital.

DIVIDEND POLICY

There are no restrictions in Real’s articles or elsewhere which could prevent Real from paying dividends. Real has not paid dividends in any of the three most recently completed financial years or the current financial year and the payment of dividends on Real Common Shares is not anticipated in the immediate future. The Real Board will determine if, and when, to declare and pay dividends in the future from funds properly applicable to the payment of dividends based on Real’s financial position at the relevant time. All of the Real Common Shares will be entitled to an equal share in any dividends declared and paid on a per share basis.

DESCRIPTION OF CAPITAL STRUCTURE

Share Capital

Real Common Shares

The authorized share structure of Real consists of an unlimited number of Real Common Shares without par value. As of June 29, 2026, there were 217,944,140 Real Common Shares issued and outstanding on a non-diluted basis.

The holders of Real Common Shares are entitled to receive notice of and attend any meeting of the Real Shareholders and are entitled to cast one vote for each Real Common Share held. The holders of Real Common Shares will be entitled to receive dividends if, as and when declared by the Real Board and to receive a proportionate share, on a per share basis, of the assets of Real available for distribution in the event of a liquidation, dissolution or winding-up of Real.

Real Options and Real RSUs

The Real Brokerage Inc. 2025 Stock Incentive Plan

The 2025 Plan allows Real to grant share-based awards to current and prospective employees, Real Board members, consultants and other key service providers, including real estate agents who are affiliated with Real. Under the 2025 Plan, Real is authorized to issue up to 50,000,000 Real Common Shares. The 2025 Plan is administered by the Compensation Committee of the Real Board. The Compensation Committee may grant Real Options, Real RSUs, and other stock-based awards. Awards will vest according to the terms of the applicable award agreement, subject to the 2025 Plan’s minimum vesting provisions. The 2025 Plan was approved by the Real Board on April 14, 2025 and by Real Shareholders on May 30, 2025.

As of June 29, 2026, there are 25,000 Real Options and 31,772,791 Real RSUs issued and outstanding pursuant to the 2025 Plan. As of June 29, 2026, 16,572,881 Real Common Shares remained available for issuance pursuant to the grant of share-based awards under the 2025 Plan.

Amended and Restated Omnibus Incentive Plan

As of June 29, 2026, there are 5,730,834 Real Options and 9,251,894 Real RSUs issued and outstanding pursuant to the Amended and Restated Omnibus Incentive Plan. Each Real Option entitles the holder to exercise the Real Option for one (1) Real Common Share in accordance with the terms of the Amended and Restated Omnibus Incentive Plan. Each Real RSU entitles the holder to a cash payment or one (1) Real Common Share at the discretion of Real in accordance with the terms of the plan. Real no longer grants any Real Options or Real RSUs pursuant to the Amended and Restated Omnibus Incentive Plan, which exists solely for the purposes of governing the existing Real Options and Real RSUs granted thereunder.

Omnibus Incentive Plan

As of June 29, 2026, there are 259,168 Real Options and 1,375 Real RSUs issued and outstanding pursuant to the Omnibus Incentive Plan. Each Real Option entitles the holder to exercise the Real Option for one (1) Real Common Share in accordance with the terms of the Omnibus Incentive Plan. Each Real RSU entitles the holder to a cash payment or one (1) Real Common Share at the discretion of Real in accordance with the terms of the Omnibus Incentive Plan. Real no longer grants any Real Options or Real RSUs pursuant to the Omnibus Incentive Plan, which exists solely for the purposes of governing the existing Real Options and Real RSUs granted thereunder.

Stock Option Plan

As of June 29, 2026, there are 4,317,840 Real Options issued and outstanding, pursuant to the Stock Option Plan. Each Real Option entitles the holder to exercise the Real Option for one (1) Real Common Share in accordance with the terms of the Stock Option Plan. Real no longer grants any Real Options pursuant to the Stock Option Plan, which exists solely for the purposes of governing the existing Real Options granted thereunder.

Restricted Share Unit Plan

As of June 29, 2026, there are 1,000 Real RSUs issued and outstanding pursuant to the RSU Plan. Each Real RSU entitles the holder to a cash payment or one (1) Real Common Share at the discretion of Real in accordance with the terms of the RSU Plan. Real no longer grants any Real RSUs pursuant to the RSU Plan, which exists solely for the purposes of governing the existing Real RSUs granted thereunder.

CONSOLIDATED CAPITALIZATION

There has been no material change in the share and loan capital of Real, on a consolidated basis, since the date of the Real Interim Financial Statements, other than the obligations of Real under the Commitment Letter, as described in the joint proxy statement/prospectus and management information circular to which this Annex is attached. See the section entitled “Description of Financing” of the joint proxy statement/ prospectus and management information circular to which this Annex is attached.

MARKET FOR SECURITIES

Trading Price and Volume

The following table sets forth, for the periods indicated, the marketplace, reported high and low trading prices (in the currencies in which such securities were listed and posted for trading) and the volume traded in respect of the Real Common Shares on the NASDAQ.

			High Trading	Low Trading
Month	Stock Symbol	Market	Price (US$)	Price (US$)	Share Volume
June 2025	REAX	NASDAQ	4.62	3.80	24,712,100
July 2025	REAX	NASDAQ	4.54	3.81	18,473,000
August 2025	REAX	NASDAQ	5.39	3.87	47,093,700
September 2025	REAX	NASDAQ	5.41	4.15	48,016,700
October 2025	REAX	NASDAQ	4.31	3.42	39,811,400
November 2025	REAX	NASDAQ	4.16	3.43	28,950,700
December 2025	REAX	NASDAQ	4.50	3.39	35,745,100
January 2026	REAX	NASDAQ	4.32	3.45	28,077,180
February 2026	REAX	NASDAQ	3.58	2.45	34,718,324
March 2026	REAX	NASDAQ	2.98	2.31	35,470,965
April 2026	REAX	NASDAQ	2.83	1.92	53,116,400
May 2026	REAX	NASDAQ	2.30	1.63	85,400,768
June 1-June 29	REAX	NASDAQ	1.92	1.55	73,173,882

Prior Sales

The following table sets forth securities issued by Real that are not listed or quoted on a marketplace during the year ended December 31, 2025 and to June 29, 2026.

		Number/Principal Amount of	Issuance/Exercise Price per
Date	Type of Security Issued	Securities Issued	Security (US$)
January 7, 2025	Real RSU	1,034,642	N/A
February 4, 2025	Real RSU	724,634	N/A
March 8, 2025	Real RSU	809,037	N/A
March 10, 2025	Real RSU	2,179,874	N/A
March 10, 2025	Real Options	15,000	$5.10
April 8, 2025	Real RSU	1,256,628	N/A
May 7, 2025	Real RSU	1,324,362	N/A
May 14, 2025	Real RSU	1,184,830	N/A
May 30, 2025	Real RSU	354,312	N/A
June 10, 2025	Real RSU	1,545,707	N/A
July 7, 2025	Real RSU	1,543,141	N/A
August 8, 2025	Real RSU	1,848,766	N/A
August 13, 2025	Real RSU	149,903	N/A
August 13, 2025	Real Options	25,000	$4.50
September 9, 2025	Real RSU	1,329,601	N/A
October 8, 2025	Real RSU	1,523,927	N/A
November 2, 2025	Real RSU	75,536	N/A
November 10, 2025	Real RSU	1,739,959	N/A
December 11, 2025	Real RSU	1,397,319	N/A
January 12, 2026	Real RSU	1,744,374	N/A
February 11, 2026	Real RSU	1,275,592	N/A
March 9, 2026	Real RSU	3,557,073	N/A
March 9, 2026	Real PSU	806,048	N/A
March 9, 2026	Real RSU	1,680,388	N/A
April 10, 2026	Real RSU	2,511,469	N/A
May 10, 2026	Real RSU	1,483,777	N/A
May 10, 2026	Real PSU	287,641	N/A
May 10, 2026	Real PSU	353,548	N/A
May 12, 2026	Real RSU	3,310,137	N/A
June 5, 2026	Real RSU	4,389,926	N/A

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER

As of June 29, 2026, Real does not have any Real Common Shares subject to escrow or contractual restrictions on transfer.

PRINCIPAL HOLDERS OF REAL COMMON SHARES

To Real’s knowledge, Magma Venture Partners GP beneficially owns, or controls or directs, directly or indirectly, 23,680,629 Real Common Shares, representing as of June 29, 2026, 10.87% of the outstanding Real Common Shares on a non-diluted basis and 8.79% of the outstanding Real Common Shares on a fully diluted basis. This is based solely on a Schedule 13F filed by Magma Venture Partners GP with the SEC on May 13, 2026.

GOVERNANCE AND MANAGEMENT OF REAL

Directors and Executive Officers of Real

Name, Occupation and Security Holding

The following table sets out the name, province or state and country of residence, positions and offices held with Real, period served as a director and/or executive officer and the principal occupations during the last five (5) years, for each Person who serves as a director and/or executive officer of Real as of June 29, 2026. Each director shall hold office until the next annual general meeting of Real, or until their successor is duly elected or appointed, unless their office is earlier vacated in accordance with Real’s Articles.

Name, Residence and Positions Held(1)	Director or Officer Since	Principal Occupation for Previous Five Years(1)
Tamir Poleg Tel Aviv, Israel Chair, Chief Executive Officer and Director	June 5, 2020	Chief Executive Officer at The Real Brokerage Inc., or a subsidiary.
Ravi Jani Glen Ridge, New Jersey Chief Financial Officer	April 25, 2025

Chief Financial Officer at Real; previously Vice President, Investor Relations and Financial Planning & Analysis at Real, Vice President, Investor Relations at Blade, and Investment Analyst at Citadel.

Pritesh Damani St. Petersburg, Florida Chief Technology Officer	November 30, 2021	Chief Technology Officer at Real; previously Chief Executive Officer at RealtyCrunch, and Chief Technology Officer at Plexus Entertainment — GoWatchIt.
Jenna Rozenblat Atlanta, Georgia Chief Operating Officer	August 10, 2023	Chief Operating Officer at Real; previously Head of Operations, at Orchard, and Chief Executive Officer at Village Realty.
Alexandra Lumpkin Miami, Florida Vice President, Chief Legal Officer and Secretary	February 27, 2023	Vice President, Chief Legal Officer and Secretary at Real; previously Deputy General Counsel at Lennar Corporation.
Sharran Srivatsaa Marina Del Ray, California Director	June 1, 2025	CEO and Managing Partner at Acquisition.com; previously President at Real; Chairman at ARC Multifamily Group; Chief Executive Officer at Highland Prime.
Vikki Bartholomae(2)(4) Winter Garden, Florida Director	April 20, 2021	Former Chief Customer Success Officer at Side; President at eXp Realty.
Guy Gamzu(3)(4) Tel Aviv, Israel Director	June 5, 2020	Board member at Clear Cut Space LTD; Investor & Director at Moon Active LTD, Spikenow LTD, Vi Labs LTD, Vyzer LTD, Eyeclick LTD, Atlas Invest Big Data LTD; Founder of Cubit Investments Ltd.
Susanne Greenfield Sandler(2) Jersey City, New Jersey Director	June 14, 2023	SVP and GM of Fintech at Mews, and Board member at HomeToGo; previously General Manager, Apalon; Vice President of Global Strategy, Booking Holdings.

Name, Residence and Positions Held(1)	Director or Officer Since	Principal Occupation for Previous Five Years(1)
Larry Klane(2)(3) New York, New York Director	June 5, 2020	Board member at Goldman Sachs Bank USA, Board member at Navient; Partner of Pivot Investment Partners.
Atul Malhotra, Jr.(2) West Hollywood, California Director	December 2, 2020	Investment Team, Insight Partners (various roles).
Laurence Rose(3)(4) Toronto, Ontario Director	June 5, 2020	Chairman, President and Chief Executive Officer, Tradelogiq Markets, Inc.
Ken Pozek Orlando, Florida Director	February 11, 2026	Founder, The Pozek Group.

Notes:

(1)	The information as to place of residence and principal occupation has been furnished by the respective directors and executive officers of Real individually.
(2)	Member of the Audit Committee. Larry Klane is the Audit Committee Chair.
(3)	Member of the Compensation Committee. Guy Gamzu is the Compensation Committee Chair.
(4)	Member of the Nominating and Corporate Governance Committee. Laurence Rose is the Nominating and Corporate Governance Committee Chair.

As of June 29, 2026, the directors and executive officers of Real, as a group, beneficially owned or controlled or directed, directly or indirectly, 37,183,271 Real Common Shares, representing approximately 17.06% of the 217,944,140 issued and outstanding Real Common Shares on a non-diluted basis or approximately 22.45% of the issued and outstanding Real Common Shares on a partially-diluted basis, based on 233,099,253 Real Common Shares issued and outstanding. The information as to the Real Common Shares beneficially owned or controlled or directed, directly or indirectly, by the directors and executive officers, not being within the knowledge of Real, has been furnished by such directors and executive officers.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Cease Trade Orders and Bankruptcies

To the knowledge of Real, no director or executive officer of Real, or personal holding company of any of them is, as of June 29, 2026, or was within ten (10) years before June 29, 2026, a director, chief executive officer or chief financial officer of any company (including Real) that:

(i)	was subject to a cease trade or similar order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than thirty (30) consecutive days (an “Order”) that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or
(ii)	was subject to an Order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that Person was acting in the capacity as director, chief executive officer or chief financial officer.

To the knowledge of Real, no director or executive officer of Real, or Real Shareholder holding a sufficient number of securities of Real to materially affect the control of Real, or personal holding company of any of them is, as at June 29, 2026, or has been within the ten (10) years before June 29, 2026, a director or executive officer of any company (including Real) that, while that Person was acting in that capacity, or within a year of that Person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Personal Bankruptcies

To the knowledge of Real, no director or executive officer of Real, or Real Shareholder holding a sufficient number of securities of Real to affect materially the control of Real, or personal holding company of any of them has, within the ten (10) years before June 29, 2026, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that Person.

Penalties and Sanctions

Except as described herein, no director or executive officer of Real, or Real Shareholder holding a sufficient number of securities of Real to materially affect the control of Real, or personal holding company of any of them, has been subject to:

(i)	any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or
(ii)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

Certain of the directors and/or officers of Real serve as directors and/or officers of other companies or have shareholdings in other companies. Such associations may give rise to conflicts of interest from time to time. To the knowledge of Real, there are no known existing or potential material conflicts of interest between Real and any director or officer of Real.

Any conflicts of interest will be subject to and governed by the law applicable to directors’ and officers’ conflicts of interest and fiduciary duties, including the procedures prescribed by the BCBCA respecting disclosable interests. The BCBCA requires, among other things, that directors and officers of Real, who are also directors or officers of, or who have a material interest in, a party which enters into a material contract or transaction with Real, or otherwise have a material interest in a material contract or transaction entered into by Real, must disclose their interest and, in certain instances, refrain from voting on any resolution of the Real Board to approve the contract or transaction.

Governance of Real

Information concerning the governance of Real is contained in the Real Management Information Circular, under the heading “Statement of Corporate Governance Practices”.

STATEMENT OF EXECUTIVE COMPENSATION

Information concerning the compensation paid by Real to its executive officers is contained in the Real Management Information Circular, under the heading “Compensation Discussion and Analysis”.

Poleg Employment Agreement

Real Technology Broker Ltd. entered into an employment agreement (the “Poleg Employment Agreement”) with Mr. Poleg effective as of May 6, 2026, pursuant to which Mr. Poleg serves as Chief Executive Officer of Real, reporting to the Real Board. Under the Poleg Employment Agreement, Mr. Poleg receives an annual gross salary of $200,000 (payable monthly in NIS), is entitled to contributions to a pension arrangement consisting of 8.33% of salary towards severance and 6.5% of salary towards pension, and is eligible to receive an annual discretionary bonus as determined by Real in its sole discretion. The Poleg Employment Agreement may be terminated by either party upon at least 30 days’ prior written notice (following the first year of employment). In connection with his employment, Mr. Poleg also executed a Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking, and his compensation includes special consideration for his commitments under such undertaking agreement. The Poleg Employment Agreement itself does not provide for compensation in the event that there is a “change in control”.

Executive Severance Agreements

Real Technology Broker Ltd. also entered into an executive severance agreement (the “Poleg Severance Agreement”) with Mr. Poleg effective as of May 6, 2026, which provides for severance benefits upon certain qualifying terminations of employment. In the event that Mr. Poleg’s employment is terminated by Real without Cause (as such term is defined in the Poleg Severance Agreement), or within 12 months of a Change in Control (as such term is defined in the Poleg Severance Agreement), if his employment is terminated without Cause or he resigns for Good Reason (as such term is defined in the Poleg Severance Agreement), Mr. Poleg will be entitled to receive: (i) salary continuation payments equal to 24 months of base salary; (ii) a pro-rata portion of his target annual bonus for the year of termination; (iii) an amount equal to two times his target annual bonus; and (iv) acceleration of vesting of outstanding RSUs and Options having a grant date in a year prior to the year of termination accelerating in full, and RSUs and Options granted in the year of termination accelerating within the Acceleration Period (as such term is defined in the Poleg Severance Agreement). In the event that Real and Mr. Poleg mutually agree that Mr. Poleg’s employment will terminate, Mr. Poleg will be entitled to receive: (i) salary continuation payments equal to 12 months of base salary; (ii) a pro-rata portion of his target annual bonus for the year of termination; (iii) an amount equal to his target annual bonus; and (iv) acceleration of vesting of outstanding RSUs and Options with vesting dates within one year of Mr. Poleg’s separation date, with the remaining RSUs and Options forfeited. The severance benefits provided upon a mutually agreed termination are not payable if Mr. Poleg receives severance benefits upon a termination without Cause or in connection with a Change in Control as described above. The severance benefits payable under the Poleg Severance Agreement are not cumulative with statutory severance payable under Israeli law; if the statutory severance equals or exceeds the salary continuation amount, no additional salary continuation is payable under the Poleg Severance Agreement. The severance benefits are conditioned on Mr. Poleg’s execution of a release of claims and compliance with applicable restrictive covenant obligations.

Also, effective May 2026, Real Broker, LLC entered into executive severance agreements with certain other executive officers of Real (together with the Poleg Severance Agreement, collectively the “Executive Severance Agreements”). Under these agreements, in the event of a termination without Cause outside of the Change in Control context (each as defined in the applicable Executive Severance Agreement), the executive officer is entitled to receive: (i) salary continuation payments equal to four to six months of base salary (depending on the executive officer’s position); (ii) a pro-rata portion of the executive officer’s target annual bonus for the year of termination; (iii) treatment of equity awards as set forth in the applicable equity plan or award agreement; and (iv) payment of COBRA premiums for four to six months. If a Change in Control has occurred and, within 12 months following such Change in Control, the executive officer’s employment is terminated without Cause or the executive officer resigns for Good Reason, the executive officer is entitled to receive: (i) salary continuation payments equal to 12 months of base salary; (ii) a pro-rata portion of the executive officer’s target annual bonus for the year of termination; (iii) treatment of equity awards as set forth in the applicable equity plan or award agreement; and (iv) payment of COBRA premiums for 12 months. These severance benefits are conditioned on the executive officer’s execution of a release of claims.

For the avoidance of doubt, the Executive Severance Agreements expressly provide that the Contemplated Transactions do not constitute a “change in control” under such agreements.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

No directors or officers of Real, nor any associate or affiliate of any one of them, is or was indebted, directly or indirectly, to Real or its subsidiaries at any time since the beginning of the financial period ended December 31, 2025.

RISK FACTORS

An investment in Real Common Shares and the completion of the Contemplated Transactions is subject to certain risks. In addition to considering the other information contained in this Annex and the joint proxy statement/prospectus and management information circular to which this Annex is attached, including the risk factors described under the heading “Risk Factors” in the joint proxy statement/prospectus and management information circular to which this Annex is attached, readers should consider carefully the risk factors described in the Real AIF as well as the Real Annual MD&A and the Real Interim MD&A, each of which is incorporated by reference in this Annex. If any of the identified risks were to materialize, Real’s business, financial position, results and/or future operations may be materially affected. The risk factors identified in this Annex and the documents incorporated by reference are not exhaustive and other factors may arise in the future that are currently not foreseen by management of Real that may present additional risks in the future.

PROMOTERS

Tamir Poleg may be considered a Promoter of Real based on his role as founder of Real Technology Broker Ltd. Other than as described in this Annex, no Promoter of Real has received or will receive anything of value, including money, property, contracts, options, or rights of any kind from Real for acting as a Promoter of Real. Mr. Poleg beneficially owns, directly or indirectly, or exercises control or direction over Real Common Shares representing 7,581,305 of the issued and outstanding Real Common Shares. Mr. Poleg also has 5,270,578 Real Options that are currently exercisable for Real Common Shares at a ratio of one Real Common Share for each Real Option and 2,600,029 Real RSUs that each vest for one Real Common Share.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

There have been no penalties or sanctions imposed against Real by a court during the three years immediately preceding June 29, 2026. There have been no other penalties or sanctions imposed by a court or regulatory body against Real that would likely be considered important to a reasonable investor in              making an investment decision. Real has not entered into any settlement agreement before a court relating to securities legislation or with a securities regulatory authority during the three years immediately preceding June 29, 2026.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

No director or executive officer of Real, no person or company that beneficially owns, or controls or directs, directly or indirectly, more than 10% of the Real Common Shares, and no associate or affiliate of any of the foregoing, has any material interest, direct or indirect, in any transaction within the three years before the date of this Annex that has materially affected or is reasonably expected to materially affect Real or a subsidiary of Real.

AUDITORS, TRANSFER AGENTS AND REGISTRARS

The transfer agent and registrar of Real is Computershare Investor Services Inc., located at 320 Bay Street, 14th Floor, Toronto ON, M5H 4A6 and Computershare Trust Company, N.A. located at 150 Royall Street, Canton, MA 02021.

Brightman Almagor Zohar & Co., a firm in the Deloitte Global Network (the “Auditor”), whose principal office is located at Azrieli Center, Derech Menachem Begin 132, Tel Aviv, Israel, 6701101, are the auditors of Real.

MATERIAL CONTRACTS

Except for contracts entered into in the ordinary course of business, the only material contracts entered into by Real within the most recently completed financial year and through to June 29, 2026, or prior thereto and that are still in effect as of June 29, 2026, are the Investor Rights Agreement and the Merger Agreement.

For a summary of the Merger Agreement, see the section entitled “Merger Agreement” of the joint proxy statement/prospectus and management information circular to which this Annex is attached. Additional details with respect to the terms of the Investor Rights Agreement are included in the Real AIF.

Copies of any material contracts are available on Real’s SEDAR+ profile at www.sedarplus.ca and on EDGAR at www.sec.gov.

EXPERTS

The Auditor has confirmed that it is independent with respect to Real within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada, Israel and any applicable legislation or regulations and has complied with the SEC’s rules on auditor independence.

The Auditor has confirmed that neither it nor any of its directors, officers, employees or partners have any registered or beneficial interests, direct or indirect, in any securities or other property of Real or Real’s associates or affiliates.

OTHER MATERIAL FACTS

To management’s knowledge, there are no other material facts about Real which are not otherwise disclosed in this Annex.

ANNEX I

INFORMATION CONCERNING REMAX

NOTICE TO READER

The following information about REMAX prior to completion of the Contemplated Transactions should be read in conjunction with the documents incorporated by reference into this Annex I and the information concerning REMAX appearing elsewhere in this joint proxy statement/prospectus and management information circular. Capitalized terms used but not otherwise defined in this “Annex I — Information Concerning REMAX” shall have the meanings ascribed to them in the section entitled “Glossary.”

OVERVIEW

REMAX is a Delaware corporation and one of the world’s leading franchisors in the real estate industry, franchising real estate brokerages globally under the REMAX® brand, and mortgage brokerages within the U.S. under the Motto® Mortgage brand. The REMAX Class A Common Stock is listed on the New York Stock Exchange under the symbol “RMAX.”

DOCUMENTS INCORPORATED BY REFERENCE

The following documents, which have been filed with the SEC by REMAX (SEC File No. 001-36101), and, for purposes of the management information circular, with Canadian securities regulators by REMAX under Real’s SEDAR+ profile, are hereby incorporated by reference into this joint proxy statement/ prospectus and management information circular. Notwithstanding the foregoing, information furnished by REMAX on any Current Report on Form 8-K or Form 6-K, as applicable, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act, will not be deemed to be incorporated by reference into this joint proxy statement/prospectus and management information circular.

●	Annual Report on Form 10-K for the year ended December 31, 2025 (filed with the SEC on February 19, 2026);
●	Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2025 (filed with the SEC on April 30, 2026);
●	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 (filed with the SEC on May 8, 2026);
●	Current Reports on Form 8-K filed with the SEC on February 11, 2026, February 18, 2026 and April 28, 2026; and
●	the descriptions of REMAX Common Stock contained in its Registration Statement on Form 8-A, filed with the SEC on September 27, 2013, including any amendments or reports filed for the purpose of updating such description.

Any person may request copies of any of the above documents incorporated by reference into this joint proxy statement/prospectus and management information circular or other information concerning REMAX, without charge, by written request directed to REMAX, Attention: Investor Relations, 5075 S. Syracuse Street, Denver, Colorado 80237, by telephone at (303) 224-5458 or by email at investorrelations@remax.com.

You can obtain any of the documents incorporated by reference into this joint proxy statement/ prospectus and management information circular through REMAX, as applicable, or from the SEC through the SEC’s website at the address described above or by downloading copies from the SEDAR+ website at the address described above.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this joint proxy statement/prospectus and management information circular or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

I-1

ANNEX J

INFORMATION CONCERNING THE COMBINED COMPANY

NOTICE TO READER

The following information about New Wildlife following completion of the Contemplated Transactions should be read in conjunction with the documents incorporated by reference in this joint proxy statement/ prospectus and management information circular and the information concerning Real and REMAX, as applicable, appearing elsewhere in this joint proxy statement/prospectus and management information circular, including in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and in “Annex H — Information Concerning Real,” and “Annex I — Information Concerning REMAX.” Capitalized terms used but not otherwise defined in this “Annex J — Information Concerning the Combined Company” shall have the meanings ascribed to them in the section entitled “Glossary.”

GENERAL

As explained in greater detail elsewhere in this joint proxy statement/prospectus and management information circular, pursuant to the terms of the Plan of Arrangement and the Merger Agreement, (i) Real Shareholders will receive one share of New Wildlife Common Stock(1) for each existing Real Common Share and (ii) REMAX Stockholders will have the right to elect to receive, for each share of REMAX Class A Common Stock, 5.150 shares(2) of New Wildlife Common Stock or the Per Share Cash Price, subject to proration such that the aggregate cash proceeds to REMAX Stockholders will be no less than $60 million and no greater than $80 million.

Following the Closing, former Real Shareholders are expected to own approximately 60% of the combined company, and former REMAX Stockholders are expected to own approximately 40% of the combined company, in each case on a fully exchanged and diluted basis, assuming the payment of the $80 million maximum available Cash Election Consideration to REMAX Stockholders. For more information, see the section entitled “The Contemplated Transactions,” of this joint proxy statement/ prospectus and management information circular.

New Wildlife will be renamed “Real REMAX Group Inc.” in connection with the Contemplated Transactions. Upon the consummation of the Mergers, the New Wildlife Common Stock will be listed on the Nasdaq. If the Arrangement and the Mergers are consummated, (i) the Real Common Shares and the shares of REMAX Class A Common Stock will cease trading and will be delisted and deregistered under the Exchange Act and (ii) Real will cease to be a reporting issuer under Canadian Securities Laws. New Wildlife will continue as a reporting issuer in all the provinces and territories of Canada under Canadian Securities Laws.

Following the Closing, New Wildlife’s principal executive office will be located at 701 Brickell Avenue, 17th Floor, Miami, Florida, 33131 and its registered office address will be c/o Corporate Creations Network Inc., 1521 Concord Pike, Suite 201, Wilmington, New Castle County, Delaware,19803.

CORPORATE STRUCTURE FOLLOWING CLOSING

As a result of the Contemplated Transactions, both Real and REMAX will become wholly-owned subsidiaries of New Wildlife. The following chart presents the anticipated intercorporate relationships of New Wildlife and its subsidiaries immediately following Closing. For more information on each of Real’s and REMAX’s subsidiaries please refer to “Annex H — Information Concerning Real,” and “Annex I — Information Concerning REMAX.” Certain subsidiaries that, individually, will not exceed 10% of New Wildlife’s consolidated assets or consolidated revenues and, in the aggregate, will not exceed 20% of New Wildlife’s consolidated assets or consolidated revenues, in each case following completion of the Contemplated Transactions, are excluded from the corporate structure illustrated below.

(1)	To be adjusted to reflect the 10-for-1 Share Consolidation of Real pursuant to the Arrangement.
(2)	To be adjusted prior to the First Merger Effective Time to reflect the 10-for-1 Share Consolidation by dividing 5.150 by 10.

DESCRIPTION OF THE BUSINESS

New Wildlife is a Delaware corporation and, prior to the consummation of the Contemplated Transactions, a direct wholly owned subsidiary of Real. New Wildlife was incorporated on April 24, 2026, solely for the purpose of effecting the Contemplated Transactions. Until the Closing, New Wildlife will not conduct any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including in connection with the Arrangement and the Mergers.

Upon completion of the Contemplated Transactions, New Wildlife is expected to be a leading technology- enabled global real estate platform.

The Contemplated Transactions will unite two complementary business models: Real’s AI-powered, high- growth brokerage platform, proprietary software and vibrant agent community with REMAX’s iconic real estate brand and expansive global franchise network. Following the completion of the Contemplated Transactions, the business of New Wildlife will be the combined businesses of Real and REMAX. Please refer to “Annex H — Information Concerning Real,” and “Annex I — Information Concerning REMAX” to this joint proxy statement/prospectus and management information circular.

DIVIDEND POLICY

There are no restrictions in New Wildlife’s articles or elsewhere which could prevent New Wildlife from paying dividends. The payment of dividends on shares of New Wildlife Common Stock is not anticipated in the immediate future. The board of directors of New Wildlife will determine if, and when, to declare and pay dividends in the future from funds properly applicable to the payment of dividends based on New Wildlife’s financial position at the relevant time. All of the shares of New Wildlife Common Stock will be entitled to an equal share in any dividends declared and paid on a per share basis.

DESCRIPTION OF CAPITAL STRUCTURE

In connection with the Contemplated Transactions, New Wildlife will amend and restate its certificate of incorporation and bylaws. The following is a description of the material terms of, and is qualified in its entirety by, the New Wildlife certificate of incorporation and bylaws and provisions of the DGCL, each of which will be in effect upon the consummation of the Contemplated Transactions, the forms of which are filed as exhibits to this joint proxy statement/prospectus and management information circular.

Authorized Capital Stock

The authorized capital stock of New Wildlife consists of shares of common stock, par value $0.001 per share and shares of preferred stock, par value $0.001 per share. Subject to the rights of the holders of New Wildlife preferred stock, the number of authorized shares of New Wildlife preferred stock or New Wildlife Common Stock may be increased or decreased (but not below the number of shares thereof then- outstanding) without the separate vote of the holders of New Wildlife preferred stock or New Wildlife Common Stock, as applicable, as a class.

Common Stock

Dividend Rights

The holders of shares of New Wildlife Common Stock may receive dividends when, as and if declared by the New Wildlife Board at its discretion out of funds legally available for that purpose, subject to applicable law, the provisions of the New Wildlife certificate of incorporation and the preferential rights of any preferred stock, including the New Wildlife preferred stock, that may be outstanding.

Voting Rights

The holders of New Wildlife Common Stock are entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law, holders of a series of New Wildlife preferred stock shall be entitled only to such voting rights, if any, as shall expressly be granted to such holders by the New Wildlife certificate of incorporation (including any certificate of designation relating to such series). Corporate actions to be taken by vote of the stockholders generally require the vote of holders of a majority in voting power of the shares of capital stock of New Wildlife entitled to vote on the matter and who are present in person or represented by proxy, except as otherwise required by law or provided in the New Wildlife certificate of incorporation or bylaws. The New Wildlife certificate of incorporation does not provide for cumulative voting by stockholders in the election of directors. Directors are elected by the affirmative vote of the majority of votes cast, except that if the number of nominees exceeds the number of directors to be elected, the directors are elected by a plurality of the votes cast, up to the number of directors to be elected in such meeting. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.

Liquidation Rights

Subject to the preferential liquidation rights of any preferred stock that may be outstanding, including the New Wildlife preferred stock, upon the liquidation, dissolution or winding-up of New Wildlife, the holders of New Wildlife Common Stock will be entitled to share ratably in New Wildlife’s assets legally available for distribution to New Wildlife’s stockholders.

Other Rights

The holders of New Wildlife Common Stock are not entitled to preemptive rights or preferential rights to subscribe for shares of New Wildlife capital stock or rights to redeem or convert the holders’ shares of New Wildlife Common Stock.

Preferred Stock

The New Wildlife certificate of incorporation authorizes the New Wildlife Board to designate and issue from time to time one or more series of preferred stock without stockholder approval. The New Wildlife Board may fix the number of shares constituting each such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of each such series.

Anti-Takeover Provisions

The New Wildlife certificate of incorporation, New Wildlife bylaws and the DGCL contain certain provisions that may discourage an unsolicited takeover of New Wildlife or make an unsolicited takeover of New Wildlife more difficult. The following are some of the more significant anti-takeover provisions that are applicable to New Wildlife:

Charter Documents

Removal. The New Wildlife stockholders may remove directors with or without cause. Removal requires the affirmative vote of holders of shares representing at least a majority of the voting power of the then-outstanding shares of capital stock of New Wildlife entitled generally to vote in the election of directors of New Wildlife, voting together as a single class.

Blank-Check Preferred Stock. The New Wildlife certificate of incorporation authorizes the New Wildlife Board to provide, without any further vote or action by the stockholders, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers, if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

No Stockholder Action by Written Consent. Subject to the rights of the holders of any outstanding series of preferred stock, the New Wildlife certificate of incorporation expressly excludes the right of New Wildlife stockholders to act by written consent. Stockholder action must take place at a duly called annual meeting or special meeting of New Wildlife stockholders.

Special Stockholder Meetings. The New Wildlife certificate of incorporation and bylaws provide that special meetings of stockholders for any proper purpose or purposes may be only called by (i) the Chairman of the New Wildlife Board or the Lead Director of the New Wildlife Board, if any, and (ii) a majority of the entire New Wildlife Board (the entire New Wildlife Board being the total number of authorized directors, whether or not there exist any vacancies or unfilled previously authorized directorships) and, subject to the provisions of the New Wildlife bylaws, the Secretary of New Wildlife upon delivery of the written request of a stockholder, or a group of stockholders, owning a twenty-five percent (25%) or more “net long position,” as defined in the bylaws, of the outstanding shares of New Wildlife Common Stock for at least 30 days, provided that such stockholder(s) satisfy the requirements set forth in the bylaws.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Under the New Wildlife bylaws, stockholders of record are able to nominate persons for election to the New Wildlife Board or bring other business constituting a proper matter for stockholder action only by providing proper notice to the secretary of New Wildlife. In the case of a nomination or business purpose at an annual meeting, proper notice must be given, generally between 90 and 120 days prior to the first anniversary of the prior year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent). In the case of an election of directors to be held at a special meeting, proper notice must be given no earlier than the 90th day prior to such special meeting and no later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the public announcement is first made of the date of the special meeting. In the case of a nomination at a stockholder requested special meeting, no stockholder may nominate a person for election to the New Wildlife board or propose any other business to be considered thereat, except pursuant to the request delivered in accordance with the New Wildlife bylaws. The New Wildlife bylaws also specify requirements as to the substance and form of a stockholder’s notice.

No Cumulative Voting. The New Wildlife certificate of incorporation does not provide for cumulative voting in the election of directors. Accordingly, each share of New Wildlife voting stock is entitled to one vote for each director seat to be filled, and stockholders may not aggregate or cumulate votes for a single nominee. The absence of cumulative voting may, under certain circumstances, make it more difficult for a minority stockholder or group of stockholders to elect a director nominee without support from a majority of the voting power entitled to vote in the election of directors.

Amendments to Certificate of Incorporation and Bylaws. The DGCL provides that the affirmative vote of the board of directors of a company and the holders of a majority of the voting power of the outstanding capital stock entitled to vote is required to amend a company’s certificate of incorporation unless the company’s certificate of incorporation provides for a higher threshold, and the New Wildlife certificate of incorporation does not provide for a higher threshold. The New Wildlife certificate of incorporation provides that the bylaws may be amended by the New Wildlife Board or by the affirmative vote of the holders of shares representing at least a majority of the voting power of the outstanding shares of New Wildlife capital stock entitled generally to vote in the election of directors of New Wildlife, voting together as a single class.

Delaware Takeover Statute

In general, Section 203 of the DGCL prohibits a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by 2,000 or more stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the date that this stockholder became an interested stockholder, unless the business combination is approved in a prescribed manner or meets certain requirements. A “business combination” includes, among other things, a merger, consolidation, sale of assets or other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, in the case of certain persons, owned within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203 of the DGCL, the three-year moratorium is imposed on a business combination between a corporation and an interested stockholder unless the business combination satisfies one of the following conditions:

●	Before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding shares owned by (i) persons who are directors and also officers and (ii) employee stock plans, (but not the outstanding voting stock owned by the interested stockholder) which do not permit employees to decide confidentially whether to accept a tender or exchange offer; or
●	At or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at a meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The DGCL permits a corporation to opt out of, or choose not to be governed by, its anti-takeover statute by expressly stating so in its original certificate of incorporation (or subsequent amendment to its certificate of incorporation or bylaws approved by its stockholders). The certificate of incorporation does not contain a provision expressly opting out of the application of Section 203 of the DGCL; therefore, New Wildlife is subject to the anti-takeover statute.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

Section 145 of the DGCL provides that a corporation may indemnify directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director or officer of the registrant. The DGCL provides that Section 145 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The New Wildlife bylaws generally will provide for indemnification by New Wildlife of its directors and officers to the fullest extent permitted by the DGCL or other applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in the case of directors, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) in the case of officers, for any action by or in the right of the corporation. The New Wildlife certificate of incorporation provides that no director or officer of New Wildlife shall be personally liable to New Wildlife or its stockholders for monetary damages arising from a breach of fiduciary duty as a director or officer, as applicable, to the fullest extent permitted by the DGCL. The New Wildlife certificate of incorporation further provides that New Wildlife may, through bylaw provisions, agreements with agents or other persons, votes of stockholders or disinterested directors or otherwise provide indemnification of (and advancement of expenses to) its current and former directors, officers, employees and agents to the fullest extent permitted by the DGCL or any other law of the State of Delaware.

New Wildlife is expected to maintain standard policies of insurance under which coverage is provided (a) to New Wildlife directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to New Wildlife with respect to payments which may be made by New Wildlife to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Exclusive Forum

The New Wildlife certificate of incorporation and bylaws will provide that, unless New Wildlife consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any current or former stockholder (including a current or former beneficial owner) to bring the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of New Wildlife; (ii) any action, suit or proceeding asserting a claim that is based upon a violation of a duty owed by any current or former director, officer, employee, agent or stockholder of New Wildlife to New Wildlife or to New Wildlife’s stockholders; (iii) any action, suit or proceeding asserting a claim against New Wildlife, or any current or former director, officer, employee, agent or stockholder of New Wildlife arising pursuant to the provisions of the Delaware General Corporation Law (or any successor provision thereto), the New Wildlife certificate of incorporation or bylaws (as either may be amended from time to time); (iv) any action, suit or proceeding asserting a claim against New Wildlife related to or involving the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the Delaware General Corporation Law shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, the federal court for the District of Delaware).

To the fullest extent permitted by law, if any action, the subject matter of which is within the scope described above, is filed in a court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, the federal court for the District of Delaware) (a “Foreign Action”), by or on behalf of any current or former stockholder (including a current or former beneficial owner), such stockholder shall be deemed to have consented (x) to the personal jurisdiction of the Court of Chancery (or the federal court for the District of Delaware, as applicable) in connection with any action brought in any such court to enforce the applicable provisions of the New Wildlife certificate of incorporation and bylaws and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. The New Wildlife certificate of incorporation and bylaws also provide that unless New Wildlife consents otherwise in writing, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act.

Although the New Wildlife certificate of incorporation and bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder finds favorable for disputes with New Wildlife or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims or make such lawsuits more costly for stockholders, although New Wildlife stockholders will not be deemed to have waived New Wildlife’s compliance with federal securities laws and the rules and regulations thereunder.

PRO FORMA CONSOLIDATED CAPITALIZATION

For detailed information on the total debt and share capitalization of Real and REMAX as of March 31, 2026, see the historical unaudited financial statements of Real and REMAX for the three months ended March 31, 2026, respectively, incorporated by reference in this joint proxy statement/prospectus and management information circular.

The following table sets forth New Wildlife’s consolidated cash and cash equivalents and capitalization as of March 31, 2026:

●	on a historical basis for Real and REMAX; and
●	on a pro forma basis for New Wildlife, after giving effect to the transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The following table should be read in conjunction with information contained in this joint proxy statement/prospectus and management information circular, including the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and Real’s and REMAX’s consolidated financial statements and related notes, which are incorporated by reference into this joint proxy statement/prospectus and management information circular. Refer to the section entitled “Where You Can Find More Information; Incorporation by Reference.”

	As of March 31, 2026
	Real	REMAX
(In thousands, except shares)	Historical	Historical	Pro Forma
Cash and cash equivalents	$46,016	$107,126	$107,103
Restricted cash	36,805	75,496	112,301
Total cash, cash equivalents and restricted cash	$82,821	$182,622	$265,443
Total debt	$—	$435,962	$535,088
Equity
Real Common Shares, (no par value, unlimited common shares authorized; 213,498,000 shares issued and outstanding at March 31, 2026)	—	—	—
REMAX Class A common stock, (par value $.0001 per share, 180,000,000 shares authorized; 21,233,815 shares issued and outstanding as of March 31, 2026)	—	2
REMAX Class B common stock, (par value $.0001 per share, 1,000 shares authorized; 1 share issued and outstanding as of March 31, 2026)	—	—
New Wildlife Common Stock, (par value $.001 per share, 100 shares authorized, issued and outstanding, actual; 36,786,000(1) shares issued and outstanding, pro forma)	—		14
Additional paid-in capital	181,262	582,658	446,104
Accumulated deficit	(116,272)	(135,915)	(183,772)
Accumulated other comprehensive loss	701	(598)	701
Total equity	65,691	446,145	263,047
Non-controlling interests	(111)	(487,805)	(111)
Total capitalization	$65,580	$394,302	$798,024
(1)	This number of issued shares does not include 6.3 million shares of New Wildlife Common Stock issuable upon exercise of Real Replacement Options, Real Replacement RSUs and New Wildlife RSUs.

PRINCIPAL HOLDERS OF SHARES OF NEW WILDLIFE COMMON STOCK UPON CLOSING

Following the Closing, former Real Shareholders are expected to own approximately 60% of the combined company, and former REMAX Stockholders are expected to own approximately 40% of the combined company, in each case on a fully exchanged and diluted basis, assuming the payment of the $80 million maximum available Cash Election Consideration to REMAX Stockholders.

To the knowledge of the directors and executive officers of Real and REMAX, as of the date of this joint proxy statement/prospectus and management information circular, other than as set out below, it is not anticipated that any securityholder of New Wildlife will own of record or beneficially own, directly or indirectly, or exercise control or direction over voting securities carrying 10% of more of the voting rights attached to the share of New Wildlife Common Stock following completion of the Contemplated Transactions.

	Aggregate Number of Shares of New	Percentage of Outstanding Shares of New
Name	Wildlife Common Stock(1)	Wildlife Common Stock(2)
David L. Liniger	4,131,651	11.40%

Notes:

(1)	The information about shares of New Wildlife Common Stock over which control or direction is anticipated to be exercised upon Closing, not being within the knowledge of Real and REMAX, is based on information provided by Mr. Liniger. The actual number of shares of New Wildlife Common Stock beneficially owned by Mr. Liniger following the completion of the Contemplated Transactions will depend on the elections made with respect to such shares and the proration and allocation procedures under the Merger Agreement, and may differ from the amount shown.

(2)This assumes there will be 36,255,738 shares of New Wildlife Common Stock issued and outstanding upon Closing.

OPTIONS TO PURCHASE SECURITIES

As a result of the Contemplated Transactions, Real Options outstanding immediately following the Share Consolidation will be exchanged for Real Replacement Options, and Real RSUs outstanding immediately following the Share Consolidation will be exchanged for Real Replacement RSUs. Each Real Replacement Option and Real Replacement RSU will be subject to the terms of the applicable Real Equity Plan and have the same terms and conditions with respect to vesting, conditions to and manner of exercising, as applicable, term to expiry and otherwise as were applicable to the Real Option or Real RSU for which it was exchanged. See “The Arrangement — Treatment of Real Options and Real RSUs.”

The following table provides information regarding the anticipated holdings of Real Replacement Options and Real Replacement RSUs following completion of the Contemplated Transactions.

Holders (as a group)	Number of Holders	Number of Real Replacement Options	Number of Real Replacement RSUs
Former executive officers of Real	5	712,130 Real Replacement Options to acquire 712,130 shares of New Wildlife Common Stock	611,151 Real Replacement RSUs to acquire 611,151 shares of New Wildlife Common Stock or cash equivalent
Former directors of Real who were not also executive officers	8	118,191 Real Replacement Options to acquire 118,191 shares of New Wildlife Common Stock	74,038 Real Replacement RSUs to acquire 74,038 shares of New Wildlife Common Stock or cash equivalent
Former employees of Real	N/A	27,412 Real Replacement Options to acquire 27,412 shares of New Wildlife Common Stock	390,085 Real Replacement RSUs to acquire 390,085 shares of New Wildlife Common Stock or cash equivalent
Former consultants of Real	N/A	175,550 Real Replacement Options to acquire 175,550 shares of New Wildlife Common Stock	3,035,203 Real Replacement RSUs to acquire 3,035,203 shares of New Wildlife Common Stock or cash equivalent

As a result of the Contemplated Transactions, each REMAX Option outstanding immediately prior to the First Merger Effective Time, whether vested or unvested, will be assumed by New Wildlife and converted into an option to purchase shares of New Wildlife Common Stock based on the Stock Election Exchange Ratio, with a corresponding adjustment to the applicable exercise price. However, each REMAX Option with a per share exercise price equal to or greater than the Stock Election Consideration, or the Cash Election Consideration, if greater, payable to holders of REMAX Common Stock as of the First Merger Effective Time will be canceled for no consideration. In addition, each REMAX RSU and REMAX PSU outstanding and unvested immediately prior to the First Merger Effective Time, other than REMAX Specified RSUs and REMAX Specified PSUs, will be exchanged for New Wildlife RSUs based on the Stock Election Exchange Ratio. Each converted REMAX Option and New Wildlife RSU will be subject to substantially the same terms and conditions as were applicable to the REMAX Option, REMAX RSU or REMAX PSU for which it was exchanged, except that performance metrics applicable to converted REMAX PSUs will not apply from and after the First Merger Effective Time. See “The Merger Agreement — The Merger Agreement — Treatment of REMAX Equity Awards.”

The following table provides information regarding the anticipated holdings of New Wildlife Options and New Wildlife RSUs following completion of the Contemplated Transactions.

Holders (as a group)	Number of Holders	Number of New Wildlife Options	Number of New Wildlife RSUs
Former executive officers of REMAX	7	—	1,300,336 New Wildlife RSUs to acquire 1,300,336 shares of New Wildlife Common Stock or cash equivalent
Former directors of REMAX who were not also executive officers	7	—	32,090 New Wildlife RSUs to acquire 32,090 shares of New Wildlife Common Stock or cash equivalent
Former employees of REMAX	119	—	1,396,664 New Wildlife RSUs to acquire 1,396,664 shares of New Wildlife Common Stock or cash equivalent
Former consultants of REMAX	N/A	—	—

GOVERNANCE AND MANAGEMENT OF NEW WILDLIFE

Directors and Executive Officers of New Wildlife upon Closing

Immediately following the Closing, the board of directors of the combined company will consist of 10 members, including three members from the REMAX Board and 7 members from the Real Board, who will be identified in accordance with the terms of the Merger Agreement.

For information regarding the current directors of Real, some of whom are expected to be the directors of New Wildlife, please see “Annex H — Information Concerning Real.” For information regarding the current directors of REMAX, some of whom are expected to be the directors of New Wildlife, please see “Annex I — Information Concerning REMAX.”

The following table provides information regarding the expected executive officers and non-executive officer directors of New Wildlife as of June 29, 2026. There are no family relationships among any of our executive officers and non-executive officer directors.

Name	Age	Position
Tamir Poleg	50	Chief Executive Officer
Ravi Jani	39	Chief Financial Officer
Jenna Rozenblat	41	Chief Operating Officer
Pritesh Damani	46	Chief Technology Officer
Abigail Lee	55	Chief Marketing Officer
Alexandra Lumpkin	43	Chief Legal Officer
Leah Jenkins	45	Chief Accounting Officer

Executive Officers

Tamir Poleg – Chief Executive Officer

Tamir Poleg is the cofounder and current Chief Executive Officer of Real, which was founded through a subsidiary in 2014. Prior to founding Real, Mr. Poleg founded and served as the Chief Executive Officer of Optimum RE Investments — a real estate company focused on multi-family investments and operations. Before shifting to real estate, Mr. Poleg served in executive sales and business development positions with several technology companies, focusing on wireless infrastructure development and deployment across multiple continents. With over 15 years of real estate experience, including serving as a construction manager, and 9 years of technology company experience, Mr. Poleg is considered an expert in real estate technology and is a member of Forbes Real Estate Council. Mr. Poleg holds a bachelor’s degree in economics and several real estate related accreditations.

Ravi Jani – Chief Financial Officer

Ravi Jani is the current Chief Financial Officer of Real. Mr. Jani has served as Chief Financial Officer since April 2025. Mr. Jani previously served as Vice President of Investor Relations and Financial Planning & Analysis at Real from September 2023 to April 2025. Prior to joining Real, he served as Vice President of Investor Relations at Blade Air Mobility, Inc. from April 2022 to August 2023 and served as an investment analyst at Citadel LLC from November 2019 to December 2021. Prior to Citadel, Mr Jani was an investment analyst at Anchor Bolt Capital LP, and began his career in investment banking at Bank of America and Moelis & Company.

Jenna Rozenblat – Chief Operating Officer

Jenna Rozenblat is the current Chief Operating Officer at Real. Ms. Rozenblat has served as Chief Operating Officer since August 2023. She previously served as Executive Vice President of Operations of Real from January 2023 to August 2023. Prior to joining Real, Ms. Rozenblat was with Orchard, a full-service real estate brokerage, from September 2019 to January 2023, most recently serving as Head of Customer Experience and Market Expansion, and prior to Orchard, was with Village Realty.

Pritesh Damani – Chief Technology Officer

Pritesh Damani is the current Chief Technology Officer at Real. Mr. Damani has served as Chief Technology Officer since January 2021. Mr. Damani joined Real in connection with Real’s acquisition of RealtyCrunch, a web and mobile platform for home buyers and real estate agents, where Mr. Damani had served as Founder and Chief Executive Officer since 2019.

Abigail Lee — Chief Marketing Officer

Abigail Lee is the current Chief Marketing Officer of REMAX, where she leads REMAX’s global advertising, marketing, communications, events, product ownership and marketing, and brand partnerships. She is responsible for the strategic stewardship and evolution of the REMAX brand worldwide, overseeing integrated marketing strategy, digital and social innovation, public relations, and global brand governance. Ms. Lee has been with REMAX since 1998, when she joined as a Media Buyer/Planner, and has held a series of progressively senior roles across brand advertising, regional marketing, and media strategy. She was named Executive Vice President of Marketing, Communications and Events in 2024 and Chief Marketing Officer in 2026. A third-generation real estate agent and licensed broker, Ms. Lee brings both deep industry knowledge and decades of marketing leadership experience.

Alexandra Lumpkin — Chief Legal Officer

Alexandra Lumpkin is the current Vice President, Chief Legal Officer and Secretary for Real. Prior to joining Real in February 2023, Ms. Lumpkin served as in house counsel at Lennar Corporation from 2013 to 2023, most recently as Deputy General Counsel. Prior to transitioning to an in-house legal position, Ms. Lumpkin focused on securities and corporate governance matters at Greenberg Traurig, LLP and Holland & Knight LLP.

Leah Jenkins — Chief Accounting Officer

Leah Jenkins is the current Chief Accounting Officer of REMAX, responsible for REMAX’s SEC reporting, accounting, and financial reporting functions. She brings significant experience in public company reporting, technical accounting, and internal controls. Ms. Jenkins joined REMAX in 2016 and has held a series of progressively senior roles in financial reporting and technical accounting. Over the course of her tenure, she has led accounting and reporting efforts related to acquisitions and complex transactions and has played a key role in the implementation of major accounting standards. Prior to joining REMAX, Ms. Jenkins held accounting and reporting roles at MPLX LP and Red Robin Gourmet Burgers, Inc. She began her career in assurance services at Ernst & Young. Ms. Jenkins holds a bachelor’s degree in Business Administration with a concentration in Accounting from Colorado State University.

Non-Executive Officer Directors

New Wildlife has not yet paid any compensation to its directors or executive officers. New Wildlife is evaluating the specific terms of New Wildlife’s compensation arrangements and, except as otherwise set forth herein, New Wildlife has not entered into or adopted any such arrangements with its directors or executive officers as of the date of this joint proxy statement/prospectus and management information circular. For further information, see the section entitled “The Arrangement — Interests of Certain Persons in the Arrangement — Employment Agreements and Change in Control Benefits,” beginning on page 163 of this joint proxy statement/prospectus and management information circular.

Information concerning the compensation paid to, and the employment agreements with, Real’s named executive officers is contained in Real’s Current Report on Form 6-K, filed with the SEC on May 24, 2026, which is incorporated by reference into this joint proxy statement/prospectus and management information circular. Information concerning the compensation paid to, and the employment agreements with, REMAX’s named executive officers is contained in Amendment No. 1 to REMAX’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on April 30, 2026, which is incorporated by reference into this joint proxy statement/prospectus and management information circular. For further information, see the section entitled “Where You Can Find More Information; Incorporation by Reference,” beginning on page 254 of this joint proxy statement/prospectus and management information circular.

Following the Closing, the current directors and executive officers of Real and REMAX, as a group, are expected to beneficially own or control or direct, directly or indirectly, 8,299,657 shares of New Wildlife Common Stock, representing approximately 22.9% of the 36,255,738 outstanding shares of New Wildlife Common Stock. This information is based on information as to the Real Common Shares and shares of REMAX Common Stock beneficially owned or controlled or directed, directly or indirectly, by the directors and executive officers thereof, having been furnished by such directors and executive officers and assumes, in the case of the current directors and executive officers of REMAX, that the Stock Election is made for each share of REMAX Common Stock beneficially owned or controlled or directed, directly or indirectly. The actual number of shares of New Wildlife Common Stock to be beneficially owned by the current directors and executive officers of REMAX following the completion of the Contemplated Transactions will depend on the elections made with respect to such shares and the proration and allocation procedures under the Merger Agreement.

New Wildlife has been recently incorporated in connection with the Contemplated Transactions and has no operating history and has paid no compensation to any directors or officers. Information concerning the historical compensation paid by Real to its executive officers, some of whom are expected to be the executive officers of New Wildlife, is contained in Real’s management information circular dated April 2, 2026, under the heading “Compensation Discussion and Analysis”. See also “Annex H — Information Concerning Real — Statement of Executive Compensation”. Information concerning the historical compensation paid by REMAX to its executive officers, some of whom are expected to be the executive officers of New Wildlife, is contained in REMAX’s definitive proxy statement on Schedule 14A, filed with the SEC on April 3, 2025, under the heading “Proposal 2: Advisory Vote on Executive Compensation.”

Following the Closing, it is expected that the compensation committee of New Wildlife described below will be formed, and that such committee will oversee and determine the compensation of the chief executive officer and other executive officers of New Wildlife and evaluate and determine the appropriate executive compensation philosophy and objectives for New Wildlife.

Penalties or Sanctions; Bankruptcies; Corporate Cease Trade Orders

None of New Wildlife’s proposed directors or executive officers, and to the best of New Wildlife’s knowledge, no shareholder that is expected to hold at Closing a sufficient number of securities to affect materially the control of New Wildlife, has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

None of New Wildlife’s proposed directors or executive officers, and to the best of New Wildlife’s knowledge, no shareholder that is expected to hold at Closing a sufficient number of securities to affect materially the control of New Wildlife, has, within the ten years prior to the date of this joint proxy statement/ prospectus and management information circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his or her assets.

None of New Wildlife’s proposed directors or executive officers is, as at the date of this joint proxy statement/prospectus and management information circular, or has been within the ten years prior to the date of this joint proxy statement/prospectus and management information circular: (a) a director, chief executive officer or chief financial officer of any company that was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; (b) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or (c) a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. For the purposes of this paragraph, “order” means a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than 30 consecutive days.

Committees of the Board of Directors of New Wildlife

Upon Closing, it is expected that the board of directors of New Wildlife will have the following three committees: an audit committee, a nominating and corporate governance committee, and a compensation committee. Each committee will initially consist of at least three directors, each of whom must meet applicable independence requirements under the Nasdaq’s listing standards.

Upon Closing, the board of directors of New Wildlife intends to comply with the DGCL, the applicable rules and regulations of the SEC and the Nasdaq and any applicable Canadian Securities Laws. To satisfy applicable requirements, New Wildlife will examine and determine the adoption of committee charters, a mandate for the board of directors of New Wildlife, and other governance policies and practices prior to Closing.

STATEMENT OF PROPOSED EXECUTIVE COMPENSATION

Information concerning the historical compensation paid by Real to its executive officers, some of whom are expected to be the executive officers of New Wildlife, is contained in Real’s management information circular dated April 2, 2026, under the heading “Compensation Discussion and Analysis”. See also “Annex H — Information Concerning Real — Statement of Executive Compensation”. Information concerning the historical compensation paid by REMAX to its executive officers, some of whom are expected to be the executive officers of New Wildlife, is contained in REMAX’s definitive proxy statement on Schedule 14A, filed with the SEC on April 3, 2025, under the heading “Proposal 2: Advisory Vote on Executive Compensation.” Following the Closing, it is expected that the compensation committee of New Wildlife described below will be formed, and that such committee will oversee and determine the compensation of the chief executive officer and other executive officers of New Wildlife and evaluate and determine the appropriate executive compensation philosophy and objectives for New Wildlife.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

As of the date hereof, none of the proposed directors or officers of New Wildlife, nor any of their associates or affiliates is indebted, directly or indirectly, to Real, REMAX or New Wildlife, nor has any indebtedness of any such person been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Real, REMAX or New Wildlife.

RISK FACTORS

The business and operations of New Wildlife following Closing will continue to be subject to the risks currently faced by Real and REMAX, as well as certain risks unique to New Wildlife. Readers should carefully consider the risk factors incorporated by reference in this joint proxy statement/prospectus and management information circular, as well as the risk factors described under “Annex H — Information Concerning Real — Risk Factors” and “Annex I — Information Concerning REMAX — Risk Factors” and the risk factors in the section entitled “Risk Factors” in this joint proxy statement/prospectus and management information circular. If any of the identified risks were to materialize, New Wildlife’s business, financial position, results and/or future operations maybe materially affected. Real Securityholders and REMAX Stockholders should also carefully consider all of the information disclosed in this joint proxy statement/prospectus and management information circular and the documents incorporated by reference. The risk factors that are identified in this joint proxy statement/prospectus and management information circular and the documents incorporated by reference are not exhaustive and other factors may arise in the future that are currently not foreseen that may present additional risks in the future.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as set forth in this joint proxy statement/prospectus and management information circular, none of (i) the proposed directors or executive officers of New Wildlife, (ii) the stockholders who are expected to beneficially own, or control or direct, directly or indirectly, more than 10% of the shares of New Wildlife Common Stock, or (iii) any associate or affiliate of any of the foregoing, has or has had any material interest, direct or indirect, in any transaction within the three years before the date of this joint proxy statement/prospectus and management information circular that has materially affected or is reasonably expected to materially affect New Wildlife or a subsidiary of New Wildlife.

AUDITORS, TRANSFER AGENTS AND REGISTRARS

The auditors of New Wildlife will be determined by New Wildlife prior to Closing.

Computershare Trust Company, N.A., through its principal offices in Providence, RI, will be the transfer agent and registrar for the shares of New Wildlife Common Stock.

MATERIAL CONTRACTS

Other than as disclosed in this joint proxy statement/prospectus and management information circular, including in the section entitled “Description of Financing,” or in the documents incorporated by reference herein with respect to Real and REMAX there are no contracts to which New Wildlife will be a party to following Closing that can reasonably be regarded as material to a potential investor, other than contracts entered into by Real and REMAX in the ordinary course of business. See “Annex H — Information Concerning Real,” and “Annex I — Information Concerning REMAX” for further information.

ANNEX K

April 26, 2026

Board of Directors

The Real Brokerage Inc.

701 Brickell Avenue, 17th Floor

Miami, FL 33131, USA

Members of the Board:

We understand that The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia (“Parent”), RE/MAX Holdings, Inc., a Delaware corporation (the “Company”), Rome Wildlife, Inc. a Delaware corporation (“New Wildlife”), Wildlife Acquisition I Corp. a Delaware corporation and a wholly owned subsidiary of New Wildlife (“Merger Sub I”), Wildlife Acquisition II LLC, a Delaware limited liability company and a wholly owned subsidiary of New Wildlife (“Merger Sub II”), and 1587802 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of the Province of British Columbia and a wholly owned subsidiary of New Wildlife (“Bidco”), propose to enter into an Arrangement Agreement and Plan of Merger, substantially in the form of the draft dated April 26, 2026 (the “Merger Agreement”), which provides, among other things, for (i) pursuant to a plan of arrangement under the Business Corporations Act (British Columbia) (the “Arrangement”), among other things, the issued and outstanding common shares of Parent (“Parent Common Shares”) will be consolidated on a 10 for 1 basis, Parent’s shareholders will then transfer all of their Parent Common Shares to Bidco in exchange for common shares of Bidco (and $0.001 in cash per Parent Common Share) and then those holders of common shares of Bidco will transfer all of their common shares of Bidco to New Wildlife in exchange for shares of common stock of New Wildlife (“New Wildlife Common Stock”), (ii) the merger of Merger Sub I with and into the Company (the “First Merger”), with the Company as the surviving entity and continuing as a wholly owned subsidiary of New Wildlife and (iii) as soon as practicable following the First Merger, the merger of the Company with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II as the surviving entity and continuing as a wholly owned subsidiary of New Wildlife. The Arrangement and the Mergers are referred to, collectively, as the “Transactions.” The effect of the Arrangement is that each Parent Common Share outstanding prior to the Arrangement (other than the Dissent Shares (as defined in the Plan of Arrangement)) will, through a series of steps, be exchanged into one-tenth of one share of New Wildlife Common Stock and $0.0001 in cash (collectively, the “Arrangement Consideration”). Pursuant to the First Merger, each outstanding share of the Company’s Class A common stock (the “Company Class A Common Stock”) (including shares of Company Class A Common Stock issued in connection with the Rhino Merger (as defined in the Merger Agreement) will be converted into the right to receive 5.150 shares of New Wildlife Common Stock, or $13.80 in cash, subject to proration such that the aggregate cash consideration is less than or equal to $80 million but no less than $60 million. The terms and conditions of the Transactions are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Arrangement Consideration pursuant to the Merger Agreement is fair from a financial point of view to the holders of Parent Common Shares.

For purposes of the opinion set forth herein, we have:

1.	Reviewed certain publicly available financial statements and other business and financial information of the Company and Parent, respectively;
2.	Reviewed certain internal financial statements and other financial and operating data concerning the Company and Parent, respectively;
3.	Reviewed certain financial projections prepared by the managements of the Company and Parent, respectively;
4.	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Transactions, prepared by the managements of the Company and Parent, respectively;
5.	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

6.	Discussed the past and current operations and financial condition and the prospects of Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, with senior executives of Parent;
7.	Reviewed the reported prices and trading activity for the Company Class A Common Stock and Parent Common Shares;
8.	Compared the financial performance of the Company and Parent and the prices and trading activity of the Company Class A Common Stock and Parent Common Shares with that of certain other publicly-traded companies comparable with the Company and Parent, respectively, and their securities;
9.	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
10.	Participated in certain discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;
11.	Reviewed the Merger Agreement and certain related documents; and
12.	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and Parent, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and Parent of the future financial performance of the Company and Parent. We have assumed, with Parent’s consent, that the projections prepared by the management of Parent are a reasonable basis upon which to evaluate the business and financial prospects of Parent and the Company. We express no view as to such projections or the assumptions on which they were based. We have relied upon, without independent verification, the assessment by the managements of the Company and Parent of: (i) the strategic, financial and other benefits expected to result from the Transactions; (ii) the timing and risks associated with the integration of the Company and Parent; (iii) their ability to retain key employees of the Company and Parent, respectively and (iv) the validity of, and risks associated with, the Company and Parent’s existing and future technologies, intellectual property, products, services and business models. In addition, we have assumed, with your consent, that the Transactions will be consummated in accordance with all applicable laws and regulations and in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Mergers and certain related transactions, taken together, will be treated as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Transactions and certain related transactions, taken together, will qualify as a transaction described in Section 351 of the Code, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley & Co. LLC (“Morgan Stanley”) has assumed, with your consent, that in connection with the receipt of all the necessary governmental, regulatory or other approvals, and consents or agreements required in connection with the proposed Transactions, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transactions. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Parent and the Company and their legal, tax, and regulatory advisors with respect to legal, tax and regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Parent’s officers, directors or employees, or any class of such persons, relative to the Arrangement Consideration to be received by the holders of Parent Common Shares pursuant to the Transactions. We have not been requested to make, and have not made, any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Our opinion is limited to the fairness, from a financial point of view to the holders of Parent Common Shares, of the Arrangement Consideration. We have not been requested to opine as to, and our opinion does not in any manner address, Parent’s underlying business decision to proceed with or effect the transactions contemplated by the Merger Agreement, or the likelihood that the Transactions are consummated. Our opinion does not address the relative merits of the Transactions as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

We have acted as financial advisor to the Board of Directors of Parent in connection with the transactions and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Transactions. In addition, Parent has agreed to reimburse certain of our expenses and indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. Furthermore, Morgan Stanley or one of its affiliates has committed to provide financing to New Wildlife in connection with the Transactions and will receive customary fees and interest in connection therewith. In the two years prior to the date hereof, we and our affiliates have provided financial advisory and financing services for Parent. We have not received any fees in connection with such services as of the date hereof. Morgan Stanley may also seek to provide financial advisory and financing services to Parent, New Wildlife and their affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, the Company, New Wildlife, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of Parent in connection with its consideration of the Transactions and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Parent, the Company or New Wildlife is required to make with the Securities and Exchange Commission or Canadian securities regulatory authorities in connection with the Transactions if such inclusion is required by applicable law or regulation. In addition, this opinion does not in any manner address the prices at which New Wildlife Common Stock will trade following consummation of the Transactions or at any time and Morgan Stanley expresses no opinion or recommendation as to how the securityholders of Parent and the stockholders of the Company should vote at the securityholder and stockholder meetings to be held in connection with the Transactions.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Arrangement Consideration pursuant to the Merger Agreement is fair from a financial point of view to the holders of Parent Common Shares.

Very truly yours,

/s/ Eric Rosenblum

MORGAN STANLEY & CO. LLC

ANNEX L

April 26, 2026

The Board of Directors

RE/MAX Holdings, Inc.

5075 South Syracuse Street

Denver, Colorado 80237

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A Common Stock, par value $0.0001 per share (the “Company Common Stock”), of RE/MAX Holdings, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed combination of The Real Brokerage, Inc. (the “Counterparty”) with the Company (the “Transaction”). Pursuant to the Arrangement Agreement and Plan of Merger (the “Agreement”), by and among the Company, the Counterparty, Rome Wildlife, Inc., (“New Wildlife”), Wildlife Acquisition I Corp., a wholly owned subsidiary of New Wildlife (“Merger Sub I”), Wildlife Acquisition II LLC, a wholly owned subsidiary of New Wildlife (“Merger Sub II”), and 1587802 B.C. Unlimited Liability Company, a wholly owned subsidiary of New Wildlife (“Bidco” and, collectively with Counterparty, New Wildlife, Merger Sub I and Merger Sub II, the “Counterparty Group”), (i) pursuant to a court sanctioned arrangement in accordance with a plan of arrangement under the Business Corporations Act (British Columbia) (the “Plan of Arrangement”), (a) the issued and outstanding common shares, no par value, of Counterparty (the “Counterparty Common Shares”) will be consolidated on a 10-for-1 basis (the “Share Consolidation” and the “Share Consolidation Ratio”, respectively) such that each ten shares of outstanding Counterparty Common Shares shall be consolidated into one share, and any resulting fractional shares shall be treated as set forth in the Plan of Arrangement, (b) Counterparty’s shareholders will then transfer all of their Counterparty Common Shares to Bidco in exchange for common shares of Bidco on a one-for-one basis (and $0.0001 per Counterparty Common Share in cash), and (c) those holders of common shares of Bidco will then transfer all of their common shares of Bidco to New Wildlife in exchange for shares of common stock, par value $0.001 per share, of New Wildlife (“New Wildlife Common Stock”) on a one-for-one basis, such that Counterparty will become a wholly owned subsidiary of Bidco (the steps set forth in this clause (i) collectively, the “Exchange”), (ii) following the Exchange, Merger Sub I will be merged with and into the Company (the “First Merger”), with the Company being the surviving entity and a wholly owned subsidiary of New Wildlife, and (iii) following the First Merger, the Company will be merged with and into Merger Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub II being the surviving entity and a wholly owned subsidiary of New Wildlife. Pursuant to the Agreement, each outstanding share of Company Common Stock (other than Excluded Shares and Dissenting Shares (each as defined in the Agreement)) will be converted in the First Merger into the right to receive, at the election of the holder thereof, either (x) 5.150 shares of New Wildlife Common Stock (which will be adjusted prior to the effective time of the First Merger by dividing 5.150 by 10 (reflecting the Share Consolidation Ratio) upon completion of the Share Consolidation pursuant to the Plan of Arrangement) (the “Stock Consideration”) or (y) $13.80 in cash (the “Cash Consideration,” and together with the Stock Consideration, the “Consideration”), subject to proration and election procedures (as to which we express no view or opinion) as set forth in the Agreement such that the aggregate Cash Consideration to be paid in the Transaction will not be less than $60 million and will not exceed $80 million. Concurrently with the execution of the Agreement, the Company will enter into a merger agreement (the “Rhino Merger Agreement”) with RIHI, Inc. (“Rhino”), pursuant to which, immediately prior to the First Merger, the Company will acquire all of the outstanding equity interests of Rhino in exchange for shares of Company Common Stock (the “Rhino Merger”).

In connection with preparing our opinion, we have (i) reviewed a draft dated April 26, 2026 of the Agreement, a draft dated April 25, 2026 of the Plan of Arrangement, and a draft dated April 25, 2026 of the Rhino Merger Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Counterparty and the industries in which they operate; (iii) compared the financial and operating performance of the Company and the Counterparty with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Counterparty Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Counterparty relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Counterparty with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Counterparty, the financial condition and future prospects and operations of the Company and the Counterparty, the effects of the Transaction on the financial condition and future prospects of the Company and the Counterparty, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Counterparty or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Counterparty Group under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Counterparty to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Mergers, the Exchange, the Rhino Merger and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, the Plan of Arrangement and the Rhino Merger Agreement, and that the definitive Agreement, the Plan of Arrangement and the Rhino Merger Agreement, will not differ in any material respects from the drafts thereof reviewed by us. We have also assumed that the representations and warranties made by the Company and the Counterparty Group in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Counterparty Group or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock (other than holders of the Excluded Shares and Dissenting Shares) in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Counterparty Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as sole bookrunner on the Company’s credit facility in September 2025. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Counterparty Group. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with RIHI, Inc., the Company’s 40% shareholder. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Counterparty. In the ordinary course of our businesses, we and our affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Counterparty for our own account or for the accounts of customers and, accordingly, likely hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock (other than holders of the Excluded Shares and Dissenting Shares) in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information circular mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

ANNEX M

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of April 26, 2026, is entered into by and among RE/MAX Holdings, Inc., a Delaware corporation (the “Company”), The Real Brokerage, Inc., a company existing under the laws of the Province of British Columbia (“Parent”) and each of the undersigned shareholders (each, the “Shareholder” and together, the “Shareholders”) of Parent.

WHEREAS, this Agreement is being entered into in connection with the transactions contemplated by the Arrangement Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Parent and the other parties thereto (as the same may be amended, supplemented or modified, the “Merger Agreement”);

WHEREAS, as of the date of this Agreement, each Shareholder owns beneficially or of record, and has the power to vote or direct the voting of, the Parent Common Shares and, to the extent entitled to vote at the Parent Shareholders’ Meeting, Parent Equity Awards or other securities or rights convertible into or exercisable or exchangeable for Parent Common Shares set forth on Schedule A hereto (collectively, the “Existing Securities”); and

WHEREAS, each Shareholder acknowledges that the execution and delivery of this Agreement by the Shareholder is a material inducement and condition to the Company’s and Parent’s willingness to enter into the Merger Agreement and that the Company and Parent are entering into the Merger Agreement in reliance upon each Shareholder’s execution, delivery and performance of this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.	Definitions. Capitalized terms used but not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.
2.	Effectiveness; Termination.
a.

This Agreement shall be effective upon signing and, subject to Section 2(b) hereof, shall remain in effect until, and shall terminate upon, the earliest to occur of (i) the First Merger Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

b.

Sections 13 through 18 hereof shall survive any termination of this Agreement. Termination of this Agreement shall not relieve any party of any liability or damages resulting from such party’s fraud or any knowing and intentional breach of any covenant or obligation contained herein. For purposes of this Agreement, “knowing and intentional breach” means a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows that it would, or would reasonably be expected to, be or cause a material breach of this Agreement.

3.	Voting and Support Agreement; Irrevocable Proxy and Power of Attorney.
a.

Each Shareholder irrevocably and unconditionally hereby agrees that, during the term of this Agreement, (x) it shall exercise, or cause to be exercised, all voting or other determinative rights that such Shareholder has in any trust or other legal entity (i) consistent with the terms of the Shareholder’s obligations under this Agreement and (ii) in such manner as to otherwise carry out the intent and purposes of the Shareholders’ obligations in this Agreement, and (y) it shall at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of the shareholders of Parent, and in any other circumstance, however called, including in connection with any written consent of the shareholders of Parent:

i.

appear at such meeting or otherwise cause all of the Existing Securities, and all other Parent Common Shares and, to the extent entitled to vote at the Parent Shareholders’ Meeting, Parent Equity Awards or securities or rights convertible into or exercisable or exchangeable for Parent Common Shares over which such Shareholder has acquired, after the date hereof and prior to the termination of this Agreement, beneficial or record ownership or the power to vote or direct the voting thereof (including any such Parent Common Shares and, to the extent entitled to vote at the Parent Shareholders’ Meeting, Parent Equity Awards or other securities or rights convertible into or exercisable or exchangeable for Parent Common Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Parent Common Shares, the vesting of any restricted share units which are settled for Parent Common Shares or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including, to the extent entitled to vote at the Parent Shareholders’ Meeting, any Parent Equity Awards) or otherwise) (the “Subsequently Acquired Securities” and, together with the Existing Securities, the “Securities”), in each case to the extent entitled to vote at the Parent Shareholders’ Meeting), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum; and

ii.

vote or cause to be voted (including by proxy or written consent, if applicable) all such Securities entitled to vote (A) in favor of the Arrangement Resolution and any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement including the Arrangement and the Mergers, (B) in favor of any proposal to adjourn or postpone any meeting of the shareholders of Parent to a later date if there is no quorum or there are not sufficient votes to approve the matters set forth in the preceding clause (A), (C) against any Acquisition Proposal with respect to Parent, and (D) against any action, proposal, transaction or agreement involving Parent or its Subsidiaries, or any amendment of the Parent Governing Documents, in each case of this clause (D), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent contained in the Merger Agreement, or of the Shareholders contained in this Agreement or (2) prevent, or materially delay, the consummation of the transactions contemplated by the Merger Agreement, including the Arrangement and the Mergers.

b.	Each Shareholder hereby irrevocably and unconditionally:
i.

agrees not to, directly or indirectly, commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement, or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim alleging a breach of any fiduciary duty of Parent’s board of directors in connection with the Merger Agreement, including the Arrangement and the Mergers or any claim challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, and

ii.

waives and agrees not to exercise dissent rights under the BCBCA or any other similar dissent or appraisal rights under any other applicable law or Legal Requirement with respect to any or all of such Shareholder’s Securities in connection with the Arrangement Resolution.

c.i.Each Shareholder hereby irrevocably grants to, and appoints, the Company, and any individual designated in writing by the Company, and each of them individually, as such Shareholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of such Shareholder, to attend on behalf of such Shareholder any meeting of the shareholders of Parent with respect to any of the matters described in this Agreement, to include the Securities in any computation for purposes of establishing a quorum at any such meeting, to vote or cause to be voted the Existing Securities and any Subsequently Acquired Securities, in each case to the extent entitled to vote, and, in furtherance of the foregoing purposes and the intent of this Agreement, to execute and deliver, in the name and on behalf of such Shareholder, any and all proxies, consents, instruments, certificates, other documents and agreements, and to take any and all other actions, in each case as the Company or its designee may reasonably determine to be necessary or appropriate to give effect to the matters contemplated by this Agreement and to consummate the transactions contemplated by the Merger Agreement.

ii.

Each Shareholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement. Each Shareholder hereby affirms that the irrevocable proxy and power of attorney set forth in this Agreement are given in connection with the execution of the Merger Agreement, and that such irrevocable proxy and power of attorney are given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked prior to the termination of this Agreement and is binding on all heirs, successors and assigns of such Shareholder and any future holder or beneficial owner of the Securities (howsoever acquired, whether by transfer or otherwise). Each Shareholder hereby ratifies and confirms that such irrevocable proxy and power of attorney may lawfully do or cause to be done the actions authorized under this Agreement by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with applicable law. The power of attorney granted hereunder is a durable power of attorney and shall survive the death, bankruptcy or incapacity of such Shareholder. The irrevocable proxy and power of attorney granted hereunder shall automatically terminate upon the termination of this Agreement. Upon delivery of written request by the Company, such Shareholder shall as promptly as practicable execute and deliver to the Company a separate written instrument or proxy that embodies the terms of this Section 3(c).

d.

The obligations of the Shareholders set forth in this Section 3 shall apply whether or not approval of the Arrangement Resolution or any action described above is recommended by the Parent Board (or any committee thereof).

4.	Prohibition on Transfers and Conversion.
a.

Each Shareholder hereby agrees that it will not, prior to the earlier of the termination of this Agreement and receipt of the Required Parent Shareholder Vote, without the prior written consent of Parent and the Company, directly or indirectly offer for sale, sell, transfer, assign, give, convey, grant a proxy with respect to, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, voting, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Securities, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”).

b.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit a Transfer of Securities (i) for estate-planning purposes, or to an Affiliate, or with respect to a trust over which such Shareholder has sole or shared investment power, so long as (A) the transferee, prior to the time of such Transfer, agrees in a signed writing satisfactory to Parent and the Company to be bound by and comply with the provisions of this Agreement (the “Transferee Consent”), (B) the Shareholder provides at least five (5) Business Days’ prior written notice to Parent and the Company of any such Transfer (which shall include the Transferee Consent) and (C) the Shareholder shall remain responsible for any breach of this Agreement by such transferee, (ii) by testamentary disposition or the laws of intestate succession so long as the Securities being transferred in such testamentary disposition continue to be subject to this Agreement and the recipient thereof agrees to be bound by the terms of this Agreement or (iii) with respect to the Shareholder’s Parent Equity Awards that vest or are exercised on or prior to the earlier of the termination of this Agreement and receipt of the Required Parent Shareholder Vote, to Parent in order to satisfy any required withholding taxes applicable upon such vesting or exercise of such Parent Equity Awards.

c.

Any transfer in violation of this Agreement shall be void ab initio. Each Shareholder hereby agrees that it shall not deposit any Securities in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Securities.

5.	Additional Shareholder Covenants.
a.

Each Shareholder shall not, and shall cause its controlled Affiliates and use its reasonable best efforts to cause its other Representatives not to, take any action which, if it were taken by Parent or its Representatives, would violate Section 4.3(a) of the Merger Agreement.

b.

Each Shareholder agrees that, in the event that it acquires record or beneficial ownership of, or the power to vote or direct the voting of, any Subsequently Acquired Securities, Schedule A shall be deemed amended accordingly and such Subsequently Acquired Securities shall automatically become subject to the terms of this Agreement, and the Shareholder shall promptly notify Parent and the Company of any such event.

c.

Each Shareholder represents, covenants and agrees that, except for this Agreement, it (i) has not entered into, and shall not enter into during the term of this Agreement, any support or voting agreement or voting trust or similar agreement with respect to the Securities that would be in contravention of the Shareholder’s obligations under this Agreement and (ii) has not granted, and shall not grant during the term of this Agreement, a proxy, consent or power of attorney with respect to the Securities, except any proxy to carry out the Shareholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of Parent at the request of the Parent Board in connection with election of directors or other routine matters at any annual or special meeting of the shareholders of Parent.

d.

Each Shareholder represents, covenants and agrees that it has not entered into and will not enter into any agreement or commitment with any person the effect of which would violate any of the provisions and agreements set forth herein or have the effect of preventing, impairing or adversely affecting the performance by such Shareholder of the Shareholder’s obligations under this Agreement. With respect to any of the Parent Common Shares over which the Shareholder has shared voting power, each Shareholder shall exercise its individual voting power over such Securities in a manner consistent with the Shareholder’s voting obligations under this Agreement with respect to the Securities.

e.

Each Shareholder agrees, from time to time, at the reasonable request of the Company or Parent and without further consideration, to execute and deliver, or cause to be executed and delivered, such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

6.	Representations of Each Shareholder. Each Shareholder represents and warrants as follows:
a.

The Shareholder has all requisite power and authority to execute and deliver this Agreement and to perform the Shareholder’s obligations hereunder. The execution and delivery of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder. This Agreement has been duly executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to the Enforceability Limitations. If the Shareholder is a natural person who is married and resides in a community property state, then such Shareholder’s spouse either (i) has executed and delivered to the Parent and the Company a spousal consent in the form of Annex I hereto concurrent with the execution and delivery hereof or (ii) is a Shareholder that is otherwise subject to this Agreement.

b.

The execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby will not (with or without notice or lapse of time, or both), (i) if not an individual, contravene, conflict with or result in a violation of any material provision of the organizational documents of Shareholder, (ii) result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Shareholder under any agreement to which Shareholder is a party or (iii) contravene, conflict with or result in a violation of any Legal Requirement applicable to the Shareholder or any of its properties or assets, other than any such contraventions, conflicts or violations that would not reasonably be expected to, individually or in the aggregate, prevent, impede or materially delay the Shareholder’s ability to satisfy its obligations hereunder.

c.

No Consent from or filings with any Governmental Entity is required to be obtained or made by the Shareholder in connection with the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated by this Agreement.

d.

The Shareholder owns beneficially or of record the Existing Securities as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the Existing Securities of Parent beneficially owned or of record by the Shareholder or over which the Shareholder, directly or indirectly, has sole or shared voting or dispositive authority, and such ownership is free and clear of any proxy, voting restriction, adverse claim or other Encumbrance (other than any restrictions created by this Agreement or under applicable federal or state securities laws).

e.

As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act and the rules and regulations promulgated thereunder, each as amended from time to time.

7.	Representations of the Company. The Company represents and warrants as follows:
a.

The Company is a legal entity duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform the Company’s obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

b.

The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not (with or without notice or lapse of time, or both), (i) contravene, conflict with or result in a violation of any material provision of the Company Governing Documents, (ii) result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company under any agreement to which the Company is a party or (iii) contravene, conflict with or result in a violation of any Legal Requirement applicable to the Company or any of its properties or assets, other than any such contraventions, conflicts or violations that would not reasonably be expected to, individually or in the aggregate, prevent, impede or materially delay the Company’s ability to satisfy its obligations hereunder.

8.	Representations of Parent. Parent represents and warrants as follows:
a.

Parent is a legal entity duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform Parent’s obligations hereunder. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

b.

The execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby will not (with or without notice or lapse of time, or both), (i) contravene, conflict with or result in a violation of any material provision of the Parent Governing Documents, (ii) result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Parent under any agreement to which Parent is a party or (iii) contravene, conflict with or result in a violation of any Legal Requirement applicable to Parent or any of its properties or assets, other than any such contraventions, conflicts or violations that would not reasonably be expected to, individually or in the aggregate, prevent, impede or materially delay Parent’s ability to satisfy its obligations hereunder.

9.	Publicity. Each Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure in connection with the Arrangement, the Mergers or otherwise in connection with the Merger Agreement or the Rhino Merger Agreement, including in the Registration Statement, the Proxy Statement/Prospectus and any other filing with any Governmental Body, the Shareholder’s identity and ownership of the Securities and the nature of the Shareholder’s obligations under this Agreement and to file a copy of this Agreement on SEDAR+ (with personal information redacted), if required. Each Shareholder agrees to notify Parent and the Company as promptly as practicable of any inaccuracies or omissions in any information relating to such Shareholder that is so published or disclosed.
10.	Share Dividends, Etc. In the event of any change in the Parent Common Shares by reason of any reclassification, recapitalization, reorganization, share split (including a reverse share split) or subdivision or combination, exchange or readjustment of shares, or any dividend or share distribution, merger or other similar change in capitalization, the term “Securities” shall be deemed to refer to and include such shares as well as all such dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

11.	Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Securities or any legal or beneficial interest in or voting or other control over any of the Securities or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Securities shall remain vested in and belong to the Shareholders, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.
12.	Assignment; Third-Party Beneficiaries. This Agreement shall not be assigned by operation of law or otherwise and, except as otherwise provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
13.	Remedies. The parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any party of any covenant or obligation contained in this Agreement, any non-breaching party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such non-breaching party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of the parties hereby waives any requirement for the securing or posting of any bond in connection with any such remedy. The parties further agree not to assert that (a) a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason or (b) a remedy of monetary damages would provide an adequate remedy.
14.	Governing Law; Venue; Waiver of Jury Trial.
a.

This Agreement, and any action, suit or other legal proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles or any borrowing statute of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action, suit or other legal proceeding between any of the parties arising out of or relating to this Agreement, or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chosen Court; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Court; and (iii) agrees that it will not bring any such action in any court other than the Chosen Court.

b.

EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.	Notice. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the second Business Day after being sent; (c) if sent via a national courier service, two Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties hereto):

if to a Shareholder, to the applicable address set forth on the signature pages hereto.

if to Parent, to the following addresses:

The Real Brokerage, Inc.
701 Brickell Avenue, 17th Floor
Miami, FL 33131
Attention: [Intentionally Omitted]
Email: [Intentionally Omitted]

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	David K. Boston
Sean M. Ewen
Andrew C. Marmer
Email:	dboston@willkie.com
Sewen@willkie.com
AMarmer@willkie.com

and to:

Gowling WLG (Canada) LLP
Suite 1600, 1 First Canadian Place
100 King Street West
Toronto ON M5X 1G5
Canada
Attention:	Jason A. Saltzman
Email:	Jason.saltzman@gowlingwlg.com

if to the Company, to the following addresses:

RE/MAX Holdings, Inc.
5075 S. Syracuse Street
Denver, CO 80237
Attention:	[Intentionally Omitted]
Email:	[Intentionally Omitted]

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention:	Gavin Grover; Michael O’Bryan; Joseph Sulzbach
Email:	ggrover@mofo.com; mobryan@mofo.com; jsulzbach@mofo.com

16.	Severability. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Shareholders, Parent and the Company shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
17.	Amendments; Waivers. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by the Shareholders, Parent and the Company, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
18.	No Representative Capacity. Notwithstanding anything to the contrary herein, this Agreement applies to each Shareholder solely in the Shareholder’s capacity as a shareholder of Parent, and, to the extent a Shareholder serves as a member of the board of directors or as an officer of Parent or any of its subsidiaries, nothing in this Agreement shall limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as a director or officer, in each case in accordance with and to the extent permitted by the terms of the Merger Agreement and not as a shareholder of Parent.
19.	Further Assurances. The Shareholder shall, without further consideration, and at its own expense, from time to time, perform such further acts and execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may request for the purpose of effectuating the matters covered by this Agreement or that are necessary to vest in the Company the power to carry out and give effect to the provisions of this Agreement.
20.	Counterparts. This Agreement may be executed in multiple counterparts, including via facsimile or e-mail in “portable document format” form transmission, or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com all of which shall be considered one and the same agreement and shall become effective when the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
21.	No Agreement until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed and delivered by all parties hereto.

The parties have caused this Agreement to be duly executed as of the date first above written.

THE REAL BROKERAGE, INC.

By:	/s/ Tamir Poleg
	Name:	Tamir Poleg
	Title:	Chief Executive Officer

RE/MAX HOLDINGS, INC.

By:	/s/ Susan Winders
	Name:	Susan Winders
	Title:	Chief Legal Officer and Chief Compliance Officer

The parties have caused this Agreement to be duly executed as of the date first above written.

THE REAL BROKERAGE, INC.

By:	/s/ Ravi Jani
	Name:	Ravi Jani
	Title:	Chief Financial Officer

The parties have caused this Agreement to be duly executed as of the date first above written.

GUY GAMZU

/s/ Guy Gamzu
Guy Gamzu

Address: [Intentionally Omitted]

Attention: [Intentionally Omitted]
Email: [Intentionally Omitted]

The parties have caused this Agreement to be duly executed as of the date first above written.

JENNA ROZENBLAT

/s/ Jenna Rozenblat
Jenna Rozenblat

Address: [Intentionally Omitted]

Attention: [Intentionally Omitted]
Email: [Intentionally Omitted]

[Signature Page to Parent Voting and Support Agreement]

The parties have caused this Agreement to be duly executed as of the date first above written.

LARRY KLANE

/s/ Larry Klane
Larry Klane

Address: [Intentionally Omitted]

Attention: [Intentionally Omitted]
Email: [Intentionally Omitted]

[Signature Page to Parent Voting and Support Agreement]

The parties have caused this Agreement to be duly executed as of the date first above written.

PRITESH DAMANI

/s/ Pritesh Damani
Pritesh Damani

Address: [Intentionally Omitted]

Attention: [Intentionally Omitted]
Email: [Intentionally Omitted]

[Signature Page to Parent Voting and Support Agreement]

The parties have caused this Agreement to be duly executed as of the date first above written.

TAMIR POLEG

/s/ Tamir Poleg
Tamir Poleg

Address: [Intentionally Omitted]

Attention: [Intentionally Omitted]
Email: [Intentionally Omitted]

[Signature Page to Parent Voting and Support Agreement]

The parties have caused this Agreement to be duly executed as of the date first above written.

INSIGHT PARTNERS XI, L.P.

By: Insight Associates XI, L.P., its general partner

By: Insight Associates XI, Ltd., its general partner

THE REAL BROKERAGE, INC.

By:	/s/ John B. Weinstein
	Name:	John B. Weinstein
	Title:	General Counsel

INSIGHT PARTNERS (CAYMAN) XI, L.P.
By: Insight Associates XI, L.P., its general partner
By: Insight Associates XI, Ltd., its general partner

By:	/s/ John B. Weinstein
	Name:	John B. Weinstein
	Title:	General Counsel

INSIGHT PARTNERS XI (CO-INVESTORS), L.P.
By: Insight Associates XI, L.P., its general partner
By: Insight Associates XI, Ltd., its general partner

By:	/s/ John B. Weinstein
	Name:	John B. Weinstein
	Title:	General Counsel

[Signature Page to Parent Voting and Support Agreement]

INSIGHT PARTNERS XI (CO-INVESTORS) (B), L.P.

By: Insight Associates XI, L.P., its general partner

By: Insight Associates XI, Ltd., its general partner

By:	/s/ John B. Weinstein
	Name:	John B. Weinstein
	Title:	General Counsel

INSIGHT PARTNERS (DELAWARE) XI, L.P.
By: Insight Associates XI, L.P., its general partner
By: Insight Associates XI, Ltd., its general partner

By:	/s/ John B. Weinstein
	Name:	John B. Weinstein
	Title:	General Counsel

INSIGHT PARTNERS (EU) XI, S.C.Sp.

By: Insight Associates (EU) XI, S.a.r.l., its general partner

By:	/s/ John B. Weinstein
	Name:	John B. Weinstein
	Title:	General Counsel

Address: [Intentionally Omitted]

Attention: [Intentionally Omitted]

Email: [Intentionally Omitted]

[Signature Page to Parent Voting and Support Agreement]

Schedule A

Existing Securities Information

[Intentionally Omitted]

ANNEX I

Spousal Consent

[Intentionally Omitted]

ANNEX N

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of April 26, 2026, is entered into by and among RE/MAX Holdings, Inc., a Delaware corporation (the “Company”), The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia (“Parent”), and each of the undersigned stockholders (each, the “Stockholder” and together, the “Stockholders”) of the Company.

WHEREAS, this Agreement is being entered into in connection with the transactions contemplated by the Arrangement Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Parent and the other parties thereto (as the same may be amended, supplemented or modified, the “Merger Agreement”) and the Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, RIHI, Inc. (“Rhino”) and the other parties thereto (as the same may be amended, supplemented or modified, the “Rhino Merger Agreement”);

WHEREAS, as of the date of this Agreement, each Stockholder owns beneficially or of record, and has the power to vote or direct the voting of, the shares of Company Class A Common Stock and Company Class B Common Stock set forth on Schedule A hereto (all such shares, the “Existing Shares”); and

WHEREAS, each Stockholder acknowledges that the execution and delivery of this Agreement by the Stockholder is a material inducement and condition to the Company’s and Parent’s willingness to enter into the Merger Agreement and to the Company’s willingness to enter into the Rhino Merger Agreement, and that the Company and Parent are entering into the Merger Agreement, and the Company is entering into the Rhino Merger Agreement, in reliance upon each Stockholder’s execution, delivery and performance of this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.	Definitions. Capitalized terms used but not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.
2.	Effectiveness; Termination.
a.

This Agreement shall be effective upon signing and, subject to Section 2(c) hereof, shall remain in effect until, and shall terminate upon, the earliest to occur of (a) the First Merger Effective Time, (b) with respect to each Stockholder, the entry by the Company and Parent, without the prior written consent of such Stockholder, into any amendment or modification to the Merger Agreement that decreases the Merger Consideration, and (c) the termination of the Merger Agreement in accordance with its terms.

b.

Sections 13 through 18 hereof shall survive any termination of this Agreement. Termination of this Agreement shall not relieve any party of any liability or damages resulting from such party’s fraud or any knowing and intentional breach of any covenant or obligation contained herein. For purposes of this Agreement, “knowing and intentional breach” means a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows that it would, or would reasonably be expected to, be or cause a material breach of this Agreement.

c.

Notwithstanding the preceding Section 2(a) or anything else in this Agreement to the contrary, if (x) the Merger Agreement is terminated by the Company in accordance with Section 7.1(e)(i) thereof (Superior Proposal) and, in connection with such termination, the Company enters into an Acquisition Agreement with respect to an Acquisition Proposal that the Company Board has determined constitutes a Superior Proposal, (y) there is a publicly announced or disclosed alternative transaction prior to any termination of the Merger Agreement, the Merger Agreement is terminated in accordance with its terms and the Company thereafter enters into a definitive Acquisition Agreement with the party making such proposal or any of its affiliates, or (z) following any termination of the Merger Agreement, but in any event within one (1) year of the date hereof, the Company Board approves or recommends a definitive Acquisition Agreement with respect to any other transaction that constitutes a Change of Control under (and as defined in) the Tax Receivable

Agreement dated as of October 7, 2013 (as the same may be amended, supplemented or modified), between the Company and Rhino (any such Acquisition Agreement, as the same may be amended, supplemented or modified, the “Subsequent Merger Agreement”), then this Agreement shall continue in full force and effect, subject to the following:

i.

the terms of this Agreement shall apply with respect to the Subsequent Merger Agreement as if it were the Merger Agreement and otherwise to the Superior Proposal or other alternative transaction and the other transactions contemplated thereby as if they were the Mergers and the other transactions contemplated by the Merger Agreement,

ii.

the rights granted to Parent under this Agreement and the obligations of each Stockholder to Parent under this Agreement shall become rights of or obligations to the Company with respect to such Subsequent Merger Agreement and the transactions contemplated thereby and may be enforced by the Company, and each Stockholder shall otherwise cooperate in order to acquire all consents and approvals of the holders of Company Class A Common Stock and Class B Common Stock with respect to the Superior Proposal or other alternative transaction and the other transactions contemplated by the Subsequent Merger Agreement and to consummate such Superior Proposal or other alternative transaction and other transactions and to complete the intent and purposes of the Stockholders’ obligations under this Agreement with respect thereto,

iii.

each Stockholder shall perform with respect to the Subsequent Merger Agreement and the transactions contemplated thereby all of the other covenants of the Stockholder contemplated by this Agreement with respect to the Merger Agreement and the transactions contemplated thereby, until the earliest of (A) the consummation of the transactions contemplated by the Subsequent Merger Agreement and (B) the termination of the Subsequent Merger Agreement in accordance with its terms, and

iv.

from and after any termination of the Merger Agreement as described in this Section 2(c), Parent shall be deemed no longer to be a party to this Agreement and no provision of this Agreement may be enforced by Parent, and, other than as provided in Section 2(b), Parent shall have no rights or obligations under this Agreement.

3.	Voting and Support Agreement; Irrevocable Proxy and Power of Attorney.
a.

Each Stockholder irrevocably and unconditionally hereby agrees that, during the term of this Agreement, (x) it shall exercise, or cause to be exercised, all voting or other determinative rights that such Stockholder has in any trust or other legal entity (i) consistent with the terms of the Stockholder’s obligations under this Agreement and (ii) in such manner as to otherwise carry out the intent and purposes of the Stockholder’s obligations in this Agreement, and (y) it shall at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of stockholders of the Company, and in any other circumstance, however called, including in connection with any written consent of the stockholders of the Company:

i.

appear at such meeting or otherwise cause all of the Existing Shares and all other shares of Company Class A Common Stock and Class B Common Stock or voting securities over which such Stockholder has acquired, after the date hereof and prior to the termination of this Agreement, beneficial or record ownership or the power to vote or direct the voting thereof (including any such shares of Company Class A Common Stock and Class B Common Stock or other voting securities of the Company acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Company Class A Common Stock or Class B Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any Company equity awards) or otherwise) (the “Subsequently Acquired Shares” and, together with the Existing Shares, the “Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and

ii.

vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of (i) the adoption of the Merger Agreement and approval of the Mergers and the other transactions contemplated by the Merger Agreement and the adoption of any amendment to or amendment and restatement of the Merger Agreement, and (ii) the issuance of shares of Company Common Stock in connection with the Rhino Merger, (B) in favor of any proposal to adjourn or postpone any meeting of the stockholders of the Company to a later date if there is not quorum or there are not sufficient votes to approve the matters set forth in the preceding clause (A), (C) against any Acquisition Proposal with respect to the Company if the Merger Agreement has not been terminated, and

(D) against any action, proposal, transaction or agreement involving the Company or its Subsidiaries, or any amendment of the Company Governing Documents, in each case of this clause (D), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholders contained in this Agreement or (2) prevent, or materially delay, the consummation of the transactions contemplated by the Merger Agreement, including the Mergers.

Notwithstanding anything in clause (i) or (ii) above, if at any time prior to receipt of the Required Company Stockholder Vote, a Change in Company Recommendation occurs, the obligations under this Agreement of Rhino with respect to the Shares held by Rhino shall be modified such that such obligations shall apply only with respect to that number of Shares held by Rhino that add up to 39.9% of the aggregate voting power of the outstanding shares of Company Class A Common Stock and Class B Common Stock entitled to vote on the matters described in clause (ii) as of the applicable record date (rounded down to the nearest whole share) when the votes of such Shares owned by Rhino are added together with the votes of the other Stockholders subject to this Agreement; provided, however, that the remaining aggregate voting power of the outstanding shares of Company Class A Common Stock and Class B Common Stock held by Rhino shall be voted proportionately with the votes cast by the holders of Company Class A Common Stock and Class B Common Stock other than the Stockholders.

b.	Each Stockholder hereby irrevocably and unconditionally:
i.

agrees not to, directly or indirectly, commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the Rhino Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim alleging a breach of any fiduciary duty of the Company’s board of directors in connection with the Merger or of Rhino’s board of directors in connection with the Rhino Merger or any claim challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, and

ii.	waives and agrees not to exercise any appraisal rights under Section 262 of the DGCL with respect to any or all of such Stockholder’s Shares in connection with the Mergers or the Rhino Merger.

c.i.    Each Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as such Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of such Stockholder, to attend on behalf of such Stockholder any meeting of the stockholders of the Company with respect to any of the matters described in this Agreement, to include the Shares in any computation for purposes of establishing a quorum at any such meeting, to vote or cause to be voted the Existing Shares and any Subsequently Acquired Shares, and, in furtherance of the foregoing purposes and the intent of this Agreement, to execute and deliver, in the name and on behalf of such Stockholder, any and all proxies, consents, instruments, certificates, other documents and agreements, and to take any and all other actions, in each case as Parent or its designee may reasonably determine to be necessary or appropriate to give effect to the matters contemplated by this Agreement and to consummate the transactions contemplated by the Merger Agreement.

ii.

Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy and power of attorney set forth in this Agreement are given in connection with the execution of the Merger Agreement, and that such irrevocable proxy and power of attorney are given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked prior to the termination of this Agreement, and is binding on all heirs, successors and assigns of such Stockholder and any future holder or beneficial owner of the Shares (howsoever acquired, whether by transfer or otherwise). Each Stockholder hereby ratifies and confirms that such irrevocable proxy and power of attorney may lawfully do or cause to be done the actions authorized under this Agreement by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with Section 212(e) of the DGCL. The power of attorney granted hereunder is a durable power of attorney and shall survive the death, bankruptcy or incapacity of such Stockholder. The irrevocable proxy and power of attorney granted hereunder shall automatically terminate upon the termination of this Agreement. Upon delivery of written request by Parent, such Stockholder shall as promptly as practicable execute and deliver to Parent a separate written instrument or proxy that embodies the terms of this Section 3(c).

d.

Except as and to the extent provided in the last sentence of Section 3(a), the obligations of the Stockholders set forth in this Section 3 shall apply whether or not the adoption of the Merger Agreement or any action described above is recommended by the Company Board (or any committee thereof).

4.	Prohibition on Transfers and Conversion.
a.

Each Stockholder hereby agrees that it will not, prior to the termination of this Agreement (or, with respect to David L. Liniger, Gail A. Liniger, Gail A. Liniger Revocable Trust, DATED APRIL 23, 2023, and Adaos Trust, Dated August 18, 1992, prior to the earlier of the termination of this Agreement and receipt of the Required Company Stockholder Vote) without the prior written consent of Parent and the Company, (i) directly or indirectly offer for sale, sell, transfer, assign, give, convey, grant a proxy with respect to, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, voting, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”) or (ii) in the case of Rhino, convert or exchange any OpCo common units to or for shares of Company Common Stock.

b.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit a Transfer of Shares (i) for estate-planning purposes, or to an Affiliate, or with respect to a trust over which such Stockholder has sole or shared investment power, so long as (A) the transferee, prior to the time of such Transfer, agrees in a signed writing satisfactory to Parent and the Company to be bound by and comply with the provisions of this Agreement (the “Transferee Consent”), (B) the Stockholder provides at least five (5) Business Days’ prior written notice to Parent and the Company of any such Transfer (which shall include the Transferee Consent) and (C) the Stockholder shall remain responsible for any breach of this Agreement by such transferee, (ii) by testamentary disposition or the laws of intestate succession so long as the Shares being transferred in such testamentary disposition continue to be subject to this Agreement and the recipient thereof agrees to be bound by the terms of this Agreement, or (iii) pursuant to the consummation of the Rhino Merger, so long as the Rhino Merger is consummated in accordance with the terms of Rhino Merger Agreement and the Merger Agreement (any Transfer permitted in accordance with this Section 4(b), a “Permitted Transfer”).

c.

Any transfer in violation of this Agreement shall be void ab initio. Each Stockholder hereby agrees that it shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.

5.	Additional Stockholder Covenants.
a.

Each Stockholder shall not, and shall cause its controlled Affiliates and use its reasonable best efforts to cause its other Representatives not to, take any action which, if it were taken by the Company or its Representatives, would violate Section 4.3(a) of the Merger Agreement.

b.

Each Stockholder agrees that, in the event that it acquires record or beneficial ownership of, or the power to vote or direct the voting of, any Subsequently Acquired Shares, Schedule A shall be deemed amended accordingly and such Subsequently Acquired Shares shall automatically become subject to the terms of this Agreement, and the Stockholder shall promptly notify Parent and the Company of any such event.

c.

Each Stockholder represents, covenants and agrees that, except for this Agreement, it (i) has not entered into, and shall not enter into during the term of this Agreement, any support or voting agreement or voting trust or similar agreement with respect to the Shares that would be in contravention of the Stockholder’s obligations under this Agreement and (ii) has not granted, and shall not grant during the term of this Agreement, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the Stockholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of the Company at the request of the Company Board in connection with election of directors or other routine matters at any annual or special meeting of the stockholders of the Company.

d.

Each Stockholder represents, covenants and agrees that it has not entered into and will not enter into any agreement or commitment with any person the effect of which would violate any of the provisions and agreements set forth herein or have the effect of preventing, impairing or adversely affecting the performance by such Stockholder of the Stockholder’s obligations under this Agreement. With respect to any shares of Company Class A Common Stock and Class B Common Stock over which the Stockholder has shared voting power, each Stockholder shall exercise its individual voting power over such shares in a manner consistent with the Stockholder’s voting obligations under this Agreement with respect to the Shares.

e.

Each Stockholder agrees, from time to time, at the reasonable request of the Company or Parent and without further consideration, to execute and deliver, or cause to be executed and delivered, such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

6.	Representations of Each Stockholder. Each Stockholder represents and warrants as follows:
a.

The Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder. The execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Limitations. If the Stockholder is a natural person who is married and resides in a community property state, then such Stockholder’s spouse either (i) has executed and delivered to Parent and the Company a spousal consent in the form of Annex I hereto concurrent with the execution and delivery hereof or (ii) is a Stockholder that is otherwise subject to this Agreement.

b.

The execution and delivery of this Agreement by the Stockholder does not, and the consummation of the transactions contemplated hereby will not (with or without notice or lapse of time, or both), (i) if not an individual, contravene, conflict with or result in a violation of any material provision of the organizational documents of Stockholder, (ii) result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Stockholder under any agreement to which Stockholder is a party or (iii) contravene, conflict with or result in a violation of any Legal Requirement applicable to the Stockholder or any of its properties or assets, other than any such contraventions, conflicts or violations that would not reasonably be expected to, individually or in the aggregate, prevent, impede or materially delay the Stockholder’s ability to satisfy its obligations hereunder.

c.

No Consent from or filings with any Governmental Entity is required to be obtained or made by the Stockholder in connection with the execution, delivery and performance of this Agreement by the Stockholder or the consummation by the Stockholder of the transactions contemplated by this Agreement.

d.

The Stockholder owns beneficially or of record the Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the shares of Company Class A Common Stock and Class B Common Stock (or securities convertible or exchangeable for shares of Company Class A Common Stock or Class B Common Stock) owned beneficially or of record by the Stockholder or over which the Stockholder, directly or indirectly, has sole or shared voting or dispositive authority, and such ownership is free and clear of any proxy, voting restriction, adverse claim or other Encumbrance (other than any restrictions created by this Agreement or under applicable federal or state securities laws).

e.

As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act and the rules and regulations promulgated thereunder, each as amended from time to time.

7.	Representations of the Company. The Company represents and warrants as follows:
a.

The Company is a legal entity duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform the Company’s obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

b.

The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not (with or without notice or lapse of time, or both), (i) contravene, conflict with or result in a violation of any material provision of the Company Governing Documents, (ii) result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company under any agreement to which the Company is a party or (iii) contravene, conflict with or result in a violation of any Legal Requirement applicable to the Company or any of its properties or assets, other than any such contraventions, conflicts or violations that would not reasonably be expected to, individually or in the aggregate, prevent, impede or materially delay the Company’s ability to satisfy its obligations hereunder.

8.	Representations of Parent. Parent represents and warrants as follows:
a.

Parent is a legal entity duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform Parent’s obligations hereunder. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

b.

The execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby will not (with or without notice or lapse of time, or both), (i) contravene, conflict with or result in a violation of any material provision of the Parent Governing Documents, (ii) result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Parent under any agreement to which Parent is a party or (iii) contravene, conflict with or result in a violation of any Legal Requirement applicable to Parent or any of its properties or assets, other than any such contraventions, conflicts or violations that would not reasonably be expected to, individually or in the aggregate, prevent, impede or materially delay Parent’s ability to satisfy its obligations hereunder.

9.

Publicity.   Each Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure in connection with the Mergers or otherwise in connection with the Merger Agreement or the Rhino Merger Agreement, including in the Registration Statement, the Proxy Statement/Prospectus and any other filing with any Governmental Body, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s obligations under this Agreement. Each Stockholder agrees to notify Parent and the Company as promptly as practicable of any inaccuracies or omissions in any information relating to such Stockholder that is so published or disclosed.

10.

Stock Dividends, Etc.   In the event of any change in the Company Class A Common Stock and Class B Common Stock by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the term “Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

11.

Entire Agreement.   This Agreement and, to the extent referenced herein, the Merger Agreement and the Rhino Merger Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Shares shall remain vested in and belong to the Stockholders, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

12.

Assignment; Third-Party Beneficiaries.   This Agreement shall not be assigned by operation of law or otherwise and, except as otherwise provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

13.

Remedies.   The parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any party of any covenant or obligation contained in this Agreement, any non-breaching party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such non-breaching party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of the parties hereby waives any requirement for the securing or posting of any bond in connection with any such remedy. The parties further agree not to assert that (a) a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason or (b) a remedy of monetary damages would provide an adequate remedy.

14.	Governing Law; Venue; Waiver of Jury Trial.
a.

This Agreement, and any action, suit or other legal proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles or any borrowing statute of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action, suit or other legal proceeding between any of the parties arising out of or relating to this Agreement, or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chosen Court; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Court; and (iii) agrees that it will not bring any such action in any court other than the Chosen Court.

b.

EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.

Notice.   Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the second Business Day after being sent; (c) if sent via a national courier service, two Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties hereto):

if to a Stockholder, to the applicable address set forth on the signature pages hereto, with a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP
1700 Lincoln Street, Suite 4100
Denver, CO 80203
Attention:	Charles D. Maguire
Todd Kaye
Tyler Mark
Email:	charles.maguire@bclplaw.com
todd.kaye@bclplaw.com
tyler.mark@bclplaw.com

if to Parent, to the following addresses:

The Real Brokerage Inc.
701 Brickell Avenue, 17th Floor
Miami, Florida 33131
Attention:	[Intentionally Omitted]
Email:	[Intentionally Omitted]

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	David K. Boston
Sean M. Ewen
Andrew C. Marmer
Email:	dboston@willkie.com
Sewen@willkie.com
AMarmer@willkie.com

if to the Company, to the following addresses:

RE/MAX Holdings, Inc.
5075 S. Syracuse Street
Denver, Colorado 80237
Attention:	[Intentionally Omitted]
Email:	[Intentionally Omitted]

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention:	Gavin Grover; Michael O’Bryan; Joseph Sulzbach
Email:	ggrover@mofo.com; mobryan@mofo.com; jsulzbach@mofo.com

16.

Severability.   Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Stockholders, Parent and the Company shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

17.

Amendments; Waivers.   Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by the Stockholders, Parent and the Company, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

18.

No Representative Capacity.   Notwithstanding anything to the contrary herein, this Agreement applies to each Stockholder solely in the Stockholder’s capacity as a stockholder of the Company, and, to the extent a Stockholder serves as a member of the board of directors or as an officer of the Company or any of its subsidiaries, nothing in this Agreement shall limit or affect any actions or omissions taken by the Stockholder in the Stockholder’s capacity as a director or officer, in each case in accordance with and to the extent permitted by the terms of the Merger Agreement, and not as a stockholder.

19.

Further Assurances.   The Stockholder shall, without further consideration, and at its own expense, from time to time, perform such further acts and execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may request for the purpose of effectuating the matters covered by this Agreement or that are necessary to vest in Parent the power to carry out and give effect to the provisions of this Agreement.

20.

Counterparts.   This Agreement may be executed in multiple counterparts, including via facsimile, e-mail in “portable document format” form transmission, or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, all of which shall be considered one and the same agreement and shall become effective when the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

21.

No Agreement until Executed.   This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed and delivered by all parties hereto.

The parties have caused this Agreement to be duly executed as of the date first above written.

THE REAL BROKERAGE INC.

By:	/s/ Tamir Poleg
	Name:	Tamir Poleg
	Title:	Chief Executive Officer

[Signature Page to Company Voting and Support Agreement]

The parties have caused this Agreement to be duly executed as of the date first above written.

RE/MAX HOLDINGS, INC.

By:	/s/ Susan Winders
Name: Susan Winders
Title: Chief Legal Officer and Chief Compliance Officer

[Signature Page to Company Voting and Support Agreement]

The parties have caused this Agreement to be duly executed as of the date first above written.

RIHI, INC.

By:	/s/ Bruce Benham
Name: Bruce Benham
Title: Vice President and Secretary

Address: [Intentionally Omitted]

Attention: [Intentionally Omitted]
Email: [Intentionally Omitted]

DAVID L. LINIGER

/s/ David L. Liniger
David L. Liniger

Address: [Intentionally Omitted]

Attention: [Intentionally Omitted]
Email: [Intentionally Omitted]

GAIL A. LINIGER

/s/ Gail A. Liniger
Gail A. Liniger

Address: [Intentionally Omitted]

Attention: [Intentionally Omitted]
Email: [Intentionally Omitted]

[Signature Page to Company Voting and Support Agreement]

ADAOS TRUST, DATED AUGUST 18, 1992

By:	/s/ David L. Liniger
Name: David L. Liniger
Title: Trustee

Address: [Intentionally Omitted]

Attention: [Intentionally Omitted]
Email: [Intentionally Omitted]

GAIL A. LINIGER REVOCABLE TRUST, DATED APRIL 23, 2023

By:	/s/ David L. Liniger
Name: David L. Liniger
Title: Trustee

Address: [Intentionally Omitted]

Attention: [Intentionally Omitted]
Email: [Intentionally Omitted]

[Signature Page to Company Voting and Support Agreement]

Schedule A

Existing Share Information

[Intentionally Omitted]

ANNEX I

Spousal Consent

[Intentionally Omitted]

ANNEX O

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of April 26, 2026, is entered into by and among RE/MAX Holdings, Inc., a Delaware corporation (“Wildlife”), and each of the undersigned stockholders (each, the “Stockholder” and together, the “Stockholders”) of RIHI, Inc., a Delaware corporation (the “Company”).

WHEREAS, this Agreement is being entered into in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Wildlife and the other parties thereto (as the same may be amended, supplemented or modified, the “Merger Agreement”), and the Arrangement Agreement and Plan of Merger, dated as of the date hereof, by and among Wildlife, The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia (“Wildlife Merger Parent”), and the other parties thereto (as the same may be amended, supplemented or modified, the “Wildlife Merger Agreement”);

WHEREAS, as of the date of this Agreement, each Stockholder owns beneficially or of record, and has the power to vote or direct the voting of, the shares of the Company’s Series A Common Stock (the “Series A Common Stock”) and owns beneficially or of record, the shares of the Company’s Series B Common Stock, each as set forth on Schedule A hereto (all such shares, the “Existing Shares”), and understands and agrees that this Agreement shall apply as well to all other shares of Company common stock or other voting securities of the Company over which such Stockholder has acquired, after the date hereof and prior to the termination of this Agreement, beneficial or record ownership or the power to vote or direct the voting thereof (including any such shares or other voting securities of the Company acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any Company equity awards) or otherwise) (together with the Existing Shares, the “Shares”);

WHEREAS, each Stockholder acknowledges that the execution and delivery of this Agreement by the Stockholder is a material inducement and condition to (i) Wildlife’s willingness to enter into the Merger Agreement and (ii) Wildlife’s and Wildlife Merger Parent’s willingness to enter into the Wildlife Merger Agreement, and that Wildlife is entering into the Merger Agreement and Wildlife and Wildlife Merger Parent are entering into the Wildlife Merger Agreement in reliance upon each Stockholder’s execution, delivery and performance of this Agreement;

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.	Definitions. Capitalized terms used but not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.
2.	Effectiveness; Termination.
a.	This Agreement shall be effective upon signing and, subject to Section 2(b) hereof, shall remain in effect until, and shall terminate upon, the earliest to occur of (a) the First Effective Time and (b) the termination of the Merger Agreement in accordance with its terms, and; provided, that (i) Sections 13 through 19 hereof shall survive any termination of this Agreement, and (ii) termination of this Agreement shall not relieve any party of any liability or damages resulting from such party’s fraud or any knowing and intentional breach of any covenant or obligation contained herein (as such terms are defined in the Merger Agreement).
b.	Notwithstanding the preceding Section 2(a) or anything else in this Agreement to the contrary, if (x) the Wildlife Merger Agreement is terminated by Wildlife in accordance with Section 7.1(e)(i) thereof (Superior Proposal) and, in connection with such termination, Wildlife enters into an Acquisition Agreement (as defined in the Wildlife Merger Agreement) with respect to an Acquisition Proposal (as defined in the Wildlife Merger Agreement) that the Wildlife Board has determined constitutes a Superior Proposal (as defined in the Wildlife Merger Agreement), (y) there is a publicly announced or disclosed an alternative transaction prior to any termination of the Wildlife Merger Agreement, the Wildlife Merger Agreement is terminated in accordance with its terms, and Wildlife thereafter enters into a definitive Acquisition Agreement with the party making such proposal or any of its affiliates, or (z) following any termination of the Wildlife Merger Agreement, but in any event within one (1) year of the date hereof, the Wildlife Board approves or recommends a definitive Acquisition Agreement with respect to any other transaction that constitutes a Change of Control under (and as defined in) the Tax Receivable Agreement dated as of October 7, 2013, between the Company and Wildlife (as the same may be amended, supplemented or otherwise modified, the “Tax Receivable Agreement”) (any such Acquisition Agreement, as the same may be amended, supplemented or modified, the “Subsequent Merger Agreement”), then this Agreement shall continue in full force and effect subject to the following:
i.	the terms of this Agreement shall apply with respect to (x) the Merger Agreement (as it may be amended or modified in connection with the Subsequent Merger Agreement), (y) the Subsequent Merger Agreement, as if it were the Wildlife Merger Agreement, and the counterparty to Wildlife thereto, as if it were Wildlife Merger Parent, and (z) the Superior Proposal or other alternative transaction and the other transactions contemplated by the Subsequent Merger Agreement, as if they were the Mergers under (and as defined in the Wildlife Merger Agreement) and the other transactions contemplated by the Wildlife Merger Agreement, and
ii.	each Stockholder shall (x) cooperate in order to acquire all consents and approvals of the holders of Common Stock, if necessary, including by executing and delivering, or causing to be executed and delivered, to the Company upon request a written consent, substantially in the form and substance as the Written Consent (as defined in the Merger Agreement), with such changes as Wildlife may deem necessary or advisable to reflect Merger Agreement (as it may be amended or modified in connection with the Subsequent Merger Agreement) and the Subsequent Merger Agreement and the transactions contemplated thereby, evidencing such Stockholder’s approval and adoption of the Merger Agreement (as it may be amended or modified in connection with the Subsequent Merger Agreement) and the Subsequent Merger Agreement and the transactions contemplated thereby and reaffirming such Stockholder’s waiver of any appraisal or dissenters’ rights with respect thereto and to complete the intent and purposes of the Stockholders’ obligations under this Agreement with respect thereto, and (y) perform with respect to the Subsequent Merger Agreement and the transactions contemplated thereby all of the other covenants of the Stockholder contemplated by this Agreement with respect to the Merger Agreement and the Wildlife Merger Agreement and the transactions contemplated thereby, until the earliest of (A) the consummation of the transactions contemplated by the Subsequent Merger Agreement and (B) the termination of the Subsequent Merger Agreement in accordance with its terms.
3.	Voting and Support Agreement. Each Stockholder hereby irrevocably and unconditionally:
a.

Agrees that, during the term of this Agreement, it shall exercise, or cause to be exercised, all voting or other determinative rights that such Stockholder has in any trust or other legal entity (i) consistent with the terms of the Stockholder’s obligations under this Agreement and (ii) in such manner as to otherwise carry out the intent and purposes of the Stockholder’s obligations in this Agreement.

b.

Agrees not to, directly or indirectly, commence or participate in, and to take all actions necessary to opt out of, any class in any class action with respect to any claim, derivative or otherwise, against Wildlife, the Company or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement, the Wildlife Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim alleging a breach of any fiduciary duty of the Company’s board of directors in connection with the Mergers and any claim challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement.

c.	Grants to, and appoints, Wildlife, and any individual designated in writing by Wildlife, and each of them individually, as such Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of such Stockholder, to execute or cause the execution of the Written Consent and any similar consent relating to the matters described in this Agreement, to attend on behalf of such Stockholder any meeting of the stockholders of the Company with respect to any of the matters described in this Agreement, to include the Common Stock (to the extent entitled to be included) in any computation for purposes of establishing a quorum at any such meeting, to vote or cause to be voted the Common Stock (to the extent entitled to vote), and, in furtherance of the foregoing purposes and the intent of this Agreement, to execute and deliver in the name and on behalf of such Stockholder, any and all proxies, consents, instruments, certificates, other documents and agreements, and to take any and all other actions, in each case as Wildlife or its designee may reasonably determine to be necessary or appropriate to give effect to the matters contemplated by this Agreement and to consummate the transactions contemplated by the Merger Agreement or the Wildlife Merger Agreement.
d.	Understands and acknowledges that Wildlife is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy and power of attorney set forth in this Agreement are given in connection with the execution of the Merger Agreement, and that such irrevocable proxy and power of attorney are given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked prior to the termination of this Agreement, and is binding on all heirs, successors and assigns of such Stockholder and any future holder or beneficial owner of the Shares (howsoever acquired, whether by transfer or otherwise). Each Stockholder hereby ratifies and confirms that such irrevocable proxy and power of attorney may lawfully do or cause to be done the actions authorized under this Agreement by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with Section 212(e) of the DGCL and any similar law. The power of attorney granted hereunder is a durable power of attorney and shall survive the death, bankruptcy or incapacity of such Stockholder. The irrevocable proxy and power of attorney granted hereunder shall automatically terminate upon the termination of this Agreement. Upon delivery of written request by Wildlife, such Stockholder shall as promptly as practicable execute and deliver to Wildlife a separate written instrument or proxy that embodies the terms of this Section 3(d).
e.	Agrees that the obligations of the Stockholders set forth in this Section 3 shall apply whether or not the adoption of the Merger Agreement or any action described above is recommended by the Company Board (or any committee thereof).
4.	Matters Concerning the Delta Stockholders.
a.

Notwithstanding anything to the contrary in this Agreement, each of David Liniger and Gail Liniger (each, a “Delta Stockholder” and collectively, “Delta Stockholders”) agrees that, following the expiration of the election deadline applicable to the election of the form of merger consideration pursuant to the Wildlife Merger Agreement, the election made by such Delta Stockholder shall be adjusted automatically, if and to the extent necessary to ensure that the transactions contemplated by the Wildlife Merger Agreement qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including if applicable by increasing the portion of stock consideration to be received by such Delta Stockholder.

b.

Subject to the terms and conditions set forth in this Agreement, each Delta Stockholder shall use their reasonable best efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law to (i) obtain all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods, including under antitrust, competition or foreign investment Law, from Governmental Entities and make all necessary registrations and filings and take all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid Actions by, any Governmental Entities, (ii) obtain all necessary consents, approvals or waivers from third parties, (iii) defend any Action, lawsuits or other actions, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions and (iv) execute and deliver any additional instruments necessary to consummate the Transactions. In furtherance and not in limitation of the foregoing, each Delta Stockholder shall (i) as promptly as reasonably practicable (and in any event within fifteen (15) Business Days after the date of this Agreement), file with the Federal Trade Commission and the Antitrust Division of the Department of Justice a Notification and Report Form relating to the transactions contemplated by the Merger Agreement and the Wildlife Merger Agreement as required by the HSR Act, which shall request early termination of the HSR Act waiting period to the extent available, (ii) as soon as reasonably practicable, and in any event within fifteen (15) Business Days following the date of this Agreement, file comparable notification filings, forms and submissions, or draft notification filings, forms and submissions (if applicable), with any Governmental Entity that are required by other applicable antitrust, competition or foreign investment Legal Requirements in connection with the transactions contemplated by the Merger Agreement and the Wildlife Merger Agreement, (iii) promptly furnish Wildlife and Wildlife Merger Parent, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other party and its Affiliates and Subsidiaries may reasonably require in connection with their preparation of necessary or advisable filings, notifications, responses, and submissions of information to any Governmental Entity, (iv) promptly supply any additional information and documentary material that may be required or requested pursuant to any applicable Law or Action by any Governmental Entity, including a Request for Additional Information and Documentary Material, and (v) take or cause to be taken all other actions necessary, proper or advisable to obtain all applicable clearances, consents, authorizations, approvals or waivers, cause the expiration or termination of all applicable waiting periods and avoid or resolve any Action or threatened Action with respect to the Mergers and the other transactions contemplated by the Merger Agreement or the Wildlife Merger Agreement under any applicable Law as promptly as practicable and in any event so as to allow the Closing (as defined in the Wildlife Merger Agreement) to occur prior to the End Date (as defined in the Wildlife Merger Agreement). Without limiting the foregoing, neither Delta Stockholder shall, nor shall it cause any of its Affiliates to, without the prior written consent of Wildlife, extend (or take any action with the effect of extending) any waiting period or comparable period under the HSR Act. Each Delta Stockholder hereby acknowledges and agrees that the consummation of the transactions contemplated by the Merger Agreement and the Wildlife Merger Agreement is conditioned upon, and predicated on, such Delta Stockholder making any filings required pursuant to the HSR Act in connection with the transactions contemplated by the Wildlife Merger Agreement and the Merger Agreement, and obtaining expiration or termination of any applicable waiting periods thereunder.

5.	Prohibition on Transfers and Conversion.
a.

Each Stockholder hereby agrees that it will not, prior to the termination of this Agreement, without the prior written consent of Wildlife, (i) directly or indirectly offer for sale, sell, transfer, assign, give, convey, grant a proxy with respect to, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, voting, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”), or (ii) request the conversion or exchange of any OpCo common units to or for shares of Wildlife Common Stock.

b.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit a Transfer of Shares (i) for estate-planning purposes, or to an Affiliate, or with respect to a trust over which such Stockholder has sole or shared investment power, so long as (A) the transferee, prior to the time of such Transfer, agrees in a signed writing satisfactory to Wildlife to be bound by and comply with the provisions of this Agreement (the “Transferee Consent”), (B) the Stockholder provides at least five (5) Business Days’ prior written notice to Wildlife of any such Transfer (which shall include the Transferee Consent) and (C) the Stockholder shall remain responsible for any breach of this Agreement by such transferee, or (ii) by testamentary disposition or the laws of intestate succession so long as the Shares being transferred in such testamentary disposition continue to be subject to this Agreement and the recipient thereof agrees to be bound by the terms of this Agreement (any Transfer permitted in accordance with this Section 5(b), a “Permitted Transfer”).

c.

Any transfer in violation of this Agreement shall be void ab initio. Each Stockholder hereby agrees that it shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.

6.	Additional Stockholder Covenants.
a.

Each Stockholder shall not, and shall cause its controlled Affiliates and use its reasonable best efforts to cause its other Representatives not to, take any action which, if it were taken by the Company or its Representatives, would violate Section 4.3(a) and Section 5.11 of the Merger Agreement.

b.

Each Stockholder agrees that, in the event that it acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares, Schedule A shall be deemed amended accordingly and such Shares shall automatically become subject to the terms of this Agreement, and the Stockholder shall promptly notify Wildlife of any such event.

c.

Each Stockholder represents, covenants and agrees that, except for this Agreement, it (i) has not entered into, and shall not enter into during the term of this Agreement, any support or voting agreement or voting trust or similar agreement with respect to the Shares that would be inconsistent with the Stockholder’s obligations under this Agreement and (ii) has not granted, and shall not grant during the term of this Agreement, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the Stockholder’s obligations under this Agreement.

d.

Each Stockholder represents, covenants and agrees that it has not entered into and will not enter into any agreement or commitment with any person the effect of which would violate any of the provisions and agreements set forth herein or have the effect of preventing, impairing or adversely affecting the performance by such Stockholder of the Stockholder’s obligations under this Agreement. With respect to any shares of Series A Common Stock over which the Stockholder has shared voting power, each Stockholder shall exercise its individual voting power over such shares in a manner consistent with the Stockholder’s voting obligations under this Agreement with respect to the Shares.

e.

Each Stockholder agrees, from time to time, at the reasonable request of Wildlife and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

7.	Representations of the Stockholders. Each Stockholder represents and warrants as follows:
a.

The Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder. The execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Limitations. If the Stockholder is a natural person who is married and resides in a community property state, then such Stockholder’s spouse either (i) has executed and delivered to Wildlife a spousal consent in the form of Annex II hereto concurrent with the execution and delivery hereof or (ii) is a Stockholder that is otherwise subject to this Agreement.

b.

The execution and delivery of this Agreement by the Stockholder does not, and the consummation of the transactions contemplated hereby will not (with or without notice or lapse of time, or both), (i) if not an individual, contravene, conflict with or result in a violation of any material provision of the organizational documents of Stockholder, (ii) result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance (as defined in the Wildlife Merger Agreement) (other than Permitted Encumbrances (as defined in the Wildlife Merger Agreement)) upon any of the properties or assets of Stockholder under any agreement to which Stockholder is a party or (iii) contravene, conflict with or result in a violation of any Law applicable to the Stockholder or any of its properties or assets, other than any such contraventions, conflicts or violations that would not reasonably be expected to, individually or in the aggregate, prevent, impede or materially delay the Stockholder’s ability to satisfy its obligations hereunder.

c.

Other than, in the case only of the Delta Stockholders, the actions contemplated by Section 4(c), no consent from or filing with any Governmental Entity is required to be obtained or made by the Stockholder in connection with the execution, delivery and performance of this Agreement by the Stockholder or the consummation by the Stockholder of the transactions contemplated by this Agreement, the Merger Agreement and the Wildlife Merger Agreement.

d.

The Stockholder owns beneficially or of record the Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the shares of Series A Common Stock and Series B Common Stock owned beneficially or of record by the Stockholder or over which the Stockholder, directly or indirectly, has sole or shared voting and dispositive authority, and such ownership is free and clear of any proxy, voting restriction, adverse claim or other Encumbrance (as defined in the Wildlife Merger Agreement), other than any restrictions created by this Agreement or under applicable federal or state securities laws.

e.

As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act and the rules and regulations promulgated thereunder, each as amended from time to time.

8.	Representations of Wildlife. Wildlife represents and warrants as follows:
a.

Wildlife is a legal entity duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation. Wildlife has all requisite corporate power and authority to execute and deliver this Agreement and to perform Wildlife’s obligations hereunder. The execution and delivery of this Agreement by Wildlife and the consummation by Wildlife of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Wildlife. This Agreement has been duly executed and delivered by Wildlife and constitutes a valid and binding obligation of Wildlife enforceable against Wildlife in accordance with its terms, subject to the Enforceability Limitations.

b.

The execution and delivery of this Agreement by Wildlife does not, and the consummation of the transactions contemplated hereby will not (with or without notice or lapse of time, or both), (i) contravene, conflict with or result in a violation of any material provision of the organizational documents of Wildlife, (ii) result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance (as defined in the Wildlife Merger Agreement) (other than Permitted Encumbrances (as defined in the Wildlife Merger Agreement)) upon any of the properties or assets of Wildlife under any agreement to which Wildlife is a party or (iii) contravene, conflict with or result in a violation of any Law applicable to Wildlife or any of its properties or assets, other than any such contraventions, conflicts or violations that would not reasonably be expected to, individually or in the aggregate, prevent, impede or materially delay Wildlife’s ability to satisfy its obligations hereunder.

9.

Publicity.      Each Stockholder hereby authorizes Wildlife and Wildlife Merger Parent to publish and disclose in any announcement or disclosure in connection with the Mergers or otherwise in connection with the Merger Agreement or the Wildlife Merger Agreement, including in the Registration Statement, the Proxy Statement/Prospectus and any other filing with any Governmental Entity made in connection with the Mergers, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s obligations under this Agreement. Each Stockholder agrees to notify Wildlife as promptly as practicable of any inaccuracies or omissions in any information relating to such Stockholder that is so published or disclosed.

10.

Stock Dividends, Etc.     In the event of any change in the Shares by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the term “Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

11.

Entire Agreement.     This Agreement and, to the extent referenced herein, the Merger Agreement and the Wildlife Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Shares shall remain vested in and belong to the Stockholders, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

12.

Assignment; Third-Party Beneficiaries.     This Agreement shall not be assigned by operation of law or otherwise and, except as otherwise provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

13.

Remedies.     The parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any party of any covenant or obligation contained in this

Agreement, any non-breaching party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such non-breaching party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of the parties hereby waives any requirement for the securing or posting of any bond in connection with any such remedy. The parties further agree not to assert that (a) a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason or (b) a remedy of monetary damages would provide an adequate remedy.

14.	Governing Law; Venue; Waiver of Jury Trial.
a.

This Agreement, and any action, suit or other legal proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles or any borrowing statute of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action, suit or other legal proceeding between any of the parties arising out of or relating to this Agreement, or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chosen Court; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Court; and (iii) agrees that it will not bring any such action in any court other than the Chosen Court.

b.

EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(b).

15.

Notice.     Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the second Business Day after being sent; (c) if sent via a national courier service, two Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties hereto):

if to a Stockholder, to the applicable address set forth on the signature pages hereto with a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP
1700 Lincoln Street, Suite 4100
Denver, CO 80203
Attention: Charles D. Maguire; Todd Kaye; Tyler Mark
Email: charles.maguire@bclplaw.com; todd.kaye@bclplaw.com;
tyler.mark@bclplaw.com

if to Wildlife, to the following addresses:

RE/MAX Holdings, Inc.
5075 S. Syracuse Street
Denver, Colorado 80237
Attention: [Intentionally Omitted]
Email: [Intentionally Omitted]

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention: Gavin Grover; Michael O’Bryan; Joseph Sulzbach
Email: ggrover@mofo.com; mobryan@mofo.com; jsulzbach@mofo.com

16.

Severability.     Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Stockholders and Wildlife shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted only so broad as is enforceable.

17.

Amendments; Waivers.     Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by the Stockholders and Wildlife, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

18.

No Representative Capacity.     Notwithstanding anything to the contrary herein, this Agreement applies to each Stockholder solely in the Stockholder’s capacity as a stockholder of the Company, and, to the extent a Stockholder serves as a member of the board of directors or as an officer of the Company, nothing in this Agreement shall limit or affect any actions or omissions taken by the Stockholder in the Stockholder’s capacity as a director or officer and not as a Stockholder.

19.

Counterparts.     This Agreement may be executed in multiple counterparts, including via facsimile, e-mail in “portable document format” form transmission, or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, all of which shall be considered one and the same agreement and shall become effective when the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

20.

No Agreement until Executed.     This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed and delivered by all parties hereto.

The parties have caused this Agreement to be duly executed as of the date first above written.

RE/MAX HOLDINGS, INC.

By:	/s/ Susan Winders
Name: Susan Winders
Title: Chief Legal Officer and Chief Compliance Officer

[Signature Page to RIHI Voting and Support Agreement]

The parties have caused this Agreement to be duly executed as of the date first above written.

ADAOS TRUST, DATED AUGUST 18, 1992

By:	/s/ David L. Liniger
	Name:	David L. Liniger
	Title:	Trustee

Address: [Intentionally Omitted]

Attention: [Intentionally Omitted]
Email: [Intentionally Omitted]

[Signature Page to RIHI Voting and Support Agreement]

The parties have caused this Agreement to be duly executed as of the date first above written.

GAIL A. LINIGER REVOCABLE TRUST, DATED APRIL 23, 2023

By:	/s/ David L. Liniger
	Name:	David L. Liniger
	Title:	Trustee

Address: [Intentionally Omitted]

Attention: [Intentionally Omitted]
Email: [Intentionally Omitted]

[Signature Page to RIHI Voting and Support Agreement]

The parties have caused this Agreement to be duly executed as of the date first above written.

DAVID L. LINIGER

/s/ David L. Liniger
David L. Liniger
Address: [Intentionally Omitted]

Attention: [Intentionally Omitted]
Email: [Intentionally Omitted]

[Signature Page to RIHI Voting and Support Agreement]

The parties have caused this Agreement to be duly executed as of the date first above written.

GAIL A. LINIGER

/s/ Gail A. Liniger
Gail A. Liniger
Address: [Intentionally Omitted]

Attention: [Intentionally Omitted]
Email: [Intentionally Omitted]

[Signature Page to RIHI Voting and Support Agreement]

Schedule A

Existing Share Information

[Intentionally Omitted]

ANNEX I

Spousal Consent

[Intentionally Omitted]

ANNEX P

COMPARISON OF RIGHTS OF REAL SHAREHOLDERS, REMAX STOCKHOLDERS AND NEW WILDLIFE STOCKHOLDERS

The descriptions of each of the Real articles, the REMAX charter, the REMAX bylaws, the New Wildlife charter, the New Wildlife bylaws, and each provision of the BCBCA and the DGCL do not purport to be complete and are qualified in their entirety by reference to the full text thereof.

Real Shareholders	REMAX	New Wildlife

Authorized Share Capital

Real’s authorized share structure consists of an unlimited number of Real Common Shares without par value and without special rights or restrictions attached.

REMAX is authorized to issue 190,001,000 shares, consisting of: (i) 180,000,000 shares of REMAX Class A Common Stock; (ii) 1,000 shares of REMAX Class B Common Stock, of which 250 have been designated as REMAX Series B Common Stock and 750 have been designated as REMAX Series B-1 Common Stock; and (iii) 10,000,000 shares of REMAX Preferred Stock.

The REMAX Board is authorized to issue the REMAX Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof.

The number of authorized shares of any of the REMAX Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of REMAX entitled to vote thereon, without a separate vote of any holders of the Class A Common Stock, Class B Common Stock or Preferred Stock, or of any series thereof, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

New Wildlife is authorized to issue        shares, consisting of: (i)        shares of New Wildlife Common Stock, par value $0.001 per share and (ii)        shares of preferred stock, par value $0.001 per share.

The New Wildlife Board is authorized to issue the preferred stock in one or more series, and to fix the powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations, or restrictions thereof.

Real Shareholders	REMAX	New Wildlife

Voting Rights

Each Real Shareholder is entitled to receive notice of and attend all meetings of Real Shareholders and to vote at all meetings of Real Shareholders.

Real Shareholders are entitled to one vote in respect of each Real Common Share held by such shareholder.

The REMAX charter provides that each holder of REMAX Class A Common Stock is entitled to one vote for each share of REMAX Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

Each holder of REMAX Class B Common Stock is entitled, without regard to the number of shares of REMAX Class B Common Stock (or fraction thereof) held by such holder, to an aggregate number of votes equal to, (i) in the case of a holder of REMAX Series B-1 Common Stock, one vote for each RMCO Common Unit and (ii) in the case of a holder of REMAX Series B Common Stock, two votes for each RMCO Common Unit, in each case held of record by such holder pursuant to RMCO’s LLC Agreement, as may be amended from time to time, and the REMAX charter on all matters on which stockholders are generally entitled to vote.

The voting rights of holders of REMAX Series B Common Stock (or fractions thereof) are reduced to one vote for each RMCO Common Unit held of record by a holder from and after any of the following events: (i) the fifth anniversary of the REMAX initial public offering; (ii) the death of REMAX’S Chairman and Founder, David L. Liniger; or (iii) when the number of RMCO Common Units held by RIHI falls below 30% of the number of RMCO Common Units held by RIHI immediately after the REMAX initial public offering.

The New Wildlife charter provides that each holder of New Wildlife Common Stock is entitled to one vote for each share of New Wildlife Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

Real Shareholders	REMAX	New Wildlife

Except as otherwise required in the REMAX charter or by applicable law, holders of REMAX Common Stock vote together as a single class on all matters (or, if any holders of REMAX Preferred Stock are entitled to vote together with holders of REMAX Common Stock, as a single class with such holders of REMAX Preferred Stock).

Shareholder Approval of Business Combinations; Fundamental Changes

Under the BCBCA and Real’s articles, certain extraordinary company alterations, such as alterations to Real’s authorized share structure, a continuation out of British Columbia, certain amalgamations, sales, leases or other dispositions of all or substantially all of the undertaking of a company (other than in the ordinary course of business), voluntary liquidations, dissolutions, and certain arrangements are required to be approved by directors’, ordinary or special resolution as applicable.

An ordinary resolution is a resolution (i) passed at a shareholders’ meeting by a simple majority, or (ii) passed, after being submitted to all of the shareholders, by being consented to in writing by shareholders who, in the aggregate, hold shares carrying at least a two-thirds majority of the votes entitled to be cast on the resolution.

A special resolution is a resolution (i) passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose or (ii) signed by all shareholders entitled to vote on the resolution.

In certain cases, an action that prejudices, adds restrictions to or interferes with a right or special right attached to issued shares of a class or series of shares must be approved separately by the holders of the class or series of shares being affected by special resolution.

Generally, for a Delaware corporation to consummate a merger, a merger agreement must first be approved by the board of directors of the corporation that is a party to the merger and then submitted to a vote of the stockholders. Stockholders generally must receive notice of the meeting at least 20 days prior to the meeting. Stockholders must adopt the merger agreement by the affirmative vote of a majority of the voting power of the outstanding shares of the corporation entitled to vote on the merger (subject to any high vote requirements in a certificate of incorporation). Delaware law also allows mergers to be effected without stockholder approval under certain circumstances.

Generally, for a Delaware corporation to consummate a merger, a merger agreement must first be approved by the board of directors of the corporation that is a party to the merger and then submitted to a vote of the stockholders. Stockholders generally must receive notice of the meeting at least 20 days prior to the meeting. Stockholders must adopt the merger agreement by the affirmative vote of a majority of the voting power of the outstanding shares of the corporation entitled to vote on the merger (subject to any high vote requirements in a certificate of incorporation).

A stockholder vote is not required if: (i) the corporation is merging with a parent entity owning at least 90% of the capital stock of the corporation; (ii) the corporation will be the surviving entity upon consummation of the merger and certain conditions are met, including no change to the corporation’s certificate of incorporation or outstanding shares, and that shares issued in connection with the merger do not exceed 20% of the corporation’s pre-merger capital stock; or (iii) the merger is effected via a two-step tender offer pursuant to which the acquiring entity obtains ownership of shares via an exchange or tender offer that would be sufficient to adopt the merger at a meeting of shareholders.

Real Shareholders	REMAX	New Wildlife

Under the BCBCA, arrangements are permitted and a company may make any proposal it considers appropriate “despite any other provision” of the BCBCA. In general, a plan of arrangement is approved by a company’s board of directors and then is submitted to a court for approval. It is not unusual for a company in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Plans of arrangement involving shareholders must be approved by shareholders by a special resolution (on which holders of shares not normally entitled to vote are entitled to a vote). The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice will be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares.

Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing and approve or reject the proposed arrangement.

The REMAX charter provides that REMAX will not consolidate, merge, combine or consummate any other transaction, and shall take all actions within its power to prohibit RMCO from entering into any merger, combination or other transaction (in each case other than (A) incident to an exchange or a conversion of REMAX Common Stock and/or other securities for REMAX Common Stock pursuant to the terms of the REMAX charter and (B) an action or transaction for which an adjustment is provided in the REMAX charter) in which shares of REMAX Class A Common Stock or RMCO Common Units are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction each RMCO Common Unit and each share of REMAX Class A Common Stock, respectively, shall be entitled to be exchanged (subject to proration upon equitable terms in the event of a merger or consolidation upon prorated terms) for or converted into the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each share of REMAX Class A Common Stock and each RMCO Common Unit, respectively, are exchanged or converted, in each case to maintain at all times a one-to-one ratio between the stock, securities, or rights to receive cash and/or any other property provided with respect to the RMCO Common Units and the other stock, securities, or rights to receive cash and/or any other property provided with respect to the REMAX Class A Common Stock.

The REMAX charter provides that, in the event REMAX effects a merger or consolidation with or into another entity that results in the conversion of REMAX Class A Common Stock into, or the exchange of REMAX Class A Common Stock for, stock or securities, or the right to receive cash and/or any other property, the shares of REMAX Class B Common Stock will be cancelled in such merger or consolidation and the holders thereof shall receive no consideration for such cancellation.

Real Shareholders	REMAX	New Wildlife

Anti-Takeover Statutes

The BCBCA does not contain a comparable provision to Section 203 of DGCL.

Such matters as take-over bids, issuer bids or self-tenders, going-private transactions and transactions with directors, officers, significant shareholders and other related parties to which Real is a party are subject to regulation by Canadian provincial and territorial securities legislation and administrative policies and rules of Canadian securities regulators. Such legislation and administrative policies and rules may impose shareholder approval requirements separate and apart from the BCBCA.

Under Section 203 of the DGCL (“Section 203”), certain “business combinations” by Delaware corporations with “interested stockholders” are subject to a three-year moratorium unless specified conditions are met. With certain exceptions, an interested stockholder is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years. For purposes of Section 203, the term “business combination” is defined broadly.

The three-year moratorium imposed on business combinations by Section 203 does not apply if: (i) prior to the date on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) the interested stockholder owns 85% of the corporation’s voting stock upon consummation of the transaction which made him or her an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (iii) on or after the date such person becomes an interested stockholder, the board approves the business combination and the business combination is authorized at a stockholder meeting by 662∕3% of the voting stock not owned by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision in its certificate of incorporation.

REMAX has elected in its charter not to be governed by Section 203. However, the REMAX charter contains provisions substantially similar to those of Section 203, but defines “Interested Stockholder” as excluding, among other things, RIHI.

Under Section 203 of the DGCL (“Section 203”), certain “business combinations” by Delaware corporations with “interested stockholders” are subject to a three-year moratorium unless specified conditions are met. With certain exceptions, an interested stockholder is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years. For purposes of Section 203, the term “business combination” is defined broadly.

The three-year moratorium imposed on business combinations by Section 203 does not apply if: (i) prior to the date on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) the interested stockholder owns 85% of the corporation’s voting stock upon consummation of the transaction which made him or her an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (iii) on or after the date such person becomes an interested stockholder, the board approves the business combination and the business combination is authorized at a stockholder meeting by 662∕3% of the voting stock not owned by the interested stockholder.

Real Shareholders	REMAX	New Wildlife

A Delaware corporation may elect not to be governed by Section 203 by a provision in its certificate of incorporation.

Special Vote Required for Combinations with Interested Shareholders

The BCBCA does not contain a provision comparable to Section 203 of DGCL with respect to business combinations.

The REMAX charter provides that REMAX will not engage in any “Business Combination” with any “Interested Stockholder” for a period of three years following the time that such stockholder became an “Interested Stockholder,” unless (a) prior to such time, the REMAX Board approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder; (b) upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least 85% of the voting stock of REMAX outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding certain shares; or (c) at or subsequent to such time, the Business Combination is approved by the REMAX Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 662∕3% of the outstanding voting stock which is not owned by such stockholder.

The DGCL permits a corporation to opt out of, or choose not to be governed by, its anti-takeover statute by expressly stating so in its original certificate of incorporation (or subsequent amendment to its certificate of incorporation or bylaws approved by its stockholders).

New Wildlife’s certificate of incorporation does not contain a provision expressly opting out of the application of Section 203 of the DGCL and, therefore, New Wildlife is subject to the anti-takeover statute

Appraisal Rights; Rights to Dissent

The BCBCA provides that shareholders of a company are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the company resolves to (i) alter its articles to alter the restrictions on the powers of the company or on the business it is permitted to carry on; (ii) approve certain amalgamations; (iii) approve an arrangement, where the terms of the arrangement permit dissent; (iv) sell, lease or otherwise dispose of all or substantially all of its undertaking; or (v) authorize the continuation of the company into a jurisdiction other than British Columbia.

A court may also make an order permitting a shareholder to dissent in certain circumstances.

The DGCL provides that a stockholder or beneficial owner of shares of capital stock immediately prior to a merger, consolidation, conversion, transfer, domestication or continuance is entitled to demand an appraisal of the fair value of its shares, as determined by the Delaware Court of Chancery, and to receive payment in cash based on that valuation together with interest, if any, on the amount determined to be the fair value, in lieu of receiving the shares or consideration the stockholder or beneficial owner would be entitled to receive in such merger, consolidation, transfer, domestication, or continuance if such stockholder or beneficial owner satisfies certain statutory requirements. For more information, please see the section entitled “Appraisal Rights — REMAX Stockholders’ Appraisal Rights,” beginning on page 237 of this joint proxy statement/prospectus and management information circular and Section 262 of the DGCL, a copy of which is attached hereto as Annex G.

The DGCL provides that a stockholder or beneficial owner of shares of capital stock immediately prior to a merger, consolidation, conversion, transfer, domestication or continuance is entitled to demand an appraisal of the fair value of its shares, as determined by the Delaware Court of Chancery, and to receive payment in cash based on that valuation together with interest, if any, on the amount determined to be the fair value, in lieu of receiving the shares or consideration the stockholder or beneficial owner would be entitled to receive in such merger, consolidation, transfer, domestication, or continuance if such stockholder or beneficial owner satisfies certain statutory requirements. For more information, please see Section 262 of the DGCL, a copy of which is attached hereto as Annex G.

Real Shareholders	REMAX	New Wildlife

Oppression Remedy

The BCBCA’s oppression remedy enables a court to make almost any order (interim or final) to rectify the matters complained of if the court is satisfied upon application by a “shareholder” (as defined below) that the affairs of the company are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner that is oppressive, or that some act of the company has been done or is threatened, or that some resolution of the shareholders (or of a class or series of shares) has been passed or is proposed, which is unfairly prejudicial, in each case to one or more shareholders. The applicant must be one of the persons being oppressed or prejudiced and the application must be brought in a timely manner. A “shareholder” for the purposes of the oppression remedy includes legal and beneficial owners of shares as well as any other person whom the court considers appropriate.

The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders. The court may order relief including but not limited to orders that remedy the specific conduct complained of, orders that require the company or other shareholders to purchase the wronged shareholder’s shares and orders for liquidation and dissolution. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal rights of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights.

	The DGCL does not provide for an oppression remedy.	The DGCL does not provide for an oppression remedy.

Real Shareholders	REMAX	New Wildlife

Shareholder/Stockholder Action by Consent Without a Meeting

Under the BCBCA, shareholder action without a meeting may be taken by a consent resolution of shareholders; provided, that it satisfies the thresholds for approval in the company’s articles, the BCBCA and the regulations thereunder. A consent resolution is as valid and effective as if it was a resolution passed at a meeting of shareholders. Under the BCBCA a consent resolution is, in the case of a resolution of shareholders that may be passed as an ordinary resolution, a resolution passed, after being submitted to all of the shareholders holding shares that carry the right to vote at general meetings, by being consented to in writing by shareholders holding shares that carry the right to vote at general meetings who, in the aggregate, hold shares carrying at least a special majority of the votes entitled to be cast on the resolution and in the case of any other resolution of shareholders, a unanimous resolution.

The REMAX charter provides that REMAX Stockholders may act by written consent without a meeting, without prior notice and without a vote; provided, however, that, subject to the rights of any series of REMAX Preferred Stock, if the shares of capital stock of REMAX beneficially owned by RIHI constitute less than 50% of the total voting power of all the then outstanding capital stock of REMAX entitled to vote generally in the election of directors, any action required or permitted to be taken at a meeting of REMAX Stockholders may only be taken at a duly noticed and called annual or special meeting of REMAX Stockholders and may not be taken by written consent.

The New Wildlife charter and the New Wildlife bylaws provide that any action required or permitted to be taken by New Wildlife stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any written consent of the stockholders.

Special Meetings of Shareholders/Stockholders

The Real articles provide that directors may, at any time, call a meeting of shareholders, to be held at such time and at such place, either in or outside British Columbia, as may be determined by the directors.

The REMAX charter provides that special meetings of REMAX Stockholders may be called only by a resolution adopted by the affirmative vote of a majority of the total number of authorized directors of the REMAX Board, whether or not there exist any vacancies in previously authorized directorships.

The REMAX bylaws provide that only such business as has been specified in the notice of such special meeting may be brought before any special meeting of REMAX Stockholders.

REMAX Stockholders do not have the right to call a special meeting.

The New Wildlife charter and the New Wildlife bylaws provide that special meetings of New Wildlife stockholders may be called by (i) the chairman of the New Wildlife Board or the lead director of the New Wildlife Board, if any, or (ii) a majority of the entire board of directors and called by the secretary of New Wildlife upon delivery of the written request of one or more stockholders that together hold for their own account or on behalf of others beneficial ownership at least a 25% “net long position” (as defined in the New Wildlife bylaws) of New Wildlife Common Stock for a period of at least 30 days prior to the delivery of the request for a special meeting to the secretary of New Wildlife.

Real Shareholders	REMAX	New Wildlife

Under the BCBCA, shareholders who, at the date on which the requisition is received by the company, hold in the aggregate at least 1/20 of the issued shares of a company that carry the right to vote at general meetings may requisition that the directors call a meeting of shareholders for the purpose of transacting any business that may be transacted at a general meeting. Upon receiving a requisition that complies with the technical requirements set out in the BCBCA, the directors must, subject to certain limited exceptions, call a meeting of shareholders to be held not more than 4 months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any one or more of them holding in the aggregate more than 1/40 of the issued shares of the company that carry the right to vote at general meetings may call the meeting.

The New Wildlife bylaws provide that at a special meeting no business will be transacted and no corporate action taken other than what has been specified in the notice of the special meeting, provided that the New Wildlife Board has authority to submit additional matters and cause other business to be transacted.

The New Wildlife Board may, in its sole discretion, determine that a special meeting should be held by means of remote communication.

Any previously scheduled special meeting of the stockholders called by the New Wildlife Board may be postponed, rescheduled or cancelled by action of the New Wildlife Board taken prior to the time previously scheduled for such special meeting of the stockholders.

Quorum

Under the BCBCA, a company’s memorandum or articles may specify the number of shares with voting rights attached thereto which must be present, or represented by proxy, in order to constitute a quorum for the transaction of any business at any meeting of the shareholders.

The Real articles provide that a quorum for the transaction of business at a meeting of Real Shareholders is two persons who are, or who represent by proxy, Real Shareholders who, in the aggregate, hold at least 5% of the issued Real Common Shares entitled to vote at the meeting of Real Shareholders.

The REMAX bylaws provide that, at all meetings of REMAX Stockholders, subject to certain exceptions, the holders of a majority of the voting power of all the shares of stock entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy will constitute a quorum entitled to take action with respect to that vote on that matter.

The New Wildlife bylaws provide that, at all meetings of New Wildlife stockholders, the holders of a majority in voting power of the outstanding New Wildlife capital stock entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for the transaction of all business. Where a separate vote by class or series is required, a majority of the voting power of the shares of any such class or series of New Wildlife capital stock entitled to vote at the meeting, present in person or by proxy, will constitute a quorum of such class or series.

Real Shareholders	REMAX	New Wildlife

Stockholder Rights Plans

While the BCBCA and Canadian Securities Laws do not include statutory provisions expressly validating shareholder rights plans, such plans have been upheld by Canadian securities regulators, depending on the circumstances.

	Delaware law does not include a statutory provision expressly validating stockholder rights plans. However, such plans have been upheld by court decisions applying Delaware law in many circumstances.	Delaware law does not include a statutory provision expressly validating stockholder rights plans. However, such plans have been upheld by court decisions applying Delaware law in many circumstances.
Real currently has no shareholder rights plan. Neither the Real notice of articles nor the Real articles contain any provisions addressing the adoption or terms of a shareholder rights plan.	REMAX currently has no stockholder rights plan. Neither the REMAX charter nor the REMAX bylaws contain any provisions addressing the adoption or terms of a stockholder rights plan.

New Wildlife currently has no stockholder rights plan. Neither the New Wildlife charter nor the New Wildlife bylaws contain any provisions addressing the adoption or terms of a stockholder rights plan.

Rights of Preferred Stock

Real’s authorized share structure does not include preferred shares.

The REMAX charter provides that the REMAX Board is authorized to provide for the issuance of shares of REMAX Preferred Stock in one or more series and, with respect to each such series, to establish from time to time the number of shares to be included in each such series, and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding.

No shares of REMAX Preferred Stock are outstanding as of the date of this joint proxy statement/prospectus and management information circular.

The New Wildlife charter provides that the New Wildlife Board is authorized, by resolution or resolutions and without stockholder approval, to provide for the issuance of shares of New Wildlife preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including the voting powers) of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

No shares of New Wildlife preferred stock are outstanding as of the date of this joint proxy statement/prospectus and management information circular.

Real Shareholders	REMAX	New Wildlife

Distributions and Dividends; Repurchases and Redemptions

Under the BCBCA, a company may pay a dividend in money or other property unless there are reasonable grounds for believing that the company is insolvent, or the payment of the dividend would render the company insolvent.

A company may also pay a dividend by issuing shares or warrants. The BCBCA provides that no special rights or restrictions attached to a series of shares confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class.

Under the BCBCA, the purchase or other acquisition by a company of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends, as set out above. Real is permitted under its articles, if authorized by the directors, to purchase or acquire any of its shares, subject to the solvency tests and applicable securities legislation.

Under the BCBCA, subject to solvency tests similar to those applicable to the payment of dividends (as set out above), a company may redeem, on the terms and in the manner provided in its articles, any of its shares that has a right of redemption attached to it.

The REMAX charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of REMAX Preferred Stock, dividends may be declared and paid on the REMAX Class A Common Stock out of assets of REMAX legally available therefor, at such times and in such amounts as the REMAX Board in its discretion shall determine. Dividends may not be declared or paid on the REMAX Class B Common Stock.

The REMAX charter provides that REMAX will not repurchase shares of REMAX Class A Common Stock unless, in connection with any such repurchase, REMAX takes or authorizes all requisite action such that, after giving effect to such repurchase, the number of RMCO Common Units owned by REMAX will equal on a one-for-one basis the number of outstanding shares of REMAX Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio certain shares of REMAX capital stock.

The New Wildlife bylaws provide that dividends upon the capital stock of New Wildlife may be declared by the New Wildlife Board at any regular or special meeting and may be paid in cash, in property or in shares of the capital stock of New Wildlife.

The New Wildlife charter and the New Wildlife bylaws do not restrict New Wildlife from reacquiring its shares.

Number of Directors

The BCBCA provides that a public company (such as Real) must have at least three directors.

The REMAX charter and the REMAX bylaws provide that, subject to the rights of the holders of any series of REMAX Preferred Stock to elect additional directors under specified circumstances, the number of directors constituting the entire REMAX Board will be fixed exclusively by resolutions adopted by a majority of the total number of authorized directors whether or not there exist any vacancies.

The REMAX bylaws provide that the number of directors will not be less than three nor more than 18. There are currently nine members of the REMAX Board.

The New Wildlife charter and the New Wildlife bylaws provide that, subject to the rights of holders of any outstanding series of New Wildlife preferred stock, the number of directors of New Wildlife will be fixed from time to time by the New Wildlife Board.

Real Shareholders	REMAX	New Wildlife

Election of Directors

Directors are generally elected by shareholders. However, Real’s articles also provide that between annual general meetings, the directors may appoint one or more additional directors, who will cease to hold office immediately before the next election or appointment of directors at the annual general meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected or appointed other than as additional directors.

The REMAX bylaws provide that each director will be elected by a plurality of the votes cast and entitled to vote on the election of directors at any meeting for the election of directors at which a quorum is present.

The New Wildlife bylaws provide that, in an uncontested election of directors, each person receiving a majority of the votes cast will be deemed elected. In any contested election of directors, each person receiving a plurality of the votes cast, up to the number of directors to be elected in such election, will be deemed elected.

Elected directors hold office until the next annual meeting of stockholders and until his or her respective successor is duly elected and qualified or until his or her earlier resignation or removal.

Cumulative Voting

Real’s articles do not, and nor does the BCBCA, provide for cumulative voting rights.	The REMAX charter does not provide for cumulative voting and, accordingly, REMAX Stockholders do not have cumulative voting rights in connection with the election of directors.	The New Wildlife charter does not provide for cumulative voting, and, accordingly, stockholders of New Wildlife do not have cumulative voting rights in connection with the election of directors.
Classification of Board of Directors

Real’s articles do not provide for the classification of the Real Board.

REMAX has three classes of directors, designated Class I, Class II and Class III. At each annual meeting of REMAX Stockholders, the successors of the class of directors whose term expires at that meeting are elected to hold office for a term expiring at the third annual meeting of REMAX Stockholders held following their election, with each director to hold office until their successor is duly elected and qualified.

The New Wildlife charter and the New Wildlife bylaws do not provide for the classification of the New Wildlife Board.

Real Shareholders	REMAX	New Wildlife

Vacancies on the Board of Directors

Under the BCBCA, a vacancy among the directors created by the removal of a director may be filled by the shareholders at the meeting at which the director is removed or, if not filled by the shareholders at such meeting, by the shareholders or by the remaining directors. In the case of a casual vacancy, the remaining directors may fill the vacancy.

Under the BCBCA, if as a result of one or more vacancies the number of directors in office falls below the number required for a quorum, the remaining directors may act only to appoint as directors the number of individuals that, when added to the number of remaining directors, will constitute a quorum and/or call a shareholders’ meeting to fill any or all vacancies among directors and to conduct such other business that may be dealt with at that meeting.

The REMAX charter provides that, except as otherwise required by law and subject to the rights of the holders of any series of REMAX Preferred Stock then outstanding, unless the REMAX Board otherwise determines, any newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the REMAX Board resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely only by a majority vote of the directors then in office and entitled to vote thereon, even though less than a quorum, or by a sole remaining director entitled to vote thereon, and not by the stockholders.

Any director elected to fill a vacancy will hold office for the unexpired portion of the term of the director whose place is vacant or until their successor is duly elected and qualified.

The New Wildlife charter provides that, subject to the rights of holders of any outstanding series of New Wildlife preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies resulting from death, retirement, disqualification, resignation, removal or other cause will only be filled by the New Wildlife Board by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director.

Any director elected to fill a vacancy will hold office until the next annual meeting of the stockholders and until such director’s successor has been duly elected and qualified or until his or her earlier death, retirement, disqualification, resignation or removal.

Director Qualifications

The BCBCA provides that a person must not become or act as a director of a company unless that person is an individual who is qualified to do so. An individual is not qualified to become or act as a director of a company if that individual is: (a) under the age of 18 years; (b) found by a court, in Canada or elsewhere, to be incapable of managing the individual’s own affairs, unless a court, in Canada or elsewhere, subsequently finds otherwise; (c) an undischarged bankrupt; or (d) convicted in or out of British Columbia of an offence in connection with the promotion, formation or management of a corporation or unincorporated business, or of an offence involving fraud (subject to certain exceptions).

The BCBCA and Real’s articles do not place any residency restrictions on the boards of directors.

	Under the DGCL, the certificate of incorporation or bylaws may prescribe qualifications for directors. The REMAX charter does not contain any such provision.	Directors of New Wildlife need not be stockholders of New Wildlife.

Real Shareholders	REMAX	New Wildlife

Terms of Directors

Real’s articles provide that all directors cease to hold office immediately before the election or appointment of directors at every annual general meeting, but are eligible for re-election or reappointment.

The REMAX charter provides that elected directors hold office for a term expiring at the third annual meeting of stockholders to be held following their election, with each director in each such class to hold office until his or her successor is duly elected and qualified.

Under the New Wildlife charter and the New Wildlife bylaws, directors hold office until the next annual meeting of stockholders and until his or her respective successor is duly elected and qualified or until his or her earlier resignation or removal.

Removal of Directors

Real’s articles allow for the removal of a director by special resolution of the shareholders. In addition, Real’s articles allow the directors to remove any director before expiration of their term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

The REMAX charter provides that, subject to the rights of the holders of any series of REMAX Preferred Stock then outstanding, any director or the entire REMAX Board may be removed from office, but only for cause, at a meeting called for that purpose, and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (662∕3%) of the voting power of all outstanding shares of capital stock entitled to vote at an election of directors, voting together as a single class.

The New Wildlife charter provides that any director or the entire New Wildlife Board may be removed, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of New Wildlife capital stock entitled generally to vote in the election of directors, voting together as a single class.

Notwithstanding the foregoing regarding removal of directors, whenever holders of outstanding shares of New Wildlife preferred stock voting separately are entitled to elect directors of New Wildlife, any such director of New Wildlife so elected may be removed in accordance with the charter or any certificate of designation for such series of preferred stock.

Real Shareholders	REMAX	New Wildlife

Indemnification of Directors and Officers

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual is or was a director of another corporation at the company’s request; or (iii) an individual who, at the request of the company, held or holds, a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity (an “eligible party”), against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, a legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as equivalent to that of a director or company of, the company or an associated corporation, if: (i) the individual acted honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; and (ii) in the case of a proceeding other than a civil proceeding, the individual had reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an eligible party if it is prohibited from doing so under its memorandum or articles, even if it had agreed to do so by an indemnification agreement (provided that the memorandum or articles prohibited indemnification when the indemnification agreement was made). Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of such eligible proceeding if such eligible party has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in

The REMAX bylaws provide that each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any threatened, pending, or completed action, suit, investigation, or proceeding, and any appeal thereof, whether civil, criminal, administrative or investigative or otherwise and/or any inquiry or investigation, whether formal or informal, conducted by REMAX or any other party, that such person in good faith believes might lead to the institution of any such action, related to or arising out of the fact that such person, or a person of whom he is the legal representative, is or was a director, officer or agent with whom REMAX has executed an indemnification agreement, or while a director or officer is or was serving at the request of REMAX as a director, officer, employee or agent of any other corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, or related to or arising out of anything done or not done by such person in any such capacity, will be indemnified by REMAX to the fullest extent authorized by the DGCL (subject to the exceptions contained in the REMAX bylaws and any other agreement) against any and all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on any indemnitee as a result of the actual or deemed receipt of any payments under the indemnification provisions of the REMAX bylaws) reasonably incurred or suffered by such person in connection with such proceeding; provided, however, that REMAX will indemnify any such person in connection with a proceeding (or part thereof) initiated by such person only if certain conditions are met, including that, with respect to proceedings initiated by the indemnitee against REMAX or any of its directors or officers, REMAX has consented to the initiation of such proceeding or if the proceeding is brought to enforce such person’s indemnification rights.

The New Wildlife bylaws provide that New Wildlife, to the fullest extent permitted or required by the DGCL or other applicable law, will indemnify and hold harmless any person who is or was a director of New Wildlife and who is or was involved in any manner (including as a party or a witness) or is threatened to be involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of New Wildlife, or is or was serving at the request of New Wildlife as a director, officer, board observer, fiduciary or member of the management board of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, board observer, fiduciary or member of the management board or in any other capacity while serving as a director, officer, board observer, fiduciary or member of the management board, against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with such proceeding; provided, however, except with respect to an adjudication of entitlement to indemnification under the New Wildlife charter, New Wildlife will indemnify and hold harmless any such person in connection with a proceeding initiated by such person only if such proceeding was authorized by the New Wildlife Board.

Real Shareholders	REMAX	New Wildlife

the outcome of such eligible proceeding. On application from an eligible party, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

As permitted by the BCBCA, Real’s articles require Real to indemnify a director, former director or alternate director of Real and their heirs and legal personal representatives against all eligible penalties (as defined in Real’s articles) to which such person is or may be liable, and Real must, after the final disposition of an eligible proceeding (as defined in Real’s articles), pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

Because Real’s articles require that indemnification be subject to the BCBCA, any indemnification that Real provides is subject to the same restrictions set out in the BCBCA which are summarized, in part, above.

Any amendment, alteration or repeal of the indemnification provisions of the REMAX bylaws that adversely affects any right of any indemnified person will be prospective only and will not limit, eliminate, or impair any such right with respect to any occurrence prior to such amendment or repeal.

Any right of such person to indemnification shall be a contract right and will include the right to receive, prior to the conclusion of any proceeding, payment of any expenses incurred by such person in connection with such proceeding, consistent with the provisions of the DGCL or other applicable law; provided, however, that payment of expenses incurred by a person other than a director or officer of New Wildlife prior to the conclusion of any proceeding will be made, unless otherwise determined by the New Wildlife Board, only upon delivery to New Wildlife of an undertaking by or on behalf of such person to the same effect as any undertaking required to be delivered to New Wildlife by any director or officer of New Wildlife pursuant to the DGCL or other applicable law.

Advancement of Expenses / Insurance

A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding only if the eligible party has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the eligible party will repay any amounts advanced.

Real’s articles provide that Real may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) against any liability incurred by him or her as a director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

The REMAX bylaws provide that REMAX will pay the expenses incurred by any indemnitee under the REMAX bylaws in defending any proceeding in advance of its final disposition; provided, however, that if required by the DGCL, or any other agreement between the indemnitee and REMAX, such expenses will be advanced only upon delivery to REMAX of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses by REMAX. In addition, the REMAX bylaws provide that REMAX may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of REMAX or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not REMAX would have the power to indemnify such person against such expense, liability or loss under the DGCL.

The New Wildlife bylaws provide that New Wildlife will advance the reasonable expenses (including attorneys’ fees) incurred by any person entitled to indemnification pursuant to the New Wildlife bylaws within twenty (20) days after receipt by New Wildlife of a statement or statements from such person requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements must reasonably evidence the expenses incurred by the indemnitee and, if required by law or the New Wildlife bylaws, include or be accompanied by an undertaking by or on behalf of such indemnitee to repay amounts advanced if ultimately it is determined that such indemnitee is not entitled to be indemnified against such expenses.

Real Shareholders	REMAX	New Wildlife

In addition, the New Wildlife bylaws provide that New Wildlife may purchase and maintain insurance to protect itself and any indemnitee against any expenses, liabilities or losses, whether or not New Wildlife would have the power to indemnify such person against such expense, liability or loss under the DGCL. New Wildlife may enter into contracts and create a trust fund, grant a security interest or use other means to ensure payments of such amounts necessary to effect indemnification.

Interested Director Transactions; Corporate Opportunity

The BCBCA provides that any director or senior officer who has a material interest, or is a director or senior officer of, or has a material interest in, a person who has a material interest, in a contract or transaction that is material to the company (a “disclosable interest”) must disclose such interest and, if he or she is a director, abstain from voting.

The DGCL provides a statutory “safe harbor” for transactions involving conflicts of interest if specific procedural requirements are met. Generally, such conflicted transactions are protected if approved by (i) a majority of “disinterested directors”, or if the board is not composed of a majority of “disinterested directors” or the transaction involves a conflicted controlling stockholder, a majority of “disinterested directors” serving on a committee composed of at least two directors or (ii) by a majority of disinterested stockholders. For go-private transactions involving a controlling stockholder, the protections are only available if the transaction is (y) approved by a majority of disinterested directors serving on a committee comprised of at least two directors, each of whom the board has determined to be disinterested and (z) the transaction is conditioned on approval and approved by a majority of disinterested stockholders.

This safe harbor under Delaware law generally requires a person to own at least 33% of the outstanding stock to be considered a controlling stockholder.

Pursuant to Section 122(17) of the DGCL, a corporation may renounce, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders. The REMAX charter does not include any such provision.

The DGCL provides a statutory “safe harbor” for transactions involving conflicts of interest if specific procedural requirements are met. Generally, such conflicted transactions are protected if approved by (i) a majority of “disinterested directors”, or if the board is not composed of a majority of “disinterested directors” or the transaction involves a conflicted controlling stockholder, a majority of “disinterested directors” serving on a committee composed of at least two directors or (ii) by a majority of disinterested stockholders. For go-private transactions involving a controlling stockholder, the protections are only available if the transaction is (y) approved by a majority of disinterested directors serving on a committee comprised of at least two directors, each of whom the board has determined to be disinterested and (z) the transaction is conditioned on approval and approved by a majority of disinterested stockholders.

This safe harbor under Delaware law generally requires a person to own at least 33% of the outstanding stock to be considered a controlling stockholder.

Real Shareholders	REMAX	New Wildlife

Pursuant to Section 122(17) of the DGCL, a corporation may renounce, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders. The New Wildlife charter does not include any such provision.

Limitation on Liability of Directors

Under the BCBCA, a director or officer of a company must (i) act honestly and in good faith with a view to the best interests of the company; (ii) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances; (iii) act in accordance with the BCBCA and the regulations thereunder; and (iv) subject to (i) to (iii), act in accordance with the articles of the company. These statutory duties are in addition to duties under common law and equity.

Under the BCBCA, the directors of a company who vote for or consent to a resolution that authorizes the company to (i) carry on any business or exercise any power that it is restricted by its articles from carrying on or exercising or exercise any of its powers in a manner inconsistent with such restrictions and as a result of such act or exercise the company has paid compensation to any person; (ii) pay a commission or allow as discount in violation of the BCBCA in connection with the sale of share of the company; (iii) pay a dividend, purchase, redeem or otherwise acquire shares in circumstances where the company is insolvent, or the payment of the dividend or purchase price or redemption price would render the company insolvent; or (iv) to make a payment or give an indemnity to an indemnifiable person in violation of the BCBCA, are, in each case, jointly and severally liable to restore to the company any amount paid or distributed as a result and not otherwise recovered by the company. In addition, the directors of a company who vote for or consent to a resolution that authorizes the issue of a share that is not fully paid are jointly and severally liable to compensate the company or any shareholder for any losses, damages and costs sustained as a result.

The REMAX charter provides that a director of REMAX will not be liable to REMAX or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted under Delaware law. Any amendment, modification or repeal of the foregoing provision will not adversely affect any right or protection of a director of REMAX in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

The New Wildlife charter provides that no director or officer of New Wildlife will be personally liable to New Wildlife or its stockholders for monetary damages arising from a breach of fiduciary duty as a director or officer, to the fullest extent permitted by the DGCL. If the DGCL is later amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of New Wildlife will be eliminated or limited to the fullest extent permitted by the DGCL so amended, automatically, and without further action, upon the date of such amendment.

Any amendment, modification or repeal of the foregoing provision will not eliminate or reduce the effect of the foregoing in respect of any matter occurring, or any action or proceeding accruing or arising, prior to such amendment, repeal or adoption of an inconsistent provision.

Real Shareholders	REMAX	New Wildlife

Under the BCBCA, a director is not subject to statutory liability for the above acts if the director relied, in good faith, on (i) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (ii) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (iii) a statement of fact represented to the director by an officer of the company to be correct, or (iv) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate or that information or representation was fraudulently made or inaccurate. Further, a director is not liable for certain acts if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCBCA.

Derivative Actions

Under the BCBCA, a shareholder (including a beneficial shareholder) or director of a company and any person who, in the discretion of the court, is a proper person to make an application to court to prosecute or defend an action on behalf of a company (a derivative action) may, with judicial leave: (i) bring an action in the name and on behalf of the company to enforce a right, duty or obligation owed to the company that could be enforced by the company itself or to obtain damages for any breach of such a right, duty or obligation or (ii) defend, in the name and on behalf of the company, a legal proceeding brought against the company.

Under the BCBCA, the court may grant leave if: (i) the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the action; (ii) notice of the application for leave has been given to the company and any other person that the court may order; (iii) the complainant is acting in good faith; and (iv) it appears to the court to be in the interests of the company for the action to be brought, prosecuted or defended.

Under Delaware law, a stockholder may bring a derivative action if he, she or it was a stockholder at the time of the action or transaction in question. A stockholder may not bring a derivative action unless the stockholder first makes a demand on the corporation that it bring suit and the corporation refuses, unless the demand would have been “futile.”

Under Delaware law, a stockholder may bring a derivative action if he, she or it was a stockholder at the time of the action or transaction in question. A stockholder may not bring a derivative action unless the stockholder first makes a demand on the corporation that it bring suit and the corporation refuses, unless the demand would have been “futile.”

Real Shareholders	REMAX	New Wildlife

Under the BCBCA, the court upon the final disposition of a derivative action may make any order it determines to be appropriate. In addition, under the BCBCA, a court may order a company to pay the complainant’s interim costs, including legal fees and disbursements. However, the complainant may be held accountable for the costs on final disposition of the action.

No legal proceeding prosecuted or defended in relation to derivative actions may be discontinued, settled or dismissed without the approval of the court.

Advance Notification Requirements for Proposals of Shareholders

Under the BCBCA, a proposal may be made by certain registered or beneficial holders of shares entitled to be voted at an annual meeting of shareholders. To be eligible to submit such a proposal, a shareholder must be the registered or beneficial holder of, or have the support of the registered or beneficial holders of, (i) at least 1/100 of the total number of outstanding voting shares of the company; or (ii) voting shares whose fair market value is at least $2,000. Such registered or beneficial holder(s) must have held such shares for an uninterrupted period of at least two years before the date of the signing of the proposal and such shareholder will not have, within two years before the date of the signing of the proposal, failed to present, in person or by proxy, at an annual general meeting, an earlier proposal submitted by such shareholder in response to which the company complied with its obligations under the BCBCA. A proposal under the BCBCA must include declarations providing the name and mailing address of the person submitting the proposal, the names and mailing addresses of the person’s supporters, the number and class or series of shares of the company, carrying the right to vote at annual general meetings that are owned by such person(s), and the name of the registered owner of those shares.

The REMAX bylaws provide that written notice stating the place (if any), date, hour and purpose or purposes of the meeting, the means of remote communication (if any), and the record date for determining the REMAX Stockholders entitled to vote (if different from the record date for notice), will be given to each REMAX Stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting.

The REMAX bylaws provide that, to be properly brought before an annual meeting, business must be brought before the meeting: (i) by or at the direction of the REMAX Board; or (ii) by any stockholder of record entitled to vote at the meeting who complies with the notice procedures set forth in the REMAX bylaws. Clause (ii) is the exclusive means for a stockholder to propose business (other than business included in REMAX’s proxy materials pursuant to Rule 14a-8 under the Exchange Act) at an annual meeting.

The New Wildlife bylaws provide that notice, including by electronic transmission as provided by the DGCL, stating the place, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is to be called, will be given by New Wildlife at least ten (10) days but not more than sixty (60) days before the day of the meeting to each stockholder of record entitled to notice of the meeting.

Real Shareholders	REMAX	New Wildlife

If the proposal and a written statement in support of the proposal (if any) are submitted at least three months before the anniversary date of the previous annual meeting and the proposal and written statement (if any) meet other specified requirements, then the company must send to all the persons who are entitled to notice of the annual general meeting in relation to which the proposal is made (a) the text of the proposal, (b) the names and mailing addresses of the submitter and the supporters, and (c) the text of the statement (if any), accompanying the proposal, in the notice of the applicable annual general meeting, or the company’s information circular or equivalent, if any, sent in respect of the applicable annual general meeting. If the submitter is a qualified shareholder at the time of the annual general meeting to which its proposal relates, the company must allow the submitter to present the proposal, in person or by proxy, at such meeting. If two or more proposals received by the company in relation to the same annual general meeting relate to substantially the same matter, the company only needs to comply with such requirements in relation to the first proposal received and not any others. The company may also refuse to process a proposal in certain other circumstances including when the directors have called an annual general meeting to be held after the date the proposal is received and have sent a notice of that meeting and the proposal is not valid, the proposal relates to substantially the same matter that was submitted to shareholders in a notice of meeting or an information circular relating to an annual general meeting of shareholders held within five years preceding the receipt of the request and the proposal did not obtain the prescribed amount of support at the meeting, the proposal deals with matters beyond the company’s power to implement or other circumstances set out in the BCBCA.

To be timely, a stockholder’s notice of business to be conducted at an annual meeting must be delivered to the Secretary of REMAX: (i) not less than 90 days or more than 120 days prior to the first anniversary of the date on which REMAX first mailed its proxy materials for the previous year’s annual meeting; or (ii) if REMAX did not hold an annual meeting the previous year, or if the date of the annual meeting is advanced more than 30 days or delayed more than 30 days after the anniversary of the preceding year’s annual meeting, not later than 5:00 p.m. (local time) on the later of the 90th day prior to such annual meeting or the 10th day following public announcement of the meeting date.

A stockholder’s written notice must set forth:

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a brief description of the business desired to be brought before the meeting and the reasons for conducting the business;
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the name and record address of the stockholder and beneficial owner, if any;
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the class, series and number of shares of REMAX owned;
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any material interest of the stockholder in the business;
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details of any hedging or other transactions entered into by or on behalf of such stockholder, the effect or intent of which is to mitigate loss, manage the risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder; and
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proxy statement or form of a statement whether or not such stockholder intends to deliver a proxy to holders of at least the percentage of voting power sufficient to carry the proposal and/or otherwise to solicit votes or proxies in support of such proposal.

The New Wildlife bylaws provide that, to be properly brought before an annual meeting, business must be brought before the annual meeting (i) specified in New Wildlife’s notice of meeting (or any supplement thereto) given by or at the direction of the New Wildlife Board, (ii) otherwise properly made at the annual meeting, by or at the direction of the chairman of the meeting or (iii) by any stockholder of record at the time of the giving of notice who is entitled to vote at the meeting and who complies with the notice procedures set forth in the New Wildlife bylaws. Clause (iii) is the exclusive means for a stockholder to propose business before a meeting of stockholders.

To be timely, a stockholder’s notice of business must be delivered to or mailed and received by the secretary of New Wildlife at the principal executive offices of New Wildlife not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the date of the immediately preceding annual meeting as first specified in New Wildlife’s notice of meeting (without regarding for postponements or adjournments of such meeting after notice was first sent); provided, if the date of the annual meeting is more than thirty (30) days earlier or more than sixty (60) days later than such anniversary date, a stockholder’s notice of business is timely if so delivered or received not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

Real Shareholders	REMAX	New Wildlife

If a company refuses to process a proposal, the company will notify the person making such proposal in writing within 21 days after its receipt of the proposal of its decision in relation to the proposal and the reasons therefor. In any such event, the person submitting the proposal may make application to a court for a review of the company’s decision and a court may restrain the holding of the annual general meeting and make any further order it considers appropriate. In addition, a company or any person claiming to be aggrieved by a proposal may apply to a court for an order permitting or requiring the company to refrain from processing the proposal and the court may make such order as it considers appropriate.

Real has also adopted an Advance Notice Policy requiring a shareholder who wishes to nominate directors to provide timely written notice to Real’s secretary and prescribed information about the nominating shareholder and each proposed nominee. For an annual meeting, notice generally must be given at least 30 days before the meeting, or, if the meeting is first publicly announced less than 50 days before the meeting date, by the 10th day after that announcement. For a special meeting (which is not also an annual meeting) at which directors are to be elected, notice generally must be given by the 15th day after the first public announcement of the meeting.

The REMAX bylaws further provide that nominations of persons for election to the REMAX Board may be made at a meeting of stockholders: (i) by or at the direction of the REMAX Board or any nominating committee or person appointed by the REMAX Board; or (ii) by any stockholder of record entitled to vote for the election of directors at the meeting who complies with the notice procedures. Clause (ii) is the exclusive means for a stockholder to make nominations at a meeting.

Notwithstanding the above, in the event that the number of directors to be elected to the REMAX Board is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the REMAX Board at least 10 days before the last permissible notice date, a stockholder’s notice with respect to nominees for any new positions created by such increase will be considered timely if received by the Secretary of REMAX not later than the close of business on the 10th day following such public announcement.

A stockholder’s written notice with respect to nominations must set forth:

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under the Exchange Act, and as to each nominee, all information required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A such person’s written consent to serve as a director if elected;
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as to the stockholder giving the notice and the beneficial owner, if any, the name, record address, and class and number of shares of REMAX beneficially owned;
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details of any hedging transactions, derivative instruments, proxy arrangements and other agreements or arrangements relating to REMAX securities; and

A stockholder’s written notice of business must set forth:

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the name and address of each stockholder proposing to bring business before the annual meeting, as they appear on the books of New Wildlife;
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the name and address of each stockholder associated person (as defined in the bylaws);
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for each stockholder proponent or stockholder associated person:
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the class or series and number of shares of stock directly or indirectly held of record and beneficially by such persons, the date on which such shares were acquired and the investment intent of such acquisition and any short interest in any company securities;
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a description of any agreement, arrangement or understanding, direct or indirect, with respect to the proposed business, between or among any stockholder and any stockholder associated person, or between or among any stockholder proponent and any stockholder associated person, on the one hand, and any other person or entity on the other hand;
●
a description of any agreement, arrangement or understanding (including derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into, directly or indirectly by, or on behalf of, any stockholder or any stockholder associated person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of any stockholder or any stockholder associated person with respect to shares of stock of New Wildlife;

Real Shareholders	REMAX	New Wildlife

●
a statement whether or not such stockholder intends to deliver a proxy statement to holders of a sufficient number of voting shares to elect the nominee and/or otherwise to solicit votes or proxies in support of such nomination.

REMAX may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of REMAX.

The chair of the meeting has the power and duty to determine whether a nomination or any business proposed has been made in accordance with the procedures set forth in the REMAX bylaws and, if any proposed nomination or business is not in compliance with the REMAX bylaws, to declare that such defective proposed business or nomination will not be presented for stockholder action at the meeting and will be disregarded.

●
a description in reasonable detail of any proxy, contract, arrangement, understanding or other relationship pursuant to which any stockholder proponent or any stockholder associated person has a right to vote any shares of stock of New Wildlife; and
●
any profit-sharing or any performance-related fees (other than an asset-based fee) that any proponent or any stockholder associated person is entitled to, based on any increase or decrease in the value of stock of New Wildlife or derivatives thereof, if any
●
a representation that each stockholder proponent is a holder of record of stock of New Wildlife entitled to vote at the annual meeting and a stockholder proponent (or qualified representative thereof)
●
intends to appear in person or by proxy at the annual meeting to propose such proposed business;
●
a brief description of the business desired to be brought before the annual meeting, the text of the proposal (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the bylaws of New Wildlife, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting;
●
any material interests of any stockholder proponent and any stockholder associated person in such proposed business;

Real Shareholders	REMAX	New Wildlife

●
a representation as to whether the stockholder intends (i) to deliver a proxy statement and form of proxy to holders of at least the percentage of New Wildlife’s outstanding capital stock required to approve or adopt the proposal or (ii) otherwise solicit proxies from stockholders in support of the proposal;
●
all other information that would be required to be filed with the SEC if the stockholder or stockholder associated persons were participants in a solicitation subject to Section 14 of the Exchange Act; and
●
a representation that each stockholder will provide any other information reasonably requested by New Wildlife.

The chairman of the meeting has the power to determine and declare to the meeting that business was not properly brought before the meeting in accordance with the foregoing procedures and, if he or she should so determine, he or she will declare to the meeting and any such business not properly brought before the meeting will not be transacted.

Proxy Access for Shareholder Nominations

The only way for a registered shareholder to nominate directors or propose resolutions is to: (i) nominate the individual, after complying with the advance notice provisions in Real’s Advance Notice Policy; (ii) submit a proposal in accordance with the requirements of the BCBCA; or (iii) requisition a meeting in accordance with the requirements of the BCBCA.

Section 112 of the DGCL permits the bylaws of a Delaware corporation to include provisions requiring the corporation to include in its proxy solicitation materials, in addition to individuals nominated by the board of directors, one or more individuals nominated by a stockholder subject to any procedures and conditions as the bylaws may specify.

The REMAX bylaws do not provide for such proxy access.

Section 112 of the DGCL permits the bylaws of a Delaware corporation to include provisions requiring the corporation to include in its proxy solicitation materials, in addition to individuals nominated by the board of directors, one or more individuals nominated by a stockholder subject to any procedures and conditions as the bylaws may specify.

The New Wildlife bylaws do not provide for such proxy access.

Real Shareholders	REMAX	New Wildlife

Inspection of Books and Records

Under the BCBCA, directors and shareholders may, without charge, inspect certain of the records of a company. Former shareholders and directors may also inspect certain of the records, free of charge, but only those records pertaining to the times that they were shareholders or directors. As Real is a “public company” (as defined in the BCBCA), any person may without charge, inspect certain records of Real that are specified under the BCBCA, including, but not limited to, its constating documents; its central securities register; its register of directors; orders of the court made in respect of the company under the BCBCA, orders of the registrar made in respect of the company, orders made by the executive director appointed under the Securities Act (British Columbia) or the British Columbia Securities Commission; and the minutes of every meeting of shareholders.

A stockholder of a Delaware corporation has the right to inspect the books and records of the corporation if the stockholder submits a written demand therefor under oath, has a proper purpose for inspecting such books and records, and otherwise complies with Section 220 of the DGCL. Unless certain conditions are met, a stockholder will be limited to the inspection of certain books and records of the corporation, including the corporation’s certificate of incorporation and bylaws; the minutes of all meetings of stockholders and the signed consents evidencing all action taken by stockholders without a meeting, in each case for the prior three years; minutes of any meeting of the board of directors or any committee thereof and records of any action of the board or such committee; annual financial statements of the corporation for the prior three years and director and officer independence questionnaires.

Under certain circumstances, the Delaware Court of Chancery may order the corporation to produce additional records.

If the corporation does not permit the inspection sought by a stockholder pursuant to Section 220 or does not reply to the stockholder’s written demand within five business days, the stockholder may apply to the Court of Chancery of the State of Delaware for an order to compel such inspection.

A stockholder of a Delaware corporation has the right to inspect the books and records of the corporation if the stockholder submits a written demand therefor under oath, has a proper purpose for inspecting such books and records, and otherwise complies with Section 220 of the DGCL. Unless certain conditions are met, a stockholder will be limited to the inspection of certain books and records of the corporation, including the corporation’s certificate of incorporation and bylaws; the minutes of all meetings of stockholders and the signed consents evidencing all action taken by stockholders without a meeting, in each case for the prior three years; minutes of any meeting of the board of directors or any committee thereof and records of any action of the board or such committee; annual financial statements of the corporation for the prior three years and director and officer independence questionnaires.

Under certain circumstances, the Delaware Court of Chancery may order the corporation to produce additional records.

If the corporation does not permit the inspection sought by a stockholder pursuant to Section 220 or does not reply to the stockholder’s written demand within five business days, the stockholder may apply to the Court of Chancery of the State of Delaware for an order to compel such inspection.

Real Shareholders	REMAX	New Wildlife

Amendment of Governing Documents

Under the BCBCA, a company may amend its articles or notice of articles by (i) the type of resolution specified in the BCBCA, (ii) if the BCBCA does not specify a type of resolution, then by the type specified in the company’s articles, or (iii) if the company’s articles do not specify a type of resolution, then by special resolution. The BCBCA permits many substantive changes to a company’s articles (such as a change in the company’s authorized share structure or a change in the special rights or restrictions that may be attached to a certain class or series of shares) to be changed by the resolution specified in that company’s articles.

Real’s articles provide that certain changes to Real’s authorized share structure may be approved by directors’ resolution or ordinary resolution, unless an alteration to Real’s notice of articles is required, in which case approval by ordinary resolution is required. Real’s articles also provide that Real may, by ordinary resolution, create, vary or delete special rights or restrictions attached to shares of any class or series. Real’s articles provide that Real may by directors’ resolution or ordinary resolution authorize an alteration to its notice of articles in order to change its name. Real’s articles also provide that Real may otherwise alter its articles by ordinary resolution where the BCBCA and Real’s articles do not specify another type of resolution.

The REMAX charter provides that REMAX reserves the right to amend, alter, change or repeal any provision contained in the REMAX charter in the manner prescribed by statute. However, the affirmative vote of the holders of at least sixty-six and two-thirds percent (662∕3%) of the voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, certain provisions of the REMAX charter, including those pertaining to voting rights, transfers and cancellation of REMAX Class B Common Stock, RMCO Common Unit exchanges, the one-to-one ratio, bylaws, the board of directors, amendments, director liability, action by written consent and special meetings, and business combinations.

Subject to the foregoing, under Section 242 of the DGCL, an amendment to the REMAX charter generally requires approval of the REMAX Board and the holders of a majority of the voting power of the REMAX Common Stock entitled to vote.

The REMAX charter and the REMAX bylaws provide that the REMAX Board is expressly authorized to adopt, repeal, alter or amend the REMAX bylaws. In addition, the REMAX charter provides that the affirmative vote of the holders of at least sixty-six and two-thirds percent (662∕3%) of the voting power of all of the then-outstanding shares of capital stock entitled to vote thereon, voting together as a single class, is required for REMAX Stockholders to adopt, amend, alter or repeal any provision of the REMAX bylaws.

The New Wildlife charter provides that New Wildlife reserves the right to amend, alter or repeal any provision contained in the New Wildlife charter in the manner prescribed by statute.

Subject to the foregoing, under Section 242 of the DGCL, an amendment to the New Wildlife charter generally requires approval of a majority of the New Wildlife Board and the holders of a majority of the New Wildlife capital stock entitled to vote.

The New Wildlife charter and the New Wildlife bylaws provide that the New Wildlife board of directors is expressly authorized to adopt, repeal, alter or amend the New Wildlife bylaws by the affirmative vote of the majority of the entire board of directors. In addition, the New Wildlife charter and bylaws provide that the affirmative vote of the holders of shares representing at least a majority of the voting power of the outstanding shares of New Wildlife capital stock entitled generally to vote in the election of directors of New Wildlife, voting together as a single class, is required for New Wildlife stockholders to adopt, amend, alter or repeal any provision of the New Wildlife bylaws.

Real Shareholders	REMAX	New Wildlife

Forum Selection

There are no forum selection provisions in the BCBCA or in Real’s articles.

The REMAX charter provides that, unless REMAX consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any REMAX Stockholder (including a beneficial owner) to bring any derivative action or proceeding brought on behalf of REMAX, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of REMAX to REMAX or its stockholders, any action asserting a claim against REMAX, its directors, officers or employees arising pursuant to any provision of the DGCL or the REMAX charter or the REMAX bylaws, or any action asserting a claim against REMAX, its directors, officers or employees governed by the internal affairs doctrine, except as to each of the foregoing, for any claim as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

The New Wildlife charter provides that, unless New Wildlife consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks or declines to accept jurisdiction, the federal court for the District of Delaware) will be the sole and exclusive forum for any current or former stockholder (including a current or former beneficial owner) bringing any derivative action, action asserting a claim based on a violation of a duty owed by any current or former director, officer, employee, agent or stockholder of New Wildlife to New Wildlife or its stockholders, action asserting a claim arising pursuant to any provision of the DGCL, the New Wildlife charter or the New Wildlife bylaws, action asserting a claim governed by the internal affairs doctrine or any action asserting an “internal corporate claim” as defined by Section 115 of the DGCL.

To the fullest extent permitted by law, if any action the subject matter of which is within the scope of the foregoing forum selection provision is filed in a court other than the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware does not have or declines to accept jurisdiction, the federal court for the District of Delaware) by or on behalf of any current or former stockholder, such person will be deemed to have consented to the personal jurisdiction of the Court of Chancery of the State of Delaware or the federal court for the District of Delaware, as applicable, and having service of process made upon such stockholder by service on such stockholder’s counsel in the foreign action as agent for such stockholder.

Real Shareholders	REMAX	New Wildlife

Unless New Wildlife consents in writing to the selection of an alternative forum, the federal district courts of the U.S. will be the exclusive forum for any action that arises under the Securities Act.

Any person or entity purchasing or otherwise acquiring any interest in shares of New Wildlife capital stock will be deemed to have notice of and consented to the foregoing forum selection provisions.

The foregoing provisions do not apply to claims arising under the Securities Act of 1933, the Securities Exchange Act of 1934, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.

ANNEX Q

NOTICE OF HEARING OF PETITION

No. S-264913

Vancouver Registry

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTIONS 288 AND 291 OF THE BUSINESS CORPORATIONS ACT,

S.B.C. 2002, CHAPTER 57, AS AMENDED

AND

IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING

THE REAL BROKERAGE INC., ITS SHAREHOLDERS AND CERTAIN OF ITS OTHER SECURITY HOLDERS, ROME WILDLIFE, INC. AND 1587802 B.C. UNLIMITED LIABILITY COMPANY

THE REAL BROKERAGE INC.

PETITIONER

NOTICE OF HEARING OF PETITION

To:The holders (the “Real Shareholders”) of common shares, the holders (the “Real Optionholders”) of options to purchase common shares, the holders (the “Real RSU Holders” and together with the Real Shareholders and the Real Optionholders, the “Real Securityholders”) of restricted share units, of The Real Brokerage Inc. (“Real”).

NOTICE IS HEREBY GIVEN that a Petition has been filed by Real in the Supreme Court of British Columbia (the “Court”) for approval of an arrangement (the “Arrangement), involving Real, Rome Wildlife, Inc. (“New Wildlife”) and 1587802 B.C. Unlimited Liability Company, a wholly-owned Canadian subsidiary of Real (“Bidco”), pursuant to section 291 of the Business Corporations Act, S.B.C. 2002 c. 57 and amendments thereto (the “BCBCA”);

AND NOTICE IS FURTHER GIVEN that by Order of Associate Judge Peck, an Associate Judge of the Supreme Court of British Columbia, dated July 6, 2026 (the “Interim Order”), the Court has given directions as to the calling of a meeting of the Real Securityholders for the purpose of, among other things, considering and voting upon the special resolution to approve the Arrangement; and

AND NOTICE IS FURTHER GIVEN that an application for a Final Order approving the Arrangement shall be made before the presiding Judge in Chambers at the Courthouse, 800 Smithe Street, Vancouver, British Columbia on August 21, 2026 at 9:45 am (Vancouver time), or as soon thereafter as counsel may be heard (the “Final Application”).

IF YOU WISH TO BE HEARD, any person affected by the Final Order sought may appear (either in person or by counsel) and make submissions at the hearing of the Final Application if such person has filed with the Court at the Court Registry, 800 Smithe Street, Vancouver, British Columbia, a Response to Petition (“Response”) in the form prescribed by the Supreme Court Civil Rules, together with any affidavits and other material on which that person intends to rely at the hearing of the Final Application, and delivered a copy of the filed Response, together with all affidavits and other material on which such person intends to rely at the hearing of the Final Application, including an outline of such person’s proposed submissions, to the Petitioner at its address for delivery set out below by or before 4:00 p.m. (Vancouver time) on August 17, 2026, or in the case of an adjournment, the date that is two business days prior to the date of the hearing of the application for the Final Order.

Q-1

The Petitioner’s address for delivery is:

GOWLING WLG (CANADA) LLP

550 Burrard Street, Suite 2300

Vancouver, British Columbia V6C 2B5

Attention: Martin Palleson

Telephone: (604) 443 7622

IF YOU WISH TO BE NOTIFIED OF ANY ADJOURNMENT OF THE FINAL APPLICATION, YOU MUST GIVE NOTICE OF YOUR INTENTION by filing and delivering the form of “Response” as aforesaid. You may obtain a form of “Response” at the Court Registry, 800 Smithe Street, Vancouver, British Columbia, V6Z 2E1.

AT THE HEARING OF THE FINAL APPLICATION, the Court may approve the Arrangement as presented, or may approve it subject to such terms and conditions as the Court deems fit.

IF YOU DO NOT FILE A RESPONSE and attend either in person or by counsel at the time of such hearing, the Court may approve the Arrangement, as presented, or may approve it subject to such terms and conditions as the Court shall deem fit, all without any further notice to you. If the Arrangement is approved, it will significantly affect the rights of the Real Securityholders.

A copy of the Petition, affidavits and other documents in the proceeding will be furnished to any Real Securityholder.

Date: July 6, 2026
Signature of lawyer for Real
Martin Palleson

Q-2

ANNEX R

INTERIM ORDER

No. S264913 Vancouver Registry

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTIONS 288 AND 291 OF THE BUSINESS CORPORATIONS ACT,

S.B.C. 2002, CHAPTER 57, AS AMENDED

AND

IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING

THE REAL BROKERAGE INC., ITS SHAREHOLDERS AND CERTAIN OF ITS OTHER SECURITY HOLDERS, ROME WILDLIFE, INC. AND 1587802 B.C. UNLIMITED LIABILITY COMPANY

THE REAL BROKERAGE INC.

PETITIONER

ORDER MADE AFTER APPLICATION

(Interim Order)

))
BEFORE	) ASSOCIATE JUDGE PECK )	July 6, 2026
))

ON THE APPLICATION of the Petitioner, The Real Brokerage Inc. (“Real”), for an Interim Order pursuant to section 291 of the Business Corporations Act, S.B.C. 2002, c. 57, as amended (the “BCBCA”) in connection with a proposed arrangement (the “Arrangement”) involving Real, Rome Wildlife, Inc. (“New Wildlife”) and 1587802 B.C. Unlimited Liability Company, a wholly-owned Canadian subsidiary of Real (“Bidco”), to be effected on the terms and subject to the conditions set out in a plan of arrangement (the “Plan of Arrangement”), WITHOUT NOTICE, coming on for hearing to be heard at the courthouse at 800 Smithe Street, Vancouver, British Columbia V6Z 2E1 on July 6, 2026, at 9:45 a.m.; and ON HEARING Martin Palleson, counsel for Real, and upon reading the Petition to the Court herein, and the Affidavit #1 of Alexandra Lumpkin sworn on June 30, 2026 and filed herein (the “Lumpkin Affidavit”);

THIS COURT ORDERS THAT:

DEFINITIONS

1.

As used in this Interim Order, unless otherwise defined, terms beginning with capital letters have the respective meanings set out in the draft joint proxy statement/prospectus and management information circular (the “Circular”) of Real, attached as Exhibit “A” to the Lumpkin Affidavit.

MEETING

2.

Pursuant to Sections 186 and 288-291 of the BCBCA, Real is authorized and directed to call, hold and conduct a special meeting (the “Real Meeting”) of holders (the “Real Shareholders”) of common shares, the holders (the “Real Optionholders”) of options to purchase common shares, the holders (the “Real RSU Holders” and together with the Real Shareholders and the Real Optionholders, the “Real Securityholders”) of restricted share units, of Real, to be held on Friday, August 14, 2026 at 10:00 a.m. (Eastern time), virtually, for the following purposes:

(a)

to consider, pursuant to the Interim Order, and, if deemed acceptable, to pass, with or without variation, a special resolution (the “Arrangement Resolution”), the full text of which is set forth in Annex “A” to the Circular, approving an arrangement (the “Arrangement”) involving, among others, Real, New Wildlife and Bidco, pursuant to a statutory plan of arrangement under Division 5 of Part 9 of the BCBCA whereby (i) the issued and outstanding Real Common Shares will be consolidated on a 10-for-1 basis (the “Share Consolidation”), (ii) Real Shareholders will then transfer all of their resulting Real Common Shares to Bidco for shares of common stock of New Wildlife on a one-for-one basis, such that Real will become a wholly owned subsidiary of Bidco, and (iii) taking into account the Share Consolidation, all of the outstanding Real Options and Real RSUs will be exchanged for replacement options and restricted share units of New Wildlife and cancelled, all in accordance with the terms of the Arrangement Agreement and Plan of Merger, dated as of April 26, 2026, among Real, REMAX, New Wildlife, Wildlife Acquisition I Corp., Wildlife Acquisition II LLC and Bidco, as amended on June 12, 2026 (as may be further amended, modified, supplemented or waived from time to time, the “Merger Agreement”); and

(b)	to transact such further and other business as may properly be brought before the Meeting or any adjourned or postponed Meeting.
3.

The Real Meeting shall be called, held and conducted in accordance with the BCBCA, the Circular, the articles of Real, the terms of this Interim Order, applicable securities laws, any further order of this Court, and the rulings and directions of the Chair of the Real Meeting, such rulings and directions not to be inconsistent with this Interim Order.

ADJOURNMENT

4.

Notwithstanding the provisions of the BCBCA and the articles of Real, and subject to the terms of the Merger Agreement, as amended, Real, if it deems advisable, is specifically authorized to adjourn or postpone the Real Meeting on one or more occasions, without the necessity of first convening the Real Meeting or first obtaining any vote of the Real Securityholders respecting such adjournment or postponement and without the need for approval of the Court. Subject to the terms of the Merger Agreement, notice of any such adjournments or postponements shall be given by news release, newspaper advertisement, or by notice by one of the methods specified in paragraph 9 of this Interim Order, as determined to be the most appropriate method of communication by the Real Board.

5.	The Record Date (as defined in paragraph 7 below) shall not change in respect of any adjournments or postponements of the Meeting, unless Real determines that it is advisable.

AMENDMENTS

6.

Real is authorized to make, in the manner contemplated by and subject to the Merger Agreement and the Plan of Arrangement, such amendments, revisions or supplements to the Merger Agreement, the Plan of Arrangement, the notice of meeting and the Circular, as it may determine without any additional notice to the Real Securityholders or further orders of this Court, and the Merger Agreement, Plan of Arrangement, notice of meeting and Circular as so amended, revised and supplemented shall be the Merger Agreement, the Plan of Arrangement, the notice of meeting or the Circular, respectively, submitted to the Real Meeting.

RECORD DATE

7.

Subject to paragraph 5 of this Interim Order, the record date for the determination of Real Securityholders entitled to receive notice of, attend and to vote at the Real Meeting is the close of business (Eastern time) on June 29, 2026 (the “Record Date”).

NOTICE OF MEETING

8.

The Circular is hereby deemed to represent sufficient and adequate disclosure, including for the purpose of Section 290(1)(a) of the BCBCA, and Real shall not be required to send to the Real Securityholders any other or additional statement pursuant to Section 290(1)(a) of the BCBCA.

9.

The Circular, the Notice of Hearing of Petition, letter of transmittal, the voting instruction forms, and the forms of proxy, in substantially the same forms as contained in Exhibits “A” to “C” to the Lumpkin Affidavit (collectively referred to as the “Meeting Materials”); with such deletions, amendments or additions thereto as counsel for Real may advise are necessary or desirable, provided that such deletions, amendments or additions are not inconsistent with the terms of this Interim Order, shall be sent to:

(a)

the Registered Real Shareholders as they appear on the central securities register of Real, the Real Optionholders as they appear on the applicable option register of Real, and the Real RSU Holders as they appear on the applicable restricted share unit register, as at the close of business on the Record Date, at least 21 days prior to the date of the Real Meeting, excluding the date of commencement of mailing, delivery or transmittal, by one or more of the following methods:

(i)	by prepaid ordinary or air mail addressed to the Real Securityholders at their addresses as they appear in the applicable records of Real or its registrar and transfer agent as at the Record Date;
(ii)	by delivery in person or by courier to the addresses specified in subparagraph (i) above;
(iii)

by email or facsimile transmission to any Real Shareholder who has previously identified himself, herself or itself to the satisfaction of Real, acting through its representatives, and who requests such email or facsimile transmission; or

(iv)

by email to any Real Optionholder or Real RSU Holder to the email address(es) used by Morgan Stanley at Work, Shareworks and/or Morgan Stanley Smith Barney LLC for communicating on Real’s behalf with the Real Optionholders and Real RSU Holders;

(b)

the non-Registered Real Shareholders by providing, in accordance with National Instrument 54-101 - Communications with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Administrators (“NI 54-101”), the requisite number of copies of the Meeting Materials to intermediaries and registered nominees to facilitate the distribution of the Meeting Materials to the beneficial owners in accordance with NI 54-101; and

(c)

the directors and auditors of Real by prepaid ordinary mail, by delivery in person or by courier, or by email or facsimile transmission, to such persons at least 21 days prior to the date of the Real Meeting, excluding the date of mailing or transmittal, and substantial compliance with this paragraph shall constitute good and sufficient notice of the Real Meeting and Real is at liberty to give notice of the Real Meeting to persons outside the jurisdiction of this Honourable Court in the manner specified herein.

10.

In the event of a postal strike, lockout or event that prevents, delays or otherwise interrupts mailing or delivery of the Meeting Materials and Circular by prepaid ordinary mail (the “Postal Service Disruption”) as provided for in paragraph 9:

(a)	Real shall cause an advertisement (the “Advertisement”) to be placed in a major daily newspaper of national circulation, stating:
(i)	the date, place, and time of the Real Meeting;
(ii)

the measures implemented by Real to ensure delivery or transmission of proxies or other Meeting Materials by the Real Securityholders to Real in relation to the Real Meeting within the required time period and at no cost to the Real Securityholders; and

(iii)

that the Meeting Materials are available, without charge, for review via the internet at the SEDAR+ website (www.sedarplus.ca) or for delivery to Real Securityholders by electronic mail or by courier upon request made to Real;

(b)	the Advertisement shall be made on or before the date upon which notice of the Real Meeting would otherwise be sent in the event that a Postal Service Disruption had not occurred; and
(c)

Real shall, concurrently with the Advertisement, issue a press release containing the information set out in paragraph 10(a) herein and stating that the Advertisement and press release are being made in accordance with this order in lieu of prepaid ordinary mail due to the Postal Service Disruption.

Delivery of the Meeting Materials in such a manner shall be deemed to satisfy the requirement under Section 169 of the BCBCA and shall be deemed to be good and sufficient service upon the Real Securityholders and the directors and auditors of Real of every document contained in the Meeting Materials.

11.

For proxies, voting instruction forms, and other Meeting Materials that are required to be delivered to Real Securityholders for the purposes of the Meeting, Real shall implement measures that enable Real Securityholders, during the Postal Service Disruption, to effect delivery or transmission by the Real Securityholders of said proxies or other materials within the required period at no cost to Real Securityholders.

12.	Substantial compliance with paragraphs 9 and 10 shall constitute good and sufficient notice of these proceedings and Real’s application for the Final Order.
13.

Accidental failure of or omission by Real to give notice to any one or more Real Securityholder or any other person entitled thereto, or the non-receipt of such notice by one or more Real Securityholder or any other person entitled thereto, or any failure or omission to give such notice as a result of events beyond the reasonable control of Real (including, without limitation, any inability to use postal services), shall not constitute a breach of this Interim Order or a defect in the calling of the Real Meeting, and shall not invalidate any resolution passed or proceeding taken at the Real Meeting, but if any such failure or omission is brought to the attention of Real, then it shall use reasonable best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

14.

Provided that notice of the Real Meeting is given, the Meeting Materials are sent to the Real Securityholders, and in each case to other persons entitled to be sent such materials in compliance with this Interim Order, the requirement of Section 290(1)(b) of the BCBCA to include certain disclosure in any advertisement of the Real Meeting is waived and no other form of service of the Meeting Materials or any portion thereof need be made or notice given, or other material served in respect of these proceedings or the Real Meeting, except as may be directed by a further order of this Court.

DEEMED RECEIPT OF NOTICE

15.

The Meeting Materials (and any amendments, modifications, updates or supplements to the Meeting Materials, and any notice of adjournment or postponement of the Meeting) shall be deemed, for the purposes of this Interim Order, to have been served upon and received:

(a)	in the case of mailing pursuant to paragraphs 9(a)(i), 9(b), and 9(c) above, the day, Saturdays, Sundays and holidays excepted, following the date of mailing;
(b)

in the case of delivery in person pursuant to paragraph 9(a)(ii), 9(b), and 9(c) above, the day following personal delivery or, in the case of delivery by courier, the day following delivery to the person’s address in paragraph 9 above;

(c)	in the case of any means of transmitted, recorded or electronic communication pursuant to paragraphs 9(a)(iii), 9(a)(iv), 9(b), and 9(c) above, when dispatched or delivered for dispatch; and
(d)	in the case of the Advertisement, at the time of publication of the Advertisement.

UPDATING MEETING AND NOTICE MATERIALS

16.

Notice of any amendments, updates or supplement to any of the information provided in the Meeting Materials may be communicated to the Real Securityholders by press release, news release, newspaper advertisement or by notice sent to the Real Securityholders by any of the means set forth in paragraphs 9, 10 and 11 herein, as determined to be the most appropriate method of communication by the Real Board.

CONDUCT OF THE MEETING

17.	The Chair of the Meeting shall be the Chair of the Real Board or such other person as may be appointed by the Real Board for the purpose of chairing the Meeting.
18.

The Chair of the Meeting is at liberty to call on the assistance of legal counsel to Real at any time and from time to time, as the Chair of the Meeting may deem necessary or appropriate, during the Meeting, and such legal counsel is entitled to attend the Meeting for this purpose.

QUORUM AND VOTING

19.

The quorum for the transaction of business at the Real Meeting is two persons who are, or who represent by proxy, Real Shareholders who, in the aggregate, hold at least 5% of the issued Real Common Shares entitled to vote at the Real Meeting.

20.

Each Real Common Share entitled to be voted at the Real Meeting will entitle the holder thereof to one vote at the Real Meeting. The shares underlying the Real Options and Real RSUs entitled to be voted at the Real Meeting will each entitle the holder thereof to one vote at the Meeting.

21.

In order to become effective, the Arrangement Resolution must be approved by at least (i) 66 2/3% of the votes cast on the Arrangement Resolution by Real Shareholders present in person or represented by proxy and entitled to vote at the Real Meeting, and (ii) 66 2/3% of the votes cast on the Arrangement Resolution by Real Shareholders, Real Optionholders and Real RSU Holders present in person or represented by proxy and entitled to vote at the Real Meeting, voting together as a single class.

22.	In all other respects, the terms, restrictions and conditions set out in the articles of Real shall apply in respect of the Meeting.

PERMITTED ATTENDEES

23.

The only persons entitled to attend the Real Meeting shall be (i) the Real Securityholders as of the Record Date, or their respective proxyholders (including non-registered Real Securityholders that have instructed the applicable registered Securityholder to appoint such non-registered Real Securityholder as proxyholders to attend the Meeting on their own behalf), (ii) Real’s directors, officers, solicitors, auditor and advisors, (iii) representatives of RE/MAX Holdings, Inc., including any of its respective directors, officers, solicitors and advisors, (iv) representatives of Bidco, including any of its respective directors, officers, solicitors and advisors, and (v) any other person admitted on the invitation of the Chair of the Real Meeting or with the consent of the Chair of the Real Meeting, and the only persons entitled to be represented and to vote at the Real Meeting shall be the registered Real Securityholders as at the Record Date, or their respective proxyholders.

SCRUTINEER

24.	Broadridge Financial Solutions, Inc. is authorized to act as scrutineer for the Meeting.

SOLICITATION OF PROXIES

25.

Real is authorized to use the forms of proxy (in substantially the same forms as attached as Exhibit “C” to the Lumpkin Affidavit) in connection with the Real Meeting. Real is authorized, at its expense, to solicit proxies, directly and through its officers, directors and employees, and through such agents or representatives as it may retain for the purpose, and by mail or such other forms of personal or electronic communication as it may determine.

26.

The procedure for the use of proxies at the Real Meeting shall be as set out in the Meeting Materials. The Chair of the Real Meeting may in his or her discretion, without notice, waive or extend the time limits for the deposit of proxies by Real Securityholders if he or she deems it advisable to do so, such waiver or extension to be endorsed on the proxy by the initials of the Chair of the Real Meeting.

DISSENT RIGHTS

27.

Each Registered Real Shareholder as at the close of business on the Record Date may exercise Dissent Rights in respect of the Arrangement under Division 2 of Part 8 of the BCBCA, as modified by the Plan of Arrangement and this Interim Order. Registered Real Shareholders who duly and validly exercise such Dissent Rights and who:

(a)

are ultimately entitled to be paid the fair value of their Real Common Shares (i) will be entitled to be paid the fair value of such Real Common Shares by Bidco (less any applicable withholdings pursuant to the Plan of Arrangement), which fair value, notwithstanding anything to the contrary contained in the BCBCA, will be the fair value of such Real Common Shares determined as of the close of business on the day immediately before the approval of the Arrangement Resolution, (ii) will be deemed not to have participated in certain transactions in the Plan of Arrangement, (iii) will be deemed to have transferred and assigned such Real Common Shares, free and clear of any Encumbrances, to Bidco in accordance with the Plan of Arrangement, and (iv) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement, had such holder not exercised their Dissent Rights in respect of such Real Common Shares; or

(b)

are ultimately not entitled, for any reason, to be paid fair value for their Real Common Shares, will be deemed to have participated in the Arrangement, as of the Arrangement Effective Time, on the same basis as a non-dissenting Registered Real Shareholder, and will be entitled to receive only the Arrangement Consideration pursuant to the Plan of Arrangement that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Rights.

28.

A Registered Real Shareholder who wishes to dissent must deliver written notice of dissent (a “Notice of Dissent”) to Real, c/o Gowling WLG (Canada) LLP, 550 Burrard Street, Suite 2300, Vancouver, BC V6C 2B5, Attention: Martin Palleson by 4:00 p.m. (Vancouver time) on or before August 12, 2026 (or by 4:00 p.m. (Vancouver time) on the business day that is two business days immediately preceding the Meeting if it is not held on August 14, 2026), and such Notice of Dissent must strictly comply with the requirements of Section 242 of the BCBCA and the Interim Order. Any failure by a Registered Real Shareholder to fully comply may result in the loss of that holder’s Dissent Rights. Beneficial Real Shareholders who wish to exercise Dissent Rights must arrange for the Registered Real Shareholder holding their Real Common Shares to deliver the Notice of Dissent.

29.

The delivery of a Notice of Dissent does not deprive a dissenting Real Shareholder of the right to vote at the Real Meeting on the Arrangement Resolution; however, a dissenting Real Shareholder is not entitled to exercise the Dissent Rights with respect to any of his or her Real Common Shares if the dissenting Real Shareholder votes in favour of the Arrangement Resolution. A vote against the Arrangement Resolution, whether in person or by proxy, does not constitute a Notice of Dissent.

30.

A Registered Real Shareholder that wishes to exercise Dissent Rights must prepare a separate Notice of Dissent for himself, herself, or itself if dissenting on his, her or its own behalf, and for each other person who beneficially owns Real Common Shares registered in the dissenting Real Shareholder’s name and on whose behalf the dissenting Real Shareholder is dissenting, and must dissent with respect to all of the Real Common Shares registered in his, her or its name beneficially owned by the Beneficial Real Shareholder on whose behalf he or she is dissenting and, if such Registered Real Shareholder is dissenting on his, her or its own behalf, with respect to all of the Real Common Shares beneficially owned by and registered in the name of such Registered Real Shareholder. The Notice of Dissent must set out the number of Real Common Shares in respect of which the Notice of Dissent is to be sent (the “Notice Shares”) and:

(a)

if such Notice Shares constitute all of the Real Common Shares of which the holder is the registered and beneficial owner and the holder owns no other Real Common Shares beneficially, a statement to that effect;

(b)

if such Notice Shares constitute all of the Real Common Shares of which the holder is both the registered and beneficial owner, but the holder owns additional Real Common Shares beneficially, a statement to that effect and the names of the registered holders of Real Common Shares, the number of Real Common Shares held by each such holder and a statement that written Notices of Dissent are being or have been sent with respect to such other Real Common Shares; or

(c)

if the Dissent Rights are being exercised by a holder of Real Common Shares on behalf of a beneficial owner of Real Common Shares who is not the dissenting Real Shareholder, a statement to that effect and the name and address of the beneficial holder of the Real Common Shares and a statement that the registered holder is dissenting with respect to all Real Common Shares of the beneficial holder registered in such registered holder’s name.

31.

Subject to further order of this Court, the rights available to the Registered Real Shareholders under the BCBCA and the Plan of Arrangement to dissent from the Arrangement will constitute full and sufficient rights of dissent for the Real Shareholders with respect to the Arrangement.

32.

Notice to the Registered Real Shareholders of the Dissent Rights with respect to the Arrangement Resolution and to receive the fair value of their Real Common Shares, subject to the provisions of the BCBCA, as modified by this Interim Order, the Plan of Arrangement, and the Final Order, shall be given by including information with respect to the Dissent Rights in the Circular to be sent to the Registered Real Shareholders in accordance with this Interim Order.

APPLICATION FOR FINAL ORDER

33.

Upon the approval, with or without variation, by the Real Securityholders of the Arrangement Resolution, in the manner set forth in this Interim Order, Real may apply to this Court for, inter alia, an order pursuant to s. 291(4)(a) of the BCBCA, approving the Arrangement (the “Final Order”), and the hearing of the application for the Final Order shall be held at the Courthouse at 800 Smithe Street, Vancouver, British Columbia at 9:45 a.m. (Vancouver time) on August 21, 2026, or as soon thereafter as the hearing of the Final Order can be heard, or at such other date and time as this Court may direct and the hearing of the Petition is hereby adjourned to August 21, 2026.

34.	The form of Notice of Hearing of Petition in connection with the Final Order attached to the Lumpkin Affidavit as Exhibit “B” is hereby approved as the form of Notice of Proceedings for such approval.
35.

Any Real Securityholder, other securityholder of Real or any other interested person seeking to appear at the hearing of the application for the Final Order shall file and deliver a Response to Petition (a “Response”) in the form prescribed by the Supreme Court Civil Rules, and a copy of all affidavits or other materials upon which they intend to rely, to the Petitioner’s solicitors at:

GOWLING WLG (CANADA) LLP

550 Burrard Street, Suite 2300,

Bentall 5, Vancouver, BC V6C 2B5

Attention: Martin Palleson

Telephone: (604) 443 7622

by or before 4:00 p.m. (Vancouver time) on August 17, 2026 or in the case of an adjournment, the date that is two business days prior to the date of the hearing of the application for the Final Order.

36.

Sending the Notice of Hearing of Petition and this Interim Order in accordance with paragraphs 9 and 10, as applicable, of this Interim Order shall constitute good and sufficient service of this proceeding and no other form of service need be made and no other material need be served on persons in respect of these proceedings, except as provided in paragraphs 38 and 39 below. In particular, service of the Petition to the Court herein and the Lumpkin Affidavit and additional affidavits as may be filed, is dispensed with.

37.

The only persons entitled to notice of any further proceedings herein, including any hearing to sanction and approve the Arrangement, and to appear and be heard thereon, shall be the solicitors for Real and Bidco, the solicitors for RE/MAX Holdings, Inc. and any persons who have delivered a Response in accordance with this Interim Order.

38.

In the event the hearing for the Final Order is adjourned, only the solicitors for Real and Bidco, the solicitors for RE/MAX Holdings, Inc., and those persons who have filed and delivered a Response in accordance with this Interim Order need be provided with notice of the adjourned hearing date and any filed materials.

VARIANCE

39.	Real shall, subject to the terms of the Merger Agreement, be entitled, at any time, to apply to vary this Interim Order or for such further order or orders as may be appropriate.
40.	The provisions of Rules 8-1, and 16-1 of the Supreme Court Civil Rules be hereby dispensed with for the purposes of any further application to be made pursuant to this Petition.
41.	To the extent of any inconsistency or discrepancy between this Interim Order and the Circular, the BCBCA, applicable Securities Laws or the articles of Real, this Interim Order shall govern.

THE FOLLOWING PARTIES APPROVE THE FORM OF THIS ORDER AND CONSENT TO EACH OF THE ORDERS, IF ANY, THAT ARE INDICATED ABOVE AS BEING BY CONSENT:

Signature of Lawyer for the Petitioner,
The Real Brokerage Inc.
Martin Palleson

By the Court

Registrar

ANNEX S

CONSENT OF MORGAN STANLEY & CO. LLC

We hereby consent to the use in the initially filed Registration Statement of Rome Wildlife, Inc. on Form S-4 (the “Registration Statement”) and in the joint proxy statement/prospectus and management information circular which is part of the Registration Statement of our written opinion, dated April 26, 2026, appearing as Annex K to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinion of Real’s Financial Advisor,” “Risk Factors,” “The Contemplated Transactions—Background of the Contemplated Transactions,” “The Contemplated Transactions—Recommendation of the Real Board; Real’s Reasons for the Contemplated Transactions,” “The Contemplated Transactions—Opinion of Real’s Financial Advisor” and “The Contemplated Transactions—Certain Unaudited Prospective Financial Information.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Eric Rosenblum
	Name:	Eric Rosenblum
	Title:	Managing Director

July 7, 2026

S-1

ANNEX T

CONSENT OF J.P. MORGAN

We hereby consent to (i) the use of our opinion letter dated April 26, 2026, to the Board of Directors of RE/MAX Holdings, Inc. (“REMAX”) included in Annex L to the joint proxy statement/prospectus and management information circular which forms a part of the registration statement on Form S-4/A (the “Registration Statement”) relating to the proposed combination of REMAX and The Real Brokerage Inc., and (ii) the references to such opinion in such joint proxy statement/prospectus and management information circular. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ J.P. Morgan Securities LLC
J.P. MORGAN SECURITIES LLC

July 7, 2026

T-1

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.Indemnification of Directors and Officers

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided, that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The bylaws of New Wildlife contain provisions that provide for the indemnification of officers and directors to the fullest extent permitted by, and in the manner permissible under, applicable state and federal law, including the DGCL.

As permitted by Section 102(b)(7) of the DGCL, New Wildlife’s certificate of incorporation contains a provision eliminating the personal liability of a director to New Wildlife or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions. New Wildlife maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

New Wildlife also entered into indemnification agreements with each of its directors and anticipates that it will enter into similar agreements with future directors. Generally, these agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification. The indemnification agreements provide that New Wildlife will pay certain amounts incurred by its directors in connection with any civil, criminal, administrative or investigative action or proceeding. Such amounts include any expenses, including attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings.

From and after the Closing, New Wildlife will indemnify and hold harmless each present and former director and officer of New Wildlife determined as of the Closing, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Closing), arising out of the fact that such indemnified person is or was a director, officer, employee or agent of New Wildlife or any of its subsidiaries, or is or was serving at the request of New Wildlife as a director, officer, employee or agent of another person prior to the Closing.

Item 21.Exhibits and Financial Statement Schedules

Exhibit	Description
Exhibit 2.1*

Arrangement Agreement and Plan of Merger, dated as of April 26, 2026, by and among The Real Brokerage Inc., RE/MAX Holdings, Inc., Rome Wildlife, Inc., Wildlife Acquisition I Corp., Wildlife Acquisition II LLC and 1587802 B.C. Unlimited Liability Company.

Exhibit 2.2*

Amendment to Arrangement Agreement and Plan of Merger, dated as of June 12, 2026, by and among The Real Brokerage Inc., RE/MAX Holdings, Inc., Rome Wildlife, Inc., Wildlife Acquisition I Corp., Wildlife Acquisition II LLC and 1587802 B.C. Unlimited Liability Company.

Exhibit 2.3*	Agreement and Plan of Merger, dated as of April 26, 2026, by and among RE/MAX Holdings, Inc., Rhino Merger Sub I, Inc., Rhino Merger Sub II, LLC and RIHI, Inc.

Exhibit 3.1**	Form of Amended and Restated Certificate of Incorporation of Rome Wildlife, Inc.
Exhibit 3.2**	Form of Amended and Restated By-Laws of Rome Wildlife, Inc.
Exhibit 5.1**	Opinion of Willkie Farr & Gallagher LLP regarding the validity of the Rome Wildlife, Inc. New Wildlife shares being issued
Exhibit 8.1**	Opinion of Willkie Farr & Gallagher LLP regarding certain federal income tax matters
Exhibit 8.2**	Opinion of Morrison & Foerster LLP regarding certain federal income tax matters

Exhibit 10.1*	Form of Voting and Support Agreement, dated as of April 26, 2026, by and among RE/MAX Holdings, Inc., The Real Brokerage Inc. and the stockholder parties thereto.
Exhibit 10.2*	Voting and Support Agreement, dated as of April 26, 2026, by and among RE/MAX Holdings, Inc., The Real Brokerage Inc. and the stockholder parties thereto.
Exhibit 10.3*	Voting and Support Agreement, dated as of April 26, 2026, by and among RE/MAX Holdings, Inc. and the stockholder parties thereto.
Exhibit 10.4*	Amendment No. 1 to the Tax Receivable Agreement, dated as of April 26, 2026, by and between RE/MAX Holdings, Inc. and RIHI, Inc.

Exhibit 10.5**	Employment Agreement, dated as of May 6, 2026, by and between Real Technology Broker Ltd. and Tamir Poleg
Exhibit 10.6**	Executive Severance Agreement, dated as of May 2026, by and between Real Technology Broker Ltd. and Tamir Poleg
Exhibit 10.7**	Form of Executive Severance Agreement for Real Executive Officers (other than Mr. Poleg)
Exhibit 10.8**	Form of New Wildlife Indemnification Agreement
Exhibit 23.1**	Consent of Willkie Farr & Gallagher LLP (included in Exhibits 5.1 and 8.1)
Exhibit 23.2**	Consent of Morrison & Foerster LLP (included in Exhibit 8.2)

Exhibit 23.3**	Consent of Brightman Almagor Zohar & Co. relating to The Real Brokerage Inc.
Exhibit 23.4**	Consent of EY relating to RE/MAX Holdings, Inc.
Exhibit 23.5**	Consent of Brightman Almagor Zohar & Co. relating to Rome Wildlife, Inc.
Exhibit 24.1*	Power of Attorney (included on signature page to the initial filing of this Registration Statement)

Exhibit 99.1**	Form of Proxy for Shareholders of The Real Brokerage Inc.
Exhibit 99.2**	Form of Proxy for Optionholders of The Real Brokerage Inc.
Exhibit 99.3**	Form of Proxy for RSU Holders of The Real Brokerage Inc.
Exhibit 99.4**	Form of RE/MAX Holdings, Inc. Proxy Card

Exhibit 99.5**	Consent of J.P. Morgan Securities LLC
Exhibit 99.6**	Consent of Morgan Stanley & Co. LLC
Exhibit 107*	Filing Fee Table

*Previously filed

**Filed herewith.

Item 22.	Undertakings

(a)The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
•

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
•	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
•

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)

The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on July 7, 2026.

ROME WILDLIFE, INC.

By:	/s/ Alexandra Lumpkin
	Name:	Alexandra Lumpkin
	Title:	Vice President & Chief Legal Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities indicated below on July 7, 2026.

Signature	Title

/s/ Tamir Poleg	Chief Executive Officer
Tamir Poleg	(Principal Executive Officer)

/s/ Ravi Jani	Chief Financial Officer; Director
Ravi Jani	(Principal Financial and Accounting Officer)

/s/ Alexandra Lumpkin	Chief Legal Officer; Director
Alexandra Lumpkin